As filed with the Securities and Exchange Commission on July 19, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MID-AMERICA APARTMENT COMMUNITIES, INC.

MID-AMERICA APARTMENTS, L.P.

(Exact name of registrant as specified in its governing instrument)

Tennessee	6798	62-1543819
Tennessee	6798	62-1543816
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6584 Poplar Avenue

Memphis, Tennessee 38138

(901) 682-6600

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

H. Eric Bolton, Jr.

Chairman of the Board of Directors and

Chief Executive Officer

6584 Poplar Avenue, Suite 300

Memphis, Tennessee 38138

(901) 682-6600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gilbert G. Menna, Esq.	Robert J. DelPriore, Esq.	Paul D. Manca, Esq.
Mark S. Opper, Esq.	Richard F. Mattern, Esq.	Joseph E. Gilligan, Esq.
Goodwin Procter LLP	Baker, Donelson, Bearman, Caldwell & Berkowitz, PC	Hogan Lovells US LLP
The New York Times Building	First Tennessee Building	Columbia Square
620 Eighth Avenue	165 Madison Avenue, Suite 2000	555 Thirteenth Street, NW
New York, New York 10018	Memphis, Tennessee 38103	Washington, D.C. 20004
Tel: (212) 813-8800	Tel: (901) 526-2000	Tel: (202) 637-5600
Fax: (212) 355-3333	Fax: (901) 577-2303	Fax: (202) 637-5910

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the closing of the mergers described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Mid-America Apartment Communities Inc.:	Large Accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a small reporting company)	Smaller reporting company ☐
Mid-America Apartments, L.P.:	Large Accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a small reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Issuer Third Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Mid-America Apartments, L.P. Class A Units of limited partnership interest	2,574,631	N/A	$172,714,810.80(2)	$23,558.30
Mid-America Apartment Communities, Inc. Common Stock, $0.01 par value per share	2,574,631	N/A	N/A	N/A(3)

(1)	Represents the maximum number of Class A units of limited partnership of Mid-America Apartments, L.P. that may be issued pursuant to the partnership merger described herein. The Class A units of limited partnership interest in Mid-America Apartments, L.P. are redeemable on a one-for-one basis for common stock of Mid-America Apartment Communities, Inc., or the cash equivalent thereof, at the election of Mid-America Apartment Communities, Inc. No additional consideration is payable in connection with the redemption of Class A units of limited partnership interest of Mid-America Apartments, L.P.
(2)	Pursuant to Rule 457(f)(1) and 457(c) under the Securities Act of 1933, the registration fee has been calculated based on a price of $24.15 per share of Colonial Properties Trust common shares of beneficial interest, which equals the average of the high and low prices per Colonial common share on July 15, 2013, as quoted on the New York Stock Exchange. The Colonial Realty Limited Partnership units of limited partnership interest to be converted in the partnership merger are exchangeable into shares of Colonial Properties Trust common shares of beneficial interest on a one-for-one basis, or the cash equivalent thereof, at the election of Colonial.
(3)	No additional consideration will be received for the MAA common stock and therefore, pursuant to Rule 457(i), no additional registration fee is required.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint consent solicitation/prospectus is not complete and may be changed. Mid-America Apartment Communities, Inc. and Mid America, L.P. may not sell the securities offered by this joint consent solicitation/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint consent solicitation/prospectus is not an offer to sell these securities nor should it be considered a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED JULY 19, 2013

PARTNERSHIP MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

To the Unitholders of Mid-America Apartments, L.P. and the Unitholders of Colonial Realty Limited Partnership:

The board of directors of Mid-America Apartment Communities, Inc. (“MAA”), the general partner of Mid-America Apartments, L.P. (“MAA LP”), and the board of trustees of Colonial Properties Trust (“Colonial”), the general partner of Colonial Realty Limited Partnership (“Colonial LP”), have each unanimously approved an agreement and plan of merger, dated as of June 3, 2013, that provides for the merger of Colonial with and into MAA, which we refer to as the “parent merger,” and the merger of Colonial LP with a transitory subsidiary of MAA LP, which we refer to as the “partnership merger.”

If the partnership merger is completed, each limited partner interest in Colonial LP designated as a “Class A Unit” and a “Partnership Unit” under the limited partnership agreement of Colonial LP, which we refer to in this joint consent solicitation/prospectus as Colonial LP units, issued and outstanding immediately prior to the effectiveness of the partnership merger (other than general partner interests owned by Colonial) will be cancelled and converted automatically into Class A Common Units in MAA LP, which we refer to in this joint consent solicitation/prospectus as new MAA LP units, in an amount equal to 1 multiplied by 0.360. Each MAA LP unit held by MAA LP unitholders immediately prior to the partnership merger will continue to represent one MAA LP unit after the partnership merger in accordance with the terms of an amended and restated MAA LP limited partnership agreement that MAA LP must adopt as a condition to the closing of the partnership merger.

In order for MAA and MAA LP to complete the mergers, the holders of at least a majority of the outstanding MAA LP units, which excludes for purposes of the approval all partnership interests held by MAA, must approve the merger agreement and the partnership merger. The merger agreement also provides that the amended and restated MAA LP limited partnership agreement will be the limited partnership agreement of MAA LP at the time of the partnership merger. The amended and restated MAA LP limited partnership agreement must be approved by the holders of at least 66 2/3rds of the outstanding MAA LP units, which excludes for purposes of the approval all partnership interests held by MAA.

Under Colonial LP’s partnership agreement, the approval of the merger agreement and the partnership merger by Colonial LP’s unitholders requires the approval of the holders of at least three-fourths of the outstanding Colonial LP units, including the Colonial LP units held by Colonial.

After careful consideration, the MAA Board of Directors (the “MAA Board”), on behalf of MAA in its capacity as the sole general partner of MAA LP, has unanimously determined and declared that the merger agreement, the partnership merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of MAA LP and its unitholders and approved and adopted the merger agreement, the partnership merger and the other transactions contemplated by the merger agreement. The MAA Board unanimously recommends that MAA LP unitholders approve the merger agreement and the partnership merger. Additionally, the MAA Board has unanimously determined that it is desirable and in the best interests of MAA, MAA LP and the MAA LP unitholders to amend and restate the existing MAA LP agreement of limited partnership and approve the amended and restated MAA LP limited partnership agreement. The MAA Board unanimously recommends that MAA LP unitholders approve the amended and restated MAA LP limited partnership agreement.

The Colonial Board of Trustees (the “Colonial Board”), on behalf of Colonial in its capacity as the sole general partner of Colonial LP, has unanimously determined that the merger agreement, the partnership merger and the other transactions contemplated thereby are advisable and in the best interests of the Colonial LP unitholders and approved and adopted the merger agreement, the partnership merger and the other transactions contemplated by the merger agreement. Colonial, as the sole general partner of Colonial LP, recommends that Colonial LP unitholders approve the merger agreement and the partnership merger.

This joint consent solicitation/prospectus contains important information about MAA LP, Colonial LP, the partnership merger, the merger agreement and the amendment and restatement of the limited partnership agreement of MAA LP. This document is also a prospectus for new MAA LP units that will be issued to Colonial LP unitholders pursuant to the merger agreement and for the shares of MAA common stock that may be issued from time-to-time in exchange for the new MAA LP units. We encourage you to read this joint consent solicitation/prospectus carefully before completing the consent form, including the section entitled “Risk Factors” beginning on page 27.

Your consent is very important, regardless of the number of MAA LP units or Colonial LP units you own. Your consent form is due by [—], Central Time, on [—], 2013. Please review this joint consent solicitation/prospectus for more complete information regarding the partnership merger and the amended and restated MAA LP limited partnership agreement.

Neither the Securities and Exchange Commission, nor any state securities regulatory authority has approved or disapproved of the partnership merger or the securities to be issued under this joint consent solicitation/prospectus or has passed upon the adequacy or accuracy of the disclosure in this joint consent solicitation/prospectus. Any representation to the contrary is a criminal offense.

This joint consent solicitation/prospectus is dated [—], 2013, and is first being mailed to MAA LP unitholders and Colonial LP unitholders on or about [—], 2013.

ABOUT THIS DOCUMENT

This joint consent solicitation/prospectus, which forms part of a registration statement on Form S-4 filed by MAA and MAA LP (File No. 333-[—]) with the Securities and Exchange Commission, which is referred to herein as the SEC, constitutes a prospectus of MAA LP for purposes of the Securities Act of 1933, as amended, which is referred to herein as the Securities Act, with respect to the new MAA LP units to be issued to Colonial LP unitholders in exchange for Colonial LP units in the partnership merger pursuant to the Agreement and Plan of Merger, dated as of June 3, 2013, by and among MAA, MAA LP, Martha Merger Sub, LP (“OP Merger Sub”), Colonial and Colonial LP, as such agreement may be amended from time-to-time and which we refer to as the merger agreement. A copy of the merger agreement is included as Annex A to this joint consent solicitation/prospectus. This joint consent solicitation/prospectus also constitutes a prospectus of MAA for purposes of the Securities Act with respect to the shares of MAA common stock that may be issued from time-to-time in exchange for the new MAA LP units issued in connection with the partnership merger.

In addition, this document constitutes a joint consent solicitation statement of MAA LP and Colonial LP under Section 14(a) of the Securities Exchange Act of 1934, as amended, which is referred to herein as the Exchange Act.

You should rely only on the information contained or incorporated by reference in this joint consent solicitation/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint consent solicitation/prospectus. This joint consent solicitation/prospectus is dated [—], 2013. You should not assume that the information contained in, or incorporated by reference into, this joint consent solicitation/prospectus is accurate as of any date other than that date. Neither our mailing of this joint consent solicitation/prospectus to MAA LP unitholders or Colonial LP unitholders nor the issuance by MAA LP of new MAA LP units to Colonial LP unitholders pursuant to the merger agreement will create any implication to the contrary.

This joint consent solicitation/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint consent solicitation/prospectus regarding MAA and MAA LP has been provided by MAA and MAA LLP, respectively and information contained in this joint consent solicitation/prospectus regarding Colonial and Colonial LP has been provided by Colonial.

i

Liquidating Distributions	167
Capital Account Deficit Restoration	167
Additional Tax Matters	168
COMPARATIVE STOCK PRICES, DIVIDENDS AND DISTRIBUTIONS	169
Market Prices, Dividend and Distribution Data	169
DESCRIPTION OF CAPITAL STOCK	172
Shares Authorized	172
Shares Outstanding	172
Common Stock	172
Preferred Stock	172
Power to Issue Additional Shares of Common and Preferred Stock	173
Certain Matters of Corporate Governance	173
Other Matters	177
Transfer Agent	177
LEGAL MATTERS	178
EXPERTS	179
WHERE YOU CAN FIND MORE INFORMATION	180
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION	F-1

Annex A—Agreement and Plan of Merger

Annex B—Form of Mid-America Apartments, L.P. Limited Partnership Agreement

Annex C—Form of Colonial Properties Trust Voting Agreement

Annex D—Form of Mid-America Apartment Communities, Inc. Voting Agreement

Annex E—Mid-America Apartment Communities, Inc. Current Report on Form 8-K dated March 22, 2013 (presenting information for Mid-America Apartments, L.P. for the year ended December 31, 2012)

Annex F—Mid-America Apartment Communities, Inc. Current Report on Form 8-K dated May 23, 2013 (presenting information for Mid-America Apartments, L.P. for the period ended March 31, 2013)

Annex G—Colonial Realty Limited Partnership Annual Report on Form 10-K for the year ended December 31, 2012

Annex H—Colonial Realty Limited Partnership Quarterly Report on Form 10-Q for the period ended March 31, 2013

QUESTIONS AND ANSWERS

The following are answers to some questions that MAA LP unitholders and Colonial LP unitholders may have regarding the partnership merger and the other matters discussed in this joint consent solicitation/prospectus. MAA, as the sole general partner of MAA LP, MAA LP, Colonial, as the sole general partner of Colonial LP, and Colonial LP urge you to read carefully this entire joint consent solicitation/prospectus, including the Annexes, and the documents incorporated by reference into this joint consent solicitation/prospectus, because the information in this section does not provide all the information that might be important to you.

Unless stated otherwise, all references in this joint consent solicitation/prospectus to

•	“MAA” are to Mid-America Apartment Communities, Inc., a Tennessee corporation and the sole general partner of MAA LP;

•	“MAA LP” are to Mid-America Apartments, L.P., a Tennessee limited partnership;

•	“OP Merger Sub” are to Martha Merger Sub, LP, a Delaware limited partnership and a subsidiary of MAA LP;

•	“Colonial” are to Colonial Properties Trust, an Alabama real estate investment trust and the sole general partner of Colonial LP;

•	“Colonial LP” are to Colonial Realty Limited Partnership, a Delaware limited partnership;

•	the “MAA Board” are to the board of directors of MAA;

•	the “Colonial Board” are to the board of trustees of Colonial;

•

the “merger agreement” are to the Agreement and Plan of Merger, dated as of June 3, 2013, by and among MAA, MAA LP, OP Merger Sub, Colonial, and Colonial LP, as it may be amended from time to time, a copy of which is attached as Annex A to this joint consent solicitation/prospectus and is incorporated herein by reference;

•	the “parent merger” are to the merger of Colonial with and into MAA, with MAA continuing as the surviving entity pursuant to the terms of the merger agreement;

•

the “partnership merger” are to the merger, prior to the parent merger, of OP Merger Sub with and into Colonial LP, with Colonial LP continuing as the surviving entity and an indirect wholly owned subsidiary of MAA LP pursuant to the terms of the merger agreement;

•	the “mergers” are to the parent merger and the partnership merger;

•	the “Combined Corporation” are to MAA after the effective time of the mergers, including in its capacity as the sole general partner of MAA LP;

•	“MAA LP units” are to the “Class A Common Units” under the existing MAA LP limited partnership agreement and amended and restated MAA LP limited partnership agreement, as applicable;

•	“Colonial LP partnership agreement” are to the Fourth Amended and Restated Agreement of Limited Partnership of Colonial LP, dated as of January 27, 2012;

•	“Colonial LP units” are to limited partner interest in Colonial LP designated as a “Class A Unit” and a “Partnership Unit” under the limited partnership agreement of Colonial LP;

•	the “existing MAA LP limited partnership agreement” are to the Second Amended and Restated Agreement of Limited Partnership of MAA LP, dated as of November 25, 1997, as amended; and

•

the “amended and restated MAA LP limited partnership agreement” are to the Third Amended and Restated Agreement of Limited Partnership of MAA LP in substantially the form attached as Annex B to this joint consent solicitation/prospectus and incorporated herein by reference.

Q: What is the proposed transaction?

A: MAA and Colonial are proposing a combination of their companies through (1) the merger of OP Merger Sub with and into Colonial LP, with Colonial LP continuing as the surviving entity and an indirect wholly owned subsidiary of MAA LP, and (2) the merger of Colonial with and into MAA, with MAA continuing as the surviving entity, in each case pursuant to the terms of the merger agreement. Following the mergers, MAA will be structured as a traditional umbrella partnership REIT, or UPREIT, and will hold all of its assets, other than its general partner and limited partner interests in MAA LP and certain bank or other accounts, through MAA LP.

Q: What will I receive in the partnership merger?

A: Colonial LP unitholders. As a result of the partnership merger, each Colonial LP unit issued and outstanding immediately prior to the effectiveness of the partnership merger (other than the general partner interests owned by Colonial) will be converted into MAA LP units in an amount equal to 1 multiplied by 0.360, and each holder of MAA LP units issued in the partnership merger will be admitted as a limited partner of MAA LP in accordance with the terms of the amended and restated MAA LP limited partnership agreement.

MAA LP Unitholders. Each MAA LP unit held by MAA LP unitholders immediately prior to the partnership merger will continue to represent one MAA LP unit after the partnership merger in accordance with the terms of the amended and restated MAA LP limited partnership agreement.

Q: What percentage of MAA LP will the continuing unitholders of MAA LP and the former unitholders of Colonial LP hold following the mergers?

A: Upon the completion of the mergers, continuing MAA LP unitholders (excluding MAA) will own approximately 2.2% of the issued and outstanding MAA LP units and former Colonial LP unitholders (excluding Colonial) will own approximately 3.3% of the issued and outstanding MAA LP units. The Combined Corporation, as the sole general partner of MAA LP and as a limited partner of MAA LP, will own approximately 94.5% of the issued and outstanding MAA LP units following the mergers.

Q: What happens if the value of MAA LP units or Colonial LP units changes before the closing of the partnership merger?

A: No change will be made to the exchange ratio of 0.360 for the partnership merger if the value of MAA LP units or Colonial LP units changes before the partnership merger. Because the exchange ratio is fixed, the value of the consideration to be received by Colonial LP unitholders in the partnership merger will depend on the value of MAA LP units at the time of the partnership merger. The value of MAA LP units will fluctuate based on changes in the market price of shares of MAA common stock since MAA LP units are convertible into shares of MAA common stock.

Q: What is the purpose of this joint consent solicitation/prospectus?

A: MAA LP. MAA, as the sole general partner of MAA LP, and MAA LP are using this joint consent solicitation/prospectus to solicit the consent of MAA LP unitholders to the merger agreement and the amended and restated MAA LP limited partnership agreement. In addition, MAA LP is using this joint consent solicitation/prospectus as a prospectus for MAA LP units to be issued in exchange for Colonial LP units in the partnership merger and MAA is using this joint consent solicitation/prospectus as a prospectus for the shares of MAA common stock that may be issued from time-to-time in exchange for the MAA LP units issued in the partnership merger.

Colonial LP. Colonial, as the sole general partner of Colonial LP, and Colonial LP are using this joint consent solicitation/prospectus to solicit the consent of Colonial LP unitholders to the merger agreement and the partnership merger.

Q: What unitholder approvals are required in connection with the mergers and the transactions contemplated thereby?

A: MAA LP Unitholders. In order for MAA and MAA LP to complete the mergers, the holders of at least a majority of the outstanding MAA LP units, which excludes for purposes of the approval all partnership interests held by MAA, must approve the merger agreement and the partnership merger. By approving the merger agreement and the partnership merger, the MAA LP unitholders will also be waiving the provisions of Article 12 of the existing MAA LP limited partnership agreement with respect to the mergers. The merger agreement also provides that the amended and restated MAA LP limited partnership agreement will be the limited partnership agreement of MAA LP at the time of the partnership merger. The amended and restated MAA LP limited partnership agreement must be approved by the holders of at least 66 2/3rds of the outstanding MAA LP units, which excludes for purposes of the approval all partnership interests held by MAA.

MAA LP Class B Common Units. In addition, the approval of the merger agreement, the partnership merger and the amended and restated MAA LP limited partnership agreement by MAA LP’s “Class B Common Units” is also required to complete the mergers. MAA is the holder of all of the outstanding Class B Common Units. While MAA has not yet approved the merger agreement, the partnership merger or the amended and restated MAA LP limited partnership agreement in its capacity as a holder of Class B Common Units, MAA is a party to, and bound by the terms of, the merger agreement (which expressly obligates MAA to vote the Class B Common Units in favor of these matters) and it is expected that MAA will deliver its written consent to approve the merger agreement, the partnership merger and the amended and restated MAA LP limited partnership agreement in such capacity.

Colonial LP Unitholders. Under Colonial LP’s partnership agreement, the approval of the merger agreement and the partnership merger by Colonial LP’s unitholders requires the approval of the holders of at least three-fourths of the outstanding Colonial LP units, including the Colonial LP units held by Colonial. Colonial is the holder of approximately 92.5% of the outstanding Colonial LP units. While Colonial has not yet approved the merger agreement and the partnership merger in its capacity as a holder of Colonial LP units, Colonial is a party to, and bound by the terms of, the merger agreement and it is expected that Colonial will deliver its written consent to approve the merger agreement and the partnership merger in such capacity.

Q: Why are MAA and Colonial proposing the mergers?

A: Among other reasons, the MAA Board and the Colonial Board believe that the mergers will create the pre-eminent Sunbelt-focused multifamily real estate investment trust, referred to herein as a REIT, that will own approximately 85,000 apartment units in 285 communities, representing the second largest publicly-traded REIT portfolio of owned apartments. Following the mergers, MAA LP is expected to have significant liquidity, a strong investment-grade balance sheet and a well-staggered debt maturity profile provided by long-standing lending partners that will provide an enhanced competitive advantage across the Sunbelt as well as being expected to drive higher margins as a result of synergies and advantages generated by the mergers. To review the reasons of the MAA Board for the mergers in greater detail, see “The Mergers—Recommendation of the MAA Board and Its Reasons for the Mergers” beginning on page 69 and to review the reasons of the Colonial Board for the mergers in greater detail, see “The Mergers—Recommendation of Colonial and Its Reasons for the Mergers” beginning on page 72.

Q: What is the MAA Board’s recommendation with respect to the MAA LP unitholder proposals?

A: After careful consideration, the MAA Board, on behalf of MAA in its capacity as the sole general partner of MAA LP, has unanimously determined and declared that the merger agreement, the partnership merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of MAA LP and its unitholders and approved and adopted the merger agreement, the partnership merger and the other transactions contemplated by the merger agreement. The MAA Board unanimously recommends that MAA LP unitholders approve the merger agreement and the partnership merger. For a more complete description of the recommendation of the MAA Board, see “The Mergers—Recommendation of the MAA Board and Its Reasons for the Mergers” beginning on page 69.

Additionally, the MAA Board has unanimously determined that it is desirable and in the best interests of MAA, MAA LP and the MAA LP unitholders to amend and restate the existing MAA LP agreement of limited partnership and approved the amended and restated MAA LP limited partnership agreement. The MAA Board unanimously recommends that MAA LP unitholders approve the amended and restated MAA LP limited partnership agreement.

Q: What is Colonial’s recommendation with respect to the Colonial LP unitholder proposal?

A: After careful consideration, the Colonial Board, on behalf of Colonial in its capacity as the sole general partner of Colonial LP, has unanimously determined that the merger agreement, the partnership merger and the other transactions contemplated thereby are advisable and in the best interests of the Colonial LP unitholders and approved and adopted the merger agreement, the partnership merger and the other transactions contemplated by the merger agreement. Colonial, as the sole general partner of Colonial LP, recommends that Colonial LP unitholders approve the merger agreement and the partnership merger. For a more complete description of the recommendation of Colonial, see “The Mergers—Recommendation of Colonial and Its Reasons for the Mergers” beginning on page 72.

Q: Have any unitholders already agreed to approve the partnership merger or the amended and restated MAA LP limited partnership agreement?

A: MAA LP. Pursuant to separate voting agreements, certain unitholders of MAA LP, who together as of July 16, 2013 owned approximately 37.30% of the outstanding MAA LP units, have agreed to approve the merger agreement, the partnership merger and the amended and restated MAA LP limited partnership agreement, subject to the terms and conditions of the respective voting agreements, as described under “Voting Agreements” beginning on page 110.

Colonial LP. Pursuant to separate voting agreements, certain unitholders of Colonial LP, who together as of July 16, 2013 owned approximately 3.5% of the outstanding Colonial LP units, including Colonial LP units held by Colonial, have agreed to approve the merger agreement and the partnership merger, subject to the terms and conditions of the respective voting agreements, as described under “Voting Agreements” beginning on page 110.

As described above, Colonial is the holder of approximately 92.5% of the outstanding Colonial LP units. While Colonial has not yet approved the merger agreement and the partnership merger in its capacity as a holder of Colonial LP units, Colonial is a party to, and bound by the terms of, the merger agreement and it is expected that Colonial will deliver its written consent to approve the merger agreement and the partnership merger in such capacity.

Q: Who will be the general partner of MAA LP, and the board of directors and management of the Combined Corporation, after the mergers?

A: At the effective time of the mergers, the Combined Corporation will be the sole general partner of MAA LP with all management powers over the business and affairs of MAA LP. The number of directors that comprise the board of directors of the Combined Corporation at the effective time of the mergers will be twelve, with all seven of the existing members of the MAA Board immediately prior to the completion of the parent merger, H. Eric Bolton, Jr., Alan B. Graf, Jr., Ralph Horn, Philip W. Norwood, W. Reid Sanders, William B. Sansom and Gary Shorb, continuing as directors of the Combined Corporation. In addition, five current members of the Colonial Board, Thomas H. Lowder, James K. Lowder, Claude B. Nielsen, Harold W. Ripps and John W.

Spiegel, will join the board of directors of the Combined Corporation. Alan B. Graf, Jr. and Ralph Horn, Co-Lead Independent Directors for MAA, will serve as Co-Lead Independent Directors for the Combined Corporation.

H. Eric Bolton, Jr., MAA’s Chief Executive Officer and Chairman of the Board of Directors, will serve as Chief Executive Officer and Chairman of the Board of Directors of the Combined Corporation. Albert M. Campbell, III, MAA’s Chief Financial Officer, will serve as Chief Financial Officer of the Combined Corporation, and Thomas L. Grimes, Jr., MAA’s Chief Operating Officer, will serve as the Chief Operating Officer of the Combined Corporation.

Q: Will MAA LP unitholders, including former Colonial LP unitholders, have the right to redeem or convert their MAA LP units after the partnership merger?

A: Yes. Subject to certain limitations set forth in the amended and restated MAA LP limited partnership agreement, the limited partners of MAA LP (other than MAA) who hold MAA LP units, including former Colonial LP unitholders that receive MAA LP units in the partnership merger, may require MAA LP to redeem their MAA LP units at any time. Unless MAA elects to assume and perform MAA LP’s redemption obligation, as described below, the redeeming limited partner will receive cash in an amount equal to the market value of the MAA LP units to be redeemed. The market value of a MAA LP unit for this purpose will be equal to the average of the closing trading price of a share of MAA common stock (or substitute information, if no such closing price is available) for the ten trading days before the day on which the redemption notice was given. In lieu of MAA LP redeeming MAA LP units, MAA may elect to acquire the MAA LP units, for cash or a number of shares of MAA common stock equal to the number of MAA LP units to be redeemed, directly from a limited partner seeking a redemption. For more information regarding redemption of MAA LP units, see “Comparison of Unitholder Rights” beginning on page 158 and “Description of the Amended and Restated MAA LP Limited Partnership Agreement and the MAA LP Units” beginning on page 151.

Q: Will MAA and Colonial continue to pay distributions prior to the effective time of the mergers?

A: Yes. Prior to the completion of the mergers, it is expected that each outstanding Colonial LP unit and MAA LP unit will continue to receive a distribution from Colonial LP and MAA LP, respectively, in substantially the same amount as the dividend paid on each Colonial common share or share of MAA common stock, respectively. The merger agreement permits MAA to continue to pay a regular quarterly distribution, in accordance with past practice at a rate not to exceed $0.695 per quarter, and any distribution that is reasonably necessary to maintain its REIT qualification and/or to avoid the imposition of U.S. federal income or excise tax. The merger agreement permits Colonial to pay a regular quarterly distribution, in accordance with past practice at a rate not to exceed $0.21 per quarter, and any distribution that is reasonably necessary to maintain its REIT qualification and/or to avoid the imposition of U.S. federal income or excise tax. The timing of quarterly dividends will be coordinated by MAA and Colonial so that that if either the MAA shareholders or the Colonial shareholders receive a dividend for any particular quarter prior to the closing the mergers, the shareholders of the other entity will also receive a dividend for that quarter prior to the closing of the mergers.

Q: Are there any conditions to closing of the mergers that must be satisfied for the mergers, including the partnership merger, to be completed?

A: Yes. Closing of the mergers, including the partnership merger, is conditioned upon the approval of the merger agreement, the parent merger and the other transactions contemplated by the merger agreement by the affirmative vote of holders of at least a majority of the outstanding shares of MAA common stock and the affirmative vote of the holders of at least a majority of the outstanding Colonial common shares. In addition to the approvals by the shareholders of each of MAA and Colonial, there are a number of conditions that must be satisfied or waived for the mergers to be consummated. For a description of all of the conditions to the mergers, see “The Merger Agreement—Conditions to Completion of the Mergers” beginning on page 103.

Q: Will the rights of Colonial LP unitholders change as a result of the partnership merger?

A: As a result of the partnership merger, Colonial LP unitholders will become MAA LP unitholders. The merger agreement provides that at the effective time of the partnership merger, the amended and restated MAA LP limited partnership agreement will be the limited partnership agreement of MAA LP. The amended and restated MAA LP limited partnership agreement has terms that are substantially similar to those contained in Colonial LP’s current partnership agreement. As a result, the rights of Colonial LP unitholders upon the closing of the partnership merger will be substantially similar to the current rights of Colonial LP unitholders, except that MAA LP is formed under the laws of the State of Tennessee, whereas Colonial LP is formed under the laws of the State of Delaware, and except for certain other changes. For more information regarding these differences in unitholder rights, see “Description of the Amended and Restated MAA LP Limited Partnership Agreement and the MAA LP Units” beginning on page 151 and “Comparison of Unitholder Rights” beginning on page 158.

Q: For existing MAA LP unitholders, are there any differences between the existing MAA LP limited partnership agreement and the amended and restated MAA LP limited partnership agreement?

A: Yes. There are important differences between the existing MAA LP limited partnership agreement and the amended and restated MAA LP limited partnership agreement, including, among others, those relating to the rights of the general partner to issue additional units, operating distributions, allocations of partnership income and loss, outside activities of the general partner, rights in the event of extraordinary transactions, transfers of partnership interests by the general partner, amendments to the partnership agreement and certain tax matters. Please see “Comparison of Unitholder Rights” beginning on page 158 for further information on these differences.

Q: When are the mergers expected to be completed?

A: MAA LP and Colonial LP expect to complete the mergers as soon as reasonably practicable following satisfaction of all of the required conditions. If each of MAA’s shareholders, MAA LP’s unitholders, Colonial’s shareholders and Colonial LP’s unitholders approve the respective mergers and related transactions, and if the other conditions to closing the mergers are satisfied or waived, it is expected that the mergers will be completed in the third quarter of 2013. However, there is no guaranty that the conditions to the mergers will be satisfied or that the mergers will close.

Q: What will happen if the mergers are not completed?

A: In the event that the mergers are not completed, the Colonial LP unitholders will remain as limited partners of Colonial LP (which will continue to be governed by the terms of the existing Colonial LP partnership agreement) and Colonial will remain the sole general partner of Colonial LP. In addition, the existing MAA LP limited partnership agreement will not be amended and restated even if the amended and restated MAA LP limited partnership agreement has been approved by the MAA LP unitholders.

Q: What are the anticipated U.S. federal income tax consequences to me of the proposed partnership merger?

A: If you are a U.S. Holder (as defined below) of Colonial LP units or MAA LP units, the partnership merger generally is not expected to cause you to recognize, for U.S. federal income tax purposes, taxable gain (or loss) unless you recognize taxable gain as a result of a reduction in your share of partnership liabilities that exceeds your adjusted tax basis in your Colonial LP or MAA LP units, respectively, at the time of the partnership merger. However, other circumstances present at the time of the partnership merger and/or subsequent events (including actions taken by you) could cause you to recognize taxable gain as a result of the partnership merger. The tax consequences of the partnership merger are very complicated and will vary for each of you according to your own circumstances. It is important that you consult with your own tax advisor in order to determine the tax consequences to you of the partnership merger.

For a discussion of the U.S. federal income tax consequences of the partnership merger, please read the discussion under the heading “Material U.S. Federal Income Tax Consequences” beginning on page 113. MAA LP’s and Colonial LP’s unitholders should consult their own tax advisors as to the U.S. federal income tax consequences of the partnership merger, as well as the effects of state, local and non-U.S. tax laws.

Q: Are MAA LP or Colonial LP unitholders entitled to dissenters’ rights?

A: No. MAA LP and Colonial LP unitholders are not entitled to exercise appraisal or dissenters’ rights in connection with the partnership merger or, in the case of MAA LP, the adoption of the amended and restated MAA LP limited partnership agreement.

Q: What do I need to do now?

A: After you have carefully read this joint consent solicitation/prospectus, please respond by completing, signing and dating the enclosed consent form and returning it in the enclosed preaddressed postage-paid envelope.

MAA LP Unitholders. If you are a MAA LP unitholder, you should indicate on your consent form whether or not you approve the merger agreement and the partnership merger and whether or not you approve the amended and restated MAA limited partnership agreement, sign and date the consent form and mail it in the appropriate preaddressed postage-paid envelope.

Colonial LP Unitholders. If you are a Colonial LP unitholder, you should indicate on your consent form whether or not you approve the merger agreement and the partnership merger, sign and date the consent form and mail it in the appropriate preaddressed postage-paid envelope.

If you are a Colonial LP unitholder and you sign and return your consent form and do not indicate whether you approve the merger agreement and the partnership merger, your approval will be deemed to have been given for the merger agreement and the partnership merger. If you are a MAA LP unitholder and you sign and return your consent form and do not indicate whether you approve the amended and restated MAA LP limited partnership agreement, your approval will be deemed to have been given to amend and restate the MAA LP limited partnership agreement.

Q: What is the deadline to submit my consent form?

A: The deadline for submitting your consent form is [—], 2013. All consent forms must be received by that date. Your approval is important. You are encouraged to submit your consent form as promptly as possible.

Q: Can I change my decision whether to approve the merger agreement and partnership merger and, in the case of MAA LP unitholders, the amended and restated MAA LP limited partnership agreement, after I have delivered my consent form?

A: Yes. You may change your decision whether to approve the merger agreement and the partnership merger and, in the case of MAA LP unitholders, the amended and restated MAA LP limited partnership agreement, at any time prior to [—], 2013 by sending a new consent form or other explicit written notice to the corporate Secretary of MAA, the general partner of MAA LP, or the corporate Secretary of Colonial, the general partner of Colonial LP, as applicable, in time to be received before [—], 2013.

Q: Are there risks associated with the partnership merger in deciding whether to approve the partnership merger?

A: Yes. There are a number of risks related to the partnership merger described in the section entitled “Risk Factors” beginning on page 27.

Q: What should I do if I am both a shareholder of MAA and a unitholder of MAA LP or both a shareholder of Colonial and a unitholder of Colonial LP?

A: If you are both a shareholder of MAA and a unitholder of MAA LP or both a shareholder of Colonial and a unitholder of Colonial LP, you should (1) complete, sign and date the consent form and return it to either MAA LP or Colonial LP, as applicable, in the appropriate preaddressed postage-paid envelope included with this joint consent solicitation/prospectus and (2) complete, sign and date the proxy card for MAA or Colonial, as applicable, and return the proxy card in the appropriate preaddressed postage-paid envelope or, if available, by submitting a proxy by one of the other methods specified in your proxy card or voting instruction card in the manner described in the separate MAA and Colonial joint consent solicitation/prospectus. Completing and returning the consent form will not constitute a proxy to vote your shares of MAA common stock or Colonial common shares, as the case may be, and therefore you need to separately submit a proxy for those shares in accordance with the instructions contained in MAA’s and Colonial’s joint consent solicitation/prospectus.

Q: Will there be a meeting of the MAA LP and/or the Colonial LP unitholders in connection with the partnership merger?

A: No. MAA LP and Colonial LP are soliciting the written consent of their respective unitholders to approve the merger agreement and the partnership merger, and in the case of MAA LP, the amended and restated MAA LP limited partnership agreement, and will not be holding a meeting of unitholders in connection with the partnership merger.

Q: Who can answer my questions?

A: If you have any questions about the partnership merger or the other matters described in this joint consent solicitation/prospectus or need additional copies of this joint consent solicitation/prospectus or the enclosed consent form, you should contact:

If you are a MAA LP unitholder:	If you are a Colonial LP unitholder:

Mid-America Apartments, L.P. c/o Mid-America Apartment Communities, Inc. Attention: Investor Relations Department 6584 Poplar Avenue Memphis, Tennessee 38138 Telephone: (901) 682-6600	Colonial Realty Limited Partnership c/o Colonial Properties Trust Attention: Investor Relations 2101 Sixth Avenue North, Suite 750 Birmingham, Alabama 35203 Telephone: (800) 645-3917

SUMMARY

The following summary highlights some of the information contained in this joint consent solicitation/prospectus. This summary may not contain all of the information that is important to you. For a more complete description of the merger agreement, the mergers and the other transactions contemplated by the merger agreement, we encourage you to read carefully this entire joint consent solicitation/prospectus, including the attached Annexes and the other documents to which we have referred you. See also “Where You Can Find More Information” beginning on page 180. We have included page references to direct you to a more complete description of the topics presented in this summary.

The Companies and the Partnerships

Mid-America Apartment Communities, Inc. and Mid-America Apartments, L.P. (See page 46)

MAA is a Tennessee corporation that has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, or the Code. MAA owns, acquires, renovates, develops and manages apartment communities in the Sunbelt region of the United States. As of June 30, 2013, MAA owned or owned interests in a total of 163 multifamily apartment communities comprising 49,017 apartments located in 13 states, including four communities comprising 1,156 apartments owned through MAA’s joint venture, Mid-America Multifamily Fund II, LLC. MAA also had two development communities under construction totaling 564 units as of June 30, 2013. Four of MAA’s properties include retail components with approximately 107,000 square feet of gross leasable area.

MAA’s most significant asset is its ownership interest in Mid-America Apartments, L.P., or MAA LP, a Tennessee limited partnership. MAA LP and its subsidiaries conduct the operations of a substantial majority of MAA’s business, hold a substantial majority of MAA’s consolidated assets and generate a substantial majority of MAA’s revenues. MAA is the sole general partner of MAA LP and, as of June 30, 2013, owned 40,141,197 common units of partnership interest, or approximately 95.9% of the outstanding partnership interests of MAA LP. Prior to the effective times of the mergers, MAA will contribute all of its assets, with the exception of its ownership interest in MAA LP and certain bank accounts held by MAA, to MAA LP, and as a result, MAA will be structured as a traditional umbrella partnership REIT, or UPREIT.

MAA common stock is listed on the NYSE, trading under the symbol “MAA.”

MAA was incorporated in the state of Tennessee in 1993, and MAA LP was formed in the state of Tennessee in 1993. MAA’s principal executive offices are located at 6584 Poplar Avenue, Memphis, Tennessee 38138, and its telephone number is (901) 682-6600. MAA had 1,384 full-time employees and 62 part-time employees as of December 31, 2012.

Martha Merger Sub, LP (See page 46)

Martha Merger Sub, LP, or OP Merger Sub, an indirect wholly-owned subsidiary of MAA LP, is a Delaware limited partnership formed on May 30, 2013 for the purpose of effecting the partnership merger. Upon completion of the partnership merger, OP Merger Sub will be merged with and into Colonial LP, with Colonial LP surviving as an indirect wholly-owned subsidiary of MAA LP. OP Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

Colonial Properties Trust and Colonial Realty Limited Partnership (See page 46)

Colonial, originally formed as a Maryland REIT on July 9, 1993 and reorganized as an Alabama REIT under the Alabama REIT statute on August 21, 1995, is a self-administered REIT that has elected to be taxed as a

REIT under the Code. Colonial is a multifamily-focused self-administered and self-managed equity REIT, which means that it is engaged in the acquisition, development, ownership, management and leasing of multifamily apartment communities and other commercial real estate properties. As of June 30, 2013, Colonial owned or maintained a partial ownership in a total of 115 multifamily apartment communities comprising 34,577 apartments located in 11 states. Additionally, Colonial has seven commercial properties with approximately 1,194,000 square feet of gross leasable area.

Colonial’s only material asset is its ownership of limited partnership interests in Colonial Realty Limited Partnership, or Colonial LP, a Delaware limited partnership formed in 1993. Colonial LP and its subsidiaries conduct all of Colonial’s business, hold all of Colonial’s consolidated assets and generate all of Colonial’s revenues. Colonial is the sole general partner of Colonial LP and, as of June 30, 2013, owned approximately 92.5% of the outstanding partnership interests of Colonial LP.

Colonial common shares are listed on the NYSE, trading under the symbol “CLP.”

Colonial’s principal executive offices are located at 2101 Sixth Avenue North, Suite 750, Birmingham, Alabama 35203, and its telephone number is (205) 250-8700. Colonial had 911 employees as of December 31, 2012.

The Mergers

The Merger Agreement (See page 88)

MAA, MAA LP, OP Merger Sub, Colonial and Colonial LP have entered into the merger agreement attached as Annex A to this joint consent solicitation/prospectus, which is incorporated herein by reference. We encourage you to carefully read the merger agreement in its entirety because it is the principal document governing the partnership merger and the other transactions contemplated by the merger agreement.

The Mergers (See page 48)

Subject to the terms and conditions of the merger agreement, OP Merger Sub, a subsidiary of MAA LP, will, prior to the parent merger, merge with and into Colonial LP with Colonial LP continuing as the surviving entity and an indirectly wholly owned subsidiary of MAA LP, which is referred to herein as the partnership merger. The merger agreement also provides that Colonial will merge with and into MAA, with MAA surviving, which is referred to herein as the parent merger, and together with the partnership merger, are referred to herein as the mergers.

The Merger Consideration (See page 89)

In the partnership merger, each Colonial LP unit issued and outstanding immediately prior to the effective time of the partnership merger will be converted automatically into 0.360 MAA LP units. In the parent merger, each Colonial common share (other than shares with respect to which dissenters’ rights have been properly exercised and not withdrawn under applicable law) issued and outstanding immediately prior to the effective time of the parent merger will be converted into the right to receive 0.360 shares of MAA common stock. The exchange ratios are fixed and will not be adjusted for changes in the market value of MAA common stock, MAA LP units, Colonial common shares or Colonial LP units. Because of this, the implied value of the consideration to be received by Colonial shareholders and Colonial LP unitholders in the mergers will fluctuate between now and the completion of the mergers. Based on MAA’s closing price of $67.97 per share on May 31, 2013, the last trading day before the announcement of the proposed mergers, the exchange ratio represented approximately $24.47 in MAA common stock or MAA LP units for each Colonial common share or Colonial LP unit. Based on MAA’s closing price of $67.47 per share on July 15, 2013, the latest practicable trading day before the date of this joint consent solicitation/prospectus, the exchange ratio represented approximately $24.29 in MAA common stock or MAA LP units for each Colonial common share or Colonial LP unit.

Voting Agreements (See page 110)

Concurrently with the execution of the merger agreement, Colonial and Colonial LP entered into separate Voting Agreements with H. Eric Bolton, Jr., MAA’s Chairman and Chief Executive Officer, W. Reid Sanders, a member of the MAA Board, and another shareholder of MAA who is not a director or officer of MAA, and MAA and MAA LP entered into separate Voting Agreements with Thomas H. Lowder, James K. Lowder and Harold W. Ripps, each members of the Colonial Board. As of July 16, 2013, the MAA directors and shareholders who are a party to a Voting Agreement with Colonial and Colonial LP collectively owned approximately 0.36% of the outstanding shares of MAA common stock and approximately 37.30% of the MAA LP units, and the Colonial trustees who are a party to a Voting Agreement with MAA and MAA LP collectively owned approximately 3.9% of the outstanding Colonial common shares and approximately 3.5% of the outstanding Colonial LP units, including Colonial LP units held by Colonial.

Pursuant to the terms of the Voting Agreements, each of the shareholder parties thereto has agreed, subject to the terms and conditions contained in each Voting Agreement, to among other things, vote all of his shares of MAA common stock, Colonial common shares, MAA LP units and Colonial LP units, as applicable, whether currently owned or acquired at any time prior to the termination of the applicable Voting Agreement, in favor of the mergers and against any other Acquisition Proposal (as defined in “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions” on page 97) for MAA or Colonial, as applicable, any action or agreement that would reasonably be expected to result in any condition to the consummation of the mergers not being fulfilled, and any action that could reasonably be expected to impede or materially adversely affect consummation of the transactions contemplated by the merger agreement.

Each of the shareholder parties to the Voting Agreements has also agreed to comply with certain restrictions on the transfer of his shares and partnership interest units subject to the Voting Agreement. Each Voting Agreement entered into with MAA shareholders terminates upon the earliest to occur of: (1) the later to occur of (A) the approval and adoption of the merger agreement at the MAA special meeting, and (B) the approval of the merger agreement by the holders of limited partnership units in MAA LP; and (2) the termination of the merger agreement pursuant to its terms. Each Voting Agreement entered into with Colonial shareholders terminates upon the earliest to occur of: (1) the approval and adoption of the merger agreement at the Colonial special meeting; and (2) the termination of the merger agreement pursuant to its terms.

The foregoing summary of the Voting Agreements is subject to, and qualified in its entirety by reference to, the full text of each of the Voting Agreements. Copies of the Forms of Voting Agreement are attached as Annex C and Annex D to this joint consent solicitation/prospectus and are incorporated herein by reference. For more information see “Voting Agreements” beginning on page 110.

Consent of Holders of MAA LP Units Required

In order for MAA and MAA LP to complete the mergers, the holders of at least a majority of the outstanding MAA LP units, which excludes for purposes of the approval all partnership interests held by MAA, must approve the merger agreement and the partnership merger. By approving the merger agreement and the partnership merger, the MAA LP unitholders will also be waiving the provisions of Article 12 of the existing MAA LP limited partnership agreement with respect to the mergers. The merger agreement also provides that the amended and restated MAA LP limited partnership agreement will be the limited partnership agreement of MAA LP at the time of the partnership merger. The amended and restated MAA LP limited partnership agreement must be approved by the holders of at least 66 2/3rds of the outstanding MAA LP units, which excludes for purposes of the approval all partnership interests held by MAA.

Consent of Holders of Colonial LP Units Required

Under Colonial LP’s partnership agreement, the approval of the merger agreement and the partnership merger by Colonial LP’s unitholders requires the approval of the holders of at least three-fourths of the outstanding Colonial LP units, including the Colonial LP units held by Colonial. Colonial is the holder of approximately 92.5% of the outstanding Colonial LP units. While Colonial has not yet approved the merger agreement and the partnership merger in its capacity as a holder of Colonial LP units, Colonial is a party to, and bound by the terms of, the merger agreement and it is expected that Colonial will deliver its written consent to approve the merger agreement and the partnership merger in such capacity.

Approval of the Merger Agreement and the Parent Merger by Colonial Common Shareholders and MAA Common Shareholders

By a separate joint proxy statement/prospectus, the MAA Board and the Colonial Board are soliciting the approval of the merger agreement and the parent merger from the respective common shareholders of MAA and Colonial. The joint proxy statement/prospectus also constitutes a prospectus of MAA with regard to the shares of MAA common stock to be issued in the parent merger. Approval and adoption of the merger agreement, the parent merger pursuant to the plan of merger and the other transactions contemplated by the merger agreement, will require the affirmative vote of the holders of at least a majority of the respective MAA and Colonial common shares outstanding as of the record date for their respective special meetings.

Summary of Risk Factors Related to the Mergers (See page 27)

You should consider carefully all of the risk factors together with all of the other information included in this joint consent solicitation/prospectus before deciding how to vote. The risks related to the mergers and the related transactions are described under the section “Risk Factors—Risk Factors Relating to the Mergers” beginning on page 27.

•	The exchange ratios are fixed and will not be adjusted in the event of any change in the market values of either MAA common stock, Colonial common shares or Colonial LP units.

•	There is no public market for MAA LP units and none is expected to develop, which may cause some difficulty in selling any MAA LP units you receive in the partnership merger.

•	No fairness opinion was obtained by either MAA LP or Colonial LP in connection with the partnership merger.

•

The tax consequences of the partnership merger and the ownership of MAA LP units are complex. The tax consequences of the partnership merger may include the recognition, for U.S. federal income tax purposes, of taxable gain at the time of the partnership merger or as a result of subsequent events (including actions taken by you).

•

The parent merger and related transactions are subject to approval by shareholders of both MAA and Colonial and the partnership merger and the amendment and restatement of the limited partnership agreement of MAA LP are subject to approval by holders of MAA LP units.

•	If the mergers do not occur, one of the companies may incur payment obligations to the other.

•	Failure to complete the mergers could negatively affect the stock prices and future business and financial results of both MAA and Colonial.

•	The pendency of the mergers could adversely affect the business and operations of MAA and Colonial.

•

The merger agreement contains provisions that could discourage a potential competing acquirer of either MAA or Colonial or could result in any competing Acquisition Proposal being at a lower price than it might otherwise be.

•	If the mergers are not consummated by December 31, 2013, either MAA or Colonial may terminate the merger agreement.

•

Some of the directors and executive officers of MAA and trustees and executive officers of Colonial have interests in seeing the mergers completed that are different from, or in addition to, those of the other MAA shareholders and MAA LP unitholders and Colonial shareholders and Colonial LP unitholders.

Directors and Management of MAA and MAA LP After the Mergers (See page 89)

MAA is currently the sole general partner of MAA LP and will continue to be the sole general partner of MAA LP following the partnership merger. Immediately following the effective time of the parent merger, the MAA Board will be increased to 12 members, with all seven of the current MAA directors, H. Eric Bolton, Jr., Alan B. Graf, Jr., Ralph Horn, Philip W. Norwood, W. Reid Sanders, William B. Sansom and Gary Shorb, continuing as directors of the Combined Corporation. Alan B. Graf, Jr. and Ralph Horn, Co-Lead Independent Directors for MAA, will serve as Co-Lead Independent Directors for the Combined Corporation. The MAA Board will fill the five newly created vacancies by immediately appointing to the MAA Board the five members designated by the Colonial Board, Thomas H. Lowder, James K. Lowder, Claude B. Nielsen, Harold W. Ripps and John W. Spiegel, which members are referred to herein as the Colonial designees, to serve until the 2014 annual meeting of MAA’s shareholders (and until their successors have been duly elected and qualified). MAA has agreed that the Colonial designees will be nominated by the board of directors of the Combined Corporation for reelection at the 2014 and 2015 annual meetings of MAA’s shareholders, in all cases subject to the satisfaction and compliance of such Colonial designees with MAA’s then-current corporate governance guidelines and code of business conduct and ethics.

Certain of the executive officers of MAA immediately prior to the effective time of the mergers will continue as the executive officers of the Combined Corporation following the effective time of the mergers.

Interests of MAA’s Directors and Executive Officers in the Mergers (See page 79)

In considering the recommendation of the MAA Board, as general partner of MAA LP, to approve the partnership merger and the other transactions contemplated by the merger agreement, MAA LP unitholders should be aware that certain executive officers and directors of MAA have certain interests in the mergers that may be different from, or in addition to, the interests of MAA shareholders and MAA LP unitholders generally. These interests may create potential conflicts of interest. The MAA Board was aware of those interests and considered them, among other matters, in reaching its decision to approve the merger agreement and the transactions contemplated thereby.

Interests of Colonial’s Trustees and Executive Officers in the Mergers (See page 80)

In considering the determination of the Colonial Board, on behalf of Colonial in its capacity as the sole general partner of Colonial LP, to approve and adopt the merger agreement, the partnership merger and the other transactions contemplated by the merger agreement, and the recommendation of Colonial that Colonial LP unitholders approve the merger agreement and the partnership merger, Colonial LP unitholders should be aware that executive officers and trustees of Colonial have certain interests in the mergers that may be different from, or in addition to, the interests of Colonial shareholders and Colonial LP unitholders generally. These interests may create potential conflicts of interest. The Colonial Board was aware of those interests and considered them, among other matters, in reaching its decision to approve and adopt, on behalf of Colonial in its capacity as the sole general partner of Colonial LP, the merger agreement, the partnership merger and the transactions contemplated by the merger agreement.

No Dissenters’ Rights (See page 86)

MAA LP and Colonial unitholders are not entitled to exercise appraisal or dissenters’ rights in connection with the partnership merger or, in the case of MAA LP, the adoption of the amended and restated MAA LP limited partnership agreement.

Conditions to Completion of the Mergers (See page 103)

A number of conditions must be satisfied or waived, where legally permissible, before the mergers can be consummated. These include, among others:

•	approval of the merger agreement, the parent merger and the other transactions contemplated by the merger agreement by MAA shareholders and Colonial shareholders;

•

approval of the partnership merger and the amendment and restatement of the MAA LP limited partnership agreement by the holders of at least 66 2/3rds of the outstanding limited partnership interests of MAA LP, excluding for purposes of the approval all limited partnership interests held by MAA;

•

a Form S-4 with respect to the parent merger will have been declared effective and no stop order suspending the effectiveness of such Form S-4 will have been issued and remain in effect and no proceeding to that effect shall have been commenced or threatened by the SEC and not withdrawn;

•

the absence of any order or injunction issued by any governmental authority or other legal restraint or prohibition preventing the consummation of the mergers or the other transactions contemplated by the merger agreement;

•

the shares of MAA common stock to be issued in connection with the parent merger will have been approved for listing on the NYSE, subject to official notice of issuance at or prior to the closing of the mergers;

•	the transfer of certain assets held directly by MAA to MAA LP will have occurred; and

•

certain third party consents and approvals being obtained and remaining in full force and effect, except where the failure to obtain the consent or approval would not be reasonably likely to have a material adverse effect on Colonial or MAA.

As of the date of this joint consent solicitation/prospectus, all of the third party consents and approvals required as a condition to the obligation of the parties to complete the mergers as described in the final bullet point above have been obtained and not rescinded.

We cannot give any assurance as to when or if all of the conditions to the consummation of the mergers will be satisfied or waived or that the mergers will occur.

For more information regarding the conditions to the consummation of the mergers and a complete list of such conditions, see “The Merger Agreement—Conditions to Completion of the Mergers” beginning on page 103.

Regulatory Approvals Required for the Mergers (See page 86)

We are not aware of any material federal or state regulatory requirements that must be complied with, or approvals that must be obtained, in connection with the mergers or the other transactions contemplated by the merger agreement. See “The Mergers—Regulatory Approvals Required for the Mergers” beginning on page 86.

No Solicitation and Change in Recommendation (See page 97)

Under the merger agreement, each of MAA and Colonial has agreed it will not, nor will it permit any of its subsidiaries to, authorize or permit any of its officers, trustees, directors or employees, and will use its reasonable best efforts to cause its and its subsidiaries’ representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer by or with a third party with respect to an Acquisition Proposal (as defined in “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions” on page 97), (ii) engage in any negotiations concerning, or provide any confidential information or data to any person relating to an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or execute or enter into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal, or (iv) propose publicly or agree to do any of the foregoing.

However, prior to the approval of the parent merger and the other transactions contemplated by the merger agreement by their respective shareholders, each of MAA and Colonial may, under certain specified circumstances, engage in discussions or negotiations with and provide nonpublic information regarding itself to a third party making an unsolicited, bona fide written competing Acquisition Proposal. Under the merger agreement, Colonial is required to notify MAA promptly, and MAA is required to notify Colonial promptly, if it receives any Acquisition Proposal or inquiry or any request for nonpublic information in connection with an Acquisition Proposal.

Before the approval of the mergers and the other transactions contemplated by the merger agreement by their respective shareholders, each of the MAA Board and the Colonial Board may, under certain specified circumstances, withdraw its recommendation to its shareholders with respect to the merger if it determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ or trustees’, as applicable, duties under applicable law. For more information regarding the limitations on MAA, the MAA Board, Colonial and the Colonial Board to consider other Acquisition Proposals, see “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions” beginning on page 97.

Termination of the Merger Agreement (See page 105)

The merger agreement may be terminated at any time before the effective time of the partnership merger by the mutual consent of MAA and Colonial in a written instrument, which action must be taken or authorized by the MAA Board and the Colonial Board.

In addition, either MAA or Colonial (so long as they are not at fault) may decide to terminate the merger agreement if (provided such action must be taken or authorized by the MAA Board or the Colonial Board, as applicable):

•

a governmental authority of competent jurisdiction has issued an order, decree or ruling or taken any other action permanently enjoining or otherwise prohibiting the mergers, and such order, decree, ruling or other action has become final and nonappealable (provided that this termination right will not be available to a party whose failure to comply with any provision of the merger agreement was the cause of, or resulted in, such action);

•

the mergers have not been consummated on or before 5:00 p.m. (New York time) December 31, 2013 (provided that this termination right will not be available to a party whose failure to comply with any provision of the merger agreement has been the cause of, or resulted in, the failure of the mergers to occur on or before such date);

•

there has been a breach by the other party of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of such other party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the closing date, the failure to be satisfied of certain closing conditions, unless such breach is reasonably capable of being cured, and the other party continues to use its reasonable best efforts to cure such breach prior to December 31, 2013 (provided that this termination right will not be available to a party that is in breach of any of its own respective representations, warranties, covenants or agreements set forth in the merger agreement such that certain closing conditions are not satisfied);

•

shareholders of either MAA or Colonial fail to approve the parent merger and the other transactions contemplated by the merger agreement at the duly convened MAA special meeting or Colonial special meeting, as applicable (provided that this termination right will not be available to a party if the failure to obtain that party’s shareholder approval was primarily due to that party’s material breach of certain provisions of the merger agreement); or

•

holders of at least 66 2/3rds of the outstanding limited partnership interests of MAA LP, excluding for purposes of the approval all limited partnership interests held by MAA, fail to approve the partnership merger, the other transactions contemplated by the merger agreement and the amendment and restatement of the MAA LP limited partnership agreement prior to, or contemporaneously with, the MAA special meeting (provided that this termination right will not be available to MAA where a failure to obtain the approval of holders of limited partnership units in MAA LP was primarily caused by any action or failure to act of a MAA party that constitutes a material breach of the merger agreement).

MAA may also decide to terminate the merger agreement if:

•

at any time prior to the approval of the parent merger and the other transactions contemplated by the merger agreement by the MAA shareholders, in order to enter into any alternative acquisition agreement with respect to a Superior Proposal (as defined below in “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions”); provided, that such termination will be null and void unless MAA concurrently pays the termination fee plus the expense reimbursement described below under “—Termination Fee and Expenses Payable by MAA to Colonial”; or

•

(i) the Colonial Board has made a Colonial board change in recommendation and MAA terminates the merger agreement within 10 business days of the date MAA receives notice of the change, or (ii) the Colonial parties have materially breached any of their obligations under the provisions of the merger agreement regarding no solicitation of transactions by the Colonial parties (other than any immaterial or inadvertent breaches thereof not intended to result in an Acquisition Proposal).

Colonial has reciprocal termination rights with respect to the merger agreement as MAA described above.

For more information regarding the rights of MAA and Colonial to terminate the merger agreement, see “The Merger Agreement—Termination of the Merger Agreement” beginning on page 105.

Termination Fee and Expenses (See page 107)

Generally, all fees and expenses incurred in connection with the mergers and the transactions contemplated by the merger agreement will be paid by the party incurring those fees and expenses. However, if the merger agreement is terminated because either party fails to obtain the approval of its shareholders, among other reasons, such party will be required to pay the other party reasonable documented out-of-pocket expenses actually incurred up to a maximum of $10 million. In certain other circumstances, either MAA or Colonial may be obligated to pay the other a termination fee of $75 million plus reasonable documented out-of-pocket expenses actually incurred up to a maximum of $10 million.

For more information regarding the termination fee and expense reimbursement, see “The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by Colonial to MAA” beginning on page 107 and “The Merger Agreement—Termination of the Agreement—Termination Fee and Expenses Payable by MAA to Colonial” beginning on page 107.

Litigation Relating to the Mergers (See page 87)

On June 19, 2013, a putative class action and derivative lawsuit was filed in the Circuit Court for Jefferson County, Alabama against and purportedly on behalf of Colonial captioned Williams v. Colonial Properties Trust, et al. The complaint names as defendants Colonial, the members of the Colonial Board, Colonial LP, MAA, MAA LP and OP Merger Sub and alleges that the trustees of Colonial breached their fiduciary duties by engaging in an unfair process leading to the merger agreement, failing to secure and obtain the best price reasonable for Colonial shareholders, allowing preclusive deal protection devices in the merger agreement, and by engaging in conflicted actions. The complaint alleges that Colonial LP, MAA, MAA LP and OP Merger Sub aided and abetted those breaches of fiduciary duties. The complaint seeks a declaration that defendants have breached their fiduciary duties or aided and abetted such breaches and that the merger agreement is unlawful and unenforceable, an order enjoining the consummation of the mergers, direction of the Colonial trustees to exercise their fiduciary duties to obtain a transaction that is in the best interests of Colonial, rescission of the mergers in the event they are consummated, an award of costs and disbursements, including reasonable attorneys’ and experts’ fees, and other relief. On July 2, 2013, plaintiff moved for expedited fact discovery and for an expedited schedule for filing and hearing a preliminary motion to enjoin the mergers; on July 11, 2013, defendants opposed those motions and moved to stay fact discovery. On July 11, 2013, defendants also moved to dismiss the complaint for failure to state a claim upon which relief can be granted on the grounds that: (1) the claims against the Colonial trustees are derivative and not direct, and plaintiff did not comply with Alabama law on serving notice of the claims on Colonial prior to filing; and (2) Alabama law does not recognize a cause of action in aiding and abetting a breach of fiduciary duty. The Court has scheduled a motions hearing for August 8, 2013.

Material U.S. Federal Income Tax Consequences of the Partnership Merger (See page 113)

A Colonial LP unitholder that is a U.S. Holder (as defined below) generally will not recognize taxable gain or loss for U.S. federal income tax purposes at the time of and as a result of the partnership merger so long as the unitholder:

•

is not deemed to receive a cash distribution as a result of net reduction in its allocable share of partnership liabilities in excess of such unitholder’s adjusted basis in its Colonial LP units at the time of the partnership merger;

•	is not required to recognize gain because of the partnership merger being treated as part of a “disguised sale” (either by such unitholder or by Colonial LP) under Section 707(a) of the Code;

•	does not have its “at risk” amount with respect to any activity fall below zero; and

•

does not exercise its redemption right with respect to MAA LP units under the amended and restated MAA LP limited partnership agreement during the two-year period beginning on the day after the partnership merger becomes effective.

A MAA LP unitholder that is a U.S. Holder (as defined below) generally will not recognize taxable gain or loss for U.S. federal income tax purposes at the time of and as a result of the partnership merger so long as the unitholder:

•

is not deemed to receive a cash distribution as a result of net reduction in its allocable share of partnership liabilities in excess of such unitholder’s adjusted basis in its MAA LP units at the time of the partnership merger; and

•	does not have its “at risk” amount with respect to any activity fall below zero.

Whether and the extent to which a Colonial LP unitholder or a MAA LP unitholder will undergo a reduction in its share of partnership liabilities will depend on a number of variables. In addition, future events may cause a Colonial LP unitholder or a MAA LP unitholder to recognize all part of its gain that was otherwise deferred at the time of the partnership merger. Although the partnership merger generally is intended to permit U.S. Holders (as defined below) of Colonial LP units and MAA LP units to defer the taxable gain that they otherwise would recognize in a fully taxable transaction, the Internal Revenue Service might contend that the partnership merger or subsequent events caused Colonial LP unitholders or MAA LP unitholders to have recognized some or all of such otherwise deferred gain. For a further discussion of these and other U.S. federal income tax consequences of the partnership merger, please read the discussion under the heading “Material U.S. Federal Income Tax Consequences.” The tax consequences of the partnership merger and the ownership of MAA LP units are very complex. Colonial LP’s unitholders and MAA LP’s unitholders should also consult their own tax advisors as to the U.S. federal income tax consequences of the partnership merger, as well as the effects of other U.S. federal, and state, local and non-U.S. tax laws.

Accounting Treatment of the Partnership Merger (See page 86)

MAA prepares its financial statements in accordance with accounting principles generally accepted in the United States, which we refer to as GAAP. The partnership merger will be accounted for by applying the acquisition method. See “The Mergers—Accounting Treatment.”

Comparison of Rights of Unitholders of MAA LP and Unitholders of Colonial LP (See page 158)

If the mergers are consummated, unitholders of Colonial LP will become unitholders of MAA LP. The rights of Colonial LP unitholders are currently governed by and subject to the provisions of the Delaware Revised Uniform Limited Partnership Act, and the fourth amended and restated agreement of limited partnership of Colonial LP. The rights of MAA LP unitholders are currently governed by and subject to the provisions of the Tennessee Revised Uniform Limited Partnership Act, and the second amended and restated agreement of limited partnership of MAA LP, or the existing MAA LP partnership agreement. In connection with and as a condition to the closing of the mergers, MAA LP will be adopting a third amended and restated agreement of limited partnership on terms substantially similar to those contained in Colonial LP’s current partnership agreement and otherwise in all material respects in the form attached to this joint consent solicitation/prospectus as Annex B. As a result, the rights of Colonial LP unitholders upon the closing as MAA LP unitholders will be substantially similar to their current rights as Colonial LP unitholders, except that MAA LP is formed under the laws of the State of Tennessee, whereas Colonial LP is formed under the laws of the State of Delaware. Some of the rights of MAA LP unitholders will change in connection with the mergers because MAA LP will be governed by the amended and restated MAA LP limited partnership agreement upon the closing.

For more information regarding the amended and restated MAA LP limited partnership agreement and for a summary of the material differences between the existing MAA LP partnership agreement and the amended and restated MAA LP limited partnership agreement, see “Description of the Amended and Restated MAA LP Limited Partnership Agreement and the MAA LP Units” beginning on page 151 and “ Comparison of Unitholder Rights” beginning on page 158.

Selected Historical Financial Information of MAA

The following table sets forth selected consolidated financial information for MAA. The selected statement of income data for each of the years in the five-year period ended December 31, 2012 and the selected balance sheet data as of December 31 for each of the years in the five-year period ended December 31, 2012 have been derived from MAA’s audited consolidated financial statements incorporated herein by reference. The selected statement of income data for the three months ended March 31, 2013 and 2012 and the selected balance sheet data as of March 31, 2013 have been derived from MAA’s unaudited consolidated financial statements that are incorporated herein by reference. This following information should be read together with MAA’s historical consolidated financial statements and notes thereto and the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in MAA’s Annual Report on Form 10-K for the year ended December 31, 2012 and MAA’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, each of which is incorporated by reference into this joint consent solicitation/prospectus. See “Where You Can Find More Information” beginning on page 180.

Mid-America Apartment Communities, Inc.

Selected Financial Data

(Dollars in thousands except per share data)

	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
Operating Data:
Total operating revenues	$133,367	$116,286	$497,165	$430,806	$380,138	$357,093	$348,644
Expenses:
Property operating expenses	52,777	48,338	203,326	182,577	163,588	149,516	144,866
Depreciation and amortization	33,433	29,718	126,136	110,870	98,384	90,464	84,706
Acquisition expenses	10	(634)	1,581	3,319	2,512	950	—
Property management and general and administrative expenses	8,570	8,901	35,846	38,823	30,389	28,540	28,636

Income from continuing operations before non-operating items	38,577	29,963	130,276	95,217	85,265	87,623	90,436
Interest and other non-property income	47	142	430	802	903	385	509
Interest expense	(15,716)	(14,110)	(58,751)	(57,415)	(54,632)	(55,412)	(58,497)
(Loss) gain on debt extinguishment	(169)	20	(654)	(755)	—	(140)	(116)
Amortization of deferred financing costs	(804)	(771)	(3,552)	(2,902)	(2,627)	(2,374)	(2,307)
Net casualty (loss) gains and other settlement proceeds	16	(4)	(6)	(619)	314	34	(117)
Gains on sale of non-depreciable and non-real estate assets	—	—	45	1,084	—	15	(3)
Gains on properties contributed to joint ventures	—	—	—	—	752	—	—

Income from continuing operations before investments in real estate joint ventures	21,951	15,240	67,788	35,412	29,975	30,131	29,905
(Loss) gain from real estate joint ventures	54	(31)	(223)	(593)	(1,149)	(816)	(844)

Income from continuing operations	22,005	15,209	67,565	34,819	28,826	29,315	29,061
Discontinued operations:
Income from discontinued operations before gain (loss) on sale	—	430	625	3,613	2,051	5,257	3,130
Gains (loss) on sale of discontinued operations	—	9,429	41,635	12,799	(2)	4,649	(120)

Consolidated net income	22,005	25,068	109,825	51,231	30,875	39,221	32,071
Net income attributable to noncontrolling interests	(825)	(1,178)	(4,602)	(2,410)	(1,114)	(2,010)	(1,822)

Net income attributable to Mid-America Apartment Communities, Inc.(1)	21,180	23,890	105,223	48,821	29,761	37,211	30,249
Preferred dividend distributions		—	—	—	6,549	12,865	12,865
Premiums and original issuance costs associated with the redemption of preferred stock		—	—	—	5,149	—	—

Net income available for common shareholders	$21,180	$23,890	$105,223	$48,821	$18,063	$24,346	$17,384

	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
Per Share Data:
Weighted average shares outstanding (in thousands):
Basic	42,354	39,505	41,039	36,995	31,856	28,341	26,943
Effect of dilutive stock options and partnership units(5)	1,795	2,038	1,898	2,092	121	76	141

Diluted	44,149	41,543	42,937	39,087	31,977	28,417	27,084

Income from continuing operations, adjusted	$21,160	$14,502	$64,761	$33,059	$15,754	$14,641	$14,556
Income from discontinued operations, adjusted	—	9,360	40,437	15,521	2,301	9,504	2,646

Net income attributable to common shareholders, adjusted	$21,160	$23,862	$105,198	$48,580	$18,055	$24,145	$17,202

Earnings per share—basic:
Income from continuing operations available for common shareholders	$0.50	$0.37	$1.58	$0.90	$0.50	$0.51	$0.54
Discontinued property operations	—	0.23	0.98	0.42	0.07	0.34	0.10

Net income available for common shareholders	$0.50	$0.60	$2.56	$1.32	$0.57	$0.85	$0.64

Earnings per share—diluted:
Income from continuing operations available for common shareholders	$0.50	$0.37	$1.57	$0.89	$0.49	$0.52	$0.54
Discontinued property operations	—	0.23	0.99	0.42	0.07	0.33	0.10

Net income available for common shareholders	$0.50	$0.60	$2.56	$1.31	$0.56	$0.85	$0.64

Dividends declared(1)	$0.6950	$0.6600	$2.6750	$2.5425	$2.4725	$2.4600	$2.4600

Balance Sheet Data:
Real estate owned, at cost	$3,789,052	$3,409,068	$3,734,544	$3,396,934	$2,958,765	$2,707,300	$2,529,522
Real estate assets, net	$2,716,270	$2,417,265	$2,694,071	$2,423,808	$2,084,863	$1,933,863	$1,850,175
Total assets	$2,775,008	$2,527,410	$2,751,068	$2,530,468	$2,176,048	$1,986,826	$1,921,955
Total debt	$1,691,253	$1,540,056	$1,673,848	$1,649,755	$1,500,193	$1,399,596	$1,323,056
Noncontrolling interest	$30,129	$29,192	$31,058	$25,131	$22,125	$22,660	$25,648
Total Mid-America Apartment Communities, Inc. shareholders’ equity and redeemable stock	$937,375	$838,972	$918,765	$722,368	$522,267	$433,368	$418,774

Other Data (at end of period):
Market capitalization (shares and units)(2)	$3,065,641	$2,873,983	$2,852,113	$2,558,107	$2,353,115	$1,671,036	$1,293,145
Ratio of total debt to total capitalization(3)	35.6%	34.9%	37.0%	39.2%	38.9%	45.6%	50.6%
Number of properties, including joint venture ownership interest(4)	166	167	166	167	157	147	145
Number of apartment units, including joint venture ownership interest(4)	49,697	48,685	49,591	49,133	46,310	43,604	42,554

(1)

Beginning in 2006, at their regularly scheduled meetings, the MAA Board began routinely declaring dividends for payment in the following quarter. This can result in dividends declared during a calendar year being different from dividends paid during a calendar year.

(2)

Market capitalization includes all series of preferred shares (value based on $25 per share liquidation preference) and common shares, regardless of classification on balance sheet, as well as partnership units (value based on common stock equivalency).

(3)	Total capitalization is market capitalization plus total debt.
(4)	Property and apartment unit totals have not been adjusted to exclude properties held for sale.
(5)	See EPS note in Part 8. Financial Statements and Supplementary Data—Notes to Consolidated Financial Statements, Note 1.

Selected Historical Financial Information of MAA LP

The following table sets forth selected consolidated financial information for MAA LP. The selected historical consolidated financial data of MAA LP as of December 31, 2012 and 2011 and for each of the fiscal years ended December 31, 2012, 2011 and 2010 have been derived from MAA LP’s historical audited consolidated financial statements, which are included in Annex E to this joint consent solicitation/prospectus. The selected historical consolidated financial data of MAA LP as of December 31, 2010, 2009 and 2008 and for each of the fiscal years ended December 31, 2009 and 2008 were derived from MAA LP’s historical unaudited consolidated financial statements, which are not included in this joint consent solicitation/prospectus. The selected statement of income data for the three months ended March 31, 2013 and 2012 and the selected balance sheet data as of March 31, 2013 have been derived from MAA’s unaudited consolidated financial statements, which are included in Annex F to this joint consent solicitation/prospectus. The following information should be read together with MAA LP’s historical consolidated financial statements and notes thereto and the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each of which is included in Annex E and Annex F to this joint consent solicitation/prospectus.

Mid-America Apartments L.P.

Selected Financial Data

(Dollars in thousands except per unit data)

	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
Operating Data:
Total operating revenues	$120,068	$104,129	$446,549	$385,620	$336,918	$315,722	$307,885
Expenses:
Property operating expenses	47,472	43,422	183,058	164,354	146,009	133,550	129,546
Depreciation and amortization	30,350	26,755	114,139	100,648	88,651	81,062	75,988
Acquisition expenses	10	20	2,236	3,319	2,035	950	—
Property management and general and administrative expenses	7,668	7,953	31,240	32,924	27,157	25,230	25,779

Income from continuing operations before non-operating items	34,568	25,979	115,876	84,375	73,066	74,930	76,572
Interest and other non-property income	18	114	318	689	789	269	419
Interest expense	(14,112)	(12,792)	(52,249)	(51,202)	(53,803)	(53,510)	(51,650)
Loss (gain) on debt extinguishment	(61)	20	(654)	(754)	—	(140)	(116)
Amortization of deferred financing costs	(765)	(656)	(3,097)	(2,598)	(2,300)	(2,079)	(2,023)
Net casualty (loss) gains and other settlement proceeds	16	(9)	(13)	(475)	48	(400)	(653)
Gains on sale of non-depreciable and non-real estate assets	—	—	45	1,084	—	15	(3)
Gains on properties contributed to joint ventures	—	—	—	—	752	—	—

Income from continuing operations before investments in real estate joint ventures	19,664	12,656	60,226	31,119	18,552	19,085	22,546
(Loss) gain from real estate joint ventures	54	(31)	(223)	(593)	(1,149)	(816)	(844)

Income from continuing operations	19,718	12,625	60,003	30,526	17,403	18,269	21,702
Discontinued operations:
Income from discontinued operations before gain (loss) on sale	—	430	625	3,613	2,051	5,255	3,129
Gains (loss) on sale of discontinued operations	—	9,429	41,635	12,799	(2)	4,649	(120)

Consolidated net income	19,718	22,484	102,263	46,938	19,452	28,173	24,711
Net income attributable to noncontrolling interests	(159)	(148)	(3,525)	(421)	(473)	(451)	(461)

Net income attributable to Mid-America Apartments L.P.(1)	19,559	22,336	98,738	46,517	18,979	27,722	24,250
Preferred dividend distributions	—	—	—	—	6,549	12,865	12,865
Premiums and original issuance costs associated with the redemption of preferred stock	—	—	—	—	5,149	—	—

Net income available for common unitholders	$19,559	$22,336	$98,738	$46,517	$7,281	$14,857	$11,385

	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
Per unit Data:
Weighted average units outstanding (in thousands):
Basic and diluted	41,514	39,133	40,412	37,280	32,502	29,156	27,826
Income from continuing operations, adjusted	$19,718	$12,625	$60,003	$30,526	$17,403	$18,269	$21,702
Income from discontinued operations, adjusted	—	9,859	42,260	16,412	2,049	9,904	3,009
Income available for preferred unitholders	—	—	—	—	11,698	12,865	12,865
Income attributable to noncontrolling interests	159	148	3,525	421	473	451	461

Net income attributable to common unitholders, adjusted	$19,559	$22,336	$98,738	$46,517	$7,281	$14,857	$11,385

Earnings per unit—basic and diluted:
Income from continuing operations available for common unitholders	$0.47	$0.32	$1.43	$0.81	$0.16	$0.18	$0.30
Discontinued property operations	—	0.25	1.01	0.44	0.06	0.33	0.11

Net income available for common unitholders	$0.47	$0.57	$2.44	$1.25	$0.22	$0.51	$0.41

Dividends declared(1)	$0.6950	$0.6600	$2.6750	$2.5425	$2.4725	$2.4600	$2.4600

Balance Sheet Data:
Real estate owned, at cost	$3,442,644	$3,077,492	$3,389,849	$3,075,482	$2,688,814	$2,438,787	$2,277,657
Real estate assets, net	$2,499,338	$2,203,308	$2,475,808	$2,217,206	$1,919,748	$1,760,847	$1,673,800
Total assets	$2,555,374	$2,311,362	$2,529,871	$2,321,535	$2,008,392	$1,813,250	$1,744,464
Total debt	$1,671,102	$1,519,821	$1,653,646	$1,629,520	$1,479,958	$1,379,361	$1,302,821
Noncontrolling interest	$14,969	$13,510	$14,811	$13,362	$12,958	$12,505	$12,075
Total Mid-America Apartments L.P. shareholders’ equity and redeemable stock	$732,154	$644,174	$715,121	$532,810	$371,199	$289,871	$285,382

Other Data (at end of period):
Number of properties, including joint venture ownership interest(4)	151	152	151	153	144	134	132
Number of apartment units, including joint venture ownership interest(4)	44,547	43,813	44,441	44,295	41,720	39,014	37,964

(1)

Beginning in 2006, at their regularly scheduled meetings, the MAA Board began routinely declaring dividends for payment in the following quarter. This can result in dividends declared during a calendar year being different from dividends paid during a calendar year.

(2)

Market capitalization includes all series of preferred shares (value based on $25 per share liquidation preference) and common shares, regardless of classification on balance sheet, as well as partnership units (value based on common stock equivalency).

(3)	Total capitalization is market capitalization plus total debt.
(4)	Property and apartment unit totals have not been adjusted to exclude properties held for sale.
(5)	See EPS note in Part 8. Financial Statements and Supplementary Data—Notes to Consolidated Financial Statements.

Selected Historical Financial Information of Colonial LP

The following table sets forth selected consolidated financial information for Colonial LP. The selected historical income statement data for each of the fiscal years ended December 31, 2012, 2011 and 2010 and the selected balance sheet data as of December 31, 2012 and 2011 have been derived from Colonial LP’s consolidated financial statements, which are included in Annex G to this joint consent solicitation/prospectus. The selected income statement data for each of the fiscal years ended December 31, 2009 and 2008 and and the selected balance sheet data as of December 31, 2010, 2009 and 2008 have been derived from Colonial LP’s historical audited financial statements, which are not included in this joint consent solicitation/prospectus. The selected income statement data for the three months ended March 31, 2013 and 2012 and the selected balance sheet data as of March 31, 2013 have been derived from Colonial LP’s unaudited consolidated financial statements for such period, which are included in Annex H to this joint consent solicitation/prospectus. The following information should be read together with Colonial LP’s historical consolidated financial statements and notes thereto and the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each of which is included in Annex G and Annex H to this joint consent solicitation/prospectus.

	As of and for the Three Months Ended March 31,		As of and for the Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(dollars in thousands, except where indicated and except per share data)
OPERATING DATA(1)
Total revenues	$103,886	$93,997	$393,544	$353,389	$324,083	$303,927	$311,612
Expenses:
Depreciation and amortization	33,401	31,423	127,115	120,921	113,012	103,100	93,761
Impairment, legal contingencies and other losses(2)	90	500	26,013	5,736	1,308	10,388	93,116
Other operating	50,224	47,191	196,974	177,772	167,126	161,732	170,223

Income (loss) from operations	20,171	14,883	43,442	48,960	42,637	28,707	(45,488)

Interest expense	22,195	23,053	92,085	86,573	83,091	86,069	71,323
Debt cost amortization	1,377	1,433	5,697	4,767	4,618	4,941	5,019
Interest income	761	1,028	2,569	1,521	1,580	1,424	2,774
Gain (loss) on sale of property	10	(227)	(4,306)	115	(1,391)	10,421	6,776
Gain on retirement of debt			—	—	1,044	56,427	15,951
Other income, net	482	485	26,810	16,625	1,992	7,063	12,080

(Loss) income from continuing operations	(2,148)	(8,317)	(29,267)	(24,119)	(41,847)	13,032	(84,249)

Income from discontinued operations(2)	8,299	1,864	33,987	30,298	3,304	2,146	33,726
Distributions to preferred unitholders	—	—	—	(3,586)	(12,810)	(15,392)	(16,024)
Preferred unit repurchase gains	—	—	—	2,500	3,000	—	—
Preferred unit issuance costs write-off	—	—	—	(1,319)	(4,868)	25	(27)
Net income (loss) available to common unitholders(2)	$6,028	$(6,462)	$4,677	$3,721	$(53,122)	$(591)	$(66,654)
Income (loss) per unit—basic:
Continuing Operations	$(0.03)	$(0.09)	$(0.31)	$(0.30)	$(0.71)	$(0.10)	$(1.79)
Discontinued Operations	0.09	0.02	0.36	0.34	0.04	0.09	0.60

Net income (loss) per unit—basic(3)	$0.06	$(0.07)	$0.05	$0.04	$(0.67)	$(0.01)	$(1.19)

Income (loss) per unit—diluted:
Continuing Operations	$(0.03)	$(0.09)	$(0.31)	$(0.30)	$(0.71)	$(0.10)	$(1.79)
Discontinued Operations	0.09	0.02	0.36	0.34	0.04	0.09	0.60

Net income (loss) per unit—diluted(3)	$0.06	$(0.07)	$0.05	$0.04	$(0.67)	$(0.01)	$(1.19)

Distributions per unit	$0.21	$0.18	$0.72	$0.60	$0.60	$0.70	$1.75

BALANCE SHEET DATA
Land, buildings and equipment, net	$3,034,616	$3,066,202	$2,777,810	$2,724,104	$2,706,987	$2,755,643	$2,665,698
Total assets	3,192,982	3,273,065	3,286,160	3,258,428	3,170,515	3,171,960	3,154,501
Total long-term liabilities	1,758,780	1,801,759	1,831,992	1,759,727	1,761,571	1,704,343	1,762,019

OTHER DATA
Total properties (at end of year)	125	153	125	153	156	156	192

(1)	All periods have been adjusted in accordance with ASC 205-20, Discontinued Operations.
(2)	The three months ended March 31, 2013 and 2012 do not include non-cash impairment charges. For 2012, 2011, 2010, 2009 and 2008, includes $7.0 million, $0.2 million, $0.3 million, $12.3 million, including $2.1 million presented in Discontinued Operations, and $116.9 million, including $25.5 million presented in Discontinued Operations, respectively, in non-cash impairment charges.
(3)	All periods have been adjusted to reflect the adoption of ASC 260, Earnings per Share.

Selected Unaudited Pro Forma Consolidated Financial Information (See page F-1)

The following table shows summary unaudited pro forma condensed consolidated financial information about the combined financial condition and operating results of MAA LP and Colonial LP after giving effect to the mergers and the transactions contemplated thereby. The unaudited pro forma financial information assumes that the mergers are accounted for by applying the acquisition method. The unaudited pro forma condensed consolidated balance sheet data gives effect to the mergers and the transactions contemplated thereby as if they had occurred on March 31, 2013. The unaudited pro forma condensed consolidated statement of income data gives effect to the mergers and the transactions contemplated thereby as if they had occurred on January 1, 2012, in each case based on the most recent valuation data available. The summary unaudited pro forma condensed consolidated financial information listed below has been derived from and should be read in conjunction with (1) the more detailed unaudited pro forma condensed consolidated financial information, including the notes thereto, appearing elsewhere in this joint consent solicitation/prospectus and (2) the historical consolidated financial statements and related notes of both MAA LP and Colonial LP included in the Annexes to this joint consent solicitation/prospectus.

	Three Months Ended March 31, 2013
	MAA LP	Colonial LP	Pro forma adjustments	MAA LP Pro forma
	(dollars in thousands, except per unit data)
Operating Data
Total Operating Revenues	$120,068	$103,885	$(657)	$223,296
Property Operating Expenses	47,472	40,808	—	88,280
Depreciation and Amortization	30,350	33,401	4,528	68,279
Interest Expense	14,112	22,195	(4,078)	32,229
Net income from continuing operations available for common unitholders	19,559	(2,271)	299	17,587

Per Unit Data
Net income (loss) from continuing operations per unit attributable to common units—basic	$0.47	$(0.03)		$0.24
Net income (loss) from continuing operations per unit attributable to common units—diluted	$0.47	$(0.03)		$0.23
Weighted average common units outstanding—basic	41,514	94,944		75,653
Weighted average common units outstanding—diluted	41,514	94,944		76,264

Balance Sheet Data
Real estate assets, net	$2,499,338	$3,042,319	$1,033,983	$6,575,640
Total assets	2,555,374	3,192,982	1,135,785	6,884,141
Total debt	1,671,102	1,758,780	97,293	3,527,175
Total capital	741,932	1,133,091	1,173,456	3,048,479

	Year Ended December 31, 2012
	MAA LP	Colonial LP	Pro forma adjustments	MAA LP Pro forma
Operating Data
Total Operating Revenues	$446,549	$393,545	$(2,627)	$837,467
Property Operating Expenses	183,058	161,124	—	344,182
Depreciation and Amortization	114,139	127,115	82,068	323,322
Interest Expense	52,249	92,085	(15,521)	128,813
Net income from continuing operations available for common unitholders	57,935	(29,310)	(63,360)	(34,735)

Per Unit Data
Net income (loss) from continuing operations per unit attributable to common units—basic	$1.43	$(0.31)		$(0.47)
Net income (loss) from continuing operations per unit attributable to common units—diluted	$1.43	$(0.31)		$(0.47)
Weighted average common units outstanding—basic	40,412	94,410		74,361
Weighted average common units outstanding—diluted	40,412	94,410		74,361

Unaudited Comparative Per Unit Information

The following table sets forth for the three months ended March 31, 2013 and the year ended December 31, 2012 selected per unit information for MAA LP units on a historical and pro forma basis and for Colonial LP units on a historical and pro forma equivalent basis. Except for the historical information as of and for the year ended December 31, 2012, the information in the table is unaudited. You should read the table below together with (1) the more detailed unaudited pro forma condensed consolidated financial information, including the notes thereto, appearing elsewhere in this joint consent solicitation/prospectus and (2) the historical consolidated financial statements and related notes of both MAA LP and Colonial LP appearing in the Annexes to this joint consent solicitation/prospectus.

The Colonial LP pro forma equivalent per unit amounts were calculated by multiplying the pro forma combined amounts by the exchange ratio of 0.360.

	MAA LP		Colonial LP
	Historical	Pro Forma Combined	Historical	Pro Forma Equivalent
For the Three Months Ended March 31, 2013
Income (loss) from continuing operations available for common unitholders per common unit, basic	$0.47	$0.24	$(0.03)	$0.09
Income (loss) from continuing operations available for common unitholders per common unit, diluted	$0.47	$0.23	$(0.03)	$0.08
Cash dividends declared per common unit	$0.6950	$0.6950	$0.21	$0.25

As of March 31, 2013
Book value per unit	$16.71	$38.67	$11.84	$13.83

For the Year Ended December 31, 2012
Income (loss) from continuing operations available for common unitholders per common unit, basic	$1.43	$(0.47)	$(0.31)	$(0.17)
Income (loss) from continuing operations available for common unitholders per common unit, diluted	$1.43	$(0.47)	$(0.31)	$(0.17)
Cash dividends declared per common unit	$2.64	$2.64	$0.72	$0.95

RISK FACTORS

In addition to the other information included in this joint consent solicitation/prospectus, including the matters addressed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements,” whether you are a MAA LP unitholder or Colonial LP unitholder, you should carefully consider the following risks before deciding whether to approve the proposals described in this joint consent solicitation/prospectus. In addition, you should read and consider the risks associated with each of the businesses of MAA, MAA LP and Colonial LP because these risks will also affect the Combined Corporation and MAA LP following the partnership merger. The risks associated with the business of MAA can be found in the Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent Quarterly Report on Form 10-Q of MAA, each of which is filed with the SEC and incorporated by reference into this joint consent solicitation/prospectus. The risks associated with the business of MAA LP can be found in the reports included as Annex E and Annex F to this joint consent solicitation/prospectus and the risks associated with the business of Colonial LP can be found in the reports included as Annex G and Annex H to this joint consent solicitation/prospectus. You should also read and consider the other information in this joint consent solicitation/prospectus, including the Annexes, and the other documents incorporated by reference into this joint consent solicitation/prospectus. See “Where You Can Find More Information” beginning on page 180.

Risk Factors Relating to the Mergers

The value of the MAA LP units that Colonial LP unitholders receive in the partnership merger will fluctuate based on the market of the shares of MAA common stock.

Each MAA LP unit to be received by Colonial LP unitholders (other than Colonial) in the partnership merger will be subject to a unit redemption right at the option of the holder following the partnership merger. Upon exercise by a unitholder of its unit redemption right with respect to its MAA LP units, MAA LP will be required to acquire the MAA LP units for cash, based on the market price of shares of MAA common stock in accordance with the amended and restated MAA LP limited partnership agreement. However, MAA may assume, in its sole discretion, MAA LP’s obligation, in which case MAA will pay the unitholder in either MAA common stock or its cash equivalent. Consequently, the redemption value of the MAA LP units Colonial LP unitholders receive in the partnership merger will be directly affected by price fluctuations of the MAA common stock through the closing of the mergers and thereafter. The redemption value of the MAA LP units, as reflected in the market price of the MAA common stock may vary significantly from the redemption value, as reflected in the market price of shares of MAA common stock as of the date of execution of the merger agreement, the date of this joint consent solicitation/prospectus or the date the mergers are completed. These variances may arise due to, among other things:

•	market reaction to the announcement of the mergers;

•	changes in the respective businesses, operations, assets, liabilities and prospects of MAA and Colonial;

•	changes in market assessments of the business, operations, financial position and prospects of either company or the Combined Corporation;

•	market assessments of the likelihood that the mergers will be completed;

•	interest rates, general market and economic conditions and other factors generally affecting the market prices of MAA common stock and Colonial common shares;

•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which MAA and Colonial operate; and

•	other factors beyond the control of MAA and Colonial, including those described or referred to elsewhere in this “Risk Factors” section.

The value of the merger consideration to be received by Colonial LP unitholders represented by the exchange ratio will also vary with changes in the market price of shares of MAA common stock. For example, based on the range of trading prices of shares of MAA common stock during the period after May 31, 2013, the last trading day before Colonial and MAA announced the mergers, through [—], 2013, the latest practicable date before the date of this joint consent solicitation/prospectus, the exchange ratio of 0.360 represented a market value of shares of MAA common stock ranging from a low of $[—] to a high of $[—].

The exchange ratio for Colonial LP units to be exchanged for MAA LP units in the partnership merger was fixed at the time of the signing of the merger agreement and is not subject to adjustment based on changes in the trading price of shares of MAA common stock or Colonial common shares before the closing of the partnership merger. Accordingly, the redemption value of the MAA LP units Colonial LP unitholders receive in the partnership merger will depend on the market price of shares of MAA common stock at the time of closing of the partnership merger and thereafter.

There is no public market for MAA LP units and none is expected to develop, which may cause some difficulty in selling any MAA LP units Colonial LP unitholders receive in the partnership merger.

There is no public market for MAA LP units and none is expected to develop. However, the amended and restated MAA LP limited partnership agreement provides that unitholders may, subject to specified limitations, redeem their MAA LP units for shares of MAA common stock on a one-on-one basis or their cash equivalent, at the election of MAA. The determination of whether the redeeming party receives cash or MAA common stock is within the sole discretion of MAA. If a MAA LP unitholder is unable to redeem its MAA LP units, the unitholder may have difficulty selling those units because of the lack of a public market and the restrictions on transfer contained in the amended and restated MAA LP partnership agreement.

No fairness opinion was obtained in connection with the partnership merger.

Neither Colonial LP nor MAA LP obtained a fairness opinion in connection with the partnership merger. Therefore, no third party has passed on the fairness, from a financial point of view, of the partnership merger for either Colonial LP or MAA LP, or of the consideration to be received by holders of Colonial LP units pursuant to the merger agreement.

The parent merger and related transactions are subject to approval by shareholders of both MAA and Colonial, the partnership merger is subject to approval by holders of Colonial LP units and the partnership merger and the amendment and restatement of the limited partnership agreement of MAA LP are subject to approval by holders of MAA LP units.

In order for the parent merger to be completed, both MAA shareholders and Colonial shareholders must approve the parent merger and the other transactions contemplated by the merger agreement, the holders of Colonial LP units must approve the partnership merger and holders of MAA LP units must approve the partnership merger and the amended and restated MAA LP limited partnership agreement.

Approval of the parent merger requires (i) the affirmative vote of a majority of the shares of MAA common stock outstanding and entitled to vote on the proposal; and (ii) the affirmative vote of a majority of the Colonial common shares outstanding as of the record date for the Colonial special meeting. Approval of the partnership merger requires the approval of holders of at least a majority of the outstanding limited partnership interests of MAA LP, excluding for purposes of the approval all limited partnership interests held by MAA. Approval of the amendment and restatement of the limited partnership agreement of MAA requires the approval of holders of at least 66 2/3rds of the outstanding limited partnership interests of MAA LP, excluding for purposes of the approval all limited partnership interests held by MAA.

Under Colonial LP’s partnership agreement, the approval of the merger agreement and the partnership merger by Colonial LP’s unitholders requires the approval of the holders of at least three-fourths of the outstanding Colonial LP units, including the Colonial LP units held by Colonial. Colonial is the holder of approximately 92.5% of the outstanding Colonial LP units. While Colonial has not yet approved the merger agreement and the partnership merger in its capacity as a holder of Colonial LP units, Colonial is a party to, and bound by the terms of, the merger agreement and it is expected that Colonial will deliver its written consent to approve the merger agreement and the partnership merger in such capacity.

If the mergers do not occur, one of the companies may incur payment obligations to the other.

If the merger agreement is terminated under certain circumstances, MAA or Colonial may be obligated to pay the other party a termination fee of $75 million and/or up to $10 million in expense reimbursement. See “The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by Colonial to MAA” beginning on page 107 and “The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by MAA to Colonial” beginning on page 107.

Failure to complete the mergers could negatively affect the stock prices and the future business and financial results of MAA, MAA LP and Colonial LP.

If the mergers are not completed, the ongoing businesses of MAA, MAA LP and Colonial LP could be adversely affected and each of MAA, MAA LP and Colonial LP will be subject to a variety of risks associated with the failure to complete the mergers, including the following:

•	MAA or Colonial being required, under certain circumstances, to pay to the other party a termination fee of $75 million and/or up to $10 million in expense reimbursement;

•	having to pay certain costs relating to the proposed mergers, such as legal, accounting, financial advisor, filing, printing and mailing fees; and

•	diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the mergers.

If the mergers are not completed, these risks could materially affect the business, financial results and stock prices of both MAA or Colonial and the business and financial results of both MAA LP and Colonial LP.

The pendency of the mergers could adversely affect the business and operations of MAA LP and Colonial LP.

Prior to the effective time of the mergers, some tenants or vendors of each of MAA LP and Colonial LP may delay or defer decisions, which could negatively affect the revenues, earnings, cash flows and expenses of MAA LP and Colonial LP, regardless of whether the mergers are completed. Similarly, current and prospective employees of MAA LP and Colonial LP may experience uncertainty about their future roles with the Combined Corporation or MAA LP following the mergers, which may materially adversely affect the ability of each of MAA LP and Colonial LP to attract and retain key personnel during the pendency of the mergers. In addition, due to operating restrictions in the merger agreement, each of MAA LP and Colonial LP may be unable, during the pendency of the mergers, to pursue strategic transactions, undertake significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions, even if such actions would prove beneficial.

The merger agreement contains provisions that could discourage a potential competing acquirer of either MAA or Colonial or could result in any competing acquisition proposal being at a lower price than it might otherwise be.

The merger agreement contains provisions that, subject to limited exceptions, restrict the ability of each of MAA and Colonial to initiate, solicit, knowingly encourage or knowingly facilitate any third-party proposals to acquire all or a significant part of MAA or Colonial, respectively. With respect to any bona fide third-party Acquisition Proposal, either MAA or Colonial, as applicable, generally has an opportunity to offer to modify the terms of the merger agreement in response to such proposal before the MAA Board or the Colonial Board, as the case may be, may withdraw or modify its recommendation to their respective shareholders in response to such Acquisition Proposal. Upon termination of the merger agreement in certain circumstances, one of the parties may be required to pay a substantial termination fee and/or expense reimbursement to the other party. See “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions” beginning on page 97, “The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by Colonial to MAA” beginning on page 107, and “The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by MAA to Colonial” beginning on page 107.

These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of MAA or Colonial from considering or proposing a competing acquisition, even if the potential competing acquirer was prepared to pay consideration with a higher per share cash value than that market value proposed to be received or realized in the mergers, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee and expense reimbursement that may become payable in certain circumstances under the merger agreement.

If the mergers are not consummated by December 31, 2013, either MAA or Colonial may terminate the merger agreement.

Either MAA or Colonial may terminate the merger agreement if the mergers have not been consummated by December 31, 2013. However, this termination right will not be available to a party if that party failed to fulfill its obligations under the merger agreement and that failure was the cause of, or resulted in, the failure to consummate the mergers. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 105.

Some of the directors and executive officers of MAA and trustees and executive officers of Colonial have interests in seeing the mergers completed that are different from, or in addition to, those of the other MAA shareholders, MAA LP unitholders, Colonial shareholders and Colonial LP unitholders, respectively.

Some of the directors and executive officers of MAA and trustees and executive officers of Colonial have arrangements that provide them with interests in the mergers that are different from, or in addition to, those of the shareholders of MAA, the unitholders of MAA LP, the shareholders of Colonial or the unitholders of Colonial LP generally. These interests include, among other things, the continued service as a director or an executive officer of the Combined Corporation, or, in the alternative, a sizeable severance payment if terminated upon, or following, consummation of the mergers. These interests, among other things, may influence or may have influenced the directors and executive officers of MAA and trustees and executive officers of Colonial to support or approve the mergers. See “The Mergers—Interests of MAA’s Directors and Executive Officers in the Mergers” beginning on page 79 and “The Mergers—Interests of Colonial’s Trustees and Executive Officers in the Mergers” beginning on page 80.

Risk Factors Relating to the Combined Corporation and MAA LP Following the Mergers

Risks Related to the Combined Corporation’s and MAA LP’s Operations

The Combined Corporation and MAA LP expect to incur substantial expenses related to the mergers.

The Combined Corporation and MAA LP expect to incur substantial expenses in connection with completing the mergers and integrating the business, operations, networks, systems, technologies, policies and procedures of the two companies. There are a large number of systems that must be integrated, including property management, revenue management, resident payment, credit screening, lease administration, website content management, purchasing, accounting, payroll, fixed assets and financial reporting. Although MAA,

MAA LP, Colonial and Colonial LP have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction and integration expenses associated with the mergers could, particularly in the near term, exceed the savings that the Combined Corporation and MAA LP expect to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the businesses following the completion of the mergers.

Following the mergers, the Combined Corporation and MAA LP may be unable to integrate the businesses of MAA, MAA LP and Colonial LP successfully and realize the anticipated synergies and other benefits of the mergers or do so within the anticipated timeframe.

The mergers involve the combination of two companies that currently operate as independent public companies and their respective operating partnerships. MAA, MAA LP, Colonial and Colonial LP estimate that the transaction will generate approximately $25 million of annual gross savings in general and administrative expenses. The Combined Corporation and MAA LP are expected to benefit from the elimination of duplicative costs associated with supporting a public company platform and the leveraging of state of the art technology and systems. These savings are expected to be realized upon full integration, which is expected to occur over the 18-month period following the closing of the mergers. However, the Combined Corporation and MAA LP will be required to devote significant management attention and resources to integrating the business practices and operations of MAA, MAA LP, Colonial and Colonial LP. Potential difficulties the Combined Corporation and MAA LP may encounter in the integration process include the following:

•

the inability to successfully combine the businesses of MAA, MAA LP, Colonial and Colonial LP in a manner that permits the Combined Corporation and MAA LP to achieve the cost savings anticipated to result from the mergers, which would result in the anticipated benefits of the mergers not being realized in the timeframe currently anticipated or at all;

•	the complexities associated with managing the combined businesses out of several different locations and integrating personnel from the two companies;

•	the additional complexities of combining two companies with different histories, cultures, regulatory restrictions, markets and customer bases;

•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the mergers; and

•	performance shortfalls as a result of the diversion of management’s attention caused by completing the mergers and integrating the companies’ operations.

For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of the Combined Corporation’s and MAA LP’s management, the disruption of the Combined Corporation’s and MAA LP’s ongoing business or inconsistencies in the Combined Corporation’s and MAA LP’s operations, services, standards, controls, procedures and policies, any of which could adversely affect the ability of the Combined Corporation and MAA LP to maintain relationships with tenants, vendors and employees or to achieve the anticipated benefits of the mergers, or could otherwise adversely affect the business and financial results of the Combined Corporation and MAA LP.

Following the mergers, the Combined Corporation and MAA LP may be unable to retain key employees.

The success of the Combined Corporation and MAA LP after the mergers will depend in part upon their ability to retain key MAA and Colonial employees. Key employees may depart either before or after the mergers because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the Combined Corporation and MAA LP following the mergers. Accordingly, no assurance can be given that MAA,

MAA LP, Colonial, Colonial LP or, following the mergers, the Combined Corporation and MAA LP will be able to retain key employees to the same extent as in the past.

The mergers will result in changes to the board of directors and management of the Combined Corporation that may affect the strategy of the Combined Corporation and MAA LP as compared to that of MAA and Colonial independently.

If the parties complete the mergers, the composition of the board of directors of the Combined Corporation and management team will change from the respective boards and management teams of MAA and Colonial. The board of directors of the Combined Corporation will consist of twelve members, with all seven directors from the current MAA Board and five directors from the current Colonial Board constituting the members of the Combined Corporation’s board of directors. Alan B. Graf, Jr. and Ralph Horn, Co-Lead Independent Directors for MAA, will serve as Co-Lead Independent Directors for the Combined Corporation. H. Eric Bolton, Jr., MAA’s Chief Executive Officer and Chairman of the Board of Directors, will serve as Chief Executive Officer and Chairman of the Board of Directors of the Combined Corporation. Albert M. Campbell, III, MAA’s Chief Financial Officer, will serve as Chief Financial Officer of the Combined Corporation, and Thomas L. Grimes, Jr., MAA’s Chief Operating Officer, will serve as the Chief Operating Officer of the Combined Corporation. This new composition of the board of directors and the management team of the Combined Corporation may affect the business strategy and operating decisions of the Combined Corporation and MAA LP upon the completion of the mergers.

The future results of the Combined Corporation and MAA LP will suffer if the Combined Corporation and MAA LP do not effectively manage their expanded operations following the mergers.

Following the mergers, the Combined Corporation and MAA LP expect to continue to expand their operations through additional acquisitions of properties, some of which may involve complex challenges. The future success of the Combined Corporation and MAA LP will depend, in part, upon the ability of the Combined Corporation and MAA LP to manage their expansion opportunities, which may pose substantial challenges for the Combined Corporation and MAA LP to integrate new operations into their existing business in an efficient and timely manner, and upon their ability to successfully monitor their operations, costs, regulatory compliance and service quality, and to maintain other necessary internal controls. There is no assurance that the Combined Corporation’s and MAA LP’s expansion or acquisition opportunities will be successful, or that the Combined Corporation and MAA LP will realize their expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

Risks Related to an Investment in MAA LP units and the Combined Corporation’s Common Stock

The amended and restated MAA LP limited partnership agreement has different rights that may be less favorable than the current rights of MAA LP unitholders under the existing MAA LP limited partnership agreement.

There are important differences between the existing MAA LP limited partnership agreement and the amended and restated MAA LP limited partnership agreement, including, among others, those relating to the rights of the general partner to issue additional units, operating distributions, allocations of partnership income and loss, outside activities of the general partner, rights in the event of extraordinary transactions, transfers of partnership interests by the general partner, amendments to the partnership agreement and certain tax matters. Some of these different rights may be less favorable than the current rights of MAA LP unitholders under the existing MAA LP limited partnership agreement. For a detailed discussion of the significant differences between the current rights as a MAA LP unitholder and the rights as a MAA LP unitholder following the adoption of the amended and restated MAA LP limited partnership agreement, see “Comparison of Unitholder Rights” beginning on page 158.

The market price of shares of the common stock of the Combined Corporation and thus the value of the MAA LP units, may be affected by factors different from those affecting the price of shares of MAA common stock or Colonial common shares or the value of MAA LP units or Colonial LP units before the mergers.

If the mergers are completed, we estimate that continuing MAA equity holders will own approximately 56% of the issued and outstanding common shares of the Combined Corporation, assuming the conversion of all limited partnership units of MAA LP held by existing limited partners of MAA LP to shares of Combined Corporation common stock, and former Colonial equity holders will own approximately 44% of the issued and outstanding shares of common stock of the Combined Corporation, assuming the conversion of all limited partnership units issued by MAA LP to former limited partners of Colonial LP to shares of Combined Corporation common stock. The results of operations of the Combined Corporation, as well as the market price of the common stock of the Combined Corporation and thus, the value of the MAA LP common units, after the parent merger may be affected by other factors in addition to those currently affecting MAA’s or Colonial’s results of operations and the market prices of MAA common stock and Colonial common shares and the value of MAA LP units and Colonial LP units. These factors include:

•	a greater number of shares of the Combined Corporation outstanding as compared to the number of currently outstanding shares of MAA;

•	different shareholders;

•	different markets; and

•	different assets and capitalizations

Accordingly, the historical market prices and financial results of MAA and Colonial may not be indicative of these matters for the Combined Corporation after the parent merger.

The market price of the Combined Corporation’s common stock may decline as a result of the mergers.

The market price of the Combined Corporation’s common stock, and thus the value of the MAA LP units, and may decline as a result of the mergers if the Combined Corporation does not achieve the perceived benefits of the mergers as rapidly or to the extent anticipated by financial or industry analysts, or the effect of the mergers on the Combined Corporation’s financial results is not consistent with the expectations of financial or industry analysts.

In addition, upon consummation of the parent merger, MAA shareholders and Colonial shareholders will own interests in a Combined Corporation operating an expanded business with a different mix of properties, risks and liabilities. Current shareholders of MAA and Colonial may not wish to continue to invest in the Combined Corporation, or for other reasons may wish to dispose of some or all of their shares of the Combined Corporation’s common stock. If, following the effective time of the parent merger, large amounts of the Combined Corporation’s common stock are sold, the price of the Combined Corporation’s common stock could decline.

MAA LP cannot assure you that it will be able to continue making distributions at or above the rate currently paid by MAA LP and Colonial LP.

Following the mergers, unitholders of MAA LP may not receive distributions at the same rate they received distributions as unitholders of MAA LP and Colonial LP prior to the mergers for various reasons, including the following:

•	MAA LP may not have enough cash to pay such distributions due to changes in the cash requirements, capital spending plans, cash flow or financial position;

•

decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of the Combined Corporation’s board of directors, which reserves the right to change MAA LP’s current distributions practices at any time and for any reason;

•	the Combined Corporation may desire to retain cash to maintain or improve its credit ratings; and

•

the amount of dividends that MAA LP’s subsidiaries may distribute to MAA LP may be subject to restrictions imposed by state law, restrictions that may be imposed by state regulators, and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

In connection with the announcement of the merger agreement, one lawsuit has been filed and is pending as of July 18, 2013, seeking, among other things, to enjoin the mergers, and an adverse judgment in this lawsuit may prevent the mergers from being effective or from becoming effective within the expected timeframe.

On June 19, 2013, a putative class action and derivative lawsuit was filed in the Circuit Court for Jefferson County, Alabama against and purportedly on behalf of Colonial captioned Williams v. Colonial Properties Trust, et al. The complaint names as defendants Colonial, the members of the Colonial Board, Colonial LP, MAA, MAA LP and OP Merger Sub and alleges that the trustees of Colonial breached their fiduciary duties by engaging in an unfair process leading to the merger agreement, failing to secure and obtain the best price reasonable for Colonial shareholders, allowing preclusive deal protection devices in the merger agreement, and by engaging in conflicted actions. The complaint alleges that Colonial LP, MAA, MAA LP and OP Merger Sub aided and abetted those breaches of fiduciary duties. The complaint seeks a declaration that the defendants have breached their fiduciary duties or aided and abetted such breaches and that the merger agreement is unlawful and unenforceable, an order enjoining the consummation of the mergers, direction of the Colonial trustees to exercise their fiduciary duties to obtain a transaction that is in the best interests of Colonial, rescission of the mergers in the event they are consummated, an award of costs and disbursements, including reasonable attorneys’ and experts’ fees, and other relief. On July 2, 2013, plaintiff moved for expedited fact discovery and for an expedited schedule for filing and hearing a preliminary motion to enjoin the mergers; on July 11, 2013, defendants opposed those motions and moved to stay fact discovery. On July 11, 2013, defendants also moved to dismiss the complaint for failure to state a claim upon which relief can be granted on the grounds that: (1) the claims against the Colonial trustees are derivative and not direct, and plaintiff did not comply with Alabama law on serving notice of the claims on Colonial prior to filing; and (2) Alabama law does not recognize a cause of action in aiding and abetting a breach of fiduciary duty. The Court has scheduled a motions hearing for August 8, 2013. MAA or Colonial may also be the target of similar litigation in the future.

While Colonial and MAA management believe that the allegations in the complaint are without merit and intend to defend vigorously against these allegations, Colonial and MAA cannot assure you as to the outcome of this, or any similar future lawsuits, including the costs associated with defending this claim or any other liabilities that may be incurred in connection with the litigation or settlement of this claim. Neither Colonial nor MAA are able to reliably estimate the likelihood or amount of potential loss. If the plaintiff is successful in obtaining an injunction prohibiting the parties from completing the mergers on the agreed-upon terms, such an injunction may prevent the completion of the mergers in the expected time frame, or may prevent them from being completed altogether. Whether the plaintiff’s claims are successful, this type of litigation is often expensive and diverts management’s attention and resources, which could adversely affect the operation of the businesses of MAA and Colonial. For more information about litigation related to the mergers, see “The Mergers—Litigation Relating to the Mergers” beginning on page 87.

Counterparties to certain significant agreements with MAA LP or Colonial LP may exercise contractual rights under such agreements in connection with the mergers.

MAA LP and Colonial LP are each party to certain agreements that give the counterparty certain rights following a “change in control,” including in some cases the right to terminate the agreement. Under some such agreements, the mergers will constitute a change in control and therefore the counterparty may exercise certain rights under the agreement upon the closing of the mergers. Certain MAA LP and Colonial LP joint ventures, management and service contracts, and debt obligations have agreements subject to such provisions. Any such counterparty may request modifications of their respective agreements as a condition to granting a waiver or consent under their agreement. There can be no assurances that such counterparties will not exercise their rights under these agreements, including termination rights where available, or that the exercise of any such rights under, or modification of, these agreements will not adversely affect the business or operations of the Combined Corporation and MAA LP following the mergers.

The historical and unaudited pro forma combined condensed financial information included elsewhere in this joint consent solicitation/prospectus may not be representative of MAA LP’s results after the mergers, and accordingly, you have limited financial information on which to evaluate MAA LP following the mergers.

The unaudited pro forma combined condensed financial information included elsewhere in this joint consent solicitation/prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the mergers been completed as of the date indicated, nor is it indicative of the future operating results or financial position of MAA LP following the mergers. The unaudited pro forma combined condensed financial information does not reflect future events that may occur after the mergers, including the costs related to the planned integration of the two companies and any future nonrecurring charges resulting from the mergers, and does not consider potential impacts of current market conditions on revenues or expense efficiencies. The unaudited pro forma combined condensed financial information presented elsewhere in this joint consent solicitation/prospectus is based in part on certain assumptions regarding the mergers that MAA LP and Colonial LP believe are reasonable under the circumstances. MAA LP and Colonial LP cannot assure you that the assumptions will prove to be accurate over time.

The Combined Corporation and MAA LP will have a significant amount of indebtedness following the mergers and may need to incur more in the future.

The Combined Corporation and MAA LP will have substantial indebtedness following completion of the parent merger. For example, as of June 30, 2013, the Combined Corporation would have had an estimated fixed charge coverage ratio of 1.7x and an estimated debt as a percentage of total market capitalization of 40.5% (by comparison, as of that date, the standalone figures for MAA were 2.3x and 35.6%, respectively, and for Colonial were 1.1x and 41.7%, respectively). In addition, in connection with executing the Combined Corporation’s and MAA LP’s business strategies following the mergers, the Combined Corporation and MAA LP expect to continue to evaluate the possibility of acquiring additional properties and making strategic investments, and the Combined Corporation and MAA LP may elect to finance these endeavors by incurring additional indebtedness. The amount of such indebtedness could have material adverse consequences for the Combined Corporation and MAA LP, including:

•	reducing the Combined Corporation’s and MAA LP’s credit ratings and thereby raising its borrowing costs;

•	hindering the Combined Corporation’s and MAA LP’s ability to adjust to changing market, industry or economic conditions;

•	limiting the Combined Corporation’s and MAA LP’s ability to access the capital markets to refinance maturing debt or to fund acquisitions or emerging businesses;

•	limiting the amount of free cash flow available for future operations, acquisitions, dividends, distributions stock repurchases or other uses;

•	making the Combined Corporation and MAA LP more vulnerable to economic or industry downturns, including interest rate increases; and

•	placing the Combined Corporation and MAA LP at a competitive disadvantage compared to less leveraged competitors.

Moreover, to respond to competitive challenges, the Combined Corporation and MAA LP may be required to raise substantial additional capital to execute their business strategy. The Combined Corporation’s and MAA LP’s ability to arrange additional financing will depend on, among other factors, the Combined Corporation’s and MAA LP’s financial position and performance, as well as prevailing market conditions and other factors beyond the Combined Corporation’s and MAA LP’s control. If the Combined Corporation and MAA LP are able to obtain additional financing, the Combined Corporation’s and MAA LP’s credit ratings could be further adversely affected, which could further raise the Combined Corporation’s and MAA LP’s borrowing costs and further limit its future access to capital and its ability to satisfy its obligations under its indebtedness.

The Combined Corporation may incur adverse tax consequences if MAA or Colonial has failed or fails to qualify as a REIT for U.S. federal income tax purposes which may have a material adverse consequence on holders of MAA LP units.

Each of MAA and Colonial has operated in a manner that it believes has allowed it to qualify as a REIT for U.S. federal income tax purposes under the Code, and each intend to continue to do so through the time of the parent merger and the Combined Corporation intends to continue operating in such a manner following the parent merger. None of MAA, Colonial or the Combined Corporation has requested or plans to request a ruling from the IRS that it qualifies as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury Regulations that have been promulgated under the Code is greater in the case of a REIT that holds its assets through a partnership (such as both Colonial and MAA do, and as the Combined Corporation will following the parent merger). The determination of various factual matters and circumstances not entirely within the control of MAA, Colonial or the Combined Corporation, as the case may be, may affect any such company’s ability to qualify as a REIT. In order to qualify as a REIT, each of MAA, Colonial and the Combined Corporation must satisfy a number of requirements, including requirements regarding the ownership of its stock and the composition of its gross income and assets. Also, a REIT must make distributions to shareholders aggregating annually at least 90% of its net taxable income, excluding any net capital gains.

If any of MAA, Colonial or the Combined Corporation loses its REIT status, or is determined to have lost its REIT status in a prior year, it will face serious tax consequences that would substantially reduce its cash available for distribution, including cash available to pay dividends to its shareholders, because:

•

such company would be subject to U.S. federal income tax on its net income at regular corporate rates for the years it did not qualify for taxation as a REIT (and, for such years, would not be allowed a deduction for dividends paid to shareholders in computing its taxable income);

•	such company could be subject to the federal alternative minimum tax and possibly increased state and local taxes for such periods;

•

unless such company is entitled to relief under applicable statutory provisions, neither it nor any “successor” company could elect to be taxed as a REIT until the fifth taxable year following the year during which it was disqualified; and

•

for the ten years following re-election of REIT status, upon a taxable disposition of an asset owned as of such re-election, such company would be subject to corporate level tax with respect to any built-in gain inherent in such asset at the time of re-election.

The Combined Corporation will inherit any liability with respect to unpaid taxes of MAA or Colonial for any periods prior to the parent merger. In addition, as described above, if Colonial failed to qualify as a REIT as of the parent merger but the Combined Corporation nonetheless qualified as a REIT, in the event of a taxable disposition of a former Colonial asset during the ten years following the parent merger the Combined Corporation would be subject to corporate tax with respect to any built-in gain inherent in such asset as of the parent merger. In addition, under the “investment company” rules under Section 368 of the Code, if both MAA and Colonial are “investment companies” under such rules, the failure of either Colonial or MAA to qualify as a REIT could cause the parent merger to be taxable to Colonial or MAA, respectively, and its shareholders. As a result of all these factors, MAA’s, Colonial’s or the Combined Corporation’s failure to qualify as a REIT could impair the Combined Corporation’s ability to expand its business and raise capital, and would materially adversely affect the value of its stock, which in turn would adversely affect the value of MAA LP units (because MAA LP units may generally be redeemed in exchange for shares of MAA stock or their cash equivalent at the election of MAA LP). In addition, for years in which the Combined Corporation does not qualify as a REIT, it will not otherwise be required to make distributions to shareholders.

In certain circumstances, even if the Combined Corporation qualifies as a REIT, it and its subsidiaries may be subject to certain U.S. federal, state, and other taxes, which would reduce the Combined Corporation’s cash available for distribution to its shareholders.

Even if each of MAA, Colonial and the Combined Corporation has, as the case may be, qualified and continues to qualify as a REIT, the Combined Corporation may be subject to U.S. federal, state, or other taxes. For example, net income from the sale of properties that are “dealer” properties sold by a REIT (a “prohibited transaction” under the Code) will be subject to a 100% tax. In addition, the Combined Corporation may not be able to make sufficient distributions to avoid income and excise taxes applicable to REITs. Alternatively, the Combined Corporation may decide to retain income it earns from the sale or other disposition of its property and pay income tax directly on such income. In that event, the Combined Corporation’s shareholders would be treated as if they earned that income and paid the tax on it directly. However, shareholders that are tax-exempt, such as charities or qualified pension plans, might not have any benefit from their deemed payment of such tax liability. The Combined Corporation and its subsidiaries may also be subject to U.S. federal taxes other than U.S. federal income taxes, as well as state and local taxes (such as state and local income and property taxes), either directly or at the level of its operating partnership, or at the level of the other companies through which the Combined Corporation indirectly owns its assets. Any U.S. federal or state taxes the Combined Corporation (or any of its subsidiaries) pays will reduce cash available for distribution by the Combined Corporation to shareholders and may adversely affect the value of its stock, which in turn would adversely affect the value of MAA LP units (because MAA LP units may generally be redeemed in exchange for shares of MAA stock or their cash equivalent at the election of MAA LP). See section “Material U.S. Federal Income Tax Consequences” beginning on page 113.

The U.S. federal income tax consequences to Colonial LP unitholders and MAA LP unitholders of the partnership merger and their ownership of MAA LP units after the partnership merger are complex and should be carefully considered by you.

U.S. Federal Income Tax Consequences of the Partnership Merger. A Colonial LP unitholder that is a U.S. Holder (as defined below) generally will not recognize taxable gain or loss for U.S. federal income tax purposes at the time of and as a result of the partnership merger so long as the unitholder:

•

is not deemed to receive a cash distribution as a result of net reduction in its allocable share of partnership liabilities in excess of such unitholder’s adjusted basis in its Colonial LP units at the time of the partnership merger;

•

is not required to recognize gain because of the partnership merger being treated as part of a “disguised sale” (either by such unitholder or by Colonial LP) under Section 707(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

•	does not have its “at risk” amount with respect to any activity fall below zero; and

•

does not exercise its redemption right with respect to MAA LP units under the amended and restated MAA LP limited partnership agreement during the two-year period beginning on the day after the partnership merger becomes effective.

A MAA LP unitholder that is a U.S. Holder (as defined below) generally will not recognize taxable gain or loss for U.S. federal income tax purposes at the time of and as a result of the partnership merger so long as the unitholder:

•

is not deemed to receive a cash distribution as a result of net reduction in its allocable share of partnership liabilities in excess of such unitholder’s adjusted basis in its MAA LP units at the time of the partnership merger; and

•	does not have its “at risk” amount with respect to any activity fall below zero.

Whether and the extent to which a Colonial LP unitholder or a MAA LP unitholder will undergo a reduction in its share of partnership liabilities will depend on a number of variables. In addition, future events may cause a Colonial LP unitholder or a MAA LP unitholder to recognize all part of its gain that was otherwise deferred at the time of the partnership merger. Although the partnership merger generally is intended to permit U.S. Holders (as defined below) of Colonial LP units and MAA LP units to defer the taxable gain that they otherwise would recognize in a fully taxable transaction, the Internal Revenue Service might contend that the partnership merger or subsequent events caused Colonial LP unitholders or MAA LP unitholders to have recognized some or all of such otherwise deferred gain. For a further discussion of these and other U.S. federal income tax consequences of the partnership merger, please read the discussion under the heading “Material U.S. Federal Income Tax Consequences.” The tax consequences of the partnership merger and the ownership of MAA LP units are complex. Colonial LP’s unitholders and MAA LP’s unitholders should also consult their own tax advisors as to the U.S. federal income tax consequences of the partnership merger, as well as the effects of other U.S. federal, and state, local and non-U.S. tax laws.

Effects of Subsequent Events upon Recognition of Gain. Future events and transactions could cause some or all of the former Colonial LP unitholders holding MAA LP units and some or all existing MAA LP unitholders to recognize part or all of the taxable gain that has been deferred either through the original contribution of assets to Colonial LP or MAA LP, respectively, in exchange for Colonial LP units or MAA LP units, respectively, or through the partnership merger. See “Material U.S. Federal Income Tax Consequences — Effect of Subsequent Events.” Except as pursuant to certain limited exceptions under the amended and restated MAA LP partnership agreement and as may be provided under a separate agreement for the benefit of a particular holder of Colonial LP units or MAA LP units, MAA is not required to take into account the tax consequences to the limited partners in deciding whether to cause MAA LP (or its subsidiaries) to undertake specific transactions that could cause the limited partners to recognize gain, and the limited partners generally have no right to approve or disapprove these transactions.

Tax Status of MAA LP. MAA LP believes, and counsel to MAA LP has delivered an opinion to MAA LP that, MAA LP has been treated as a partnership for U.S. federal income tax purposes. If MAA LP were instead taxable as a corporation, most, if not all, of the tax consequences described herein would not apply. For instance, the partnership merger could constitute a taxable transaction. Moreover, MAA LP generally would be subject U.S. federal income tax at regular corporate rates on its net income, and distributions to MAA LP unitholders could be materially reduced, thereby affecting the value of MAA LP units. In addition, if MAA LP was taxable as a corporation, MAA would fail to qualify as a REIT under the Code and would instead be taxable as a regular corporation. This would likely have the effect of reducing significantly the value of shares of MAA common stock, which, in turn, would adversely affect the value of MAA LP units (because MAA LP units generally may be redeemed in exchange for shares of MAA common stock or their cash equivalent, at the election of MAA LP).

Other Tax Liabilities of Holders of MAA LP Units. In addition to the federal income tax aspects of the partnership merger, holders of MAA LP units after the partnership merger should consider the potential state and local tax consequences of owning MAA LP units. Tax returns may be required and tax liability may be imposed both in the state or local jurisdictions where such MAA LP unitholder resides and in each state or local jurisdiction in which MAA LP has assets or otherwise does business. Thus, persons holding MAA LP units either directly or through one or more partnerships or limited liability companies may be subject to state and local taxation in a number of jurisdictions in which MAA LP directly or indirectly holds real property and would be required to file periodic tax returns in those jurisdictions. MAA LP also may be required to withhold state income tax from distributions otherwise payable to, or other amounts in respect of, the MAA LP unitholders.

MAA and Colonial face other risks.

The foregoing risks are not exhaustive, and you should be aware that, following the mergers, the Combined Corporation and MAA LP will face various other risks, including those discussed in reports filed by MAA with the SEC, and the risks described in Annexes E, F, G and H to this joint consent solicitation/prospectus. See “Where You Can Find More Information” beginning on page 180.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This joint consent solicitation/prospectus and the documents incorporated by reference into this joint consent solicitation/prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which MAA, MAA LP, Colonial and Colonial LP operate and beliefs of, and assumptions made by, MAA management and Colonial management and involve uncertainties that could significantly affect the financial results of MAA, MAA LP, Colonial, Colonial LP or the Combined Corporation. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature. Such forward-looking statements include, but are not limited to, statements about the anticipated benefits of the business combination transaction involving MAA LP and Colonial LP, including future financial and operating results, and the Combined Corporation’s and MAA LP’s plans, objectives, expectations and intentions following completion of the mergers. All statements that address operating performance, events or developments that MAA, MAA LP, Colonial and Colonial LP expect or anticipate will occur in the future—including statements relating to expected synergies, improved liquidity and balance sheet strength—are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although MAA, MAA LP, Colonial and Colonial LP believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, MAA, MAA LP, Colonial and Colonial LP can give no assurance that their expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to:

•

each of MAA’s, MAA LP’s, Colonial’s and Colonial LP’s success, or the success of the Combined Corporation, in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate acquisitions or investments;

•	changes in national, regional and local economic climates;

•	changes in financial markets and interest rates, or to the business or financial condition of MAA, MAA LP, Colonial and Colonial LP or the Combined Corporation or their respective businesses;

•	the nature and extent of future competition;

•	each of MAA’s, MAA LP’s, Colonial’s and Colonial LP’s ability, or the ability of the Combined Corporation, to pay down, refinance, restructure and/or extend its indebtedness as it becomes due;

•	the ability and willingness of MAA, Colonial and the Combined Corporation to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations;

•	the ability of each of MAA LP and Colonial LP to maintain its status as a partnership for tax purposes;

•	availability to MAA, MAA LP, Colonial and Colonial LP and the Combined Corporation of financing and capital;

•

each of MAA’s, MAA LP’s, Colonial’s and Colonial LP’s ability, or the ability of the Combined Corporation, to deliver high quality properties and services, to attract and retain qualified personnel and to attract and retain residents and other tenants;

•	the impact of any financial, accounting, legal or regulatory issues or litigation that may affect MAA, MAA LP, Colonial and Colonial LP or the Combined Corporation;

•	risks associated with achieving expected revenue synergies or cost savings as a result of the mergers;

•

risks associated with the companies’ ability to consummate the mergers, the timing of the closing of the mergers and unexpected costs or unexpected liabilities that may arise from the mergers, whether or not consummated; and

•

those additional risks and factors discussed in reports filed with the Securities and Exchange Commission, or the SEC, by MAA from time-to-time, including those discussed under the heading “Risk Factors” in its most recently filed reports on Forms 10-K and 10-Q.

Should one or more of the risks or uncertainties described above or elsewhere in this joint consent solicitation/prospectus occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint consent solicitation/prospectus.

All forward-looking statements, expressed or implied, included in this joint consent solicitation/prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that MAA, MAA LP, Colonial, Colonial LP or persons acting on their behalf may issue.

None of MAA, MAA LP, Colonial or Colonial LP undertakes any duty to update any forward-looking statements appearing in this joint consent solicitation/prospectus.

MAA LP CONSENT SOLICITATION

Purpose of the MAA Consent Solicitation

MAA, as the sole general partner of MAA LP, is asking MAA LP unitholders to provide their consent on the approval of two proposals:

•	a proposal to approve the merger agreement and the partnership merger; and

•	a proposal to approve the amended and restated MAA LP limited partnership agreement.

Who Can Vote to Approve Proposals

MAA LP unitholders are entitled to provide their consent to approve the proposals with respect to their existing MAA LP units if the records of MAA LP showed that the unitholder held his, her or its MAA LP units as of the close of business on [—], 2013. At the close of business on that date, a total of [—] MAA LP units were issued and outstanding. Each existing MAA LP unit is entitled to one vote to approve the proposals. The enclosed consent form shows the number of existing MAA LP units that you are entitled to provide their consent.

In order to provide your consent to approve the proposals, please complete, sign and return your consent form in the enclosed preaddressed postage-paid envelope prior to the consent expiration date, which is [—] p.m., Central Time, on [—], 2013. All consent forms must be received by that date.

If a MAA LP unitholder signs and returns a consent form and (1) does not indicate whether the unitholder approves the merger agreement and the partnership merger, the MAA LP unitholder will be deemed to have approved the merger agreement and partnership merger and/or (2) does not indicate whether the unitholder approves the amended and restated MAA LP limited partnership agreement, the MAA LP unitholder approval will be deemed to have approved the amended and restated MAA LP limited partnership agreement.

Required Approvals

In order for MAA and MAA LP to complete the mergers, the holders of at least a majority of the outstanding MAA LP units, which excludes for purposes of the approval all partnership interests held by MAA, must approve the merger agreement and the partnership merger. By approving the merger agreement and the partnership merger, the MAA LP unitholders will also be waiving the provisions of Article 12 of the existing MAA LP limited partnership agreement with respect to the mergers.

In order for MAA LP to complete the partnership merger, the merger agreement also provides that the amended and restated MAA LP limited partnership agreement will be the limited partnership agreement of MAA LP at the time of the partnership merger. The amended and restated MAA LP limited partnership agreement must be approved by the holders of at least 66 2/3rds of the outstanding MAA LP units, which excludes for purposes of the approval all partnership interests held by MAA.

MAA, as the sole holder of Class B Common Units of MAA LP, must approve the merger agreement, the partnership merger and the amended and restated MAA LP limited partnership agreement, in addition to the approvals by the MAA LP unitholders. While MAA has not yet approved the merger agreement, the partnership agreement and the amended and restated MAA LP limited partnership agreement in its capacity as the sole holder of Class B Common Units, MAA is a party to, and bound by the terms of, the merger agreement (which expressly obligates MAA to vote the Class B Common Units in favor of these matters) and it is expected that MAA will deliver its written consent to approve the merger agreement, the partnership agreement and the amended and restated MAA LP limited partnership agreement in such capacity.

Recommendation of the MAA Board

After careful consideration, the MAA Board, on behalf of MAA in its capacity as the sole general partner of MAA LP, has unanimously determined and declared that the merger agreement, the partnership merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of MAA LP and its unitholders and approved and adopted the merger agreement, the partnership merger and the other transactions contemplated by the merger agreement. The MAA Board unanimously recommends that MAA LP unitholders approve the merger agreement and the partnership merger.

Additionally, the MAA Board has unanimously determined that it is desirable and in the best interests of MAA, MAA LP and the MAA LP unitholders to amend and restate the existing MAA LP agreement of limited partnership and approved the amended and restated MAA LP limited partnership agreement. The MAA Board unanimously recommends that MAA LP unitholders approve the amended and restated MAA LP limited partnership agreement.

For a more complete description of the recommendation of the MAA Board, see “The Mergers—Recommendation of the MAA Board and Its Reasons for the Mergers” beginning on page 69.

Voting Agreements

Pursuant to separate voting agreements, certain unitholders of MAA LP, who together as of July 16, 2013 owned approximately 37.30% of the outstanding MAA LP units, have agreed to approve the merger agreement and the amended and restated MAA LP limited partnership agreement, subject to the terms and conditions of the respective voting agreements, as described under “Voting Agreements” beginning on page 110.

How You May Change Your Decision to Approve the Proposals

A MAA LP unitholder may change his, her or its decision whether to approve the merger agreement, the partnership merger and the amended and restated MAA LP limited partnership agreement, at any time prior to [—], 2013 by sending a new consent form or other explicit written notice to the corporate Secretary of MAA, the general partner of MAA LP, at 6584 Poplar Avenue, Memphis, Tennessee 38138, in time to be received before [—] p.m., Central Time, on [—], 2013.

Cost of this Consent Solicitation

MAA LP will pay the cost of this consent solicitation. We also expect that several of MAA’s employees will solicit limited partners personally and by telephone. None of these employees will receive any additional or special compensation for doing this.

COLONIAL LP CONSENT SOLICITATION

Purpose of the Colonial LP Consent Solicitation

Colonial, as the sole general partner of Colonial LP, is asking holders of Colonial LP units to provide their consent on the approval of the merger agreement and the partnership merger.

Who Can Vote to Approve Proposals

Colonial LP unitholders are entitled to consent with respect to their Colonial LP units if the records of Colonial LP showed that the unitholder held his, her or its units as of the close of business on [—], 2013. At the close of business on that date, a total of [—] Colonial LP units were outstanding and entitled to provide their consent. Each Colonial LP unit has one vote. The enclosed consent form shows the number of existing units that you are entitled to consent.

In order to provide your consent to approve the proposals, please complete, sign and return your consent form in the enclosed preaddressed postage-paid envelope prior to the consent expiration date, which is [—] p.m., Central Time, on [—], 2013. All consent forms must be received by that date.

If a Colonial LP unitholder signs and returns a consent form and does not indicate whether the unitholder approves the merger agreement and the partnership merger, the Colonial LP unitholder will be deemed to have approved the merger agreement and partnership merger.

Required Approvals

The approval of the merger agreement and the partnership merger by Colonial LP’s unitholders requires the approval of the holders of at least three-fourths of the outstanding Colonial LP units, including the Colonial LP units held by Colonial. Colonial is the holder of approximately 92.5% of the outstanding Colonial LP units. While Colonial has not yet approved the merger agreement and the partnership merger in its capacity as a holder of Colonial LP units, Colonial is a party to, and bound by the terms of, the merger agreement and it is expected that Colonial will deliver its written consent to approve the merger agreement and the partnership merger in such capacity.

Recommendation of Colonial

After careful consideration, the Colonial Board, on behalf of Colonial in its capacity as the sole general partner of Colonial LP, has unanimously determined that the merger agreement, the partnership merger and the other transactions contemplated thereby are advisable and in the best interests of the Colonial LP unitholders and approved and adopted the merger agreement, the partnership merger and the other transactions contemplated thereby. Colonial, as the sole general partner of Colonial LP, recommends that Colonial LP unitholders approve the merger agreement and the partnership merger.

For a more complete description of the recommendation of the Colonial Board, see “The Mergers—Recommendation of Colonial and Its Reasons for the Mergers” beginning on page 72.

Voting Agreements

Pursuant to separate voting agreements, certain unitholders of Colonial LP, who together as of July 16, 2013 owned approximately 3.5% of the outstanding Colonial LP units, including Colonial LP units held by Colonial, have agreed to approve the merger agreement and the partnership merger, subject to the terms and conditions of the respective voting agreements, as described under “Voting Agreements” beginning on page 110.

How You May Change Your Decision to Approve the Proposals

A Colonial LP unitholder may change his, her or its decision whether to approve the merger agreement and the partnership merger at any time prior to [—], 2013 by sending a new consent form or other explicit written notice to the corporate Secretary of Colonial, the sole general partner of Colonial LP, at 2101 Sixth Avenue North, Suite 750, Birmingham, Alabama 35203, in time to be received before [—] p.m., Central Time, on [—], 2013.

Cost of this Consent Solicitation

Colonial LP will pay the cost of this consent solicitation. We also expect that several of Colonial’s employees will solicit limited partners personally and by telephone. None of these employees will receive any additional or special compensation for doing this.

THE COMPANIES

Mid-America Apartment Communities, Inc. and Mid-America Apartments, L.P.

MAA is a Tennessee corporation that has elected to be taxed as a REIT under the Code. MAA owns, acquires, renovates, develops and manages apartment communities in the Sunbelt region of the United States. As of June 30, 2013, MAA owned or owned interests in a total of 163 multifamily apartment communities comprising 49,017 apartments located in 13 states, including four communities comprising 1,156 apartments owned through MAA’s joint venture, Mid-America Multifamily Fund II, LLC. MAA also had two development communities under construction totaling 564 units as of June 30, 2013. Total expected costs for the development projects are $73.8 million, of which $37.8 million has been incurred through June 30, 2013. MAA expects to complete construction on the three projects by the fourth quarter of 2014. Four of MAA’s properties include retail components with approximately 107,000 square feet of gross leasable area.

MAA’s most significant asset is its ownership interest in MAA LP, which, together with its subsidiaries, conduct the operations of a substantial majority of MAA’s business, hold a substantial majority of MAA’s consolidated assets and generate a substantial majority of MAA’s revenues. MAA is the sole general partner of MAA LP and, as of June 30, 2013, owned 40,141,197 common units of partnership interest, or approximately 95.9% of the outstanding partnership interests of MAA LP. Prior to the effective times of the mergers, MAA will contribute all of its assets, with the exception of its ownership interest in MAA LP and certain bank accounts held by MAA, to MAA LP, and as a result, MAA will be structured as a traditional UPREIT.

MAA common stock is listed on the NYSE, trading under the symbol “MAA.”

MAA was incorporated in the state of Tennessee in 1993, and MAA LP was formed in the state of Tennessee in 1993. MAA’s principal executive offices are located at 6584 Poplar Avenue, Memphis, Tennessee 38138, and its telephone number is (901) 682-6600.

OP Merger Sub, an indirect wholly-owned subsidiary of MAA LP, is a Delaware limited partnership formed on May 30, 2013 for the purpose of effecting the partnership merger. Upon completion of the partnership merger, OP Merger Sub will be merged with and into Colonial LP with Colonial LP surviving as an indirect wholly-owned subsidiary of MAA LP. OP Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

Additional information about MAA is included in documents incorporated by reference into this joint consent solicitation/prospectus. See “Where You Can Find More Information” beginning on page 180. Additional information about MAA LP is included in Annex E and Annex F to this joint consent solicitation/prospectus.

Colonial Properties Trust and Colonial Realty Limited Partnership

Colonial, originally formed as a Maryland REIT on July 9, 1993 and reorganized as an Alabama REIT under the Alabama REIT statute on August 21, 1995, is a self-administered REIT that has elected to be taxed as a REIT under the Code. Colonial is a multifamily-focused self-administered and self-managed equity REIT, which means that it is engaged in the acquisition, development, ownership, management and leasing of multifamily apartment communities and other commercial real estate properties. As of June 30, 2013, Colonial owned or maintained a partial ownership in a total of 115 multifamily apartment communities comprising 34,577 apartments located in 11 states. Additionally, Colonial has seven commercial properties with approximately 1,194,000 square feet of gross leasable area.

Colonial’s only material asset is its ownership of limited partnership interests in Colonial LP, which, together with its subsidiaries, conducts all of Colonial’s business, holds all of Colonial’s consolidated assets and generates all of Colonial’s revenues. Colonial is the sole general partner of Colonial LP and, as of June 30, 2013, owned approximately 92.5% of the outstanding partnership interests of Colonial LP.

Colonial common shares are listed on the NYSE, trading under the symbol “CLP.”

Colonial’s principal executive offices are located at 2101 Sixth Avenue North, Suite 750, Birmingham, Alabama 35203, and its telephone number is (205) 250-8700.

Additional information about Colonial and its subsidiaries, including regarding its business, properties, legal proceedings, financial statements, financial condition and results of operations, changes in and disagreements with accountants on accounting and financial disclosure, and disclosures regarding market risk, is set forth in Colonial LP’s annual report on Form 10-K for the fiscal year ended December 31, 2012 and its quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2013, which are included herewith as Annex G and Annex H, respectively, and which are each incorporated herein by reference. See also “Where You Can Find More Information” beginning on page 180.

The Combined Corporation

The Combined Corporation will be named “Mid-America Apartment Communities, Inc.” and will be a Tennessee corporation that will be a self-administered REIT, structured as a traditional UPREIT, which has elected to be taxed as a REIT under the Code. The Combined Corporation is a Sunbelt-focused, publicly traded, multifamily REIT with enhanced capabilities to deliver value for residents, shareholders and employees. The Combined Corporation is expected to have a pro forma equity market capitalization of approximately $5.1 billion, and a total market capitalization in excess of $8.6 billion. The Combined Corporation’s asset base will consist primarily of approximately 85,000 multifamily units in 285 properties. The Combined Corporation will maintain strategic diversity across large and secondary markets within the high growth Sunbelt region of the United States. The Combined Corporation’s ten largest markets are expected to be Dallas/Ft. Worth, Atlanta, Austin, Raleigh, Charlotte, Nashville, Jacksonville, Tampa, Orlando and Houston.

The business of the Combined Corporation will be operated through MAA LP and its subsidiaries. On a pro forma basis giving effect to the mergers, the Combined Corporation will own an approximate 94.6% partnership interest in MAA LP and, as its sole general partner, the Combined Corporation will have the full, exclusive and complete responsibility for and discretion in the day-to-day management and control of MAA LP.

The common stock of the Combined Corporation will be listed on the NYSE, trading under the symbol “MAA.”

The Combined Corporation’s principal executive offices will be located at 6584 Poplar Avenue, Memphis, Tennessee 38138, and its telephone number will be (901) 682-6600.

THE MERGERS

The following is a description of the material aspects of the mergers. We believe that the following description covers the material terms of the mergers, the description may not contain all of the information that is important to MAA LP unitholders and Colonial LP unitholders. We encourage MAA LP unitholders and Colonial LP unitholders to carefully read this entire joint consent solicitation/prospectus, including the merger agreement and the other documents attached to this joint consent solicitation/prospectus and incorporated herein by reference, for a more complete understanding of the mergers.

General

Each of the MAA Board, on behalf of MAA in its capacity as the sole general partner of MAA LP, and the Colonial Board, in its capacity as the sole general partner of Colonial LP, has unanimously approved the merger agreement, the mergers and the other transactions contemplated by the merger agreement. Subject to the terms and conditions of the merger agreement, OP Merger Sub, a subsidiary of MAA LP, will merge with and into Colonial LP with Colonial LP continuing as the surviving entity and an indirectly wholly owned subsidiary of MAA LP. The merger agreement also provides that Colonial will merge with and into MAA, with MAA surviving. “The Merger Agreement—Merger Consideration; Effects of the Parent Merger and the Partnership Merger.”

Under the merger agreement, in the partnership merger, each limited partner interest in Colonial LP designated as a “Class A Unit” and a “Partnership Unit” under the limited partnership agreement of Colonial LP, which we refer to in this joint consent solicitation/prospectus as Colonial LP units, issued and outstanding immediately prior to the effectiveness of the partnership merger (other than limited partner interests owned by Colonial) will be converted into Class A common units in MAA LP, which we refer to in this joint consent solicitation/prospectus as new MAA LP units, in an amount equal to (x) 1 multiplied by (y) the 0.36, and each holder of new MAA LP units will be admitted as a limited partner of MAA LP in accordance with the terms of the amended and restated MAA LP limited partnership agreement following the effectiveness of the partnership merger.

As of July 16, 2013, the Colonial executive officers and Colonial trustees beneficially owned, in the aggregate, 3,893,154 Colonial LP units. If all of the Colonial LP units beneficially owned by the Colonial executive officers and Colonial trustees as of July 16, 2013 were converted to new MAA LP units in connection with the partnership merger, then the Colonial executive officers and Colonial trustees would receive an aggregate of 1,401,535 new MAA LP units.

As of the effective time of the partnership merger, MAA LP will enter into the amended and restated MAA LP limited partnership agreement, pursuant to which, among other things, the new MAA LP units received by holders of Colonial LP units in the partnership merger will become convertible into an amount of cash equal to the value of a corresponding number of shares of MAA common stock, or, at the option of MAA, the corresponding number of shares of MAA common stock. See “The Merger Agreement—Merger Consideration; Effects of the Parent Merger and the Partnership Merger—Merger Consideration” beginning on page 89.

Background of the Mergers

The boards and management teams of Colonial and MAA periodically and in the ordinary course have evaluated and considered a variety of financial and strategic opportunities as part of their respective long-term strategies to enhance value for their shareholders.

Prior to April 2012, Colonial from time to time engaged in discussions regarding a variety of possible business opportunities, including discussions with other companies in Colonial’s industry. These discussions ranged from possible commercial or partnering arrangements to possible acquisitions by or of Colonial or other business combination transactions. Colonial received, on occasion, unsolicited inquiries from third parties regarding possible business combinations or other strategic transaction opportunities. On occasion prior to April 2012, as part of its ongoing evaluation of its business strategy and business opportunities, Colonial engaged in discussions regarding possible strategic transactions, including discussions with another public multifamily REIT, referred to in this joint consent solicitation/prospectus as “Company A,” and a real estate investment and management services firm, referred to in this joint consent solicitation/prospectus as “Company B,” which in each case were both brief and preliminary.

In January 2012, Colonial received an unsolicited letter addressed to the executive committee of the Colonial Board from the chairman and chief executive officer of a national operator of multifamily apartments, referred to in this joint consent solicitation/prospectus as “Company C.” The letter expressed an interest in exploring a potential business combination with Colonial and specified an initial indication of value of $22 to $25 in cash per outstanding Colonial common share, noting that the ultimate valuation determination would be made following completion of Company C’s diligence review. The letter did not contain any other terms regarding a proposed combination. The Colonial Board, of which Mr. Thomas H. Lowder—Colonial’s Chief Executive Officer—serves as chairman, discussed the letter from Company C during its regular, in person board meeting at Colonial’s headquarters in Birmingham, Alabama on January 24, 2012, at which meeting a representative of Colonial’s outside legal advisor, Hogan Lovells US LLP, herein referred to as Hogan Lovells, was present telephonically. Based on the preliminary nature of Company C’s expression of interest and its lack of material terms other than a preliminary indication of value, the Colonial Board’s view that the price range expressed in the letter was inadequate for a sale transaction of this type, Colonial management’s familiarity with Company C and its concern with Company C’s ability to structure and consummate a transaction of this type and complexity, the Colonial Board determined not to proceed with further discussions with Company C at that time.

Beginning in the spring 2012, Colonial’s improved financial position, resulting from Colonial’s improved operating performance and reduced debt levels, improvements in general economic conditions and financial markets and strong multifamily industry fundamentals led the Colonial Board to assess its current business strategy in light of other possible strategic alternatives. At Colonial’s regular, in person board meeting at Colonial’s headquarters in Birmingham on April 25, 2012, the Colonial Board invited BofA Merrill Lynch to discuss with the Colonial Board potential strategic alternatives for Colonial and subsequently engaged BofA Merrill Lynch as Colonial’s financial advisor. Representatives of Hogan Lovells and Edward Hardin, co-general counsel of Colonial, and counsel with Burr & Forman LLP, herein referred to as Burr Forman, were also present. Potential strategic alternatives discussed at this meeting included potential sale, merger and acquisition opportunities. During the discussion, the Colonial Board further discussed Colonial’s improved financial position, improvements in the financial markets and strong multifamily industry fundamentals as well as the potential benefits to Colonial shareholders if a transaction were structured to allow them to continue to participate in the ongoing success of Colonial’s business. As a result, the discussions were focused principally on the possibility of a strategic combination transaction with other multifamily REITs, including MAA and Company A. Following this discussion, the Colonial Board authorized Mr. Lowder to contact representatives of MAA and Company A in an effort to determine whether there was interest by either such party in discussing a possible strategic combination transaction with Colonial.

In early May 2012, Mr. Lowder spoke by telephone with the chief executive officer of Company A. Mr. Lowder and the chief executive officer of Company A discussed the multifamily industry generally, as well as their respective companies. During this discussion, Mr. Lowder inquired whether Company A would have interest in considering a possible strategic combination of the two companies. This discussion was limited to a preliminary inquiry and did not address any specific terms of a possible transaction. At the end of the discussion, Mr. Lowder suggested that the chief executive officer of Company A contact Mr. Lowder if Company A was interested in engaging in further discussions regarding a possible strategic combination with Colonial. After this discussion, the chief executive officer of Company A did not contact Mr. Lowder or Colonial to engage in further discussions, and representatives of Colonial and Company A did not engage in further discussions regarding a potential strategic combination transaction.

On May 9, 2012, Mr. Lowder contacted H. Eric Bolton, Jr., Chairman and Chief Executive Officer of MAA, to inquire about whether MAA would be interested in exploring a potential strategic combination transaction with Colonial. As part of this conversation, Messrs. Lowder and Bolton discussed the potential strategic merits of combining the companies to create a leading Sunbelt-focused multifamily REIT. During the subsequent week, Mr. Bolton contacted each director of MAA individually by telephone to inform them of his conversation with Mr. Lowder and advise them that a potential strategic transaction with Colonial would be discussed at the next regular quarterly meeting of the MAA Board.

Subsequent to the May 9, 2012 meeting, Messrs. Bolton and Lowder contacted each other by telephone and email to make arrangements for an in person meeting to discuss a potential strategic combination transaction between MAA and Colonial further.

On May 24, 2012, the MAA Board held a regular quarterly meeting in Memphis with members of senior management and representatives of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, herein referred to as Baker Donelson. At this meeting, Mr. Bolton summarized his communications with Mr. Lowder and made a presentation to the MAA Board that provided a preliminary overview of Colonial including, among other things, information regarding Colonial’s history, strategy, core and non-core properties, financial condition, management and trustees. The MAA Board further discussed its interest in a potential strategic transaction with Colonial, but also discussed that it would likely not be interested in owning Colonial’s non-core assets long-term. The MAA Board then reviewed several financial metrics for Colonial and MAA and also reviewed Colonial’s publicly available financial statements. Next, Mr. Bolton and the MAA Board discussed the potential impact of combining the MAA and Colonial portfolios and certain terms of a potential strategic combination transaction, including conditions, pricing, synergies and costs with respect to such potential transaction. Mr. Bolton then reviewed with the MAA Board certain considerations for a potential transaction with Colonial, including potential benefits to MAA and its shareholders and integration and other challenges associated with a potential strategic combination transaction with Colonial.

On July 11, 2012 and July 12, 2012, Messrs. Bolton and Lowder met in Memphis to discuss a potential strategic combination transaction. Messrs. Bolton and Lowder discussed, among other things, the location of the Combined Corporation’s corporate headquarters, key executive positions of MAA and Colonial, synergy opportunities from the combination of MAA’s and Colonial’s respective platforms, MAA’s and Colonial’s respective portfolios and strategies, the likely future of the publicly-traded apartment sector and scale-related advantages.

In mid-July, 2012, Mr. Lowder received and returned an unsolicited telephone call from the chairman and chief executive officer of Company C. The chairman and chief executive officer of Company C expressed interest in meeting with Mr. Lowder to discuss a possible strategic acquisition transaction. Mr. Lowder informed the chairman and chief executive officer of Company C of the Colonial Board’s concerns with respect to a proposed transaction with Company C and declined to engage in a substantive discussion regarding a possible strategic acquisition transaction with Company C. After this discussion, Mr. Lowder did not have any further discussions with the chairman and chief executive officer of Company C.

On July 25, 2012, the Colonial Board held a regular, in person meeting at Colonial’s headquarters in Birmingham with Mr. Hardin present. During this meeting, Mr. Lowder updated the Colonial Board regarding developments since the April 2012 Board meeting, including Mr. Lowder’s telephone discussion in May 2012 with the chief executive officer of Company A. Mr. Lowder also updated the Colonial Board regarding Mr. Lowder’s communications with Mr. Bolton regarding a possible strategic business combination transaction. Mr. Lowder also reported to the Colonial Board regarding his telephone discussion in mid-July with the chairman and chief executive officer of Company C. Following discussion, the Colonial Board determined that Colonial should continue to consider the possibility of a strategic combination with MAA and authorized Mr. Lowder to continue preliminary discussions with MAA regarding a potential strategic business combination transaction.

On July 31, 2012, the MAA Board held a special telephonic meeting with members of senior management and representatives of Baker Donelson. During the meeting, Mr. Bolton provided a summary to the MAA Board of the meetings with Mr. Lowder and other developments related to evaluating a possible strategic combination transaction with Colonial.

On August 15, 2012, the MAA Board held a special telephonic meeting with members of senior management and representatives of Baker Donelson during which Mr. Bolton updated the MAA Board on his August 8, 2012 call with Mr. Lowder. The MAA Board then discussed the engagement of legal and financial advisors.

On or about August 16, 2012, pursuant to the recommendations of the MAA Board, Mr. Bolton contacted Goodwin Procter LLP, herein referred to as Goodwin Procter, and J.P. Morgan to act as counsel and financial advisor, respectively, for MAA in a potential strategic combination transaction with Colonial.

On August 28, 2012, the MAA Board held a special telephonic meeting with members of senior management and representatives of Baker Donelson. During the meeting, Mr. Bolton updated the MAA Board that the Colonial Board was expected to meet to discuss potential strategic alternatives for Colonial. Mr. Bolton then summarized his recent discussions with J.P. Morgan regarding its preliminary assessment of the feasibility and potential structure of a proposal to Colonial. The MAA Board next discussed valuation and structuring options for a proposed strategic combination transaction with Colonial and potential earnings impact of a transaction on MAA.

On August 30, 2012, the Colonial Board held an in person meeting in Atlanta, Georgia with Mr. Hardin and representatives of BofA Merrill Lynch present. During this meeting, the Colonial Board reviewed and discussed Colonial’s business plan and strategy and potential strategic alternatives. Potential strategic alternatives discussed at this meeting included potential sale, merger and acquisition opportunities. As part of this discussion, Colonial’s financial advisor discussed financial matters relating to a possible strategic transaction with MAA or Company A. Mr. Lowder reminded the Colonial Board of Mr. Lowder’s various communications with Mr. Bolton since May 2012, as well as Mr. Lowder’s telephone discussion in May 2012 with the chief executive officer of Company A. The Colonial Board also discussed certain issues associated with a cash sale transaction or auction process, including the risks and uncertainties associated with a buyer’s financing of a cash sale transaction and the potential detrimental effects on Colonial’s business from solicitation activities that occur prior to entering into and announcing a transaction. Following this discussion, the Colonial Board determined that Colonial should continue pursuing a strategy that offers Colonial shareholders the prospect of continued participation in long-term value creation. The Colonial Board also agreed that Colonial should continue preliminary discussions with MAA regarding the possibility of a strategic business combination transaction.

On September 11, 2012, Messrs. Bolton and Lowder, together with Albert M. Campbell III, Executive Vice President and Chief Financial Officer of MAA, and John W. Spiegel, an independent trustee of Colonial, met in Atlanta. Messrs. Bolton, Lowder, Campbell and Spiegel discussed the state of the apartment industry generally and potential business strategies. Messrs. Bolton and Campbell indicated that the parties would need to sign a confidentiality agreement and exchange information before MAA provided a written proposal for a potential strategic combination transaction.

On September 18, 2012, the MAA Board held a special in person meeting with members of senior management and representatives of J.P. Morgan, Goodwin Procter and Baker Donelson present in person or by telephone. Mr. Bolton provided a summary to the MAA Board of his meeting with Messrs. Lowder and Spiegel. Representatives of J.P. Morgan next presented a preliminary financial analysis relating to a potential strategic combination transaction with Colonial. The MAA Board also discussed with J.P. Morgan the strategic rationale of a potential transaction, certain preliminary financial information on each of MAA and Colonial, structural considerations and possible next steps in exploring a strategic combination transaction with Colonial. The MAA Board then instructed Mr. Bolton to continue discussions with Mr. Lowder regarding a strategic combination transaction.

On September 21, 2012, Messrs. Bolton and Lowder spoke by telephone. Mr. Bolton indicated that MAA was interested in pursuing a strategic combination transaction with Colonial given the strategic merits of the combination. During the conversation, Mr. Bolton highlighted that in order to proceed, both parties would need to share confidential information in order to best assess the opportunity. Mr. Bolton also noted that, given the strategic nature of the proposed transaction, both the anticipated level of synergies and the valuation of both MAA and Colonial would be important considerations in connection with evaluating whether to proceed with the proposed combination. Mr. Lowder indicated that the Colonial Board would further discuss a proposed strategic combination transaction with MAA.

On October 24, 2012, the Colonial Board held a regular, in person meeting at Colonial’s headquarters in Birmingham with Mr. Hardin present. During this meeting, Mr. Lowder updated the Colonial Board regarding the status of discussions with MAA since the August 30th Colonial Board meeting. Following discussion, the Colonial Board authorized Colonial management to enter into a confidentiality agreement with MAA to permit the exchange of non-public information in connection with the Colonial Board’s ongoing consideration of a possible strategic combination transaction with MAA.

On October 25, 2012, Mr. Lowder contacted Mr. Bolton by telephone and Mr. Lowder advised that Colonial was prepared to execute a confidentiality agreement, exchange further information and begin negotiations for a proposed strategic combination transaction.

On October 30, 2012, MAA and Colonial, with the assistance of their respective advisors, negotiated and entered into a confidentiality agreement that included mutual standstill and confidentiality restrictions.

On November 12, 2012, MAA and Colonial provided one another with access to an electronic data room containing due diligence materials.

On November 19, 2012, Mr. Bolton provided a written update to the MAA Board describing, among other things, the due diligence review of materials provided by Colonial in its electronic data room.

On November 27, 2012, Messrs. Bolton and Lowder met in Memphis to discuss considerations related to the proposed strategic combination transaction, including potential synergies and timing considerations. As part of the meeting, Mr. Lowder requested an outline of the basic terms of a transaction proposal.

Also on November 27, 2012, the management teams of both MAA and Colonial held a telephonic meeting with representatives of J.P. Morgan and BofA Merrill Lynch present to review the non-core assets owned and controlled by Colonial.

On December 4, 2012, the MAA Board held an in person regular quarterly meeting in Memphis with members of senior management and representatives of Baker Donelson, with representatives from J.P. Morgan and Goodwin Procter participating by telephone. Representatives from J.P. Morgan reviewed the discussions and meetings that had been held since the last MAA Board meeting and presented a preliminary financial analysis of Colonial. The MAA Board discussed a proposed draft non-binding term sheet, as well as Colonial’s non-core assets, operating strategy and potential synergies that could result from the proposed combination with Colonial. Representatives from Goodwin Procter then discussed legal matters surrounding the term sheet with the MAA Board, including board composition, proposed conditions precedent to closing and mutual non-solicitation of competing transactions.

Also on December 4, 2012, the Nominating and Corporate Governance Committee of the MAA Board held a meeting to discuss the potential composition of the Combined Corporation’s board of directors in a proposed transaction with Colonial and a potential waiver of the MAA Board’s age limitation for General John S. Grinalds so that he could remain a member of the MAA Board for an additional year to assist in matters related to the proposed strategic transaction with Colonial.

On December 10, 2012, the MAA Board held a special telephonic meeting with members of senior management and representatives from J.P. Morgan, Goodwin Procter and Baker Donelson. Representatives of J.P. Morgan presented materials to the MAA Board containing, among other things, preliminary financial analyses relating to a combination between MAA and Colonial. The MAA Board then discussed various aspects of a proposed non-binding term sheet with Colonial. Following the discussion, the MAA Board authorized Mr. Bolton to deliver the non-binding term sheet to Colonial, proposing an exchange ratio of 0.340 of a share of MAA common stock per outstanding Colonial common share.

On December 11, 2012, MAA submitted the non-binding term sheet to Colonial, which provided for, among other things, an exchange ratio of 0.340 of a share of MAA common stock per outstanding Colonial common share and that the Combined Corporation would retain the MAA name and management team.

Also on December 11, 2012, Messrs. Bolton and Lowder met in Birmingham to discuss the material terms of the non-binding term sheet and to explain the rationale for those terms. Following the meeting, Mr. Bolton provided a written update to the MAA Board regarding his conversation with Mr. Lowder.

On December 12, 2012, at MAA’s and Colonial’s request, representatives from J.P. Morgan and BofA Merrill Lynch met to discuss the proposed financial terms presented by MAA to Colonial, including a review of financial metrics.

On December 16, 2012, the Colonial Board held a special telephonic meeting with Mr. Hardin and representatives of BofA Merrill Lynch and Hogan Lovells present. The Colonial Board reviewed and discussed the proposed strategic combination with MAA as well as the MAA proposal received on December 11th. BofA Merrill Lynch discussed with the Colonial Board, among other things, financial matters relating to Colonial and financial terms and other aspects of MAA’s proposal. During this meeting, the Colonial Board reviewed certain valuation approaches utilized by MAA and Colonial, including assumptions regarding, among other things, anticipated growth and expected synergies. The Colonial Board members also reviewed and discussed a proposed response to MAA’s exchange ratio proposal. In addition, the Colonial Board members discussed that, under the MAA proposal, MAA’s management would have responsibility for management of the Combined Corporation and MAA’s board members would constitute a majority of the initial members of the board of directors of the Combined Corporation. Following discussion, the Colonial Board determined to propose an alternative exchange ratio of 0.370 of a share of MAA common stock for each outstanding Colonial common share, which reflected an implied value of approximately $23.40 per Colonial common share as of December 14, 2012.

On December 17, 2012, Colonial submitted a counterproposal to MAA, which provided for, among other things, an exchange ratio of 0.370 of a share of MAA common stock per outstanding Colonial common share.

On December 17, 2012 and December 19, 2012, Messrs. Bolton and Lowder met both in person in Memphis and by telephone to discuss the terms of Colonial’s counterproposal.

On December 19, 2012, the MAA Board held a special telephonic meeting with members of senior management and representatives from J.P. Morgan, Goodwin Procter and Baker Donelson. Mr. Bolton summarized for the MAA Board the meetings and discussions that had occurred since the previous MAA Board meeting and reviewed the counterproposal received from Colonial. The MAA Board then discussed the terms of Colonial’s counterproposal, including its assumptions and exchange ratio. Mr. Bolton also discussed the factors considered in establishing the exchange ratio and emphasized the need for any potential transaction with Colonial to create value for MAA shareholders. Representatives from J.P. Morgan next presented a preliminary financial analysis of the counterproposal and an analysis of the proposed transaction at different exchange ratios. The MAA Board then discussed various exchange ratios that would create value for MAA shareholders. The MAA Board then formally authorized Mr. Bolton to continue discussions with Colonial.

On December 20, 2012, Mr. Bolton delivered to Mr. Lowder a letter in response to Colonial’s counterproposal outlining the strategic rationale for the proposed transaction and providing for an exchange ratio of 0.349 of a share of MAA common stock per outstanding Colonial common share.

On December 21, 2012, the Colonial Board held a telephonic meeting, with Mr. Hardin and representatives of BofA Merrill Lynch and Hogan Lovells present. During this meeting, Mr. Lowder summarized his recent discussions with Mr. Bolton and MAA’s December 20th written response. The Colonial Board members discussed MAA’s written response, including MAA’s rationale in support of its exchange ratio proposal and synergy assumptions included in such written response. BofA Merrill Lynch discussed with the Colonial Board, among other things, financial terms of the MAA proposal, the relative contributions of Colonial and MAA to the Combined Corporation and certain related financial matters. During this discussion, the legal advisors discussed with the Colonial Board certain fiduciary considerations in the context of the Colonial Board’s consideration of a potential strategic combination transaction. The Colonial Board also discussed various alternative exchange ratios and resulting implied premiums and authorized Mr. Lowder to propose an exchange ratio of 0.360 of a share of MAA common stock for each outstanding Colonial common share, which reflected an implied value of approximately $23.25 per Colonial common share as of December 20, 2012.

On December 23, 2012, Mr. Lowder delivered to Mr. Bolton Colonial’s revised counterproposal, which provided for an exchange ratio of 0.360 of a share of MAA common stock per outstanding Colonial common share.

On December 27, 2012, the MAA Board held a special telephonic meeting with members of senior management. Mr. Bolton reviewed the events that had occurred since the previous MAA Board meeting and reviewed Colonial’s counterproposal delivered on December 23, 2012. The MAA Board discussed the changed assumptions reflected in Colonial’s counterproposal and resulting impact on value for MAA shareholders. Mr. Bolton then discussed the factors considered in establishing the exchange ratio and discussed the due diligence that would be conducted to evaluate the underlying assumptions. Mr. Bolton then discussed with the MAA Board a range of exchange ratios that would provide sufficient value to MAA shareholders. After the discussions, the MAA Board authorized Mr. Bolton to continue discussions with Colonial.

Also on December 27, 2012, Messrs. Bolton and Lowder spoke by telephone. Messrs. Bolton and Lowder discussed Colonial’s counterproposal from December 23, 2012 and Mr. Bolton proposed an exchange ratio of 0.3545 of a share of MAA common stock per outstanding Colonial common share, reflecting the midpoint between the 0.349 exchange ratio last proposed by MAA and the 0.360 exchange ratio last proposed by Colonial. Mr. Lowder informed Mr. Bolton that, based on the discussions with the Colonial Board, Colonial was not in a position to proceed with further discussions regarding a possible strategic transaction based on MAA’s proposal, and discussions were terminated.

Between early January 2013 and late March 2013, Colonial’s management team and financial advisor received several unsolicited inquiries via telephone and e-mail from third parties inquiring whether Colonial had an interest in considering a strategic transaction. None of these unsolicited inquiries included a proposed price or price range or other proposed terms of a potential transaction or, except in the case of Company B and Company D, resulted in any further discussions. The Colonial Board or, as noted below, the executive committee of the Colonial Board, herein referred to as the Colonial Executive Committee, considered and discussed each of these communications and, except with respect to Company B and Company D, decided, given the absence of any proposed terms and the uncertainty regarding any such party’s ability to complete such a strategic transaction with Colonial, not to pursue discussions with the inquiring parties.

On January 21, 2013, Mr. Bolton provided a written update to the MAA Board regarding the proposed strategic combination transaction with Colonial. Mr. Bolton advised the MAA Board that no further discussions had been held with Colonial since December 27, 2012. Mr. Bolton summarized MAA’s most recent proposal to Colonial and the key metrics supporting that proposal. Mr. Bolton advised that, although the opportunity could re-emerge later, MAA would not actively pursue the proposed strategic transaction with Colonial at that time.

On January 29, 2013, Colonial’s financial advisor received an unsolicited written inquiry from the chief executive officer of a real estate management company, referred to in this joint consent solicitation/prospectus as

“Company D,” indicating that Company D was interested in exploring a potential all-cash acquisition of Colonial. The unsolicited written inquiry indicated that the all-cash amount would be at a premium to Colonial’s then current stock price, but did not include a proposed price, price range or other specific terms of a potential transaction. On or about January 30, 2013, Mr. Lowder received and returned an unsolicited telephone call from the chief executive officer of Company D. During the telephone call, the chief executive officer of Company D inquired whether Colonial was interested in discussing a potential sale of Colonial. Given the preliminary nature of Company D’s expression of interest, including the absence of a proposed price, price range or other specific terms in Company D’s January 29th letter, as well as concerns regarding Company D’s ability to structure and complete an acquisition of Colonial, Colonial did not engage in further substantive discussions with Company D regarding a possible sale transaction at that time. On March 8, 2013, Colonial received an unsolicited joint letter from Company D and a private equity investment firm aligned with Company D, which letter expressed interest in exploring a potential all-cash acquisition of Colonial at a premium to Colonial’s then current stock price. The March 8th letter did not include a proposed price, price range or other specific terms of a potential transaction. As described further below, the Company D expression of interest was reviewed and considered by the Colonial Executive Committee on March 12, 2013.

During February 2013, Messrs. Bolton and Lowder spoke briefly by telephone and conveyed to each other that their respective companies had not considered a proposed strategic combination transaction of the companies since negotiations had ceased in late 2012.

On February 22, 2013, Mr. Lowder received an unsolicited telephone call from the chief financial officer of Company B, expressing Company B’s interest in a potential acquisition of Colonial in an all-cash transaction at a premium to Colonial’s then current stock price. The chief financial officer of Company B indicated that Company B would not involve third party partners in the transaction, and that Company B would have a preliminary price or price range to share with Colonial within a few weeks. In addition, Company B’s chief financial officer proposed that Company B and Colonial enter into a confidentiality agreement in order to proceed with negotiations for a potential transaction.

On February 26, 2013, Mr. Bolton sent a regular monthly update to the MAA Board regarding the possibility of increased REIT mergers and acquisitions activity generally and provided the MAA Board with an update on the conversation that Mr. Bolton had with Mr. Lowder.

On or about March 11, 2013, Mr. Lowder and another Colonial employee met over dinner with Mr. Bolton during an industry conference. During this dinner, Mr. Lowder and Mr. Bolton discussed certain matters related to the industry in general, but did not discuss the prior discussions between the two companies regarding a potential strategic combination transaction.

On March 12, 2013, the Colonial Executive Committee held a telephonic meeting with Mr. Hardin and representatives of BofA Merrill Lynch and Hogan Lovells present. During this meeting, Mr. Lowder discussed with the Colonial Executive Committee the various unsolicited inquiries received from third parties since January 2013, including the inquiries from Company D and Company B. In addition, Mr. Lowder reported on his dinner meeting with Mr. Bolton the previous evening. The Colonial Executive Committee members then engaged in a discussion regarding Colonial’s strategic direction and the expressions of interest from each of Company D and Company B. The Colonial Executive Committee members also engaged in a discussion regarding the differences between an all-cash sale transaction of the type proposed by Company D and Company B and a stock-for-stock business combination transaction of the type previously discussed with MAA. During this discussion, the legal advisors discussed with the Colonial Executive Committee certain fiduciary considerations pertaining to members of the Colonial Board when it receives an unsolicited expression of interest regarding a potential strategic combination transaction. BofA Merrill Lynch discussed with the Colonial Executive Committee, among other things, certain preliminary financial considerations with respect to Company D’s and Company B’s respective expressions of interest. Based on the preliminary nature of Company D’s expression of interest, as well as Colonial management’s familiarity with Company D and the private equity investment firm aligned with

Company D, concerns regarding Company D’s ability to structure and complete an acquisition of Colonial, taking into account the private equity investment firm’s involvement, and the importance of certainty of closing and the ability to timely complete a transaction, the Colonial Executive Committee determined not to proceed with discussions with Company D at that time. Based on Colonial management’s familiarity and experience with Company B, particularly with respect to executing large, complex transactions, and views regarding Company B’s ability to structure and complete a transaction with Colonial, the Colonial Executive Committee authorized Mr. Lowder to inform Company B that it would need to submit its proposal in writing, and include a price and other material terms and details regarding equity and debt sources, timing and diligence requirements, if it was to be considered by the Colonial Board, noting that certainty of closing and the ability to move quickly to complete a transaction should be stressed to Company B. The Colonial Executive Committee also determined that, given that no written proposal had been submitted, Colonial would not, at that time, engage in negotiations with Company B regarding the terms of its expression of interest or enter into a confidentiality agreement or exchange non-public information with Company B.

On March 13, 2013, Mr. Lowder, together with representatives of BofA Merrill Lynch, spoke by telephone with the chief financial officer of Company B. Mr. Lowder informed the chief financial officer of Company B that it would need to submit its proposal in writing, and include a price and other material terms, including details regarding equity and debt sources, timing and diligence requirements, if it was to be considered by the Colonial Board. Mr. Lowder also stressed the importance of certainty of closing and the ability to quickly complete a transaction. The chief financial officer of Company B indicated that it intended to arrange for an insurance company to provide bridge financing, that Company B intended to fund 50% of the equity financing from an existing investment fund and involve several other third party investors to provide the remaining equity financing and that Company B was evaluating the existing covenants applicable to Colonial’s outstanding debt instruments to determine whether to seek to modify any of the covenants in connection with a potential transaction. The chief financial officer of Company B also stated that Company B would agree, in the event that Company B and Colonial ultimately entered into a definitive agreement for a sale transaction, to include in such definitive agreement a provision, commonly known as a “go shop” provision, that would allow Colonial an opportunity to engage in a post-signing effort to solicit higher bids from potential acquirors.

On March 28, 2013, Mr. Lowder received a letter from Company B expressing Company B’s interest in a potential acquisition of Colonial in an all-cash transaction. The letter proposed that Company B would acquire all of the outstanding Colonial common shares and all outstanding limited partner interests in Colonial LP for $26.00 per share, which represented a 15% premium to the closing price of Colonial common shares on March 26, 2013. The letter also noted that Company B intended to capitalize the transaction through a combination of equity (including roll-over equity from existing limited partners of Colonial LP), new mortgage debt and the assumption of Colonial’s existing debt, that existing limited partners of Colonial LP would have the option to roll-over their interests, in a transaction intended to constitute a tax-deferred exchange, into units of a reconstituted partnership or similar entity, and that Company B’s proposal was subject to satisfactory completion of diligence (for which Company B requested a 60-day exclusivity period) and negotiation and execution of definitive documentation. The letter did not address several of the significant terms and conditions discussed on March 13th with Company B’s chief financial officer, including with respect to debt and equity sources or the inclusion of a “go shop” provision in definitive documentation.

On April 2, 2013, Mr. Lowder, together with representatives of BofA Merrill Lynch, spoke by telephone with the chief financial officer of Company B. At Mr. Lowder’s request, the chief financial officer of Company B provided additional information regarding certain aspects of Company B’s March 28th letter, including with respect to Company B’s proposed debt and equity financing requirements and sources, Company B’s internal approval process, the proposed ultimate capital structure including Company B’s intention to engage a third party operator to manage Colonial’s properties, Company B’s lender due diligence requirements and timing. Company B’s chief financial officer noted that Company B had identified a private company to operate the Colonial properties, but had not engaged outside legal and financial advisors regarding a possible transaction with Colonial, and confirmed Company B’s willingness to include a “go shop” provision in the definitive transaction document relating to the acquisition.

On April 4, 2013, Mr. Lowder met with a representative of J.P. Morgan in Birmingham where they discussed the real estate capital markets generally, the asset sale environment, and the strategic transaction discussions between MAA and Colonial in late 2012. As part of that discussion, Mr. Lowder indicated that Colonial was moving forward with its current business strategy as a stand-alone company and, if MAA continued to have an interest in a strategic combination transaction with Colonial, it should indicate that interest.

On April 8, 2013, the Colonial Board held a telephonic meeting at which Mr. Hardin and representatives of BofA Merrill Lynch and Hogan Lovells were present. During this meeting, Mr. Lowder discussed with the Colonial Board the various unsolicited inquiries received from third parties since January 2013, including the inquiries from Company D and Company B and reported on the discussion of these unsolicited inquiries by the Colonial Executive Committee during its March 8th meeting, including the Colonial Executive Committee’s reasons for deciding not to pursue discussions with Company D and to continue discussions with Company B. The Colonial Board then considered the following potential strategic alternatives: (1) continue to pursue Colonial’s existing business strategy as an independent, stand-alone company and not engage in any strategic transactions with any third parties; (2) continue to pursue Colonial’s existing business strategy as an independent, stand-alone company, but make certain adjustments to that business strategy to help further strengthen Colonial’s financial position, and not engage in any strategic transactions with any third parties; (3) explore a possible strategic combination transaction with MAA; or (4) explore a possible sale transaction with Company B or another third party. BofA Merrill Lynch discussed with the Colonial Board, among other things, certain preliminary financial considerations in connection with such potential strategic alternatives. During this discussion, the legal advisors discussed with the Colonial Board certain fiduciary considerations pertaining to members of the Colonial Board in the context of considering strategic combination transactions and sale transactions, including the differences between an all-cash sale transaction of the type proposed by Company D and Company B and a stock-for-stock business combination transaction of the type previously discussed with MAA. The Colonial Board also discussed the specific terms and conditions of Company B’s written expression of interest received on March 28th, including the matters discussed on April 2nd with Company B’s chief financial officer. Following this discussion, the Colonial Board authorized Mr. Lowder to continue preliminary discussions regarding a potential transaction with Company B. The Colonial Board also authorized Mr. Lowder to contact MAA to determine whether MAA was interested in reengaging in discussions regarding a strategic combination transaction.

In addition, during the April 8, 2013 Colonial Board meeting, the Colonial Board established two separate committees with respect to consideration of a possible strategic transaction: (1) a transaction committee, herein referred to as the Colonial Transaction Committee, consisting of Messrs. T. Lowder, Bailey, Crawford and Spiegel, to help facilitate the exploration, evaluation and negotiation of possible strategic transactions; and (2) a separate committee, herein referred to as the Colonial Special Committee, consisting of the three trustees who did not own limited partner interests in Colonial LP—Messrs. Bailey, Crawford and Spiegel—to evaluate, oversee and negotiate, as necessary, any matters that may arise in connection with a strategic transaction which relate to the interests of limited partners in Colonial LP that are potentially not aligned with the interests of Colonial shareholders generally. The Colonial Board formed the Colonial Transaction Committee at this meeting to facilitate timely reaction and response to rapidly changing circumstances with multiple simultaneous discussions with MAA and Company B that may be more difficult to accomplish on a timely basis given the size of the full Colonial Board. The Colonial Board formed the Colonial Special Committee at this meeting given the uncertainty regarding potential conflicts that may arise depending on the actual transaction structure in the event the Colonial Board ultimately decided to pursue a strategic transaction.

Also on April 8, 2013, Mr. Bolton contacted Mr. Lowder by telephone to discuss reopening negotiations between MAA and Colonial regarding a potential strategic combination transaction.

On April 11, 2013, the MAA Board held a special telephonic meeting with members of senior management and representatives from J.P. Morgan, Goodwin Procter and Baker Donelson. Mr. Bolton summarized recent discussions between MAA and Colonial and provided an update on changes in share prices, financial guidance and third party net asset value analyses for MAA and Colonial. Representatives from J.P. Morgan then presented the MAA Board with an updated financial analysis for a proposed strategic transaction with Colonial (including, among other things, updated preliminary analyses reflecting changes in Colonial’s portfolio, including a number of asset sale transactions completed by Colonial) and an update on strategic and financial rationales for a potential combination. The MAA Board then discussed various issues, including, among others, potential exchange ratios as well as the due diligence review of Colonial being conducted. After the discussion, the MAA Board authorized the submission of a proposal to Colonial that provided for an exchange ratio of up to 0.360 of a share of MAA common stock per outstanding Colonial common share.

On April 12, 2013, Mr. Bolton contacted Mr. Lowder by telephone. During the course of such conversation, Mr. Lowder noted that Colonial had received an unspecified strategic transaction proposal or proposals.

Also on April 12, 2013, Mr. Bolton provided a written update to the MAA Board to summarize his conversation with Mr. Lowder. Mr. Bolton advised the MAA Board that MAA would submit a written proposal to Colonial with an exchange ratio of 0.360 of a share of MAA common stock per outstanding Colonial common share.

On April 13, 2013, Mr. Bolton delivered a non-binding proposal to Colonial providing, among other things, for an exchange ratio of 0.360 of a share of MAA common stock per outstanding Colonial common share, the retention of Messrs. Bolton and Campbell as Chairman and Chief Executive Officer and Chief Financial Officer, respectively, of the Combined Corporation, and a 30-day exclusivity period for negotiations between MAA and Colonial.

On April 16 and 17, 2013, the Colonial Transaction Committee held telephonic meetings at which Mr. Hardin and representatives of BofA Merrill Lynch and Hogan Lovells were present. During these meetings, Mr. Lowder provided an update on Colonial’s ongoing evaluation of Company B’s expression of interest. Mr. Lowder also reported on the receipt of a new proposal from MAA and his discussions with Mr. Bolton regarding that proposal. The Colonial Transaction Committee engaged in a discussion regarding the terms of MAA’s proposal and Company B’s expression of interest and the advantages and disadvantages of the two types of transactions. This discussion included, among other items, a discussion regarding the length of the relative diligence periods requested by Company B and MAA, the relative price proposed by Company B compared to the implied value of Colonial’s common shares based on the MAA exchange ratio proposal, the likelihood that each of Company B and MAA could complete its proposed transaction in a timely manner, and the ability of Colonial shareholders to continue to participate in the future growth of the Combined Corporation if Colonial were to pursue a strategic combination transaction with MAA. The Colonial Transaction Committee discussed the significant additional timing likely involved in a transaction with Company B given the limited diligence conducted by Company B to date, that Company B had not yet hired outside legal or financial advisors and had relied on public information for purposes of formulating its latest expression of interest and the greater transaction execution risk associated with a transaction with Company B given the number of outside partners, the multiple layers of financing and the desire to engage a third party operator reflected in Company B’s expression of interest. During this discussion, the legal advisors discussed with the Colonial Transaction Committee members the Colonial Board member’s fiduciary duties in the context of considering the potential alternative transactions, including in the context of considering a stock-for-stock strategic combination and an all-cash sale transaction. The Colonial Transaction Committee also discussed the advantages and disadvantages of agreeing to exclusivity in the context of competing proposals, the potential impact on price negotiations resulting from additional diligence review during an exclusivity period, the risks associated with a lengthy diligence period and strategic considerations and appropriate timing for entering into exclusivity with a potential counterparty. The Colonial Transaction Committee also engaged in a discussion regarding the provisions included in MAA’s proposal, including the “force the vote” provision, the change of board recommendation provisions, and the circumstances in which a termination fee would be payable. Following these discussions, the Colonial Transaction Committee authorized Mr. Lowder to engage in additional discussions with Company B to seek to improve its proposed terms, including the proposed price, and obtain greater specificity regarding the terms of Company B’s proposal, including with respect to Company B’s debt and equity financing plans, as well as a shorter exclusivity period. The Colonial Transaction Committee also authorized Mr. Lowder to engage in additional discussions with MAA to seek to improve the exchange ratio and revise the composition of the Combined Corporation board to more closely reflect the relative ownership of MAA’s and Colonial’s shareholders in the Combined Corporation, as well as a shorter exclusivity period. The Colonial Transaction Committee requested that Mr. Lowder seek to obtain improved proposals from MAA and Company B in advance of Colonial’s regular, in person board and committee meetings on April 23-24, 2013 in Birmingham so that the Colonial Board would be in a position to consider and discuss such proposals from MAA and Company B.

On April 17, 2013, Mr. Lowder contacted Mr. Bolton by telephone. In response to MAA’s proposal from April 13, 2013, and based on the requests of the Colonial Transaction Committee, Mr. Lowder requested an increase in the exchange ratio, an increase in the number of proposed board members at the Combined Corporation for Colonial representatives and a shorter exclusivity period.

On April 18, 2013, Mr. Bolton provided a written update to the MAA Board summarizing the requests he received from Mr. Lowder on April 17, 2013.

On April 18, 2013, Mr. Lowder, together with representatives of BofA Merrill Lynch, spoke by telephone with the chief financial officer of Company B requesting that Company B improve its expression of interest, including the cash price, and submit a proposal with greater detail regarding the terms of Company B’s proposal. The chief financial officer of Company B indicated that he had communicated with several outside investors in Company B, without identifying Colonial, and had received indications of interest from such investors in providing 50% or more of the equity financing for a transaction. He also stated that Company B intended to use commercial bank financing to fund a portion of the acquisition and to arrange for financing from Freddie Mac post-closing to replace the commercial bank financing, that Company B would obtain a debt commitment letter if requested, and that an unaffiliated public company operator was interested in a joint venture arrangement with Company B to acquire Colonial, noting that the partner desired to acquire outright certain properties representing approximately 30% of Colonial’ existing multifamily portfolio. The chief financial officer of Company B indicated that Company B would provide a more detailed written proposal on or prior to April 23, 2013. In several brief telephone conversations between a representative of BofA Merrill Lynch and the chief financial officer of Company B attempting to arrange this April 18th discussion, the chief financial officer of Company B originally had suggested that the proposed price could be as high as $27.00 per share, but subsequently noted that the proposed price would be $26.50 per share because of, in the view of Company B’s investment committee, valuation considerations associated with certain land recorded on Colonial’s financial statements.

On April 22, 2013, the MAA Board held a special telephonic meeting with members of senior management. Mr. Bolton summarized his recent conversations with Mr. Lowder and the status of the discussions with Colonial. The MAA Board discussed responses to Colonial’s requests, including the exchange ratio, board composition of the Combined Corporation and exclusivity period. The MAA Board then authorized Mr. Bolton to respond to Colonial with the same exchange ratio of 0.360 of a share of MAA common stock per outstanding Colonial common share, a revised proposal on the composition of the board of the Combined Corporation and a request for a reduced exclusivity period of 21 days from the date on which substantially all due diligence materials were provided by Colonial.

Later on April 22, 2013, Mr. Bolton delivered to Mr. Lowder MAA’s response to Colonial’s requests from April 17, 2013. MAA responded that it would not agree to an increase to the exchange ratio above 0.360 of a share of MAA common stock per outstanding Colonial common share and proposed a revised board composition for the Combined Corporation along with a request for an exclusivity period of 21 days starting on the date on which substantially all due diligence materials were provided.

On April 23, 2013, Mr. Lowder received a letter and proposed term sheet from Company B’s chief financial officer. In the letter, Company B proposed to acquire all outstanding Colonial common shares and all outstanding limited partner interests in Colonial LP for $26.50 per share in cash, which represented a 15% premium to the closing price of Colonial common shares on April 22, 2013. The letter also noted that Company B intended to capitalize the transaction through a combination of equity (including roll-over equity from existing limited partners of Colonial LP), the inclusion of a joint venture partner, new mortgage debt and the assumption of Colonial’s existing debt, that existing limited partners of Colonial LP would have the option to roll-over their interests, in a transaction intended to constitute a tax-deferred exchange, into units of a reconstituted partnership or similar entity, and that Company B was requesting a 60-day exclusivity period to conduct diligence and negotiate definitive documentation. The letter noted that Company B’s proposal was not subject to a financing contingency. The term sheet received from Company B also noted that the transaction potentially could be structured to provide Colonial LP unitholders the option to exchange their units for those of another publicly traded REIT. The term sheet further noted that Company B’s proposed lender had given assurance that Colonial’s portfolio could be financed and that the lender was prepared to assist with bridge financing, that closing would be conditioned on, among other things, receipt of regulatory approvals and other standard conditions for Company B’s obligation to acquire a public company, that the definitive agreement would contain a 30-day “go shop” provision and that Company B was anticipating a shareholder vote and closing of the transaction on or before July 31, 2013. Company B also separately confirmed by e-mail to Mr. Lowder on April 23, 2013 that Company B’s joint venture partner would agree to issue units in its operating partnership if requested.

On April 23, 2013, the Colonial Transaction Committee met in person at Colonial’s headquarters in Birmingham, with Mr. Hardin and representatives of BofA Merrill Lynch and Hogan Lovells present (in person or telephonically). During this meeting, Mr. Lowder provided an update on the status of discussions with MAA and Company B. Mr. Lowder informed the Colonial Transaction Committee of the updated information and proposals received from MAA and Company B. The Colonial Transaction Committee engaged in a discussion regarding the terms of the two proposals. During this discussion, the legal advisors discussed with the Colonial Transaction Committee members the Board members’ fiduciary duties when considering a stock-for-stock strategic combination transaction and an all-cash sale transaction. Following this discussion, the Colonial Transaction Committee agreed to discuss the two proposals, and other potential strategic alternatives, with the Colonial Board at its board meeting on April 24, 2013.

On April 24, 2013, the Colonial Board held its regular, in person board meeting at Colonial’s headquarters in Birmingham with Mr. Hardin and representatives of BofA Merrill Lynch and Hogan Lovells present (in person or telephonically). During this meeting, Mr. Lowder updated the Colonial Board on the status of discussions with MAA and Company B and the terms of each of MAA’s and Company B’s latest proposals. In addition, BofA Merrill Lynch updated the Colonial Board with respect to financial matters. The Colonial Board also engaged in a discussion regarding the terms of the two proposals and the various considerations discussed by the Colonial Transaction Committee during its meetings on April 16, 17 and 23. With respect to the MAA proposal, the Colonial Board discussed, among other things, the strength of the MAA management team, MAA’s anticipated approach to Colonial’s development pipeline, potential synergies, timing considerations, and the proposed board composition of the Combined Corporation in light of the relative ownership of shareholders in the two companies and historical knowledge of the members of the Colonial Board of the current Colonial properties that would comprise a substantial portion of the Combined Corporation’s portfolio. With respect to Company B’s proposal, the Colonial Board discussed, among other things, that the price proposed by Company B was at a substantial premium to the then current Colonial share price, management’s belief that Company B was capable of executing a sale transaction of the type proposed, Company B’s willingness to arrange for a third party operator to provide a liquidity option to holders of limited partnership interests in Colonial LP who elect to roll-over their equity as contemplated in Company B’s term sheet. The Colonial Board also noted the less-developed nature of Company B’s proposal, the fact that Company B had not completed the same level of diligence as MAA and concerns of not being able to reach agreement on mutually acceptable terms with Company B with respect to a sale transaction due to matters outside Colonial’s and, in some cases outside Company B’s control, including the need for Company B to conduct diligence on Colonial, Company B’s need to obtain substantial third party equity and debt financing from multiple parties and the likely need for each provider of such equity and debt financing to conduct diligence on Colonial, and Company B’s intention to involve a joint venture partner which would require a separate negotiation. During this discussion, the legal advisors discussed with the Colonial Board the Colonial

Board members’ fiduciary duties when considering a stock-for-stock strategic combination transaction and an all-cash sale transaction. The Colonial Board also discussed, with respect to each proposal, the risks associated with the pursuit of, but failure to consummate, a transaction, confidentiality considerations associated with a lengthy process, and the potential disruption to Colonial in the event of rumors and leaks and management’s distraction from continuing business activities, as well as the possibility of continuing discussions with both MAA and Company B, noting the difficulties with such approach given the separate requests for exclusivity. The Colonial Board also noted the importance of including appropriate flexibility in the definitive transaction agreement with either MAA or Company B to enable Colonial to respond to other bona fide acquisition proposals, including Company B’s willingness to include a “go shop” provision in the definitive transaction agreement, given the Colonial Board’s prior decision not to solicit proposals for other transactions due to the potential detrimental effects on Colonial’s business and the appropriateness of a mutual non-solicitation of competing transactions in a strategic combination transaction with MAA. Following this discussion and its evaluation of the two proposals, the Colonial Board authorized the Colonial Transaction Committee to continue negotiations with MAA and enter into exclusivity arrangements with MAA subject to MAA agreeing to a more balanced representation on the Combined Corporation board (based on the relative ownership of shareholders from the two companies) than that included in MAA’s last proposal and subject to MAA agreeing that Colonial board designees on the Combined Corporation board would be entitled to be re-nominated for at least two years following the combination to facilitate the integration and combination of the two companies.

On April 25, 2013, Mr. Lowder contacted Mr. Bolton by telephone. In response to Mr. Bolton’s proposal from April 22, 2013, Mr. Lowder indicated, on behalf of Colonial, that Colonial was prepared to agree to an exchange ratio of 0.360 of a share of MAA common stock per outstanding Colonial common share and a 21-day exclusivity period, but requested that the board of directors of the Combined Corporation consist of 12 directors, including seven directors from the MAA Board and five directors from the Colonial Board.

On April 26, 2013, Mr. Bolton provided a written update to the MAA Board. Mr. Bolton summarized his telephone call with Mr. Lowder from April 25, 2013, and explained that the Colonial Board was prepared to begin detailed diligence, subject to resolution of board composition matters.

Also on April 26, 2013, one of the independent trustees of the Colonial Board received an email from a business acquaintance inquiring whether Mr. Lowder was interested in speaking with a former employee of the business acquaintance. The Colonial Board member subsequently learned that the former employee was now employed by a party that previously had made an unsolicited verbal inquiry regarding a transaction to acquire Colonial. On May 5, 2013, the Colonial Board member responded by e-mail stating that he had passed along the e-mail inquiry to Mr. Lowder. Neither the business acquaintance nor the former employee contacted the Colonial Board member or Mr. Lowder further. Given the status of negotiations with MAA, and the non-solicitation provision included in the term sheet signed by Colonial and MAA on May 2, 2013, as discussed below, as well as the speculative nature of the inquiry, Mr. Lowder did not contact the former employee.

Later on April 26, 2013, the Colonial Transaction Committee held a telephonic meeting with Mr. Hardin and representatives of BofA Merrill Lynch and Hogan Lovells present. During this meeting, the Colonial Transaction Committee discussed the terms and conditions included in the non-binding term sheet included as part of MAA’s April 22nd written proposal. Following discussion, the Colonial Transaction Committee authorized Mr. Lowder to prepare and deliver to MAA a written response to the terms and conditions included in the non-binding term sheet.

On April 29, 2013, at Colonial’s request, representatives from BofA Merrill Lynch separately contacted representatives from JP Morgan and Goodwin Procter regarding Colonial’s views with respect to the composition of the Combined Corporation’s board of directors.

Also on April 29, 2013, the MAA Board held a special telephonic meeting with members of senior management and representatives from J.P. Morgan, Goodwin Procter and Baker Donelson. The MAA Board discussed the board composition of the Combined Corporation, including the proposed number of directors of the

Combined Corporation from the Colonial Board taking into account the negotiated exchange ratio of 0.360 of a share of MAA common stock per outstanding Colonial common share. The MAA Board then authorized Mr. Bolton to accept Colonial’s proposal that the Combined Corporation’s board of directors consist of no more than seven directors from the MAA Board and no more than five directors from the Colonial Board.

Later on April 29, 2013, Mr. Bolton delivered a revised proposal to Colonial, which provided for (i) an exchange ratio of 0.360 of a share of MAA common stock per outstanding Colonial common share, (ii) a board of directors for the Combined Corporation consisting of 12 members, with seven directors from the MAA Board and five directors from the Colonial Board, and (iii) a 21-day exclusivity period beginning on the execution date of a term sheet. Following the delivery of the revised proposal, Mr. Bolton contacted Mr. Lowder by telephone to discuss the proposed board composition of the Combined Corporation.

On or about April 29, 2013, Mr. Lowder left a voicemail message for Company B’s chief financial officer informing him that the Colonial Board had determined not to pursue at this time further discussions with Company B regarding a possible strategic sale transaction.

Also on April 30, 2013, at Colonial’s request, BofA Merrill Lynch delivered Colonial’s revised non-binding term sheet to MAA. The term sheet requested, among other things, (i) that each Colonial designee to the Combined Corporation’s board of directors serve for two years, (ii) removal of a “force the vote” provision, (iii) removal of a requirement for a party to pay the other party’s expenses if its shareholders failed to approve the transaction, and (iv) removal of a requirement for a party to advise the other party of the terms of any competing proposals received during the exclusivity period.

Later on April 30, 2013, Mr. Bolton provided a written update to the MAA Board summarizing the status of negotiations relating to the composition of the Combined Corporation’s board of directors.

On May 1, 2013, Mr. Bolton contacted Mr. Lowder by telephone to discuss integration matters relating to the proposed strategic transaction, including the applicability of MAA’s mandatory retirement policy for its board members to the Combined Corporation’s board of directors.

Also on May 1, 2013, representatives of Goodwin Procter and Hogan Lovells met telephonically to discuss the “force the vote” provision in the draft non-binding term sheet.

Also on May 1, 2013, J.P. Morgan delivered to Colonial, on behalf of MAA, a revised non-binding term sheet. The term sheet provided for, among other things, (i) a requirement that Colonial’s nominees to the Combined Corporation’s board of directors satisfy MAA’s existing corporate guidelines and code of business conduct and ethics, (ii) the reinstatement of the requirement for a party to pay the other party’s expenses if its shareholders failed to approve the transaction, and (iii) the reinstatement of the requirement for a party to advise the other party of the terms of any competing proposals received during the exclusivity period. The revised term sheet sent by J.P. Morgan did not contain a “force the vote” provision.

Later on May 1, 2013, at the request of MAA and Colonial, representatives of J.P. Morgan and BofA Merrill Lynch met telephonically to discuss certain matters relating to the term sheet circulated by J.P. Morgan earlier in the day, including the possibility that any new contractual arrangements intended to protect the income tax position of holders of limited partnership interests in Colonial LP, herein referred to as tax protection arrangements, may be requested for unitholders of Colonial LP in the strategic combination transaction and the requirement that a party would be required to advise the other party of the terms of any competing proposal during the exclusivity period.

On May 2, 2013, Mr. Bolton contacted Mr. Lowder telephonically to inquire whether any new tax protection arrangements would be requested for unitholders of Colonial LP in the strategic combination transaction. Mr. Lowder advised Mr. Bolton that any new tax protection arrangements would need to be discussed with the Colonial Special Committee.

On May 2, 2013, MAA and Colonial executed a term sheet that provided for, among other things, (i) an exchange ratio of 0.360 of a share of MAA common stock per outstanding Colonial common share, (ii) a board of directors for the Combined Corporation consisting of twelve directors, seven of whom would be designated initially by MAA and five of whom would be designated initially by Colonial, (iii) nomination of Colonial’s designees to the board of directors of the Combined Corporation in the 2014 and 2015 annual meetings so long as each individual designee remained in compliance with MAA’s then existing corporate governance guidelines and code of business conduct and ethics, (iv) retention of Messrs. Bolton and Campbell as the Chief Executive Officer and Executive Vice President and Chief Financial Officer, respectively, of the Combined Corporation, (v) a mutual non-solicitation provision with respect to competing transactions, (vi) payment of expenses by a party, up to a specified amount, if such party’s shareholders fail to approve the transaction, and (vii) a 21-day exclusivity period beginning on May 2, 2013.

On May 3, 2013, representatives from Goodwin Procter and Hogan Lovells met telephonically to discuss tax matters related to the transaction. During this discussion, Goodwin Procter inquired whether any new tax protection arrangements would be requested for unitholders of Colonial LP in the strategic combination transaction. Hogan Lovells noted any new tax protection arrangements would need to be discussed with the Colonial Special Committee.

On May 3, 2013, Mr. Bolton provided a written update to the MAA Board. Mr. Bolton advised the MAA Board that a term sheet had been executed and a full diligence process was commencing.

Between May 3, 2013 and June 2, 2013, MAA and Colonial, together with their respective advisors, conducted due diligence reviews of each other.

On May 6, 2013, the Colonial Transaction Committee held a telephonic meeting, with Mr. Hardin and representatives of BofA Merrill Lynch and Hogan Lovells present. During this meeting, Mr. Lowder updated the Colonial Transaction Committee on the status of negotiations with MAA and related transaction matters.

On May 9, 2013, Messrs. Bolton and Campbell and Thomas L. Grimes, Jr., MAA’s Chief Operating Officer, met with Mr. Lowder, Paul F. Earle, Colonial’s Chief Operating Officer, and John P. Rigrish, Colonial’s Chief Administrative Officer and Corporate Secretary, in Memphis to discuss potential synergies from the proposed strategic combination transaction and matters relating to the integration of MAA’s and Colonial’s operations.

Also on May 9, 2013, Mr. Bolton sent an update to the MAA Board. Mr. Bolton explained that each company had commenced its diligence process. Mr. Bolton summarized his discussions with members of Colonial’s senior management regarding potential synergies and integration matters.

On May 13, 2013, members of senior management of Colonial and MAA met in Birmingham to discuss due diligence matters, including asset and other valuation matters and structural matters. Representatives of J.P. Morgan and BofA Merrill Lynch also attended this meeting.

On May 13, 2013, the Colonial Special Committee held a telephonic meeting, with representatives of Hogan Lovells present. During this meeting, the members of the Colonial Special Committee discussed matters relating to the proposed strategic combination transaction with MAA.

On May 13, 2013, the Colonial Transaction Committee held a telephonic meeting, with Mr. Hardin and representatives of BofA Merrill Lynch and Hogan Lovells present. During this meeting, the members of the Colonial Transaction Committee discussed the status of negotiations with MAA and other matters related to the proposed strategic combination transaction with MAA.

On May 14, 2013, the Colonial Board held a telephonic meeting, with Mr. Hardin and representatives of BofA Merrill Lynch and Hogan Lovells present. During this meeting, Mr. Lowder provided an update on the status of negotiations with MAA and related transaction matters.

On May 14, 2013, Goodwin Procter distributed an initial draft of the merger agreement to Hogan Lovells and BofA Merrill Lynch. Over the course of the next several weeks, Colonial and MAA, together with their respective legal and financial advisors continued to negotiate the merger agreement and related transaction documentation, including the forms of voting agreement and the amended and restated limited partnership agreement of MAA LP.

On May 16, 2013, the Colonial Special Committee held a telephonic meeting, with representatives of Hogan Lovells and Hunton & Williams LLP, herein referred to as Hunton & Williams, present. During the meeting, the Colonial Special Committee discussed matters relating to the proposed strategic combination transaction with MAA and the proposed engagement of Hunton & Williams. Following discussion, the Colonial Special Committee retained Hunton & Williams as its outside legal advisor to provide advice to the Colonial Special Committee in its consideration of matters in which the interests of limited partners in Colonial LP potentially were not aligned with the interests of Colonial shareholders generally in accordance with the Colonial Special Committee’s mandate.

On May 20, 2013, the Colonial Special Committee held a telephonic meeting, with Mr. Hardin and representatives of Hunton & Williams present and representatives of Hogan Lovells present for part of the meeting. During this meeting, the members of the Colonial Special Committee discussed matters relating to the proposed strategic combination transaction with MAA.

On May 20, 2013, the Colonial Transaction Committee held a telephonic meeting, with Mr. Hardin and representatives of BofA Merrill Lynch and Hogan Lovells present. During this meeting, representatives of Hogan Lovells provided an update on the terms of the MAA transaction. BofA Merrill Lynch discussed with the Colonial Transaction Committee financial terms and related financial matters regarding the proposed MAA transaction. The Colonial Transaction Committee also discussed the updated proposed terms as well as MAA’s proposal for those individuals that would enter into voting agreements in connection with the proposed transaction. Following these discussions, the Colonial Transaction Committee instructed Hogan Lovells to prepare a revised draft of the merger agreement in accordance with the Colonial Transaction Committee’s guidance and to circulate the revised draft to MAA and its legal advisor.

On May 21, 2013, the Colonial Board held a telephonic meeting with Mr. Hardin and representatives of BofA Merrill Lynch and Hogan Lovells present. During this meeting, BofA Merrill Lynch updated the Colonial Board regarding financial terms and related financial matters regarding the proposed MAA transaction. A representative of Hogan Lovells then updated the Colonial Board on the status of negotiations with MAA and the negotiation of terms and conditions related to the merger agreement. Following discussion, the Colonial Board concluded that discussions with MAA were progressing in an appropriate manner and unanimously agreed that the exclusivity period with MAA should be allowed to automatically renew for an additional 14 days in accordance with the provisions of the May 2, 2013 term sheet between Colonial and MAA.

On May 21, 2013, the MAA Board held a regular quarterly in person meeting with members of senior management and representatives from J.P. Morgan, Goodwin Procter and Baker Donelson. Mr. Bolton updated the MAA Board on the areas of focus for the proposed strategic combination transaction with Colonial, including the current valuation analysis of Colonial, potential synergies from the transaction, quality of earnings review by Ernest & Young, and the structure of the transaction to minimize costs, risks and exposure. Representatives from J.P. Morgan presented materials to the MAA Board relating to the status of the proposed transaction, the proposed financial terms of the transaction, J.P. Morgan’s preliminary valuation of Colonial and the pro forma impact of the proposed transaction to MAA. Representatives of J.P. Morgan then discussed the effect of the proposed strategic combination transaction on exposure to certain markets and the current performance of the REIT sector in general. The MAA Board then discussed issues relating to the proposed transaction, including the financial metrics of the Combined Corporation and potential transaction costs. The MAA Board also discussed the status of Colonial’s disposition of its non-core assets, including three non-multifamily properties with signed letters of intent and the Three Ravinia property, which was under contract for sale at a value close to MAA’s estimated value for the property. Following that discussion, representatives from J.P. Morgan then presented a preliminary valuation summary of MAA and Colonial that included analyses of trading comparables, net asset values, discounted cash flows and exchange ratios as well as earnings impact of the proposed transaction. Following J.P. Morgan’s presentation, representatives from Goodwin Procter presented material to the MAA Board relating to structuring considerations for the proposed transaction, the existence of dissenters’ rights for Colonial shareholders, the potential required approvals of equity holders of Colonial and Colonial LP and open points in the merger agreement. Representatives of Goodwin Procter then presented information to the MAA Board on certain legal points that were under discussion in connection with the proposed strategic combination transaction, summarized the due diligence materials received to date from Colonial’s counsel with respect to the built-in-gain of unitholders of Colonial LP that would be applicable if Colonial requested new tax protection arrangements for these unitholders, discussed the need for waivers from certain MAA executives with respect to rights under existing employment agreements and equity awards, and summarized certain insurance policies. Finally, Mr. Bolton discussed with the MAA Board his opinion that the proposed strategic combination transaction was a compelling value creation opportunity for MAA shareholders, but highlighted that management and the MAA board needed to fully understand and explore risks relating to the potential transaction. Following the MAA board meeting, General John S. Grinalds retired from the MAA Board since he had reached the maximum director age contained in MAA’s existing corporate governance guidelines and code of business conduct and ethics and would not be standing for reelection to the MAA Board at the annual meeting of MAA shareholders to be held later that day.

Later on May 21, 2013, Hogan Lovells distributed a revised draft of the merger agreement to Goodwin Procter and J.P. Morgan. The revised draft provided for, among other things, (i) reciprocal interim operating covenants, (ii) an asymmetrical termination fee of $50 million for Colonial and $65 million for MAA in the event the merger agreement was subsequently terminated by such party to enter into a Superior Proposal or in certain other limited circumstances, which is referred to as a termination fee, (iii) various revisions to the provision restricting the ability of a party to solicit other proposals after the signing of a definitive agreement, which is referred to as the non-solicitation provision, and (iv) the removal of a provision that allowed for limited flexibility in the structure of the transaction following the execution of the merger agreement.

On May 22, 2013, Goodwin Procter circulated to Hogan Lovells an initial draft of a form of voting agreement for certain Colonial shareholders.

On May 22, 2013, the Colonial Special Committee held a telephonic meeting, with representatives of Hunton & Williams present. During this meeting, the members of the Colonial Special Committee discussed with Hunton & Williams matters relating to the proposed transaction with MAA. The Colonial Special Committee discussed the tax protection arrangements currently afforded to holders of limited partnership interests in Colonial LP, including the provisions in the existing limited partnership agreement of Colonial LP relating to Colonial LP’s consideration of the income tax considerations of limited partners of Colonial LP with respect to actions taken by the general partner of Colonial LP. The Colonial Special Committee also discussed MAA’s proposal that the existing limited partnership agreement of Colonial LP be used as the limited partnership agreement of the Combined Corporation’s operating partnership and tax protection arrangement structures generally. During this discussion, Hunton & Williams discussed with the Colonial Special Committee the members’ fiduciary duties under applicable law, the types of tax protection arrangements that could be provided to limited partners in an operating partnership and the tax protection arrangements, if any, provided in other merger transactions to limited partners in operating partnerships. Following discussion, the Colonial Special Committee determined that the mergers should be structured to provide that the limited partnership agreement for the Combined Corporation’s operating partnership contain substantially the same provisions as contained in the existing limited partnership agreement of Colonial LP including, in particular, for the benefit of limited partners in MAA LP after the partnership merger, the provision relating to Colonial LP’s consideration of the income tax considerations of limited partners of Colonial LP with respect to actions taken by the general partner of Colonial LP. The Colonial Special Committee did not identify any other significant potential conflicts between limited partners of Colonial LP and Colonial shareholders, based on the structure of the proposed MAA transaction, that the Colonial Special Committee believed were within its mandate from the Colonial Board.

On May 23, 2013, Mr. Bolton provided a written update to the MAA Board. Mr. Bolton summarized the remaining open points in the merger agreement as well as procedural and timing considerations for signing the merger agreement and announcing the proposed transaction.

Also on May 23, 2013, Goodwin Procter circulated a revised draft of the merger agreement to Hogan Lovells and BofA Merrill Lynch. The draft provided for, among other things, (i) a condition to closing that no more than a certain percentage of Colonial shareholders exercise dissenters’ rights in connection with the proposed transaction, (ii) the deletion or modification of certain interim operating covenants applicable to MAA, (iii) a symmetrical termination fee of $100 million for both MAA and Colonial, (iv) certain modifications to the non-solicitation provision, and (v) a reinstatement of the provision that allowed for flexibility in the structure of the transaction following the execution of the merger agreement.

On May 23, 2013, the Colonial Transaction Committee held a telephonic meeting, with Mr. Hardin and representatives of BofA Merrill Lynch and Hogan Lovells present. During this meeting, the Colonial Transaction Committee discussed the status of negotiations with MAA, the revised draft merger agreement received from MAA and certain provisions therein, including the amount and structure of the termination fee and expense reimbursement amount and a proposed closing condition regarding dissenters’ rights under Alabama law. The Colonial Transaction Committee also discussed Colonial’s proposed response to the revised draft merger agreement received from MAA.

On May 24, 2013, representatives from Goodwin Procter and Hogan Lovells met telephonically to discuss open points relating to the merger agreement and the identities of the officers, trustees, directors and shareholders, as applicable, of MAA and Colonial who would sign voting agreements in connection with the proposed transaction. Hogan Lovells also circulated to Goodwin Procter a revised draft of the form of voting agreement for certain Colonial shareholders.

On May 25, 2013, representatives from Goodwin Procter and Hogan Lovells met telephonically. Hogan Lovells advised that Colonial, based on the determination of the Colonial Special Committee, would not request any new tax protection arrangements for unitholders of Colonial LP other than a continuation in the MAA LP partnership agreement, for the benefit of MAA LP limited partners after the partnership merger, of the existing provision in the limited partnership agreement of Colonial LP relating to Colonial LP’s consideration of the income tax considerations of limited partners of Colonial LP with respect to actions taken by the general partner of Colonial LP. The representatives from Goodwin Procter and Hogan Lovells then discussed various other open items relating to the merger agreement. Additionally, Goodwin Procter circulated to Hogan Lovells a revised draft of the form of voting agreement for certain Colonial shareholders.

On May 26, 2013, Hogan Lovells circulated a revised draft of the merger agreement to Goodwin Procter and J.P. Morgan. The revised draft provided for, among other things, reciprocal interim operating covenants for MAA and Colonial. The revised draft also reflected other items that were continuing to be negotiated, including, among others, the closing condition relating to the percentage of Colonial shareholders that could exercise dissenters’ rights without MAA having a right to not consummate the mergers, the termination fee and a modified provision addressing the parties’ ability to restructure the transaction following the execution of the merger agreement.

Also on May 26, 2013, Goodwin Procter circulated to Hogan Lovells an initial draft of the form of voting agreement for certain MAA shareholders.

On May 27, 2013, Goodwin Procter circulated to Hogan Lovells an initial draft of MAA’s disclosure schedules to the merger agreement. The disclosure schedules included a list of certain third party consents that would need to be obtained as a condition to closing. Colonial, through Hogan Lovells, objected to the inclusion of those consents as a closing condition.

On May 27, 2013, the Colonial Special Committee held a telephonic meeting, with representatives of Hunton & Williams and Hogan Lovells present. During this meeting, the Colonial Special Committee discussed with the legal advisors the status of negotiations with MAA regarding the structure of the transaction and the terms of the limited partnership agreement of the Combined Corporation’s operating partnership. During this discussion, the Colonial Special Committee discussed with the legal advisors the nature of changes with respect to the partnership merger reflected in the merger agreement. Also, during this discussion, the Colonial Special Committee noted that, consistent with the direction at the Colonial Special Committee’s May 22nd meeting, the current draft of the merger agreement provided that the limited partnership agreement of MAA LP would be amended to be in substantially the same form as the limited partnership agreement of Colonial LP then in effect, and would retain, for the benefit of all limited partners in MAA LP after the partnership merger, the provision relating to Colonial LP’s consideration of the income tax considerations of limited partners of Colonial LP with respect to actions taken by the general partner of Colonial LP.

On May 28, 2013, Hogan Lovells circulated to Goodwin Procter an initial draft of Colonial’s disclosure schedules to the merger agreement.

On May 28, 2013, the Colonial Board held a telephonic meeting, with Mr. Hardin and representatives of BofA Merrill Lynch and Hogan Lovells present. During this meeting, the Colonial Board discussed the status of negotiations with MAA and certain provisions of the merger agreement.

Also on May 28, 2013, Mr. Bolton contacted Mr. Lowder by telephone to discuss certain closing conditions to the completion of the proposed transaction. Messrs. Bolton and Lowder also discussed the inclusion of the provision in the merger agreement that would allow for flexibility in the structure of the transaction following the execution of the merger agreement.

Later on May 28, 2013, Goodwin Procter circulated a revised draft of the merger agreement to Hogan Lovells and BofA Merrill Lynch. The revised draft included, among other things, reciprocal interim operating covenants.

On May 29, 2013, Goodwin Procter circulated a further revised draft of the merger agreement to Colonial and its legal and financial advisors. The draft provided for, among other things, a reciprocal termination fee of $75 million and a closing condition that no more than 15% of Colonial shareholders could exercise dissenters’ rights without MAA having a right to not consummate the mergers.

Later on May 29, 2013, the MAA Board held a special telephonic meeting with members of senior management and representatives from J.P. Morgan, Goodwin Procter and Baker Donelson. Mr. Bolton summarized for the MAA Board the overall status of the proposed strategic combination transaction with Colonial and the decision by Colonial, based on the determination of the Colonial Special Committee, not to request new tax protection arrangements for unitholders of Colonial LP. Mr. Bolton and representatives from Goodwin Procter and Baker Donelson summarized and described for the MAA Board the remaining open points in the merger agreement. The MAA Board then discussed the proposed terms of the merger agreement.

On May 29, 2013, the Colonial Board held a telephonic meeting, with Mr. Hardin and representatives of BofA Merrill Lynch and Hogan Lovells present. During this meeting, a representative of Hogan Lovells summarized the status of negotiations with respect to the revised draft merger agreement. The Colonial Board discussed the revised draft merger agreement, including MAA’s inclusion of certain third party consents as a closing condition.

On May 30, 2013, Mr. Bolton contacted Mr. Lowder by telephone to discuss the remaining open points in the merger agreement.

Later on May 30, 2013, Goodwin Procter circulated to Hogan Lovells a revised draft of MAA’s disclosure schedules to the merger agreement. The revised MAA disclosure schedules significantly limited the number of third party consents that were a condition to closing.

Also on May 30, 2013, Hogan Lovells circulated a revised draft of the merger agreement to Goodwin Procter and J.P. Morgan. The revised draft provided for, among other things, (i) a symmetrical termination fee of $75 million, (ii) an agreement by MAA to assume all existing registration rights agreements of Colonial in connection with the proposed transaction, and (iii) the removal of the ability of either party to extend the outside closing date under the merger agreement in order to obtain third party consents. Subsequent to the distribution of the revised draft of the merger agreement, the parties agreed that the merger agreement would contain a provision that the parties would cooperate to provide flexibility in the structuring of the transaction following the execution of the merger agreement and a closing condition that no more than 15% of Colonial shareholders could exercise dissenters’ rights without MAA having a right to not consummate the mergers.

On May 31, 2013, representatives from Goodwin Procter and Hogan Lovells met telephonically to discuss the remaining open points in the merger agreement, including the termination fee.

On May 31, 2013, Goodwin Procter circulated to Hogan Lovells an initial draft of the amended and restated limited partnership agreement of MAA LP. Later that day, Hogan Lovells circulated a revised draft of that agreement to Goodwin Procter, along with a revised draft of Colonial’s disclosure schedules to the merger agreement.

On June 1, 2013, the MAA Board held a special telephonic meeting with members of senior management and representatives from J.P. Morgan, Goodwin Procter and Baker Donelson. At the meeting, Mr. Bolton and representatives of Goodwin Procter and Baker Donelson summarized the resolution of the open points in the merger agreement discussed at the last meeting of the MAA Board and the minor terms of the merger agreement that needed to be finalized prior to the execution of the merger agreement. Representatives from Goodwin Procter and Baker Donelson then summarized the final terms of the merger agreement and described the process required for obtaining certain third party consents. The MAA Board then held an extended discussion of the terms of the merger agreement. Next, representatives from J.P. Morgan summarized the valuation methodologies used in its valuation of MAA and Colonial, the results of that analysis and the key financial highlights relating to the transaction with Colonial. Following these presentations and discussions, and other discussions and deliberations by the MAA Board concerning, among other things, the matters described below under “—Recommendation of the MAA Board and Its Reasons for the Mergers,” representatives of Goodwin Procter and Baker Donelson summarized the process for the approval of the transaction and the duties of the directors, following which, Mr. Bolton and representatives of Baker Donelson reviewed the resolutions for consideration by the MAA Board to approve the proposed strategic transaction with Colonial. The MAA Board then unanimously (i) determined that the merger agreement, the parent merger and the transactions contemplated by the merger agreement were advisable and in the best interests of MAA and its shareholders, (ii) approved the mergers, the merger agreement and the other transactions contemplated by the merger agreement, (iii) authorized and approved the issuance of shares of MAA common stock to the holders of Colonial common shares in the parent merger, (iv) directed that the merger agreement and the issuance of shares of MAA common stock be submitted for approval at a meeting of MAA shareholders, and (v) recommended the approval of the merger agreement and the issuance of shares of MAA common stock by MAA shareholders. In connection with the foregoing, the MAA Board also approved, among other things, the waivers to be given by certain MAA executives with respect to rights under existing employment agreements and equity awards, the preparation and filing of this joint consent solicitation/prospectus, the engagement letter with J.P. Morgan, the amendment and restatement of the limited partnership agreement of MAA LP, and the preparation and mailing of a consent solicitation for holders of limited partnership units in MAA LP.

On June 1, 2013 and June 2, 2013, Goodwin Procter and Hogan Lovells exchanged drafts of the merger agreement, the disclosure schedules of both Colonial and MAA to the merger agreement and the amended and restated limited partnership agreement of MAA LP.

On June 2, 2013, the Colonial Board held a telephonic meeting, with Mr. Hardin and representatives of BofA Merrill Lynch and Hogan Lovells present. During this meeting, Colonial’s legal and financial advisors reviewed with the Colonial Board, among other things, legal and financial aspects of the proposed transaction with MAA. In addition, a representative of Hogan Lovells reviewed with the Colonial Board the material terms of the proposed merger agreement. Mr. Lowder then reviewed the strategic rationale and anticipated benefits of the proposed strategic combination transaction to Colonial shareholders. BofA Merrill Lynch then reviewed with the Colonial Board the financial terms of the proposed transaction. During this meeting, the Colonial Transaction Committee delivered its recommendation that the Colonial Board approve the merger agreement. Following these presentations and discussions, and other discussions by the Colonial Board concerning, among other things, the matters described below under “—Recommendation of Colonial and Its Reasons for the Mergers,” the Colonial Board, by a unanimous vote of all trustees, (i) concluded that the merger agreement and the transactions contemplated thereby, including the parent merger and the partnership merger, were advisable and in the best interests of Colonial and its shareholders, and the Colonial LP unitholders and (ii) approved and adopted the merger agreement and the partnership merger.

On the morning of June 3, 2013, MAA and Colonial executed and delivered the merger agreement and certain ancillary documents prior to the opening of the stock markets and issued a joint press release announcing the mergers and execution of the merger agreement.

Recommendations of the MAA Board and its Reasons for the Mergers

After careful consideration, the MAA Board, on behalf of MAA in its capacity as the sole general partner of MAA LP, has unanimously determined and declared that the merger agreement, the partnership merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of MAA LP and its unitholders and approved and adopted the merger agreement, the partnership merger and the other transactions contemplated by the merger agreement. The MAA Board unanimously recommends that MAA LP unitholders approve the merger agreement and the partnership merger.

Additionally, the MAA Board has unanimously determined that it is desirable and in the best interests of MAA, MAA LP and the MAA LP unitholders, in connection with the partnership merger, to amend and restate the existing MAA LP agreement of limited partnership and approved the amended and restated MAA LP limited partnership agreement. The MAA Board unanimously recommends that MAA LP unitholders approve the amended and restated MAA LP limited partnership agreement.

In deciding to declare advisable and approve and adopt the merger agreement, the partnership merger and the other transactions contemplated by the merger agreement, including the issuance of new MAA LP units to Colonial LP unitholders in connection with the partnership merger, and to recommend that MAA LP unitholders vote to approve the merger agreement and the partnership merger, the MAA Board, considered various factors that it viewed as supporting its decision, including the following material factors described below:

•	Strategic Benefits. The MAA Board expects that the mergers will provide a number of significant potential strategic opportunities and benefits, including the following:

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the combination of two highly complementary multifamily portfolios to create the preeminent Sunbelt-focused multifamily REIT and the second largest publicly-held owner and operator of multifamily units in the United States by number of units will allow MAA shareholders and MAA LP unitholders to participate in a stronger Combined Corporation and MAA LP with the opportunity to leverage both companies’ strong presence across the United States Sunbelt region and would result in a platform with superior value creation opportunities;

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the combined portfolio of approximately 85,000 multifamily units in 285 properties would provide an enhanced competitive advantage across the Sunbelt region and drive opportunistic growth and capital deployment;

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by combining two companies with businesses in complementary geographic regions, the Combined Corporation and MAA LP are expected to have improved diversification across large and secondary markets in the high-growth Sunbelt region, which will enhance the strength of the portfolio;

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the combination of MAA and Colonial would more rapidly advance a number of strategic priorities underway at MAA and MAA LP, including, improving operating efficiencies, achieving more profitable scale, increasing assets in major and secondary Sunbelt markets and lowering capital costs to provide a stronger balance sheet;

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the transaction is expected to create operational and general and administrative cost synergies that would drive higher margins primarily from the elimination of duplicative costs associated with supporting a public company platform and the leveraging of state of the art technology and systems, resulting in gross savings of approximately $25 million annually upon full integration, which is expected to occur over the 18–month period after closing of the mergers;

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the Combined Corporation and MAA LP would be able to better serve the needs of its residents because of its larger geographic footprint and therefore increase its market share in high-growth Sunbelt markets;

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as a result of its larger size, greater access to multiple forms of capital and an improved investment-grade rating with limited near-term debt maturities, the Combined Corporation and MAA LP are expected to have a lower cost of capital than MAA on a stand-alone basis and provide financial flexibility to capture opportunities across business cycles;

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the Combined Corporation and MAA LP will provide improved liquidity for MAA LP unitholders as a result of the increased equity capitalization and the increased shareholder base of the Combined Corporation; and

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the increased size and scale of the Combined Corporation and MAA LP is expected to produce operating cost advantages, enhance its ability to attract top talent, and strengthen the operating platform through integration of best practices from both companies, thereby allowing the Combined Corporation and MAA LP to be more competitive in the markets in which it operates.

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Fixed Exchange Ratio. The MAA Board also considered that the fixed exchange ratio, which will not fluctuate as a result of changes in the market prices of shares of MAA common stock or Colonial common shares, provides certainty as to the respective pro forma percentage ownership of MAA LP following the mergers.

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Superior Proposals. The MAA Board considered that, under certain circumstances, the merger agreement permits MAA, prior to the time MAA shareholders approve the parent merger, to consider and respond to an unsolicited bona fide alternative proposal or engage in discussions or negotiations with a third party making such a proposal if the MAA Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that such alternative proposal constitutes or is reasonably likely to lead to a Superior Proposal and the MAA Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary obligations to the shareholders of MAA under applicable laws (see the section titled “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions” beginning on page 97).

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Limited Ability to Change Recommendation. The MAA Board considered that the merger agreement, in circumstances not involving a Superior Proposal, permits the MAA Board to withhold, withdraw or modify its recommendation that MAA shareholders vote in favor of approval of the MAA merger proposal if a material development or change in circumstances occurs after June 3, 2013 and the MAA Board determines in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with the directors’ duties under applicable law (see the section titled “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions” beginning on page 97).

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Familiarity with Businesses. The MAA Board considered its knowledge of the business, operations, financial condition, earnings and prospects of MAA and Colonial, taking into account the results of MAA’s due diligence review of Colonial, as well as its knowledge of the current and prospective environment in which MAA and Colonial operate, including economic and market conditions.

•	Governance. The MAA Board considered that the following governance arrangements would enable continuity of management and an effective and timely integration of the two companies’ operations:

•	seven of the twelve members of the board of directors of the Combined Corporation would be members of the MAA Board;

•	the Co-Lead Independent Directors for MAA would serve as Co-Lead Independent Directors for the Combined Corporation; and

•	the senior executives of MAA would serve as the senior executives of the Combined Corporation.

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High Likelihood of Consummation. The MAA Board considered the commitment on the part of both parties to complete the mergers as reflected in their respective obligations under the terms of the merger agreement, and the likelihood that the third party and security holder approvals needed to complete the mergers would be obtained in a timely manner.

The MAA Board also considered a variety of risks and other potentially negative factors concerning the merger agreement, the parent merger and the other transactions contemplated by the merger agreement. These factors included:

•	the risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the mergers;

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that, under the terms of the merger agreement, MAA must pay Colonial a termination fee of $75 million and/or reimburse certain expenses incurred by Colonial in connection with the parent merger (up to $10 million) if the merger agreement is terminated under certain circumstances, which may deter other parties from proposing an alternative transaction that may be more advantageous to MAA shareholders, or which may become payable following a termination of the merger agreement in circumstances where no alternative transaction or superior proposal is available to MAA;

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the terms of the merger agreement placing limitations on the ability of MAA to initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer by or with a third party with respect to an Acquisition Proposal and to furnish non-public information to, or engage in discussions or negotiations with, a third party interested in pursuing an alternative business combination transaction;

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the risk that, notwithstanding the likelihood of the parent merger being completed, the parent merger may not be completed, or that completion may be unduly delayed, including the effect of the pendency of the parent merger and the effect such failure to be completed may have on the trading price of MAA common stock and MAA’s operating results, particularly in light of the costs incurred in connection with the transaction

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the risk that the anticipated strategic and financial benefits of the parent merger may not be realized or that the Combined Corporation may not achieve the forecasted net operating income or sales proceeds from the sale of certain of Colonial’s non-core and other assets;

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the risk that the cost savings, operational synergies and other benefits to the holders of MAA common stock expected to result from the parent merger might not be fully realized or not realized at all, including as a result of possible changes in the real estate market or the multifamily industry affecting the markets in which the Combined Corporation will operate;

•	the risk of other potential difficulties in integrating the two companies and their respective operations;

•	the substantial costs to be incurred in connection with the transaction, including the transaction expenses arising from the mergers and the costs of integrating the businesses of MAA and Colonial;

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the restrictions on the conduct of MAA’s business prior to the completion of the parent merger, which could delay or prevent MAA from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of MAA absent the pending completion of the parent merger;

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that Colonial and MAA may be obligated to complete the parent merger without having obtained appropriate consents, approvals or waivers from, or successfully refinanced, the outstanding indebtedness of Colonial and MAA that requires lender consent or approval to consummate the parent merger, and the risk that such consummation could trigger the termination of, and mandatory prepayments of all amounts outstanding under, certain of MAA’s and Colonial’s indebtedness;

•	the existence of statutory dissenters’ rights for Colonial shareholders;

•	that neither MAA nor MAA LP obtained a fairness opinion in connection with the partnership merger; and

•	other matters described under the section “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.”

This discussion of the information and factors considered by the MAA Board in reaching its conclusion and recommendations is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered by the MAA Board in evaluating the merger agreement and the transactions contemplated by it, including the parent merger, and the complexity of these matters, the MAA Board did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the MAA Board may have given different weight to different factors. The MAA Board did not reach any specific conclusion with respect to any of the factors considered and instead conducted an overall review of such factors and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the merger agreement, the parent merger and the other transactions contemplated by the merger agreement.

This explanation of the reasoning of the MAA Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements.”

Recommendation of Colonial and Its Reasons for the Mergers

By vote at a meeting held on June 2, 2013, and based in part on the unanimous recommendation of the transaction committee of the Colonial Board, the Colonial Board, on behalf of Colonial in its capacity as the sole general partner of Colonial LP, unanimously determined that the merger agreement, the partnership merger and the other transactions contemplated thereby are advisable and in the best interests of Colonial LP and its unitholders and approved and adopted the merger agreement, the partnership merger and the other transactions contemplated by the merger agreement. Colonial, in its capacity as the sole general partner of Colonial LP, recommends that Colonial LP unitholders approve the merger agreement and the partnership merger.

In deciding to determine advisable and approve and adopt the merger agreement, the partnership merger and the other transactions contemplated thereby, the Colonial Board considered various factors that it viewed as supporting its decision, and that support Colonial’s recommendation, in its capacity as the sole general partner of Colonial LP, that Colonial LP unitholders approve the merger agreement and adopt the partnership merger, including the material factors described below.

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Strategic Benefits. Discussions with Colonial management regarding Colonial’s business, financial condition, results of operations, competitive position, business strategy, strategic options and prospects, as well as the risks involved in achieving these prospects, the nature of Colonial’s business and the industry in which it competes, and current industry, economic and market conditions, both on a historical and on a prospective basis, which led the Colonial Board to conclude that the alternative of continuing as a stand-alone company was less favorable to the Colonial shareholders and Colonial LP unitholders than the mergers and that the mergers will provide a number of significant potential strategic opportunities and benefits, including the following:

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the combination of Colonial’s and MAA’s highly complementary multifamily portfolios to create the preeminent Sunbelt focused multifamily REIT and the second largest publicly-held owner and operator of multifamily units in the United States by number of units will allow Colonial shareholders and

Colonial LP unitholders to participate in a stronger Combined Corporation with the opportunity to leverage both companies’ strong presence across the United States Sunbelt region and would result in a platform with superior value creation opportunities;

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as a result of its larger size, greater access to multiple forms of capital and improved investment grade debt rating with limited near-term debt maturities, the Combined Corporation and MAA LP are expected to have a lower cost of capital than Colonial on a stand-alone basis and provide financial flexibility to capture opportunities across business cycles;

•	the combination of the two companies would more rapidly advance Colonial’s existing strategic priorities to grow its multifamily portfolio and strengthen its balance sheet;

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by combining two companies with businesses in complementary geographic regions, the Combined Corporation and MAA LP are expected to have improved diversification across large and secondary markets in the high-growth Sunbelt region, which will enhance the strength of the portfolio;

•	the Combined Corporation and MAA LP are expected to benefit from Colonial’s development pipeline and internal development capabilities;

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the increased size and scale of the Combined Corporation and MAA LP are expected to produce operating cost advantages, enhance its ability to attract top talent, and strengthen the operating platform through integration of best practices from both companies, thereby allowing the Combined Corporation and MAA LP to be more competitive in the markets in which it operates;

•

the transaction is expected to create operational and general and administrative cost synergies that would drive higher margins primarily from the elimination of duplicative costs associated with supporting a public company platform and the leveraging of state of the art technology and systems, resulting in gross savings of approximately $25 million annually, which is expected to occur over the 18-month period after closing of the mergers; and

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by creating one of the largest U.S. multifamily REITs by number of units and, based on current market prices, one of the largest publicly traded U.S. multifamily REITs by enterprise value, the mergers are expected to enhance the Combined Corporation’s and MAA LP’s ability to execute large, accretive transactions and facilitate opportunistic growth and capital deployment.

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MAA’s and MAA LP’s Business, Operating Results, Financial Condition and Management. The Colonial Board considered information with respect to the business, operating results and financial condition of MAA and MAA LP, on both a historical and prospective basis, including MAA’s and MAA LP’s stable operating performance, lower leverage and the lower volatility of its stock price over the past 10 years, the quality, breadth and experience of MAA’s senior management team, and the similarities in the cultures of, and complimentary markets served by, the two companies, as well as the Colonial Board’s knowledge of the current and prospective environment in which the two companies operate, including economic and market conditions.

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Continued Operation as a Stand-Alone Company. The Colonial Board evaluated, as an alternative to the mergers, the potential rewards and risks associated with the continued execution of Colonial’s strategic plan as an independent company. In evaluating Colonial’s historical results and prospects for growth, the Colonial Board noted Colonial’s success in maintaining high occupancy rates, executing on Colonial’s asset recycling program, strengthening Colonial’s balance sheet, increasing Colonial’s focus on the multifamily business, successfully exiting from several joint ventures, and reducing overhead costs. The Colonial Board reviewed Colonial’s historical and possible future performance in light of the risks affecting its business, operations and financial condition, including the risks discussed in this joint consent solicitation/prospectus under “Risk Factors—Risks Factors Relating to the Mergers.” The Colonial Board also considered, among other factors, the challenges of continuing to operate independently, current market and industry trends, and the risks affecting Colonial’s ability to compete effectively against other competitors in the industry.

•

Merger Consideration. The Colonial Board evaluated the value of the parent merger and partnership merger consideration based on the then-current market price and historic trading price of MAA common stock, as well as various factors bearing on the quality and potential long-term value of the MAA common stock and MAA LP units to be received as consideration (including for any Colonial LP unitholders who receive MAA shares upon redemption of their MAA LP units after the partnership merger), including the greater liquidity of the stock in the Combined Corporation. The Colonial Board noted that, based on the closing prices of the MAA common stock and Colonial common shares on May 31, 2013, which was the last trading day before the meeting of the Colonial Board at which the Colonial Board approved the merger agreement, the parent merger consideration had an implied value of $24.47 per Colonial common share, which represented approximately a 10.7 percent premium to the closing price of the Colonial common shares on May 31, 2013. The Colonial Board also noted that the implied per share parent merger consideration represented a premium to the Colonial price per share of approximately 13.7 percent over the one-week period before May 31, 2013, and approximately 16.3 percent over the one-month period before May 31, 2013. The Colonial Board also took into account that the fixed exchange ratio, which will not fluctuate as a result of changes in the market prices of Colonial common shares or shares of MAA common stock, provides certainty as to the respective pro forma percentage ownership of the Combined Corporation and that a decrease in the market price of Colonial common shares before the parent merger closing would not provide MAA with a right to terminate the merger agreement.

•

Dividend Rate. The Colonial Board considered that, based on the current dividend rates of Colonial and MAA, Colonial shareholders and Colonial LP unitholders would see an approximately 19 percent increase in the dividend rate immediately after the closing, assuming no change in MAA’s current dividend rate.

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Ownership in the Combined Corporation. The Colonial Board considered that, as of the closing, Colonial shareholders would own approximately 44% of the Combined Corporation assuming the conversion to shares of Combined Corporation common stock of all MAA LP limited partnership units issued to Colonial LP unitholders in the partnership merger and, as a result, the combination will allow Colonial shareholders to participate in the future growth and value creation of the Combined Corporation and to share pro rata in the benefits of the expected synergies.

•

Tax-Deferred Transaction. The Colonial Board considered the expectation that the partnership merger will generally qualify as a tax-deferred transaction for U.S. federal income tax purposes to Colonial LP unitholders that are U.S. Holders.

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Governance. The Colonial Board considered that the board of directors of the Combined Corporation would consist of twelve directors, five of whom will be chosen by the Colonial Board, which would facilitate an effective and timely integration of the two companies’ operations.

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Likelihood of Consummation. The Colonial Board considered the commitment on the part of both parties to complete the mergers as reflected in their respective obligations under the terms of the merger agreement, and the likelihood that the third party and security holder approvals needed to complete the mergers would be obtained in a timely manner.

•	Terms and Conditions of the Merger Agreement. The Colonial Board considered the terms and conditions of the merger agreement, including:

•

Colonial’s ability, under certain circumstances, prior to the time Colonial shareholders approve the parent merger, to consider and respond to an unsolicited bona fide alternative proposal or engage in discussions or negotiations with the third party making such a proposal if the Colonial Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that such alternative proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and the Colonial Board shall have determined in good faith (after consultation with outside legal counsel) that the failure to take such action would be inconsistent with the trustees’ exercise of their fiduciary obligations to the shareholders of Colonial under applicable laws;

•

Colonial’s ability, under certain circumstances, to terminate the merger agreement in order to enter into an agreement providing for a Superior Proposal, provided that Colonial complies with its obligations relating to the entering into of any such agreement and immediately prior to or concurrently with the termination of the merger agreement pays a termination fee of $75 million and reimburses MAA for expenses (up to $10 million), which the Colonial Board concluded was reasonable in the context of termination fees payable in comparable transactions and in light of the overall structure of the transaction and terms of the merger agreement, including the merger consideration;

•

the ability of the Colonial Board, under certain circumstances not involving a Superior Proposal, to withhold, withdraw or modify its recommendation that Colonial shareholders vote in favor of approval and adoption of the merger agreement and the parent merger and terminate the merger agreement upon payment of a termination fee of $75 million and reimbursement of MAA for expenses (up to $10 million);

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the fact that the merger agreement permits Colonial to continue to pay its regular quarterly cash dividend, in an amount not to exceed $0.21 per Colonial common share per quarter, as well as distributions in respect of units held in Colonial LP;

•

the fact that the merger agreement would provide Colonial with sufficient operating flexibility for it to conduct its business in the ordinary course of business consistent with past practice between the signing of the merger agreement and the completion of the mergers; and

•	the fact that consent, approval or refinancing of Colonial’s existing indebtedness and most of MAA’s existing indebtedness is not a condition to completion of the mergers.

•

Treatment of Holders of Limited Partner Interests in Colonial LP. The Colonial Board considered that, pursuant to the terms of the merger agreement, Colonial LP unitholders will receive 0.360 of a limited partner interest in MAA LP, in the partnership merger, which is the same as the exchange ratio in the parent merger. In addition, the Colonial Board considered that, consistent with the direction of the Colonial Special Committee, the limited partnership agreement of MAA LP will be amended to be in substantially the same form as the limited partnership agreement of Colonial LP currently in effect, and will retain, for the benefit of all limited partners in MAA LP after the partnership merger, the provision relating to Colonial LP’s consideration of the income tax considerations of limited partners of Colonial LP with respect to actions taken by the general partner of Colonial LP.

Alternative Transactions. The Colonial Board also considered, as alternatives to the mergers or to continued independent operations, Colonial’s prospects for a merger or sale transaction with a company other than MAA and the potential terms for such other transactions. After taking into account the possible detrimental effects on Colonial’s business, including such effects on, among other things, its employees, tenants, customers, financing sources and business prospects, the Colonial Board determined not to solicit proposals for other transactions, whether a merger or sale, through an auction process or otherwise. The Colonial Board’s consideration of potential alternatives to the mergers was informed by, among other matters, its familiarity with the various indications of interest and preliminary discussions involving potential transaction partners communicated from time to time, including the unsolicited inquiries received from Company B and Company D and described in this joint consent solicitation/prospectus under “The Mergers—Background of the Mergers.” The Colonial Board concluded that the MAA merger, as compared to potential alternative transactions, would be in the best interests of Colonial’s shareholders and Colonial LP’s unitholders in light of the overall terms of the MAA merger and the timing, likelihood and risks of completing alternative transactions, including the business, competition, industry and market risks that would apply to Colonial.

In particular, in deciding to approve the merger agreement, rather than to attempt to pursue a transaction with Company B on the basis of Company B’s written proposal received in April 2013, the Colonial Board considered the following material factors:

•	the Colonial Board’s determination, based on its consideration of the business, strategic plan, operating results, and management team of the Combined Corporation, as well as cost synergies and other strategic benefits of a transaction with MAA described above, that it was in the best interests of the Colonial shareholders and Colonial LP’s unitholders for Colonial to pursue a transaction with MAA, offering Colonial shareholders and Colonial LP’s unitholders the prospect of continued participation in the long-term value creation of the Combined Corporation and MAA LP, rather than pursue an all-cash sale transaction with Company B at the all-cash price included in Company B’s proposal;

•

the less developed nature of Company B’s proposal and the risk of not being able to reach agreement on mutually acceptable terms with Company B with respect to a sale transaction due to, among other things:

•	the need for Company B to conduct diligence on Colonial (which had not yet been initiated);

•	the need for Company B to obtain substantial equity and debt financing, including from third party sources, which would be expected to conduct their own separate diligence investigation of Colonial;

•

the increased risk of information leaks and other significant adverse effects on Colonial, including on its personnel and operations, due to the larger number of third parties that would be involved in a lengthy diligence evaluation of Colonial and the distractions during the pendency of the multi-party diligence process;

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the need to negotiate specific merger terms and the related definitive agreement, including (i) additional issues arising from the terms included in Company B’s written proposal, such as financing matters, closing conditions, and the termination provisions, and (ii) other matters not addressed in Company B’s written proposal, such as consequences of Company B’s failure to obtain the requisite third party financing or refusal to close the transaction after it signs a definitive agreement, including negotiation of remedies in certain circumstances if Company B failed or refused to complete the transaction; and

•

the additional complexity associated with Company B’s intention to negotiate with and retain a third party operator as a partner to operate Colonial properties, as well as the third party operator’s desire to acquire specific properties of Colonial.

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uncertainty regarding the final all-cash purchase price to be offered by Company B and the concern, given that Company B’s all-cash purchase price proposal was based on only publicly available information, that the all cash price would be reduced during the diligence and negotiation process, particularly in light of the fact that, based on statements by the Company B chief financial officer in April 2013, the all-cash price of $26.50 had already been reduced by Company B’s investment committee based on valuation considerations associated with certain land recorded on Colonial’s financial statements, as discussed above under “The Mergers—Background of the Mergers”;

•

that, given the need for third party financing, a transaction with Company B would involve greater risk that the ability of the parties to complete the transaction on the terms negotiated may be adversely affected due to adverse market conditions or economic or other events outside the control of the parties, which would increase the risk that a closing may not ultimately occur on the terms negotiated with Company B or at all;

•

that, as discussed above, the provisions of the merger agreement with MAA would permit Colonial, under certain circumstances, to terminate the merger agreement in order to enter into an agreement providing for a Superior Proposal, provided that Colonial (i) complies with its obligations relating to the entering into of any such agreement and (ii) immediately prior to or concurrently with the termination of the merger agreement pays a termination fee of $75 million and reimburses MAA for expenses (up to $10 million); and

•

the risk that, during the time needed for Company B to finalize and present a final offer, including the time necessary to conduct diligence and assemble equity and debt financing and negotiate with a third party operator, the proposed transaction with MAA may no longer be available.

The Colonial Board also considered a variety of risks and other potentially negative factors concerning the merger agreement, the mergers and the other transactions contemplated by the merger agreement, including the following material factors:

•

that, following completion of the mergers, Colonial would no longer exist as an independent public company and Colonial’s shareholders and Colonial LP unitholders would be able to participate in any future earnings growth of Colonial solely through their ownership of MAA common stock;

•

the risk that, notwithstanding the likelihood of the mergers being completed, the mergers may not be completed, including the effect of the pendency of the parent merger and the effect such failure to be completed may have on:

•	the trading price of Colonial common shares (and thus the value of the Colonial LP units);

•	Colonial’s operating results, particularly in light of the costs incurred in connection with the transaction; and

•	Colonial’s ability to attract and retain key personnel, tenants, suppliers and customers;

•

that, under the terms of the merger agreement, Colonial must pay MAA a termination fee of $75 million and/or reimburse certain expenses incurred by MAA in connection with the parent merger (up to $10 million) if the merger agreement is terminated under certain circumstances, which may deter other parties from proposing an alternative transaction that may be more advantageous to Colonial shareholders and Colonial LP unitholders, or which may become payable following a termination of the merger agreement in circumstances where no alternative acquisition agreement or Superior Proposal is available to Colonial;

•

the risk that, although the terms of the merger agreement would permit Colonial, until approval of the parent merger by its shareholders, to furnish non-public information to, or engage in discussions or negotiations with, third parties making unsolicited acquisition proposals that the Colonial Board determines are reasonably likely to lead to a Superior Proposal and to terminate the merger agreement to accept a superior proposal, subject to payment to MAA of a termination fee of $75 million and reimbursement of expenses (up to $10 million), other potential bidders may choose not to make an alternative transaction proposal and that, historically, the incidence of such superior proposals are relatively rare;

•

that the terms of the merger agreement place limitations on the ability of Colonial to initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer by or with a third party with respect to an acquisition proposal;

•

the risk that MAA may receive a Superior Proposal and terminate the merger agreement upon payment of a termination fee to Colonial of $75 million plus reimbursement of expenses incurred by Colonial (up to $10 million) in accordance with the terms of the merger agreement;

•

that, if the mergers do not close, Colonial’s employees will have expended extensive time and efforts to attempt to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction;

•

the possibility that the mergers may not be completed, or that completion may be unduly delayed, for reasons beyond the control of Colonial or MAA, including because Colonial shareholders and/or MAA shareholders may not approve the parent merger and the other transactions contemplated by the merger agreement, because approval of the unitholders of MAA LP may not be obtained, or because the required third party consents may not be obtained;

•

that Colonial is not permitted to terminate the merger agreement solely because of changes in the market price of MAA common stock and the risk that, because the merger consideration is MAA common stock and the exchange ratio is fixed, Colonial shareholders and Colonial LP unitholders may be adversely affected by any decrease in the trading price of MAA common stock between the announcement of the transaction and the completion of the mergers, which would not have been the case had the consideration been based solely on a fixed value (that is, a fixed dollar amount of value per share in all cases);

•

the risk that the cost savings, operational synergies and other benefits to the holders of Colonial common shares expected to result from the parent merger might not be fully realized or not realized at all, including as a result of possible changes in the real estate market or the multifamily industry affecting the markets in which the Combined Corporation and MAA LP will operate or as a result of potential difficulties integrating the two companies and their respective operations;

•

the restrictions on the conduct of Colonial’s business prior to the completion of the mergers, which could delay or prevent Colonial and Colonial LP from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Colonial absent the pending completion of the parent merger;

•

that Colonial and MAA may be obligated to complete the parent merger without having obtained appropriate consents, approvals or waivers from, or successfully refinanced, the outstanding indebtedness of Colonial and MAA that requires lender consent or approval to consummate the parent merger, and the risk that such consummation could trigger the termination of, and mandatory prepayments of all amounts outstanding under, certain of MAA’s and Colonial’s indebtedness;

•

that, if the Colonial Board had determined to pursue a sale of the company and engaged in negotiations with a third party, including Company B, and reached agreement on the terms of a definitive sale transaction with such third party, the all-cash per share purchase price potentially could have been superior to the value of the merger consideration to be received by Colonial shareholders and Colonial LP unitholders in the strategic combination merger with MAA and MAA LP;

•

that certain of Colonial’s trustees and executive officers have certain interests in the mergers that might be different from the interests of Colonial’s shareholders and Colonial LP unitholders generally as described under the section entitled “The Mergers—Interests of Colonial’s Trustees and Executive Officers in the Mergers” beginning on page 80;

•	that neither MAA nor MAA LP obtained a fairness opinion in connection with the partnership merger; and

•	the substantial costs to be incurred in connection with the transactions, including the transaction expenses arising from the mergers and the costs of integrating the businesses of Colonial and MAA.

This discussion of the information and factors considered by the Colonial Board and Colonial, in its capacity as the sole general partner of Colonial LP, in reaching its respective conclusions and recommendation is not intended to be exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered by the Colonial Board in evaluating the merger agreement and the transactions contemplated by it, including the partnership merger, and the complexity of these matters, the Colonial Board did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the Colonial Board may have given different weight to different factors. The Colonial Board did not reach any specific conclusion with respect to any of the factors considered and instead conducted an overall review of such factors and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the merger agreement.

COLONIAL, IN ITS CAPACITY AS THE SOLE GENERAL PARTNER OF COLONIAL LP, RECOMMENDS THAT COLONIAL LP UNITHOLDERS APPROVE THE MERGER AGREEMENT AND THE PARTNERSHIP MERGER.

The explanation of the reasoning of the Colonial Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 40.

Interests of MAA’s Directors and Executive Officers in the Mergers

In considering the recommendation of the MAA Board, in its capacity as the sole general partner of MAA LP, to approve the merger agreement, the partnership merger and the other transactions contemplated by the merger agreement, MAA LP unitholders should be aware that certain executive officers and directors of MAA have certain interests in the mergers that may be different from, or in addition to, the interests of MAA shareholders and MAA LP unitholders generally. These interests may create potential conflicts of interest. The MAA Board was aware of those interests and considered them, among other matters, in reaching its decision to approve the merger agreement and the transactions contemplated thereby.

Following the consummation of the mergers, all seven of the current members of the MAA Board will continue as members of the board of directors of the Combined Corporation. H. Eric Bolton, Jr., MAA’s Chief Executive Officer and Chairman of the Board of Directors, will serve as Chief Executive Officer and Chairman of the Board of Directors of the Combined Corporation. Alan B. Graf, Jr. and Ralph Horn, Co-Lead Independent Directors for MAA, will serve as Co-Lead Independent Directors for the Combined Corporation. In addition, Albert M. Campbell, III, MAA’s Chief Financial Officer, will serve as Chief Financial Officer of the Combined Corporation, and Thomas L. Grimes, Jr., MAA’s Chief Operating Officer, will serve as the Chief Operating Officer of the Combined Corporation.

H. Eric Bolton, Jr., MAA’s Chief Executive Officer and Chairman of the Board of Directors, and W. Reid Sanders, a director of MAA, each own limited partnership units in MAA LP. The ownership of these limited partnership units may result in Messrs. Bolton and Sanders having interests in the mergers that are different from, or in addition to, those of MAA shareholders generally. In connection with the mergers, MAA has agreed to amend and restate the limited partnership agreement of MAA LP to contain substantially the same provisions as contained in the existing limited partnership agreement of Colonial LP including, in particular, for the benefit of limited partners in MAA LP after the partnership merger, a provision relating to the consideration of the income tax considerations of limited partners of MAA LP with respect to actions taken by the general partner of MAA LP. Messrs. Bolton and Sanders, as limited partners of MAA LP, will have the benefits of this provision following the partnership merger.

Employment Agreements and Change of Control Agreements with MAA’s Executive Officers

Certain MAA executives, including H. Eric Bolton, Jr., Albert M. Campbell III, and Thomas L. Grimes, Jr., are parties to either employment agreements or change in control and termination agreements with MAA, each of which provides for, among other things, severance payments and benefits upon a qualifying termination of employment without “cause” or for “good reason” upon or after a “change of control” (each, as defined in the applicable agreement), and, pursuant to the terms of the applicable agreements, these MAA executives are entitled to accelerated vesting of restricted stock awards upon such qualifying termination. Additionally, pursuant to the terms of certain awards of restricted stock granted to each MAA executive officer under MAA’s 2004 Stock Plan, vesting will accelerate upon a “change in control” (as defined in the applicable award agreement). The mergers will constitute a “change in control” for purposes of these agreements and MAA’s 2004 Stock Plan.

Waiver Agreements

On June 3, 2013, at the request of the MAA Board, MAA entered into waiver agreements with each of its executive officers, which provide that (i) the mergers will not constitute a “change in control” for purposes of the MAA executive’s employment agreement or change in control and termination agreement, as applicable, and related restricted stock agreement(s), (ii) any termination of the executive’s employment that occurs in connection with or following the mergers will not constitute a “change in control termination” for purposes of the employment agreement or change in control and termination agreement, as applicable, and (iii) the vesting or payment of any restricted stock held by the executive shall not automatically accelerate upon or solely in connection with the mergers. Therefore, as a result of such waivers, none of MAA’s executive officers is a party to an agreement with MAA, or participates in any MAA plan, program or arrangement, that provides for payments or benefits based on or that otherwise relate to the consummation of the mergers.

The MAA Board was aware of the interests described in this section and considered them, among other matters, in approving the merger agreement and making its recommendation that MAA shareholders approve the parent merger and the other transactions contemplated by the merger agreement. See “—Recommendation of the MAA Board and Its Reasons for the Mergers” above.

Interests of Colonial’s Trustees and Executive Officers in the Mergers

In considering the recommendation of Colonial, in its capacity as the sole general partner of Colonial LP, to approve and adopt the merger agreement, the partnership merger and the other transactions contemplated by the merger agreement, Colonial LP unitholders should be aware that executive officers and trustees of Colonial have certain interests in the mergers that may be different from, or in addition to, the interests of Colonial shareholders and Colonial LP unitholders generally. These interests may create potential conflicts of interest. The Colonial Board was aware of those interests and considered them, among other matters, in reaching its decision to approve and adopt the merger agreement, the partnership merger and the transactions contemplated by the merger agreement.

Severance Arrangements

Prior to the Colonial Board’s approval and adoption of the merger agreement, the executive compensation committee of the Colonial Board, referred to in this joint consent solicitation/prospectus as the Colonial Compensation Committee, approved certain severance arrangements described below with respect to Colonial’s executive officers: Thomas M. Lowder, Paul F. Earle, John P. Rigrish, Bradley P. Sandidge, and Jerry Brewer (we refer to each as a Colonial executive officer and collectively as the Colonial executive officers).

In the event that the Colonial executive officer is terminated by Colonial upon the consummation of the mergers and provided that he is continuously employed by Colonial through the closing, the Colonial executives would be entitled to the following severance payments:

•

In addition to payments under his existing Non-Competition Agreement with Colonial LP and Colonial, described further below, Mr. Lowder will receive a severance payment equal to two times the average annual incentive compensation paid to him for the three completed fiscal years immediately preceding the closing of the mergers.

•

Each of Messrs. Earle and Rigrish will receive a severance payment equal to one and one-half times the sum of (1) his annual base salary in effect on the closing date of the mergers, plus (2) the average annual incentive compensation paid to him for the three completed fiscal years immediately preceding the closing of the mergers; and

•

Each of Messrs. Sandidge and Brewer will receive a severance payment equal to one times the sum of (1) his annual base salary in effect on the closing date of the mergers, plus (2) the average annual incentive compensation paid to him for the three completed fiscal years immediately preceding the closing of the mergers.

In the event of such a termination of employment, these severance payments will be payable in a lump-sum payments of cash on or shortly after the closing of the mergers. With respect to Mr. Lowder, such severance payment will be payable in addition to any payments that Mr. Lowder would receive under his existing Non-Competition Agreement with Colonial LP and Colonial, entered into as of May 4, 2007, described further below under “—Change in Control Compensation.”

In addition to the severance payments described above, each Colonial executive officer who is terminated by Colonial effective upon the consummation of the mergers will receive a payment with respect to any unused vacation on or shortly after the closing of the mergers, provided that such Colonial executive officer is continuously employed by Colonial through the closing of the mergers.

Pro-Rata Annual Incentive Payments

In connection with the mergers, the Colonial Compensation Committee approved the payment to eligible employees, including the Colonial executive officers, of a pro-rata portion of the employee’s annual incentive under Colonial’s annual incentive plan for 2013 if the employee is terminated by Colonial upon the consummation of the mergers and provided that such employee is continuously employed by Colonial through the closing of the mergers. The pro-rata annual incentive payments will be payable in a lump sum payment of cash on or shortly after the closing of the mergers. The Colonial Compensation Committee will determine Colonial’s achievement as compared to the performance goals specified in the annual incentive plan for 2013 prior to the closing of the mergers and will determine the amount of the pro-rata annual incentive payments based on such achievement.

The performance criteria previously established for the 2013 annual incentive plan are based on a combination of total return for Colonial for the year (the “absolute measure”) and total return for Colonial as compared to an index of comparable REITs over one-, two-, and three- year periods (each, a “relative measure”). For purposes of the 2013 annual incentive plan, “total return” is equal to the share price of Colonial (or the companies in the index of comparable REITs, as the case may be) plus any dividends reinvested in Colonial (or the companies in the index of comparable REITs, as the case may be) calculated based on reinvestment on the ex-dividend pay date.

Colonial’s absolute measure must be positive for the plan year for any payout to occur; however, (1) if the absolute measure is negative but Colonial’s total return is at least at the “median” level of performance when compared to the one-year “total return” relative measure, the Colonial Compensation Committee has discretion to pay up to 20% of the payout calculated based on the relative measures’ results, and (2) if the absolute measure is positive and Colonial’s total return is at least at the “median” level of performance when compared to the one-year “total return” relative measure, the Colonial Compensation Committee has the discretion to increase the award amount up to 20% of the payout calculated based on the relative measures’ results. In addition to this specific discretionary authority, the Colonial Compensation Committee retains discretion to adjust any payment that is otherwise under the terms of the 2013 annual incentive plan. The amounts actually payable to the participants are determined based upon whether Colonial performance meets the “threshold,” “median,” “target” or “maximum” level for the relative measures. For each relative measure, the “threshold” level is the 25th percentile, the “median” level is the 50th percentile, the “target” level is the 75th percentile and the “maximum” level is the 90th percentile. The relative measures are weighted equally, i.e., 33.33% of any payout is based on the one-year relative measure; 33.33% of any payout is based on the two-year relative measure, and 33.33% of any payout is based on the three-year relative measure.

Under the terms of the 2013 annual incentive plan, the performance payout thresholds were set as follows: (1) for Mr. Lowder, the “threshold” level pays at a maximum of 1% of base salary, the “median” level pays at a maximum of 100% of base salary, the “target” level pays at a maximum of 200% of base salary, and the “maximum” level pays at a maximum of 300% of base salary; (2) for Mr. Earle, the “threshold” level pays at a maximum of 1% of base salary, the “median” level pays at a maximum of 100% of base salary, the “target” level pays at a maximum of 150% of base salary, and the “maximum” level pays at a maximum of 225% of base salary; and (3) for the other Colonial executive officers, the “threshold” level pays at a maximum of 1% of base salary, the “median” level pays at a maximum of 50% of base salary, the “target” level pays at a maximum of 100% of base salary, and the “maximum” level pays at a maximum of 150% of base salary.

Treatment of Colonial Options and Restricted Shares

Under the terms of the merger agreement, at the effective time of the parent merger, MAA will assume each outstanding option to acquire Colonial common shares. Each option so assumed by MAA will continue to have, and be subject to, the same terms and conditions, including vesting schedule, as were applicable to the corresponding option immediately prior to the effective time of the parent merger.

In addition, under the merger agreement, immediately prior to the effective time of the parent merger, each then-outstanding restricted Colonial common share will be converted into the right to receive shares of MAA common stock that are subject to the same vesting and forfeiture conditions and other terms and conditions as are applicable to the Colonial restricted share awards immediately prior to the consummation of the parent merger.

As a result of the transactions contemplated under the merger agreement, 1,277,705 options to acquire Colonial common shares held by the Colonial executive officers and trustees that would be exercisable for 459,974 shares of MAA common stock would be assumed by MAA and 386,307 restricted Colonial common shares held by Colonial’s executive officers and trustees would be converted into the right to receive 139,070 shares of MAA common stock pursuant to the parent merger, which based on the closing price of Colonial common shares on [—], 2013, the latest practicable date prior to the filing of this joint consent solicitation/prospectus would have an aggregate value of $[—].

If an eligible employee’s (including a Colonial executive officer’s) employment is terminated by Colonial upon the consummation of the mergers, all restricted shares held by such employee will accelerate in full immediately prior to the closing of the mergers. In addition, all outstanding options held by such eligible employee that are not already fully vested and exercisable will accelerate and become immediately exercisable in full, effective upon the closing of the mergers, and remain exercisable for a 90-day period following the closing of the mergers (or, if earlier, the date the option terminates in accordance with its terms). The above-described acceleration and assumption of unvested options is conditioned upon the consummation of the mergers, the termination of the eligible employee’s employment upon the closing of the mergers, and the continuous employment of the eligible employee with Colonial through the closing of the mergers.

The Colonial Compensation Committee has also provided that in the event that a remaining eligible employee’s (including an executive officer’s) employment is terminated by the Combined Corporation without “cause” (as defined below) or the employee resigns for “good reason,” (as defined below) within one year following the closing of the mergers, the unvested portion of the option and restricted shares held by such eligible employee will become fully vested and each such option may be exercised in full for the one-year period immediately following the effective date of such termination or, if earlier, the date the option terminates in accordance with its terms.

For purposes of the foregoing, “cause” means (1) gross negligence or willful misconduct in connection with the performance of duties; (2) conviction of a criminal offense (other than minor traffic offenses); or (3) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements.

For purposes of the foregoing, “good reason” means the occurrence of any of the following events with respect to the employee: (1) a material, adverse alteration in the employee’s title or responsibilities from those in effect immediately prior to the consummation of the mergers; (2) a material reduction in the employee’s base salary and annual target bonus opportunity as of immediately prior to the consummation of the mergers; or (3) the relocation of the employee’s principal place of employment to a location more than 35 miles from the employee’s principal place of employment as of the consummation of the mergers or Colonial’s (or the Combined Corporation’s) requiring the employee to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on Colonial’s (or the Combined Corporation’s) business to an extent substantially consistent with the employee’s business travel obligations as of immediately prior to the consummation of the mergers. To qualify as a resignation for “good reason” the employee must provide notice to Colonial (or the Combined Corporation) of any of the foregoing occurrences within 90 days of the initial occurrence, Colonial (or the Combined Corporation) will have 30 days to remedy such occurrence, and the employee’s employment must terminate within 30 days after the end of such 30-day cure period.

With respect to each Colonial trustee that will not be joining the MAA Board immediately after the closing of the mergers, all restricted shares held by such trustee will accelerate in full immediately prior to the closing of the mergers and all outstanding options held by such trustee that are not already fully vested and exercisable will accelerate and become immediately exercisable in full, effective upon the closing of the mergers.

The following tables set forth for the Colonial executive officers and trustees the number of (i) Colonial common shares underlying vested Colonial options, (ii) Colonial common shares underlying unvested Colonial options, and (iii) Colonial restricted shares, in each case as held by the Colonial executive officers and trustees on July 16, 2013 and assuming continued employment through the date of the closing of the mergers:

Executive Officers

Name	Shares Underlying Vested Options(1)	Shares Underlying Unvested Options(2)	Restricted Shares
Thomas H. Lowder	247,571	230,681	173,101
Paul F. Earle	112,106	142,073	109,525
John P. Rigrish	15,363	44,267	33,439
Bradley P. Sandidge	33,188	42,399	26,833
Jerry A. Brewer	18,067	41,400	25,859

(1)	Weighted average exercise price per share of vested options is: for Mr. Lowder, $16.04; for Mr. Earle, $13.03; for Mr. Rigrish, $16.56; for Mr. Sandidge, $11.92; and for Mr. Brewer, $13.03.
(2)	Weighted average exercise price per share of unvested options is: for Mr. Lowder, $20.16; for Mr. Earle, $20.19; for Mr. Rigrish, $20.18; for Mr. Sandidge, $20.20; and for Mr. Brewer, $20.16.

Trustees

Name	Shares Underlying Vested Options(1)	Shares Underlying Unvested Options(2)	Restricted Shares
James K. Lowder	40,000	4,510	1,950
Carl F. Bailey	45,000	4,510	1,950
Edwin M. Crawford	10,000	4,510	1,950
M. Miller Gorrie	20,000	4,510	1,950
William M. Johnson	35,000	4,510	1,950
Herbert A. Meisler	40,000	4,510	1,950
Claude B. Nielsen	45,000	4,510	1,950
Harold W. Ripps	25,000	4,510	1,950
John W. Spiegel	50,000	4,510	1,950

(1)	Weighted average exercise price per share of vested stock options is: for Mr. Lowder, $26.33; for Mr. Bailey, $24.19; for Mr. Crawford, $21.63; for Mr. Gorrie, $30.69; for Mr. Johnson, $23.59; for Mr. Meisler, $26.33; for Mr. Nielsen, $24.19; for Mr. Ripps, $28.66; and for Mr. Spiegel, $24.48.
(2)	Weighted average exercise price per share of unvested stock options is $22.71.

Directors of MAA after the Parent Merger

Under the merger agreement, within two weeks after the execution and delivery of the merger agreement, Colonial was required to designate five members of the existing Colonial Board to be appointed to the Combined Corporation board of directors following the parent merger. The merger agreement provided that Thomas H. Lowder was to be one of the Colonial designees and that each of the other Colonial designees must be one of the current Colonial Board members listed on a schedule to the merger agreement, which schedule listed the following existing Colonial Board members: James K. Lowder, Claude B. Nielsen, Harold W. Ripps, John W. Spiegel, Edwin M. Crawford and William M. Johnson. On June 10, 2012, the governance committee of the Colonial Board approved Thomas H. Lowder, James K. Lowder, Claude B. Nielsen, Harold W. Ripps and John W. Spiegel to join the Combined Corporation board of directors following the parent merger. Under the terms of the merger agreement, each of the Colonial designees will serve until the 2014 annual meeting of MAA’s shareholders (and until their successors have been elected and qualified) and will be nominated by the board of directors of the Combined Corporation for reelection at the 2014 and 2015 annual meetings of MAA’s shareholders, subject to the satisfaction of such Colonial designees with MAA’s then-current corporate governance guidelines and code of business conduct and ethics. The Colonial designees will be entitled to fees and other compensation and participation in options, share or other benefit plans for which directors of MAA are eligible.

Indemnification and Insurance

For a period of six years after the effective time of the partnership merger, pursuant to the terms of the merger agreement and subject to certain limitations, the Combined Corporation will indemnify and hold harmless, among others, each officer and trustee of Colonial, for actions at or prior to the effective time of the partnership merger, including with respect to the transactions contemplated by the merger agreement, to the fullest extent permitted under applicable law. In addition, pursuant to the terms of the merger agreement and subject to certain limitations, prior to the effective time of the partnership merger, Colonial has agreed to purchase and MAA has agreed to cause to be maintained in full force and effect for a period of six years after the effective time of the partnership merger, a “tail” prepaid insurance policy or policies of at least the same coverage and amounts and containing terms and conditions that are no less favorable to, among others, the officers and trustees of Colonial as Colonial’s existing policies with respect to directors’ and officers’ liability insurance for claims arising from facts or events that occurred on or prior to the effective time of the partnership merger. If such “tail” insurance policy cannot be obtained or can be obtained only by paying an annual premium in excess of 300% of the current annual premium paid by Colonial, MAA will maintain in effect, for a period of at least six years after the effective time of the partnership merger, as much similar insurance as is reasonably practicable for an annual premium equal to 300% of the current annual premium paid by Colonial. These interests are described in detail below at “The Merger Agreement—Covenants and Agreements—Indemnification of Directors and Officers; Insurance.”

The Colonial Board was aware of the interests described in this section and considered them, among other matters, in reaching its decision to approve and adopt the merger agreement, the partnership merger and the other transactions contemplated by the merger agreement and they were taken into account by Colonial, in its capacity as the sole general partner of Colonial LP, in recommending that Colonial LP unitholders approve and adopt the merger agreement and the partnership merger. See “The Mergers—Recommendation of Colonial and Its Reasons for the Mergers.”

Executive Compensation Payable in Connection with the Mergers

The “named executive officers” of Colonial LP’s general partner, for purposes of the disclosure in this joint consent solicitation/prospectus, are Thomas H. Lowder, Paul F. Earle, John P. Rigrish and Bradley P. Sandidge.

Change in Control Compensation

The following table sets forth information regarding certain compensation that each of Colonial’s named executive officers may receive that is based on, or that otherwise relates to, the mergers. The figures in the table are estimated based on compensation levels as of the date of this document and an assumed effective date of July 16, 2013 (the latest practicable date prior to the filing of this joint consent solicitation/prospectus) for both the mergers and the termination of the executive’s employment. The amounts reported below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including an assumption that the employment of each of Colonial’s named executive officers will terminate upon consummation of the mergers and other assumptions described in this document. All amounts below determined using the per share value of Colonial common shares have been calculated based on a per share price of Colonial common shares of $23.66 (the average closing market price of Colonial common shares over the first five business days following the public announcement of the mergers on June 3, 2013). As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below. The merger-related compensation payable to Colonial’s named executive officers is subject to a non-binding advisory vote of Colonial’s shareholders in connection with the parent merger.

Name	Cash ($)		Equity(1) ($)	Total ($)
Thomas H. Lowder	4,022,459	(2)	4,902,278	8,924,737
Paul F. Earle	2,168,406	(3)	3,083,793	5,252,199
John P. Rigrish	798,736	(4)	945,279	1,744,015
Bradley P. Sandidge	620,290	(5)	781,529	1,401,819

(1)	Each named executive officer holds unvested options and restricted Colonial common shares that will accelerate in full immediately prior to the closing of the mergers if the executive officer’s employment is terminated by Colonial upon consummation of the mergers. These are double-trigger change-in-control arrangements. The amount shown in the table is based upon the following holdings of options and restricted common shares that would be accelerated upon consummation of the mergers as of July 16, 2013: (i) 230,681 shares underlying options and 173,101 restricted common shares for Mr. Lowder; (ii) 142,073 shares underlying options and 109,525 restricted common shares for Mr. Earle; (iii) 44,267 shares underlying options and 33,439 restricted common shares for Mr. Rigrish; and (iv) 42,399 shares underlying options and 26,833 restricted common shares for Mr. Sandidge. The value for options is equal to the difference between $23.66 per share and the per share exercise price of each such option that would become exercisable, multiplied by the number of common shares receivable upon exercise. The value of restricted common shares is $23.66 per share. These amounts are subject to reduction to the extent the payments would be considered “parachute payments” within the meaning of Section 280G of the Code if such reduction would give the named executive officer a better after-tax result than if he received the full payments.
(2)	This amount represents the sum of: (i) an aggregate payment of $1,100,000 under Mr. Lowder’s Non-Competition Agreement with Colonial LP and Colonial, entered into as of May 4, 2007, payable over the two-year period following Mr. Lowder’s termination of employment and subject to Mr. Lowder’s compliance with the non-competition and non-solicitation provisions set forth in such agreement during such period; (ii) a lump sum payment of $2,030,699, which is equal to two times the average annual incentive compensation paid to him for the three completed fiscal years immediately preceding the closing of the mergers; (iii) a lump sum payment of $42,308, which represents Mr. Lowder’s unused vacation; and (iv) a lump sum payment of $849,452, which represents a pro-rata portion of Mr. Lowder’s annual incentive under Colonial’s annual incentive plan for 2013. The payments in items (ii) through (iv) are double-trigger change-in-control arrangements and are payable only if Mr. Lowder’s employment is terminated by Colonial upon the consummation of the mergers.
(3)	This amount represents the sum of: (i) an aggregate payment of $1,601,444, which is equal to one and one-half times the sum of (A) Mr. Earle’s annual base salary, plus (B) the average annual incentive compensation paid to Mr. Earle for the three completed fiscal years immediately preceding the closing of the mergers; (iii) a lump sum payment of $26,769, which represents Mr. Earle’s unused vacation; and (iv) a lump sum payment of $540,193, which represents a pro-rata portion of Mr. Earle’s annual incentive under Colonial’s annual incentive plan for 2013. These payments are double-trigger change-in-control arrangements and are payable only if Mr. Earle’s employment is terminated by Colonial upon the consummation of the mergers.
(4)	This amount represents the sum of: (i) an aggregate payment of $616,103, which is equal to one and one-half times the sum of (A) Mr. Rigrish’s annual base salary, plus (B) the average annual incentive compensation paid to Mr. Rigrish for the three completed fiscal years immediately preceding the closing of the mergers; (iii) a lump sum payment of $16,538, which represents Mr. Rigrish’s unused vacation; and (iv) a lump sum payment of $166,095, which represents a pro-rata portion of Mr. Rigrish’s annual incentive under Colonial’s annual incentive plan for 2013. These payments are double-trigger change-in-control arrangements and are payable only if Mr. Rigrish’s employment is terminated by Colonial upon the consummation of the mergers.

(5)	This amount represents the sum of: (i) an aggregate payment of $421,958, which is equal to one times the sum of (A) Mr. Sandidge’s annual base salary, plus (B) the average annual incentive compensation paid to Mr. Sandidge for the three completed fiscal years immediately preceding the closing of the mergers; (iii) a lump sum payment of $12,923, which represents Mr. Sandidge’s unused vacation; and (iv) a lump sum payment of $185,409, which represents a pro-rata portion of Mr. Sandidge’s annual incentive under Colonial’s annual incentive plan for 2013. These payments are double-trigger change-in-control arrangements and are payable only if Mr. Sandidge’s employment is terminated by Colonial upon the consummation of the mergers.

Regulatory Approvals Required for the Mergers

We are not aware of any material federal or state regulatory requirements that must be complied with, or approvals that must be obtained, in connection with the mergers or the other transactions contemplated by the merger agreement.

Accounting Treatment

MAA LP prepares its financial statements in accordance with GAAP. The partnership merger will be accounted for by applying the acquisition method, which requires the identification of the acquirer, the determination of the acquisition date, the recognition and measurement, at fair value, of the identifiable assets acquired, liabilities assumed and any noncontrolling interest in the consolidated subsidiaries of the acquiree and recognition and measurement of goodwill or a gain from a bargain purchase. The accounting guidance for business combinations, referred to as ASC 805, provides that in a business combination involving the exchange of equity interests, the entity issuing the equity interests is usually the acquirer; however, all pertinent facts and circumstances must be considered, including the relative voting rights of the equity holders of the constituent companies in the combined entity, the composition of the board of directors and senior management of the combined entity, the relative size of the company and the terms of the exchange of equity interests in the business combination, including payment of a premium.

Based on the fact that MAA and MAA LP are the entities issuing the equity securities, that continuing MAA equity holders will own approximately 56% of the issued and outstanding shares of Combined Corporation common stock, assuming the conversion of all MAA LP units held by existing holders of MAA LP units to shares of Combined Corporation common stock, and former Colonial equity holders will own approximately 44% of the issued and outstanding shares of common stock of the Combined Corporation, assuming the conversion of all MAA LP units to former holders of Colonial LP units to shares of Combined Corporation common stock, and that MAA board members and senior management will represent the majority of the board and senior management of the Combined Corporation, and based on the terms of the parent merger, with Colonial shareholders receiving a premium (as of the trading day immediately preceding the merger announcement) over the fair market value of their shares on such date, MAA LP is considered the acquirer for accounting purposes. Therefore, MAA LP will recognize and measure, at fair value, the identifiable assets acquired, liabilities assumed and any noncontrolling interests in the consolidated subsidiaries of Colonial LP, and MAA LP will recognize and measure goodwill and any gain from a bargain purchase, in each case, upon completion of the parent merger.

No Dissenters’ Rights

MAA LP and Colonial unitholders are not entitled to appraisal or dissenters’ rights in connection with the partnership merger or, in the case of MAA LP, the adoption of the amended and restated MAA LP limited partnership agreement.

Deregistration of Colonial LP Units

After the partnership merger is completed, the Colonial LP Units will be deregistered under the Exchange Act.

Distributions

It is expected that each Colonial LP unit and MAA LP unit will continue to receive a distribution from Colonial LP and MAA LP, respectively, in substantially the same amount as the dividend paid on each Colonial common share or share of MAA common stock, respectively. The merger agreement permits MAA to continue to pay a regular quarterly distribution, in accordance with past practice at a rate not to exceed $0.695 per quarter, and any distribution that is reasonably necessary to maintain its REIT qualification and/or to avoid the imposition of U.S. federal income or excise tax. The merger agreement permits Colonial to pay a regular quarterly distribution, in accordance with past practice at a rate not to exceed $0.21 per quarter, and any distribution that is reasonably necessary to maintain its REIT qualification and/or to avoid the imposition of U.S. federal income or excise tax. The timing of quarterly dividends will be coordinated by MAA and Colonial so that that if either the MAA shareholders or the Colonial shareholders receive a dividend for any particular quarter prior to the closing the mergers, the shareholders of the other entity will also receive a dividend for that quarter prior to the closing of the mergers.

Litigation Relating to the Mergers

On June 19, 2013, a putative class action and derivative lawsuit was filed in the Circuit Court for Jefferson County, Alabama against and purportedly on behalf of Colonial captioned Williams v. Colonial Properties Trust, et al. The complaint names as defendants Colonial, the members of the Colonial Board, Colonial LP, MAA, MAA LP and OP Merger Sub and alleges that the trustees of Colonial breached their fiduciary duties by engaging in an unfair process leading to the merger agreement, failing to secure and obtain the best price reasonable for Colonial shareholders, allowing preclusive deal protection devices in the merger agreement, and by engaging in conflicted actions. The complaint alleges that Colonial LP, MAA, MAA LP and OP Merger Sub aided and abetted those breaches of fiduciary duties. The complaint seeks a declaration that defendants have breached their fiduciary duties or aided and abetted such breaches and that the merger agreement is unlawful and unenforceable, an order enjoining the consummation of the mergers, direction of the Colonial trustees to exercise their fiduciary duties to obtain a transaction that is in the best interests of Colonial, rescission of the mergers in the event they are consummated, an award of costs and disbursements, including reasonable attorneys’ and experts’ fees, and other relief. On July 2, 2013, plaintiff moved for expedited fact discovery and for an expedited schedule for filing and hearing a preliminary motion to enjoin the mergers; on July 11, 2013, defendants opposed those motions and moved to stay fact discovery. On July 11, 2013, defendants also moved to dismiss the complaint for failure to state a claim upon which relief can be granted on the grounds that: (1) the claims against the Colonial trustees are derivative and not direct, and plaintiff did not comply with Alabama law on serving notice of the claims on Colonial prior to filing; and (2) Alabama law does not recognize a cause of action in aiding and abetting a breach of fiduciary duty. The Court has scheduled a motions hearing for August 8, 2013.

THE MERGER AGREEMENT

This section of this joint consent solicitation/prospectus summarizes the material provisions of the merger agreement, which is attached as Annex A to this joint consent solicitation/prospectus and is incorporated herein by reference. As a unitholder, you are not a third party beneficiary of the merger agreement and therefore you may not directly enforce any of its terms and conditions.

This summary may not contain all of the information about the merger agreement that is important to you. MAA, MAA LP and Colonial LP urge you to carefully read the full text of the merger agreement because it is the legal document that governs the mergers. The merger agreement is not intended to provide you with any factual information about MAA, MAA LP, Colonial or Colonial LP. In particular, the assertions embodied in the representations and warranties contained in the merger agreement (and summarized below) are qualified by information each of MAA and Colonial filed with the SEC prior to the effective date of the merger agreement, as well as by certain disclosure letters each of the parties delivered to the other in connection with the signing of the merger agreement, that modify, qualify and create exceptions to the representations and warranties set forth in the merger agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may apply contractual standards of materiality in a way that is different from what may be viewed as material by investors or that is different from standards of materiality generally applicable under the U.S. federal securities laws or may not be intended as statements of fact, but rather as a way of allocating risk among the parties to the merger agreement. The representations and warranties and other provisions of the merger agreement and the description of such provisions in this document should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings that each of MAA and Colonial file with the SEC and the other information in this joint consent solicitation/prospectus . See “Where You Can Find More Information” beginning on page 180.

MAA and Colonial acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, each of them is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this joint consent solicitation/prospectus not misleading.

Form, Effective Time and Closing of the Mergers

The merger agreement provides for the combination of Colonial and MAA through the merger of Colonial with and into MAA, with MAA surviving the parent merger upon the terms and subject to the conditions set forth in the merger agreement. The parent merger will become effective upon the later of such time as the articles of merger have been accepted for record by the Office of the Secretary of State for the State of Alabama or the articles of merger have been accepted for record by the Secretary of State of the State of Tennessee or at a later date and time agreed to by MAA and Colonial (not to exceed 30 days from the date the articles of merger are accepted for record). The merger agreement also provides for the merger, prior to the parent merger, of OP Merger Sub, a subsidiary of MAA LP, with and into Colonial LP with Colonial LP continuing as the surviving entity and an indirect wholly-owned subsidiary of MAA LP. The partnership merger will become effective upon such time as the certificate of merger has been filed with the Secretary of State for the State of Delaware or at a later date and time agreed to by MAA and Colonial (not to exceed 30 days from the date the certificate of merger is accepted for record). MAA and Colonial have agreed to cause the effective time of the partnership merger to occur prior to the effective time of the parent merger.

The merger agreement provides that the closing of the parent merger will take place at the date and time mutually agreed upon by MAA and Colonial but in no event later than the third business day following the date on which the last of the conditions to closing of the parent merger (described below under “—Conditions to Completion of the Mergers”) have been satisfied or waived (other than the conditions that by their terms are to be satisfied at the closing of the parent merger, but subject to the satisfaction or waiver of those conditions), although MAA may elect in its reasonable discretion to accelerate or delay the date of closing to the last business day of the month in which the last of the conditions to closing of the parent merger have been satisfied or waived (provided the date of closing does not occur less than two business days and no more than 15 calendar days after the date on which all conditions to closing have been satisfied or waived).

The MAA parties and the Colonial parties have agreed to cooperate reasonably with each other to consider any reasonable changes requested by the other parties regarding the structure of the mergers and the other transactions contemplated by the merger agreement so long as the changes do not have certain effects.

Organizational Documents of the Combined Corporation

The MAA charter and MAA bylaws as in effect immediately prior to the effective time of the parent merger will continue to be in effect following the parent merger as the charter and bylaws of the Combined Corporation.

MAA has agreed to cause the limited partnership agreement of MAA LP to be amended and restated in all material respects in the form attached to this joint consent solicitation/prospectus as Annex B no later than the effective time of the partnership merger and the limited partnership agreement of MAA LP, as so amended and restated, will be the limited partnership agreement of MAA LP following the partnership merger.

Board of Directors of the Combined Corporation

Immediately following the effective time of the parent merger, the MAA Board will be increased to 12 members, with the seven current MAA directors, H. Eric Bolton, Jr., Alan B. Graf, Jr., Ralph Horn, Philip W. Norwood, W. Reid Sanders, William B. Sansom and Gary Shorb, continuing as directors of the Combined Corporation. Alan B. Graf, Jr. and Ralph Horn, Co-Lead Independent Directors for MAA, will serve as Co-Lead Independent Directors for the Combined Corporation. The MAA Board will fill the five newly created vacancies by immediately appointing to the MAA Board the five members designated by the Colonial Board, Thomas H. Lowder, James K. Lowder, Claude B. Nielsen, Harold W. Ripps and John W. Spiegel, which members are referred to herein as the Colonial designees, to serve until the 2014 annual meeting of MAA’s shareholders (and until their successors have been duly elected and qualified). The Colonial designees will be nominated by the board of directors of the Combined Corporation for reelection at the 2014 and 2015 annual meetings of MAA’s shareholders, in all cases subject to the satisfaction and compliance of such Colonial designees with MAA’s then-current corporate governance guidelines and code of business conduct and ethics.

Merger Consideration; Effects of the Parent Merger and the Partnership Merger

Merger Consideration

At the effective time of the parent merger and by virtue of the parent merger, each outstanding Colonial common share (other than shares held by any wholly owned subsidiary of Colonial or by MAA or any of its subsidiaries and other than shares with respect to which dissenters’ rights have been properly exercised and not withdrawn under applicable law) will be converted into the right to receive 0.360, which is referred to herein as the exchange ratio, shares of MAA common stock, which is referred to herein as the merger consideration. No fractional shares of MAA common stock will be issued. Instead of fractional shares, Colonial shareholders will receive cash, without interest, in an amount determined by multiplying the fractional interest of MAA common stock to which the holder would otherwise be entitled by the volume weighted average price of MAA common stock for the 10 trading days immediately prior to the closing date, starting with the opening of trading on the first trading day to the closing of the second to last trading day prior to the closing date, as reported by Bloomberg.

At the effective time of the partnership merger, each outstanding limited partnership unit in Colonial LP will automatically be converted into 0.360 limited partnership units in MAA LP and Colonial LP will become an indirect wholly owned subsidiary of MAA LP.

Procedures for Surrendering Colonial Share Certificates

The conversion of Colonial common shares into the right to receive the merger consideration will occur automatically at the effective time of the parent merger. In accordance with the merger agreement, MAA has appointed an exchange agent to handle the payment and delivery of the merger consideration and the cash payments to be delivered in lieu of fractional shares. At the effective time of the parent merger, the Combined Corporation will deliver to the exchange agent evidence of the MAA common stock in book-entry form sufficient to pay the merger consideration and cash in an amount sufficient to pay for any fractional shares. As soon as reasonably practicable after the effective time, but in no event later than two business days thereafter, the Combined Corporation will cause the exchange agent to mail (and make available for collection by hand) to each record holder of Colonial common shares, a letter of transmittal and instructions explaining how to surrender Colonial common share certificates to the exchange agent.

Each Colonial shareholder that surrenders its stock certificate to the exchange agent together with a duly completed letter of transmittal, and each Colonial shareholder that holds book-entry Colonial common shares, will receive the merger consideration due to such shareholder (including cash in lieu of any fractional shares). After the effective time of the parent merger, each certificate that previously represented Colonial common shares will only represent the right to receive the merger consideration into which those Colonial common shares have been converted.

Assumption of Colonial Equity Incentive Plans by MAA

At the effective time of the parent merger, the Combined Corporation will assume all outstanding options, whether or not exercisable, and restricted share awards subject to their current terms under the Colonial equity incentive plans, as adjusted for the exchange ratio. Each option so assumed by the Combined Corporation will continue to have the same terms and conditions (including vesting schedule) as were applicable under the Colonial equity incentive plans prior to the effective time of the parent merger.

As of the effective time of the parent merger, all Colonial common shares subject to vesting and other restrictions under the Colonial equity incentive plans will convert into the right to receive shares of Combined Corporation common stock that are subject to the same vesting conditions and other terms and conditions as are applicable to such shares of Colonial restricted shares immediately prior to the effective time of the parent merger, as adjusted for the exchange ratio.

Withholding

All payments under the merger agreement are subject to applicable withholding requirements.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by the MAA parties, on the one hand, and the Colonial parties, on the other hand. The representations and warranties were made by the parties as of the date of the merger agreement and do not survive the effective time of the mergers. Certain of these representations and warranties are subject to specified exceptions and qualifications contained in the merger agreement and qualified by information each of MAA and Colonial filed with the SEC prior to the date of the merger agreement and in the disclosure letters delivered in connection with the merger agreement.

Representations and Warranties of the MAA Parties

The merger agreement includes representations and warranties by the MAA parties relating to, among other things:

•	organization, valid existence, good standing and qualification to conduct business;

•	organizational documents;

•	capital structure;

•	due authorization, execution, delivery and validity of the merger agreement;

•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

•	permits and compliance with law;

•	SEC filings and financial statements;

•	absence of certain changes since March 31, 2013;

•	absence of undisclosed material liabilities;

•	absence of existing default or violation under organizational documents or certain other agreements;

•	litigation;

•	tax matters, including qualification as a REIT;

•	employee benefit plans and employees;

•	labor and employment matters;

•	accuracy of information supplied for inclusion in the joint consent solicitation/prospectus and registration statement;

•	intellectual property;

•	environmental matters;

•	real property;

•	material contracts;

•	insurance;

•	opinion of financial advisor;

•

shareholder vote required in order to approve the parent merger, approval of limited partners of MAA LP required in order to approve the partnership merger and the amended and restated MAA LP limited partnership agreement;

•	broker’s, finder’s and investment banker’s fees;

•	inapplicability of the Investment Advisers Act of 1940, as amended;

•	exemption of the mergers from anti-takeover statutes; and

•	related party transactions.

Representations and Warranties of the Colonial Parties

The merger agreement includes representations and warranties by the Colonial parties relating to, among other things:

•	organization, valid existence, good standing and qualification to conduct business;

•	organizational documents;

•	capital structure;

•	due authorization, execution, delivery and validity of the merger agreement;

•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

•	permits and compliance with law;

•	SEC filings and financial statements;

•	absence of certain changes since March 31, 2013;

•	absence of undisclosed material liabilities;

•	absence of existing default or violation under organizational documents or certain other agreements;

•	litigation;

•	tax matters, including qualification as a REIT;

•	employee benefit plans and employees;

•	labor and employment matters;

•	accuracy of information supplied for inclusion in the joint consent solicitation/prospectus and registration statement;

•	intellectual property;

•	environmental matters;

•	real property;

•	material contracts;

•	insurance;

•	opinion of financial advisor;

•	shareholder vote required in order to approve the parent merger;

•	broker’s, finder’s and investment banker’s fees;

•	inapplicability of the Investment Advisers Act of 1940, as amended;

•	exemption of the mergers from anti-takeover statutes; and

•	related party transactions.

Definition of “Material Adverse Effect”

Many of the representations of the MAA parties and the Colonial parties are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would reasonably be expected to have a material adverse effect). For the purposes of the merger agreement, “material adverse effect” means any event, circumstance, change or effect (i) that is material and adverse to the business, assets, properties, financial condition or results of operations of MAA and its subsidiaries, taken as a whole, or Colonial and its subsidiaries, taken as a whole, as the case may be, or (ii) that will, or would reasonably be expected to, prevent or materially impair the ability of the MAA parties or the Colonial parties, as the case may be, to consummate the mergers in the manner contemplated by the merger agreement before December 31, 2013. However, for purposes of clause (i) above, any event, circumstance, change or effect will not be considered a material adverse effect to the extent arising out of or resulting from the following:

•

any failure of MAA or Colonial, as applicable, to meet any internal or external projections or forecasts or any estimates of earnings, revenues, or other metrics for any period (except any event, circumstance, change or effect giving rise to such failure may be taken into account in determining whether there has been a material adverse effect);

•	any events, circumstances, changes or effects that affect the multifamily residential real estate REIT industry generally;

•	any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates;

•	any changes in the legal or regulatory conditions;

•	the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage;

•	the negotiation, execution or announcement of the merger agreement, or the consummation or anticipation of consummation of the mergers or the other transactions contemplated by the merger agreement;

•

the taking of any action expressly required by, or the failure to take any action expressly prohibited by, the merger agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of the other party;

•	earthquakes, hurricanes, floods or other natural disasters;

•	any damage or destruction of any MAA or Colonial property that is substantially covered by insurance; or

•	changes in law or GAAP;

which, (i) in the case of the second, third, fourth, fifth and tenth bullet points above, such changes do not materially disproportionately affect MAA and its subsidiaries, taken as a whole, or Colonial and its subsidiaries, taken as a whole, as applicable, relative to other similarly situated participants in the multifamily residential real estate REIT industry in the United States and (ii) in the case of the eighth bullet point above, such changes do not materially disproportionately affect MAA and its subsidiaries, taken as a whole, or Colonial and its subsidiaries, taken as a whole, as applicable, relative to other participants in the multifamily residential real estate REIT industry in the geographic regions in which MAA and its subsidiaries, or Colonial and its subsidiaries, as applicable, operate or own or lease properties.

Covenants and Agreements

Conduct of Business of the Colonial Parties Pending the Partnership Merger

The Colonial parties have agreed to certain restrictions on them until the earlier of the effective time of the partnership merger and the valid termination of the merger agreement. In general, except with MAA’s prior written approval (not to be unreasonably withheld, delayed or conditioned) or as otherwise expressly required or permitted by the merger agreement or required by law, the Colonial parties have agreed that they will, and will cause each of their subsidiaries to, conduct their business in all material respects in the ordinary course and in a manner consistent with past practice, and use their commercially reasonable efforts to (i) maintain their material assets and properties in their current condition (normal wear and tear excepted), (ii) preserve intact in all material respects their current business organization, goodwill, ongoing businesses and significant relationships with third parties, (iii) keep available the services of their present officers provided it does not require additional compensation, (iv) maintain all material Colonial insurance policies, and (v) maintain the status of Colonial as a REIT. Without limiting the foregoing, the Colonial parties have also agreed that, subject to certain specified exceptions and except with MAA’s prior written approval (not to be unreasonably withheld, delayed or conditioned), to the extent required by law, or as otherwise expressly contemplated, required or permitted by the merger agreement, they will not, and they will not cause or permit any of their subsidiaries to:

•	amend or propose to amend their organizational documents;

•	split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Colonial or any of its subsidiaries (other than any wholly owned subsidiary);

•

declare, set aside or pay any dividends on or make any other distributions with respect to shares of capital stock or other equity securities or ownership interests in Colonial or any of its subsidiaries;

•	redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Colonial or any of its subsidiaries;

•

issue, sell, pledge, dispose, encumber or grant any shares of Colonial’s or any of its subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Colonial’s or any of its subsidiaries’ capital stock or other equity interests;

•	grant, confer, award or modify the terms of any option to purchase shares or restricted share award of Colonial common shares;

•

acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof;

•	sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets;

•

incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or issue or amend the terms of any debt securities of Colonial or any of its subsidiaries, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the indebtedness of any other person;

•

make any loans, advances or capital contributions to, or investments in, any other person or entity (including to any of its officers, trustees, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons or entities, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity;

•	enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any material contract;

•

waive, release, assign any material rights or claims or make any payment, direct or indirect, of any liability of Colonial or any Colonial subsidiary before the same comes due in accordance with its terms;

•	waive, release, assign, settle or compromise any claim, action or proceeding;

•	hire any officer of Colonial or promote or appoint any person to a position of officer of Colonial;

•	increase in any manner the amount, rate or terms of compensation or benefits of any of Colonial’s trustees or officers;

•	enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or other compensation or employee benefits arrangement;

•	accelerate the vesting or payment of any compensation or benefits;

•	grant any awards under the Colonial equity incentive plans or any bonus, incentive, performance or other compensation plan or arrangement;

•

fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect at December 31, 2012, or make any change with respect to accounting policies;

•	enter into any new line of business;

•	fail to duly and timely file all material reports and other material documents required to be filed with any governmental authority;

•

enter into, or modify in a manner adverse to Colonial or MAA, any tax protection agreement, make, change or rescind any material election relating to taxes, change a material method of tax accounting, amend any material income tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes, or knowingly surrender any right to claim any material tax refund;

•

adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

•	form any new funds or joint ventures;

•	make or commit to make any capital expenditures in excess of a specified threshold;

•

amend or modify the compensation terms or any other obligations of Colonial contained in its engagement letter with its financial advisor in a manner materially adverse to Colonial, any of its subsidiaries or MAA or engage other financial advisors in connection with the transactions contemplated by the merger agreement;

•	take any action that would reasonably be expected to prevent or delay the consummation of transactions contemplated by the merger agreement; or

•	authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

However, nothing in the merger agreement prohibits Colonial from taking any action that, in the reasonable judgment of the Colonial Board, upon advice of counsel, is necessary for Colonial to avoid or continue to avoid incurring entity-level income or excise taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the partnership merger or to qualify or preserve certain tax status of Colonial subsidiaries, including making dividend or other distribution payments to shareholders of Colonial. In addition, the merger agreement permits Colonial LP to take any action as Colonial LP determines to be necessary to be in compliance with all of its obligations under any tax protection agreement and avoid liability for any indemnification or other payment under any tax protection agreement.

Conduct of Business of the MAA Parties Pending the Partnership Merger

The MAA parties have agreed to certain restrictions on them until the earlier of the effective time of the partnership merger and the valid termination of the merger agreement. In general, except with Colonial’s prior written approval (not to be unreasonably withheld, delayed or conditioned) or as otherwise expressly required or permitted by the merger agreement or required by law, the MAA parties have agreed that they will, and will cause each of their subsidiaries to, conduct their business in all material respects in the ordinary course and in a manner consistent with past practice, and use their commercially reasonable efforts to (i) maintain their material assets and properties in their current condition (normal wear and tear excepted), (ii) preserve intact in all material respects their current business organization, goodwill, ongoing businesses and significant relationships with third parties, (iii) keep available the services of their present officers provided it does not require additional compensation, (iv) maintain all material MAA insurance policies and (v) maintain the status of MAA as a REIT. Without limiting the foregoing, the MAA parties have also agreed that, subject to certain specified exceptions and except with Colonial’s prior written approval (not to be unreasonably withheld, delayed or conditioned), to the extent required by law, or as otherwise expressly contemplated, required or permitted by the merger agreement, they will not, and they will not cause or permit any of their subsidiaries to:

•	amend or propose to amend their organizational documents;

•	split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of MAA or any of its subsidiaries (other than any wholly owned subsidiary);

•	declare, set aside or pay any dividends on or make any other distributions with respect to shares of capital stock or other equity securities or ownership interests in MAA or any of its subsidiaries;

•	redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of MAA or any of its subsidiaries;

•

issue, sell, pledge, dispose, encumber or grant any shares of MAA’s or any of its subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of MAA’s or any of its subsidiaries’ capital stock or other equity interests;

•	grant, confer, award or modify the terms of any option to purchase shares of MAA common stock;

•

acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof;

•	sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets;

•

incur, create, assume, refinance, replace or prepay any indebtedness for borrowed money or issue or amend the terms of any debt securities of MAA or any of its subsidiaries, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the indebtedness of any other person;

•

make any loans, advances or capital contributions to, or investments in, any other person or entity (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons or entities, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity;

•	enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any material contract;

•	waive, release, assign any material rights or claims or make any payment, direct or indirect, of any liability of MAA or any MAA subsidiary before the same comes due in accordance with its terms;

•	waive, release, assign, settle or compromise any claim, action or proceeding;

•	hire any officer of MAA or promote or appoint any person to a position of officer of MAA;

•	increase in any manner the amount, rate or terms of compensation or benefits of any of MAA’s directors or officers;

•	enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or other compensation or employee benefits arrangement;

•	accelerate the vesting or payment of any compensation or benefits;

•	grant any awards under the MAA equity incentive plans or any bonus, incentive, performance or other compensation plan or arrangement;

•	increase the size of the MAA Board beyond seven directors;

•

fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect at December 31, 2012, or make any change with respect to accounting policies;

•	enter into any new line of business;

•	fail to duly and timely file all material reports and other material documents required to be filed with any governmental authority;

•

enter into, or modify in a manner adverse to MAA or Colonial, any tax protection agreement, make, change or rescind any material election relating to taxes, change a material method of tax accounting, amend any material income tax return, settle or compromise any material federal, state, local or foreign tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes, or knowingly surrender any right to claim any material tax refund;

•

adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

•	form any new funds or joint ventures;

•	make or commit to make any capital expenditures in excess of a specified threshold;

•

amend or modify the compensation terms or any other obligations of MAA contained in its engagement letter with its financial advisor in a manner materially adverse to MAA, any of its subsidiaries or Colonial or engage other financial advisors in connection with the transactions contemplated by the merger agreement;

•	take any action that would reasonably be expected to prevent or delay the consummation of transactions contemplated by the merger agreement; or

•	authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

However, nothing in the merger agreement prohibits MAA from taking any action that, in the reasonable judgment of the MAA Board, upon advice of counsel, is necessary for MAA to avoid or continue to avoid incurring entity-level income or excise taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the partnership merger or to qualify or preserve certain tax status of Colonial subsidiaries, including making dividend or other distribution payments to shareholders of MAA. In addition, the merger agreement permits MAA LP to take any action as MAA LP determines to be necessary to be in compliance with all of its obligations under any tax protection agreement and avoid liability for any indemnification or other payment under any tax protection agreement.

No Solicitation of Transactions

Each of MAA and Colonial will not, nor will it permit any of its subsidiaries to, authorize or permit any of its officers, trustees, directors or employees to, and will use its reasonable best efforts to cause its and its subsidiaries’ representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer by or with a third party with respect to an Acquisition Proposal (as defined below), (ii) engage in any negotiations concerning, or provide any confidential information or data to any person relating to an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or execute or enter into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal, or (iv) propose publicly or agree to do any of the foregoing.

For the purposes of the merger agreement, “Acquisition Proposal” means any proposal, offer or transaction (other than a proposal or offer made by MAA or Colonial or their affiliates) for (i) any merger, consolidation, share exchange, business combination or similar transaction involving it or any of its subsidiaries, (ii) any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of any of its assets or that of its subsidiaries (including stock or other ownership interests of its subsidiaries) representing twenty percent (20%) or more of consolidated assets, as determined on a book-value basis, (iii) any issue, sale or other disposition of (including by way of merger, consolidation, joint venture, business combination, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing twenty percent (20%) or more of its voting power, (iv) any tender offer or exchange offer in which any person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) shall seek to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of twenty percent (20%) or more of the outstanding shares of any class of its voting securities, or (v) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction in which a third party shall acquire beneficial ownership of twenty percent (20%) or more of the outstanding shares of any class of its voting securities.

Notwithstanding the restrictions set forth above, the merger agreement provides that, at any time prior to the approval of the parent merger at their respective shareholder meetings, each of the Colonial Board and the MAA Board is permitted, subject to first entering into a confidentiality agreement having provisions that are no less favorable to those contained in the confidentiality agreement between MAA and Colonial, to engage in discussions and negotiations with, or provide any nonpublic information or data to, any person in response to an unsolicited bona fide written Acquisition Proposal by such person made after June 3, 2013 that did not result from a breach of the no solicitation provisions of the merger agreement and which the MAA Board or the Colonial Board, as applicable, concludes in good faith (after consultation with outside legal counsel and financial advisors) constitutes or is reasonably likely to lead to a Superior Proposal (as defined below), if and only to the extent that the MAA Board or the Colonial Board, as applicable, conclude in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with their duties under applicable law. Colonial and MAA, as applicable, will provide the other party with a copy of any nonpublic information or data provided to a third party prior to or simultaneously with furnishing such information to such third party.

Each party must notify the other party promptly (but in no event later than one business day) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to such party or any of its subsidiaries by any person that informs such party or any of its subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any person seeking to have discussions or negotiations with such party relating to a possible Acquisition Proposal. The notice will be made orally and confirmed in writing, and will indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). Each party will also promptly, and in any event within one business day, notify the other party, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any person and keep the other party informed in all material respects of the status and terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

Except as described below, neither the MAA Board, the Colonial Board, nor any committee thereof, will withhold, withdraw or modify in any manner adverse to the other party, or propose publicly to withhold, withdraw or modify in any manner adverse to the other party, the approval, recommendation or declaration of advisability by the MAA Board or the Colonial Board, as applicable, or any such committee thereof with respect to the merger agreement or the transactions contemplated thereby, which is referred to herein as a Change in Recommendation.

Notwithstanding the foregoing, with respect to an Acquisition Proposal, the MAA Board or the Colonial Board, as applicable, may make a Change in Recommendation (and in the event that the MAA Board or the Colonial Board, as applicable, determines the Acquisition Proposal to be a Superior Proposal, terminate the merger agreement), if and only if (i) an unsolicited bona fide written Acquisition Proposal (that did not result from a breach of the no solicitation provisions of the merger agreement) is made to MAA or Colonial, as applicable, and is not withdrawn, (ii) the MAA Board or the Colonial Board, as applicable, has concluded in good faith (after consultation with outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (iii) the directors of MAA and the trustees of Colonial, as applicable, have concluded in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with their duties under applicable law, (iv) four business days, which is referred to herein as the notice period, has elapsed since the party proposing to take such action has given written notice to the other party advising the other party that it intends to take such action and specifying in reasonable detail the reasons therefor, including the terms and conditions of any such Superior Proposal that is the basis of the proposed action, which is referred to as the notice of recommendation change, (v) during such notice period, the notifying party has considered and, at the reasonable request of the other party, engaged in good faith discussions with the other party regarding, any adjustment or modification of the terms of the merger agreement proposed by the other party, and (vi) the directors or trustees of the party proposing to take such action, following such notice period, again reasonably determine in good faith (after consultation with outside legal counsel, and taking into account any adjustment or modification of the terms of the merger agreement proposed by the other party) that failure to do so would be inconsistent with their duties under applicable law. Upon any material amendment to the Superior Proposal giving rise to the notice, the notifying party is required to deliver a new notice and commence a new negotiation period of four business days.

For the purposes of the merger agreement, in circumstances not involving or relating to an Acquisition Proposal, the MAA Board or the Colonial Board, as applicable, may make a Change in Recommendation if and only if (i) a material development or change in circumstances has occurred or arisen after June 3, 2013 that was neither known to such party nor reasonably foreseeable as of June 3, 2013 (and which change or development does not relate to an Acquisition Proposal), (ii) the directors or trustees of the party proposing to take such action have first reasonably determined in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with their duties under applicable law, (iii) four business days, which is referred to herein as the intervening event notice period, will have elapsed since the party proposing to take such action has given a notice of recommendation change to the other party advising that the notifying party intends to take such action and specifying in reasonable detail the reasons therefor, (iv) during the four business day period, the notifying party has considered and, at the reasonable request of the other party, engaged in good faith discussions with the other party regarding, any adjustment or modification of the terms of the merger agreement proposed by the other party, and (v) the directors or trustees, as applicable, of the party proposing to take such action, following such intervening event notice period, again reasonably determine in good faith (after consultation with outside legal counsel, and taking into account any adjustment or modification of the terms of the merger agreement proposed by the other party) that failure to do so would be inconsistent with their duties under applicable law. In the event the MAA Board or the Colonial Board, as applicable, does not make a Change in Recommendation following such four business day period, but thereafter determines to make a Change in Recommendation in circumstances not involving an Acquisition Proposal, the foregoing procedures shall apply anew and shall also apply to any subsequent withdrawal, amendment or change.

For purposes of the merger agreement and with respect to an Acquisition Proposal, “Superior Proposal” means a written bona fide Acquisition Proposal (except that, for purposes of this definition, the references in the definition of “Acquisition Proposal” to “twenty percent (20%)” shall be replaced by “fifty percent (50%)”) made by a third party on terms that the MAA Board or the Colonial Board, as applicable, determines in its good faith judgment, after consultation with outside legal counsel and financial advisors, taking into account all financial, legal, regulatory and any other aspects of the transaction described in such proposal and such other relevant factors (including, without limitation, the identity of the person making such proposal, any break-up fees, expense reimbursement provisions, conditions to consummation and feasibility and certainty of consummation (including whether consummation is reasonably capable of being completed on a timely basis on the terms proposed), as well as any changes to the financial terms of the merger agreement proposed by the other party in response to such proposal or otherwise), would, if consummated, be more favorable to MAA and its shareholders or Colonial and its shareholders, as applicable, from a financial point of view than the transactions contemplated by the merger agreement.

The merger agreement requires each of MAA and Colonial to, and to cause their respective subsidiaries to, immediately terminate any and all existing activities, discussions or negotiations with any third parties conducted prior to June 3, 2013 with respect to any Acquisition Proposal, and to agree that it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its subsidiaries is a party with respect to any Acquisition Proposal. Each of MAA and Colonial further agrees that it will use its reasonable best efforts to promptly inform its and its subsidiaries’ respective representatives of these obligations.

Unless the merger agreement is terminated with respect to a Superior Proposal, notwithstanding a Change in Recommendation, each of Colonial and MAA has agreed to submit the adoption of the merger agreement to a vote of its respective shareholders. In addition, MAA and Colonial have agreed not to submit any Acquisition Proposal other than the mergers to a vote of its respective shareholders prior to the termination of the merger agreement.

Form S-4, Joint Proxy Statement/Prospectus; Shareholders Meetings

The merger agreement provides that MAA and Colonial will prepare and cause to be filed with the SEC a joint proxy statement for the parent merger and MAA agreed to prepare and file a registration statement on Form S-4 with respect to the parent merger, in each case as promptly as reasonably practicable following the date of the merger agreement. MAA and Colonial also will use their reasonable best efforts to (i) have the Form S-4 declared effective under the Securities Act as promptly as practicable after filing, (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, and (iii) to keep the Form S-4 effective for so long as necessary to complete the mergers.

Each of MAA and Colonial will use its reasonable best efforts to cause the joint proxy statement to be mailed to their shareholders entitled to vote at their respective shareholder meetings and to hold their respective shareholder meetings as soon as practicable after the Form S-4 is declared effective. Each of MAA and Colonial also will include in the joint proxy statement/prospectus its recommendation to its shareholders that they approve the parent merger and the other transactions contemplated by the merger agreement and to use its reasonable best efforts to obtain its shareholder approval.

Efforts to Complete Transactions; Consents

Both MAA and Colonial will use their reasonable best efforts to take all actions and do all things necessary, proper or advisable under applicable laws or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the mergers, including obtaining all necessary actions or nonactions, waivers, consents and approvals from governmental authorities or other persons or entities in connection with the mergers and the other transactions contemplated by the merger agreement and defending any lawsuits or other legal proceedings challenging the merger agreement or the mergers or other transactions contemplated by the merger agreement.

MAA and Colonial will provide any necessary notices to third parties and to use their reasonable best efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the mergers.

Access to Information; Confidentiality

The merger agreement requires both MAA and Colonial to provide to the other, upon reasonable advance notice and during normal business hours, reasonable access to its properties, offices, books, contracts, commitments, personnel and records, and each of MAA and Colonial are required to furnish reasonably promptly to the other a copy of each report, schedule, registration statement and other document filed prior to closing pursuant to federal or state securities laws and all other information concerning its business, properties and personnel as the other party may reasonably request.

Each of MAA and Colonial will hold, and to cause its representatives and affiliates to hold, any non-public information in confidence to the extent required by the terms of its existing confidentiality agreements.

Each of MAA and Colonial will give prompt written notice to the other upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or to any of its subsidiaries which could reasonably be expected to have, individually or in the aggregate, a material adverse effect.

Notification of Certain Matters; Transaction Litigation

MAA and Colonial will provide prompt notice to the other of any notice received from any governmental authority in connection with the merger agreement or the transactions contemplated by the merger agreement, including the mergers, or from any person or entity alleging that its consent is or may be required in connection with any such transaction.

Each of MAA and Colonial will provide prompt notice to the other if any representation or warranty made by it in the merger agreement becomes untrue or inaccurate such that the applicable closing conditions would reasonably be expected to be incapable of being satisfied by December 31, 2013, or if it fails to comply with or satisfy in any material respect any covenant, condition or agreement contained in the merger agreement.

Each of MAA and Colonial will provide prompt notice to the other of any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving such party or any of its subsidiaries in connection with the merger agreement, the mergers or the other transactions contemplated by the merger agreement. Each will allow the other the opportunity to reasonably participate in the defense and settlement of any shareholder litigation and not to agree to a settlement of any shareholder litigation without the other’s consent (not to be unreasonably withheld, conditioned or delayed).

Indemnification of Directors and Officers; Insurance

From and after the effective time of the parent merger, pursuant to the terms of the merger agreement and subject to certain limitations, the Combined Corporation and MAA LP will jointly and severally indemnify and hold harmless, among others, any manager, director, officer, trustee or fiduciary of Colonial and its subsidiaries, against all losses, claims, damages, liabilities and costs pertaining to matters existing or occurring, or acts or omissions occurring at or prior to the effective time of the parent merger, including with respect to the transactions contemplated by the merger agreement to the fullest extent permitted under applicable law.

Prior to the effective time of the partnership merger, Colonial will purchase, and MAA will maintain, a “tail” prepaid insurance policy or policies with a claim period for six years from the effective time of the partnership merger for Colonial’s and its subsidiaries’ current and former trustees, directors, officers, agents and fiduciaries for facts or events that occurred at or prior to the effective time of the partnership merger with terms, conditions, coverage and amounts no less favorable than those of Colonial’s existing directors’ and officers’ liability insurance and fiduciary insurance.

If Colonial is unable to obtain a “tail” policy as of the effective time of the partnership merger, MAA must, at Colonial’s request, purchase and maintain in full force and effect, during the six year period following the effective time of the partnership merger, a “tail” insurance policy from one or more insurance carriers believed to be sound and reputable with respect to directors’ and officers’ liability insurance and fiduciary liability insurance, with terms, conditions, coverage and amounts no less favorable than those of Colonial’s existing directors’ and officers’ liability insurance and fiduciary insurance.

Notwithstanding the foregoing, (i) neither Colonial, MAA nor the Combined Corporation will be required to pay annual premiums in excess of 300% of the current annual premium paid by Colonial for such insurance, and (ii) if the annual premiums exceed 300%, Colonial, MAA or the Combined Corporation will be permitted to obtain as much similar insurance as is possible for an annual premium equal to 300% of the current annual premium.

Public Announcements

Each of MAA and Colonial will, subject to certain exceptions, to consult with each other before issuing any press release or otherwise making any public statements or filings with respect to the merger agreement or any of the transactions contemplated by the merger agreement. In addition, each of MAA and Colonial will, subject to certain exceptions, not to issue any press release or otherwise make a public statement without obtaining the other’s consent (not to be unreasonably withheld).

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants related to:

•

each of Colonial and MAA using its respective commercially reasonable efforts (before and, as relevant, after the effective time of the parent merger) to cause the parent merger to qualify as a reorganization under the Code;

•

each of Colonial and MAA taking all steps to ensure that any disposition of Colonial common shares and any acquisition of shares of MAA common stock in connection with the parent merger and the other transactions contemplated by the merger agreement by certain individuals are exempted pursuant to Rule 16b-3 promulgated under the Exchange Act from giving rise to any liability under Section 16 of the Exchange Act;

•

Colonial and its subsidiaries voting all shares of MAA common stock they beneficially own as of the record date of the MAA special meeting, if any, in favor of approval of the parent merger and issuance of shares of MAA common stock to be issued in the parent merger, and MAA and its subsidiaries voting all Colonial common shares they beneficially own as of the record date of the Colonial special meeting, if any, in favor of the approval of the parent merger;

•	MAA voting all limited partnership units in MAA LP beneficially owned by MAA and its subsidiaries, if any, in favor of the matters submitted to the limited partners of MAA LP for approval;

•

the MAA Board adopting resolutions and taking all other action necessary so that, immediately following the effective time of the partnership merger, the board of directors of the Combined Corporation is comprised of twelve directors, with the current chairman of the MAA Board remaining chairman of the Combined Corporation’s board of directors after the effective time of the partnership merger;

•

the Colonial Board adopting such resolutions or taking such other actions as may be required to terminate Colonial’s equity incentive plans, terminate Colonial’s Dividend Reinvestment Plan and suspend Colonial’s Employee Share Purchase Plan;

•	if requested by MAA, Colonial terminating each employee benefit plan of Colonial intended to be qualified within the meaning of Section 401(a) of the Code as of the day prior to the closing date;

•

MAA and its subsidiaries, during the period commencing on the closing and ending twelve months thereafter, providing each employee of Colonial and Colonial LP who remains employed by Colonial, any Colonial subsidiary, MAA or any MAA subsidiary immediately following the closing with (i) an aggregate annual base salary and target bonus opportunity (excluding equity-based compensation) at least equal to that provided by Colonial and its subsidiaries immediately prior to closing, (ii) severance payments and benefits no less favorable than those provided by Colonial and its subsidiaries immediately prior to closing, and (iii) all other compensation and benefits that are, in the aggregate, no less favorable than those provided to similarly situated employees of MAA and its subsidiaries, as applicable, immediately following the closing;

•

MAA transferring, or causing the transfer of, certain real property assets to MAA LP or its subsidiaries so that following such transfer, MAA will not directly own any assets other than partnership interests of MAA LP or as permitted under the amended and restated agreement of limited partnership of MAA LP; and

•	Colonial and Colonial LP assigning, and MAA and MAA LP assuming, certain registration rights agreements.

Conditions to Completion of the Mergers

Mutual Closing Conditions

The obligation of each of the MAA parties and the Colonial parties to complete the mergers is subject to the satisfaction or, to the extent permitted by law, waiver, at or prior to the effective time of the partnership merger, of the following conditions:

•	approval of the merger agreement, the parent merger and the other transactions contemplated by the merger agreement by MAA shareholders and Colonial shareholders;

•

approval of the partnership merger and the amendment and restatement of the MAA LP limited partnership agreement by the holders of at least 66 2/3rds of the outstanding limited partnership interests of MAA LP, excluding for purposes of the approval all limited partnership interests held by MAA;

•

a Form S-4 with respect to the parent merger having been declared effective and no stop order suspending the effectiveness of such Form S-4 having been issued and no proceeding to that effect shall have been commenced or threatened by the SEC and not withdrawn;

•

the absence of any order or injunction issued by any governmental authority or other legal restraint or prohibition preventing the consummation of the mergers or the other transactions contemplated by the merger agreement;

•

the shares of MAA common stock to be issued in connection with the parent merger having been approved for listing on the NYSE, subject to official notice of issuance at or prior to the closing of the mergers; and

•

certain third party consents and approvals (described above under “—Covenants and Agreements—Efforts to Complete Transactions; Consents”) having been obtained and remaining in full force and effect, except where the failure to obtain the consent or approval would not be reasonably likely to have a material adverse effect on Colonial or MAA.

As of the date of this joint consent solicitation/prospectus , all of the third party consents and approvals required as a condition to the obligation of the parties to complete the mergers as described in the final bullet point above had been obtained and not rescinded.

Additional Closing Conditions for the Benefit of the Colonial Parties

The obligations of the Colonial parties to effect the mergers and to consummate the other transactions contemplated by the merger agreement are subject to the satisfaction or, to the extent permitted by law, waiver, at or prior to the partnership merger effective time, of the following additional conditions:

•

the accuracy in all material respects as of the date of the merger agreement and as of the effective time of the partnership merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of certain representations and warranties made in the merger agreement by the MAA parties regarding certain aspects of their capital structure, authority relative to the merger agreement and the required shareholder and unitholder votes to approve the mergers and the other transactions contemplated by the merger agreement;

•

the accuracy in all but de minimis respects as of the date of the merger agreement and as of the effective time of the partnership merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of certain representations and warranties made in the merger agreement by the MAA parties regarding certain aspects of their capital structure;

•	the accuracy of all other representations and warranties made in the merger agreement by the MAA parties (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the merger agreement and as of the effective time of the partnership merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date), except for any such inaccuracies that do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on MAA;

•

each of the MAA parties having performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by it under the merger agreement on or prior to the effective time of the partnership merger;

•	no material adverse effect with respect to MAA has occurred, individually or in the aggregate, since June 3, 2013;

•

receipt by Colonial of an officer’s certificate dated as of the closing date and signed by MAA’s chief executive officer or chief financial officer on behalf of the MAA parties, certifying that the closing conditions described in the five preceding bullets have been satisfied;

•

receipt by Colonial of an opinion dated as of the closing date from Baker, Donelson, Bearman, Caldwell & Berkowitz, PC or other counsel reasonably satisfactory to Colonial, to the effect that for all taxable periods commencing with its taxable year ended December 31, 2004, MAA has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and that its past, current and intended future organization and operations will permit the Combined Corporation to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the effective time of the parent merger and thereafter;

•

receipt by Colonial of an opinion dated as of the closing date from Hogan Lovells US LLP or other counsel reasonably satisfactory to Colonial regarding the parent merger’s qualification as a reorganization within the meaning of Section 368(a) of the Code; and

•	the transfer of certain assets held directly by MAA to MAA LP will have occurred.

Additional Closing Conditions for the Benefit of the MAA Parties

The obligations of the MAA parties to effect the mergers and to consummate the other transactions contemplated by the merger agreement are subject to the satisfaction or, to the extent permitted by law, waiver, at or prior to the effective time of the partnership merger, of the following additional conditions:

•

the accuracy in all material respects as of the date of the merger agreement and as of the effective time of the partnership merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of certain representations and warranties made in the merger agreement by the Colonial parties regarding certain aspects of their capital structure, authority relative to the merger agreement and the required shareholder vote to approve the parent merger and the other transactions contemplated by the merger agreement;

•

the accuracy in all but de minimis respects as of the date of the merger agreement and as of the effective time of the partnership merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of certain representations and warranties made in the merger agreement by the Colonial parties regarding certain aspects of their capital structure;

•

the accuracy of all other representations and warranties made in the merger agreement by the Colonial parties (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the merger agreement and as of the effective time of the partnership merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date), except for any such inaccuracies that do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Colonial;

•

each of the Colonial parties having performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by it under the merger agreement on or prior to the effective time of the partnership merger;

•	no material adverse effect with respect to Colonial has occurred, individually or in the aggregate, since June 3, 2013;

•

receipt by MAA of an officer’s certificate dated as of the closing date and signed by Colonial’s chief executive officer or chief financial officer on behalf of the Colonial parties, certifying that the closing conditions described in the five preceding bullets have been satisfied;

•

receipt by MAA of an opinion dated as of the closing date from Hogan Lovells US LLP, or other counsel reasonably acceptable to MAA, to the effect that for all taxable periods commencing with its taxable year ended December 31, 2004 and ending with its taxable year that ends with the parent merger, Colonial has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code;

•

receipt by MAA of an opinion dated as of the closing date from Goodwin Procter LLP or other counsel reasonably satisfactory to MAA regarding the parent merger’s qualification as a reorganization within the meaning of Section 368(a) of the Code; and

•

no more than 15% of the outstanding Colonial common shares as of the closing date are held by Colonial shareholders that have properly perfected their right to dissent and demand cash payment for their shares.

Termination of the Merger Agreement

Termination by Mutual Agreement

The merger agreement may be terminated at any time before the effective time of the partnership merger by the mutual consent of MAA and Colonial in a written instrument, which action must be taken or authorized by the MAA Board and the Colonial Board.

Termination by Either Colonial or MAA

The merger agreement may also be terminated prior to the effective time of the partnership merger by either Colonial or MAA if:

•

a governmental authority of competent jurisdiction has issued an order, decree or ruling or taken any other action permanently enjoining or otherwise prohibiting the mergers, and such action has become final and nonappealable (provided that this termination right will not be available to a party whose failure to comply with any provision of the merger agreement was the cause of, or resulted in, such action);

•

the mergers have not been consummated on or before 5:00 p.m. (New York time) on December 31, 2013 (provided that this termination right will not be available to a party whose failure to comply with any provision of the merger agreement has been the cause of, or resulted in, the failure of the mergers to occur on or before such date);

•

there has been a breach by the other party of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of such other party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the closing date, the failure to be satisfied of certain closing conditions, unless such breach is reasonably capable of being cured, and the other party continues to use its reasonable best efforts to cure such breach prior to December 31, 2013 (provided that this termination right will not be available to a party that is in breach of any of its own respective representations, warranties, covenants or agreements set forth in the merger agreement such that certain closing conditions are not satisfied);

•

shareholders of either MAA or Colonial failed to approve the parent merger and the other transactions contemplated by the merger agreement at duly convened special meetings (provided that this termination right will not be available to a party if the failure to obtain that party’s shareholder approval was primarily due to the party’s material breach of certain provisions of the merger agreement); or

•

holders of at least 66 2/3rds of the outstanding limited partnership interests of MAA LP, excluding for purposes of the approval all limited partnership interests held by MAA, failed to approve the partnership merger, the other transactions contemplated by the merger agreement and the amendment and restatement of the MAA LP limited partnership agreement prior to, or contemporaneously with, the MAA special meeting (provided that this termination right will not be available to MAA where a failure to obtain the approval of holders of limited partnership units in MAA LP was primarily caused by any action or failure to act of an MAA party that constitutes a material breach of the merger agreement).

Termination by Colonial

The merger agreement may also be terminated prior to the effective time of the partnership merger by Colonial by written notice to MAA:

•

at any time prior to the approval of the parent merger and the other transactions contemplated by the merger agreement by the Colonial shareholders, in order to enter into any alternative acquisition agreement with respect to a Superior Proposal; provided, that such termination will be null and void unless Colonial concurrently pays the termination fee plus the expense reimbursement described below under “—Termination Fee and Expenses Payable by Colonial to MAA;” or

•

if (i) the MAA Board has made a MAA board change in recommendation and Colonial terminates the merger agreement within 10 business days of the date Colonial receives notice of the change, or (ii) a MAA party has materially breached any of its obligations under the provisions of the merger agreement regarding no solicitation of transactions by the MAA parties (other than any immaterial or inadvertent breach thereof not intended to result in an acquisition proposal).

Termination by MAA

The merger agreement may also be terminated prior to the effective time of the partnership merger by MAA by written notice to Colonial:

•

at any time prior to the approval of the parent merger and the other transactions contemplated by the merger agreement by the MAA shareholders, in order to enter into any alternative acquisition agreement with respect to a Superior Proposal; provided, that such termination will be null and void unless MAA concurrently pays the termination fee plus the expense reimbursement described below under “—Termination Fee and Expenses Payable by MAA to Colonial”; or

•

if (i) the Colonial Board has made a Colonial board change in recommendation and MAA terminates the merger agreement within 10 business days of the date MAA receives notice of the change, or (ii) a Colonial party has materially breached any of its obligations under the provisions of the merger agreement regarding no solicitation of transactions by the Colonial parties (other than any immaterial or inadvertent breach thereof not intended to result in an Acquisition Proposal).

Termination Fee and Expenses Payable by Colonial to MAA

Colonial has agreed to pay a termination fee of $75 million plus documented reasonable and necessary out-of-pocket expense actually incurred up to a maximum of $10 million if:

•	all of the following events have occurred:

•

Colonial receives an Acquisition Proposal with respect to Colonial (provided that the references to “20%” in the definition of “Acquisition Proposal” will be replaced with “50%” for purposes of determining whether a termination fee is due and payable) that has been publicly announced prior to the date of the Colonial special meeting or the termination of the merger agreement, as applicable;

•

the merger agreement is terminated (i) by either MAA or Colonial because (a) the mergers have not occurred by December 31, 2013 or (b) either the MAA shareholders or the Colonial shareholders fail to approve the parent merger and the other transactions contemplated by the merger agreement at duly convened meetings, or (ii) by MAA upon a material uncured breach by a Colonial party of its representations, warranties, covenants or agreements set forth in the merger agreement; and

•	within 12 months after such termination, Colonial consummates a transaction regarding, or enters into a definitive agreement which is later consummated with respect to, an Acquisition Proposal; or

•

the merger agreement is terminated by Colonial at any time prior to the approval of the parent merger and the other transactions contemplated by the merger agreement by the Colonial shareholders in order to enter into any alternative acquisition agreement with respect to a Superior Proposal; or

•

the merger agreement is terminated by MAA because (i) the Colonial Board has made a Colonial board change in recommendation, or (ii) a Colonial party has materially breached any of its obligations under the provisions of the merger agreement regarding no solicitation of transactions by the Colonial parties (other than any immaterial or inadvertent breach thereof not intended to result in an Acquisition Proposal).

Colonial has agreed to pay documented reasonable and necessary out-of-pocket expenses actually incurred up to a maximum of $10 million if the merger agreement is terminated (i) by either Colonial or MAA because the Colonial shareholders fail to approve the parent merger and the other transactions contemplated by the merger agreement at a duly convened meeting, or (ii) by MAA upon a material uncured breach by a Colonial party of its representations, warranties, covenants or agreements set forth in the merger agreement.

Termination Fee and Expenses Payable by MAA to Colonial

MAA has agreed to pay a termination fee of $75 million plus documented reasonable and necessary out-of-pocket expense actually incurred up to a maximum of $10 million if:

•	all of the following events have occurred:

•

MAA receives an Acquisition Proposal with respect to MAA (provided that the references to “20%” in the definition of “Acquisition Proposal” will be replaced with “50%” for purposes of determining whether a termination fee is due and payable) after the date of the merger agreement that has been publicly announced prior to the date of the MAA special meeting or the termination of the merger agreement, as applicable;

•

the merger agreement is terminated (i) by either MAA or Colonial because (a) the mergers have not occurred by December 31, 2013, (b) either the MAA shareholders or the Colonial shareholders fail to approve the parent merger and the other transactions contemplated by the merger agreement at duly convened meetings, or (c) the holders of limited partnership units in MAA LP fail to approve the partnership merger and the other transactions contemplated by the partnership merger and the amendment and restatement of the MAA LP limited partnership agreement prior to, or contemporaneously with, the MAA special meeting, or (ii) by Colonial upon a material uncured breach by a MAA party of its representations, warranties, covenants or agreements set forth in the merger agreement; and

•	within 12 months after such termination, MAA consummates a transaction regarding, or enters into a definitive agreement which is later consummated with respect to, an Acquisition Proposal; or

•

the merger agreement is terminated by MAA at any time prior to the approval of the parent merger and the other transactions contemplated by the merger agreement by the MAA shareholders in order to enter into any alternative acquisition agreement with respect to a Superior Proposal; or

•

the merger agreement is terminated by Colonial because (i) the MAA Board has made a MAA board change in recommendation, or (ii) a MAA party has materially breached any of its obligations under the provisions of the merger agreement regarding no solicitation of transactions by the MAA parties (other than any immaterial or inadvertent breach thereof not intended to result in an Acquisition Proposal).

MAA has agreed to pay documented reasonable and necessary out-of-pocket expenses actually incurred up to a maximum of $10 million if the merger agreement is terminated (i) by either Colonial or MAA because the MAA shareholders fail to approve the parent merger and the other transactions contemplated by the merger agreement at a duly convened meeting, (ii) by either Colonial or MAA because the holders of limited partnership units in MAA LP fail to approve the partnership merger and the other transactions contemplated by the merger agreement prior and the amendment and restatement of the MAA LP limited partnership agreement to, or contemporaneously with, the MAA special meeting, or (iii) by Colonial upon a material uncured breach by a MAA party of its representations, warranties, covenants or agreements set forth in the merger agreement.

Miscellaneous Provisions

Payment of Expenses

Other than as described above under “—Termination of the Merger Agreement—Termination Fee and Expenses Payable by Colonial to MAA” and “—Termination of the Merger Agreement—Termination Fee and Expenses Payable by MAA to Colonial,” the merger agreement provides that each party will pay its own fees and expenses in connection with the merger agreement.

Specific Performance

The parties to the merger agreement are entitled to injunctions, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in addition to any and all other remedies at law or in equity.

Amendment

The parties to the merger agreement may amend the merger agreement by an instrument in writing signed by each of the parties, which action must be taken or authorized by the respective boards of MAA and Colonial, provided that, after approval of the parent merger and the other transactions contemplated by the merger agreement by MAA’s shareholders, the approval of the parent merger and the other transactions contemplated by the merger agreement by Colonial’s shareholders or the approval of the partnership merger and the other transactions contemplated by the merger agreement by the holders of limited partnership units in MAA LP, no amendment may be made which by law requires further approval by such shareholders or unitholders, as applicable, without such further approval.

Waiver

Prior to the effective time of the partnership merger, MAA or Colonial, by action taken or authorized by their respective boards, may extend the time for performance of any obligations of the other or waive any inaccuracies in the representations and warranties of the other or the other party’s compliance with any agreements or conditions contained in the merger agreement.

Governing Law

The merger agreement is governed by the laws of the State of Delaware, without regard to any provisions relating to choice of laws among different jurisdictions, except that (i) the laws of the State of Alabama will apply to the parent merger and to the discharge of fiduciary duties of the Colonial Board or any committee thereof in connection with the merger agreement, and (ii) the laws of the State of Tennessee will apply to the parent merger and the partnership merger and to the discharge of the fiduciary duties of the MAA Board or any committee thereof in connection with the merger agreement.

VOTING AGREEMENTS

The following is a summary of selected material provisions of the Voting Agreements and is qualified in its entirety by reference to the full text of the Forms of Voting Agreement. This summary does not purport to be complete and may not contain all of the information about the Voting Agreements that may be important to you. You are encouraged to read each of the Forms of Voting Agreement carefully and their entirety. A copy of the Form of Voting Agreement entered into with certain trustees of Colonial is attached as Annex C to this joint consent solicitation/prospectus and incorporated herein by reference. A copy of the Form of Voting Agreement entered into with certain directors and shareholders of MAA is attached as Annex D to this joint consent solicitation/prospectus and incorporated herein by reference.

Concurrently with the execution of the merger agreement, Colonial and Colonial LP entered into separate Voting Agreements with H. Eric Bolton, Jr., MAA’s Chairman and Chief Executive Officer, W. Reid Sanders, a member of the MAA Board, and another shareholder of MAA who is not a director or officer of MAA, and MAA and MAA LP entered into separate Voting Agreements with Thomas H. Lowder, James K. Lowder and Harold W. Ripps, each members of the Colonial Board. As of July 16, 2013, the MAA directors and shareholders that are a party to a Voting Agreement with Colonial and Colonial LP collectively owned approximately 0.36% of the outstanding shares of MAA common stock and approximately 37.30% of the outstanding MAA LP units, and the Colonial trustees that are a party to a Voting Agreement with MAA and MAA LP collectively owned approximately 3.9% of the outstanding Colonial common shares and approximately 3.5% of the outstanding Colonial LP units, including Colonial LP units held by Colonial.

Voting Provisions

MAA

Pursuant to the terms of the separate Voting Agreements entered into by H. Eric Bolton, Jr., W. Reid Sanders and another shareholder of MAA, subject to the terms and conditions contained in each Voting Agreement, each of Messrs. Bolton and Sanders and the other shareholder of MAA has separately agreed to vote all of his shares of MAA common stock and MAA LP units, as applicable, whether currently owned or acquired at any time prior to the termination of the applicable Voting Agreement, in the following manners:

•	in favor of the parent merger;

•	in favor of the issuance of MAA common stock to be issued in the parent merger;

•	in favor of the partnership merger;

•	in favor of any amendment and restatement to the limited partnership agreement of MAA LP in connection with the partnership merger or the other transactions contemplated by the merger agreement;

•	against any other Acquisition Proposal for MAA;

•	against any action or agreement that would reasonably be expected to result in any closing condition contained in the merger agreement not being fulfilled; and

•

against any action that could reasonably be expected to impede, interfere with, materially delay, materially postpone or materially adversely affect consummation of the transactions contemplated by the merger agreement.

In addition, each of Messrs. Bolton and Sanders and the other shareholder of MAA has separately appointed and constituted Colonial (and certain designated representatives of Colonial), with full power of substitution, as his true and lawful attorneys-in-fact and irrevocable proxies to vote his shares of MAA common stock and MAA LP units, in accordance with the terms of the applicable Voting Agreement, which proxy is effective only if the applicable shareholder fails to be counted as present, to consent or to vote his shares of MAA common stock and/or MAA LP units in accordance with the terms of the applicable Voting Agreement.

Colonial

Pursuant to the terms of the separate Voting Agreements entered into by Thomas H. Lowder, James K. Lowder and Harold W. Ripps, subject to the terms and conditions contained in each Voting Agreement, each of Messrs. T. Lowder, J. Lowder and Ripps has separately agreed to vote all of his Colonial common shares and Colonial LP units, as applicable, whether currently owned or acquired at any time prior to the termination of the applicable Voting Agreement, in the following manners:

•	in favor of the parent merger;

•	in favor of the partnership merger;

•	in favor of any amendment to the limited partnership agreement of Colonial LP proposed to facilitate the partnership merger or the other transactions contemplated by the merger agreement;

•	against any other Acquisition Proposal for Colonial;

•	against any action or agreement that would reasonably be expected to result in any closing condition contained in the merger agreement not being fulfilled; and

•

against any action that could reasonably be expected to impede, interfere with, materially delay, materially postpone or materially adversely affect consummation of the transactions contemplated by the merger agreement.

In addition, each of Messrs. T. Lowder, J. Lowder and Ripps has separately appointed and constituted MAA (and certain designated representatives of MAA), with full power of substitution, as his true and lawful attorneys-in-fact and irrevocable proxies to vote his Colonial common shares and Colonial LP units, in accordance with the terms of the applicable Voting Agreement, which proxy is effective only if the applicable shareholder fails to be counted as present, to consent or to vote his Colonial common shares and/or Colonial LP units in accordance with the terms of the applicable Voting Agreement.

Except as described above, nothing in the Voting Agreements limits the rights of the shareholder parties thereto to vote in favor of or against, or abstain with respect to, any matter presented to the shareholders or unitholders of MAA, MAA LP, Colonial or Colonial LP, as applicable. The separate Voting Agreements are entered into only in the individual’s capacity as a shareholder and unitholder and nothing in the Voting Agreements restricts, limits or affects in any respect any actions taken in such individual’s capacity as a director, trustee, officer or other fiduciary.

Restrictions on Transfer

Under the terms of the Voting Agreements, each of the shareholder parties thereto has agreed that prior to the termination of the applicable Voting Agreement, he shall not, subject to certain limited exceptions:

•

directly or indirectly transfer (by operation of law or otherwise), either voluntarily or involuntarily, any (or any interests convertible into) shares of MAA common stock, MAA LP units, Colonial common shares or Colonial LP units, as applicable;

•

enter into any contract, option or other arrangement or understanding with respect to any transfer (by operation of law or otherwise) of any (or any interests convertible into) shares of MAA common stock, MAA LP units, Colonial common shares or Colonial LP units, as applicable;

•

enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of MAA common stock, MAA LP units, Colonial common shares or Colonial LP units, as applicable; and

•

deposit any shares of MAA common stock, MAA LP units, Colonial common shares or Colonial LP units, as applicable, into a voting trust or enter into a voting agreement or arrangement with respect to any such shares or units, or grant any proxy or power of attorney with respect to any such shares or units.

Termination of Voting Agreements

MAA

The separate Voting Agreements entered into by H. Eric Bolton, Jr., W. Reid Sanders and the other shareholder of MAA terminate upon the earlier to occur of:

•	the later to occur of (A) the approval and adoption of the merger agreement at the MAA special meeting, and (B) the approval of the merger agreement by the holders of MAA LP units; and

•	the termination of the merger agreement pursuant to its terms.

Colonial

The separate Voting Agreements entered into by Thomas H. Lowder, James K. Lowder and Harold W. Ripps terminate upon the earlier to occur of:

•	the approval and adoption of the merger agreement at the Colonial special meeting; and

•	the termination of the merger agreement pursuant to its terms.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Overview

The following discussion describes the material U.S. federal income tax consequences to U.S. Holders (as defined below) of Colonial LP units and U.S. Holders that are continuing MAA LP unitholders of:

•	the partnership merger;

•	the subsequent ownership and disposition of MAA LP units; and

•	the ownership of shares of MAA common stock issuable upon the redemption of MAA LP units issued in the partnership merger.

The information in this Section, as well as each of the tax opinions described below, is based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), current, temporary and proposed Treasury Regulations, the legislative history of the Code, and current administrative interpretations and practices of the Internal Revenue Service, including its practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer that receives such a ruling, and court decisions. However, future legislation, Treasury Regulations, administrative interpretations and court decisions could significantly change current law or adversely affect current interpretations of existing law, and any such changes could apply retroactively. Neither MAA, MAA LP nor Colonial LP has requested or plans to request any rulings from the Internal Revenue Service concerning the tax treatment of MAA LP, the partnership merger, the ownership of interests in MAA LP, the ownership of shares of common stock of MAA, or MAA’s status as a REIT. Thus, it is possible that the Internal Revenue Service would challenge the statements in this discussion (and/or the conclusions reached in the tax opinions described below), which do not bind the Internal Revenue Service or the courts, and that a court would agree with the Internal Revenue Service.

This discussion does not address (i) U.S. federal taxes other than U.S. federal income taxes as specifically discussed herein, (ii) state, local or non-U.S. taxes or (iii) tax reporting requirements applicable to the partnership merger. In addition, this discussion does not address U.S. federal income tax considerations applicable to holders of Colonial LP units, continuing holders of MAA LP units or holders of shares of MAA common stock that are subject to special treatment under U.S. federal income tax law, including, for example:

•	financial institutions;

•	pass-through entities (such as entities treated as partnerships for U.S. federal income tax purposes);

•	insurance companies;

•	broker-dealers;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold Colonial LP units, MAA LP units, or shares of MAA common stock as part of a straddle, hedge, constructive sale, conversion, or other integrated transaction for tax purposes;

•	regulated investment companies;

•	real estate investment trusts;

•	certain U.S. expatriates;

•	persons whose “functional currency” is not the U.S. dollar;

•	persons who hold both Colonial LP units and MAA LP units;

•

persons who neither (a) acquired MAA LP units prior to the time that the partnership merger is consummated, or (b) acquire their MAA LP units in exchange for Colonial LP units in connection with the partnership merger, such as, for instance, persons who acquire MAA LP units after the partnership merger;

•	persons who acquired their Colonial LP units, MAA LP units or shares of MAA common stock in connection with the performance of services;

•	persons who hold their Colonial LP units, MAA LP units or shares of MAA common stock as other than a capital asset for U.S. federal income tax purposes; and

•	any holder of Colonial LP units, MAA LP units or shares of MAA common stock who is not a U.S. Holder (including, for instance, a non-U.S. person).

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of Colonial LP units (other than Colonial), MAA LP units (other than MAA) or shares of MAA common stock, as applicable, that is not excluded from the scope of this discussion, as described above, and is:

•	an individual who is a citizen or resident of the United States for U.S. income tax purposes;

•	a corporation (or other entity taxable as a corporation for U.S. U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. U.S. federal income taxation regardless of its source; or

•

a trust that (A) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (B) has a valid election in place under the Treasury Regulations to be treated as a U.S. person.

Any non-U.S. persons holding Colonial LP, MAA LP units or shares of MAA common stock may have U.S. federal income tax considerations that vary significantly from those discussed below and that are not addressed herein. If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Colonial LP units, MAA LP units or shares of MAA common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partnership or entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Colonial LP units, MAA LP units, or shares of MAA common stock, and the partners in such partnership, should consult their tax advisors.

Except as discussed below under “—Tax Opinions Relating to the Partnership Merger” and “—Partnership Tax Status of MAA LP and Colonial LP,” the following discussion assumes that (i) MAA LP is and will be treated as a partnership for U.S. federal income tax purposes and (ii) Colonial LP is treated as a partnership for U.S. federal income tax purposes and will be treated as a partnership for U.S. federal income tax purposes until the partnership merger. Failure of either MAA LP or Colonial LP to treat as partnership for U.S. federal income tax would materially (and adversely) alter the U.S. federal income tax consequences described below.

THE U.S. FEDERAL INCOME TAX RULES APPLICABLE TO THE PARTNERSHIP MERGER AND THE OWNERSHIP OF PARTNERSHIP INTERESTS AND REIT STOCK ARE HIGHLY TECHNICAL AND COMPLEX. HOLDERS OF COLONIAL LP UNITS AND MAA LP UNITS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE PARTNERSHIP MERGER AND HOLDERS OF COLONIAL LP UNITS, MAA LP UNITS, AND SHARES OF MAA COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE OWNERSHIP OF MAA LP UNITS AND SHARES OF MAA COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES. THIS DISCUSSION IS NOT, AND IS NOT INTENDED TO BE, TAX ADVICE.

Tax Opinions Relating to the Partnership Merger

In connection with the filing of this joint consent solicitation/prospectus, (i) Goodwin Procter LLP (“Goodwin Procter”), counsel to MAA LP, has delivered the specific opinion described in the paragraphs immediately below to MAA LP regarding the material U.S. federal income tax consequences of the partnership merger to U.S. Holders of Colonial LP units (other than Colonial) and to U.S. Holders of MAA LP units immediately prior to the partnership merger (other than MAA and sometimes referred to in this discussion as “continuing MAA LP unitholders”), (ii) Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. (“Baker Donelson”), counsel to MAA LP, has delivered an opinion to MAA LP that MAA LP is and will be treated as a partnership for U.S. federal income tax purposes, and (iii) Hogan Lovells US LLP (“Hogan Lovells”) has delivered (A) the specific opinion described in the paragraphs immediately below to Colonial LP regarding the material U.S. federal income tax consequences of the partnership merger to U.S. Holders of Colonial LP units (other than Colonial) and to continuing MAA LP unitholders, and (B) an opinion to Colonial that Colonial LP is treated as a partnership for U.S. federal income tax purposes and will be treated as a partnership for U.S. federal income tax purposes until the partnership merger. These opinions will be subject to customary exceptions, assumptions and qualifications, and be based on representations made by Colonial and Colonial LP, and MAA and MAA LP, regarding factual matters (including those contained in tax representation letters provided by Colonial and Colonial LP, and MAA and MAA LP), covenants undertaken by Colonial and Colonial LP, and MAA and MAA LP, relating to, among other things, the organization and operation of Colonial and its subsidiaries and MAA (and the Combined Corporation) and their subsidiaries. In addition, Goodwin Procter has relied on and assumed the accuracy of the conclusions reached in (i) the opinion of Baker Donelson regarding the treatment of MAA LP as a partnership for U.S. federal income tax purposes, and (ii) the opinion of Hogan Lovells regarding the treatment of Colonial LP as a partnership for U.S. federal income tax purposes. Hogan Lovells has relied on and assumed the accuracy of the conclusion reached in the opinion of Baker Donelson regarding the treatment of MAA LP as a partnership for U.S. federal income tax purposes. If any assumption or representation relied upon by counsel for purposes of its opinion is inaccurate in any way, or any covenant relied upon by counsel for purposes of its opinion is not complied with, the tax consequences of the partnership merger could differ from those described in the tax opinions and in the discussion below.

In the opinion of Hogan Lovells and Goodwin Procter, the partnership merger should not result in the recognition of taxable gain or loss at the time of the partnership merger to a U.S. Holder of Colonial LP units:

•

who is not considered to receive a cash distribution in connection with the partnership merger or a deemed cash distribution resulting from relief from liabilities or a net reduction in its allocable share of partnership liabilities in connection with or following the partnership merger, in excess of such unitholder’s adjusted basis in its Colonial LP units at the time of the partnership merger;

•

who is not required to recognize gain by reason of the application of Code Section 707(a) and the Treasury Regulations thereunder to the partnership merger, because the partnership merger is treated as part of a “disguised sale” to such U.S. Holder or to Colonial LP whether by reason of any transactions undertaken by Colonial LP prior to or in connection with the partnership merger, any debt of Colonial LP that is assumed or repaid in connection with the partnership merger, any cash or other consideration paid, or deemed paid, to a former Colonial LP unitholder in connection with or subsequent to the partnership merger, or otherwise;

•	whose “at risk” amount with respect to any activity does not fall below zero as a result of the partnership merger and the parent merger; and

•

who does not exercise its redemption right with respect to MAA LP units under the amended and restated MAA LP limited partnership agreement during the two-year period beginning on the day after the partnership merger becomes effective.

In the opinion of Hogan Lovells and Goodwin Procter, the partnership merger should not result in the recognition of taxable gain or loss at the time of the partnership merger to a continuing U.S. Holder of MAA LP units:

•

who is not considered to receive a cash distribution in connection with the partnership merger or a deemed cash distribution resulting from relief from liabilities or a net reduction in its allocable share of partnership liabilities in connection with or following the partnership merger, in excess of such unitholder’s adjusted basis in its MAA LP units at the time of the partnership merger; and

•	whose “at risk” amount with respect to any activity does not fall below zero as a result of the partnership merger and the parent merger.

The foregoing tax opinions do not address any matters other than those U.S. federal income tax matters expressly set forth above. These opinions do not address the tax consequences of any prior contribution of property by or other transaction between a Colonial LP unitholder or MAA LP unitholder to or with Colonial LP or MAA LP, respectively, taking place prior to the partnership merger, including any tax consequences which may occur as a result of the partnership merger or thereafter. Moreover, as generally described in the discussion that follows, the determination of whether any particular U.S. Holder is consider to receive an actual or deemed cash distribution and/or a reduction in its at-risk amount in connection with the partnership merger and the proper application of the disguised sale rules of Code Section 707(a) to the partnership merger depend on the application of complex rules that are uncertain in many respects and/or factual determinations that are not susceptible to legal opinion. No opinion is expressed to the application of such rules or such factual determinations.

The tax opinions described above represent the legal judgment of counsel rendering the opinion and are not binding on the Internal Revenue Service or the courts. There can be no assurance that the Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinions. As noted above, such tax opinions are based on current law. Changes in applicable law could adversely affect such opinions.

Tax Characterization of the Partnership Merger

The partnership merger should be treated for U.S. federal income tax purposes as a contribution by Colonial LP of all of its assets, subject to all of its existing liabilities, to MAA LP in exchange for MAA LP units, immediately followed by the distribution of those MAA LP units to the Colonial LP unitholders in liquidation of Colonial LP. Although the state law existence of Colonial LP will continue after the partnership merger, for U.S. federal income tax purposes, because and for so long as Colonial LP is wholly owned by MAA LP and/or MAA subsidiaries that are themselves disregarded for U.S. federal income tax purposes, the separate existence of Colonial LP will be disregarded and the assets and activities of Colonial LP will be treated as the assets and activities of MAA LP for U.S. federal income tax purposes. The partnership merger should not be treated as a transfer of assets by MAA LP or an exchange with respect to continuing MAA LP unitholders.

In accordance with the merger agreement, which requires that the partnership merger effective time precede the parent merger effective time, MAA LP and Colonial LP intend to take the position for U.S. federal income tax purposes that the partnership merger occurs prior to the parent merger. Assuming that the partnership merger effective time is treated, for U.S. federal income tax purposes, as occurring after the parent merger effective time, it is not expected that the partnership merger would cause either Colonial LP or MAA LP to undergo a “technical termination” under Section 708(b)(1)(B) of the Code. There can be no assurance, however, that the Internal Revenue Service might successfully contend that the partnership merger did not, for U.S. federal income tax purposes, occur prior to the parent merger and that, as a result, the partnership merger caused Colonial LP to have undergone a “technical termination.” If Colonial LP is treated as having undergone a technical termination prior to the partnership merger, the depreciable lives of the assets deemed contributed by Colonial LP to MAA LP in the partnership merger will be restarted for tax purposes, as well as for purposes of determining “book-tax differences” under Section 704(b) of the Code, which in turn could adversely affect the share of depreciation deductions of, and allocations with respect to built-in gain to, holders of MAA LP units (including former Colonial LP unitholders). See Tax Consequences of Ownership of MAA LP Units After the Partnership Merger —Tax Allocations with Respect to Book-Tax Difference on Contributed Properties” for a discussion of such principles.

Summary of the Material U.S. Federal Income Tax Consequences of the Partnership Merger to Colonial LP Unitholders

Subject to the qualifications and limitations discussed below (including the application of the “disguised sale” rules discussed below), a U.S. Holder of Colonial LP units who receives MAA LP units in exchange for all of its Colonial LP units in the partnership merger generally should not recognize taxable gain or loss at the time of the partnership merger unless the Colonial LP unitholder is considered to receive, in connection with the partnership merger, either a cash distribution or a deemed cash distribution resulting from relief from liabilities that exceeds the aggregate adjusted tax basis that the Colonial LP unitholder has in its MAA LP units received in the partnership merger, or is otherwise required to recognize ordinary income under the “at-risk recapture” rules as a result of a reduction of its amount deemed “at-risk” under such rules.

A Colonial LP unitholder will have deemed relief from partnership liabilities resulting from the partnership merger to the extent that the unitholder has a net reduction in its allocable share of partnership liabilities (comparing its share of Colonial LP liabilities immediately prior the partnership merger against its share of MAA LP liabilities immediately after the partnership merger). The determination of a unitholder’s share of partnership liabilities (and thus the determination of whether a Colonial LP unitholder has received a deemed cash distribution resulting from reduction in the holder’s share of partnership liabilities) and the extent to which such a unitholder will recognize gain, if any, in respect thereof depends on the application of complex regulations and the unitholder’s unique circumstances, including:

•

the unitholder’s adjusted tax basis in its Colonial LP units at the time of the partnership merger (which will vary by unitholder and depends on, among other things, how the unitholder acquired its Colonial LP units and events that occurred while it held those units that could have affected its adjusted tax basis in those units);

•	the assets originally contributed to Colonial LP by the unitholder or by an entity from which the unitholder received its Colonial LP units;

•

the indebtedness, immediately prior to the time of the partnership merger, of Colonial LP, if any, secured by the assets originally contributed by the unitholder or by an entity from which the unitholder received its Colonial LP units;

•	Colonial LP’s tax basis at the time of the partnership merger in the assets originally contributed by the unitholder or by an entity from which the unitholder received its Colonial LP units;

•	the share of the “unrealized gain” with respect to Colonial LP’s assets attributable to the unitholder at the time of the partnership merger; and

•

in the case of a unitholder that has a share of recourse liabilities of Colonial LP by reason of an indemnity or guarantee, whether that obligation will continue with respect to MAA LP following the partnership merger or will otherwise survive the partnership merger and whether that indemnification or guarantee is, and will continue to be, respected for U.S. federal income tax purposes.

A deemed cash distribution resulting from a net reduction in a unitholder’s allocable share of partnership liabilities as described above also generally would reduce a Colonial LP unitholder’s “at risk” amount. In addition, courts have held that certain arrangements, such as “deficit restoration obligations,” while attracting a share of liabilities for purposes of the deemed distribution rules, may not provide at-risk coverage. A reduction in at-risk amounts also may occur if a Colonial LP unitholder is allocated a share of a nonrecourse liability that fails to qualify as a “qualified nonrecourse financing” for at-risk purposes. See “—Section 465(e) Recapture” below.

Even if a holder of Colonial LP units does not recognize taxable gain at the time of the partnership merger, the occurrence of subsequent events could cause the unitholder to recognize all or part of the gain that was deferred either through the original contribution of assets to Colonial LP or through the partnership merger, as discussed further below. Under the amended and restated MAA LP limited partnership agreement, subject to any separate agreements with or for the benefit of any direct or indirect holders of MAA LP units (including those which have been incorporated into the amended and restated MAA LP limited partnership agreement), MAA, as general partner of MAA LP, may, but shall be under no obligation to, take into account the tax consequences to any holder of MAA LP units. Notwithstanding the foregoing, under the amended and restated MAA LP limited partnership agreement, if MAA, as general partner of MAA LP, decides to refinance (directly or indirectly) any outstanding indebtedness of MAA LP, MAA must use reasonable efforts to structure such refinancing in a manner that minimizes any adverse tax consequences therefrom to the limited partners of MAA LP. In addition, under the amended and restated MAA LP limited partnership agreement, in deciding whether or not to dispose of any property that represents more than 1% of MAA’s total assets, MAA must consider in good faith the income tax consequences of such disposition for both itself and the limited partners of MAA LP. Nonetheless, the amended and restated MAA LP limited partnership agreement also will provide that, except as may be set forth in a separate written agreement between a limited partner and MAA (and/or MAA LP, as applicable) or otherwise expressly provided in the amended and restated MAA LP limited partnership agreement, neither MAA, as general partner of MAA LP, nor MAA LP shall have liability to a limited partner under any circumstances as a result of an income tax liability incurred by such limited partner as a result of an action (or inaction) by MAA, as general partner of MAA LP, pursuant to its authority under such agreement.

Because Colonial LP does not expect to have aggregate liabilities in excess of its aggregate tax basis in its assets, the deemed contribution of assets by Colonial LP resulting from the partnership merger should not cause Colonial LP to recognize gain as a result of the deemed relief from liabilities in excess of basis, and the remainder of this discussion so assumes.

Summary of the Material U.S. Federal Income Tax Consequences of the Partnership Merger to Continuing MAA LP Unitholders

As noted above under “Tax Characterization of the Partnership Merger,” the partnership merger should not be characterized for U.S. federal income tax purposes as an exchange of assets by MAA LP or an exchange of MAA LP units by continuing MAA LP unitholders. Thus, neither the partnership merger nor the adoption of the amended and restated MAA LP limited partnership agreement should, by itself or in combination, result in recognition of taxable gain or loss by, or alter the adjusted basis or holding period of, a continuing MAA LP unitholder for U.S. federal income tax purposes.

Nevertheless, a continuing MAA LP unitholder could recognize taxable gain or loss at the time of the partnership merger if the MAA LP unitholder is considered to receive a deemed cash distribution from a reduction in its allocable share of MAA LP liabilities that exceeds the aggregate adjusted tax basis that the continuing MAA LP unitholder has in its MAA LP units, or is otherwise required to recognize ordinary income under the “at-risk recapture” rules as a result of a reduction of its amount deemed “at-risk” under such rules, generally based on the same principles noted above with respect to former Colonial LP unitholders (but generally with reference to the unrealized gain and other attributes of MAA LP’s pre-merger properties). Although it is possible that such gain may be recognized as a result of the occurrence of the partnership or subsequent events that are related to or would not have occurred absent the partnership merger, the risk of recognizing gain in such circumstances, as a general matter, exists for MAA LP unitholder with regard to actions which may be taken by MAA LP without their approval and whether or not the partnership merger is consummated. The rules (and risks) described below under “Tax Consequences of the Partnership Merger to U.S. Holders of Colonial LP Units That Receive MAA LP Units—Reduction in Share of Partnership Liabilities/ Deemed Cash Distribution,” “—Possible Guarantee/Indemnities” and “Section 465(e) Recapture” generally will apply in an analogous manner to continuing MAA LP unitholders. In that regard, the amended and restated MAA LP limited partnership agreement includes provisions intended to preserve the deficit restoration obligations and limitations on sales of certain assets included in the existing MAA LP limited partnership agreement.

If an MAA LP unitholder has contributed property to MAA LP within the two-year period beginning on the day after the partnership merger becomes effective, a deemed distribution from a reduction in its allocable share of MAA LP liabilities or exercise of the unitholder’s redemption rights under the amended and restated MAA LP limited partnership agreement in such two year period also may cause such distribution to be treated as part of a “disguised sale.”

Partnership Tax Status of MAA LP and Colonial LP

Except where explicitly indicated to the contrary, this entire discussion assumes that each of MAA LP and Colonial LP will be treated as a partnership for U.S. federal income tax purposes in accordance with the opinion of Baker Donelson referred to under “—Tax Opinions Relating to the Partnership Merger” above and in accordance with the opinion of Hogan Lovells referred to under “—Tax Opinions Relating to the Partnership Merger” above, respectively.

MAA LP. Pursuant to Treasury Regulations under Section 7701 of the Code, an entity that is organized under state law as a partnership that is not a “publicly traded partnership” and has, for U.S. federal income tax purposes, two or more partners generally will be treated as a partnership for tax purposes unless it elects to be treated as a corporation. MAA and MAA LP have represented to Colonial and Colonial LP in the merger agreement that MAA LP is treated, and will be treated as of the time of the partnership merger, as a partnership for U.S. federal income tax purposes. An entity that is classified as a partnership under these regulations nevertheless will be taxable as a corporation if it is a “publicly traded partnership” within the meaning of Section 7704 of the Code that fails to satisfy a “90% qualifying income” test under Section 7704 of the Code. A partnership is a publicly traded partnership under Section 7704 of the Code if:

•	interests in the partnership are traded on an established securities market; or

•	interests in the partnership are readily tradable on a “secondary market” or the “substantial equivalent” of a secondary market.

Under the relevant Treasury Regulations, interests in a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) are considered “readily tradable on a secondary market or the substantial equivalent thereof” if, taking into account all of the facts and circumstances, the partners are readily able to buy, sell, or exchange their partnership interests in a manner that is comparable, economically, to trading on an established securities market because (i) interests in the partnership are regularly quoted by any person, such as a broker or dealer, making a market in the interests, (ii) any person regularly makes available to the public (including customers or subscribers) bid or offer quotes with respect to interests in the partnership and stands ready to effect buy or sell transactions at the quoted prices for itself or on behalf of others, (iii) the holder of an interest in the partnership has a readily available, regular, and ongoing opportunity to sell or exchange the interest through a public means of obtaining or providing information of offers to buy, sell, or exchange interests in the partnership, or (iv) prospective buyers and sellers otherwise have the opportunity to buy, sell or exchange interests in the partnership in a time frame and with the regularity and continuity that is comparable to the foregoing. Under these regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified “safe harbors,” which look to the specific facts and circumstances relating to the partnership and to transfers of interests in the partnership.

MAA LP currently takes the reporting position for U.S. federal income tax purposes that it is not a publicly traded partnership, and MAA LP expect to continue to take that position after the partnership merger. There is a risk, however, that the right of a holder of operating partnership units to redeem the units for common stock could cause operating partnership units to be considered readily tradable on the substantial equivalent of a secondary market. Under the relevant Treasury regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified “safe harbors,” which are based on the specific facts and circumstances relating to the partnership. MAA and MAA LP believe that MAA LP will qualify for at least one of these safe harbors at all times in the foreseeable future, but cannot provide any assurance that MAA LP will continue to qualify for one of the safe harbors mentioned above.

If MAA LP is a publicly traded partnership, it will be taxed as a corporation unless at least 90% of its gross income has consisted and will consists of “qualifying income” under Section 7704 of the Code. Qualifying income is generally real property rents and other types of passive income. MAA and MAA LP believe that MAA LP will have sufficient qualifying income so that it would be taxed as a partnership, even if it were a publicly traded partnership. The income requirements applicable to REITs under the Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although differences exist between these two income tests, MAA and MAA LP do not believe that these differences have caused or will cause MAA LP not to satisfy the 90% gross income test applicable to publicly traded partnerships.

If MAA LP were instead taxable as a corporation, most, if not all, of the tax consequences described below would not apply. For instance, the partnership merger could constitute a taxable transaction. Moreover, MAA LP generally would be subject U.S. federal income tax at regular corporate rates on its net income, and distributions to MAA LP unitholders could be materially reduced, thereby affecting the value of MAA LP units. In addition, if MAA LP was taxable as a corporation, MAA would fail to qualify as a REIT under the Code and would instead be taxable as a regular corporation. This would likely have the effect of reducing significantly the value of shares of MAA common stock, which, in turn, would adversely affect the value of MAA LP units (because MAA LP units generally may be redeemed in exchange for shares of MAA common stock or their cash equivalent, at the election of MAA LP).

Colonial LP. Under the applicable Treasury Regulations, Colonial LP will be classified as a partnership so long as it does not elect to be classified as a corporation and is not a publicly traded partnership. Colonial LP has not elected to be classified as a corporation and does not believe that it is a publicly traded partnership. Colonial and Colonial LP have represented to MAA and MAA LP in the merger agreement that Colonial LP is treated, and will be treated as of the partnership merger, as a partnership for U.S. federal income tax purposes. Moreover, Colonial LP believes that even if it were a publicly traded partnership, it would not be taxed as a corporation because at least 90% of its gross income consists of “qualifying income” under Section 7704 of the Code. See “—Tax Status of MAA LP” above for a more detailed discussion of the tax consequences of partnership classification, the publicly traded partnership rules and the qualifying income exception.

If Colonial LP were instead taxable as a corporation, most, if not all, of the tax consequences described herein would not apply and Colonial would not qualify as a REIT currently.

Tax Consequences of the Partnership Merger to U.S. Holders of Colonial LP Units That Receive MAA LP Units

As described above, the partnership merger will be treated for U.S. federal income tax purposes as a contribution by Colonial LP of all of its assets, subject to all of its existing liabilities to MAA LP in exchange for MAA LP units, immediately followed by the distribution of those MAA LP units to the Colonial LP unitholders. Under Code Section 721, neither the contributing partner (Colonial LP) nor the partnership (MAA LP) recognizes gain or loss upon a contribution of property to the partnership in exchange for an interest in the partnership. Section 721 of the Code ordinarily applies even when the transferred property is subject to liabilities so long as the assumption of liabilities does not result in a deemed cash distribution to the contributing partner in excess of the partner’s basis in the assets contributed to the partnership (which generally only arises if the amount of liabilities so assumed exceeds such basis plus the contributing partners’ post-contribution share of partnership liabilities). Under Section 731 of the Code, the deemed distribution of MAA LP units by Colonial LP to the

Colonial LP unitholders also should not result in the recognition of gain to either Colonial LP or the Colonial LP unitholders so long as there is no actual or deemed distribution of cash to a Colonial LP unitholder in excess of its adjusted basis in its Colonial LP units (determined taking into account adjustments thereto resulting from the partnership merger).

Notwithstanding the foregoing, nonrecognition treatment under Code Section 721 and or Code Section 731 will not apply if one of the following situations applies:

•

The Colonial LP unitholder receives a deemed cash distribution from MAA LP as a result of a decrease in the unitholder’s share of Colonial LP liabilities that is not offset by the unitholder’s share of MAA LP liabilities attributable to MAA LP units acquired in the partnership merger. Under these circumstances, the Colonial LP unitholder will recognize gain if the deemed cash distribution exceeds the unitholder’s adjusted basis in its MAA LP units received in the partnership merger. Similarly, gain could also be recognized by a Colonial LP unitholder if the unitholder’s share of MAA LP liabilities is decreased after the partnership merger by an amount that exceeds its adjusted tax basis in MAA LP units received at the time of the partnership merger, whether the decrease is due to the repayment by MAA LP of all or part of its liabilities or some other event (such as a sale of assets subject to liabilities or conversion of liabilities that are considered “nonrecourse” for U.S. federal income tax purposes to liabilities that are considered “recourse” for those purposes).

•

The deemed contribution of assets by Colonial LP to MAA LP is treated in whole or in part as a “disguised sale” of the Colonial LP assets or units under Code Section 707 by either Colonial LP or a former Colonial LP unitholder.

•

The unitholder is considered to receive a taxable distribution of “marketable securities” under Code Section 731(c) (i.e., upon the deemed distribution of MAA LP units by Colonial LP) to which an exception does not apply.

•	The unitholder is required to recognize income under the recapture rules of Section 465(e) of the Code.

These potential gain recognition situations are discussed more fully below. In addition, as mentioned above, subsequent events or transactions could cause a former Colonial LP unitholder to recognize all or part of its deferred gain that is not recognized in the partnership merger. See “—Effect of Subsequent Events” below.

Reduction in Share of Partnership Liabilities/Deemed Cash Distribution. To the extent that a Colonial LP unitholder’s share of Colonial LP liabilities immediately prior to the partnership merger exceeds its allocable share of MAA LP liabilities attributable to MAA LP units acquired in the partnership merger, the unitholder will be considered to receive a deemed cash distribution in connection with the partnership merger and, accordingly, the Colonial LP unitholder could recognize taxable gain at the time of the partnership merger. The Colonial LP unitholder, however, will recognize gain from such deemed distribution only to the extent that the deemed cash distribution exceeds the Colonial LP unitholder’s adjusted tax basis in MAA LP units it receives in the partnership merger.

In order to determine whether a Colonial LP unitholder’s share of liabilities is reduced as a result of the partnership merger, the Colonial LP unitholder’s share of liabilities in Colonial LP immediately before the partnership merger must be compared to the unitholder’s share of liabilities as a MAA LP unitholder immediately after the partnership merger. Any net reduction in a former Colonial LP unitholder’s share of liabilities will be considered to result in a deemed cash distribution from MAA LP to that unitholder, which will be taxable to the extent that it exceeds such former Colonial LP unitholder’s adjusted tax basis in MAA LP units received in the partnership merger. A summary of the rules for allocating partnership liabilities is provided below. However, those rules are complex and highly fact-dependent. Moreover, neither Colonial LP nor MAA LP is providing any assurances that a holder of Colonial LP units will receive a sufficient allocation of liabilities of MAA LP to avoid gain (or at-risk recapture). Each Colonial LP unitholder should consult with its own tax advisor to assess, in their particular circumstances, the potential impact on them of a reduction of its share of liabilities as a result of or otherwise following the partnership merger and the resulting deemed receipt of a cash distribution as a result thereof.

Under Code Section 752 and the relevant Treasury Regulations, the determination of a partner’s share of partnership liabilities depends on whether the liabilities are “recourse” or “nonrecourse.” A partnership liability is a recourse liability to the extent that any partner, or a person related to any partner, bears the economic risk of loss for that liability. A partnership liability is nonrecourse to the extent that no partner, and no person related to any partner, bears the economic risk of loss for that liability.

A MAA LP unitholder (including a former Colonial LP unitholder) will have a share of the recourse liabilities of MAA LP only if and to the extent that the unitholder either:

•

guarantees or indemnifies specified debt of Colonial LP that remains outstanding following the partnership merger and such guarantee or indemnity is effective for U.S. federal income tax purposes to cause the former Colonial LP unitholder to be considered to bear the risk of loss with respect to those liabilities; or

•

guarantees or indemnifies specified debt of MAA LP, or into a “deficit restoration obligation” with respect to any deficit in its capital account as holder of MAA LP units, and that guarantee, indemnity, or deficit restoration obligation is effective for U.S. federal income tax purposes to cause the MAA LP unitholder to be considered to bear the risk of loss with respect to MAA LP recourse liabilities.

A partner’s share of partnership nonrecourse liabilities equals the sum of:

•	the partner’s share of “partnership minimum gain” under Code Section 704(b) and the relevant Treasury Regulations;

•

the partner’s “Section 704(c) minimum gain,” which is the amount of any taxable gain that would be allocated to the partner under Code Section 704(c) or in the same manner as Code Section 704(c) in connection with a revaluation of partnership property if the partnership disposed of all partnership property subject to one or more nonrecourse liabilities of the partnership in full satisfaction of those liabilities and for no other consideration in a taxable transaction; and

•	the partner’s share of “excess nonrecourse liabilities” which are not allocable to the partners under one of the two preceding rules.

As a result of the book up of the capital accounts of its partners under Section 704(b) of the Code in connection with the partnership merger, MAA LP believes that, immediately following the partnership merger, will not have any partnership minimum gain, and, thus, no MAA LP unitholder would be allocated any share of nonrecourse debt that is attributable to partnership minimum gain. The amount of any liabilities attributable to Code Section 704(c) minimum gain allocable to an MAA LP unitholder, including Colonial LP unitholder who becomes a MAA LP unitholder, will depend on several factors, including:

•

the Colonial LP unitholder’s share of the Code Section 704(c) gain of Colonial LP immediately prior to the partnership merger, which depends, among other things, upon the assets that the unitholder originally contributed or was deemed to contribute to Colonial LP in exchange for its Colonial LP units, the tax basis of those assets at the time of the contribution to Colonial LP relative to their fair market value at the time, and the amount of nonrecourse liabilities of Colonial LP, if any, secured by those assets (or treated as secured by those assets for this purpose) at the time of the partnership merger;

•

the Colonial LP unitholder’s share of any additional Section 704(c) minimum gain attributable to the assets of Colonial LP created by reason of the partnership merger if, for example, any nonrecourse liabilities secured by particular Colonial LP assets at the time of the partnership merger exceed the tax basis of those assets by more than the existing Section 704(c) minimum gain attributable to those assets immediately prior to the partnership merger; and

•

the extent to which MAA LP causes nonrecourse liabilities of Colonial LP as to which there exists Section 704(c) minimum gain immediately before the partnership merger to be repaid or refinanced in connection with or subsequent to the partnership merger in a manner that reduces or eliminates that Section 704(c) minimum gain.

There can be no assurance that a Colonial LP unitholder’s share of the liabilities of Colonial LP will not be reduced as a result of the partnership merger, or that a Colonial LP unitholder’s share of the liabilities of MAA LP following the partnership merger will be adequate to avoid the recognition of gain.

Possible Guarantee/Indemnities. As a general matter, if a Colonial LP unitholder has in place at the time of the partnership merger an existing guarantee or indemnity of indebtedness of Colonial LP (or one of its subsidiaries), such obligation will continue in effect after the partnership merger unless the debt to which the guarantee or indemnity applies is repaid or refinanced or MAA LP acts to terminate that guarantee or indemnity. Neither MAA LP nor Colonial LP offers any assurance that those guarantees or indemnities either are or will be effective to defer taxable gain that a former Colonial LP unitholder otherwise would recognize either at the time of the partnership merger or thereafter.

The merger agreement permits, but does not require, Colonial and Colonial LP, subject to certain limitations, to take actions so as to permit or facilitate any direct or indirect holder of Colonial LP units to guarantee or indemnify indebtedness of Colonial LP or a subsidiary of Colonial in a manner consistent with past practice as reasonably necessary to prevent the recapture of a such unitholder’s “negative tax capital account” until the date of the partnership merger, taking into account the effects of the partnership merger. The negative tax capital account of a holder of Colonial LP units (or, following the partnership merger, a former Colonial LP unitholder) generally is the amount by which its share of the indebtedness of Colonial LP (or, following the partnership merger, MAA LP) exceeds its adjusted tax basis in its Colonial LP units or, following the partnership merger, MAA LP units (that is, as a general matter, the amount of deferred gain that would be recognized by the Colonial LP unitholder if it were not to be allocated any share of the liabilities of Colonial LP). There can be no assurance any direct or indirect holder of Colonial LP units has guaranteed or indemnified, or will be offered the opportunity to guarantee or indemnify, sufficient indebtedness to prevent the recognition of gain.

Moreover, substantial uncertainties may exist as to the amount of guarantee or indemnity required for any particular U.S. Holder to avoid the recognition of gain and/or whether any such guarantees or indemnities will be considered effective for U.S. federal income tax purposes to prevent the recognition of gain. In addition, as described above, the extent to which a Colonial LP unitholder may recognize income or gain as a result of a deemed distribution of cash resulting from a reduction in its share of partnership liabilities depends on, among other things, former Colonial LP unitholders’ respective shares of liabilities of MAA LP following the partnership merger. The rules for determining a partner’s share of liabilities under the Code and relevant Treasury Regulations are, as mentioned, complex and dependent on numerous factors. Given the complexity of these rules, the required factual determinations, and the potential impact of subsequent events, it may be difficult for Colonial and Colonial LP to determine, prior to the partnership merger, a former Colonial LP unitholder’s share of MAA LP liabilities immediately following the partnership merger, or otherwise determine such unitholder’s negative tax capital account at any given time. Therefore, there can be no assurance any guarantee or indemnity, if one is offered to a holder of Colonial LP units, would be sufficient to prevent a holder of Colonial LP units from recognizing income or gain in connection with the partnership merger as a result of a deemed distribution of cash resulting from a reduction in its share of partnership liabilities, or thereafter. In addition, any existing or new guarantee or indemnity may not be respected as achieving the intended tax result under existing law. The Internal Revenue Service has recently indicated that it may issue guidance limiting an ability of a partner to be allocated liabilities of a partnership by entering into a so-called “bottom” guarantee or indemnity. Such guidance, when effective, may limit the effectiveness of a guarantee or indemnity entered into by a holder of Colonial LP unitholder to cause liabilities of Colonial LP or, after the partnership merger, MAA LP to be allocated to such unitholder. As of the date hereof, no such guidance has been issued, including in proposed form. There can be no assurance, therefore, as to when or if such guidance may be issued, what form it may take, and/or whether and how it may apply to existing or future guarantees and indemnities entered into, if any, holders of Colonial LP units.

Disguised Sale. A Colonial LP unitholder may have taxable gain if the partnership merger is considered to result in a “disguised sale” to MAA LP of some or all of the Colonial LP assets or the Colonial LP unitholder’s units. Code Section 707 and the applicable Treasury Regulations, which are referred to as the disguised sale rules, generally provide that a disguised sale of property has occurred if:

•	a partner contributes property to a partnership; and

•	the partnership transfers money or other consideration to the partner (which may include, as described below, the assumption of liabilities by the partnership).

Under the disguised sale rules, a contribution to a partnership and any transfer to a partner that occur within two years of each other are presumed to be a disguised sale unless:

•	the facts and circumstances clearly establish that the contribution and transfer do not constitute a disguised sale; or

•	an exception to disguised sale treatment applies.

Generally, a transfer of property by a partner to a partnership and a transfer of money or other consideration (other than an interest in the partnership) from the partnership to the partner will be treated as a disguised sale if (i) the transfer of money or other consideration would not have been made but for the transfer of property and (ii) in cases where the transfers are not made simultaneously, the subsequent transfer is not dependent on the entrepreneurial risks of partnership operations.

No direct transfers of money or of consideration other than MAA LP units will be made to Colonial LP or any Colonial LP unitholder in the partnership merger. However, the disguised sale rules can apply in other circumstances as well.

For purposes of the disguised sale rules, either an assumption of liabilities by the partnership or a transfer of properties subject to liabilities is treated as a transfer of money or other property from the partnership to the partner which may give rise to a disguised sale, even if that transaction would not otherwise result in a taxable deemed cash distribution in excess of the partner’s basis. For purposes of this rule, a reduction in a Colonial LP unitholder’s share of partnership liabilities in connection with the partnership merger could be treated as a transfer of money or property from MAA LP to the unitholder (or Colonial LP) that gives rise to a disguised sale, even if that reduction would not otherwise result in a taxable deemed cash distribution in excess of the Colonial LP unitholder’s basis in his partnership interest. The method of computing the amount of any such reduction under the disguised sale rules is different from, and generally more onerous than, the method applied for purposes of the rules discussed above under “—Reduction in Share of Partnership Liabilities/ Deemed Cash Distribution”.

Notwithstanding the foregoing, in connection with a contribution to a partnership that is not otherwise treated as part of a disguised sale, neither the assumption of “qualified liabilities” by the partnership (MAA LP) nor the acquisition by the partnership (MAA LP) of properties subject to “qualified liabilities” is treated as part of a disguised sale. Under the disguised sale rules, a qualified liability includes:

•

any liability incurred more than two years prior to the earlier of the transfer of the property or the date the partner agrees in writing to the transfer, as long as the liability has encumbered the transferred property throughout the two-year period;

•

a liability that was not incurred in anticipation of the transfer of the property to a partnership, but that was incurred by the partner within the two-year period prior to the earlier of the date the partner agrees in writing to transfer the property or the date the partner transfers the property to a partnership and that has encumbered the transferred property since it was incurred;

•	a liability that is traceable under applicable Treasury Regulations to capital expenditures with respect to the property; and

•

a liability that was incurred in the ordinary course of the trade or business in which property transferred to the partnership was used or held, but only if all the assets related to that trade or business are transferred, other than assets that are not material to a continuation of the trade or business.

A liability incurred within two years of the transfer is presumed to be incurred in anticipation of the transfer unless the facts and circumstances clearly establish that the liability was not incurred in anticipation of the transfer. However, to the extent that a contributing partner incurs a refinancing liability and the proceeds thereof are allocable under the Treasury Regulations to payments discharging all or part of any other liability of that partner or of the partnership, the refinancing debt is considered the same as the other liability for purposes of the disguised sale rules. Finally, if a partner treats a liability incurred within two years of the transfer as a qualified liability because the facts clearly establish that it was not incurred in anticipation of the transfer, such treatment must be disclosed to the Internal Revenue Service in the manner set forth in the disguised sale rules.

Moreover, if a transfer of property to a partnership is treated as part of a disguised sale without regard to the partnership’s assumption of or taking subject to a qualified liability, then the partnership’s assumption of or taking subject to that liability generally is treated as a transfer of additional consideration to the transferring partner only to the extent of the lesser of (i) the excess of the amount of the liability over the partner’s post-contribution share of the liability (as determined under the disguised sale rules and taking into account certain anticipated reductions in such share) and (ii) the amount determined by multiplying the amount of the qualified liability by the partner’s “net equity percentage.” The net equity percentage is generally the amount of consideration received by the partner, other than relief from qualified liabilities, divided by the partner’s net equity in the property sold, as calculated under the disguised sale rules.

Colonial and Colonial LP expect that all liabilities of Colonial LP at the time of the partnership merger will be qualified liabilities. If Colonial LP’s liabilities are so characterized, and absent any other disguised sale consideration, the transfer of Colonial LP’s assets subject to such liabilities in the partnership merger should not result in recognition of gain under the disguised sale rules to Colonial LP. There can be no assurance, however, that the Internal Revenue Service would not contend otherwise.

Cash distributions from a partnership to a partner also may be treated as a transfer of property for purposes of the disguised sale rules. However, a cash distribution will not be treated as part of a disguised sale if it is attributable to a “reasonable preferred return” or is a distribution of “operating cash flow.” Post-merger cash distributions by MAA LP that do not fall within one of those safe harbors will be treated as disguised sale consideration to the extent they satisfy the “but for” and “lack of entrepreneurial risk” tests above (and during the first two years following the partnership merger will be presumed part of a disguised sale unless the facts and circumstances clearly establish otherwise). MAA LP cannot guarantee that MAA LP will not make one or more cash distributions that could be viewed as part of a disguised sale to the extent received by former Colonial LP unitholders.

MAA LP unitholders will have “unit redemption rights,” which entitle the unitholders (other than MAA) to require MAA LP to pay the unitholder the fair market value of MAA LP units in cash, unless MAA elects to acquire the MAA LP units for cash or shares of MAA common stock, at MAA’s election. The existence of the unit redemption rights with respect to those MAA LP units issued in the partnership merger is not likely to be additional consideration for purposes of the disguised sale rules, although there can be no assurance that the Internal Revenue Service would not contend otherwise. However, if a Colonial LP unitholder that acquires MAA LP units in the partnership merger were to exercise the unit redemption right at the time of or within two years after the partnership merger, there may be a risk that the payment of cash by MAA LP would result in disguised sale treatment of the partnership merger for that unitholder, or potentially for Colonial LP.

If a disguised sale of all or a portion of Colonial LP unitholder’s Colonial LP units to MAA LP is deemed to occur, a unitholder could be required to recognize some or all of the deferred gain represented by the excess of the amount realized (which is equal to the sum of the fair market value of MAA LP units received in the partnership merger, the amount of any reduction in liabilities attributable to the unitholder as a result of the partnership merger, and any other consideration received in the partnership merger) over the unitholder’s basis in those units. The disguised sale would be treated as a sale for all purposes of the Code and would be considered to take place on the date that, under general principles of U.S. federal tax law, MAA LP becomes the owner of the property. If the transfer of money or other consideration from MAA LP occurs after the partnership merger, MAA LP would be treated as having acquired the property at the time of the partnership merger and having issued an obligation to transfer to Colonial LP or the unitholders, as applicable, money or other consideration at a later date. As a result of the deemed receipt of such an obligation, a Colonial LP unitholder may be deemed to receive (or otherwise be required to accrue) interest for U.S. federal income tax purposes, and any such interest would be taxable at ordinary income rates rather than the reduced rates generally applicable to long-term capital gain.

If a disguised sale of a portion of Colonial LP’s assets were deemed to occur, Colonial LP would recognize gain or loss with respect to the portion sold, based on the difference between Colonial LP’s adjusted tax basis in such portion and the disguised sale consideration allocable to such portion (generally calculated separately for each asset). Any such gain or loss would be allocated among the Colonial LP unitholders at the time of the partnership merger (taking into account any Book-Tax Differences under the principles discussed below under “Tax Consequences of Ownership of MAA LP Units after the Partnership Merger—Tax Allocations with Respect to Book-Tax Difference on Contributed Properties”).

Distribution of Marketable Securities. Under Code Section 731, a Colonial LP unitholder could recognize gain or loss on the deemed distribution of MAA LP units by Colonial LP in the partnership merger if MAA LP units are considered “marketable securities” unless specified conditions are met. MAA LP units could be considered to be marketable securities because they are readily convertible into publicly traded shares of MAA common stock or cash in accordance with the unit redemption rights of MAA LP unitholders.

However, Treasury Regulations under Code Section 731(c), as applied to the partnership merger, provide that a distribution of marketable securities will not be taxable under that Section if:

•	MAA LP units are acquired by Colonial LP in the partnership merger and the partnership merger qualifies as a nonrecoginition transaction for MAA LP and Colonial LP, which is expected to be the case;

•

the value at the time of the partnership merger of any securities and money of Colonial LP that are contributed to MAA LP in the partnership merger is less than 20% of the value of all the assets contributed by Colonial LP to MAA LP in the partnership merger, which is expected to be the case; and

•	Colonial LP distributes MAA LP units to its unitholders within five years after the partnership merger, which is expected to be the case.

Accordingly, MAA LP and Colonial LP believe that the distribution of MAA LP units in the partnership merger would not be treated as a taxable distribution of marketable securities under Code Section 731(c).

Section 465(e) Recapture. Under Code Section 465, a taxpayer’s ability to use losses to offset taxable income is limited by rules that are referred to as the “at-risk” rules. See “Tax Consequences of Ownership of MAA LP Units After the Partnership Merger—Limitations on Deductibility of Losses; Treatment of Passive

Activities” below. In addition, the at-risk rules may require a taxpayer to “recapture” losses that were previously used by the taxpayer with respect to an “activity” if the taxpayer’s “at-risk amount” for the activity falls below zero at the close of the taxable year. Losses are recaptured by including the amount of the losses previously used by the taxpayer in the taxpayer’s taxable income for the year of the recapture.

The identification and scope of an activity and the calculation of the at-risk amount under the at-risk rules are highly complex and can involve uncertainties. Generally, a taxpayer’s at-risk amount for an activity is the amount of the taxpayer’s investment in the activity, which is increased by the taxpayer’s income from the activity and the taxpayer’s share of the “qualified nonrecourse financing,” as defined in Code Section 465(b)(6), with respect to the activity, and reduced by the taxpayer’s losses and distributions from the activity. It is possible that the partnership merger and/or the repayment or refinancing of outstanding indebtedness of Colonial LP which constitutes qualified nonrecourse financing, either at the time of or following the partnership merger, could cause a Colonial LP unitholder’s at-risk amount to be reduced below zero, which could, in turn, cause the Colonial LP unitholder to recognize taxable income as a result of the Code Section 465(e) recapture provisions. The definition of qualified nonrecourse financing is different from, and sometimes more restrictive than, the definition of nonrecourse liabilities for purposes of determining adjusted tax basis, discussed above. It is, therefore, possible that a former Colonial LP unitholder could incur a reduction in its share of qualified nonrecourse financing that causes it to recognize taxable income under the Code Section 465(e) recapture rules even if the unitholder does not have a reduction in its nonrecourse liabilities that causes it to recognize gain as the result of a deemed cash distribution, as described above. Moreover, courts have held that certain arrangements, such as deficit registration obligations, that attract a share of recourse liabilities under Code Section 752 do not give rise to at-risk amounts. Because at-risk amounts are determined separately for each activity, the scope of which is uncertain, the partnership merger also could result in a former Colonial LP unitholder receiving allocations of liabilities with respect to different at-risk activities as compared to prior to the partnership merger, resulting the unitholder’s at-risk amount with respect to a particular activity falling below zero even if unitholder’s aggregate at-risk amount is positive.

Effect of Subsequent Events

Even if a U.S. Holder of Colonial LP units or a continuing MAA LP unitholder is not required to recognize gain at the time of the partnership merger, subsequent events could cause the U.S. Holder to recognize part or all of the unitholder’s unrealized gain that is not recognized at the time of the partnership merger. See “Tax Consequences of Ownership of MAA LP Units after the Partnership Merger” below. Subsequent events that could cause the recognition of deferred gain to a former Colonial LP unitholder or continuing MAA LP unitholder include:

•

the sale of individual properties by MAA LP, particularly those with respect to which the former Colonial LP unitholder or continuing MAA LP had deferred gain even before the partnership merger (i.e., in a contribution of such properties to Colonial LP or MAA LP, as applicable, for partnership units), as discussed under “Summary of the Material U.S. Federal Income Tax Consequences of the Partnership Merger to Colonial LP Unitholders” and “Tax Consequences of the Partnership Merger to U.S. Holders of Colonial LP Units That Receive MAA LP Units” above and “Tax Consequences of Ownership of MAA LP Units after the Partnership Merger—Tax Allocations with Respect to Book-Tax Difference on Contributed Properties” below;

•

a distribution by MAA LP (including in connection with a liquidation of MAA LP) to one or more unitholders within seven years following the partnership merger of a non-cash property held by Colonial LP at the time of the partnership merger with respect to which gain was deferred, either at the time a former Colonial LP unitholder contributed the property to Colonial LP or at the time of the partnership merger, or a distribution by MAA LP (including in connection with a liquidation of MAA LP) of non-cash property previously contributed to MAA LP by a continuing MAA LP unitholder within seven years of such contribution, as discussed under “Tax Consequences of Ownership of MAA LP Units after the Partnership Merger—Distributions of Property” below;

•

a distribution by MAA LP (including in connection with a liquidation of MAA LP) to a former Colonial LP unitholder of non-cash property within seven years following the partnership merger, or a distribution by MAA LP (including in connection with a liquidation of MAA LP) to a continuing MAA LP unitholder of non-cash property within seven years following that unitholder’s contribution of property to MAA LP, as discussed in “Tax Consequences of Ownership of MAA LP Units after the Partnership Merger—Distributions of Property” below;

•

a distribution by MAA LP to a unitholder of cash or “marketable securities” in excess of the unitholder’s adjusted tax basis in its MAA LP units, as discussed in “Tax Consequences of Ownership of MAA LP Units after the Partnership Merger—Distributions of Property and—MAA LP Distributions” below;

•	a reduction in an MAA LP unitholder’s share of MAA LP liabilities, as discussed in “Tax Consequences of Ownership of MAA LP Units after the Partnership Merger—MAA LP Distributions” below;

•

the effect of the possible application by MAA LP of a method other than the “traditional method” for eliminating the book-tax difference with respect to former Colonial LP properties, which such other method generally could result more income (or less expense) being allocated, for U.S. federal income tax purposes, to former Colonial LP unitholders than such unitholders received from Colonial LP prior to the partnership merger, as discussed in “Tax Consequences of Ownership of MAA LP Units after the Partnership Merger—Tax Allocations with Respect to Book-Tax Difference on Contributed Properties” below.

A former Colonial LP unitholder or continuing MAA LP unitholder, however, may be able to use any passive losses or passive loss carry forwards to offset any unrealized gain that it must recognize, subject to any applicable passive loss or other loss limitations, including special passive loss limitations that would apply if MAA LP were to be classified as a publicly traded partnership. See “Tax Consequences of Ownership of MAA LP Units after the Partnership Merger—Limitations on Deductibility of Losses, Treatment of Passive Activities” below.

Tax Consequences of Ownership of MAA LP Units after the Partnership Merger

Income and Deductions in General. Each MAA LP unitholder will be required to report on its income tax return its allocable share of income, gains, losses, deductions and credits of MAA LP. Each MAA LP unitholder will be required to include these items on its U.S. federal income tax return even if the unitholder has not received any cash distributions from MAA LP. For each taxable year, MAA LP is required to furnish to each MAA LP unitholder a Schedule K-1 that sets forth the unitholder’s allocable share of any income, gains, losses, deductions and credits of MAA LP. So long as it is treated as a partnership for U.S. federal income tax purposes, MAA LP generally is not itself required to pay any U.S. federal income tax.

Treatment of MAA LP Distributions. Subject to the discussion above in “Summary of the Material U.S. Federal Income Tax Consequences of the Partnership Merger to Colonial LP Unitholders” and “Tax Consequences of the Partnership Merger to U.S. Holders of Colonial LP Units that Receive MAA LP Units,” distributions of money by MAA LP to a MAA LP unitholder, including deemed distributions that result from a reduction in the unitholder’s share of MAA LP liabilities, generally will result in taxable gain to the unitholder only if and to the extent that the distribution exceeds the unitholder’s basis in its MAA LP units immediately before the distribution. A portion of the gain may be taxable as ordinary income if the distribution is accompanied by a reduction in the partner’s share of certain ordinary income assets.

Any reduction in a MAA LP unitholder’s share of MAA LP’s liabilities, whether through repayment, refinancing with recourse liabilities, refinancing with nonrecourse liabilities secured by the other properties as to which the unitholder does not have Section 704(c) minimum gain, or otherwise, will constitute a deemed distribution of money to the unitholder. In addition, an issuance of additional units by MAA LP (including to MAA) without a corresponding increase in MAA LP’s nonrecourse liabilities could decrease a MAA LP unitholder’s share of MAA LP nonrecourse liabilities, resulting in a deemed distribution of money to a MAA LP unitholder. Under such rules, the refinancing, repayment or other reduction in the amount of any debt secured by individual properties (or treated as such for purposes of Code Section 752), particularly those properties held by Colonial LP and with respect to which a former Colonial LP unitholder had deferred gain even before the partnership merger or which were contributed to MAA LP by a continuing MAA LP unitholder, or the refinancing, repayment or other reduction in the amount of any debt with respect to which MAA LP unitholder has in place a guarantee or indemnity, could reduce the unitholder’s share of liabilities. A unitholder’s share of liabilities also would decrease upon the lapse or termination of a guarantee, indemnity or deficit restoration obligation that supported an allocation of MAA indebtedness or if such arrangement were not respected for U.S. federal income tax purposes. An MAA LP unitholder’s share of MAA LP liabilities also could be reduced due to an increase in the adjusted tax basis of property with respect to which the MAA LP unitholder has a deferred gain, whether as a result of capital expenditures or otherwise, or the elimination of a “book-tax difference” between the current adjusted tax bases of MAA LP properties (including former Colonial LP properties) and the “book values” of the properties. See “—Tax Consequences of Ownership of MAA LP Units After the Partnership Merger—Tax Allocations with Respect to Book-Tax Difference on Contributed Properties” which has the effect of reducing the amount of indebtedness allocable to the affected unitholder for tax basis purposes.

Generally, the maximum amount of gain that any MAA LP (including a former Colonial LP unitholder) could recognize as a result of a reduction in liabilities is its negative tax capital account. Reductions in a MAA LP unitholder’s share of liabilities also could result in at-risk recapture. MAA LP cannot guarantee that a future refinancing will not result in a reduction of the liabilities allocated to the former Colonial LP unitholders or other MAA LP unitholders, causing the affected MAA LP unitholders to recognize taxable gain. Notwithstanding the foregoing, as described above, under the amended and restated MAA LP limited partnership agreement, if MAA, in its capacity as general partner of MAA LP, decides to refinance (directly or indirectly) any outstanding indebtedness of MAA LP, MAA must use reasonable efforts to structure such refinancing in a manner that minimizes any adverse tax consequences therefrom to the limited partners of MAA LP. See “Summary of the Material U.S. Federal Income Tax Consequences of the Partnership Merger to Colonial LP Unitholders.”

The general treatment of actual or deemed distributions described above would not apply to any actual or deemed distribution that was treated as part of disguised sale with respect to property previously contributed by the MAA LP unitholder to MAA LP or Colonial LP, as applicable, under the rules discussed under “Tax Consequences of the Partnership Merger to U.S. Holders of Colonial LP Units that Receive MAA LP Units—Disguised Sale” above.

Distributions of Property. A distribution of property other than money by MAA LP to its unitholders ordinarily does not result in the recognition of gain or loss by either MAA LP or the unitholder unless the property is a marketable security for purposes of Code Section 731(c) and the exceptions to the requirement for recognition of gain do not apply. Marketable securities, for these purposes, include actively traded securities or equity interests in another entity that are readily convertible into or exchangeable for money or marketable securities. In that event, the property would be treated as money and the unitholder would recognize gain, but not loss, to the extent described above. There can be no assurance that MAA LP will not make distributions of property that are considered marketable securities or that an exception to the gain recognition requirement would apply to any such distribution.

Upon the distribution of non-cash property to another partner within seven years of when the property was contributed to the partnership, Code Section 704(c)(1)(B) generally requires that the partner who contributed that property to the partnership recognize any gain that existed, but was deferred, for U.S. federal income tax purposes with respect to the property at time of the contribution. Similarly, Code Section 737 generally requires the recognition of a contributing partner’s deferred gain upon the distribution to that partner of other partnership property within seven years of when that partner contributed appreciated property to the partnership.

Under these rules, a former Colonial LP unitholder who contributed property to Colonial LP, or a continuing MAA LP who contributed property to MAA LP, could recognize gain that is attributable to the unamortized built-in gain that existed at the time the property was contributed to Colonial LP or MAA LP (as the case may be) under either of these provisions if, within seven years of when the contributing unitholder originally contributed the property to Colonial LP or MAA LP, as applicable, MAA LP either distributes that contributed property to one or more other MAA LP unitholders or distributes any other property to that contributing unitholder. Similarly, gain that is deferred at the time of the partnership merger with respect to appreciated assets of Colonial LP that are deemed contributed to MAA LP in the partnership merger (which in the case of a property contributed to Colonial LP, is in excess of the unamortized built-in gain that existed at the time the property was contributed to Colonial LP) would be recognized and allocated to the former Colonial LP unitholders if any of those former Colonial LP properties are distributed by MAA LP within seven years after the partnership merger or if MAA LP distributes other properties to the former Colonial LP unitholders. These rules apply even in connection with a liquidating distribution by MAA LP.

Initial Basis of Units. In general, a Colonial LP unitholder who acquires MAA LP units in the partnership merger generally will have an initial basis in its MAA LP units equal to its basis in its Colonial LP units, adjusted to reflect the effects of the partnership merger. A Colonial LP unitholder’s basis in its Colonial LP units will be adjusted upward or downward to reflect any increase or decrease, respectively, in the unitholder’s share of Colonial LP liabilities compared to the unitholder’s share of MAA LP liabilities immediately after the partnership merger. For a discussion of the rules applicable to the determination of whether a Colonial LP unitholder has experienced a reduction in its share of partnership liabilities, see “—Tax Consequences of the Partnership Merger to U.S. Holders of Colonial LP Units That Receive MAA LP Units—Reduction in Share of Partnership Liabilities/ Deemed Cash Distribution” above. A continuing MAA LP unitholder’s tax basis in its MAA LP units generally will be the same as its adjusted tax basis in its old MAA LP units immediately prior to the adoption of the amended and restated MAA LP limited partnership agreement. A continuing MAA LP unitholder’s basis in its MAA LP units will similarly be adjusted upward or downward to reflect such increases or decreases, respectively, in its MAA LP units.

A MAA LP unitholder’s initial basis in its MAA LP units generally will be increased by the unitholder’s share of:

•	MAA LP taxable and tax-exempt income;

•	any increases in nonrecourse liabilities incurred by MAA LP; and

•

recourse liabilities to the extent MAA LP unitholder elects to take on a deficit restoration obligation or otherwise incurs the risk of loss with respect to those liabilities, whether through a guarantee or indemnification agreement or otherwise.

Generally, a MAA LP unitholder’s initial basis in its units thereafter will be decreased, but not below zero, by the unitholder’s share of:

•	MAA LP distributions;

•

decreases in liabilities of MAA LP, including any decrease in its share of the nonrecourse liabilities of MAA LP and any recourse liabilities for which it is considered to bear the economic risk of loss;

•	losses of MAA LP; and

•	nondeductible expenditures of MAA LP which are not chargeable to capital.

Allocations of MAA LP Income, Gain, Loss and Deductions. The partnership agreement of MAA LP generally provides that net losses will be allocated first among the common unitholders in proportion to their respective percentage ownership interests in common units and second to preferred unitholders, if any, in proportion to their respective percentage ownership interests in preferred units. However, a holder of MAA LP units will not be allocated net losses that would have the effect of creating a deficit balance in its capital account, as specially adjusted for such purpose, which losses are referred to as excess losses. Excess losses will be allocated to MAA LP unitholders who have deficit restoration obligations in proportion to and to the extent of their respective deficit restoration obligations; and thereafter, to MAA.

The partnership agreement of MAA LP generally provides that net income will be allocated first to MAA to the extent that MAA has previously been allocated losses. Second, net income will be allocated proportionately to unitholders who have deficit restoration obligations in an amount equal to the cumulative net losses allocated to such unitholders with respect to their deficit restoration obligations. Third, net income will be allocated to preferred unitholders, if any, in an amount equal to the cumulative net losses allocated to such unitholders. Fourth, net income will be allocated to common unitholders in an amount equal to the cumulative net losses allocated to such unitholders. Finally, any remaining net income shall be allocated in proportion to the respective common unit percentage ownership interests.

Under Code Section 704(b), a partnership’s allocation of any item of income, gain, loss or deduction to a partner will be given effect for U.S. federal income tax purposes so long as it has “substantial economic effect,” or is otherwise in accordance with the “partner’s interest in the partnership.” If an allocation of an item does not satisfy this standard, it will be reallocated among the partners on the basis of their respective interests in the partnership, taking into account all facts and circumstances. MAA LP believes that the allocations of items of income, gain, loss and deduction under the partnership agreement, as described above, will be considered to have substantial economic effect, or otherwise will be in accordance with the partners’ interests in the partnership, under the applicable Treasury Regulations.

Tax Allocations with Respect to Book-Tax Difference on Contributed Properties. Under Section Code Section 704(c), income, gain, loss and deductions attributable to appreciated or depreciated property that is contributed to a partnership must be allocated for U.S. federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of contribution. The amount of unrealized gain or unrealized loss generally is equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of the property at the time of contribution, which is referred to as the “book-tax difference.” A book-tax difference also can exist with respect to an asset that has not appreciated or depreciated in economic terms if that asset has been depreciated for tax purposes. At the time of the partnership merger, a substantial book-tax difference is likely to exist with respect to the assets owned by Colonial LP, particularly those that Colonial LP previously acquired in exchange for its units. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners or members. Similar tax allocations are required with respect to the Book-Tax Differences in the assets owned by a partnership when additional assets (including cash) are contributed in exchange for a new partnership interest.

The partnership agreement of MAA LP requires allocations of income, gain, loss and deductions attributable to the properties with respect to which there is book-tax difference be made in a manner that is consistent with Code Section 704(c). Treasury Regulations under Code Section 704(c) require partnerships to use a “reasonable method” for allocation of items affected by Code Section 704(c).

If an asset that is acquired from Colonial LP in the partnership merger is sold after the partnership merger, gain equal to any book-tax difference remaining at the time of such sale must be allocated exclusively to the former Colonial LP unitholders, even though the distributable proceeds of the sale will be allocated proportionately among all MAA LP unitholders; conversely, no gain attributable to any book-tax difference of an asset of MAA LP at the time of the partnership merger which remains at the time of a sale will be allocated to the former Colonial LP unitholders.

The amount of gain allocated by MAA LP to specific former Colonial LP unitholders with respect to former Colonial LP assets, or to specific continuing MAA LP unitholders with respect to assets held by MAA LP prior to the partnership merger, would depend upon a number of variables, including the book-tax difference that existed with respect to such assets before the partnership merger; the Code Section 704(c) method that MAA LP elects for the asset in question; whether the former Colonial LP unitholder owns units issued in exchange for the contribution of that asset to Colonial LP or the continuing MAA LP unitholder owns units issued in exchange for the contribution of that asset to MAA LP; the amount of the additional book-tax difference that was created as a result of the partnership merger with respect to the asset; and the amount of the book-tax difference with respect to that asset that has been amortized since the partnership merger and before the sale of the asset through the special allocations of depreciation deductions described above.

As described above, under the amended and restated MAA LP limited partnership agreement, in deciding whether or not to dispose of any property that represents more than 1% of MAA’s total assets, MAA must consider in good faith the income tax consequences of such disposition for both itself and the limited partners of MAA LP. See “Summary of the Material U.S. Federal Income Tax Consequences of the Partnership Merger” above.

In this regard, MAA LP could sell some or all of the properties that Colonial LP or MAA LP currently holds. There can be no assurance that such dispositions will be undertaken as “like-kind” exchanges under Section 1031 of the Code that do not result in the recognition of any taxable gain. More specifically, to the extent that MAA LP recognizes gain for U.S. federal income tax purposes in connection with a disposition of Colonial LP properties following the partnership merger, the former Colonial LP unitholder(s) who contributed a property to Colonial LP that is sold after the partnership merger will be allocated, for U.S. federal income tax purposes, the portion of the gain from any such sale that is attributable to the unamortized built-in gain that existed at the time the property was contributed to Colonial LP. Moreover, the former Colonial LP unitholders as a group (including MAA as the successor to Colonial) may be required to be allocated, for U.S. federal income tax purposes, the portion of the gain from any such sale that is attributable to the unamortized built-in gain that existed at the time of the partnership merger, less the unamortized built-in gain attributable to the original contributing Colonial LP unitholders, if any, described in the preceding sentence. Similarly, gain recognized upon the sale of a property contributed to MAA LP by a continuing MAA LP unitholder would be allocated to the contributing unitholder to extent of any unamortized built-in gain that existed as of the contribution. The continuing MAA LP unitholders as a group may be required to be allocated, for U.S. federal income tax purposes, the portion of the gain from any sale of a property held by MAA LP prior to the partnership merger that is attributable to the unamortized built-in gain that existed at the time of the partnership merger, less the unamortized built-in gain attributable to the original contributing MAA LP unitholders, if any, in the case of a property originally contributed to MAA LP. The amount of such allocations may vary depending on, and the treatment of the unrealized gain in the absence of a sale, will depend on, the method(s) that MAA LP elects to use to eliminate book-tax differences existing at the time of the partnership merger with respect to former Colonial LP properties and MAA LP properties prior to the partnership merger. For a discussion of the impact to MAA LP unitholders of unrealized gain in the absence of a sale of a property, see “—Tax Consequences of Ownership of MAA LP Units After the Partnership Merger—Tax Allocations with Respect to Book-Tax Difference on Contributed Properties” below.

A former Colonial LP unitholder or other MAA LP unitholder that receives a disproportionate allocation of gain upon a sale of a property under the above rules would not be entitled to any special disproportionate distributions from MAA LP in connection with the sale , and thus may not receive cash distributions from MAA LP sufficient to pay their additional taxes if MAA LP sells such property.

Liquidation of MAA LP. If MAA LP liquidates and dissolves, a distribution of MAA LP property other than money generally will not result in taxable gain to a MAA LP unitholder, except to the extent provided in Code Sections 707(a), 737, 704(c)(1)(B) and 731(c). See “—Distributions of Property” above. The basis of any property distributed to a MAA LP unitholder will equal the adjusted basis of the unitholder’s MAA LP units, reduced by any money distributed in liquidation. A distribution of money upon the liquidation of MAA LP, however, will be taxable to a MAA LP unitholder to the extent that the amount of money distributed in liquidation (including any deemed distributions of cash as a result of a reduction in the unitholder’s share of partnership liabilities) exceeds the unitholder’s tax basis in its MAA LP units. If MAA issued its shares of beneficial interest to MAA LP unitholders upon the liquidation of MAA LP, it is likely that each MAA LP unitholder would be treated as if it had exchanged its MAA LP units for shares of MAA common stock and the unitholder would recognize gain or loss as if its MAA LP units were sold in a fully taxable exchange. See “—Redemptions of MAA LP Units” below.

Limitations on Deductibility of Losses; Treatment of Passive Activities Generally, individuals, estates, trusts and some closely held corporations and personal service corporations can deduct losses from “passive activities” only to the extent that those losses do not exceed the taxpayer’s income from passive activities. Generally, passive activities are activities or investments in which the taxpayer does not materially participate, which would include the ownership of interests in MAA LP.

If MAA LP were a publicly traded partnership, but was not taxed as a corporation for U.S. federal income tax purposes because it was to satisfy the 90% qualifying income requirement, described above, holders of MAA LP units would be subject to special passive loss rules applicable to publicly traded partnerships. In particular, if MAA LP were a publicly traded partnership, an MAA LP unitholder would be unable to offset the unitholder’s share of MAA LP income and gains with passive losses from other passive activities other than the unitholder’s investment in MAA LP. Similarly, MAA LP losses allocable to an MAA LP unitholder could be used only to offset the unitholder’s allocable share of MAA LP income and gains and not to offset income and gains from other passive activities. For a more detailed discussion of MAA LP’s possible classification as a publicly traded partnership, see “Partnership Tax Status of MAA LP” above.

In addition, a MAA LP unitholder may not deduct its share of any MAA LP losses to the extent that those losses exceed the lesser of:

•	the adjusted tax basis of its MAA LP units at the end of MAA LP’s taxable year in which the loss occurs; and

•	the amount for which such unitholder is considered “at-risk” at the end of that year.

In general, a MAA LP unitholder will be at-risk to the extent of its basis in its MAA LP units, except to the extent that the unitholder acquired its units using nonrecourse debt. For these purposes, however, a unitholder’s basis in its MAA LP units will include only the unitholder’s share of MAA LP’s nonrecourse liabilities, as determined under Section 752 of the Code, that are considered “qualified nonrecourse financing” for purposes of these at-risk rules. In that regard, there can be no assurance that the Internal Revenue Service might not successfully contend that some or all of the debt secured by MAA LP’s properties is not qualified nonrecourse financing. In addition, there can be no assurance that MAA LP will not repay some or all of its qualified nonrecourse financing in the future with proceeds from equity offerings or proceeds of debt financings that do not constitute qualified nonrecourse financing.

After the partnership merger, an MAA LP unitholder’s at-risk amount generally will increase or decrease as the adjusted tax basis in its MAA LP units increases or decreases, except for increases or decreases attributable to MAA LP liabilities that do not constitute qualified nonrecourse financing. If a MAA LP unitholder is not allowed to use losses in a particular taxable year because of the application of the at-risk rules, the losses can be carried forward and may be used by the unitholder to offset income in a subsequent year to the extent that the unitholder’s adjusted basis or at-risk amount, whichever was the limiting factor, is increased in that subsequent year.

The at-risk rules apply to:

•	an individual unitholder;

•	an individual shareholder or partner, respectively, of a unitholder that is an S corporation or partnership; and

•

a unitholder that is a corporation if 50% or more of the value of that corporation’s stock is owned, directly or indirectly, by five or fewer individuals at any time during the last half of the taxable year.

The application of the at-risk rules is highly complex and can involve uncertainties. For instance, at-risk amounts are determined with respect to each separate “activity,” and the determination as to whether a particular investment (such as an investment in MAA LP units) constitutes one or several activities may not be entirely certain. In addition, the deductibility of losses may be limited by other provisions of U.S. federal income tax law. For instance, Section 704(d) of the Code prevents a partner from utilizing a loss allocated to it by a partnership to the extent that that loss exceeds the partner’s adjusted tax basis in its interest in the partnership. Unitholders should consult their own tax advisers regarding application in their particular circumstances of the passive activity loss rules, the at-risk rules and any other loss-limitation rules to their investment in MAA LP.

Disposition of MAA LP Units. If a MAA LP unit is sold, transferred as a gift or otherwise disposed of, gain or loss from the disposition will be based on the difference between the amount realized on the disposition and the basis attributable to MAA LP unit that is disposed of. The amount realized on the disposition of a unit generally will equal the sum of:

•	any cash received;

•	the fair market value of any other property received; and

•	the amount of MAA LP liabilities allocated to the unit.

A unitholder will recognize gain on the disposition of a MAA LP unit to the extent that the amount realized exceeds the unitholder’s basis for MAA LP unit. Because the amount realized includes any amount attributable to the relief from MAA LP liabilities attributable to the unit, a unitholder could have taxable income, or perhaps even a tax liability, in excess of the amount of cash and property received upon the disposition of the unit.

Generally, gain recognized on the disposition of a MAA LP unit will be capital gain. However, any portion of MAA LP unitholder’s amount realized on the disposition of a unit that is attributable to certain ordinary income assets will give rise to ordinary income. Such ordinary income assets include, to the extent not previously included in MAA LP’s income, any rights to payment for services rendered or to be rendered. Such assets also include amounts attributable to prior depreciation deductions that would be subject to recapture as ordinary income if MAA LP had sold its assets at their fair market value at the time of the redemption.

For individuals, trusts and estates, net capital gain from the sale of an asset held one year or less is subject to tax at the applicable rate for ordinary income. For these taxpayers, the maximum rate of tax on the net capital gain from a sale or exchange of an asset held for more than one year generally is 20%. However, a 25% rate applies to the extent that net capital gains attributable to the sale of depreciable real property are attributable to prior depreciation deductions not otherwise recaptured as ordinary income under other depreciation recapture rules. The applicable Treasury Regulations apply the 25% rate to a sale of an interest in a pass-through entity, such as a partnership, to the extent that the gain realized on the sale of the interest is attributable to prior depreciation deductions by the partnership that have not otherwise been recaptured as ordinary income. Accordingly, any gain on the sale of a MAA LP unit held for more than one year could be treated partly as gain from the sale of a long-term capital asset subject to a 20% tax rate, partly as gain from the sale of depreciable real property subject to a 25% tax rate to the extent attributable to prior depreciation deductions by MAA LP that have not been otherwise recaptured as ordinary income, and partly as ordinary income. Unitholders should consult their own tax advisors regarding the application of the 25% rate to a sale of MAA LP units.

Redemptions of MAA LP Units. If a MAA LP unitholder exercises its unit redemption right, MAA has the right under the partnership agreement of MAA LP to acquire the unitholder’s MAA LP units in exchange for cash or shares of MAA common stock. However, MAA is under no obligation to exercise this right. If MAA does elect to acquire a unitholder’s MAA LP units in exchange for cash or shares of MAA common stock, the transaction will be a fully taxable sale to the unitholder. The amount realized by a unitholder on this kind of disposition of a MAA LP unit will equal the sum of:

•	any cash received;

•	the fair market value of any shares of MAA common stock received; and

•	the amount of MAA LP liabilities allocated to the unit exchanged.

The unitholder’s taxable gain and the tax consequences of that gain would be determined as described under “—Disposition of MAA LP Units” above.

If MAA, as the general partner of MAA LP, does not elect to acquire MAA LP unitholder’s units in exchange for cash or shares of MAA common stock, MAA LP is required to redeem those MAA LP units for cash. If MAA LP redeems MAA LP units for cash contributed by MAA in order to effect the redemption, the redemption likely will be treated as a sale of MAA LP units to MAA in a fully taxable transaction, although the matter is not free from doubt. Under these circumstances, the redeeming unitholder’s amount realized will equal the sum of:

•	the cash received; and

•	the amount of MAA LP liabilities allocated to the unit redeemed.

The unitholder’s taxable gain and the tax consequences of that gain would be determined as described under “—Disposition of MAA LP Units” above.

If a MAA LP unit is redeemed for cash that is not contributed by MAA (or another MAA LP partner) to effect the redemption, the unitholder’s tax treatment generally will depend upon whether or not the redemption results in a disposition of all of the unitholder’s MAA LP units. If all of the unitholder’s MAA LP units are redeemed, the unitholder’s taxable gain and the tax consequences of that gain generally will be determined as described under “—Disposition of MAA LP Units” above (except that the 25% rate applicable to unrecaptured depreciation deductions generally will not apply). However, if less than all of a unitholder’s MAA LP units are redeemed, the unitholder will not be allowed to recognize loss on the redemption and will recognize taxable gain only if and to the extent that the unitholder’s amount realized on the redemption, calculated as described above, exceeds the unitholder’s basis in all of its MAA LP units immediately before the redemption.

Tax Elections and Certain Other Tax Matters. MAA, as general partner of MAA LP, may determine in its sole and absolute discretion whether to make any available election under the Code in respect of MAA LP, and may revoke any such election if, in its sole and absolute discretion, it determines that such revocation is in the best interest of all of the partners of MAA LP (including the general partner).

Under the amended and restated MAA LP limited partnership agreement, subject to any separate agreements with or for the benefit of any direct or indirect holders of MAA LP units (including those which have been incorporated into the amended and restated MAA LP limited partnership agreement), MAA, as general partner of MAA LP, may, but shall be under no obligation to, take into account the tax consequences to any holder of MAA LP units. Notwithstanding the foregoing, under the amended and restated MAA LP limited partnership agreement, if MAA, as general partner of MAA LP, decides to refinance (directly or indirectly) any outstanding indebtedness of MAA LP, MAA must use reasonable efforts to structure such refinancing in a manner that minimizes any adverse tax consequences therefrom to the limited partners of MAA LP. In addition, under the amended and restated MAA LP limited partnership agreement, in deciding whether or not to dispose of any property that represents more than 1% of MAA’s total assets, MAA must consider in good faith the income tax consequences of such disposition for both itself and the limited partners of MAA LP. Nonetheless, the amended and restated MAA LP limited partnership agreement also will provide that, except as may be set forth in a separate written agreement between a limited partner and MAA (and/or MAA LP, as applicable) or otherwise expressly provided in the amended and restated MAA LP limited partnership agreement, neither MAA, as general partner of MAA LP, nor MAA LP shall have liability to a limited partner under any circumstances as a result of an income tax liability incurred by such limited partner as a result of an action (or inaction) by MAA, as general partner of MAA LP, pursuant to its authority under such agreement.

Partnership Audit Procedures. The U.S. federal income tax information returns filed by MAA LP may be audited by the Internal Revenue Service. The Code contains partnership audit procedures governing the manner in which Internal Revenue Service audit adjustments of partnership items are resolved. Unless and until MAA LP elects to be treated as an “electing large partnership,” it is and will continue to be subject to audit rules under the Tax Equity and Fiscal Responsibility Act of 1982, which is referred to as TEFRA. See “—Possible Future Election by MAA LP to be Treated as an Electing Large Partnership” below.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of adjustments by the Internal Revenue Service and tax settlement proceedings. The U.S. federal income tax treatment of partnership items of income, gain, loss, deduction and credit is determined at the partnership level in a unified partnership proceeding, rather than in separate proceedings with each partner. The Code provides for one partner to be designated as the “tax matters partner” for these purposes. MAA is the tax matters partner for MAA LP.

The tax matters partner is authorized, but not required, to take some actions on behalf of MAA LP and the unitholders and can extend the statute of limitations for assessment of tax deficiencies against MAA LP unitholders with respect to MAA LP items. The tax matters partner will make a reasonable effort to keep each unitholder informed of administrative and judicial tax proceedings with respect to MAA LP items in accordance with Treasury Regulations issued under Code Section 6223. In connection with adjustments to MAA LP tax returns proposed by the Internal Revenue Service, the tax matters partner may bind any unitholder with less than a 1% profits interest in MAA LP to a settlement with the Internal Revenue Service unless the unitholder elects not to give that authority to the tax matters partner by filing a statement to that effect with the Internal Revenue Service. The tax matters partner may seek judicial review, to which all unitholders will be bound, of a final MAA LP administrative adjustment. If the tax matters partner fails to seek judicial review, it may be sought by any unitholder having at least a 1% interest in the profits of MAA LP and by unitholders having, in the aggregate, at least a 5% profits interest. Only one judicial proceeding will go forward, however, and each unitholder with an interest in the outcome may participate.

Unitholders will generally be required to treat MAA LP items on their U.S. federal income tax returns in a manner consistent with the treatment of the items on MAA LP information returns. In general, that consistency requirement is waived if a unitholder files a statement with the Internal Revenue Service identifying the inconsistency. Failure to satisfy the consistency requirement, if not waived, will result in an adjustment to conform the treatment of the item by the unitholder to the treatment on MAA LP returns. Even if the consistency requirement is waived, adjustments to the unitholder’s tax liability with respect to MAA LP items may result from an audit of MAA LP’s or the unitholder’s tax return. Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties. In addition, an audit of MAA LP return may also lead to an audit of an individual unitholder’s tax return, which could result in adjustment of non-partnership items.

Possible Future Election by MAA LP to be Treated as an Electing Large Partnership. MAA LP has not yet elected, but could elect in the future, to be treated as an “electing large partnership” for federal tax purposes. This election, if made, would reduce the number of items that must be separately stated on the Internal Revenue Service Schedules K-1 that are issued to holders of operating partnership units, and such Schedules K-1 would have to be provided on or before the first March 15 following the close of each taxable year. A MAA LP unitholder would be required to treat all items consistently with their treatment on the Schedule K-1 issued to the unitholder by MAA LP and would have limited rights in connection with audits and tax proceedings with respect to MAA LP. In addition, this election would prevent MAA LP from suffering a “technical termination” (which would close MAA LP’s taxable year) if within a 12-month period there is a sale or exchange of 50% or more of its total interests. If MAA LP makes such an election, Internal Revenue Service audit adjustments will flow through to MAA LP unitholders for the year in which such adjustments take effect rather than the year to which the adjustments relates. In addition, MAA LP, rather than MAA LP unitholders individually, generally will be liable for any interest and penalties (on a nondeductible basis) that result from such audit adjustment. For a description of the reporting rules currently applicable to MAA LP and its unitholders, see “—Income and Deductions in General” above.

Alternative Minimum Tax on Items of Tax Preference. The Code contains alternative minimum tax rules that are applicable to corporate and noncorporate taxpayers. MAA LP will not be subject to the alternative minimum tax, but MAA LP unitholders are required to take into account on their own tax returns their respective shares of MAA LP’s tax preference items and adjustments in order to compute their alternative minimum taxable income. Since the impact of this tax depends on each former Colonial LP unitholder’s particular situation, Colonial LP unitholders are urged to consult with their own tax advisors as to the applicability in their particular circumstances of the alternative minimum tax following the partnership merger.

Expansion of Medicare Tax. In certain circumstances, certain holders of MAA LP units who are individuals, estates, and trusts are subject to a 3.8% tax on “net investment income,” which includes, among other things, certain allocations of income from certain partnerships and gains from the sale or other disposition of interests in such partnerships. Most, if not all, income allocated to the holders of MAA LP units who are individuals, estates, and trusts is expected to be subject to this tax.

State and Local Taxes. In addition to the U.S. federal income tax aspects described above, an MAA LP unitholder should consider the potential state and local tax consequences of owning MAA LP units. Tax returns may be required and tax liability may be imposed both in the state or local jurisdictions where an MAA LP unitholder resides and in each state or local jurisdiction in which MAA LP has assets or otherwise does business. Thus, persons holding MAA LP units either directly or through one or more partnerships or limited liability companies may be subject to state and local taxation in a number of jurisdictions in which MAA LP directly or indirectly holds real property and would be required to file periodic tax returns in those jurisdictions. MAA LP also may be required to withhold state income tax from distributions otherwise payable to, or other amounts in respect of, MAA LP unitholders. MAA LP anticipates providing MAA LP unitholders with any information reasonably necessary to permit them to satisfy state and local return filing requirements. To the extent that an MAA LP unitholder pays income tax with respect to MAA LP income to a state where it is not resident or MAA LP is required to pay such tax on behalf of such unitholder, the unitholder may be entitled to a deduction or credit against income tax that it otherwise would owe to its state of residence with respect to the same income. Colonial LP unitholders should consult their own tax advisors regarding the state and local income tax implications of owning MAA LP units, including return filing requirements in the various states where MAA LP currently owns properties and will own properties after the partnership merger.

Tax Shelter Regulations. If MAA LP were to engage in a “reportable transaction,” MAA LP (and possibly holders of its units) would be required to make a detailed disclosure of the transaction to the Internal Revenue Service in accordance with regulations governing tax shelters and other potentially tax-motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the Internal Revenue Service as a “listed transaction” or that it produces certain kinds of losses in excess of $2,000,000. An investment in MAA LP may be considered a “reportable transaction” if, for example, MAA LP recognizes certain significant losses in the future. In certain circumstances, a holder of MAA LP units who disposes of an interest in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction. MAA LP’s participation in a reportable transaction also could increase the likelihood that its U.S. federal income tax information return (and possibly your tax return) would be audited by the Internal Revenue Service. Certain of these rules are currently unclear, and it is possible that they may be applicable in situations other than significant loss transactions.

Moreover, if MAA LP were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, a holder of MAA LP units may be subject to (i) significant accuracy-related penalties with a broad scope, (ii) for those persons otherwise entitled to deduct interest on U.S. federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and (iii) in the case of a listed transaction, an extended statute of limitations.

Unitholders should consult their own tax advisors regarding the application in their particular circumstances of these rules, including any applicable record-keeping and reporting obligations.

Material U.S. Federal Income Tax Considerations Applicable to MAA LP Unitholders Who Acquire Shares of MAA Common Stock Upon Redemption of their MAA LP units

If a MAA LP unitholder exercises its unit redemption right under the amended and restated MAA LP limited partnership agreement, MAA has the right to acquire the units tendered for redemption in exchange for shares of common stock of MAA. This section summarizes the material U.S. federal income tax consequences generally resulting from the election of MAA to be taxed as a REIT and the ownership of common stock of MAA by a U.S. Holder. The sections of the Code and the corresponding Treasury Regulations that relate to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Code that govern the U.S. federal income tax treatment of a REIT and the holders of certain of its common stock under current law. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations promulgated under the Code, and administrative and judicial interpretations of the Code and these rules and regulations. Except as specifically noted, this discussion does not cover differences between current law and prior law applicable to REITs.

Taxation of REITs in General

MAA elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ended December 31, 1994. MAA believes that it has been organized and operated in a manner which allows MAA to qualify for taxation as a REIT under the Code commencing with the taxable year ended December 31, 1994. MAA currently intends to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon the ability of MAA to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that MAA has been organized and has operated, or that MAA will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT.

Provided MAA qualifies for taxation as a REIT, MAA generally will be allowed to deduct dividends paid to its shareholders, and, as a result, MAA generally will not be subject to U.S. federal income tax on that portion of its ordinary income and net capital gain that it currently distributes to its shareholders. MAA expects to make distributions to its shareholders on a regular basis as necessary to avoid material U.S. federal income tax and to comply with the REIT requirements. See “—Annual Distribution Requirements” below.

Notwithstanding the foregoing, even if MAA qualifies for taxation as a REIT, it nonetheless may be subject to U.S. federal income tax in certain circumstances, including the following:

•	MAA will be required to pay U.S. federal income tax on its undistributed REIT taxable income, including net capital gain;

•	MAA may be subject to the “alternative minimum tax;”

•	MAA may be subject to tax at the highest corporate rate on certain income from “foreclosure property” (generally, property acquired by reason of default on a lease or indebtedness held by it);

•

MAA will be subject to a 100% U.S. federal income tax on net income from “prohibited transactions” (generally, certain sales or other dispositions of property, sometimes referred to as “dealer property,”

held primarily for sale to customers in the ordinary course of business) unless the gain is realized in a “taxable REIT subsidiary,” or TRS, or such property has been held by MAA for at least two years and certain other requirements are satisfied;

•

If MAA fails to satisfy the 75% gross income test or the 95% gross income test (discussed below), but nonetheless maintains its qualification as a REIT pursuant to certain relief provisions, MAA will be subject to a 100% U.S. federal income tax on the greater of (i) the amount by which it fails the 75% gross income test or (ii) the amount by which it fails the 95% gross income test, in either case, multiplied by a fraction intended to reflect its profitability;

•

If MAA fails to satisfy any of the asset tests, other than a failure of the 5% or the 10% asset tests that qualifies under the De Minimis Exception, and the failure qualifies under the General Exception, as described below under “—Qualification as a REIT—Asset Tests,” then MAA will have to pay an excise tax equal to the greater of (i) $50,000 and (ii) an amount determined by multiplying the net income generated during a specified period by the assets that caused the failure by the highest U.S. federal income tax applicable to corporations;

•

If MAA fails to satisfy any REIT requirements other than the income test or asset test requirements, described below under “—Qualification as a REIT—Income Tests” and “—Qualification as a REIT—Asset Tests,” respectively, and MAA qualifies for a reasonable cause exception, then MAA will have to pay a penalty equal to $50,000 for each such failure;

•	MAA will be subject to a 4% nondeductible excise tax if certain distribution requirements are not satisfied;

•

MAA may be required to pay monetary penalties to the IRS in certain circumstances, including if MAA fails to meet record-keeping requirements intended to monitor its compliance with rules relating to the composition of a REIT’s shareholders, as described below in “—Recordkeeping Requirements”;

•

If MAA acquires any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in MAA’s hands is less than the fair market value of the asset, in each case determined at the time it acquired the asset, and it subsequently recognizes gain on the disposition of the asset during the ten-year period beginning on the date on which it acquired the asset (or five year period for assets disposed of in calendar years 2012 and 2013), then it will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (a) the fair market value of the asset over (b) its adjusted basis in the asset, in each case determined as of the date on which it acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which MAA acquires the asset from the C corporation. The forgoing rules would apply to the assets acquired from Colonial in the parent merger if Colonial failed to qualify as a REIT for a period prior to the parent merger, the parent merger nonetheless qualified as a reorganization under Section 368(a) of the Code, and MAA sold such assets within the applicable recognition periods. The IRS has issued proposed Treasury Regulations which would exclude from the application of this built-in gains tax any gain from the sale of property acquired by a REIT in an exchange under Section 1031 (a like kind exchange) or Section 1033 (an involuntary conversion) of the Code. The proposed Treasury Regulations described above will not be effective unless they are issued in their final form, and as of the date of this joint proxy statement/prospectus it is not possible to determine whether the proposed regulations will be finalized in their current form or at all;

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MAA will be required to pay a 100% tax on any redetermined rents, redetermined deductions, and excess interest. In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of its non-TRS tenants by one of its TRSs. Redetermined deductions and excess interest generally represent amounts that are deducted by a TRS for amounts paid to MAA that are in excess of the amounts that would have been deducted based on arm’s-length negotiations; and

•	Income earned by MAA’s TRSs or any other subsidiaries that are C corporations will be subject to tax at regular corporate rates.

No assurance can be given that the amount of any such U.S. federal income taxes will not be substantial. In addition, MAA and its subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on assets and operations. MAA could also be subject to tax in situations and on transactions not presently contemplated.

Qualification as a REIT

In General. The REIT provisions of the Code apply to a domestic corporation, trust, or association (i) that is managed by one or more trustees or directors, (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest, (iii) that properly elects to be taxed as a REIT and such election has not been terminated or revoked, (iv) that is neither a financial institution nor an insurance company, (v) that uses a calendar year for U.S. federal income tax purposes, (vi) that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs and (vii) that meets the additional requirements discussed below.

Ownership Tests. Commencing with MAA’s second REIT taxable year, (i) the beneficial ownership of MAA common stock must be held by 100 or more persons during at least 335 days of a 12-month taxable year (or during a proportionate part of a taxable year of less than 12 months) for each of its taxable years and (ii) during the last half of each taxable year, no more than 50% in value of MAA’s shares may be owned, directly or indirectly, by or for five or fewer individuals, which we refer to as the 5/50 Test. Share ownership for purposes of the 5/50 Test is determined by applying the constructive ownership provisions of Section 544(a) of the Code, subject to certain modifications. The term “individual” for purposes of the 5/50 Test includes a private foundation, a trust providing for the payment of supplemental unemployment compensation benefits, and a portion of a trust permanently set aside or to be used exclusively for charitable purposes. A “qualified trust” described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code generally is not treated as an individual for purposes of the 5/50 Test; rather, shares held by it are treated as owned proportionately by its beneficiaries.

MAA’s charter restricts ownership and transfers of its shares that would violate these requirements, although these restrictions may not be effective in all circumstances to prevent a violation. In addition, MAA will be deemed to have satisfied the 5/50 Test for a particular taxable year if it has complied with all the requirements for ascertaining the ownership of its outstanding shares in that taxable year and has no reason to know that it has violated the 5/50 Test.

Ownership of Interests in Entities Treated as Partnerships for U.S. Federal Income Tax Purposes. A REIT that is a partner in an entity treated as a partnership for U.S. federal income tax purposes (generally including any domestic unincorporated entity that has not elected to be taxed as a corporation and is not a “publicly traded partnership” or a “taxable mortgage pool”) will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership’s income, based on its interest in partnership capital. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, so long as MAA LP qualifies as a partnership for U.S. federal income tax purposes, MAA’s proportionate share of the assets and items of income of MAA LP, including MAA LP’s share of assets and items of income of any subsidiaries that are partnerships for U.S. federal income tax purposes, are treated as assets and items of income of MAA for purposes of applying the REIT income and asset tests described below. Unless otherwise noted, references to “partnership” in this discussion include any entity that is treated as a partnership for U.S. federal income tax purposes.

Ownership of Interests in Disregarded Subsidiaries. If a REIT owns a corporate subsidiary (including an entity which is treated as an association taxable as a corporation for U.S. federal income tax purposes) that is a “qualified REIT subsidiary,” the separate existence of that subsidiary is disregarded for U.S. federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a TRS (discussed below), all of the capital stock of which is owned by the REIT (either directly or through other disregarded subsidiaries). For U.S. federal income tax purposes, all assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of the Company will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states. Certain other entities also may be treated as disregarded entities for U.S. federal income tax purposes, generally including any domestic unincorporated entity that would be treated as a partnership if it had more than one owner. For U.S. federal income tax purposes, all assets, liabilities and items of income, deduction and credit of any such disregarded entity will be treated as assets, liabilities and items of income, deduction and credit of the owner of the disregarded entity.

Income Tests. In order to maintain qualification as a REIT, MAA must annually satisfy two gross income requirements. First, at least 75% of its gross income (excluding gross income from prohibited transactions and certain other income and gains as described below) for each taxable year must be derived, directly or indirectly, from investments relating to real property or mortgages on real property or from certain types of temporary investments (or any combination thereof). Qualifying income for the purposes of this 75% gross income test generally includes: (a) rents from real property, (b) interest on debt secured by mortgages on real property or on interests in real property, (c) dividends or other distributions on, and gain from the sale of, shares in other REITs, (d) gain from the sale of real estate assets (other than gain from prohibited transactions), (e) income and gain derived from foreclosure property, and (f) income from certain types of temporary investments.

Second, in general, at least 95% of MAA’s gross income (excluding gross income from prohibited transactions and certain other income and gains as described below) for each taxable year must be derived from the real property investments described above and from other types of dividends and interest, gain from the sale or disposition of shares or securities that are not dealer property, or any combination of the above.

Rents MAA receives will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS and either (i) at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space, or (ii) the property leased is a “qualified lodging facility,” as defined in Section 856(d)(9)(D) of the Code, or a “qualified health care property,” as defined in Section 856(e)(6)(D)(i), and certain other conditions are satisfied. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT’s stock, actually or constructively owns 10% or more of the interests in the assets or net profits of the tenant if the tenant is not a corporation, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, the REIT may provide directly only an insignificant amount of services, unless those services are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant” under the applicable tax rules. Accordingly, MAA may not provide “impermissible services” to tenants (except through an independent contractor from whom it derives no revenue and that meets other requirements or through a TRS) without giving rise to “impermissible tenant service income.” Impermissible tenant service income is deemed to be at least 150% of the direct cost to the REIT of providing the service. If the impermissible tenant service income exceeds 1% of the REIT’s total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of MAA’s total income from the property, the services will not disqualify any other income from the property that qualifies as rents from real property, but the impermissible tenant service income will not qualify as rents from real property.

MAA does not intend to charge rent that is based in whole or in part on the income or profits of any person or to derive rent from related party tenants, or rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents from the real property if the treatment of any such amounts as non-qualified rent would jeopardize its status as a REIT. MAA also does not intend to derive impermissible tenant service income that exceeds 1% of its total income from any property if the treatment of the rents from such property as nonqualified rents could cause it to fail to qualify as a REIT.

If MAA fails to satisfy one or both of the 75% or the 95% gross income tests, it may nevertheless qualify as a REIT for a particular year if it is entitled to relief under certain provisions of the Code. Those relief provisions generally will be available if the failure to meet such tests is due to reasonable cause and not due to willful neglect and a schedule is filed describing each item of gross income for such year(s) in accordance with the applicable Treasury Regulations. It is not possible, however, to state whether in all circumstances these relief provisions could apply. As discussed above in “—Taxation of REITs in General,” even if these relief provisions were to apply, MAA would be subject to U.S. federal income tax to the extent it fails to meet the 75% or 95% gross income tests or otherwise fails to distribute 100% of its net capital gain and taxable income.

Asset Tests. At the close of each quarter of its taxable year, MAA must also satisfy four tests relating to the nature of its assets. First, real estate assets, cash and cash items, and government securities must represent at least 75% of the value of its total assets. Second, not more than 25% of its total assets may be represented by securities other than those in the 75% asset class. Third, of the investments that are not included in the 75% asset class and that are not securities of its TRSs, (i) the value of any one issuer’s securities owned by MAA may not exceed 5% of the value of its total assets and (ii) MAA may not own more than 10% by vote or by value of any one issuer’s outstanding securities. For purposes of the 10% value test, debt instruments issued by a partnership are not classified as “securities” to the extent of MAA’s interest as a partner in such partnership (based on its proportionate share of the partnership’s equity interests and certain debt securities) or if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test. For purposes of the 10% value test, the term “securities” also does not include debt securities issued by another REIT, certain “straight debt” securities (for example, qualifying debt securities of a corporation of which MAA owns no more than a de minimis amount of equity interest), loans to individuals or estates, and accrued obligations to pay rent. Fourth, securities of TRSs cannot represent more than 25% of a REIT’s total assets (20% in the case of taxable years beginning prior to January 1, 2009). Real estate assets for purposes of the REIT rules include stock in other REITs, but do not include stock in non-REIT companies.

MAA will monitor the status of its assets for purposes of the various asset tests and will endeavor to manage its portfolio in order to comply at all times with such tests. If MAA fails to satisfy the asset tests at the end of a calendar quarter, other than the first calendar quarter, MAA will not lose its REIT status if one of the following exceptions applies:

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MAA satisfied the asset tests at the end of the preceding calendar quarter, and the discrepancy between the value of its assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets; or

•	MAA eliminates any discrepancy within 30 days after the close of the calendar quarter in which it arose.

Moreover, if MAA fails to satisfy the asset tests at the end of a calendar quarter during a taxable year, it will not lose its REIT status if one of the following additional exceptions applies:

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De Minimis Exception: The failure is due to a violation of the 5% or 10% asset tests referenced above and is “de minimis” (meaning that the failure is one that arises from ownership of assets the total value of which does not exceed the lesser of 1% of the total value of MAA’s assets at the end of the quarter in which the failure occurred and $10 million), and MAA either disposes of the assets that caused the failure or otherwise satisfies the asset tests within six months after the last day of the quarter in which MAA’s identification of the failure occurred; or

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General Exception: All of the following requirements are satisfied: (i) the failure is not due to a “de minimis” violation of the 5% or 10% asset tests (as defined above), (ii) the failure is due to reasonable cause and not willful neglect, (iii) MAA files a schedule in accordance with Treasury Regulations providing a description of each asset that caused the failure, (iv) MAA either disposes of the assets that caused the failure or otherwise satisfies the asset tests within six months after the last day of the quarter in which its identification of the failure occurred, and (v) MAA pays an excise tax as described above in “—Taxation of REITs in General.”

Foreclosure Property. Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes an election to treat the property as foreclosure property. Income and gain derived from foreclosure property is treated as qualifying income for both the 95% and 75% gross income tests. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property is held primarily for sale to customers in the ordinary course of a trade or business.

Debt Instruments. MAA may hold or acquire mortgage, mezzanine, bridge loans and other debt investments. Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If a REIT receives interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that it acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Loans that are modified generally will have to be retested using the fair market value of the collateral real property securing the loan as of the date the modification, unless the modification does not result in a deemed exchange of the unmodified note for the modified note for tax purposes, or the mortgage loan was in default or is reasonably likely to default and the modified loan substantially reduces the risk of default, in which case no re-testing in connection with the loan modification is necessary. Under IRS guidance, a loan may be treated as a qualifying real estate asset in an amount equal to the lesser of the fair market value of the loan or the fair market value of the real property securing the loan on the date the REIT acquired the loan. Although the guidance is not entirely clear, it appears that the non-qualifying portion of the mortgage loan will be equal to the portion of the loan’s fair market value that exceeds the value on the date of acquisition of the associated real property that is security for that loan.

The application of the REIT provisions of the Code to certain mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property rather than by a direct mortgage of the real property, is not entirely clear. A safe harbor in Revenue Procedure 2003-65 provides that if a mezzanine loan meets certain requirements then (i) the mezzanine loan will be treated as a qualifying real estate asset for purposes of the REIT asset tests and (ii) interest in respect of such mezzanine loan will be treated as qualifying mortgage interest for purposes of the 75% income test. To the extent MAA acquires mezzanine loans that do not comply with this safe harbor, all or a portion of such mezzanine loans may not qualify as real estate assets or generate qualifying income and REIT status may be adversely affected. As such, the REIT provisions of the Code may limit MAA’s ability to acquire mezzanine loans that it might otherwise desire to acquire.

Interests in a REMIC generally will be treated as real estate assets for purposes of the asset tests, and income derived from REMIC interests generally will be treated as qualifying income for purposes of the 75% and 95% gross income tests, except that if less than 95% of the assets of the REMIC are real estate assets, then MAA will be treated as owning and receiving its proportionate share of the assets and income of the REMIC, with the result that only a proportionate part of MAA’s interest in the REMIC and income derived from the interest will qualify for purposes of the assets and the 75% gross income test. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that a REIT derives interest income from a mortgage loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower. This limitation does not apply, however, (i) where the borrower leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had the REIT earned the income directly, or (ii) if contingent interest is payable pursuant to a “shared appreciation mortgage” provision. A shared appreciation mortgage provision is any provision which is in connection with an obligation held by a REIT that is secured by an interest in real property, which entitles the REIT to a portion of the gain or appreciation in value of the collateral real property at a specified time. Any contingent interest earned pursuant to a shared appreciation mortgage provision shall be treated as gain from the sale of the underlying real property collateral for purposes of the REIT income tests.

Hedging Transactions. MAA may enter into hedging transactions with respect to one or more of its assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent as may be provided by future Treasury Regulations, any income from a hedging transaction entered into after July 30, 2008 which is clearly and properly identified as such before the close of the day on which it was acquired, originated or entered into, including gain from the disposition or termination of such a transaction, will not constitute gross income for purposes of the 95% and 75% gross income tests, provided that the hedging transaction is entered into (i) in the normal course of business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to indebtedness incurred or to be incurred to acquire or carry real estate assets or (ii) primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any property which generates such income or gain). In the case of a hedging transaction entered into on or prior to July 30, 2008 which is clearly and properly identified as such before the close of the day on which it was acquired, originated or entered into, the income from such transaction shall be excluded from the 95% income test, but shall be nonqualifying income for the 75% test, provided the hedging transaction is entered into to hedge debt incurred or to be incurred to acquire real estate assets. To the extent MAA enters into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests.

Foreign Investments. To the extent that MAA holds or acquires any investments and, accordingly, pay taxes in other countries, taxes paid in non-U.S. jurisdictions may not be passed through to, or used by, MAA’s shareholders as a foreign tax credit or otherwise. In addition, certain passive income earned by a non-U.S. taxable REIT subsidiary must be taken in account currently (whether or not distributed by the taxable REIT subsidiary) and may not be qualifying income under the 95% and 75% gross income tests.

Qualified Temporary Investment Income. Income derived by MAA from certain types of temporary share and debt investments made with the proceeds of sales of MAA’s stock or certain public debt offerings, not otherwise treated as qualifying income for the 75% gross income test, generally will nonetheless constitute qualifying income for purposes of the 75% gross income test for the year following the sale of such stock. More specifically, qualifying income for purposes of the 75% gross income test includes “qualified temporary investment income,” which generally means any income that is attributable to shares of stock or a debt instrument, is attributable to the temporary investment of new equity capital and certain debt capital, and is received or accrued during the one-year period beginning on the date on which the REIT receives such new capital. After such one year period, income from such investments will be qualifying income for purposes of the 75% income test only if derived from one of the other qualifying sources enumerated above. Also, for purposes of the REIT asset tests, the term “real estate assets” includes any property that is not otherwise a real estate asset and that is attributable to such temporary investment of new capital, but only if such property is comprised of shares or debt instruments, and only for the one-year period beginning on the date the REIT receives such new capital.

Annual Distribution Requirements

In order to qualify as a REIT, MAA must distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 90% of its REIT taxable income, determined without regard to the dividends paid deduction and by excluding any net capital gain, and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. MAA generally must pay such distributions in the taxable year to which they relate, or in the following taxable year if declared before MAA timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration.

To the extent that MAA does not distribute all of its net capital gain and taxable income, it will be subject to U.S. federal, state and local tax on the undistributed amount at regular corporate income tax rates. Furthermore, if MAA should fail to distribute during each calendar year at least the sum of (i) 85% of its ordinary income for such year, (ii) 95% of its capital gain net income for such year, and (iii) 100% of any corresponding undistributed amounts from prior periods, it will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed.

Under certain circumstances, MAA may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to its shareholders in a later year that may be included in its deduction for dividends paid for the earlier year. Thus, MAA may be able to avoid being taxed on amounts distributed as deficiency dividends; however, MAA will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

In addition, dividends MAA pays must not be preferential. If a dividend is preferential, it will not qualify for the dividends paid deduction. To avoid paying preferential dividends, MAA must treat every shareholder of the class of shares with respect to which it makes a distribution the same as every other shareholder of that class, and MAA must not treat any class of shares other than according to its dividend rights as a class. Under certain technical rules governing deficiency dividends, MAA could lose its ability to cure an under-distribution in a year with a subsequent year deficiency dividend if it pays preferential dividends. Accordingly, MAA intends to pay dividends pro rata within each class, and to abide by the rights and preferences of each class.

MAA may retain and pay income tax on net long-term capital gains received during the tax year. To the extent MAA so elects, (i) each shareholder must include in its income (as long-term capital gain) its proportionate share of MAA’s undistributed long-term capital gains, (ii) each shareholder is deemed to have paid, and receives a credit for, its proportionate share of the tax paid by MAA on the undistributed long-term capital gains, and (iii) each shareholder’s basis in its shares of MAA’s stock is increased by the included amount of the undistributed long-term capital gains less their share of the tax paid.

To qualify as a REIT, MAA may not have, at the end of any taxable year, any undistributed earnings and profits accumulated in any non-REIT taxable year. In the event MAA accumulates any non-REIT earnings and profits, MAA intends to distribute its non-REIT earnings and profits before the end of its first REIT taxable year to comply with this requirement.

Failure to Qualify

If MAA fails to qualify as a REIT and such failure is not an asset test or income test failure subject to the cure provisions described above, or the result of preferential dividends, MAA generally will be eligible for a relief provision if the failure is due to reasonable cause and not willful neglect and MAA pays a penalty of $50,000 with respect to such failure.

If MAA fails to qualify for taxation as a REIT in any taxable year and no relief provisions apply, MAA generally will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to MAA’s shareholders in any year in which MAA fails to qualify as a REIT will not be deductible by MAA nor will they be required to be made. In such event, to the extent of MAA’s current or accumulated earnings and profits, all distributions to its shareholders will be taxable as dividend income. Subject to certain limitations in the Code, corporate shareholders may be eligible for the dividends received deduction, and individual, trust and estate shareholders may be eligible to treat the dividends received from MAA as qualified dividend income taxable as net capital gains, under the provisions of Section 1(h)(11) of the Code. Unless entitled to relief under specific statutory provisions, MAA also will be ineligible to elect to be taxed as a REIT again prior to the fifth taxable year following the first year in which it failed to qualify as a REIT under the Code.

MAA’s qualification as a REIT for U.S. federal income tax purposes will depend on it continuing to meet the various requirements summarized above governing the ownership of its outstanding shares, the nature of its assets, the sources of its income, and the amount of its distributions to its shareholders. Although MAA intends to operate in a manner that will enable it to comply with such requirements, there can be no certainty that such intention will be realized. In addition, because the relevant laws may change, compliance with one or more of the REIT requirements may become impossible or impracticable.

Prohibited Transactions Tax

Any gain realized by MAA on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including its share of any such gain realized by its operating partnership and taking into account any related foreign currency gains or losses, will be treated as income from a “prohibited transaction” that is subject to a 100% penalty tax. Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends upon all the facts and circumstances with respect to the particular transaction. However, the Code provides a safe harbor pursuant to which sales of properties held for at least two years and meeting certain other requirements will not give rise to prohibited transaction income.

MAA may make sales that do not satisfy the “safe harbor” requirements described above and there can be no assurance that the IRS will not contend that one or more of these sales are subject to the 100% penalty tax. The 100% tax will not apply to gains from the sale of property realized through a TRS or other taxable corporation, although such income will be subject to tax at regular corporate income tax rates.

Recordkeeping Requirements

To avoid a monetary penalty, MAA must request on an annual basis information from its shareholders designed to disclose the actual ownership of its outstanding shares.

Investments in TRSs

MAA may own one or more subsidiaries intended to be treated as TRSs for federal income tax purposes. A TRS is a corporation in which a REIT directly or indirectly own shares and that jointly elects with the REIT to be treated as a TRS under Section 856(l) of the Code. In addition, if a TRS owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a TRS of the REIT. A domestic TRS pays U.S. federal, state, and local income taxes at the full applicable corporate rates on its taxable income prior to payment of any dividends. A non-U.S. TRS with income from a U.S. trade or business or certain U.S. sourced income also may be subject to U.S. income taxes. A TRS owning property outside of the U.S. may pay foreign taxes. The taxes owed by a TRS could be substantial. To the extent that MAA’s TRSs are required to pay U.S. federal, state, local, or foreign taxes, the cash available for distribution by MAA will be reduced accordingly.

A TRS is permitted to engage in certain kinds of activities that cannot be performed directly by MAA without jeopardizing MAA’s qualification as a REIT. Certain payments made by any of MAA’s TRSs to MAA may not be deductible by the TRS (which could materially increase the TRS’s taxable income), and certain direct or indirect payments made by any of MAA’s TRS to MAA may be subject to 100% tax. In addition, subject to certain safe harbors, MAA generally will be subject to a 100% tax on the amounts of any rents from real property, deductions, or excess interest received from a TRS that would be reduced through reapportionment under Section 482 of the Code in order to more clearly reflect the income of the TRS (and amounts protected from the 100% tax by reason of such safe harbor may nonetheless be reapportioned under Section 482).

Distributions that MAA receives from a domestic TRS will be classified as dividend income to the extent of the current or accumulated earnings and profits of the TRS. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test unless attributable to investments of certain new capital during the one-year period beginning on the date of receipt of the new capital.

REIT Subsidiaries

MAA LP may hold interests in one or more subsidiaries intended to qualify as REITs. Any such subsidiary REITs would need to satisfy the various REIT requirements discussed above on a stand-alone basis. Stock of any subsidiary qualifying as REIT will be a qualifying real estate asset for purposes of the assets tests , and any dividends received by MAA from a subsidiary qualifying as a REIT and gains from sales of such subsidiary’s stock will be qualifying income for purposes of both the 95% and 75% gross income tests. If a subsidiary intended to qualify as a REIT failed to so qualify, MAA would be treated as holding stock of a non-REIT, non-TRS corporate subsidiary, which could jeopardize MAA’s status as a REIT.

Tax Aspects of MAA LP

In General. MAA will own all or substantially all of its assets through MAA LP, and MAA LP in turn will a substantial portion of its assets through interests in various partnerships and limited liability companies.

Except in the case of subsidiaries that have elected REIT or TRS status, MAA expects that MAA LP and the partnership and limited liability company subsidiaries MAA LP will be treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are classified as partnerships for U.S. federal income tax purposes are treated as “pass-through” entities which are not required to pay U.S. federal income tax. Rather, partners or members of such entities are allocated their share of the items of income, gain, loss, deduction and credit of the entity, and are potentially required to pay tax on that income without regard to whether the partners or members receive a distribution of cash from the entity. MAA includes in its income its allocable share of the foregoing items for purposes of computing its REIT taxable income, based on the applicable partnership agreement. For purposes of applying the REIT income and asset tests, MAA includes its pro rata share of the income generated by and the assets held by the partnerships and limited liability companies treated as partnerships for U.S. federal income tax purposes in which it owns an interest, including their shares of the income and assets of any subsidiary partnerships and limited liability companies treated as partnerships for U.S. federal income tax purposes based on its capital interests. See “—Taxation of REITs in General.”

MAA’s ownership interests in such partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships or disregarded entities, as opposed to associations taxable as corporations, for U.S. federal income tax purposes. If a partnership or limited liability company in which it owns an interest, or one or more of its subsidiary partnerships or limited liability companies, were treated as an association, it would be taxable as a corporation and would be required to pay an entity-level tax on its income. In this situation, the character of its assets and items of gross income would change, and could prevent MAA from satisfying the REIT asset tests and/or the REIT income tests. See “—Qualification as a REIT—Asset Tests” and “—Qualification as a REIT—Income Tests.” This, in turn, could prevent it from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effect of its failure to meet these tests for a taxable year.

MAA believes that these partnerships and limited liability companies will be classified as partnerships or disregarded entities for U.S. federal income tax purposes, and the remainder of the discussion under this section “—Tax Aspects of MAA LP” is based on such classification. See “Partnership Tax Status of MAA LP and Colonial LP—MAA LP” above for a discussion of MAA LP’s status as a partnership for U.S. federal income tax purposes.

Allocations of Income, Gain, Loss and Deduction. A partnership or limited liability company agreement will generally determine the allocation of income and losses among partners or members. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the related Treasury Regulations. Generally, Section 704(b) of the Code and the related Treasury Regulations require that partnership and limited liability company allocations respect the economic arrangement of their partners or members. If an allocation is not recognized by the IRS for U.S. federal income tax purposes, the item subject to the allocation will be reallocated according to the partners’ or members’ interests in the partnership or limited liability company, as the case may be. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners or members with respect to such item. The allocations of taxable income and loss in each of the partnerships and limited liability companies in which MAA owns an interest are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

Tax Allocations With Respect to Contributed Properties. In general, when property is contributed to a partnership in exchange for a partnership interest, the partnership inherits the “carryover” tax basis of the contributing partner in the contributed property. Any difference between the fair market value and the adjusted tax basis of contributed property at the time of contribution is referred to as a “Book-Tax Difference.” As discussed in “Tax Consequences of Ownership of MAA LP Units after the Partnership Merger—Tax Allocations with Respect to Book-Tax Difference on Contributed Property”, under Section 704(c) of the Code, income, gain, loss and deduction attributable to property with a Book-Tax Difference that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution, as adjusted from time-to-time, so that, to the extent possible under the applicable method elected under Section 704(c) of the Code, the non-contributing partners receive allocations of depreciation and gain or loss for tax purposes comparable to the allocations they would have received in the absence of Book-Tax Differences. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners or members. Similar tax allocations are required with respect to the Book-Tax Differences in the assets owned by a partnership when additional assets are contributed in exchange for a new partnership interest.

Contributions of appreciated property have been made to each of MAA LP and Colonial LP, and MAA LP may accept additional contributions from limited partners following the partnership merger. In addition, it is intended that, in connection with the partnership merger, Colonial LP be treated as contributing its properties to MAA LP in exchange for units in MAA LP and then distributing such units to the partners of Colonial LP in liquidation of Colonial LP. Moreover, the book value of the assets owned by MAA LP immediately prior to the partnership merger will be restated to current fair market value in connection with the partnership merger, thereby creating additional Book-Tax Differences. Consequently, the agreement of limited partnership of MAA LP will require such allocations to be made in a manner consistent with Section 704(c) of the Code. As a result of such tax allocations, the carryover basis of contributed assets in the hands of MAA LP and the absence of a basis step up in the partnership merger, MAA will be allocated lower amounts of depreciation and other deductions for tax purpose, and possibly greater amounts of taxable income in the event of sales, as compared to the partner’s share of such items for economic or book purposes. Thus, these rules may cause MAA to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See “—Requirements for Qualification as a REIT—Annual Distribution Requirements.”

U.S Federal Income Tax Considerations for U.S. Holders of MAA Common Stock

Distributions. Distributions by MAA, other than capital gain dividends, will constitute ordinary dividends to the extent of its current and accumulated earnings and profits as determined for U.S. federal income tax purposes. In general, these dividends will be taxable as ordinary income and will not be eligible for the dividends-received deduction for corporate U.S. holders. MAA’s ordinary dividends generally will not qualify as “qualified dividend income” taxed as net capital gain for U.S. holders that are individuals, trusts, or estates. However, distributions to U.S. holders that are individuals, trusts, or estates generally will constitute qualified dividend income taxed as net capital gains to the extent the U.S. holder satisfies certain holding period requirements and to the extent the dividends are attributable to (i) qualified dividend income MAA receives from C corporations, including its TRSs, (ii) MAA’s undistributed earnings or built-in gains taxed at the corporate level during the immediately preceding year or (iii) any earnings and profits inherited from a C corporation in a tax-deferred reorganization or similar transaction, and provided MAA properly designates the distributions as qualified dividend income. MAA does not anticipate distributing a significant amount of qualified dividend income.

To the extent that MAA makes a distribution in excess of its current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in a U.S. holder’s shares, and thereafter as capital gain realized from the sale of such shares to the extent the distribution exceeds the U.S. holder’s tax basis in the shares.

Dividends declared by MAA in October, November or December and payable to a U.S. holder of record on a specified date in any such month shall be treated both as paid by MAA and as received by the U.S. holder on December 31 of the year, provided that the dividend is actually paid during January of the following calendar year.

Distributions that are properly designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed MAA’s actual net capital gain for the taxable year) without regard to the period for which the U.S. holder has held its shares. However, corporate U.S. holders may be required to treat up to 20% of certain capital gain dividends as ordinary income. In addition, U.S. holders may be required to treat a portion of any capital gain dividend as “unrecaptured Section 1250 gain,” taxable at a maximum rate of 25%, if MAA incurs such gain. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

The REIT provisions of the Code do not require MAA to distribute its long-term capital gain, and MAA may elect to retain and pay income tax on its net long-term capital gains received during the taxable year. If MAA so elects for a taxable year, its U.S. holders would include in income as long-term capital gains their proportionate share of retained net long-term capital gains for the taxable year as MAA may designate. A U.S. holder would be deemed to have paid its share of the tax paid by MAA on such undistributed capital gains, which would be credited or refunded to the U.S. holder. The U.S. holder’s basis in its shares would be increased by the amount of undistributed long-term capital gains (less the capital gains tax paid by MAA) included in the U.S. holder’s long-term capital gains.

Passive Activity Loss and Investment Interest Limitations. MAA’s distributions and gain from the disposition of its shares will not be treated as passive activity income and, therefore, U.S. holders will not be able to apply any “passive losses” against such income. With respect to non-corporate U.S. holders, MAA’s dividends (to the extent they do not constitute a return of capital) that are taxed at ordinary income rates will generally be treated as investment income for purposes of the investment interest limitation; however, net capital gain from the disposition of shares of MAA common stock (or distributions treated as such), capital gain dividends, and dividends taxed at net capital gains rates generally will be excluded from investment income except to the extent the U.S. holder elects to treat such amounts as ordinary income for U.S. federal income tax purposes. U.S. holders may not include in their own U.S. federal income tax returns any of MAA’s net operating or net capital losses.

Sale or Disposition of Common Stock. In general, any gain or loss realized upon a taxable disposition of shares of MAA common stock by a U.S. holder will be a long-term capital gain or loss if the shares have been held for more than one year and otherwise as a short-term capital gain or loss. However, any loss upon a sale or exchange of the shares by a U.S. holder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of undistributed capital gains or distributions received by the U.S. holder from MAA, each as required to be treated by such U.S. holder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of shares of MAA common stock may be disallowed if other shares of its common stock are purchased within 30 days before or after the disposition.

Medicare Tax on Unearned Income. A U.S. holder that is an individual is subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder that is an estate or trust that does not fall into a special class of trusts that is exempt from such tax is subject to the same 3.8% tax on the lesser of its undistributed net investment income and the excess of its adjusted gross income over a certain threshold. A U.S. holder’s net investment income will include, among other things, dividends on and capital gains from the sale or other disposition of shares of MAA. Prospective U.S. holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this Medicare tax on their ownership and disposition of MAA common stock.

DESCRIPTION OF THE AMENDED AND RESTATED MAA LP LIMITED PARTNERSHIP

AGREEMENT AND THE MAA LP UNITS

MAA LP is a Tennessee limited partnership that was formed on September 22, 1993. As part of the partnership merger, and pursuant to this joint consent solicitation/prospectus, the existing partnership agreement of MAA LP will be amended and restated. The following is a summary of the material terms of the proposed new partnership agreement, which we refer to in this section as the partnership agreement. This summary does not include all of the terms of the partnership agreement and should be read together with the partnership agreement, the form of which is attached to this joint consent solicitation/prospectus as Annex B, and applicable Tennessee law, including the Tennessee Revised Uniform Limited Partnership Act, or the TRULPA.

Capitalization

The partnership agreement authorizes MAA LP to issue from time-to-time one or more classes, or one or more series of any of such classes, of common MAA LP units, including: (i) Class A Common Units, which includes any MAA LP units that are not designated as Class B Common Units; and (ii) Class B Common Units, which are MAA LP units issued to or held by MAA and any of its subsidiaries (it being understood that if MAA or any of its subsidiaries shall acquire any Class A Common Units, such Class A Common Units shall automatically be converted into Class B Common Units upon such acquisition). Class B Common Units have the same rights, preferences, powers and duties as Class A Common Units. The partnership agreement will also authorize MAA LP to issue from time-to-time one or more classes of preferred MAA LP units, having such designations, preferences, rights, powers and duties, including rights, powers and duties senior to the common MAA LP units, all as determined by MAA in accordance with the partnership agreement. No class of preferred units will be outstanding as of the closing of the mergers. Unless indicated otherwise, all references below to MAA LP units include Class A Common Units, Class B Common Units and preferred units.

As of [—], 2013, MAA LP had [—] Class A Common Units issued and outstanding, all of which are owned by the limited partners other than MAA to whom this joint consent solicitation/prospectus is being mailed, and [—] Class B Common Units issued and outstanding, all of which are owned by MAA. Class B Common Units have the same rights, preferences, powers and duties as Class A Common Units.

Following completion of the partnership merger and the parent merger, it is expected that MAA LP will have the following capitalization:

Class A Common Units	[—	]
Class B Common Units	[—	]
Preferred units	0

All of the Class B Common Units to be issued and outstanding following completion of the mergers will be owned by MAA.

The MAA LP units are not listed on any exchange or quoted on any national market system. Holders of MAA LP units who are admitted to MAA LP will have the rights of limited partners under the partnership agreement and the TRULPA. The partnership agreement imposes certain restrictions on the transfer of MAA LP units, as described below.

Distributions; Allocations of Income and Loss

Distributions Generally

The partnership agreement provides for the quarterly distribution of Available Cash, as determined in the manner provided in the partnership agreement. “Available Cash” is generally defined as net income plus depreciation and other adjustments and minus reserves, principal payments on debt and capital expenditures and other adjustments.

Preferred Units

If preferred units are issued and outstanding for any portion of a quarter, Available Cash for such quarter is distributed first to the holders of such preferred units in such amount as is required for MAA LP to pay all distributions with respect to such preferred units due or payable in accordance with the instruments designating such preferred units through the last day of such quarter or shorter period.

Class A Common Units; Class B Common Units

Available Cash for a quarter is distributed to the holders of Class A Common Units and Class B Common Units on the record date for such quarter, after distributions to all preferred units as provided in the partnership agreement, in proportion to their respective percentage interests in MAA LP. Neither MAA nor the limited partners are entitled to any preferential or disproportionate distributions of Available Cash. Each MAA LP unit generally will receive a distribution from MAA LP in substantially the same amount as the dividend paid on each share of MAA common stock.

Allocations of Partnership Income and Loss

The partnership agreement provides that, if MAA LP operates at a net profit, after giving effect to certain special allocations, including with respect to the preferred return on preferred units, net income shall be allocated as follows:

•

first, to the general partner to the extent that net losses previously allocated to the general partner pursuant to the fourth clause relating to net losses below exceed net income previously allocated to the general partner;

•

second, to holders of Class A Common Units who have been allocated net losses pursuant to the third clause relating to net losses below exceed net income previously allocated to such partners pursuant to this clause, in proportion to their respective excess amounts;

•

third, to partners holding preferred units (in the order of their preference in distribution, if applicable) to the extent that net losses previously allocated to such partners pursuant to the second clause relating to net losses below exceed net income previously allocated to such partners pursuant to this clause;

•

fourth, to the holders of common units to the extent that net losses previously allocated to such partners pursuant to the first clause relating to net losses below exceed net income previously allocated to such partners pursuant to this clause; and

•	fifth, to the partners in accordance with their respective percentage interests in common units.

The partnership agreement also provides that if MAA LP operates at a net loss, after giving effect to certain special allocations, net losses shall be allocated as follows:

•

first, to the partners holding common units in accordance with their respective percentage interests in common units, until the adjusted capital account (less any amount of a deficit restoration obligation entered into by such partner) of each partner is reduced to zero;

•

second, to the partners holding preferred units in accordance with each such partner’s respective percentage interests in the preferred units determined under the respective terms of the preferred units (in the reverse order of their preference in distribution, if applicable) until the adjusted capital account (less any amount of a deficit restoration obligation entered into by such partner) of each such partner is reduced to zero;

•

third, to those holders of Class A Common Units who have entered into a deficit restoration obligation, in proportion to their respective percentage interests in Class A Common Units until the adjusted capital account of each holder is zero; and

•	fourth, to the general partner.

Liability of General Partner and Limited Partners

MAA, as the sole general partner of MAA LP, will be liable for all general recourse obligations of MAA LP to the extent not paid by MAA LP. MAA will not be liable for the nonrecourse obligations of MAA LP.

The limited partners of MAA LP will not be required to make additional contributions to MAA LP. Assuming that a limited partner does not take part in the control of the business of MAA LP and otherwise acts in conformity with the provisions of the partnership agreement, the liability of the limited partner for obligations of MAA LP under the partnership agreement and the TRULPA will be limited, subject to certain possible exceptions, generally to the loss of the limited partner’s investment in MAA LP represented by his MAA LP units. Under the TRULPA, a limited partner may not receive a distribution from MAA LP if, at the time of the distribution and after giving effect thereto, the liabilities of MAA LP (other than liabilities to parties on account of their interests in MAA LP and liabilities for which recourse is limited to specified property of MAA LP) exceed the fair value of MAA LP’s assets (other than the fair value of any property subject to nonrecourse liabilities of MAA LP but only to the extent of such liabilities). The TRULPA provides that a limited partner who receives a distribution knowing at the time that it violates the foregoing prohibition is liable to MAA LP for the amount of the distribution. Unless otherwise agreed, a limited partner who receives such a distribution will not be liable for the return of such distribution after the expiration of three years from the date of such distribution.

Maintenance of limited liability may require compliance with certain legal requirements of Tennessee and certain other jurisdictions. Limitations on the liability of a limited partner for the obligations of a limited partnership have not been clearly established in many jurisdictions. Accordingly, if it were determined that the right, or exercise of the right by the limited partners, to make certain amendments to the partnership agreement or to take other action pursuant to the partnership agreement constituted “control” of MAA LP’s business for the purposes of the statutes of any relevant jurisdiction, the limited partners might be held personally liable for MAA LP’s obligations. MAA LP will operate in a manner that the general partner deems reasonable, necessary and appropriate to preserve the limited liability of the limited partners.

Sales of Assets

Under the partnership agreement, MAA generally has the exclusive authority to determine whether, when and on what terms the assets of MAA LP will be sold; however, subject to certain limitations, MAA LP is restricted from selling, exchanging, mortgaging or conveying certain individual properties without the advance written consent of the contributor(s) of the particular property. A sale of all or substantially all of the assets of MAA LP (or a merger of MAA LP with another entity), nevertheless, requires an affirmative vote of three-fourths of the outstanding MAA LP units (including MAA LP units held by MAA).

Removal of the General Partner; Transfer of the General Partner’s Interest

The partnership agreement provides that the limited partners may not remove MAA as general partner of MAA LP. MAA may not transfer any of its interests as general or limited partner in MAA LP except in connection with a merger or sale of all or substantially all its assets. MAA also may not sell all or substantially all of its assets, or enter into a merger unless the sale or merger includes the sale of all or substantially all of the assets of, or the merger of, MAA LP with partners of MAA LP receiving substantially the same consideration as holders of MAA common shares.

Additional Tax Matters

MAA, as general partner of MAA LP, may determine in its sole and absolute discretion whether to make any available election under the Code in respect of MAA LP, and may revoke any such election if, in its sole and absolute discretion, it determines that such revocation is in the best interest of all of the partners of MAA LP (including the general partner).

Under the amended and restated MAA LP limited partnership agreement, subject to any separate agreements with or for the benefit of any direct or indirect holders of MAA LP units (including those which have been incorporated into the amended and restated MAA LP limited partnership agreement), MAA, as general partner of MAA LP, may, but shall be under no obligation to, take into account the tax consequences to any holder of MAA LP units. Notwithstanding the foregoing, under the amended and restated MAA LP limited partnership agreement, if MAA, as general partner of MAA LP, decides to refinance (directly or indirectly) any outstanding indebtedness of MAA LP, MAA must use reasonable efforts to structure such refinancing in a manner that minimizes any adverse tax consequences therefrom to the limited partners of MAA LP. In addition, under the amended and restated MAA LP limited partnership agreement, in deciding whether or not to dispose of any property that represents more than 1% of MAA’s total assets, MAA must consider in good faith the income tax consequences of such disposition for both itself and the limited partners of MAA LP. Nonetheless, the amended and restated MAA LP limited partnership agreement also will provide that, except as may be set forth in a separate written agreement between a limited partner and MAA (and/or MAA LP, as applicable) or otherwise expressly provided in the amended and restated MAA LP limited partnership agreement, neither MAA, as general partner of MAA LP, nor MAA LP shall have liability to a limited partner under any circumstances as a result of an income tax liability incurred by such limited partner as a result of an action (or inaction) by MAA, as general partner of MAA LP, pursuant to its authority under such agreement.

Restrictions on Transfer of MAA LP Units by Limited Partners

Subject to compliance with federal and state securities law, limited partners who hold Class A Common Units will be permitted to transfer all or any portion of such Class A Common Units without restriction so long as they satisfy certain requirements set forth in the partnership agreement. However, MAA may prohibit any transfer of Class A Common Units if, in the opinion of legal counsel to MAA LP, such transfer would require filing of a registration statement under the Securities Act of 1933, as amended, or otherwise violate any federal or state securities laws or regulations. In addition, no transfer may be made if (a) in the opinion of legal counsel to MAA LP, it would result in MAA LP being treated as an association taxable as a corporation for federal income tax purposes, or (b) such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of the Code.

The right of any permitted transferee of MAA LP units to become a substitute limited partner is subject to the consent of the general partner, which the general partner may withhold in its sole and absolute discretion. If the general partner does not consent to the admission of a transferee of MAA LP units as a substitute limited partner, the transferee will succeed to all economic rights and benefits attributable to such MAA LP units (including the right of redemption), but will not become a limited partner or possess any other rights of limited partners (including the right to vote).

Redemption of MAA LP Units

Subject to certain limitations, the partnership agreement permits limited partners other than MAA who hold Class A Common Units to require that MAA LP redeem their Class A Common Units at any time by notifying MAA LP. Unless MAA elects to assume and perform MAA LP’s redemption obligation, as outlined below, the redeeming limited partner will receive cash in an amount equal to the market value of the Class A Common Units to be redeemed. The market value of a Class A Common Unit for this purpose will be equal to the average of the closing trading price of a share of MAA common stock (or substitute information, if no such closing price is available) for the ten trading days before the day on which the redemption notice was given. In lieu of MAA LP’s redeeming Class A Common Units, MAA may elect to acquire the Class A Common Units, for cash or a number of shares of MAA common stock equal to the number of Class A Common Units to be redeemed, directly from a limited partner seeking a redemption and upon such acquisition, become the owner of the Class A Common Units, which upon such acquisition shall become Class B Common Units. Although MAA has no legal obligation to do so, MAA currently intends to exercise its right to issue MAA common stock in exchange for any Class A Common Units tendered for redemption. Upon redemption or the direct acquisition of Class A Common

Units by MAA or MAA LP, the limited partner’s right to receive distributions for the Class A Common Units redeemed will cease. At least 1,000 Class A Common Units (or all Class A Common Units owned by the limited partner if less than 1,000 Class A Common Units) must be redeemed each time the redemption right is exercised. The redemption generally will occur on the tenth business day after delivery of notice to MAA LP, except that no redemption will occur if delivery of shares of MAA common stock would cause such partner or any other person to violate any of the restrictions on ownership and transfer of shares of MAA common stock set forth in MAA’s charter. Preferred units may be redeemed only to the extent they have been issued to and are held by a partner other than MAA and MAA has expressly granted to the holder of such preferred units the right to redeem such preferred units pursuant to the partnership agreement; subject to the foregoing, preferred units will be redeemed, if at all, in accordance with such redemption rights or options as are set forth with respect to such preferred units (or class or series thereof) in the instruments designating such preferred units (or class or series thereof).

No limited partner, by virtue of being the holder of one or more Class A Common Units, will be deemed to be a shareholder of or have any other interests in MAA. In the event of any change in the outstanding shares by reason of any share dividend, split, recapitalization, merger, consolidation, combination, exchange of shares or other similar change, the conversion factor used by MAA in redeeming Class A Common Units in exchange for shares of MAA common stock will be proportionately adjusted so that one Class A Common Unit remains exchangeable for one share of MAA common stock without dilution.

No Withdrawal by Limited Partners

No limited partner has the right to withdraw from or reduce his or her capital contribution to MAA LP, except as a result of the redemption or transfer of his or her MAA LP units pursuant to the terms of the partnership agreement.

Issuance of Additional MAA LP Units

MAA is authorized, without the consent of the limited partners, to cause MAA LP to issue preferred units or additional MAA LP common units to itself, to the limited partners or to other persons for such consideration and on such terms and conditions as the general partner deems appropriate. If preferred units or additional MAA LP common units are issued to MAA, then (i) MAA must issue MAA preferred shares or additional MAA common shares, respectively, and (ii) MAA must transfer to MAA LP an amount equal to the net proceeds raised in connection with the issuance of the shares of MAA preferred stock or shares of MAA common stock. MAA also may cause MAA LP to issue to itself, to the limited partners or to other persons additional MAA LP units or other MAA partnership interests in different series or classes, which may be senior to the MAA LP units, for such consideration, on such terms and conditions, and with such designations and preferences as MAA deems appropriate (provided, however, that if such MAA LP units or other partnership interests are issued to MAA, they must be issued in conjunction with an offering of securities of MAA having substantially similar rights, and the proceeds thereof must be transferred to MAA LP in the manner described in (ii) of the preceding sentence). Consideration for additional MAA LP units or other partnership interests may be cash or any property or other assets permitted by the TRULPA. No limited partner has preemptive, preferential or similar rights with respect to additional capital contributions to MAA LP or the issuance or sale of any MAA LP units or other partnership interests therein.

Meetings; Voting

The partnership agreement does not provide for annual meetings of the limited partners. Meetings of the limited partners may be called only by MAA, on its own motion or upon written request of limited partners owning at least 20% of the MAA LP units. Limited partners may vote either in person or by proxy at meetings. Any action that is required or permitted to be taken by the limited partners of MAA LP may be taken either at a meeting of the limited partners or without a meeting if consents in writing setting forth the action so taken are signed by limited partners owning not less than the minimum number of MAA LP units that would be necessary to authorize or take such action at a meeting of the limited partners at which all limited partners entitled to vote on such action were present. Each limited partner (including MAA to the extent it holds MAA LP units) will have a vote equal to the number of MAA LP units he or she holds on matters on which limited partners are entitled to vote. A transferee of MAA LP units who has not been admitted as a substitute limited partner of record with respect to such MAA LP units will have no voting rights with respect to such MAA LP units, even if such transferee holds other MAA LP units as to which it has been admitted as a limited partner.

Books and Reports

MAA LP’s books and records are maintained at the principal office of MAA LP, which is located at 6584 Poplar Ave., Memphis, TN 38138. All elections and options available to MAA LP for Federal income tax purposes may be taken or rejected by MAA LP in the sole discretion of MAA, as the general partner of MAA LP.

Power of Attorney

Pursuant to the partnership agreement, each limited partner and each assignee appoints the general partner of MAA LP, any liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to execute, swear to, acknowledge, deliver, file and record, among other things, the partnership agreement (and amendments thereto as described below under “—Amendment of the Partnership Agreement”), any certificates, documents or instruments necessary or appropriate in connection with the existence of MAA LP or the conduct of its business, or relating to the admission, withdrawal, removal or substitution of any partner or to the determination of the rights, preferences and privileges of partnership interests. The partnership agreement provides that such power of attorney is irrevocable, will survive the incapacity of any limited partner or the transfer of any such limited partner’s MAA LP units and will extend to such limited partner’s or assignee’s heirs, successors, assigns and personal representatives.

Amendment of the Partnership Agreement

Amendments to the partnership agreement may be proposed by MAA or by limited partners owning at least 20% of the MAA LP units. Generally, the partnership agreement may be amended with the approval of MAA, as general partner, and limited partners (including MAA) holding a majority of the MAA LP units. Certain amendments that would, among other things, convert a limited partner’s interest into a general partner’s interest; modify the limited liability of a limited partner; alter the interest of a partner in profits or losses, or the rights to receive any distributions; alter or modify the redemption right described above; or cause the termination of MAA LP at a time or on terms inconsistent with those set forth in the partnership agreement, must in each case be approved by MAA and each limited partner that would be adversely affected by such amendment. Notwithstanding the foregoing, MAA, as general partner, will have the power, without the consent of the limited partners, to amend the partnership agreement as may be required to: (1) add to the obligations of MAA as general partner or surrender any right or power granted to MAA as general partner; (2) reflect the admission, substitution, termination or withdrawal of partners in accordance with the terms of the partnership agreement; (3) establish the rights, powers, duties and preferences of any additional partnership interests issued in accordance with the terms of the partnership agreement; (4) reflect a change of an inconsequential nature that does not materially adversely affect the limited partners, or cure any ambiguity, correct or supplement any provisions of the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes concerning matters under the partnership agreement that are not otherwise inconsistent with the partnership agreement or law; or (5) satisfy any requirements of federal or state law. Certain provisions affecting the rights and duties of MAA as general partner (e.g., restrictions on MAA’s power to conduct businesses other than owning Class A Common Units) may not be amended without the approval of a majority of the MAA LP units not held by MAA.

Dissolution, Winding Up and Termination

MAA LP will continue until September 21, 2043, unless sooner dissolved and terminated. MAA LP will be dissolved prior to the expiration of its term, and its affairs wound up upon the occurrence of the earliest of: (1) the withdrawal of MAA as general partner without the permitted transfer of MAA’s interest to a successor general partner (except in certain limited circumstances); (2) the entry of a decree of judicial dissolution of MAA LP pursuant to the provisions of the TRULPA; (3) an election to dissolve the partnership made by the general partner and approved in writing by holders of Class A Common Units holding in the aggregate a majority of the issued and outstanding Class A Common Units; (4) the sale of all or substantially all of MAA LP’s assets and properties; or (5) a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the general partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the general partner (except in certain limited circumstances). Upon dissolution, MAA, as general partner, or any liquidator will proceed to liquidate the assets of MAA LP and apply the proceeds therefrom in the order of priority set forth in the partnership agreement.

COMPARISON OF UNITHOLDER RIGHTS

The rights of Colonial LP unitholders are currently governed by and subject to the provisions of the Delaware Revised Uniform Limited Partnership Act, and the fourth amended and restated agreement of limited partnership of Colonial LP, or “Colonial LP Agreement.” The rights of MAA LP unitholders are currently governed by and subject to the provisions of the Tennessee Revised Uniform Limited Partnership Act, and the second amended and restated agreement of limited partnership of MAA LP, or the existing partnership agreement. In connection with and as a condition to the closing of the mergers, MAA LP will be adopting a third amended and restated agreement of limited partnership of MAA LP, or the new partnership agreement.

The following comparison of unitholder rights summarizes the material differences between the existing partnership agreements of Colonial LP and MAA LP and the new partnership agreement. The new partnership agreement has terms that are substantially similar to those contained in the Colonial LP Agreement, and except as noted below, there are no substantial differences between the “new partnership agreement” provisions summarized below and the corresponding provisions in the existing Colonial LP Agreement. As a result, the rights of Colonial LP unitholders upon the closing of the partnership merger will be substantially similar to the current rights of Colonial LP unitholders, except that MAA LP is formed under the laws of the State of Tennessee, whereas Colonial LP is formed under the laws of the State of Delaware, and certain other changes as noted below. This summary is not intended to list all of the differences between these agreements. Each unitholder is urged to review the new partnership agreement carefully and consult with its own legal counsel and tax counsel regarding the provisions of the new partnership agreement, the form of which is attached to this joint consent solicitation/prospectus as Annex B. The following discussion is qualified in its entirety by the terms of the new partnership agreement. When reading this comparison you should refer to each partnership agreement, including all amendments, for complete information.

Capitalization

As of [—], 2013, MAA LP had [—] Class A Common Units issued and outstanding, all of which are owned by the outside limited partners to whom this joint consent solicitation/prospectus is being mailed, and [—] Class B Common Units issued and outstanding, all of which are owned by MAA. Class B Common Units have the same rights, preferences, powers and duties as Class A Common Units.

As of [—], 2013, Colonial LP had [—] Class A Units issued and outstanding and no Class B Units issued and outstanding.

Following completion of the partnership merger and the parent merger, it is expected that MAA LP will have the following capitalization:

Class A Common Units	[—	]
Class B Common Units	[—	]
Preferred units	0

All of the Class B Common Units to be issued and outstanding following completion of the mergers will be owned by MAA.

Issuance of Additional Units

Existing MAA LP Partnership Agreement. MAA is authorized to cause MAA LP to issue additional units in the form of Class A Common Units for any purpose at any time, for such consideration and on such terms and conditions as the general partner may establish in its sole and absolute discretion, without limited partner approval. The general partner must make a good faith determination that MAA LP will receive adequate consideration.

MAA LP may issue preferred units in one or more classes with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to then existing or later issued limited partnership interests, all as determined by the general partner, subject to Tennessee law. The preferred units must be issued in connection with an issuance of shares of MAA common stock, which shares have designations, preferences and other rights, all such that the economic interests are substantially similar to those of the preferred units.

No person has any preemptive, preferential or other similar right with respect to (i) additional capital contributions or loans to MAA LP or (ii) issuance or sale of any partnership interests.

Colonial LP Agreement. Colonial is authorized to cause Colonial LP to issue to the partners (including the general partner) or other persons additional partnership units or other partnership interests in one or more classes, or one or more series of classes with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to limited partnership interests, as may be determined by Colonial in its sole discretion subject to Delaware law, provided that no such additional units or interests may be issued to Colonial unless either:

•

(a) additional interests are issued in connection with an issuance of additional common or preferred shares of Colonial, which shares have designations, preferences and other rights such that the economic interests attributable to such shares are substantially similar to the designations, preferences and other rights of the additional partnership interests issued to Colonial, and (b) Colonial makes a capital contribution to Colonial LP in an amount equal to the net proceeds raised in connection with the issuance of such additional common or preferred shares of Colonial, or

•	the additional partnership interests in the applicable class or series are issued to all partners in proportion to their respective percentage interests in such class or series.

Colonial LP is authorized to issue, in addition to “Class A Units” (the only class of Colonial LP units outstanding immediately prior to the partnership merger), “Class B Units.” As described below, holders of Class B Units have rights under the Colonial LP Agreement different from holders of Class A Units under the Colonial LP Agreement (and therefore different from holders of Class B Common Units under the new partnership agreement) with respect to distributions.

If Class B Units were issued and outstanding for any portion of a quarter, the Colonial LP Agreement provided that “Available Cash” (the definition of which under the Colonial LP Agreement is almost identical to the comparable definition under the new partnership agreement) for such quarter was distributed among holders of Class A Units and Class B Units on the applicable record date (after distributions to all preferred units as provided in the Colonial LP Agreement) in accordance with their percentage interests in Colonial LP and the weighted average number of days during the quarter that the Class A Units and Class B Units, respectively, were issued and outstanding. Class A Units were always treated for this purpose under the Colonial LP Partnership Agreement as having been outstanding for the entire quarter regardless of when they were issued. As a result, limited partners holding Class A Units on the applicable record date would receive distributions of Available Cash in accordance with their percentage interests in Colonial LP for the entire quarter. Limited partners holding Class B Units on the applicable record date would receive distributions of Available Cash in accordance with their percentage interests in Colonial LP for the weighted average number of days during that quarter for which such limited partners had held their Class B Units. Holders of Class B Units who were admitted to Colonial LP between the end of a quarter and the record date applicable to distributions for such quarter would not receive any distributions for the preceding quarter, but would receive distributions of Available Cash with respect to the portion of the quarter in which their Class B Units were issued. Each Class B Unit converted automatically into a Class A Unit on the day immediately following the record date for distributions for the quarter in which the Class B Units were issued.

In addition, under the Colonial LP Agreement, holders of Colonial LP units had certain preemptive rights if Colonial were to acquire any Class A Units using the proceeds from any exercise of any Rights, as defined in the

Colonial LP Agreement, issued under a shareholder rights plan or other arrangement having the same objective and substantially the same effect. “Rights” were generally defined under the Colonial LP Agreement as rights, options, warrants or convertible or exchangeable securities entitling holders of Colonial common shares to subscribe for or purchase Colonial common shares, or any other securities or property, issued by Colonial to holders of Colonial common shares. In the event Colonial LP units or partnership interests other than Class A Units were to be issued to Colonial using proceeds of any exercise of rights issued under a shareholder rights plan (or other arrangement), the holders of Colonial LP common units would have had the right to acquire such other Colonial LP units or other partnership interests at the same price as paid by Colonial and in such amounts as would have been comparable to their rights had Class A Units been issued instead.

New Partnership Agreement. MAA is authorized to cause MAA LP to issue to the partners (including the general partner) or other persons additional partnership units or other partnership interests in one or more classes, or one or more series of classes with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to limited partnership interests, as may be determined by MAA in its sole discretion subject to Tennessee law, provided that no such additional units or interests may be issued to MAA unless either:

•

(a) additional interests are issued in connection with an issuance of additional shares of common or preferred stock of MAA, which shares have designations, preferences and other rights such that the economic interests attributable to such shares are substantially similar to the designations, preferences and other rights of the additional partnership interests issued to MAA, and (b) MAA makes a capital contribution to MAA LP in an amount equal to the net proceeds raised in connection with the issuance of such additional shares of common or preferred stock of MAA, or

•	the additional partnership interests in the applicable class or series are issued to all partners in proportion to their respective percentage interests in such class or series.

Except to the extent expressly granted by MAA LP pursuant to another agreement, no person has any preemptive, preferential or other similar right with respect to (i) capital contributions or loans to MAA LP or (ii) issuance or sale of any partnership interests.

Operating Distributions

Existing MAA LP Partnership Agreement. Subject to certain exceptions, the general partner generally must, on a quarterly basis, distribute 100% of the available cash generated by MAA LP during such quarter as follows:

•	first, to partners who own Class A Common Units on a pro rata basis, until each has received an amount equal to the priority distribution amount for the quarter for each such unit;

•

second, if any partners holding Class A Common Units have a positive cumulative unpaid priority distribution amount, to such partners on a pro rata basis, until each such cumulative unpaid priority distribution account reaches zero; and

•	third, to the general partner and any other holders of Class B Common Units on a pro rata basis.

New Partnership Agreement. Subject to certain exceptions, the general partner generally must, on at least a quarterly basis, distribute 100% of the available cash generated by MAA LP during such quarter or shorter period as follows:

•

first, to the holders of preferred units in such amount as is required for MAA LP to pay all distributions with respect to such units due or payable in accordance with the instruments designating such preferred units through the last day of such quarter or shorter period, in the order of priority and with such preferences as have been established with respect to such preferred units as of the last day of such calendar quarter or shorter period; and

•	second, to the holders of common units in proportion to their respective percentage interests in the common units.

In no event may a partner receive a distribution of available cash with respect to any unit if such partner is entitled to receive a distribution out of such available cash with respect to a share of MAA stock for which such unit has been redeemed or exchanged.

Allocations of Partnership Income and Loss

Existing MAA LP Partnership Agreement. After giving effect to certain special allocations, net income is allocated as follows:

•

first, to the general partner until the cumulative allocations of net income pursuant to this clause equal the cumulative excess net losses allocated to the general partner as a result of the net loss limitation described below;

•

second, to the limited partners until the cumulative allocations of net income equal the cumulative excess net losses allocated to the limited partners as a result of the net loss limitation described below;

•	third, to the limited partners holding Class A Common Units until the cumulative allocations of net income equal the cumulative net losses allocated to such limited partners;

•	fourth, to the holders of preferred units until the cumulative allocations of net income equal the cumulative net losses allocated to such holders;

•	fifth, to the partners of MAA LP until the cumulative allocations of net income equal the cumulative net losses allocated to the partners;

•

sixth, to the partners of MAA LP until the cumulative allocations of net income equal the cumulative distributions to the partners pursuant to the partnership agreement, with such allocations in proportion to the distributions to each partner; and

•	seventh, to the general partner and any other holder of Class B Common Units in proportion to their percentage interest in Class B Common Units.

After giving effect to certain special allocations, net losses are allocated as follows:

•	first, to the partners of MAA LP in proportion to their positive adjusted capital accounts;

•	second, to the holders of preferred units to the extent of their positive adjusted capital accounts; and

•	third, to limited partners holding Class A Common Units who have a deficit restoration obligation, in proportion to their respective percentage interests in common partnership units.

Net losses cannot be allocated to a limited partner to the extent such limited partner has a deficit balance in his, her or its adjusted capital account. Any excess net losses are allocated first to other limited partners to the extent of positive balances in their respective adjusted capital accounts (pro rata with respect to their respective percentage interests) and thereafter to the general partner.

New Partnership Agreement. After giving effect to certain special allocations, including with respect to the referred return on preferred units, net income is allocated as follows:

•

first, to the general partner to the extent that net losses previously allocated to the general partner pursuant to the fourth clause relating to net losses below exceed net income previously allocated to the general partner;

•

second, to holders of Class A Common Units who have been allocated net losses pursuant to the third clause relating to net losses below exceed net income previously allocated to such partners pursuant to this clause, in proportion to their respective excess amounts;

•

third, to partners holding preferred units (in the order of their preference in distribution, if applicable) to the extent that net losses previously allocated to such partners pursuant to the second clause relating to net losses below exceed net income previously allocated to such partners pursuant to this clause;

•

fourth, to the holders of common units to the extent that net losses previously allocated to such partners pursuant to the first clause relating to net losses below exceed net income previously allocated to such partners pursuant to this clause; and

•	fifth, to the partners in accordance with their respective percentage interests in common units.

After giving effect to certain special allocations, net losses are allocated as follows:

•

first, to the partners holding common units in accordance with their respective percentage interests in common units, until the adjusted capital account (less any amount of a deficit restoration obligation entered into by such partner) of each partner is reduced to zero;

•

second, to the partners holding preferred units in accordance with each such partner’s respective percentage interests in the preferred units determined under the respective terms of the preferred units (in the reverse order of their preference in distribution, if applicable) until the adjusted capital account (less any amount of a deficit restoration obligation entered into by such partner) of each such partner is reduced to zero;

•

third, to those holders of Class A Common Units who have entered into a deficit restoration obligation, in proportion to their respective percentage interests in Class A Common Units until the adjusted capital account of each holder is zero; and

•	fourth, to the general partner.

Colonial LP Agreement. After giving effect to certain special allocations, including with respect to the preferred return on preferred units, net income is allocated as follows:

•

first, to the general partner to the extent that net losses previously allocated to the general partner pursuant to the third clause relating to net losses below exceed net income previously allocated to the general partner pursuant to this clause;

•

second, to partners holding preferred units in the order of their preference in distribution, if applicable, to the extent that net losses previously allocated to such partners pursuant to the second clause relating to net losses below exceed net income previously allocated to such partners pursuant to this clause;

•

third, to partners holding common units to the extent that net losses previously allocated to such partners pursuant to the first clause relating to net losses below exceed net income previously allocated to such partners pursuant to this clause; and

•	fourth, to the partners in accordance with their respective percentage interests in common units.

After giving effect to certain special allocations, net losses are allocated as follows:

•	first, to the partners holding common units in accordance with their respective percentage interests in common units, until the adjusted capital account of each partner is reduced to zero;

•

second, to the partners holding preferred units in accordance with each such partner’s respective percentage interests in the preferred units determined under the respective terms of the preferred units (in the reverse order of their preference in distribution, if applicable) until the adjusted capital account of each such partner is reduced to zero; and

•	third, to the general partner.

The Colonial LP Agreement does not contemplate deficit restoration obligations as in the new partnership agreement and so does not contain any corresponding allocations.

Transfer of Partnership Interests by the General Partner

Existing MAA LP Partnership Agreement. The general partner may not transfer any of its general partnership interest or withdraw as general partner.

New Partnership Agreement. The general partner may not transfer any of its general partnership interest or limited partnership interests or withdraw as general partner, except in conjunction with a conversion factor adjustment of its limited partnership interests following a redemption by MAA of shares of MAA common stock, and in certain specified circumstances relating to extraordinary transactions as described below.

Redemption Rights of MAA LP Units

Existing MAA LP Partnership Agreement. Limited partners, other than the general partner, have the right to require MAA LP to redeem all or a portion (with a minimum of 1,000) of the partnership units held by such limited partner. The general partner may assume directly and satisfy a redemption right by paying to the redeeming partner either cash or shares of MAA common stock, and the general partner will then acquire the redeemed units of MAA LP, which will convert into Class B Common Units.

A limited partner will not be entitled to redeem its Class A Common Units until six months and one day following the issuance of such units to the limited partner.

New Partnership Agreement. Limited partners, other than the general partner, have the right to require MAA LP to redeem all or a portion (with a minimum of 1,000) of the partnership units held by such limited partner. The general partner may assume directly and satisfy a redemption right by paying to the redeeming partner either cash or shares of MAA common stock, and the general partner will then acquire the redeemed units of MAA LP, which will convert into Class B Common Units.

Limited partners will not be entitled to effect the redemption right for cash or an exchange for shares of MAA common stock to the extent that doing so would cause the limited partner or any other person to violate any of the REIT restrictions in MAA’s charter.

Extraordinary Transactions

Existing MAA LP Partnership Agreement. The following events are deemed to be “triggering events”:

•	if MAA consolidates with, or merges into, any other person, and MAA is not the continuing or surviving corporation of such consolidation or merger;

•

if any person consolidates with, or merges into, MAA, and MAA is the continuing or surviving corporation of such consolidation or merger and, in connection with such consolidation or merger, all or part of the outstanding shares of MAA common stock are converted into stock or other securities of any other person or cash or any other property;

•	if any person becomes the beneficial owner of 33.3% or more of the then-outstanding shares of MAA common stock; or

•

if MAA sells or otherwise transfers (or one or more of its subsidiaries, including MAA LP, sells or otherwise transfers) to any person or persons, in one or more transactions, assets aggregating more than 50% of the value of the assets of MAA or MAA LP.

MAA is prohibited from entering into a transaction which would result in a triggering event unless MAA complies with the following terms and conditions:

•

first, substantially contemporaneously with such triggering event, MAA, the company issuing securities in exchange for MAA common stock and its affiliates will enter into additional transactions so as to cause substantially all of the assets of MAA and such company and its affiliates to be owned, leased or held, directly or indirectly, by a single operating partnership in which each limited partner holds one partnership unit having the rights specified by the existing partnership agreement, and the partnership agreement of the resulting operating partnership must be in a form no less favorable to each of the limited partners than the existing partnership agreement;

•

second, from and after a triggering event, MAA may not take any action (with some exceptions), if such action would result in any limited partner realizing a taxable gain, without the prior written consent of limited partners holding a majority of the Class A Common Units; provided, however, this consent is not required if, at the election of limited partners holding a majority of the Class A Common Units, the surviving company after the triggering event or MAA, or both, agree, in writing, to indemnify each of the limited partners against any taxes that the limited partners might incur a result of such action or inaction; and

•

third, from and after a triggering event, in the event a dividend or distribution consisting of cash or property or both is paid by the surviving company in respect of the replacement shares (generally, the common stock issued in exchange for MAA common stock), MAA must cause MAA LP to distribute, in respect of each existing unit, the same amount of cash or property the holder of an existing common unit would have received had such holder exercised its redemption right and received such common stock prior to the dividend or distribution.

The provisions of the existing partnership agreement relating to triggering events may only be waived upon the written consent of holders of a majority of the Class A Common Units.

New Partnership Agreement. No comparable definition of “triggering event” is included in the new partnership agreement.

However, the new partnership agreement prohibits MAA from engaging in any merger, consolidation or other combination with or into another person or sale of all or substantially all of its assets, or any reclassification, or recapitalization or change of outstanding shares of MAA common stock (other than a change in par value or as a result of a subdivision or combination), unless:

•

the transaction also includes a merger of MAA LP or sale of substantially all of the assets of MAA LP which has been approved by the requisite consent of the partners and as a result of which all limited partners will receive for each common unit an amount of cash, securities, or other property equal to the greatest amount of cash, securities or other property paid for a share of MAA common stock following the consummation of the transaction or, if applicable, prior to the expiration of a purchase, tender or exchange offer, such amount as adjusted by the conversion factor; and

•

no more than forty-nine percent (49%) of the equity securities of the acquiring person in such transaction shall be owned, after consummation of such transaction, by MAA, its affiliates or affiliates of MAA LP immediately prior to the consummation of the transaction.

Notwithstanding the above, MAA may merge with another entity if immediately after such merger substantially all of the assets of the surviving entity, other than common units held by MAA (whether such common units constitute the general partner interest or a limited partner interest), are contributed to MAA LP as a capital contribution in exchange for common units with a fair market value as reasonably determined by MAA.

Except in relation to a dissolution, liquidation or termination, MAA may not sell, exchange, transfer or otherwise dispose of all or substantially all of MAA LP’s assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination with any other person) without the consent of holders of three-fourths (3/4) of the outstanding common units held by limited partners (including, for the avoidance of doubt, the Class B Common Units held by MAA).

Sales of Assets

New Partnership Agreement. Subject to certain limitations, MAA LP is restricted from selling, exchanging, mortgaging or conveying certain individual properties without the advance written consent of the contributor(s) of the particular property.

Colonial LP Agreement. There is no restriction on the ability of Colonial LP to sell, exchange, mortgage or convey any particular property.

Amendments to the Partnership Agreement

Existing MAA LP Partnership Agreement. MAA may amend the partnership agreement without consent of the limited partners, except that consent of at holders of at least 66 2/3% of Class A Common Units is required for the following amendments:

•	any amendment that would adversely affect the rights of holders of Class A Common Units to receive distributions payable under the partnership agreement;

•	any amendment that would alter MAA LP’s allocations of net income and net losses in a manner adverse to the Class A limited partners;

•	any amendment that would impose on the limited partners any obligation to make additional capital contributions to MAA LP; and

•

any amendment that would adversely affect the rights granted to holders of Class A Common Units under sections of the partnership agreement relating to, among other things, admission of limited partners, capital accounts, restrictions on MAA’s authority, distributions, prohibition of sales of certain properties, redemption rights, restrictions on transfers of limited partnership interests or triggering events.

New Partnership Agreement. MAA may amend the new partnership agreement without consent of the limited partners as may be required to facilitate or implement any of the following purposes:

•	to add to the obligations of MAA or surrender any right or power granted to MAA or any of its affiliates for the benefit of the limited partners;

•	to reflect the admission, substitution, termination, or withdrawal of partners in accordance with the partnership agreement;

•	to set forth the designations, rights, powers, duties, and preferences of the holders of any additional partnership interests issued in accordance with the partnership agreement;

•

to reflect a change that is of an inconsequential nature and does not adversely affect the limited partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the partnership agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under the partnership agreement that will not be inconsistent with law or with the provisions of the partnership agreement; and

•	to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law.

Otherwise, an amendment requires the approval of MAA and the consent of partners (including the general partner) holding a majority of the outstanding common units (including Class B Common Units held by MAA).

Amendments to certain sections of the new partnership agreement relating to, among other things, the issuance of additional partnership interests, outside activities of MAA, contracts with affiliates, transfer of MAA’s general partnership interest, and meetings of the partners, require the consent of limited partners holding a majority of the outstanding Class A Common Units.

Any amendment that would adversely affect certain rights granted to a partner and specified in the partnership agreement may not be amended without the consent of each partner adversely affected.

In addition, no amendment to the new partnership agreement may alter the restrictions on MAA’s authority with respect to a merger or sale of assets of MAA LP without the consent of the holders of three-fourths (3/4) of the outstanding common units.

Amendments may be proposed by MAA or by any limited partners holding twenty percent (20%) or more of the outstanding common units.

Liquidation of the Partnership

Existing MAA LP Partnership Agreement. MAA LP’s term will end on December 31, 2053, unless sooner dissolved.

MAA LP will be dissolved prior to the expiration of its term upon the first to occur of any of the following:

•

an event of withdrawal of the last remaining general partner (other than an event of bankruptcy) unless, within 90 days after the withdrawal, holders of a majority of the remaining Class A Common Units agree in writing to continue the business of MAA LP and to the appointment, effective as of the date of withdrawal, of a successor general partner;

•	entry of a decree of judicial dissolution of MAA LP; or

•

the last remaining general partner is incapacitated by reason of its bankruptcy unless, within 90 days after the withdrawal, holders of a majority of the remaining Class A Common Units agree in writing to continue the business of MAA LP and to the appointment, effective as of the date of withdrawal, of a successor general partner.

Colonial LP Agreement. Colonial LP’s term will end on December 31, 2092, unless Colonial LP is sooner dissolved.

Colonial LP will be dissolved prior to the expiration of its term upon the first to occur of any of the following:

•

an event of withdrawal of the general partner (other than an event of bankruptcy) unless, within 90 days after such event of withdrawal, all of the remaining partners agree in writing to continue the business of Colonial LP and to the appointment, effective as of the date of withdrawal, of a successor general partner;

•	entry of a decree of judicial dissolution of Colonial LP;

•	the sale of all or substantially all of the assets and properties of Colonial LP; or

•

a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the general partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the general partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to the entry of such order or judgment of all of the remaining partners agree in writing to continue the business of MAA LP and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute general partner.

Under the Colonial LP Agreement, Colonial LP could be dissolved prior to the expiration of its term, and its affairs wound up:

•

from and after September 29, 1993 through December 31, 2013, upon an election by Colonial, the general partner of Colonial LP, unless any limited partner who became a limited partner on September 29, 1993 and who held Class A Units issued at such time were to object to such dissolution in writing;

•

from and after January 1, 2014 through December 31, 2043, upon an election by Colonial, unless limited partners who became limited partners on September 29, 1993 and who held at least five percent (5%) of the Class A Units issued at such time were to object to such dissolution in writing; and

•	on or after January 1, 2043, upon an election by Colonial, in its sole and absolute discretion.

New Partnership Agreement. MAA LP’s term will end on September 21, 2043, unless sooner dissolved.

MAA LP will be dissolved prior to the expiration of its term upon the first to occur of any of the following:

•

an event of withdrawal of the general partner (other than an event of bankruptcy) unless, within 90 days after such event of withdrawal, holders of a majority of the remaining Class A Common Units agree in writing to continue the business of MAA LP and to the appointment, effective as of the date of withdrawal, of a successor general partner;

•	entry of a decree of judicial dissolution of MAA LP;

•	an election to dissolve MAA LP made by the general partner and approved in writing by holders of a majority of the remaining Class A Common Units;

•	the sale of all or substantially all of the assets and properties of MAA LP; or

•

a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the general partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the general partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to the entry of such order or judgment holders of a majority of the remaining Class A Common Units agree in writing to continue the business of MAA LP and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute general partner.

Liquidating Distributions

Existing MAA LP Partnership Agreement. Upon the liquidation of MAA LP, distributions will be made as follows:

•	first, to pay all of MAA LP’s debts and liabilities to creditors other than partners;

•

second, to pay all of MAA LP’s debts and liabilities to the partners, on a pro rata basis according to the amounts owed to each partner, unless the general partner elects to treat such debts and liabilities on parity with the debts and liabilities described above;

•

third, to the holders of Class A Common Units, on a pro rata basis, until each such partner has received an amount equal to the aggregate priority distribution amounts for each partnership record date (if any) occurring subsequent to the event of dissolution; and

•	fourth, to the general partner and limited partners in accordance with their capital accounts, after giving effect to all contributions, distributions and allocations for all periods.

New Partnership Agreement. Upon the liquidation of MAA LP, distributions will be made as follows:

•	first, to pay all of MAA LP’s debts and liabilities to creditors other than partners;

•	second, to pay all of MAA LP’s debts and liabilities to the general partner;

•	third, to pay all of MAA LP’s debts and liabilities to the other partners; and

•

fourth, to the general partner and limited partners in accordance with their capital accounts, after giving effect to all contributions, distributions, adjustments, and allocations for all periods, and subject to the rights of the holders of preferred units to receive a liquidation preference, with an appropriate adjustment to the capital accounts of such holders entitled to receive a liquidation preference to reflect the payment of any such liquidation preference.

Capital Account Deficit Restoration

New Partnership Agreement. Certain limited partners have the right to elect to restore a deficit in their capital account balance upon the liquidation of the limited partner’s interest in MAA LP.

Colonial LP Agreement. No limited partner has the right to elect to restore a deficit in their capital account balance upon the liquidation of the limited partner’s interest in Colonial LP.

Additional Tax Matters

Existing MAA LP Partnership Agreement. MAA is under no obligation to consider the tax consequences to limited partners in deciding whether to cause MAA LP to take (or decline to take) any actions, and MAA is not liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions, provided that MAA acted in good faith.

All tax elections required or permitted to be made by MAA LP will be made by MAA in its sole discretion.

New Partnership Agreement. MAA, as general partner of MAA LP, may determine in its sole and absolute discretion whether to make any available election under the Code in respect of MAA LP, and may revoke any such election if, in its sole and absolute discretion, it determines that such revocation is in the best interest of all of the partners of MAA LP (including the general partner).

Under the amended and restated MAA LP limited partnership agreement, subject to any separate agreements with or for the benefit of any direct or indirect holders of MAA LP units (including those which have been incorporated into the amended and restated MAA LP limited partnership agreement), MAA, as general partner of MAA LP, may, but shall be under no obligation to, take into account the tax consequences to any holder of MAA LP units. Notwithstanding the foregoing, under the amended and restated MAA LP limited partnership agreement, if MAA, as general partner of MAA LP, decides to refinance (directly or indirectly) any outstanding indebtedness of MAA LP, MAA must use reasonable efforts to structure such refinancing in a manner that minimizes any adverse tax consequences therefrom to the limited partners of MAA LP. In addition, under the amended and restated MAA LP limited partnership agreement, in deciding whether or not to dispose of any property that represents more than 1% of MAA’s total assets, MAA must consider in good faith the income tax consequences of such disposition for both itself and the limited partners of MAA LP. Nonetheless, the amended and restated MAA LP limited partnership agreement also will provide that, except as may be set forth in a separate written agreement between a limited partner and MAA (and/or MAA LP, as applicable) or otherwise expressly provided in the amended and restated MAA LP limited partnership agreement, neither MAA, as general partner of MAA LP, nor MAA LP shall have liability to a limited partner under any circumstances as a result of an income tax liability incurred by such limited partner as a result of an action (or inaction) by MAA, as general partner of MAA LP, pursuant to its authority under such agreement.

COMPARATIVE STOCK PRICES, DIVIDENDS AND DISTRIBUTIONS

MAA LP units and Colonial LP units are not currently listed, and the MAA LP units following the partnership merger will not be listed, on any national securities exchange or quoted in the over-the-counter market. There is no established public trading market for the MAA LP units and the Colonial LP units currently and it is not expected that there will be any established trading market for the MAA LP units following the partnership merger. However, currently each MAA LP unit may be redeemed for one share of MAA common stock or its cash equivalent at MAA’s election and each Colonial LP unit may be redeemed for one Colonial common share or its cash equivalent at Colonial’s election. Following the mergers, each MAA LP unit may be redeemed for one share of Combined Corporation common stock or its cash equivalent at the Combined Corporation’s election. Shares of MAA common stock and Colonial common shares are traded on the NYSE under the symbols “MAA” and “CLP”, respectively. The following table presents trading information for shares of MAA common stock and Colonial common shares on May 31, 2013, the last trading day before the execution of the merger agreement, and [—], 2013, the latest practicable trading day before the date of this joint consent solicitation/prospectus.

	MAA Common Stock									Colonial Common Shares
Date	High			Low			Close			High			Low			Close
May 31, 2013		$69.14			$67.92			$67.97			$22.47			$22.08			$22.11
[—], 2013	$	[—	]	$	[—	]	$	[—	]	$	[—	]	$	[—	]	$	[—	]

For illustrative purposes, the following table provides Colonial equivalent per share information on each of the specified dates. Colonial equivalent per share amounts are calculated by multiplying MAA per share amounts by the exchange ratio of 0.360.

	MAA Common Stock									Colonial Equivalent Per Share
Date	High			Low			Close			High			Low			Close
May 31, 2013		$69.14			$67.92			$67.97			$24.89			$24.45			$24.47
[—], 2013	$	[—	]	$	[—	]	$	[—	]	$	[—	]	$	[—	]	$	[—	]

Market Prices, Dividend and Distribution Data

The following tables set forth the high and low sales prices of shares of MAA common stock and Colonial common shares as reported on the NYSE, and the quarterly cash dividends declared per share, for each of the quarterly periods indicated.

MAA

	High		Low		Dividend
2011
First Quarter	$65.00		$60.41		$0.6275
Second Quarter	68.62		62.12		0.6275
Third Quarter	73.36		57.04		0.6275
Fourth Quarter	63.62		55.10		0.6275
2012
First Quarter	$67.11		$57.96		$0.66
Second Quarter	70.22		64.67		0.66
Third Quarter	70.21		64.81		0.66
Fourth Quarter	66.68		60.38		0.66
2013
First Quarter	$70.84		$64.54		$0.695
Second Quarter	74.94		60.88		0.695
Third Quarter (through [—], 2013)	[—	]	[—	]	[—	]

Colonial

	High		Low		Dividend
2011
First Quarter	$20.05		$17.96		$0.15
Second Quarter	21.37		18.60		0.15
Third Quarter	22.00		16.84		0.15
Fourth Quarter	21.18		16.24		0.15
2012
First Quarter	$21.88		$20.14		$0.18
Second Quarter	22.75		20.48		0.18
Third Quarter	23.64		20.67		0.18
Fourth Quarter	22.83		19.66		0.18
2013
First Quarter	$23.05		$21.24		$0.21
Second Quarter	24.96		21.49		0.21
Third Quarter (through [—], 2013)	[—	]	[—	]	[—	]

MAA LP and Colonial LP have historically made quarterly distributions to their respective unitholders in the same amount as the quarterly cash dividends declared per share by their respective general partners for the particular quarter. The following tables set forth the distributions made with respect a MAA LP unit and a Colonial LP unit for each of the quarterly periods indicated.

MAA LP

	Distribution
2011
First Quarter	$0.6275
Second Quarter	0.6275
Third Quarter	0.6275
Fourth Quarter	0.6275
2012
First Quarter	$0.66
Second Quarter	0.66
Third Quarter	0.66
Fourth Quarter	0.66
2013
First Quarter	$0.695
Second Quarter	0.695
Third Quarter	[—	]

Colonial LP

	Distribution
2011
First Quarter	$0.15
Second Quarter	0.15
Third Quarter	0.15
Fourth Quarter	0.15
2012
First Quarter	$0.18
Second Quarter	0.18
Third Quarter	0.18
Fourth Quarter	0.18
2013
First Quarter	$0.21
Second Quarter	0.21
Third Quarter	[—	]

The market value of the shares of Combined Corporation common stock into which MAA LP units may be redeemed after the closing of the mergers will not be known at the time the MAA LP unitholders and the Colonial LP unitholders vote to approve the proposals described in this joint consent solicitation/prospectus. Because the exchange ratio will not be adjusted for changes in the market price of either shares of MAA common stock or Colonial common shares, the value of the MAA LP units issuable to Colonial LP unitholders in the partnership merger, and the market value of the shares of MAA common stock that may be issued upon a redemption of MAA LP units, may vary significantly from the value of the MAA LP units that Colonial LP unitholders would receive if the mergers were completed on the date of this joint consent solicitation/prospectus. As a result, you should obtain recent market prices of shares of MAA common stock and Colonial common shares prior to voting to approve the proposals. See “Risk Factors—Risk Factors Relating to the Mergers” beginning on page 27.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of some of the terms of MAA’s capital stock, the MAA charter, as further amended, MAA’s amended and restated bylaws, or the MAA bylaws, and certain provisions of the Tennessee Business Corporation Act, or the TBCA. You should read the MAA charter and the MAA bylaws and the applicable provisions of Tennessee law for complete information on MAA’s capital stock. The following summary is not complete and is subject to, and qualified in its entirety by reference to, the provisions of the MAA charter and bylaws. To obtain copies of these documents, see “Where You Can Find More Information” beginning on page 180.

The description of MAA capital stock in this section applies to the capital stock of the Combined Corporation after the parent merger.

Shares Authorized

MAA’s authorized capital stock consists of 100,000,000 shares of common stock and 20,000,000 shares of preferred stock.

Shares Outstanding

As of [—], 2013, the record date for the MAA special meeting, MAA had [—] shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. Upon consummation of the parent merger, the Combined Corporation is expected to have approximately [—] shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Holders of shares of MAA common stock are entitled to one vote per share on all matters to be voted on by common shareholders and, subject to any preferential rights granted by the MAA Board to any series of preferred stock, are entitled to receive ratably such dividends as may be declared in respect of the common stock by the MAA Board in its discretion from funds legally available therefor. In the event of MAA’s liquidation, dissolution or winding-up, holders of common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference payable on MAA’s then-outstanding preferred stock. Holders of MAA common stock have no preference, subscription, redemption, conversion, exchange, sinking fund or preemptive rights. Subject to the voting rights, if any, of any preferred stock outstanding at the time of a shareholder vote, action on a matter submitted for shareholder approval at a shareholders’ meeting (other than the election of directors) is generally approved if the votes cast by the holders of common stock in favor of the action exceed the votes cast opposing the action, while directors are elected by a plurality of the votes cast by the shares entitled to vote in the election. Holders of MAA common stock do not have cumulative voting rights in the election of MAA’s directors. This means that the holders of a majority of the outstanding shares of MAA common stock will generally be entitled, subject to the rights, if any, of any preferred stock outstanding at any time to vote in the election of directors, to elect all of MAA’s directors standing for election. The outstanding shares of MAA common stock are fully paid and nonassessable, and the shares of MAA common stock to be issued in connection with the parent merger will be fully paid and nonassessable.

Shares of MAA common stock are subject to restrictions on ownership and transfer designed to preserve MAA’s qualification as a REIT for U.S. federal income tax purposes. See “—Certain Matters of Corporate Governance—Ownership Limitations” below.

Preferred Stock

Under the MAA charter, the MAA Board is authorized, without shareholder action, to cause the issuance of up to 20,000,000 shares of preferred stock, in such series, and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions, as may be fixed by the MAA Board. As a result, the MAA Board may afford the holders of any series of preferred stock preferences, powers, and rights, voting or otherwise, that may dilute or otherwise adversely affect the economic, voting and other rights of holders of MAA common stock and may also provide any series of preferred stock with preferences over MAA common stock as to dividends and the distribution of assets in the event of MAA’s liquidation, dissolution or winding-up.

Although no MAA preferred stock is outstanding as of the date of this joint consent solicitation/prospectus, MAA has from time-to-time in the past issued series of preferred stock and may do so again in the future. In particular, the MAA Board has previously designated and established the terms of the following series of preferred stock:

•	2,000,000 shares of 9.5% Series A Cumulative Preferred Stock, of which no shares are outstanding;

•	2,156,250 shares of 8.875% Series B Cumulative Preferred Stock, of which no shares are outstanding;

•	2,000,000 shares of 9.375% Series C Cumulative Redeemable Preferred Stock, of which no shares are outstanding;

•	1,000,000 shares of 9.5% Series E Cumulative Redeemable Preferred Stock, of which no shares are outstanding;

•	3,000,000 shares of 9.25% Series F Cumulative Redeemable Preferred Stock, of which no shares are outstanding;

•	400,000 shares of 8.625% Series G Cumulative Redeemable Preferred Stock, of which no shares are outstanding; and

•	6,200,000 shares of 8.30% Series H Cumulative Redeemable Preferred Stock, of which no shares are outstanding.

MAA has redeemed or retired all of the shares of the preferred stock referred to in the foregoing bullet points. However, under Tennessee law, these shares, although no longer outstanding, are still allocated to the respective series referred to above and therefore cannot (absent an appropriate amendment to the MAA charter) be reissued except as a part of such series and with the dividend rate and other terms and provisions of such series previously established by the MAA Board. Accordingly, as of the date of this joint consent solicitation/prospectus, of the 20,000,000 shares of preferred stock that MAA is authorized to issue pursuant to the MAA charter, a total of 16,756,250 of those shares have been allocated to the respective series set forth in the bullet points above, leaving 3,243,750 shares of preferred stock that may be issued from time-to-time in such amounts and series and with such terms and provisions as may be established from time-to-time by the MAA Board.

Power to Issue Additional Shares of Common and Preferred Stock

MAA may issue additional shares of common stock or preferred stock and classify and issue additional series of preferred stock. These actions can be taken without action by MAA’s shareholders, unless shareholder approval is required by applicable law or rule of any stock exchange or automated quotation system on which MAA stock may be listed or traded. MAA may issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of MAA that that might involve a premium price for MAA common stock or that the holders of MAA common stock otherwise believe to be in their best interest. MAA’s issuance of additional shares of capital stock in the future could dilute the voting and other rights of shares held by existing shareholders.

Certain Matters of Corporate Governance

Charter and Bylaw Provisions

The TBCA, the MAA charter and the MAA bylaws govern MAA shareholders’ rights and related matters. Certain provisions of the MAA charter and MAA bylaws, which are described below, may make it more difficult to change the composition of the MAA Board and may discourage or make more difficult any attempt by a person or group to obtain control of MAA.

Voting Requirement

Under the TBCA, the MAA charter generally may not be amended without shareholder approval. Except as provided below and subject to the voting rights of any preferred stock outstanding at the time of a shareholder vote, any amendment to the MAA charter submitted for shareholder approval at a shareholders’ meeting is generally approved if it receives the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote generally on the subject matter. Additionally, the MAA charter provides that the MAA Board cannot take any action intended to terminate MAA’s qualification as a REIT without the affirmative vote of at least two-thirds of the outstanding shares of common stock. Under the TBCA, MAA’s shareholders may amend the MAA bylaws if the number of votes cast in favor of the amendment exceeds the number of votes cast against the amendment. Additionally, MAA’s directors may amend the MAA bylaws upon the affirmative vote of a majority of the directors then in office, unless the shareholders prescribe that any such bylaw may not be amended or repealed by the MAA Board or unless the TBCA or the MAA charter otherwise provides.

Special Meetings

Under the MAA bylaws, shareholders may require MAA to call special meetings of the shareholders only if such shareholders hold outstanding shares representing more than 10% of all votes entitled to be cast at any such special meeting.

Advance Notice of Director Nominations and New Business

The MAA bylaws provide that with respect to an annual meeting of shareholders, nominations of persons for election to the MAA Board and the proposal of other business to be considered by shareholders may be made only (i) by or at the direction of the MAA Board or (ii) by any MAA shareholder who (A) was a shareholder of record at the time of giving the notice as provided for in the MAA bylaws and at the time of the annual meeting, (B) is entitled to vote at the meeting, and (C) has complied with the advance notice procedures set forth in the MAA bylaws. In addition, with respect to any special meeting of shareholders at which directors are to be elected, nominations of persons for election to the MAA Board may be made only (i) by or at the direction of the MAA Board or (ii) by any MAA shareholder who (A) was a shareholder of record at the time of giving the notice as provided for in the MAA bylaws and at the time of the special meeting, (B) is entitled to vote at the meeting, and (C) has complied with the advance notice procedures set forth in the MAA bylaws.

The advance notice provisions of the MAA bylaws could have the effect of discouraging a takeover or other transaction in which holders of MAA common stock might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

Limitation of Director’s Liability

The MAA charter eliminates, subject to certain exceptions, the personal liability of a director to MAA or its shareholders for monetary damages for breaches of such director’s fiduciary duty as a director. The MAA charter does not provide for the elimination of or any limitation on the personal liability of a director for:

•	any breach of a director’s duty of loyalty to MAA or its shareholders;

•	acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; or

•	unlawful corporate distributions.

Removal of Directors

The MAA bylaws provide that MAA shareholders may remove any director, with or without cause, but such removal requires the affirmative vote of holders of not less than 75% of all shares entitled to vote in the election of directors at a special meeting called for that purpose. This provision may make it more difficult for shareholders to remove directors.

Tennessee Anti-Takeover Statutes

In addition to certain of the MAA charter and MAA bylaws provisions discussed above and below, Tennessee has adopted a series of statutes which can have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for MAA common stock.

Under the Tennessee Investor Protection Act, unless the MAA Board has recommended a takeover offer to shareholders, no offeror beneficially owning five percent or more of any class of equity securities of MAA, any of which was purchased within one year prior to the proposed takeover offer (unless the offeror, before making such purchase, has made a public announcement of its intention with respect to changing or influencing the management or control of MAA, has made a full, fair and effective disclosure of such intention to the person from whom the offeror intends to acquire such securities and has filed with the Tennessee Commissioner of Commerce and Insurance, or the “Commissioner,” and MAA a statement signifying such intentions and containing such additional information as the Commissioner by rule prescribes), may offer to acquire any class of equity security of MAA pursuant to a tender offer if after the acquisition thereof the offeror would be directly or indirectly a beneficial owner of more than 10% of any class of outstanding equity securities of the offeree company, or a Takeover Offer. Such an offeror must provide that any equity securities of MAA deposited or tendered pursuant to a Takeover Offer may be withdrawn by an offeree at any time within seven days from the date the offer has become effective following filing with the Commissioner and MAA and public announcement of the terms or after 60 days from the date the offer has become effective. If an offeror makes a Takeover Offer for less than all the outstanding equity securities of any class, and if the number of securities tendered is greater than the number the offeror has offered to accept and pay for, the securities shall be accepted pro rata. If an offeror varies the terms of a Takeover Offer before its expiration date by increasing the consideration offered to offeree, the offeror shall pay the increased consideration for all equity securities accepted, whether accepted before or after the variation in the terms of the offer.

Under the Tennessee Business Combination Act, subject to certain exceptions, MAA may not engage in any “business combination” with an “interested shareholder” for a period of five years following the date that such shareholder became an interested shareholder unless prior to such date the MAA Board approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder.

A “business combination” is defined by the Tennessee Business Combination Act as any:

•	merger or consolidation;

•	share exchange;

•	sale, lease, exchange, mortgage, pledge or other transfer of assets representing 10% or more of:

•	the aggregate market value of the corporation’s consolidated assets;

•	the aggregate market value of the corporation’s shares; or

•	the corporation’s consolidated net income;

•	issuance or transfer of shares by the corporation to the interested shareholder;

•	plan of liquidation or dissolution proposed by the interested shareholder;

•	transaction or recapitalization which increases the proportionate share of any outstanding voting securities owned or controlled by the interested shareholder; or

•	financing arrangement whereby any interested shareholder receives, directly or indirectly, a benefit except proportionately as a shareholder.

An “interested shareholder” is defined as:

•	any person that is the beneficial owner of 10% or more of the voting power of any class or series of outstanding voting stock of the corporation; or

•

an affiliate or associate of the corporation who at any time within the five-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of any class or series of the outstanding stock of the corporation.

Consummation of a business combination that is subject to the five-year moratorium is permitted after such period when the transaction complies with all applicable charter and bylaw requirements and either (i) is approved by the holders of two-thirds of the voting stock not beneficially owned by the interested shareholder, or (ii) meets certain fair price criteria.

The Tennessee Greenmail Act prohibits MAA from purchasing, directly or indirectly, any of its shares at a price above the market value of such shares (defined as the average of the highest and lowest closing market price for such shares during the 30 trading days preceding the purchase and sale or preceding the commencement of a tender offer or announcement of an intention to seek control of the corporation if the seller of such shares has commenced a tender offer or announced an intention to seek control of the corporation) from any person who holds more than three percent of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by such corporation or the corporation makes an offer, of at least equal value per share, to all holders of shares of such class.

Ownership Limitations

For MAA to qualify as a REIT under the Code, among other things, no more than 50% in value of MAA’s outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer shareholders (as defined in the Code to include certain entities) during the last half of a taxable year, and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To ensure that MAA continues to meet the requirements for qualification as a REIT, the MAA charter provides, subject to certain limited exceptions, that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% of the outstanding shares of MAA’s capital stock, both common and preferred, which is referred to as the Ownership Limit. All shares of MAA’s capital stock which any person has the right to acquire upon exercise of outstanding rights, options or warrants, or upon conversion of convertible securities, shall be considered for purposes of determining the Ownership Limit if inclusion of those shares would cause such person to violate the Ownership Limit. The MAA Board may exempt from the Ownership Limit ownership or transfer of shares of capital stock while owned by or transferred to a person who has provided evidence and assurances acceptable to the MAA Board that MAA’s qualification as a REIT under the Code would not be jeopardized thereby. Absent such an exemption, any transfer of capital stock that would result in direct or indirect ownership of capital stock by a shareholder in excess of the Ownership Limit or that would result in MAA’s disqualification as a REIT under the Code, including any transfer that results in the capital stock being owned by fewer than 100 persons or results in MAA being “closely held” within the meaning of section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the capital stock. If the MAA Board at any time determines that a transaction has taken place, or that any person intends to acquire shares of MAA’s capital stock, in violation of the restrictions described in the immediately preceding sentence, the MAA Board may take such action as it deems advisable to refuse to give effect to or to prevent such transaction, including refusing to give effect to any such transfer on MAA’s stock transfer books.

If, notwithstanding the foregoing restrictions on transfer, any person acquires shares in excess of the Ownership Limit, such shares shall be deemed “Excess Shares” held by such holder as agent on behalf of, and in trust for the exclusive benefit of, the transferees (which may include MAA) to whom such capital stock may be ultimately transferred without violating the Ownership Limit. While the Excess Shares are held in trust, the holder thereof will not be entitled to vote the Excess Shares or to receive dividends or other distributions on the Excess Shares.

Within six months after receiving notice of a transfer that results in shares of MAA’s capital stock being deemed Excess Shares, the MAA Board shall either direct the holder to sell the Excess Shares or shall redeem the

Excess Shares. If the MAA Board directs a holder of Excess Shares to sell such Excess Shares, such holder shall pay MAA out of the proceeds of such sale all expenses incurred by MAA in connection with such sale plus any remaining amount of such proceeds that exceeds that amount paid by such holder for the Excess Shares.

If the MAA Board determines to redeem the Excess Shares, the MAA Board will notify the holder of Excess Shares not less than one week prior to the redemption date determined by the MAA Board and stated in the notice of redemption. MAA will pay the holder a redemption price equal to the lesser of (a) the principal price paid for the Excess Shares by the holder, (b) a price per Excess Share equal to the market price (as determined in the manner set forth in MAA’s charter) of the applicable capital stock, (c) the market price (as so determined) on the date such holder would, but for the restrictions on transfers set forth in MAA’s charter, be deemed to have acquired ownership of the Excess Shares (if market price is not determinable (as set forth in MAA’s charter), the net asset value per share on the date of the notice of redemption as determined in good faith by the MAA Board). and (d) the maximum price allowed under the Tennessee Greenmail Act described above under “—Tennessee Anti-Takeover Statutes” (such price being the average of the highest and lowest closing market price for the Excess Shares during the 30 trading days preceding the purchase of such Excess Shares or, if the holder of such Excess Shares has commenced a tender offer or has announced an intention to seek control of MAA, during the 30 trading days preceding the commencement of such tender offer or the making of such announcement). The redemption price may be paid, at MAA’s option, by delivering to the holder of the Excess Shares one common unit (subject to adjustment from time-to-time in the event of, among other things, stock splits, stock dividends or recapitalizations affecting MAA common stock or certain mergers, consolidations or asset transfers by MAA) issued by MAA LP for each Excess Share being redeemed.

Each shareholder shall upon demand be required to provide MAA with an affidavit setting forth any information with respect to its direct, indirect, constructive and beneficial ownership of MAA’s capital stock as the MAA Board deems necessary to comply with the provisions of the Code applicable to REITs or to determine any such compliance. Each such affidavit shall also include the information required to be filed by shareholders in reports pursuant to Section 13(d) of the Exchange Act. A person planning to acquire capital stock in excess of the Ownership Limit is also required to provide MAA with a similar affidavit at least 15 days prior to the proposed acquisition.

The Ownership Limit may have the effect of precluding acquisition of control of MAA and could have the effect of discouraging a takeover or other transaction in which holders of common stock might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

Other Matters

Pursuant to the TBCA, MAA cannot merge with and into another entity or sell all or substantially all of its assets unless such merger or sale is approved by a majority of the outstanding shares of MAA common stock.

Transfer Agent

The transfer agent and registrar for shares of MAA common and preferred stock is American Stock Transfer & Trust Company, Brooklyn, New York.

LEGAL MATTERS

The validity of the MAA LP units and the MAA common stock offered by this joint consent solicitation/prospectus will be passed upon for MAA LP and MAA by Baker, Donelson, Bearman, Caldwell & Berkowitz, PC.

The federal income tax consequences of the partnership merger will be passed upon for MAA and MAA LP by Goodwin Procter LLP and for Colonial LP by Hogan Lovells US LLP.

EXPERTS

The consolidated financial statements and schedule of Mid-America Apartments, L.P. at December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012, appearing in this joint consent solicitation/prospectus have been audited by Ernst & Young LLP, independent registered accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The statements of revenues and certain operating expenses of certain acquired properties, appearing in the MAA Current Report on Form 8-K filed with the SEC on March 22, 2013 and containing information under items 2.01 and 9.01 of such form (being the second of two Current Reports on Form 8-K filed by MAA on March 22, 2013) have been audited by Watkins Uiberall, PLLC, independent registered public accounting firm, as set forth in their reports thereon, included therein, and included in this joint consent solicitation/prospectus by reference. Such statements of revenues and certain operating expenses are included herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Mid-America Apartment Communities, Inc. appearing in Mid-America Apartment Communities, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2012 (including the schedule appearing therein), and the effectiveness of Mid-America Apartment Communities, Inc.’s internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and the related financial statement schedules of Colonial LP included in Annex G to this joint consent solicitation/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, appearing in Annex G. Such consolidated financial statements and financial statement schedules are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

MAA and MAA LP have filed with the SEC a registration statement of which this joint consent solicitation/prospectus forms a part. The registration statement registers the MAA LP units to be issued to Colonial LP unitholders in connection with the partnership merger and the MAA shares of common stock into which such MAA LP units may be exchanged from time to time. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about MAA LP units and MAA common stock. The rules and regulations of the SEC allow MAA and MAA LP to omit certain information included in the registration statement from this joint consent solicitation/prospectus.

MAA, Colonial and Colonial LP each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including MAA, Colonial and Colonial LP, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult MAA’s or Colonial’s website for more information. MAA’s website is www.maac.com. Colonial’s website is www.colonialprop.com. Information included on these websites is not incorporated by reference into this joint consent solicitation/prospectus.

In addition, the SEC allows MAA to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint consent solicitation/prospectus, except for any information that is superseded by information included directly in this joint consent solicitation/prospectus. This joint consent solicitation/prospectus contains summaries of certain provisions contained in some of the MAA documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents.

This joint consent solicitation/prospectus incorporates by reference the documents listed below that MAA has previously filed with the SEC; provided, however, that we are not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The documents listed below contain important information about MAA, MAA LP, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.

•

Current Reports on Form 8-K, filed on February 22, 2013, February 25, 2013, March 15, 2013, March 22, 2013 (two Current Reports), May 23, 2013, May 24, 2013, June 3, 2013 (two Current Reports) and June 18, 2013 (other than documents or portions of those documents not deemed to be filed).

•	Proxy Statement for MAA’s 2013 Annual Meeting of Shareholders, on Schedule 14A filed with the SEC on March 22, 2013.

In addition, MAA incorporates by reference herein any filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement that contains this joint consent solicitation/prospectus and prior to the effectiveness of this joint consent solicitation/prospectus and any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint consent solicitation/prospectus and prior to the effective date of the mergers. Such documents are considered to be a part of this joint consent solicitation/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above or from MAA by requesting them in writing or by telephone at the following address:

Mid-America Apartment Communities, Inc.

Attention: Investor Relations Department

6584 Poplar Avenue

Memphis, Tennessee 38138

Telephone: (901) 682-6600

These documents are available from MAA without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint consent solicitation/prospectus forms a part.

This document is a prospectus of MAA and MAA LP and is a joint consent solicitation of MAA, in its capacity as the sole general partner of MAA LP, and Colonial, in its capacity as the sole general partner of Colonial LP. None of MAA, MAA LP, Colonial or Colonial LP has authorized anyone to give any information or make any representation about the mergers or any party thereto that is different from, or in addition to, that contained in this joint consent solicitation/prospectus or in any of the materials incorporated by reference into this joint consent solicitation/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint consent solicitation/prospectus speaks only as of the date of this joint consent solicitation/prospectus unless the information specifically indicates that another date applies.

INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION

F-1

MID-AMERICA APARTMENTS, L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction

Martha Merger Sub, LP, or OP Merger Sub, a wholly owned indirect subsidiary of Mid-America Apartments, L.P., or MAA LP, plans to merge with and into Colonial Realty Limited Partnership, or Colonial LP, with Colonial LP being the surviving entity of the merger and a wholly owned indirect subsidiary of MAA LP, which is referred to as the partnership merger. The partnership merger is part of the transactions contemplated by the agreement and plan of merger entered into on June 3, 2013 between Mid-America Apartment Communities, Inc., or MAA, the general partner of MAA LP, MAA LP, OP Merger Sub, Colonial Properties Trust, or Colonial, the general partner of Colonial LP, and Colonial LP pursuant to which MAA and Colonial will combine through a merger of Colonial with and into MAA, with MAA surviving the merger, which is referred to as the parent merger.

In the partnership merger, each limited partner interest in Colonial LP designated as a “Class A Unit” and a “Partnership Unit” under the limited partnership agreement of Colonial LP, which we refer to in this joint consent solicitation/prospectus as Colonial LP units, issued and outstanding immediately prior to the effectiveness of the partnership merger (other than general partner interests owned by Colonial) will be converted automatically into common units in MAA LP, which we refer to in this joint consent solicitation/prospectus as MAA LP units, in an amount equal to 1 multiplied by the 0.360 exchange ratio, and each holder of MAA LP units issued in the partnership merger will be admitted as a limited partner of MAA LP in accordance with the terms of the amended and restated MAA LP limited partnership agreement. The partnership merger is subject to customary closing conditions, including receipt of the approval of both the MAA and Colonial shareholders and the approval of existing holders of the MAA LP units. The transactions contemplated by the merger agreement, including the partnership merger and the parent merger, are expected to close during the third quarter of 2013. Prior to the effective time of the partnership merger, MAA will contribute all of its assets and liabilities, with the exception of its ownership interest in MAA LP and certain bank accounts, to MAA LP, and as a result, MAA LP will be structured as a traditional umbrella partnership REIT, or UPREIT. The unaudited pro forma consolidated financial statements have not been adjusted for this contribution as it is not directly attributable to the merger. Following the partnership merger, MAA LP will continue to be a majority-owned subsidiary of Mid-America Apartment Communities, Inc.

The following unaudited pro forma consolidated financial statements are based on MAA LP’s historical consolidated financial statements and Colonial LP’s historical consolidated financial statements set forth in Annexes E, F, G and H respectively to this joint consent solicitation/prospectus and incorporated herein by reference, and have been adjusted in the statements below to give effect to the partnership merger. The unaudited pro forma combined statements of operations for the three months ended March 31, 2013 and the twelve months ended December 31, 2012 give effect to the partnership merger as if it had occurred on January 1, 2012, the beginning of the earliest period presented. The unaudited pro forma combined balance sheet as of March 31, 2013 gives effect to the partnership merger as if it had occurred on March 31, 2013. The historical consolidated financial statements of Colonial LP have been adjusted to reflect certain reclassifications in order to conform to MAA LP’s financial statement presentation.

The unaudited pro forma consolidated financial statements were prepared using the acquisition method of accounting with MAA LP considered the acquirer of Colonial LP. See “The Mergers—Accounting Treatment.” Under the acquisition method of accounting, the purchase price is allocated to the underlying Colonial LP tangible and intangible assets acquired and liabilities assumed based on their respective fair market values with the excess purchase price, if any, allocated to goodwill.

The pro forma adjustments and the purchase price allocation as presented are based on estimates and certain information that is currently available. The total consideration for the partnership merger and the assignment of fair values to Colonial LP’s assets acquired and liabilities assumed has not been finalized, is subject to change,

F-2

could vary materially from the actual amounts at the time the partnership merger is completed, and has not identified all adjustments necessary to conform Colonial LP’s accounting policies to MAA LP’s accounting policies. A final determination of the fair value of Colonial LP’s assets and liabilities, including intangible assets with both indefinite or finite lives, will be based on the actual net tangible and intangible assets and liabilities of Colonial LP that exist as of the closing date of the partnership merger and, therefore, cannot be made prior to the completion of the partnership merger. In addition, the value of the consideration to be paid by MAA LP upon the consummation of the partnership merger will be determined based on the closing price of MAA’s common stock on the closing date of the Partnership Merger, which we also estimate to be the fair value of the MAA LP units issued in the partnership merger. Because Colonial LP holds substantially all of the assets, liabilities, and activities of Colonial, the value of the MAA LP and Colonial LP merger will be determined based on the closing price of MAA’s common stock on the closing date of the partnership merger. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analyses are performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma consolidated financial statements presented below. MAA LP estimated the fair value of Colonial LP’s assets and liabilities based on discussions with Colonial LP’s management, preliminary valuation studies, due diligence and information presented in Colonial LP’s public filings. During those discussions, MAA learned that subsequent to March 31, 2013, Colonial sold a commercial property with net book value of $133.4 million, resulting in a gain of $9.4 million. This gain and the removal of assets on the sale, are not reflected in the unaudited pro forma consolidated financial statements as the sale was not part of the merger transaction. Until the partnership merger is completed, both companies are limited in their ability to share certain information. Upon completion of the partnership merger, final valuations will be performed. Any increases or decreases in the fair value of relevant balance sheet amounts upon completion of the final valuations will result in adjustments to the pro forma balance sheet and/or statements of operations. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material.

The aggregate purchase price for financial statement purposes will be based on the actual closing price per share of MAA common stock on the closing date, which could differ materially from the assumed value disclosed in the notes to the unaudited pro forma consolidated financial statements. If the actual closing price per share of MAA common stock on the closing date is higher than the assumed amount, it is expected that the final purchase price will be higher; conversely, if the actual closing price is lower, it is expected that the final purchase price will be lower. A hypothetical 10% change in MAA’s closing stock price on the closing date of the partnership merger would have an approximate $234 million impact on the purchase price and subsequent goodwill balance, if any. Because Colonial LP holds substantially all of the assets, liabilities, and activities of Colonial, this difference in purchase price due to the change in the closing price of MAA stock would also be the same for the partnership merger.

Assumptions and estimates underlying the unaudited adjustments to the unaudited pro forma consolidated financial statements are described in the accompanying notes. The historical consolidated financial statements have been adjusted in the unaudited pro forma consolidated financial statements to give effect to pro forma events that are: (1) directly attributable to the partnership merger, (2) factually supportable, and (3) expected to have a continuing impact on the results of operations of MAA LP following the partnership merger. This information is presented for illustrative purposes only and is not indicative of the combined operating results or financial position that would have occurred if such transactions had occurred on the dates and in accordance with the assumptions described below, nor is it indicative of future operating results or financial position.

The unaudited pro forma consolidated financial statements, although helpful in illustrating the financial characteristics of MAA LP following the partnership merger under one set of assumptions, do not reflect the benefits of expected cost savings (or associated costs to achieve such savings), opportunities to earn additional revenue, or other factors that may result as a consequence of the partnership merger and do not attempt to predict or suggest future results. Specifically, the unaudited pro forma combined statements of operations exclude projected operating efficiencies and synergies expected to be achieved as a result of the partnership merger. The

F-3

projected operating synergies are expected to include approximately $25 million in combined annual cost savings. The unaudited pro forma consolidated financial statements also exclude the effects of costs associated with any restructuring or integration activities or asset dispositions resulting from the partnership merger as they are currently not known, and to the extent they occur, are expected to be non-recurring and will not have been incurred at the closing date of the partnership merger. However, such costs could affect MAA LP following the partnership merger in the period the costs are incurred or recorded. Further, the unaudited pro forma consolidated financial statements do not reflect the effect of any regulatory actions that may impact the results of MAA LP following the partnership merger.

The unaudited pro forma consolidated financial statements have been developed from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma consolidated financial statements;

•

the historical audited consolidated financial statements of MAA LP as of and for the year ended December 31, 2012 attached to this joint consent solicitation/prospectus as Annex E and the historical unaudited consolidated financial statements as of and for the three months ended March 31, 2013 attached to this joint consent solicitation/prospectus as Annex F;

•

the historical audited consolidated financial statements of Colonial LP as of and for the year ended December 31, 2012 attached to this joint consent solicitation/prospectus as Annex G, and the historical unaudited consolidated financial statements as of and for the three months ended March 31, 2013 attached to this joint consent solicitation/prospectus as Annex H; and

•

other information relating to MAA LP and Colonial LP contained in this document. See “Where You Can Find More Information,” “Summary—Selected Historical Financial Information of MAA LP” and “Summary—Selected Historical Financial Information of Colonial LP.”

F-4

MID-AMERICA APARTMENTS, L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

MARCH 31, 2013

(Dollars in thousands)

	MAA LP Historical (A)	Colonial LP Historical (A)	Pro Forma Adjustments		MAA LP Pro Forma
Assets:
Real estate assets:
Land	$363,112	$442,618	$55,276	(B)	$861,006
Buildings and improvements	2,918,059	2,579,754	345,395	(B)	5,843,208
Furniture, fixtures and equipment	87,715	204,979	(22,393)	(B)	270,301
Development and capital improvements in progress	51,016	65,673	14,228	(B)	130,917

	3,419,902	3,293,024	392,506		7,105,432
Less accumulated depreciation	(930,386)	(748,921)	748,921	(C)	(930,386)

	2,489,516	2,544,103	1,141,427		6,175,046
Land held for future development	1,205	203,237	(39,590)	(B)	164,852
Commercial properties, net	7,868	251,779	(82,808)	(B)	176,839
Investments in real estate joint ventures	749	7,702	8	(D)	8,459
Real estate assets held for sale, net	—	35,498	14,946	(E)	50,444

Real estate assets, net	2,499,338	3,042,319	1,033,983		6,575,640
Cash and cash equivalents	8,172	8,661	—		16,833
Restricted cash	649	8,892	—		9,541
Deferred financing costs, net	12,533	12,333	(12,333)	(F)	12,533
Accounts Receivable	12,395	23,449	—		35,844
Notes Receivable	—	42,107	—		42,107
Other assets	18,181	55,221	114,135	(G)	187,537
Goodwill	4,106	—	—		4,106

Total assets	$2,555,374	$3,192,982	$1,135,785		$6,884,141

Liabilities and Capital:
Liabilities:
Secured notes payable	$1,094,102	$691,132	$76,583	(H)	$1,861,817
Unsecured notes payable	577,000	1,067,648	20,710	(H)	1,665,358
Accounts payable	5,163	60,320	—		65,483
Fair market value of interest rate swaps	17,313	23,983	—		41,296
Accrued Expenses	38,199	19,989	33,050	(I)	91,238
Other liabilities	42,650	24,016	1,880	(J)	68,546
Security deposits	6,327	2,909	—		9,236
Due to General Partner	27,497	—	—		27,497

Total liabilities	1,808,251	1,889,997	132,223		3,830,471
Redeemable Units	5,191	169,894	(169,894)		5,191
Capital
General Partner	718,651	1,156,149	1,013,869	(K)	2,888,669
Limited Partners	30,836	104	136,425	(K)	167,365
Accumulated other comprehensive losses	(22,524)	(23,162)	23,162	(K)	(22,524)

Total partners’ capital	726,963	1,133,091	1,173,456		3,033,510
Noncontrolling interest	14,969	—	—		14,969

Total capital	741,932	1,133,091	1,173,456		3,048,479

Total liabilities and capital	$2,555,374	$3,192,982	$1,135,785		$6,884,141

F-5

MID-AMERICA APARTMENTS, L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2013

(Dollars in thousands, except per unit data)

	MAA LP Historical	Colonial LP Historical (A)	Pro Forma Adjustments		MAA LP Pro Forma
Operating revenues:
Rental revenues	$110,387	$84,843	$(657)	(L)	$194,573
Other property revenues	9,503	18,865	—		28,368

Total property revenues	119,890	103,708	(657)		222,941
Management fee income	178	177	—		355

Total operating revenues	120,068	103,885	(657)		223,296
Property operating expenses
Personnel	13,098	9,604	—		22,702
Building repairs and maintenance	2,992	7,077	—		10,069
Real estate taxes and insurance	14,653	13,031	—		27,684
Utilities	6,111	5,771	—		11,882
Landscaping	2,718	2,067	—		4,785
Other operating	7,900	3,258	—		11,158
Depreciation and amortization	30,350	33,401	4,528	(M)	68,279

Total property operating expenses	77,822	74,209	4,528		156,559
Acquisition expense	10	400	—		410
Property management expenses	4,778	4,416	—		9,194
General and administrative expenses	2,890	4,787	—	(N)	7,677

Income from continuing operations before non-operating items	34,568	20,073	(5,185)		49,456
Interest and other non-property income	18	761	—		779
Interest expense	(14,112)	(22,195)	4,078	(O)	(32,229)
Loss on debt extinguishment/modification	(61)	—	—		(61)
Amortization of deferred financing costs	(765)	(1,377)	1,377	(P)	(765)
Impairment, legal contingencies, and other losses	—	(90)	—		(90)
Net casualty gain after insurance and other settlement proceeds	16	10	—		26

Income (loss) from continuing operations before gain from real estate joint ventures	19,664	(2,818)	270		17,116
Gain from real estate joint ventures	54	670	29	(Q)	753

Income (loss) from continuing operations	19,718	(2,148)	299		17,869
Net income from continuing operations attributable to noncontrolling interests	159	123	—		282

Net income (loss) from continuing operations available for common unitholders	$19,559	$(2,271)	$299		$17,587
Weighted average common units outstanding—basic	41,514	94,944	—	(R)	75,653
Weighted average common units outstanding—diluted	41,514	94,944	—	(R)	76,264
Net income (loss) from continuing operations per unit attributable to common unitholders—basic	$0.47	$(0.03)	—	(R)	$0.24
Net income (loss) from continuing operations per unit attributable to common unitholders—diluted	$0.47	$(0.03)	—	(R)	$0.23

F-6

MID-AMERICA APARTMENTS, L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012

(Dollars in thousands, except per unit data)

	MAA LP Historical	Colonial LP Historical (A)	Pro Forma Adjustments		MAA LP Pro Forma
Operating revenues:
Rental revenues	$409,263	$320,489	$(2,627)	(S)	$727,125
Other property revenues	36,387	67,356	—		103,743

Total property revenues	445,650	387,845	(2,627)		830,868
Management fee income	899	5,700	—		6,599

Total operating revenues	446,549	393,545	(2,627)		837,467
Property operating expenses
Personnel	50,999	36,609	—		87,608
Building repairs and maintenance	14,242	30,582	—		44,824
Real estate taxes and insurance	52,075	44,413	—		96,488
Utilities	24,407	23,151	—		47,558
Landscaping	9,941	7,658	—		17,599
Other operating	31,394	18,711	—		50,105
Depreciation and amortization	114,139	127,115	82,068	(T)	323,322

Total property operating expenses	297,197	288,239	82,068		667,504
Acquisition expense	2,236	1,285	—		3,521
Property management expenses	19,761	12,858	—		32,619
General and administrative expenses	11,479	22,615	—	(U)	34,094

Income from continuing operations before non-operating items	115,876	68,548	(84,695)		99,729
Interest and other non-property income	318	2,569	—		2,887
Interest expense	(52,249)	(92,085)	15,521	(V)	(128,813)
Loss on debt extinguishment/modification	(654)	—	—		(654)
Amortization of deferred financing costs	(3,097)	(5,697)	5,697	(W)	(3,097)
Impairment, legal contingencies, and other losses	—	(26,013)	—		(26,013)
Net casualty loss after insurance and other settlement proceeds	(13)	—	—		(13)
Gain (loss) on sale of non-depreciable assets	45	(4,306)	—		(4,261)

Income (loss) from continuing operations before (loss) gain from real estate joint ventures	60,226	(56,984)	(63,477)		(60,235)
(Loss) gain from real estate joint ventures	(223)	27,717	117	(X)	27,611

Income (loss) from continuing operations	60,003	(29,267)	(63,360)		(32,624)
Net income from continuing operations attributable to noncontrolling interests	2,068	43	—		2,111

Net income (loss) from continuing operations available for common unitholders	$57,935	$(29,310)	$(63,360)		$(34,735)
Weighted average common units outstanding—basic	40,412	94,410	—	(Y)	74,361
Weighted average common units outstanding—diluted	40,412	94,410	—	(Y)	74,361
Net income (loss) from continuing operations per unit attributable to common unitholders—basic	$1.43	$(0.31)	—	(Y)	$(0.47)
Net income (loss) from continuing operations per unit attributable to common unitholders—diluted	$1.43	$(0.31)	—	(Y)	$(0.47)

F-7

MID-AMERICA APARTMENTS, L.P.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1:

Overview

For purposes of the unaudited pro forma consolidated financial statements (the “pro forma financial statements”), we have assumed a total preliminary purchase price for the parent merger and the partnership merger of approximately $2.3 billion, which consists of shares of MAA common stock and MAA LP units issued in exchange for Colonial LP units. Under the terms of the merger agreement, the transaction is currently valued at $24.40 per Colonial share/Colonial LP unit, based on the closing price of MAA’s common stock on July 11, 2013. Each issued and outstanding share of Colonial common stock will receive 0.360 of a share of MAA common stock totaling a maximum aggregate number of MAA common shares of approximately 31.9 million shares. In addition to the common shares, the transaction will also result in approximately 2.6 million additional MAA LP units from the conversion of Colonial LP units into new MAA LP units using the 0.360 exchange ratio noted above. For a summary of the mergers, see “The Mergers.”

The pro forma financial statements have been prepared assuming the partnership merger is accounted for using the acquisition method of accounting under U.S. GAAP (which we refer to as “acquisition accounting”) with MAA LP as the acquiring entity. Accordingly, under acquisition accounting, the total estimated purchase price is allocated to the acquired net tangible and identifiable intangible assets and liabilities assumed of Colonial LP based on their respective fair values, as further described below.

To the extent identified, certain reclassifications have been reflected in the pro forma adjustments to conform Colonial LP’s financial statement presentation to that of MAA LP, as described in Note 2. However, the unaudited pro forma financial statements may not reflect all adjustments necessary to conform the accounting policies of Colonial LP to those of MAA LP due to limitations on the availability of information as of the date of this joint consent solicitation/prospectus.

The pro forma adjustments represent MAA management’s estimates based on information available as of the date of this joint consent solicitation/prospectus and are subject to change as additional information becomes available and additional analyses are performed. The pro forma financial statements do not reflect the impact of possible revenue or earnings enhancements, cost savings from operating efficiencies or synergies, or asset dispositions. Also, the pro forma financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined, including the contribution of certain properties by MAA to MAA LP prior to the partnership merger, or transaction or other costs following the partnership merger that are not expected to have a continuing impact. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, closing the partnership merger are not included in the pro forma statements of operations.

The pro forma statements of operations for the year ended December 31, 2012 and for the three months ended March 31, 2013 combine the historical consolidated statements of operations of MAA LP and Colonial LP, giving effect to the partnership merger as if it had been consummated on January 1, 2012, the beginning of the earliest period presented. The pro forma balance sheet combines the historical consolidated balance sheet of MAA LP and the historical consolidated balance sheet of Colonial LP as of March 31, 2013, giving effect to the partnership merger as if it had been consummated on March 31, 2013.

Completion of the partnership merger is subject to, among other things, approval by the shareholders of both MAA and Colonial and the unitholders of MAA LP. As of the date of this joint consent solicitation/prospectus, the Partnership Merger is expected to be completed during the third quarter of 2013.

F-8

MID-AMERICA APARTMENTS, L.P.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Preliminary Estimated Purchase Price

The total preliminary estimated purchase price of approximately $2.3 billion was determined based on the number of Colonial’s common shares and Colonial LP units outstanding, as of July 11, 2013. For purposes of the pro forma financial statements, such common shares and Colonial LP units are assumed to remain outstanding as of the closing date of the partnership merger. Further, no effect has been given to any other new Colonial common shares or Colonial LP units that may be issued or granted subsequent to the date of this joint consent solicitation/prospectus and before the closing date of the partnership merger. In all cases in which MAA’s closing stock price is a determining factor in arriving at final consideration for the partnership merger, the stock price assumed for the total preliminary purchase price is the closing price of MAA’s common stock on July 11, 2013 ($67.77 per share), the most recent date practicable in the preparation of this joint consent solicitation/prospectus. Because Colonial LP holds substantially all of the assets, liabilities, and activities of Colonial, the value of $2.3 billion assigned to Colonial, as discussed above, has also been assigned to Colonial LP for the merger of MAA LP and Colonial LP.

The purchase price will be computed using the closing price of MAA common stock on the closing date; therefore, the actual purchase price will fluctuate with the market price of MAA common stock until the partnership merger is consummated. As a result, the final purchase price could differ significantly from the current estimate, which could materially impact the pro forma financial statements. For more information regarding the consideration exchanged in the partnership merger, see “The Merger Agreement—Merger Consideration; Effects of the Parent Merger and the Partnership Merger”.

The following table presents the changes to the value of stock consideration and the total preliminary purchase price based on a 10% increase and decrease in the per share price of MAA common stock (in thousands, except per share data):

	Price of MAA Common Stock	MAA Shares to be Issued	Calculated Value of Consideration
As of July 11, 2013	$67.77	34,523	$2,339,596
Decrease of 10%	$60.99	34,523	$2,105,636
Increase of 10%	$74.55	34,523	$2,573,555

The total preliminary estimated purchase price described above has been allocated to Colonial LP’s tangible and intangible assets acquired and liabilities assumed for purposes of these pro forma financial statements, based on their estimated relative fair values assuming the partnership merger was completed on the pro forma balance sheet date presented. The final allocation will be based upon valuations and other analyses for which there is currently insufficient information to make a definitive allocation. Accordingly, the purchase price allocation adjustments are preliminary and have been made solely for the purpose of providing pro forma financial statements. The final purchase price allocation will be determined after the partnership merger is consummated and after completion of a thorough analysis to determine the fair value of Colonial LP’s tangible assets and liabilities, including fixed assets and identifiable intangible assets and liabilities. As a result, the final acquisition accounting adjustments, including those resulting from conforming Colonial LP’s accounting policies to those of MAA LP, could differ materially from the pro forma adjustments presented herein.

F-9

MID-AMERICA APARTMENTS, L.P.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The total preliminary purchase price was allocated as follows, based on Colonial LP’s historical unaudited consolidated Balance Sheet as of March 31, 2013 (in thousands):

Asset/Liability	Book Value	Fair Value Adjustment	Total Value
Real estate assets, net	$3,042,319	$1,033,983	$4,076,302
Cash and cash equivalents	8,661	0	8,661
Deferred costs and other assets	142,001	101,802	243,803
Notes payable	(1,758,780)	(97,293)	(1,856,073)
Fair market value of interest rate swaps	(23,983)	0	(23,983)
Accounts payable, accrued expenses, and other liabilities	(107,234)	(1,880)	(109,114)

Total Preliminary Purchase Price			$2,339,596

Note 2:

(A)	The Colonial LP historical amounts include the reclassifications of certain balances in order to conform to the MAA LP presentation as noted below:

Balance Sheet

•

The components of fixed assets were combined in “Land, buildings, and equipment.” These balances have been reclassified into the separate components titled “Land,” “Buildings and improvements,” “Furniture, fixtures and equipment,” “Land held for future development,” and “Commercial properties, net.”

•	The carrying value of hedging instruments was classified as a component of “Other liabilities.” This balance has been reclassified into “Fair market value of interest rate swaps.”

Statement of Operations

•

The components of property operating expense were combined into the line item titled “Property operating expense.” These balances have been reclassified into separate components titled “Personnel,” “Building repairs and maintenance,” “Utilities,” “Landscaping,” and “Other operating.”

•

The expenses that make up the balance on the line titled “Impairment, legal contingencies, and other losses” were included as a component of “Operating income.” These expenses have been reclassified to “Non-operating income.”

Certain MAA LP historical balances were also reclassified in order to present in the form that the Combined Corporation will present as noted below:

Balance Sheet

•	A component of “Other assets” has been reclassified into a separate component, reclassifying $12.4 million to “Accounts receivable.”

Balance Sheet Adjustments

(B)	The real estate assets of Colonial LP have been adjusted to their estimated fair values as of March 31, 2013. A third party service provider was used to estimate the fair value generally by applying a capitalization rate to estimated net operating income, using recent third party appraisals, or other available market data. The preliminarily estimated purchase price allocation was performed using the closing stock price of MAA on July 11, 2013.

F-10

MID-AMERICA APARTMENTS, L.P.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(C)	Colonial LP’s historical accumulated depreciation is eliminated since the assets were presented at estimated fair value.

(D)	Colonial LP’s investments in real estate joint ventures have been adjusted to their estimated fair value as of March 31, 2013, using valuation techniques similar to those used to estimate the fair value of wholly-owned assets as discussed in (B) above. Also, a fair value of debt adjustment for debt held by the joint ventures is included. Fair value was estimated based on contractual future cash flows discounted using borrowing spreads and market interest rates that would have been available for debt with similar terms and maturities.

(E)	Colonial LP’s assets held for sale are adjusted to reflect the assets at their estimated fair values less costs to sell.

(F)	Colonial LP’s historical deferred financing costs, $12.3 million net, are eliminated.

(G)	Other assets adjustment includes $110.3 million for acquisition of acquired in place leases, primarily related to commercial property, $13.1 million for leases that have above market rents, and $9.3 million for the elimination of Colonial LP straight line rent receivable. The estimated fair value of in place leases was calculated based upon the best estimate of the costs to obtain tenants, primarily leasing commissions, in each applicable market. An asset or liability is recognized for acquired leases with favorable or unfavorable rents based on MAA LP’s best estimates of current rents in each market.

(H)	The debt balances of Colonial LP have been adjusted to reflect the estimated fair values at March 31, 2013. Fair value was estimated based on contractual future cash flows discounted using borrowing spreads and market interest rates that would have been available for debt with similar terms and maturities.

(I)	Adjustment represents estimated transaction costs anticipated to be paid by MAA LP and Colonial LP prior to or concurrent with the closing of the partnership merger of approximately $33.1 million, consisting primarily of fees for investment bankers, legal, accounting, tax, and certain filings to be paid to third parties based on actual expenses incurred to date and each party’s best estimate of its remaining fees as provided to MAA LP and Colonial LP. The adjustment does not include costs related to equity or debt financing and severance plans.

(J)	Other liabilities adjustment includes a $1.9 million fair value adjustment to contingent liabilities recognized.

(K)	Adjustment represents the elimination of all historical Colonial LP capital balances and the issuance of MAA LP units in the partnership merger using a value of $67.77 per MAA share as of July 11, 2013.

Statement of Operations Adjustment—March 31, 2013

(L)	Rental revenue is adjusted to reflect the amortization of the above/below market lease intangible. This resulted in an additional decrease of $0.7 million due to the above market asset.

(M)

Depreciation and amortization is adjusted to remove $33.4 million of historical depreciation and amortization expense and to recognize $34.9 million of depreciation due to the fair value adjustment of the real estate assets and $3.0 million from the intangible assets recognized at estimated fair value. This depreciation and amortization adjustment is computed on a straight-line basis over the estimated useful lives of the related assets, which range from 30 years for land improvements and buildings, 5 years for

F-11

MID-AMERICA APARTMENTS, L.P.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

furniture, fixtures, and equipment, 5 years amortization for acquired retail leases, and 6 months amortization for acquired residential leases, all of which are subjective determinations.

(N)	MAA LP and Colonial LP expect the partnership merger to create general and administrative cost efficiencies but there can be no assurance that such costs will be achieved. Since these costs are not factually supportable, the unaudited pro forma consolidated financial statements do not include any estimate of projected cost savings.

(O)	Interest expense is reduced by $4.1 million as the result of the amortization of the fair market value of debt adjustment. Fair value was estimated based on contractual future cash flows discounted using borrowing spreads and market interest rates that would have been available for debt with similar terms and maturities.

(P)	Amortization of deferred financing cost is adjusted to remove $1.4 million of historical amortization.

(Q)	Gain from real estate joint ventures is increased by $29 thousand as the result of the amortization of the fair market value of debt adjustment as discussed in (D) above for debt held by joint ventures.

(R)	The calculation of diluted income from continuing operations per common unit was as follows:

	Three Months Ended March 31, 2013
	(Dollars in thousands, except per unit data)
	MAA LP Historical	Colonial LP Historical	MAA LP Pro Forma
Adjusted income (loss) from continuing operations attributable to common units, basic	$19,718	$(2,394)	$17,869
Adjusted income (loss) from continuing operations attributable to common units, diluted	$19,559	$(2,394)*	$17,587
Weighted average common units outstanding, basic	41,514	94,944	75,653
Weighted average common units outstanding, diluted	41,514	94,944 *	76,264	**
Net income (loss) from continuing operations per common unit, basic	$0.47	$(0.03)	$0.24
Net income (loss) from continuing operations per common unit, diluted	$0.47	$(0.03)	$0.23

Note: The pro forma weighted average common units assumes that the weighted average Colonial LP units were converted to MAA LP units using an exchange ratio of 0.360 of a MAA LP unit for every Colonial LP unit.

*	Colonial LP did not report any dilutive securities in its historical financial statements because there was a reported loss from continuing operations. Also, no adjustment was made to income (loss) from continuing operations for potentially dilutive noncontrolling interest.
**	Assumes that since MAA LP has income from continuing operations on a pro forma basis, dilutive securities from MAA LP and Colonial LP, converted to new MAA LP units using the 0.360 exchange ratio, will be included.

Statement of Operations Adjustment—December 31, 2012

(S)	Rental revenue is adjusted to reflect the amortization of the above/below market lease intangible. This resulted in an additional decrease of $2.6 million due to the above market asset.

(T)

Depreciation and amortization is adjusted to remove $127.1 million of historical depreciation and amortization expense and to recognize $139.9 million of depreciation due to the fair value adjustment of the real estate assets and $69.3 million from the intangible assets recognized at estimated fair value.

F-12

MID-AMERICA APARTMENTS, L.P.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

This depreciation and amortization adjustment is computed on a straight-line basis over the estimated useful lives of the related assets, which range from 30 years for land improvements and buildings, 5 years for furniture, fixtures, and equipment, 5 years amortization for acquired retail leases, and 6 months amortization for acquired residential leases, all of which are subjective determinations.

(U)	MAA LP and Colonial LP expect the partnership merger to create general and administrative cost efficiencies but there can be no assurance that such costs will be achieved. Since these costs are not factually supportable, the unaudited pro forma consolidated financial statements do not include any estimate of projected cost savings.

(V)	Interest expense is reduced by $15.5 million as the result of the amortization of the fair market value of debt adjustment. Fair value was estimated based on contractual future cash flows discounted using borrowing spreads and market interest rates that would have been available for debt with similar terms and maturities.

(W)	Amortization of deferred financing cost is adjusted to remove $5.7 million of historical amortization.

(X)	Gain from real estate joint ventures is increased by $0.1 million as the result of the amortization of the fair market value of debt adjustment as discussed in (D) above for debt held by joint ventures.

(Y)	The calculation of diluted income from continuing operations per common unit was as follows:

	Year Ended December 31, 2012
	(Dollars in thousands, except per unit data)
	MAA LP Historical	Colonial LP Historical		MAA LP Pro Forma
Adjusted income (loss) from continuing operations attributable to common units, diluted	$57,935	$(29,839	)*	$(34,735)
Weighted average common units outstanding, basic and diluted	40,412	94,410	*	74,361 **
Net income (loss) from continuing operations per common unit, basic and diluted	$1.43	$(0.31)		$(0.47)

Note: The pro forma weighted average common units assumes that the weighted average Colonial LP units were converted to MAA LP units using an exchange ratio of 0.360 of a MAA LP unit for every Colonial LP unit.

*	Colonial LP did not report any dilutive securities in its historical financial statements because there was a reported loss from continuing operations. Also, no adjustment was made to income (loss) from continuing operations for potentially dilutive noncontrolling interest.
**	Assumes that since MAA LP does not have income from continuing operations on a pro forma basis, dilutive securities from MAA LP or Colonial LP will not be included.

F-13

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

MID-AMERICA APARTMENT COMMUNITIES, INC.

MID-AMERICA APARTMENTS, L.P.

MARTHA MERGER SUB, L.P.

COLONIAL PROPERTIES TRUST

and

COLONIAL REALTY LIMITED PARTNERSHIP

Dated as of June 3, 2013

This Agreement and Plan of Merger (the “Agreement”) contains representations and warranties that Mid-America Apartment Communities, Inc., Mid-America Apartments, L.P. and Martha Merger Sub, L.P. (the “Mid-America Parties”) and Colonial Properties Trust and Colonial Realty Limited Partnership (the “Colonial Parties”) made to one another. These representations and warranties were made only for the purposes of the Agreement and solely for the benefit of the Mid-America Parties and the Colonial Parties as of specific dates, may be subject to important limitations and qualifications agreed to by the Mid-America Parties and the Colonial Parties and included in confidential disclosure schedules provided by the Mid-America Parties and the Colonial Parties in connection with the signing of the Agreement, and may not be complete. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between the Mid-America Parties and the Colonial Parties instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of the filing of the Agreement by Mid-America Apartment Communities, Inc. and Colonial Properties Trust and Colonial Realty Limited Partnership with the U.S. Securities and Exchange Commission. Accordingly, you should not rely upon the representations and warranties contained in the Agreement as characterizations of the actual state of facts, since they were intended to be for the benefit of, and to be limited to, the Mid-America Parties and the Colonial Parties.

A-i

A-ii

EXHIBITS AND SCHEDULES

Exhibit A – Form of Mid-America Apartment Communities, Inc. Executive Waiver
Exhibit B – Form of Colonial Properties Trust Voting Agreement
Exhibit C – Form of Mid-America Apartment Communities, Inc. Voting Agreement
Exhibit D – Form of Plan of Merger
Exhibit E – Form of Mid-America Apartments, L.P. Limited Partnership Agreement
Exhibit F – Colonial Properties Trust Tax Representation Letter
Exhibit G-1 – Mid-America Apartment Communities, Inc. Tax Representation Letter (Form 1)
Exhibit G-2 – Mid-America Apartment Communities, Inc. Tax Representation Letter (Form 2)
Exhibit H – Form of Colonial Properties Trust REIT Opinion
Exhibit I – Form of Mid-America Apartment Communities, Inc. REIT Opinion
Exhibit J – Form of Mid-America Apartment Communities, Inc. 368 Opinion
Exhibit K – Form of Colonial Properties Trust 368 Opinion
Schedule A – Colonial Properties Trust Voting Agreement Parties
Schedule B – Mid-America Apartment Communities, Inc. Voting Agreement Parties
Schedule C – Knowledge of Colonial Properties Trust
Schedule D – Knowledge of Mid-America Apartment Communities, Inc.
Colonial Properties Trust Disclosure Letter
Mid-America Apartment Communities, Inc. Disclosure Letter

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 3, 2013 (this “Agreement”), is by and among MID-AMERICA APARTMENT COMMUNITIES, INC., a Tennessee corporation (“MAA”), MID-AMERICA APARTMENTS, L.P., a Tennessee limited partnership (“MAA LP”), MARTHA MERGER SUB, L.P., a Delaware limited partnership and a subsidiary of MAA LP (“OP Merger Sub”), COLONIAL PROPERTIES TRUST, an Alabama real estate investment trust (“Colonial”), and COLONIAL REALTY LIMITED PARTNERSHIP, a Delaware limited partnership (“Colonial LP”). MAA, MAA LP, OP Merger Sub, Colonial and Colonial LP are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, the board of directors of MAA (the “MAA Board”) and the board of trustees of Colonial (the “Colonial Board”) have determined that it is in the best interests of their respective companies and respective shareholders for MAA and Colonial to combine their businesses by way of a merger of Colonial with and into MAA, with MAA being the surviving entity (the “Parent Merger”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the Alabama Real Estate Investment Trust Law (as amended, the “AREITL”), the Alabama Business and Nonprofit Entities Code, to the extent applicable (the “ABNEC”), and the Tennessee Business Corporation Act (as amended, the “TBCA”);

WHEREAS, MAA, as the sole general partner of MAA LP, Colonial, as the sole general partner of Colonial LP, and MAA LP, as the sole general partner of OP Merger Sub, deem it advisable and in the best interest of their respective limited partners that, prior to the Parent Merger, OP Merger Sub shall merge with and into Colonial LP, with Colonial LP continuing as the surviving entity and an indirectly wholly-owned subsidiary of MAA LP after the Mergers (such merger transaction, the “Partnership Merger” and, together with the Parent Merger, the “Mergers”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (as amended, the “DRULPA”);

WHEREAS, each of the MAA Board and the Colonial Board has taken all actions required for the execution of this Agreement by MAA and Colonial, respectively, and approved the consummation of the Mergers and the other the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, MAA, in its capacity as the general partner of MAA LP, Colonial, in its capacity as the general partner of Colonial LP, and MAA LP, in its capacity as the general partner of OP Merger Sub, have each taken all actions required for the execution of this Agreement by MAA LP, Colonial LP and OP Merger Sub, respectively, and to approve the consummation by MAA LP, Colonial LP and OP Merger Sub, respectively, of the transactions contemplated hereby;

WHEREAS, as an inducement to the Colonial Parties to enter into this Agreement, concurrently with the execution of this Agreement, certain of MAA’s executive officers have entered into an agreement, in the form attached hereto as Exhibit A (the “MAA Executive Waivers”), dated as of the date hereof, pursuant to which such executive officers have agreed, among other things, that the Mergers and the other transactions contemplated by this Agreement shall not constitute a change in control as defined in the executive officer’s applicable restricted stock and employment agreements;

WHEREAS, as an inducement to the MAA Parties to enter into this Agreement, certain of Colonial’s shareholders listed on Schedule A hereto have entered into a voting agreement, dated as of the date hereof, in the form attached hereto as Exhibit B (the “Colonial Voting Agreement”) pursuant to which such shareholders have agreed, among other matters, to vote the Colonial Common Shares held by them for approval of the Parent Merger and the other transactions contemplated by this Agreement;

WHEREAS, as an inducement to the Colonial Parties to enter into this Agreement, certain of MAA’s shareholders listed on Schedule B hereto have entered into a voting agreement, dated as of the date hereof, in the form attached hereto as Exhibit C (the “MAA Voting Agreement”) pursuant to which such shareholders have agreed, among other matters, to vote (i) the MAA Common Stock held by them for approval of the Parent Merger, the issuance of the MAA Common Stock to be issued in the Parent Merger and the other transactions contemplated by this Agreement, and (ii) the MAA OP Units, if any, held by them in favor of the MAA Partner Approval;

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the execution of this Agreement and to prescribe various conditions to the Mergers; and

WHEREAS, for federal income tax purposes, it is intended that (i) the Parent Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” with respect to the Parent Merger for purposes of Sections 354 and 361 of the Code, and (ii) the Partnership Merger shall qualify as and constitute an “asset-over” form of merger under Treasury Regulations Section 1.708-1(c)(3)(i) with MAA LP being a continuation of MAA LP pursuant to Treasury Regulations Section 1.708-1(c)(1).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, intending to be legally bound, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) For purposes of this Agreement:

“Action” means any claim, action, suit, proceeding, arbitration, mediation or other investigation.

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Colonial Bylaws” means the Bylaws of Colonial, as amended and supplemented and in effect on the date hereof.

“Colonial Common Shares” means common shares of beneficial interest in Colonial, par value $0.01 per share.

“Colonial Declaration of Trust” means the Declaration of Trust of Colonial, as amended and supplemented and in effect on the date hereof.

“Colonial Equity Incentive Plans” means the Colonial 2008 Omnibus Incentive Plan, as amended, the Colonial Third Amended and Restated Share Option and Restricted Share Plan, as amended, and the Colonial Non-Employee Trustee Share Option Plan, as amended.

“Colonial ESPP” means Colonial’s Employee Share Purchase Plan, as amended.

“Colonial LP Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of Colonial LP, dated as of January 27, 2012, as amended, modified or supplemented from time to time.

“Colonial Material Adverse Effect” means any event, circumstance, change or effect (a) that is material and adverse to the business, assets, properties, financial condition or results of operations of Colonial and the Colonial Subsidiaries taken as a whole or (b) that will or would reasonably be expected to, prevent or materially impair the ability of the Colonial Parties to consummate the Mergers in the manner contemplated hereby before the Outside Date; provided, however, that for purposes of clause (a) “Colonial Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (i) any failure of Colonial to meet any internal or external projections or forecasts or any estimates of earnings, revenues, or other metrics for any period (provided, that any event, circumstance, change or effect giving rise to such failure may be taken into account in determining whether there has been a Colonial Material Adverse Effect), (ii) any events, circumstances, changes or effects that affect the multifamily residential real estate REIT industry generally, (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) any changes in the legal or regulatory conditions, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of consummation of the Mergers or the other transactions contemplated hereby, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of MAA, (viii) earthquakes, hurricanes, floods or other natural disasters, (ix) any damage or destruction of any Colonial Property that is substantially covered by insurance, or (x) changes in Law or GAAP, which in the case of each of clauses (ii), (iii), (iv), (v) and (x) do not materially disproportionately affect Colonial and the Colonial Subsidiaries, taken as a whole, relative to other similarly situated participants in the multifamily residential real estate REIT industry in the United States, and in the case of clause (viii) do not materially disproportionately affect Colonial and the Colonial Subsidiaries, taken as a whole, relative to other participants in the multifamily residential real estate REIT industry in the geographic regions in which Colonial and the Colonial Subsidiaries operate or own or lease properties.

“Colonial OP Unit” shall mean a limited partnership interest in Colonial LP designated as a “Class A Unit” and a “Partnership Unit” under the Colonial LP Agreement.

“Colonial Option” means any option to purchase Colonial Common Shares under the Colonial Equity Incentive Plans or otherwise.

“Colonial Party” means any of Colonial or Colonial LP.

“Colonial Restricted Share Award” means an award of Colonial Common Shares granted under the Colonial Equity Incentive Plans that are unvested or subject to a substantial risk of forfeiture.

“Colonial Shareholder Meeting” means the meeting of the holders of Colonial Common Shares for the purpose of seeking the Colonial Shareholder Approval, including any postponement or adjournment thereof.

“Colonial Subsidiary” means Colonial LP and any corporation, other partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (a) Colonial and/or Colonial LP directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (b) Colonial and/or any Person that is a Colonial Subsidiary by reason of the application of clause (a) or clause (c) of this definition of “Colonial Subsidiary” is a general partner, manager, managing member, trustee, director or the equivalent, or (c) Colonial and/or Colonial LP, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.

“Confidentiality Agreement” means the letter agreement, dated October 30, 2012 from MAA to Colonial and confirmed and agreed to by Colonial.

“Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any employment, consulting, termination, severance, change in control, separation, retention, stock option, restricted stock, restricted stock unit, profits interest unit, equity, outperformance, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, vision, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, profit sharing or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, whether funded or unfunded, written or unwritten, for the benefit of any current or former employee, officer, manager, director or consultant.

“Environmental Law” means any Law (including common law) relating to the pollution or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

“Environmental Permit” shall mean any permit, approval, license or other authorization required under any applicable Environmental Law.

“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that, together with any other entity, trade or business (whether or not incorporated), is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expense Amount” means an amount, not to exceed $10,000,000, equal to the sum of all documented reasonable and necessary Expenses paid or payable by any of the Colonial Parties or any of the MAA Parties, as applicable, in connection with this Agreement, the Mergers or any of the other transactions contemplated hereby.

“Expenses” means all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, and filing of the Form S-4, the preparation, printing, filing and mailing of the Joint Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Form S-4 and the Joint Proxy Statement, the solicitation of shareholder or partner approvals, the preparation, printing and mailing of the MAA Consent Solicitation, engaging the services of the Exchange Agent, obtaining third party consents, any other filings with the SEC and all other matters related to the closing of the Mergers and the other transactions contemplated by this Agreement.

“GAAP” means the United States generally accepted accounting principles.

“Governmental Authority” means any United States (federal, state or local) or foreign government or arbitration panel, or any governmental or quasi-governmental, regulatory, judicial, or administrative authority, board, bureau, agency, commission or self-regulatory organization.

“Hazardous Substances” means (i) those substances listed in, defined in or regulated under any Environmental Law, including the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, CERCLA, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; and (iii) polychlorinated biphenyls, mold, methane, asbestos, and radon.

“Indebtedness” shall mean, with respect to any Person, (i) all Indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (vii) any guarantee (other than customary non-recourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“Intellectual Property” shall mean all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) copyrightable works and copyrights, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Knowledge” (A) where used herein with respect to the Colonial Parties means the actual (and not constructive or imputed) knowledge of the persons named in Schedule C and (B) where used herein with respect to the MAA Parties means the actual (and not constructive or imputed) knowledge of the persons named in Schedule D.

“Law” means any and all domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.

“Lien” shall mean with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“MAA Bylaws” means the Bylaws of MAA as amended and supplemented and in effect on the date hereof.

“MAA Charter” means the Amended and Restated Charter of MAA as amended and supplemented and in effect on the date hereof.

“MAA Common Stock” means shares of common stock in MAA, par value $0.01 per share.

“MAA Equity Incentive Plans” means the MAA 2004 Stock Plan, the MAA Director Deferred Compensation Plan, the MAA 2012 NEO Bonus Plan, the MAA 2008 Long Term Incentive Plan, the MAA 2012 Long Term Incentive Plan, and the MAA 2013 Long Term Incentive Plan, as each may be amended from time to time.

“MAA LP Agreement” means the Second Amended and Restated Agreement of Limited Partnership of MAA LP, dated as of November 24, 1997, as amended, modified or supplemented from time to time.

“MAA Material Adverse Effect” means any event, circumstance, change or effect (a) that is material and adverse to the business, assets, properties, financial condition or results of operations of MAA and the MAA Subsidiaries taken as a whole or (b) that will or would reasonably be expected to, prevent or materially impair the ability of the MAA Parties to consummate the Mergers in the manner contemplated hereby before the Outside Date; provided, however, that for purposes of clause (a) “MAA Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (i) any failure of MAA to meet any internal or external projections or forecasts or any estimates of earnings, revenues, or other metrics for any period (provided, that any event, circumstance, change or effect giving rise to such failure may be taken into account in determining whether there has been a MAA Material Adverse Effect), (ii) any events, circumstances, changes or effects that affect the multifamily residential real estate REIT industry generally, (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) any changes in the legal or regulatory conditions, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of consummation of the Mergers or the other transactions contemplated hereby, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of Colonial, (viii) earthquakes, hurricanes, floods or other natural disasters, (ix) any damage or destruction of any MAA Property that is substantially covered by insurance, or (x) changes in Law or GAAP, which in the case of each of clauses (ii), (iii), (iv), (v) and (x) do not materially disproportionately affect MAA and the MAA Subsidiaries, taken as a whole, relative to other similarly situated participants in the multifamily residential real estate REIT industry in the United States, and in the case of clause (viii) do not materially disproportionately affect MAA and the MAA Subsidiaries, taken as a whole, relative to other participants in the multifamily residential real estate REIT industry in the geographic regions in which MAA and the MAA Subsidiaries operate or own or lease properties.

“MAA OP Unit” shall mean a limited partnership interest in MAA LP designated as a “Partnership Unit” under the MAA LP Agreement.

“MAA Option” means any option to purchase MAA Common Stock under the MAA Equity Incentive Plans or otherwise.

“MAA Party” means any of MAA, MAA LP or OP Merger Sub.

“MAA Shareholder Meeting” means the meeting of the holders of MAA Common Stock for the purpose of seeking the MAA Shareholder Approval, including any postponement or adjournment thereof.

“MAA Subsidiary” means MAA LP and any corporation, other partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (a) MAA and/or MAA LP directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (b) MAA and/or any Person that is a MAA Subsidiary by reason of the application of clause (a) or clause (c) of this definition of “MAA Subsidiary” is a general partner, manager, managing member, trustee, director or the equivalent, or (c) MAA and/or MAA LP, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.

“NYSE” means the New York Stock Exchange.

“Order” means a judgment, order or decree of any Governmental Authority.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or a Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, consultants, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“SEC” means the United States Securities and Exchange Commission (including the staff thereof).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax” or “Taxes” means any federal, state, local and foreign income, gross receipts, license, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions thereto.

“Termination Fee” means $75,000,000.

“Third Party” means any Person or group of Persons other than a Party to this Agreement or their respective Affiliates.

“VWAP of MAA Common Stock” shall mean the volume weighted average price of MAA Common Stock for the ten (10) trading days immediately prior to the Closing Date, starting with the opening of trading on the first trading day to the closing of the second to last trading day prior to the Closing Date, as reported by Bloomberg.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any state law analogs or statutes of similar effect, including any statutes that require advance notice of plant closings, mass layoffs or similar group personnel or employment actions.

(b) The following terms have the respective meanings set forth in the sections set forth below opposite such term:

Defined Terms	Location of Definition

ABNEC	Preamble
ABNEC Article 13	Section 3.7
Acquisition Agreement	Section 7.4(a)
Acquisition Proposal	Section 7.4(a)
Agreement	Preamble
Amended Partnership Agreement	Section 2.4
AREITL	Preamble
BofA Merrill Lynch	Section 4.21
Book-Entry Share	Section 3.1(b)
Certificate	Section 3.1(b)
Change in Colonial Recommendation	Section 7.4(b)(iii)
Change in MAA Recommendation	Section 7.4(b)(iii)
Claim	Section 7.6(a)
Claim Expenses	Section 7.6(a)
Clarification Request	Section 7.4(e)(iii)

Closing	Section 2.3
Closing Date	Section 2.3
Code	Preamble
Colonial	Preamble
Colonial Board	Preamble
Colonial Designees	Section 2.5
Colonial Disclosure Letter	Article IV
Colonial DRIP	Section 4.3(a)
Colonial Employee Benefit Plans	Section 4.13(a)
Colonial Insurance Policies	Section 4.20
Colonial Leases	Section 4.18(g)
Colonial LP	Preamble
Colonial Material Contract	Section 4.19(b)
Colonial Pending Acquisitions	Section 6.1(b)(vii)
Colonial Permits	Section 4.6(a)
Colonial Permitted Liens	Section 4.18(b)
Colonial Preferred Shares	Section 4.3(a)
Colonial Properties	Section 4.18(a)
Colonial Recommendation	Section 4.4(b)
Colonial SEC Documents	Section 4.7(a)
Colonial Shareholder Approval	Section 4.22
Colonial Subsidiary Partnership	Section 4.12(g)
Colonial Tax Protection Agreement	Section 4.12(g)
Colonial Third Party	Section 4.18(k)
Colonial Title Insurance Policies	Section 4.18(m)
Colonial Voting Agreement	Preamble
Continuing Employees	Section 7.17(a)
Dissenting Shares	Section 3.7
DRULPA	Preamble
ESPP Participants	Section 7.13(c)
ESPP Suspension Date	Section 7.13(c)
Exchange Agent	Section 3.5(a)
Exchange Fund	Section 3.5(a)
Exchange Ratio	Section 3.1(b)
Fee Payee	Section 9.3(d)(i)
Fee Payor	Section 9.3(d)(i)
Form S-4	Section 4.5(b)
Fractional Share Consideration	Section 3.1(b)
Indemnified Parties	Section 7.6(a)
Indemnifying Parties	Section 7.6(a)
Interim Period	Section 6.1(a)
Intervening Event Notice Period	Section 7.4(b)(v)
Joint Proxy Statement	Section 3.5(a)
JP Morgan	Section 5.21
Letter of Transmittal	Section 3.5(c)(i)
MAA	Preamble
MAA Board	Preamble
MAA Consent Solicitation	Section 7.1(a)
MAA Employee Benefit Plan	Section 5.13(a)
MAA Executive Waivers	Preamble
MAA Disclosure Letter	Article V

MAA Insurance Policies	Section 5.20
MAA Leases	Section 5.18(g)
MAA LP	Preamble
MAA Material Contract	Section 5.19(b)
MAA Partner Approval	Section 5.22
MAA Pending Acquisitions	Section 6.2(b)(vii)
MAA Permits	Section 5.6(a)
MAA Permitted Liens	Section 5.18(b)
MAA Preferred Stock	Section 5.3(a)
MAA Properties	Section 5.18(a)
MAA Recommendation	Section 5.4(b)
MAA SEC Documents	Section 5.7(a)
MAA Shareholder Approval	Section 5.22
MAA Subsidiary Partnership	Section 5.12(g)
MAA Tax Protection Agreements	Section 5.12(g)
MAA Third Party	Section 5.18(k)
MAA Title Insurance Policies	Section 5.18(m)
MAA Voting Agreement	Preamble
Maximum Premium	Section 7.6(c)
Merger Consideration	Section 3.1(b)
Mergers	Preamble
New MAA OP Units	Section 3.2(b)
Notice of Recommendation Change	Section 7.4(b)(iv)
Notice Period	Section 7.4(b)(iv)
Organizational Documents	Section 7.6(a)
Outside Date	Section 9.1(c)
Parent Merger	Preamble
Parent Merger Effective Time	Section 2.2(c)
Parties	Preamble
Partnership Merger	Preamble
Partnership Merger Effective Time	Section 2.1(c)
Plan of Merger	Section 2.2(a)
Qualified REIT Subsidiary Qualifying Income	Section 4.12(b) Section 9.3(d)(i)
REIT	Section 4.12(b)
Superior Proposal	Section 7.4(c)
Takeover Statutes	Section 4.25
Taxable REIT Subsidiary	Section 4.12(b)
TBCA	Preamble
Transfer Taxes	Section 7.11(b)

Section 1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation” unless the context expressly provides otherwise;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

(e) the phrase “made available” in this Agreement means that the information referred to has been made available if requested by the Party to whom such information is to be made available;

(f) any pronoun shall include the corresponding masculine, feminine and neuter forms;

(g) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; and

(h) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

ARTICLE II

THE MERGERS

Section 2.1 The Partnership Merger.

(a) Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DRULPA, at the Partnership Merger Effective Time, OP Merger Sub shall merge with and into Colonial LP, with Colonial LP continuing as the surviving entity and an indirect wholly-owned subsidiary of MAA LP, and MAA LP continuing as the operating partnership of MAA. The Partnership Merger shall have the effects provided in this Agreement and as specified in the DRULPA.

(b) The Parties shall cause the Partnership Merger to be consummated by filing, as soon as practicable on the Closing Date a certificate of merger with the Secretary of State of the State of Delaware in accordance with the DRULPA, in such form as required by, and executed in accordance with the relevant provisions of, the DRULPA. The Parties shall make all other filings, recordings or publications required under the DRULPA in connection with the Partnership Merger.

(c) The Partnership Merger shall become effective upon such time as the certificate of merger has been filed with the Secretary of State for the State of Delaware, or such later time which the Parties hereto shall have agreed upon and designated in such filings in accordance with the DRULPA as the effective time of the Partnership Merger, but not to exceed thirty (30) days after the certificate of merger has been accepted for record by the Office of the Secretary of State of the State of Delaware (the “Partnership Merger Effective Time”).

Section 2.2 The Parent Merger.

(a) Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the applicable provisions of the AREITL, the ABNEC and the TBCA, at the Parent Merger Effective Time, Colonial shall be merged with and into MAA, with MAA continuing as the surviving entity pursuant to the plan of merger substantially in the form attached as Exhibit D hereto (the “Plan of Merger”). The Parent Merger will have the effects set forth in the AREITL, the ABNEC (as applicable) and the TBCA.

(b) The Parties shall cause the Parent Merger to be consummated as soon as practicable on the Closing Date immediately after the Partnership Merger Effective Time, and shall file (i) articles of merger, which shall set forth the Plan of Merger, with the Office of the Secretary of State for the State of Alabama in accordance with the AREITL and the applicable provisions of the ABNEC, in such form as required by, and executed in accordance with the relevant provisions of, the AREITL and the ABNEC, and (ii) articles of merger with the Secretary of State of the State of Tennessee in accordance with the TBCA, in such form as required by, and executed in accordance with the relevant provisions of, the TBCA. The Parties shall make all other filings, recordings or publications required under the AREITL, the ABNEC and TBCA in connection with the Parent Merger.

(c) The Parent Merger shall become effective upon the later of such time as the articles of merger have been accepted for record by the Office of the Secretary of State for the State of Alabama or the articles of merger have been accepted for record by the Secretary of State of the State of Tennessee, or such later time which the Parties hereto shall have agreed upon and designated in such filings in accordance with the ABNEC and the TBCA as the effective time of the Parent Merger, but not to exceed thirty (30) days after the articles of merger, as applicable, have been accepted for record by the relevant governmental office (the “Parent Merger Effective Time”), it being understood and agreed that the Parties shall cause the Parent Merger Effective Time to occur on the Closing Date as soon as practicable following the Partnership Merger Effective Time.

Section 2.3 Closing. The closing (the “Closing”) of the Mergers will take place at the date and time mutually agreed upon by the Parties (but in no event later than the third (3rd) Business Day after all the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the Party entitled to the benefit of the same), or at such other date and time to be specified in writing by the Parties (the “Closing Date”), provided, however, that MAA may elect at its reasonable discretion to accelerate or delay the Closing Date to the last Business Day of the calendar month in which all of the conditions set forth in Article VIII have been satisfied or waived, as set forth above, or as close as reasonably practicable thereto, provided that the Closing Date shall occur no less than two (2) Business Days and no more than fifteen (15) calendar days following the date on which all such conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing). The Closing shall take place at the offices of Goodwin Procter LLP, The New York Times Building, 620 Eighth Avenue, New York, NY 10018-1405, or at such other place as agreed to by the Parties.

Section 2.4 Governing Documents. The MAA Charter and MAA Bylaws as in effect immediately prior to the Parent Merger Effective Time shall be the charter and bylaws of MAA immediately following the Parent Merger Effective Time, until further amended in accordance with applicable Law. The limited partnership agreement of MAA LP, as in effect immediately prior to the Partnership Merger Effective Time shall be the limited partnership agreement of MAA LP immediately following the Partnership Merger Effective Time, until thereafter amended in accordance with the provisions thereof and in accordance with applicable Law. Prior to the Partnership Merger Effective Time, MAA shall cause the limited partnership agreement of MAA LP to be amended and restated, effective no later than the Partnership Merger Effective Time, to be in all material respects in the form of Exhibit E attached hereto, except that any provisions noted on such Exhibit E as being “In The Form” shall be in the form of such provisions (as so amended and restated, the “Amended Partnership Agreement”).

Section 2.5 Board of Directors. Immediately following the Parent Merger Effective Time, the MAA Board shall be increased to 12 members and the MAA Board shall fill the five newly created vacancies by immediately appointing to the MAA Board the five members designated by the Colonial Board (pursuant to Section 7.14(b), the “Colonial Designees”), to serve until the 2014 annual meeting of MAA’s shareholders (and until their successors have been duly elected and qualified) and who shall be nominated by the MAA Board for reelection at the 2014 and 2015 annual meetings of MAA’s shareholders, in all cases subject to the satisfaction and compliance of such Colonial Designees with MAA’s then-current corporate governance guidelines and code of business conduct and ethics.

Section 2.6 Tax Consequences. It is intended that, for United States federal income tax purposes, the Parent Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Section 354 and 361 of the Code. It is further intended for United States federal income tax purposes that the Partnership Merger shall qualify as and constitute an “asset- over” form of merger governed by Treasury Regulations Section 1.708-1(c)(3)(i), with MAA LP being a continuation of MAA LP pursuant to Treasury Regulations Section 1.708-1(c)(1).

ARTICLE III

EFFECTS OF THE MERGERS

Section 3.1 Effects on Shares. At the Parent Merger Effective Time and by virtue of the Parent Merger and without any further action on the part of MAA, Colonial, or the holders of any securities of MAA or Colonial:

(a) Cancellation of Colonial Common Shares. Each Colonial Common Share issued and outstanding immediately prior to the Parent Merger Effective Time that is held by MAA, any MAA Subsidiary or any wholly owned Colonial Subsidiary shall no longer be outstanding and shall automatically be retired and shall cease to exist, and no payment shall be made with respect thereto.

(b) Conversion of Colonial Common Shares. Subject to Section 3.4(b), each Colonial Common Share issued and outstanding immediately prior to the Parent Merger Effective Time (other than shares to be cancelled in accordance with Section 3.1(a) and any Dissenting Shares (to the extent provided in Section 3.7)) shall automatically be converted into the right to receive 0.360 (as the same may be adjusted pursuant to Section 3.3, the “Exchange Ratio”) validly issued, fully paid and non-assessable shares of MAA Common Stock (the “Merger Consideration”), without interest. All Colonial Common Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share registered in the transfer books of Colonial (a “Book-Entry Share”) that immediately prior to the Parent Merger Effective Time represented Colonial Common Shares shall cease to have any rights with respect to such Colonial Common Shares other than the right to receive the Merger Consideration in accordance with Section 3.5, including the right, if any, to receive, pursuant to Section 3.9, cash in lieu of fractional shares of MAA Common Stock into which such Colonial Common Shares have been converted pursuant to this Section 3.1(b) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 3.5(d).

(c) Share Transfer Books. At the Parent Merger Effective Time, the share transfer books of Colonial shall be closed and thereafter there shall be no further registration of transfers of the Colonial Common Shares. From and after the Parent Merger Effective Time, persons who held Colonial Common Shares immediately prior to the Parent Merger Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. On or after the Parent Merger Effective Time, any Certificates or Book-Entry Shares of Colonial presented to the Exchange Agent, MAA or the transfer agent for any reason shall be exchanged as provided in this Article III with respect to the Colonial Common Shares formerly represented thereby.

(d) MAA Common Stock. Each share of MAA Common Stock outstanding immediately prior to the Parent Merger Effective Time shall remain outstanding following the Parent Merger Effective Time.

Section 3.2 Effects on Partnership Interests.

(a) Conversion of OP Merger Sub Interests. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of MAA LP, OP Merger Sub, Colonial LP, or the holders of Colonial OP Units, MAA OP Units or partnership units of OP Merger Sub, (i) the partnership interests of OP Merger Sub held by MAA LP and issued and outstanding immediately prior to the Partnership Merger Effective Time shall automatically be converted into one Colonial OP Unit representing the general partner interest of the general partner of Colonial LP and MAA LP shall be admitted as the sole general partner of

Colonial LP and (ii) the partnership interests in OP Merger Sub held by the limited partner of OP Merger Sub and issued and outstanding immediately prior to the Partnership Merger Effective Time shall automatically be converted into 99 Colonial OP Units and the limited partner of OP Merger Sub shall be admitted as the sole limited partner of Colonial LP.

(b) Conversion of Colonial OP Units. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of MAA LP, OP Merger Sub, Colonial LP or the holders of Colonial OP Units or MAA OP Units, (i) the interests of the general partner in Colonial LP (other than the Colonial OP Units held by Colonial, which shall be converted pursuant to clause (ii) hereof) shall be cancelled and no payment shall be made with respect thereto, and (ii) each Colonial OP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time shall automatically be converted into validly issued Class A Common Units in MAA LP (“New MAA OP Units”) in an amount equal to (x) 1, multiplied by (y) the Exchange Ratio, and each holder of New MAA OP Units shall be admitted as a limited partner of MAA LP in accordance with the terms of the limited partnership agreement of MAA LP following the Partnership Merger Effective Time.

Section 3.3 Adjustments. Without limiting the other provisions of this Agreement and subject to Section 6.1(b)(ii) and Section 6.1(b)(iii), if at any time during the period between the date of this Agreement and the Partnership Merger Effective Time, Colonial should split, combine or otherwise reclassify the Colonial Common Shares, or make a dividend or other distribution in Colonial Common Shares (including any dividend or other distribution of securities convertible into Colonial Common Shares), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the other Parties hereunder), the Exchange Ratio shall be ratably adjusted to reflect fully the effect of any such change. Without limiting the other provisions of this Agreement and subject to Section 6.2(b)(ii) and Section 6.2(b)(iii), if at any time during the period between the date of this Agreement and the Partnership Merger Effective Time, MAA should split, combine or otherwise reclassify the MAA Common Stock, or make a distribution in shares of MAA Common Stock (including any dividend or other distribution of securities convertible into MAA Common Stock), or engage in a reclassification, reorganization, recapitalization or exchange or other like change (without limiting any other rights of the other Parties hereunder), then the Exchange Ratio shall be ratably adjusted to reflect any such change.

Section 3.4 Colonial Options and Restricted Stock.

(a) At the Parent Merger Effective Time, each outstanding Colonial Option, whether or not exercisable at the Parent Merger Effective Time, will be assumed by MAA by virtue of the Parent Merger and without any action on the part of the holder thereof. Subject to, and in accordance with, the terms of the applicable Colonial Equity Incentive Plan and award agreement or other agreement or other document evidencing Colonial Options, from and after the Parent Merger Effective Time, each Colonial Option so assumed by MAA under this Agreement will otherwise continue to have, and be subject to, the same terms and conditions (including vesting schedule) as were applicable to the corresponding Colonial Option immediately prior to the Parent Merger Effective Time as set forth in the applicable Colonial Equity Incentive Plan (including any applicable award agreement, other agreement or other document evidencing such Colonial Option) immediately prior to the Parent Merger Effective Time, except that, from and after the Parent Merger Effective Time, (A) each Colonial Option, when exercisable, will be exercisable for that number of whole shares of MAA Common Stock equal to the product of the number of Colonial Common Shares that were subject to such Colonial Option immediately prior to the Parent Merger Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of MAA Common Stock and (B) the per share exercise price for the shares of MAA Common Stock issuable upon exercise of such assumed Colonial Option will be equal to the quotient determined by dividing the exercise price of each Colonial Common Share subject to such assumed Colonial Option by the Exchange Ratio, rounded up to the nearest whole cent.

(b) Any and all Colonial Common Shares subject to Colonial Restricted Share Awards that are converted into the right to receive MAA Common Stock pursuant to Section 3.1(b) shall be converted into the right to receive shares of MAA Common Stock that are subject to the same vesting and forfeiture conditions and other terms and conditions as are applicable to the Colonial Restricted Share Award immediately prior to the Parent Merger Effective Time.

(c) Prior to the Parent Merger Effective Time, Colonial and MAA agree that Colonial shall, and shall be permitted under this Agreement to, take all corporate action necessary to effectuate the provisions of this Section 3.4. From and after the Parent Merger Effective Time, unless the compensation committee of the MAA Board determines otherwise, all references to Colonial in the Colonial Equity Incentive Plans and in each agreement evidencing any Colonial Options or any other Colonial equity-based award, shall be deemed (A) for all purposes relating to employment, consultancy or directorship (or words of similar meaning) to refer to MAA and its Subsidiaries and (B) for all other purposes, to refer to MAA.

Section 3.5 Exchange of Certificates.

(a) Not less than five (5) days prior to dissemination of a joint proxy statement in preliminary and definitive form relating to the Colonial Shareholder Meeting and the MAA Shareholder Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”), MAA shall appoint a bank or trust company reasonably satisfactory to Colonial to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration and the Fractional Share Consideration, as provided in Section 3.1(b) and Section 3.9. On or before the Partnership Merger Effective Time, MAA shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of MAA Common Stock in book-entry form issuable pursuant to Section 3.1(b) equal to the aggregate Merger Consideration, and (ii) cash in immediately available funds in an amount sufficient to pay the Fractional Share Consideration and any dividends under Section 3.5(d) (such evidence of book-entry shares of MAA Common Stock and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of Colonial Common Shares. MAA shall cause the Exchange Agent to make, and the Exchange Agent shall make delivery of the Merger Consideration, payment of the Fractional Share Consideration and any amounts payable in respect of dividends or other distributions on shares of MAA Common Stock in accordance with Section 3.5(d) out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

(b) The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by MAA. Interest and other income on the Exchange Fund shall be the sole and exclusive property of MAA. No investment of the Exchange Fund shall relieve MAA or the Exchange Agent from making the payments required by this Article III, and following any losses from any such investment, MAA shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy MAA’s obligations hereunder for the benefit of the holders of Colonial Common Shares at the Parent Merger Effective Time, which additional funds will be deemed to be part of the Exchange Fund.

(c) Exchange Procedures.

(i) As promptly as practicable following the Parent Merger Effective Time (but in no event later than two (2) Business Days thereafter), MAA shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate or Book-Entry Share (A) a letter of transmittal (a “Letter of Transmittal”) which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass only upon proper delivery of the Certificates or Book-Entry Shares (or affidavits of loss in lieu thereof) to the Exchange Agent, which Letter of Transmittal shall be in such form and have such other customary provisions as MAA and Colonial may reasonably agree upon, and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration into which the number of Colonial Common Shares previously represented by such Certificate or Book-Entry Share shall have been converted pursuant to this Agreement, together with any amounts payable in respect of the

Fractional Share Consideration in accordance with Section 3.9 and dividends or other distributions on shares of MAA Common Stock in accordance with Section 3.5(d).

(ii) Upon surrender of a Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) to the Exchange Agent, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each Colonial Common Share formerly represented by such Certificate or Book-Entry Share pursuant to the provisions of this Article III plus any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 3.9 and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of MAA Common Stock in accordance with Section 3.5(d) to be mailed or delivered by wire transfer, within two (2) Business Days following the later to occur of (A) the Parent Merger Effective Time or (B) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof), and the Certificate (or affidavit of loss in lieu thereof) so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Until surrendered as contemplated by this Section 3.5, each Certificate and Book-Entry Share shall be deemed, at any time after the Parent Merger Effective Time, to represent only the right to receive, upon such surrender, the Merger Consideration as contemplated by this Article III. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration or the Fractional Share Consideration payable upon the surrender of the Certificates or Book-Entry Shares and any distributions to which such holder is entitled pursuant to Section 3.5(d) hereof.

(iii) In the event of a transfer of ownership of Colonial Common Shares that is not registered in the transfer records of Colonial, it shall be a condition of payment that any Certificate or Book-Entry Share surrendered in accordance with the procedures set forth in this Section 3.5(c) shall be properly endorsed or shall be otherwise in proper form for transfer, and that the Person requesting such payment shall have paid any transfer Taxes and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the reasonable satisfaction of MAA that such Tax either has been paid or is not applicable.

(d) Dividends with Respect to MAA Common Stock. No dividends or other distributions with respect to MAA Common Stock with a record date after the Parent Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of MAA Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by MAA to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Parent Merger Effective Time theretofore paid with respect to such shares of MAA Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Parent Merger Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of MAA Common Stock.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including any Fractional Share Consideration and any applicable dividends or other distributions with respect to MAA Common Stock) which remains undistributed to the holders of Colonial Common Shares for twelve (12) months after the Parent Merger Effective Time shall be delivered to MAA, upon demand, and any former holders of Colonial Common Shares prior to the Parent Merger who have not theretofore complied with this Article III shall thereafter look only to MAA for payment of the Merger Consideration.

(f) No Liability. None of the MAA Parties, the Colonial Parties, the Exchange Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any person in respect of the Merger Consideration, as applicable, if the Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of MAA, free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 3.6 Withholding Rights. The Parties, Colonial LP, MAA LP, OP Merger Sub, the respective Affiliates of the foregoing and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and Fractional Share Consideration (and any other consideration otherwise payable pursuant to this Agreement or deemed paid for Tax purposes), such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

Section 3.7 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Colonial Common Shares that are outstanding immediately prior to the Parent Merger Effective Time and that are held by any Person who is entitled to dissent and properly perfects such Person’s dissenters’ rights of appraisal with respect to such Colonial Common Shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, Section 10A-2-13.01 et seq. of the ABNEC (“ABNEC Article 13”) shall not be converted into shares of MAA Common Stock as provided in Section 3.1(b), but rather the holders of Dissenting Shares shall be entitled to payment by MAA of the “fair value” (as defined in ABNEC Article 13) of such Dissenting Shares plus accrued interest in accordance with ABNEC Article 13; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under ABNEC Article 13, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Parent Merger Effective Time into, and shall have become exchangeable solely for the right to receive, shares of MAA Common Stock as provided in Section 3.1(b). Colonial shall serve prompt written notice to MAA of any demand received by Colonial from a holder of Colonial Common Shares pursuant to Section 13.21 of ABNEC Article 13, and MAA shall have the right to participate in all negotiations and proceedings with respect to any such demand. Prior to the Parent Merger Effective Time, Colonial shall not, without the prior written consent of MAA (not to be unreasonably withheld, delayed or conditioned), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 3.8 Structure. Each party hereto shall cooperate reasonably in the consideration of any reasonable changes requested by the other Parties regarding the structure of the transactions contemplated herein; provided, however, that no such change shall (a) alter or change the amount or kind of the consideration to be issued to holders of Colonial Common Shares or Colonial OP Units as currently contemplated in this Agreement, (b) reasonably be expected to impose any material impediment or delay, or condition to, consummation of the Mergers, (c) adversely affect, including with respect to federal income tax treatment, any of the parties hereto or the holders of Colonial Common Shares or Colonial OP Units in connection with the Mergers, (d) require submission to or approval by holders of Colonial Common Shares after the Colonial Shareholder Approval, (e) require submission to or approval by holders of Colonial OP Units (other than to the extent solely from Colonial, as general partner and/or limited partner of Colonial LP) or (f) provide for any modifications to the provisions of the Amended Partnership Agreement that are noted on Exhibit E as being “In The Form”; and provided further that such change also shall be subject to the written consent of the other Parties (such consent not to be unreasonably withheld, or conditioned or delayed). In the event that the Parties mutually agree to make such a change, the Parties agree to execute appropriate documents, including entering into appropriate amendments to this Agreement, to reflect the change.

Section 3.9 Fractional Shares. No certificate or scrip representing fractional shares of MAA Common Stock shall be issued upon the surrender for exchange of Certificates or the transfer of Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of MAA. Notwithstanding any other provision of this Agreement, each holder of Colonial Common Shares converted pursuant to the Parent Merger who would otherwise have been entitled to receive a fraction of a share of MAA Common Stock shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of MAA Common Stock multiplied by the VWAP of MAA Common Stock.

Section 3.10 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by MAA, the posting by such Person of a bond in such reasonable amount as MAA may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, Fractional Share Consideration and any distributions to which such holder is entitled pursuant to this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COLONIAL

Except (a) as set forth in the disclosure letter that has been prepared by the Colonial Parties and delivered by the Colonial Parties to the MAA Parties in connection with the execution and delivery of this Agreement (the “Colonial Disclosure Letter”) (it being agreed that (x) disclosure of any item in any section of the Colonial Disclosure Letter with respect to any Section or subsection of Article IV of this Agreement shall be deemed disclosed with respect to any other Section or subsection of Article IV of this Agreement to the extent such relationship is reasonably apparent; provided, that nothing in the Colonial Disclosure Letter is intended to broaden the scope of any representation or warranty of the Colonial Parties made herein and (y) no reference to or disclosure of any item or other matter in the Colonial Disclosure Letter shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to or disclosed in the Colonial Disclosure Letter or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which Colonial or any of the Colonial Subsidiaries is a party exists or has actually occurred), or (b) other than with respect to representations or warranties set forth in Section 4.12, as disclosed in publicly available Colonial SEC Documents filed with, or furnished to, as applicable, the SEC on or after January 1, 2010 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), the Colonial Parties hereby jointly and severally represent and warrant to the MAA Parties that:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) Colonial is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Alabama and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Colonial is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect.

(b) Each Colonial Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect.

(c) Section 4.1(c) of the Colonial Disclosure Letter sets forth a true and complete list of the Colonial Subsidiaries and their respective jurisdiction of incorporation or organization, as the case may be, and the type of and percentage of interest held, directly or indirectly, by Colonial in each Colonial Subsidiary.

(d) Except as set forth in Section 4.1(d) of the Colonial Disclosure Letter, neither Colonial nor any Colonial Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the Colonial Subsidiaries and investments in short-term investment securities).

Section 4.2 Organizational Documents. Colonial has made available to MAA complete and correct copies of (i) the Colonial Declaration of Trust and Colonial Bylaws, (ii) the Colonial LP Agreement and the certificate of limited partnership of Colonial LP, and (iii) the organizational documents of each Colonial Subsidiary, in each case as in effect on the date hereof.

Section 4.3 Capital Structure.

(a) The authorized capital stock of Colonial consists of 125,000,000 Colonial Common Shares and 20,000,000 shares of preferred stock, par value $0.01 per share. At the close of business on May 31, 2013, 2013, (i) 88,728,449 Colonial Common Shares were issued and outstanding, (ii) no preferred shares of beneficial interest in Colonial (“Colonial Preferred Shares”) were issued and outstanding, (iii) 1,360,094 Colonial Common Shares were reserved for issuance pursuant to the terms of outstanding options granted pursuant to the Colonial Equity Incentive Plans, (iv) 3,252,618 Colonial Common Shares were available for grant under the Colonial Equity Incentive Plans, (v) 6,177,028 Colonial Common Shares were reserved for issuance under the Colonial ESPP and Colonial’s Dividend Reinvestment Plan (the “Colonial DRIP”) and (vi) 7,151,752 Colonial Common Shares were reserved for issuance upon redemption of Colonial OP Units. All issued and outstanding shares of the capital stock of Colonial are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock is entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other Indebtedness of Colonial having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of Colonial Common Shares may vote. Section 4.3(a) of the Colonial Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of the total number of outstanding Colonial Options under the Colonial Equity Incentive Plans and the number of Colonial Common Shares subject to each outstanding Colonial Option, the name of the holder, the exercise price, and the grant date. There are no other rights to purchase or receive Colonial Common Shares granted under the Colonial Equity Incentive Plans or otherwise other than the Colonial Options.

(b) All of the outstanding shares of capital stock of each of the Colonial Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Colonial Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Colonial Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. Except as set forth in Section 4.3(b) of the Colonial Disclosure Letter, Colonial owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Colonial Subsidiaries owned by Colonial or a Colonial Subsidiary, free and clear of all encumbrances other than statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP, and except as set forth in the Colonial LP Agreement, there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Colonial Subsidiary owned by Colonial or a Colonial Subsidiary or which would require any Colonial Subsidiary to issue or sell any shares of such Colonial Subsidiary capital stock, ownership interests or securities convertible into or exchangeable for shares of such Colonial Subsidiary capital stock or ownership interests.

(c) Except as set forth in this Section 4.3 or in Section 4.3(c) of the Colonial Disclosure Letter, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which Colonial or any Colonial Subsidiary is a party or by which any of them is bound, obligating Colonial or any Colonial Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional Colonial Common Shares, Colonial Preferred Shares or other equity securities or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Colonial or any of the Colonial Subsidiaries or obligating Colonial or any Colonial Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. Except as set forth in Section 4.3(c) of the Colonial Disclosure Letter, there are no outstanding contractual obligations of Colonial or any Colonial Subsidiary to repurchase, redeem or otherwise acquire any Colonial Common Shares, Colonial Preferred Shares, or other equity securities of Colonial or any Colonial Subsidiary. Neither Colonial nor any Colonial Subsidiary is a party to or, to the Knowledge of Colonial, bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock of Colonial or any of the Colonial Subsidiaries.

(d) Colonial does not have a “poison pill” or similar shareholder rights plan.

(e) Except as set forth in Section 4.3(e) of the Colonial Disclosure Letter, neither Colonial nor any Colonial Subsidiary is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of their securities under the Securities Act.

(f) All dividends or distributions on the Colonial Common Shares and any material dividends or distributions on any securities of any Colonial Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

(g) Colonial is the sole general partner of Colonial LP and Colonial owns, directly or indirectly, all of the general partner interests in Colonial LP.

(h) Section 4.3(h) of the Colonial Disclosure Letter sets forth, as of the date hereof, the name of, and the number and class of limited partnership interests held by, each partner in Colonial LP.

Section 4.4 Authority.

(a) Colonial has the requisite real estate investment trust power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Colonial Shareholder Approval, to consummate the transactions contemplated by this Agreement to which Colonial is a party, including the Parent Merger. The execution and delivery of this Agreement by Colonial and the consummation by Colonial of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary real estate investment trust action, and no other real estate investment trust proceedings on the part of Colonial are necessary to authorize this Agreement or the Parent Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Parent Merger, to receipt of the Colonial Shareholder Approval, and to the filing of the articles of merger with the Office of the Secretary of State for the State of Alabama. This Agreement has been duly executed and delivered by Colonial and assuming due authorization, execution and delivery by each of Colonial LP, MAA, MAA LP and OP Merger Sub, constitutes a legally valid and binding obligation of Colonial enforceable against Colonial in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) The Colonial Board, at a duly held meeting, has, by unanimous vote, (i) duly and validly authorized the execution and delivery of, and adopted, this Agreement and declared advisable the consummation of the Mergers and the other transactions contemplated by this Agreement, (ii) directed that the Parent Merger as contemplated by the Plan of Merger and the other transactions contemplated by this Agreement be submitted for consideration at the Colonial Shareholder Meeting, and (iii) as of the date of this Agreement, resolved to recommend that the shareholders of Colonial vote in favor of the approval of the Parent Merger as contemplated by the Plan of Merger and the other transactions contemplated by this Agreement (the “Colonial Recommendation”) and to include such recommendation in the Joint Proxy Statement, subject to Section 7.4.

(c) Colonial LP has the requisite limited partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Partnership Merger. The execution and delivery of this Agreement by Colonial LP and the consummation by it of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary partnership action, and no other partnership proceedings on the part of Colonial LP are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, subject with respect to the Partnership Merger to the filing of the certificate of merger with the Office of the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered by Colonial LP, and assuming due authorization, execution and delivery by each of Colonial, MAA, MAA LP and OP Merger Sub, constitutes a legally valid and binding obligation of Colonial LP, enforceable against Colonial LP in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.5 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 4.5(a) of the Colonial Disclosure Letter, the execution and delivery of this Agreement by each of Colonial and Colonial LP does not, and the performance of their respective obligations hereunder will not, (i) assuming receipt of the Colonial Shareholder Approval, conflict with or violate any provision of (A) the Colonial Declaration of Trust or Colonial Bylaws (B) the Colonial LP Agreement or the certificate of limited partnership of Colonial LP or (C) any equivalent organizational or governing documents of any other Colonial Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained, all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Colonial or any Colonial Subsidiary or by which any property or asset of Colonial or any Colonial Subsidiary is bound, or (iii) assuming receipt of the Colonial Shareholder Approval, require any consent or approval (except as contemplated by Section 4.5(b)) under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of Colonial or any Colonial Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Colonial or any Colonial Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which Colonial or any Colonial Subsidiary is a party, except, as to clauses (i)(C), (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect. Notwithstanding the foregoing, no representations and warranties shall be deemed to have been made under Section 4.5(a)(iii) with respect to the agreements (other than the Colonial LP Agreement) listed on Section 4.12(g) of the Colonial Disclosure Letter.

(b) The execution and delivery of this Agreement by each of Colonial and Colonial LP does not, and the performance of this Agreement by each of Colonial and Colonial LP will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Joint Proxy Statement in preliminary and definitive form and of a registration statement on Form S-4 pursuant to which the offer and sale of shares of MAA Common Stock in the Parent Merger will be registered pursuant to the Securities Act and in which the Joint Proxy Statement will be included (together with any amendments or supplements thereto, the “Form S-4”), and declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) as may be required under the rules and regulations of the NYSE, (iii) the filing of (x) the articles of merger with respect to the Parent Merger with the Office of the Secretary of State for the State of Alabama and the Office of the Secretary of State for the State of Tennessee and (y) appropriate documents with the relevant authorities of the other jurisdictions in which Colonial and MAA and their respective Subsidiaries are qualified to do business, (iv) the filing of the certificate of merger with respect to the Partnership Merger with the Secretary of State of the State of Delaware, (vi) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws (vi) such filings as may be required in connection with Transfer Taxes, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect.

Section 4.6 Permits; Compliance with Law.

(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.17 or Section 4.18, which are addressed solely in those Sections, Colonial and each Colonial Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, necessary for Colonial and each Colonial Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the “Colonial Permits”), and all such Colonial Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Colonial Permits, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect. All applications required to have been filed for the renewal of the Colonial Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Colonial Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect. Neither Colonial nor any Colonial Subsidiary has received any claim or notice nor has any Knowledge indicating that Colonial or any Colonial Subsidiary is currently not in compliance with the terms of any such Colonial Permits, except where the failure to be in compliance with the terms of any such Colonial Permits, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect.

(b) Neither Colonial nor any Colonial Subsidiary is or has been in conflict with, or in default or violation of (i) any Law applicable to Colonial or any Colonial Subsidiary or by which any property or asset of Colonial or any Colonial Subsidiary is bound (except for Laws addressed in Section 4.16, Section 4.17, or Section 4.18), or (ii) any Colonial Permits (except for the Colonial Permits addressed in Section 4.17 or Section 4.18), except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect.

Section 4.7 SEC Documents; Financial Statements.

(a) Colonial has made available to MAA (by public filing with or furnishing to the SEC or otherwise) a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed or furnished by Colonial and Colonial LP with the SEC since January 1, 2010 (the “Colonial SEC Documents”).

Except for matters relating to open comment letters with the SEC as set forth in Section 4.7 of the Colonial Disclosure Letter, as of their respective dates, the Colonial SEC Documents (other than preliminary materials) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Colonial SEC Documents and none of the Colonial SEC Documents, at the time of filing or being furnished (or effectiveness in the case of registration statements), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Colonial SEC Documents filed or furnished and publicly available prior to the date of this Agreement and provided that no representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement that were not supplied by or on behalf of Colonial or Colonial LP. Except as previously made available to MAA, neither Colonial nor Colonial LP have any outstanding and unresolved comments from the SEC with respect to the Colonial SEC Documents. Other than Colonial LP, no Colonial Subsidiary is required to file any form or report with the SEC.

(b) Colonial has made available to MAA complete and correct copies of all written correspondence between the SEC on one hand, and Colonial or Colonial LP, on the other hand, since January 1, 2010. At all applicable times, Colonial and Colonial LP have both complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, as amended from time to time.

(c) The consolidated financial statements of Colonial and the Colonial Subsidiaries included or incorporated by reference in the Colonial SEC Documents, including the related notes and schedules, complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in all material respects, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of Colonial and the Colonial Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of Colonial and the Colonial Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later Colonial SEC Documents filed and publicly available prior to the date of this Agreement.

Section 4.8 Absence of Certain Changes or Events. Except as contemplated by this Agreement or as set forth in Section 4.8 of the Colonial Disclosure Letter, since March 31, 2013, Colonial and each Colonial Subsidiary has conducted its business in all material respects in the ordinary course. Since March 31, 2013, there has not been any Colonial Material Adverse Effect or any effect, event, change or circumstance that, individually or in the aggregate with all other effects, events, changes and circumstances, would reasonably be expected to have a Colonial Material Adverse Effect.

Section 4.9 No Undisclosed Material Liabilities. Except as disclosed in the Colonial SEC Documents, as set forth in Section 4.9 of the Colonial Disclosure Letter or as otherwise would not reasonably be expected to have a Colonial Material Adverse Effect, there are no liabilities of Colonial or any of the Colonial Subsidiaries of a nature that would be required under GAAP to be set forth on the financial statements of Colonial or the notes thereto, other than: (i) liabilities adequately provided for on the balance sheet of Colonial dated as of March 31, 2013 (including the notes thereto) as required by GAAP, (ii) liabilities incurred in connection with the transactions contemplated by this Agreement or (iii) liabilities incurred in the ordinary course of business, consistent with past practice, subsequent to March 31, 2013.

Section 4.10 No Default. Except as set forth on Section 4.10 of the Colonial Disclosure Letter, none of Colonial or any of the Colonial Subsidiaries is in default or violation (and to the Knowledge of Colonial, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) (A) the Colonial Declaration of Trust or the Colonial Bylaws (B), the Colonial LP Agreement or the certificate of limited partnership of Colonial LP or (C) the comparable charter or organizational documents of any of the other Colonial Subsidiaries (ii) any loan or credit agreement, note, or any bond, mortgage or indenture, to which Colonial or any of the Colonial Subsidiaries is a party or by which Colonial, any of the Colonial Subsidiaries or any of their respective properties or assets is bound, or (iii) any Order, statute, rule or regulation applicable to Colonial or any of the Colonial Subsidiaries, except in the case of (ii) and (iii) for defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect.

Section 4.11 Litigation. Except as individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect, or as set forth in Section 4.11 of the Colonial Disclosure Letter, as of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of Colonial, threatened in writing by or before any Governmental Authority against Colonial or any Colonial Subsidiary or any director or officer of Colonial or any Colonial Subsidiary, and (b) neither Colonial nor any Colonial Subsidiary, nor any of Colonial’s or any Colonial Subsidiary’s respective property, is subject to any outstanding Order of any Governmental Authority.

Section 4.12 Taxes.

(a) Colonial and each Colonial Subsidiary has timely filed with the appropriate Governmental Authority all Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Colonial and each Colonial Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them, whether or not shown on any Tax return.

(b) Colonial (i) for all taxable years commencing with Colonial’s formation and through December 31, 2012, has been subject to taxation as a real estate investment trust within the meaning of Sections 856 and 857 of the Code (a “REIT”) and has satisfied all requirements for qualification and taxation as a REIT for such years; (ii) has operated since January 1, 2013 and will operate to the Parent Merger Effective Time in a manner consistent with the requirements for qualification and taxation as a REIT (without taking into account the effects of the Partnership Merger); (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year ending with the Parent Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS to its status as a REIT (without taking into account the effects of the Partnership Merger), and to the Knowledge of Colonial, no such challenge is pending or threatened. No entity in which Colonial owns an interest is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”). Section 4.12(b) of the Colonial Disclosure Letter sets forth a list of each Qualified REIT Subsidiary and Taxable REIT Subsidiary of Colonial, and each Colonial Subsidiary not set forth in Section 4.12(b) of the Colonial Disclosure Letter is and has been since its formation classified as a partnership or entity disregarded as separate from Colonial or a Colonial Subsidiary for United States federal income tax purposes. Taking into account all distributions to be made by Colonial prior to the Parent Merger Effective Time, Colonial will have distributed cash to its shareholders in its taxable year ending with the Parent Merger in an amount equal to or in excess of the amount required to be distributed pursuant to Section 857(a) of the Code in respect of its taxable year ending with the Parent Merger, and Colonial will not be subject to Tax under Sections 857(b) or 4981 of the Code in respect of its taxable year ending with the Parent Merger.

(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings ongoing or, to the Knowledge of Colonial, threatened with regard to any Taxes or Tax Returns of Colonial or any Colonial Subsidiary; (ii) no deficiency for Taxes of Colonial or any Colonial Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of Colonial, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect; (iii) except as set forth in Section 4.12(c)(iii) of the Colonial Disclosure Letter, neither Colonial nor any Colonial Subsidiary has waived any statute of limitations with respect to the assessment of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year or is the beneficiary of an extension of time to file any Tax Return except for any such waivers or extensions relating to an extension of time to file any non-income Tax Return in respect of a taxable year or period ending in 2012 or 2013; and (iv) except as set forth in Section 4.12(c)(iv) of the Colonial Disclosure Letter, neither Colonial nor any of the Colonial Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d) Neither Colonial nor any Colonial Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(e) Beginning with its taxable year ended December 31, 2009, (i) Colonial and the Colonial Subsidiaries have not incurred any liability for material Taxes under Sections 857(b)(1), 857(b)(6)(A), 860(c) or 4981 of the Code which have not been previously paid and shall not incur any such liability for such Taxes in the taxable year ending on the Closing Date, and (ii) neither Colonial nor any Colonial Subsidiary has incurred any material liability for Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with a sale, exchange, or other transfer of property. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon Colonial or the Colonial Subsidiaries.

(f) Colonial and the Colonial Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(g) Except as set forth on Section 4.12(g) of the Colonial Disclosure Letter, there are no Colonial Tax Protection Agreements in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of Colonial, threatened to raise a material claim against Colonial or any Colonial Subsidiary for any breach of any Colonial Tax Protection Agreements. As used herein, “Colonial Tax Protection Agreements” means any written agreement to which Colonial or any Colonial Subsidiary is a party (i) pursuant to which any liability to holders of interests in a Colonial Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) that was entered into in connection with or related to the deferral of income Taxes of a holder of interests in a Colonial Subsidiary Partnership, and that requires Colonial or any Colonial Subsidiary (A) to maintain a minimum level of debt, continue a particular debt, or provide rights to guarantee or otherwise assume economic risk of loss with respect to debt, (B) to retain or not to dispose of assets, or engage in transactions of comparable tax effect, (C) to make or refrain from making a Tax election, and/or (D) only dispose of assets in a particular manner. As used herein, “Colonial Subsidiary Partnership” means a Colonial Subsidiary that is a partnership for United States federal income tax purposes.

(h) There are no Tax Liens upon any property or assets of Colonial or any Colonial Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(i) Neither Colonial nor any Colonial Subsidiary has requested or has received any written ruling of a Governmental Authority, or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(j) There are no Tax allocation or sharing agreements or similar arrangements with respect to which Colonial or any Colonial Subsidiary is a party (other than customary arrangements under commercial contracts or borrowings entered into in the ordinary course of business and Colonial Tax Protection Agreements).

(k) Neither Colonial nor any Colonial Subsidiary (A) has been a member of an affiliated group filing a consolidated United States federal income Tax Return or (B) has any liability for the Taxes of any Person (other than Colonial or any Colonial Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(l) Neither Colonial nor any Colonial Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(m) Neither Colonial nor any of the Colonial Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(n) Except as set forth in Section 4.12(n) of the Colonial Disclosure Letter, no written power of attorney that has been granted by Colonial or any of the Colonial Subsidiaries (other than to Colonial or a Colonial Subsidiary) currently is in force with respect to any matter relating to Taxes.

(o) This Section 4.12 contains the sole and exclusive representations and warranties of the Colonial Parties with respect to Taxes and Tax matters (other than those matters described in Section 4.7(c), Section 4.13, Section 4.14(c), Section 4.18(b) and Section 4.18(i)).

Section 4.13 Pension and Benefit Plans; Employees.

(a) Section 4.13(a) of the Colonial Disclosure Letter sets forth a list, as of the date hereof, of every material Employee Benefit Plan currently maintained or contributed to (or with respect to which any obligation to contribute has been undertaken) by Colonial or any of its ERISA Affiliates (such Employee Benefit Plans, the “Colonial Employee Benefit Plans”. Each such Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder that has not been revoked and, to Colonial’s Knowledge, no event has occurred and no condition exists that is reasonably expected to result in the revocation of any such determination or opinion letter.

(b) With respect to each such Colonial Employee Benefit Plan, Colonial has provided, or made available, to MAA (if applicable to such Colonial Employee Benefit Plan): (i) all documents embodying or governing such Colonial Employee Benefit Plan, and any funding medium for the Colonial Employee Benefit Plan (including, without limitation, trust agreements); (ii) the most recent IRS determination or opinion letter with respect to such Colonial Employee Benefit Plan under Section 401(a) of the Code; (iii) the most recently filed IRS Form 5500 Annual Report and accompanying schedules and audited financial statements; (iv) the most recent actuarial report; (v) the current summary plan description for such Colonial Employee Benefit Plan (or other descriptions of such Colonial Employee Benefit Plan provided to employees) and all summaries of material modifications thereto; (vi) any insurance policy related to such Colonial Employee Benefit Plan and (vii) all material written correspondence received from the IRS, Pension Benefit Guaranty Corporation or the U.S. Department of Labor during the past three (3) years.

(c) Each Colonial Employee Benefit Plan has been administered in accordance with the requirements of applicable law, including, without limitation, ERISA and the Code, except as would not, individually or in the aggregate, reasonably be expected to have a Colonial Material Adverse Effect, and is being administered and operated in all material respects in accordance with its terms. No Colonial Employee Benefit Plan is subject to Title IV of ERISA, is a multiemployer plan, within the meaning of ERISA Section 3(37), is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or is a “multiple employer plan” (as defined in Section 413 of the Code).

(d) Full payment has been made, or otherwise properly accrued on the books and records of Colonial and any ERISA Affiliate, of all amounts that Colonial and any ERISA Affiliate are required under the terms of the Colonial Employee Benefit Plans to have paid as contributions to such Colonial Employee Benefit Plans on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of Colonial through the Closing Date.

(e) Neither Colonial, an ERISA Affiliate or any person appointed or otherwise designated to act on behalf of Colonial, or an ERISA Affiliate, nor, to the Knowledge of Colonial, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Colonial Employee Benefit Plan that is reasonably expected to result in the imposition of a material penalty or pursuant to Section 502(i) of ERISA, material damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975(a) of the Code.

(f) No material liability, claim, action, audit, investigation, governmental proceeding or litigation has been made, commenced or, to the Knowledge of Colonial, threatened with respect to any Colonial Employee Benefit Plan (other than for benefits payable in the ordinary course of business).

(g) Except as set forth in Section 4.13(g) of the Colonial Disclosure Letter, no Colonial Employee Benefit Plan provides for medical, life insurance or other health or welfare benefits (other than under Section 4980B of the Code, Part 6 of Title I of ERISA or other similar applicable Law, or a plan qualified under Section 401(a) of the Code) to any current or future retiree or former employee.

(h) Except as set forth in Section 4.13(h) of the Colonial Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (individually or together with the occurrence of any other event): (A) entitle any employee, trustee, director or consultant of Colonial or the Colonial Subsidiaries to severance pay or any increase in severance pay under any Colonial Employee Benefit Plan or Colonial employment agreement upon any termination of employment on or after the date of this Agreement, (B) accelerate the time of payment, vesting or funding or result in any payment of compensation or benefits under, or increase the amount or value of any payment to any employee, officer, trustee or director of Colonial or any Colonial Subsidiary, or could limit the right to amend, merge or terminate any Colonial Employee Benefit Plan or related trust, (C) result in payments or benefits under any Colonial Employee Benefit Plan or Colonial employment agreement which would not be deductible under Section 280G of the Code, or (D) result in a requirement to pay any tax “gross up” or similar “make whole” payment to any employee, director, consultant or other service provider of Colonial or any of its ERISA Affiliates.

(i) The per share exercise price of each Colonial Option is no less than the fair market value of a Colonial Common Share on the date of grant of such Colonial Option (and as of each later modification thereof within the meaning of Section 409A of the Code) determined in a manner consistent with Section 409A of the Code. Each Colonial Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Colonial Employee Benefit Plan is, or to the Knowledge of Colonial, will be, subject to the penalties of Section 409A(a)(1) of the Code.

Section 4.14 Labor and Employment Matters.

(a) Neither Colonial nor any Colonial Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization, nor are there any negotiations or discussions currently pending or occurring between Colonial, or any of the Colonial Subsidiaries, and any union or employee association regarding any collective bargaining agreement or any other work rules or polices. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Colonial, threatened against Colonial or any of the Colonial Subsidiaries relating to their business and neither Colonial nor any Colonial Subsidiary has experienced any strike, work stoppage, lockout, shutdown, labor dispute or other concerted interference with normal operations during the past five (5) years. To Colonial’s Knowledge, (i) there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Colonial or any of the Colonial Subsidiaries (ii) nor have there been any such organizational efforts over the past five (5) years.

(b) Except as set forth in Section 4.14(b) of the Colonial Disclosure Letter, there are no proceedings pending or, to the Knowledge of Colonial, threatened against Colonial or any of the Colonial Subsidiaries in any forum by or on behalf of any present or former employee of Colonial or any of the Colonial Subsidiaries, any applicant for employment or classes of the foregoing alleging unpaid or overdue wages or compensation due, breach of any express or implied employment contract, violation of any law or regulation governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of Colonial of any of the Colonial Subsidiaries in connection with the employment relationship that, individually or in the aggregate, would reasonably be expected to have a Colonial Material Adverse Effect.

(c) Each individual who renders service to Colonial or any Colonial Subsidiary who is classified by Colonial or such Colonial Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under any Colonial Employee Benefit Plans) is properly so classified and treated in accordance with applicable Laws and for purposes of all Colonial Employee Benefit Plans and perquisites.

(d) Each of Colonial and the Colonial Subsidiaries is in compliance in all material respects with all applicable Laws and all applicable contracts and policies relating to labor and labor practices, employment and employment practices, wages, hours, and terms and conditions of employment, including the obligations of the WARN Act, and all other notification and bargaining obligations arising under any collective bargaining agreement, by applicable Law or otherwise. Except as set forth in Section 4.14(d) of the Colonial Disclosure Letter, neither Colonial nor any Colonial Subsidiary has implemented, conducted or experienced a “plant closing” or “mass layoff” as defined in the WARN Act (or any similar group personnel action requiring advance notice under the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Colonial or any Colonial Subsidiary.

Section 4.15 Information Supplied. None of the information supplied or to be supplied by or on behalf of Colonial and Colonial LP in writing for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement will (a) in the case of the Form S-4, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Joint Proxy Statement, at the time such Joint Proxy Statement is first mailed to Colonial’s shareholders or at the time of the Colonial Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will (with respect to Colonial, its officers and directors and the Colonial Subsidiaries) comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. No representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement that were not supplied by or on behalf of Colonial or Colonial LP. None of the information supplied or to be supplied by or on behalf of Colonial or Colonial LP in writing for inclusion in the MAA Consent Solicitation will, at the time of the mailing thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that no representation or warranty is made hereunder as to statements made in the MAA Consent Solicitation that were not supplied by or on behalf of Colonial or Colonial LP.

Section 4.16 Intellectual Property.

(a) Except as, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect, (i) Colonial and the Colonial Subsidiaries own or are licensed or otherwise possess valid rights to use all Intellectual Property necessary to conduct the business of Colonial and the Colonial Subsidiaries as it is currently conducted, (ii) to the Knowledge of Colonial, the conduct of the business of Colonial and the Colonial Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party, (iii) there are no pending or, to the Knowledge of Colonial, threatened claims with respect to any of the Intellectual Property rights owned by Colonial or any Colonial Subsidiary, and (iv) to the Knowledge of Colonial, no third party is currently infringing or misappropriating Intellectual Property owned by Colonial or any Colonial Subsidiary. Colonial and the Colonial Subsidiaries are taking all actions that they reasonably believe are necessary to maintain and protect each material item of Intellectual Property that they own.

(b) This Section 4.16 contains the exclusive representations and warranties of the Colonial Parties with respect to intellectual property matters.

Section 4.17 Environmental Matters.

(a) Except as individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect, or as set forth in Section 4.17(a) of Colonial Disclosure Letter, or in any Phase I or Phase II report made available to MAA prior to the date hereof:

(i) Colonial and each Colonial Subsidiary are in compliance with and, except for matters that have been fully and finally resolved, have complied with all Environmental Laws.

(ii) Colonial and each Colonial Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

(iii) Neither Colonial nor any Colonial Subsidiary has received any written notice, demand, letter or claim alleging that Colonial or any such Colonial Subsidiary is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance order has been issued against Colonial or any Colonial Subsidiary which remains unresolved. There is no litigation, investigation, governmental request for information or other proceeding pending, or, to the Knowledge of Colonial, threatened against Colonial and any Colonial Subsidiary under any Environmental Law or with respect to Hazardous Substances.

(iv) Neither Colonial nor any Colonial Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or, to the Knowledge of Colonial, threatened against Colonial or any Colonial Subsidiary under any Environmental Law or with respect to Hazardous Substances.

(v) Neither Colonial nor any Colonial Subsidiary has assumed, by contract or, to the Knowledge of Colonial, by operation of Law, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

(vi) Neither Colonial nor any Colonial Subsidiary has caused, and to the Knowledge of Colonial, no Third Party has caused any release of a Hazardous Substance that would be required to be investigated or remediated by Colonial or any Colonial Subsidiary under any Environmental Law.

(vii) There is no site to which Colonial or any Colonial Subsidiary has transported or arranged for the transport of Hazardous Substances which, to the Knowledge of Colonial, is or may become the subject of any Action under Environmental Law.

(b) Notwithstanding any other provision of this Agreement, other than Section 4.5(b), Section 4.7, Section 4.8, Section 4.9, Section 4.18(b), Section 4.18(h) and Section 4.20, this Section 4.17 contains the exclusive representations and warranties of the Colonial Parties with respect to Environmental Laws, Hazardous Substances or other environmental matters.

Section 4.18 Properties.

(a) Section 4.18(a) of the Colonial Disclosure Letter sets forth a list of the common name and address of each facility and real property owned, leased (as lessee or sublessee), including ground leased, by Colonial or any Colonial Subsidiary as of the date of this Agreement (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Colonial Property” and collectively referred to herein as the “Colonial Properties”). Section 4.18(a) of the Colonial Disclosure Letter sets forth a list of the common name and address of each facility and real property which, as of the date of this Agreement, is under contract by Colonial or a Colonial Subsidiary for purchase or which is required under a binding contract to be leased or subleased by Colonial or a Colonial Subsidiary after the date of this Agreement. Except as set forth in Section 4.18(a) of the Colonial Disclosure Letter, there are no real properties that Colonial or any Colonial Subsidiary is obligated to buy, lease or sublease at some future date.

(b) Colonial or a Colonial Subsidiary owns good, valid and marketable fee simple title or leasehold title (as applicable) to each of the Colonial Properties, in each case, free and clear of Liens, except for Colonial Permitted Liens. For the purposes of this Agreement, “Colonial Permitted Liens” shall mean any (i) Liens relating to any Indebtedness incurred in the ordinary course of business consistent with past practice, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of Colonial (if such reserves are required pursuant to GAAP), (iii) Liens imposed or promulgated by Law, including zoning regulations, permits and licenses (but not including Liens imposed pursuant to CERCLA and similar state laws), (iv) Liens that are disclosed on the existing Colonial Title Insurance Policies made available by or on behalf of Colonial or any Colonial Subsidiary to MAA prior to the date hereof and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (v) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, and (vi) such imperfections in title, easements, restrictions, covenants and similar Liens that do not or will not interfere in any material manner with the current use of the Colonial Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such Colonial Properties (assuming its continued use in the manner it is currently operated).

(c) Neither Colonial nor any Colonial Subsidiary has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Colonial Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Colonial Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Colonial Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Colonial Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Colonial Properties which, individually or in the aggregate, would reasonably be expected to have a Colonial Material Adverse Effect.

(d) No certificate, variance, permit or license from any Governmental Authority having jurisdiction over any of the Colonial Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Colonial Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Colonial Properties has failed to be obtained or is not in full force and effect, and neither Colonial nor any Colonial Subsidiary has received written notice of any outstanding threat of modification, suspension or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect.

(e) Except as set forth in Section 4.18(e) of the Colonial Disclosure Letter, no condemnation, eminent domain or similar proceeding has occurred or is pending with respect to any owned Colonial Property or, to the Knowledge of Colonial, any Colonial Property leased by Colonial or any Colonial Subsidiary, that would interfere in any material manner with the current use of the Colonial Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such Colonial Properties (assuming its continued use in the manner it is currently operated), and neither Colonial nor any Colonial Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are threatened for any Colonial Property, that would interfere in any material manner with the current use of the Colonial Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such Colonial Properties (assuming its continued use in the manner it is currently operated), or (ii) any zoning regulation or ordinance (including with respect to parking), building, fire, health or other Law has been violated (and remains in violation) for any Colonial Property.

(f) Section 4.18(f) of the Colonial Disclosure Letter lists all ground leases affecting the interest of Colonial or any Colonial Subsidiary in the Colonial Properties in effect as of the date hereof. True and complete in all material respects copies of all such ground leases in effect as of the date hereof, together with all amendments, modifications, supplements, renewals and extensions related thereto, have been made available to MAA on or prior to the date hereof.

(g) Except for discrepancies, errors or omissions that, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect, the rent roll summaries for each of the Colonial Properties as previously provided to MAA, and the schedules with respect to the Colonial Properties subject to triple-net leases, which schedules have previously been made available to MAA, correctly reference each lease or sublease that was in effect as of the dates shown therein and to which Colonial or any Colonial Subsidiary is a party as lessor or sublessor with respect to each of the applicable Colonial Properties (all leases or subleases (including any triple-net leases), together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto, the “Colonial Leases”). Section 4.18(g) of the Colonial Disclosure Letter sets forth, as of April 30, 2013, the aggregate current annualized rent and security deposit amounts currently held for each Colonial Property (which security deposits are in the amounts required by the applicable Colonial Lease).

(h) Except as set forth on Section 4.18(h) of the Colonial Disclosure Letter or as individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect, neither Colonial nor any Colonial Subsidiary, on the one hand, nor, to the Knowledge of Colonial, any other party, on the other hand, is in monetary default under any Colonial Lease relating to property used for commercial or retail purposes as of the date of the delinquency report made available to MAA on or prior to the date hereof by or on behalf of Colonial.

(i) Except as set forth on Section 4.18(i) of the Colonial Disclosure Letter, there are no material Tax abatements or exemptions specifically affecting the Colonial Properties, and Colonial and the Colonial Subsidiaries have not received any written notice of (and Colonial and the Colonial Subsidiaries do not have any Knowledge of) any proposed increase in the assessed valuation of any of the Colonial Properties or of any proposed public improvement assessments that will result in the Taxes or assessments payable in the next tax period increasing by an amount material to Colonial and the Colonial Subsidiaries, considered as a whole.

(j) Except as set forth in Section 4.18(j) of the Colonial Disclosure Letter, as of the date of this Agreement, no purchase option has been exercised under any Colonial Lease for which the purchase has not closed prior to the date of this Agreement.

(k) Except for Colonial Permitted Liens or as set forth in Section 4.18(k) of the Colonial Disclosure Letter and as set forth in contracts provided to MAA prior to the date hereof, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Colonial Property or any portion thereof that would materially adversely affect Colonial’s, or any Colonial Subsidiary’s, ownership, ground lease or right to use a Colonial Property, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Colonial Property or any portion thereof that is owned by any Colonial Subsidiary, which, in each case, is in favor of any party other than Colonial or a Colonial Subsidiary (a “Colonial Third Party”).

(l) Except as set forth in Section 4.18(l) of the Colonial Disclosure Letter or pursuant to a Colonial Lease or any ground lease affecting any Colonial Property, neither Colonial nor any Colonial Subsidiary is a party to any agreement pursuant to which Colonial or any Colonial Subsidiary manages or manages the development of any real property for any Colonial Third Party.

(m) Colonial and each Colonial Subsidiary, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Colonial Property (each, a “Colonial Title Insurance Policy” and, collectively, the “Colonial Title Insurance Policies”). A copy of each Colonial Title Insurance Policy in the possession of Colonial as of the date hereof has been made available to MAA. No written claim has been made against any Colonial Title Insurance Policy, which remains pending and, which, individually or in the aggregate, would be material to any Colonial Property.

(n) To the Knowledge of Colonial, Section 4.18(n) of the Colonial Disclosure Letter lists each Colonial Property which is (i) under development as of the date hereof, and describes the status of such development as of the date hereof, and (ii) which is subject to a binding agreement for development or commencement of construction by Colonial or a Colonial Subsidiary, in each case other than those pertaining to minor capital repairs, replacements and other similar correction of deferred maintenance items in the ordinary course of business.

(o) Colonial and the Colonial Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect. None of Colonial’s or any of the Colonial Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Colonial Permitted Liens and Liens that would not reasonably be expected to have a Colonial Material Adverse Effect. Section 4.18(o) of the Colonial Disclosure Letter sets forth all leased personal property of Colonial or any Colonial Subsidiary with monthly lease obligations in excess of $100,000 and that are not terminable upon thirty (30) days’ notice.

(p) Section 4.18(p) of the Colonial Disclosure Letter lists the parties currently providing third-party property management services to Colonial or a Colonial Subsidiary and the number of facilities currently managed by each such party.

(q) Except (A) for capital expenditures made or to be made in the ordinary course of business, (B) as set forth in Section 4.18(q) of the Colonial Disclosure Letter or (C) as, individually or in the aggregate, would cost Colonial and the Colonial Subsidiaries less than $1,000,000 to repair or otherwise remediate for any Colonial Property, Colonial has no Knowledge of (i) any structural defects relating to any Colonial Property, (ii) Colonial Properties whose building systems are not in working order, or (iii) physical damage to any Colonial Property for which there is not insurance in effect covering the cost of the restoration and the loss of revenue (subject to a reasonable deduction or retention limit).

Section 4.19 Material Contracts.

(a) Except for contracts listed in Section 4.19(a) of the Colonial Disclosure Letter or filed as exhibits to the Colonial SEC Documents, as of the date of this Agreement, neither Colonial nor any Colonial Subsidiary is a party to or bound by any contract that, as of the date hereof:

(i) is required to be filed as an exhibit to Colonial’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act;

(ii) obligates Colonial or any Colonial Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000 and is not cancelable within ninety (90) days without material penalty to Colonial or any Colonial Subsidiary, except for any Colonial Lease or any ground lease affecting any Colonial Property;

(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of Colonial or any Colonial Subsidiary, or that otherwise restricts the lines of business conducted by Colonial or any Colonial Subsidiary or the geographic area in which Colonial or any Colonial Subsidiary may conduct business;

(iv) is an agreement which obligates Colonial or any Colonial Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of Colonial or any Colonial Subsidiary pursuant to which Colonial or a Colonial Subsidiary is the indemnitor;

(v) constitutes an Indebtedness obligation of Colonial or any Colonial Subsidiary with a principal amount as of the date hereof greater than $5,000,000;

(vi) would prohibit or materially delay the consummation of the Mergers as contemplated by this Agreement;

(vii) requires Colonial or any Colonial Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a Colonial Lease or a ground lease affecting a Colonial Property) with a fair market value in excess of $5,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any Colonial Lease or any ground lease affecting any Colonial Property;

(viii) constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction which has a notional amount in excess of $1,000,000;

(ix) sets forth the operational terms of a joint venture, partnership, limited liability company with a Third Party member or strategic alliance of Colonial or any Colonial Subsidiary;

(x) constitutes a loan to any Person (other than a wholly owned Colonial Subsidiary) by Colonial or any Colonial Subsidiary (other than advances made pursuant to and expressly disclosed in the Colonial Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Colonial Lease with respect to the development, construction, or equipping of Colonial Properties or the funding of improvements to Colonial Properties) in an amount in excess of $5,000,000;

(xi) constitutes a regulatory agreement or similar agreement that requires that any portion of a Property be leased to persons meeting criteria set forth in such agreement; or

(xii) with respect to any non-residential Colonial Property, requires payment of material commissions (including leasing commissions or brokerage fees) or material tenant improvement costs, allowances or other concessions.

(b) Each such contract described in clauses (i)-(xii) of Section 4.19(a) above is referred to herein as a “Colonial Material Contract”.

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect, each Colonial Material Contract is legal, valid, binding and enforceable on Colonial and each Colonial Subsidiary that is a party thereto and, to the Knowledge of Colonial, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect, Colonial and each Colonial Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Colonial Material Contract and, to the Knowledge of Colonial, each other party thereto has performed all obligations required to be performed by it under such Colonial Material Contract prior to the date hereof. None of Colonial or any Colonial Subsidiary, nor, to the Knowledge of Colonial, any other party thereto, is in material breach or violation of, or default under, any Colonial Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a violation of, breach of or default under any Colonial Material Contract, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a Colonial Material Adverse Effect. Neither Colonial nor any Colonial Subsidiary has received notice of any violation of or default under any Colonial Material Contract, except as set forth in Section 4.19(c) of the Colonial Disclosure Letter, and except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Colonial Material Adverse Effect.

Section 4.20 Insurance. Colonial has made available to MAA copies of all material insurance policies and all material fidelity bonds or other material insurance service contracts in Colonial’s possession providing coverage for all Colonial Properties (the “Colonial Insurance Policies”). Except as individually or in the aggregate, would not reasonable be expected to have a Colonial Material Adverse Effect, there is no claim for coverage by Colonial or any Colonial Subsidiary pending under any of the Colonial Insurance Policies that has been denied or disputed by the issuer. Except as individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect, all premiums payable under all Colonial Insurance Policies have been paid, and Colonial and the Colonial Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the Colonial Insurance Policies. To the Knowledge of Colonial, such Colonial Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect. No written notice of cancellation or termination has been received by Colonial or any Colonial Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 4.21 Opinion of Financial Advisor. The Colonial Board has received the oral opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) (to be confirmed in writing) to the effect that, as of the date of such opinion, and subject to the assumptions and limitations set forth in BofA Merrill

Lynch’s written opinion, the Exchange Ratio is fair, from a financial point of view, to the holders (other than MAA and its Affiliates) of Colonial Common Shares. Colonial will make available to MAA, solely for informational purposes, a complete and correct copy of the written opinion promptly after receipt thereof by the Colonial Board.

Section 4.22 Vote Required. The affirmative vote of the holders of a majority of the outstanding Colonial Common Shares (the “Colonial Shareholder Approval”) is the only vote of holders of securities of Colonial required to adopt this Agreement and approve the Parent Merger and the other transactions contemplated by this Agreement.

Section 4.23 Brokers. Except for the fees and expenses payable to BofA Merrill Lynch, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers or any transactions contemplated by this Agreement based upon arrangements made by or on behalf of Colonial or any Colonial Subsidiary.

Section 4.24 Investment Company Act. Neither Colonial nor any Colonial Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 4.25 Takeover Statutes. No “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) is, or as of the Parent Merger Effective Time will be, applicable to this Agreement, the Colonial Voting Agreement, the Parent Merger or the other transactions contemplated by this Agreement.

Section 4.26 Related Party Transactions. Except as set forth in Section 4.26 of the Colonial Disclosure Letter or in the Colonial SEC Documents filed and publicly available through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2010 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between Colonial or any Colonial Subsidiary, on the one hand, and any Affiliates (other than Colonial Subsidiaries) of Colonial or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.27 No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article IV, no Colonial Party nor any of their Affiliates nor any other person on behalf of any Colonial Party has made any representation or warranty, expressed or implied, with respect to Colonial or any of the Colonial Subsidiaries, their respective businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any information regarding Colonial or the Colonial Subsidiaries.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF MAA

Except (a) as set forth in the disclosure letter that has been prepared by the MAA Parties and delivered by the MAA Parties to the Colonial Parties in connection with the execution and delivery of this Agreement (the “MAA Disclosure Letter”) (it being agreed that (x) disclosure of any item in any section of the MAA Disclosure Letter with respect to any Section or subsection of Article V of this Agreement shall be deemed disclosed with respect to any other Section or subsection of Article V of this Agreement to the extent such relationship is reasonably apparent; provided, that nothing in the MAA Disclosure Letter is intended to broaden the scope of any representation or warranty of the MAA Parties made herein and (y) no reference to or disclosure of any item or other matter in the MAA Disclosure Letter shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to or disclosed in the MAA Disclosure Letter or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which MAA or any of the MAA Subsidiaries is a party exists or has actually occurred), or (b) other than with respect to representations or warranties set forth in Section 5.12, as disclosed in publicly available MAA SEC Documents, filed with, or furnished to, as applicable, the SEC on or after January 1, 2010 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), the MAA Parties hereby jointly and severally represent and warrant to the Colonial Parties that:

Section 5.1 Organization and Qualification; Subsidiaries.

(a) MAA is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. MAA is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect.

(b) Each MAA Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect.

(c) Section 5.1(c) of the MAA Disclosure Letter sets forth a true and complete list of the MAA Subsidiaries and their respective jurisdiction of incorporation or organization, as the case may be, and the type of and percentage of interest held, directly or indirectly.

(d) Except as set forth in Section 5.1(d) of the MAA Disclosure Letter, neither MAA nor any MAA Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the MAA Subsidiaries and investments in short-term investment securities).

Section 5.2 Organizational Documents. MAA has made available to Colonial complete and correct copies of (i) the MAA Charter and MAA Bylaws, (ii) the MAA LP Agreement and the certificate of limited partnership of MAA LP, and (iii) the organizational documents of each MAA Subsidiary, in each case as in effect on the date hereof.

Section 5.3 Capital Structure.

(a) The authorized capital stock of MAA consists of 100,000,000 shares of MAA Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share. At the close of business on May 28, 2013, (i) 42,732,806 shares of MAA Common Stock were issued and outstanding, (ii) no shares of MAA preferred stock (“MAA Preferred Stock”) were issued and outstanding, (iii) 700,000 shares of MAA Common Stock were reserved for issuance pursuant to the terms of the MAA Equity Incentive Plans, (iv) 304,996 shares of MAA Common Stock were available for grant under the MAA Equity Incentive Plans, (v) 2,000,000 shares of MAA Common Stock were reserved for issuance under the MAA Dividend and Distribution Reinvestment and Share Purchase Plan, (vi) 150,000 shares of MAA Common Stock were reserved for issuance under the MAA Employee Stock Purchase Plan and (vii) 1,707,661 shares of MAA Common Stock were reserved for issuance upon redemption of MAA OP Units. All issued and outstanding shares of the capital stock of MAA are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock is entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other Indebtedness of MAA having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of MAA Common Stock may vote. As of the date of this Agreement, there are no outstanding MAA Options under the MAA Equity Incentive Plans. There are no other rights to purchase or receive MAA Common Stock granted under the MAA Equity Incentive Plans or otherwise other than the MAA Options.

(b) All of the outstanding shares of capital stock of each of the MAA Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the MAA Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the MAA Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. Except as set forth in Section 5.3(b) of the MAA Disclosure Letter, MAA owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the MAA Subsidiaries owned by MAA or a MAA Subsidiary, free and clear of all encumbrances other than statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP, and except as set forth in the MAA LP Agreement, there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any MAA Subsidiary owned by MAA or a MAA Subsidiary or which would require any MAA Subsidiary to issue or sell any shares of such MAA Subsidiary capital stock, ownership interests or securities convertible into or exchangeable for shares of such MAA Subsidiary capital stock or ownership interests.

(c) Except as set forth in this Section 5.3 or in Section 5.3(c) of the MAA Disclosure Letter, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which MAA or any MAA Subsidiary is a party or by which any of them is bound, obligating MAA or any MAA Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of MAA Common Stock, shares of MAA Preferred Stock or other equity securities or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of MAA or any of the MAA Subsidiaries or obligating MAA or any MAA Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. Except as set forth in Section 5.3(c) of the MAA Disclosure Letter, there are no outstanding contractual obligations of MAA or any MAA Subsidiary to repurchase, redeem or otherwise acquire any shares of MAA Common Stock, shares of MAA Preferred Stock, or other equity securities of MAA or any MAA Subsidiary. Neither MAA nor any MAA Subsidiary is a party to or, to the Knowledge of MAA, bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock of MAA or any of the MAA Subsidiaries.

(d) MAA does not have a “poison pill” or similar shareholder rights plan.

(e) Except as set forth in Section 5.3(e) of the MAA Disclosure Letter, neither MAA nor any MAA Subsidiary is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of their securities under the Securities Act.

(f) All dividends or distributions on the shares of MAA Common Stock and any material dividends or distributions on any securities of any MAA Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

(g) MAA is the sole general partner of MAA LP and MAA owns, directly or indirectly, all of the general partner interests in MAA LP.

(h) Section 5.3(h) of the MAA Disclosure Letter sets forth, as of the date hereof, the name of, and the number and class of limited partnership interests held by, each partner in MAA LP.

Section 5.4 Authority.

(a) MAA has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the MAA Shareholder Approval, to consummate the transactions contemplated by this Agreement to which MAA is a party, including the Parent Merger. The execution and delivery of this Agreement by MAA and the consummation by MAA of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of MAA are necessary to authorize this Agreement or the Parent Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Parent Merger, to receipt of the MAA Shareholder Approval, and to the filing of the articles of merger with the Offices of the Secretaries of State for the States of Alabama and Tennessee. This Agreement has been duly executed and delivered by MAA and assuming due authorization, execution and delivery by each of MAA LP, OP Merger Sub, Colonial and Colonial LP, constitutes a legally valid and binding obligation of MAA enforceable against MAA in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) The MAA Board, at a duly held meeting, has, by unanimous vote, (i) duly and validly authorized the execution and delivery of, and adopted, this Agreement and declared advisable the consummation of the Mergers and the other transactions contemplated by this Agreement, (ii) directed that the Parent Merger and the other transactions contemplated by this Agreement be submitted for consideration at the MAA Shareholder Meeting, and (iii) as of the date of this Agreement, resolved to recommend that the shareholders of MAA vote in favor of the approval of the Parent Merger and the other transactions contemplated by this Agreement (the “MAA Recommendation”) and to include such recommendation in the Joint Proxy Statement, subject to Section 7.4.

(c) Each of MAA LP and OP Merger Sub has the requisite limited partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the receipt of the MAA Partner Approval, to consummate the transactions contemplated by this Agreement to which either of them is a party, including the Partnership Merger. The execution and delivery of this Agreement by MAA LP and OP Merger Sub and the consummation by each of them of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary partnership action, and no other partnership proceedings on the part of either MAA LP or OP Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, subject with respect to the Partnership Merger, to the receipt of the MAA Partner Approval, and to the filing of a certificate of merger with the Office of the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered by MAA LP and OP Merger Sub, and assuming due authorization, execution and delivery by each of MAA, Colonial and Colonial LP, constitutes a legally valid and binding obligation of each of MAA LP and OP Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 5.5 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 5.5(a) of the MAA Disclosure Letter, the execution and delivery of this Agreement by each of MAA, MAA LP and OP Merger Sub does not, and the performance of their respective obligations hereunder will not, (i) assuming receipt of the MAA Shareholder Approval and the MAA Partner Approval, conflict with or violate any provision of (A) the MAA Charter or MAA Bylaws (B) the MAA LP Agreement or the certificate of limited partnership of MAA LP or (C) any equivalent organizational or governing documents of any other MAA Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.5(b) have been obtained, all filings and notifications described in Section 5.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to MAA or any MAA Subsidiary or by which any property or asset of MAA or any MAA Subsidiary is bound, or (iii) assuming receipt of the MAA Shareholder Approval, the MAA Partner Approval and the MAA Executive Waivers, require any consent or approval (except as contemplated by Section 5.5(b)) under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of MAA or any MAA Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of MAA or any MAA Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which MAA or any MAA Subsidiary is a party, except, as to clauses (i)(C), (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of MAA, MAA LP and OP Merger Sub does not, and the performance of this Agreement by each of MAA, MAA LP and OP Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Joint Proxy Statement in preliminary and definitive form and the Form S-4, and declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) as may be required under the rules and regulations of the NYSE, (iii) the filing of (x) the articles of merger with respect to the Parent Merger with the Office of the Secretary of State for the State of Tennessee and the Office of the Secretary of State for the State of Alabama and (y) appropriate documents with the relevant authorities of the other jurisdictions in which MAA and Colonial and their respective Subsidiaries are qualified to do business, (iv) the filing of the certificate of merger with respect to the Partnership Merger with the Secretary of State of the State of Delaware, (vi) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws (vi) such filings as may be required in connection with Transfer Taxes, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect.

Section 5.6 Permits; Compliance with Law.

(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 5.17 or Section 5.18, which are addressed solely in those Sections, MAA and each MAA Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, necessary for MAA and each MAA Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the “MAA Permits”), and all such MAA Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the MAA Permits, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect. All applications required to have been filed for the renewal of the MAA Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such MAA Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect. Neither MAA nor any MAA Subsidiary has received any claim or notice nor has any Knowledge indicating that MAA or any MAA

Subsidiary is currently not in compliance with the terms of any such MAA Permits, except where the failure to be in compliance with the terms of any such MAA Permits, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect.

(b) Neither MAA nor any MAA Subsidiary is or has been in conflict with, or in default or violation of (i) any Law applicable to MAA or any MAA Subsidiary or by which any property or asset of MAA or any MAA Subsidiary is bound (except for Laws addressed in Section 5.16, Section 5.17, or Section 5.18), or (ii) any MAA Permits (except for the MAA Permits addressed in Section 5.17 or Section 5.18), except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect.

Section 5.7 SEC Documents; Financial Statements.

(a) MAA has made available to Colonial (by public filing with or furnishing to the SEC or otherwise) a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed or furnished by MAA with the SEC since January 1, 2010 (the “MAA SEC Documents”). Except for matters relating to open comment letters with the SEC as set forth in Section 5.7 of the MAA Disclosure Letter, as of their respective dates, the MAA SEC Documents (other than preliminary materials) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such MAA SEC Documents and none of the MAA SEC Documents, at the time of filing or being furnished (or effectiveness in the case of registration statements), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later MAA SEC Documents filed or furnished and publicly available prior to the date of this Agreement and provided that no representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement that were not supplied by or on behalf of MAA or MAA LP. Except as previously made available to Colonial, MAA does not have any outstanding and unresolved comments from the SEC with respect to the MAA SEC Documents. No MAA Subsidiary is required to file any form or report with the SEC.

(b) MAA has made available to Colonial complete and correct copies of all written correspondence between the SEC on one hand, and MAA, on the other hand, since January 1, 2010. At all applicable times, MAA has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, as amended from time to time.

(c) The consolidated financial statements of MAA and the MAA Subsidiaries included or incorporated by reference in the MAA SEC Documents, including the related notes and schedules, complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in all material respects, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of MAA and the MAA Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of MAA and the MAA Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later MAA SEC Documents filed and publicly available prior to the date of this Agreement.

Section 5.8 Absence of Certain Changes or Events. Except as contemplated by this Agreement or as set forth in Section 5.8 of the MAA Disclosure Letter, since March 31, 2013, MAA and each MAA Subsidiary has conducted its business in all material respects in the ordinary course. Since March 31, 2013, there has not been any MAA Material Adverse Effect or any effect, event, change or circumstance that, individually or in the aggregate with all other effects, events, changes and circumstances, would reasonably be expected to have a MAA Material Adverse Effect.

Section 5.9 No Undisclosed Material Liabilities. Except as disclosed in the MAA SEC Documents, as set forth in Section 5.9 of the MAA Disclosure Letter or as otherwise would not reasonably be expected to have a MAA Material Adverse Effect, there are no liabilities of MAA or any of the MAA Subsidiaries of a nature that would be required under GAAP to be set forth on the financial statements of MAA or the notes thereto, other than: (i) liabilities adequately provided for on the balance sheet of MAA dated as of March 31, 2013 (including the notes thereto) as required by GAAP, (ii) liabilities incurred in connection with the transactions contemplated by this Agreement or (iii) liabilities incurred in the ordinary course of business consistent with past practice subsequent to March 31, 2013.

Section 5.10 No Default. Except as set forth on Section 5.10 of the MAA Disclosure Letter, none of MAA or any of the MAA Subsidiaries is in default or violation (and to the Knowledge of MAA, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) (A) the MAA Charter or the MAA Bylaws (B), the MAA LP Agreement or the certificate of limited partnership of MAA LP or (C) the comparable charter or organizational documents of any of the other MAA Subsidiaries, (ii) any loan or credit agreement, note, or any bond, mortgage or indenture, to which MAA or any of the MAA Subsidiaries is a party or by which MAA, any of the MAA Subsidiaries or any of their respective properties or assets is bound, or (iii) any Order, statute, rule or regulation applicable to MAA or any of the MAA Subsidiaries, except in the case of (ii) and (iii) for defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect.

Section 5.11 Litigation. Except as individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect, or as set forth in Section 5.11 of the MAA Disclosure Letter, as of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of MAA, threatened in writing by of before any Governmental Authority against MAA or any MAA Subsidiary or any director or officer of MAA or any MAA Subsidiary, and (b) neither MAA nor any MAA Subsidiary, nor any of MAA’s or any MAA Subsidiary’s respective property, is subject to any outstanding Order of any Governmental Authority.

Section 5.12 Taxes.

(a) MAA and each MAA Subsidiary has timely filed with the appropriate Governmental Authority all Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. MAA and each MAA Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them, whether or not shown on any Tax Return.

(b) MAA (i) for all taxable years commencing with MAA’s formation and through December 31, 2012, has been subject to taxation as REIT and has satisfied all requirements for qualification and taxation as a REIT for such years; (ii) has operated since January 1, 2013 and will operate to the Parent Merger Effective Time in a manner consistent with the requirements for qualification and taxation as a REIT (without taking into account the effects of the Partnership Merger); (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will include the date of Parent Merger (and currently intends to operate in such manner thereafter); and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS to its status as a REIT (without taking into account the effects of the Partnership Merger), and to the Knowledge of MAA, no such challenge is pending or threatened. No entity in which MAA owns an interest is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary. Section 5.12(b) of the MAA Disclosure Letter sets forth a list of each Qualified REIT Subsidiary and Taxable REIT Subsidiary of MAA, and each MAA Subsidiary not set forth in Section 5.12(b) of the MAA Disclosure Letter is and has been since its formation classified as a partnership or entity disregarded as separate from MAA or an entity in which MAA owns an interest for United States federal income tax purposes.

(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings ongoing or, to the Knowledge of MAA, threatened with regard to any Taxes or Tax Returns of MAA or any MAA Subsidiary; (ii) no deficiency for Taxes of MAA or any MAA Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of MAA, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect; (iii) except as set forth in Section 5.12(c)(iii) of the MAA Disclosure Letter, neither MAA nor any MAA Subsidiary has waived any statute of limitations with respect to the assessment of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year or is the beneficiary of an extension of time to file any Tax Return except for any such waivers or extensions relating to an extension of time to file any non-income Tax Return in respect of a taxable year or period ending in 2012 or 2013; and (iv) except as set forth in Section 5.12(c)(iv) of the MAA Disclosure Letter, neither MAA nor any of the MAA Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d) Neither MAA nor any MAA Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(e) Beginning with its taxable year ended December 31, 2009, (i) MAA and the MAA Subsidiaries have not incurred any liability for material Taxes under Sections 857(b)(1), 857(b)(6)(A), 860(c) or 4981 of the Code which have not been previously paid, and shall not incur any such liability for such Taxes in the taxable year that will include the Closing Date, and (ii) neither MAA nor any MAA Subsidiary has incurred any material liability for Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with a sale, exchange, or other transfer of property. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon MAA or the MAA Subsidiaries.

(f) MAA and the MAA Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(g) Except as set forth on Section 5.12(g) of the MAA Disclosure Letter, there are no MAA Tax Protection Agreements in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of MAA threatened to raise a material claim against MAA or any MAA Subsidiary for any breach of any MAA Tax Protection Agreements. As used herein, “MAA Tax Protection Agreements” means any written agreement to which MAA or any MAA Subsidiary is a party (i) pursuant to which any liability to holders of interests in a MAA Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) that was entered into in connection with or related to the deferral of income Taxes of a holder of interests in a MAA Subsidiary Partnership, and that requires MAA or any MAA Subsidiary (A) to maintain a minimum level of debt, continue a particular debt, or provide rights to guarantee or otherwise assume economic risk of loss with respect to debt, (B) to retain or not to dispose of assets, or engage in transactions of comparable tax effect, (C) to make or refrain from making a Tax election, and/or (D) only dispose of assets in a particular manner. As used herein, “MAA Subsidiary Partnership” means a MAA Subsidiary that is a partnership for United States federal income tax purposes.

(h) There are no Tax Liens upon any property or assets of MAA or any MAA Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(i) Neither MAA nor any MAA Subsidiary has requested or has received any written ruling of a Governmental Authority, or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(j) There are no Tax allocation or sharing agreements or similar arrangements with respect to which MAA or any MAA Subsidiary is a party (other than customary arrangements under commercial contracts or borrowings entered into in the ordinary course of business and MAA Tax Protection Agreements).

(k) Neither MAA nor any MAA Subsidiary (A) has been a member of an affiliated group filing a consolidated United States federal income Tax Return or (B) has any liability for the Taxes of any Person (other than MAA or any MAA Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(l) Neither MAA nor any MAA Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(m) Neither MAA nor any of the MAA Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(n) Except as set forth in Section 5.12(n) of the MAA Disclosure Letter, no written power of attorney that has been granted by MAA or any of the MAA Subsidiaries (other than to MAA or a MAA Subsidiary) currently is in force with respect to any matter relating to Taxes.

(o) This Section 5.12 contains the sole and exclusive representations and warranties of the MAA Parties with respect to Taxes and Tax matters (other than those matters described in Section 5.7(c), Section 5.13, Section 5.14(c), Section 5.18(b) and Section 5.18(i)).

Section 5.13 Pension and Benefit Plans; Employees.

(a) Section 5.13(a) of the MAA Disclosure Letter sets forth a list, as of the date hereof, of every material Employee Benefit Plan currently maintained or contributed to (or with respect to which any obligation to contribute has been undertaken) by MAA or any of its ERISA Affiliates (such Employee Benefit Plans, the “MAA Employee Benefit Plans”). Each such MAA Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder that has not been revoked and, to MAA’s Knowledge, no event has occurred and no condition exists that is reasonably expected to result in the revocation of any such determination or opinion letter.

(b) With respect to each MAA Employee Benefit Plan, MAA has provided, or made available, to Colonial (if applicable to such MAA Employee Benefit Plan): (i) all documents embodying or governing such MAA Employee Benefit Plan, and any funding medium for the MAA Employee Benefit Plan (including, without limitation, trust agreements); (ii) the most recent IRS determination or opinion letter with respect to such MAA Employee Benefit Plan under Section 401(a) of the Code; (iii) the most recently filed IRS Form 5500 Annual Report and accompanying schedules and audited financial statements; (iv) the most recent actuarial report; (v) the current summary plan description for such MAA Employee Benefit Plan (or other descriptions of such MAA Employee Benefit Plan provided to employees) and all summaries of material modifications thereto; (vi) any insurance policy related to such MAA Employee Benefit Plan; and (vii) all material written correspondence received from the IRS, Pension Benefit Guaranty Corporation or the U.S. Department of Labor during the past three (3) years.

(c) Each MAA Employee Benefit Plan has been administered in accordance with the requirements of applicable law, including, without limitation, ERISA and the Code, except as would not, individually or in the aggregate, reasonably be expected to have a MAA Material Adverse Effect and is being administered and operated in all material respects in accordance with its terms. No MAA Employee Benefit Plan is subject to Title IV of ERISA, is a multiemployer plan, within the meaning of ERISA Section 3(37), is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or is a “multiple employer plan” (as defined in Section 413 of the Code).

(d) Full payment has been made, or otherwise properly accrued on the books and records of MAA and any ERISA Affiliate, of all amounts that MAA and any ERISA Affiliate are required under the terms of the MAA Employee Benefit Plans to have paid as contributions to such MAA Employee Benefit Plans on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of MAA through the Closing Date.

(e) Neither MAA, an ERISA Affiliate or any person appointed or otherwise designated to act on behalf of MAA, or an ERISA Affiliate, nor, to the Knowledge of MAA, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any MAA Employee Benefit Plan that is reasonably expected to result in the imposition of a material penalty or pursuant to Section 502(i) of ERISA, material damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975(a) of the Code.

(f) No material liability, claim, action, audit, investigation, governmental proceeding or litigation has been made, commenced or, to the Knowledge of MAA, threatened with respect to any MAA Employee Benefit Plan (other than for benefits payable in the ordinary course of business).

(g) Except as set forth in Section 5.13(g) of the MAA Disclosure Letter, no MAA Employee Benefit Plan provides for medical, life insurance or other health or welfare benefits (other than under Section 4980B of the Code, Part 6 of Title I of ERISA or other similar applicable Law, or a plan qualified under Section 401(a) of the Code) to any current or future retiree or former employee.

(h) Except as set forth in Section 5.13(h) of the MAA Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (after giving effect to any waivers executed in connection with this Agreement) individually or together with the occurrence of any other event: (A) entitle any employee, director or consultant of MAA or the MAA Subsidiaries to severance pay or any increase in severance pay under any MAA Employee Benefit Plan or MAA employment agreement upon any termination of employment on or after the date of this Agreement, (B) accelerate the time of payment, vesting or funding or result in any payment of compensation or benefits under, or increase the amount or value of any payment to any employee, officer, trustee or director of MAA or any MAA Subsidiary, or could limit the right to amend, merge or terminate any MAA Employee Benefit Plan or related trust, (C) result in payments or benefits under any MAA Employee Benefit Plan or MAA employment agreement which would not be deductible under Section 280G of the Code, or (D) result in a requirement to pay any tax “gross up” or similar “make whole” payment to any employee, director, consultant or other service provider of MAA or any of its ERISA Affiliates.

(i) The per share exercise price of each MAA Option is no less than the fair market value of a share of MAA Common Stock on the date of grant of such MAA Option (and as of each later modification thereof within the meaning of Section 409A of the Code) determined in a manner consistent with Section 409A of the Code. Each MAA Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any MAA Employee Benefit Plan is, or to the Knowledge of MAA, will be, subject to the penalties of Section 409A(a)(1) of the Code.

Section 5.14 Labor and Employment Matters.

(a) Neither MAA nor any MAA Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization, nor are there any negotiations or discussions currently pending or occurring between MAA, or any of the MAA Subsidiaries, and any union or employee association regarding any collective bargaining agreement or any other work rules or polices. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of MAA, threatened against MAA or any of the MAA Subsidiaries relating to their business and neither MAA nor any MAA Subsidiary has experienced any strike, work stoppage, lockout, shutdown, dispute or other concerted interference with normal operations during the past five (5) years. To MAA’s Knowledge, (i) there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of MAA or any of the MAA Subsidiaries (ii) nor have there been any such organizational efforts over the past five (5) years.

(b) Except as set forth in Section 5.14(b) of the MAA Disclosure Letter, there are no proceedings pending or, to the Knowledge of MAA, threatened against MAA or any of the MAA Subsidiaries in any forum by or on behalf of any present or former employee of MAA or any of the MAA Subsidiaries, any applicant for employment or classes of the foregoing alleging unpaid or overdue wages or compensation due, breach of any express or implied employment contract, violation of any law or regulation governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of MAA of any of the MAA Subsidiaries in connection with the employment relationship that, individually or in the aggregate, would reasonably be expected to have a MAA Material Adverse Effect.

(c) Each individual who renders service to MAA or any MAA Subsidiary who is classified by MAA or such MAA Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under any MAA Employee Benefit Plans) is properly so classified and treated in accordance with applicable Laws and for purposes of all MAA Employee Benefit Plans and perquisites.

(d) Each of MAA and the MAA Subsidiaries is in compliance in all material respects with all applicable Laws and all applicable contracts and policies relating to labor and labor practices, employment and employment practices, wages, hours, and terms and conditions of employment, including the obligations of the WARN Act, and all other notification and bargaining obligations arising under any collective bargaining agreement, by applicable Law or otherwise. Neither MAA nor any MAA Subsidiary has implemented, conducted or experienced a “plant closing” or “mass layoff” as defined in the WARN Act (or any similar group personnel action requiring advance notice under the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of MAA or any MAA Subsidiary.

Section 5.15 Information Supplied. None of the information supplied or to be supplied by or on behalf of MAA and MAA LP in writing for inclusion or incorporation by reference in the Form S-4, the Joint Proxy Statement will (a) in the case of the Form S-4, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Joint Proxy Statement, at the time such Joint Proxy Statement is first mailed to MAA’s shareholders or at the time of the MAA Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will (with respect to MAA, its officers and directors and the MAA Subsidiaries) comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. No representation or warranty is made hereunder as to statements made or incorporated by reference by in the Form S-4 or the Joint Proxy Statement that were not supplied by or on behalf of MAA or MAA LP. None of the information supplied or to be supplied by or on behalf of MAA or MAA LP in writing for inclusion in the MAA Consent Solicitation will, at the time of the mailing thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that no representation or warranty is made hereunder as to statements made in the MAA Consent Solicitation that were not supplied by or on behalf of MAA or MAA LP.

Section 5.16 Intellectual Property.

(a) Except as, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect, (i) MAA and the MAA Subsidiaries own or are licensed or otherwise possess valid rights to use all Intellectual Property necessary to conduct the business of MAA and the MAA Subsidiaries as it is currently conducted, (ii) to the Knowledge of MAA, the conduct of the business of MAA and the MAA Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party, (iii) there are no pending or, to the Knowledge of MAA, threatened claims with respect to any of the Intellectual Property rights owned by MAA or any MAA Subsidiary, and (iv) to the Knowledge of MAA, no third party is currently infringing or misappropriating Intellectual Property owned by MAA or any MAA Subsidiary. MAA and the MAA Subsidiaries are taking all actions that they reasonably believe are necessary to maintain and protect each material item of Intellectual Property that they own.

(b) This Section 5.16 contains the exclusive representations and warranties of the MAA Parties with respect to intellectual property matters.

Section 5.17 Environmental Matters.

(a) Except as individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect, or as set forth in Section 5.17(a) of the MAA Disclosure Letter, or in any Phase I or Phase II report made available to Colonial prior to the date hereof:

(i) MAA and each MAA Subsidiary are in compliance with and, except for matters that have been fully and finally resolved, have complied with all Environmental Laws.

(ii) MAA and each MAA Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

(iii) Neither MAA nor any MAA Subsidiary has received any written notice, demand, letter or claim alleging that MAA or any such MAA Subsidiary is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance order has been issued against MAA or any MAA Subsidiary which remains unresolved. There is no litigation, investigation, governmental request for information or other proceeding pending, or, to the Knowledge of MAA, threatened against MAA and any MAA Subsidiary under any Environmental Law or with respect to Hazardous Substances.

(iv) Neither MAA nor any MAA Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or, to the Knowledge of MAA, threatened against MAA or any MAA Subsidiary under any Environmental Law or with respect to Hazardous Substances.

(v) Neither MAA nor any MAA Subsidiary has assumed, by contract or, to the Knowledge of MAA, by operation of Law, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

(vi) Neither MAA nor any MAA Subsidiary has caused, and to the Knowledge of MAA, no Third Party has caused any release of a Hazardous Substance that would be required to be investigated or remediated by MAA or any MAA Subsidiary under any Environmental Law.

(vii) There is no site to which MAA or any MAA Subsidiary has transported or arranged for the transport of Hazardous Substances which, to the Knowledge of MAA, is or may become the subject of any Action under Environmental Law.

(b) Notwithstanding any other provision of this Agreement, other than Section 5.5(b), Section 5.7, Section 5.8, Section 5.9, Section 5.18(b), Section 5.18(h) and Section 5.20, this Section 5.17 contains the exclusive representations and warranties of the MAA Parties with respect to Environmental Laws, Hazardous Substances or other environmental matters.

Section 5.18 Properties.

(a) Section 5.18(a) of the MAA Disclosure Letter sets forth a list of the common name and address of each facility and real property owned, leased (as lessee or sublessee), including ground leased, by MAA or any MAA Subsidiary as of the date of this Agreement (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “MAA Property” and collectively referred to herein as the “MAA Properties”). Section 5.18(a) of the MAA Disclosure Letter sets forth a list of the common name and address of each facility and real property which, as of the date of this Agreement, is under contract by MAA or a MAA Subsidiary for purchase or which is required under a binding contract to be leased or subleased by MAA or a MAA Subsidiary after the date of this Agreement. Except as set forth in Section 5.18(a) of the MAA Disclosure Letter, there are no real properties that MAA or any MAA Subsidiary is obligated to buy, lease or sublease at some future date.

(b) MAA or a MAA Subsidiary owns good, valid and marketable fee simple title or leasehold title (as applicable) to each of the MAA Properties, in each case, free and clear of Liens, except for MAA Permitted Liens. For the purposes of this Agreement, “MAA Permitted Liens” shall mean any (i) Liens relating to any Indebtedness incurred in the ordinary course of business consistent with past practice, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of MAA (if such reserves are required pursuant to GAAP), (iii) Liens imposed or promulgated by Law, including zoning regulations, permits and licenses (but not including Liens pursuant to CERCLA and similar state laws), (iv) Liens that are disclosed on the existing MAA Title Insurance Policies made available by or on behalf of MAA or any MAA Subsidiary to Colonial prior to the date hereof and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (v) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, and (vi) such imperfections in title, easements, restrictions, covenants and similar Liens that do not or will not interfere in any material manner with the current use of the MAA Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such MAA Properties (assuming its continued use in the manner it is currently operated).

(c) Neither MAA nor any MAA Subsidiary has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the MAA Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the MAA Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the MAA Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a MAA Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the MAA Properties which, individually or in the aggregate, would reasonably be expected to have a MAA Material Adverse Effect.

(d) No certificate, variance, permit or license from any Governmental Authority having jurisdiction over any of the MAA Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the MAA Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the MAA Properties has failed to be obtained or is not in full force and effect, and neither MAA nor any MAA Subsidiary has received written notice of any outstanding threat of modification, suspension or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect.

(e) Except as set forth in Section 5.18(e) of the MAA Disclosure Letter, no condemnation, eminent domain or similar proceeding has occurred or is pending with respect to any owned MAA Property or, to the Knowledge of MAA, any MAA Property leased by MAA or any MAA Subsidiary, that would interfere in any material manner with the current use of the MAA Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such MAA Properties (assuming its continued use in the manner it is currently operated), and neither MAA nor any MAA Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are threatened for any MAA Property that would interfere in any material manner with the current use of the MAA Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such MAA Properties (assuming its continued use in the manner it is currently operated), or (ii) any zoning regulation or ordinance (including with respect to parking), building, fire, health or other Law has been violated (and remains in violation) for any MAA Property.

(f) Section 5.18(f) of the MAA Disclosure Letter lists all ground leases affecting the interest of MAA or any MAA Subsidiary in the MAA Properties in effect as of the date hereof. True and complete in all material respects copies of all such ground leases in effect as of the date hereof, together with all amendments, modifications, supplements, renewals and extensions related thereto, have been made available to Colonial on or prior to the date hereof.

(g) Except for discrepancies, errors or omissions that, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect, the rent roll summaries for each of the MAA Properties as previously provided to Colonial, and the schedules with respect to the MAA Properties subject to triple-net leases, which schedules have previously been made available to Colonial, correctly reference each lease or sublease that was in effect as of the dates shown therein and to which MAA or any MAA Subsidiary is a party as lessor or sublessor with respect to each of the applicable MAA Properties (all leases or subleases (including any triple-net leases), together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto, the “MAA Leases”). Section 5.18(g) of the MAA Disclosure Letter sets forth, as of April 30, 2013, the aggregate current annualized rent and security deposit amounts currently held for each MAA Property (which security deposits are in the amounts required by the applicable MAA Lease).

(h) Except as set forth on Section 5.18(h) of the MAA Disclosure Letter or as individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect, neither MAA nor any MAA Subsidiary, on the one hand, nor, to the Knowledge of MAA, any other party, on the other hand, is in monetary default under any MAA Lease relating to property used for commercial or retail purposes as of the date of the delinquency report made available to Colonial on or prior to the date hereof by or on behalf of MAA.

(i) Except as set forth on Section 5.18(i) of the MAA Disclosure Letter, there are no material Tax abatements or exemptions specifically affecting the MAA Properties, and MAA and the MAA Subsidiaries have not received any written notice of (and MAA and the MAA Subsidiaries do not have any Knowledge of) any proposed increase in the assessed valuation of any of the MAA Properties or of any proposed public improvement assessments that will result in the Taxes or assessments payable in the next tax period increasing by an amount material to MAA and the MAA Subsidiaries, considered as a whole.

(j) Except as set forth in Section 5.18(j) of the MAA Disclosure Letter, as of the date of this Agreement, no purchase option has been exercised under any MAA Lease for which the purchase has not closed prior to the date of this Agreement.

(k) Except for MAA Permitted Liens or as set forth in Section 5.18(k) of the MAA Disclosure Letter and as set forth in contracts provided to Colonial prior to the date hereof, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any MAA Property or any portion thereof that would materially adversely affect MAA’s, or any MAA Subsidiary’s, ownership, ground lease or right to use a MAA Property, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any MAA Property or any portion thereof that is owned by any MAA Subsidiary, which, in each case, is in favor of any party other than MAA or a MAA Subsidiary (a “MAA Third Party”).

(l) Except as set forth in Section 5.18(l) of the MAA Disclosure Letter or pursuant to a MAA Lease or any ground lease affecting any MAA Property, neither MAA nor any MAA Subsidiary is a party to any agreement pursuant to which MAA or any MAA Subsidiary manages or manages the development of any real property for any MAA Third Party.

(m) MAA and each MAA Subsidiary, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each MAA Property (each, a “MAA Title Insurance Policy” and, collectively, the “MAA Title Insurance Policies”). A copy of each MAA Title Insurance Policy in the possession of MAA as of the date hereof has been made available to Colonial. No written claim has been made against any MAA Title Insurance Policy, which remains pending and, which, individually or in the aggregate, would be material to any MAA Property.

(n) To the Knowledge of MAA, Section 5.18(n) of the MAA Disclosure Letter lists each MAA Property which is (i) under development as of the date hereof, and describes the status of such development as of the date hereof, and (ii) subject to a binding agreement for development or commencement of construction by MAA or a MAA Subsidiary, in each case other than those pertaining to minor capital repairs, replacements and other similar correction of deferred maintenance items in the ordinary course of business.

(o) MAA and the MAA Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect. None of MAA’s or any of the MAA Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for MAA Permitted Liens and Liens that would not reasonably be expected to have a MAA Material Adverse Effect. Section 5.18(o) of the MAA Disclosure Letter sets forth all leased personal property of MAA or any MAA Subsidiary with monthly lease obligations in excess of $100,000 and that are not terminable upon thirty (30) days’ notice.

(p) Section 5.18(p) of the MAA Disclosure Letter lists the parties currently providing third-party property management services to MAA or a MAA Subsidiary and the number of facilities currently managed by each such party.

(q) Except (A) for capital expenditures made or to be made in the ordinary course of business, (B) as set forth in Section 5.18(q) of the MAA Disclosure Letter or (C) as, individually or in the aggregate, would cost MAA and the MAA Subsidiaries less than $1,000,000 to repair or otherwise remediate for any MAA Property, MAA has no Knowledge of (i) any structural defects relating to any MAA Property, (ii) MAA Properties whose building systems are not in working order, or (iii) physical damage to any MAA Property for which there is not insurance in effect covering the cost of the restoration and the loss of revenue (subject to a reasonable deduction or retention limit).

Section 5.19 Material Contracts.

(a) Except for contracts listed in Section 5.19(a) of the MAA Disclosure Letter or filed as exhibits to the MAA SEC Documents, as of the date of this Agreement, neither MAA nor any MAA Subsidiary is a party to or bound by any contract that, as of the date hereof:

(i) is required to be filed as an exhibit to MAA’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act;

(ii) obligates MAA or any MAA Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000 and is not cancelable within ninety (90) days without material penalty to MAA or any MAA Subsidiary, except for any MAA Lease or any ground lease affecting any MAA Property;

(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of MAA or any MAA Subsidiary, or that otherwise restricts the lines of business conducted by MAA or any MAA Subsidiary or the geographic area in which MAA or any MAA Subsidiary may conduct business;

(iv) is an agreement which obligates MAA or any MAA Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of MAA or any MAA Subsidiary pursuant to which MAA or a MAA Subsidiary is the indemnitor;

(v) constitutes an Indebtedness obligation of MAA or any MAA Subsidiary with a principal amount as of the date hereof greater than $5,000,000;

(vi) would prohibit or materially delay the consummation of the Mergers as contemplated by this Agreement;

(vii) requires MAA or any MAA Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a MAA Lease or a ground lease affecting a MAA Property) with a fair market value in excess of $5,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any MAA Lease or any ground lease affecting any MAA Property;

(viii) constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction which has a notional amount in excess of $1,000,000;

(ix) sets forth the operational terms of a joint venture, partnership, limited liability company with a Third Party member or strategic alliance of MAA or any MAA Subsidiary;

(x) constitutes a loan to any Person (other than a wholly owned MAA Subsidiary) by MAA or any MAA Subsidiary (other than advances made pursuant to and expressly disclosed in the MAA Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a MAA Lease with respect to the development, construction, or equipping of MAA Properties or the funding of improvements to MAA Properties) in an amount in excess of $5,000,000;

(xi) constitutes a regulatory agreement or similar agreement that requires that any portion of a Property be leased to persons meeting criteria set forth in such agreement; or

(xii) with respect to any non-residential MAA Property, requires payment of material commissions (including leasing commissions or brokerage fees) or material tenant improvement costs, allowances or other.

(b) Each such contract described in clauses (i)-(xii) of Section 5.19(a) above is referred to herein as a “MAA Material Contract”.

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect, each MAA Material Contract is legal, valid, binding and enforceable on MAA and each MAA Subsidiary that is a party thereto and, to the Knowledge of MAA, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect, MAA and each MAA Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each MAA Material Contract and, to the Knowledge of MAA, each other party thereto has performed all obligations required to be performed by it under such MAA Material Contract prior to the date hereof. None of MAA or any MAA Subsidiary, nor, to the Knowledge of MAA, any other party thereto, is in material breach or violation of, or default under, any MAA Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a violation of, breach of or default under any MAA Material Contract, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a MAA Material Adverse Effect. Neither MAA nor any MAA Subsidiary has received notice of any violation of or default under any MAA Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a MAA Material Adverse Effect.

Section 5.20 Insurance. MAA has made available to Colonial copies of all material insurance policies and all material fidelity bonds or other material insurance service contracts in MAA’s possession providing coverage for all MAA Properties (the “MAA Insurance Policies”). Except as individually or in the aggregate, would not reasonable be expected to have a MAA Material Adverse Effect, there is no claim for coverage by MAA or any MAA Subsidiary pending under any of the MAA Insurance Policies that has been denied or disputed by the issuer. Except as individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect, all premiums payable under all MAA Insurance Policies have been paid, and MAA and the MAA Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the MAA Insurance Policies. To the Knowledge of MAA, such MAA Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect. No written notice of cancellation or termination has been received by MAA or any MAA Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 5.21 Opinion of Financial Advisor. The MAA Board has received the oral opinion of J.P. Morgan Securities Inc. (“JP Morgan”) (to be confirmed in writing) to the effect that, as of the date of this Agreement, and subject to the assumptions and limitations set forth in JP Morgan’s written opinion, the Exchange Ratio is fair from a financial point of view to the holders (other than Colonial and its Affiliates) of shares of MAA Common Stock. MAA will make available to Colonial, solely for informational purposes, a complete and correct copy of the written opinion promptly after receipt thereof by the MAA Board.

Section 5.22 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of MAA Common Stock (the “MAA Shareholder Approval”) is the only vote of holders of securities of MAA required to adopt this Agreement, approve the Parent Merger and the other transactions contemplated by this Agreement, and to approve the issuance of the MAA Common Stock to be issued in the Parent Merger. The affirmative vote of 66 2/3% of the Class A MAA OP Units (the “MAA Partner Approval”) is the only vote or consent required of the holders of any class or series of MAA OP Units or other securities of, or equity interests in, MAA LP, other than the approval of MAA as the general partner of MAA LP and the holder of all Class B MAA OP Units, required to approve this Agreement, to approve and consummate the Partnership Merger, including the amendment and restatement of the MAA LP Agreement pursuant to Section 2.4, and to waive the provisions of Section 12 of the MAA LP Agreement.

Section 5.23 Brokers. Except for the fees and expenses payable to JP Morgan, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers or any transactions contemplated by this Agreement based upon arrangements made by or on behalf of MAA or any MAA Subsidiary.

Section 5.24 Investment Company Act. Neither MAA nor any MAA Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 5.25 Takeover Statutes. The MAA Board has taken all action necessary to render inapplicable to the Parent Merger and the other transactions contemplated by this Agreement, the restrictions on business combinations contained in the Tennessee Business Combination Act. No Takeover Statutes are applicable to this Agreement, the Parent Merger or the other transactions contemplated by this Agreement.

Section 5.26 Related Party Transactions. Except as set forth in Section 5.26 of the MAA Disclosure Letter or in the MAA SEC Documents filed and publicly available through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2010 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between MAA or any MAA Subsidiary, on the one hand, and any Affiliates (other than MAA Subsidiaries) of MAA or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 5.27 No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article V, no MAA Party nor any of their Affiliates nor any other person on behalf of any MAA Party has made any representation or warranty, expressed or implied, with respect to MAA or any of the MAA Subsidiaries, their respective businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any information regarding MAA or the MAA Subsidiaries.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.1 Conduct of Business by Colonial.

(a) Each Colonial Party covenants and agrees that, between the date of this Agreement and the earlier to occur of the Partnership Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except to the extent required by Law, as may be consented to in writing by MAA (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.1(a) or Section 6.1(b) of the Colonial Disclosure Letter, the Colonial Parties shall, and shall cause each of the other Colonial Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use its commercially reasonable efforts to (A) maintain its material assets and properties in their current condition (normal wear and tear excepted), (B) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (C) provided it does not require additional compensation, keep available the services of its present officers, (D) maintain all Colonial Insurance Policies and (E) maintain the status of Colonial as a REIT.

(b) Without limiting the foregoing, each Colonial Party covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to in writing by MAA (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly contemplated, required or permitted pursuant to this Agreement, or as set forth in Section 6.1(a) or Section 6.1(b) of the Colonial Disclosure Letter,

the Colonial Parties shall not, and shall not cause or permit any other Colonial Subsidiary to, do any of the following:

(i) amend or propose to amend (A) the Colonial Declaration of Trust or Colonial Bylaws, (B) the Colonial LP Agreement (other than any amendment necessary to effect the Partnership Merger, the Parent Merger or the other transactions contemplated hereby) or certificate of limited partnership of Colonial LP or (C) such equivalent organizational or governing documents of any Colonial Subsidiary material to Colonial and the Colonial Subsidiaries, considered as a whole, if such amendment would be materially adverse to Colonial or MAA, or (D) grant any additional waivers to the stock ownership limit under the Colonial Declaration of Trust;

(ii) split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Colonial or any Colonial Subsidiary (other than any wholly owned Colonial Subsidiary);

(iii) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Colonial or any Colonial Subsidiary or other equity securities or ownership interests in Colonial or any Colonial Subsidiary, except for (A) the declaration and payment by Colonial of regular quarterly dividends, aggregated and paid quarterly in accordance with past practice at a rate not to exceed $0.21 per quarter (it being agreed that the timing of any such quarterly dividends will be coordinated so that, if either the holders of MAA Common Stock or the holders of Colonial Common Shares receive a dividend for a particular quarter prior to the Closing Date, then the holders of Colonial Common Shares and the holders of MAA Common Stock, respectively, shall receive a dividend for such quarter prior to the Closing Date; provided, however, that the record and payment dates for Colonial’s dividends pursuant to this Section 6.1(b)(iii) shall be the same as MAA’s record and payment dates, to the extent that such dates were not declared prior to the date of this Agreement), (B) the regular distributions that are required to be made in respect of the Colonial OP Units in connection with any dividends paid on the Colonial Common Shares, (C) the declaration and payment of dividends or other distributions to Colonial by any directly or indirectly wholly owned Colonial Subsidiary, and (D) distributions by any Colonial Subsidiary that is not wholly owned, directly or indirectly, by Colonial, in accordance with the requirements of the organizational documents of such Colonial Subsidiary; provided, however, that, notwithstanding anything herein to the contrary, Colonial and any Colonial Subsidiary shall be permitted to make (or increase) distributions, including under Sections 858 or 860 of the Code, reasonably necessary for Colonial to maintain its status as a REIT under the Code and/or avoid or reduce the imposition of any entity-level income or excise Tax under the Code;

(iv) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Colonial or a Colonial Subsidiary, other than (A) the acquisition by Colonial of Colonial Common Shares in connection with the surrender of Colonial Common Shares by holders of Colonial Options in order to pay the exercise price of the Colonial Option in connection with the exercise of Colonial Options, (B) the repurchase of Colonial “excess shares” pursuant to the Colonial Declaration of Trust, (C) the withholding of Colonial Common Shares to satisfy withholding Tax obligations with respect to outstanding awards granted pursuant to the Colonial Equity Incentive Plans and (D) of Colonial OP Units under the Colonial LP Agreement;

(v) except for (A) transactions among Colonial and one or more wholly owned Colonial Subsidiaries or among one or more wholly owned Colonial Subsidiaries, (B) issuances of Colonial Common Shares upon the exercise or settlement of any Colonial Option outstanding as of the date of this Agreement and issuances of equity or equity based awards pursuant to the Colonial Equity Incentive Plans to the extent required under the terms of such Colonial Equity Incentive Plans, the Colonial ESPP or the Colonial DRIP (subject to Section 7.13) as in effect as of the date of this Agreement, (C) exchanges of Colonial OP Units for Colonial Common Shares, in accordance with the Colonial LP Agreement, (D) as contemplated in Section 6.1(b)(vi) or (E) as set forth on

Section 6.1(b)(v) of the Colonial Disclosure Letter, issue, sell, pledge, dispose, encumber or grant any shares of Colonial’s or any of the Colonial Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Colonial’s or any of the Colonial Subsidiaries’ capital stock or other equity interests;

(vi) except to the extent required under any Colonial Equity Incentive Plan, grant, confer, award, or modify the terms of any Colonial Option or any Colonial Restricted Share Award or take any action not required under the Colonial Equity Incentive Plans or not contemplated by this Agreement;

(vii) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than $1,000,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by Colonial or any wholly owned Colonial Subsidiary of or from an existing wholly owned Colonial Subsidiary, (B) the pending acquisitions set forth on Section 6.1(b)(vii) of the Colonial Disclosure Letter (the “Colonial Pending Acquisitions”), (C) transactions conducted in accordance with Section 1031 of the Code in connection with acquisitions or dispositions otherwise permitted pursuant to this Agreement, including purchases of property with funds held by a qualified intermediary or other agent serving in a similar capacity, provided notice is provided to MAA prior to consummation of such transactions, or (D) in the ordinary course of business consistent with past practice not to exceed the amount of remaining acquisition activity (after taking into account all other transactions permitted under this Section 6.1(b)(vii)) included in the assumptions accompanying Colonial’s 2013 guidance as publicly disclosed prior to the date of this Agreement;

(viii) sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except (A) as set forth on Section 6.1(b)(viii) of the Colonial Disclosure Letter (provided, that no such sale, pledge, transfer or other distribution would result in Colonial or any Colonial Subsidiary making (or increasing) distributions in excess of Colonial’s regular quarterly dividend in order for Colonial to maintain its status as a REIT under the Code and/or avoid or reduce the imposition of any entity-level income or excise Tax under the Code for any taxable year ending on or before the Parent Merger), (B) by Colonial, or any wholly-owned Colonial Subsidiary, with, to or from any existing wholly-owned Colonial Subsidiary, (C) subject to Section 6.1(b)(viii)(C) of the Colonial Disclosure Letter, in the ordinary course of business consistent with past practice not to exceed the amount of remaining disposition activity (after taking into account all other transactions permitted under this Section 6.1(b)(viii)) included in the assumptions accompanying Colonial’s 2013 guidance as publicly disclosed prior to the date of this Agreement, and (D) pledges or encumbrances of direct or indirect equity interests in entities from time to time under Colonial’s existing revolving credit facility that (1) acquire properties that are the subject of Colonial Pending Acquisitions, or (2) are not currently included in Colonial’s borrowing base under Colonial’s existing revolving credit facility and are set forth on Section 6.1(b)(viii) of the Colonial Disclosure Letter;

(ix) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of Colonial or any of the Colonial Subsidiaries, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Colonial Subsidiary), except (A) Indebtedness incurred under Colonial’s existing revolving credit facility (including the existing cash management line) for working capital purposes in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by Section 6.1(b)(iii)), (B) Indebtedness incurred under existing construction loan facilities with respect to ongoing construction projects, (C) Indebtedness incurred in connection with the funding of any transactions permitted by this Section 6.1(b), (D) refinancing of any existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on Colonial compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing); (E) any additional Indebtedness in an amount that, in the aggregate, does not exceed $7,500,000; and (F) as set forth on Section 6.1(b)(ix) of the Colonial Disclosure Letter;

(x) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, trustees, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by Colonial or a wholly owned Colonial Subsidiary to Colonial or a wholly owned Colonial Subsidiary, and (B) loans or advances required to be made under any of the Colonial Leases, ground leases pursuant to which any third party is a lessee or sublessee on any Colonial Property or any existing joint venture arrangements to which a Colonial Subsidiary is a party as of the date hereof;

(xi) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Colonial Material Contract (or any contract that, if existing as of the date hereof, would be a Colonial Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Colonial Material Contract, (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which Colonial or any Colonial Subsidiary is a party as required or necessitated by this Agreement or the transactions contemplated hereby; provided, that any such modification, amendment, waiver or consent does not increase the principal amount thereunder or otherwise materially adversely affect Colonial, any Colonial Subsidiary or MAA, (C) the entry into any commercial leases in the ordinary course of business, (D) any renewal of any of the Colonial Insurance Policies upon its scheduled termination on substantially the same terms as currently in effect, except as set forth on Section 6.1(b)(xi) of the Colonial Disclosure Letter, (D) as may be reasonably necessary to comply with the terms of this Agreement or (E) as otherwise expressly permitted by this Section 6.1(b);

(xii) waive, release, assign any material rights or claims or make any payment, direct or indirect, of any liability of Colonial or any Colonial Subsidiary before the same comes due in accordance with its terms, other than in the ordinary course of business consistent with past practice or as otherwise expressly permitted by this Section 6.1(b);

(xiii) except with respect to the matters set forth on Schedule 6.1(b)(xiii) of the Colonial Disclosure Letter, waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) that do not exceed $500,000 individually or $1,000,000 in the aggregate, (B) do not involve the imposition of any material injunctive relief against Colonial or any Colonial Subsidiary, (C) do not provide for any admission of material liability by Colonial or any of the Colonial Subsidiaries, and (D) with respect to any legal Action involving any present, former or purported holder or group of holders of Colonial Common Shares or Colonial OP Units, in accordance with Section 7.8;

(xiv) except as required by applicable Law or as set forth on Section 6.1(b)(xiv) of the Colonial Disclosure Letter, (A) hire any officer (with a title of senior vice president or higher) of Colonial or promote or appoint any Person to a position of officer (with a title of senior vice president or higher) of Colonial (other than to replace any officer that departs after the date of this Agreement), in each case without consultation with the MAA Board, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of Colonial’s trustees or officers not required by any plan or arrangement as in effect on the date hereof, (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or other compensation or Colonial Employee Benefit Plan or any Employee Benefit Plan that if entered into or adopted would be a Colonial Employee Benefit Plan, (D) accelerate the vesting or payment of any award under the Colonial Equity Incentive Plans or of any other compensation or benefits, or (E) grant any awards under the Colonial Equity Incentive Plans or any bonus, incentive, performance or other compensation plan or arrangement, other than, with respect to clauses (C) and (E) (as to non-equity awards only), increases in salary in the ordinary course of business and consistent with past practice in the case of non-officer employees, or in connection with any non-officer employee hires or the promotion of any non-officer employees, consistent with past practice;

(xv) fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect at December 31, 2012, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xvi) enter into any new line of business;

(xvii) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law or applicable rules and regulations;

(xviii) except as set forth in Section 6.1(b)(xviii) of the Colonial Disclosure Letter, enter into or modify in a manner adverse to Colonial or MAA any Colonial Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, amend any material income Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve Colonial’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Colonial Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xix) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any Colonial Pending Acquisitions permitted pursuant to Section 6.1(b)(vii) and in a manner that would not reasonably be expected (A) to be materially adverse to Colonial or (B) to prevent or impair the ability of Colonial to consummate the Mergers;

(xx) form any new funds or joint ventures;

(xxi) except (A) pursuant to Colonial’s budget previously provided to MAA, (B) capital expenditures necessary to repair any casualty losses in an amount up to $2,000,000 or to the extent such losses are covered by existing insurance, and (C) capital expenditures in the ordinary course of business consistent with past practice necessary to repair and/or prevent damage to any of the Colonial Properties or as is necessary in the event of an emergency situation, after prior notice to MAA (provided, that if the nature of such emergency renders prior notice to MAA impracticable, Colonial shall provide notice to MAA as promptly as reasonably practicable after making such capital expenditure), make or commit to make any capital expenditures in excess of $500,000 individually or $1,000,000 in the aggregate;

(xxii) amend or modify the compensation terms or any other obligations of Colonial contained in the engagement letter with the financial advisor referred to in Section 4.23 in a manner materially adverse to Colonial, any Colonial Subsidiary or MAA or engage other financial advisors in connection with the transactions contemplated by this Agreement;

(xxiii) except to the extent permitted by Section 7.4, take any action that would reasonably be expected to prevent or delay the consummation of transactions contemplated by this Agreement; or

(xxiv) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit (i) Colonial from taking any action, at any time or from time to time, that in the reasonable judgment of the Colonial Board, upon advice of counsel to Colonial, is necessary for Colonial to avoid or to continue to avoid incurring entity-level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Partnership Merger Effective Time, including making dividend or other distribution payments to shareholders of Colonial in accordance with this Agreement or otherwise, or to qualify or preserve the status of any Colonial Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be; and (ii) Colonial LP from taking any action, at any time or from time to time, as Colonial LP determines to be necessary to: (A) be in compliance at all times with all of its obligations under any Colonial Tax Protection Agreement, and (B) avoid liability for any indemnification or other payment under any Colonial Tax Protection Agreement.

Section 6.2 Conduct of Business by MAA.

(a) Each MAA Party covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to in writing by Colonial (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.2(a) or Section 6.2(b) of the MAA Disclosure Letter, the MAA Parties shall, and shall cause each of the other MAA Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use its commercially reasonable efforts to (A) maintain its material assets and properties in their current condition (normal wear and tear), (B) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (C) provided it does not require additional compensation, keep available the services of its present officers, (D) maintain all MAA Insurance Policies, and (E) maintain the status of MAA as a REIT.

(b) Without limiting the foregoing, each MAA Party covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to in writing by Colonial (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly contemplated, required or permitted pursuant to this Agreement, or as set forth in Section 6.2(a) or Section 6.2(b) of the MAA Disclosure Letter, the MAA Parties shall not, and shall not cause or permit any other MAA Subsidiary to, do any of the following:

(i) amend or propose to amend (A) the MAA Charter or MAA Bylaws, (B) the MAA LP Agreement (other than any amendment necessary to effect the Partnership Merger, the Parent Merger or the other transactions contemplated hereby) or certificate of limited partnership of MAA LP, (C) such equivalent organizational or governing documents of any MAA Subsidiary material to MAA and the MAA Subsidiaries, considered as a whole, if such amendment would be materially adverse to MAA or Colonial or (D) grant any additional waivers to the stock ownership limit under the MAA Charter; except as set forth on Section 6.2(b)(i) of the MAA Disclosure Letter;

(ii) split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of MAA or any MAA Subsidiary (other than any wholly-owned MAA Subsidiary);

(iii) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of MAA or any MAA Subsidiary or other equity securities or ownership interests in MAA or any MAA Subsidiary, except for (A) the declaration and payment by MAA of regular quarterly dividends, aggregated and paid quarterly in accordance with past practice at a rate not to exceed $0.695 per quarter (it being agreed that the timing of any such quarterly dividends will be coordinated so that, if either the holders of MAA Common Stock or the holders of Colonial Common Shares receive a dividend for a particular quarter prior to the Closing Date, then the holders of Colonial Common Shares and the holders of MAA Common Stock, respectively, shall receive a dividend for such quarter prior to the Closing Date; provided, however, that the record and payment dates for MAA’s dividends pursuant to this Section 6.2(b)(iii) shall be the same as Colonial’s record and payment dates, to the extent that such dates were not declared prior to the date of this Agreement), (B) the regular distributions that are required to be made in respect of the MAA OP Units in connection with any dividends paid on the MAA Common Stock, (C) the declaration and payment of dividends or other distributions to MAA by any directly or indirectly wholly owned MAA Subsidiary, and (D) distributions by any MAA Subsidiary that is not wholly owned, directly or indirectly, by MAA, in accordance with the requirements of the organizational documents of such MAA Subsidiary; provided, however, that, notwithstanding anything herein to the contrary, MAA and any MAA Subsidiary shall be permitted to make (or increase) distributions, including under Sections 858 or 860 of the Code, reasonably necessary for MAA to maintain its status as a REIT under the Code and/or avoid or reduce the imposition of any entity-level income or excise Tax under the Code;

(iv) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of MAA or a MAA Subsidiary, other than (A) the acquisition by MAA of shares of MAA Common Stock in connection with the surrender of shares of MAA Common Stock by holders of MAA Options in order to pay the exercise price of the MAA Option in connection with the exercise of MAA Options, (B) the repurchase of MAA “excess shares” pursuant to the MAA Charter, (C) the withholding of shares of MAA Common Stock to satisfy withholding Tax obligations with respect to outstanding awards granted pursuant to the MAA Equity Incentive Plans and (D) of MAA OP Units under the MAA LP Agreement;

(v) except for (A) transactions among MAA and one or more wholly owned MAA Subsidiaries or among one or more wholly owned MAA Subsidiaries, (B) issuances of MAA Common Stock upon the exercise or settlement of any MAA Option outstanding as of the date of this Agreement and issuances of equity or equity based awards under the MAA Equity Incentive Plans, MAA’s Employee Stock Purchase Plan or MAA’s Dividend Reinvestment and Stock Purchase Plan in the ordinary course of business consistent with past practice, (C) exchanges of MAA OP Units for shares of MAA Common Stock, in accordance with the MAA LP Agreement, (D) the issuance of MAA OP Units contemplated by Section 7.18, (E) as otherwise contemplated in Section 6.2(b)(vi), or (F) in an underwritten public offering for cash, issue, sell, pledge, dispose, encumber or grant any shares of MAA’s or any of the MAA Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of MAA’s or any of the MAA Subsidiaries’ capital stock or other equity interests;

(vi) except to the extent required under any MAA Equity Incentive Plan, grant, confer, award, or modify the terms of any MAA Option or take any action not required under the MAA Equity Incentive Plans or not contemplated by this Agreement;

(vii) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than $1,000,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by MAA or any wholly owned MAA Subsidiary of or from an existing wholly owned MAA Subsidiary, (B) the pending acquisitions set forth on Section 6.2(b)(vii) of the MAA Disclosure Letter (the “MAA Pending Acquisitions”), (C) transactions conducted in accordance with Section 1031 of the Code in connection with acquisitions or dispositions otherwise permitted pursuant to this Agreement, including purchases of property with funds held by a qualified intermediary or other agent serving in a similar capacity, provided notice is provided to MAA prior to consummation of such transactions, or (D) in the ordinary course of business consistent with past practice not to exceed the amount of remaining acquisition activity (after taking into account all other transactions permitted under this Section 6.2(b)(vii)) included in the assumptions accompanying MAA’s 2013 guidance as publicly disclosed prior to the date of this Agreement;

(viii) sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except (A) as set forth on Section 6.2(b)(viii) of the MAA Disclosure Letter (provided, that no such sale, pledge, transfer or other distribution would result in MAA or any MAA Subsidiary making (or increasing) distributions in excess of MAA’s regular quarterly dividend in order for MAA to maintain its status as a REIT under the Code and/or avoid or reduce the imposition of any entity-level income or excise Tax under the Code for any taxable year ending on or before the Parent Merger), (B) by MAA, or any wholly-owned MAA Subsidiary, with, to or from any existing wholly-owned MAA Subsidiary, (C) subject to Section 6.2(b)(viii)(C) of the MAA Disclosure Letter, in the ordinary course of business consistent with past practice not to exceed the amount of remaining disposition activity (after taking into account all other transactions permitted under this Section 6.2(b)(viii)) included in the assumptions accompanying MAA’s 2013 guidance as publicly disclosed prior to the date of this Agreement, and (D) pledges or encumbrances of direct or indirect equity interests in entities from time to time under MAA’s existing revolving credit facility that (1) acquire properties that are the subject of MAA Pending Acquisitions, or (2) are not currently included in MAA’s borrowing base under MAA’s existing revolving credit facility and are set forth on Section 6.2(b)(viii) of the MAA Disclosure Letter;

(ix) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of MAA or any of the MAA Subsidiaries, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned MAA Subsidiary), except (A) Indebtedness incurred under MAA’s existing revolving credit facility for working capital purposes in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by Section 6.2(b)(iii)), (B) Indebtedness incurred in connection with the funding of any transactions permitted by this Section 6.2(b), (C) refinancing of any existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on MAA compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing); (D) any additional Indebtedness in an amount that, in the aggregate, does not exceed $7,500,000; and (E) as set forth on Section 6.2(b)(ix) of the MAA Disclosure Letter.

(x) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by MAA or a wholly owned MAA Subsidiary to MAA or a wholly owned MAA Subsidiary, and (B) loans or advances required to be made under any of the MAA Leases, ground leases pursuant to which any third party is a lessee or sublessee on any MAA Property or any existing joint venture arrangements to which a MAA Subsidiary is a party as of the date hereof;

(xi) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any MAA Material Contract (or any contract that, if existing as of the date hereof, would be a MAA Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing MAA Material Contract, (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which MAA or any MAA Subsidiary is a party as required or necessitated by this Agreement or the transactions contemplated hereby; provided, that any such modification, amendment, waiver or consent does not increase the principal amount thereunder or otherwise materially adversely affect MAA, (C) the entry into any commercial leases in the ordinary course of business, (D) any renewal of any of the MAA Insurance Policies upon its scheduled termination on substantially the same terms as currently in effect, (E) as may be reasonably necessary to comply with the terms of this Agreement or (F) as otherwise expressly permitted by this Section 6.2(b);

(xii) waive, release, assign any material rights or claims or make any payment, direct or indirect, of any liability of MAA or any MAA Subsidiary before the same comes due in accordance with its terms, other than in the ordinary course of business consistent with past practice or as otherwise expressly permitted by this Section 6.2(b);

(xiii) except with respect to the matters set forth on Section 6.2(b)(xiii) of the MAA Disclosure Letter, waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) that do not exceed $500,000 individually or $1,000,000 in the aggregate; (B) do not involve the imposition of injunctive relief against MAA or any MAA Subsidiary, (C) do not provide for any admission of material liability by MAA or any of the MAA Subsidiaries, and (D) with respect to any legal Action involving any present, former or purported holder or group of holders of the MAA Common Stock or MAA OP Units, in accordance with Section 7.8;

(xiv) except as required by applicable Law, or as set forth on Section 6.2(b)(xiv) of the MAA Disclosure Letter, (A) hire any officer (with a title of senior vice president or higher) of MAA or promote or appoint any Person to a position of officer (with a title of senior vice president or higher) of MAA (other than to replace any officer that departs after the date of this Agreement), in each case without consultation with the Colonial Board, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of MAA’s directors or officers not required by any plan or arrangement as in effect on the date hereof, (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or other compensation or MAA Employee Benefit Plan other than in the ordinary course of business and subject to the limitations set forth in clause (E) below, (D) accelerate the vesting or payment of any award under the MAA Equity Incentive Plans or of any other compensation or benefits except pursuant to the existing terms of any MAA Benefit Plan or other agreement in effect as of the date hereof, (E) except with respect to cash bonuses not to exceed $2,500,000 in the aggregate and the granting of up awards with respect to 15,000 shares in the aggregate, grant any awards under the MAA Equity Incentive Plans or any bonus, incentive, performance or other compensation plan or arrangement, or (F) increase the size of the MAA Board beyond seven directors, except as contemplated in Section 2.5, other than, with respect to clauses (C) and (E) (as to non-equity awards only), increases in salary in the ordinary course of business and consistent with past practice in the case of non-officer employees, or in connection with any non-officer employee hires or the promotion of any non-officer employees, consistent with past practice;

(xv) fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect at December 31, 2012, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xvi) enter into any new line of business;

(xvii) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law or applicable rules and regulations;

(xviii) except as set forth in Section 6.2(b)(xviii) of the MAA Disclosure Letter, enter into, or modify in a manner adverse to MAA or Colonial, any MAA Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, amend any material income Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve MAA’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any MAA Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xix) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any MAA Pending Acquisitions permitted pursuant to Section 6.2(b)(vii) and in a manner that would not reasonably be expected (A) to be materially adverse to MAA or (B) to prevent or impair the ability of MAA to consummate the Mergers;

(xx) form any new funds or joint ventures;

(xxi) except (A) pursuant to MAA’s budget previously provided to Colonial, (B) capital expenditures necessary to repair any casualty losses in an amount up to $2,000,000 or to the extent such losses are covered by existing insurance, and (C) capital expenditures in the ordinary course of business consistent with past practice necessary to repair and/or prevent damage to any of the MAA Properties or as is necessary in the event of an emergency situation, after prior notice to Colonial (provided, that if the nature of such emergency renders prior notice to Colonial impracticable, MAA shall provide notice to Colonial as promptly as reasonably practicable after making such capital expenditure), make or commit to make any capital expenditures in excess of $500,000 individually or $1,000,000 in the aggregate;

(xxii) amend or modify the compensation terms or any other obligations of MAA contained in the engagement letter with JP Morgan a manner materially adverse to MAA, any MAA Subsidiary or Colonial or engage other financial advisors in connection with the transactions contemplated by this Agreement;

(xxiii) except to the extent permitted by Section 7.4, take any action that would reasonably be expected to prevent or delay the consummation of transactions contemplated by this Agreement; or

(xxiv) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit (i) MAA from taking any action, at any time or from time to time, that in the reasonable judgment of the MAA Board, upon advice of counsel to MAA, is necessary for MAA to avoid or to continue to avoid incurring entity-level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Partnership Merger Effective Time, including making dividend or other distribution payments to shareholders of MAA in accordance with this Agreement or otherwise, or to qualify or preserve the status of any MAA Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be; and (ii) MAA LP from taking any action, at any time or from time to time, as MAA LP determines to be necessary to: (A) be in compliance at all times with all of its obligations under any MAA Tax Protection Agreement, and (B) avoid liability for any indemnification or other payment under any MAA Tax Protection Agreement.

Section 6.3 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Colonial, directly or indirectly, the right to control or direct MAA’s or any MAA Subsidiary’s operations prior to the Partnership Merger Effective Time, and nothing contained in this Agreement shall give MAA, directly or indirectly, the right to control or direct Colonial’s or any Colonial Subsidiary’s operations prior to the Partnership Merger Effective Time. Prior to the Partnership Merger Effective Time, each of Colonial and MAA shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Preparation of Proxy Statement; Shareholders Meetings; Consent Solicitation.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) Colonial and MAA shall jointly prepare the Joint Proxy Statement in preliminary form for inclusion in MAA’s Form S-4 to be filed by MAA with the SEC, (ii) MAA shall prepare and cause to be filed with the SEC the Form S-4 with respect to the MAA Common Stock issuable in the Parent Merger, which will include the Joint Proxy Statement with respect to the Colonial Shareholder Meeting and MAA Shareholder Meeting, (iii) MAA shall prepare the consent solicitation statement with respect to the MAA Partner Approval (the “MAA Consent Solicitation”) and (iv) MAA shall prepare and cause to be submitted to the NYSE the application and other agreements and documentation necessary for the listing of the MAA Common Stock issuable in the Parent Merger on the NYSE. Each of Colonial and MAA shall use its reasonable best efforts to (v) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (w) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, (x) mail or deliver the Joint Proxy Statement to its respective shareholders as promptly as practicable after the Form S-4 is declared effective and (y) keep the Form S-4 effective for so long as necessary to complete the Mergers. MAA shall use its reasonable best efforts to mail or deliver the MAA Consent Solicitation concurrently with the mailing of the Joint Proxy Statement. MAA shall use its reasonable best efforts to have the application for the listing of the MAA Common Stock accepted by the NYSE as promptly as is practicable following submission. Each of Colonial and MAA shall furnish all information as may be reasonably requested concerning itself, its Affiliates and the holders of its capital stock to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement and the preparation and filing of the NYSE listing application. Each of Colonial LP and MAA LP shall furnish all information as may be reasonably requested concerning itself, its Affiliates and the holders of its partnership interests to the other and provide such other assistance as may be reasonably requested in connection with the preparation and distribution of the MAA Consent Solicitation. The Form S-4, the Joint Proxy Statement, the MAA Consent Solicitation and the NYSE listing application shall include all information reasonably requested by such other Party to be included therein. Each of Colonial and MAA shall promptly notify the other upon the receipt of any comments from the SEC or the NYSE or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement or from the NYSE for amendments of supplements to the NYSE listing application, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC or the NYSE, on the other hand, and all written comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC or to the NYSE listing application from the NYSE and advise the other Party of any oral comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC or to the NYSE listing application from the NYSE. Each of Colonial and MAA shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and MAA shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4 and to any comments from the NYSE with respect to the NYSE listing application. Notwithstanding the foregoing, prior to (x) filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, (y) submitting the NYSE listing application to the NYSE or responding to any comments of the NYSE with respect thereto, or (z) mailing the MAA Consent Solicitation (or any amendment or supplement thereto), each of Colonial and MAA shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall give reasonable and good faith consideration to any comments thereon made by the other Party or its counsel and, with respect to clause (x) above, each of Colonial and MAA also shall have consented to the filing and mailing contemplated therein (which consent shall not be unreasonably withheld, conditioned or delayed). MAA shall advise Colonial, promptly after it receives notice thereof, (A) of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the MAA Common Stock issuable in connection with the Parent Merger for offering or sale in any jurisdiction, and MAA shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated and (B) of the time the NYSE listing application is accepted. MAA shall take any other action required to be taken under the Securities Act, the Exchange Act, NYSE rules and regulations, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the MAA Common Stock in the Parent Merger, and Colonial shall furnish all information concerning Colonial and the holders of the Colonial Common Shares as may be reasonably requested in connection with any such actions. MAA shall also take any other action required to be taken under the Securities Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the New MAA OP Units in the Partnership Merger, and Colonial shall furnish all information concerning Colonial, Colonial LP and the holders of the Colonial OP Units as may be reasonably requested in connection with any such actions.

(b) If, at any time prior to the receipt of the Colonial Shareholder Approval or the MAA Shareholder Approval, any information relating to Colonial or MAA, or any of their respective Affiliates, should be discovered by Colonial or MAA which, in the reasonable judgment of Colonial or MAA, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties hereto, and Colonial and MAA shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to shareholders of Colonial and the shareholders of MAA. If, at any time prior to the receipt of the MAA Partner Approval, any information relating to Colonial or MAA, or any of their respective Affiliates, should be discovered by Colonial or MAA which, in the reasonable judgment of MAA, should be set forth in an amendment of, or a supplement to, the MAA Consent Solicitation, so that the MAA Consent Solicitation would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties hereto, and Colonial and MAA shall cooperate in the prompt amendment of, or supplement to, the MAA Consent Solicitation and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to holders of MAA OP Units. For purposes of Section 4.15, Section 5.15 and this Section 7.1, any information concerning or related to Colonial, its Affiliates or the Colonial Shareholder Meeting will be deemed to have been provided by Colonial, and any information concerning or related to MAA, its Affiliates or the MAA Shareholder Meeting will be deemed to have been provided by MAA. Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a).

(c) Subject to the exercise of Colonial’s rights with respect to a Superior Proposal under Section 7.4, Colonial shall, in accordance with applicable Law and the Colonial Declaration of Trust and Colonial Bylaws, establish a record date for, duly call, give notice of, convene and hold the Colonial Shareholder Meeting. Colonial shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the shareholders of Colonial entitled to vote at the Colonial Shareholder Meeting and, subject to the exercise of Colonial’s rights with respect to a Superior Proposal under Section 7.4, to hold the Colonial Shareholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. Colonial shall, through the Colonial Board, recommend to its shareholders that they vote in favor of the Parent Merger as contemplated by the Plan of Merger, include such recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Colonial Shareholder Approval, except to the extent that the Colonial Board shall have made a Change in Colonial Recommendation as permitted by Section 7.4(b) and subject to the exercise of Colonial’s rights with respect to a Superior Proposal under Section 7.4. Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the Colonial Shareholder Meeting is scheduled, Colonial has not received proxies representing a sufficient number of Colonial Common Shares to obtain the Colonial Shareholder

Approval, whether or not a quorum is present, Colonial shall have the right to make one or more successive postponements or adjournments of the Colonial Shareholder Meeting; provided, that the Colonial Shareholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Colonial Shareholder Meeting was originally scheduled (excluding any postponement or adjournments required by applicable Law).

(d) Subject to the exercise of MAA’s rights with respect to a Superior Proposal under Section 7.4, MAA shall, in accordance with applicable Law and the MAA Charter and MAA Bylaws, establish a record date for, duly call, give notice of, convene and hold the MAA Shareholder Meeting. MAA shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the shareholders of MAA entitled to vote at the MAA Shareholder Meeting and, subject to the exercise of MAA’s rights with respect to a Superior Proposal under Section 7.4, to hold the MAA Shareholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. MAA shall, through the MAA Board, recommend to its shareholders that they vote in favor of the Parent Merger, include such recommendation in the Joint Proxy Statement, and solicit and use its reasonable best efforts to obtain the MAA Shareholder Approval, except to the extent that the MAA Board shall have made a Change in MAA Recommendation as permitted by Section 7.4(b) and subject to the exercise of MAA’s rights with respect to a Superior Proposal under Section 7.4. Notwithstanding the foregoing provisions of this Section 7.1(d), if, on a date for which the MAA Shareholder Meeting is scheduled, MAA has not received proxies representing a sufficient number of shares of MAA Common Stock to obtain the MAA Shareholder Approval, whether or not a quorum is present, MAA shall have the right to make one or more successive postponements or adjournments of the MAA Shareholder Meeting; provided, that the MAA Shareholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the MAA Shareholder Meeting was originally scheduled (excluding any postponements or adjournments required by applicable Law).

(e) Subject to the exercise of Colonial’s or MAA’s rights with respect to a Superior Proposal under Section 7.4, Colonial and MAA will use their respective reasonable best efforts to hold the Colonial Shareholder Meeting and the MAA Shareholder Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

Section 7.2 Access to Information.

(a) During the Interim Period, to the extent permitted by applicable Law and contracts, and subject to reasonable restrictions described in writing imposed from time to time upon advice of counsel, each of Colonial and MAA shall, and shall cause each of the Colonial Subsidiaries and the MAA Subsidiaries, respectively, to, afford to the other Party and to the Representatives of such other Party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel and records and, during such period, each of Colonial and MAA shall, and shall cause each of the Colonial Subsidiaries and the MAA Subsidiaries, respectively, to, (i) furnish reasonably promptly to the other Party a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) furnish, upon reasonable request, all other information (financial or otherwise) concerning its business, properties and personnel as such other Party may reasonably request. No representation or warranty as to the accuracy of information provided pursuant to this Section 7.2 is made and the Parties may not rely on the accuracy of such information except to the extent expressly set forth in the representations and warranties included in Article IV or Article V, and no investigation under this Section 7.2 or otherwise shall affect any of the representations and warranties of the Colonial Parties or of the MAA Parties, respectively, contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, neither Colonial nor MAA shall be required by this Section 7.2 to provide the other Party or the Representatives of such other Party with access to or to disclose information (x) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (if Colonial or MAA, as applicable, has used reasonable best efforts to obtain permission or consent of such third party to such disclosure), (y) the disclosure of which would violate any Law or legal duty of the Party or any of its Representatives or (z) that is subject to any attorney-client, attorney work product or other legal privilege or would cause a risk of a loss of privilege to the disclosing Party. Each of Colonial and MAA will use its reasonable best efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder. Prior to the Partnership Merger Effective Time, each of the Colonial Parties and each of the MAA Parties shall not, and shall cause their respective Representatives and Affiliates not to, contact or otherwise communicate with parties with which the other Party has a business relationship (including tenants/subtenants) regarding the business of such other Party or this Agreement and the transactions contemplated hereby without the prior written consent of such other Party (provided that, for the avoidance of doubt, nothing in this Section 7.2(a) shall be deemed to restrict a Party and its respective Representatives and Affiliates from contacting such parties in pursuing its own business activities (operating in the ordinary course)).

(b) Each of Colonial and MAA will hold, and will cause its respective Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof.

(c) Each of Colonial and MAA will give prompt written notice to the other upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Colonial Subsidiaries or the MAA Subsidiaries, respectively, which could reasonably be expected to have, individually or in the aggregate, a Colonial Material Adverse Effect or a MAA Material Adverse Effect, as the case may be.

(d) Each Party shall cooperate and participate, as reasonably requested by the other Party from time to time, in efforts to oversee the integration of the Parties’ operations in connection with, and taking effect upon consummation of, the Mergers subject to applicable Law, including, without limitation, providing such reports on operational matters and participating on such teams and committees as the Parties shall mutually agree.

Section 7.3 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Parties hereto shall use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take, or cause to be taken, all actions and to do promptly, or cause to be done promptly, and to assist and cooperate with each other in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all required filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Mergers and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of the Parties hereto agrees to use its reasonable best efforts to (i) cooperate with the other Party in determining which filings are required to be made prior to the Closing with, and which consents, clearances, approvals, permits or authorizations are required to be obtained prior to the Closing from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby and in timely making all such filings, (ii) promptly furnish the other Party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such information and reasonable assistance as such other Party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registrations and submissions of information to any Governmental Authority with respect to this Agreement or the transactions contemplated hereby, (iii) supply as promptly as reasonably practicable and to the extent necessary any additional information and documentary material that may be requested pursuant to any applicable Laws by any Governmental Authority, and (iv) take or cause to be taken all other actions necessary, proper or advisable to obtain applicable clearances, consents, authorizations, approvals or waivers and cause the expiration or termination of the applicable waiting periods with respect to the Mergers under any applicable Laws as promptly as reasonably practicable and, in any event, no later than the Outside Date.

(b) Subject to the terms and conditions of this Agreement, each of the Parties hereto shall, in connection with the efforts referenced in Section 5.3(a), use its reasonable best efforts to: (i) cooperate in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by a private party with respect to this Agreement or the transactions contemplated hereby; (ii) promptly notify the other Party of any material communication concerning this Agreement or any of the transactions contemplated hereby to that Party from or with any Governmental Authority and consider in good faith the views of the other Party and keep the other Party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other with copies of any written notices or other material communications received by such Party from, or given by such Party to, any U.S. or foreign Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, except that any materials concerning one Party’s valuation of the other Party may be redacted; and (iii) to the extent reasonably practicable, permit the other Party to review in draft any proposed written communication to be submitted by it to any Governmental Authority with reasonable time and opportunity to comment, and consult with each other in advance of any in-person or telephonic meeting or conference with any Governmental Authority or, in connection with any proceeding by a private party with respect to this Agreement or the transactions contemplated hereby, with any other Person, and, to the extent permitted by the applicable Governmental Authority or Person, use reasonable best efforts not to participate in any meeting or discussion with any Governmental Authority relating to any filings or investigations concerning this Agreement or any of the transactions contemplated hereby unless it consults with the other Party and its Representatives in advance and so long as it is acceptable to the Governmental Authority invites the other Party’s Representatives to attend in accordance with applicable Laws. The Parties may, as they deem advisable and necessary, designate competitively sensitive information provided to the other under this Section 7.3 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials.

(c) In furtherance and not in limitation of the foregoing, subject to the terms and conditions of this Agreement, each of the Parties hereto shall (i) use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Laws, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay, temporary restraining order or preliminary injunction entered by any court or other Governmental Authority vacated or reversed), and (ii) take, or cause to be taken, all such further reasonable actions as may be necessary to resolve such objections, if any, as any Governmental Authority or any other Person may assert under any Law with respect to the Mergers and the other transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law so as to enable the Closing to occur as promptly as reasonably practicable and, in any event, no later than the Outside Date , including (but only with the prior written consent of the other Party) (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license or disposition of any assets of MAA, Colonial or any of their respective Subsidiaries or Affiliates, and (y) otherwise taking or committing to take any actions that after the Closing would limit the freedom of MAA, Colonial or their respective Subsidiaries’ or Affiliates’ freedom of action with respect to one or more of MAA’s, Colonial’s or their Subsidiaries’ businesses or assets, in each case as may be required in order to effect the satisfaction of the conditions to the Mergers set forth in Article VIII and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding that would otherwise have the effect of preventing or delaying the Closing; provided, however, that neither MAA nor Colonial shall be required to become subject to, or consent or agree to or otherwise take any action with respect to, any Order, requirement, condition, understanding or agreement of or with a Governmental Authority to sell, to license, to hold separate or otherwise dispose of, or to conduct, restrict, operate, or otherwise change their assets or businesses, unless such Order, requirement, condition, understanding or agreement is conditioned upon the occurrence of the Closing. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.3 shall limit a Party’s right to terminate this Agreement pursuant to Section 9.1 so long as such Party has, prior to such termination, been complying with its obligations under this Section 7.3.

(d) Each of MAA and Colonial shall, if any Takeover Statute becomes applicable to this Agreement, the Mergers, or any other transactions contemplated hereby or thereby, grant approvals and use all reasonable best efforts to ensure that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise to minimize the effect of such Takeover Statute on this Agreement, the Mergers and the other transactions contemplated hereby.

Section 7.4 Acquisition Proposals; Changes in Recommendation.

(a) Each of MAA and Colonial agrees that it shall not, nor shall it permit any of its Subsidiaries to, authorize or permit any of its officers, trustees, directors or employees to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer by or with a Third Party with respect to (A) any merger, consolidation, share exchange, business combination or similar transaction involving it or any of its Subsidiaries, (B) any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of any of its assets or that of its Subsidiaries (including stock or other ownership interests of its Subsidiaries) representing twenty percent (20%) or more of consolidated assets, as determined on a book-value basis, (C) any issue, sale or other disposition of (including by way of merger, consolidation, joint venture, business combination, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing twenty percent (20%) or more of its voting power, (D) any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) shall seek to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of twenty percent (20%) or more of the outstanding shares of any class of its voting securities, or (E) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction in which a Third Party shall acquire beneficial ownership of twenty percent (20%) or more of the outstanding shares of any class of its voting securities (any such proposal, offer or transaction (other than a proposal or offer made by one Party to this Agreement or an Affiliate thereof) being hereinafter referred to as an “Acquisition Proposal”), (ii) engage in any negotiations concerning, or provide any confidential information or data to any person relating to an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or execute or enter into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal (an “Acquisition Agreement”), or (iv) propose publicly or agree to do any of the foregoing.

(b)

(i) Notwithstanding the foregoing, the Colonial Board and MAA Board shall each be permitted, prior to its respective meeting of shareholders to be held pursuant to Section 7.1(c) or (d), as applicable, and subject to compliance with the other terms of this Section 7.4 and to first entering into a confidentiality agreement having provisions that are no less favorable to such party than those contained in the Confidentiality Agreement, to engage in discussions and negotiations with, or provide any nonpublic information or data to, any Person in response to an unsolicited bona fide written Acquisition Proposal by such Person made after the date of this Agreement (that did not result from a breach of this Section 7.4) and which the Colonial Board or the MAA Board, as applicable, concludes in good faith (after consultation with outside legal counsel and financial advisors) constitutes or is reasonably likely to lead to a Superior Proposal, if and only to the extent that the directors of MAA or the trustees of Colonial, as applicable, conclude in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with their duties under applicable Law. Colonial and MAA, as applicable, shall provide the other with a copy of any nonpublic information or data provided to a third party pursuant to the prior sentence prior to or simultaneously with furnishing such information to such third party.

(ii) Each Party shall notify the other Party promptly (but in no event later than one Business Day) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to such Party or any of its Subsidiaries by any person that informs such Party or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any person seeking to have discussions or negotiations with such Party relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). Each Party shall also promptly, and in any event within one Business Day, notify the other Party, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any person in accordance with this Section 7.4(b) and keep the other Party informed in all material respects of the status and terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

(iii) Except as provided in Section 7.4(b)(iv) or Section 7.4(b)(v), neither the Colonial Board, the MAA Board, nor any committee thereof shall withhold, withdraw or modify in any manner adverse to the other Party, or propose publicly to withhold, withdraw or modify in any manner adverse to the other Party, the approval, recommendation or declaration of advisability by the Colonial Board or the MAA Board, as applicable, or any such committee thereof with respect to this Agreement or the transactions contemplated hereby (a “Change in Colonial Recommendation” or a “Change in MAA Recommendation,” respectively).

(iv) Notwithstanding anything in this Agreement to the contrary, with respect to an Acquisition Proposal, the Colonial Board or the MAA Board, as applicable, may make a Change in Colonial Recommendation or a Change in MAA Recommendation, as applicable (and in the event that the Colonial Board or the MAA Board, as applicable, determines such Acquisition Proposal to be a Superior Proposal, in accordance with this Section 7.4, terminate this Agreement pursuant to Section 9.1), if and only if (A) an unsolicited bona fide written Acquisition Proposal (that did not result from a breach of this Section 7.4) is made to Colonial or MAA, as applicable, and is not withdrawn, (B) the Colonial Board or the MAA Board, as applicable, has concluded in good faith (after consultation with outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (C) the trustees of Colonial or the directors of MAA, as applicable, have concluded in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with their duties under applicable Law, (D) four (4) Business Days (the “Notice Period”) shall have elapsed since the Party proposing to take such action has given written notice to the other Party advising such other Party that the notifying Party intends to take such action and specifying in reasonable detail the reasons therefor, including the terms and conditions of any such Superior Proposal that is the basis of the proposed action (a “Notice of Recommendation Change”), (E) during such Notice Period, the notifying Party has considered and, at the reasonable request of the other Party, engaged in good faith discussions with such Party regarding, any adjustment or modification of the terms of this Agreement proposed by the other Party, and (F) the directors or trustees, as applicable, of the Party proposing to take such action, following such Notice Period, again reasonably determines in good faith (after consultation with outside legal counsel, and taking into account any adjustment or modification of the terms of this Agreement proposed by the other Party) that failure to do so would be inconsistent with their duties under applicable Law; provided, however, that (1) if, during the Notice Period, any material revisions are made to the Superior Proposal (it being understood that a material revision shall include, without limitation, any change in the purchase price or form of consideration in such Superior Proposal), the Colonial Board or the MAA Board, as applicable, shall give a new written notice to the other Party and shall comply with the requirements of this Section 7.4(b)(iv) with respect to such new written notice and (2) in the event the Colonial Board or the MAA Board, as applicable, does not determine that such Acquisition Proposal is a Superior Proposal, but thereafter determines to make a Change in Colonial Recommendation or a Change in MAA Recommendation, as applicable, pursuant to this Section 7.4 with respect to an Acquisition Proposal, the foregoing procedures referred to in this Section 7.4(b)(iv) shall apply anew and shall also apply to any subsequent withdrawal, amendment or change with respect thereto.

(v) Notwithstanding anything in this Agreement to the contrary, in circumstances not involving or relating to an Acquisition Proposal, the Colonial Board or the MAA Board, as applicable, may make a Change in Colonial Recommendation or a Change in MAA Recommendation, as applicable, if and only if (A) a material development or change in circumstances has occurred or arisen after the date of this Agreement that was neither known to such Party nor reasonably foreseeable as of the date of this Agreement (and which change or development does not relate to an Acquisition Proposal), (B) the directors or trustees, as applicable, of the Party proposing to take such action have first reasonably determined in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with their duties under applicable Law, (C) four (4) Business Days (the “Intervening Event Notice Period”) shall have elapsed since the Party proposing to take such action has given a Notice of Recommendation Change to the other Party advising that the notifying Party intends to take such action and specifying in reasonable detail the reasons therefor, (D) during such four-Business-Day period, the notifying Party has considered and, at the reasonable request of the other Party, engaged in good faith discussions with such Party regarding, any adjustment or modification of the terms of this Agreement proposed by the other Party, and (E) the directors or trustees, as applicable, of the Party proposing to take such action, following such Intervening Event Notice Period, again reasonably determine in good faith (after consultation with outside legal counsel, and taking into account any adjustment or modification of the terms of this Agreement proposed by the other Party) that failure to do so would be inconsistent with their duties under applicable Law; provided, however, that in the event the Colonial Board or the MAA Board, as applicable, does not make a Change in Colonial Recommendation or a Change in MAA Recommendation, as applicable, following such four-Business-Day period, but thereafter determines to make a Change in Colonial Recommendation or a Change in MAA Recommendation, as applicable, pursuant to this Section 7.4 in circumstances not involving an Acquisition Proposal, the foregoing procedures referred to in this Section 7.4(b)(v) shall apply anew and shall also apply to any subsequent withdrawal, amendment or change.

(vi) Nothing contained in this Section 7.4 shall prohibit either Party or its Subsidiaries from taking and disclosing to its respective shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement, including Section 7.1(c) or (d), as applicable, and provided, further, that any such disclosure that addresses the approval, recommendation or declaration of advisability by the Colonial Board or the MAA Board, as applicable, with respect to this Agreement or an Acquisition Proposal shall be deemed to be a Change in Colonial Recommendation or Change in MAA Recommendation, as applicable, unless the Colonial Board or the MAA Board, as applicable, of such party, in connection with such communication publicly states that its recommendation with respect to this Agreement and the transactions contemplated hereby has not changed or refers to the prior recommendation of such party, without disclosing any Change in Colonial Recommendation or Change in MAA Recommendation, as applicable.

(c) For purposes of this Section 7.4 and this Agreement, “Superior Proposal” means a written bona fide Acquisition Proposal (except that, for purposes of this definition, the references in the definition of “Acquisition Proposal” to “twenty percent (20%)” shall be replaced by “fifty percent (50%)”) made by a Third Party on terms that the Colonial Board or the MAA Board, as applicable, determines in its good faith judgment, after consultation with outside legal counsel and financial advisors, taking into account all financial, legal, regulatory and any other aspects of the transaction described in such proposal and such other relevant factors (including, without limitation, the identity of the Person making such proposal, any break-up fees, expense reimbursement provisions, conditions to consummation and feasibility and certainty of consummation (including whether consummation is reasonably capable of being completed on a timely basis on the terms proposed), as well as any changes to the financial terms of this Agreement proposed by the other Party in response to such proposal or otherwise), would, if consummated, be more favorable to Colonial and its shareholders, or to MAA and its shareholders, as applicable, from a financial point of view than the transactions contemplated by this Agreement.

(d) Each of Colonial and MAA agrees that (i) it will and will cause its Subsidiaries, and its and their Representatives to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and (ii) it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal. Each of Colonial and MAA agrees that it will use its reasonable best efforts to promptly inform its and its Subsidiaries’ respective Representatives of the obligations undertaken in this Section 7.4.

(e)

(i) Notwithstanding any Change in Colonial Recommendation or Change in MAA Recommendation, as applicable, unless such Change in Colonial Recommendation or Change in MAA Recommendation, as applicable, is with respect to a Superior Proposal and this Agreement is terminated pursuant to Section 9.1, each of Colonial and MAA shall cause the adoption of this Agreement to be submitted to a vote of its respective shareholders at the Colonial Shareholder Meeting and the MAA Shareholder Meeting, respectively.

(ii) Without the prior written consent of each of Colonial and MAA (which shall not be unreasonably withheld, conditioned or delayed), or otherwise as set forth on Section 7.4(e)(ii) of the Colonial Disclosure Letter or MAA Disclosure Letter, adoption of this Agreement and approval of the Mergers and the other transactions contemplated hereby is the only matter, other than any say-on-golden parachute vote that may be required pursuant to Section 14A(b)(2) of the Exchange Act and Rule 14a-21(c) thereunder and a proposal to approve the adjournment of the Colonial Shareholders Meeting or the MAA Shareholders Meeting, as applicable, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the Colonial Shareholders Meeting or the MAA Shareholders Meeting, as applicable, to obtain the approval of Colonial’s shareholder or MAA’s shareholders, as applicable, which either Colonial or MAA, as applicable, shall propose to be acted on by its respective shareholders at the Colonial Shareholders Meeting or the MAA Shareholders Meeting, as applicable.

(iii) Notwithstanding anything to the contrary set forth in this Section 7.4 or elsewhere in this Agreement, if either Colonial or MAA, as applicable, receives a written Acquisition Proposal from any third Person following the date hereof, and not as a result of a violation of this Section 7.4, then Colonial or MAA, as applicable, or its respective Representatives, may contact such third Person in writing solely for the purpose of clarifying such Acquisition Proposal (the “Clarification Request”); provided, however, that Colonial shall deliver a copy of all Clarification Requests to MAA, and MAA shall deliver a copy of all Clarification Requests to Colonial, in each case concurrently with the delivery of such Clarification Requests to any third Person.

(f) References in this Section 7.4 to the Colonial Board or the MAA Board shall mean the board of trustees of Colonial or the board of directors of MAA, as applicable, or a duly authorized committee thereof.

(g) Neither party shall submit to the vote of its respective shareholders any Acquisition Proposal other than the Mergers prior to the termination of this Agreement.

Section 7.5 Public Announcements. Except with respect to any Change in Colonial Recommendation, Change in MAA Recommendation or any action taken by Colonial or the Colonial Board, or by MAA or the MAA Board, pursuant to and in accordance with Section 7.4, so long as this Agreement is an effect, the Parties hereto shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law, Order or the applicable rules of any stock exchange if for any reason it is not reasonably practicable to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement. The Parties have agreed upon the form of a joint press release announcing the Mergers and the execution of this Agreement and shall make such joint press release no later than one (1) Business Day following the date on which this Agreement is signed.

Section 7.6 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any additional rights that any manager, director, officer, trustee, agent, or fiduciary may have under any indemnification agreement or under the Colonial Declaration of Trust, the Colonial Bylaws, the Colonial LP Agreement or, if applicable, similar organizational documents or agreements of any Colonial Subsidiary (the “Organizational Documents”) from and after the Parent Merger Effective Time, MAA and MAA LP (the “Indemnifying Parties”), jointly and severally, shall: (i) indemnify and hold harmless each person who is at the date hereof, was previously, or during the period from the date hereof through the date of the Parent Merger Effective Time, serving as a manager, director, officer, trustee or fiduciary of Colonial or any of the Colonial Subsidiaries and acting in such capacity (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any Claim and any losses, claims, damages, liabilities, costs, Claim Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from such Claim; and (ii) promptly pay on behalf of or, within ten (10) Business Days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, any Claim Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Claim Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but subject to MAA’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such Claim Expenses if it is ultimately determined under applicable Laws or any of the Organizational Documents that such Indemnified Party is not entitled to be indemnified; provided, however, that none of the Indemnifying Parties shall be liable for any amounts paid in settlement effected without MAA’s prior written consent and shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single Claim except to the extent an Indemnified Party is advised by counsel that such Indemnified Party has conflicting interests with one or more other Indemnified Parties in the outcome of such action (in which event such Indemnified Party shall be entitled to engage separate counsel, the fees and expenses for which the Indemnifying Parties shall be liable); provided, further, that if, at any time prior to the sixth (6th) anniversary of the Partnership Merger Effective Time, any Indemnified Party delivers to MAA or MAA LP a written notice asserting that indemnification is required in accordance with this Section 7.6 with respect to a Claim, then the provisions for indemnification contained in this Section 7.6 with respect to such Claim shall survive the sixth (6th) anniversary of the Partnership Merger Effective Time until such time as such Claim is fully and finally resolved. The indemnification and advancement obligations of the Indemnifying Parties pursuant to this Section 7.6(a) shall extend to acts or omissions occurring at or before the Parent Merger Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement, the Mergers and the consummation of the other transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director, officer, trustee, employee, agent, or fiduciary of Colonial or any of the Colonial Subsidiaries after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 7.6(a): (x) the term “Claim” means any threatened, asserted, pending or completed Action or inquiry, whether civil, criminal, administrative, investigative or otherwise, including any arbitration or other alternative dispute resolution mechanism, and whether instituted by any Party hereto, any Governmental Authority or any other Person arising out of or pertaining to matters that relate to such Indemnified Party’s duties (including with respect to any acts or omissions occurring in connection with the approval of this Agreement, the Mergers and the consummation of the other transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto) or service as a manager, director, officer, trustee, employee, agent or fiduciary of Colonial or, any of the Colonial Subsidiaries or, to the extent such person is or was serving at the request or for the benefit of Colonial or any of the Colonial Subsidiaries, any other entity or any Employee Benefit Plan maintained by any of the foregoing at or prior to the Parent Merger Effective Time; and (y) the term “Claim Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim, including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party as contemplated in this Section 7.6. No Indemnifying Party shall settle, compromise or consent to the entry of any judgment in, or seek termination with respect to, any actual or threatened Claim in respect of which indemnification may be sought by an Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Parties from all liability arising out of such Claim. No Indemnified Party shall be liable for any amounts paid in any settlement effected without its prior express written consent.

(b) Without limiting the foregoing, MAA agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Parent Merger Effective Time now existing in favor of the current or former trustees, directors, officers, agents or fiduciaries of Colonial or any of the Colonial Subsidiaries as provided in the Organizational Documents and indemnification agreements of Colonial shall survive the Parent Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years from the Parent Merger Effective Time, (i) MAA shall and shall cause the MAA Subsidiaries (including MAA LP) to honor and fulfill in all respects the obligations of MAA and the MAA Subsidiaries (including MAA LP) to the Indemnified Parties under the Organizational Documents and any indemnification agreement of Colonial or any Colonial Subsidiary entered into prior to the Partnership Merger Effective Time and (ii) the MAA charter and bylaws and the limited partnership agreement of MAA LP and the organizational documents of any applicable Colonial Subsidiary shall contain provisions no less favorable with respect to indemnification and limitations on liability of directors and officers than are set forth in the Organizational Documents, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Parent Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Parent Merger Effective Time, were directors, officers, trustees, agents or fiduciaries of Colonial or any of the Colonial Subsidiaries, unless such modification shall be required by applicable Law and then only to the minimum extent required by applicable Law.

(c) Prior to the Partnership Merger Effective Time, Colonial shall purchase, and MAA shall cause to be maintained in full force and effect (and the obligations under to be honored), during the six (6) year period beginning on the date of the Partnership Merger Effective Time, a “tail” prepaid insurance policy or policies (which policy or policies by their respective express terms shall survive the Mergers), of at least the same coverage and amounts and containing terms and conditions that are no less favorable to the directors, officers, agents or fiduciaries of Colonial or any of the Colonial Subsidiaries as Colonial’s and the Colonial Subsidiaries’ existing policy or policies, for the benefit of the current and former trustees, directors, officers, agents or fiduciaries of Colonial and each Colonial Subsidiary with a claims period of six (6) years from the Partnership Merger Effective Time with respect to directors’ and officers’ liability insurance for Claims arising from facts or events that occurred on or prior to the Partnership Merger Effective Time; provided, however, that in no event shall the aggregate premium payable for such “tail” insurance policy for its entire period exceed an amount per year of coverage equal to 300% of the current annual premium paid by Colonial for such insurance (such amount being the “Maximum Premium”). If Colonial is unable to obtain the “tail” insurance described in the first sentence of this Section 7.6(c) for an amount equal to or less than the Maximum Premium, Colonial shall be entitled to obtain as much comparable “tail” insurance as possible for an amount equal to the Maximum Premium. If Colonial is unable to purchase such “tail” insurance contemplated in the two preceding sentences, MAA shall, at Colonial’s request, purchase, and maintain in full force and effect (and honor the obligations under), during the six (6) year period beginning on the date of the Partnership Merger Effective Time, a “tail” insurance policy from one or more insurance carriers believed to be sound and reputable with respect to directors’ and officers’ liability insurance and fiduciary liability insurance of at least the same coverage and amounts and containing terms and conditions no less favorable to directors, officers, agents, or fiduciaries of Colonial or any of the Colonial Subsidiaries as Colonial or any of the Colonial Subsidiaries’ existing policy or policies for the benefit of the current and former directors, officers, agents or fiduciaries of Colonial or any Colonial Subsidiary with a claims period of six (6) years from the Partnership Merger Effective Time; provided, however, that in no event shall MAA be required to pay more than the Maximum Premium as the aggregate premium for such “tail” insurance policies for its entire period, in which case MAA will obtain as much comparable “tail” insurance as possible for an amount equal to the Maximum Premium.

(d) If any of MAA, MAA LP or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving company, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of MAA or MAA LP, as applicable, shall assume the obligations set forth in this Section 7.6.

(e) MAA shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 7.6; provided, however, that such Indemnified Person provides an undertaking to repay such expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Person is not legally entitled to indemnification under Law.

(f) The provisions of this Section 7.6 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Person (who are intended to be third party beneficiaries of this Section 7.6), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of MAA and Colonial, and shall not be amended in a manner that is adverse to the Indemnified Person (including his or her successors, assigns and heirs) without the prior written consent of the Indemnified Person (including the successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section 7.6 shall be in addition to, and not in substitution for, any other rights to indemnification or exculpation which an Indemnified Person is entitled, whether pursuant to applicable Law, contract or otherwise.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Colonial or any of the Colonial Subsidiaries for any of their respective trustees, directors, managers, officers or other employees, it being understood and agreed that (i) the indemnification provided for in this Section 7.6 is not prior to or in substitution for any such claims under such policies; (ii) the indemnification provided by Colonial, MAA and MAA LP under this Section 7.6 with respect to any Claim shall be specifically excess of any valid and collectible insurance available to such Persons for such Claim; and (iii) to the extent that any Indemnified Party receives any payment with respect to a Claim under any insurance maintained by Colonial, MAA or MAA LP after payment by Colonial, MAA or MAA LP of any amounts with respect to indemnification provided for in this Section 7.6, such Indemnified Party shall promptly pay the duplicative portion of such insurance payment to Colonial, MAA or MAA LP, as applicable.

Section 7.7 Appropriate Action; Consents

(a) Subject to the terms and conditions set forth in this Agreement, each of Colonial and MAA shall, and shall cause the Colonial Subsidiaries and the MAA Subsidiaries, respectively, to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article VIII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Persons (other than Governmental Authorities, which are addressed in Section 7.3) necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement, (iii) subject to Section 7.8(e), the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, so as to enable the Closing to occur as soon as reasonably possible, and (iv) the execution and delivery of any additional instruments necessary to consummate the Mergers and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

(b) In connection with and without limiting the foregoing, each of MAA and Colonial shall use its reasonable best efforts to give (or shall cause the MAA Subsidiaries or the Colonial Subsidiaries, respectively, use its reasonable best efforts to give) any notices to third parties, and each of MAA and Colonial shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any third party consents not covered by Section 7.7(a) that are necessary, proper or advisable to consummate the Mergers and the other transactions contemplated by this Agreement.

Section 7.8 Notification of Certain Matters; Transaction Litigation.

(a) The Colonial Parties shall give prompt notice to the MAA Parties, and the MAA Parties shall give prompt notice to the Colonial Parties, of any notice or other communication received by such Party from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement such that the failure to obtain such consent would result in a failure of the condition in Section 8.1(e).

(b) The Colonial Parties shall give prompt notice to the MAA Parties, and the MAA Parties shall give prompt notice to the Colonial Parties, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Without limiting the foregoing, the Colonial Parties shall give prompt notice to the MAA Parties, and the MAA Parties shall give prompt notice to the Colonial Parties, if, to the Knowledge of such Party, the occurrence of any state of facts, change, development, event or condition would cause, or would reasonably be expected to cause, any of the conditions to Closing set forth herein not to be satisfied or satisfaction to be materially delayed.

(c) Notwithstanding anything to the contrary in this Agreement, the failure by the Colonial Parties or the MAA Parties to provide notice under Section 7.8(a), Section 7.8(b) or Section 7.8(d) shall not constitute a breach of covenant for purposes of Section 8.2(b) or Section 8.3(b).

(d) Each of the Parties hereto agrees to give prompt written notice to the other Parties upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the other Colonial Subsidiaries or the other MAA Subsidiaries, respectively, which could reasonably be expected to have, individually or in the aggregate, a Colonial Material Adverse Effect or a MAA Material Adverse Effect, as the case may be.

(e) The Colonial Parties shall give prompt notice to the MAA Parties, and the MAA Parties shall give prompt notice to the Colonial Parties, of any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving such Party or any of the other Colonial Subsidiaries or the other MAA Subsidiaries, respectively, which relates to this Agreement, the Mergers or the other transactions contemplated by this Agreement. The Colonial Parties shall give the MAA Parties the opportunity to reasonably participate in the defense and settlement of any litigation against the Colonial Parties and/or their trustees relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without MAA’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The MAA Parties shall give the Colonial Parties the opportunity to reasonably participate in the defense and settlement of any litigation against the MAA Parties and/or their directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Colonial’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.9 OP Merger Sub; Pending Closing.

(a) MAA and MAA LP shall take all actions necessary to ensure that, prior to the Partnership Merger Effective Time, OP Merger Sub shall not conduct any business or make any investments or incur or guarantee any Indebtedness other than as specifically contemplated by this Agreement.

(b) Between the Partnership Effective Time and the Parent Merger Effective Time, Colonial shall not take any action or conduct any business of any nature whatsoever other than as specifically contemplated by this Agreement (including without limitation, Section 7.11 hereof) and as necessary to effect the Parent Merger.

Section 7.10 Section 16 Matters. Prior to the Partner Merger Effective Time, Colonial and MAA shall, as applicable, take all such steps to cause any dispositions of Colonial Common Shares (including derivative securities with respect to Colonial Common Shares) or acquisitions of MAA Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Colonial to be exempt under Rule 16b-3 promulgated under the Exchange Act. Upon request, Colonial shall promptly furnish MAA with all requisite information for MAA to take the actions contemplated by this Section 7.10.

Section 7.11 Certain Tax Matters.

(a) Each of MAA and Colonial shall use their respective commercially reasonable efforts (before and, as relevant, after the Parent Merger Effective Time) to cause the Parent Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Provided Colonial shall have received the opinion of counsel referred to in Section 8.3(f) and MAA shall have received the opinion of counsel referred to in Section 8.2(f), the Parties shall treat the Parent Merger as a “reorganization” under Section 368(a) of the Code and no Party shall take any position for tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b) MAA and Colonial shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. Subject to Section 3.5(c)(iii), from and after the Partnership Merger Effective Time, MAA and MAA LP (or Colonial LP) shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of Colonial Common Shares or Colonial OP Units, all Transfer Taxes.

(c) The Parties agree and acknowledge that the income, assets, and operations of MAA LP and certain MAA Subsidiaries will affect the ability of Colonial to qualify as a REIT for its taxable year ending at the Parent Merger Effective Time. The Parties shall cooperate (and shall cause their Affiliates, agents, and advisors to cooperate) and to take such actions (or, as applicable, refrain from taking actions) as reasonably deemed necessary by Colonial or MAA to permit Colonial to qualify as a REIT for its taxable year ending at the Parent Merger Effective Time including, without limiting the foregoing, filing elections to treat each corporation in which Colonial acquires an interest as a result of the Partnership Merger as a Taxable REIT Subsidiary of Colonial on or prior to the Closing Date of the Parent Merger.

Section 7.12 Voting of Shares; Voting of MAA OP Units.

(a) MAA shall vote all Colonial Common Shares beneficially owned by it or any of the MAA Subsidiaries as of the record date for the Colonial Shareholder Meeting, if any, in favor of approval of the Parent Merger. Colonial shall vote all shares of MAA Common Stock beneficially owned by it or any of the Colonial Subsidiaries as of the record date for the MAA Shareholder Meeting, if any, in favor of approval of the Parent Merger and issuance of the MAA Common Stock to be issued in the Parent Merger.

(b) MAA shall vote all MAA OP Units beneficially owned by it or any of the MAA Subsidiaries, if any, in favor of the MAA Partner Approval.

Section 7.13 Termination of Colonial Equity Incentive Plans, Colonial DRIP and Colonial ESPP.

(a) Prior to the Partnership Merger Effective Time, the Colonial Board shall adopt such resolutions or take such other actions as may be required by the Colonial Equity Incentive Plans no later than immediately prior to the Partnership Merger Effective Time to effect the intent of Article III hereof.

(b) The Colonial Board shall adopt such resolutions or take such other actions as may be required to terminate the Colonial DRIP, effective prior to the Partnership Merger Effective Time, and ensure that no purchase or other rights under the Colonial DRIP enable the holder of such rights to acquire any interest in MAA or any MAA Subsidiary as a result of such purchase or the exercise of such rights at or after the Partnership Merger Effective Time.

(c) The Colonial Board shall adopt such resolutions or take such other actions as may be required to provide that with respect to the Colonial ESPP: (A) participants in the Colonial ESPP (“ESPP Participants”) may not increase their payroll deductions under the Colonial ESPP from those in effect on the date of this Agreement; (B) no new ESPP Participants may commence participation in the Colonial ESPP following the date of this Agreement; (C) all participation in and purchases under the Colonial ESPP shall be suspended effective as of June 30, 2013 (the “ESPP Suspension Date”), such that the offering period in effect as of the date of this Agreement will be the final offering period under the Colonial ESPP until otherwise determined by the MAA Board after the Partnership Merger Effective Time; and (D) with respect to any offering period under the Colonial ESPP in effect as of the date of the Agreement, Colonial shall ensure that such offering period ends at the ESPP Suspension Date and that each ESPP Participant’s accumulated contributions for such offering period are applied to the purchase of Colonial Common Shares in accordance with the terms of the Colonial ESPP unless the ESPP Participant has previously withdrawn from such offering period in accordance with the terms of the Colonial ESPP. Any cash remaining in the Colonial ESPP after purchases occurring on the ESPP Suspension Date shall be refunded to Colonial ESPP participants promptly following the ESPP Suspension Date.

(d) If requested by MAA, Colonial shall (or shall cause each applicable Colonial Subsidiary to) terminate each Colonial Employee Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code as of the day prior to the Closing Date (but contingent upon the occurrence of the Mergers) and adopt all required compliance amendments pursuant to written resolutions, the form and substance of which shall be reasonable satisfactory to MAA.

Section 7.14 Governance.

(a) Prior to the Partnership Merger Effective Time, the MAA Board shall adopt resolutions (subject to and effective immediately following the Partnership Merger Effective Time), and the MAA Board shall take all other actions necessary so that, effective immediately following the Partnership Merger Effective Time, the number of directors that will comprise the full MAA Board shall be 12 as set forth in, and in accordance with, Section 2.5. The current chairman of the MAA Board shall remain chairman of the MAA Board after the Partnership Merger Effective Time. After the Partnership Merger Effective Time, the headquarters of MAA will remain at MAA’s current headquarters in Memphis, Tennessee, and the NYSE ticker symbol of MAA will remain MAA’s current NYSE ticker symbol of “MAA”.

(b) By written notice to MAA within two weeks from the date hereof, Colonial shall designate the Colonial Designees to be appointed to the MAA Board pursuant to, and in accordance with, Section 2.5; provided, that (1) Thomas H. Lowder shall be a Colonial Designee, and (2) each other Colonial Designee shall be one of the current Colonial trustees listed on Section 7.14 of the Colonial Disclosure Letter.

Section 7.15 Tax Representation Letters.

(a) The Colonial Parties shall (i) use their reasonable best efforts to obtain or cause to be provided, as appropriate, the opinions of counsel referred to in Section 8.2(e) and Section 8.3(f), (ii) deliver to Hogan Lovells US LLP, counsel to Colonial, and Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, counsel to MAA, or other counsel described in Section 8.2(e) and Section 8.3(e), respectively, a tax representation letter, dated as of the effective date of the Form S-4 (as relevant) and the Closing Date and signed by an officer of Colonial and Colonial LP, in form and substance as set forth in Exhibit F, which such representations shall be subject to such changes or modifications from the language set forth on such exhibit as may be deemed necessary or appropriate by Hogan Lovells US LLP (or such Colonial counsel rendering such opinion) or Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (or such other MAA counsel rendering such opinion) and shall be reasonably acceptable to and approved by MAA or Colonial, respectively (in either case, which approval shall not be unreasonably conditioned, withheld or delayed), containing representations of the Colonial Parties for purposes of rendering the opinions described in Section 8.2(e) and Section 8.3(e) (and any similar opinion dated as of the effective date of the Form S-4), and (iii) deliver to Goodwin Procter LLP, counsel to MAA, and Hogan Lovells US LLP, counsel to Colonial, or other counsel described in Section 8.2(f) and Section 8.3(f), respectively, tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of Colonial and Colonial LP, in form and substance as shall be mutually agreeable to Colonial and MAA, containing representations of the Colonial Parties as shall be reasonably necessary or appropriate to enable Goodwin Procter LLP to render an opinion on the effective date of the Form S-4 and on the

Closing Date, as described in Section 8.2(f), respectively, and Hogan Lovells US, LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 8.3(f), respectively.

(b) The MAA Parties shall (i) use their reasonable best efforts to obtain or cause to be provided, as appropriate, the opinions of counsel referred to in Section 8.2(f) and Section 8.3(e), (ii) (A) deliver to Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, counsel to MAA, or other counsel described in Section 8.2(e) (and any similar opinion dated as of the effective date of the Form S-4), a tax representation letter, dated as of the effective date of the Form S-4 and the Closing Date and signed by an officer of MAA and MAA LP, in form and substance as set forth in Exhibit G-1, containing representations of the MAA Parties for purposes of rendering the opinion described in Section 8.3(e), and (B) to deliver to Hogan Lovells US LLP, counsel to Colonial, or other counsel described in Section 8.2(e), a tax representation letter, dated as of the Closing Date and signed by an officer of MAA and MAA LP, in form and substance as set forth in Exhibit G-2, containing representations of the MAA Parties for purposes of rendering the opinion described in Section 8.2(e), which such representations in Exhibits G-1 and G-2 shall be subject to such changes or modifications from the language set forth on such exhibit as may be deemed necessary or appropriate by Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (or such other MAA counsel rendering such opinion) or by Hogan Lovells US LLP (or such counsel rendering the opinion) and shall be reasonably acceptable to and approved by Colonial, in the case of Exhibit G-1, and MAA, in the case of Exhibit G-2 (in either case, which approval shall not be unreasonably conditioned, withheld or delayed), and (iii) deliver to Goodwin Procter LLP, counsel to MAA, and Hogan Lovells US LLP, counsel to Colonial, or other counsel described in Section 8.2(f) and Section 8.3(f), respectively, tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of MAA and MAA LP, in form and substance as shall be mutually agreeable to Colonial and MAA, containing representations of the MAA Parties as shall be reasonably necessary or appropriate to enable Goodwin Procter LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 8.2(f), respectively, and Hogan Lovells US, LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 8.3(f), respectively.

Section 7.16 Dividends. In the event that a distribution with respect to the Colonial Common Shares permitted under the terms of this Agreement has (i) a record date prior to the Partnership Merger Effective Time and (ii) has not been paid as of the Partnership Merger Effective Time, the holders of Colonial Common Shares and Colonial OP Units shall be entitled to receive such distribution from Colonial (or Colonial LP, as applicable) immediately prior to the time such shares are exchanged pursuant to Article III of this Agreement.

Section 7.17 Employment Matters.

(a) During the period commencing on the Closing and ending on the date that is twelve (12) months after the Closing (or if earlier, the date of the employee’s termination of employment with MAA and the MAA Subsidiaries (including Colonial LP and MAA LP)), MAA shall, and shall cause each MAA Subsidiary (including Colonial LP and MAA LP), as applicable, to, provide each individual who is an employee of Colonial or any Colonial Subsidiary immediately prior to the Closing and who remains employed by Colonial, any Colonial Subsidiary, MAA or any MAA Subsidiary (including Colonial LP and MAA LP) immediately following the Closing (each a “Continuing Employee” and collectively, the “Continuing Employees”) with (i) an aggregate annual base salary and target bonus opportunity (excluding equity-based compensation) at least equal to that provided by Colonial and the Colonial Subsidiaries immediately prior to the Closing, (ii) severance payments and benefits that are no less favorable to those provided by Colonial and the Colonial Subsidiaries immediately prior to the closing, and (iii) all other compensation and benefits, that are, in the aggregate, no less favorable than those provided to similarly situated employees of MAA or the MAA Subsidiary, as applicable, immediately following the Closing.

(b) MAA shall, and shall cause the MAA Subsidiaries (including Colonial LP and MAA LP) to, provide credit for each Continuing Employee’s length of service with Colonial and the Colonial Subsidiaries (as well as service with any predecessor employer of Colonial or any Colonial Subsidiary) for all purposes

(including eligibility, vesting and benefit level, but not for purposes of any benefit accrual under any defined benefit pension plan) under each plan, program, policy, agreement or arrangement of MAA or the MAA Subsidiaries (including Colonial LP and MAA LP) (including vacation, paid time-off and severance arrangements) to the same extent that such service was recognized under a similar plan, program, policy, agreement or arrangement of Colonial or any Colonial Subsidiary, except that no such prior service credit will be required or provided to the extent that (i) it results in a duplication of benefits, or (ii) such service was not recognized under the corresponding Colonial Employee Benefit Plan.

(c) To the extent permitted by applicable Law, MAA shall cause each MAA Employee Benefit Plan in which any Continuing Employee participates that provides health or welfare benefits to (i) waive all limitations as to preexisting conditions, exclusions, waiting periods and service conditions with respect to participation and coverage requirements applicable to Continuing Employees, other than limitations applicable under the corresponding Colonial Employee Benefit Plan or to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Colonial Employee Benefit Plan and (ii) honor any payments, charges and expenses of Continuing Employees (and their eligible dependents) that were applied toward the deductible and out-of-pocket maximums under the corresponding Colonial Employee Benefit Plan in satisfying any applicable deductibles, out-of-pocket maximums or co-payments under a corresponding Colonial Buyer Benefit Plan during the calendar year in which the Closing occurs.

(d) Nothing in this Section 7.17 shall (i) confer any rights upon any Person, including any Continuing Employee or former employee of Colonial or the Colonial Subsidiaries, other than the parties to this Agreement and their respective successors and permitted assigns, (ii) constitute or create an employment agreement or create any right in any Continuing Employee or any other Person to any continued employment or service with or for Colonial, the Colonial Subsidiaries, MAA, or the MAA Subsidiaries, or to any compensation or benefits of any nature or kind whatsoever, (iii) constitute or be treated as an amendment, modification, adoption, suspension or termination of any employee benefit plan, program, policy, agreement or arrangement of Colonial, the Colonial Subsidiaries, MAA, or the MAA Subsidiaries, or (iv) alter or limit the ability of Colonial, the Colonial Subsidiaries, MAA, or the MAA Subsidiaries to amend, modify or terminate any benefit plan, program, policy, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

Section 7.18 Transfer of Assets. Prior to the Partnership Merger Effective Time, MAA shall transfer, or cause the transfer of, the real property assets listed on Section 7.18 of the MAA Disclosure Letter to MAA LP (or to a subsidiary of MAA LP) such that (i) all of the interests owned by MAA, directly or indirectly, in the assets listed on Section 5.18(a) of the MAA Disclosure Letter shall be owned by MAA LP, directly or indirectly, at the Partnership Merger Effective Time, and in connection with such transfer, MAA LP shall issue additional MAA OP Units to MAA and (ii) following completion of the transfer of such real property assets, MAA shall not directly own any assets other than partnership interests in MAA LP or as permitted under the Amended Partnership Agreement.

Section 7.19 Registration Rights Agreements. At the Closing, Colonial and Colonial LP shall assign and MAA and MAA LP shall assume by appropriate instrument the Registration Rights Agreements set forth in Section 7.19(a) of the Colonial Disclosure Letter, subject to applicable Law; provided, that no such assumption shall be required if the issuance of New MAA OP Units and the shares of MAA Common Stock into which such New MAA OP Units may be exchanged pursuant to the terms of the Amended Partnership Agreement has been registered under the Securities Act.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.1 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of the Parties to this Agreement to effect the Mergers and to consummate the other transactions contemplated by this

Agreement on the Closing Date are subject to the satisfaction or (to the extent permitted by Law) waiver by each of the Parties at or prior to the Partnership Merger Effective Time of the following conditions:

(a) Shareholder Approvals. Each of the Colonial Shareholder Approval, the MAA Shareholder Approval and the MAA Partner Approval shall have been obtained.

(b) Registration Statement. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened by the SEC and not withdrawn.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers or any of the other transactions contemplated by this Agreement shall be in effect.

(d) Listing. The shares of MAA Common Stock to be issued in the Parent Merger shall have been approved for listing on the NYSE, subject to official notice of issuance, at, or prior to, the Closing.

(e) Third Party Consents. The consents and approvals set forth in Section 8.1(e) of the MAA Disclosure Letter shall have been obtained and shall be in full force and effect, and all conditions to such consents shall be satisfied, except where the failure to obtain any such consent, or for any such consent to be in full force and effect or any conditions applicable thereto not to be satisfied, would not be reasonably likely to, individually or in the aggregate, have a Colonial Material Adverse Effect or MAA Material Adverse Effect.

Section 8.2 Conditions to Obligations of the MAA Parties. The obligations of the MAA Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by MAA, at or prior to the Partnership Merger Effective Time, of the following additional conditions:

(a) Representations and Warranties. The representations and warranties set forth in Section 4.3(a) (Capital Structure) (except the first two sentences), Section 4.4 (Authority) and Section 4.22 (Vote Required), shall be true and correct in all material respects as of the date of this Agreement and as of the Partnership Merger Effective Time, as though made as of the Partnership Merger Effective Time, (ii) the representations and warranties set forth in the first two sentences of Section 4.3(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Partnership Merger Effective Time, as though made as of the Partnership Merger Effective Time, and (iii) each of the other representations and warranties of the Colonial Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Partnership Merger Effective Time, as though made as of the Partnership Merger Effective Time, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Colonial Material Adverse Effect” qualifications set forth therein) would not reasonably be expected to have, individually or in the aggregate, a Colonial Material Adverse Effect.

(b) Performance of Covenants and Obligations of the Colonial Parties. Each Colonial Party shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Partnership Merger Effective Time.

(c) Delivery of Certificates. Colonial shall have delivered to MAA a certificate, dated the date of the Closing and signed by its chief executive officer or chief financial officer on behalf of the Colonial Parties, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(d) have been satisfied.

(d) Material Adverse Change. On the Closing Date, there shall not exist any event, change, or occurrence arising after the date of this Agreement that, individually, or in the aggregate, constitutes a Colonial Material Adverse Effect.

(e) Opinion Relating to REIT Qualification. MAA shall have received the written opinion of Hogan Lovells US LLP (or other Colonial counsel reasonably acceptable to MAA), dated as of the Closing Date and in the form attached hereto as Exhibit H, to the effect that for all taxable periods commencing with its taxable year ended December 31, 2004 and ending with its taxable year that ends with the Parent Merger, Colonial has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code (which opinion shall be based upon the representation letters described in Section 7.15(a)(ii) and Section 7.15(b)(ii)(B)).

(f) Section 368 Opinion. MAA shall have received the written opinion of Goodwin Procter LLP (or other counsel reasonably satisfactory to MAA), dated as of the Closing Date and in the form set forth in Exhibit J, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion and in a full form customary for similar transactions and reasonably satisfactory to Colonial, the Parent Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel shall rely upon the tax representation letters described in Section 7.15(a)(iii) and Section 7.15(b)(iii).

(g) Dissenting Shares. No more than 15% of the outstanding Colonial Common Shares as of the Closing shall be Dissenting Shares.

Section 8.3 Conditions to Obligations of the Colonial Parties. The obligations of the Colonial Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Colonial, at or prior to the Partnership Merger Effective Time, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties set forth in Section 5.3(a) (Capital Structure) (except the first two sentences), Section 5.4 (Authority), and Section 5.22 (Vote Required), shall be true and correct in all material respects as of the date of this Agreement and as of the Partnership Merger Effective Time, as though made as of the Partnership Merger Effective Time, (ii) the representations and warranties set forth in the first two sentences of Section 5.3(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Partnership Merger Effective Time, as though made as of the Partnership Merger Effective Time, and (iii) each of the other representations and warranties of the Partnership Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Partnership Merger Effective Time, as though made as of the Partnership Merger Effective Time, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “MAA Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a MAA Material Adverse Effect.

(b) Performance of Covenants or Obligations of the MAA Parties. Each MAA Party shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Partnership Merger Effective Time.

(c) Delivery of Certificates. MAA shall have delivered to Colonial a certificate, dated the date of the Closing and signed by its chief executive officer or chief financial officer on behalf of the MAA Parties, certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(d) have been satisfied.

(d) Material Adverse Change. On the Closing Date, there shall not exist any event, change or occurrence arising after the date of this Agreement that, individually or in the aggregate, constitutes a MAA Material Adverse Effect.

(e) Opinion Relating to REIT Qualification. Colonial shall have received the written opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (or other MAA counsel reasonably satisfactory to Colonial), dated as of the Closing Date in the form attached hereto as Exhibit I, to the effect that for all taxable periods commencing with its taxable year ended December 31, 2004, MAA has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and that its past, current and intended future organization and operations will permit MAA to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the Parent Merger Effective Time and thereafter (which opinion shall be based upon the representation letters described in Section 7.15(a)(ii) and Section 7.15(b)(ii)(A)).

(f) Section 368 Opinion. Colonial shall have received the written opinion of Hogan Lovells US LLP (or other counsel reasonably satisfactory to Colonial), dated as of the Closing Date and in the form set forth in Exhibit K, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion and in a full form customary for similar transactions and reasonably satisfactory to MAA, the Parent Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel shall rely upon the tax representation letters described in Section 7.15(a)(iii) and Section 7.15(b)(iii).

(g) Transfer of Assets. MAA shall have effected, or shall have otherwise caused to be effected, the transfer of assets described in Section 7.18 prior to the Partnership Merger Effective Time.

ARTICLE IX

TERMINATION AND AMENDMENT

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Partnership Merger Effective Time, by action taken or authorized by the MAA Board or Colonial Board, as applicable, as follows:

(a) by mutual consent of MAA and Colonial in a written instrument;

(b) by either MAA or Colonial, upon written notice to the other Party, if any Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining or otherwise prohibiting the Mergers, and such order, decree, ruling or other action has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, such action;

(c) by either MAA or Colonial, upon written notice to the other Party, if the Mergers shall not have been consummated on or before 5:00 p.m. (New York time) on December 31, 2013 (such date and time referred to as the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Mergers to occur on or before such date;

(d) by either MAA or Colonial, upon written notice to the other Party, if there shall have been a breach by the other Party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other Party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure to be satisfied of a condition set forth in Section 8.2(a) or (b) or Section 8.3(a) or (b), as the case may be, unless such breach is reasonably capable of being cured, and the other Party shall continue to use its reasonable best efforts to cure such breach, prior to the Outside Date; provided, that a Party shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if such Party is then in breach of any of its own respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 8.2(a) or (b) or Section 8.3(a) or (b), as the case may be, would not be satisfied;

(e) by either MAA or Colonial, if the MAA Shareholder Approval or Colonial Shareholder Approval shall not have been obtained upon a vote taken thereon at the duly convened MAA Shareholders Meeting or Colonial Shareholders Meeting, as the case may be; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to MAA where a failure to obtain the MAA Shareholder Approval was primarily caused by any action or failure to act of a MAA Party that constitutes a material breach of its obligations under Section 7.1 or Section 7.4, and the right to terminate this Agreement under this Section 9.1(e) shall not be available to Colonial where a failure to obtain the Colonial Shareholder Approval was primarily caused by any action or failure to act of a Colonial Party that constitutes a material breach of its obligations under Section 7.1 or Section 7.4;

(f) by Colonial, by written notice to MAA:

(i) at any time prior to the receipt of the Colonial Shareholder Approval in order to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with Section 7.4; provided, however, that this Agreement may not be so terminated unless the payment required by Section 9.3(a)(v) is made in full to MAA substantially concurrently with the occurrence of such termination and the entry into such Acquisition Agreement with respect to such Superior Proposal, and in the event that such Acquisition Agreement is not substantially concurrently entered into and such payment is not concurrently made, such termination shall be null and void; or

(ii) if (x) the MAA Board shall have made a Change in MAA Recommendation (provided that Colonial’s right to terminate this Agreement pursuant to this Section 9.1(f)(ii) in respect of a Change in MAA Recommendation shall expire ten (10) Business Days after the date on which Colonial receives notice from MAA of such Change in MAA Recommendation) or (y) the MAA Parties shall have materially breached any of their obligations under Section 7.4 (other than any immaterial or inadvertent breaches thereof not intended to result in an Acquisition Proposal);

(g) by MAA, by written notice to Colonial:

(i) at any time prior to the receipt of the MAA Shareholder Approval in order to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with Section 7.4; provided, however, that this Agreement may not be so terminated unless the payment required by Section 9.3(a)(vii) is made in full to Colonial substantially concurrently with the occurrence of such termination and the entry into such Acquisition Agreement with respect to such Superior Proposal, and in the event that such Acquisition Agreement is not substantially concurrently entered into and such payment is not concurrently made, such termination shall be null and void;

(ii) if (x) the Colonial Board shall have made a Change in Colonial Recommendation (provided that MAA’s right to terminate this Agreement pursuant to this Section 9.1(g)(ii) in respect of a Change in Colonial Recommendation shall expire ten (10) Business Days after the date on which MAA receives notice from Colonial of such Change in Colonial Recommendation) or (y) the Colonial Parties shall have materially breached any of their obligations under Section 7.4 (other than any immaterial or inadvertent breaches thereof not intended to result in an Acquisition Proposal);

(h) by either MAA or Colonial, if the MAA Partner Approval shall not have been obtained prior to, or contemporaneously with, the MAA Shareholder Meeting; provided, however, that the right to terminate this

Agreement under this Section 9.1(h) shall not be available to MAA where a failure to obtain the MAA Partner Approval was primarily caused by any action or failure to act of a MAA Party that constitutes a material breach of this Agreement.

Section 9.2 Effect of Termination.

(a) In the event that this Agreement is terminated pursuant to Section 9.1, written notice thereof shall be given to the other Party or Parties, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and subject to compliance with Section 9.3, this Agreement shall forthwith become null and void and of no further force or effect whatsoever without liability on the part of any Party hereto, and all rights and obligations of any Party hereto shall cease; provided, however, that, notwithstanding anything in the foregoing to the contrary (a) no such termination shall relieve any Party hereto of any liability or damages resulting from or arising out of fraud or any intentional breach of this Agreement; and (b) the Confidentiality Agreement, Section 7.2(b), this Section 9.2, Section 9.3, Article X (other than Section 10.1) and the definitions of all defined terms appearing in such sections shall survive any termination of this Agreement pursuant to Section 9.1. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made. For purposes of the foregoing, “intentional breach” shall mean a material breach that is a consequence of an act knowingly undertaken by the breaching Party with the intent of causing a breach of this Agreement.

Section 9.3 Termination Fees and Expense Amount.

(a) If, but only if, this Agreement is terminated:

(i) by either MAA or Colonial pursuant to Section 9.1(c), Section 9.1(e) or Section 9.1(h), or by Colonial pursuant to Section 9.1(d), and MAA (x) receives or has received a bona fide Acquisition Proposal with respect to MAA after the date of this Agreement, which proposal has been publicly announced prior to the date of the MAA Shareholder Meeting (with respect to a termination under Section 9.1(e) or Section 9.1(h)) or prior to the termination of this Agreement (with respect to a termination under Section 9.1(c) or Section 9.1(d)), and (y) within twelve (12) months of the termination of this Agreement, consummates a transaction regarding, or executes a definitive agreement which is later consummated with respect to, an Acquisition Proposal, then MAA shall pay, or cause to be paid, to Colonial a fee equal to the Termination Fee plus, if not previously paid pursuant to Section 9.3(a)(iv) below, the Expense Amount, by wire transfer of same day funds to an account designated by Colonial, not later than the consummation of such transaction arising from such Acquisition Proposal; provided, however, that for purposes of this Section 9.3(a)(i), the references to “twenty percent (20%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”;

(ii) by either MAA or Colonial pursuant to Section 9.1(c) or Section 9.1(e) or by MAA pursuant to Section 9.1(d) and Colonial (x) receives or has received a bona fide Acquisition Proposal with respect to Colonial, which proposal has been publicly announced prior to the date of the Colonial Shareholder Meeting (with respect to a termination under Section 9.1(e)) or prior to the termination of this Agreement (with respect to a termination under Section 9.1(c) or Section 9.1(d)) and (y) within twelve (12) months of the termination of this Agreement, consummates a transaction regarding, or executes a definitive agreement which is later consummated with respect to, an Acquisition Proposal, then Colonial shall pay, or cause to be paid, to MAA the Termination Fee plus, if not previously paid pursuant to Section 9.3(a)(v) below, the Expense Amount, by wire transfer of same day funds to an account designated by MAA, not later than the consummation of such transaction arising from such Acquisition Proposal; provided, however, that for purposes of this Section 9.3(a)(ii), the references to “twenty percent (20%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”;

(iii) by either MAA or Colonial pursuant to Section 9.1(e) because the MAA Shareholder Approval shall not have been obtained, by either MAA or Colonial pursuant to Section 9.1(h) because the MAA

Partner Approval shall not have been obtained, or by Colonial pursuant to Section 9.1(d), then MAA shall pay, or cause to be paid, to Colonial the Expense Amount (by wire transfer to an account designated by Colonial) within two (2) Business Days of such termination;

(iv) by either MAA or Colonial pursuant to Section 9.1(e) because the Colonial Shareholder Approval shall not have been obtained, or by MAA pursuant to Section 9.1(d), then Colonial shall pay, or cause to be paid, to MAA the Expense Amount (by wire transfer to an account designated by MAA) within two (2) Business Days of such termination;

(v) by Colonial pursuant to Section 9.1(f)(i) then Colonial shall pay, or cause to be paid, to MAA the Termination Fee together with the Expense Amount, by wire transfer of same day funds to an account designated by MAA as a condition to the effectiveness of such termination;

(vi) by Colonial pursuant to Section 9.1(f)(ii), then MAA shall pay, or cause to be paid, to Colonial the Termination Fee together with Expense Amount, by wire transfer of same day funds to an account designated by Colonial, within two (2) Business Days of such termination;

(vii) by MAA pursuant to Section 9.1(g)(i), then MAA shall pay, or cause to be paid, to Colonial the Termination Fee together with the Expense Amount, by wire transfer of same day funds to an account designated by Colonial as a condition to the effectiveness of such termination; or

(viii) by MAA pursuant to Section 9.1(g)(ii), then Colonial shall pay, or cause to be paid, to MAA the Termination Fee together with the Expense Amount, by wire transfer of same day funds to an account designated by MAA, within two (2) Business Days of such termination;

(b) Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that:

(i) under no circumstances shall MAA or Colonial be required to pay the Termination Fee and the Expense Amount on more than one occasion; and

(ii) neither MAA nor Colonial shall be required to pay any amount in excess of the sum of the Termination Fee and the Expense Amount, except as set forth in Section 9.3(c) or in the case of such Party’s fraud or intentional breach of this Agreement.

(c) Each of the Parties hereto acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, (ii) neither the Termination Fee nor the Expense Amount is a penalty, and (iii) without these agreements, the Parties would not enter into this Agreement; accordingly, if MAA or Colonial, as the case may be, fails to timely pay any amount due pursuant to this Section 9.3 and, in order to obtain such payment, either MAA or Colonial, as the case may be, commences a suit that results in a judgment against the other Party for the payment of any amount set forth in this Section 9.3, such paying Party shall pay the other Party its costs and Expenses in connection with such suit, together with interest on such amount at the annual rate of the prime rate of Citibank, N.A. in effect on the date of payment for the period from the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law

(d) Limitations on Payment

(i) If one Party to this Agreement (the “Fee Payor”) is required to pay another Party to this Agreement (the “Fee Payee”) an Expense Amount and/or Termination Fee, such Expense Amount and/or Termination Fee, as applicable, shall be paid into escrow on the date such payment is required to be paid by the Fee Payor pursuant to this Agreement by wire transfer of immediately available funds to an escrow account designated in accordance with this Section 9.3(d). In the event that the Fee Payor is obligated to pay the Fee

Payee the Expense Amount and/or Termination Fee, as applicable, the amount payable to the Fee Payee in any tax year of the Fee Payee shall not exceed the lesser of (i) the Expense Amount and/or Termination Fee, as applicable, of the Fee Payee, and (ii) the sum of (A) the maximum amount that can be paid to the Fee Payee without causing the Fee Payee to fail to meet the requirements of Section 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) and the Fee Payee has income from unknown sources during such year in an amount equal to 1% of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by the Fee Payee’s independent accountants, plus (B) in the event the Fee Payee receives either (x) a letter from the Fee Payee’s counsel indicating that the Fee Payee has received a ruling from the IRS as described below in this Section 9.3(d) or (y) an opinion from the Fee Payee’s outside counsel as described below in this Section 9.3(d), an amount equal to the excess of the Expense Amount and/or the Termination Fee, as applicable, less the total amount paid under clause (A) above.

(ii) To secure the Fee Payor’s obligation to pay these amounts, the Fee Payor shall deposit into escrow an amount in cash equal to the Expense Amount or the Termination Fee, as applicable, with an escrow agent selected by the Fee Payor on such terms (subject to this Section 9.3(d)) as shall be mutually agreed upon by the Fee Payor, the Fee Payee and the escrow agent. The payment or deposit into escrow of the Expense Amount or the Termination Fee, as applicable, pursuant to this Section 9.3(d) shall be made at the time the Fee Payor is obligated to pay the Fee Payee such amount pursuant to Section 9.3 by wire transfer. The escrow agreement shall provide that the Expense Amount or the Termination Fee, as applicable, in escrow or any portion thereof shall not be released to the Fee Payee unless the escrow agent receives any one or combination of the following: (i) a letter from the Fee Payee’s independent accountants indicating the maximum amount that can be paid by the escrow agent to the Fee Payee without causing the Fee Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and the Fee Payee has income from unknown sources during such year in an amount equal to 1% of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to the Fee Payee, or (ii) a letter from the Fee Payee’s counsel indicating that (A) the Fee Payee received a ruling from the IRS holding that the receipt by the Fee Payee of the Expense Amount and/or Termination Fee, as applicable, would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (B) the Fee Payee’s outside counsel has rendered a legal opinion to the effect that the receipt by the Fee Payee of the Expense Amount and/or the Termination Fee, as applicable, should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the remainder of the Expense Amount and/or the Termination Fee, as applicable, to the Fee Payee. The Fee Payor agrees to amend this Section 9.3(d) at the reasonable request of the Fee Payee in order to (i) maximize the portion of the Expense Amount and/or the Termination Fee, as applicable, that may be distributed to the Fee Payee hereunder without causing the Fee Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (ii) improve the Fee Payee’s chances of securing a favorable ruling described in this Section 9.3(d) or (iii) assist the Fee Payee in obtaining a favorable legal opinion from its outside counsel as described in this Section 9.3(d). Any amount of the Expense Amount and/or the Termination Fee, as applicable, that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 9.3(d), provided, that the obligation of the Fee Payor to pay the unpaid portion of the Expense Amount and/or the Termination Fee, as applicable, shall terminate on the December 31 following the date which is five (5) years from the date of this Agreement. Any costs and expenses of the escrow agent shall be borne solely by the Fee Payee.

Any payment due to a Party described in Section 9.3(c) shall be subject to the same limitations on payment as set forth in this Section 9.3(d).

(e) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses whether or not the Mergers are consummated.

Section 9.4 Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the Parties hereto, by action taken or authorized by the Colonial Board or the MAA Board, as applicable, at any time before or after approval of the matters presented in connection with the Mergers by the shareholders of MAA, shareholders of Colonial or holders of MAA OP Units, but, after any such approval, no amendment shall be made which by Law requires further approval by such shareholders or holders without such further approval by such shareholders or holders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

Section 9.5 Extension; Waiver. At any time prior to the Partnership Merger Effective Time, the Parties hereto, by action taken or authorized by the Colonial Board or the MAA Board, as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of a Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Partnership Merger Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Partnership Merger Effective Time. The Confidentiality Agreements will survive termination of this Agreement in accordance with its terms.

Section 10.2 Notices. All notices, requests, claims, consents, demands and other communications hereunder shall be in writing and shall be delivered personally, by telecopy or telefacsimile, by a recognized courier service, or by registered or certified mail, return receipt requested, postage prepaid, and in each case shall be deemed duly given on the date of actual delivery, upon confirmation of receipt. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice, and a copy of each notice shall also be sent via e-mail.

(a)	if to the MAA Parties, to:

Mid-America Apartment Communities, Inc.
6584 Poplar Avenue
Memphis, TN 38138
	Telephone:	(901) 682-6600
	Facsimile:	(901) 682-6667
	Attention:	H. Eric Bolton Jr.
Chief Executive Officer

with copies to:

Goodwin Procter LLP
620 Eighth Avenue
New York, NY 10018
	Telephone:	(212) 813-8800
	Facsimile:	(212) 355-3333
	Attention:	Gilbert G. Menna
Yoel Kranz
and

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
First Tennessee Building
165 Madison Avenue
Suite 2000
Memphis, TN 38103
	Telephone:	(901) 526-2000
	Facsimile:	(901) 577-2303
	Attention:	Robert J. DelPriore

(b)	if to the Colonial Parties, to:

Colonial Properties Trust
2101 Sixth Avenue North, Suite 750
Birmingham, AL 35203
	Telephone:	(205) 250-8700
	Facsimile:	(205) 986-6915
	Attention:	Thomas H. Lowder
Chief Executive Officer

with copies to:

Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, DC 20004
	Telephone:	(202) 637-5600
	Facsimile:	(202) 637-5910
	Attention:	Paul Manca
Joseph Gilligan

and

Burr & Forman LLP
420 North 20th Street
Suite 3400
Birmingham, AL 35203
	Telephone:	(205) 251-3000
	Facsimile:	(205) 458-5100
	Attention:	Ed Hardin, Jr.
Jack Stephenson, Jr.

Section 10.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including by means of electronic delivery), it being understood that the Parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the schedules, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than the Parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except for (i) the rights, benefits and remedies granted to the Indemnified Parties under Section 7.6, (ii) after the Partnership Merger Effective Time, the rights of the holders of MAA OP Units to receive the consideration set forth in Article III in accordance with the provisions of this Agreement; (iii) after the Parent Merger Effective Time, the rights of the holders of Colonial Common Shares to receive the Merger Consideration, and the rights of holders of Colonial Options and Colonial Restricted Share Awards to receive the consideration specified in Article III in accordance with the provisions of this Agreement, and (iv) the right of Colonial and MAA, on behalf of its respective shareholders, to pursue claims for damages and other relief, including equitable relief, for the other Parties’ intentional breach of this Agreement, to the extent recovery is otherwise permitted under Section 9.2. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.5 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of the Mergers that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 10.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.7 Governing Law. This Agreement and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements entered into and performed entirely therein by residents thereof, without regard to any provisions relating to choice of laws among different jurisdictions, except that (i) the laws of the State of Alabama (including the provisions of the AREITL and the ABNEC applicable to the Parent Merger) will apply to the Parent Merger and to the discharge of the fiduciary duties of the Colonial Board or any committee thereof in connection herewith, and (ii) the laws of the State of Tennessee (including the provisions of the TBCA applicable to the Parent Merger) will apply to the Parent Merger and the Partnership Merger and to the discharge of the fiduciary duties of the MAA Board or any committee thereof in connection herewith.

Section 10.8 Specific Performance; Venue. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article IX, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware), and each Party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other Party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.9 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.9.

Section 10.10 Authorship. The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, MAA, MAA LP, Colonial, Colonial LP and OP Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

MID-AMERICA APARTMENT COMMUNITIES, INC.

By:	/s/ H. Eric Bolton, Jr.
	Name:	H. Eric Bolton, Jr.
	Title:	Chairman of the Board and Chief Executive Officer

MID-AMERICA APARTMENTS, L.P.

By:	Mid-America Apartment Communities, Inc.,
its sole general partner

By:	/s/ H. Eric Bolton, Jr.
	Name:	H. Eric Bolton, Jr.
	Title:	Chairman of the Board and Chief Executive Officer

MARTHA MERGER SUB, L.P.

By:	Mid-America Apartments, L.P.,
its sole general partner

By:	Mid-America Apartment Communities, Inc.,
its sole general partner

By:	/s/ H. Eric Bolton, Jr.
	Name:	H. Eric Bolton, Jr.
	Title:	Chairman of the Board and Chief Executive Officer

[Signature Page 1 of 2 to Agreement and Plan of Merger]

COLONIAL PROPERTIES TRUST

By:	/s/ Thomas H. Lowder
	Name:	Thomas H. Lowder
	Title:	Chairman of the Board and Chief Executive Officer

COLONIAL REALTY LIMITED PARTNERSHIP

By:	Colonial Properties Trust,
its sole general partner

By:	/s/ Thomas H. Lowder
	Name:	Thomas H. Lowder
	Title:	Chairman of the Board and Chief Executive Officer

[Signature Page 2 of 2 to Agreement and Plan of Merger]

EXHIBITS AND SCHEDULES*

*	The Company will furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

Annex B

FORM OF

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

MID-AMERICA APARTMENTS, L.P.

B-i

Exhibits

Exhibit A-1 – Schedule of Partners

Exhibit A-2 – Partner Registry at Partnership Merger Effective Time

Exhibit B – Notice of Redemption of Common Units

Exhibit C – Capital Account Maintenance

Exhibit D – Special Allocation Rules

Exhibit E – Schedule of Guaranteed Debt Not Subject to Indemnity

B-ii

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

MID-AMERICA APARTMENTS, L.P.

THIS THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF MID-AMERICA APARTMENTS, L.P., dated as of             , 20        , is entered into by and among Mid-America Apartment Communities, Inc., a Tennessee corporation, as the General Partner, and each of the Persons listed on Exhibit A hereof, together with all Persons who shall hereafter be admitted as Additional Limited Partners and/or Substituted Limited Partners.

In consideration of the mutual covenants set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to continue the Partnership as a limited partnership under the Act (as defined below), as follows:

ARTICLE 1

DEFINED TERMS

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Act” means the Tennessee Revised Uniform Limited Partnership Act, as it may be amended from time to time, and any successor to such statute.

“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 4.2 hereof and who is shown as such in the Partner Registry.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each Partnership Year (i) increased by any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and (ii) decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), l.704-l(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Adjusted Capital Account as of the end of the relevant Partnership Year.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Exhibit C hereof. Once an Adjusted Property is deemed distributed by, and recontributed to, the Partnership for federal income tax purposes upon a termination thereof pursuant to Section 708 of the Code, such property shall thereafter constitute a Contributed Property until the Carrying Value of such property is further adjusted pursuant to Exhibit C hereof.

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any Person of which such Person owns or controls ten percent (10%) or more of the voting interests, or (iv) any officer, director, general partner or trustee of such Person or of any Person referred to in clauses (i), (ii), and (iii) above.

“Agreed Value” means (i) in the case of any Contributed Property for which the Partnership and the contributor have agreed in writing as to Agreed Value, the amount so agreed upon and (ii) in the case of any other Contributed Property and as of the time of its contribution to the Partnership, the 704(c) Value of such property, reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (iii) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution as determined under Section 752 of the Code and the Regulations thereunder.

“Agreement” means this Third Amended and Restated Agreement of Limited Partnership, as it may be amended, supplemented or restated from time to time.

“Assignee” means a Person to whom one or more Partnership Units have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 11.5.

“Available Cash” means, with respect to any period for which such calculation is being made, (i) the sum of:

(a) the Partnership’s Net Income or Net Loss (as the case may be) for such period (without regard to adjustments resulting from allocations described in Sections 1.A through 1.E of Exhibit D);

(b) Depreciation and all other noncash charges deducted in determining Net Income or Net Loss for such period;

(c) the amount of any reduction in the reserves of the Partnership referred to in clause (ii) (f) below (including, without limitation, reductions resulting because the General Partner determines such amounts are no longer necessary);

(d) the excess of proceeds from the sale, exchange, disposition, or refinancing of Partnership property for such period over the gain recognized from such sale, exchange, disposition, or refinancing during such period (excluding Terminating Capital Transactions); and

(e) all other cash received by the Partnership for such period that was not included in determining Net Income or Net Loss for such period;

(ii) less the sum of:

(a) all principal debt payments made by the Partnership during such period ;

(b) capital expenditures made by the Partnership during such period;

(c) investments made by the Partnership during such period in any entity (including loans made thereto) to the extent that such investments are not otherwise described in clause (ii) (a) or (ii)(b);

(d) all other expenditures and payments not deducted in determining Net Income or Net Loss for such period;

(e) any amount included in determining Net Income or Net Loss for such period that was not received by the Partnership during such period;

(f) the amount of any increase in reserves during such period which the General Partner determines to be necessary or appropriate in its sole and absolute discretion; and

(g) the amount of any working capital accounts and other cash or similar balances which the General Partner determines to be necessary or appropriate, in its sole and absolute discretion.

Notwithstanding the foregoing, Available Cash shall not include any cash received or reductions in reserves, or take into account any disbursements made or reserves established, after commencement of the dissolution and liquidation of the Partnership.

“Book-Tax Disparities” means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or

Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Exhibit C and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capital Account” means the Capital Account maintained for a Partner pursuant to Exhibit C hereof.

“Capital Contribution” means, with respect to any Partner, any cash, cash equivalents or the Agreed Value of Contributed Property which such Partner contributes or is deemed to contribute to the Partnership pursuant to Section 4.1, 4.2, or 4.3 hereof.

“Carrying Value” means (i) with respect to a Contributed Property or Adjusted Property, the 704(c) Value of such property, reduced (but not below zero) by all Depreciation with respect to such property charged to the Partners’ Capital Accounts following the contribution of or adjustment with respect to such property, and (ii) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Exhibit C hereof, and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cash Amount” means an amount of cash equal to the Value on the Valuation Date of the REIT Shares Amount.

“Certificate” means the Certificate of Limited Partnership relating to the Partnership filed with the Secretary of State of the State of Tennessee, as amended from time to time in accordance with the terms hereof and the Act.

“Charter” means the Amended and Restated Charter of the General Partner dated January 10, 1994, as amended or restated from time to time.

“Class A Limited Partners” means the Partners who are holders of Class A Common Units.

“Class A Common Unit” means any Partnership Unit other than a Class B Common Unit, a Preferred Unit, or any other Partnership Unit that is specifically designated by the General Partner pursuant to Section 4.2 as being another class of Partnership Units.

“Class B Limited Partner” means the General Partner, in its capacity as a Limited Partner, and any other Subsidiaries of the General Partner who shall own Class B Common Units as a Limited Partner.

“Class B Common Unit” means all Common Units issued to or held by the General Partner and any of its Subsidiaries (it being understood that if the General Partner or any of its Subsidiaries shall acquire any Class A Common Units, such class a common units shall automatically be converted into Class B Common Units upon such acquisition).

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Common Unit” means a Partnership Unit that is not a Preferred Unit. The Class A Common Units and Class B Common Units, and any other Partnership Units that may be issued from time to time by the General Partner as set forth in Section 4.2 and designated as Common Units, are Common Units.

“Consent” means the consent or approval of a proposed action by a Partner given in accordance with Section 14.2 hereof.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Exhibit C hereof, such property shall no longer constitute a Contributed Property for purposes of Exhibit C hereof, but shall be deemed an Adjusted Property for such purposes.

“Conversion Factor” means 1.0, provided that in the event that the General Partner: (i) declares or pays a dividend on its outstanding REIT Shares in REIT Shares or makes a distribution to all holders of its outstanding REIT Shares in REIT Shares; (ii) subdivides its outstanding REIT Shares; or (iii) combines its outstanding REIT Shares into a smaller number of REIT Shares, the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of REIT Shares issued and outstanding on the record date for such dividend, distribution, subdivision or combination assuming for such purpose that such dividend, distribution, subdivision or combination has occurred as of such time, and the denominator of which shall be the actual number of REIT Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, subdivision or combination. Any adjustment to the Conversion Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

“Debt” means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services; (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof; and (iv) lease obligations of such Person which, in accordance with generally accepted accounting principles, should be capitalized.

“Depreciation” means, for each fiscal year an amount equal to the federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the General Partner.

“Distribution Period” means any calendar quarter or shorter period with respect to which a distribution of Available Cash is to be made to the Partners by the Partnership.

“Electing Partner” has the meaning set forth in Section 13.10A.

“Flournoy Communities” means the Partnership’s apartment communities that are known as Fountain Lake, High Ridge, Paddock Club Brandon, Paddock Club Columbia, Paddock Club Greenville, Paddock Club Huntsville, Paddock Club Jacksonville, Paddock Club Lakeland, Paddock Club Mandarin, Paddock Club Tallahassee, Paddock Park Ocala, Park Place, Southland Station, Three Oaks, Towne Lake (Terraces at Townelake), The Vistas, Westbury Creek, Whispering Pines, Whisperwood, Wildwood Apartments, Willow Creek, or Windridge Apartments.

“General Partner” means Mid-America Apartment Communities, Inc., a Tennessee corporation, in its capacity as the general partner of the Partnership, or its successors as general partner of the Partnership.

“General Partner Interest” means a Partnership Interest held by the General Partner that is a general partnership interest. A General Partner Interest may be expressed as a number of Partnership Units.

“IRS” means the Internal Revenue Service, which administers the internal revenue laws of the United States.

“Incapacity” or “Incapacitated” means, (i) as to any individual Partner, death, total physical disability or entry by a court of competent jurisdiction adjudicating him incompetent to manage his Person or his estate; (ii) as to any corporation which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) as to any partnership which is a Partner, the dissolution and commencement of winding up of the partnership; (iv) as to any estate which is a Partner, the distribution by the fiduciary of the estate’s entire interest in the Partnership; (v) as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Partner, the bankruptcy of such Partner. For purposes of this definition, bankruptcy of a Partner shall be deemed to have occurred when (a) the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect, (b) the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner, (c) the Partner executes and delivers a general assignment for the benefit of the Partner’s creditors, (d) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (b) above, (e) the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner’s properties, (f) any proceeding seeking liquidation, reorganization or other relief of or against such Partner under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof, (g) the appointment without the Partner’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within ninety (90) days of such appointment, or (h) an appointment referred to in clause (g) which has been stayed is not vacated within ninety (90) days after the expiration of any such stay.

“Indemnitee” means (i) any Person made a party to a proceeding by reason of his status as (A) the General Partner, (B) a director or officer of the Partnership or the General Partner, or (C) a guarantor, pursuant to a loan guarantee or any other guarantee given to a third party in connection with any partnership property or loan, including without limitation, environmental indemnities, reimbursements agreements or guaranties to credit enhancers under bond issues, undertakings or indemnities to title companies, or otherwise, for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken assets subject to), and (ii) such other Persons (including Affiliates of the General Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

“Limited Partner” means any Person named as a Limited Partner in the Partner Registry or any Substituted Limited Partner or Additional Limited Partner, in such Person’s capacity as a Limited Partner in the Partnership.

“Limited Partner Interest” means a Partnership Interest of a Limited Partner in the Partnership representing a fractional part of the Partnership Interests of all Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Limited Partner Interest may be expressed as a number of Partnership Units.

“Liquidation Preference Amount” means, with respect to any Preferred Unit as of any date of determination, the amount (including accrued and unpaid distributions to the date of determination) payable with respect to such Preferred Unit (as established by the instrument designating such Preferred Unit) upon the voluntary or involuntary dissolution or winding up of the Partnership as a preference over distributions to Partnership Units ranking junior to such Preferred Unit.

“Liquidator” has the meaning set forth in Section 13.2.

“Liquidity Event” has the meaning set forth in Section 13.1.

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain for such taxable period over the Partnership’s items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with federal income tax accounting principles, subject to the specific adjustments provided for in Exhibit C.

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction for such taxable period over the Partnership’s items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with federal income tax accounting principles, subject to the specific adjustments provided for in Exhibit C.

“New Securities” has the meaning set forth in Section 4.2B.

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704 2(b)(1), and the amount of Nonrecourse Deductions for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704 2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752 1(a)(2).

“Notice of Redemption” means the Notice of Redemption substantially in the form of Exhibit B to this Agreement.

“Partner” means a General Partner or a Limited Partner, and “Partners” means the General Partner and the Limited Partners.

“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Debt” has the meaning set forth Regulations Section 1.704 2(b)(4).

“Partner Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

“Partner Registry” means the Partner Registry maintained by the General Partner in the books and records of the Partnership, which contains the name, address, number of Partnership Units and Percentage Interest for each Partner.

“Partnership” means the limited partnership formed under the Act and continued by this Agreement, and any successor thereto.

“Partnership Interest” means an ownership interest in the Partnership representing a Capital Contribution by either a Limited Partner or the General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest may be expressed as a number of Partnership Units.

“Partnership Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in a Partnership Minimum Gain, for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

“Partnership Record Date” means the record date established by the General Partner for the distribution of Available Cash for a Distribution Period pursuant to Section 5.1 hereof, which record date shall be the same as the record date established by the General Partner for a distribution to its shareholders of some of all of its portion of such distribution.

“Partnership Unit” means a fractional undivided share of a class or series of Partnership Interests. Without limitation on the authority of the General Partner as set forth in Section 4.2 hereof (but subject to the limitations thereof), the General Partner may designate any Partnership Units, when issued, as Common Units or as Preferred Units, may establish any other class of Partnership Units, and may designate one or more series of any class of Partnership Units.

“Partnership Year” means the fiscal year of the Partnership, which shall be the calendar year.

“Percentage Interest” means, as to a Partner, with respect to any class or series of Partnership Units held by such Partner, its interest in such class or series of Partnership Units as determined by dividing the number of Partnership Units in such class or series owned by such Partner by the total number of Partnership Units in such class or series then outstanding and as set forth in the Partner Registry. For purposes of determining the rights and relationships among the various classes and series of Partnership Units, Preferred Units shall not be considered to have any share of the aggregate Percentage Interest in the Partnership unless, and only to the extent, provided otherwise in the instrument creating such class or series of Preferred Units.

“Person” means an individual or a corporation, partnership, trust, limited liability company, unincorporated organization, association or other entity.

“Preferred REIT Share” means a share of preferred stock in the General Partner.

“Preferred Unit” means any Partnership Unit issued from time to time pursuant to Section 4.2 hereof that is specifically designated by the General Partner at the time of its issuance as a Preferred Unit. Each class or series of Preferred Units shall have such designations, preferences, and relative, participating, optional, or other special rights, powers, and duties, including rights, powers, and duties senior to the Common Units, all as determined by the General Partner, subject to compliance with the requirements of Section 4.2 hereof.

“Prior Agreement” mean the Second Amended and Restated Agreement of Limited Partnership, dated as of November 24, 1997, as amended, which is amended and restated in its entirety by this Agreement.

“Recapture Income” means any gain recognized by the Partnership upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Redeeming Partner” has the meaning set forth in Section 8.6A hereof.

“Redemption Right” shall have the meaning set forth in Section 8.6A hereof.

“Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“REIT” means a real estate investment trust under Section 856 of the Code.

“REIT Share” shall mean a share of common stock of the General Partner.

“REIT Shares Amount” means a number of REIT Shares equal to the product of the number of Common Units offered for redemption by a Redeeming Partner, multiplied by the Conversion Factor; provided that in the event the General Partner issues to all holders of REIT Shares rights, options, warrants or convertible or exchangeable securities entitling the shareholders to subscribe for or purchase REIT Shares, or any other securities or property (collectively, the “rights”) and if the Partnership does not issue to all of the holders of Common Units at such time (other than the General Partner) corresponding rights to subscribe for or purchase Common Units or other securities or property corresponding to the securities or property covered by the rights granted by the General Partner, then the REIT Shares Amount shall also include such rights that a holder of that number of REIT Shares would be entitled to receive had it owned such REIT Shares at the time such rights were issued, provided further that, if the rights issued by the General Partner are issued pursuant to a shareholder rights plan (or other arrangement having the same objective and substantially the same effect), then the REIT Shares Amount shall include such rights only to the extent that such rights have not been exercised by the holders thereof (and have not otherwise terminated or been redeemed or eliminated).

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 2.B.1(a) or 2.B.2(a) of Exhibit D to eliminate Book-Tax Disparities.

“704(c) Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as agreed to by the Partnership and the contributor or otherwise as determined by the General Partner using such reasonable method of valuation as it may adopt. Subject to Exhibit C hereof, the General Partner shall, in its sole and absolute discretion, use such method as it deems reasonable and appropriate to allocate the aggregate of the 704(c) Values of Contributed Properties in a single or integrated transaction among the separate properties on a basis proportional to their respective fair market values.

“Specified Redemption Date” means the tenth (10th) Business Day after receipt by the General Partner of a Notice of Redemption; provided that if the General Partner combines its outstanding REIT Shares, no Specified Redemption Date shall occur after the record date and prior to the effective date of such combination.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership Pursuant to Section 11.4.

“Terminating Capital Transaction” means any sale or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership.

“Transaction” has the meaning set forth in Section 11.2C.

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (i) the fair market value of such property (as determined under Exhibit C hereof) as of such date, over (ii) the Carrying Value of such property (prior to any adjustment to be made pursuant to Exhibit C hereof) as of such date.

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (i) the Carrying Value of such property (prior to any adjustment to be made pursuant to

Exhibit C hereof) as of such date, over (ii) the fair market value of such property (as determined under Exhibit C hereof) as of such date.

“Valuation Date” means the date of receipt by the General Partner of a Notice of Redemption or, if such date is not a Business Day, the first Business Day thereafter.

“Value” means, with respect to a REIT Share, the average of the daily market price for the ten (10) consecutive trading days immediately preceding the Valuation Date. The market price for each such trading day shall be: (i) if the REIT Shares are listed or admitted to trading on any securities exchange or the NASDAQ- National Market System, the closing price, regular way, on such day, or if not such sale takes place on such day, the average of the closing bid and asked prices on such day; (ii) if the REIT Shares are not listed or admitted to trading on any securities exchange or the NASDAQ-National Market System, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the General Partner; or (iii) if the REIT Shares are not listed or admitted to trading on any securities exchange or the NASDAQ-National Market System and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten (10) days prior to the date in question) for which prices have been so reported; provided that if there are no bid and asked prices reported during the ten (10) days prior to the date in question, the Value of the REIT Shares shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate. In the event the REIT Shares Amount includes rights that a holder of REIT Shares would be entitled to receive, then the Value of such rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

ARTICLE 2

ORGANIZATIONAL MATTERS

Section 2.1 Organization and Continuation. The Partnership is a limited partnership organized pursuant to the provisions of the Act and upon the terms and conditions set forth in the Prior Agreement. The Partners hereby continue the Partnership and amend and restate the Prior Agreement in its entirety. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes.

Section 2.2 Name. The name of the Partnership shall be “Mid-America Apartments, L.P.” The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3 Registered Office and Agent; Principal Office. The address of the registered office of the Partnership in the State of Tennessee shall be located at 800 Gay Street, Ste. 2021, Knoxville, TN 37929, and the registered agent for service of process on the Partnership in the State of Tennessee at such registered office shall be CT Corporation System. The principal office of the Partnership shall be 6584 Poplar Ave., Memphis, Tennessee 38138, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Tennessee as the General Partner deems advisable.

Section 2.4 Power of Attorney.

A. Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

(1) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments or restatements thereof) that the General Partner or the Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited Partners have limited liability) in the State of Tennessee and in all other jurisdictions in which the Partnership may or plans to conduct business or own property; (b) all instruments that the General Partner deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents that the General Partner or the Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; (d) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article 11, 12 or 13 hereof or the Capital Contribution of any Partner; and (e) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of Partnership Interests; and

(2) execute, swear to, seal, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole discretion of the General Partner or any Liquidator, to effectuate the terms or intent of this Agreement.

Nothing contained herein shall be construed as authorizing the General Partner or any Liquidator to amend this Agreement except in accordance with Article 14 hereof or as may be otherwise expressly provided for in this Agreement.

B. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Partners will be relying upon the power of the General Partner and any Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Units and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or any Liquidator, acting in good faith pursuant to such power of attorney, and each such Limited Partner or Assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner or any Liquidator, taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen (15) days after receipt of the General Partner’s or Liquidator’s request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.

Section 2.5 Term. The term of the Partnership commenced on September 22, 1993, the date the Certificate was filed with the Secretary of State of the State of Tennessee in accordance with the Act and shall continue in full force and effect until September 21, 2043, unless the Partnership is dissolved sooner pursuant to the provisions of Article 13 or as otherwise provided by law.

ARTICLE 3

PURPOSE

Section 3.1 Purpose and Business. The purpose and nature of the business to be conducted by the Partnership is (i) to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act, provided, however, that such business shall be limited to and conducted in such a manner as to permit the General Partner at all times to be classified as a REIT, unless the General Partner ceases to qualify as a REIT for reasons other than the conduct of the business of the Partnership, (ii) to enter into any partnership, joint venture or other similar arrangement to engage in any of the foregoing or to own interests in any entity engaged in any of the foregoing, and (iii) to do anything necessary or incidental to the foregoing. In connection with the foregoing, and without limiting the General Partner’s right, in its sole discretion, to cease qualifying as a REIT, the Partners acknowledge the General Partner’s current status as a REIT inures to the benefit of all of the Partners and not solely to the benefit of the General Partner.

Section 3.2 Powers. The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership, provided that the Partnership shall not take any action which, in the judgment of the General Partner, in its sole and absolute discretion, (i) could adversely affect the ability of the General Partner to continue to qualify as a REIT, (ii) could subject the General Partner to any additional taxes under Section 857 or Section 4981 of the Code, or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over the General Partner or its securities, unless such action shall have been specifically consented to by the General Partner in writing.

ARTICLE 4

CAPITAL CONTRIBUTIONS

Section 4.1 Capital Contributions.

A. As of the date of this Agreement, but in any event prior to the Partnership Merger Effective Time, each Partner owns that number of Class A Common Units and/or Class B Common Units as is set forth opposite such Partner’s name on Exhibit A-1 hereto and has Percentage Interests as set forth on the Partner Registry. At the Partnership Merger Effective Time (as defined below), the Partner Registry shall be read as set forth on Exhibit A-2 hereto. To the extent the Partnership acquires any property by the merger of any other Person into the Partnership, Persons who receive Partnership Interests in exchange for their interests in the Person merging into the Partnership shall become Partners and shall be deemed to have made Capital Contributions as provided in the applicable merger agreement (or, if the merger agreement does not so provided, as determined by the General Partner). The Partners shall own Partnership Units in the amounts set forth for such Partner in the Partner Registry, as may be updated from time to time, and shall have a Percentage Interest in the Partnership as set forth in the Partner Registry, which Percentage Interest shall be adjusted in the Partner Registry from time to time by the General Partner to the extent necessary to reflect accurately redemptions, Capital Contributions, the issuance of additional Partnership Units (pursuant to any merger or otherwise), or similar events having an effect on a Partner’s Percentage Interest. The Capital Contributions of the Partners shall be at all times as shown on the books and records of the General Partner. The number of Partnership Units held by the General Partner equal to one percent (1%) of all outstanding Partnership Units from time to time shall be deemed to be the general partner Common Units and shall be the General Partnership Interest. Except as provided in Section 4.2, 10.5 and 13.10, the Partners shall have no obligation to make any additional Capital Contributions or loans to the Partnership. Notwithstanding any other provision contained in this Agreement, the Partnership is authorized to take the actions and give effect to the transactions contemplated by that certain Agreement and Plan of Merger by and among Mid-America Apartment Communities, Inc., the Partnership, Martha Merger Sub, L.P., Colonial Properties Trust and Colonial Realty Limited Partnership dated on or about June 2, 2013 (the “Merger Agreement”). Without limiting the generality of the immediately preceding sentence, at the Partnership Merger Effective Time (as defined in the Merger Agreement), the Partnership shall issue Common Units in accordance with the Merger Agreement and the recipients thereof shall be admitted as Limited Partners of the Partnership with respect to such Common Units.

Section 4.2 Issuances of Additional Partnership Interests.

A. The General Partner is hereby authorized to cause the Partnership from time to time to issue to the Partners (including the General Partner) or other Persons additional Partnership Units or other Partnership Interests in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to Limited Partner Interests, all as shall be determined by the General Partner in its sole and absolute discretion subject to Tennessee law, including, without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests; (ii) the right of each such class or series of Partnership Interests to share in Partnership distributions; and (iii) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership; provided that no such additional Partnership Units or other Partnership Interests shall be issued to the General Partner unless either (a)(1) the additional Partnership Interests are issued in connection with an issuance of additional REIT Shares or Preferred REIT Shares of the General Partner, which shares have designations, preferences and other rights such that the economic interests attributable to such shares are substantially similar to the designations, preferences and other rights of the additional Partnership Interests issued to the General Partner in accordance with this Section 4.2A, and (2) the General Partner shall make a Capital Contribution to the Partnership in an amount equal to the net proceeds raised in connection with the issuance of such additional REIT Shares or Preferred REIT Shares of the General Partner, or (b) the additional Partnership Interests in the applicable class or series are issued to all Partners in proportion to their respective Percentage Interests in such class or series.

B. The General Partner shall not issue any additional REIT Shares or Preferred REIT Shares (other than REIT Shares issued pursuant to Section 8.6), or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase REIT Shares or Preferred REIT Shares (collectively “New Securities”) other than to all holders of REIT Shares unless (i) the General Partner shall cause the Partnership to issue to the General Partner Partnership Interests or rights, options, warrants or convertible or exchangeable securities of the Partnership having designations, preferences and other rights, all such that the economic interests are substantially similar to those of the New Securities, and (ii) the General Partner contributes the net proceeds from the issuance of such New Securities and from the exercise of rights contained in such New Securities to the Partnership. Without limiting the foregoing, the General Partner is expressly authorized to issue New Securities for less than fair market value, and the General Partner is expressly authorized to cause the Partnership to issue to the General Partner corresponding Partnership Interests, so long as (x) the General Partner concludes in good faith that such issuance is in the interests of the General Partner and the Partnership (for example, and not by way of limitation, the issuance of REIT Shares and corresponding Partnership Units pursuant to an employee stock purchase plan providing for employee purchases of REIT Shares at a discount from fair market value or employee stock options that have an exercise price that is less than the fair market value of the REIT Shares, either at the time of issuance or at the time of exercise), and (y) the General Partner contributes all proceeds from such issuance and exercise to the Partnership.

Section 4.3 Contribution of Proceeds of Issuance of REIT Shares. In connection with the issuance of REIT Shares or Preferred REIT Shares pursuant to Section 4.2, the General Partner shall contribute any net proceeds raised in connection with such issuance to the Partnership; provided that if the net proceeds actually received by the General Partner are less than the gross proceeds of such issuance as a result of any underwriter’s discount or other expenses paid or incurred in connection with such issuance, then the General Partner shall be deemed to have made a Capital Contribution to the Partnership in the amount equal to the sum of the net proceeds of such issuance plus the amount of such underwriter’s discount and other expenses paid by the General Partner.

Section 4.4 No Preemptive Rights. Except to the extent expressly granted by the Partnership pursuant to another agreement, no Person shall have any preemptive, preferential or other similar right with respect to

(i) Capital Contributions or loans to the Partnership or (ii) the issuance or sale of any Partnership Units or other Partnership Interests.

ARTICLE 5

DISTRIBUTIONS

Section 5.1 Requirement and Characterization of Distributions.

A. The General Partner shall distribute at least quarterly an amount equal to 100% of Available Cash generated by the Partnership during such quarter or shorter period to the Partners who are Partners on the Partnership Record Date with respect to such quarter or shorter period in the following order of priority:

(i) First, to the holders of Preferred Units in such amount as is required for the Partnership to pay all distributions with respect to such Preferred Units due or payable in accordance with the instruments designating such Preferred Units through the last day of such quarter or shorter period; such distributions shall be made to such Partners in such order of priority and with such preferences as have been established with respect to such Preferred Units as of the last day of such calendar quarter or shorter period; and then

(ii) To the holders of Common Units in proportion to their respective Percentage Interests in the Common Units on such Partnership Record Date;

provided that in no event may a Partner receive a distribution of Available Cash with respect to a Partnership Unit if such Partner is entitled to receive a distribution out of such Available Cash with respect to a REIT Share for which such Partnership Unit has been redeemed or exchanged. The General Partner shall take such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with its qualification as a REIT, to distribute Available Cash to the Limited Partners so as to preclude any such distribution or portion thereof from being treated as part of a sale of property to the Partnership by a Limited Partner under Section 707 of the Code or the Regulations thereunder; provided that the General Partner and the Partnership shall not have liability to a Limited Partner under any circumstances as a result of any distribution to a Limited Partner being so treated.

B. Notwithstanding anything to the contrary contained herein, in no event shall a Partner receive a distribution of Available Cash with respect to any Common Unit with respect to any quarter or shorter period until such time as the Partnership has distributed to the holders of Preferred Units an amount sufficient to pay all distributions payable with respect to such Preferred Units through the last day of such quarter or shorter period, in accordance with the instruments designating such Preferred Units.

Section 5.2 Amounts Withheld. All amounts withheld pursuant to the Code or any provisions of any state or local tax law and Section 10.5 hereof with respect to any allocation, payment or distribution to the General Partner, the Limited Partners or Assignees shall be treated as amounts distributed to the General Partner, Limited Partners, or Assignees pursuant to Section 5.1 for all purposes under this Agreement.

Section 5.3 Distributions Upon Liquidation. Proceeds from a Terminating Capital Transaction and any other cash received or reductions in reserves made after commencement of the liquidation of the Partnership shall be distributed to the Partners in accordance with Section 13.2.

ARTICLE 6

ALLOCATIONS

Section 6.1 Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Exhibit C hereof); shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

A. Net Income. After giving effect to the special allocations set forth in Section 1 of Exhibit D (including Section 1.F thereof), Net Income shall be allocated:

(i) first, to the General Partner to the extent that Net Losses previously allocated to the General Partner pursuant to Section 6.1B(iv) below exceed Net Income previously allocated to the General Partner pursuant to this Section 6.1A(i);

(ii) second, to those Class A Limited Partners who have been allocated Net Losses pursuant to Section 6.1B(iii) below in excess of Net Income previously allocated to such Class A Limited Partner pursuant to this Section 6.1A(i) (and as among such Class A Limited Partners, in proportion to their respective excess amounts);

(iii) third, to Partners holding Preferred Units (and if there are Preferred Units with different priorities in preference in distribution, then in the order of their preference in distribution) to the extent that Net Losses previously allocated to such Partners pursuant to Section 6.1B(ii) below exceed Net Income previously allocated to such Partners pursuant to this Section 6.1A(ii);

(iv) fourth, to Partners holding Common Units to the extent that Net Losses previously allocated to such Partners pursuant to Section 6.1B(i) below exceed Net Income previously allocated to such Partners pursuant to this Section 6.1A(iv); and

(v) fifth, to the Partners in accordance with their respective Percentage Interests in Common Units.

B. Net Losses. After giving effect to the special allocations set forth in Section 1 of Exhibit D (including Section 1.F thereof), Net Losses shall be allocated:

(i) first, to the Partners holding Common Units in accordance with their respective Percentage Interests in Common Units, until the Adjusted Capital Account (ignoring for this purpose any amounts a Partner is obligated to contribute to the capital of the Partnership or is deemed obligated to contribute pursuant to Regulations Section 1.704-1(b)(2)(ii)(c)(2)) of each Partner is reduced to zero;

(ii) second, to Partners holding Preferred Units in accordance with each such Partner’s respective percentage interests in the Preferred Units determined under the respective terms of the Preferred Units (and if there are Preferred Units with different priorities in preference in distribution, then in the reverse order of their preference in distribution), until the Adjusted Capital Account (modified in the same manner as in clause (i)) of each such holder is reduced to zero;

(iii) third, to those Class A Limited Partners who are Electing Partners, in proportion to their respective Percentage Interests in Class A Common Units (provided that Net Losses shall not be allocated to a Class A Limited Partner under this Section 6.1B(iii) to the extent that such allocation would cause or increase a deficit balance in such Partner’s Adjusted Capital Account as of the end of the applicable Partnership Year and any Net Losses that cannot be allocated to a Class A Limited Partner as a result shall be allocated to those Class A Limited Partners to whom such allocation can be made without violating the limitations in this parenthetical in proportion to their Percentage Interests in Class A Common Units and thereafter in accordance with Section 6.1B(iv)); and

(iv) fourth, to the General Partner.

ARTICLE 7

MANAGEMENT AND OPERATIONS OF BUSINESS

Section 7.1 Management.

A. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership are and shall be exclusively vested in the General Partner, and no Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership. The General Partner may not be removed by the Limited Partners with or without cause. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3 hereof, shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 hereof and to effectuate the purposes set forth in Section 3.1 hereof, including, without limitation:

(1) the making of any expenditures, the lending or borrowing of money (including, without limitation, making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners in such amounts as will permit the General Partner (so long as the General Partner qualifies as a REIT) to avoid the payment of any federal income tax (including, for this purpose, any excise tax pursuant to Section 4981 of the Code) and to make distributions to the General Partner such that the General Partner can distribute to its shareholders amounts sufficient to permit the General Partner to maintain REIT status), the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness (including the securing of same by deed to secure debt, mortgage, deed of trust or other lien or encumbrance on the Partnership’s assets) and the incurring of any obligations it deems necessary for the conduct of the activities of the Partnership;

(2) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(3) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any assets of the Partnership (including the exercise or grant of any conversion, option, privilege, or subscription right or other right available in connection with any assets at any time held by the Partnership) or the merger or other combination of the Partnership with or into another entity (all of the foregoing subject to any prior approval only to the extent required by Section 7.3 hereof);

(4) the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms it sees fit, including, without limitation, the financing of the conduct of the operations of the General Partner, the Partnership or any of the Partnership’s Subsidiaries, the lending of funds to other Persons (including, without limitation, the Subsidiaries of the Partnership and/or the General Partner) and the repayment of obligations of the Partnership and its Subsidiaries and any other Person in which it has an equity investment, and the making of capital contributions to its Subsidiaries;

(5) the management, operation, leasing, landscaping, repair, alteration, demolition or improvement of any real property or improvements owned by the Partnership or any Subsidiary of the Partnership;

(6) the negotiation, execution, and performance of any contracts, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership’s operations or the implementation of the General Partner’s powers under this Agreement, including contracting with contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Partnership’s assets;

(7) the distribution of Partnership cash or other Partnership assets in accordance with this Agreement, including distributions of equity interests in Subsidiaries of the Partnership made on a pro rata basis to holders of Common Units;

(8) holding, managing, investing and reinvesting cash and other assets of the Partnership;

(9) the collection and receipt of revenues and income of the Partnership;

(10) the establishment of one or more divisions of the Partnership, the selection and dismissal of employees of the Partnership, any division of the Partnership, or the General Partner (including, without limitation, employees having titles such as “president,” “vice president,” “secretary” and “treasurer” of the Partnership, any division of the Partnership, or the General Partner), and agents, outside attorneys, accountants, consultants and contractors of the General Partner or the Partnership or any division of the Partnership, and the determination of their compensation and other terms of employment or hiring;

(11) the maintenance of such insurance for the benefit of the Partnership and the Partners as it deems necessary or appropriate;

(12) the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, joint ventures or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to, its Subsidiaries and any other Person in which it has an equity investment from time to time);

(13) the control of any matters affecting the rights and obligations of the Partnership, including the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment of, any claim, cause of action, liability, debt or damages, due or owing to or from the Partnership, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitration or other forms of dispute, resolution, and the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expense, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(14) the undertaking of any action in connection with the Partnership’s direct or indirect investment in its Subsidiaries or any other Person (including, without limitation, the contribution or loan of funds by the Partnership to such Persons);

(15) the determination of the fair market value of any Partnership property distributed in kind using such reasonable method of valuation as it may adopt;

(16) the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, any right, including the right to vote, appurtenant to any asset or investment held by the Partnership;

(17) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, or jointly with any such Subsidiary or other Person;

(18) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have an interest pursuant to contractual or other arrangements with such Person; and

(19) the making, execution and delivery of any and all deeds, leases, notes, deeds to secure debt, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or legal instruments or agreements in writing necessary or appropriate in the judgment of the General Partner for the accomplishment of any of the powers of the General Partner enumerated in this Agreement.

B. Each of the Limited Partners agrees that the General Partner is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Partnership without any further act, approval or vote of the Partners, notwithstanding any other provision of this Agreement (except as provided in Section 7.3), the Act or any applicable law, rule or regulation, to the fullest extent permitted under the Act or other applicable law. The execution, delivery or performance by the General Partner or the Partnership of any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity.

C. At all times from and after the date hereof, the General Partner may cause the Partnership to obtain and maintain (i) casualty, liability and other insurance on the properties of the Partnership and (ii) liability insurance for the Indemnitees hereunder.

D. At all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain at any and all times working capital accounts and other cash or similar balances in such amounts as the General Partner, in its sole and absolute discretion, deems appropriate and reasonable from time to time.

E. [In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner of any action taken by it; provided that, if the General Partner decides to refinance (directly or indirectly) any outstanding indebtedness of the Partnership, the General Partner shall use reasonable efforts to structure such refinancing in a manner that minimizes any adverse tax consequences therefrom to the Limited Partners, and provided further that, in deciding whether or not to dispose of any property that represents more than one percent of the Partnership’s total assets, the General Partner shall consider in good faith the income tax consequences of such disposition for both the General Partners and the Limited Partners. Except as may be set forth in a separate written agreement between a Limited Partner and the General Partner and/or the Partnership (or a subsidiary thereof), as applicable, the General Partner and the Partnership shall not have liability to a Limited Partner under any circumstances as a result of an income tax liability incurred by such Limited Partner as a result of an action (or inaction) by the General Partner pursuant to its authority under this Agreement.]1

Section 7.2 Certificate of Limited Partnership. The General Partner has previously filed the Certificate with the Secretary of State of the State of Tennessee as required by the Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Tennessee and any other state, or the District of Columbia, in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate and do all the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Tennessee and each other state or the District of Columbia in which the Partnership may elect to do business or own property. Subject to the terms of Section 8.5A(4) hereof, the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Limited Partner.

[1]	This bracketed provision is designated as an “In the Form” provision for purposes of the Merger Agreement to which this form is attached.

Section 7.3 Restrictions on General Partner’s Authority.

A. The General Partner may not take any action in contravention of an express prohibition or limitation of this Agreement without the written Consent of all of the Limited Partners (including Limited Partner Interests held by the General Partner) (or such lower percentage of the Limited Partners as may be specifically provided for under a provision of this Agreement or the Act).

B. Except as provided in Article 13 hereof, the General Partner may not sell, exchange, transfer or otherwise dispose of all or substantially all of the Partnership’s assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination with any other Person) without the Consent of holders of three-fourths (3/4) of the outstanding Common Units held by Limited Partners (including, for the avoidance of doubt, the Class B Common Units held by the Class B Limited Partner).

C. The Partnership shall not sell, exchange, mortgage, hypothecate or otherwise convey or transfer the apartment community known as the Reserve at Dexter Lake (which is a replacement property for Cedar Mill Apartments) without the advance written consent of each Person who was a partner in Cedar Mill Apartments, L.P. at the time of its merger with and into the Partnership, which consent may be withheld for any reason whatsoever, so long as such Persons continue to hold, in the aggregate, at least 44,282.5 Class A Common Units.

D. The Partnership shall not sell, exchange, mortgage, hypothecate or otherwise convey or transfer the apartment community known as Greenbrook Apartments without the advance written consent of Robert F. Fogelman, which consent may be withheld for any reason whatsoever, so long as Mr. Fogelman continues to hold, in the aggregate, at least 217,500 Class A Common Units. Notwithstanding any other provision in this Agreement to the contrary, no provision of this Agreement shall supersede, modify, terminate or replace (1) any provision of that certain Supplemental Agreement with respect to Transfer of Property and Delivery of Guaranty dated as of November 10, 1993 by and among Robert F. Fogelman, the Partnership and the General Partner, (2) any provision of that certain Indemnity Agreement dated as of October 13, 1999 by and among Robert F. Fogelman, the Partnership and the General Partner, or (3) any provision of that certain Agreement Regarding (i) Removal of Certain Deed Restrictions, (ii) continuation of Partnership Agreement Restrictions and Covenants, (iii) Continuation of Tax Indemnification and (iv) Amendment and Restatement of Tax Indemnification Provisions, which shall each remain in full force and effect from and after the execution, delivery and effectiveness of this Agreement.

E. The Partnership shall not sell, exchange, mortgage, hypothecate or otherwise convey or transfer the apartment communities known as Huntington Chase or Indigo Pointe (which are replacement properties for McKeller Woods Apartments and Winchester Square Apartments) without the advance written consent of (i) each Person who was a partner in McKeller Woods Village Partnership, L.P. at the time of its merger with and into the Partnership, which consent may be withheld for any reason whatsoever, so long as such Persons continue to hold, in the aggregate, at least 162,600 Class A Common Units and (ii) each Person who was a partner in Winchester Square Partnership, L.P. at the time of its merger with and into the Partnership which consent may be withheld for any reason whatsoever, so long as such Persons continue to hold, in the aggregate, at least 89,159 Class A Common Units.

F. The Partnership shall not sell, exchange, mortgage, hypothecate or otherwise convey or transfer the apartment community known as Park Estate Apartments without the advance written consent of each Person who was a partner in Park Estate Partnership, L.P. at the time of its merger with and into the Partnership, which consent may be withheld for any reason whatsoever, so long as such Persons continue to hold, in the aggregate, at least 19,238 Class A Common Units.

G. The Partnership shall use its reasonable best efforts to effect any sale, exchange, conveyance or transfer of the Flournoy Communities in a manner that qualifies for tax deferral pursuant to Section 1031 of the Code (or any successor provision thereto). In the event that the Partnership conveys any Flournoy Community in such a tax-deferred exchange, the property acquired by the Partnership in such exchange shall be subject to the same limitation.

H. Nothing contained in this Section 7.3 shall prevent any property described in paragraphs C through G of this Section 7.3 from being taken by condemnation or other involuntary conversion; provided, however, that in such event, the General Partner shall use every reasonable effort to reinvest the proceeds from any such condemnation or involuntary conversion in a manner that results in deferral of taxable income from such event pursuant to Section 1033 of the Code.

Section 7.4 Reimbursement of the General Partner.

A. Except as provided in this Section 7.4 and elsewhere in this Agreement (including the provisions of Article 5 and 6 regarding distributions, payments, and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

B. The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole and absolute discretion, for all expenses that it incurs relating to the ownership and operation of, or for the benefit of, the Partnership; provided that the amount of any such reimbursement shall be reduced by any interest earned by the General Partner with respect to bank accounts or other instruments or accounts held by it on behalf of the Partnership as permitted in Section 7.5A. The Limited Partners acknowledge that, for purposes of this Section 7.4B, all expenses of the General Partner are deemed incurred for the benefit of the Partnership. Such reimbursements shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7 hereof.

C. As set forth in Section 4.3, the General Partner shall be treated as having made a Capital Contribution in the amount of all expenses that it incurs relating to any issuance of additional Partnership Interests or REIT Shares pursuant to Section 4.2 hereof.

D. In the event that the General Partner shall elect to purchase REIT Shares from its shareholders for the purpose of delivering such REIT Shares to satisfy an obligation under any dividend reinvestment program adopted by the General Partner, any employee stock purchase plan adopted by the General Partner, or any similar obligation or arrangement undertaken by the General Partner in the future, the purchase price paid by the General Partner for such REIT Shares and any other expenses incurred by the General Partner in connection with such purchase shall be considered expenses of the Partnership and shall be reimbursed to the General Partner, as the case may be, subject to the condition that: (i) if such REIT Shares subsequently are to be sold by the General Partner, the General Partner shall pay to the Partnership any proceeds received by the General Partner for such REIT Shares (provided that a transfer of REIT Shares for Units pursuant to Section 8.6 would not be considered a sale for such purposes); and (ii) if such REIT Shares are not retransferred by the General Partner within 30 days after the purchase thereof, the General Partner shall cause the Partnership to cancel a number of Class B Common Units held by the General Partner equal to the product obtained by multiplying the Conversion Factor by the number of such REIT Shares.

Section 7.5 Outside Activities of the General Partner.

A. The General Partner shall not directly or indirectly enter into or conduct any business other than in connection with the ownership, acquisition and disposition of Partnership Interests as a General Partner or Limited Partner and the management of the business of the Partnership and such activities as are incidental thereto. The General Partner shall not hold any assets other than (i) Partnership Interests as a General Partner or Limited Partner, and (ii) such bank accounts or similar instruments or accounts as it deems necessary to carry out its responsibilities contemplated under this Agreement and its organizational documents. The General Partner and any Affiliates of the General Partner may acquire Limited Partner Interests, which shall upon acquisition become Class B Common Units, and shall be entitled to exercise all rights of a Class B Limited Partner available hereunder relating to such Limited Partner Interests.

B. Except as provided in Section 7.4D, in the event the General Partner exercises its rights under Section 14 of Charter to redeem REIT Shares, then the General Partner shall cause the Partnership to purchase from it a number of Class B Common Units equal to the number of REIT Shares redeemed by the General Partner times the Conversion Factor on the same terms and for the same aggregate price that the General Partner redeemed such REIT Shares.

Section 7.6 Contracts with Affiliates.

A. The Partnership may lend or contribute funds or other assets to its Subsidiaries or other Persons in which it has an equity investment and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.

B. Except as provided in Section 7.5A, the Partnership may transfer assets to joint ventures, other partnerships, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law as the General Partner, in its sole and absolute discretion, believes are advisable.

C. Except as expressly permitted by this Agreement, neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are determined by the General Partner in good faith to be fair and reasonable and no less favorable to the Partnership than would be obtained from an unaffiliated third party.

D. The General Partner, in its sole and absolute discretion on behalf of the Partnership and without the approval of the Limited Partners, may propose and adopt employee benefit plans, stock option plans, long term incentive plans and similar plans funded by the Partnership including, without limitation, through the issuance of one or more classes, or one or more series of any of such classes, of Partnership Interests, for the benefit of employees of the General Partner, the Partnership, Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership, the General Partner, or any of the Partnership’s Subsidiaries.

E. The General Partner is expressly authorized to enter into, in the name and on behalf of the Partnership, a right of first opportunity arrangement and other conflict avoidance agreements with various Affiliates of the Partnership and the General Partner, on such terms as the General Partner, in its sole and absolute discretion, believes are advisable.

Section 7.7 Indemnification.

A. To the maximum extent permitted by 61-2-109 of the Act, the Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorneys fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership as set forth in this Agreement in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty or otherwise, for any indebtedness of the Partnership or any Subsidiary of the Partnership (including without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to) except as set forth pursuant to Exhibit E hereto in the Schedule of Guaranteed Debt Not Subject to Indemnity, and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.7 in favor of any Indemnitee having or potentially having liability for any such indebtedness. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 7.7A with respect to the subject matter of such proceeding. The termination of any proceeding by conviction of an Indemnitee or upon a plea of nolo contendere or its equivalent by an Indemnitee, or an entry of an order of probation against an Indemnitee prior to judgment, creates a rebuttable presumption that such Indemnitee acted in a manner contrary to that specified in this Section 7.7A. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership or otherwise provide funds, to enable the Partnership to fund its obligations under this Section 7.7.

B. Following a determination as provided in the Act that the facts then known would not preclude indemnification under Section 7.7A, reasonable expenses incurred by an Indemnitee who is a party to a proceeding may be paid or reimbursed by the Partnership in advance of the final disposition of the proceeding upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in this Section 7.7A has been met, and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

C. The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnitee is indemnified.

D. The Partnership may, but shall not be obligated to, purchase and maintain insurance, on behalf of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

E. For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of Section 7.7; and actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.

F. In no event may an Indemnitee subject any of the Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

G. An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

H. The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.7 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Partnership’s liability to any Indemnitee under this Section 7.7 as in effect immediately prior to such amendment, modification, or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8 Liability of the General Partner.

A. Notwithstanding anything to the contrary set forth in this Agreement, the General Partner shall not be liable for monetary damages to the Partnership, any Partners or any Assignees for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the General Partner acted in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the General Partner reasonably believes to be in the best interest of the Partnership.

B. The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership, and its shareholders collectively, that the General Partner is under no obligation to consider the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners or Assignees) in deciding whether to cause the Partnership to take (or decline to take) any actions, and that the General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Limited Partners in connection with such decisions, provided that the General Partner has acted in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the General Partner reasonably believes to be in the best interest of the Partnership.

C. Subject to its obligations and duties as General Partner set forth in Section 7.1A hereof, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

D. Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner’s liability to the Partnership and the Limited Partners under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9 Other Matters Concerning the General Partner.

A. The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

B. The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which such General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion, unless the General Partner has knowledge regarding such matter that makes reliance unwarranted.

C. The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed attorney or attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty which is permitted or required to be done by the General Partner hereunder.

D. Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order to (i) protect the ability of the General Partner to continue to qualify as a REIT or (ii) avoid the General Partner’s incurring any taxes under Section 857 or Section 4981 of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

Section 7.10 Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its best efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

Section 7.11 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without consent or approval of any other Partner or Person to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and take any and all actions on behalf of the Partnership and such Person shall be entitled to deal with the General Partner as if the General Partner were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies which may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE 8

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

Section 8.1 Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement, including Section 10.5 hereof, or under the Act.

Section 8.2 Management of Business. No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in the operation, management or control (within the meaning of the Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 8.3 Outside Activities of Limited Partners. Subject to any agreements entered into pursuant to Section 7.6E hereof and any other agreements entered into by a Limited Partner or its Affiliates with the Partnership or a Subsidiary, any Limited Partner (other than the General Partner) and any officer, director, employee, agent, trustee, Affiliate or shareholder of any Limited Partner (other than the General Partner) shall be entitled to and may have business interests and engage in business activities in addition to those relating to the

Partnership, including business interests and activities that are in direct competition with the Partnership or that are enhanced by the activities of the Partnership. Neither the Partnership nor any Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee. None of the Limited Partners (other than the General Partner) nor any other Person shall have any rights by virtue of this Agreement or the Partnership relationship established hereby in any business ventures of any other Person (other than the General Partner to the extent expressly provided herein) and such Person shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures to the Partnership, any Limited Partner or any such other Person, even if such opportunity is of a character which, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

Section 8.4 Return of Capital. Except pursuant to the right of redemption set forth in Section 8.6, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein. Except to the extent provided by Exhibit D hereof or as permitted by Section 4.2B, or otherwise expressly provided in this Agreement, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 8.5 Rights of Limited Partners Relating to the Partnership.

A. In addition to other rights provided by this Agreement or by the Act, and except as limited by Section 8.5C hereof, each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon written demand with a statement of the purpose of such demand and at such Limited Partner’s own expense (including such copying and administrative charges as the General Partner may establish from time to time):

(1) to obtain a copy of the most recent annual and quarterly reports filed with the Securities and Exchange Commission by the General Partner pursuant to the Securities Exchange Act of 1934;

(2) to obtain a copy of the Partnership’s federal, state and local income tax returns for each Partnership Year;

(3) to obtain a current list of the name and last known business, residence or mailing address of each Partner;

(4) to obtain a copy of this Agreement and the Certificate and all amendments thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate and all amendments thereto have been executed; and

(5) to obtain true and full information regarding the amount of cash and a description and statement of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner.

B. The Partnership shall notify each Limited Partner upon request of the then current Conversion Factor.

C. Notwithstanding any other provision of this Section 8.5, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole and absolute discretion to be reasonable, any information that (i) the General Partner reasonably believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or its business or (ii) the Partnership is required by law or by agreements with an unaffiliated third party to keep confidential.

Section 8.6 Redemption Right.

A. Subject to Section 8.6C, each Limited Partner, other than the General Partner, shall have the right (the “Redemption Right”) to require the Partnership to redeem on a Specified Redemption Date all or a portion of the Common Units held by such Limited Partner at a redemption price equal to and in the form of the Cash Amount to be paid by the Partnership. The Redemption Right shall be exercised pursuant to a Notice of Redemption delivered to the Partnership (with a copy to the General Partner) by the Limited Partner who is exercising the redemption right (the “Redeeming Partner”). A Limited Partner may not exercise the Redemption Right for less than one thousand (1,000) Common Units or, if such Limited Partner holds less than one thousand (1,000) Common Units, all of the Common Units held by such Limited Partner. The Redeeming Partner shall have no right, with respect to any Partnership Units so redeemed, to receive any distributions paid after the Specified Redemption Date. The Assignee of any Limited Partner may exercise the rights of such Limited Partner pursuant to this Section 8.6, and such Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Limited Partner’s Assignee. In connection with any exercise of such rights by such Assignee on behalf of such Limited Partner, the Cash Amount shall be paid by the Partnership directly to such Assignee and not to such Limited Partner.

B. Notwithstanding the provisions of Section 8.6A, the General Partner may, in its sole and absolute discretion, elect to assume directly and satisfy a Redemption Right by either paying to the Redeeming Partner the Cash Amount or issuing to the Redeeming Partner the REIT Shares Amount, as elected by the General Partner (in its sole and absolute discretion) on the Specified Redemption Date, whereupon the General Partner shall acquire the Partnership Units offered for redemption by the Redeeming Partner and shall be treated for all purposes of this Agreement as the owner of such Common Units, which upon such acquisition shall become Class B Common Units. Unless the General Partner (in its sole and absolute discretion) shall exercise its right to assume directly and satisfy the Redemption Right, the General Partner shall not have any obligation to the Redeeming Partner or the Partnership with respect to the Redeeming Partner’s exercise of the Redemption Right. In the event the General Partner shall exercise its right to satisfy the Redemption Right in the manner described in the first sentence of this Section 8.6B, the Partnership shall have no obligation to pay any amount to the Redeeming Partner with respect to such Redeeming Partner’s exercise of the Redemption Right, and each of the Redeeming Partner, the Partnership, and the General Partner shall treat the transaction between the General Partner, and the Redeeming Partner for federal income tax purposes as a sale of the Redeeming Partner’s Common Units to the General Partner. Each Redeeming Partner agrees to execute such documents as the General Partner may reasonably require in connection with the issuance of REIT Shares upon exercise of the Redemption Right.

C. Notwithstanding the provisions of Section 8.6A, Section 8.6B or any other provision of this Agreement, a Limited Partner (i) shall not be entitled to effect the Redemption Right for cash or an exchange for REIT Shares to the extent the ownership or right to acquire REIT Shares pursuant to such exchange by such Partner on the Specified Redemption Date could cause such Partner or any other Person to violate any of the restrictions on ownership and transfer of REIT Shares set forth in the Charter and (ii) shall have no rights under this Agreement to acquire REIT Shares which would otherwise be prohibited under the Charter. To the extent any attempted redemption or exchange for REIT Shares would be in violation of this Section 8.6C, it shall be null and void ab initio and such Limited Partner shall not acquire any rights or economic interest in the cash otherwise payable upon such redemption or the REIT Shares otherwise issuable upon such exchange.

D. Notwithstanding anything contained in Section 8.6A, 8.6B, or 8.6C, no Partner shall be entitled to exercise the Redemption Right pursuant to Section 8.6A with respect to any Preferred Unit unless (i) such Preferred Unit has been issued to and is held by a Partner other than the General Partner, and (ii) the General Partner has expressly granted to such Partner the right to redeem such Preferred Units pursuant to Section 8.6A.

E. Preferred Units shall be redeemed, if at all, only in accordance with such redemption rights or options as are set forth with respect to such Preferred Units (or class or series thereof) in the instruments designating such Preferred Units (or class or series thereof).

ARTICLE 9

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 9.1 Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by the Act and other books and records deemed by the General Partner to be appropriate with respect to the Partnership’s business, including, without limitation, all books and records necessary to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Section 9.3 hereof. Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on, or be in the form of, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles, or such other basis as the General Partner determines to be necessary or appropriate.

Section 9.2 Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

Section 9.3 Reports.

A. As soon as practicable, but in no event later than one hundred five (105) days after the close of each Partnership Year, the General Partner shall cause to be mailed to each Limited Partner as of the close of the Partnership Year, an annual report containing financial statements of the Partnership, or of the General Partner if such statements are prepared solely on a consolidated basis with the General Partner, for such Partnership Year, presented in accordance with generally accepted accounting principles, such statements to be audited by a nationally recognized firm of independent public accountants selected by the General Partner.

B. As soon as practicable, but in no event later than one hundred five (105) days after the close of each calendar quarter (except the last calendar quarter of each year), the General Partner shall cause to be mailed to each Limited Partner as of the last day of the calendar quarter, a report containing unaudited financial statements of the Partnership, or of the General Partner, if such statements are prepared solely on a consolidated basis with the General Partner, and such other information as may be required by applicable law or regulation, or as the General Partner determines to be appropriate.

ARTICLE 10

TAX MATTERS

Section 10.1 Preparation of Tax Returns. The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, within ninety (90) days of the close of each taxable year, the tax information reasonably required by Limited Partners for federal and state income tax reporting purposes.

Section 10.2 Tax Elections. Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code; provided, however, that the General Partner shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder. The General Partner shall have the right to seek to revoke any such election (including, without limitation, the election under Section 754 of the Code) upon the General Partner’s determination in its sole and absolute discretion that such revocation is in the best interests of the Partners.

Section 10.3 Tax Matters Partner.

A. The General Partner shall be the “tax matters partner” of the Partnership for federal income tax purposes. Pursuant to Section 6230(e) of the Code, upon receipt of notice from the IRS of the beginning of an administrative proceeding with respect to the Partnership, the tax matters partner shall furnish the IRS with the name, address, taxpayer identification number, and profit interest of each of the Limited Partners and the Assignees; provided, however, that such information is provided to the Partnership by the Limited Partners and the Assignees.

B. The tax matters partner is authorized, but not required:

(1) to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”), and in the settlement agreement the tax matters partner may expressly state that such agreement shall bind all Partners, except that such settlement agreement shall not bind any Partner (i) who (within the time prescribed pursuant to the Code and Regulations) files a statement with the IRS providing that the tax matters partner shall not have the authority to enter into a settlement agreement on behalf of such Partner or (ii) who is a “notice partner” (as defined in Section 6231(a)(8) of the Code) or a member of a “notice group” (as defined in Section 6223(b)(2) of the Code);

(2) in the event that a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a “final adjustment”) is mailed to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court or the filing of a complaint for refund with the United States Claims Court or the District Court of the United States for the district in which the Partnership’s principal place of business is located;

(3) to intervene in any action brought by any other Partner for judicial review of a final adjustment;

(4) to file a request for an administrative adjustment with the IRS and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(5) to enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken account by a Partner for tax purposes, or an item affected by such item; and

(6) to take any other action on behalf of the Partners of the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

The taking of any action and the incurring of any expense by the tax matters partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification of the General Partner set forth in Section 7.7 of this Agreement shall be fully applicable to the tax matters partner in its capacity as such.

C. The tax matters partner shall receive no compensation for its services. All third party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm to assist the tax matters partner in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

Section 10.4 Intentionally Deleted.

Section 10.5 Withholding. Each Limited Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Limited Partner any amount of federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Sections 1441, 1442, 1445, 1446, or 1471 of the Code. Any amount paid on behalf of or with respect to a Limited Partner shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution which would otherwise be made to the Limited Partner or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Limited Partner. Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed to such Limited Partner. Each Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner’s Partnership Interest to secure such Limited Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.5. In the event that a Limited Partner fails to pay any amounts owed to the Partnership pursuant to this Section 10.5 when due, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner. Without limitation, in such event the General Partner shall have the right to receive distributions that would otherwise be distributable to such defaulting Limited Partner until such time as such loan, together with all interest thereon, has been paid in full, and any such distributions so received by the General Partner shall be treated as having been distributed to the defaulting Limited Partner and immediately paid by the defaulting Limited Partner to the General Partner in repayment of such loan. Any amounts payable by a Limited Partner hereunder shall bear interest at the lesser of (A) the base rate on corporate loans at large United States money center commercial banks, as published from time to time in the Wall Street Journal, plus four (4) percentage points, or (B) the maximum lawful rate of interest on such obligation, such interest to accrue from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each Limited Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.

ARTICLE 11

TRANSFERS AND WITHDRAWALS

Section 11.1 Transfer.

A. The term “transfer,” when used in this Article 11 with respect to a Partnership Unit, shall be deemed to refer to a transaction by which the General Partner purports to assign all or any part of its General Partner Interest to another Person or by which a Limited Partner purports to assign all or any part of its Limited Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise. The term “transfer” when used in this Article 11 does not include any redemption of Partnership Units by a Limited Partner or acquisition of Partnership Units from a Limited Partner by the General Partner pursuant to Section 8.6.

B. No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article 11. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article 11 shall be null and void.

Section 11.2 Transfer of General Partner’s Partnership Interest.

A. The General Partner may not transfer any of its General Partner Interest or Limited Partnership Interests or withdraw as General Partner except as provided in Section 11.2B or in connection with a transaction described in Section 11.2C or Section 11.2D.

B. The General Partner may transfer Limited Partner Interests held by it to the Partnership in accordance with Section 7.5B hereof.

C. Except as otherwise provided in Section 11.2D, the General Partner shall not engage in any merger, consolidation or other combination with or into another Person or sale of all or substantially all of its assets, or any reclassification, or recapitalization or change of outstanding REIT Shares (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination as described in the definition of “Conversion Factor”) (“Transaction”), unless (i) the Transaction also includes a merger of the Partnership or sale of substantially all of the assets of the Partnership which has been approved by the requisite Consent of the Partners pursuant to Section 7.3 and as a result of which all Limited Partners will receive for each Common Unit an amount of cash, securities, or other property equal to the product of the Conversion Factor and the greatest amount of cash, securities or other property paid to a holder of one REIT Share in consideration of one REIT Share at any time during the period from and after the date on which the Transaction is consummated, provided that if, in connection with the Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than fifty percent (50%) of the outstanding REIT Shares, each holder of Common Units shall receive the greatest amount of cash, securities, or other property which such holder would have received had it exercised the Redemption Right and received REIT Shares in exchange for its Common Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer; and (ii) no more than forty-nine percent (49%) of the equity securities of the acquiring Person in such transaction shall be owned, after consummation of such Transaction, by the General Partner or Persons who are Affiliates of the Partnership or the General Partner immediately prior to the date on which the Transaction is consummated.

D. Notwithstanding Section 11.2C, the General Partner may merge with another entity if immediately after such merger substantially all of the assets of the surviving entity, other than Partnership Units held by the General Partner (whether such Partnership Units constitute the General Partner Interest or a Limited Partner Interest), are contributed to the Partnership as a Capital Contribution in exchange for Partnership Units with a fair market value, as reasonably determined by the General Partner, equal to the 704(c) Value of the assets so contributed.

Section 11.3 Limited Partners’ Rights to Transfer.

A. Subject to the provisions of Section 11.3C, 11.3D, 11.3E, and 11.4, a Limited Partner may transfer, with or without the consent of the General Partner, all or any portion of its Partnership Interest, or any of such Limited Partner’s economic rights as a Limited Partner.

B. If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s estate shall have all the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate and such power as the Incapacitated Limited Partner possessed to transfer all or any part of his or its interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

C. The General Partner may prohibit any transfer by a Limited Partner of its Partnership Units if, in the opinion of legal counsel to the Partnership, such transfer would require filing of a registration statement under the Securities Act of 1933 or would otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the Partnership Unit.

D. No transfer by a Limited Partner of its Partnership Units may be made to any Person if (i) in the opinion of legal counsel for the Partnership, it would result in the Partnership being treated as an association taxable as a corporation, or (ii) such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code.

E. No transfer of any Partnership Units may be made to a lender to the Partnership or any Person who is related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Partnership whose loan constitutes a Nonrecourse Liability, without the consent of the General Partner, in its sole and absolute discretion, provided that as a condition to such consent the lender will be required to enter into an arrangement with the Partnership and the General Partner to exchange or redeem for the Cash Amount or REIT Shares Amount, at the election of the Partnership, any Partnership Units in which a security interest is held simultaneously with the time at which such lender would be deemed to be a partner in the Partnership for purposes of allocating liabilities to such lender under Section 752 of the Code.

Section 11.4 Substituted Limited Partners.

A. The General Partner’s failure or refusal to permit a transferee of any such interests to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or any Partner.

B. A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article 11 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement.

C. Upon the admission of a Substituted Limited Partner, the General Partner shall update the Partner Registry in the books and records of the Partnership to reflect the name, address, number of Partnership Units, and Percentage Interest of such Substituted Limited Partner and to eliminate or adjust, if necessary, the name, address and interest of the predecessor of such Substituted Limited Partner.

Section 11.5 Assignees. If the General Partner, in its sole and absolute discretion, does not consent to the admission of any permitted transferee under Section 11.3 as a Substituted Limited Partner, as described in Section 11.4, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be deemed to have had assigned to it, and shall be entitled to receive distributions from the Partnership and the share of Net Income, Net Losses, Recapture Income, and any other items, gain, loss deduction and credit of the Partnership attributable to the Partnership Units assigned to such transferee, but shall not be deemed to be a holder of Partnership Units for any other purpose under this Agreement, and shall not be entitled to vote such Partnership Units in any matter presented to the Limited Partners for a vote (such Partnership Units being deemed to have been voted on such matter in the same proportion as all other Partnership Units of the same class or series held by Limited Partners are voted, to the extent such Partnership Units are entitled to vote on such matter). In the event any such transferee desires to make a further assignment of any such Partnership Units, such transferee shall be subject to all the provisions of this Article 11 to the same extent and in the same manner as any Limited Partner desiring to make an assignment of Partnership Units.

Section 11.6 General Provisions.

A. No Limited Partner may withdraw from the Partnership other than as a result of a permitted transfer of all of such Limited Partner’s Partnership Units in accordance with this Article 11 or pursuant to redemption of all of its Partnership Units under Section 8.6.

B. Any Limited Partner who shall transfer all of its Partnership Units in a transfer permitted pursuant to this Article 11 shall cease to be a Limited Partner upon the admission of all Assignees of such Partnership Units as Substitute Limited Partners. Similarly, any Limited Partner who shall transfer all of its Partnership Units pursuant to a redemption of all of its Partnership Units under Section 8.6 of this Agreement shall cease to be a Limited Partner.

C. Transfers pursuant to this Article 11 may only be made on the first day of a month, unless the General Partner otherwise agrees; provided, however, that a transfer of Partnership Units pursuant to exercise of rights by a secured party in connection with a pledge of such Partnership Units may occur at any time.

D. If any Partnership Interest is transferred or assigned during any quarterly segment of the Partnership’s fiscal year in compliance with the provisions of this Article 11, or redeemed or transferred pursuant to Section 8.6 of this Agreement, or any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items attributable to such interest for such Partnership Year shall be divided and allocated between the transferor Partner and the transferee Partner by taking into account their varying interests during the Partnerships year in accordance with Section 706(d) of the Code, using the interim closing of the books method. Solely for purposes of making such allocations, each of such items for the calendar month in which the transfer or assignment occurs shall be allocated to the transferee Partner, and none of such items for the calendar month in which a redemption occurs shall be allocated to the Redeeming Partner. All distributions of Available Cash attributable to such Partnership Unit with respect to which the Partnership Record Date is before the date of such transfer, assignment, or redemption shall be made to the transferor Partner or the Redeeming Partner, as the case may be, and in the case of a transfer or assignment other than a redemption, all distributions of Available Cash thereafter attributable to such Partnership Unit shall be made to the transferee Partner.

ARTICLE 12

ADMISSION OF PARTNERS

Section 12.1 Admission of Successor General Partner. A successor to all of the General Partner Interest pursuant to Section 11.2 hereof who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective upon such transfer. Any such transferee shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission. In the case of such admission on any day other than the first day of a Partnership Year, all items attributable to the General Partner Interest for such Partnership year shall be allocated between the transferring General Partner and such successor as provided in Section 11.6D hereof.

Section 12.2 Admission of Additional Limited Partners.

A. A Person who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.4 hereof and (ii) such other documents or instruments as may be required in the discretion of the General Partner in order to effect such Person’s admission as an Additional Limited Partner.

B. Notwithstanding anything to the contrary in this Section 12.2, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner’s sole and absolute discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded in the Partner Registry on the books and records of the Partnership, following the consent of the General Partner to such admission.

C. If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items allocable among Partners and Assignees for such Partnership Year shall be allocated among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using the interim closing of the books method. Solely for purposes of making such allocations, each of such item for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all the Partners and Assignees including such Additional Limited Partner. All distributions of Available Cash with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees other than the Additional Limited Partner, and all distributions of Available Cash thereafter shall be made to all of the Partners and Assignees including such Additional Limited Partner.

Section 12.3 Amendment of Agreement and Certificate of Limited Partnership. For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment to the Partner Registry) and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 2.4 hereof.

ARTICLE 13

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 13.1 Dissolution. The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following (“Liquidating Events”):

A. the expiration of its term as provided in Section 2.5 hereof;

B. an event of withdrawal of the General Partner, as defined in the Act (other than an event of bankruptcy), unless, within ninety (90) days after such event of withdrawal Class A Limited Partners holding in the aggregate a majority of the issued and outstanding Class A Common Units agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a successor General Partner;

C. entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;

D. an election to dissolve the Partnership made by the General Partner and approved in writing by Class A Limited Partners holding in the aggregate a majority of the issued and outstanding Class A Common Units;

E. the sale of all or substantially all of the assets and properties of the Partnership; or

F. a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to the entry of such order or judgment Class A Limited Partners holding in the aggregate a majority of the issued and outstanding Class A Common Units agree in writing to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute General Partner.
Section 13.2 Winding Up.

A. Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and

Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs. The General Partner, or, in the event there is no remaining General Partner, any Person elected by a majority in interest of the Limited Partners (the General Partner or such other Person being referred to herein as the “Liquidator”), shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include shares of stock in the General Partner) shall be applied and distributed in the following order:

(1) First, to the payment and discharge of all of the Partnership’s debts and liabilities to creditors other than the Partners;

(2) Second, to the payment and discharge of all of the Partnership’s debts and liabilities to the General Partner;

(3) Third, to the payment and discharge of all of the Partnership’s debts and liabilities to the other Partners; and

(4) The balance, if any, to the General Partner and Limited Partners in accordance with their Capital Accounts, after giving effect to all contributions, distributions, adjustments, and allocations for all periods, and subject to the rights of the holders of Preferred Units to receive a liquidation preference, with an appropriate adjustment to the Capital Accounts of such holders entitled to receive a liquidation preference to reflect the payment of any such liquidation preference.

Prior to the foregoing distributions, the General Partner shall have made adjustments to Capital Accounts of the Partners to reflect the fair market value of the Partnership assets as of the date of the Partnership’s liquidation in a manner consistent with Regulations Section 1.704-1(b)(2)(iv)(f).

The General Partner shall not receive any additional compensation for any services performed pursuant to this Article 13.

B. Notwithstanding the provisions of Section 13.2A hereof which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors) and/or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2A hereof, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

C. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the General Partner and Limited Partners pursuant to this Article 13 may be:

(1) distributed to a trust established for the benefit of the General Partner and Limited Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the General Partner and Limited Partners from time to time, in the reasonable discretion of Liquidator, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partner and Limited Partners Pursuant to this Agreement; or

(2) withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld or escrowed amounts shall be distributed to the General Partner and Limited Partners in the manner and order of priority set forth in Section 13.2A as soon as practicable.

Section 13.3 Compliance with Timing Requirements of Regulations. In the event the Partnership is “liquidated” within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g), distributions shall be made pursuant to this Article 13 to the General Partner and Limited Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2). If any Partner has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), except as set forth in Section 13.10, such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.

Section 13.4 Deemed Distribution and Recontribution. Notwithstanding any other provision of this Article 13, in the event the Partnership is considered liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Liquidating Event has occurred, the Partnership’s property shall not be liquidated, the Partnership’s liabilities shall not be paid or discharged, and the Partnership’s affairs shall not be wound up. Instead, for federal income tax purposes and for purposes of maintaining Capital Accounts pursuant to Exhibit C hereto, the Partnership shall be deemed to have distributed the property in kind to the General Partner and Limited Partners, who shall be deemed to have assumed and taken such property subject to all Partnership liabilities, all in accordance with their respective Capital Accounts. Immediately thereafter, the General Partner and Limited Partners shall be deemed to have recontributed the Partnership property in kind to the Partnership, which shall be deemed to have assumed and taken such property subject to all such liabilities.

Section 13.5 Rights of Limited Partners. Except as otherwise provided in this Agreement, each Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership. Except as otherwise provided in this Agreement, no Limited Partner shall have priority over any other Partner as to the return of its Capital Contributions, distributions, or allocations.

Section 13.6 Notice of Dissolution. In the event a Liquidating Event occurs or an event occurs that would, but for provisions of an election by one or more Partners pursuant to Section 13.1, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the Partners.

Section 13.7 Termination of Partnership and Cancellation of Certificate of Limited Partnership. Upon the completion of the liquidation of the Partnership cash and property as provided in Section 13.2 hereof, the Partnership shall be terminated, a certificate of cancellation shall be filed, and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Tennessee shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 13.8 Reasonable Time for Winding-Up. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2 hereof, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between the Partners during the period of liquidation.

Section 13.9 Waiver of Partition. Each Partner hereby waives any right to partition of the Partnership property.

Section 13.10 Deficit Capital Account Restoration.

A. Subject to Section 13.10B, if a Class A Limited Partner listed on Schedule Section 13.10A (an “Electing Partner”) has a negative balance in his Capital Account on the date of the “liquidation” of his interest in the Partnership (within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g) but excluding a constructive liquidation resulting from a tax termination of the Partnership under Section 708(b)(1)(B) of the Code)), then such Electing Partner shall contribute in cash to the capital of the Partnership the lesser of (i) the maximum amount (if any such maximum amount is stated) listed beside such Electing Partner’s name on Schedule Section 13.10A or (ii) the amount required to increase his Capital Account as of such date to zero. Any such contribution required of a Partner hereunder shall be made on or before the later of (i) the end of the Partnership Year in which the interest of such Partner is liquidated or (ii) the ninetieth (90th) day following the date of such liquidation. Notwithstanding any provision hereof to the contrary, all amounts so contributed by a Partner to the capital of the Partnership shall, upon the liquidation of the Partnership under this Article 13, be first paid to any then creditors of the Partnership, including Partners that are Partnership creditors (in the order provided in Section 13.2A), and any remaining amount shall be distributed to the other Partners then having positive balances in their respective Capital Accounts in proportion to such positive balances.

B. After the death of an Electing Partner, the executor of the estate of such an Electing Partner may elect to reduce (or eliminate) the deficit Capital Account restoration obligation of such an Electing Partner. Such election may be made by such executor by delivering to the General Partner within two hundred seventy (270) days of the death of such an Electing Partner a written notice setting forth the maximum deficit balance in his Capital Account that such executor agrees to restore under Section 13.10A, if any. If such executor does not make a timely election pursuant to this Section 13.10B (whether or not the balance in his Capital Account is negative at such time), then such Electing Partner’s estate (and the beneficiaries thereof who receive distributions of Partnership Units therefrom) shall be deemed to have a deficit Capital Account restoration obligation as set forth under Section 13.10A.

C. If the General Partner, on the date of the “liquidation” of its interest in the Partnership, within the meaning of Regulations Section 1.704-1 (b)(2)(ii)(g) (but excluding a constructive liquidation resulting from a tax termination of the Partnership under Section 708(b)(1)(B) of the Code), has a negative balance in its Capital Account, then the General Partner shall contribute in cash to the capital of the Partnership the amount needed to restore its Capital Account balance to zero. Any such contribution shall be made by the General Partner on or before the later of (i) the end of the Partnership Year in which the General Partner’s interest is liquidated, or (ii) the ninetieth (90th) calendar day following the date of such liquidation.

ARTICLE 14

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS

Section 14.1 Amendments.

A. Amendments to this Agreement may be proposed by the General Partner or by any Limited Partners holding twenty percent (20%) or more of the outstanding Common Units. Following such proposal, the General Partner shall submit any proposed amendment to the Limited Partners. The General Partner shall seek the written vote of the Partners on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. For purposes of obtaining a written vote, the General Partner may require a response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a vote which is consistent with the General Partner’s recommendation with respect to the proposal. Except as provided in Section 14.1B, 14.1C or 14.1D, a proposed amendment shall be adopted and be effective as an amendment hereto if it is approved by the General Partner and it receives the Consent of Partners holding a majority of the outstanding Common Units (including, for the avoidance of doubt, the Class B Common Units held by the Class B Limited Partner).

B. Notwithstanding Section 14.1A, the General Partner shall have the power, without the consent of the Limited Partners, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(1) to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

(2) to reflect the admission, substitution, termination, or withdrawal of Partners in accordance with this Agreement;

(3) to set forth the designations, rights, powers, duties, and preferences of the holders of any additional Partnership Interests issued pursuant to Section 4.2A hereof;

(4) to reflect a change that is of an inconsequential nature and does not adversely affect the Limited Partners in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement; and

(5) to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law.

The General Partner shall provide notice to the Limited Partners when any action under this Section 14.1B is taken.

C. Notwithstanding Section 14.1A and 14.1B hereof, this Agreement shall not be amended without the Consent of each Partner adversely affected if such amendment would (i) convert a Limited Partner’s interest in the Partnership into a general partner interest, (ii) modify the limited liability of a Limited Partner in a manner adverse to such Limited Partner, (iii) alter rights of the Partner to receive distributions pursuant to Article 5, or the allocations specified in Article 6 (except as permitted pursuant to Section 4.2 and Section 14.1B(3) hereof), (iv) alter or modify the Redemption Right and REIT Shares Amount as set forth in Section 8.6 and 11.2B, and the related definitions, in a manner adverse to such Partner, (v) cause the termination of the Partnership except as set forth in Section 13.1, or (vi) amend this Section 14.1C. Further, no amendment may alter the restrictions on the General Partner’s authority set forth in Section 7.3 without the Consent specified in that section.

D. Notwithstanding Section 14.1A or Section 14.1B hereof, the General Partner shall not amend Section 4.2A, 7.5, 7.6, 11.2 or 14.2 without the Consent of Class A Limited Partners holding a majority of the Class A Common Units.

E. Notwithstanding anything in this Section 14.1 or elsewhere in this Agreement to the contrary, any amendment or restatement of the Partner Registry by the General Partner to reflect events or changes otherwise authorized or permitted by this Agreement shall not be deemed an amendment of this Agreement and may be done at any time and from time to time, as determined by the General Partner without the Consent of the Limited Partners and without any notice requirement. A copy of the Partner Registry is available to any Limited Partner upon written request to the General Partner.

Section 14.2 Meetings of the Partners.

A. Meetings of the Partners may be called by the General Partner and shall be called upon the receipt by the General Partner of a written request by Limited Partners holding twenty percent (20%) or more of the outstanding Common Units. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners not less than seven (7) days nor more than thirty (30) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Whenever the vote or Consent of the

Partners is permitted or required under this Agreement, such vote or Consent may be given at a meeting of the Partners or may be given in accordance with the procedure prescribed in Section 14.1A hereof. Except as otherwise expressly provided in this Agreement, the Consent of holders of a majority of the Percentage Interests in Common Units held by Limited Partners (including, for the avoidance of doubt, the Class B Common Units held by the Class B Limited Partner) shall control.

B. Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement). Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement). Such consent shall be filed with the General Partner. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.

C. Each Limited Partner may authorize any Person or Persons to act for him by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner or his attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner executing it, such revocation to be effective upon the Partnership’s receipt of or written notice such revocation from the Limited Partner executing such proxy.

D. Each meeting of Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate. Without limitation, meetings of Partners may be conducted in the same manner as meetings of the shareholders of the General Partner and may be held at the same time, and as part of, meetings of the shareholders of the General Partner.

ARTICLE 15

GENERAL PROVISIONS

Section 15.1 Addresses and Notice. Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address set forth in the Partner Registry or such other address of which the Partner shall notify the General Partner in writing.

Section 15.2 Titles and Captions. All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

Section 15.3 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 15.4 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 15.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 15.6 Creditors. Other than as expressly set forth herein with respect to the Indemnitees, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 15.7 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

Section 15.8 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 15.9 Applicable Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Tennessee, without regard to the principles of conflicts of law.

Section 15.10 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 15.11 Entire Agreement. This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes the Prior Agreement and any other prior written or oral understandings or agreements among them with respect thereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

Mid-America Apartment Communities, Inc., a Tennessee corporation

By:
Title:

CLASS A LIMITED PARTNERS:

By:	Mid-America Apartment Communities, Inc., as Attorney-in-Fact for the Limited Partners holding such status prior to the date hereof pursuant to Section 8.2 of the Prior Agreement

By:
Title:

CLASS B LIMITED PARTNER:

Mid-America Apartment Communities, Inc., a Tennessee corporation

By:
Title:

EXHIBIT A-1

SCHEDULE OF PARTNERS

EXHIBIT A-2

PARTNER REGISTRY AT PARTNERSHIP MERGER EFFECTIVE TIME

EXHIBIT B

NOTICE OF REDEMPTION OF COMMON UNITS

The undersigned Limited Partner hereby irrevocably (i) redeems              Common Units in Mid-America Apartments, L.P. in accordance with the terms of the Third Amended and Restated Agreement of Limited Partnership of Mid-America Apartments, L.P. and the Redemption Right referred to therein, (ii) surrenders such Common Units and all right, title and interest therein, and (iii) directs that the Cash Amount or REIT Shares Amount (as determined by the General Partner) deliverable upon exercise of the Redemption Right be delivered to the address specified below, and if REIT Shares are to be delivered, such REIT Shares be registered or placed in the name(s) and at the address(es) specified below. The undersigned hereby represents, warrants, and certifies that the undersigned (a) has marketable and unencumbered title to such Common Units, free and clear of the rights or interests of any other person or entity, (b) has the full right, power, and authority to redeem and surrender such Common Units as provided herein, and (c) has obtained the consent or approval of all person or entities, if any, having the right to consent or approve such redemption and surrender.

Dated:

Name of Limited Partner:
Please Print

(Signature of Limited Partner)

(Street Address)

(City)	(State)	(Zip Code)

Signature Guaranteed by:

If REIT Shares are to be issued, issue to:

Name:

Please insert social security or identifying number:

EXHIBIT C

CAPITAL ACCOUNT MAINTENANCE

1. Capital Accounts of the Partners

A. The Partnership shall maintain for each Partner a separate Capital Account in accordance with the rules of Regulations Section l.704-l(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions and any other deemed contributions made by such Partner to the Partnership pursuant to this Agreement and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 1.B hereof and allocated to such Partner pursuant to Section 6.1A of the Agreement and Exhibit D hereof, and decreased by (x) the amount of cash or Agreed Value of all actual and deemed distributions of cash or property made to such Partner pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 1.B hereof and allocated to such Partner pursuant to Section 6.1B of the Agreement and Exhibit D hereof. Notwithstanding any other provision of this Agreement, immediately after the contribution of assets and issuance of Class A Common Units resulting from the merger of George OP into the Partnership, the Capital Account of each Partner shall equal the product of (i) the number of Common Units owned by such Partner as of such time as set forth on Exhibit A and (ii) (A) the net asset value of the Partnership as determined by the General Partner divided by (B) the total number of Common Units then outstanding. The General Partner may determine such net asset value by valuing Common Units based on the Value of a REIT Share, but is not required to do so.

B. For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Partners’ Capital Accounts, unless otherwise specified in this Agreement, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes determined in accordance with Section 703(a) of the Code (for this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(1)	Except as otherwise provided in Regulations Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership, provided that the amounts of any adjustments to the adjusted bases of the assets of the Partnership made pursuant to Section 734 of the Code as a result of the distribution of property by the Partnership to a Partner (to the extent that such adjustments have not previously been reflected in the Partners’ Capital Accounts) shall be reflected in the Capital Accounts of the Partners in the manner and subject to the limitations prescribed in Regulations Section l.704 1(b)(2)(iv)(m)(4).

(2)	The computation of all items of income, gain, and deduction shall be made without regard to the fact that items described in Sections 705(a)(l)(B) or 705(a)(2)(B) of the Code are not includable gross income or are neither currently deductible nor capitalized for federal income tax purposes.

(3)	Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(4)	In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year.

(5)	In the event the Carrying Value of any Partnership Asset is adjusted pursuant to Section 1.D hereof, the amount of any such adjustment shall be taken into account as gain or loss from the disposition of such asset.

(6)	Any items specially allocated under Section 2 of Exhibit D hereof shall not be taken into account.

C. Generally, a transferee (including an Assignee) of a Partnership Unit shall succeed to a pro rata portion of the Capital Account of the transferor.

D. (1)	Consistent with the provisions of Regulations Section 1.704-1(b)(2)(iv)(f), and as provided in Section 1.D (2), the Carrying Values of all Partnership assets shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as of the times of the adjustments provided in Section 1.D (2) hereof, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property and allocated pursuant to Section 6.1 of the Agreement.

(2)	Such adjustments shall be made as of the following times: (a) immediately prior to the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) immediately prior to the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership; and (c) immediately prior to the liquidation of the Partnership within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g), provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the General Partner determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership.

(3)	In accordance with Regulations Section 1.704 -l(b)(2)(iv)(e), the Carrying Value of Partnership assets distributed in kind shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as of the time any such asset is distributed.

(4)	In determining Unrealized Gain or Unrealized Loss for purposes of this Exhibit C, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) shall be determined by the General Partner using such reasonable method of valuation as it may adopt, or in the case of a liquidating distribution pursuant to Article 13 of the Agreement, shall be determined and allocated by the Liquidator using such reasonable methods of valuation as it may adopt. The General Partner, or the Liquidator, as the case may be, shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines in its sole and absolute discretion to arrive at a fair market value for individual properties).

E. The provisions of this Agreement (including this Exhibit C and the other Exhibits to this Agreement) relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership, the General Partner, or the Limited Partners) are computed in order to comply with such Regulations, the General Partner may make such modification without regard to Article 14 of the Agreement, provided that it is not likely to have a material effect on the amounts distributable to any Person pursuant to Article 13 of the Agreement upon the dissolution of the Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section l.704-l(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section l.704-1(b).

2.	No Interest

No interest shall be paid by the Partnership on Capital Contributions or on balances in Partners’ Capital Accounts.

3.	No Withdrawal

No Partner shall be entitled to withdraw any part of his Capital Contribution or his Capital Account or to receive any distribution from the Partnership, except as provided in Article 4, 5, 7 and 13 of the Agreement.

EXHIBIT D

SPECIAL ALLOCATION RULES

1. Special Allocation Rules

Notwithstanding any other provision of the Agreement or this Exhibit D, the following special allocations shall be made in the following order:

A. Minimum Gain Chargeback. Notwithstanding the provisions of Section 6.1 of the Agreement or any other provisions of this Exhibit D, if there is a net decrease in Partnership Minimum Gain during any Partnership Year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f)(6). This Section 1.A is intended to comply with the minimum gain chargeback requirements in Regulations Section 1.704-2(f) and for purposes of this Section 1.A only, each Partner’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 6.1 of this Agreement with respect to such Partnership Year and without regard to any decrease in Partner Minimum Gain during such Partnership Year.

B. Partner Minimum Gain Chargeback. Notwithstanding any other provision of Section 6.1 of this Agreement or any other provisions of this Exhibit D (except Section 1.A hereof), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership Year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704 2(i)(4). This Section 1.B is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith. Solely for purposes of this Section 1.B, each Partner’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 6.1 of the Agreement or this Exhibit with respect to such Partnership Year, other than allocations pursuant to Section 1.A hereof.

C. Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-l(b)(2)(ii)(d)(4), l.704-1(b)(2)(ii)(d)(5), or 1.704-l(b)(2)(ii)(d)(6), and after giving effect to the allocations required under Sections 1.A and 1.B hereof, such Partner has an Adjusted Capital Account Deficit, items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain for the Partnership Year) shall be specifically allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible.

D. Nonrecourse Deductions. Nonrecourse Deductions for any Partnership Year shall be allocated to the Partners in accordance with their respective Percentage Interests in Common Units. If the General Partner determines in its good faith discretion that the Partnership’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the Limited Partners, to revise the prescribed ratio to the numerically closest ratio for such Partnership Year which would satisfy such requirements.

E. Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Partnership Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i).

F. Priority Allocation With Respect to Preferred Units. Any remaining items of Partnership gross income or gain for the Partnership Year, if any, shall be specially allocated to the General Partner or any other Partner that holds Preferred Units in an amount equal to the excess, if any, of the cumulative distributions received by such Partner for or with respect to the current Partnership Year and all prior Partnership Years with respect to such Preferred Units (with a distribution made on the first business day after the end of a year being treated as made with respect to such year) (other than distributions that are treated as being in satisfaction of the Liquidation Preference Amount for any Preferred Units held by such Partner or amounts paid in redemption of any Preferred Units, except to the extent that the Liquidation Preference Amount or amount paid in redemption includes accrued and unpaid distributions) over the cumulative allocations of Partnership gross income and gain to such Partner under this Section 1.F for all prior Partnership Years.

G. Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Regulations Section 1.704-l(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

2. Allocations for Tax Purposes

A. Except as otherwise provided in this Section 2, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit D.

B. Except as provided in Section 2.C of this Exhibit D, in an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, and deduction shall be allocated for federal income tax purposes among the Partners as follows:

(1)	(a)

In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners consistent with the principles of Section 704(c) of the Code to take into account the variation between the 704(c) Value of such property and its adjusted basis at the time of contribution; and

(b)	any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit D.

(2)	(a) In the case of an Adjusted Property, such items shall

(1)	first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Exhibit C, and

(2)	second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 2.B (1) of this Exhibit D; and

(b)	any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner its correlative item of “book” gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit D.

(3)	all other items of income, gain, loss and deduction shall be allocated among the Partners the same manner as their correlative item of “book” gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit D.

C. To the extent Treasury Regulations promulgated pursuant to Section 704(c) of the Code permit a Partnership to utilize alternative methods to eliminate the disparities between the Carrying Value of property and its adjusted basis, the General Partner shall have the authority to elect the method to be used by the Partnership and such election shall be binding on all Partners.

Annex C

FORM OF COLONIAL PROPERTIES TRUST VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of June 3, 2013, by and among Mid-America Apartment Communities, Inc., a Tennessee corporation (“Martha”), Mid-America Apartments, L.P., a Tennessee limited partnership (“Martha LP”, and together with Martha, the “Martha Parties”), and the undersigned shareholder (the “Shareholder”) of Colonial Properties Trust, an Alabama real estate investment trust (“George”).

RECITALS

A. Concurrently with the execution of this Agreement, the Martha Parties, George, Colonial Realty Limited Partnership, a Delaware limited partnership (“George LP”), and Martha Merger Sub, L.P., a Delaware limited partnership (“OP Merger Sub”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”) which provides for (i) the merger of George with and into Martha with Martha being the surviving entity (the “Parent Merger”) immediately after (ii) the merger of OP Merger Sub with and into George LP, with George LP continuing as the surviving entity and a subsidiary of Martha LP (the “Partnership Merger”, and together with the Parent Merger, the “Mergers”).

B. As a condition and an inducement to the Martha Parties’ willingness to enter into the Merger Agreement, the Martha Parties have required that the Shareholder, and the Shareholder has agreed, to enter into this Agreement with respect to (i) all common shares of beneficial interest, par value $0.01 per share, of George (“George Common Shares”) that the Shareholder owns beneficially (as defined for purposes of this Agreement in Rule 13d-3 under the Exchange Act) or of record and (ii) all limited partnership interests in George LP designated as a “Partnership Unit” (“George OP Units”) under the Fourth Amended and Restated Agreement of Limited Partnership of George LP, dated as of January 27, 2012, as amended, modified or supplemented from time to time (the “George LP Agreement”), that the Shareholder owns, if any, beneficially or of record.

C. The Shareholder is the beneficial or record owner, and has either sole or shared voting power over, such number of George Common Shares (the “George Shares”) and George OP Units (“George Units”), if any, as is indicated on Schedule A attached hereto.

D. Martha desires the Shareholder to agree, and the Shareholder is willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of the George Shares, New George Shares (as defined below), George Units and New George Units (as defined below), and to vote the George Shares, New George Shares, George Units and New George Units in a manner so as to facilitate consummation of the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Expiration Date” shall mean the earlier to occur of (i) the approval and adoption of the Merger Agreement at the George Shareholder Meeting or (ii) such date and time as the Merger Agreement shall be terminated pursuant to Article IX thereof.

“Permitted Transfer” shall mean, in each case, so long as (i) such Transfer is in accordance with applicable Law and (ii) the Shareholder is and at all times has been in compliance with this Agreement, any Transfer (x) to an Affiliate or (y) to any member of the Shareholder’s immediate family, or to a trust for the benefit of the Shareholder or any member of the Shareholder’s immediate family, so long as such Affiliate or other permitted transferee (if applicable), in connection with such Transfer, executes a joinder to this Agreement pursuant to which such Affiliate or other permitted transferee (if applicable) agrees to become a party to this Agreement and be subject to the restrictions applicable to the Shareholder and otherwise become a party for all purposes of this Agreement; provided, that no such Transfer shall relieve the transferring Shareholder from his obligations under this Agreement, other than with respect to those George Shares or George Units transferred in accordance with the foregoing provision.

“Transfer” shall mean (i) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), of any capital stock (or any security convertible or exchangeable into capital stock) or interest in any capital stock, including, without limitation, a redemption of George OP Units pursuant to the terms of the George LP Agreement, or (ii) entering into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise. For purposes of this Agreement, “capital stock” shall include interests in a limited partnership.

2. Agreement to Retain George Shares and George Units.

2.1 Transfer and Encumbrance of George Shares and George Units. Other than a Permitted Transfer, until the Expiration Date, the Shareholder shall not (i) Transfer any of the George Shares, New George Shares, George Units or New George Units, or (ii) deposit any George Shares, New George Shares, George Units or New George Units into a voting trust or enter into a voting agreement or arrangement with respect to such George Shares, New George Shares, George Units or New George Units or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto.

2.2 Additional Purchases. The Shareholder agrees that any George Common Shares, George OP Units, other capital shares of George that the Shareholder purchases or otherwise acquires or with respect to which the Shareholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Date (the “New George Shares”) and other partnership interests of George LP that the Shareholder purchases or otherwise acquires or with respect to which the Shareholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Date (the “New George Units”) shall, in each case, be subject to the terms and conditions of this Agreement to the same extent as if they constituted the George Shares or George Units, as applicable.

2.3 Unpermitted Transfers. Any Transfer or attempted Transfer of any of the George Shares, New George Shares, George Units and New George Units in violation of this Section 2 shall, to the fullest extent permitted by Law, be null and void ab initio, and George and George LP shall not, and shall instruct their transfer agent and other third parties not to, record or recognize any such purported Transfer on the share register of George or the books and records of George LP. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, to the extent any George Shares or George Units held by the Shareholder subject to any Lien (as set forth on Schedule A hereto) become subject to foreclosure, forfeiture or other similar proceedings, thereby causing the Shareholder to be unable to comply with his obligations under this Agreement with respect to such securities, neither the Shareholder nor George shall be deemed to be in breach of this Agreement with respect to the Shareholder’s obligations with respect to such George Shares or George Units.

3. Agreement to Vote and Approve.

3.1 George Shares. Hereafter until the Expiration Date, at every meeting of the shareholders of George called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of George with respect to any of the following matters, the Shareholder shall, or shall cause the holder of record on any applicable record date to (including via proxy), vote the George Shares and any New George Shares: (i) in favor of the Parent Merger and (ii) against (a) any Acquisition Proposal for George, (b) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Mergers set forth in Article VIII of the Merger Agreement not being fulfilled, and (c) any action which could reasonably be expected to impede, interfere with, materially delay, materially postpone or materially adversely affect consummation of the transactions contemplated by the Merger Agreement.

3.2 George Units. Hereafter until the Expiration Date, on every action or approval by written consent of the partners of George LP with respect to any of the following matters, whether contemplated now or at any time prior to the Expiration Date, and at every meeting of the partners of George LP called with respect to any of the following matters, and at every adjournment or postponement thereof, the Shareholder shall, or shall cause the holder of record on any applicable record date to (including via proxy), vote the George Units and any New George Units: (i) in favor of the Partnership Merger, (ii) in favor of any amendment to the George LP Agreement proposed to facilitate the Partnership Merger or the other transactions contemplated by the Merger Agreement and (iii) against (a) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Mergers set forth in Article VIII of the Merger Agreement not being fulfilled, and (b) any action which could reasonably be expected to impede, interfere with, materially delay, materially postpone or materially adversely affect consummation of the transactions contemplated by the Merger Agreement.

4. Irrevocable Proxy. By execution of this Agreement, the Shareholder does hereby appoint and constitute Martha, H. Eric Bolton, Jr. and Albert M. Campbell, III, and any one or more other individuals designated by Martha, and each of them individually, until the Expiration Date (at which time this proxy shall automatically be revoked), with full power of substitution and resubstitution, as the Shareholder’s true and lawful attorneys-in-fact and irrevocable proxies, to the fullest extent of the Shareholder’s rights with respect to the George Shares, any New George Shares, George Units and any New George Units, to vote each of the George Shares, New George Shares, George Units and New George Units solely with respect to the matters set forth in Section 3 hereof; provided, however, the foregoing shall only be effective if the Shareholder fails to be counted as present, to consent or to vote the Shareholder’s George Shares, New George Shares, George Units and New George Units, as applicable, in accordance with Section 3 above. The Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the Expiration Date for all purposes and hereby revokes any proxy previously granted by the Shareholder with respect to the George Shares, New George Shares, George Units or New George Units. The Shareholder hereby ratifies and confirms all actions that the proxies appointed hereunder may lawfully do or cause to be done in accordance with this Agreement.

5. Representations, Warranties and Covenants of the Shareholder. The Shareholder hereby represents, warrants and covenants to the Martha Parties as follows:

5.1 Due Authority. The Shareholder has the legal capacity and full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4 hereof. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and binding agreement of the Shareholder enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity. If Shareholder is married and the George Shares and George Units set forth on Schedule A hereto constitute community property under applicable Law, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, Shareholder’s spouse.

5.2 Ownership of George Shares and George Units. As of the date hereof, the Shareholder (i) is the beneficial or record owner of the George Common Shares and George OP Units indicated on Schedule A hereto, free and clear of any and all Liens, other than those created by this Agreement, as disclosed on Schedule A or as would not prevent the Shareholder from performing his obligations under this Agreement, and (ii) has either sole or shared voting power over all of the George Shares and George Units. As of the date hereof, the Shareholder does not own, beneficially or of record, any capital stock or other securities of George or George LP other than the George Common Shares and George OP Units set forth on Schedule A. As of the date hereof, the Shareholder does not own, beneficially or of record, any rights to purchase or acquire any shares of capital stock of George or George LP.

5.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by the Shareholder do not, and the performance by the Shareholder of the obligations under this Agreement and the compliance by the Shareholder with any provisions hereof do not and will not: (i) conflict with or violate in any material respect any Laws applicable to the Shareholder, the George Shares or the George Units, or (ii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the George Shares or the George Units pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder, the George Shares or the George Units are bound.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to the Shareholder in connection with the execution and delivery of this Agreement or the consummation by the Shareholder of the transactions contemplated hereby.

5.4 Absence of Litigation. There is no Action pending against, or, to the knowledge of the Shareholder, threatened against or affecting, the Shareholder or any of its Affiliates or any of their respective properties or assets (including the George Shares and the George Units) at Law or in equity that could reasonably be expected to impair or adversely affect the ability of the Shareholder to perform the Shareholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

6. Further Assurances. From time to time, at the request of Martha and without further consideration, the Shareholder shall take such further action as may reasonably be requested by Martha to carry out the intent of this Agreement.

7. Termination. This Agreement shall terminate and shall have no further force or effect on the Expiration Date.

8. Notice of Certain Events. The Shareholder shall notify Martha promptly of (a) any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of the Shareholder under this Agreement and (b) the receipt by the Shareholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 8 shall not limit or otherwise affect the remedies available to any party.

9. Dissenter’s Rights. The Shareholder hereby unconditionally and irrevocably waives, and agrees to prevent the execution of, any rights of appraisal and dissenters’ rights relating to the Parent Merger that the Shareholder may have directly or indirectly by virtue of the ownership of the George Shares or New George Shares.

10. Miscellaneous.

10.1 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

10.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. George and George LP shall be express third party beneficiaries of the agreements of the Shareholder contained in this Agreement.

10.3 Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

10.4 Specific Performance; Injunctive Relief. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware), in addition to any other remedy to which they may be entitled at Law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

10.5 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by facsimile or e-mail of a pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

(a) if to the Martha Parties to:

Martha Communities, Inc.

6584 Poplar Avenue

Memphis, TN 38138

Telephone:        (901) 682-6600

Facsimile:         (901) 682-6667

Attention:         H. Eric Bolton Jr.

Chief Executive Officer

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

620 Eighth Avenue

New York, NY 10018

Telephone:        (212) 813-8800

Facsimile:         (212) 355-3333

Attention:         Gilbert G. Menna

(b) if to the Shareholder:

To the address for notice set forth on the last page hereof.

Or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt.

10.6 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to agreements entered into and performed entirely therein by residents thereof, without regarding to any provisions relating to choice of laws among different jurisdictions. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10.7 WAIVER OF JURY TRIAL. EACH OF THE MARTHA PARTIES AND THE SHAREHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE MARTHA PARTIES OR THE SHAREHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

10.8 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

10.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

10.10 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

10.11 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (i) the Merger Agreement is executed by all parties thereto, and (ii) this Agreement is executed by all parties hereto.

10.12 Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

10.13 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Mergers are consummated.

10.14 Action in Shareholder Capacity Only. No Person executing this Agreement who is or becomes during the term of this Agreement a trustee, officer or fiduciary of George shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a trustee, officer or fiduciary of George. The parties acknowledge and agree that this Agreement is entered into by the Shareholder solely in his capacity as the beneficial owner or record holder of the Shareholder’s George Shares and George Units and nothing in this Agreement shall restrict, limit or affect in any respect any actions taken by the Shareholder in his capacity as a trustee, officer or fiduciary of George. The Shareholder shall have no liability to any of the Martha Parties under this Agreement as a result of any action or inaction by the Shareholder acting in his capacity as an officer, trustee or fiduciary of George, it being understood that any action taken by the Shareholder in such capacity to approve a Change in George Recommendation shall have no effect on the obligations of the Shareholder under this Agreement as the record holder or beneficial owner of the George Shares, New George Shares, George Units and New George Units if this Agreement has not been terminated in accordance with its terms. For the avoidance of doubt, nothing in this Section 10.14 shall in any way modify, alter or amend any of the terms of the Merger Agreement.

10.15 Documentation and Information. The Shareholder consents to and authorizes the publication and disclosure by Martha and George of the Shareholder’s identity and holdings of the George Shares and George Units, and the nature of the Shareholder’s commitments, arrangements and understandings under this Agreement, in any press release or any other disclosure document required in connection with the Mergers or any other transaction contemplated by the Merger Agreement. As promptly as practicable, the Shareholder shall notify Martha of any required corrections with respect to any written information supplied by such Shareholder specifically for use in any such disclosure document, if and to the extent such Shareholder becomes aware that any have become false or misleading in any material respect.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

MID-AMERICA APARTMENT COMMUNITIES, INC.

By:
Name:	H. Eric Bolton, Jr.
Title:	Chairman of the Board and
Chief Executive Officer

MID-AMERICA APARTMENTS, L.P.

By:	Mid-America Apartment Communities, Inc.,
its sole general partner
By:
Name:	H. Eric Bolton, Jr.
Title:	Chairman of the Board and
Chief Executive Officer

Shareholder’s Address for Notice:

[Signature Page to Voting Agreement]

SOLELY FOR PURPOSES OF
SECTION 2.3 HEREOF:

COLONIAL PROPERTIES TRUST

By:
Name:	Thomas H. Lowder
Title:	Chairman of the Board and
Chief Executive Officer

COLONIAL REALTY LIMITED PARTNERSHIP

By:	Colonial Properties Trust,
its sole general partner

By:
Name:	Thomas H. Lowder
Title:	Chairman of the Board and
Chief Executive Officer

[Signature Page to Voting Agreement]

Annex D

FORM OF MID-AMERICA APARTMENT COMMUNITIES, INC. VOTING

AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of June 3, 2013, by and among Colonial Properties Trust, an Alabama real estate investment trust (“Colonial”), Colonial Realty Limited Partnership, a Delaware limited partnership (“Colonial LP”, and together with Colonial, the “Colonial Parties”), and the undersigned shareholder (the “Shareholder”) of Mid-America Apartment Communities, Inc., a Tennessee corporation (“MAA”).

RECITALS

A. Concurrently with the execution of this Agreement, MAA, Mid-America Apartments, L.P., a Tennessee limited partnership (“MAA LP”), the Colonial Parties, and Martha Merger Sub, L.P., a Delaware limited partnership (“OP Merger Sub”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”) which provides for (i) the merger of Colonial with and into MAA with MAA being the surviving entity (the “Parent Merger”) immediately after (ii) the merger of OP Merger Sub with and into Colonial LP, with Colonial LP continuing as the surviving entity and a subsidiary of MAA LP (the “Partnership Merger”, and together with the Parent Merger, the “Mergers”).

B. As a condition and an inducement to the Colonial Parties’ willingness to enter into the Merger Agreement, the Colonial Parties have required that the Shareholder, and the Shareholder has agreed, to enter into this Agreement with respect to (i) all shares of common stock, par value $0.01 per share, of MAA (“MAA Common Stock”) that the Shareholder owns beneficially (as defined for purposes of this Agreement in Rule 13d-3 under the Exchange Act) or of record and (ii) all limited partnership interests in MAA LP designated as a “Class A Common Unit” (“MAA OP Units”) under the Second Amended and Restated Agreement of Limited Partnership of MAA LP, dated as of November 24, 1997, as amended, modified or supplemented from time to time (the “MAA LP Agreement”), that the Shareholder owns, if any, beneficially or of record.

C. The Shareholder is the beneficial or record owner, and has either sole or shared voting power over such number of shares of MAA Common Stock (the “MAA Shares”) and MAA OP Units (the “MAA Units”), if any, as is indicated on Schedule A attached hereto.

D. Colonial desires the Shareholder to agree, and the Shareholder is willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of the MAA Shares, New MAA Shares (as defined below), MAA Units and New MAA Units (as defined below) and to vote the MAA Shares, New MAA Shares, MAA Units and New MAA Units in a manner so as to facilitate consummation of the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Expiration Date” shall mean the earlier to occur of (i) the later of (A) the approval and adoption of the Merger Agreement at the MAA Shareholder Meeting and (B) the approval of the Merger Agreement by the holders of MAA OP Units, and (ii) such date and time as the Merger Agreement shall be terminated pursuant to Article IX thereof.

“Permitted Transfer” shall mean, in each case, so long as (i) such Transfer is in accordance with applicable Law and (ii) the Shareholder is and at all times has been in compliance with this Agreement, any Transfer (x) to an Affiliate or (y) to any member of the Shareholder’s immediate family, or to a trust for the benefit of the Shareholder or any member of the Shareholder’s immediate family, so long as such Affiliate or other permitted transferee (if applicable), in connection with such Transfer, executes a joinder to this Agreement pursuant to which such Affiliate or other permitted transferee (if applicable) agrees to become a party to this Agreement and be subject to the restrictions applicable to the Shareholder and otherwise become a party for all purposes of this Agreement; provided, that no such Transfer shall relieve the transferring Shareholder from his obligations under this Agreement, other than with respect to those MAA Shares or MAA Units transferred in accordance with the foregoing provision.

“Transfer” shall mean (i) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), of any capital stock (or any security convertible or exchangeable into capital stock) or interest in any capital stock, including, without limitation, a redemption of MAA OP Units pursuant to the terms of the MAA LP Agreement, or (ii) entering into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise. For purposes of this Agreement, “capital stock” shall include interests in a limited partnership.

2. Agreement to Retain MAA Shares and MAA Units.

2.1 Transfer and Encumbrance of MAA Shares and MAA Units. Other than a Permitted Transfer, until the Expiration Date, the Shareholder shall not (i) Transfer any of the MAA Shares, New MAA Shares, MAA Units or New MAA Units, or (ii) deposit any MAA Shares, New MAA Shares, MAA Units or New MAA Units into a voting trust or enter into a voting agreement or arrangement with respect to such MAA Shares, New MAA Shares, MAA Units or New MAA Units or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto.

2.2 Additional Purchases. The Shareholder agrees that any shares of MAA Common Stock, MAA OP Units, other capital shares of MAA that the Shareholder purchases or otherwise acquires or with respect to which the Shareholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Date (the “New MAA Shares”) and other partnership interests of MAA LP that the Shareholder purchases or otherwise acquires or with respect to which the Shareholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Date (the “New MAA Units”) shall, in each case, be subject to the terms and conditions of this Agreement to the same extent as if they constituted the MAA Shares or MAA Units, as applicable.

2.3 Unpermitted Transfers. Any Transfer or attempted Transfer of any of the MAA Shares, New MAA Shares, MAA Units and New MAA Units in violation of this Section 2 shall, to the fullest extent permitted by Law, be null and void ab initio, and MAA and MAA LP shall not, and shall instruct their transfer agent and other third parties not to, record or recognize any such purported Transfer on the share register of MAA or the books and records of MAA LP. [Notwithstanding the foregoing or any other provision in this Agreement to the contrary, to the extent any MAA Shares or MAA Units held by the Shareholder subject to any Lien (as set forth on Schedule A hereto) become subject to foreclosure, forfeiture or other similar proceedings, thereby causing the Shareholder to be unable to comply with his obligations under this Agreement with respect to such securities, neither the Shareholder nor MAA shall be deemed to be in breach of this Agreement with respect to the Shareholder’s obligations with respect to such MAA Shares or MAA Units].

3. Agreement to Vote and Approve.

3.1 MAA Shares. Hereafter until the Expiration Date, at every meeting of the shareholders of MAA called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of MAA with respect to any of the following matters, the Shareholder shall, or shall cause the holder of record on any applicable record date to (including via proxy), vote the MAA Shares and any New MAA Shares: (i) in favor of the Parent Merger; (ii) in favor of the issuance of the MAA Common Stock to be issued in the Parent Merger; and (iii) against (a) any Acquisition Proposal for MAA, (b) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Mergers set forth in Article VIII of the Merger Agreement not being fulfilled, and (c) any action which could reasonably be expected to impede, interfere with, materially delay, materially postpone or materially adversely affect consummation of the transactions contemplated by the Merger Agreement.

3.2 MAA Units. Hereafter until the Expiration Date, on every action or approval by written consent of the partners of MAA LP with respect to any of the following matters, whether contemplated now or at any time prior to the Expiration Date, and at every meeting of the partners of MAA LP called with respect to any of the following matters, and at every adjournment or postponement thereof, the Shareholder shall, or shall cause the holder of record on any applicable record date to (including via proxy), vote the MAA Units and any New MAA Units: (i) in favor of the Partnership Merger, (ii) in favor of any amendment and restatement to the MAA LP Agreement in connection with the Partnership Merger or the other transactions contemplated by the Merger Agreement and (iii) against (a) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Mergers set forth in Article VIII of the Merger Agreement not being fulfilled, and (b) any action which could reasonably be expected to impede, interfere with, materially delay, materially postpone or materially adversely affect consummation of the transactions contemplated by the Merger Agreement.

4. Irrevocable Proxy. By execution of this Agreement, the Shareholder does hereby appoint and constitute Colonial, Thomas H. Lowder and Bradley P. Sandidge, and any one or more other individuals designated by Colonial, and each of them individually, until the Expiration Date (at which time this proxy shall automatically be revoked), with full power of substitution and resubstitution, as the Shareholder’s true and lawful attorneys-in-fact and irrevocable proxies, to the fullest extent of the Shareholder’s rights with respect to the MAA Shares, any New MAA Shares, MAA Units and any New MAA Units, to vote each of the MAA Shares, New MAA Shares, MAA Units and New MAA Units solely with respect to the matters set forth in Section 3 hereof; provided, however, the foregoing shall only be effective if the Shareholder fails to be counted as present, to consent or to vote the Shareholder’s MAA Shares, New MAA Shares, MAA Units and New MAA Units, as applicable, in accordance with Section 3 above. The Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the Expiration Date for all purposes and hereby revokes any proxy previously granted by the Shareholder with respect to the MAA Shares, New MAA Shares, MAA Units or New MAA Units. The Shareholder hereby ratifies and confirms all actions that the proxies appointed hereunder may lawfully do or cause to be done in accordance with this Agreement.

5. Representations, Warranties and Covenants of the Shareholder. The Shareholder hereby represents, warrants and covenants to the Colonial Parties as follows:

5.1 Due Authority. The Shareholder has the legal capacity and full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4 hereof. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and binding agreement of the Shareholder enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity. If Shareholder is married and the MAA Shares and MAA Units set forth on Schedule A hereto constitute community property under applicable Law, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, Shareholder’s spouse.1

5.2 Ownership of MAA Shares and MAA Units. As of the date hereof, the Shareholder (i) is the beneficial or record owner of the MAA Common Stock and MAA OP Units indicated on Schedule A hereto, free and clear of any and all Liens, other than those created by this Agreement[, as disclosed on Schedule A] or as would not prevent the Shareholder from performing his obligations under this Agreement, and (ii) has either sole or shared voting power over all of the MAA Shares and MAA Units. As of the date hereof, the Shareholder does not own, beneficially or of record, any capital stock or other securities of MAA or MAA LP other than the shares of MAA Common Stock and MAA OP Units set forth on Schedule A. As of the date hereof, the Shareholder does not own, beneficially or of record, any rights to purchase or acquire any shares of capital stock of MAA or MAA LP.

5.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by the Shareholder do not, and the performance by the Shareholder of the obligations under this Agreement and the compliance by the Shareholder with any provisions hereof do not and will not: (i) conflict with or violate in any material respect any Laws applicable to the Shareholder, the MAA Shares or the MAA Units, or (ii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the MAA Shares or the MAA Units pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder, the MAA Shares or the MAA Units are bound.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to the Shareholder in connection with the execution and delivery of this Agreement or the consummation by the Shareholder of the transactions contemplated hereby.

5.4 Absence of Litigation. There is no Action pending against, or, to the knowledge of the Shareholder, threatened against or affecting, the Shareholder or any of its Affiliates or any of their respective properties or assets (including the MAA Shares and MAA Units) at Law or in equity that could reasonably be expected to impair or adversely affect the ability of the Shareholder to perform the Shareholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

6. Further Assurances. From time to time, at the request of Colonial and without further consideration, the Shareholder shall take such further action as may reasonably be requested by Colonial to carry out the intent of this Agreement.

7. Termination. This Agreement shall terminate and shall have no further force or effect on the Expiration Date.

8. Notice of Certain Events. The Shareholder shall notify Colonial promptly of (a) any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of the Shareholder under this Agreement and (b) the receipt by the Shareholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 8 shall not limit or otherwise affect the remedies available to any party.

[1]	Each Shareholder to confirm whether they reside in a community property state, in which case a spouse’s consent is required. The following is a list of community property states: Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington and Wisconsin.

9. Miscellaneous.

9.1 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. MAA and MAA LP shall be express third-party beneficiaries of the agreements of the Shareholder contained in this Agreement.

9.3 Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

9.4 Specific Performance; Injunctive Relief. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware), in addition to any other remedy to which they may be entitled at Law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

9.5 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by facsimile or e-mail of a pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

(a) if to the Colonial Parties to:

Colonial Properties Trust

2101 Sixth Avenue North, Suite 750

Birmingham, AL 35203

Telephone:	(205) 250-8700
Facsimile:	(205) 986-6915
Attention:	Thomas H. Lowder
Chief Executive Officer

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, NW

Washington, DC 20004

Telephone:	(202) 637-5600
Facsimile:	(202) 637-5910
Attention:	Paul Manca
Joseph Gilligan

and

Burr & Forman LLP

420 North 20th Street

Suite 3400

Birmingham, AL 35203

Telephone:	(205) 251-3000
Facsimile:	(205) 458-5100
Attention:	Ed Hardin, Jr. Jack Stephenson, Jr.

(b) if to the Shareholder:

To the address for notice set forth on the last page hereof.

Or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt.

9.6 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to agreements entered into and performed entirely therein by residents thereof, without regarding to any provisions relating to choice of laws among different jurisdictions. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.7 WAIVER OF JURY TRIAL. EACH OF THE COLONIAL PARTIES AND THE SHAREHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE COLONIAL PARTIES OR THE SHAREHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.8 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

9.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

9.10 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

9.11 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (i) the Merger Agreement is executed by all parties thereto, and (ii) this Agreement is executed by all parties hereto.

9.12 Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

9.13 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Mergers are consummated.

9.14 Action in Shareholder Capacity Only. No Person executing this Agreement who is or becomes during the term of this Agreement a director, officer or fiduciary of MAA shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director, officer or fiduciary of MAA. The parties acknowledge and agree that this Agreement is entered into by the Shareholder solely in his capacity as the beneficial owner or record holder of the Shareholder’s MAA Shares and MAA Units and nothing in this Agreement shall restrict, limit or affect in any respect any actions taken by the Shareholder in his capacity as a director, officer or fiduciary of MAA. The Shareholder shall have no liability to any of the Colonial Parties under this Agreement as a result of any action or inaction by the Shareholder acting in his capacity as an officer, director or fiduciary of MAA, it being understood that any action taken by the Shareholder in such capacity to approve a Change in MAA Recommendation shall have no effect on the obligations of the Shareholder under this Agreement as the record holder or beneficial owner of the MAA Shares, New MAA Shares, MAA Units and New MAA Units if this Agreement has not been terminated in accordance with its terms. For the avoidance of doubt, nothing in this Section 9.14 shall in any way modify, alter or amend any of the terms of the Merger Agreement.

9.15 Documentation and Information. The Shareholder consents to and authorizes the publication and disclosure by MAA and Colonial of the Shareholder’s identity and holdings of the MAA Shares and MAA Units, and the nature of the Shareholder’s commitments, arrangements and understandings under this Agreement, in any press release or any other disclosure document required in connection with the Mergers or any other transaction contemplated by the Merger Agreement; provided, that unless the Shareholder is a director or officer of MAA, MAA and Colonial shall not disclose the identity of the Shareholder unless otherwise required by applicable Law. As promptly as practicable, the Shareholder shall notify Colonial of any required corrections with respect to any written information supplied by such Shareholder specifically for use in any such disclosure document, if and to the extent such Shareholder becomes aware that any have become false or misleading in any material respect.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

COLONIAL PROPERTIES TRUST

By:
Name:
Title:

COLONIAL REALTY LIMITED PARTNERSHIP

By:	Colonial Properties Trust,
its sole general partner

By:
Name:
Title:

SHAREHOLDER

By:
Name:
Title:

Shareholder’s Address for Notice:

[Signature Page to Voting Agreement]

SOLELY FOR PURPOSES OF
SECTION 2.3 HEREOF:

MID-AMERICA APARTMENT COMMUNITIES, INC.

By:
Name:
Title:

MID-AMERICA APARTMENTS, L.P.

By:	Mid-America Apartment Communities, Inc.,
its sole general partner

By:
Name:
Title:

[Signature Page to Voting Agreement]

SCHEDULE A

Number of Shares or Units
MAA Common Stock
MAA OP Units

ANNEX E

RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS

MAA LP considers this and other sections of this Annex E to contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act, with respect to MAA LP’s expectations for future periods. Forward-looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, joint venture activity, development and renovation activity as well as other capital expenditures, capital raising activities, rent and expense growth, occupancy, financing activities and interest rate and other economic expectations. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results of operations, financial conditions or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting MAA LP or its properties, adverse changes in the real estate markets and general and local economies and business conditions. Although MAA LP believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this report may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by MAA or MAA LP or any other person that the results or conditions described in such statements or MAA LP’s objectives and plans will be achieved.

The following factors, among others, could cause MAA LP’s future results to differ materially from those expressed in the forward looking statements:

•	inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;

•	failure of new acquisitions to achieve anticipated results or be efficiently integrated;

•	failure of development communities to be completed, if at all, on a timely basis or to lease-up as anticipated;

•	inability of a joint venture to perform as expected;

•	inability to acquire additional or dispose of existing apartment units on favorable economic terms;

•	unexpected capital needs;

•	increasing real estate taxes and insurance costs;

•	losses from catastrophes in excess of MAA’s and MAA LP’s insurance coverage;

•	inability to acquire funding through the capital markets;

•

the availability of credit, including mortgage financing, and the liquidity of the debt markets, including a material deterioration of the financial condition of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation;

•

inability to replace financing with the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation should their investment in the multifamily industry decrease or cease to exist;

•	changes in interest rate levels, including that of variable rate debt, which are extensively used by MAA and MAA LP;

•	loss of hedge accounting treatment for interest rate swaps or interest rate caps;

•	the continuation of the good credit of MAA’s and MAA LP’s interest rate swap and cap providers;

•	inability to meet loan covenants;

•	significant decline in market value of real estate serving as collateral for mortgage obligations;

•	inability of MAA to pay required distributions to maintain REIT status due to required debt payments;

•	significant change in the mortgage financing market that would cause single-family housing, either as an owned or rental product, to become a more significant competitive product;

•	imposition of federal taxes if MAA fails to qualify as a REIT under the Code in any taxable year or foregone opportunities to ensure REIT status;

•	inability to attract and retain qualified personnel;

•	potential liability for environmental contamination;

•	adverse legislative or regulatory tax changes; and

•	litigation and compliance costs associated with laws requiring access for disabled persons.

BUSINESS

OVERVIEW

MAA LP is a Memphis, Tennessee-based limited partnership formed in 1993 and currently operates pursuant to the provisions of its existing partnership agreement. MAA LP’s sole general partner is MAA, a Memphis, Tennessee-based self-administered and self-managed REIT that focuses on acquiring, owning and operating apartment communities in the Sunbelt region of the United States. As of December 31, 2012, MAA LP owned 100% of 145 properties representing 42,659 apartment units. Four properties include retail components with approximately 108,000 square feet of gross leasable area. As of December 31, 2012, MAA LP also had 33.33% ownership interests in Mid-America Multifamily Fund I, LLC, or Fund I, Mid-America Multifamily Fund II, LLC, or Fund II, and Mid-America Multifamily Fund III, LLC, or Fund III, which owned two properties containing 626 apartment units, four properties containing 1,156 apartment units, and zero properties, respectively. These apartment communities were located across 12 states.

MAA’s business is conducted principally through MAA LP. MAA is the sole general partner of MAA LP, holding 39,721,461 MAA LP units, representing a 95.82% interest in MAA LP as of December 31, 2012. As of December 31, 2012, the outstanding debt of MAA LP was $1.65 billion which was 98.8% of MAA’s outstanding debt of $1.67 billion.

MAA’s corporate offices are located at 6584 Poplar Avenue, Memphis, Tennessee 38138 and MAA’s telephone number is (901) 682-6600. As of December 31, 2012, MAA had 1,384 full-time employees and 62 part-time employees.

FINANCIAL INFORMATION ABOUT SEGMENTS

As of December 31, 2012, MAA LP owned or had an ownership interest in 151 multifamily apartment communities in 12 different states from which MAA LP derived all significant sources of earnings and operating cash flows. MAA’s general partner evaluates performance and determines resource allocations by reviewing apartment communities individually and in the following reportable operating segments:

•

Large market same store communities are generally communities in markets with a population of at least 1 million and at least 1% of the total public multifamily REIT units that MAA LP has owned and that have been stabilized for at least a full 12 months and have not been classified as held for sale. Communities are considered stabilized after achieving and maintaining at least 90% occupancy for 90 days.

•

Secondary market same store communities are generally communities in markets with populations of more than 1 million but less than 1% of the total public multifamily REIT units or markets with populations of less than 1 million that MAA LP has owned and that have been stabilized for at least a full 12 months and have not been classified as held for sale. Communities are considered stabilized after achieving and maintaining at least 90% occupancy for 90 days.

•

Non same store communities and other includes recent acquisitions, communities in development or lease-up and communities that have been classified as held for sale. Also included in non same store communities are non multifamily activities which represent less than 1% of MAA LP’s portfolio.

On the first day of each calendar year, MAA determines the composition of MAA LP’s same store operating segments for that year, which allows MAA to evaluate full period-over-period operating comparisons. MAA utilizes net operating income, or NOI, in evaluating the performance. Total NOI represents total property revenues less total property operating expenses, excluding depreciation and amortization, for all properties held during the period regardless of their status as held for sale. MAA believes NOI is a helpful tool in evaluating the operating performance of MAA LP’s segments because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

A summary of segment operating results for 2012, 2011 and 2010 is included under the heading “Financial Statements and Supplementary Data” and in the Notes to Consolidated Financial Statements, Note 13 set forth in this Annex E. Additionally, segment operating performance for such years is discussed under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Annex E.

BUSINESS OBJECTIVES

MAA LP’s primary business objectives are to protect and grow existing property values, to maintain a stable and increasing cash flow that will fund its distributions and permit its general partner to fund its dividend through all parts of the real estate investment cycle, and to create new MAA LP unitholder value by growing in a disciplined manner. To achieve these objectives, MAA LP intends to continue to pursue the following goals and strategies:

•	effectively and efficiently operate MAA LP’s existing properties with an intense property and asset management focus and a decentralized structure;

•	when accretive to long-term MAA LP unitholder value, acquire or develop additional high-quality properties throughout the Sunbelt region of the United States;

•	selectively dispose of properties that no longer meet MAA LP’s ownership guidelines;

•	develop, renovate and reposition existing properties;

•

diversify investment capital across both large and secondary markets to achieve a growing and less volatile operating performance profile to better support MAA LP’s distribution and MAA’s dividend funding across the full real estate and economic market cycle;

•	enter into joint ventures to acquire and reposition properties; and

•	actively manage, through its general partner, its capital structure.

OPERATION STRATEGY

MAA LP’s goal is to generate return on investment collectively and in each apartment community by increasing revenues, controlling operating expenses, maintaining high occupancy levels and reinvesting as appropriate. The steps taken to meet these objectives include:

•	diversifying portfolio investments across both large and secondary markets;

•	providing management information and improved customer services through technology innovations;

•	utilizing systems to enhance property managers’ ability to optimize revenue by adjusting rents in response to local market conditions and individual unit amenities;

•	developing new ancillary income programs aimed at offering new services to residents, including cable, on which MAA LP generates revenue;

•

implementing programs to control expenses through investment in cost-saving initiatives, including measuring and passing on to residents the cost of various expenses, including water and other utility costs;

•	analyzing individual asset productivity performances to identify best practices and improvement areas;

•	proactively maintaining the physical condition of each property through ongoing capital investments;

•

improving the “curb appeal” of the apartment communities through extensive landscaping and exterior improvements, and repositioning apartment communities from time-to-time to enhance or maintain market positions;

•	aggressively managing lease expirations to align with peak leasing traffic patterns and to maximize productivity of property staffing;

•	allocating additional capital, including capital for selective interior and exterior improvements;

•	compensating employees through performance-based compensation and stock ownership programs;

•	maintaining a hands-on management style and “flat” organizational structure that emphasizes senior management’s continued close contact with the market and employees;

•	selling or exchanging underperforming assets;

•	acquiring and selectively developing properties; and

•	maintaining disciplined investment and capital allocation practices.

Decentralized Operational Structure

MAA and MAA LP operate in a decentralized manner. MAA and MAA LP believe that their decentralized operating structure capitalizes on specific market knowledge, provides greater personal accountability than a centralized structure and is beneficial in the acquisition and redevelopment processes. To support this decentralized operational structure, MAA and MAA LP are proactively involved in supporting and reviewing property management through extensive reporting processes and frequent on-site visitations. To maximize the amount of information shared between MAA LP and the properties on a real time basis, MAA and MAA LP utilize a web-based property management system. The system contains property and accounting modules that allow for operating efficiencies, continued expense control, provide for various expanded revenue management practices, and improve the support provided to on-site property operations. MAA and MAA LP use a “yield management” pricing program that helps MAA LP’s property managers optimize rental revenues, and MAA and MAA LP also utilize purchase order and accounts payable software to provide improved controls and management information. MAA and MAA LP have also implemented revised utility billing processes, rolled out new web-sites, including a new resident portal facilitating communication with residents and enabling on-line payments of rents and fees, on-line lease applications and improved web-based marketing programs.

Property and Asset Management Focus

MAA and MAA LP have traditionally emphasized property management, and over the past several years, MAA and MAA LP have deepened their asset management functions to provide additional support in marketing, training, ancillary income and revenue management. A majority of MAA LP’s property managers are Certified Apartment Managers, a designation established by the National Apartment Association, which provides training for on-site manager professionals. MAA and MAA LP also provide their own in-house leadership development program consisting of a three-module program followed by two comprehensive case studies, which was developed with the assistance of U.S. Learning, Inc.

ACQUISITION AND JOINT VENTURE STRATEGY

One of MAA’s and MAA LP’s growth strategies is to acquire and redevelop apartment communities for MAA LP’s wholly-owned portfolio that are diversified over both large and secondary markets throughout the Sunbelt region of the United States and that meet MAA’s and MAA LP’s investment criteria. MAA and MAA LP have extensive experience and research-based skills in the acquisition and repositioning of multifamily communities. In addition, MAA LP will acquire newly built and developed communities that can be purchased on a favorable pricing basis. MAA and MAA LP will continue to evaluate opportunities that arise, and will utilize this strategy to increase MAA LP’s number of apartment communities in strong and growing markets.

Another of MAA’s and MAA LP’s growth strategies is to co-invest with partners in joint venture opportunities to the extent MAA and MAA LP believe that a joint venture will enable MAA and MAA LP to obtain a higher return on their investment through management and other fees, which leverage their skills in acquiring, repositioning, redeveloping and managing multifamily investments. In addition, the joint venture investment strategy can provide a platform for creating more capital diversification and lower investment risk for MAA and MAA LP. At present, MAA and MAA LP have focused their joint venture investment strategy on properties seven years old or older, with younger acquisitions becoming part of the wholly-owned portfolio.

As of December 31, 2012, for this strategy MAA LP was a partner in three joint ventures: Mid-America Multifamily Fund I, LLC, or Fund I; Mid-America Multifamily Fund II, LLC, or Fund II; and Mid-America Multifamily Fund III, LLC, or Fund III. These joint ventures did not acquire any properties during 2012.

The following apartment communities were acquired for MAA LP’s wholly-owned portfolio during the year ended December 31, 2012:

Property	Location	Number of Units	Date Purchased
Adalay Bay	Chesapeake, VA	240	April 2, 2012
Legacy at Western Oaks	Austin, TX	479	April 5, 2012
Allure in Buckhead Village	Atlanta, GA	230	May 10, 2012
Allure at Brookwood	Atlanta, GA	349	July 23, 2012
Retreat at Lake Nona	Orlando, FL	394	August 20, 2012
The Haven at Blanco	San Antonio, TX	436	August 30, 2012
Market Station	Kansas City, MO	323	September 20, 2012
Village Oaks (1)	Temple Terrace (Tampa), FL	1	December 21, 2012

		2,452

(1)	On August 27, 2008, MAA LP purchased 215 units of the 234-unit Village Oaks apartments located in Temple Terrace, Florida, a suburb of Tampa. The remaining 19 units had previously been sold as condominiums, and it is MAA LP’s intent to acquire these units if and when they become available and operate them as apartment rentals with the rest of the community. During the remainder of 2008, MAA LP acquired four of the remaining 19 units. MAA LP acquired an additional seven units in 2009, three units in 2010, and two units in 2011.

DISPOSITION STRATEGY

At 15 years weighted average age (based on gross asset values), MAA believes that MAA LP has one of the younger portfolios in the multifamily REIT sector and strives to maintain a well-conditioned portfolio of young assets, believing that continuous capital replacement and maintenance will lead to higher long-run returns on investment. The weighted average age (based on gross asset value) for MAA LP portfolio is 14 years. From time-to-time, MAA and MAA LP dispose of mature assets, defined as those apartment communities that no longer meet MAA LP’s investment criteria and long-term strategic objectives, to ensure that MAA LP’s portfolio consists primarily of high quality, well-located properties within MAA LP’s market area. Typically, MAA LP selects assets for disposition that do not meet MAA LP’s present investment criteria, including estimated future return on investment, location, market, potential for growth and capital needs. From time-to-time MAA LP also may dispose of assets for which MAA LP receives an offer meeting or exceeding MAA LP’s return on investment criteria even though those assets may not meet the disposition criteria disclosed above. During 2012, MAA LP disposed of nine properties totaling 2,254 units.

DEVELOPMENT AND REDEVELOPMENT STRATEGY

Periodically, MAA and MAA LP invest in limited expansion development projects through fee-based development agreements using fixed price or cost controlled construction contracts. These contracts can have variability to cover any project cost overruns that may occur. Some development agreements require that cost overruns are contractually shared with the developer up to a specified level, while other development agreements stipulate that cost overruns are the responsibility of the developer. In October 2010, MAA LP purchased land in the Nashville, Tennessee metropolitan area and entered into an agreement to develop a 428-unit apartment community on the site. Construction began in late 2010. As of December 31, 2012, all 428 units have been completed and were 77% leased up. During 2011, MAA LP also began developing a 210-unit phase II to the 1225 South Church apartments in Charlotte, North Carolina, that were purchased in December 2010. As of December 31, 2012, no units have been delivered for 1225 South Church. During 2012, MAA LP purchased 10.6 acres of land and began construction on a new 270-unit community located in the Charleston, South Carolina metropolitan area. As of December 31, 2012, no units have been delivered for the land in Charleston, South Carolina. During 2012, MAA LP also purchased 2.0 acres of land and began construction on a new 294-unit community located in Jacksonville, Florida. As of December 31, 2012, no units have been delivered. While MAA and MAA LP seek opportunistic new development investments offering attractive long-term investment returns, MAA and MAA LP do not currently intend to maintain a dedicated development staff or to expand into development in a significant way. MAA LP expects its investment in new development will remain a smaller component of overall growth as compared to growth through acquiring existing properties.

Beginning in 2005, MAA and MAA LP began an initiative of upgrading a significant number of MAA LP’s existing apartment communities in key markets across MAA LP’s portfolio. MAA and MAA LP focus on both interior unit upgrades and shared exterior amenities above and beyond routine capital upkeep in markets that they believe continue to have growth potential and can support the increased rent. During the year ended December 31, 2012, MAA LP renovated 2,560 units at an average rental rate that MAA LP believes was approximately 10% above the normal market rate increase.

CAPITAL STRUCTURE STRATEGY

Generally, in the event that MAA sells shares of its common or preferred stock, MAA contributes the net proceeds from such sale to MAA LP in return for a like number of MAA LP units with terms that are similar to the terms of such stock. Likewise, if MAA repurchases shares of its common or preferred stock, MAA LP generally purchases a like number of MAA LP units with similar terms from MAA and MAA applies the funds it receives from MAA LP to finance such purchase of its common or preferred stock. Distributions on MAA LP units and shares of MAA’s common stock are generally distributed at the same time and in the same amount, so that when MAA distributes a dividend to its common stock, MAA LP generally distributes the same amount as a distribution on its MAA LP units. In addition, substantially all of the consolidated indebtedness of MAA is indebtedness of MAA LP and, as a result, MAA and MAA LP have substantially the same debt structure and MAA manages the capital structure of both MAA LP and MAA on a consolidated basis.

MAA and MAA LP use a combination of debt and equity sources to fund their portfolio of assets, focused on producing low costs combined with a flexible capital structure. MAA and MAA LP focus on improving the net present value of their assets by generating cash flows from their portfolio of investments above the estimated total cost of debt and equity capital. MAA and MAA LP routinely make new investments when they believe it will be accretive to MAA shareholder and MAA LP unitholder value. In the past, MAA and MAA LP have sold assets to fund share or unit repurchases when, in management’s view, MAA shareholder and MAA LP unitholder value would be enhanced.

MAA currently intends to target its total debt to a range of approximately 43% to 48% of the undepreciated book value of its assets. MAA’s charter and bylaws do not limit its debt levels, the existing partnership agreement of MAA LP does not limit MAA LP’s debt levels and the Board of Directors can modify this policy at any time, which could allow MAA to become more highly leveraged. MAA may also issue new equity to maintain its debt within the target range. Covenants in MAA’s credit facilities limit its net-debt (total debt less cash on hand) to undepreciated book value to 60%. As of December 31, 2012, MAA’s ratio of net-debt to undepreciated book value was approximately 44%. MAA LP’s ratio of net-debt to undepreciated book value was approximately 48%.

MAA has entered into sales agreements to sell shares of common stock, from time-to-time in at-the-market offerings or negotiated transactions through controlled equity offering programs, or ATMs, most recently with Cantor Fitzgerald & Co., Raymond James & Associates, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. As of December 31, 2012, there were 578,015 shares remaining under the ATM program. On February 7, 2013, MAA terminated these programs. On February 25, 2013, MAA and MAA LP entered into distribution agreements with each of JP Morgan Securities, LLC, BMO Capital Markets Corp, KeyBanc Capital Markets Inc. and UBS Securities, LLC to sell up to 4,500,000 shares, in the aggregate, on terms similar to the previous agreements.

MAA LP received the proceeds from these issuances in exchange for a number of MAA LP units equal to the number of shares issued by MAA. The following are the number of units and the proceeds received under these agreements through December 31, 2012:

	Number of Units Sold	Net Proceeds	Net Average Sales Price	Gross Proceeds	Gross Average Sales Price
2006	194,000	$11,481,292	$59.18	$11,705,010	$60.34
2007	323,700	$18,773,485	$58.00	$19,203,481	$59.32
2008	1,955,300	$103,588,759	$52.98	$105,554,860	$53.98
2009	763,000	$32,774,757	$42.96	$33,283,213	$43.62
2010	5,077,201	$274,576,677	$54.08	$278,468,323	$54.85
2011	3,303,273	$204,534,677	$61.92	$207,650,656	$62.86
2012	1,155,511	$75,863,040	$65.65	$77,019,121	$66.65

Total	12,771,985	$721,592,687	$56.50	$732,884,664	$57.38

MAA also has a direct stock purchase plan, which allows for the optional cash purchase of common stock of at least $250, but not more than $5,000 in any given month, free of brokerage commissions and charges. MAA, in its absolute discretion, may grant waivers to allow for optional cash payments in excess of $5,000. During the year ended December 31, 2012, MAA issued a total of 729 shares through the optional cash purchase feature of the direct stock purchase plan, resulting in net proceeds of $48,000. On March 2, 2012, MAA closed on an underwritten public offering of 1,955,000 shares of common stock. UBS Investment Bank and Jeffries & Company, Inc. acted as joint bookrunning managers. This transaction resulted in net proceeds of $120.1 million. No such issuances occurred during 2011 or 2010. MAA LP received the proceeds from each of these transactions in exchange for a number of MAA LP units equal to the number of shares issued by MAA.

SHARE REPURCHASE PROGRAM

In 1999, MAA’s Board of Directors approved an increase in the number of shares of common stock authorized to be repurchased to 4 million shares. As of December 31, 2012, MAA had repurchased a total of approximately 1.9 million shares (8% of the shares of common stock and common units outstanding as of the beginning of the repurchase program). From time-to-time, MAA intends to repurchase shares when MAA believes that shareholder value is enhanced. Factors affecting this determination include, among others, the share price, financing agreements and rates of return. No shares were repurchased from 2002 through 2012 under this plan. In general, share repurchases will be funded by MAA LP, resulting in a decrease of the number of MAA LP units held by MAA equal to the number of shares repurchased.

COMPETITION

All of MAA LP’s apartment communities are located in areas that include other apartment communities. Occupancy and rental rates are affected by the number of competitive apartment communities in a particular area. The owners of competing apartment communities may have greater resources than MAA LP, and the managers of these apartment communities may have more experience than MAA LP’s management. Moreover, single-family rental housing, manufactured housing, condominiums and the new and existing home markets provide housing alternatives to potential residents of apartment communities.

Apartment communities compete on the basis of monthly rent, discounts and facilities offered, such as apartment size and amenities, and apartment community amenities, including recreational facilities, resident services and physical property condition. MAA LP makes capital improvements to both MAA LP’s apartment communities and individual apartments on a regular basis in order to maintain a competitive position in each individual market.

ENVIRONMENTAL MATTERS

As part of the acquisition process, MAA LP obtains environmental studies on MAA LP’s apartment communities from various outside environmental engineering firms. The purpose of these studies is to identify potential sources of contamination at the apartment communities and to assess the status of environmental regulatory compliance. These studies generally include historical reviews of the apartment communities, reviews of certain public records, preliminary investigations of the sites and surrounding properties, inspection for the presence of asbestos, poly-chlorinated biphenyls, or PCBs, and underground storage tanks and the preparation and issuance of written reports. Depending on the results of these studies, more invasive procedures, such as soil sampling or ground water analysis, will be performed to investigate potential sources of contamination. These studies must be satisfactorily completed before MAA LP takes ownership of an acquisition community; however, no assurance can be given that the studies identify all significant environmental problems.

Under various federal, state and local laws and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on properties. Such laws often impose such liability without regard to whether the owner caused or knew of the presence of hazardous or toxic substances and whether the storage of such substances was in violation of a resident’s lease. Furthermore, the cost of remediation and removal of such substances may be substantial, and the presence of such substances, or the failure to promptly remediate such substances, may adversely affect the owner’s ability to sell such real estate or to borrow using such real estate as collateral.

MAA LP is aware of environmental concerns specifically relating to potential issues resulting from mold in residential properties and has in place an active management and preventive maintenance program that includes procedures specifically related to mold. MAA LP has established a policy requiring residents to sign a mold addendum to lease. MAA LP also has a $5 million insurance policy that covers remediation and exposure to mold. Therefore, MAA LP believes that its exposure to this issue is mitigated appropriately.

The environmental studies MAA LP has received have not revealed any material environmental liabilities. MAA LP is not aware of any existing conditions that would currently be considered a material environmental liability. Nevertheless, it is possible that the studies do not reveal all environmental liabilities or that there are material environmental liabilities of which MAA LP is not aware. Moreover, no assurance can be given concerning future laws, ordinances or regulations, or the potential introduction of hazardous or toxic substances by neighboring properties or residents.

MAA LP believes that its apartment communities are in compliance in all material respects with all applicable federal, state and local ordinances and regulations regarding hazardous or toxic substances and other environmental matters.

QUALIFICATION AS A REAL ESTATE INVESTMENT TRUST (REIT)

MAA, MAA LP’s general partner, has elected to be taxed as a REIT under the Code. To continue to qualify as a REIT, MAA must continue to meet certain tests which, among other things, generally require that MAA’s assets consist primarily of real estate assets, income be derived primarily from real estate assets, and that MAA distribute at least 90% of the REIT taxable income (other than net capital gain) to shareholders annually. As a qualified REIT, MAA generally will not be subject to U.S. federal income taxes at the corporate level on net income to the extent MAA distributes such net income to its shareholders annually. Even if MAA continues to qualify as a REIT, MAA will continue to be subject to certain federal, state and local taxes on MAA LP’s income and property. In 2012, MAA paid total distributions of $2.64 per common share to shareholders, which was above the 90% REIT distribution requirement.

RECENT DEVELOPMENTS

Acquisitions

On February 1, 2013, MAA LP closed on the purchase of the 310-unit Milstead Village apartment community located in Kennesaw (Atlanta), Georgia. This property was previously a part of MAA LP’s Fund I Joint Venture.

Financings

On February 25, 2013, MAA and MAA LP entered into distribution agreements with each of JP Morgan Securities, LLC, BMO Capital Markets Corp, KeyBanc Capital Markets Inc. and UBS Securities, LLC to sell up to 4,500,000 shares, in the aggregate, under the distribution agreements pursuant to MAA’s at the market offering program.

RISK FACTORS

In addition to the other information contained in this Annex E, MAA LP has identified the following additional risks and uncertainties that may have a material adverse effect on MAA’s and MAA LP’s business prospects, financial condition or results of operations. Investors should carefully consider the risks described below before making an investment decision. MAA’s and MAA LP’s business faces significant risks and the risks described below may not be the only risks MAA and MAA LP face. Additional risks not presently known to MAA or MAA LP or that MAA or MAA LP currently believes are immaterial may also significantly impair MAA’s and MAA LP’s business operations. If any of these risks occur, MAA’s and MAA LP’s business prospects, results of operations or financial condition could suffer, the market price of MAA’s common stock (for which MAA LP units may be exchanged) and the trading price of MAA LP’s debt securities could decline and you could lose all or part of your investment in MAA LP’s securities.

Risks Related to MAA’s and MAA LP’s Real Estate Investments and Operations

Economic slowdown in the United States and downturns in the housing and real estate markets may adversely affect MAA’s and MAA LP’s financial condition and results of operations

There have been significant declines in economic growth, both in the United States and globally. Both the real estate industry and the broader United States economy have experienced unfavorable conditions which adversely affected MAA LP’s revenues. Although MAA’s and MAA LP’s industry and the United States economy showed signs of improvement in 2012, MAA and MAA LP cannot accurately predict that market conditions will continue to improve in the near future or that MAA LP’s financial condition and results of operations will not continue to be adversely affected. Factors such as weakened economies and related reduction in spending, falling home prices and job losses, price volatility, and/or dislocations and liquidity disruptions in the financial and credit markets could, among other things, impede the ability of MAA LP’s tenants and other parties with which MAA LP conducts business to perform their contractual obligations, which could lead to an increase in defaults by MAA LP’s tenants and other contracting parties, which could adversely affect MAA LP’s revenues. Furthermore, MAA LP’s ability to lease its properties at favorable rates, or at all, could be adversely affected by increases in supply and deterioration in multifamily markets and is partially dependent upon the overall level of spending in the economy, which is adversely affected by, among other things, job losses and unemployment levels, recession, personal debt levels, downturns in the housing market, stock market volatility and uncertainty about the future. With regard to MAA LP’s ability to lease its multifamily properties, the increasing rental of excess for-sale condominiums and single family homes, which increases the supply of multifamily units and housing alternatives, may reduce MAA LP’s ability to lease its multifamily units and depress rental rates in certain markets. When MAA and MAA LP experience a downturn, MAA and MAA LP cannot predict how long demand and other factors in the real estate market will remain unfavorable, but if the markets remain weak over extended periods of time or deteriorate significantly, MAA LP’s ability to lease its properties or its ability to increase or maintain rental rates in certain markets may weaken, which would adversely affect MAA LP’s revenues.

Failure to generate sufficient cash flows could limit MAA’s and MAA LP’s ability to make payments on MAA’s and MAA LP’s debt and to make distributions

MAA LP’s ability to generate sufficient cash flow in order to make payments on its debt and to make distributions depends on MAA LP’s ability to generate funds from operations in excess of capital expenditure requirements and/or to have access to the markets for external financing. Funds from operations and the value of MAA LP’s apartment communities may be insufficient because of factors that are beyond MAA’s control. Such events or conditions could include:

•	competition from other apartment communities;

•

overbuilding of new apartment units or oversupply of available apartment units in MAA’s markets, which might adversely affect apartment occupancy or rental rates and/or require rent concessions in order to lease apartment units;

•	conversion of condominiums and single family houses to rental use;

•	weakness in the overall economy which lowers job growth and the associated demand for apartment housing;

•	increases in operating costs (including real estate taxes and insurance premiums) due to inflation and other factors, which may not be offset by increased rents;

•	inability to initially, or subsequently after lease terminations, rent apartments on favorable economic terms;

•	inability to complete or lease-up development communities on a timely basis, if at all;

•	changes in governmental regulations and the related costs of compliance;

•	changes in laws including, but not limited to, tax laws and housing laws including the enactment of rent control laws or other laws regulating multifamily housing;

•

withdrawal of government support of apartment financing through its financial backing of the Federal National Mortgage Association, or FNMA, or the Federal Home Loan Mortgage Corporation, or Freddie Mac;

•	an uninsured loss, including those resulting from a catastrophic storm, earthquake, or act of terrorism;

•

changes in interest rate levels and the availability of financing, borrower credit standards, and down-payment requirements which could lead renters to purchase homes (if interest rates decrease and home loans are more readily available) or increase MAA LP’s acquisition and operating costs (if interest rates increase and financing is less readily available); and

•	the relative illiquidity of real estate investments.

At times, MAA and MAA LP rely on external funding sources to fully fund the payment of distributions to MAA LP unitholders and MAA LP’s capital investment program, including MAA LP’s existing property expansion developments. While MAA LP believes it has sufficient liquidity to permit distributions on MAA LP units at current rates through additional borrowings, if necessary, any significant and sustained deterioration in operations could result in MAA’s and MAA LP’s financial resources being insufficient to make payments on MAA’s and MAA LP’s debt and to make distributions at the current rate, in which event MAA would be required to reduce the distribution rate. Any decline in MAA LP’s funds from operations could adversely affect MAA’s ability to make distributions and to meet its loan covenants.

MAA and MAA LP may be adversely affected by new laws and regulations

The current United States administration and Congress have enacted, or called for consideration of, proposals relating to a variety of issues, including with respect to health care, financial regulation reform, climate control, executive compensation and others. MAA and MAA LP believe that these and other potential proposals could have varying degrees of impact on them ranging from minimal to material. At this time, MAA and MAA LP are unable to predict with certainty what level of impact specific proposals could have on them.

Certain rulemaking and administrative efforts that may have an impact on MAA and MAA LP focus principally on the areas perceived as contributing to the global financial crisis and the continuing economic downturn. These initiatives have created a degree of uncertainty regarding the basic rules governing the real estate industry and many other businesses. The federal legislative response in this area culminated in the enactment on July 21, 2010 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act. Many of the provisions of the Dodd-Frank Act have extended implementation periods and delayed effective dates and will require extensive rulemaking by regulatory authorities; thus, the impact on MAA and MAA LP may not be known for an extended period of time. The Dodd-Frank Act, including future rules implementing its provisions and the interpretation of those rules, along with other legislative and regulatory proposals that are proposed or pending in the United States Congress, may limit MAA LP’s revenues, impose fees, taxes, or other costs on MAA or MAA LP, and/or intensify the regulatory framework in which MAA and MAA LP operate in ways that are not currently identifiable.

Changing laws, regulations and standards relating to corporate governance and public disclosure in particular, including certain provisions of the Dodd-Frank Act and the rules and regulations promulgated thereunder, have created uncertainty for public companies like MAA and could significantly increase the costs and risks associated with accessing the United States public markets. Because MAA and MAA LP are committed to maintaining high standards of internal control over financial reporting, corporate governance and public disclosure, MAA’s management team will need to devote significant time and financial resources to comply with these evolving standards for public companies. MAA and MAA LP intend to continue to invest appropriate resources to comply with both existing and evolving standards, and this investment has resulted and will likely continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

MAA and MAA LP are dependent on key personnel

MAA’s and MAA LP’s success depends in part on MAA’s and MAA LP’s ability to attract and retain the services of executive officers and other personnel. There is substantial competition for qualified personnel in the real estate industry, and the loss of several of MAA’s and MAA LP’s key personnel could have an adverse effect on MAA and MAA LP.

New acquisitions may fail to perform as expected, and failure to integrate acquired communities and new personnel could create inefficiencies

MAA and MAA LP intend to actively acquire and improve multifamily communities for rental operations. MAA and MAA LP may underestimate the costs necessary to bring an acquired community up to standards established for MAA’s and MAA LP’s intended market position. Additionally, to grow successfully, MAA must be able to apply its experience in managing its existing portfolio of apartment communities to a larger number of properties. MAA and MAA LP must also be able to integrate new management and operations personnel as MAA’s organization grows in size and complexity. Failures in either area will result in inefficiencies that could adversely affect MAA’s and MAA LP’s overall results of operations.

MAA LP may not be able to sell communities when appropriate

Real estate investments are relatively illiquid and generally cannot be sold quickly. MAA LP may not be able to change its portfolio promptly in response to economic or other conditions. Further, MAA LP owns seven communities, which are subject to restrictions on sale and are required to be exchanged through a 1031(b) tax-free exchange, unless MAA or MAA LP pays the tax liability of the contributing partners. This inability to respond promptly to changes in the performance of MAA LP’s investments could adversely affect MAA LP’s financial condition and ability to service its debt and to make distributions.

Environmental problems are possible and can be costly

Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and clean up hazardous or toxic substances or petroleum product releases at such community. The owner or operator may have to pay a governmental entity or third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination. These laws typically impose clean-up responsibility and liability without regard to whether the owner or operator knew of or caused the presence of the contaminants. Even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages and costs resulting from environmental contamination emanating from that site.

Over the past several years, there have been an increasing number of lawsuits against owners and managers of multifamily properties alleging personal injury and property damage caused by the presence of mold in residential real estate. Some of these lawsuits have resulted in substantial monetary judgments or settlements. MAA and MAA LP cannot be assured that existing environmental assessments of MAA LP’s communities reveal all environmental liabilities, that any prior owner of any of MAA LP’s properties did not create a material environmental condition not known to MAA or MAA LP, or that a material environmental condition does not otherwise exist.

Changes in the system for establishing United States accounting standards may materially and adversely affect MAA LP’s reported results of operations

Accounting for public companies in the United States has historically been conducted in accordance with GAAP, which is established by the Financial Accounting Standards Board, or FASB, an independent body whose standards are recognized by the SEC as authoritative for publicly held companies. The International Accounting Standards Board, or IASB, is a London-based independent board established in 2001 and charged with the development of International Financial Reporting Standards, or IFRS. IFRS generally reflects accounting practices that prevail in Europe and in developed nations around the world.

IFRS differs in material respects from GAAP. Among other things, IFRS has historically relied more on “fair value” models of accounting for assets and liabilities than GAAP. “Fair value” models are based on periodic revaluation of assets and liabilities, often resulting in fluctuations in such values as compared to GAAP, which relies more frequently on historical cost as the basis for asset and liability valuation.

It is unclear at this time if or how the SEC will transition from GAAP to IFRS. Switching to a new method of accounting and adopting IFRS will be a complex undertaking. MAA and MAA LP may need to develop new systems and controls based on the principles of IFRS. Since these are new endeavors, and the precise requirements of the pronouncements ultimately adopted are not now known, the magnitude of costs associated with this conversion is uncertain.

MAA and MAA LP are currently evaluating the impact of the adoption of IFRS on MAA LP’s financial position and results of operations. Such evaluation cannot be completed, however, without more clarity regarding the specific IFRS standards that will be adopted. Until there is more certainty with respect to the IFRS standards to be adopted, prospective investors should consider that MAA’s and MAA LP’s conversion to IFRS could have a material adverse effect on MAA’s and MAA LP’s reported results of operations.

Losses from catastrophes may exceed MAA LP’s insurance coverage

MAA and MAA LP carry comprehensive liability and property insurance on MAA LP’s communities and intend to obtain similar coverage for communities MAA and MAA LP acquire in the future. Some losses, generally of a catastrophic nature, such as losses from floods, hurricanes or earthquakes, are subject to limitations, and thus may be uninsured. MAA and MAA LP exercise discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance on MAA’s and MAA LP’s investments at a reasonable cost and on suitable terms. If MAA LP suffers a substantial loss, its insurance coverage may not be sufficient to pay the full current market value or current replacement value of MAA LP’s lost investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it infeasible to use insurance proceeds to replace or rebuild a property after it has been damaged or destroyed.

Increasing real estate taxes and insurance costs may negatively impact operating results

As a result of MAA LP’s substantial real estate holdings, the cost of real estate taxes and insuring MAA LP’s apartment communities is a significant component of expense. Real estate taxes and insurance premiums are subject to significant increases and fluctuations, which are, in large part, outside of MAA LP’s control. If the costs associated with real estate taxes and insurance should significantly rise, MAA LP’s operating results could be negatively impacted, and MAA LP’s ability to service its debts and make distributions could be adversely affected.

MAA and MAA LP may experience increased costs arising from health care reform

In March 2010, the United States government enacted comprehensive health care reform legislation which, among other things, includes guaranteed coverage requirements, eliminates pre-existing condition exclusions and annual and lifetime maximum limits, restricts the extent to which policies can be rescinded and imposes new and significant taxes on health insurers and health care benefits. The legislation imposes implementation effective dates beginning in 2010 and extending through 2020, and many of the changes require additional guidance from government agencies or federal regulations. On June 28, 2012, the United States Supreme Court upheld the constitutionality of the health care reform legislations mandate to purchase health insurance but struck down a provision allowing the federal government to withhold Medicaid funds unless a state agrees to the expansion of Medicaid eligibility. Therefore, due to the phased-in nature of the implementation and the lack of interpretive guidance it is difficult to determine at this time what impact the health care reform legislation will have on MAA’s and MAA LP’s financial results. Possible adverse effects of the health reform legislation include increased costs, exposure to expanded liability and requirements for MAA and MAA LP to revise ways in which they provide healthcare and other benefits to MAA’s and MAA LP’s employees. In addition, MAA’s and MAA LP’s results of operations, financial position and cash flows could be materially adversely affected.

Property insurance limits may be inadequate, and deductibles may be significant in the event of a catastrophic loss or a series of major losses, which may cause a breach of loan covenants

MAA LP has a significant proportion of its assets in areas exposed to windstorms and to the New Madrid seismic zone. A major wind or earthquake loss, or series of losses, could require that MAA and MAA LP pay significant deductibles as well as additional amounts above the per occurrence limit of their insurance for these risks. MAA and MAA LP may then be judged to have breached one or more of their loan covenants, and any of the foregoing events could have a material adverse effect on MAA’s and MAA LP’s assets, financial condition, and results of operation.

Compliance or failure to comply with laws requiring access to MAA LP’s properties by disabled persons could result in substantial cost

The Americans with Disabilities Act, the Fair Housing Act of 1988 and other federal, state and local laws generally require that public accommodations be made accessible to disabled persons. Noncompliance could result in the imposition of fines by the government or the award of damages to private litigants. These laws may require MAA LP to modify its existing communities. These laws may also restrict renovations by requiring improved access to such buildings by disabled persons or may require MAA LP to add other structural features that increase MAA LP’s construction costs. Legislation or regulations adopted in the future may impose further burdens or restrictions on MAA LP with respect to improved access by disabled persons. MAA LP cannot ascertain the costs of compliance with these laws, which may be substantial.

Development and construction risks could impact MAA LP’s profitability

Currently, MAA LP has two development communities and a second phase to an existing community under construction totaling 774 units as of December 31, 2012. None of the units for the development projects have been completed as of December 31, 2012. MAA LP’s development and construction activities are subject to the following risks:

•

MAA LP may be unable to obtain, or face delays in obtaining, necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations, which could result in increased development costs, could delay initial occupancy dates for all or a portion of a development community, and could require MAA LP to abandon its activities entirely with respect to a project for which MAA LP is unable to obtain permits or authorizations;

•	yields may be less than anticipated as a result of delays in completing projects, costs that exceed budget or higher than expected concessions for lease up and lower rents than expected;

•

bankruptcy of developers in MAA LP’s development projects could impose delays and costs on MAA LP with respect to the development of its communities and may adversely affect MAA LP’s financial condition and results of operations;

•	MAA LP may abandon development opportunities that it has already begun to explore, and MAA LP may fail to recover expenses already incurred in connection with exploring such opportunities;

•

MAA LP may be unable to complete construction and lease-up of a community on schedule, or incur development or construction costs that exceed MAA LP’s original estimates, and MAA LP may be unable to charge rents that would compensate for any increase in such costs;

•

occupancy rates and rents at a newly developed community may fluctuate depending on a number of factors, including market and economic conditions, preventing MAA LP from meeting its profitability goals for that community; and

•

when MAA LP sells to third parties communities or properties that it developed or renovated, MAA LP may be subject to warranty or construction defects that are uninsured or exceed the limit of its insurance.

Additionally, the time frame required for development and construction of these properties means that MAA LP may have to wait a few years for a significant cash return. As a REIT, MAA is required to make cash distributions to its shareholders. If MAA LP’s cash flows from operations are not sufficient, MAA and MAA LP may be forced to borrow to fund MAA LP’s distributions to MAA that enable MAA to pay necessary distributions to its shareholders and/or MAA LP unitholders, which could affect MAA’s and MAA LP’s ability to meet their other obligations.

Risks Related to MAA’s and MAA LP’s Indebtedness and Financing Activities

A change in United States government policy with regard to FNMA and Freddie Mac could impact MAA’s and MAA LP’s financial condition

On February 11, 2011, the Obama Administration released a report to Congress that included options, among others, to gradually shrink and eventually shut down FNMA and Freddie Mac. In August 2011, Standard & Poor’s Rating Services downgraded the credit ratings of FNMA and Freddie Mac from AAA to AA+. MAA and MAA LP do not know when or if FNMA or Freddie Mac will restrict their support of lending to the multifamily industry or to MAA and MAA LP in particular. As of December 31, 2012, 47% of MAA LP’s outstanding debt was borrowed through credit facilities provided by or credit-enhanced by FNMA or Freddie Mac with agency rate-based maturities ranging from 2013 through 2018. While the report to Congress recognized the critically important role that FNMA and Freddie Mac play in the housing finance market and committed to ensuring they have sufficient capital to perform under any guarantees issued now or in the future and the ability to meet any of their debt obligations, should they be unable to meet their obligations it would have a material adverse effect on both MAA and the multifamily industry, and MAA and MAA LP would seek alternative sources of funding, which may not be available on terms acceptable to MAA and MAA LP, or at all. This could jeopardize the effectiveness of MAA LP’s interest rate swaps, require MAA and MAA LP to post collateral up to the market value of the interest rate swaps, and either of these occurrences could potentially cause a breach in one or more of MAA LP’s loan covenants, and through reduced loan availability, impact the value of multifamily assets, which could impair the value of MAA LP’s properties.

MAA LP’s financing could be impacted by negative capital market conditions

Over the past several years, domestic financial markets have experienced unusual volatility and uncertainty. Liquidity tightened in financial markets, including the investment grade debt, the commercial mortgage backed securities, or CMBS, commercial paper, and equity capital markets. MAA and MAA LP have seen an increase in the volatility of short term interest rates and changes in historic relationships between LIBOR (which is the basis for the majority of the payments to MAA and MAA LP by their swap counterparties) and the actual interest rate MAA and MAA LP pay through the FNMA Discount Mortgage Backed Security, or DMBS, and the Freddie Mac Reference Bill programs. This creates a risk that MAA LP’s interest expense will fluctuate to a greater extent than it has in the past, and it makes forecasting more difficult. Were MAA LP’s credit arrangements with Prudential Mortgage Capital, credit-enhanced by FNMA, or with Financial Federal, credit-enhanced by Freddie Mac, to fail, or their ability to lend money to finance apartment communities to become impaired or cease, MAA and MAA LP would have to seek alternative sources of capital, which might not be available on terms acceptable to them, if at all. In addition, any such event would most likely cause MAA LP’s interest costs to rise. This could also cause MAA LP’s interest rate swaps and caps to become ineffective, triggering a default in one or more of MAA LP’s credit agreements. If any of the foregoing events were to occur, it could have a material adverse effect on MAA’s and MAA LP’s business, financial condition and prospects.

A change in the value of MAA LP’s assets could cause it to experience a cash shortfall, to be in default of MAA LP’s loan covenants, or to incur a charge for the impairment of assets

MAA and MAA LP borrow on both a secured and unsecured basis. Certain of MAA LP’s debt agreements require it to post collateral and a significant reduction in the value of MAA LP’s assets could require it to post additional collateral. While MAA and MAA LP believe that they have significant excess collateral and capacity, future asset values are uncertain. If MAA and MAA LP were unable to meet a request to add collateral to a credit facility, this would have a material adverse effect on MAA LP’s liquidity and MAA LP’s ability to meet MAA LP’s loan covenants. MAA LP may determine that the value of an individual asset, or group of assets, was irrevocably impaired, and that MAA LP may need to record a charge to write-down the value of the asset to reflect its current value.

Debt level, refinancing and loan covenant risk may adversely affect MAA LP’s financial condition and operating results and MAA’s ability to maintain its status as a REIT

At December 31, 2012, MAA LP had total consolidated debt outstanding of $1.65 billion. Payments of principal and interest on borrowings may leave MAA and MAA LP with insufficient cash resources to operate the apartment communities, to pay distributions to MAA LP unitholders and/or to pay distributions to MAA’s shareholders that are required to be paid in order for MAA to maintain its qualification as a REIT. MAA currently intends to limit its total debt to a range of approximately 43% to 48% of the undepreciated book value of its consolidated assets. MAA’s charter and bylaws do not limit its debt levels and MAA’s Board of Directors can modify this policy at any time, which could allow MAA to become more highly leveraged. MAA may also issue new equity to maintain its debt within the target range. Covenants in MAA’s credit facilities limit its net-debt (total debt less cash on hand) to undepreciated book value to 60%. As of December 31, 2012, MAA’s ratio of net-debt to undepreciated book value was approximately 44% and MAA LP’s ratio of net-debt to undepreciated book value was approximately 48%. In addition, MAA must repay its debt upon maturity, and the inability to access debt or equity capital at attractive rates to refinance maturing debt could adversely affect its financial condition and/or funds from operations. MAA relies on its lenders for debt financing and has agreements with the lenders that require it to comply with certain covenants, including maintaining adequate collateral that is subject to revaluation annually. The breach of any one of these covenants would place MAA in default with its lenders and may have serious consequences on MAA LP’s operations.

Interest rate hedging may be ineffective

MAA and MAA LP rely on the financial markets to refinance debt maturities, and also rely on the Agencies, which provided credit or credit enhancement for a large portion of MAA LP’s outstanding debt as of December 31, 2012. The debt is provided under the terms of credit facilities with Prudential Mortgage Capital (credit-enhanced by FNMA) and Financial Federal (credit-enhanced by Freddie Mac). MAA and MAA LP pay fees to the credit facility providers and the Agencies plus interest, which is based on the FNMA DMBS rate and the Freddie Mac Reference Bill Rate.

The interest rate market for the FNMA DMBS rate and the Freddie Mac Reference Bill Rate, both of which have been highly correlated with LIBOR interest rates, are also an important component of MAA LP’s liquidity and interest rate swap and cap effectiveness. In MAA LP’s experience, the FNMA DMBS rate has historically averaged 17 basis points below three-month LIBOR, and the Freddie Mac Reference Bill rate has averaged 31 basis points below the associated LIBOR rate, but in the past four years the spreads increased significantly and have been more volatile than MAA and MAA LP have historically seen. MAA and MAA LP cannot forecast when or if the uncertainty and volatility in the market may change. Continued unusual volatility over a period of time could cause MAA LP to lose hedge accounting treatment for MAA LP’s interest rate swaps and caps, resulting in material changes to MAA LP’s consolidated statements of operations and balance sheet, and potentially cause a breach of one of MAA LP’s debt covenants.

Fluctuations in interest rate spreads between the DMBS and Reference Bill rates and three-month LIBOR causes ineffectiveness to flow through interest expense in the current period if MAA and MAA LP are in an overhedged position, and together with the unrecognized ineffectiveness, reduces the effectiveness of the swaps and caps.

MAA and MAA LP also rely on the credit of the counterparties that provide swaps and caps to hedge the interest rate risk on MAA LP’s credit facilities. MAA LP uses four major banks to provide approximately 95%

of MAA LP’s derivative fair value, all of which have investment grade ratings from Moody’s and S&P. In the event that one of MAA LP’s derivative providers should suffer a significant downgrade of its credit rating or fail, MAA LP’s swaps or caps may become not effective, in which case the fair value of the swap or cap would be recorded in earnings, possibly causing a substantial loss sufficient to cause a breach of MAA LP’s debt covenants.

One or more interest rate swap or cap counterparties could default, causing MAA and MAA LP significant financial exposure

MAA and MAA LP enter into interest rate swap and interest rate cap agreements only with counterparties that are highly rated (A or above by Standard & Poor’s, or Aa3 or above by Moody’s). MAA and MAA LP also try to diversify its risk amongst several counterparties. In the event one or more of these counterparties were to go into liquidation or to experience a significant rating downgrade, this could cause MAA and MAA LP to liquidate the interest rate swap or to lose the interest rate protection of an interest rate cap. Liquidation of an interest rate swap could cause MAA and MAA LP to be required to pay the swap counterparty the net present value of the swap, which may represent a significant current period cash charge, possibly sufficient to cause MAA and MAA LP to breach their debt covenants.

Variable interest rates may adversely affect funds from operations

At December 31, 2012, effectively $79 million of MAA LP’s debt bore interest at a variable rate and was not hedged by interest rate swaps or caps. MAA and MAA LP may incur additional debt in the future that also bears interest at variable rates. Variable rate debt creates higher debt service requirements if market interest rates increase, which would adversely affect MAA LP’s funds from operations and the amount of cash available to service MAA LP’s debt and to pay distributions. MAA LP’s $864.0 million in secured credit facilities with Prudential Mortgage Capital, credit enhanced by FNMA, are predominately floating rate facilities. MAA and MAA LP also have a credit facility with Freddie Mac totaling $200.0 million that is a variable rate facility. At December 31, 2012, a total of $783.1 million was outstanding under these facilities. These facilities represent the majority of the variable interest rates MAA and MAA LP were exposed to at December 31, 2012. Large portions of the interest rates on these facilities have been hedged by means of a number of interest rate swaps and caps. Upon the termination of these swaps and caps, MAA and MAA LP will be exposed to the risks of varying interest rates unless acceptable replacement swaps or caps or alternate fixed financings are obtainable.

Issuances of additional debt or equity may adversely impact MAA LP’s financial condition

MAA LP’s capital requirements depend on numerous factors, including the occupancy and turnover rates of MAA LP’s apartment communities, development and capital expenditures, costs of operations and potential acquisitions. MAA and MAA LP cannot accurately predict the timing and amount of MAA LP’s capital requirements. If MAA LP’s capital requirements vary materially from MAA LP’s plans, MAA and MAA LP may require additional financing sooner than anticipated. Accordingly, MAA and MAA LP could become more leveraged, resulting in increased risk of default on MAA LP’s obligations and increased MAA LP’s debt service requirements, both of which could adversely affect MAA LP’s financial condition and ability to access the capital markets in the future. If MAA issues additional equity securities to obtain additional financing, the interest of the existing MAA LP unitholders could be diluted.

Risks Related to MAA’s and MAA LP’s Organization and Ownership of MAA LP units

The existing MAA LP unitholders have limited approval rights, which may prevent MAA LP’s sole general partner, MAA, from completing a change of control transaction that may be in the best interests of all MAA LP unitholders and of all the shareholders of MAA

MAA may not engage in a sale or other disposition of all or substantially all of the assets of MAA LP, dissolve MAA LP or, upon the occurrence of certain triggering events, take any action that would result in any MAA LP unitholder realizing taxable gain, without the approval of the holders of a majority of the outstanding Class A

Common Units. The right of the holders of MAA LP’s Class A Common Units to vote on these transactions could limit MAA’s ability to complete a change of control transaction that might otherwise be in the best interest of all MAA LP unitholders and all shareholders of MAA.

In certain circumstances, the MAA LP unitholders must approve the sale of certain properties contributed by the MAA LP unitholders

In certain circumstances as detailed in the existing partnership agreement of MAA LP, MAA LP may not sell or otherwise transfer certain properties unless each person who was a partner in the limited partnership holding such properties at the time of its merger into MAA LP approves such sale or transfer. The exercise of these approval rights by MAA LP unitholders could delay or prevent MAA LP from completing a transaction that may be in the best interest of all MAA LP unitholders and all shareholders of MAA.

MAA and its officers and directors have substantial influence over MAA LP’s affairs.

MAA, as MAA LP’s sole general partner and acting through its officers and directors, has a substantial influence on MAA LP’s affairs. MAA and its officers and directors could exercise their influence in a manner that is not in the best interest of the MAA LP unitholders. Also, MAA owns approximately 95.9% of the MAA LP units and as such, will have substantial influence on the outcome of any matters submitted to MAA LP unitholders for approval.

MAA’s ownership limit restricts the transferability of its capital stock

MAA’s charter limits ownership of its capital stock by any single shareholder to 9.9% of all outstanding shares of its capital stock, both common and preferred, unless approved by the Board of Directors. The charter also prohibits anyone from buying shares if the purchase would result in MAA losing REIT status. This could happen if a share transaction results in fewer than 100 persons owning all of MAA’s shares or in five or fewer persons, applying certain broad attribution rules of the Code, owning 50% or more of MAA’s shares (by value). If you acquire shares of MAA’s common stock in excess of the ownership limit or in violation of the ownership requirements of the Code for REITs, MAA:

•	will consider the transfer to be null and void;

•	will not reflect the transaction on MAA’s books;

•	may institute legal action to enjoin the transaction;

•	will not pay dividends or other distributions with respect to those shares;

•	will not recognize any voting rights for those shares;

•	will consider the shares held in trust for MAA’s benefit; and

•	will either direct you to sell the shares and turn over any profit to MAA, or MAA will redeem the shares. If MAA redeems the shares, you will be paid a price equal to the lesser of:

•	the principal price paid for the shares by the holder,

•	a price per share equal to the market price (as determined in the manner set forth in MAA’s charter) of the applicable capital stock,

•	the market price (as so determined) on the date such holder would, but for the restrictions on transfers set forth in MAA’s charter, be deemed to have acquired ownership of the shares and

•

the maximum price allowed under Tennessee Greenmail Act (such price being the average of the highest and lowest closing market price for the shares during the 30 trading days preceding the purchase of such shares or, if the holder of such shares has commenced a tender offer or has announced an intention to seek control of MAA, during the 30 trading days preceding the commencement of such tender offer or the making of such announcement).

The redemption price may be paid, at MAA’s option, by delivering one common unit (subject to adjustment from time to time in the event of, among other things, stock splits, stock dividends, or recapitalizations affecting MAA’s common stock or certain mergers, consolidations or asset transfers by MAA) issued by MAA LP for each Excess Share being redeemed.

Provisions of MAA’s charter and Tennessee law may limit the ability of a third party to acquire control of MAA in a transaction beneficial to the MAA LP unitholders

Ownership Limit

While the 9.9% ownership limit discussed above helps preserve MAA’s status as a REIT, it could also delay or prevent any person or small group of persons from acquiring, or attempting to acquire control of MAA and its subsidiaries, including MAA LP, in a transaction beneficial to the MAA LP unitholders.

Preferred Stock

MAA’s charter authorizes the Board of Directors to issue up to 20,000,000 shares of preferred stock. The Board of Directors may establish the preferences and rights of any preferred shares issued. The issuance of preferred stock could also have the effect of delaying or preventing someone from taking control of MAA even if a change in control were in the MAA LP unitholders’ best interests. As of December 31, 2012, no shares of preferred stock were issued and outstanding. When MAA issues preferred stock, generally the proceeds are contributed to MAA LP in exchange for a number of MAA LP units with the same terms equal to the number of preferred shares issued by MAA.

MAA LP’s investments in joint ventures may involve risks

Investments in joint ventures may involve risks that may not otherwise be present in MAA LP’s direct investments such as:

•	the potential inability of MAA LP’s joint venture partner to perform;

•	the joint venture partner may have economic or business interests or goals which are inconsistent with or adverse to MAA LP;

•	the joint venture partner may take actions contrary to MAA LP’s requests or instructions or contrary to MAA LP’s objectives or policies; and

•	the joint venturers may not be able to agree on matters relating to the property they jointly own.

Although each joint owner will have a right of first refusal to purchase the other owner’s interest, in the event a sale is desired, the joint owner may not have sufficient resources to exercise such right of first refusal.

The number of shares of MAA’s common stock available for future sale could adversely affect the market price of MAA’s publicly traded securities

MAA LP has issued MAA LP units in exchange for properties or interests in properties, and, from time to time, MAA LP may issue additional MAA LP units in connection with acquisitions of properties or otherwise. MAA is the sole general partner of MAA LP, and, as of December 31, 2012, MAA owned 39,721,461 MAA LP units, representing a 95.82% interest in MAA LP, while the remaining 1,731,672 outstanding MAA LP units were held by limited partners of MAA LP. The MAA LP unitholders (other than MAA and its affiliates) may require MAA to redeem their MAA LP units from time to time, in which case MAA may, at its option, pay the redemption price either in cash (in an amount per MAA LP unit equal, in general, to the average closing price of MAA’s common stock on the NYSE over a specified period prior to the redemption date) or by delivering one share of MAA’s common stock (subject to adjustment under specified circumstances) for each MAA LP unit so redeemed. In addition, MAA LP has registered all of the 1,731,672 shares of MAA’s common stock which, as of

December 31, 2012, were issuable upon redemption of MAA LP units held by MAA LP’s limited partners under the Securities Act of 1933, as amended, so that those shares can be sold freely in the public markets. To the extent that additional MAA LP units are issued to limited partners of MAA LP, MAA will likely register the additional shares of MAA common stock issuable upon redemption of those MAA LP units under the Securities Act of 1933, as amended, so that those shares can also be sold in the public markets. If MAA issues shares of its common stock upon the redemption of MAA LP units in MAA LP, sales of substantial amounts of such shares of MAA’s common stock, or the perception that these sales could occur, may adversely affect prevailing market prices for MAA’s common stock or may impair MAA’s ability to raise capital through the sale of its common stock or other equity securities.

Market interest rates and low trading volume may have an adverse effect on the market value of MAA’s common stock, which would affect the redemption price of the MAA LP units

The market price of shares of a REIT may be affected by the distribution rate on those shares, as a percentage of the price of the shares, relative to market interest rates. If market interest rates increase, prospective purchasers of MAA’s shares may expect a higher annual distribution rate. Higher interest rates would not, however, result in more funds for MAA to distribute and, in fact, would likely increase MAA’s borrowing costs and potentially decrease funds available for distribution. This could cause the market price of MAA’s common stock to go down, which would reduce the price received upon redemption of any of the MAA LP units, or if MAA so elects, the value of MAA’s common stock received in lieu of cash upon redemption of such MAA LP units. In addition, although MAA’s stock is listed on the NYSE, the daily trading volume of MAA’s shares may be lower than the trading volume for companies in other industries. As a result, MAA’s investors who desire to liquidate substantial holdings may find that they are unable to dispose of their shares in the market without causing a substantial decline in the market value of the shares.

Changes in market conditions or a failure to meet the market’s expectations with regard to MAA’s results of operations and cash distributions could adversely affect the market price of MAA’s common stock, which may reduce the amount of cash available to MAA LP to meet its obligations

MAA and MAA LP believe that the market value of a REIT’s equity securities is based primarily upon the market’s perception of the REIT’s growth potential and its current and potential future cash distributions, and is secondarily based upon the real estate market value of the underlying assets. For that reason, MAA’s common stock may trade at prices that are higher or lower than the net asset value per share. To the extent MAA retains operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of MAA’s underlying assets, may not correspondingly increase the market price of MAA’s common stock. In addition, MAA and MAA LP are subject to the risk that MAA LP’s cash flow will be insufficient to service its debt and to pay distributions to MAA LP unitholders, which may cause MAA to not have the funds to service its debt or to pay dividends to MAA shareholders. MAA’s failure to meet the market’s expectations with regard to future results of operations and cash distributions would likely adversely affect the market price of its shares and thus potentially reduce MAA’s ability to contribute funds from issuances down to MAA LP, resulting in lower level of cash available for investment or to service MAA LP’s debt or to make distributions to MAA LP unitholders.

The stock markets, including the NYSE, on which MAA lists its common stock, have experienced significant price and volume fluctuations. As a result, the market price of MAA’s common stock could be similarly volatile, and investors may experience a decrease in the value of their shares, including decreases unrelated to MAA’s operating performance or prospects. Among the market conditions that may affect the market price of MAA and MAA LP’s securities are the following:

•	MAA LP’s financial condition and operating performance and the performance of other similar companies;

•	actual or anticipated differences in MAA LP’s quarterly and annual operating results;

•	changes in MAA LP’s revenues or earnings estimates or recommendations by securities analysts;

•	publication of research reports about MAA and its industry by securities analysts;

•	additions and departures of key personnel;

•	inability to access the capital markets;

•	strategic decisions by MAA and its competitors, such as acquisitions, dispositions, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	the issuance or sale of additional shares of MAA’s common stock, or the perception that such sales may occur, including under the at-the-market controlled equity offering programs;

•	the reputation of REITs generally and the reputation of REITs with portfolios similar to MAA LP’s;

•	the attractiveness of the securities of REITs in comparison to securities issued by other entities, including securities issued by other real estate companies;

•	an increase in market interest rates, which may lead prospective investors to demand a higher distribution rate in relation to the price paid for shares of MAA’s common stock;

•	the passage of legislation or other regulatory developments that adversely affect MAA or its industry;

•	speculation in the press or investment community;

•	actions by institutional shareholders or hedge funds;

•	changes in accounting principles;

•	terrorist acts; and

•	general market conditions, including factors unrelated to MAA LP’s performance.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert MAA’s management’s attention and resources.

Risks Related to Tax Laws

Failure to qualify as a REIT would cause MAA to be taxed as a corporation, which would substantially reduce MAA LP’s funds available for payment of distributions to MAA LP unitholders

If MAA failed to qualify as a REIT for federal income tax purposes, MAA would be taxed as a corporation. The Internal Revenue Service may challenge MAA’s qualification as a REIT for prior years, and new legislation, regulations, administrative interpretations or court decisions may change the tax laws with respect to qualification as a REIT or the federal tax consequences of such qualification. For any taxable year that MAA fails to qualify as a REIT, MAA, on a consolidated basis, would be subject to federal income tax on its taxable income at corporate rates, plus any applicable alternative minimum tax. In addition, unless entitled to relief under applicable statutory provisions, MAA would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce MAA’s and MAA LP’s cash available for investment, to service MAA’s and MAA LP’s debt or to make distributions to the MAA LP unitholders and for MAA to make distributions to its shareholders because of the additional tax liability for the year or years involved. This would likely adversely affect the value of your investment in MAA. MAA and MAA LP might be required to borrow funds or to liquidate some of their investments to pay any applicable tax resulting from MAA’s failure to qualify as a REIT. In addition, MAA’s distributions would no longer qualify for the dividends paid deduction nor be required to be made in order to preserve REIT status, reducing the incentive to make such distributions on MAA LP units and MAA’s common and preferred stock.

Failure to make required distributions to MAA’s shareholders would subject MAA to income taxation, which would reduce MAA LP’s funds available for payment of distributions to MAA LP unitholders

In order to qualify as a REIT, each year MAA must distribute to its shareholders at least 90% of taxable income (determined without regard to the dividend paid deduction and by excluding net capital gains). To the extent that MAA satisfies the distribution requirement, but distributes less than 100% of taxable income, MAA will be subject to federal corporate income tax on the undistributed income. In addition, MAA would incur a 4% nondeductible excise tax on the amount, if any, by which its distributions in any year are less than the sum of:

•	85% of ordinary income for that year;

•	95% of capital gain net income for that year; and

•	100% of undistributed taxable income from prior years.

Differences in timing between the recognition of income and the related cash receipts or the effect of required debt amortization payments could require MAA LP to borrow money or sell assets to pay out enough distributions to MAA as a MAA LP unitholder so that it can pay out enough of its taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in a particular year.

PROPERTIES

MAA LP seeks to acquire newer apartment communities and those with opportunities for repositioning through capital additions and management improvement located in the Sunbelt region of the United States that are primarily appealing to middle income residents with the potential for above average growth and return on investment. Approximately 70% of MAA LP’s apartment units are located in Georgia, Florida, Tennessee, and Texas markets. MAA and MAA LP’s strategic focus is to provide MAA LP’s residents high quality apartment units in attractive community settings, characterized by extensive landscaping and attention to aesthetic detail. MAA LP utilizes its experience and expertise in maintenance, landscaping, marketing and management to effectively reposition many of the apartment communities it acquires to raise occupancy levels and per unit average rents.

The following table sets forth certain historical information for the apartment communities MAA LP owned at December 31, 2012:

												Encumbrances at December 31, 2012
Property	Location	Year Complete	Year Manage- ment Commenced	Report- able Seg- ment		Number of Units	Approx- imate Rentable Area (Square Footage)	Aver- age Unit Size (Square Foot- age)	Monthly Average Rent per Unit at December 31, 2012 (19)	Average Occupancy Percent at December 31, 2012 (20)	Monthly Effective Rent per Unit at December 31, 2012 (21)	Mort- gage /Bond Principal (000’s)		Inter- est Rate		Maturity Date
100% Owned
Birchall at Ross Bridge	Birmingham, AL	2009	2011		(23)	240	283,680	1,182	$1,252.58	85.83%	$1,239.16	$—
Eagle Ridge	Birmingham, AL	1986	1998		(22)	200	181,600	908	$744.84	97.00%	$741.79	$—	(1)		(1)		(1)
Abbington Place	Huntsville, AL	1987	1998		(22)	152	162,792	1,071	$650.31	93.42%	$621.35	$—	(1)		(1)		(1)
Paddock Club Huntsville	Huntsville, AL	1993	1997		(22)	392	441,000	1,125	$755.89	92.86%	$746.08	$—

						984	1,069,072	1,086	$858.48	92.07%	$846.20

Edge at Lyon’s Gate	Phoenix, AZ	2007	2008		(21)	312	299,208	959	$855.19	95.19%	$845.48	$—
Sky View Ranch	Gilbert, AZ	2007	2009		(21)	232	225,272	971	$848.14	96.12%	$842.97	$—
Talus Ranch	Phoenix, AZ	2005	2006		(21)	480	437,280	911	$722.54	95.42%	$714.42	$—

						1,024	961,760	939	$791.41	95.51%	$783.48

Tiffany Oaks	Altamonte Springs, FL	1985	1996		(21)	288	232,704	808	$780.26	93.75%	$775.28	$—	(1)		(1)		(1)
Marsh Oaks	Atlantic Beach, FL	1986	1995		(21)	120	93,240	777	$702.23	100.00%	$702.23	$—
Indigo Point	Brandon, FL	1989	2000		(22)	240	194,640	811	$825.90	95.42%	$813.65	$—	(1)		(1)		(1)
Paddock Club Brandon	Brandon, FL	1998	1997		(21)	440	528,440	1,201	$957.56	92.95%	$955.70	$—
Preserve at Coral Square	Coral Springs, FL	1996	2004		(22)	480	570,720	1,189	$1,384.04	93.75%	$1,375.89	$—	(4)		(4)		(4)
The Retreat at Magnolia Parke	Gainesville, FL	2009	2011		(23)	204	206,244	1,011	$970.44	95.59%	$961.15	$—
Atlantic Crossing	Jacksonville, FL	2008	2011		(23)	200	248,200	1,241	$1,157.79	92.00%	$1,135.12	$—
Hunter’s Ridge at Deerwood	Jacksonville, FL	1987	1997		(21)	336	295,008	878	$816.92	97.32%	$812.89	$—
Lakeside	Jacksonville, FL	1985	1996		(21)	416	346,112	832	$728.75	96.39%	$727.84	$—
Lighthouse at Fleming Island	Jacksonville, FL	2003	2003		(21)	501	556,110	1,110	$909.13	97.41%	$907.04	$—	(1)		(1)		(1)
Paddock Club Jacksonville	Jacksonville, FL	1993	1997		(21)	440	478,720	1,088	$834.31	95.00%	$819.84	$—
Tattersall at Tapestry Park	Jacksonville, FL	2009	2011		(23)	279	307,458	1,102	$1,240.52	97.85%	$1,237.95	$—
Woodbridge at the Lake	Jacksonville, FL	1985	1994		(21)	188	166,004	883	$720.42	95.21%	$719.93	$—
Woodhollow	Jacksonville, FL	1986	1997		(21)	450	379,350	843	$726.75	94.44%	$723.99	$—	(1)		(1)		(1)
Paddock Club Lakeland	Lakeland, FL	1989	1997		(22)	464	502,048	1,082	$746.51	94.40%	$741.02	$—	(1)		(1)		(1)
Paddock Park Ocala	Ocala, FL	1987	1997		(22)	480	493,440	1,028	$691.48	95.42%	$687.36	$6,772	(3)		(3)		(3)

												Encumbrances at December 31, 2012
Property	Location	Year Complete	Year Manage- ment Commenced	Report- able Seg- ment		Number of Units	Approx- imate Rentable Area (Square Footage)	Aver- age Unit Size (Square Foot- age)	Monthly Average Rent per Unit at December 31, 2012 (19)	Average Occupancy Percent at December 31, 2012 (20)	Monthly Effective Rent per Unit at December 31, 2012 (21)	Mort- gage /Bond Principal (000’s)		Inter- est Rate		Maturity Date
Retreat at Lake Nona	Orlando, FL	2006	2012		(23)	394	421,186	1,069	$1,008.53	95.18%	$1,007.75	$—
The Club at Panama Beach	Panama City, FL	2000	1998		(22)	254	283,718	1,117	$928.93	96.06%	$913.65	$—
Paddock Club Tallahassee	Tallahassee, FL	1992	1997		(22)	304	329,536	1,084	$837.06	95.72%	$828.58	$—
Belmere	Tampa, FL	1984	1994		(21)	210	202,440	964	$839.37	94.76%	$832.88	$—	(1)		(1)		(1)
Links at Carrollwood	Tampa, FL	1980	1998		(21)	230	213,210	927	$891.14	99.13%	$890.22	$—
Village Oaks	Tampa, FL	2005	2008		(23)	234	279,864	1,196	$1,086.18	95.30%	$1,066.18	$—
Park Crest at Innisbrook	Palm Harbor, FL	2000	2009		(21)	432	461,808	1,069	$987.65	93.75%	$985.44	$30,114		4.430%		10/1/2020

						7,584	7,790,200	1,027	$904.45	95.32%	$898.48

High Ridge	Athens, GA	1987	1997		(22)	160	186,560	1,166	$731.54	99.38%	$731.54	$—	(1)		(1)		(1)
Allure at Brookwood	Atlanta, GA	2008	2012		(23)	349	344,463	987	$1,312.10	91.98%	$1,289.49	$—
Allure in Buckhead Village	Atlanta, GA	2002	2012		(23)	230	225,170	979	$1,129.18	95.65%	$1,110.04	$—
Sanctuary at Oglethorpe	Atlanta, GA	1994	2008		(21)	250	287,500	1,150	$1,372.51	98.80%	$1,370.71	$23,500		6.210%		11/5/2015
Bradford Pointe	Augusta, GA	1986	1997		(22)	192	156,288	814	$714.25	94.27%	$704.12	$—
Shenandoah Ridge	Augusta, GA	1982	1994		(22)	272	222,768	819	$627.20	94.49%	$621.29	$—	(1)		(1)		(1)
Westbury Creek	Augusta, GA	1984	1997		(22)	120	107,160	893	$650.54	98.33%	$650.54	$3,480	(12)		(12)	5/15/2033	(12)
Fountain Lake	Brunswick, GA	1983	1997		(22)	113	128,820	1,140	$764.78	89.38%	$757.90
Willow Creek	Columbus, GA	1974	1997		(22)	285	246,810	866	$599.06	97.19%	$576.50	$—
Prescott	Duluth, GA	2001	2004		(21)	384	411,648	1,072	$825.64	95.57%	$823.03	$—	(5)		(5)		(5)
Lanier	Gainesville, GA	1998	2005		(21)	344	396,288	1,152	$821.67	92.44%	$797.42	$16,312		5.300%		3/1/2014
Lake Club	Gainesville, GA	2001	2005		(21)	313	359,950	1,150	$777.63	83.07%	$738.16	$—	(5)		(5)		(5)
Whispering Pines	LaGrange, GA	1983	1997		(22)	216	222,480	1,030	$640.52	98.15%	$640.52	$—
Austin Chase	Macon, GA	1996	1997		(22)	256	293,120	1,145	$769.80	98.44%	$751.01	$—
The Vistas	Macon, GA	1985	1997		(22)	144	153,792	1,068	$667.51	95.14%	$661.76	$—
Avala at Savannah Quarters	Savannah, GA	2009	2011		(23)	256	278,016	1,086	$948.67	86.72%	$939.32	$—
Georgetown Grove	Savannah, GA	1997	1998		(22)	220	239,800	1,090	$875.90	91.82%	$866.92	$—	(4)		(4)		(4)
Oaks at Wilmington Island	Savannah, GA	1999	2006		(22)	306	333,846	1,091	$960.49	97.06%	$954.32	$—	(4)		(4)		(4)
Wildwood	Thomasville, GA	1982	1997		(22)	216	225,072	1,042	$647.18	100.00%	$646.23	$—
Three Oaks	Valdosta, GA	1984	1997		(22)	240	253,200	1,055	$676.47	97.08%	$676.39	$—
Huntington Chase	Warner Robins, GA	1997	2000		(22)	200	221,400	1,107	$782.81	99.50%	$740.97	$—	(4)		(4)		(4)
Southland Station	Warner Robins, GA	1988	1997		(22)	304	355,984	1,171	$730.19	100.00%	$714.82	$—

						5,370	5,650,135	1,052	$839.02	94.97%	$825.92

Fairways at Hartland	Bowling Green, KY	1996	1997		(22)	240	251,040	1,046	$808.98	94.17%	$807.32	$—
Grand Reserve Lexington	Lexington, KY	2000	1999		(22)	370	432,900	1,170	$961.44	90.54%	$957.38	$—	(1)		(1)		(1)
Lakepointe	Lexington, KY	1986	1994		(22)	118	90,742	769	$663.78	94.92%	$650.26	$—	(1)		(1)		(1)
Mansion, The	Lexington, KY	1989	1994		(22)	184	138,736	754	$690.84	96.74%	$690.29	$—	(1)		(1)		(1)
Village, The	Lexington, KY	1989	1994		(22)	252	182,700	725	$674.39	94.84%	$674.21	$—	(1)		(1)		(1)
Stonemill Village	Louisville, KY	1985	1994		(22)	384	324,864	846	$742.45	96.88%	$737.73	$—

						1,548	1,420,982	918	$781.90	94.44%	$778.37

Crosswinds	Jackson, MS	1989	1996		(22)	360	443,160	1,231	$784.65	96.67%	$767.15	$—	(1)		(1)		(1)
Pear Orchard	Jackson, MS	1985	1994		(22)	389	337,263	867	$796.91	93.83%	$792.25	$—	(1)		(1)		(1)
Reflection Pointe	Jackson, MS	1986	1988		(22)	296	248,344	839	$813.30	95.61%	$812.62	$5,854	(8)	0.908	%(8)	5/15/2031	(8)

												Encumbrances at December 31, 2012
Property	Location	Year Complete	Year Manage- ment Commenced	Report- able Seg- ment		Number of Units	Approx- imate Rentable Area (Square Footage)	Aver- age Unit Size (Square Foot- age)	Monthly Average Rent per Unit at December 31, 2012 (19)	Average Occupancy Percent at December 31, 2012 (20)	Monthly Effective Rent per Unit at December 31, 2012 (21)	Mort- gage /Bond Principal (000’s)		Inter- est Rate		Maturity Date
Lakeshore Landing	Ridgeland, MS	1974	1994		(22)	196	174,244	889	$722.58	94.39%	$711.40	$—	(1)		(1)		(1)
Savannah Creek	Southaven, MS	1989	1996		(22)	204	237,252	1,163	$825.73	98.53%	$816.02	$—	(1)		(1)		(1)
Sutton Place	Southaven, MS	1991	1996		(22)	253	268,180	1,060	$774.79	96.84%	$762.76	$—	(1)		(1)		(1)

						1,698	1,708,443	1,006	$788.76	95.82%	$779.61
Market Station	Kansas City, MO	2010	2012		(23)	323	314,925	975	$1,221.61	92.88%	$1,212.76	$—

						323	314,925	975	$1,221.61	92.88%	$1,212.76

Hermitage at Beechtree	Cary, NC	1988	1997		(21)	194	169,750	875	$783.14	95.88%	$775.82	$—	(1)		(1)		(1)
Waterford Forest	Cary, NC	1996	2005		(21)	384	377,472	983	$755.88	96.35%	$754.86	$—	(5)		(5)		(5)
1225 South Church	Charlotte, NC	2010	2010		(23)	196	162,680	830	$2,096.44	96.43%	$1,207.47	$—
Hue	Raleigh, NC	2009	2010		(23)	208	185,744	893	$1,362.37	95.19%	$1,357.83	$—
The Preserve at Brier Creek	Raleigh, NC	2004	2006		(21)	450	519,300	1,154	$978.07	95.56%	$971.63	$—
Providence at Brier Creek	Raleigh, NC	2007	2008		(21)	313	297,037	949	$870.01	96.81%	$868.97	$—
Corners, The	Winston-Salem, NC	1982	1993		(22)	240	173,520	723	$599.40	96.25%	$598.15	$—

						1,985	1,885,503	950	$1,003.91	96.07%	$912.97

Colony at South Park	Aiken, SC	1982	1997		(22)	184	174,800	950	$768.23	93.48%	$753.68	$—	(1)		(1)		(1)
Woodwinds	Aiken, SC	1988	1997		(22)	144	165,168	1,147	$763.04	93.75%	$756.83	$—	(1)		(1)		(1)
Tanglewood	Anderson, SC	1980	1994		(22)	168	146,664	873	$619.11	98.21%	$619.11	$—
Fairways, The	Columbia, SC	1992	1994		(22)	240	213,840	891	$700.59	92.50%	$700.18	$7,701	(9)	0.938	%(9)	5/15/2031	(9)
Paddock Club Columbia	Columbia, SC	1991	1997		(22)	336	378,672	1,127	$789.82	94.35%	$783.68	$—	(1)		(1)		(1)
Highland Ridge	Greenville, SC	1984	1995		(22)	168	134,904	803	$580.47	94.05%	$575.82	$—	(1)		(1)		(1)
Howell Commons	Greenville, SC	1987	1997		(22)	348	275,616	792	$620.84	93.68%	$620.93	$—	(1)		(1)		(1)
Paddock Club Greenville	Greenville, SC	1996	1997		(22)	208	231,504	1,113	$753.75	96.63%	$749.76	$—	(1)		(1)		(1)
Park Haywood	Greenville, SC	1983	1993		(22)	208	158,704	763	$626.77	96.15%	$625.62	$—	(1)		(1)		(1)
Spring Creek	Greenville, SC	1985	1995		(22)	208	179,504	863	$655.10	95.19%	$653.66	$—	(1)		(1)		(1)
Runaway Bay	Mt. Pleasant, SC	1988	1995		(22)	208	177,840	855	$1,086.69	96.63%	$1,086.69	$8,365	(6)(17)	0.908	%(6)(17)	11/15/2035	(6)(17)
535 Brookwood	Simpsonville, SC	2008	2010		(22)	256	254,464	994	$884.59	93.75%	$881.03	$13,657		4.430%		10/1/2020
Park Place	Spartanburg, SC	1987	1997		(22)	184	195,224	1,061	$688.19	94.02%	$673.47	$—	(1)		(1)		(1)
Farmington Village	Summerville, SC	2007	2007		(22)	280	309,120	1,104	$945.83	95.71%	$944.01	$15,200		3.620%		12/10/2015

						3,140	2,996,024	954	$754.68	94.78%	$750.86

Hamilton Pointe	Chattanooga, TN	1989	1992		(22)	361	256,310	710	$657.85	95.29%	$657.29	$—	(1)		(1)		(1)
Hidden Creek	Chattanooga, TN	1987	1988		(22)	300	260,400	868	$658.66	94.33%	$655.83	$—	(1)		(1)		(1)
Steeplechase	Chattanooga, TN	1986	1991		(22)	108	98,712	914	$774.87	96.30%	$774.87	$—	(1)		(1)		(1)
Windridge	Chattanooga, TN	1984	1997		(22)	174	238,728	1,372	$994.74	91.95%	$991.29	$5,465	(13)		(13)	5/15/2033	(13)
Bradford Chase	Jackson, TN	1987	1994		(22)	148	121,360	820	$667.04	97.97%	$655.49	$—	(1)		(1)		(1)
Oaks, The	Jackson, TN	1978	1993		(22)	100	87,500	875	$617.41	96.00%	$617.41	$—	(1)		(1)		(1)
Post House Jackson	Jackson, TN	1987	1989		(22)	150	161,700	1,078	$715.26	93.33%	$713.80	$5,071	(7)	0.908	%(7)	10/15/2032	(7)
Post House North	Jackson, TN	1987	1989		(22)	145	141,375	975	$688.31	95.17%	$685.01	$3,360	(10)	0.908	%(10)	5/15/2031	(10)
Woods at Post House	Jackson, TN	1997	1995		(22)	122	118,706	973	$709.48	95.08%	$707.48	$4,476		6.070%		9/1/2035
Greenbrook	Memphis, TN	1978	1988		(22)	1,037	944,707	911	$646.51	96.43%	$640.64	$28,394		4.110%		9/1/2017
Kirby Station	Memphis, TN	1978	1994		(22)	371	309,043	833	$786.66	95.96%	$786.17	$—	(1)		(1)		(1)
Lincoln on the Green	Memphis, TN	1992	1994		(22)	618	540,132	874	$760.87	95.79%	$758.46	$—	(1)		(1)		(1)

												Encumbrances at December 31, 2012
Property	Location	Year Complete	Year Manage- ment Commenced	Report- able Seg- ment		Number of Units	Approx- imate Rentable Area (Square Footage)	Aver- age Unit Size (Square Foot- age)	Monthly Average Rent per Unit at December 31, 2012 (19)	Average Occupancy Percent at December 31, 2012 (20)	Monthly Effective Rent per Unit at December 31, 2012 (21)	Mort- gage /Bond Principal (000’s)		Inter- est Rate		Maturity Date
Park Estate	Memphis, TN	1974	1977		(22)	82	106,764	1,302	$1,077.76	97.56%	$1,077.18	$—
Reserve at Dexter Lake	Memphis, TN	2000	1998		(22)	740	807,340	1,091	$881.89	95.54%	$881.27	$—
Paddock Club Murfreesboro	Murfreesboro, TN	1999	1998		(21)	240	281,760	1,174	$945.02	90.83%	$941.75	$—
Aventura at Indian Lake Village	Nashville, TN	2010	2011		(23)	300	291,000	970	$1,014.13	94.33%	$1,008.19	$—
Avondale at Kennesaw	Nashville, TN	2008	2010		(21)	288	283,392	984	$917.94	93.06%	$912.18	$18,821		4.430%		10/1/2020
Brentwood Downs	Nashville, TN	1986	1994		(21)	286	220,220	770	$867.88	98.95%	$863.63	$—
Grand View Nashville	Nashville, TN	2001	1999		(21)	433	523,497	1,209	$1,014.17	91.69%	$992.87	$—
Monthaven Park	Nashville, TN	2000	2004		(21)	456	427,728	938	$873.62	94.74%	$868.83	$—
Park at Hermitage	Nashville, TN	1987	1995		(21)	440	392,480	892	$696.09	96.59%	$695.75	$6,645	(14)(17)	0.908	%(14)(17)	2/15/2034	(14)(17)
Venue at Cool Springs	Nashville, TN	2012	2010		(23)	428	457,960	1,070	$1,423.84	76.64%	$1,422.55	$—
Verandas at Sam Ridley	Nashville, TN	2009	2010		(21)	336	391,104	1,164	$926.07	98.81%	$926.07	$23,165		4.430%		10/1/2020

						7,663	7,461,918	974	$838.76	94.31%	$834.83

Northwood	Arlington, TX	1980	1998		(21)	270	224,100	830	$663.28	97.04%	$655.64	$—
Balcones Woods	Austin, TX	1983	1997		(21)	384	313,728	817	$833.44	96.09%	$832.79	$—
Grand Reserve at Sunset Valley	Austin, TX	1996	2004		(21)	210	194,460	926	$1,076.93	93.33%	$1,075.61	$—	(4)		(4)		(4)
Legacy at Western Oaks	Austin, TX	2002	2009		(23)	479	467,504	976	$1,115.78	96.03%	$1,115.78	$32,461		3.510%		2/1/2017
Silverado	Austin, TX	2003	2006		(21)	312	303,264	972	$931.81	96.79%	$931.32	$—	(4)		(4)		(4)
Stassney Woods	Austin, TX	1985	1995		(21)	288	248,832	864	$771.99	98.96%	$769.39	$4,050	(15)(17)	0.908	%(15)(17)	2/15/2034	(15)(17)
Travis Station	Austin, TX	1987	1995		(21)	304	244,720	805	$673.68	94.08%	$663.51	$3,585	(16)(17)	0.908	%(16)(17)	2/15/2034	(16)(17)
Woods, The	Austin, TX	1977	1997		(21)	278	214,060	770	$1,108.35	95.68%	$1,105.65	$—
Courtyards at Campbell,	Dallas, TX	1986	1998		(21)	232	168,664	727	$739.42	98.28%	$739.07	$—
Deer Run	Dallas, TX	1985	1998		(21)	304	206,720	680	$644.73	96.38%	$644.73	$—
Grand Courtyard	Dallas, TX	2000	2006		(21)	390	343,980	882	$904.54	93.59%	$901.15	$—	(4)		(4)		(4)
Legends at Lowe’s Farm	Dallas, TX	2008	2011		(23)	456	425,904	934	$1,036.11	94.96%	$1,034.46	$—
Watermark	Dallas, TX	2002	2004		(21)	240	205,200	855	$883.98	95.42%	$879.03	$—	(5)		(5)		(5)
La Valencia at Starwood	Frisco, TX	2009	2010		(21)	270	267,840	992	$1,169.54	95.56%	$1,169.54	$22,085		4.590%		3/10/2018
Legacy Pines	Houston, TX	2000	2003		(21)	308	283,360	920	$938.34	96.75%	$936.72	$—	(5)		(5)		(5)
Park Place (Houston)	Houston, TX	1996	2007		(21)	229	207,016	904	$1,003.34	99.13%	$998.71	$—
Ranchstone	Houston, TX	1996	2007		(21)	220	193,160	878	$904.73	94.55%	$889.42	$—	(4)		(4)		(4)
Reserve at Woodwind Lakes	Houston, TX	1999	2006		(21)	328	316,192	964	$858.96	96.34%	$851.80	$12,077		5.930%		6/15/2015
Cascade at Fall Creek	Humble, TX	2007	2008		(21)	246	227,796	926	$959.69	92.68%	$948.86	$—
Chalet at Fall Creek	Humble, TX	2006	2007		(21)	268	260,228	971	$936.72	91.04%	$923.98	$—	(4)		(4)		(4)
Bella Casita at Las Colinas	Irving, TX	2007	2010		(21)	268	258,352	964	$1,084.09	97.01%	$1,079.64	$—	(5)		(5)		(5)
Lane at Towne Crossing	Mesquite, TX	1983	1994		(21)	384	277,632	723	$646.24	94.53%	$636.42	$—
Times Square at Craig Ranch	McKinney, TX	2009	2010		(23)	313	320,512	1,024	$1,120.45	93.93%	$1,118.42	$—
Highwood	Plano, TX	1983	1998		(21)	196	156,212	797	$838.45	93.88%	$838.45	$—	(1)		(1)		(1)
Los Rios Park	Plano, TX	2000	2003		(21)	498	470,112	944	$902.76	95.78%	$898.30	$—

												Encumbrances at December 31, 2012
Property	Location	Year Complete	Year Manage- ment Commenced	Report- able Seg- ment		Number of Units	Approx- imate Rentable Area (Square Footage)	Aver- age Unit Size (Square Foot- age)	Monthly Average Rent per Unit at December 31, 2012 (19)	Average Occupancy Percent at December 31, 2012 (20)	Monthly Effective Rent per Unit at December 31, 2012 (21)	Mort- gage /Bond Principal (000’s)		Inter- est Rate		Maturity Date
Boulder Ridge	Roanoke, TX	1999	2005		(21)	494	442,624	896	$928.12	94.53%	$904.79	$—
Copper Ridge	Roanoke, TX	2009	2008		(21)	245	229,810	938	$1,045.57	97.96%	$1,029.68	$—
Alamo Ranch	San Antonio, TX	2009	2011		(23)	340	270,640	796	$905.29	88.53%	$887.65	$—
Haven at Blanco	San Antonio, TX	2010	2012		(23)	436	463,468	1,063	$1,103.16	93.58%	$1,099.28	$—
Stone Ranch at Westover Hills	San Antonio, TX	2008	2009		(22)	400	334,400	836	$923.71	96.75%	$919.46	$19,319		5.490%		3/1/2020
Cypresswood Court	Spring, TX	1984	1994		(21)	208	160,576	772	$691.72	96.63%	$686.97	$—	(5)		(5)		(5)
Villages at Kirkwood	Stafford, TX	1996	2004		(21)	274	244,682	893	$925.16	92.70%	$924.25	$—	(4)		(4)		(4)
Green Tree Place	Woodlands, TX	1984	1994		(21)	200	152,200	761	$767.13	96.00%	$767.13	$—	(5)		(5)		(5)

						10,272	9,097,948	886	$917.07	95.22%	$911.43

Adalay Bay	Chesapeake, VA	2002	2012		(23)	240	246,240	1,026	$1,242.53	95.42%	$1,242.53	$—
Seasons at Celebrate Virginia	Fredericksburg, VA	2011	2011		(23)	232	233,160	1,005	$1,364.45	93.97%	$1,363.63	$—
Township	Hampton, VA	1987	1995		(22)	296	248,048	838	$932.00	96.28%	$930.15	$10,748	(11)	1.048	%(11)	10/15/2032	(11)
Hamptons at Hunton Park	Richmond, VA	2003	2011		(23)	300	309,600	1,032	$1,232.06	92.00%	$1,227.00	$—

						1,068	1,037,048	971	$1,180.01	94.38%	$1,177.90

						42,659	41,393,958	970	$877.53	94.94%	$867.16	$330,677
Milstead Village	Kennesaw, GA	1998	2008		(23)	310	356,190	1,149	$929.33	96.45%	$921.95	$21,076
Greenwood Forest	Houston, TX	1994	2008		(23)	316	310,944	984	$887.49	92.72%	$875.14	$18,252
Ansley Village	Macon, GA	2007	2009		(23)	294	324,282	1,103	$791.13	92.52%	$783.68	$15,891
Grand Cypress	Cypress, TX	2008	2010		(23)	312	280,488	899	$1,019.23	97.44%	$1,019.23	$16,969
Venue at Stonebridge Ranch	McKinney, TX	2000	2010		(23)	250	214,000	856	$889.47	97.60%	$889.47	$12,289
Verandas at Southwood	Tallahassee, FL	2003	2011		(23)	300	341,700	1,139	$980.63	95.67%	$936.76	$21,604
						1,782	1,827,604	1,026	$917.89	95.34%	$905.81	$106,081

						44,441	43,221,562	973	$879.15	94.96%	$868.71	$436,758

(1)	Encumbered by a $691.8 million FNMA facility, with $495.8 million available and $495.8 million outstanding with a variable interest rate of 1.22% on which there exists in combination with the FNMA facility mentioned in note (2) nine interest rate swap agreements totaling $275 million at an average rate of 5.45% and six interest rate caps totaling $165 million at an average rate of 4.58% at December 31, 2012.
(2)	Encumbered by an $83.2 million FNMA facility, with $0 million available and $0 outstanding with a variable interest rate of 0.00% on which there exists interest rate swaps and caps as mentioned in note (1) at December 31, 2012.
(3)	Phase I of Paddock Park — Ocala is encumbered by $6.8 million in bonds on which there exists a $6.8 million interest rate cap of 6.00% which terminates on October 24, 2017.
(4)	Encumbered by a $200 million Freddie Mac facility, with $198.2 million available and an outstanding balance of $198.2 million and a variable interest rate of 0.72% on which there exists eight interest rate swap agreements totaling $134 million at an average rate of 5.51% and a $15 million interest rate cap of 5% at December 31, 2012.
(5)	Encumbered by a $128 million loan with an outstanding balance of $128 million and a fixed interest rate of 5.08% which matures on June 10, 2021.
(6)	Encumbered by $8.4 million in bonds on which there exists an $8.4 million interest rate cap of 4.50% which terminates on March 1, 2014.
(7)	Encumbered by $5.1 million in bonds on which there exists a $5.1 million interest rate cap of 4.50% which terminates on March 1, 2014.
(8)	Encumbered by $5.9 million in bonds on which there exists a $5.9 million interest rate cap of 6.00% which terminates on October 31, 2017.
(9)	Encumbered by $7.7 million in bonds on which there exists a $7.7 million interest rate cap of 6.00% which terminates on October 31, 2017.
(10)	Encumbered by $3.4 million in bonds on which there exists a $3.4 million interest rate cap of 6.00% which terminates on October 31, 2017.
(11)	Encumbered by $10.8 million in bonds on which there exists a $10.8 million interest rate cap of 6.00% and maturing on October 15, 2017.
(12)	Encumbered by $3.5 million in bonds $0.5 million having a variable rate of 1.128% and $3.0 million with a variable rate of 0.908% on which there exists a $3.0 million interest rate cap of 6.00% which terminates on May 31, 2013.
(13)	Encumbered by $5.5 million in bonds $0.5 million having a variable rate of 1.128% and $5.0 million with a variable rate of 0.908% on which there exists a $5.0 million interest rate cap of 6.00% which terminates on May 31, 2013.

(14)	Encumbered by $6.6 million in bonds on which there exists a $6.6 million interest rate cap of 6.00% which terminates on November 15, 2016.
(15)	Encumbered by $4.1 million in bonds on which there exists a $4.1 million interest rate cap of 6.00% which terminates on November 15, 2016.
(16)	Encumbered by $3.6 million in bonds on which there exists a $3.6 million interest rate cap of 6.00% which terminates on November 15, 2016.
(17)	Also encumbered by a $17.9 million FNMA facility maturing on March 1, 2014 with a variable interest rate of 0.84% on which there exists an $11.7 million interest rate cap of 5.00%, which terminates on March 1, 2014, and a $6.2 million interest rate cap of 4.50%, which terminates on March 1, 2014.
(18)	Monthly average rent per unit represents the average of gross monthly rent amounts charged for occupied units plus prevalent market rates asked for unoccupied units in the property, divided by the total number of units in the property. This information is provided to represent average pricing for the period and does not represent actual rental revenue collected per unit.
(19)	Average Occupancy is calculated by dividing the number of units occupied at each property by the total number of units at each property. One property, Venue at Cool Springs, is in lease-up.
(20)	Effective rent per unit is equal to the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units in the property, divided by the total number of units in the property. Leasing concessions represent discounts to the current market rate. These discounts may be offered from time-to-time by a property for various reasons, including to assist with the initial lease-up of a newly developed property or as a response to a property’s local market economics. Concessions are not part of MAA LP’s standard rent offering. Concessions for the year ended December 31, 2012 were $2.7 million. As of December 31, 2012 approximately 12.2% of total leases were subject to concessions. Effective rent is provided to represent average pricing for the period and does not represent actual rental revenue collected per unit.
(21)	Large market same store reportable segment.
(22)	Secondary market same store reportable segment.
(23)	Non-same store reportable segment.

LEGAL PROCEEDINGS

MAA LP is not presently subject to any material litigation nor, to its knowledge, is any material litigation threatened against it. MAA LP is presently subject to routine litigation arising in the ordinary course of business, some of which is expected to be covered by liability insurance and none of which is expected to have a material adverse effect on MAA LP’s business, financial condition, liquidity or results of operations.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

There is no established market for the MAA LP units. On February 28, 2013, there were approximately 138 holders of record of the MAA LP units. The following table sets forth the distributions declared by MAA LP with respect to the periods indicated.

	Distributions Paid	Distributions Declared
2012:
First Quarter	$0.6600	$0.6600
Second Quarter	$0.6600	$0.6600
Third Quarter	$0.6600	$0.6600
Fourth Quarter	$0.6600	$0.6950	(1)

2011:
First Quarter	$0.6275	$0.6275
Second Quarter	$0.6275	$0.6275
Third Quarter	$0.6275	$0.6275
Fourth Quarter	$0.6275	$0.6600

(1)	Generally, the Board of Directors declares distributions prior to the quarter in which they are paid. The distribution of $0.695 per MAA LP unit declared in the fourth quarter of 2012 was paid on January 31, 2013 to MAA LP unitholders of record on January 15, 2013.

MAA LP’s quarterly distribution rate is currently $0.695 per MAA LP unit. The Board of Directors reviews and declares MAA LP’s distribution rates and MAA’s dividend rates quarterly. Actual distributions made by MAA LP will be affected by a number of factors, including, but not limited to, the gross revenues received from the apartment communities, MAA LP’s operating expenses, the interest expense incurred on borrowings and unanticipated capital expenditures.

MAA LP expects to make future quarterly distributions to MAA LP unitholders; however, future distributions by MAA LP will be at the discretion of MAA’s Board of Directors and will depend on MAA LP’s actual funds from operations, financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Board of Directors deems relevant. From time to time, MAA LP may repurchase MAA LP units. During the year ended December 31, 2012, MAA LP repurchased 238,218 MAA LP units. During the year ended December 31, 2011, MAA LP repurchased 673,383 MAA LP units.

MAA has established the Direct Stock Purchase and Distribution Reinvestment Plan, or DRSPP, under which holders of common stock, preferred stock and MAA LP units can elect to automatically reinvest their distributions in additional shares of MAA’s common stock. The plan also allows for the optional purchase of common stock of at least $250, but not more than $5,000 in any given month, free of brokerage commissions and charges. In MAA’s absolute discretion, it may grant waivers to allow for optional cash payments in excess of $5,000. To fulfill its obligations under the DRSPP, it may either issue additional shares of common stock or repurchase common stock in the open market. MAA may elect to sell shares under the DRSPP at up to a 5% discount.

In 2010, MAA issued a total of 568,323 shares through its DRSPP and offered an average discount of 2.0% for optional cash purchases. In 2011, MAA issued a total of 509,116 shares through its DRSPP and offered an average discount of 2.0% for optional cash purchases. In 2012, MAA issued a total of 14,260 shares through its DRSPP and did not offer a discount for optional cash purchases. All funds received from these issuances were contributed to MAA LP in exchange for a number of MAA LP units equal to the number of shares issued by MAA.

SELECTED FINANCIAL DATA

The following table sets forth selected financial data on a historical basis for MAA LP. This data should be read in conjunction with the consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Annex E.

Mid-America Apartments, L.P.

Selected Financial Data

(Dollars in thousands, except per unit data)

	Year Ended December 31,
	2012	2011	2010	2009	2008
Operating Data:
Total operating revenues	$446,549	$385,620	$336,918	$315,722	$307,885
Expenses:
Property operating expenses	183,058	164,354	146,009	133,550	129,546
Depreciation and amortization	114,139	100,648	88,651	81,062	75,988
Acquisition expenses	2,236	3,319	2,035	950	—
Property management and general and administrative expenses	31,240	32,924	27,157	25,230	25,779

Income from continuing operations before non-operating items	115,876	84,375	73,066	74,930	76,572
Interest and other non-property income	318	689	789	269	419
Interest expense	(52,249)	(51,202)	(53,803)	(53,510)	(51,650)
Loss on debt extinguishment	(654)	(754)	—	(140)	(116)
Amortization of deferred financing costs	(3,097)	(2,598)	(2,300)	(2,079)	(2,023)
Net casualty (loss) gains and other settlement proceeds	(13)	(475)	48	(400)	(653)
Gains (loss) on sale of non-depreciable and non-real estate assets	45	1,084	—	15	(3)
Gain on properties contributed to joint ventures	—	—	752	—	—

Income from continuing operations before investments in real estate joint ventures	60,226	31,119	18,552	19,085	22,546
(Loss) from real estate joint ventures	(223)	(593)	(1,149)	(816)	(844)

Income from continuing operations	60,003	30,526	17,403	18,269	21,702
Discontinued operations:
Income from discontinued operations before gain (loss) on sale	625	3,613	2,051	5,255	3,129
Gains (loss) on sale of discontinued operations	41,635	12,799	(2)	4,649	(120)

Consolidated net income	102,263	46,938	19,452	28,173	24,711
Net income attributable to noncontrolling interests	3,525	421	473	451	461

Net income attributable to Mid-America Apartments, L.P.	98,738	46,517	18,979	27,722	24,250
Preferred distributions	—	—	6,549	12,865	12,865
Premiums and original issuance costs associated with the redemption of preferred units	—	—	5,149	—	—

Net income available for common unitholders	$98,738	$46,517	$7,281	$14,857	$11,385

	Year Ended December 31,
	2012	2011	2010	2009	2008
Per Unit Data:
Weighted average units outstanding (in thousands):
Basic and diluted	40,412	37,280	32,502	29,156	27,826
Income from continuing operations	$60,003	$30,526	$17,403	$18,269	$21,702
Income attributable to noncontrolling interests	(3,525)	(421)	(473)	(451)	(461)
Preferred distributions	—	—	(6,549)	(12,865)	(12,865)
Premiums and original issuance costs associated with the redemption of preferred units	—	—	(5,149)	—	—
Income from discontinued operations	42,260	16,412	2,049	9,904	3,009

Net income available for common unitholders	$98,738	$46,517	$7,281	$14,857	$11,385

Earnings per unit — basic and diluted:
Income from continuing operations available for common unitholders	$1.43	$0.81	$0.16	$0.18	$0.30
Income from discontinued property operations available for common unitholders	1.01	0.44	0.06	0.33	0.11

Net income available for common unitholders	$2.44	$1.25	$0.22	$0.51	$0.41

Distributions declared, per unit (1)	$2.6750	$2.5425	$2.4725	$2.4600	$2.4600

Balance Sheet Data:
Real estate owned, at cost	$3,389,849	$3,075,482	$2,688,814	$2,438,787	$2,277,657
Real estate assets, net	$2,475,808	$2,217,206	$1,919,748	$1,760,847	$1,673,800
Total assets	$2,529,871	$2,321,535	$2,008,392	$1,813,250	$1,744,464
Total debt	$1,653,646	$1,629,520	$1,479,958	$1,379,361	$1,302,821
Noncontrolling interest	$14,811	$13,362	$12,958	$12,505	$12,075
Total Operating Partnership capital and redeemable units	$715,121	$532,810	$371,199	$289,871	$285,382

Other Data (at end of period):
Number of properties, including joint venture ownership interest (2)	151	153	144	134	132
Number of apartment units, including joint venture ownership interest (2)	44,441	44,295	41,720	39,014	37,964

(1)	Beginning in 2006, at their regularly scheduled meetings, the Board of Directors began routinely declaring distributions for payment in the following quarter. This can result in distributions declared during a calendar year being different from distributions paid during a calendar year.
(2)	Property and apartment unit totals have not been adjusted to exclude properties held for sale.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Business Overview

MAA is a REIT, whose most significant asset is its ownership interest in MAA LP. MAA acts as the sole general partner of MAA LP, owns and operates certain properties directly and through subsidiaries other than MAA LP and its subsidiaries, and issues common stock and preferred stock. MAA LP and its subsidiaries conduct the operations of a substantial majority of MAA’s business, hold a substantial majority of MAA’s consolidated assets and generate a substantial majority of MAA’s revenues. As of December 31, 2012, MAA owned 39,721,461 MAA LP units, which represented approximately 95.82% of the partnership interests in MAA LP. During the years ended December 31, 2012, 2011, and 2010, rental revenue of MAA LP and its consolidated subsidiaries represented 89.8%, 89.5%, and 88.6% of the consolidated rental revenues of MAA, respectively, and assets owned by MAA LP and its consolidated subsidiaries represented 92.0%, 91.7% and 92.3% of the consolidated assets of MAA, respectively.

MAA, as the sole general partner, has full, complete and exclusive discretion to manage and control the business of MAA LP subject to the restrictions specifically contained within the existing partnership agreement of MAA LP. Unless otherwise stated in the existing partnership agreement of MAA LP, this power includes, but is not limited to, acquiring, leasing, or disposing of any real property; constructing buildings and making other improvements to properties owned; borrowing money, modifying or extinguishing current borrowings, issuing evidence of indebtedness, and securing such indebtedness by mortgage, deed of trust, pledge or other lien on MAA LP’s assets; and distribution of Partnership cash or other assets in accordance with the existing partnership agreement of MAA LP. The general partner can generally, at its sole discretion, issue and redeem MAA LP units and determine the consideration to be received or the redemption price to be paid, as applicable. The general partner may delegate these and other powers granted if the general partner remains in supervision of the designee.

Under its existing partnership agreement, MAA LP may issue Class A Common Units and Class B Common Units. Class A Common Units may only be held by limited partners who are not affiliated with MAA, in its capacity as general partner of MAA LP, while Class B Common Units may only be held by MAA, in its capacity as general partner of MAA LP, and as of December 31, 2012, a total of 1,731,672 Class A Common Units in MAA LP were held by limited partners unaffiliated with MAA, while a total of 39,721,461 Class B Common Units were held by MAA. In general, the limited partners do not have the power to participate in the management or control of MAA LP’s business except in limited circumstances including changes in the general partner and protective rights if the general partner acts outside of the provisions provided in the existing partnership agreement of MAA LP. The transferability of Class A Common Units is also limited by the existing partnership agreement of MAA LP.

Net income is allocated to the general partner and limited partners based on their respective ownership percentages of MAA LP. Issuance or redemption of additional Class A Common Units or Class B Common Units changes the relative ownership percentage of the partners. The issuance of Class B Common Units generally occurs when MAA issues common stock and the proceeds from that issuance are contributed to MAA LP in exchange for the issuance of Class B Common Units to MAA of an equal number of the shares of MAA common stock issued. Likewise, if MAA repurchases or redeems outstanding shares of common stock, MAA LP generally redeems an equal number of Class B Common Units with similar terms held by MAA for a redemption price equal to the purchase price of those shares of common stock. At each reporting period, the allocation between general partner capital and limited partner capital is adjusted to account for the change in the respective percentage ownership of the underlying capital of MAA LP. Holders of the Class A Common Unit may require MAA to redeem their Class A Common Units, in which case MAA may, at its option, pay the redemption price either in cash (in an amount per Class A Common Unit equal, in general, to the average closing price of MAA’s common stock on the NYSE over a specified period prior to the redemption date) or by delivering one share of MAA common stock (subject to adjustment under specified circumstances) for each Class A Common Unit so redeemed.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The following discussion and analysis of financial condition and results of operations are based upon MAA LP’s consolidated financial statements and the notes thereto, which have been prepared in accordance with GAAP. The preparation of these consolidated financial statements requires MAA LP to make a number of estimates and assumptions that affect the reported amounts and disclosures in the consolidated financial statements. On an ongoing basis, MAA LP evaluates its estimates and assumptions based upon historical experience and various other factors and circumstances. MAA LP believes that its estimates and assumptions are reasonable under the circumstances; however, actual results may differ from these estimates and assumptions.

MAA LP believes that the estimates and assumptions listed below are most important to the portrayal of MAA LP’s financial condition and results of operations because they require the greatest subjective determinations and form the basis of accounting policies deemed to be most critical. These critical accounting policies include revenue recognition, capitalization of expenditures and depreciation and amortization of assets, acquisition of real estate assets, impairment of long-lived assets, including goodwill, and fair value of derivative financial instruments.

Revenue Recognition and Real Estate Sales

MAA LP leases multifamily residential apartments under operating leases primarily with terms of one year or less. Rental revenues are recognized using a method that represents a straight-line basis over the term of the lease and other revenues are recorded when earned.

MAA LP records gains and losses on real estate sales in accordance with accounting standards governing the sale of real estate. For sale transactions meeting the requirements for the full accrual method, MAA LP removes the assets and liabilities from its Consolidated Balance Sheets and records the gain or loss in the period the transaction closes. For properties contributed to joint ventures, MAA LP records gains on the partial sale in proportion to the outside partners’ interest in the venture.

Capitalization of expenditures and depreciation and amortization of assets

MAA LP carries real estate assets at depreciated cost. Depreciation and amortization is computed on a straight-line basis over the estimated useful lives of the related assets, which range from 8 to 40 years for land improvements and buildings, 5 years for furniture, fixtures, and equipment, 3 to 5 years for computers and software, and 6 months for acquired leases, all of which are subjective determinations. Repairs and maintenance costs are expensed as incurred while significant improvements, renovations and replacements are capitalized. The cost to complete any deferred repairs and maintenance at properties acquired by MAA LP in order to elevate the condition of the property to MAA LP’s standards are capitalized as incurred.

Acquisition of real estate assets

MAA LP accounts for its acquisitions of investments in real estate in accordance with ASC 805-10, Business Combinations, which requires the fair value of the real estate acquired to be allocated to the acquired tangible assets, consisting of land, building and furniture, fixtures and equipment, and identified intangible assets, consisting of the value of in-place leases.

MAA LP allocates the purchase price to the fair value of the tangible assets of an acquired property, which includes the land, building, and furniture, fixtures, and equipment, determined by valuing the property as if it were vacant, based on management’s determination of the relative fair values of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. These methods include using stabilized NOI and market specific capitalization and discount rates.

In allocating the fair value of identified intangible assets of an acquired property, the in-place leases are valued based on current rent rates and time and cost to lease a unit. Management concluded that the residential leases acquired on each of its property acquisitions are approximately at market rates since the lease terms generally do not extend beyond one year.

Impairment of long-lived assets, including goodwill

MAA LP accounts for long-lived assets in accordance with the provisions of accounting standards for the impairment or disposal on long-lived assets and evaluate MAA LP’s goodwill for impairment under accounting standards for goodwill and other intangible assets. MAA LP evaluates goodwill for impairment on at least an annual basis, or more frequently if a goodwill impairment indicator is identified. MAA LP periodically evaluates long-lived assets, including investments in real estate and goodwill, for indicators that would suggest that the carrying amount of the assets may not be recoverable. The judgments regarding the existence of such indicators are based on factors such as operating performance, market conditions and legal factors.

Long-lived assets, such as real estate assets, equipment and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are separately presented on the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of properties classified as held for sale are presented separately in the appropriate asset and liability sections of the balance sheet.

Goodwill is tested annually for impairment, and is tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss for goodwill is recognized to the extent that the carrying amount exceeds the implied fair value of goodwill. This determination is made at the reporting unit level and consists of two steps. First, MAA LP determines the fair value of a reporting unit and compares it to its carrying amount. In the apartment industry, the primary method used for determining fair value is to divide annual operating cash flows by an appropriate capitalization rate. MAA LP determines the appropriate capitalization rate by reviewing the prevailing rates in a property’s market or submarket. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation in accordance with accounting standards for business combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.

Fair value of derivative financial instruments

MAA LP utilizes certain derivative financial instruments, primarily interest rate swaps and interest rate caps, during the normal course of business to manage, or hedge, the interest rate risk associated with MAA LP’s variable rate debt or as hedges in anticipation of future debt transactions to manage well-defined interest rate risk associated with the transaction.

In order for a derivative contract to be designated as a hedging instrument, changes in the hedging instrument must be highly effective at offsetting changes in the hedged item. The historical correlation of the hedging instruments and the underlying hedged items are assessed before entering into the hedging relationship and on a quarterly basis thereafter, and have been found to be highly effective.

MAA LP measures ineffectiveness using the change in the variable cash flows method or the hypothetical derivative method for interest rate swaps and the hypothetical derivative method for interest rate caps for each reporting period through the term of the hedging instruments. Any amounts determined to be ineffective are recorded in earnings if in an overhedged position. The change in fair value of the interest rate swaps and the intrinsic value or fair value of interest rate caps designated as cash flow hedges are recorded to accumulated other comprehensive income in the statement of shareholders’ equity.

The valuation of MAA LP’s derivative financial instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. The fair values of interest rate caps are determined using the market standard methodology of discounting the future expected cash receipts that would occur if variable interest rates rise above the strike rate of the interest rate caps. The variable interest rates used in the calculation of projected receipts on the interest rate cap are based on an expectation of future interest rates derived from observable market interest rate curves and volatilities. Additionally, MAA LP incorporates credit valuation adjustments to appropriately reflect both MAA LP’s own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. Changes in the fair values of MAA LP’s derivatives are primarily the result of fluctuations in interest rates. See Financial Statements and Supplementary Data — Notes to Consolidated Financial Statements, Notes 5 and 6, for further discussion.

OVERVIEW OF THE YEAR ENDED DECEMBER 31, 2012

MAA LP experienced an increase in income from continuing operations in 2012 as increases in revenues outpaced increases in expenses. The increases in revenues came from a 6.4% increase in MAA LP’s large market same store segment, a 3.5% increase in MAA LP’s secondary market same store segment and a 137.0% increase in MAA LP’s non-same store and other segment, which was primarily a result of acquisitions. The increase in expense came from a 3.1% increase in MAA LP’s large market same store segment, a 1.4% increase in MAA LP’s secondary market same store segment and a 115.2% increase in MAA LP’s non-same store and other segment, which was primarily the result of acquisitions. MAA LP’s same store portfolio represents those communities that have been held and have been stabilized for at least 12 months. Communities excluded from the same store portfolio would include recent acquisitions, communities being developed or in lease-up, communities undergoing extensive renovations, and communities identified as discontinued operations.

MAA LP has grown externally during the past three years by following MAA LP’s acquisition strategy to invest in large and mid-sized growing markets in the Sunbelt region of the United States. MAA LP acquired eight properties for MAA LP’s 100% owned portfolio in 2010, ten in 2011 and seven in 2012. MAA LP also purchased two properties through one of MAA LP’s joint ventures in 2010 and one in 2011. MAA LP did not purchase any property through MAA LP’s joint ventures in 2012. Offsetting some of this increased revenue stream were two property dispositions in 2011 and nine dispositions in 2012. MAA LP did not dispose of any properties in 2010.

As of December 31, 2012, the total number of apartment units that MAA LP owned or had an ownership interest in was 44,441 apartment units in 151 communities as compared to 44,295 in 153 communities at December 31, 2011, and 41,720 apartment units in 144 communities at December 31, 2010. In addition to the units listed above, for the year ended December 31, 2012, MAA LP had an additional 774 units at development properties that have not yet been delivered. There were 638 such units at December 31, 2011 and 428 units at December 31, 2010 that had not yet been delivered. For communities owned 100% by MAA LP, the average effective monthly rent per apartment unit, excluding units in lease-up, increased to $868.07 at December 31, 2012 from $794.78 at December 31, 2011 and $735.93 at December 31, 2010. For these same units, overall occupancy at December 31, 2012, 2011, and 2010 was 95.7%, 95.1%, 95.7%, respectively.

Average effective monthly rent per unit is equal to the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. MAA LP believes average effective monthly rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

The following is a discussion of MAA LP’s consolidated financial condition and results of operations for the years ended December 31, 2012, 2011, and 2010. This discussion should be read in conjunction with all of the consolidated financial statements included in this Annex E.

RESULTS OF OPERATIONS

Comparison of the Year Ended December 31, 2012, to the Year Ended December 31, 2011

Property revenues for the year ended December 31, 2012 were approximately $445.7 million, an increase of $61.0 million from the year ended December 31, 2011 due to (i) a $12.3 million increase in property revenues from MAA LP’s large market same store group primarily as a result of increased average monthly rent per unit, (ii) a $5.6 million increase in property revenues from MAA LP’s secondary market same store group primarily as a result of increased average monthly rent per unit, and (iii) a $43.1 million increase in property revenues from MAA LP’s non-same store and other group, mainly as a result of acquisitions. See further discussion on revenue growth in the Trends section below.

Property operating expenses include costs for property personnel, property personnel bonuses, building repairs and maintenance, real estate taxes and insurance, utilities, landscaping and depreciation and amortization. Property operating expenses, excluding depreciation and amortization, for the year ended December 31, 2012 were approximately $183.1 million, an increase of approximately $18.7 million from the year ended December 31, 2011 due primarily to increases in property operating expenses of (i) $2.5 million from MAA LP’s large market same store group, (ii) $1.0 million from MAA LP’s secondary market same store group, and (iii) $15.2 million from MAA LP’s non-same store and other group, mainly as a result of acquisitions. The increases in the large and secondary market same store groups are mainly the result of increases in employees’ salaries and medical insurance. Other increases are the result of other normal operating cost increases.

Depreciation and amortization expense for the year ended December 31, 2012 was approximately $114.1 million, an increase of approximately $13.5 million from the year ended December 31, 2011 primarily due to the increases in depreciation and amortization expense of (i) $0.8 million from MAA LP’s large market same store group, (ii) $1.0 million from MAA LP’s secondary market same store group, and (iii) $11.7 million from MAA LP’s non-same store and other group, mainly as a result of acquisitions. Increases in depreciation and amortization expense from MAA LP’s large and secondary market same store groups resulted from asset additions made during the normal course of business.

General and Administrative expense for the year ended December 31, 2012 was approximately $11.5 million, a decrease of $3.0 million from the year ended December 31, 2011. The majority of the decrease was related to a reduction in stock incentives and employee medical insurance.

Interest expense for the year ended December 31, 2012 was approximately $52.2 million, an increase of $1.0 million from the year ended December 31, 2011. The increase was primarily the result of an increase in MAA LP’s average debt outstanding from December 31, 2011 to the year ended December 31, 2012 of approximately $98.0 million.

MAA LP recorded a gain on sale of discontinued operations of $41.6 million and $12.8 million for the years ended December 31, 2012 and December 31, 2011, respectively.

Net income attributable to noncontrolling interests for the year ended December 31, 2012 was approximately $3.5 million, an increase of $3.1 million from the year ended December 31, 2011. The increase was primarily attributable to a property disposition which resulted in a gain on sale attributable to noncontrolling interest of $3.2 million.

Income from discontinued operations before gain (loss) on sale for the year ended December 31, 2012 was approximately $0.6 million, a decrease of $3.0 million from the year ended December 31, 2011.

Primarily as a result of the foregoing and other various increases in expenses, net income attributable to Mid-America Apartments, L.P. increased by approximately $52.2 million in the year ended December 31, 2012 from the year ended December 31, 2011.

Comparison of the Year Ended December 31, 2011, to the Year Ended December 31, 2010

Property revenues for the year ended December 31, 2011 increased by approximately $48.4 million from the year ended December 31, 2010 due to (i) a $17.1 million increase in property revenues from MAA LP’s large market same store group, (ii) a $8.1 million increase in property revenues from MAA LP’s secondary market same store group and (iii) a $23.2 million increase in property revenues from MAA LP’s non-same store and other group, mainly as a result of acquisitions.

Property operating expenses include costs for property personnel, building repairs and maintenance, real estate taxes and insurance, utilities, landscaping and other property related costs. Property operating expenses for the year ended December 31, 2011 increased by approximately $18.3 million from the year ended December 31, 2010, due primarily to increases of property operating expenses of (i) $7.5 million from MAA LP’s large market same store group, (ii) $3.1 million from MAA LP’s secondary market same store group, and (iii) $7.7 million from MAA LP’s non-same store and other group, mainly as a result of acquisitions. The increases in the large and secondary market same store groups are primarily due to an additional $1.7 million in bulk cable expense and a $0.9 million increase in expense due to MAA LP’s Level One call center program. Other increases are the result of normal operating costs.

Depreciation and amortization expense increased by approximately $12.0 million primarily due to the increases of depreciation and amortization expense of (i) $2.8 million from MAA LP’s large market same store group, (ii) $0.7 million from MAA LP’s secondary market same store group, and (iii) $8.5 million from MAA LP’s non-same store and other group, mainly as a result of acquisitions. Increases of depreciation and amortization expense from MAA LP’s large and secondary market same store groups resulted from asset additions made during the normal course of business.

Total general and administrative expense, including property management for the year ended December 31, 2011 was approximately $32.9 million, an increase of $5.8 million from the year ended December 31, 2010. The majority of the increase was related to a $2.4 million increase in stock incentives, and a $1.3 million increase in employee medical insurance. The increase was also attributable to a $0.8 million increase in property acquisition expenses due to higher acquisition volume for the year ended December 31, 2011.

During the year ended December 31, 2010, MAA LP recorded an asset impairment charge of approximately $1.9 million related to one of its original initial public offering communities. This community was part of MAA LP’s secondary market same store segment. Fair value of the community was determined by an offer that later resulted in a disposition. No asset impairment charges were recorded during the year ended December 31, 2011.

For the year ended December 31, 2011, MAA LP recorded total gain on sale of discontinued operations of approximately $12.8 million. There was no material gain (loss) on sale of discontinued operations during the year ended December 31, 2010.

Primarily as a result of the foregoing, net income attributable to Mid- America Apartments, L.P. increased by approximately $27.5 million in 2011 from 2010.

Funds from Operations

Funds from operations, or FFO, represents net income (computed in accordance with GAAP) excluding extraordinary items, net income attributable to noncontrolling interest, asset impairment, gains or losses on disposition of real estate assets, plus depreciation and amortization of real estate, and adjustments for joint ventures to reflect FFO on the same basis. Disposition of real estate assets includes sales of discontinued operations as well as proceeds received from insurance and other settlements from property damage.

In response to the SEC’s Staff Policy Statement relating to EITF Topic D-42 concerning the calculation of earnings per share for the redemption of preferred stock, MAA LP has included the amount charged to retire preferred stock in excess of carrying values in its FFO calculation.

MAA LP’s policy is to expense the cost of interior painting, vinyl flooring, and blinds as incurred for stabilized properties. During the stabilization period for acquisition properties, these items are capitalized as part of the total repositioning program of newly acquired properties, and, thus are not deducted in calculating FFO.

FFO should not be considered as an alternative to net income or any other GAAP measurement of performance, as an indicator of operating performance or as an alternative to cash flow from operating, investing, and financing activities as a measure of liquidity. MAA LP believes that FFO is helpful to investors in understanding MAA LP’s operating performance in that such calculation excludes depreciation and amortization expense on real estate assets. MAA LP believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies. MAA LP’s calculation of FFO may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs.

The following table is a reconciliation of FFO to consolidated net income for the years ended December 31, 2012, 2011, and 2010 (dollars in thousands):

	Years ended December 31,
	2012	2011	2010 (1)
Net income attributable to Mid-America Apartments, L.P.	$98,738	$46,517	$18,979
Depreciation and amortization of real estate assets	111,814	98,476	86,628
Asset impairment	—	—	1,914
Net casualty loss (gain) and other settlement proceeds	13	475	(64)
Gain on properties acquired from joint ventures	—	—	(752)
Net (gain) loss on insurance and other settlement proceeds of discontinued operations	(48)	12	—
Depreciation and amortization of real estate assets of discontinued operations	2,507	5,557	5,680
(Gain) loss on sale of discontinued operations	(41,635)	(12,799)	2
Depreciation and amortization of real estate assets of real estate joint ventures	1,887	2,262	1,896
Preferred dividend distribution	—	—	(6,549)
Net income attributable to noncontrolling interests	3,525	421	473
Premiums and original issuance costs associated with the redemption of preferred units	—	—	(5,149)

Funds from operations	$176,801	$140,921	$103,058

(1)	In accordance with NAREIT’s current guidance, FFO has been updated to exclude asset impairment write downs.

FFO for the year ended December 31, 2012 increased approximately $35.9 million from the year ended December 31, 2011 primarily as a result of the increase in property revenues of approximately $61.0 million discussed above that was only partially offset by the $18.7 million increase in property operating expenses.

FFO for the year ended December 31, 2011 increased approximately $37.9 million from the year ended December 31, 2010 primarily as a result of the increase in property revenues of approximately $48.4 million discussed above that was only partially offset by the $18.3 million increase in property operating expenses.

Trends

During 2012, rental demand for apartments continued to be strong, as it was in 2011. This was evident through same store physical occupancy that was consistent with 2011, at nearly 96% on average for both years, combined with steady price increases on both new leases and renewals signed throughout the year. MAA LP has maintained this momentum despite job formation, one of the primary drivers of apartment demand, continuing to increase at a below average pace.

An important part of MAA LP’s portfolio strategy is to maintain a broad diversity of markets across the Sunbelt region of the United States. The diversity of markets tends to mitigate exposure to economic issues in any one geographic market or area. MAA LP believes that a well-diversified portfolio, including both large and select secondary markets, will perform well in “up” cycles as well as weather “down” cycles better. During 2012, MAA LP added an asset in the Kansas City, Missouri market to MAA LP’s portfolio and exited the Cincinnati, Ohio market. As of December 31, 2012, MAA LP was invested in approximately 50 markets, with 58% of its gross assets in large markets and 42% of its gross assets in select secondary markets.

MAA LP also continued to benefit in 2012 on the supply side. New supply entering the market was low, running below historical new supply delivery averages. Multifamily permitting did pick up in 2012 but remained below peak levels. MAA LP believes that this permitting will ultimately lead to an increase in supply. Competition from condominiums reverting back to rental units, or new condominiums being converted to rental, was not a major factor in MAA LP’s portfolio because most of its submarkets have not been primary areas for condominium development. MAA LP has found the same to be true for rental competition from single family homes. MAA LP has avoided committing a significant amount of capital to markets where most of the excessive inflation in house prices has occurred. MAA LP saw significant rental competition from condominiums or single family houses in only a few of its submarkets.

MAA LP’s focus throughout 2012 was increasing pricing where possible through its revenue management system, while maintaining strong physical occupancy. Through these efforts, same store effective monthly rent per unit for the year was higher than 2011 by 5.2%. With strong occupancy in place heading into the typically slower winter leasing season, MAA LP was able to maintain pricing momentum in the fourth quarter of 2012 and expects seasonality to have less of an impact on pricing in the first quarter of 2013.

Overall same store revenues increased 5.1% for the year ended December 31, 2012 as compared to the year ended December 31, 2011. As expected, more robust revenue growth occurred in 2012 as rents continued the upward trend that began in the latter part of 2010. Although new multifamily development is occurring, the permitting data so far suggests that levels will remain below pre-recession deliveries, although there can be no assurance in this regard. Also, MAA LP believes that more sustainable credit terms for residential mortgages, as evidenced by the recently announced “Qualified Mortgage Rule”, should work to favor rental demand at existing multi-family properties. Long term, MAA LP expects demographic trends (including the growth of prime age groups for rentals and immigration and population movement to the southeast and southwest) will continue to build apartment rental demand for its markets.

Should the economy fall back into a recession, more disciplined mortgage financing for single family home buying should lessen the impact to the multifamily sector to some degree, but a weak economy and employment market would nevertheless limit rent growth prospects.

MAA LP continues to develop improved products, operating systems and procedures that enable MAA LP to capture more revenues. The continued benefit of ancillary services (such as MAA LP’s cable saver and deposit saver programs), improved collections and utility reimbursements enable MAA LP to capture increased revenue dollars. MAA LP also actively works on improving processes and products to reduce expenses, such as new web-sites and internet access for MAA LP’s residents that enable them to transact their business with MAA LP more simply and effectively.

Liquidity and Capital Resources

Net cash flow provided by operating activities increased to $191.8 million for the year ended December 31, 2012 from $152.1 million for the year ended December 31, 2011. This change was a result of various items, including higher revenue as discussed above.

Net cash used in investing activities was approximately $303.3 million during the year ended December 31, 2012 compared to $392.9 million during the year ended December 31, 2011 due to the following discussion. In the year ended December 31, 2012, MAA LP had acquisition cash outflows of $311.5 million compared to $334.7 million for the year ended December 31, 2011. During 2012, MAA LP had cash outflows of $74.0 million for development activities, compared to $38.2 million for the year ended December 31, 2011. During 2012, MAA LP also had cash outflows of $11.9 million for improvements to existing real estate assets compared to $8.8 million for the year ended December 31, 2011. The decrease in cash outflows from investing activities was offset by an increase in cash inflows from disposition activity. During the year ended December 31, 2012, MAA LP had cash inflows of approximately $110.1 million, related to the sale of nine properties. In the year ended December 31, 2011, MAA LP had cash inflows of $23.8 million, related to the sale of two properties.

As of December 31, 2012, MAA owned 39,721,461 MAA LP units, representing a 95.82% general partnership interest in MAA LP, while the remaining 1,731,672 outstanding MAA LP units were held by limited partners of MAA LP. MAA LP unitholders (other than MAA and its affiliates) may require MAA to redeem their MAA LP units from time to time, in which case MAA may, at its option, pay the redemption price either in cash (in an amount per common unit equal, in general, to the average closing price of MAA common stock on the NYSE over a specified period prior to the redemption date) or by delivering one share of MAA’s common stock (subject to adjustment under specified circumstances) for each MAA LP unit so redeemed. In addition, MAA has registered the 1,731,672 shares of MAA common stock, which as of December 31, 2012, were issuable upon redemption of MAA LP units held by MAA LP unitholders (other than MAA and its affiliates) under the Securities Act of 1933, as amended, so that those shares can be sold freely in the public markets. To the extent that additional MAA LP units are issued to MAA LP unitholders (other than MAA and its affiliates), MAA will likely register the additional shares of common stock issuable upon redemption of those MAA LP units under the Securities Act of 1933, as amended, so that those shares can also be sold in the public markets. If MAA issues shares of its common stock upon the redemption of MAA LP units, sales of substantial amounts of such shares of MAA common stock, or the perception that these sales could occur, may adversely affect prevailing market prices for MAA LP’s or MAA’s securities or may impair MAA LP’s or MAA’s ability to raise capital through the sale of securities.

Net cash provided by financing activities was approximately $63.2 million for the year ended December 31, 2012 compared to $252.2 million for the year ended December 31, 2011. In the year ended December 31, 2012, MAA LP had cash inflows of $325.0 million from proceeds of notes payable compared to cash outflows of $285.4 million for the year ended December 31, 2011. In the year ended December 31, 2012, MAA LP received proceeds of approximately $196.3 million primarily from the issuance of MAA LP units through proceeds received from MAA’s at-the-market program, or ATM, a waiver through MAA’s Dividend and Distribution Reinvestment and Share Purchase Plan, or DRSPP, and units issued through a private offering. During the year ended December 31, 2011, MAA LP received proceeds of approximately $235.7 million from MAA primarily as a result of these same programs. In the year ended December 31, 2012, MAA LP had cash outflows of $320.1 million from the net change in credit lines compared to cash outflows of $121.5 million for the year ended December 31, 2011.

On March 2, 2012, MAA closed on an underwritten public offering of 1,955,000 shares of common stock. UBS Investment Bank and Jeffries & Company, Inc. acted as joint bookrunning managers. This transaction resulted in net proceeds of $120.1 million all of which was contributed to MAA LP in exchange for a number of MAA LP units equal to the number of shares issued. No such issuances occurred during 2011 or 2010.

During 2012, MAA sold 1,155,511 shares of common stock for net proceeds of approximately $75.9 million through the ATM. This compares to 3,303,273 shares of common stock for net proceeds of approximately $204.5 million for 2011. As of December 31, 2012, there were 578,015 shares outstanding under the ATM. These proceeds were all contributed to MAA LP in exchange for a number of MAA LP units equal to the number of shares issued by MAA.

During 2012, MAA issued 729 shares for net proceeds of $48,000 through the direct stock purchase feature of MAA’s DRSPP; however, no discount was offered. During 2011, MAA issued 495,645 shares at an average discount of 2% for net proceeds of $30.0 million through its DRSPP. During 2010, MAA issued 551,895 shares at an average discount of 2% through its DRSPP for net proceeds of $30.0 million. These proceeds were all contributed to MAA LP in exchange for a number of MAA LP units equal to the number of shares issued by MAA.

On June 2, 2010, MAA redeemed 3,100,001 shares of the 6,200,000 shares of its Series H preferred stock for approximately $77.5 million. On August 5, 2010 MAA redeemed all of the remaining and outstanding shares of Series H for approximately $77.5 million, resulting in a combined write-off for the year ended December 31, 2010 of approximately $5.1 million on the consolidated statements of operations related to premiums and original issuance costs. MAA LP simultaneously redeemed the corresponding MAA LP units for the same amounts above. There was no preferred stock or preferred units outstanding during 2011 or 2012.

MAA LP has additional requirements related to $20.2 million of tax-free bonds issued by MAA but held within the FNMA facility. These amounts are not included in MAA LP’s debt discussion below or within MAA LP’s Consolidated Balance Sheets as MAA LP is not the legal borrower of the bonds; however, because of MAA LP’s obligations under the FNMA facility, MAA LP could be required to pay related principal, interest, and other costs if MAA were to default on its payments.

The weighted average interest rate at December 31, 2012 for the $1.7 billion of debt outstanding was 3.8%, compared to the weighted average interest rate of 3.7% on $1.6 billion of debt outstanding at December 31, 2011. MAA LP utilizes both conventional and tax exempt debt to help finance its activities. Borrowings are made through individual property mortgages as well as company-wide secured and unsecured credit facilities. MAA LP utilizes fixed rate borrowings, interest rate swaps and interest rate caps to manage its current and future interest rate risk. More details on MAA LP’s borrowings can be found in the schedules presented later in this section.

At December 31, 2012, MAA LP had secured credit facility relationships with Prudential Mortgage Capital which are credit enhanced by the FNMA, Financial Federal which are credit enhanced by the Federal Home Loan Mortgage Corporation, or Freddie Mac, and a $325 million bank unsecured facility with a syndicate of banks. Together, these credit facilities provided a total line capacity of $1.4 billion with all but $282.3 million collateralized and available to borrow at December 31, 2012. MAA LP had total borrowings outstanding under these credit facilities of $806.1 million at December 31, 2012.

Approximately 35% of MAA LP’s outstanding obligations at December 31, 2012 were borrowed through credit facilities with/or credit enhanced by FNMA, also referred to as the FNMA Facilities. The FNMA Facilities have a combined line limit of $864.0 million, of which $584.8 million was collateralized and available to borrow at December 31, 2012. MAA LP had total borrowings outstanding under the FNMA Facilities of approximately $584.8 million at December 31, 2012. Various FNMA rate tranches of the FNMA Facilities mature from 2013 through 2018. The FNMA Facilities provide for both fixed and variable rate borrowings. The interest rate on the majority of the variable portion is based on the FNMA Discount Mortgage Backed Security, or DMBS, rate which are credit-enhanced by FNMA and are typically sold every 90 days by Prudential Mortgage Capital at interest rates approximating three-month LIBOR less a spread that has averaged 0.17% over the life of the FNMA Facilities, plus a credit enhancement fee of 0.49% to 0.67%. MAA LP has seen more volatility in the spread between the DMBS and three-month LIBOR since late 2007 than was historically prevalent.

Approximately 12% of MAA LP’s outstanding obligations at December 31, 2012 were borrowed through a credit facility with/or credit enhanced by Freddie Mac, also referred to as the Freddie Mac Facility. The Freddie Mac Facility has a combined line limit of $200.0 million, of which $198.2 million was collateralized and available to borrow at December 31, 2012. MAA LP had total borrowings outstanding under the Freddie Mac Facility of approximately $198.2 million at December 31, 2012. The Freddie Mac facility matures in 2014. The interest rate on the Freddie Mac Facility renews every 30 or 90 days and is based on the Freddie Mac Reference Bill Rate on the date of renewal, which has historically approximated the equivalent 30 or 90-day LIBOR, plus a credit enhancement fee of 0.65%. The Freddie Mac Reference Bill rate has traded consistently below LIBOR, and the historical average spread was 0.31% below LIBOR at December 31, 2012.

MAA LP also maintains a $325.0 million unsecured credit facility with nine banks led by KeyBank National Association (Key Bank). The Key Bank Credit Line bears an interest rate of LIBOR plus a spread of 1.05% to 1.85% based on an investment grade pricing grid. This credit line expires in November 2015 with a one year extension option. At December 31, 2012, MAA LP had $323.6 million available to be borrowed under the Key Bank Credit Line agreement with $23.0 million borrowed under this facility. Approximately $1.4 million of the facility is used to support letters of credit.

While MAA LP is a party to MAA’s credit facilities, all of the various covenants relate to MAA on a consolidated basis and not specifically to MAA LP. Each of MAA LP’s credit facilities is subject to various covenants and conditions on usage, and the secured facilities are subject to periodic re-evaluation of collateral. If MAA were to fail to satisfy a condition to borrowing, the available credit under one or more of the facilities could not be drawn, which could adversely affect MAA LP’s liquidity. In the event of a reduction in real estate values the amount of available credit could be reduced. Moreover, if MAA were to fail to make a payment or violate a covenant under a credit facility, after applicable cure periods, one or more of MAA LP’s lenders could declare a default, accelerate the due date for repayment of all amounts outstanding and/or foreclose on properties securing such facilities. A default on an obligation to repay outstanding debt could also create a cross default on a separate piece of debt, whereby one or more of MAA LP’s lenders could accelerate the due date for repayment of all amounts outstanding and/or foreclose on properties securing the related facilities. Any such event could have a material adverse effect.

On July 29, 2011, MAA LP issued $135 million of Senior Unsecured Notes. The notes were offered in a private placement with three maturity tranches: $50.00 million at 4.7% maturing on July 29, 2018, $72.75 million at 5.4% maturing on July 29, 2021, and $12.25 million at 5.6% maturing on July 29, 2023, all of which was outstanding at December 31, 2012.

On August 31, 2012, MAA LP issued $175 million of Senior Unsecured Notes. The notes were offered in a private placement with four tranches: $18.00 million at 3.15% maturing on November 30, 2017; $20.00 million at 3.61% maturing on November 30, 2019; $117.00 million at 4.17% maturing on November 30, 2022; and $20.00 million at 4.33% maturing on November 30, 2024, all of which was outstanding at December 31, 2012.

On March 1, 2012, MAA LP entered into a $150 million unsecured term loan agreement with a syndicate of banks led by Key Bank and J.P. Morgan at a rate of LIBOR plus a spread of 1.40% to 2.15% based on a leveraged based pricing grid and a maturity date of March 1, 2017. MAA LP had borrowings of $150 million outstanding under this agreement at December 31, 2012. In July 2012, MAA received an investment grade rating (Baa2) from Moody’s pricing service, which reduced the variable rate to LIBOR plus a spread of 1.10% to 2.05% based on an investment grade ratings grid.

The following schedule details the line limits, collateralized availability and the outstanding balances of MAA LP’s various borrowings as of December 31, 2012 (dollars in thousands):

	Line Limit	Amount Collateralized	Amount Borrowed	Average Years to Contract Maturity
Fannie Mae Credit Facilities	$864,011	$584,817	$584,817	5.2
Freddie Mac Credit Facilities	200,000	198,247	198,247	1.5
Other Secured Borrowings	387,582	387,582	387,582	6.5
Unsecured Credit Facility	325,000	323,637	23,000	2.8
Other Unsecured Borrowings	460,000	460,000	460,000	7.1

Total Debt	$2,236,593	$1,954,283	$1,653,646	5.6

As of December 31, 2012, MAA LP had entered into interest rate swaps totaling a notional amount of $559.0 million. To date, these swaps have proven to be highly effective hedges. MAA LP had also entered into interest rate cap agreements totaling a notional amount of approximately $288.5 million as of December 31, 2012. These amounts include two caps that are designated as hedges of MAA debt and therefore do not show up in the debt schedules for MAA LP. These two hedges will still be included in the derivative discussion as the actual derivative instruments belong to MAA LP.

The following schedule outlines MAA LP’s variable versus fixed rate debt, including the impact of interest rate swaps and caps, outstanding as of December 31, 2012 (dollars in thousands):

	Principal Balance	Average Years to Rate Maturity	Effective Rate
SECURED DEBT
Conventional — Fixed Rate or Swapped	$831,382	3.8	5.0%
Conventional — Variable Rate — Capped (1)	213,136	3.1	1.0%
Tax-free — Variable Rate — Capped (1)	70,280	3.4	0.9%

Total Fixed or Hedged Rate Maturity	$1,114,798	3.6	4.0%
Conventional — Variable Rate (2)	55,848	0.2	0.7%

Total Secured Rate Maturity	$1,170,646	3.5	3.9%

UNSECURED DEBT
Fixed Rate or Swapped	$460,000	7.1	3.8%
Variable Rate	23,000	—	1.5%

Total Unsecured Rate Maturity	$483,000	6.8	3.7%

TOTAL DEBT RATE MATURITY	$1,653,646	4.4	3.8%

TOTAL FIXED OR HEDGED DEBT RATE MATURITY	$1,574,798	4.7	4.0%

(1)	The effective rate represents the average rate on the underlying variable debt unless the cap rates are reached, which average 4.6% of LIBOR for conventional caps and 5.6% of SIFMA for tax-free caps.
(2)	Includes a $15 million mortgage with an imbedded cap at a 7% all-in interest rate.

The following schedule outlines the contractual maturity dates of MAA LP’s outstanding debt as of December 31, 2012 (in thousands):

	Line Limit
	Credit Facilities
	Fannie Mae Secured	Freddie Mac Secured	Key Bank Unsecured	Other Secured	Other Unsecured	Total
2013	$203,193	$—	$—	$—	$—	$203,193
2014	229,721	200,000	—	16,312	—	446,033
2015	120,000	—	325,000	50,777	—	495,777
2016	80,000	—	—	—	—	80,000
2017	80,000	—	—	60,855	168,000	308,855
Thereafter	151,097	—	—	259,638	292,000	702,735

Total	$864,011	$200,000	$325,000	$387,582	$460,000	$2,236,593

The following schedule outlines the interest rate maturities of MAA LP’s outstanding debt as of December 31, 2012 (dollars in thousands):

	Fixed Rate Debt	Interest Rate Swaps	Total Fixed Rate Balances	Contract Rate	Interest Rate Caps (1)	Total Fixed or Hedged
2013	$—	$190,000	$190,000	5.2%	$7,945	$197,945
2014	16,312	144,000	160,312	5.7%	46,396	206,708
2015	35,577	75,000	110,577	5.6%	55,200	165,777
2016	—	—	—	—%	89,280	89,280
2017	128,855	150,000	278,855	2.7%	59,595	338,450
Thereafter	551,638	—	551,638	4.7%	25,000	576,638

Total	$732,382	$559,000	$1,291,382	4.5%	$283,416	$1,574,798

(1)	This table does not include $20.2 million of interest rate caps that are not designated as hedges for debt of MAA LP.

MAA LP believes that it has adequate resources to fund its current operations, annual refurbishment of its properties, and incremental investment in new apartment properties. MAA LP relies on the efficient operation of the financial markets to refinance debt maturities, and on rate renewals for FNMA and Freddie Mac, or the Agencies. The Agencies provided credit enhancement for approximately $783.1 million of MAA LP’s outstanding debt through credit facilities as of December 31, 2012.

The interest rate markets for FNMA DMBS and Freddie Mac Reference Bills, which in MAA LP’s experience are highly liquid and highly correlated with three-month LIBOR interest rates, are also an important component of MAA LP’s liquidity and interest rate swap effectiveness. Prudential Mortgage Capital, a Delegated Underwriting and Servicing (DUS) lender for Fannie Mae, markets 90-day Fannie Mae Discount Mortgage Backed Securities monthly, and is obligated to advance funds to MAA LP at DMBS rates plus a credit spread under the terms of the credit agreements among Prudential, MAA and MAA LP. Financial Federal, a Freddie Mac Program Plus Lender and Servicer, is obligated to advance funds under the terms of credit agreements among Financial Federal, MAA and MAA LP

For the year ended December 31, 2012, MAA LP’s net cash provided by operating activities was in excess of covering funding of normal capital improvements to existing real estate assets, distributions to MAA LP common and preferred unitholders, and distributions to noncontrolling interest by approximately $58.2 million, as compared to $27.1 million and $9.9 million for the same periods in 2011 and 2010, respectively. While MAA LP believes it has sufficient liquidity to permit distributions at current rates through additional borrowings, if necessary, any significant deterioration in operations could result in MAA LP’s financial resources being insufficient to pay distributions to MAA LP unitholders at the current rate, in which event MAA LP would be required to reduce the distribution rate.

The following table reflects MAA LP’s total contractual cash obligations which consist of MAA LP’s long-term debt, development fees and operating leases as of December 31, 2012 (dollars in thousands):

Contractual Obligations (1)	2013	2014	2015	2016	2017	Thereafter	Total
Long-Term Debt (2)	$6,494	$374,060	$198,194	$87,466	$161,704	$825,728	$1,653,646
Fixed Rate or Swapped Interest (3)	48,882	39,592	33,431	30,824	25,612	75,161	253,502
Purchase Obligations (4)	4,099	1,386	—	—	—	—	5,485
Operating Lease	9	10	7	6	6	—	38

Total	$59,484	$415,048	$231,632	$118,296	$187,322	$900,889	$1,912,671

(1)	Fixed rate and swapped interest are shown in this table. The average interest rates of variable rate debt are shown in preceding tables.
(2)	Represents principal payments.
(3)	Swapped interest is subject to the ineffective portion of cash flow hedges as described in Financial Statements and Supplementary Data — Notes to Consolidated Financial Statements, Note 6.
(4)	Represents development fees

Off-Balance Sheet Arrangements

At December 31, 2012, and 2011, MAA LP did not have any relationships with unconsolidated entities or financial partnerships established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Mid-America Multifamily Fund I, LLC, was established to acquire $500 million of apartment communities with redevelopment upside offering value creation opportunity through capital improvements, operating enhancements and restructuring in-place financing. As of December 31, 2012, Mid-America Multifamily Fund I, LLC owned two properties but does not expect to acquire any additional communities. Mid-America Multifamily Fund II, LLC, was established to acquire $250 million of apartment communities with redevelopment upside offering value creation opportunity through capital improvements, operating enhancements and restructuring in-place financing. As of December 31, 2012, Mid-America Multifamily Fund II, LLC owned four properties. In addition, MAA LP does not engage in trading activities involving non-exchange traded contracts. As such, MAA LP is not materially exposed to any financing, liquidity, market, or credit risk that could arise if MAA LP had engaged in such relationships. MAA LP does not have any relationships or transactions with persons or entities that derive benefits from their non-independent relationships with MAA LP or its related parties other than those disclosed under the heading “Financial Statements and Supplementary Data” and the Notes to Consolidated Financial Statements, Note 12, set forth in this Annex E.

MAA LP’s investments in its real estate joint ventures are unconsolidated and are recorded using the equity method as MAA LP does not have a controlling interest.

Insurance

MAA LP renegotiated its insurance programs effective July 1, 2012. MAA LP believes that the property and casualty insurance program in place provides appropriate insurance coverage for financial protection against insurable risks such that any insurable loss experienced that can be reasonably anticipated would not have a significant impact on its liquidity, financial position or results of operation.

Inflation

MAA LP’s resident leases at the apartment communities allow, at the time of renewal, for adjustments in the rent payable there under, and thus may enable MAA LP to seek rent increases. Almost all leases are for one year or less. The short-term nature of these leases generally serves to reduce MAA LP’s risk to adverse effects of inflation.

Impact of Recently Issued Accounting Standards

In February 2013, the FASB issued Accounting Standards Update (ASU) No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. Under ASU 2013-02, an entity is required to provide information about the amounts reclassified out of Accumulated other comprehensive income (AOCI) by component. In addition, an entity is required to present, either on the face of the financial statements or in the notes, significant amounts reclassified out of AOCI by the respective line items of net income, but only if the amount reclassified is required to be reclassified in its entirety in the same reporting period. For amounts that are not required to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. ASU 2013-02 does not change the current requirements for reporting net income or other comprehensive income in the financial statements. ASU 2013-02 is effective for interim and annual periods beginning after December 15, 2012 and early adoption is permitted. MAA LP has early adopted ASU 2013-02 for the annual period ended December 31, 2012. The adoption of ASU 2013-02 has not had a material impact on MAA LP’s consolidated financial condition or results of operations taken as a whole.

In June 2011, the FASB issued Accounting Standards Update (ASU) No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. This ASU allows an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. ASU 2011-05 is applied retrospectively. The amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. MAA LP adopted ASU 2011-05 during the reporting period ended December 31, 2011, and this changed the presentation of MAA LP’s financial statements but not MAA LP’s consolidated financial condition or results of operations taken as a whole.

In November 2011, the FASB issued Accounting Standards Update (ASU) No. 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. This ASU supersedes certain paragraphs in ASU 2011-05 addressing reclassification adjustments out of accumulated other comprehensive income. The effective dates and changes to MAA LP’s presentation are the same as noted in ASU 2011-05 above.

In May 2011, the FASB issued Accounting Standards Update (ASU) No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The amendments change the wording, mainly for clarification, used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. For many of the requirements, the Board does not intend for the amendments in this update to result in a change in the application of the requirements in ASU 2011-04. The amendments in this ASU are to be applied prospectively. The amendments are effective during interim and annual periods beginning after

December 15, 2011. MAA LP has adopted ASU 2011-04 for the interim and annual periods of fiscal year 2012. The adoption of ASU 2011-04 has not had a material impact on MAA LP’s consolidated financial condition or results of operations taken as a whole.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

MAA LP’s primary market risk exposure is to changes in interest rates on MAA LP’s borrowings. MAA LP’s interest rate risk objective is to limit the impact of interest rate fluctuations on earnings and cash flows and to lower MAA LP’s overall borrowing costs. To achieve this objective, MAA and MAA LP manage their exposure to fluctuations in market interest rates for borrowings through the use of fixed rate debt instruments and interest rate swaps and caps, which mitigate their interest rate risk on a related financial instrument and effectively fix or cap the interest rate on a portion of their variable debt or on future refinancings. MAA and MAA LP use their best efforts to ladder fixed rate maturities thereby limiting their exposure to interest rate changes in any one year. MAA and MAA LP do not enter into derivative instruments for trading or other speculative purposes. Approximately 95% of MAA’s and MAA LP’s outstanding debt was subject to fixed or capped rates after considering related derivative instruments at December 31, 2012. MAA and MAA LP regularly review interest rate exposure on outstanding borrowings in an effort to minimize the risk of interest rate fluctuations.

The table below provides information about MAA LP’s financial instruments that are sensitive to changes in interest rates. For debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates. For MAA LP’s interest rate swaps and caps, the table presents the notional amount of the swaps and caps and the years in which they expire. Weighted average variable rates are based on rates in effect at the reporting date (dollars in thousands).

	2013	2014	2015	2016	2017	Total Thereafter	Total	Fair Value
Long-term Debt
Fixed Rate (1)	$5,217	$20,303	$38,012	$5,138	$79,223	$584,489	$732,382	$777,847
Average interest rate	4.69%	5.13%	5.93%	4.44%	3.73%	4.73%	4.69%
Variable Rate (1)	$1,278	$353,757	$160,182	$82,328	$82,481	$241,239	$921,265	$850,581
Average interest rate	0.94%	0.77%	1.18%	0.83%	0.83%	1.31%	1.00%
Interest Rate Swaps Variable to Fixed	$190,000	$144,000	$75,000	$—	$150,000	$—	$559,000	$(21,423)
Average Pay Rate	4.58%	4.95%	4.41%	—%	1.06%	—%	3.71%
Interest Rate Cap Variable to Fixed	$7,945	$59,631	$40,000	$89,280	$66,595	$25,000	$288,451	$288
Average Pay Rate	6.00%	4.72%	4.50%	4.88%	5.44%	4.50%	4.92%

(1)	Excluding the effect of interest rate swap and cap agreements.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The Report of MAA’s and MAA LP’s Independent Registered Public Accounting Firm, Consolidated Financial Statements and Selected Quarterly Financial Information are set forth in this Annex E starting on page E-50.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DIRECTORS, EXECUTIVE OFFICERS, COMPENSATION AND CORPORATE GOVERNANCE

MAA conducts substantially all of its operations through MAA LP and its subsidiaries. MAA is the sole general partner of MAA LP. As such, MAA’s executive officers and directors have substantial influence over MAA LP and its subsidiaries. Therefore, MAA LP refers you to the information contained in MAA’s 2012 Proxy Statement filed with the SEC on April 16, 2012 under the sections entitled “Information About The Board of Directors and Its Committees”, “Proposal 1 — Election of Directors”, “Executive Officers” and “Section 16(a) Beneficial Ownership Reporting Compliance,” and the information contained in MAA’s 2013 Proxy Statement when filed with the SEC under the sections entitled “Information About The Board of Directors and Its Committees”, “Proposal 1 — Election of Directors”, “Executive Officers” and “Section 16(a) Beneficial Ownership Reporting Compliance”, which shall supersede and replace the information contained MAA’s 2012 Proxy Statement.

The Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all of its officers, directors and employees, which can be found on MAA’s website at http://www.maac.com, on the For Investors page under Governance Documents. MAA will provide a copy of this document to any person, without charge, upon request, by writing to MAA’s Investor Relations Department, 6584 Poplar Avenue, Memphis, TN 38138. MAA intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Business Conduct and Ethics by posting such information on its website at the address and the locations specified above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth the beneficial ownership of MAA LP units as of February 28, 2013 by (i) each person or entity known by MAA LP to be the beneficial owner of five percent or more of the MAA LP units, (ii) each of MAA’s directors and named executive officers, and (iii) all directors, nominees and executive officers as a group. Except as otherwise indicated, the address of MAA, each officer, director and/or nominee listed below is c/o 6584 Poplar Avenue, Memphis, Tennessee 38138.

Name of Beneficial Owner	Number of MAA LP units Beneficially Owned	Percentage of Outstanding MAA LP units
H. Eric Bolton, Jr.	110,000	0.27%
Alan B. Graf, Jr.	—	—%
John S. Grinalds	—	—%
Ralph Horn	—	—%
Phillip W. Norwood	—	—%
W. Reid Sanders	107,000	0.26%
William B. Sansom	—	—%
Gary Shorb	—	—%
Albert M. Campbell, III	—	—%
Thomas L. Grimes Jr.	—	—%

All MAA Directors and Executive Officers as a group	217,000	0.53%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

MAA LP is a Tennessee limited partnership, and MAA is MAA LP’s sole general partner. MAA LP is MAA’s only significant subsidiary, and MAA conducts substantially all of its business and operations through MAA LP and its subsidiaries. Under the terms of its existing partnership agreement, MAA LP assumes and pays when due, or reimburses MAA for payment of all expenses that MAA incurs relating to MAA LP’s ownership and operation, or for MAA LP’s benefit.

In 2012, none of MAA’s executive officers or directors, security holders of more than five percent of MAA’s outstanding common stock, or any affiliates thereof, had direct or indirect interests in transactions or potential transactions with MAA, MAA LP or any other subsidiary of MAA. All transactions involving related parties must be approved by a majority of the disinterested members of MAA Board of Directors.

The Board of Directors has affirmatively determined that each of Messrs. Graf, Horn, Norwood, Sanders, Sansom and Shorb are independent. Each of these directors meet the independence standards of MAA’s Corporate Governance Guidelines, the NYSE listing standards and applicable SEC rules.

Report of Independent Registered Public Accounting Firm

The Partners

Mid-America Apartments, L.P.

We have audited the accompanying consolidated balance sheets of Mid-America Apartments, L.P. (the “Partnership”) as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, changes in capital, and cash flows for each of the three years in the period ended December 31, 2012. Our audits also included the financial statement schedule — Schedule III Real Estate Accumulated Depreciation. These consolidated financial statements and schedule are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mid-America Apartments, L.P. at December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Memphis, Tennessee

March 22, 2013

Mid-America Apartments, L.P.

Consolidated Balance Sheets

December 31, 2012 and 2011

(Dollars in thousands, except per unit data)

	December 31, 2012	December 31, 2011
Assets:
Real estate assets:
Land	$359,943	$307,596
Buildings and improvements	2,867,409	2,608,128
Furniture, fixtures and equipment	84,997	80,590
Development and capital improvements in progress	50,844	41,635

	3,363,193	3,037,949
Less accumulated depreciation	(901,485)	(847,171)

	2,461,708	2,190,778

Land held for future development	1,205	1,306
Commercial properties, net	8,058	8,116
Investments in real estate joint ventures	4,837	17,006

Real estate assets, net	2,475,808	2,217,206

Cash and cash equivalents	8,886	57,151
Restricted cash	809	1,362
Deferred financing costs, net	13,380	14,180
Other assets	26,882	27,530
Goodwill	4,106	4,106

Total assets	$2,529,871	$2,321,535

Liabilities and Capital:
Liabilities:
Secured notes payable	$1,170,646	$1,494,520
Unsecured notes payable	483,000	135,000
Accounts payable	3,889	1,673
Fair market value of interest rate swaps	21,423	33,095
Accrued expenses and other liabilities	90,559	85,136
Security deposits	6,167	5,795
Due to General Partner	24,255	20,144

Total liabilities	1,799,939	1,775,363

Redeemable units	4,713	4,037
Capital:
General partner: 39,721,461 MAA LP units outstanding at December 31, 2012 and 36,602,619 MAA LP units outstanding at December 31, 2011	706,296	538,623
Limited partners: 1,731,672 MAA LP units outstanding at December 31, 2012 and 1,937,669 MAA LP units outstanding at December 31, 2011	30,993	28,729
Accumulated other comprehensive losses	(26,881)	(38,579)

Total partners’ capital	710,408	528,773
Noncontrolling interest	14,811	13,362

Total capital	725,219	542,135

Total liabilities and capital	$2,529,871	$2,321,535

Number of units outstanding represent total MAA LP units regardless of classification on the consolidated balance sheet. The number of units classified as redeemable units on the consolidated balance sheet for December 31, 2012 and 2011 are 72,786 and 65,771, respectively.

See accompanying notes to consolidated financial statements.

Mid-America Apartments, L.P.

Consolidated Statements of Operations

Years ended December 31, 2012, 2011 and 2010

(Dollars in thousands, except per unit data)

	2012	2011	2010
Operating revenues:
Rental revenues	$409,263	$351,879	$309,046
Other property revenues	36,387	32,724	27,192

Total property revenues	445,650	384,603	336,238
Management fee income	899	1,017	680

Total operating revenues	446,549	385,620	336,918

Property operating expenses:
Personnel	50,999	46,164	42,389
Building repairs and maintenance	14,242	13,138	12,084
Real estate taxes and insurance	52,075	44,442	39,129
Utilities	24,407	22,604	20,046
Landscaping	9,941	9,201	8,462
Other operating	31,394	28,805	23,899
Depreciation and amortization	114,139	100,648	88,651

Total property operating expenses	297,197	265,002	234,660
Acquisition expenses	2,236	3,319	2,035
Property management expenses	19,761	18,436	15,968
General and administrative expenses	11,479	14,488	11,189

Income from continuing operations before non-operating items	115,876	84,375	73,066
Interest and other non-property income	318	689	789
Interest expense	(52,249)	(51,202)	(53,803)
Loss on debt extinguishment/modification	(654)	(754)	—
Amortization of deferred financing costs	(3,097)	(2,598)	(2,300)
Net casualty (loss) gain after insurance and other settlement proceeds	(13)	(475)	48
Gain on sale of non-depreciable assets	45	1,084	—
Gain on properties acquired from joint ventures	—	—	752

Income from continuing operations before loss from real estate joint ventures	60,226	31,119	18,552
Loss from real estate joint ventures	(223)	(593)	(1,149)

Income from continuing operations	60,003	30,526	17,403
Discontinued operations:
Income from discontinued operations before gain (loss) on sale	577	3,625	2,051
Net casualty gain (loss) after insurance and other settlement proceeds on discontinued operations	48	(12)	—
Gain (loss) on sale of discontinued operations	41,635	12,799	(2)

Consolidated net income	102,263	46,938	19,452
Net income attributable to noncontrolling interests	3,525	421	473

Net income attributable to Mid-America Apartments, L.P.	98,738	46,517	18,979
Preferred distributions	—	—	6,549
Premiums and original issuance costs associated with the redemption of preferred units	—	—	5,149

Net income available for common unitholders	$98,738	$46,517	$7,281

Earnings per common unit — basic and diluted:
Income from continuing operations available for common unitholders	$1.43	$0.81	$0.16
Income from discontinued property operations available for common unitholders	1.01	0.44	0.06

Net income available for common unitholders	$2.44	$1.25	$0.22

Distributions declared per common unit	$2.6750	$2.5425	$2.4725

See accompanying notes to consolidated financial statements.

Mid-America Apartments, L.P.

Consolidated Statements of Comprehensive Income

Years ended December 31, 2012, 2011 and 2010

(Dollars in thousands)

	2012	2011	2010
Consolidated net income	$102,263	$46,938	$19,452
Other Comprehensive Income:
Unrealized losses from the effective portion of derivative instruments	(8,409)	(13,951)	(35,538)
Reclassification adjustment for losses included in net income for the effective portion of derivative instruments	20,107	27,639	34,021

Total Comprehensive Income	113,961	60,626	17,935
Less: comprehensive income attributable to noncontrolling interests	(3,525)	(421)	(473)

Comprehensive income attributable to Mid-America Apartments, L.P.	$110,436	$60,205	$17,462

See accompanying notes to consolidated financial statements.

Mid-America Apartments, L.P.

Consolidated Statements of Changes in Capital

Years ended December 31, 2012, 2011 and 2010

(Dollars in thousands, except per unit data)

	MAA LP unitholders					Total Partnership Capital	Redeemable Units
	Limited Partner	General Partner	Preferred Units	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest
CAPITAL BALANCE December 31, 2009	$14,799	$173,147	$149,873	$(50,750)	$12,505	$299,574	$2,802

Comprehensive income:
Net income	512	6,769	11,698		473	19,452
Other comprehensive loss — derivative instruments (cash flow hedges)				(1,517)		(1,517)
Issuance of units		305,344				305,344	387
Units repurchased and retired		(1,175)				(1,175)
Exercise of unit options		173				173
General partnership units issued in exchange for limited partnership units	(1,266)	1,267				1
Units reclassified to liabilities						—	(269)
Redeemable units fair market value		(844)				(844)	844
Adjustment for non-controlling interest ownership in subsidiaries	17,824	(17,804)			(20)	—
Amortization of unearned compensation		3,703				3,703
Distributions ($2.5425 per unit)	(5,641)	(77,106)	(6,549)			(89,296)
Redemption of preferred units			(155,022)			(155,022)

CAPITAL BALANCE DECEMBER 31, 2010	$26,228	$393,474	$—	$(52,267)	$12,958	$380,393	$3,764

Comprehensive income:
Net income	2,435	44,082	—		421	46,938
Other comprehensive income — derivative instruments (cash flow hedges)				13,688		13,688
Issuance of units		235,334				235,334	494
Units repurchased and retired		(42,243)				(42,243)
Exercise of unit options		407				407
General partner units issued in exchange for limited partner units	(3,069)	3,069				—
Units reclassified to liabilities						—	(150)
Redeemable units fair market value		71				71	(71)
Adjustment for non-controlling interest ownership in subsidiaries	8,238	(8,221)			(17)	—
Amortization of unearned compensation		4,035				4,035
Distributions ($2.5425 per unit)	(5,103)	(91,385)				(96,488)

CAPITAL BALANCE DECEMBER 31, 2011	$28,729	$538,623	$—	$(38,579)	$13,362	$542,135	$4,037

Comprehensive income:
Net income	4,487	94,251	—		3,525	102,263
Other comprehensive income — derivative instruments (cash flow hedges)				11,698		11,698
Issuance of units		196,326				196,326	546
Units repurchased and retired		(17,527)				(17,527)
General partner units issued in exchange for limited partner units	(3,459)	3,459				—
Redeemable units fair market value		(130)				(130)	130
Adjustment for non-controlling interest ownership in subsidiaries	6,109	(6,090)			(19)	—
Amortization of unearned compensation		2,233				2,233
Distributions ($2.6750 per unit) (1)	(4,873)	(104,849)			(2,057)	(111,779)

CAPITAL BALANCE DECEMBER 31, 2012	$30,993	$706,296	$—	$(26,881)	$14,811	$725,219	$4,713

(1)	The NCI balance includes a distribution related to the disposition of a property and is not done on a per unit basis.

See accompanying notes to consolidated financial statements.

Mid-America Apartments, L.P.

Consolidated Statements of Cash Flows

Years ended December 31, 2012, 2011 and 2010

(Dollars in thousands)

	2012	2011	2010
Cash flows from operating activities:
Consolidated net income	$102,263	$46,938	$19,452
Adjustments to reconcile net income to net cash provided by operating activities:
Retail revenue accretion	(31)	—	—
Depreciation and amortization	120,316	109,217	97,068
Stock compensation expense	1,999	3,609	3,290
Redeemable units issued	489	442	343
Amortization of debt premium	(767)	(360)	(360)
Loss from investments in real estate joint ventures	223	593	1,150
Loss on debt extinguishment	1,012	755	—
Derivative interest expense	823	545	321
Gain on sale of non-depreciable assets	(45)	(910)	—
(Gain) loss on sale of discontinued operations	(41,635)	(12,799)	2
Asset impairment	—	—	1,914
Net casualty (gain) loss and other settlement proceeds	(35)	475	688
Gain on properties contributed to joint ventures	—	—	(752)
Changes in assets and liabilities:
Restricted cash	553	152	(954)
Other assets	(520)	(1,742)	(4,279)
Accounts payable	2,216	199	(54)
Accrued expenses and other	4,586	5,276	886
Security deposits	372	(271)	(1,781)

Net cash provided by operating activities	191,819	152,119	116,934

Cash flows from investing activities:
Purchases of real estate and other assets	(311,524)	(334,651)	(284,486)
Normal capital improvements	(25,164)	(31,617)	(20,751)
Construction capital and other improvements	(2,789)	(3,379)	(2,405)
Renovations to existing real estate assets	(11,862)	(8,832)	(7,079)
Development	(73,991)	(38,153)	(16,394)
Distributions from real estate joint ventures	12,164	1,402	1,735
Contributions to real estate joint ventures	(218)	(1,510)	(12,130)
Proceeds from disposition of real estate assets	110,093	23,808	88,718

Net cash used in investing activities	(303,291)	(392,932)	(252,792)

Cash flows from financing activities:
Advances from general partner	4,402	6,792	11,269
Net change in credit lines	(320,064)	(121,533)	(35,000)
Proceeds from notes payable	325,000	285,350	137,881
Principal payments on notes payable	(12,911)	(13,895)	(1,924)
Payment of deferred financing costs	(3,612)	(4,633)	(7,244)
Repurchase of common units	(17,527)	(42,243)	(1,175)
Proceeds from issuances of common units	196,325	235,739	305,517
Distributions to noncontrolling interests	(2,057)	—	—
Distributions paid on common units	(106,349)	(93,407)	(78,699)
Distributions paid on preferred units	—	—	(7,622)
Redemption of preferred units	—	—	(155,022)

Net cash provided by financing activities	63,207	252,170	167,981

Net (decrease) increase in cash and cash equivalents	(48,265)	11,357	32,123

Cash and cash equivalents, beginning of period	57,151	45,794	13,671

Cash and cash equivalents, end of period	$8,886	$57,151	$45,794

Supplemental disclosure of cash flow information:
Interest paid	$54,096	$51,196	$55,837
Supplemental disclosure of noncash investing and financing activities:
Accrued construction in progress	$3,449	$5,807	$3,070
Interest capitalized	$1,905	$1,156	$66
Marked-to-market adjustment on derivative instruments	$10,875	$13,143	$(1,838)
Reclassification of redeemable units to liabilities	$—	$150	$264
Fair value adjustment on debt assumed	$2,578	$—	$—
Debt assumed	$30,290	$—	$—

See accompanying notes to consolidated financial statements.

Mid-America Apartments, L.P.

Notes to Consolidated Financial Statements

Years ended December 31, 2012, 2011, and 2010

1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Formation of Mid-America Apartments L.P.

Mid-America Apartments, L.P., or MAA LP, is a Memphis, Tennessee based limited partnership formed in 1993 and currently operates pursuant to the provisions of the Second Amended and Restated Agreement of Limited Partnership, or the existing partnership agreement. MAA LP’s sole general partner is Mid-America Apartment Communities, Inc., or MAA, a Memphis, Tennessee-based self-administered and self-managed real estate investment trust, or REIT, that focuses on acquiring, owning and operating apartment communities mainly in the Sunbelt region of the United States. MAA LP owned and operated 145 apartment communities as of December 31, 2012, and four of MAA LP’s properties include retail components with approximately 108,000 square feet of gross leasable area. MAA LP also owned a 33.33% interest in two real estate joint ventures, Mid-America Multifamily Fund I, LLC, or Fund I, and Mid-America Multifamily Fund II, LLC, or Fund II, at December 31, 2012. Through these joint ventures MAA LP owned interest in an additional 6 communities as of December 31, 2012. These apartment communities are located across 12 states.

MAA LP also had two development communities and a second phase to an existing community under construction totaling 774 units as of December 31, 2012. None of the units for the development projects were completed as of December 31, 2012. Total expected costs for the development projects are $101.1 million, of which $43.9 million has been incurred to date. MAA LP expects to complete construction on the three projects by the fourth quarter 2014.

Basis of Presentation and Principles of Consolidation

Interests in MAA LP are represented by operating partnership units, or MAA LP units. As of December 31, 2012, there were 41,453,133 MAA LP units outstanding, 39,721,461 or 95.8% of which were owned by MAA, MAA LP’s general partner. The remaining 1,731,672 MAA LP units were owned by non-affiliated limited partners as defined in the existing partnership agreement of MAA LP. During the years ended December 31, 2012, 2011, and 2010, rental revenue of MAA LP represented 89.8%, 89.5%, and 88.6% of the consolidated rental revenues of MAA, respectively.

The consolidated financial statements presented herein include the accounts of MAA LP, and all other subsidiaries in which MAA LP has a controlling financial interest. MAA LP owns approximately 70% to 100% of all consolidated subsidiaries.

MAA LP invests in entities which may qualify as variable interest entities, or VIE. A VIE is a legal entity in which the equity investors lack sufficient equity at risk for the entity to finance its activities without additional subordinated financial support or, as a group, the holders of the equity investment at risk lack the power to direct the activities of a legal entity as well as the obligation to absorb its expected losses or the right to receive its expected residual returns. MAA LP consolidates all VIEs for which MAA LP is the primary beneficiary and uses the equity method to account for investments that qualify as VIEs but for which MAA LP is not the primary beneficiary. In determining whether MAA LP is the primary beneficiary of a VIE, MAA LP considers qualitative and quantitative factors, including but not limited to, those activities that most significantly impact the VIE’s economic performance and which party controls such activities.

MAA LP uses the equity method of accounting for its investments in entities for which MAA LP exercise significant influence, but do not have the ability to exercise control. These entities are not variable interest entities. The factors considered in determining that MAA LP does not have the ability to exercise control include ownership of voting interests and participatory rights of investors.

All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

Management of MAA LP has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses to prepare these financial statements and notes in conformity with U.S. generally accepted accounting principles, or GAAP. Actual results could differ from those estimates.

Revenue Recognition and Real Estate Sales

MAA LP leases multifamily residential apartments under operating leases primarily with terms of one year or less. Rental revenues are recognized using a method that represents a straight-line basis over the term of the lease and other revenues are recorded when earned.

MAA LP records gains and losses on real estate sales in accordance with accounting standards governing the sale of real estate. For sale transactions meeting the requirements for the full accrual method, MAA LP removes the assets and liabilities from its Consolidated Balance Sheet and record the gain or loss in the period the transaction closes. For properties contributed to joint ventures, MAA LP records gains on the partial sale in proportion to the outside partners’ interest in the venture.

Rental Costs

Costs associated with rental activities, including advertising costs, are expensed as incurred. Advertising expenses were approximately $7.9 million, $7.9 million, and $6.6 million for the years ended December 31, 2012, 2011, and 2010, respectively.

Allocation of General and Administrative Expense

General and Administrative expenses , such as marketing costs, corporate salaries, general overhead costs, and corporate depreciation expense that is incurred by MAA and its subsidiaries, including MAA LP, are allocated to each subsidiary based on a pro-rata percentage of that subsidiary’s revenue as compared to the total revenue of MAA.

Discontinued Operations

Properties sold during the year or those classified as held-for-sale at the end of a reporting period are classified as discontinued operations in accordance with accounting standards governing financial statement presentation. Once a property is classified as held-for-sale, depreciation is no longer recognized.

Earnings Per MAA LP Unit

Basic earnings per MAA LP unit is computed by dividing net income available for MAA LP common unitholders by the weighted average number of units outstanding during the period. Diluted earnings per MAA LP unit reflects the potential dilution that could occur if securities or other contracts to issue MAA LP units were exercised or converted into MAA LP units. For the years ended December 31, 2012, 2011, and 2010, there were no dilutive securities and therefore basic and diluted earnings per MAA LP unit are the same.

A reconciliation of the numerators and denominators of the basic and diluted earnings per unit computations for the years ended December 31, 2012, 2011, and 2010 is presented below:

	For the years ended December 31,
	2012	2011	2010
Units Outstanding
Weighted average common units — basic and diluted	40,412	37,280	32,502
Calculation of Earnings per Unit — basic and diluted
Income from continuing operations	$60,003	$30,526	$17,403
Income attributable to noncontrolling interests	(3,525)	(421)	(473)
Preferred distributions	—	—	(6,549)
Premiums and original issuance costs associated with the redemption of preferred units	—	—	(5,149)
Income from discontinued operations	42,260	16,412	2,049

Net income available for common unitholders	$98,738	$46,517	$7,281

Earnings per unit — basic and diluted:
Income from continuing operations available for common unitholders	$1.43	$0.81	$0.16
Income from discontinued property operations available for common unitholders	1.01	0.44	0.06

Net income available for common unitholders	$2.44	$1.25	$0.22

Real Estate Assets and Depreciation and Amortization

Real estate assets are carried at depreciated cost. Repairs and maintenance costs are expensed as incurred while significant improvements, renovations, and recurring capital replacements are capitalized. Recurring capital replacements typically include scheduled carpet replacement, new roofs, HVAC units, plumbing, concrete, masonry and other paving, pools and various exterior building improvements. In addition to these costs, MAA LP also capitalizes salary costs directly identifiable with renovation work. These expenditures extend the useful life of the property and increase the property’s fair market value. The cost of interior painting, vinyl flooring and blinds are expensed as incurred.

In conjunction with acquisitions of properties, MAA LP’s policy is to provide in its acquisition budgets adequate funds to complete any deferred capital improvement items to bring the properties to the required standard, including the cost of replacement appliances, carpet, interior painting, vinyl flooring and blinds. These costs are capitalized.

Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets which range from 8 to 40 years for land improvements and buildings, 5 years for furniture, fixtures and equipment, and 3 to 5 years for computers and software.

Development Costs

Development projects and the related carrying costs, including interest, property taxes, insurance and allocated direct development salary cost during the construction period, are capitalized and reported in the accompanying balance sheets as “Development and capital improvements in progress” during the construction period. Interest is capitalized in accordance with accounting standards governing the capitalization of interest. Upon completion and certification for occupancy of individual buildings within a development, amounts representing the completed building’s portion of total estimated development costs for the project are transferred to land, buildings, and furniture, fixtures and equipment as real estate held for investment. Capitalization of interest, property taxes, insurance and allocated direct development salary costs cease upon the transfer. The assets are depreciated over their estimated useful lives. Total interest capitalized during 2012, 2011 and 2010 was approximately $1,905,000, $1,156,000, and $66,000, respectively.

Certain costs associated with the lease-up of development projects, including cost of model units, their furnishings, signs, and “grand openings” are capitalized and amortized over their respective estimated useful lives. All other costs relating to renting development projects are expensed as incurred.

Acquisition of Real Estate Assets

In accordance with accounting standards for business combinations, the fair value of the real estate acquired is allocated to the acquired tangible assets, consisting of land, building, furniture, fixtures and equipment, and identified intangible assets, consisting of the value of in-place leases.

MAA LP allocates the purchase price to the fair value of the tangible assets of an acquired property determined by valuing the building as if it were vacant, based on management’s determination of the relative fair values of these assets. Management determines the as-if-vacant fair value of a building using methods similar to those used by independent appraisers. These methods include using stabilized net operating income, or NOI, and market specific capitalization and discount rates.

In allocating the fair value of identified intangible assets of an acquired property, the in-place leases are valued based on current rent rates and time and cost to lease a unit. Management concluded that the leases acquired on each of its property acquisitions are approximately at market rates since the lease terms generally do not extend beyond one year.

The fair value of the in-place leases and resident relationships is then amortized over 6 months, the estimated remaining term of the resident leases. The amount of resident lease intangibles included in Other assets totaled $1.6 million, $1.8 million, and $1.8 million as of December 31, 2012, 2011, and 2010, respectively. The amortization recorded as depreciation and amortization expense for residential leases was $3.4 million, $3.4 million, and $2.3 million for the years ended December 31, 2012, 2011, and 2010, respectively. Accumulated amortization for residential leases totaled $1.0 million, $0.7 million, and $1.0 million as of December 31, 2012, 2011 and 2010, respectively.

Impairment of Long-lived Assets, including Goodwill

MAA LP accounts for long-lived assets in accordance with the provisions of accounting standards for the impairment or disposal on long-lived assets and evaluate its goodwill for impairment under accounting standards for goodwill and other intangible assets. MAA LP evaluates goodwill for impairment on at least an annual basis, or more frequently if a goodwill impairment indicator is identified. MAA LP periodically evaluates long-lived assets, including investments in real estate and goodwill, for indicators that would suggest that the carrying amount of the assets may not be recoverable. The judgments regarding the existence of such indicators are based on factors such as operating performance, market conditions and legal factors.

Long-lived assets, such as real estate assets, equipment and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are separately presented on the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group/property classified as held for sale are presented separately in the appropriate asset and liability sections of the balance sheet.

During the year ended December 31, 2010, MAA LP received an offer to purchase its 276-unit Cedar Mill apartment community. As a result of the offer received and management’s reconsideration of its long-term intentions related to this property, MAA LP determined that an impairment indicator existed. As the estimated undiscounted future cash flows were no longer sufficient to recover the asset carrying amount, MAA LP recorded an impairment charge of $1,914,000 during the year ended December 31, 2010 to adjust the asset carrying value to estimated fair value. MAA LP sold Cedar Mill during 2012 and it is presented as part of discontinued operations.

Goodwill is tested annually for impairment and is tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss for goodwill is recognized to the extent that the carrying amount exceeds the implied fair value of goodwill. This determination is made at the reporting unit level and consists of two steps. First, MAA LP determines the fair value of a reporting unit and compare it to its carrying amount. In the apartment industry, the primary method used for determining fair value is to divide annual operating cash flows by an appropriate capitalization rate. MAA LP determines the appropriate capitalization rate by reviewing the prevailing rates in a property’s market or submarket. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation in accordance with accounting standards for business combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. There has been no impairment of goodwill in the three year period ended December 31, 2012.

Land Held for Future Development

Real estate held for future development are sites intended for future multifamily developments and are carried at the lower of cost or fair value in accordance with GAAP and any costs incurred prior to commencement of pre-development activities are expensed as incurred.

Investment in Real Estate Joint Ventures

MAA LP’s investments in its unconsolidated real estate joint ventures are recorded using the equity method as MAA LP is able to exert significant influence, but do not have a controlling interest in the joint venture.

Cash and Cash Equivalents

MAA LP considers cash, investments in money market accounts, and certificates of deposit with original maturities of three months or less to be cash equivalents.

Restricted Cash

Restricted cash consists of escrow deposits held by lenders for property taxes, insurance, debt service and replacement reserves.

Deferred Financing Costs

Deferred financing costs are amortized over the terms of the related debt using a method which approximates the effective interest method. If the terms of renewed or modified debt instruments are deemed to be substantially different, all unamortized financing costs associated with the modified debt are charged to earnings in the current period. If the terms are not substantially different, the costs associated with the renewal are capitalized and amortized over the remaining term of the debt instrument. For modifications affecting a line of credit, fees paid to a creditor and any third party costs will be capitalized and amortized over the remaining term of the new arrangement. Any unamortized deferred financing costs associated with the old arrangement are either deferred and amortized over the life of the new arrangement or written off, depending upon the nature of the modification. The balance of any unamortized financing costs on extinguished debt is expensed upon extinguishment.

Other Assets

Other assets consist of deferred rental concessions which are recognized on a straight line basis over the life of the leases, receivables and deposits from residents, value of derivative contracts and other prepaid expenses including prepaid insurance and prepaid interest.

Accrued Expenses and Other Liabilities

Accrued expenses consist of accrued distributions payable, accrued real estate taxes, accrued interest payable, other accrued expenses payable, and unearned income. Significant accruals included accrued distributions payable of $28.8 million, $25.4 million and $22.4 million at December 31, 2012, 2011 and 2010, respectively and accrued real estate taxes of $26.9 million, $24.6 million and $19.3 million at December 31, 2012, 2011 and 2010, respectively.

Self Insurance

MAA is self-insured for workers’ compensation claims up to $500,000 and for general liability claims up to $45,000. Claims exceeding these amounts are insured by a third party. MAA LP accrues for expected liabilities less than $500,000 for workers’ compensation based on a third party actuarial estimate of ultimate losses and accrue for expected general liability claims less than $45,000 based on historical experience, adjusted as actual claims occur.

Recent Accounting Pronouncements

In February 2013, the FASB issued Accounting Standards Update (ASU) No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. Under ASU 2013-02, an entity is required to provide information about the amounts reclassified out of Accumulated other comprehensive income (AOCI) by component. In addition, an entity is required to present, either on the face of the financial statements or in the notes, significant amounts reclassified out of AOCI by the respective line items of net income, but only if the amount reclassified is required to be reclassified in its entirety in the same reporting period. For amounts that are not required to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. ASU 2013-02 does not change the current requirements for reporting net income or other comprehensive income in the financial statements. ASU 2013-02 is effective for interim and annual periods beginning after December 15, 2012 and early adoption is permitted. MAA LP has early adopted ASU 2013-02 for the annual period ended December 31, 2012. The adoption of ASU 2013-02 has not had a material impact on MAA LP’s consolidated financial condition or results of operations taken as a whole.

In June 2011, the FASB issued Accounting Standards Update (ASU) No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. This ASU allows an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. The amendments do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. ASU 2011-05 is applied retrospectively. The amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. MAA LP adopted ASU 2011-05 during the reporting period ended December 31, 2011, and this changed the presentation of MAA LP’s financial statements but not MAA LP’s consolidated financial condition or results of operations taken as a whole.

In November 2011, the FASB issued Accounting Standards Update (ASU) No. 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. This ASU supersedes certain paragraphs in ASU 2011-05 addressing reclassification adjustments out of accumulated other comprehensive income. The effective dates and changes to MAA LP’s presentation are the same as noted in ASU 2011-05 above.

In May 2011, the FASB issued Accounting Standards Update (ASU) No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The amendments change the wording, mainly for clarification, used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. For many of the requirements, the Board does not intend for the amendments in this update to result in a change in the application of the requirements in ASU 2011-04. The amendments in this ASU are to be applied prospectively. The amendments are effective during interim and annual periods beginning after December 15, 2011. MAA LP has adopted ASU 2011-04 for the interim and annual periods of fiscal year 2012. The adoption of ASU 2011-04 has not had a material impact on MAA LP’s consolidated financial condition or results of operations taken as a whole.

2.	STOCK BASED COMPENSATION

MAA LP accounts for stock based employee compensation plans in accordance with accounting standards governing stock based compensation. These standards require an entity to measure the cost of employee services received in exchange for an award of an equity instrument based on the award’s fair value on the grant date and recognize the cost over the period during which the employee is required to provide service in exchange for the award, which is generally the vesting period. Any liability awards issued are remeasured at each reporting period. Any common shares issued under MAA’s stock based compensation plans result in MAA LP issuing a corresponding MAA LP unit on a one-for-one basis. MAA LP records its portion of the expenses presented below based on the allocation of General and Administrative expenses. See further discussion on allocation of General and Administrative expenses in Financial Statements and Supplementary Data — Notes to Consolidated Financial Statements, Note 1.

Incentive Plans Overview and Summary

MAA’s stock compensation plans consist of an employee stock purchase plan and a number of incentives provided to attract and retain independent directors, executive officers and key employees. Incentives are currently granted under the 2004 Stock Plan which was approved at the May 24, 2004 Annual Meeting of Shareholders. This plan replaced the 1994 Restricted Stock and Stock Option Plan (collectively, the “Plans”) under which no further awards may be granted as of January 31, 2004. The 1994 Restricted Stock and Stock Option Plan allowed for the grant of restricted stock and stock options up to a total of 2.4 million shares. The 2004 Stock Plan allows for the grant of restricted stock and stock options up to a total of 500,000 shares. MAA believes that such awards better align the interests of MAA LP’s employees with those of MAA’s shareholders.

In general, restricted stock is earned based on either a service condition, performance condition, or a market condition, or a combination thereof, and vests ratably over multiple periods. Service based awards are earned when the employee remains employed over the requisite service period and are valued on the grant date based upon the market price of MAA common stock on the date of grant. Market based awards are earned when MAA reaches a specified stock price or specified return on the stock price (price appreciation plus dividends) and are valued on the grant date using a Monte Carlo simulation. Performance based awards are earned when MAA reaches certain operational goals such as EPS or FFO targets and are value based upon the market price of MAA common stock on the date of grant and considers the probability of reaching the stated targets. MAA LP remeasures the fair value of the performance based awards each balance sheet date with adjustments made on a cumulative basis until the award is settled and the final compensation is known.

Compensation expense is generally recognized for service based awards using the straight-line method over the vesting period of the shares regardless of cliff or ratable vesting distinctions. Compensation expense for market and performance based awards is recognized using the accelerated amortization method with each vesting tranche valued as a separate award, with a separate vesting date, consistent with the estimated value of the award at each period end. Additionally, the Company adjusts compensation expense for estimated and actual forfeitures for all awards.

Awards that allow employees to sell shares of vested restricted stock back to MAA in excess of the amount required to cover the participant’s statutory minimum tax withholdings upon vesting of the shares require liability accounting and are marked to market each reporting period. Awards that do not allow for share repurchases are classified as equity and are generally valued based on grant date fair value and are not adjusted to market each reporting period.

Total compensation costs under the Plans were approximately $2,214,000, $4,038,000 and $3,731,000, of which $1,981,000, $3,612,000, and $3,306,000 was allocated to MAA LP for the years ended December 31, 2012, 2011 and 2010, respectively. As of December 31, 2012, the total unrecognized compensation cost related to the Plans was approximately $2,513,000. This cost is expected to be recognized over the remaining weighted average period of 1.4 years and will be allocated to MAA subsidiaries including MAA LP as part of the allocation of MAA General and administrative expenses. Any other unrecognized costs will be allocated in this same manner. Total cash paid for the settlement of plan shares totaled $995,000, $1,604,000, $321,000 for the years ended December 31, 2012, 2011, and 2010 respectively. Information concerning specific grants under the Plans is listed below.

Employee Stock Purchase Plan

The Mid-America Apartment Communities, Inc. Employee Stock Purchase Plan, or ESPP, provides a means for employees to purchase common stock of MAA at a discounted price. The Board of Directors has authorized the issuance of 150,000 shares for the plan. The ESPP is administered by the Compensation Committee of the Board of Directors who may annually grant options to employees to purchase up to an aggregate of 15,000 shares of common stock at a price equal to 85% of the market price of the common stock. Shares are purchased semi-annually on the last market day of June and December. The plan determines the purchase price using one of three measurement formulas based on the market activity during the measurement period. The variability caused by the combination of varying number of participants, market price fluctuations and potential changes in formula used each measurement period makes it not possible to reasonably estimate fair value at the grant date. During the years ended December 31, 2012, 2011 and 2010, 6,019 shares, 5,732 shares and 5,279 shares, respectively, were purchased through the ESPP. The plan does not meet the criteria to be a noncompensatory plan and therefore compensation cost of approximately $46,000, $59,000, and $44,000 was recognized for the years ended December 31, 2012, 2011 and 2010, respectively.

Options

All option awards made under the Plans have been granted with the exercise price equal to the market price on the date of grant. The options vest over five years of continuous service at a rate of 10%, 10%, 20%, 30% and 30%, and expire ten years from grant date. MAA issues new shares when options are exercised. Dividends are not paid on unexercised options.

The fair value of each option award is estimated on the grant date using the Black-Scholes method. Volatility is based on the historical volatility of MAA’s common stock. Expected life of the option is estimated using historical data to estimate option exercise and employee termination. MAA uses a U.S. constant-maturity Treasury close to the same expected life of the option to represent the risk-free rate. Turnover is based on the historical rate at which options are exercised. MAA uses its current dividend yield at the time of grant to estimate the dividend yield over the life of the option. No options were granted during 2012, 2011 or 2010.

No options were exercised or outstanding during the year ended December 31, 2012. Cash received from the exercise of options for the year ended December 31, 2011 and 2010 was approximately $407,000 and $174,000, respectively.

Key Management 2002 Restricted Stock Plan

In 2002, MAA issued 97,881 restricted shares of common stock to key managers and executive officers with a grant date fair value of $25.65 per share. The grant date fair value was determined by the closing trading price of MAA’s shares on the day prior to the date of the grant. These shares vest 20% on March 31 of each year for five consecutive years beginning in 2008. Recipients receive dividend payments on the shares of restricted stock prior to vesting. This plan was modified on August 2, 2011 recategorizing 7,316 of the shares previously categorized as a liability to equity due to the discontinuation of a practice allowing participants to sell shares of vested restricted stock back to MAA in excess of the amount required to cover the participant’s taxes upon vesting of the shares. No other plan terms were changed. The new grant date fair value for these shares is $69.37 per share. The grant date fair value was determined by the closing trading price of MAA’s shares on the modification date. All remaining shares were earned and issued by the modification date and therefore the valuation was calculated on issued plan shares adjusted for forfeitures based on the historical experience for turnover by the key managers and executive officers. No additional compensation cost was recognized as a result of this modification.

A summary of the status of the Key Management 2002 Restricted Stock Plan nonvested shares as of December 31, 2012, and the changes for the year ended December 31, 2012, is presented below:

Nonvested Shares	Shares	Weighted Average Grant Date Fair Value
Nonvested at January 1, 2012	16,379	$45.17
Granted	—	—
Vested	(16,379)	45.17
Forfeited	—	—

Nonvested at December 31, 2012	—	$—

As of December 31, 2012, there was no unrecognized compensation cost related to nonvested shares granted. The total fair value of equity shares vesting plus the settlement of liabilities during the years ended December 31, 2012, 2011 and 2010 was approximately $740,000, $702,000 and $611,000, respectively.

Director Restricted Stock Plan

Non-employee Directors elected to the Board of Directors receive an annual grant of restricted shares of common stock. The annual grants were equivalent to $40,000 per non-employee Director in 2010, $50,000 per non-employee Director in 2011, and $60,000 per non-employee Director in 2012. Directors have the right to receive their grants either in restricted shares of common stock of MAA that will vest after one year of service on the Board of Directors or have them issued into a deferred compensation plan.

A summary of the status of the Director Restricted Stock Plan nonvested restricted shares of common stock as of December 31, 2012, and the changes for the year ended December 31, 2012, is presented below:

Nonvested Shares	Shares	Weighted Average Grant-Date Fair Value
Nonvested at January 1, 2012	2,976	$67.16
Granted and issued	5,340	67.36
Vested	(2,976)	67.16
Forfeited	—	—

Nonvested at December 31, 2012	5,340	$67.36

As of December 31, 2012, there was approximately $166,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted. This cost is expected to be recognized over the remaining weighted average period of 0.2 years. The total fair value of shares vesting during the years ended December 31, 2012, 2011 and 2010, was approximately $200,000, $200,000 and $120,000, respectively.

Key Management 2008 Restricted Stock Plan

In 2008, the Board of Directors adopted the 2008 Key Management Restricted Stock Plan, or the 2008 Plan, a long-term incentive program for key managers and executive officers. The 2008 Plan consists of both an annual and three year program. Under the annual program participants can earn both service and market based shares of restricted stock. The service based shares are awarded at the beginning of the 2008 Plan with the timing of vesting dependent on employment and total shareholder return performance. The earning of restricted shares under the market based program is based on employment and total shareholder return performance. No shares were earned through the annual market program. Participation in the three year program is limited to the executive officers and awards shares of restricted stock based upon both MAA’s total shareholder return performance over a three year period and that performance in relation to that of MAA’s peers. Any shares earned through the three year program were issued on January 3, 2012 and will vest 25% annually beginning on January 1, 2013. Recipients will receive dividend payments on any restricted shares of common stock earned and issued during the restriction periods. On July 1, 2008, MAA issued 15,920 restricted shares of common stock under the annual service based program of the 2008 Plan. On January 3, 2012, MAA issued 17,343 restricted shares of common stock under the three year program of the 2008 Plan.

The fair value of the stock award was estimated on the grant date using a multifactor Monte Carlo simulation. The valuation used an interest rate term structure as of July 1, 2008 based on a zero coupon risk-free rate to represent the risk-free rate for the simulation which varied between 1.95% for 0.25 years to 3.24% for 4.00 years. The dividend yield assumption was 4.669% and was based on the closing stock price of $52.69 on July 1, 2008. Volatility for MAA and its peers was obtained by using a blend of both historical and implied volatility calculations. Historical volatility was based on the standard deviation of daily total continuous returns and implied volatility was based on the trailing month average of interpolating between the volatilities implied by stock call option contracts that were closest to the terms and closest to the money. Volatility for MAA was 34.87% for year 1, 30.92% for year 2, 29.63% for year 3, and 28.61% for year 4. Volatilities for its peers ranged from 25.05% to 49.94%. The requisite service period of the 2008 Plan is based on the criteria for the separate programs and is 5.5 years for the annual service based program, 2.5 years for the annual market based program and 7.5 years for the three-year program. Turnover is based on the historical experience for the key managers and executive officers.

This plan was modified on August 2, 2011, recategorizing 6,374 of the shares previously categorized as a liability to equity due to the discontinuation of a practice allowing participants to sell shares of vested restricted stock back to MAA in excess of the amount required to cover the participant’s taxes upon vesting of the shares.

No other plan terms were changed. The new grant date fair value for these shares is $69.37 per share. The grant date fair value was determined by the closing trading price of MAA’s shares on the modification date as all market conditions had been determined at such time. The measurement period was completed and all earned shares were issued by the modification date and the valuation was calculated on issued plan shares adjusted for forfeitures based on the historical experience for turnover by the key managers and executive officers. No additional compensation cost was recognized as a result of this modification.

A summary of the status of the Key Management 2008 Restricted Stock Plan nonvested restricted shares of common stock as of December 31, 2012, and the changes for the year ended December 31, 2012, is presented below:

Nonvested Shares	Shares	Weighted Average Grant Date Fair Value
Nonvested at January 1, 2012	11,089	$63.20
Issued	17,343	52.69
Vested	(11,492)	56.56
Forfeited	(260)	69.37

Nonvested at December 31, 2012	16,680	$56.75

As of December 31, 2012, there was approximately $234,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted. The $234,000 unrecognized cost will be recognized accordingly over the remaining weighted average period of 1.0 years. The total fair value of equity shares vesting plus the settlement of liabilities during the years ended December 31, 2012 and 2011 was approximately $650,000 and $230,000, respectively. No shares vested or were settled during the years ended December 31, 2010.

Key Management 2010 Restricted Stock Plan

In 2010, the Board of Directors adopted the 2010 Key Management Restricted Stock Plan, or the 2010 Plan, a long-term incentive program for key managers and executive officers. Under the 2010 Plan participants can earn both service and market based shares of restricted stock. The service based shares are awarded at the beginning of the 2010 Plan with the timing of vesting dependent on employment and total shareholder return performance. The earning of restricted shares under the market program is based on employment and total shareholder return performance. Recipients receive dividend payments on any shares of restricted stock earned and issued during the restriction periods. On March 23, 2010, MAA issued 18,171 shares of restricted stock under the service based program of the 2010 Plan. On January 3, 2011, MAA issued 37,002 shares of restricted stock under the market program of the 2010 Plan. All shares, including service shares, vest 50% annually beginning on January 1, 2011.

The fair value of the stock award was estimated on the grant date using a Monte Carlo simulation. The valuation used an interest rate term structure as of March 23, 2010 based on a zero coupon risk-free rate to represent the risk-free rate for the simulation which varied between 0.14% for 0.25 years to 0.41% for 1.0 year. The dividend yield assumption was 4.52% and was based on the closing stock price of $54.38 on March 23, 2010. Volatility for MAA was obtained by using a blend of both historical and implied volatility calculations. Historical volatility was based on the standard deviation of daily total continuous returns and implied volatility was based on the trailing month average of interpolating between the volatilities implied by stock call option contracts that were closest to the terms and closest to the money. Volatility for MAA was 24.12% for 0.50 years, 27.14% for 0.75 years and 35.65% for 1.00 year. The requisite service period of the 2010 Plan is based on the criteria for the separate programs and is 1.79 years for the service and market based programs. Turnover is based on the historical experience for the key managers and executive officers.

This plan was modified on August 2, 2011 recategorizing 18,720 of the shares previously categorized as a liability to equity due to the discontinuation of a practice allowing participants to sell shares of vested restricted stock back to MAA in excess of the amount required to cover the participant’s taxes upon vesting of the shares. No other plan terms were changed. The new grant date fair value of these shares is $69.37 per share. The grant date fair value was determined by the closing trading price of MAA’s shares on the modification date. The measurement period was completed and all earned shares were issued by the modification date and the valuation was calculated on issued plan shares adjusted for forfeitures based on the historical experience for turnover by the key managers and executive officers. No additional compensation cost was recognized as a result of this modification.

A summary of the status of the Key Management 2010 Restricted Stock Plan nonvested restricted shares of common stock as of December 31, 2012, and the changes for the year ended December 31, 2012, is presented below:

Nonvested Shares	Shares	Weighted Average Grant Date Fair Value
Nonvested at January 1, 2012	26,712	$64.88
Issued	—	—
Vested	(26,712)	64.88
Forfeited	—	—

Nonvested at December 31, 2012	—	$—

As of December 31, 2012, there was no unrecognized compensation cost related to nonvested share-based compensation arrangements granted. The total fair value of equity shares vesting plus the settlement of liabilities during the years ended December 31, 2012 and 2011 was approximately $1,733,000 and $1,689,000, respectively. No shares vested or were settled during the year ended December 31, 2010.

2010 Executive Restricted Stock Plan

In 2010, The Board of Directors of MAA approved a restricted stock grant for certain members of executive management. On March 23, 2010, MAA issued 2,710 shares of restricted common stock to those executive officers with a grant date fair value of $54.38 per share. The grant date fair value was determined by the closing trading price of MAA’s shares on the date of the grant. These shares vest  1/3 rd annually beginning on March 23, 2011. Recipients receive dividend payments on the shares of restricted stock prior to vesting.

A summary of the status of the 2010 Executive Restricted Stock Plan nonvested shares as of December 31, 2012, and the changes for the year ended December 31, 2012, is presented below:

Nonvested Shares	Shares	Weighted Average Grant- Date Fair Value
Nonvested at January 1, 2012	1,806	$54.38
Issued	—	—
Vested	(1,172)	54.38
Forfeited	—	—

Nonvested at December 31, 2012	634	$54.38

As of December 31, 2012, there was approximately $8,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted. This cost is expected to be recognized over the remaining weighted average period of 0.1 years. The total fair value of shares vesting during the years ended December 31, 2012 and 2011 was approximately $64,000 and $49,000, respectively. No shares vested during the year ended December 31, 2010.

Key Management 2011 Restricted Stock Plan

In 2011, the Board of Directors adopted the 2011 Key Management Restricted Stock Plan, or the 2011 Plan, a long-term incentive program for key managers and executive officers. Under the 2011 Plan participants can earn both performance and market based shares of restricted stock. The earning of restricted shares under the performance program is based on employment and relative FFO per share performance. The earning of restricted shares under the market program is based on employment and both absolute and relative total shareholder return performance. On March 1, 2012, MAA issued 25,355 shares of restricted stock that vest 50% annually beginning on March 1, 2012. Recipients will receive dividend payments on any shares of restricted stock earned and issued during the restriction periods.

The fair value of the performance based stock award was estimated using the grant date stock price of $63.96 and the probability of MAA reaching the plan’s FFO targets. The fair value of the market based stock award was estimated on the grant date using a Monte Carlo simulation. The valuation used an interest rate term structure as of January 3, 2011 based on a zero coupon risk-free rate to represent the risk-free rate for the simulation which varied between 0.13% for 0.25 years to 0.28% for 1.0 year. The dividend yield assumption was 3.92% for MAA and was based on the closing stock price of $63.96 on January 3, 2011. Volatility for MAA was obtained by using a blend of both historical and implied volatility calculations. Historical volatility was based on the standard deviation of daily total continuous returns and implied volatility was based on the trailing month average of interpolating between the volatilities implied by stock call option contracts that were closest to the terms and closest to the money. Volatility for MAA was 22.56% for six months, 24.14% for nine months and 23.46% for twelve months. The requisite service period of the 2011 Plan is based on the criteria for the separate programs and is 2.2 years. Turnover is based on the historical experience for the key managers and executive officers.

This plan was modified on August 2, 2011 recategorizing shares for 52 participants previously categorized as a liability to equity due to the discontinuation of a practice allowing participants to sell shares of vested restricted stock back to MAA in excess of the amount required to cover the participant’s taxes upon vesting of the shares. No other plan terms were changed. The new grant date fair value is $69.37 per share. The grant date fair value was determined by the closing trading price of MAA’s shares on the modification date. The fair value of the modified performance based award was estimated using the grant date stock price of $69.37 and the probability of MAA reaching the plan’s FFO targets. The fair value of the modified market based award was estimated on the grant date using a Monte Carlo simulation. The valuation used an interest rate term structure as of August 2, 2011 based on a zero coupon risk-free rate to represent the risk-free rate for the simulation which varied between 0.06% for 0.25 years to 0.16% for 1.00 year. The dividend yield assumption was 3.618% for MAA and was based on the closing stock price of $69.37 on August 2, 2011. Volatility for MAA was obtained by using a blend of both historical and implied volatility calculations. Historical volatility was based on the standard deviation of daily total continuous returns and implied volatility was based on the trailing month average of interpolating between the volatilities implied by stock call option contracts that were closest to the terms and closest to the money. Volatility for MAA was 18.47% for six months, 18.16% for nine months and 18.71% for twelve months. The requisite service period of the modified 2011 Plan is based on the criteria for the separate programs and is 1.6 years. Turnover is based on the historical experience for the key managers and executive officers. No additional compensation cost was recognized as a result of this modification.

A summary of the status of the 2011 Plan nonvested shares as of December 31, 2012, and the changes for the year ended December 31, 2012, is presented below:

Nonvested Shares	Shares	Weighted Average Grant-Date Fair Value
Nonvested at January 1, 2012	—	$—
Issued	25,355	68.68
Vested	(13,559)	68.62
Forfeited	(775)	69.37

Nonvested at December 31, 2012	11,021	$68.72

As of December 31, 2012, there was approximately $89,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted. MAA’s policy is to recognize compensation cost over the requisite service period for each portion of an award which contains a market or performance condition. The $89,000 unrecognized cost will be recognized accordingly over the remaining weighted average period of 0.1 years. The total fair value of shares vesting during the year ended December 31, 2012 was approximately $930,000. No equity shares vested and no liabilities settled during the years ended December 31, 2011 and 2010.

Key Management 2012 Restricted Stock Plan

In 2012, the Board of Directors adopted the 2012 Key Management Restricted Stock Plan, or the 2012 Plan, a long-term incentive program for key managers and executive officers. Under the 2012 Plan, participants can earn both service and market based shares of restricted stock. The earning of restricted shares under the market program is based on employment and both absolute and relative total shareholder return performance during 2012. Any market and service based shares earned will be issued on January 10, 2013 and will vest 25% annually beginning on January 10, 2014. Recipients will receive dividend payments on any shares of restricted stock earned and issued during the restriction periods.

The fair value of the market stock award was estimated on the January 3, 2012 grant date using a Monte Carlo simulation. The valuation used an interest rate term structure as of January 3, 2012 based on a zero coupon risk-free rate to represent the risk-free rate for the simulation which varied between 0.00% for 0.25 years to 0.17% for 1.0 year. The dividend yield assumption was 4.19% for MAA and was based on the closing stock price of $62.55 on December 30, 2011. Volatility for MAA was obtained by using a blend of both historical and implied volatility calculations. Historical volatility was based on the standard deviation of daily total continuous returns and implied volatility was based on the trailing month average of daily implied volatilities interpolating between the volatilities implied by stock call option contracts that were closest to the terms shown and closest to the money. Volatility for MAA was 31.17% for one year, and 29.65% for two years. The requisite service period of the 2012 Plan is based on the criteria for the separate programs according to the four year vesting schedule. Turnover is based on the historical experience for the key managers and executive officers.

As of December 31, 2012, there was approximately $2,017,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted. MAA’s policy is to recognize compensation cost over the requisite service period for each portion of an award. The $2,017,000 unrecognized cost will be recognized accordingly over the remaining weighted average period of 1.6 years. No shares were issued or have vested as of December 31, 2012.

3.	REAL ESTATE JOINT VENTURES

In 2007, MAA LP entered into a joint venture, Mid-America Multifamily Fund I, LLC, or Fund I, with institutional capital in which MAA LP owns a 33.33% interest. As of December 31, 2012, Fund I owned two properties with a combined total of 626 units. MAA LP does not expect to make further investments through Fund I.

In 2009, MAA LP entered into a joint venture, Mid-America Multifamily Fund II, LLC, or Fund II, with institutional capital in which MAA LP also owns a 33.33% interest. As of December 31, 2012, Fund II had owned four properties with a combined total of 1,156 units.

In 2012, MAA LP entered into a joint venture, Mid-America Multifamily Fund III, LLC, or Fund III, with institutional capital in which MAA LP also owns a 33.33% interest. As of December 31, 2012, Fund III had not acquired any properties.

The income, contributions, distributions and ending investment balances related to MAA LP’s joint ventures consisted of the following for the years ended December 31, 2012, 2011, and 2010 (dollars in thousands):

	2012
	Fund I	Fund II	Fund III	Total
Joint venture (loss) gain	$(413)	$190	$—	$(223)
Gain on joint venture asset dispositions	—	4,146	—	4,146
Management fee income	281	618	—	899
Asset and acquisition fees	225	121	—	346
Contributions to joint venture	(74)	(139)	(5)	(218)
Distributions from joint venture	183	12,167	—	12,350
Investment in at December 31	4,727	105	5	4,837
Advances to at December 31	—	—	—	—

	2011
	Fund I	Fund II	Fund III	Total
Joint venture (loss) gain	$(419)	$(188)	$—	$(607)
Gain on joint venture asset dispositions	—	14	—	14
Management fee income	275	742	—	1,017
Asset and acquisition fees	231	322	—	553
Contributions to joint venture	(85)	(1,425)	—	(1,510)
Distributions from joint venture	164	1,238	—	1,402
Investment in at December 31	5,249	11,757	—	17,006
Advances to at December 31	—	—	—	—

	2010
	Fund I	Fund II	Fund III	Total
Joint venture (loss) gain	$(555)	$(594)	$—	$(1,149)
Gain (loss) on joint venture asset dispositions	1	(359)	—	(358)
Management fee income	259	421	—	680
Asset and acquisition fees	235	573	—	808
Contributions to joint venture	(88)	(12,042)	—	(12,130)
Distributions from joint venture	93	1,642	—	1,735
Investment in at December 31	5,747	11,758	—	17,505
Advances to at December 31	—	—	—	—

4.	BORROWINGS

MAA LP maintains a total of $864.0 million of secured credit facilities with Prudential Mortgage Capital, credit enhanced by FNMA, or FNMA Facilities. The FNMA Facilities provide for both fixed and variable rate borrowings and have FNMA rate tranches with maturities from 2013 through 2018. The interest rate on the majority of the variable portion renews every 90 days and is based on the FNMA discount mortgage backed security rate on the date of renewal, which, for MAA LP, has historically approximated three-month LIBOR less an average of 0.17% over the life of the FNMA Facilities, plus a fee of 0.49% to 0.67%. Borrowings under the FNMA Facilities totaled $584.8 million at December 31, 2012, consisting of $50.0 million under a fixed portion at a rate of 4.7%, and the remaining $534.8 million under the variable rate portion of the facility at an average rate of 0.8%. The available borrowing capacity at December 31, 2012, was $584.8 million. Commitment fees related to MAA LP’s unused FNMA Facilities totaled $362,000 for the year ended December 31, 2012. MAA LP has 9 interest rate swap agreements, totaling a notional amount of $275 million designed to fix the interest rate on a portion of the variable rate borrowings outstanding under the FNMA Facilities at approximately 4.5%. The interest rate swaps have maturities between 2013 and 2015. The swaps are highly effective and are designed as cash flow hedges. MAA LP has also entered into 20 interest rate caps totaling a notional amount of $253 million which are designed to cap a portion of the FNMA Facilities. These interest rate caps have maturities between 2013 and 2018 and ten are set at 6.0%, eight set at 4.5%, and two set at 5.0%. The FNMA Facilities are subject to certain borrowing base calculations that can effectively reduce the amount that may be borrowed.

MAA LP has a $200.0 million credit facility with Freddie MAC, or Freddie Mac Facility. At December 31, 2012, MAA LP had $198.2 million borrowed against the Freddie Mac Facility at an interest rate of 0.7%. Commitment fees related to MAA LP’s Freddie Mac Facility totaled $3,000 for the year ended December 31, 2012. MAA LP has 8 interest rate swap agreements, totaling a notional amount of $134.0 million designed to fix the interest rate on a portion of the variable rate borrowings outstanding under the Freddie Mac Facility at approximately 4.4%. The interest rate swaps expire in 2013 and 2014. MAA LP has also entered into one interest rate cap totaling a notional amount of $15.0 million which is designated against the Freddie Mac Facility. This interest rate cap has a 2014 maturity and is set at 5.0%.

MAA LP also maintains a $325.0 million unsecured credit facility with nine banks led by Key Bank National Association (Key Bank). The Key Bank Credit Line bears an interest rate of LIBOR plus a spread of 1.05% to 1.85% based on a leveraged based pricing grid. This credit line expires in November 2015 with a one year extension option. At December 31, 2012, MAA LP had $323.6 million available to be borrowed under the Key Bank Line agreement with $23.0 million borrowed under this facility. Approximately $1.4 million of the facility is used to support letters of credit. Commitment fees related to this facility totaled $739,000 for the year ended December 31, 2012.

Each of MAA LP’s credit facilities is subject to various covenants and conditions on usage. If MAA were to fail to satisfy a condition to borrowing, the available credit under one or more of the facilities could not be drawn, which could adversely affect MAA LP’s liquidity. Moreover, if MAA were to fail to make a payment or violate a covenant under a credit facility, after applicable cure periods, one or more of its lenders could declare a default, accelerate the due date for repayment of all amounts outstanding and/or foreclose on properties securing such facilities. Any such event could have a material adverse effect on MAA LP. MAA LP believes it was in compliance with these covenants and conditions on usage at December 31, 2012.

At December 31, 2012, MAA LP had $372.4 million of fixed rate conventional property mortgages with an average interest rate of 4.8% and an average maturity of 2019 and a $15.2 million variable rate mortgage with an embedded cap rate of 7.0% at an interest rate of 3.6% with a maturity in 2015.

At December 31, 2012, MAA LP had $55.8 million (after considering the impact of interest rate swap and cap agreements in effect) of conventional, secured variable rate debt outstanding at an average interest rate of 0.7%, $213.1 million of capped conventional, secured variable rate debt at an average interest rate of 1.0%, and $70.3 million of capped tax-free variable rate debt at an average rate of 0.9%. The interest rate on all other secured debt, totaling $831.4 million, was hedged or fixed at an average interest rate of 5.0%. Additionally, MAA LP had $460.0 million of senior unsecured notes and term loans fixed at an average interest rate of 3.8% and a $23.0 million variable rate credit facility with an average interest rate of 1.5%.

As of December 31, 2012, the weighted average interest rate on MAA LP’s debt was 3.8%.

The following table summarizes MAA LP’s indebtedness at December 31, 2012, (dollars in thousands):

	Borrowed Balance	Effective Rate	Contract Maturity
Fixed Rate Secured Debt
Individual property mortgages	$372,382	4.8%	8/29/2019
FNMA conventional credit facilities	50,000	4.7%	3/31/2017
Credit facility balances managed with interest rate swaps
LIBOR-based interest rate swaps	409,000	5.3%	2/3/2014

Total fixed rate secured debt	831,382	5.0%	10/10/2016

Variable Rate Secured Debt (1)
FNMA conventional credit facilities	189,721	0.8%	4/20/2016
FNMA tax-free credit facilities	70,096	0.9%	8/10/2031
Freddie Mac credit facilities	64,247	0.7%	7/1/2014
Freddie Mac mortgage	15,200	3.6%	12/10/2015

Total variable rate secured debt	339,264	0.9%	2/8/2019

Total Secured Debt	$1,170,646	3.9%	6/14/2017

Unsecured Debt
Variable rate credit facility	23,000	1.5%	11/1/2015
Term loan fixed with swaps	150,000	2.4%	3/1/2017
Fixed rate senior private placement bonds	310,000	4.5%	7/27/2021

Total Unsecured Debt	$483,000	3.7%	12/5/2019

Total Outstanding Debt	$1,653,646	3.8%	3/5/2018

(1)	Includes capped balances

The following table summarizes interest rate ranges and maturity of MAA LP’s indebtedness at December 31, 2012 and the balance of MAA LP’s indebtedness at December 31, 2011 (dollars in millions):

	At December 31, 2012
	Actual Interest Rates	Current Average Interest Rate	Maturity	Balance	Balance at December 31, 2011
Fixed Rate:
Taxable Secured	3.51 - 6.21%	4.82%	2014-2035	$422.4	$403.0
Unsecured	3.15 - 5.57%	4.51%	2017-2024	310.0	135.0
Interest rate swaps	4.38 - 6.63%	5.57%	2013-2017	559.0	569.8

				$1,291.4	$1,107.8

Variable Rate: (1)
Taxable	0.66 - 1.13%	0.73%	2013-2033	71.0	264.3
Interest rate caps	0.72 - 0.94%	0.85%	2013-2033	268.2	257.4
Unsecured	1.46%	1.46%	2015	23.0	—

				$362.2	$521.7

				$1,653.6	$1,629.5

(1)	Amounts are adjusted to reflect interest rate swap and cap agreements in effect at December 31, 2012, and 2011, respectively which results in MAA LP paying fixed interest payments over the terms of the interest rate swaps and on changes in interest rates above the strike rate of the cap. Rates and maturities for capped balances are for the underlying debt, unless the strike rate has been reached.

The following table includes scheduled principal repayments on the borrowings at December 31, 2012, as well as the amortization of the fair market value of debt assumed (dollars in thousands):

Year	Amortization	Maturities	Total
2013	$5,217	$1,278	$6,495
2014	4,868	369,192	374,060
2015	4,493	193,700	198,193
2016	5,138	82,328	87,466
2017	6,966	154,738	161,704
Thereafter	15,701	810,027	825,728

	$42,383	$1,611,263	$1,653,646

MAA LP has additional requirements related to $20.2 million of tax-free bonds issued by MAA but held within the FNMA facility. These amounts are not included in MAA LP’s debt discussion above or within MAA LP’s Consolidated Balance Sheets as MAA LP is not the legal borrower of the bonds; however, because of MAA LP’s obligations under the FNMA facility, MAA LP could be required to pay related principal, interest, and other costs if MAA were to default on its payments.

5.	DERIVATIVES AND HEDGING ACTIVITIES

Risk Management Objective of Using Derivatives

MAA LP is exposed to certain risk arising from both its business operations and economic conditions. MAA LP principally manages its exposure to a wide variety of business and operational risks through management of its core business activities. MAA LP manages economic risks, including interest rate, liquidity and credit risk, primarily by managing the amount, sources and duration of its debt funding and the use of derivative financial instruments. Specifically, MAA LP enters into derivative financial instruments to manage exposures that arise from business activities that result in the payment of future contractual and forecasted cash amounts, principally related to its borrowings, the value of which are determined by changing interest rates.

Cash Flow Hedges of Interest Rate Risk

MAA LP’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, MAA LP uses interest rate swaps and interest rate caps as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable amounts from a counterparty in exchange for MAA LP making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. Interest rate caps designated as cash flow hedges involve the receipt of variable amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an upfront premium.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in Accumulated other comprehensive income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During the years ended December 31, 2012, 2011 and 2010, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. During the years ended December 31, 2012, 2011 and 2010, MAA LP recorded ineffectiveness of $39,000, $188,000 and $235,000, respectively, as an increase to interest expense attributable to a mismatch in the underlying indices of the derivatives and the hedged interest payments made on its variable-rate debt.

During the year ended December 31, 2012, MAA LP also had 6 interest rate caps with a total notional amount of $31.7 million, (four of these caps with a collective notional amount of $23.8 million matured during the fourth quarter of 2012), where only the changes in intrinsic value are recorded in Accumulated other comprehensive income. Changes in fair value of these interest rate caps due to changes in time value (e.g. volatility, passage of time, etc.) are excluded from effectiveness testing and are recognized directly in earnings. During the years ended December 31, 2012, 2011 and 2010, MAA LP recorded losses of less than $1,000, $7,000 and $34,000, respectively, due to changes in the time value of these interest rate caps.

Amounts reported in Accumulated other comprehensive income related to derivatives designated in qualifying cash flow hedges will be reclassified to Interest expense as interest payments are made on MAA LP’s variable-rate debt. During the next twelve months, MAA LP estimates that an additional $15.2 million will be reclassified to earnings as an increase to Interest expense, which primarily represents the difference between MAA LP’s fixed interest rate swap payments and the projected variable interest rate swap payments.

All interest rate cap discussions below include two caps that are designated as hedges of MAA debt and therefore do not show up in the debt schedules for MAA LP. These two hedges will still be included in the derivative discussion as the actual derivative instruments belong to MAA LP.

As of December 31, 2012 MAA LP had the following outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk:

Interest Rate Derivative	Number of Instruments	Notional
Interest Rate Caps	14	$232,576,000
Interest Rate Swaps	20	$559,000,000

Non-designated Hedges

Derivatives not designated as hedges are not speculative and are used to manage the Company’s exposure to interest rate movements and other identified risks but do not meet the strict hedge accounting requirements of FASB ASC 815, Derivatives and Hedging. Changes in the fair value of derivatives not designated in hedging relationships are recorded directly in earnings and resulted in losses of $66,000 and $24,000 for the years ended December 31, 2012 and 2011, respectively. MAA LP did not have any derivatives not designated as hedges for the year ended December 31, 2010.

As of December 31, 2012 MAA LP had the following outstanding interest rate derivatives that were not designated as hedges:

Interest Rate Derivative	Number of Instruments	Notional
Interest Rate Caps	9	$55,875,000

Tabular Disclosure of Fair Values of Derivative Instruments on the Balance Sheet

The table below presents the fair value of MAA LP’s derivative financial instruments as well as their classification on the Consolidated Balance Sheet as of December 31, 2012 and December 31, 2011, respectively: (dollars in thousands)

	Asset Derivatives			Liability Derivatives
		31-Dec-12	31-Dec-11		31-Dec-12	31-Dec-11
Derivatives designated as hedging instruments	Balance Sheet Location	Fair Value	Fair Value	Balance Sheet Location	Fair Value	Fair Value
Interest rate contracts	Other assets	$245	$975	Fair market value of interest rate swaps	$21,423	$33,095

Total derivatives designated as hedging instruments		$245	$975		$21,423	$33,095

Derivatives not designated as hedging instruments
Interest rate contracts	Other assets	$43	$43		$—	$—

Total derivatives not designated as hedging instruments		$43	$43		$—	$—

Tabular Disclosure of the Effect of Derivative Instruments on the Statement of Operations

The tables below present the effect of MAA LP’s derivative financial instruments on the Consolidated Statement of Operations for the years ended December 31, 2012, 2011 and 2010, respectively: (dollars in thousands)

Derivatives in Cash Flow Hedging Relationships Years ended December 31,	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion)			Location of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)			Location of Gain or (Loss Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)
	2012	2011	2010		2012	2011	2010		2012	2011	2010
Interest rate contracts	$(8,409)	$(13,951)	$(35,538)	Interest expense	$(20,107)	$(27,639)	$(34,021)	Interest expense	$(39)	$(195)	$(269)

Total derivatives in cash flow hedging relationships	$(8,409)	$(13,951)	$(35,538)		$(20,107)	$(27,639)	$(34,021)		$(39)	$(195)	$(269)

Derivatives Not Designated as Hedging Instruments For the year ended December 31,	Location of Gain or (Loss) Recognized in Income on Derivative	Amount of Gain or (Loss) Recognized in Income on Derivative
		2012	2011	2010
Interest rate products	Interest income/(expense)	$(66)	$(24)	$—
Total		$(66)	$(24)	$—

Credit-risk-related Contingent Features

As of December 31, 2012, derivatives that were in a net liability position and subject to credit-risk-related contingent features had a termination value of $23.5 million, which includes accrued interest but excludes any adjustment for nonperformance risk. These derivatives had a fair value, gross of asset positions, of $21.4 million at December 31, 2012.

Certain of MAA LP’s derivative contracts contain a provision where if MAA LP defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then MAA LP could also be declared in default on its derivative obligations. As of December 31, 2012, MAA LP had not breached the provisions of these agreements. If MAA LP had breached these provisions, MAA LP could have been required to settle its obligations under the agreements at their termination value of $12.3 million.

Certain of MAA LP’s derivative contracts contain a provision where the Company could be declared in default on its derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to the Company’s default on the indebtedness. As of December 31, 2012, MAA LP had not breached the provisions of these agreements. If MAA LP had breached these provisions, MAA LP could have been required to settle its obligations under the agreements at their termination value of $3.2 million.

Certain of MAA LP’s derivative contracts are credit enhanced by either FNMA or Freddie Mac. These derivative contracts require that MAA LP’s credit enhancing party maintain credit ratings above a certain level. If MAA LP’s credit support providers were downgraded below Baa1 by Moody’s or BBB+ by Standard & Poor’s, or S&P, MAA LP may be required to either post 100 percent collateral or settle the obligations at their termination value of $20.3 million as of December 31, 2012. Both FNMA and Freddie Mac are currently rated Aaa by Moody’s and AA+ by S&P, and therefore, the provisions of this agreement have not been breached and no collateral has been posted related to these agreements as of December 31, 2012.

Although MAA LP’s derivative contracts are subject to master netting arrangements, which serve as credit mitigants to both MAA LP and its counterparties under certain situations, MAA LP does not net its derivative fair values or any existing rights or obligations to cash collateral on the consolidated balance sheet.

Other Comprehensive Income

MAA LP’s other comprehensive income consists entirely of gains and losses attributable to the effective portion of its cash flow hedges. The chart below shows the change in the balance for the years ended December 31, 2012, 2011, and 2010:

Changes in Accumulated Other Comprehensive Income by Component For the year ended December 31,	Affected Line Item in the Consolidated Statements Of Operations	Gains and Losses on Cash Flow Hedges
		2012	2011	2010
Beginning balance		$(38,579)	$(52,267)	$(50,750)

Other comprehensive income before reclassifications		(8,409)	(13,951)	(35,538)
Amounts reclassified from accumulated other comprehensive income (interest rate contracts)	Interest (income)/expense	20,107	27,639	34,021
Net current-period other comprehensive income attributable to Mid-America Apartments, L.P.		11,698	13,688	(1,517)

Ending balance		$(26,881)	$(38,579)	$(52,267)

See also discussions in Financial Statements and Supplementary Data – Notes to Consolidated Financial Statements, Note 6.

6.	Fair Value Disclosure of Financial Instruments

Cash and cash equivalents, restricted cash, accounts payable, accrued expenses and other liabilities and security deposits are carried at amounts that reasonably approximate their fair value due to their short term nature.

On January 1, 2008, MAA LP adopted FASB ASC 820 Fair Value Measurements and Disclosures, or ASC 820. ASC 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. ASC 820 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. ASC 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that MAA LP has the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. MAA LP’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Fixed rate notes payable at December 31, 2012 and December 31, 2011, totaled $732.4 million and $538.0 million, respectively, and had estimated fair values of $777.8 million and $560.2 million (excluding prepayment penalties), respectively, based upon interest rates available for the issuance of debt with similar terms and remaining maturities as of December 31, 2012 and December 31, 2011. The carrying value of variable rate notes payable (excluding the effect of interest rate swap and cap agreements) at December 31, 2012 and December 31, 2011, totaled $921.3 million and $1,091.5 million, respectively, and had estimated fair values of $850.6 million and $1,036.6 million (excluding prepayment penalties), respectively, based upon interest rates available for the issuance of debt with similar terms and remaining maturities as of December 31, 2012 and December 31, 2011.

Currently, MAA LP uses interest rate swaps and interest rate caps (options) to manage its interest rate risk. The valuation of these instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.

The fair values of interest rate options (caps) are determined using the market standard methodology of discounting the future expected cash receipts that would occur if variable interest rates rise above the strike rate of the caps. The variable interest rates used in the calculation of projected receipts on the cap are based on an expectation of future interest rates derived from observable market interest rate curves and volatilities.

To comply with the provisions of ASC 820, MAA LP incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of MAA LP’s derivative contracts for the effect of nonperformance risk, MAA LP has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.

MAA LP has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, and as a result, all of MAA LP’s derivatives held as of December 31, 2012 and December 31, 2011 were classified as Level 2 of the fair value hierarchy.

The table below presents MAA LP’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2012 and December 31, 2011, aggregated by the level in the fair value hierarchy within which those measurements fall.

Assets and Liabilities Measured at Fair Value on a Recurring Basis at December 31, 2012

(dollars in thousands)

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2012
Assets
Derivative financial instruments	$—	$288	$—	$288

Liabilities
Derivative financial instruments	$—	$21,423	$—	$21,423

Assets and Liabilities Measured at Fair Value on a Recurring Basis at December 31, 2011

(dollars in thousands)

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2011
Assets
Derivative financial instruments	$—	$1,018	$—	$1,018

Liabilities
Derivative financial instruments	$—	$33,095	$—	$33,095

The fair value estimates presented herein are based on information available to management as of December 31, 2012 and December 31, 2011. These estimates are not necessarily indicative of the amounts we could ultimately realize. See also Financial Statements and Supplementary Data — Notes to Consolidated Financial Statements, Note 5.

7.	COMMITMENTS AND CONTINGENCIES

MAA LP is not presently subject to any material litigation nor, to management’s knowledge, with advice of legal counsel, is any material litigation threatened against MAA LP. MAA LP is subject to routine litigation arising in the ordinary course of business, some of which is expected to be covered by liability insurance and none of which is expected to have a material adverse effect on MAA LP’s consolidated financial statements.

MAA LP had operating lease expense of approximately $15,000, $18,000, and $18,000 for the years ended December 31, 2012, 2011 and 2010, respectively. MAA LP has commitments of approximately $9,000 in 2013, $10,000 in 2014, and $19,000 thereafter under operating lease agreements outstanding at December 31, 2012. MAA LP also has commitments of $4.1 million in 2013 and $1.4 million in 2014 under development contract agreements outstanding at December 31, 2012.

8.	INCOME TAXES

The taxable income or loss of MAA LP is reported on the tax returns of the partners. Accordingly, no provision has been made in the accompanying financial statements for federal or state income taxes on income that is passed through to the partners.

MAA LP does record excise or franchise taxes on income that results from its operating results as well as real estate taxes on MAA LP’s property.

No provision for federal income taxes has been made in the accompanying consolidated financial statements. MAA has made an election to be taxed as a REIT, under Sections 856 through 860 of the Internal Revenue Code. As a REIT, MAA is generally not subject to federal income tax to the extent that it distributes 100% of its taxable income to its shareholders. MAA must meet certain requirements, including the requirement to distribute at least 90% of its taxable income, to maintain REIT status. If MAA fails to qualify as a REIT in any taxable year, MAA will be subject to the federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates and MAA LP will have to fund the payment of these taxes.

Net income for tax reporting purposes differs from net income reported for financial reporting purposes primarily because of differences in depreciable lives, the tax basis of certain assets and liabilities and in the timing of recognition of earnings upon disposition of properties.

ASC 740-10-50 prescribes a recognition threshold and measurement attribute for the recognition and measurement of tax positions taken in tax returns. MAA and MAA LP have identified and examined their tax positions for all open tax years through December 31, 2009, and concluded that the full benefit of their tax position taken should be recognized in the financial statements. There have been no significant changes in unrecognized tax benefits following the adoption date.

ASC 740-10-50 requires that an enterprise must calculate interest and penalties related to unrecognized tax benefits. The decision regarding where to classify interest and penalties on the income statement is an accounting policy decision that should be consistently applied. Interest and penalties calculated on any future uncertain tax positions will be presented as a component of income tax expense. No interest and penalties are accrued on our balance sheet as of December 31, 2012 and 2011.

MAA LP’s tax years that remain subject to examination for U.S. federal purposes range from 2009 through 2011. MAA’s tax years that remain open for state examination vary but range from 2008 through 2011.

9.	PARTNERS’ CAPITAL

MAA LP Units

Interests in MAA LP are represented by LP Units. As of December 31, 2012, there were 41,453,133 MAA LP units outstanding, 39,721,461 or 95.8% of which were owned by MAA, MAA LP’s general partner. The remaining 1,731,672 MAA LP units were owned by non-affiliated limited partners (“Class A Limited Partners”). As of December 31, 2011, there were 38,540,288 MAA LP units outstanding, 36,602,619 or 95.0% of which were owned by MAA and 1,937,669 of which were owned by the Class A Limited Partners.

MAA, as the sole general partner, has full, complete and exclusive discretion to manage and control the business of MAA LP subject to the restrictions specifically contained within the existing partnership agreement of MAA LP. Unless otherwise stated in the existing partnership agreement of MAA LP, this power includes, but is not limited to, acquiring, leasing, or disposing of any real property; constructing buildings and making other improvements to properties owned; borrowing money, modifying or extinguishing current borrowings, issuing evidence of indebtedness, and securing such indebtedness by mortgage, deed of trust, pledge or other lien on MAA LP’s assets; and distribution of MAA LP cash or other assets in accordance with the existing partnership agreement of MAA LP. MAA can generally, at its sole discretion, issue and redeem MAA LP units and to determine the consideration to be received or the redemption price to be paid, as applicable. The general partner may delegate these and other powers granted if the general partner remains in supervision of the designee.

Under the existing partnership agreement of MAA LP, MAA LP may issue Class A Common Units and Class B Common Units. Class A Common Units may only be held by limited partners who are not affiliated with MAA, in its capacity as general partner of MAA LP, while Class B Common Units may only be held by MAA, in its capacity as general partner of MAA LP, and as of December 31, 2012, a total of 1,731,672 Class A Common Units were held by limited partners unaffiliated with MAA, while a total of 39,721,461 Class B Common Units were held by MAA. In general, the limited partners do not have the power to participate in the management or control of MAA LP’s business except in limited circumstances including changes in the general partner and protective rights if the general partner acts outside of the provisions provided in the existing partnership agreement of MAA LP. The transferability of Class A Common Units is also limited by the existing partnership agreement of MAA LP.

Net income is allocated to the general partner and limited partners based on their respective ownership percentages of MAA LP. Issuance or redemption of additional Class A Common Units or Class B Common Units changes the relative ownership percentage of the partners. The issuance of Class B Common Units generally occurs when MAA issues common stock and the proceeds from that issuance are contributed to MAA LP in exchange for the issuance to MAA of an equal number of common stock shares issued. Likewise, if MAA repurchases or redeems outstanding shares of common stock, MAA LP generally redeems an equal number of Class B Common Units with similar terms held by MAA for a redemption price equal to the purchase price of those shares of common stock. At each reporting period, the allocation between general partner capital and limited partner capital is adjusted to account for the change in the respective percentage ownership of the underlying capital of MAA LP. Holders of the Class A Common Unit may require MAA to redeem their Class A Common Units, in which case MAA may, at its option, pay the redemption price either in cash (in an amount per Class A Common Unit equal, in general, to the average closing price of MAA’s common stock on the New York Stock Exchange, or NYSE, over a specified period prior to the redemption date) or by delivering one share of MAA common stock (subject to adjustment under specified circumstances) for each Class A Common Unit so redeemed.

At December 31, 2012, a total of 1,731,672 Class A Common Units were outstanding and redeemable for 1,731,672 shares of MAA common stock or approximately $112,125,762, based on the closing price of MAA’s common stock on December 31, 2012 of $64.75 per share, at MAA’s option. At December 31, 2011, a total of 1,937,669 Class A Common Units were outstanding and redeemable for 1,937,669 shares of MAA common stock or approximately $121,201,000, based on the closing price of MAA’s common stock on December 31, 2011 of $62.55 per share, at MAA’s option.

MAA LP pays the same per unit distribution in respect to the MAA LP units as the per share dividend MAA pays in respect to its common and preferred stock.

Series H Preferred Units

In 2003, MAA issued the Series H Preferred Stock with a $25.00 per share liquidation preference and a preferential cumulative annual distribution of $2.075 per share, payable quarterly. MAA issued 6,200,000 shares of Series H Preferred Stock for which it received net proceeds of $150.1 million. On and after August 11, 2008, the Series H Preferred Stock shares became redeemable for cash at the option of MAA, in whole or in part, at a redemption price equal to the liquidation preference plus dividends owed and unpaid to the redemption date. MAA LP received the proceeds from these issuances in exchange for a number of MAA LP units equal to the number of preferred shares issued with terms substantially similar to the Series H Preferred Stock (the “Series H MAA LP units”).

On June 2, 2010, MAA redeemed 3,100,001 units of the 6,200,000 units of the Series H Preferred Stock. Accordingly, MAA LP redeemed 3,100,001 Series H MAA LP units. On August 5, 2010, MAA redeemed all of the remaining and outstanding shares of the Series H Preferred Stock and MAA LP redeemed the remaining Series H MAA LP units, resulting in a combined write-off for the year ended December 31, 2010 of approximately $5.1 million on the consolidated statement of operations related to premiums and original issuance costs. MAA LP funded this redemption by contributing monies to MAA to fund MAA’s redemption of the Series H Preferred Stock.

Direct Stock Purchase and Distribution Reinvestment Plan

MAA has a Dividend and Distribution Reinvestment and Share Purchase Plan, or DRSPP, pursuant to which MAA’s shareholders have the ability to reinvest all or part of their distributions from MAA’s common stock, preferred stock or MAA LP units in Mid-America Apartments, L.P. into MAA’s common stock. The plan also provides the opportunity to make optional cash investments in common shares of at least $250, but not more than $5,000 in any given month, free of brokerage commissions and charges. MAA, in its absolute discretion, may grant waivers to allow for optional cash payments in excess of $5,000. To fulfill its obligations under the DRSPP, MAA may either issue additional shares of common stock or repurchase common stock in the open market. MAA has registered with the Securities and Exchange Commission, or the SEC, the offer and sale of up to 7,600,000 shares of common stock pursuant to the DRSPP. MAA may elect to sell shares under the DRSPP at up to a 5% discount.

Common stock shares totaling 14,260 in 2012, 509,116 in 2011 and 568,323 in 2010 were acquired by shareholders under the DRSPP. MAA did not offer a discount for optional cash purchases in 2012; however, an average discount of 2.0% was offered for optional cash purchases in 2011 and 2010. All funds received from these issuances were contributed to MAA LP in exchange for a number of MAA LP units equal to the number of shares issued by MAA.

At the Market Offering

On November 5, 2009, MAA entered into a sales agreement with Cantor Fitzgerald & Co. to sell up to 4,000,000 shares of its common stock, from time to time in at-the-market offerings or negotiated transactions through a controlled equity offering program, or ATM.

On August 26, 2010, MAA entered into sales agreements with Cantor Fitzgerald & Co., Raymond James & Associates, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated to sell up to a combined total of 6,000,000 shares of its common stock, from time to time in at-the-market offerings or negotiated transactions through a controlled equity offering program. These agreements had materially similar terms to MAA’s previous ATM agreements.

During the years ended December 31, 2012, 2011 and 2010, MAA sold 1,155,511 shares, 3,303,273 shares and 5,077,201 shares, respectively, of common stock for net proceeds of $75.9 million, $204.5 million and $274.6 million, respectively, through its ATM programs. The gross proceeds for these issuances were $77.0 million, $207.7 million and $278.5 million, respectively, for the years ended December 31, 2012, 2011 and 2010. As of December 31, 2012, there were 578,015 shares outstanding under the ATM. All proceeds from these transactions were received by MAA LP in exchange for a number of MAA LP units equal to the number of shares issued by MAA.

On March 2, 2012, MAA closed on an underwritten public offering of 1,955,000 shares of common stock. UBS Investment Bank and Jeffries & Company, Inc. acted as joint bookrunning managers. This transaction resulted in net proceeds of $120.1 million. No such issuances occurred during 2011 or 2010. Proceeds from this transaction were received by MAA LP in exchange for MAA LP units equal to the number of shares issued.

Share Repurchase Plan

In 1999, MAA’s Board of Directors approved an increase in the number of shares of common stock authorized to be repurchased to 4.0 million shares. As of December 31, 2012, MAA had repurchased approximately 1.9 million shares (8% of the shares of common stock and common units outstanding as of the beginning of the repurchase program). From time-to-time, MAA intends to repurchase shares when MAA believes that shareholder value is enhanced. Factors affecting this determination include, among others, the share price, financing agreements and rates of return. No shares were repurchased from 2002 through 2012 under this plan. In general, share repurchases will be funded by MAA LP, resulting in a decrease in the number of MAA LP units held by MAA equal to the number of shares repurchased.

10.	EMPLOYEE BENEFIT PLANS

Following are details of employee benefit plans not previously discussed in Financial Statements and Supplementary Data — Notes to Consolidated Financial Statements, Note 2. In general, MAA LP has recorded its portion of any expenses associated with the plans below based on the allocation of General and Administrative expenses. See further discussion on allocation of General and Administrative expenses in Financial Statements and Supplementary Data — Notes to Consolidated Financial Statements, Note 1.

401(k) Savings Plan

The MAA 401(k) Savings Plan, or 401(k) Plan, is a defined contribution plan that satisfies the requirements of Section 401(a) and 401(k) of the Code. MAA’s Board of Directors has the discretion to approve matching contributions. MAA LP’s contribution to this plan was approximately $668,000, $597,000 and $507,000 in 2012, 2011 and 2010, respectively.

Non-Qualified Deferred Compensation Retirement Plan

MAA LP has adopted a non-qualified deferred compensation retirement plan for key employees who are not qualified for participation in the Company’s 401(k) Plan. Under the terms of the plan, employees may elect to defer a percentage of their compensation and MAA LP may, but is not obligated to, match a portion of their salary deferral. The plan is designed so that the employees’ investment earnings under the non-qualified plan should be the same as the earning assets in the Company’s 401(k) Plan. MAA LP’s match to this plan in 2012, 2011 and 2010 was approximately $45,000, $51,000 and $57,000, respectively.

Non-Qualified Deferred Compensation Plan for Outside Company Directors

In 1998, MAA established the Non-Qualified Deferred Compensation Plan for Outside Company Directors, or the Directors Deferred Compensation Plan, which allows non-employee directors to defer their director fees by having the fees held by MAA as shares of MAA common stock. Directors can also choose to have their annual restricted stock grants issued into the Directors Deferred Compensation Plan. Amounts deferred through the Directors Deferred Compensation Plan are distributed to the directors in two annual installments beginning in the first 90 days of the year following the director’s departure from the board. Participating directors may choose to have the amount issued to them in shares of MAA common stock or paid to them as cash at the market value as of the end of the year the director ceases to serve on the board.

During 2012, 2011 and 2010, directors deferred 5,549 shares, 5,328 shares and 4,422 shares of common stock, respectively, with weighted-average grant date fair values of $66.12, $64.55 and $56.90, respectively, into the Directors Deferred Compensation Plan. When Director Deferred Compensation Plan shares are issued, a number of MAA LP units are issued equal to the number of shares issued by MAA.

The MAA LP units held in the Directors Deferred Compensation Plan are classified outside of permanent equity in redeemable units with changes in redemption amount recorded immediately to Capital because the directors have redemption rights not solely within the control of MAA LP. Additionally, any units that become mandatorily redeemable because a departed director has elected to receive a cash payout are recorded as a liability. MAA LP did not record a liability related to mandatorily redeemable shares in 2012 as no director elected to receive a cash payout; however, approximately $78,000 and $143,000 was recorded in accrued expenses and other liabilities at 2011 and 2010, respectively.

Employee Stock Ownership Plan

The Mid-America Apartment Communities, Inc. Employee Stock Ownership Plan, or ESOP, is a non-contributory stock bonus plan that satisfies the requirements of Section 401(a) of the Internal Revenue Code. Each employee of MAA LP is eligible to participate in the ESOP after completing one year of service with MAA LP. Participants’ ESOP accounts will be 100% vested after three years of continuous service, with no vesting prior to that time. MAA LP contributed 22,500 units of MAA LP units to the ESOP upon conclusion of the initial offering. MAA LP did not contribute to the ESOP during 2012, 2011 or 2010. As of December 31, 2012, there were 198,732 units outstanding with a fair value of $12.9 million.

11.	EARNINGS FROM DISCONTINUED OPERATIONS

The nine communities that MAA LP sold in 2012 as well as the two properties sold by MAA LP during 2011 have been classified as discontinued operations in the Consolidated Statements of Operations.

The following table lists the communities that MAA LP sold in 2012:

Community	Number of Units	Date Sold	Operating Segment
Kenwood Club	320	January 12, 2012	Large market same store
Cedar Mill	276	February 9, 2012	Secondary market same store
Celery Stalk	410	June 7, 2012	Large market same store
Hidden Lake	320	July 25, 2012	Large market same store
Westbury Springs	150	July 25, 2012	Secondary market same store
Park Walk	124	July 26, 2012	Large market same store
TPC Florence	200	August 1, 2012	Secondary market same store
Fairways at Royal Oak	214	August 7, 2012	Secondary market same store
Walden Run	240	November 8, 2012	Large market same store

The following is a summary of earnings from discontinued operations for the years ended December 31, 2012, 2011 and 2010 (dollars in thousands):

	2012	2011	2010
Revenues:
Rental revenues	$8,054	$20,578	$21,025
Other revenues	974	2,507	2,423

Total revenues	9,028	23,085	23,448

Expenses:
Property operating expenses	5,299	12,662	14,353
Depreciation and amortization	2,507	5,557	5,680
Interest expense	645	1,241	1,364

Total expenses	8,451	19,460	21,397

Income from discontinued operations before gain (loss) on sale	577	3,625	2,051
Net gain (loss) on insurance and other settlement proceeds on discontinued operations	48	(12)	—
Gain (loss) on sale of discontinued operations	41,635	12,799	(2)

Income from discontinued operations	$42,260	$16,412	$2,049

12.	RELATED PARTY TRANSACTIONS

Pursuant to management contracts with MAA LP’s joint ventures, MAA LP manages the operations of the joint venture apartment communities for a fee of 4.00% to 4.25% of the revenues of the joint venture. MAA LP received approximately $899,000, $1,017,000 and $680,000 as management fees from the joint ventures in 2012, 2011 and 2010, respectively. MAA LP also received approximately $346,000, $426,000 and $360,000 in asset management fees in 2012, 2011 and 2010, respectively, and $3,000, $3,000 and $6,000 in construction management fees in 2012, 2011 and 2010, respectively, from its joint ventures. MAA LP had receivables from joint ventures totaling $3,100,000, $400,000, and $800,000 as of December 31, 2012, 2011, and 2010, respectively.

All cash management of MAA, is managed by MAA LP. In general, cash receipts are remitted to MAA LP and all cash disbursements are funded by MAA LP. As a result of these transactions, MAA LP had a payable to its general partner, MAA, of $24.3 million and $20.1 million at December 31, 2012 and 2011 respectively. The existing partnership agreement of MAA LP does not require that this due to/due from be settled in cash until liquidation of MAA LP and therefore there is no regular settlement schedule for these amounts.

13.	SEGMENT INFORMATION

As of December 31, 2012, MAA LP owned or had an ownership interest in 151 multifamily apartment communities in 12 different states from which MAA LP derived all significant sources of earnings and operating cash flows. Senior management evaluates performance and determines resource allocations by reviewing apartment communities individually and in the following reportable operating segments:

•

Large market same store communities are generally communities in markets with a population of at least 1 million and at least 1% of the total public multifamily REIT units that MAA LP has owned and have been stabilized for at least a full 12 months and have not been classified as held for sale.

•

Secondary market same store communities are generally communities in markets with populations of more than 1 million but less than 1% of the total public multifamily REIT units or markets with populations of less than 1 million that MAA LP has owned and have been stabilized for at least a full 12 months and have not been classified as held for sale.

•

Non same store communities and other includes recent acquisitions, communities in development or lease-up and communities that have been classified as held for sale. Also included in non same store communities are non multifamily activities which represent less than 1% of MAA LP’s portfolio.

On the first day of each calendar year, MAA LP determines the composition of its same store operating segments for that year, which allows MAA LP to evaluate full period-over-period operating comparisons. MAA LP utilizes NOI, in evaluating the performance. Total NOI represents total property revenues less total property operating expenses, excluding depreciation and amortization, for all properties held during the period regardless of their status as held for sale. MAA LP believes NOI is a helpful tool in evaluating the operating performance of its segments because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Revenues and NOI for each reportable segment for the years ended December 31, 2012, 2011 and 2010, were as follows (dollars in thousands):

	2012	2011	2010
Revenues
Large Market Same Store	$205,191	$192,858	$175,725
Secondary Market Same Store	165,867	160,274	152,194
Non-Same Store and Other	74,592	31,471	8,319

Total property revenues	445,650	384,603	336,238
Management fee income	899	1,017	680

Total operating revenues	$446,549	$385,620	$336,918

NOI
Large Market Same Store	$119,964	$110,154	$100,529
Secondary Market Same Store	96,480	91,844	86,879
Non-Same Store and Other	50,285	29,163	13,806

Total NOI	266,729	231,161	201,214
Discontinued operations NOI included above	(4,137)	(10,912)	(10,985)
Management fee income	899	1,017	680
Depreciation and amortization	(114,139)	(100,648)	(88,651)
Acquisition expense	(2,236)	(3,319)	(2,035)
Property management expense	(19,761)	(18,436)	(15,968)
General and administrative expense	(11,479)	(14,488)	(11,189)
Interest and other non-property income	318	689	789
Interest expense	(52,249)	(51,202)	(53,803)
Loss on debt extinguishment	(654)	(754)	—
Amortization of deferred financing costs	(3,097)	(2,598)	(2,300)
Net casualty (loss) gain and other settlement proceeds	(13)	(475)	48
Gain on sale of non-depreciable assets	45	1,084	—
Gain on properties contributed to joint ventures	—	—	752
Loss from real estate joint ventures	(223)	(593)	(1,149)
Discontinued operations	42,260	16,412	2,049
Net income attributable to noncontrolling interests	(3,525)	(421)	(473)

Net income attributable to Mid-America Apartments, L.P.	$98,738	$46,517	$18,979

Assets for each reportable segment as of December 31, 2012 and 2011 were as follows (dollars in thousands):

	December 31, 2012	December 31, 2011
Assets
Large Market Same Store	$1,108,827	$1,140,317
Secondary Market Same Store	654,315	673,620
Non-Same Store and Other	728,209	407,629
Corporate assets	38,520	99,969

Total assets	$2,529,871	$2,321,535

14.	BUSINESS COMBINATIONS

During 2012, MAA LP acquired properties totaling 2,452 units for a total purchase price of $312.0 million, paid in cash, which does not include Land acquired for future development. These acquisitions included $58.0 million recorded to land, $285.6 million recorded to Buildings and improvements, $0.6 million recorded to Furniture, fixtures, and equipment, $0.5 million of intangibles recorded in Other assets, $2.9 million of fair market value of residential leases recorded in Other assets and $30.3 million liability assumed recorded in Secured notes payable for a total net addition of assets of $317.3 million. These acquisitions account for $17.6 million of consolidated revenue as reported and $3.1 million of consolidated net income as reported for 2012. The unaudited pro forma information set forth below is based on MAA LP’s historical Consolidated Statements of Operations for the years ended December 31, 2012 and 2011, adjusted to give effect to these transactions as though they occurred at the beginning of the earliest year presented. Pro forma results are not necessarily indicative of future results.

	Pro forma (Unaudited) Period Ended December 31, (in thousands, except per unit data)
	2012	2011
Total Revenue (1)	$463,662	$418,593
Net Income available to common unitholders (1)	$107,128	$47,175
Earnings per unit, diluted (1)	$2.54	$1.21

(1)	Pro forma adjustments for certain acquisitions are excluded as they had no pre-acquisition operating activity in 2011 or 2012.

15.	SUBSEQUENT EVENTS

Acquisitions

On February 1, 2013, MAA LP closed on the purchase of the 310-unit Milstead Village apartment community located in Kennesaw (Atlanta), Georgia. This property was previously a part of MAA LP’s Fund I Joint Venture.

Financings

On February 25, 2013, MAA and MAA LP entered into distribution agreements with each of JP Morgan Securities, LLC, BMO Capital Markets Corp, KeyBanc Capital Markets Inc. and UBS Securities, LLC to sell up to 4,500,000 shares, in the aggregate, under the distribution agreements pursuant to MAA’s at the market offering program.

16.	SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

(Dollars in thousands except per unit data)

	Year Ended December 31, 2012
	First	Second	Third	Fourth
Total operating revenues	$104,129	$109,644	$114,519	$118,257
Income from continuing operations before non-operating items	$25,979	$28,433	$28,625	$32,839
Interest expense	$(12,792)	$(12,674)	$(12,921)	$(13,862)
(Loss) from real estate joint ventures	$(31)	$(69)	$(70)	$(53)
Discontinued operations:
Income (loss) from discontinued operations before gain on sale	$484	$467	$(451)	$77
Gain on sale of discontinued operations	$9,500	$12,953	$16,021	$3,161
Consolidated net income	$22,484	$28,421	$30,604	$20,754
Net income attributable to noncontrolling interest	$148	$135	$3,138	$104
Net income available for common unitholders	$22,336	$28,286	$27,466	$20,650

Per unit:
Net income available for common unitholders per common unit — basic and diluted	$0.57	$0.70	$0.67	$0.50
Distribution paid per unit	$0.6600	$0.6600	$0.6600	$0.6600

	Year Ended December 31, 2011
	First	Second	Third	Fourth
Total operating revenues	$90,627	$94,214	$99,302	$101,477
Income from continuing operations before non-operating items	$19,353	$20,186	$20,405	$24,431
Interest expense	$(13,469)	$(13,626)	$(14,867)	$(9,240)
Loss from real estate joint ventures	$(245)	$(178)	$(107)	$(63)
Discontinued operations:
Income from discontinued operations before gain on sale	$981	$987	$791	$866
Gain on sale of discontinued operations	$—	$—	$4,927	$7,872
Consolidated net income	$6,149	$6,531	$10,549	$23,709
Net income attributable to noncontrolling interest	$76	$135	$118	$92
Net income available for common unitholders	$6,073	$6,396	$10,431	$23,617

Per unit:
Net income available for common unitholders per common unit — basic and diluted	$0.17	$0.18	$0.28	$0.62
Distribution paid per unit	$0.6275	$0.6275	$0.6275	$0.6275

Mid-America Apartments, L.P.

Schedule III

Real Estate and Accumulated Depreciation

December 31, 2012

(Dollars in thousands)

				Initial Cost		Costs Capitalized subsequent to Acquisition		Gross Amount carried at December 31, 2012 (19)						Life used to compute depreciation in latest income statement (17)
Property	Location	Encumbrances		Land	Buildings and Fixtures	Land	Buildings and Fixtures	Land	Buildings and Fixtures	Total	Accumulated Depreciation	Net	Date of Construction
Birchall at Ross Bridge	Birmingham, AL	—		$2,640	$28,842	$—	$447	$2,640	$29,289	$31,929	$(1,324)	$30,605	2009	1-40
Eagle Ridge	Birmingham, AL	—	(1)	851	7,667	—	3,485	851	11,152	12,003	(5,931)	6,072	1986	1-40
Abbington Place	Huntsville, AL	—	(1)	524	4,724	—	2,561	524	7,285	7,809	(3,898)	3,911	1987	1-40
Paddock Club Huntsville	Huntsville, AL	—		909	10,152	830	12,552	1,739	22,704	24,443	(10,546)	13,897	1993	1-40
Edge at Lyon’s Gate	Phoenix, AZ	—		7,901	27,182	—	674	7,901	27,856	35,757	(4,280)	31,477	2007	1-40
Sky View Ranch	Gilbert, AZ	—		2,668	14,577	—	554	2,668	15,131	17,799	(1,924)	15,875	2007	1-40
Talus Ranch	Phoenix, AZ	—		12,741	47,701	—	1,522	12,741	49,223	61,964	(10,572)	51,392	2005	1-40
Tiffany Oaks	Altamonte Springs, FL	—	(1)	1,024	9,219	—	5,264	1,024	14,483	15,507	(8,651)	6,856	1985	1-40
Marsh Oaks	Atlantic Beach, FL	—		244	2,829	—	1,815	244	4,644	4,888	(3,001)	1,887	1986	1-40
Indigo Point	Brandon, FL	—		1,167	10,500	—	3,083	1,167	13,583	14,750	(6,462)	8,288	1989	1-40
Paddock Club Brandon	Brandon, FL	—		2,896	26,111	—	3,322	2,896	29,433	32,329	(14,327)	18,002	1998	1-40
Preserve at Coral Square	Coral Springs, FL	—	(4)	9,600	40,004	—	5,947	9,600	45,951	55,551	(13,341)	42,210	1996	1-40
The Retreat at Magnolia Parke	Gainesville, FL	—		2,040	16,338	—	112	2,040	16,450	18,490	(932)	17,558	2009	1-40
Atlantic Crossing	Jacksonville, FL	—		4,000	19,495	—	986	4,000	20,481	24,481	(1,185)	23,296	2008	1-40
Hunter’s Ridge at Deerwood	Jacksonville, FL	—		1,533	13,835	—	6,209	1,533	20,044	21,577	(10,293)	11,284	1987	1-40
Lakeside	Jacksonville, FL	—		1,430	12,883	—	8,667	1,430	21,550	22,980	(13,408)	9,572	1985	1-40
Lighthouse at Fleming Island	Jacksonville, FL	—	(1)	4,047	35,052	—	3,319	4,047	38,371	42,418	(12,487)	29,931	2003	1-40
Paddock Club Jacksonville	Jacksonville, FL	—		2,292	20,750	—	3,776	2,292	24,526	26,818	(12,382)	14,436	1993	1-40
Tattersall at Tapestry Park	Jacksonville, FL	—		6,417	36,069	—	314	6,417	36,383	42,800	(1,865)	40,935	2009	1-40
Woodbridge at the Lake	Jacksonville, FL	—		645	5,804	—	4,364	645	10,168	10,813	(6,495)	4,318	1985	1-40
Woodhollow	Jacksonville, FL	—	(1)	1,686	15,179	(8)	8,325	1,678	23,504	25,182	(13,180)	12,002	1986	1-40
Paddock Club Lakeland	Lakeland, FL	—	(1)	2,254	20,452	(1,033)	7,473	1,221	27,925	29,146	(14,364)	14,782	1989	1-40
Paddock Park Ocala	Ocala, FL	6,772	(3)	2,284	21,970	—	4,477	2,284	26,447	28,731	(14,192)	14,539	1987	1-40
Retreat at Lake Nona	Orlando, FL	—		7,880	41,175	—	189	7,880	41,364	49,244	(467)	48,777	2006	1-40
The Club at Panama Beach	Panama City, FL	—		898	14,276	(5)	2,791	893	17,067	17,960	(7,591)	10,369	2000	1-40
Paddock Club Tallahassee	Tallahassee, FL	—		530	4,805	950	13,193	1,480	17,998	19,478	(9,193)	10,285	1992	1-40
Belmere	Tampa, FL	—	(1)	852	7,667	—	4,965	852	12,632	13,484	(8,138)	5,346	1984	1-40
Links at Carrollwood	Tampa, FL	—		817	7,355	110	4,869	927	12,224	13,151	(6,501)	6,650	1980	1-40
Village Oaks	Tampa, FL	—		2,738	19,055	84	1,185	2,822	20,240	23,062	(2,987)	20,075	2007	1-40
Park Crest at Innisbrook	Palm Harbor, FL	30,114		6,900	26,613	—	(895)	6,900	25,718	32,618	(3,116)	29,502	2000	1-40
High Ridge	Athens, GA	—	(1)	884	7,958	—	2,434	884	10,392	11,276	(5,406)	5,870	1987	1-40
Allure at Brookwood	Atlanta, GA	—		11,168	52,758	—	102	11,168	52,862	64,030	(745)	63,285	2008	1-40
Allure in Buckhead Village Residential	Atlanta, GA	—		8,633	19,844	—	370	8,633	20,214	28,847	(454)	28,393	2002	1-40
Sanctuary at Oglethorpe	Atlanta, GA	23,500		6,875	31,441	—	2,321	6,875	33,762	40,637	(5,361)	35,276	1994	1-40
Bradford Pointe	Augusta, GA	—		772	6,949	—	2,943	772	9,892	10,664	(5,120)	5,544	1986	1-40
Shenandoah Ridge	Augusta, GA	—	(1)	650	5,850	8	4,517	658	10,367	11,025	(6,829)	4,196	1982	1-40

				Initial Cost		Costs Capitalized subsequent to Acquisition		Gross Amount carried at December 31, 2012 (19)						Life used to compute depreciation in latest income statement (17)
Property	Location	Encumbrances		Land	Buildings and Fixtures	Land	Buildings and Fixtures	Land	Buildings and Fixtures	Total	Accumulated Depreciation	Net	Date of Construction
Westbury Creek	Augusta, GA	3,480	(12)	400	3,626	—	1,712	400	5,338	5,738	(2,858)	2,880	1984	1-40
Fountain Lake	Brunswick, GA	—		502	4,551	—	2,824	502	7,375	7,877	(3,782)	4,095	1983	1-40
Willow Creek	Columbus, GA	—		614	5,523	—	4,746	614	10,269	10,883	(5,658)	5,225	1974	1-40
Prescott	Duluth, GA	—	(5)	3,840	24,011	—	1,888	3,840	25,899	29,739	(7,759)	21,980	2001	1-40
Lanier	Gainesville, GA	16,312		3,560	22,611	—	2,411	3,560	25,022	28,582	(7,109)	21,473	1998	1-40
Lake Club	Gainesville, GA	—	(5)	3,150	18,383	—	1,172	3,150	19,555	22,705	(5,424)	17,281	2001	1-40
Whispering Pines	LaGrange, GA	—		823	7,470	(2)	2,668	821	10,138	10,959	(5,527)	5,432	1983	1-40
Austin Chase	Macon, GA	—		1,409	12,687	—	2,612	1,409	15,299	16,708	(7,518)	9,190	1996	1-40
The Vistas	Macon, GA	—		595	5,403	—	1,937	595	7,340	7,935	(4,011)	3,924	1985	1-40
Avala at Savannah Quarters	Savannah, GA	—		1,500	24,862	—	475	1,500	25,337	26,837	(1,372)	25,465	2009	1-40
Georgetown Grove	Savannah, GA	—		1,288	11,579	—	2,424	1,288	14,003	15,291	(6,951)	8,340	1997	1-40
Oaks at Wilmington Island	Savannah, GA	—	(4)	2,910	25,315	—	1,819	2,910	27,134	30,044	(6,051)	23,993	1999	1-40
Wildwood	Thomasville, GA	—		438	3,971	371	5,848	809	9,819	10,628	(5,349)	5,279	1982	1-40
Three Oaks	Valdosta, GA	—		462	4,188	459	7,148	921	11,336	12,257	(6,214)	6,043	1984	1-40
Huntington Chase	Warner Robins, GA	—	(4)	1,160	10,437	—	2,308	1,160	12,745	13,905	(5,628)	8,277	1997	1-40
Southland Station	Warner Robins, GA	—		1,470	13,284	—	3,449	1,470	16,733	18,203	(8,998)	9,205	1988	1-40
Fairways at Hartland	Bowling Green, KY	—		1,038	9,342	—	3,161	1,038	12,503	13,541	(6,737)	6,804	1996	1-40
Grand Reserve Lexington	Lexington, KY	—	(1)	2,024	31,525	—	1,665	2,024	33,190	35,214	(11,862)	23,352	2000	1-40
Lakepointe	Lexington, KY	—	(1)	411	3,699	—	2,188	411	5,887	6,298	(3,631)	2,667	1986	1-40
Mansion, The	Lexington, KY	—	(1)	694	6,242	—	3,065	694	9,307	10,001	(5,689)	4,312	1989	1-40
Village, The	Lexington, KY	—	(1)	900	8,097	—	4,232	900	12,329	13,229	(7,551)	5,678	1989	1-40
Stonemill Village	Louisville, KY	—		1,169	10,518	—	8,103	1,169	18,621	19,790	(10,861)	8,929	1985	1-40
Crosswinds	Jackson, MS	—	(1)	1,535	13,826	—	4,587	1,535	18,413	19,948	(10,554)	9,394	1989	1-40
Pear Orchard	Jackson, MS	—	(1)	1,351	12,168	—	7,500	1,351	19,668	21,019	(11,676)	9,343	1985	1-40
Reflection Pointe	Jackson, MS	5,854	(8)	710	8,770	138	6,857	848	15,627	16,475	(8,915)	7,560	1986	1-40
Lakeshore Landing	Ridgeland, MS	—	(1)	676	6,284	—	2,131	676	8,415	9,091	(2,807)	6,284	1974	1-40
Savannah Creek	Southaven, MS	—	(1)	778	7,013	—	2,864	778	9,877	10,655	(5,816)	4,839	1989	1-40
Sutton Place	Southaven, MS	—	(1)	894	8,053	—	3,504	894	11,557	12,451	(6,774)	5,677	1991	1-40
Market Station	Kansas City, MO	—		5,814	46,241	—	41	5,814	46,282	52,096	(359)	51,737	2010	1-40
Hermitage at Beechtree	Cary, NC	—		900	8,099	—	4,619	900	12,718	13,618	(6,700)	6,918	1988	1-40
Waterford Forest	Cary, NC	—	(5)	4,000	20,250	—	2,149	4,000	22,399	26,399	(6,167)	20,232	1996	1-40
1225 South Church I	Charlotte, NC	—		4,780	22,342	—	162	4,780	22,504	27,284	(1,254)	26,030	2010	1-40
Hue	Raleigh, NC	—		3,690	29,910	—	1,250	3,690	31,160	34,850	(2,086)	32,764	2009	1-40
Preserve at Brier Creek	Raleigh, NC	—		5,850	21,980	(19)	22,471	5,831	44,451	50,282	(8,610)	41,672	2004	1-40
Providence at Brier Creek	Raleigh, NC	—		4,695	29,007	—	702	4,695	29,709	34,404	(4,630)	29,774	2007	1-40
Corners, The	Winston-Salem, NC	—		685	6,165	—	2,793	685	8,958	9,643	(5,907)	3,736	1982	1-40
Colony at South Park	Aiken, SC	—	(1)	862	7,867	—	1,610	862	9,477	10,339	(3,285)	7,054	1982	1-40
Woodwinds	Aiken, SC	—	(1)	503	4,540	—	2,197	503	6,737	7,240	(3,601)	3,639	1988	1-40
Tanglewood	Anderson, SC	—		427	3,853	—	3,103	427	6,956	7,383	(4,221)	3,162	1980	1-40
Fairways, The	Columbia, SC	7,701	(9)	910	8,207	—	2,819	910	11,026	11,936	(6,565)	5,371	1992	1-40
Paddock Club Columbia	Columbia, SC	—	(1)	1,840	16,560	—	3,666	1,840	20,226	22,066	(10,682)	11,384	1991	1-40
Highland Ridge	Greenville, SC	—	(1)	482	4,337	—	2,251	482	6,588	7,070	(3,648)	3,422	1984	1-40
Howell Commons	Greenville, SC	—	(1)	1,304	11,740	—	3,511	1,304	15,251	16,555	(8,691)	7,864	1987	1-40

				Initial Cost		Costs Capitalized subsequent to Acquisition		Gross Amount carried at December 31, 2012 (19)						Life used to compute depreciation in latest income statement (17)
Property	Location	Encumbrances		Land	Buildings and Fixtures	Land	Buildings and Fixtures	Land	Buildings and Fixtures	Total	Accumulated Depreciation	Net	Date of Construction
Paddock Club Greenville	Greenville, SC	—	(1)	1,200	10,800	—	1,846	1,200	12,646	13,846	(6,699)	7,147	1996	1-40
Park Haywood	Greenville, SC	—	(1)	325	2,925	35	4,534	360	7,459	7,819	(4,795)	3,024	1983	1-40
Spring Creek	Greenville, SC	—	(1)	597	5,374	(14)	2,808	583	8,182	8,765	(4,968)	3,797	1985	1-40
Runaway Bay	Mt. Pleasant, SC	8,365	(6)(18)	1,085	7,269	(2)	5,858	1,083	13,127	14,210	(7,705)	6,505	1988	1-40
535 Brookwood	Simpsonville, SC	13,657		1,216	18,666	—	423	1,216	19,089	20,305	(1,660)	18,645	2008	1-40
Park Place	Spartanburg, SC	—	(1)	723	6,504	—	2,852	723	9,356	10,079	(5,113)	4,966	1987	1-40
Farmington Village	Summerville, SC	15,200		2,800	26,295	—	564	2,800	26,859	29,659	(4,813)	24,846	2007	1-40
Hamilton Pointe	Chattanooga, TN	—	(1)	1,131	10,632	—	2,386	1,131	13,018	14,149	(4,644)	9,505	1989	1-40
Hidden Creek	Chattanooga, TN	—	(1)	972	8,954	—	2,020	972	10,974	11,946	(3,903)	8,043	1987	1-40
Steeplechase	Chattanooga, TN	—	(1)	217	1,957	—	2,979	217	4,936	5,153	(3,083)	2,070	1986	1-40
Windridge	Chattanooga, TN	5,465	(13)	817	7,416	—	3,602	817	11,018	11,835	(5,772)	6,063	1984	1-40
Oaks, The	Jackson, TN	—	(1)	177	1,594	12	2,105	189	3,699	3,888	(2,343)	1,545	1978	1-40
Post House Jackson	Jackson, TN	5,071	(7)	443	5,078	—	4,009	443	9,087	9,530	(4,854)	4,676	1987	1-40
Post House North	Jackson, TN	3,360	(10)	381	4,299	(57)	2,627	324	6,926	7,250	(4,222)	3,028	1987	1-40
Bradford Chase	Jackson, TN	—	(1)	523	4,711	—	1,904	523	6,615	7,138	(4,084)	3,054	1987	1-40
Woods at Post House	Jackson, TN	4,476		240	6,839	—	2,468	240	9,307	9,547	(5,955)	3,592	1997	1-40
Greenbrook	Memphis, TN	28,394		2,100	24,468	25	25,446	2,125	49,914	52,039	(33,027)	19,012	1978	1-40
Kirby Station	Memphis, TN	—	(1)	1,148	10,337	—	8,730	1,148	19,067	20,215	(10,200)	10,015	1978	1-40
Lincoln on the Green	Memphis, TN	—	(1)	1,498	20,483	—	13,570	1,498	34,053	35,551	(19,266)	16,285	1992	1-40
Park Estate	Memphis, TN	—		178	1,141	—	4,583	178	5,724	5,902	(4,163)	1,739	1974	1-40
Reserve at Dexter Lake	Memphis, TN	—		1,260	16,043	2,147	36,255	3,407	52,298	55,705	(17,789)	37,916	2000	1-40
Paddock Club Murfreesboro	Murfreesboro, TN	—		915	14,774	—	2,027	915	16,801	17,716	(6,479)	11,237	1999	1-40
Aventura at Indian Lake Village	Nashville, TN	—		4,950	28,053	—	542	4,950	28,595	33,545	(1,151)	32,394	2010	1-40
Avondale at Kennesaw	Nashville, TN	18,821		3,456	22,443	—	450	3,456	22,893	26,349	(1,961)	24,388	2008	1-40
Brentwood Downs	Nashville, TN	—		1,193	10,739	(2)	6,504	1,191	17,243	18,434	(9,893)	8,541	1986	1-40
Grand View Nashville	Nashville, TN	—		2,963	33,673	—	4,009	2,963	37,682	40,645	(12,846)	27,799	2001	1-40
Monthaven Park	Nashville, TN	—		2,736	28,902	—	3,647	2,736	32,549	35,285	(10,716)	24,569	2000	1-40
Park at Hermitage	Nashville, TN	6,645	(14)(18)	1,524	14,800	—	7,168	1,524	21,968	23,492	(12,960)	10,532	1987	1-40
Venue at Cool Springs	Nashville, TN	—		6,670	—	—	49,672	6,670	49,672	56,342	(480)	55,862	2012	1-40
Verandas at Sam Ridley	Nashville, TN	23,165		3,350	28,308	—	500	3,350	28,808	32,158	(2,384)	29,774	2009	1-40
Northwood	Arlington, TX	—		886	8,051	—	1,720	886	9,771	10,657	(3,457)	7,200	1980	1-40
Balcones Woods	Austin, TX	—		1,598	14,398	—	9,769	1,598	24,167	25,765	(13,652)	12,113	1983	1-40
Grand Reserve at Sunset Valley	Austin, TX	—	(4)	3,150	11,393	—	2,448	3,150	13,841	16,991	(4,259)	12,732	1996	1-40
Legacy at Western Oaks	Austin, TX	32,461		9,100	49,339	—	413	9,100	49,752	58,852	(1,247)	57,605	2001	1-40
Silverado	Austin, TX	—		2,900	24,009	—	1,402	2,900	25,411	28,311	(6,109)	22,202	2003	1-40
Stassney Woods	Austin, TX	4,050	(15)(18)	1,621	7,501	—	5,502	1,621	13,003	14,624	(7,971)	6,653	1985	1-40
Travis Station	Austin, TX	3,585	(16)(18)	2,281	6,169	—	6,245	2,281	12,414	14,695	(6,955)	7,740	1987	1-40
Woods, The	Austin, TX	—		1,405	12,769	—	5,036	1,405	17,805	19,210	(6,065)	13,145	1977	1-40
Courtyards at Campbell	Dallas, TX	—		988	8,893	—	3,241	988	12,134	13,122	(6,213)	6,909	1986	1-40
Deer Run	Dallas, TX	—		1,252	11,271	—	4,026	1,252	15,297	16,549	(8,011)	8,538	1985	1-40
Grand Courtyard	Dallas, TX	—	(4)	2,730	22,240	—	1,640	2,730	23,880	26,610	(5,729)	20,881	2000	1-40
Legends at Lowe’s Farm	Dallas, TX	—		5,016	41,091	—	679	5,016	41,770	46,786	(1,791)	44,995	2008	1-40
Watermark	Dallas, TX	—	(5)	960	14,438	—	1,220	960	15,658	16,618	(4,792)	11,826	2002	1-40
La Valencia at Starwood	Frisco, TX	22,085		3,240	26,069	—	407	3,240	26,476	29,716	(2,134)	27,582	2009	1-40
Legacy Pines	Houston, TX	—		2,157	19,066	(15)	2,987	2,142	22,053	24,195	(7,930)	16,265	1999	1-40
Reserve at Woodwind Lakes	Houston, TX	12,077		1,968	19,928	—	2,562	1,968	22,490	24,458	(5,237)	19,221	1999	1-40
Park Place (Houston)	Houston, TX	—		2,061	15,830	—	2,681	2,061	18,511	20,572	(4,121)	16,451	1996	1-40
Ranchstone	Houston, TX	—	(4)	1,480	14,807	—	1,865	1,480	16,672	18,152	(3,499)	14,653	1996	1-40

				Initial Cost		Costs Capitalized subsequent to Acquisition		Gross Amount carried at December 31, 2012 (19)						Life used to compute depreciation in latest income statement (17)
Property	Location	Encumbrances		Land	Buildings and Fixtures	Land	Buildings and Fixtures	Land	Buildings and Fixtures	Total	Accumulated Depreciation	Net	Date of Construction
Cascade at Fall Creek	Humble, TX	—		3,230	19,926	—	791	3,230	20,717	23,947	(3,681)	20,266	2007	1-40
Chalet at Fall Creek	Humble, TX	—	(4)	2,755	20,085	—	560	2,755	20,645	23,400	(4,076)	19,324	2006	1-40
Bella Casita at Las Colinas	Irving, TX	—	(5)	2,521	26,432	—	570	2,521	27,002	29,523	(1,922)	27,601	2007	1-40
Lane at Towne Crossing	Mesquite, TX	—	(2)	1,311	11,867	(8)	2,376	1,303	14,243	15,546	(4,962)	10,584	1983	1-40
Times Square at Craig Ranch	McKinney, TX	—		1,130	28,058	—	1,902	1,130	29,960	31,090	(2,459)	28,631	2009	1-40
Highwood	Plano, TX	—		864	7,783	—	3,451	864	11,234	12,098	(6,033)	6,065	1983	1-40
Los Rios Park	Plano, TX	—	(2)	3,273	28,823	—	3,227	3,273	32,050	35,323	(10,861)	24,462	2000	1-40
Boulder Ridge	Roanoke, TX	—	(2)	3,382	26,930	—	4,378	3,382	31,308	34,690	(8,350)	26,340	1999	1-40
Copper Ridge	Roanoke, TX	—		4,166	—	—	20,991	4,166	20,991	25,157	(2,151)	23,006	2009	1-40
Alamo Ranch	San Antonio, TX	—		2,380	26,982	—	923	2,380	27,905	30,285	(1,912)	28,373	2009	1-40
Haven at Blanco	San Antonio, TX	—		5,450	45,958	—	76	5,450	46,034	51,484	(519)	50,965	2010	1-40
Stone Ranch at Westover Hills	San Antonio, TX	19,319		4,000	24,992	—	994	4,000	25,986	29,986	(2,760)	27,226	2009	1-40
Cypresswood Court	Spring, TX	—	(5)	576	5,190	—	3,083	576	8,273	8,849	(5,152)	3,697	1984	1-40
Villages at Kirkwood	Stafford, TX	—	(4)	1,918	15,846	—	1,849	1,918	17,695	19,613	(5,418)	14,195	1996	1-40
Green Tree Place	Woodlands, TX	—	(5)	539	4,850	—	2,800	539	7,650	8,189	(4,712)	3,477	1984	1-40
Adalay Bay	Chesapeake, VA	—		5,280	31,341	—	461	5,280	31,802	37,082	(805)	36,277	2002	1-40
Seasons at Celebrate Virginia	Fredericksburg, VA	—		6,960	32,083	—	172	6,960	32,255	39,215	(1,188)	38,027	2011	1-40
Township	Hampton, VA	10,748	(11)	1,509	8,189	—	8,342	1,509	16,531	18,040	(8,751)	9,289	1987	1-40
Hamptons at Hunton Park	Richmond, VA	—		4,930	35,598	—	1,446	4,930	37,044	41,974	(2,002)	39,972	2003	1-40

Total Residential Properties		$330,677		342,188	2,369,289	4,004	595,197	346,192	2,964,488	3,310,680	(901,250)	2,409,430

Times Square at Craig Ranch				253	1,310	—	375	253	1,685	1,938	(58)	1,880	2009	1-40
Bella Casita at Las Colinas				46	186	—	126	46	312	358	(16)	342	2007	1-40
Allure at Buckhead				867	3,465	—	—	867	3,465	4,332	(77)	4,255	2002	1-40
1225 South Church				43	199	9	131	52	330	382	(17)	365	2010	1-40

Retail Properties	Various			1,209	5,160	9	632	1,218	5,792	7,010	(168)	6,842	Various	1-40
South Church Phase II Development				4,832	—	—	19,358	4,832	19,358	24,190	(64)	24,126	N/A	N/A
River’s Walk				5,200	—	—	11,526	5,200	11,526	16,726	—	16,726	N/A	N/A
220 Riverside				2,500	—	—	2,084	2,500	2,084	4,584	—	4,584	N/A	N/A

Development Properties				12,532	—	—	32,968	12,532	32,968	45,500	(64)	45,436

Total Properties				355,929	2,374,449	4,013	628,797	359,942	3,003,248	3,363,190	(901,482)	2,461,708

			Initial Cost		Costs Capitalized subsequent to Acquisition		Gross Amount carried at December 31, 2012 (19)						Life used to compute depreciation in latest income statement (17)
Property	Location	Encumbrances	Land	Buildings and Fixtures	Land	Buildings and Fixtures	Land	Buildings and Fixtures	Total	Accumulated Depreciation	Net	Date of Construction
Land Held for Future Developments	Various		1,306	—	(101)	—	1,205	—	1,205	—	1,205	N/A	N/A
Commercial Properties	Various		—	—	—	20,614	—	20,614	20,614	(12,556)	8,058	Various	1-40

Total Other			1,306	—	(101)	20,614	1,205	20,614	21,819	(12,556)	9,263

	Total Real Estate Assets, net of Joint Ventures		$357,235	$2,374,449	$3,912	$649,411	$361,147	$3,023,862	$3,385,009	$(914,038)	$2,470,971

(1)	Encumbered by a $691.8 million FNMA facility, with $495.8 million available and $495.8 million outstanding with a variable interest rate of 1.22% on which there exists in combination with the FNMA facility mentioned in note (2) nine interest rate swap agreements totaling $275 million at an average rate of 5.45% and six interest rate caps totaling $165 million at an average rate of 4.58% at December 31, 2012.
(2)	Encumbered by an $83.2 million FNMA facility, with $0 million available and $0 outstanding with a variable interest rate of 0.00% on which there exists interest rate swaps and caps as mentioned in note (1) at December 31, 2012.
(3)	Phase I of Paddock Park — Ocala is encumbered by $6.8 million in bonds on which there exists a $6.8 million interest rate cap of 6.00% which terminates on October 24, 2017.
(4)	Encumbered by a $200 million Freddie Mac facility, with $198.2 million available and an outstanding balance of $198.2 million and a variable interest rate of 0.72% on which there exists eight interest rate swap agreements totaling $134 million at an average rate of 5.51% and a $15 million interest rate cap of 5% at December 31, 2012.
(5)	Encumbered by a $128 million loan with an outstanding balance of $128 million and a fixed interest rate of 5.08% which matures on June 10, 2021.
(6)	Encumbered by $8.4 million in bonds on which there exists an $8.4 million interest rate cap of 4.50% which terminates on March 1, 2014.
(7)	Encumbered by $5.1 million in bonds on which there exists a $5.1 million interest rate cap of 4.50% which terminates on March 1, 2014.
(8)	Encumbered by $5.9 million in bonds on which there exists a $5.9 million interest rate cap of 6.00% which terminates on October 31, 2017.
(9)	Encumbered by $7.7 million in bonds on which there exists a $7.7 million interest rate cap of 6.00% which terminates on October 31, 2017.
(10)	Encumbered by $3.4 million in bonds on which there exists a $3.4 million interest rate cap of 6.00% which terminates on October 31, 2017.
(11)	Encumbered by $10.8 million in bonds on which there exists a $10.8 million interest rate cap of 6.00% and maturing on October 15, 2017.
(12)	Encumbered by $3.5 million in bonds $0.5 million having a variable rate of 1.128% and $3.0 million with a variable rate of 0.908% on which there exists a $3.0 million interest rate cap of 6.00% which terminates on May 31, 2013.
(13)	Encumbered by $5.5 million in bonds $0.5 million having a variable rate of 1.128% and $5.0 million with a variable rate of 0.908% on which there exists a $5.0 million interest rate cap of 6.00% which terminates on May 31, 2013.
(14)	Encumbered by $6.6 million in bonds on which there exists a $6.6 million interest rate cap of 6.00% which terminates on November 15, 2016.
(15)	Encumbered by $4.1 million in bonds on which there exists a $4.1 million interest rate cap of 6.00% which terminates on November 15, 2016.
(16)	Encumbered by $3.6 million in bonds on which there exists a $3.6 million interest rate cap of 6.00% which terminates on November 15, 2016.
(17)	Depreciation is on a straight line basis over the estimated useful asset life which ranges from 8 to 40 years for land improvements and buildings, 5 years for furniture, fixtures and equipment, and 6 months for fair market value of residential leases.
(18)	Also encumbered by a $17.9 million FNMA facility maturing on March 1, 2014 with a variable interest rate of 0.84% on which there exists an $11.7 million interest rate cap of 5.00% which terminates on March 1, 2014, and a $6.2 million interest rate cap of 4.50% which terminates on March 1, 2014.
(19)	The aggregate cost for Federal income tax purposes was approximately $3.8 million at December 31, 2012. The aggregate cost for book purposes exceeds the total gross amount of real estate assets for Federal income tax purposes, principally due to purchase accounting adjustments recorded under GAAP.

Mid-America Apartments, L.P.

Schedule III

Real Estate Investments and Accumulated Depreciation

A summary of activity for real estate investments and accumulated depreciation is as follows (dollars in thousands):

	Year Ended December 31,
	2012	2011	2010
Real estate investments:
Balance at beginning of year	$3,057,999	$2,670,832	$2,433,526
Acquisitions (1)	344,869	334,650	284,486
Less: FMV of Leases included in Acquisitions	(3,144)	(3,522)	(1,764)
Improvement and development	111,354	80,993	45,544
Disposition of real estate assets (2)	(126,066)	(24,954)	(90,960)

Balance at end of year	$3,385,012	$3,057,999	$2,670,832

Accumulated depreciation:
Balance at beginning of year	$858,276	$769,066	$675,679
Depreciation	113,110	102,713	94,138
Disposition of real estate assets (2)	(57,345)	(13,503)	(751)

Balance at end of year	$914,041	$858,276	$769,066

	Year Ended December 31,
	2012	2011	2010
Real estate investments:
Balance at beginning of year	$3,057,999	$2,670,832	$2,430,944
Acquisitions (1)	344,869	334,650	287,068
Less: FMV of Leases included in Acquisitions	(3,144)	(3,522)	(1,764)
Improvement and development	111,354	80,993	45,544
Disposition of real estate assets (2)	(126,066)	(24,954)	(90,960)

Balance at end of year	$3,385,012	$3,057,999	$2,670,832

Accumulated depreciation:
Balance at beginning of year	$858,276	$769,066	$675,679
Depreciation	113,110	102,713	94,138
Disposition of real estate assets (2)	(57,345)	(13,503)	(751)

Balance at end of year	$914,041	$858,276	$769,066

MAA LP’s consolidated balance sheet at December 31, 2012, 2011, and 2010, includes accumulated depreciation of $12,556,000, $11,105,000, and $9,967,000, respectively, in the caption “Commercial properties, net”.

(1)	Includes $32 million of non-cash activity related to fair market value of debt assumed.
(2)	Includes assets sold, casualty losses, and removal of certain fully depreciated assets.

See accompanying report of independent registered public accounting firm.

ANNEX F

Mid-America Apartments, L.P.

Condensed Consolidated Balance Sheets

March 31, 2013 and December 31, 2012

(Unaudited)

(Dollars in thousands, except unit data)

	March 31, 2013	December 31, 2012
Assets:
Real estate assets:
Land	$363,112	$359,943
Buildings and improvements	2,918,059	2,867,409
Furniture, fixtures and equipment	87,715	84,997
Development and capital improvements in progress	51,016	50,844

	3,419,902	3,363,193
Less accumulated depreciation	(930,386)	(901,485)

	2,489,516	2,461,708

Land held for future development	1,205	1,205
Commercial properties, net	7,868	8,058
Investments in real estate joint ventures	749	4,837

Real estate assets, net	2,499,338	2,475,808

Cash and cash equivalents	8,172	8,886
Restricted cash	649	809
Deferred financing costs, net	12,533	13,380
Other assets	30,576	26,882
Goodwill	4,106	4,106

Total assets	$2,555,374	$2,529,871

Liabilities and Capital:
Liabilities:
Secured notes payable	$1,094,102	$1,170,646
Unsecured notes payable	577,000	483,000
Accounts payable	5,163	3,889
Fair market value of interest rate swaps	17,313	21,423
Accrued expenses and other liabilities	80,849	90,559
Security deposits	6,327	6,167
Due to General Partner	27,497	24,255

Total liabilities	1,808,251	1,799,939

Redeemable units	5,191	4,713

Capital:
General partner: 40,088,385 MAA LP units outstanding at March 31, 2013 and 39,721,461 MAA LP units outstanding at December 31, 2012	718,651	706,296
Limited partners: 1,707,660 MAA LP units outstanding at March 31, 2013 and 1,731,672 MAA LP units outstanding at December 31, 2012	30,836	30,993
Accumulated other comprehensive losses	(22,524)	(26,881)

Total partners’ capital	726,963	710,408
Noncontrolling interest	14,969	14,811

Total capital	741,932	725,219

Total liabilities and capital	$2,555,374	$2,529,871

Number of units outstanding represent total MAA LP units regardless of classification on the consolidated balance sheet. The number of units classified as redeemable units on the consolidated balance sheet for March 31, 2013 and December 31, 2012 are 75,167 and 72,786, respectively.

See accompanying notes to consolidated financial statements.

Mid-America Apartments, L.P.

Condensed Consolidated Statements of Operations

Three months ended March 31, 2013 and 2012

(Unaudited)

(Dollars in thousands, except per unit data)

	Three months ended March 31,
	2013	2012
Operating revenues:
Rental revenues	$110,387	$95,206
Other property revenues	9,503	8,654

Total property revenues	119,890	103,860
Management fee income	178	269

Total operating revenues	120,068	104,129

Property operating expenses:
Personnel	13,098	12,397
Building repairs and maintenance	2,992	3,323
Real estate taxes and insurance	14,653	12,348
Utilities	6,111	5,435
Landscaping	2,718	2,516
Other operating	7,900	7,403
Depreciation and amortization	30,350	26,755

Total property operating expenses	77,822	70,177
Acquisition expenses	10	20
Property management expenses	4,778	4,924
General and administrative expenses	2,890	3,029

Income from continuing operations before non-operating items	34,568	25,979
Interest and other non-property income	18	114
Interest expense	(14,112)	(12,792)
(Loss) gain on debt extinguishment/modification	(61)	20
Amortization of deferred financing costs	(765)	(656)
Net casualty gain (loss) after insurance and other settlement proceeds	16	(9)

Income from continuing operations before gain (loss) from real estate joint ventures	19,664	12,656
Gain (loss) from real estate joint ventures	54	(31)

Income from continuing operations	19,718	12,625
Discontinued operations:
Income from discontinued operations before gain on sale	—	484
Net casualty loss after insurance and other settlement proceeds on discontinued operations	—	(54)
Gain on sale of discontinued operations	—	9,429

Consolidated net income	19,718	22,484
Net income attributable to noncontrolling interests	159	148

Net income available for Mid-America Apartments, L.P. common unitholders	$19,559	$22,336

Earnings per common unit — basic and diluted:
Income from continuing operations available for common unitholders	$0.47	$0.32
Income from discontinued property operations available for common unitholders	—	0.25

Net income available for common unitholders	$0.47	$0.57

Distributions declared per common unit	$0.6950	$0.6600

See accompanying notes to consolidated financial statements.

Mid-America Apartments, L.P.

Condensed Consolidated Statements of Comprehensive Income

Three months ended March 31, 2013 and 2012

(Unaudited)

(Dollars in thousands)

	Three months ended March 31,
	2013	2012
Consolidated net income	$19,718	$22,484
Other comprehensive income:
Unrealized losses from the effective portion of derivative instruments	(179)	(1,298)
Reclassification adjustment for losses included in net income for the effective portion of derivative instruments	4,536	5,548

Total comprehensive income	24,075	26,734
Less: comprehensive income attributable to noncontrolling interests	(159)	(148)

Comprehensive income attributable to Mid-America Apartments, L.P.	$23,916	$26,586

See accompanying notes to consolidated financial statements.

Mid-America Apartments, L.P.

Condensed Consolidated Statements of Cash Flows

Three months ended March 31, 2013 and 2012

(Unaudited)

(Dollars in thousands)

	Three months ended March 31,
	2013	2012
Cash flows from operating activities:
Consolidated net income	$19,718	$22,484
Adjustments to reconcile net income to net cash provided by operating activities:
Retail revenue accretion	(10)	—
Depreciation and amortization	31,188	28,615
Stock compensation expense	565	730
Redeemable units issued	143	104
Amortization of debt premium	(225)	(90)
(Gain) loss from investments in real estate joint ventures	(54)	31
Loss (gain) on debt extinguishment	61	(20)
Derivative interest expense	261	167
Loss on sale of non-depreciable assets	—	9
Gain on sale of discontinued operations	—	(9,429)
Net casualty (gain) loss and other settlement proceeds	(16)	54
Changes in assets and liabilities:
Restricted cash	160	206
Other assets	(3,448)	2,207
Accounts payable	1,274	1,636
Accrued expenses and other	(14,135)	(16,057)
Security deposits	160	79

Net cash provided by operating activities	35,642	30,726

Cash flows from investing activities:
Purchases of real estate and other assets	(32,561)	—
Normal capital improvements	(7,782)	(9,785)
Construction capital and other improvements	(444)	(636)
Renovations to existing real estate assets	(1,802)	(2,364)
Development	(12,240)	(18,617)
Distributions from real estate joint ventures	4,964	459
Contributions to real estate joint ventures	(16)	(51)
Proceeds from disposition of real estate assets	76	28,959
Funding of escrow for future acquisitions	—	(21,585)

Net cash used in investing activities	(49,805)	(23,620)

Cash flows from financing activities:
Advances from general partner	3,323	3,099
Net change in credit lines	19,000	(158,802)
Proceeds from notes payable	—	50,000
Principal payments on notes payable	(1,319)	(807)
Payment of deferred financing costs	(120)	(1,397)
Repurchase of common units	(673)	(9,541)
Proceeds from issuances of common units	22,058	120,142
Distributions paid on common units	(28,820)	(25,448)

Net cash provided by (used in) financing activities	13,449	(22,754)

Net decrease in cash and cash equivalents	(714)	(15,648)

Cash and cash equivalents, beginning of period	8,886	57,151

Cash and cash equivalents, end of period	$8,172	$41,503

Supplemental disclosure of cash flow information:
Interest paid	$14,817	$15,466
Supplemental disclosure of noncash investing and financing activities:
Accrued construction in progress	$6,756	$7,610
Interest capitalized	$448	$492
Marked-to-market adjustment on derivative instruments	$4,096	$4,083

See accompanying notes to consolidated financial statements.

Mid-America Apartments, L.P.

Notes to Condensed Consolidated Financial Statements

March 31, 2013 and 2012

(Unaudited)

1.	Consolidation and Basis of Presentation and Significant Accounting Policies

Consolidation and Basis of Presentation

Mid-America Apartments, L.P., or MAA LP, is a Memphis, Tennessee based limited partnership formed in 1993 and currently operates pursuant to the provisions of the Second Amended and Restated Agreement of Limited Partnership, or the existing partnership agreement. MAA LP’s sole general partner is Mid-America Apartment Communities, Inc., or MAA, a Memphis, Tennessee-based self-administered and self-managed real estate investment trust, or REIT, that focuses on acquiring, owning and operating apartment communities mainly in the Sunbelt region of the United States. As of March 31, 2013, MAA LP owned or owned interests in a total of 151 multifamily apartment communities comprising 44,547 apartments located in 12 states, including one community comprising 316 apartments owned through its joint venture, Mid-America Multifamily Fund I, LLC, or Fund I, and four communities comprising 1,156 apartments owned through its joint venture, Mid-America Multifamily Fund II, LLC, or Fund II. MAA LP also had two development communities and a second phase to an existing community under construction totaling 774 units as of March 31, 2013. A total of 106 units for the development projects were completed as of March 31, 2013, and therefore have been included in the totals above. Total expected costs for the development projects are $101.3 million, of which $56.3 million has been incurred through March 31, 2013. MAA LP expects to complete construction on the three projects by the end of 2014. Four of MAA LP’s properties include retail components with approximately 107,000 square feet of gross leasable area.

The accompanying unaudited condensed consolidated financial statements have been prepared by MAA’s management in accordance with United States generally accepted accounting principles, or GAAP, for interim financial information and applicable rules and regulations of the Securities and Exchange Commission, or the SEC, and MAA’s accounting policies as set forth in MAA’s December 31, 2012 annual consolidated financial statements. All significant intercompany accounts and transactions have been eliminated in consolidation. In MAA’s opinion, all adjustments necessary for a fair presentation of the condensed consolidated financial statements have been included, and all such adjustments were of a normal recurring nature. The results of operations for the three-month periods ended March 31, 2013 and 2012 are not necessarily indicative of the results to be expected for the full year. These financial statements should be read in conjunction with MAA LP’s audited financial statements and notes thereto included in MAA’s Current Report on Form 8-K filed with the SEC on March 22, 2013 and included in Annex E filed herewith. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the dates of the financial statements and the amounts of revenues and expenses during the reporting periods. Actual amounts realized or paid could differ from those estimates.

Interests in MAA LP are represented by operating partnership units, or MAA LP units. As of March 31, 2013, there were 41,796,045 MAA LP units outstanding, 40,088,385 or 95.9% of which were owned by MAA, MAA LP’s general partner. The remaining 1,707,660 MAA LP units were owned by nonaffiliated limited partners, as defined in the existing partnership agreement of MAA LP. During the three-month periods ended March 31, 2013 and 2012, rental revenue of MAA LP represented 90.0% and 89.5% of the consolidated rental revenues of MAA, respectively.

The consolidated financial statements presented herein include the accounts of MAA LP and all other subsidiaries in which MAA LP has a controlling financial interest. MAA LP owns approximately 70% to 100% of all consolidated subsidiaries.

MAA LP invests in entities that may qualify as variable interest entities, or VIE. A VIE is a legal entity in which the equity investors lack sufficient equity at risk for the entity to finance its activities without additional subordinated financial support or, as a group, the holders of the equity investment at risk lack the power to direct the activities of a legal entity as well as the obligation to absorb its expected losses or the right to receive its expected residual returns. MAA LP consolidates all VIEs for which it is the primary beneficiary and uses the equity method to account for investments that qualify as VIEs but for which it is not the primary beneficiary. In determining whether MAA LP is the primary beneficiary of a VIE, MAA LP considers qualitative and quantitative factors, including but not limited to, those activities that most significantly impact the VIE’s economic performance and which party controls such activities.

MAA LP uses the equity method of accounting for its investments in entities for which it exercises significant influence, but does not have the ability to exercise control. These entities are not variable interest entities. The factors considered in determining that MAA LP does not have the ability to exercise control include ownership of voting interests and participatory rights of investors.

Earnings per MAA LP Unit

Basic earnings per MAA LP unit is computed by dividing net income available for MAA LP common unitholders by the weighted average number of units outstanding during the period. Diluted earnings per MAA LP unit reflects the potential dilution that could occur if securities or other contracts to issue MAA LP units were exercised or converted into MAA LP units. For the three months ended March 31, 2013 and 2012, there were no dilutive securities and therefore basic and diluted earnings per MAA LP unit are the same.

A reconciliation of the numerators and denominators of the basic and diluted earnings per unit computations for the three months ended March 31, 2013 and 2012 is presented below:

(dollars and shares in thousands, except per unit amounts)
	Three months ended March 31,
	2013	2012
Units Outstanding
Weighted average common units — basic and diluted	41,514	39,133

Calculation of Earnings per Unit — basic and diluted
Income from continuing operations	$19,718	$12,625
Income from continuing operations attributable to noncontrolling interests	(159)	(83)

Income from continuing operations available for common unitholders, adjusted	$19,559	$12,542

Income from discontinued operations	$—	$9,859
Income from discontinued operations attributable to noncontrolling interests	—	(65)

Income from discontinued operations available for common unitholders, adjusted	$—	$9,794

Earnings per unit — basic and diluted:
Income from continuing operations available for common unitholders	$0.47	$0.32
Income from discontinued operations available for common unitholders	—	0.25

Net income available for common unitholders	$0.47	$0.57

2.	Segment Information

As of March 31, 2013, MAA LP owned or had an ownership interest in 151 multifamily apartment communities in 12 different states from which it derived all significant sources of earnings and operating cash flows. Senior management evaluates performance and determines resource allocations by reviewing apartment communities individually and in the following reportable operating segments:

•	Large market same store communities are generally communities:

•	in markets with a population of at least one million and at least 1% of the total public multifamily REIT units; and

•	that MAA LP has owned and have been stabilized for at least a full 12 months and have been identified as a disposition property by the Board of Directors.

•	Secondary market same store communities are generally communities:

•	in markets with populations of more than one million but less than 1% of the total public multifamily REIT units or in markets with a population of less than one million; and

•	that MAA LP has owned and have been stabilized for at least a full 12 months and have been identified as a disposition property by the Board of Directors.

•

Non same store communities and other includes recent acquisitions, communities in development or lease-up and communities that have been identified as a disposition by MAA’s Board of Directors. Also included in non same store communities are non multifamily activities which represent less than 1% of MAA LP’s portfolio.

On the first day of each calendar year, MAA LP determines the composition of its same store operating segments for that year as well as adjusting the previous year, which allows MAA LP to evaluate full period-over-period operating comparisons. Properties in development or lease-up will be added to the same store portfolio on the first day of the calendar year after they have been owned and stabilized for at least a full 12 months. A property becomes stabilized when it reaches 90% occupancy for at least 90 days. MAA LP utilizes net operating income, or NOI, in evaluating the performance of the segments. Total NOI represents total property revenues less total property operating expenses, excluding depreciation and amortization, for all properties held during the period regardless of their status as held for sale. MAA LP believes NOI is a helpful tool in evaluating the operating performance of its segments because it measures the core operations of property performance by excluding partnership level expenses and other items not related to property operating performance.

Revenues and NOI for each reportable segment for the three-month periods ended March 31, 2013 and 2012, were as follows (dollars in thousands):

	Three months ended March 31,
	2013	2012
Revenues
Large Market Same Store	$57,278	$53,932
Secondary Market Same Store	44,249	42,673
Non-Same Store and Other	18,363	7,255

Total property revenues	119,890	103,860
Management fee income	178	269

Total operating revenues	$120,068	$104,129

NOI
Large Market Same Store	$34,580	$31,436
Secondary Market Same Store	26,706	25,057
Non-Same Store and Other	11,132	5,780

Total NOI	72,418	62,273
Discontinued operations NOI included above		(1,835)
Management fee income	178	269
Depreciation and amortization	(30,350)	(26,755)
Acquisition expense	(10)	(20)
Property management expense	(4,778)	(4,924)
General and administrative expense	(2,890)	(3,029)
Interest and other non-property income	18	114
Interest expense	(14,112)	(12,792)
(Loss) gain on debt extinguishment	(61)	20
Amortization of deferred financing costs	(765)	(656)
Net casualty gain (loss) and other settlement proceeds	16	(9)
Gain (loss) from real estate joint ventures	54	(31)
Discontinued operations	—	9,859
Net income attributable to noncontrolling interests	(159)	(148)

Net income available for Mid-America Apartments, L.P. common unitholders	$19,559	$22,336

Assets for each reportable segment as of March 31, 2013 and December 31, 2012, were as follows (dollars in thousands):

	March 31, 2013	December 31, 2012
Assets
Large Market Same Store	$1,194,556	$1,108,827
Secondary Market Same Store	697,986	654,315
Non-Same Store and Other	623,459	728,209
Corporate assets	39,373	38,520

Total assets	$2,555,374	$2,529,871

3.	Capital

Total capital and its components for the three-month periods ended March 31, 2013 and 2012 were as follows (dollars in thousands, except per unit data):

	MAA LP unitholders
	Limited Partner	General Partner	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total Partnership Capital
CAPITAL BALANCE DECEMBER 31, 2012	$30,993	$706,296	$(26,881)	$14,811	$725,219

Net income	808	18,751		159	19,718
Other comprehensive income — derivative instruments (cash flow hedges)			4,357		4,357
Issuance of units		22,058			22,058
Units repurchased and retired		(673)			(673)
General partner units issued in exchange for limited partner units	(443)	443			—
Redeemable units fair market value adjustment		(319)			(319)
Adjustment for noncontrolling interest ownership in subsidiaries	665	(664)		(1)	—
Amortization of unearned compensation		630			630
Distributions ($0.6950 per unit)	(1,187)	(27,871)			(29,058)

CAPITAL BALANCE MARCH 31, 2013	$30,836	$718,651	$(22,524)	$14,969	$741,932

	MAA LP unitholders
	Limited Partner	General Partner	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total Partnership Capital
CAPITAL BALANCE DECEMBER 31, 2011	$28,729	$538,623	$(38,579)	$13,362	$542,135

Net income	1,105	21,231		148	22,484
Other comprehensive income — derivative instruments (cash flow hedges)			4,250		4,250
Issuance of units		120,143			120,143
Units repurchased and retired		(9,541)			(9,541)
General partner units issued in exchange for limited partner units	(28)	28			—
Redeemable units fair market value adjustment		(293)			(293)
Adjustment for noncontrolling interest ownership in subsidiaries	3,987	(3,987)		—	—
Amortization of unearned compensation		814			814
Distributions ($0.6600 per unit)	(1,279)	(25,475)			(26,754)

CAPITAL BALANCE MARCH 31, 2012	$32,514	$641,543	$(34,329)	$13,510	$653,238

4.	Real Estate Acquisitions

On February 1, 2013, MAA LP purchased Milstead Village, a 310-unit apartment community located in Kennesaw (Atlanta), Georgia. This property was previously a part of Fund I.

5.	Discontinued Operations

During the three-month period ended March 31, 2013, MAA LP did not dispose of any properties. Income from continuing operations attributable to MAA LP was $19.5 million for the three-month period ended March 31, 2013 compared to $12.5 million for the three-month period ended March 31, 2012. For the three-month period ended March 31, 2013, there was no income from discontinued operations attributable to MAA LP. Income from discontinued operations attributable to MAA LP was $9.8 million for the three-month period ended March 31, 2012. Income from continuing operations attributable to noncontrolling interest was $0.2 million for the three-month period ended March 31, 2013 compared to $0.1 million for the three-month period ended March 31, 2012. For the three-month period ended March 31, 2013, there was no income from discontinued operations attributable to noncontrolling interest. Income from discontinued operations attributable to noncontrolling interest was $0.1 million for the three-month period ended March 31, 2012.

The following is a summary of discontinued operations for the three-month periods ended March 31, 2013 and 2012, (dollars in thousands):

	Three months ended March 31,
	2013	2012
Revenues
Rental revenues	$—	$3,565
Other revenues	—	417

Total revenues	—	3,982

Expenses
Property operating expenses	—	2,179
Depreciation and amortization	—	1,060
Interest expense	—	259

Total expense	—	3,498

Income from discontinued operations before gain on sale	—	484
Net loss on insurance and other settlement proceeds on discontinued operations	—	(54)
Gain on sale of discontinued operations
Income from discontinued operations	—	9,429

	$—	$9,859

6.	Partners’ Capital

Interests in MAA LP are represented by MAA LP units. As of March 31, 2013, there were 41,796,045 MAA LP units outstanding, 40,088,385 or 95.9% of which were owned by MAA, MAA LP’s general partner. The remaining 1,707,660 MAA LP units were owned by nonaffiliated limited partners (“Class A Limited Partners”). As of March 31, 2012, there were 40,390,861 MAA LP units outstanding, 38,455,153 or 95.2% of which were owned by MAA and 1,935,708 of which were owned by the Class A Limited Partners.

MAA, as the sole general partner, has full, complete and exclusive discretion to manage and control the business of MAA LP subject to the restrictions specifically contained within the existing partnership agreement of MAA LP. Unless otherwise stated in the existing partnership agreement of MAA LP, this power includes, but is not limited to, acquiring, leasing, or disposing of any real property; constructing buildings and making other improvements to properties owned; borrowing money, modifying or extinguishing current borrowings, issuing evidence of indebtedness, and securing such indebtedness by mortgage, deed of trust, pledge or other lien on MAA LP’s assets; and distribution of MAA LP cash or other assets in accordance with the existing partnership agreement of MAA LP. MAA can generally, at its sole discretion, issue and redeem MAA LP units and determine the consideration to be received or the redemption price to be paid, as applicable. The general partner may delegate these and other powers granted if the general partner remains in supervision of the designee.

Under the existing partnership agreement of MAA LP, MAA LP may issue Class A Common Units and Class B Common Units. Class A Common Units may only be held by limited partners who are not affiliated with MAA, in its capacity as general partner of MAA LP, while Class B Common Units may only be held by MAA, in its capacity as general partner of MAA LP, and as of March 31, 2013, a total of 1,707,660 Class A Common Units were held by limited partners unaffiliated with MAA, while a total of 40,088,385 Class B Common Units were held by MAA. In general, the limited partners do not have the power to participate in the management or control of MAA LP’s business except in limited circumstances including changes in the general partner and protective rights if the general partner acts outside of the provisions provided in the existing partnership agreement of MAA LP. The transferability of Class A Common Units is also limited by the existing partnership agreement.

Net income is allocated to the general partner and limited partners based on their respective ownership percentages of MAA LP. Issuance or redemption of additional Class A Common Units or Class B Common Units changes the relative ownership percentage of the partners. The issuance of Class B Common Units generally occurs when MAA issues common stock and the proceeds from that issuance are contributed to MAA LP in exchange for the issuance of Class B Common Units to MAA equal to the number of common stock shares issued. Likewise, if MAA repurchases or redeems outstanding shares of common stock, MAA LP generally redeems an equal number of Class B Common Units with similar terms held by MAA for a redemption price equal to the purchase price of those shares of common stock. At each reporting period, the allocation between general partner capital and limited partner capital is adjusted to account for the change in the respective percentage ownership of the underlying capital of MAA LP. Holders of Class A Common Units may require MAA to redeem their Class A Common Units, in which case MAA may, at its option, pay the redemption price either in cash (in an amount per Class A Common Unit equal, in general, to the average closing price of MAA’s common stock on the New York Stock Exchange, or NYSE, over a specified period prior to the redemption date) or by delivering one share of MAA common stock (subject to adjustment under specified circumstances) for each Class A Common Unit so redeemed.

At March 31, 2013, a total of 1,707,660 Class A Common Units were outstanding and redeemable for 1,707,660 shares of MAA common stock, or approximately $117,931,000 based on the closing price of MAA’s common stock on March 31, 2013 of $69.06 per share, at MAA’s option. At March 31, 2012, a total of 1,935,708 Class A Common Units were outstanding and redeemable for 1,935,708 shares of MAA common stock, or approximately $129,750,507 based on the closing price of MAA’s common stock on March 31, 2012 of $67.03 per share, at MAA’s option.

MAA LP pays the same per unit distribution in respect to the MAA LP units as the per share dividend MAA pays in respect to its common and preferred stock.

On August 26, 2010, MAA LP and MAA entered into sales agreements with Cantor Fitzgerald & Co., Raymond James & Associates, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated to sell up to a combined total of 6,000,000 shares of MAA common stock, from time to time in at-the-market offerings or negotiated transactions through a controlled equity offering program. On February 25, 2013, MAA LP and MAA entered into sales agreements with J.P. Morgan Securities LLC, BMO Capital Markets Corp., KeyBanc Capital Markets Inc. and UBS Securities LLC with materially the same terms as MAA LP’s and MAA’s previous ATM agreements for a combined total of 4,500,000 shares of MAA common stock.

During the three-month period ended March 31, 2013, MAA sold 325,166 shares of common stock for net proceeds of $22.0 million through its ATM programs. The gross proceeds for these issuances were $22.3 million for the three-month period ended March 31, 2013. During the three-month period ended March 31, 2012, MAA did not issue any shares through its ATM program. As of March 31, 2013, there were 4,174,834 shares outstanding under the ATM. All proceeds from these transactions were received by MAA LP in exchange for a number of MAA LP units equal to the number of shares issued by MAA.

On March 2, 2012, MAA closed on an underwritten public offering of 1,955,000 shares of common stock. UBS Investment Bank and Jeffries & Company, Inc. acted as joint bookrunning managers. This transaction resulted in net proceeds of $120.1 million. The gross proceeds for this offering were approximately $124.1 million. MAA had no such offerings during the three-month period ended March 31, 2013. Proceeds from this transaction were received by MAA LP in exchange for MAA LP units equal to the number of shares issued.

MAA has a Dividend and Distribution Reinvestment and Share Purchase Plan, or DRSPP, pursuant to which MAA’s shareholders have the ability to reinvest all or part of their distributions from MAA’s common stock, preferred stock or MAA LP units into MAA’s common stock. The plan also provides the opportunity to make optional cash investments in common shares of at least $250, but not more than $5,000 in any given month, free of brokerage commissions and charges. MAA, in its absolute discretion, may grant waivers to allow for optional cash payments in excess of $5,000. To fulfill its obligations under the DRSPP, MAA may either issue additional shares of common stock or repurchase common stock in the open market. MAA has registered with the Securities and Exchange Commission, or the SEC, the offer and sale of up to 7,600,000 shares of common stock pursuant to the DRSPP. MAA may elect to sell shares under the DRSPP at up to a 5% discount.

Common stock shares totaling 141 during the three-month period ended March 31, 2013 and 120 during the three-month period ended March 31, 2012 were acquired by shareholders under the DRSPP. The issuances resulted in gross proceeds of approximately $10,000 and $8,000 for the three-month periods ending March 31, 2013 and 2012, respectively. All funds received from these issuances were contributed to MAA LP in exchange for a number of MAA LP units equal to the number of shares issued by MAA.

During the three months ended March 31, 2013, 4,582 shares of MAA’s common stock were acquired from employees to satisfy minimum tax withholding obligations that arose upon vesting of restricted stock granted pursuant to approved plans. During the three months ended March 31, 2012, 15,565 shares were acquired for these purposes. MAA LP acquires MAA LP units from MAA equal to the number of shares acquired by MAA from employees to satisfy tax withholding obligations.

7.	Notes Payable

On March 31, 2013 and December 31, 2012, MAA LP had total indebtedness of approximately $1.67 billion and $1.65 billion, respectively. MAA LP’s indebtedness as of March 31, 2013 consisted of both conventional and tax exempt debt. Borrowings were made through individual property mortgages as well as company-wide credit facilities. MAA LP utilizes both secured and unsecured debt.

On March 1, 2012, MAA LP entered into a $150 million unsecured term loan agreement with a syndicate of banks led by KeyBank and J.P. Morgan with a variable rate resetting monthly at LIBOR plus a spread of 1.40% to 2.15% based on a leveraged based pricing grid and a maturity date of March 1, 2017. As of March 31, 2013 the full amount was outstanding under this agreement. In July 2012, MAA LP received an investment grade rating (Baa2) from Moody’s rating service, which caused the variable rate to reset monthly at LIBOR plus a spread of 1.10% to 2.05% based on an investment grade ratings grid.

On August 31, 2012, MAA LP issued $175 million of Senior Unsecured Notes to be funded at three separate times. These notes were offered in a private placement with four tranches: $18 million at 3.15% maturing on November 30, 2017; $20 million at 3.61% maturing on November 30, 2019; $117 million at 4.17% maturing on November 30, 2022; and $20 million at 4.33% maturing on November 30, 2024. As of March 31, 2013, the full amount of the Notes has been funded and is included in MAA LP’s balance sheet.

As of March 31, 2013, approximately 42% of MAA LP’s outstanding debt was borrowed through secured credit facility relationships with Prudential Mortgage Capital, which are credit enhanced by the Federal National Mortgage Association, or FNMA, and Financial Federal, which are credit enhanced by the Federal Home Loan Mortgage Corporation, or Freddie Mac.

MAA LP utilizes interest rate swaps and interest rate caps to help manage its current and future interest rate risk and entered into 18 interest rate swaps and 14 interest rate caps as of March 31, 2013, representing notional amounts totaling $484.0 million and $232.6 million, respectively. MAA LP also held 9 non-designated interest rate caps with notional amounts totaling $55.9 million as of March 31, 2013.

The following table summarizes MAA LP’s outstanding debt structure as of March 31, 2013 (dollars in thousands):

	Borrowed Balance	Effective Rate	Contract Maturity
Fixed Rate Secured Debt
Individual property mortgages	$371,116	4.8%	9/2/2019
FNMA conventional credit facilities	50,000	4.7%	3/31/2017
Credit facility balances with:
LIBOR-based interest rate swaps	334,000	5.3%	4/22/2014

Total fixed rate secured debt	$755,116	5.0%	2/19/2017
Variable Rate Secured Debt (1)
FNMA conventional credit facilities	$189,721	0.8%	7/27/2016
FNMA tax-free credit facilities	69,818	0.9%	8/11/2031
Freddie Mac credit facilities	64,247	0.7%	7/1/2014
Freddie Mac mortgage	15,200	3.6%	1 /1 /2016

Total variable rate secured debt	$338,986	0.9%	4/1/2019

Total Secured Debt	$1,094,102	3.8%	10/16/2017

Unsecured Debt
Variable rate credit facility	$117,000	1.5%	11/1/2015
Term loan fixed with swaps	150,000	2.4%	3/1/2017
Fixed rate senior private placement bonds	310,000	4.5%	7/27/2021

Total Unsecured Debt	$577,000	3.4%	4/6/2019

Total Outstanding Debt	$1,671,102	3.7%	4/19/2018

(1)	Includes capped balances.

MAA LP has additional requirements related to $20.2 million of tax-free bonds issued by MAA but held within the FNMA facility. These amounts are not included in MAA LP’s debt discussion above or within MAA LP’s Consolidated Balance Sheets as MAA LP is not the legal borrower of the bonds; however, because of MAA LP’s obligations under the FNMA facility, MAA LP could be required to pay related principal, interest, and other costs if MAA were to default on its payments.

8.	Derivatives and Hedging Activities

Risk Management Objective of Using Derivatives

MAA LP is exposed to certain risk arising from both its business operations and economic conditions. MAA LP principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. MAA LP manages economic risks, including interest rate, liquidity and credit risk, primarily by managing the amount, sources and duration of its debt funding and the use of derivative financial instruments. Specifically, MAA LP enters into derivative financial instruments to manage exposures that arise from business activities that result in the payment of future contractual and forecasted cash amounts, principally related to its borrowings, the value of which are determined by changing interest rates.

Cash Flow Hedges of Interest Rate Risk

MAA LP’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, MAA LP uses interest rate swaps and interest rate caps as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable amounts from a counterparty in exchange for MAA LP making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. Interest rate caps designated as cash flow hedges involve the receipt of variable amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an up front premium.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During the three months ended March 31, 2013 and 2012, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. During the three months ended March 31, 2013 and 2012, MAA LP recorded ineffectiveness of $4,000 (decrease to interest expense) and $10,000, (increase to interest expense), respectively, attributable to a mismatch in the underlying indices of the derivatives and the hedged interest payments made on its variable-rate debt.

During the three months ended March 31, 2013, MAA LP also had two interest rate caps with a total notional amount of $7.9 million, where only the changes in intrinsic value are recorded in accumulated other comprehensive income. Changes in fair value of these interest rate caps due to changes in time value (e.g. volatility, passage of time, etc.) are excluded from effectiveness testing and are recognized directly in earnings. During the three months ended March 31, 2013, MAA LP had no changes in the time value of these interest rate caps. During the three months ended March 31, 2012, MAA LP recorded a loss of less than $1,000 due to changes in the time value of these interest rate caps.

Amounts reported in accumulated other comprehensive income related to derivatives designated as qualifying cash flow hedges will be reclassified to interest expense as interest payments are made on MAA LP’s variable-rate debt. During the next 12 months, MAA LP estimates that an additional $13.4 million will be reclassified to earnings as an increase to interest expense, which primarily represents the difference between MAA LP’s fixed interest rate swap payments and the projected variable interest rate swap payments.

All interest rate cap discussions below include two caps that are designated as hedges of MAA debt and therefore do not show up in the debt schedules for MAA LP. These two hedges will still be included in the derivative discussion as the actual derivative instruments belong to MAA LP.

As of March 31, 2013, MAA LP had the following outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk:

Interest Rate Derivative	Number of Instruments	Notional
Interest Rate Caps	14	$232,576,000
Interest Rate Swaps	18	$484,000,000

Non-Designated Hedges

Derivatives not designated as hedges are not speculative and are used to manage the MAA LP’s exposure to interest rate movements and other identified risks but do not meet the strict hedge accounting requirements of FASB ASC 815, Derivatives and Hedging. Changes in the fair value of derivatives not designated in hedging relationships are recorded directly in earnings and resulted in losses of $13,300 and $24,000 for the three months ended March 31, 2013 and 2012, respectively.

As of March 31, 2013, MAA LP had the following outstanding interest rate derivatives that were not designated as hedges:

Interest Rate Derivative	Number of Instruments	Notional
Interest rate caps	9	$55,875,000

Tabular Disclosure of Fair Values of Derivative Instruments on the Balance Sheet

The table below presents the fair value of MAA LP’s derivative financial instruments as well as its classification on the Consolidated Balance Sheet as of March 31, 2013 and December 31, 2012, respectively. This table also shows the gross presentation of MAA LP’s derivatives as MAA LP does not net assets and liabilities:

Fair Values of Derivative Instruments on the Consolidated Balance Sheet as of March 31, 2013 and December 31, 2012 (dollars in thousands)

	Asset Derivatives			Liability Derivatives
		March 31, 2013 Fair Value	December 31, 2012 Fair Value		March 31, 2013 Fair Value	December 31, 2012 Fair Value
Derivatives designated as hedging instruments	Balance Sheet Location			Balance Sheet Location
Interest rate contracts	Other assets	$244	$245	Fair market value of interest rate swaps	$17,313	$21,423

Total derivatives designated as hedging instruments		$244	$245		$17,313	$21,423

Derivatives not designated as hedging instruments
Interest rate contracts	Other assets	$30	$43		$—	$—

Total derivatives not designated as hedging instruments		$30	$43		$—	$—

Tabular Disclosure of the Effect of Derivative Instruments on the Statements of Operations

The table below presents the effect of MAA LP’s derivative financial instruments on the Consolidated Statements of Operations for the three months ended March 31, 2013 and 2012, respectively.

Effect of Derivative Instruments on the Consolidated Statements of Operations for the Three months ended March 31, 2013 and 2012 (dollars in thousands)

Derivatives in Cash Flow Hedging Relationships Three months ended March 31,	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion)		Location of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)		Location of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)
	2013	2012		2013	2012		2013	2012
Interest rate contracts	$(179)	$(1,298)	Interest expense	$(4,536)	$(5,548)	Interest expense	$4	$(10)

Total derivatives in cash flow hedging relationships	$(179)	$(1,298)		$(4,536)	$(5,548)		$4	$(10)

Derivatives Not Designated as Hedging Instruments Three months ended March 31,						Location of Gain or (Loss) Recognized in Income	2013	2012
Interest rate products						Interest expense	$(13)	$(24)

Total							$(13)	$(24)

Credit-Risk-Related Contingent Features

As of March 31, 2013, derivatives that were in a net liability position and subject to credit-risk-related contingent features had a termination value of $19.1 million, which includes accrued interest but excludes any adjustment for nonperformance risk. These derivatives had a fair value, gross of asset positions, of $17.3 million at March 31, 2013.

Certain of MAA LP’s derivative contracts contain a provision where if MAA LP defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then MAA LP could also be declared in default on its derivative obligations. As of March 31, 2013, MAA LP had not breached the provisions of these agreements. If MAA LP had breached these provisions, MAA LP could have been required to settle its obligations under the agreements at their termination value of $10.4 million.

Certain of MAA LP’s derivative contracts contain a provision where it could be declared in default on its derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to the Company’s default on the indebtedness. As of March 31, 2013, MAA LP had not breached the provisions of these agreements. If MAA LP had breached these provisions, MAA LP could have been required to settle its obligations under the agreements at the termination value of $2.9 million.

Certain of MAA LP’s derivative contracts are credit enhanced by either FNMA or Freddie Mac. These derivative contracts require that MAA LP’s credit enhancing party maintain credit ratings above a certain level. If MAA LP’s credit support providers were downgraded below Baa1 by Moody’s or BBB+ by Standard & Poor’s, or S&P, MAA LP may be required to either post 100 percent collateral or settle the obligations at their termination value of $15.9 million as of March 31, 2013. Both FNMA and Freddie Mac are currently rated Aaa by Moody’s and AA+ by S&P, and therefore, the provisions of this agreement have not been breached and no collateral has been posted related to these agreements as of March 31, 2013.

Although MAA LP’s derivative contracts are subject to master netting arrangements, which serve as credit mitigants to both MAA LP and its counterparties under certain situations, MAA LP does not net its derivative fair values or any existing rights or obligations to cash collateral on the Consolidated Balance Sheet.

Other Comprehensive Income

MAA LP’s other comprehensive income consists entirely of gains and losses attributable to the effective portion of MAA LP’s cash flow hedges. The table below shows the change in the balance for the three months ended March 31, 2013 and 2012:

Changes in Accumulated Other Comprehensive Income by Component

	Affected Line Item in the Consolidated Statements Of Operations	Gains and Losses on Cash Flow Hedges For the three months ended March 31,
		2013	2012
Beginning balance		$(26,881)	$(38,579)

Other comprehensive income before reclassifications		(179)	(1,298)
Amounts reclassified from accumulated other comprehensive income (interest rate contracts)	Interest expense	4,536	5,548
Net current-period other comprehensive income attributable to Mid-America Apartments, L.P.		4,357	4,250

Ending balance		$(22,524)	$(34,329)

See also discussions in “Financial Statements — Notes to Consolidated Financial Statements”, Note 9.

9.	Fair Value Disclosure of Financial Instruments

Cash and cash equivalents, restricted cash, accounts payable, accrued expenses and other liabilities and security deposits are carried at amounts that reasonably approximate their fair value due to their short term nature.

On January 1, 2008, MAA LP adopted FASB ASC 820 Fair Value Measurements and Disclosures, or ASC 820. ASC 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. ASC 820 emphasizes that fair value is a market-based measurement, not an entity-specific measurement. ASC 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).

Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that MAA LP has the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. MAA LP’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Fixed rate notes payable at March 31, 2013 and December 31, 2012, totaled $731 million and $732 million, respectively, and had estimated fair values of $782 million and $778 million (excluding prepayment penalties), respectively, as of March 31, 2013 and December 31, 2012. The carrying value of variable rate notes payable (excluding the effect of interest rate swap and cap agreements) at March 31, 2013 and December 31, 2012, totaled $940 million and $921 million, respectively, and had estimated fair values of $873 million and $851 million (excluding prepayment penalties), respectively, as of March 31, 2013 and December 31, 2012.

Currently, MAA LP uses interest rate swaps and interest rate caps (options) to manage its interest rate risk. The valuation of these instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.

The fair values of interest rate options (caps) are determined using the market standard methodology of discounting the future expected cash receipts that would occur if variable interest rates rise above the strike rate of the caps. The variable interest rates used in the calculation of projected receipts on the cap are based on an expectation of future interest rates derived from observable market interest rate curves and volatilities.

To comply with the provisions of ASC 820, MAA LP incorporates credit valuation adjustments to appropriately reflect both MAA LP’s nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of MAA LP’s derivative contracts for the effect of nonperformance risk, MAA LP has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.

MAA LP has determined that the majority of the inputs used to value MAA LP’s derivatives fall within Level 2 of the fair value hierarchy, and as a result, all of MAA LP’s derivatives held as of March 31, 2013 and December 31, 2012 were classified as Level 2 of the fair value hierarchy.

The table below presents MAA LP’s assets and liabilities measured at fair value on a recurring basis as of March 31, 2013 and December 31, 2012, aggregated by the level in the fair value hierarchy within which those measurements fall.

Assets and Liabilities Measured at Fair Value on a Recurring Basis at March 31, 2013

(dollars in thousands)

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at March 31, 2013
Assets
Derivative financial instruments	$—	$274	$—	$274

Liabilities
Derivative financial instruments	$—	$17,313	$—	$17,313

Assets and Liabilities Measured at Fair Value on a Recurring Basis at December 31, 2012

(dollars in thousands)

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2012
Assets
Derivative financial instruments	$—	$288	$—	$288

Liabilities
Derivative financial instruments	$—	$21,423	$—	$21,423

The fair value estimates presented herein are based on information available to management as of March 31, 2013 and December 31, 2012. These estimates are not necessarily indicative of the amounts MAA LP could ultimately realize. See also discussions in “Financial Statements — Notes to Consolidated Financial Statements”, Note 8.

10.	Recent Accounting Pronouncements

Impact of Recently Issued Accounting Standards

In February 2013, the FASB issued Accounting Standards Update, or ASU, No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. Under ASU 2013-02, an entity is required to provide information about the amounts reclassified out of Accumulated other comprehensive income, or AOCI, by component. In addition, an entity is required to present, either on the face of the financial statements or in the notes, significant amounts reclassified out of AOCI by the respective line items of net income, but only if the amount reclassified is required to be reclassified in its entirety in the same reporting period. For amounts that are not required to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. ASU 2013-02 does not change the current requirements for reporting net income or other comprehensive income in the financial statements. ASU 2013-02 is effective for interim and annual periods beginning after December 15, 2012 and early adoption is permitted. MAA and MAA LP early adopted ASU 2013-02 for the annual period ended December 31, 2012. The adoption of ASU 2013-02 has not had a material impact on MAA LP’s or MAA’s consolidated financial condition or results of operations taken as a whole.

In January 2013, the FASB issued ASU No. 2013-01, Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. ASU 2013-01 clarifies that the scope of ASU 2011-11, Disclosures about Offsetting Assets and Liabilities, would apply to derivatives accounted for in accordance with FASB ASC 815, Derivatives and Hedging, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with ASC 210-20-45 or ASC 815-10-45 or subject to an enforceable master netting arrangement or similar agreement. This ASU is effective for fiscal years beginning on or after January 1, 2013 and interim periods within those annual periods. MAA and MAA LP adopted ASU 2013-01 during the period ended March 31, 2013. The adoption of ASU 2013-01 has not had a material impact on MAA LP’s or MAA’s consolidated financial condition or results of operations taken as a whole.

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs . The amendments change the wording, mainly for clarification, used to describe many of the requirements in GAAP for measuring fair value and for disclosing information about fair value measurements. For many of the requirements, the Board does not intend for the amendments in this update to result in a change in the application of the requirements in ASU 2011-04. The amendments in this ASU are to be applied prospectively. The amendments are effective during interim and annual periods beginning after December 15, 2011. MAA and MAA LP adopted ASU 2011-04 for the interim and annual periods of fiscal year 2012. The adoption of ASU 2011-04 has not had a material impact on MAA LP’s or MAA’s consolidated financial condition or results of operations taken as a whole.

11.	Subsequent Events

Real Estate Acquisitions

On May 1, 2013, MAA LP closed on the purchase of the 316-unit Greenwood Forest apartment community located in Greenwood Forest (Houston), Texas. This property was previously a part of Fund I.

On May 21, 2013, MAA LP closed on the purchase of The Haven at Cosner’s Corner, a 260-unit apartment community located in Fredericksburg, VA.

Real Estate Dispositions

On May 15, 2013, MAA LP closed on the sale of the 188-unit Woodbridge at the Lake apartment community located in Jacksonville, Florida.

Financings

On April 23, 2013, MAA LP entered into three LIBOR-based forward swaps intended to hedge the interest rate on planned future financings with a total notional amount of $150 million.

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion should be read in conjunction with the condensed consolidated financial statements and notes appearing elsewhere in this report. Historical results and trends that might appear in the condensed consolidated financial statements should not be interpreted as being indicative of future operations.

Forward Looking Statements

MAA LP considers this and other sections of this Annex F to contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act, with respect to

MAA LP’s expectations for future periods. Forward-looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, joint venture activity, development and renovation activity as well as other capital expenditures, capital raising activities, rent and expense growth, occupancy, financing activities and interest rate and other economic expectations. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results of operations, financial conditions or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting MAA LP or its properties, adverse changes in the real estate markets and general and local economies and business conditions. Although MAA LP believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this report may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by MAA or MAA LP or any other person that the results or conditions described in such statements or MAA LP’s objectives and plans will be achieved.

The following factors, among others, could cause MAA LP’s future results to differ materially from those expressed in the forward looking statements:

•	inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;

•	failure of new acquisitions to achieve anticipated results or be efficiently integrated;

•	failure of development communities to be completed, if at all, on a timely basis or to lease-up as anticipated;

•	inability of a joint venture to perform as expected;

•	inability to acquire additional or dispose of existing apartment units on favorable economic terms;

•	unexpected capital needs;

•	increasing real estate taxes and insurance costs;

•	losses from catastrophes in excess of MAA’s and MAA LP’s insurance coverage;

•	inability to acquire funding through the capital markets;

•

the availability of credit, including mortgage financing, and the liquidity of the debt markets, including a material deterioration of the financial condition of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation;

•

inability to replace financing with the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation should their investment in the multifamily industry decrease or cease to exist;

•	changes in interest rate levels, including that of variable rate debt, which are extensively used by MAA and MAA LP;

•	loss of hedge accounting treatment for interest rate swaps or interest rate caps;

•	the continuation of the good credit of MAA’s and MAA LP’s interest rate swap and cap providers;

•	inability to meet loan covenants;

•	significant decline in market value of real estate serving as collateral for mortgage obligations;

•	inability of MAA to pay required distributions to maintain REIT status due to required debt payments;

•	significant change in the mortgage financing market that would cause single-family housing, either as an owned or rental product, to become a more significant competitive product;

•	imposition of federal taxes if MAA fails to qualify as a REIT under the Code in any taxable year or foregone opportunities to ensure REIT status;

•	inability to attract and retain qualified personnel;

•	potential liability for environmental contamination;

•	adverse legislative or regulatory tax changes; and

•	litigation and compliance costs associated with laws requiring access for disabled persons.

Critical Accounting Policies and Estimates

The following discussion and analysis of financial condition and results of operations are based upon MAA LP’s condensed consolidated financial statements, and the notes thereto, which have been prepared in accordance with GAAP. The preparation of these condensed consolidated financial statements requires MAA LP to make a number of estimates and assumptions that affect the reported amounts and disclosures in the condensed consolidated financial statements. On an ongoing basis, MAA LP evaluates its estimates and assumptions based upon historical experience and various other factors and circumstances. MAA LP believes that its estimates and assumptions are reasonable under the circumstances; however, actual results may differ from these estimates and assumptions.

MAA LP believes that the estimates and assumptions listed below are most important to the portrayal of MAA LP’s financial condition and results of operations because they require the greatest subjective determinations and form the basis of accounting policies deemed to be most critical. These critical accounting policies include revenue recognition, capitalization of expenditures and depreciation and amortization of assets, impairment of long-lived assets, including goodwill, acquisition of real estate assets and fair value of derivative financial instruments.

Revenue Recognition and Real Estate Sales

MAA LP leases multifamily residential apartments under operating leases primarily with terms of one year or less. Rental revenues are recognized using a method that represents a straight-line basis over the term of the lease and other revenues are recorded when earned.

MAA LP records gains and losses on real estate sales in accordance with accounting standards governing the sale of real estate. For sale transactions meeting the requirements for the full accrual method, MAA LP removes the assets and liabilities from MAA LP’s Consolidated Balance Sheets and record the gain or loss in the period the transaction closes. For properties contributed to MAA LP’s joint ventures, MAA LP records gains on the partial sale in proportion to the outside partners’ interest in the joint venture.

Capitalization of expenditures and depreciation and amortization of assets

MAA LP carries real estate assets at depreciated cost. Depreciation and amortization is computed on a straight-line basis over the estimated useful lives of the related assets, which range from 8 to 40 years for land improvements and buildings, 5 years for furniture, fixtures, and equipment, 3 to 5 years for computers and software, and 6 months amortization for acquired leases, all of which are subjective determinations. Repairs and maintenance costs are expensed as incurred while significant improvements, renovations and replacements are capitalized. The cost to complete any deferred repairs and maintenance at properties acquired by MAA LP in order to elevate the condition of the property to its standards is capitalized as incurred.

Development costs are capitalized in accordance with accounting standards for costs and initial rental operations of real estate projects and standards for the capitalization of interest cost, real estate taxes and personnel expense.

Impairment of long-lived assets, including goodwill

MAA LP accounts for long-lived assets in accordance with the provisions of accounting standards for the impairment or disposal on long-lived assets and evaluates its goodwill for impairment under accounting standards for goodwill and other intangible assets. MAA LP evaluates goodwill for impairment on at least an annual basis, or more frequently if a goodwill impairment indicator is identified. MAA LP periodically evaluates long-lived assets, including investments in real estate and goodwill, for indicators that would suggest that the carrying amount of the assets may not be recoverable. The judgments regarding the existence of such indicators are based on factors such as operating performance, market conditions and legal factors.

Long-lived assets, such as real estate assets, equipment and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are separately presented on the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale are presented separately in the appropriate asset and liability sections of the balance sheet.

Goodwill is tested annually for impairment and is tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss for goodwill is recognized to the extent that the carrying amount exceeds the implied fair value of goodwill. This determination is made at the reporting unit level and consists of two steps. First, MAA LP determines the fair value of a reporting unit and compares it to its carrying amount. In the apartment industry, the primary method used for determining fair value is to divide annual operating cash flows by an appropriate capitalization rate. MAA LP determines the appropriate capitalization rate by reviewing the prevailing rates in a property’s market or submarket. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation in accordance with accounting standards for business combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.

Acquisition of real estate assets

MAA LP accounts for its acquisitions of investments in real estate in accordance with ASC 805-10, Business Combinations, which requires the fair value of the real estate acquired to be allocated to the acquired tangible assets, consisting of land, building and furniture, fixtures and equipment, and identified intangible assets, consisting of the value of in-place leases.

MAA LP allocates the purchase price to the fair value of the tangible assets of an acquired property determined by valuing the property as if it were vacant, based on management’s determination of the relative fair values of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. These methods include using stabilized NOI and market specific capitalization and discount rates.

In allocating the fair value of identified intangible assets of an acquired property, the in-place leases are valued based on current rent rates and time and cost to lease a unit. Management concluded that the residential leases acquired on each of its property acquisitions are approximately at market rates since the residential lease terms generally do not extend beyond one year.

MAA LP’s policy is to expense the costs incurred to acquire properties in the period these costs occur. Acquisition costs include appraisal fees, title fees, broker fees, and other legal costs to acquire the property. These costs are recorded in MAA LP’s Statement of Operations under the line Acquisition expenses.

Fair value of derivative financial instruments

MAA LP and MAA utilize certain derivative financial instruments, primarily interest rate swaps and interest rate caps, during the normal course of business to manage, or hedge, the interest rate risk associated with MAA LP’s and MAA’s variable rate debt or as hedges in anticipation of future debt transactions to manage well-defined interest rate risk associated with the transaction.

In order for a derivative contract to be designated as a hedging instrument, changes in the hedging instrument must be highly effective at offsetting changes in the hedged item. The historical correlation of the hedging instruments and the underlying hedged items are assessed before entering into the hedging relationship and on a quarterly basis thereafter, and have been found to be highly effective.

MAA LP and MAA measure ineffectiveness using the change in the variable cash flows method or the hypothetical derivative method for interest rate swaps and the hypothetical derivative method for interest rate caps for each reporting period through the term of the hedging instruments. Any amounts determined to be ineffective are recorded in earnings. The change in fair value of the interest rate swaps and the intrinsic value or fair value of interest rate caps designated as cash flow hedges are recorded to accumulated other comprehensive income in the Condensed Consolidated Balance Sheets.

The valuation of MAA LP’s derivative financial instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves. The fair values of interest rate caps are determined using the market standard methodology of discounting the future expected cash receipts that would occur if variable interest rates rise above the strike rate of the interest rate caps. The variable interest rates used in the calculation of projected receipts on the interest rate cap are based on an expectation of future interest rates derived from observable market interest rate curves and volatilities. Additionally, MAA LP and MAA incorporate credit valuation adjustments to appropriately reflect both their own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. Changes in the fair values of MAA LP’s and MAA’s derivatives are primarily the result of fluctuations in interest rates. See Notes 8 and 9 of the accompanying Condensed Consolidated Financial Statements.

Overview of the Three Months Ended March 31, 2013

MAA LP experienced an increase in income from continuing operations before non-operating items for the three months ended March 31, 2013 over the three months ended March 31, 2012 as increases in revenues outpaced increases in property operating expenses. The increases in revenues came from a 6.2% increase in MAA LP’s large market same store segment, a 3.7% increase in MAA LP’s secondary market same store segment and a 153.1% increase in MAA LP’s non-same store and other segment, which was primarily a result of acquisitions. MAA LP’s same store portfolio represents those communities that have been held and have been stabilized for at least 12 months. Communities excluded from the same store portfolio would include recent acquisitions, communities being developed or in lease-up, communities undergoing extensive renovations/redevelopment, and communities approved for disposition by the Board of Directors.

As of March 31, 2013, MAA LP’s wholly-owned portfolio consisted of 43,075 apartment units in 146 communities, compared to 41,552 apartment units in 145 communities at March 31, 2012. For these communities, the average effective rent per apartment unit, excluding units in lease-up, increased to $867.33 per unit at March 31, 2013 from $806.51 per unit at March 31, 2012. For these same communities, overall occupancy at March 31, 2013 and 2012 was 96.1% and 96.4%, respectively. Average effective rent per unit is equal to the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. MAA LP believes average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

The following is a discussion of MAA LP’s consolidated financial condition and results of operations for the three-month periods ended March 31, 2013 and 2012. This discussion should be read in conjunction with all of the consolidated financial statements included in this Annex F.

Results of Operations

Comparison of the Three-Month Period Ended March 31, 2013 to the Three-Month Period Ended March 31, 2012

Property revenues for the three months ended March 31, 2013 were approximately $119.9 million, an increase of approximately $16.0 million from the three months ended March 31, 2012 due to (i) a $3.3 million increase in property revenues from MAA LP’s large market same store group primarily as a result of an increase in average rent per unit, (ii) a $1.6 million increase in property revenues from MAA LP’s secondary market same store group primarily as a result of an increase in average rent per unit, and (iii) a $11.1 million increase in property revenues from MAA LP’s non-same store and other group, primarily as a result of acquisitions. See further discussion on revenue growth in the Trends section below.

Property operating expenses include costs for property personnel, property personnel bonuses, building repairs and maintenance, real estate taxes and insurance, utilities, landscaping and depreciation and amortization. Property operating expenses, excluding depreciation and amortization, for the three months ended March 31, 2013 were approximately $47.5 million, an increase of approximately $4.1 million from the three months ended March 31, 2012 due primarily to (i) an increase in property operating expenses of $0.2 million from MAA LP’s large market same store group, (ii) a decrease in property operating expenses of $0.1 million from MAA LP’s secondary market same store group, and (iii) an increase in property operating expenses of $4.0 million from MAA LP’s non-same store and other group, primarily as a result of acquisitions. The increase in the large market same store group is mainly the result of increases in real estate taxes. The decrease in the secondary market same store group is mainly the result of decreases in building repairs and maintenance. Other increases are the result of normal operating costs.

Depreciation and amortization expense for the three months ended March 31, 2013 was approximately $30.4 million, an increase of approximately $3.6 million from the three months ended March 31, 2012 primarily due to (i) a decrease in depreciation and amortization expense of $0.1 million from MAA LP’s large market same store group and (ii) an increase of $3.7 million from MAA LP’s non-same store and other group, mainly as a result of acquisitions. Depreciation and amortization expense from MAA LP’s secondary market same store group did not materially change from the three months ended March 31, 2012 to the three months ended March 31, 2013.

Interest expense increased by approximately $1.3 million during the three months ended March 31, 2013 compared to the three months ended March 31, 2012 primarily as a result of an increase in MAA LP’s average debt outstanding of approximately $84.5 million.

For the three months ended March 31, 2012, MAA LP recorded a total gain on sale of discontinued operations of approximately $9.4 million. There was no material gain or loss on sale of discontinued operations during the three months ended March 31, 2013.

Primarily as a result of the foregoing, net income available for MAA LP common unitholders decreased by approximately $2.8 million in the three months ended March 31, 2013 from the three months ended March 31, 2012.

Funds From Operations and Net Income

Funds from operations, or FFO, represents net income (computed in accordance with GAAP) excluding extraordinary items, net income attributable to noncontrolling interest, asset impairment, gains or losses on disposition of real estate assets, plus depreciation and amortization of real estate, and adjustments for joint ventures to reflect FFO on the same basis. This definition of FFO is in accordance with the National Association of Real Estate Investment Trusts, or NAREIT, definition. Disposition of real estate assets includes sales of discontinued operations.

MAA’s and MAA LP’s policy is to expense the cost of interior painting, vinyl flooring, and blinds as incurred for stabilized properties. During the stabilization period for acquisition properties, these items are capitalized as part of the total repositioning program of newly acquired properties, and, thus are not deducted in calculating FFO.

FFO should not be considered as an alternative to net income or any other GAAP measurement of performance, as an indicator of operating performance or as an alternative to cash flow from operating, investing, and financing activities as a measure of liquidity. MAA LP believes that FFO is helpful to investors in understanding MAA LP’s operating performance in that such calculation excludes depreciation and amortization expense on real estate assets. MAA LP believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies. MAA LP’s calculation of FFO may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs.

The following table is a reconciliation of FFO to net income available for MAA LP common unitholders for the three-month periods ended March 31, 2013, and 2012 (dollars in thousands):

	Three months ended March 31,
	2013	2012
Net income available for Mid-America Apartments, L.P. common unitholders	$19,559	$22,336
Depreciation and amortization of real estate assets	29,764	26,188
Depreciation and amortization of real estate assets of discontinued operations	—	1,114
Gain on sales of discontinued operations	—	(9,429)
Depreciation and amortization of real estate assets of real estate joint ventures	380	557
Net income attributable to noncontrolling interests	159	148

Funds from operations	$49,862	$40,914

FFO for the three-month period ended March 31, 2013 increased approximately $8.9 million from the three month period ended March 31, 2012 primarily as a result of the increases in property revenues of approximately $16.0 million discussed above that were only partially offset by the $4.1 million increase in property operating expenses, excluding depreciation and amortization.

Trends

During the three-month period ended March 31, 2013, rental demand for apartments continued to be strong, as it was throughout 2012. This strength was evident on two fronts: same store physical occupancy during the three month period ended March 31, 2013 remained consistent with the three month period ended March 31, 2012, ending at over 96% for both years; and pricing continued to increase on both new leases and renewals signed during the three-month period ended March 31, 2013 as compared to the three-month period ended December 31, 2012 and the three-month period ended March 31, 2012. MAA LP has maintained this momentum despite job formation, one of the primary drivers of apartment demand, continuing to increase at a below average pace.

An important part of MAA LP’s portfolio strategy is to maintain a broad diversity of markets across the Sunbelt region of the United States. The diversity of markets tends to mitigate exposure to economic issues in any one geographic market or area. MAA LP believes that a well diversified portfolio, including both large and select secondary markets, will perform well in “up” cycles as well as weather “down” cycles better. As of March 31, 2013, MAA LP was invested in approximately 50 markets, with 58% of MAA LP’s gross assets in large markets and 42% of MAA LP’s gross assets in select secondary markets.

MAA LP also continued to benefit in the first quarter of 2013 on the supply side. New supply of rental units entering the market was low, running below historical new supply delivery averages. Multifamily permitting did pick up in 2012 and continued in the first quarter of 2013. MAA LP believes this permitting will ultimately lead to an increase in supply, but also believe the lack of new apartments in recent years combined with demand from new households will help keep supply and demand in balance. Competition from condominiums reverting back to rental units, or new condominiums being converted to rental, was not a major factor in MAA LP’s portfolio because most of MAA LP’s submarkets have not been primary areas for condominium development. MAA LP has found the same to be true for rental competition from single family homes. MAA LP has avoided committing a significant amount of capital to markets or submarkets where most of the excessive inflation in house prices has occurred. MAA LP saw significant rental competition from condominiums or single family houses in only a few of MAA LP’s submarkets.

MAA LP’s focus continues to be on increasing pricing where possible through MAA LP’s revenue management system, while maintaining strong physical occupancy. Through these efforts, same store effective monthly rent per unit for the three-month period ended March 31, 2013 was higher than the three-month period ended March 31, 2012 by 4.9%. With strong occupancy in place heading into the typically busy spring and summer leasing season, this pricing power is likely poised to continue.

Overall same store revenues increased 5.1% for the three-month period ended March 31, 2013 as compared to the three-month period ended March 31, 2012. This increase was primarily due to rising rents, and helped by increases in ancillary income. Although new multifamily development is occurring, the permitting data so far suggests that levels will remain below pre-recession deliveries, although there can be no assurance in this regard. Also, MAA LP believes that more sustainable credit terms for residential mortgages, as evidenced by the recently announced “Qualified Mortgage Rule”, should work to favor rental demand at existing multi-family properties. Long term, MAA LP expects demographic trends (including the growth of prime age groups for rentals and immigration and population movement to the southeast and southwest) will continue to build apartment rental demand for MAA LP’s markets.

Should the economy fall back into a recession, more disciplined mortgage financing for single family home buying should lessen the impact to the multifamily sector to some degree, but a weak economy and employment market would nevertheless limit rent growth prospects.

MAA LP continues to develop improved products, operating systems and procedures that enable it to capture more revenues. The continued benefit of ancillary services (such as MAA LP’s and MAA’s cable saver and deposit saver programs), improved collections and utility reimbursements enable it to capture increased revenue dollars. MAA LP also actively works on improving processes and products to reduce expenses, such as new web-sites and internet access for MAA LP’s residents that enable them to transact their business with MAA and MAA LP more simply and effectively.

Liquidity and Capital Resources

Net cash flow provided by operating activities increased to $35.6 million for the three months ended March 31, 2013 from $30.7 million for the three months ended March 31, 2012. This increase is mainly a result of cash inflows from property operations induced by the $16.0 million increase in property revenues for the three months ended March 31, 2013 from the three months ended March 31, 2012 being above the $4.1 million increase in property operating expenses, excluding depreciation and amortization and other incremental operating expenses in total over the same period. The change is also due to the timing of payments of operating liabilities.

Net cash used in investing activities was approximately $49.8 million during the three months ended March 31, 2013 compared to $23.6 million during the three months ended March 31, 2012. During the three months ended March 31, 2013, MAA LP had $32.6 million in cash outflows for property acquisitions. MAA LP had no cash outflows for property acquisitions for the three months ended March 31, 2012. MAA LP also had cash outflows of $7.8 million related to normal recurring capital expenditures for the three months ended March 31, 2013 compared to $9.8 million for the three months ended March 31, 2012. MAA LP also had cash outflows of $12.2 million related to development activities during the three months ended March 31, 2013 compared to approximately $18.6 million for the three months ended March 31, 2012. In addition to acquisition costs and development costs, MAA LP had outflows of $1.8 million for renovations to existing real estate assets during the three months ended March 31, 2013, compared to $2.4 million for the three months ended March 31, 2012. Since MAA LP did not dispose of any properties during the three months ended March 31, 2013, MAA LP did not receive any material cash flows related to property dispositions. MAA LP received approximately $29.0 million related to the disposition of two properties during the three months ended March 31, 2012. MAA LP received approximately $5.0 million during the three months ended March 31, 2013 as distributions from MAA LP’s joint ventures compared to $0.5 million for the three months ended March 31, 2012. During the three months ended March 31, 2012, MAA LP had approximately $21.6 million in cash outflows related to funding of escrow for future acquisitions. MAA LP did not have any cash outflows related to funding of escrow for future acquisitions during the three months ended March 31, 2013.

Net cash inflow for financing activities was approximately $13.4 million for the three months ended March 31, 2013, compared to net cash outflow for financing activities of $22.8 million during the three months ended March 31, 2012. During the three months ended March 31, 2013, MAA received net proceeds of approximately $22.1 million primarily from the issuance of shares of common stock through MAA’s ATM and the optional cash purchase feature of MAA’s DRSPP. During the three months ended March 31, 2012, MAA received proceeds of approximately $120.1 million from the issuance of shares of common stock through the March 2, 2012 public offering and the optional cash purchase feature of MAA’s DRSPP. MAA LP issues MAA LP units to MAA equal to the number of shares issued by MAA in exchange for the net proceeds received from these transactions. MAA and MAA LP used a portion of the proceeds to fund partially the pay down of their credit lines during the three months ended March 31, 2012. MAA currently has 4,174,834 shares remaining under MAA’s ATM program. MAA and MAA LP incurred approximately $17.7 million of debt in the three months ended March 31, 2013 primarily due to new unsecured financing offset by cash outflows for the reduction in outstanding debt in the FNMA and FMAC credit facilities compared to paying off $109.6 million of debt in the three months ended March 31, 2012.

The weighted average interest rate at March 31, 2013 for the $1.1 billion of secured debt outstanding was 3.8%, compared to the weighted average interest rate of 3.7% on $1.3 billion of secured debt outstanding at March 31, 2012. The weighted average interest rate at March 31, 2013 for the $577.0 million of unsecured debt was 3.4% compared to the weighted average interest rate of 4.3% on $187 million of unsecured debt outstanding at March 31, 2012. MAA and MAA LP utilize both conventional and tax exempt debt to help finance their activities. Borrowings are made through individual property mortgages as well as company-wide credit facilities and bond placements. MAA and MAA LP utilize fixed rate borrowings, interest rate swaps and interest rate caps to manage MAA’s and MAA LP’s current and future interest rate risk. More details on MAA’s and MAA LP’s borrowings can be found in the schedules presented later in this section.

On March 1, 2012, MAA LP entered into a $150 million unsecured term loan agreement with a syndicate of banks led by KeyBank and J.P. Morgan at a rate of LIBOR plus a spread of 1.40% to 2.15% based on a leveraged based pricing grid and a maturity date of March 1, 2017. MAA LP had borrowings of $150 million outstanding under this agreement at March 31, 2013. In July 2012, MAA LP received an investment grade rating (Baa2) from Moody’s pricing service, which reduced the variable rate to LIBOR plus a spread of 1.10% to 2.05% based on an investment grade ratings grid.

On August 31, 2012, MAA LP issued $175 million of Senior Unsecured Notes to be funded at three separate times. The notes were offered in a private placement with four tranches: $18 million at 3.15% maturing on November 30, 2017; $20 million at 3.61% maturing on November 30, 2019; $117 million at 4.17% maturing on November 30, 2022; and $20 million at 4.33% maturing on November 30, 2024. As of March 31, 2013, the full amount of the Notes has been funded and is included in MAA LP’s balance sheet.

Approximately 30% of MAA LP’s outstanding obligations at March 31, 2013 were borrowed through credit facilities with/or credit enhanced by FNMA, also referred to as the FNMA Facilities. The FNMA Facilities have a combined line limit of approximately $863.7 million, of which $509.5 million was collateralized and available to borrow at March 31, 2013. MAA LP and MAA had total borrowings outstanding under the FNMA Facilities of $509.5 million at March 31, 2013. Various tranches of the FNMA Facilities mature from 2013 through 2033. The FNMA Facilities provide for both fixed and variable rate borrowings. The interest rate on the majority of the variable portion is based on the FNMA Discount Mortgage Backed Security, or DMBS, rate, which are credit-enhanced by FNMA and are typically sold every 90 days by Prudential Mortgage Capital at interest rates approximating three-month LIBOR, less a spread that has averaged 0.17% over the life of the FNMA Facilities, plus a credit enhancement fee of 0.49% to 0.67%.

Approximately 12% of MAA’s outstanding obligations at March 31, 2013 were borrowed through a facility with/or credit enhanced by Freddie Mac, also referred to as the Freddie Mac Facility. The Freddie Mac Facility has a total line limit of $200.0 million, of which $198.2 million was collateralized and available to borrow at March 31, 2013. MAA LP had total borrowings outstanding under the Freddie Mac Facility of approximately $198.2 million at March 31, 2013. The Freddie Mac Facility matures in 2014. The interest rate on the Freddie Mac Facility renews every 30 or 90 days and is based on the Freddie Mac Reference Bill Rate on the date of renewal, which has historically approximated the equivalent one month or three month LIBOR, plus a credit enhancement fee of 0.65%. The Freddie Mac Reference Bill rate has traded consistently below LIBOR, and the historical average spread is 0.31% below LIBOR.

MAA LP also maintains a $325.0 million unsecured credit facility with nine banks led by KeyBank, which bears interest at one-month LIBOR plus a spread of 1.05% to 1.85% based on an investment pricing grid. This credit facility expires in November 2015 with a one year extension option. At March 31, 2013, MAA LP had $323.6 million available to be borrowed under this credit facility with $117.0 million borrowed. Approximately $1.4 million of this credit facility is used to support letters of credit.

Each of MAA’s and MAA LP’s credit facilities is subject to various covenants and conditions on usage, and the secured facilities are subject to periodic re-evaluation of collateral. If MAA and MAA LP were to fail to satisfy a condition to borrowing, the available credit under one or more of the facilities could not be drawn, which could adversely affect MAA’s and MAA LP’s liquidity. In the event of a reduction in real estate values, the amount of available credit could be reduced. Moreover, if MAA and MAA LP were to fail to make a payment or violate a covenant under a credit facility, one or more of MAA’s and MAA LP’s lenders could declare a default after applicable cure periods, accelerate the due date for repayment of all amounts outstanding and/or foreclose on properties securing such facilities. A default on an obligation to repay outstanding debt could also create a cross default on a separate piece of debt, whereby one or more of MAA’s and MAA LP’s lenders could accelerate the due date for repayment of all amounts outstanding and/or foreclose on properties securing the related facilities. Any such event could have a material adverse effect. MAA and MAA LP believe they were in compliance with these covenants and conditions on usage at March 31, 2013.

The following schedule details the line limits, availability, outstanding balances and contract maturities of MAA LP’s various borrowings as of March 31, 2013 (dollars in thousands):

	Line Limit	Amount Collateralized and/ or Available	Amount Borrowed	Average Years to Contract Maturity
Fannie Mae Credit Facilities	$863,732	$509,539	$509,539	5.5
Freddie Mac Credit Facilities	200,000	198,247	198,247	1.3
Other Secured Borrowings	386,316	386,316	386,316	6.3
Unsecured Credit Facility	325,000	323,637	117,000	2.6
Other Unsecured Borrowings	460,000	460,000	460,000	6.9

Total Debt	$2,235,048	$1,877,739	$1,671,102	5.4

As of March 31, 2013, MAA LP had entered into designated interest rate swaps totaling a notional amount of $484.0 million. To date, these swaps have proven to be highly effective hedges. MAA LP also entered into interest rate cap agreements totaling a notional amount of approximately $232.6 million as of March 31, 2013. Four major banks provide approximately 94% of MAA LP’s derivative fair value, all of which have investment grade ratings from Moody’s and Standard & Poor’s.

The following schedule outlines MAA LP’s variable versus fixed rate debt, including the impact of interest rate swaps and caps, outstanding as of March 31, 2013 (dollars in thousands):

	Principal Balance	Average Years to Rate Maturity	Effective Rate
SECURED DEBT
Conventional — Fixed Rate or Swapped	$755,116	3.9	5.0%
Conventional — Variable Rate — Capped (1)(2)	213,136	2.9	1.0%
Tax-free — Variable Rate — Capped (1)	69,818	3.2	1.0%

Total Fixed or Hedged Rate Maturity	$1,038,070	3.6	3.9%
Conventional — Variable Rate	56,032	0.2	0.8%

Total Secured Rate Maturity	$1,094,102	3.5	3.8%

UNSECURED DEBT
Fixed Rate or Swapped	$460,000	6.9	3.8%
Variable Rate	117,000	0.1	1.5%

Total Unsecured Rate Maturity	$577,000	5.5	3.4%

TOTAL DEBT RATE MATURITY	$1,671,102	4.2	3.6%

TOTAL FIXED OR HEDGED DEBT RATE MATURITY	$1,498,070	4.6	3.9%

(1)	The effective rate represents the average rate on the underlying variable debt unless the cap rates are reached, which average 4.6% of LIBOR for conventional caps and 5.4% of SIFMA for tax-free caps.
(2)	Includes a $15.2 million mortgage with an embedded cap at a 7% all-in interest rate.

The following schedule outlines the contractual maturity dates of MAA LP’s total borrowings outstanding as of March 31, 2013 (in thousands):

	Credit Facility Amount Borrowed
Maturity	Fannie Mae Secured	Freddie Mac Secured	Key Bank Unsecured	Other Secured (1)	Other Unsecured	Total
2013	$—	$—	$—	$—	$—	$—
2014	78,721	198,247	—	16,127	—	293,095
2015	120,000	—	117,000	50,583	—	287,583
2016	80,000	—	—	—	—	80,000
2017	80,000	—	—	60,539	168,000	308,539
Thereafter	150,818	—	—	259,067	292,000	701,885

Total	$509,539	$198,247	$117,000	$386,316	$460,000	$1,671,102

(1)	Chart does not present the principal amortization of property mortgages with amortizing principal balances. The total outstanding balances for these mortgages are presented in the year of the contract’s maturity. See cash obligation table below for debt maturity requirement by year including the amortization of these balances.

The following schedule outlines the interest rate maturities of MAA LP’s outstanding interest rate swap agreements and fixed rate debt along with MAA LP’s interest rate caps as of March 31, 2013 (dollars in thousands):

	Fixed Rate Debt	Interest Rate Swaps	Total Fixed Rate Balances	Contract Rate	Interest Rate Caps (1)	Total Fixed or Hedged
2013	$—	$115,000	$115,000	5.2%	$7,945	$122,945
2014	16,127	144,000	160,127	5.7%	46,335	206,462
2015	35,383	75,000	110,383	5.6%	55,200	165,583
2016	—	—	—	—%	89,280	89,280
2017	128,539	150,000	278,539	2.7%	59,194	337,733
Thereafter	551,067	—	551,067	4.7%	25,000	576,067

Total	$731,116	$484,000	$1,215,116	4.5%	$282,954	$1,498,070

(1)	Includes a $15.2 million mortgage with an embedded cap at a 7% all-in interest rate.

MAA LP and MAA believe that they have adequate resources to fund their current operations, annual refurbishment of their properties, and incremental investment in new apartment properties. MAA LP and MAA rely on the efficient operation of the financial markets to finance debt maturities, and on FNMA and Freddie Mac, or the Agencies, who have now been placed into conservatorship by the United States government, and whose securities are now implicitly government-guaranteed. The Agencies provide credit enhancement for approximately $708 million of MAA LP’s outstanding debt through credit facilities as of March 31, 2013.

The interest rate markets for FNMA DMBS and Freddie Mac Reference Bills, which in MAA LP’s and MAA’s experience are highly liquid and highly correlated with three-month LIBOR interest rates, are also an important component of MAA LP’s and MAA’s liquidity and interest rate swap and cap effectiveness. Prudential Mortgage Capital, a delegated underwriting and servicing lender for Fannie Mae, markets 90-day Fannie Mae Discount Mortgage Backed Securities monthly, and is obligated to advance funds to MAA and MAA LP at DMBS rates plus a credit spread under the terms of the credit agreements between Prudential, MAA and MAA LP. Financial Federal, a Freddie Mac Program Plus Lender and Servicer, is obligated to advance funds under the terms of credit agreements between Financial Federal, MAA and MAA LP.

For the three months ended March 31, 2013, MAA LP’s net cash provided by operating activities was below funding for recurring capital improvements and distributions to MAA LP unitholders by approximately $1.0 million. This compares to a deficit of approximately $4.5 million for the three months ended March 31, 2012. While MAA and MAA LP have sufficient liquidity to permit distributions at current rates through additional borrowings, if necessary, any significant deterioration in operations could result in MAA’s financial resources being insufficient to pay distributions to MAA shareholders at the current rate, in which event MAA would be required to reduce the distribution rate.

The following table reflects MAA LP’s total contractual cash obligations as of March 31, 2013 (dollars in thousands):

Contractual Obligations (1)	2013	2014	2015	2016	2017	Thereafter	Total
Long-Term Debt (2)	$4,951	$299,060	$292,193	$87,466	$161,704	$825,728	$1,671,102
Fixed Rate or Swapped Interest (3)	34,194	39,592	33,431	30,824	25,612	75,161	238,814
Purchase Obligations (4)	2,868	1,386	—	—	—	—	4,254
Operating Leases	7	10	7	6	6	—	36

Total	$42,020	$340,048	$325,631	$118,296	$187,322	$900,889	$1,914,206

(1)	Fixed rate and swapped interest are shown in this table. The average interest rates of variable rate debt are shown in preceding tables.
(2)	Represents principal payments.
(3)	Swapped interest is subject to the ineffective portion of cash flow hedges as described in Note 8 to the financial statements.
(4)	Represents development fees.

Off-Balance Sheet Arrangements

At March 31, 2013, and 2012, MAA LP did not have any relationships with unconsolidated entities or financial partnerships established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Mid-America Multifamily Fund I, LLC, one of MAA LP’s joint ventures, was established to acquire $500 million of apartment communities with redevelopment upside offering value creation opportunity through capital improvements, operating enhancements and restructuring in-place financing. As of March 31, 2013, Mid-America Multifamily Fund I, LLC owned one property but does not expect to acquire any additional communities. Mid-America Multifamily Fund II, LLC, MAA LP’s other joint venture, was established to acquire $250 million of apartment communities with redevelopment upside offering value creation opportunity through capital improvements, operating enhancements and restructuring in-place financing. As of March 31, 2013, Mid-America Multifamily Fund II, LLC owned four properties. In addition, MAA LP does not engage in trading activities involving non-exchange traded contracts. As such, MAA LP is not materially exposed to any financing, liquidity, market or credit risk that could arise if MAA LP had engaged in such relationships. MAA and MAA LP do not have any relationships or transactions with persons or entities that derive benefits from their non-independent relationships with MAA or MAA LP or any of MAA’s or MAA LP’s related parties other than those disclosed in Financial Statements and Supplementary Data — Notes to Consolidated Financial Statements, Note 12, in MAA’s Current Report on Form 8-K filed on March 22, 2013 and included in Annex E filed herewith.

MAA LP’s investments in its real estate joint ventures are unconsolidated and are recorded using the equity method as MAA LP does not have a controlling interest.

Insurance

MAA and MAA LP renegotiated their insurance programs effective July 1, 2012. MAA and MAA LP believe that the property and casualty insurance program in place provides appropriate insurance coverage for financial protection against insurable risks such that any insurable loss experienced that can be reasonably anticipated would not have a significant impact on MAA’s and MAA LP’s liquidity, financial position or results of operations.

Inflation

MAA LP’s resident leases at the apartment communities allow, at the time of renewal, for adjustments in the rent payable there under, and thus may enable MAA LP to seek rent increases. Almost all leases are for one year or less. The short-term nature of these leases generally serves to reduce MAA LP’s risk to adverse effects of inflation.

Impact of Recently Issued Accounting Standards

In February 2013, the FASB issued Accounting Standards Update, or ASU, No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. Under ASU 2013-02, an entity is required to provide information about the amounts reclassified out of Accumulated other comprehensive income, or AOCI, by component. In addition, an entity is required to present, either on the face of the financial statements or in the notes, significant amounts reclassified out of AOCI by the respective line items of net income, but only if the amount reclassified is required to be reclassified in its entirety in the same reporting period. For amounts that are not required to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. ASU 2013-02 does not change the current requirements for reporting net income or other comprehensive income in the financial statements. ASU 2013-02 is effective for interim and annual periods beginning after December 15, 2012 and early adoption is permitted. MAA LP early adopted ASU 2013-02 for the annual period ended December 31, 2012. The adoption of ASU 2013-02 has not had a material impact on MAA’s or MAA LP’s consolidated financial condition or results of operations taken as a whole.

In January 2013, the FASB issued ASU No. 2013-01, Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities. ASU 2013-01 clarifies that the scope of ASU 2011-11, Disclosures about Offsetting Assets and Liabilities, would apply to derivatives accounted for in accordance with FASB ASC 815, Derivatives and Hedging, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with ASC 210-20-45 or ASC 815-10-45 or subject to an enforceable master netting arrangement or similar agreement. This ASU is effective for fiscal years beginning on or after January 1, 2013 and interim periods within those annual periods. MAA LP adopted ASU 2013-01 during the period ended March 31, 2013. The adoption of ASU 2013-01 has not had a material impact on MAA’s or MAA LP’s consolidated financial condition or results of operations taken as a whole.

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs . The amendments change the wording, mainly for clarification, used to describe many of the requirements in GAAP for measuring fair value and for disclosing information about fair value measurements. For many of the requirements, the Board does not intend for the amendments in this update to result in a change in the application of the requirements in ASU 2011-04. The amendments in this ASU are to be applied prospectively. The amendments are effective during interim and annual periods beginning after December 15, 2011. MAA LP adopted ASU 2011-04 for the interim and annual periods of fiscal year 2012. The adoption of ASU 2011-04 has not had a material impact on MAA’s or MAA LP’s consolidated financial condition or results of operations taken as a whole.

Quantitative and Qualitative Disclosures About Market Risk.

MAA and MAA LP are exposed to interest rate changes associated with their credit facilities and other variable rate debt as well as refinancing risk on their fixed rate debt. MAA’s and MAA LP’s involvement with derivative financial instruments is limited to managing their exposure to changes in interest rates and MAA LP does not expect to use them for trading or other speculative purposes.

There have been no material changes in MAA’s and MAA LP’s market risk as disclosed in MAA’s Current Report on Form 8-K filed on March 22, 2013, and included in Annex E filed herewith, except for the changes as discussed under Management’s Discussion and Analysis of Financial Condition and Results of Operations under the “Liquidity and Capital Resources” section, which are incorporated by reference herein.

Controls and Procedures.

Management’s Evaluation of Disclosure Controls and Procedures

MAA’s management, under the supervision and with the participation of MAA’s principal executive and financial officers, has evaluated the effectiveness of MAA’s and MAA LP’s disclosure controls and procedures to ensure that the information required to be disclosed by MAA and MAA LP in the reports that MAA files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including ensuring that such information is accumulated and communicated to MAA’s management as appropriate to allow timely decisions regarding required disclosure. Based on such evaluation, MAA’s principal executive and financial officers have concluded that such disclosure controls and procedures were effective as of March 31, 2013 (the end of the period covered by this Annex F).

Changes in Internal Controls

During the quarter ended March 31, 2013, there were no changes in MAA’s or MAA LP’s internal control over financial reporting that materially affected, or that are reasonably likely to materially affect, MAA’s or MAA LP’s internal control over financial reporting.

OTHER INFORMATION

Legal Proceedings.

None.

Risk Factors.

In addition to the other information contained in this Annex F, MAA LP has identified the following additional risks and uncertainties that may have a material adverse effect on MAA’s and MAA LP’s business prospects, financial condition or results of operations. Investors should carefully consider the risks described below before making an investment decision. MAA’s and MAA LP’s business faces significant risks and the risks described below may not be the only risks MAA and MAA LP face. Additional risks not presently known to MAA or MAA LP or that MAA or MAA LP currently believes are immaterial may also significantly impair MAA’s and MAA LP’s business operations. If any of these risks occur, MAA’s and MAA LP’s business prospects, results of operations or financial condition could suffer, the market price of MAA’s common stock (for which MAA LP units may be exchanged) and the trading price of MAA LP’s debt securities could decline and you could lose all or part of your investment in MAA LP’s securities.

Risks Related to MAA’s and MAA LP’s Real Estate Investments and Operations

Economic slowdown in the United States and downturns in the housing and real estate markets may adversely affect MAA’s and MAA LP’s financial condition and results of operations

There have been significant declines in economic growth, both in the United States and globally. Both the real estate industry and the broader United States economy have experienced unfavorable conditions which adversely affected MAA LP’s revenues. Although MAA’s and MAA LP’s industry and the United States economy showed signs of improvement in 2012 and the first quarter of 2013, MAA and MAA LP cannot accurately predict that market conditions will continue to improve in the near future or that MAA LP’s financial condition and results of operations will not continue to be adversely affected. Factors such as weakened economies and related reduction in spending, falling home prices and job losses, price volatility, and/or dislocations and liquidity disruptions in the financial and credit markets could, among other things, impede the ability of MAA LP’s tenants and other parties with which MAA LP conducts business to perform their contractual obligations, which could lead to an increase in defaults by MAA LP’s tenants and other contracting parties, which could adversely affect MAA LP’s revenues. Furthermore, MAA LP’s ability to lease its properties at favorable rates, or at all, could be adversely affected by increases in supply and deterioration in multifamily markets and is partially dependent upon the overall level of spending in the economy, which is adversely affected by, among other things, job losses and unemployment levels, recession, personal debt levels, downturns in the housing market, stock market volatility and uncertainty about the future. With regard to MAA LP’s ability to lease its multifamily properties, the increasing rental of excess for-sale condominiums and single family homes, which increases the supply of multifamily units and housing alternatives, may reduce MAA LP’s ability to lease its multifamily units and depress rental rates in certain markets. When MAA and MAA LP experience a downturn, MAA and MAA LP cannot predict how long demand and other factors in the real estate market will remain unfavorable, but if the markets remain weak over extended periods of time or deteriorate significantly, MAA LP’s ability to lease its properties or its ability to increase or maintain rental rates in certain markets may weaken, which would adversely affect MAA LP’s revenues.

Failure to generate sufficient cash flows could limit MAA’s and MAA LP’s ability to make payments on MAA’s and MAA LP’s debt and to make distributions

MAA LP’s ability to generate sufficient cash flow in order to make payments on its debt and to make distributions depends on MAA LP’s ability to generate funds from operations in excess of capital expenditure requirements and/or to have access to the markets for debt and equity financing. Funds from operations and the value of MAA LP’s apartment communities may be insufficient because of factors that are beyond MAA LP’s control. Such events or conditions could include:

•	competition from other apartment communities;

•

overbuilding of new apartment units or oversupply of available apartment units in MAA LP’s markets, which might adversely affect apartment occupancy or rental rates and/or require rent concessions in order to lease apartment units;

•	conversion of condominiums and single family houses to rental use;

•	weakness in the overall economy which lowers job growth and the associated demand for apartment housing;

•	increases in operating costs (including real estate taxes and insurance premiums) due to inflation and other factors, which may not be offset by increased rents;

•	inability to initially, or subsequently after lease terminations, rent apartments on favorable economic terms;

•	inability to complete or lease-up development communities on a timely basis, if at all;

•	changes in governmental regulations and the related costs of compliance;

•	changes in laws including, but not limited to, tax laws and housing laws including the enactment of rent control laws or other laws regulating multifamily housing;

•

withdrawal of government support of apartment financing through its financial backing of the Federal National Mortgage Association, or FNMA, or the Federal Home Loan Mortgage Corporation, or Freddie Mac;

•	an uninsured loss, including those resulting from a catastrophic storm, earthquake, or act of terrorism;

•

changes in interest rate levels and the availability of financing, borrower credit standards, and down-payment requirements which could lead renters to purchase homes (if interest rates decrease and home loans are more readily available) or increase MAA LP’s acquisition and operating costs (if interest rates increase and financing is less readily available); and

•	the relative illiquidity of real estate investments.

At times, MAA and MAA LP rely on external funding sources to fully fund the payment of distributions to MAA LP unitholders and MAA LP’s capital investment program, including MAA LP’s existing property expansion developments. While MAA LP believes it has sufficient liquidity to permit distributions on MAA LP units at current rates through additional borrowings, if necessary, any significant and sustained deterioration in operations could result in MAA’s and MAA LP’s financial resources being insufficient to make payments on MAA’s and MAA LP’s debt and to make distributions at the current rate, in which event MAA would be required to reduce the distribution rate. Any decline in MAA LP’s funds from operations could adversely affect MAA’s ability to make distributions and to meet its loan covenants.

MAA and MAA LP may be adversely affected by new laws and regulations

The current United States administration and Congress have enacted, or called for consideration of, proposals relating to a variety of issues, including with respect to health care, financial regulation reform, climate control, executive compensation and others. MAA and MAA LP believe that these and other potential proposals could have varying degrees of impact on them ranging from minimal to material. At this time, MAA and MAA LP are unable to predict with certainty what level of impact specific proposals could have on them.

Certain rulemaking and administrative efforts that may have an impact on MAA and MAA LP focus principally on the areas perceived as contributing to the global financial crisis and the continuing economic downturn. These initiatives have created a degree of uncertainty regarding the basic rules governing the real estate industry and many other businesses. The federal legislative response in this area has culminated most recently in the enactment on July 21, 2010 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act. Many of the provisions of the Dodd-Frank Act have extended implementation periods and delayed effective dates and will require extensive rulemaking by regulatory authorities; thus, the impact on MAA and MAA LP may not be known for an extended period of time. The Dodd-Frank Act, including future rules implementing its provisions and the interpretation of those rules, along with other legislative and regulatory proposals that are proposed or pending in the United States Congress, may limit MAA LP’s revenues, impose fees or taxes on MAA or MAA LP, and/or intensify the regulatory framework in which MAA and MAA LP operate in ways that are not currently identifiable.

Changing laws, regulations and standards relating to corporate governance and public disclosure in particular, including certain provisions of the Dodd-Frank Act and the rules and regulations promulgated thereunder, have created uncertainty for public companies like ours and could significantly increase the costs and risks associated with accessing the United States public markets. Because MAA and MAA LP are committed to maintaining high standards of internal control over financial reporting, corporate governance and public disclosure, MAA’s management team will need to devote significant time and financial resources to comply with these evolving standards for public companies. MAA and MAA LP intend to continue to invest appropriate resources to comply with both existing and evolving standards, and this investment has resulted and will likely continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

MAA and MAA LP are dependent on key personnel

MAA’s and MAA LP’s success depends in part on MAA’s and MAA LP’s ability to attract and retain the services of executive officers and other personnel. There is substantial competition for qualified personnel in the real estate industry, and the loss of several of MAA’s and MAA LP’s key personnel could have an adverse effect on MAA and MAA LP.

New acquisitions may fail to perform as expected, and failure to integrate acquired communities and new personnel could create inefficiencies

MAA and MAA LP intend to actively acquire and improve multifamily communities for rental operations. MAA and MAA LP may underestimate the costs necessary to bring an acquired community up to standards established for MAA’s and MAA LP’s intended market position. Additionally, to grow successfully, MAA must be able to apply its experience in managing its existing portfolio of apartment communities to a larger number of properties. MAA and MAA LP must also be able to integrate new management and operations personnel as MAA’s organization grows in size and complexity. Failures in either area will result in inefficiencies that could adversely affect MAA’s and MAA LP’s overall results of operations.

MAA LP may not be able to sell communities when appropriate

Real estate investments are relatively illiquid and generally cannot be sold quickly. MAA LP may not be able to change its portfolio promptly in response to economic or other conditions. Further, MAA LP owns seven communities, which are subject to restrictions on sale and are required to be exchanged through a 1031b tax-free exchange, unless MAA or MAA LP pays the tax liability of the contributing partners. This inability to respond promptly to changes in the performance of MAA LP’s investments could adversely affect MAA LP’s financial condition and ability to service its debt and make distributions.

Environmental problems are possible and can be costly

Federal, state and local laws and regulations relating to the protection of the environment may require a current or previous owner or operator of real estate to investigate and clean up hazardous or toxic substances or petroleum product releases at such community. The owner or operator may have to pay a governmental entity or third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination. These laws typically impose clean-up responsibility and liability without regard to whether the owner or operator knew of or caused the presence of the contaminants. Even if more than one person may have been responsible for the contamination, each person covered by the environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages and costs resulting from environmental contamination emanating from that site.

Over the past several years, there have been an increasing number of lawsuits against owners and managers of multifamily properties alleging personal injury and property damage caused by the presence of mold in residential real estate. Some of these lawsuits have resulted in substantial monetary judgments or settlements. MAA and MAA LP cannot be assured that existing environmental assessments of MAA LP’s communities reveal all environmental liabilities, that any prior owner of any of MAA LP’s properties did not create a material environmental condition not known to MAA or MAA LP, or that a material environmental condition does not otherwise exist.

Changes in the system for establishing United States accounting standards may materially and adversely affect MAA LP’s reported results of operations

Accounting for public companies in the United States has historically been conducted in accordance with GAAP, which is established by the Financial Accounting Standards Board, or FASB, an independent body whose standards are recognized by the SEC as authoritative for publicly held companies. The International Accounting Standards Board, or IASB, is a London-based independent board established in 2001 and charged with the development of International Financial Reporting Standards, or IFRS. IFRS generally reflects accounting practices that prevail in Europe and in developed nations around the world.

IFRS differs in material respects from GAAP. Among other things, IFRS has historically relied more on “fair value” models of accounting for assets and liabilities than GAAP. “Fair value” models are based on periodic revaluation of assets and liabilities, often resulting in fluctuations in such values as compared to GAAP, which relies more frequently on historical cost as the basis for asset and liability valuation.

It is unclear at this time if or how the SEC will transition from GAAP to IFRS. Switching to a new method of accounting and adopting IFRS will be a complex undertaking. MAA and MAA LP may need to develop new systems and controls based on the principles of IFRS. Since these are new endeavors, and the precise requirements of the pronouncements ultimately adopted are not known, the magnitude of costs associated with this conversion is uncertain.

MAA and MAA LP are currently evaluating the impact of the adoption of IFRS on MAA LP’s financial position and results of operations. Such evaluation cannot be completed, however, without more clarity regarding the specific IFRS standards that will be adopted. Until there is more certainty with respect to the IFRS standards to be adopted, prospective investors should consider that MAA’s and MAA LP’s conversion to IFRS could have a material adverse impact on MAA’s and MAA LP’s reported results of operations.

Losses from catastrophes may exceed MAA LP’s insurance coverage

MAA and MAA LP carry comprehensive liability and property insurance on MAA LP’s communities and intend to obtain similar coverage for communities MAA and MAA LP acquire in the future. Some losses, generally of a catastrophic nature, such as losses from floods, hurricanes or earthquakes, are subject to limitations, and thus may be uninsured. MAA and MAA LP exercise discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to maintaining appropriate insurance on MAA’s and MAA LP’s investments at a reasonable cost and on suitable terms. If MAA LP suffers a substantial loss, its insurance coverage may not be sufficient to pay the full current market value or current replacement value of MAA LP’s lost investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it infeasible to use insurance proceeds to replace or rebuild a property after it has been damaged or destroyed.

Increasing real estate taxes and insurance costs may negatively impact operating results

As a result of MAA LP’s substantial real estate holdings, the cost of real estate taxes and insuring MAA LP’s apartment communities is a significant component of expense. Real estate taxes and insurance premiums are subject to significant increases and fluctuations, which are, in large part, outside of MAA LP’s control. If the costs associated with real estate taxes and insurance should rise, MAA LP’s operating results could be negatively impacted, and MAA LP’s ability to service its debts and make distributions could be adversely affected.

MAA and MAA LP may experience increased costs arising from health care reform

In March 2010, the United States government enacted comprehensive health care reform legislation which, among other things, includes guaranteed coverage requirements, eliminates pre-existing condition exclusions and annual and lifetime maximum limits, restricts the extent to which policies can be rescinded and imposes new and significant taxes on health insurers and health care benefits. The legislation imposes implementation effective dates beginning in 2010 and extending through 2020, and many of the changes require additional guidance from government agencies or federal regulations. On June 28, 2012, the United States Supreme Court upheld the constitutionality of the health care reform legislations mandate to purchase health insurance but struck down a provision allowing the federal government to withhold Medicaid funds unless a state agrees to the expansion of Medicaid eligibility. Therefore, due to the phased-in nature of the implementation and the lack of interpretive guidance it is difficult to determine at this time what impact the health care reform legislation will have on MAA’s and MAA LP’s financial results. Possible adverse effects of the health reform legislation include increased costs, exposure to expanded liability and requirements for MAA and MAA LP to revise ways in which they provide healthcare and other benefits to MAA’s and MAA LP’s employees. In addition, MAA’s and MAA LP’s results of operations, financial position and cash flows could be materially adversely affected.

Property insurance limits may be inadequate, and deductibles may be significant in the event of a catastrophic loss or a series of major losses, which may cause a breach of loan covenants

MAA LP has a significant proportion of its assets in areas exposed to windstorms and to the New Madrid seismic zone. A major wind or earthquake loss, or series of losses, could require that MAA and MAA LP pay significant deductibles as well as additional amounts above the per occurrence limit of their insurance for these risks. MAA and MAA LP may then be judged to have breached one or more of their loan covenants, and any of the foregoing events could have a material adverse effect on MAA’s and MAA LP’s assets, financial condition, and results of operation.

Compliance or failure to comply with laws requiring access to MAA LP’s properties by disabled persons could result in substantial cost

The Americans with Disabilities Act, the Fair Housing Act of 1988 and other federal, state and local laws generally require that public accommodations be made accessible to disabled persons. Noncompliance could result in the imposition of fines by the government or the award of damages to private litigants. These laws may require MAA LP to modify its existing communities. These laws may also restrict renovations by requiring improved access to such buildings by disabled persons or may require MAA LP to add other structural features that increase MAA LP’s construction costs. Legislation or regulations adopted in the future may impose further burdens or restrictions on MAA LP with respect to improved access by disabled persons. MAA LP cannot ascertain the costs of compliance with these laws, which may be substantial.

Development and construction risks could impact MAA’s profitability

Currently, MAA LP has two development communities and a second phase to an existing community under construction totaling 774 units as of March 31, 2013. MAA LP has completed 106 units for the development projects as of March 31, 2013. MAA’s and MAA LP’s development and construction activities are subject to the following risks:

•

MAA LP may be unable to obtain, or face delays in obtaining, necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations, which could result in increased development costs, could delay initial occupancy dates for all or a portion of a development community, and could require MAA LP to abandon its activities entirely with respect to a project for which MAA LP is unable to obtain permits or authorizations;

•	yields may be less than anticipated as a result of delays in completing projects, costs that exceed budget or higher than expected concessions for lease up and lower rents than expected;

•

bankruptcy of developers in MAA LP’s development projects could impose delays and costs on MAA LP with respect to the development of its communities and may adversely affect MAA LP’s financial condition and results of operations;

•	MAA LP may abandon development opportunities that it has already begun to explore, and MAA LP may fail to recover expenses already incurred in connection with exploring such opportunities;

•

MAA LP may be unable to complete construction and lease-up of a community on schedule, or incur development or construction costs that exceed MAA LP’s original estimates, and MAA LP may be unable to charge rents that would compensate for any increase in such costs;

•

occupancy rates and rents at a newly developed community may fluctuate depending on a number of factors, including market and economic conditions, preventing MAA LP from meeting its profitability goals for that community; and

•

when MAA LP sells to third parties communities or properties that it developed or renovated, MAA LP may be subject to warranty or construction defects that are uninsured or exceed the limit of its insurance.

Additionally, the time frame required for development and construction of these properties means that MAA LP may have to wait a few years for a significant cash return. As a REIT, MAA is required to make cash distributions to its shareholders. If MAA LP’s cash flows from operations are not sufficient, MAA and MAA LP may be forced to borrow to fund MAA LP’s distributions to MAA that enable MAA to pay necessary distributions to its shareholders and/or MAA LP unitholders, which could affect MAA’s and MAA LP’s ability to meet their other obligations.

Risks Related to MAA’s and MAA LP’s Indebtedness and Financing Activities

A change in United States government policy with regard to FNMA and Freddie Mac could impact MAA’s and MAA LP’s financial condition

On February 11, 2011, the Obama Administration released a report to Congress which included options, among others, to gradually shrink and eventually shut down FNMA and Freddie Mac. In August 2011, Standard & Poor’s Rating Services downgraded the credit ratings of FNMA and Freddie Mac from AAA to AA+. MAA and MAA LP do not know when or if FNMA or Freddie Mac will restrict their support of lending to the multifamily industry or to MAA and MAA LP in particular. As of March 31, 2013, 42% of MAA LP’s outstanding debt was borrowed through credit facilities provided by or credit-enhanced by FNMA or Freddie Mac with agency rate-based maturities ranging from 2013 through 2018. While the report to Congress recognized the critically important role that FNMA and Freddie Mac play in the housing finance market and committed to ensuring they have sufficient capital to perform under any guarantees issued now or in the future and the ability to meet any of their debt obligations, should they be unable to meet their obligations it would have a material adverse effect on both MAA and the multifamily industry, and MAA and MAA LP would seek alternative sources of funding, which may not be available on terms acceptable to MAA and MAA LP, or at all. This could jeopardize the effectiveness of MAA LP’s interest rate swaps, require MAA and MAA LP to post collateral up to the market value of the interest rate swaps, and either of these occurrences could potentially cause a breach in one or more of MAA LP’s loan covenants, and through reduced loan availability, impact the value of multifamily assets, which could impair the value of MAA LP’s properties.

MAA LP’s financing could be impacted by negative capital market conditions

Over the past several years, domestic financial markets have experienced unusual volatility and uncertainty. Liquidity tightened in financial markets, including the investment grade debt, the commercial mortgage backed securities, or CMBS, commercial paper, and equity capital markets. MAA and MAA LP have seen an increase in the volatility of short term interest rates and changes in historic relationships between LIBOR (which is the basis for the majority of the payments to MAA and MAA LP by their swap counterparties) and the actual interest rate MAA and MAA LP pay through the FNMA Discount Mortgage Backed Security, or DMBS, and the Freddie Mac Reference Bill programs. This creates a risk that MAA LP’s interest expense will fluctuate to a greater extent than it has in the past, and it makes forecasting more difficult. Were MAA LP’s credit arrangements with Prudential Mortgage Capital, credit-enhanced by FNMA, or with Financial Federal, credit-enhanced by Freddie Mac, to fail, or their ability to lend money to finance apartment communities to become impaired or cease, MAA and MAA LP would have to seek alternative sources of capital, which might not be available on terms acceptable to them, if at all. In addition, any such event would most likely cause MAA LP’s interest costs to rise. This could also cause MAA LP’s interest rate swaps and caps to become ineffective, triggering a default in one or more of MAA LP’s credit agreements. If any of the foregoing events were to occur, it could have a material adverse effect on MAA’s and MAA LP’s business, financial condition and prospects.

A change in the value of MAA LP’s assets could cause it to experience a cash shortfall, to be in default of MAA LP’s loan covenants, or to incur a charge for the impairment of assets

MAA and MAA LP borrow on both a secured and unsecured basis. Certain of MAA LP’s debt agreements require it to post collateral and a significant reduction in the value of MAA LP’s assets could require it to post additional collateral. While MAA and MAA LP believe that they have significant excess collateral and capacity, future asset values are uncertain. If MAA and MAA LP were unable to meet a request to add collateral to a credit facility, this would have a material adverse effect on MAA LP’s liquidity and MAA LP’s ability to meet MAA LP’s loan covenants. MAA LP may determine that the value of an individual asset, or group of assets, was irrevocably impaired, and that MAA LP may need to record a charge to write-down the value of the asset to reflect its current value.

Debt level, refinancing and loan covenant risk may adversely affect MAA LP’s financial condition and operating results and MAA’s ability to maintain its status as a REIT

At March 31, 2013, MAA LP had total debt outstanding of $1.7 billion. Payments of principal and interest on borrowings may leave MAA and MAA LP with insufficient cash resources to operate the apartment communities, to pay distributions to MAA LP unitholders and/or to pay distributions to MAA shareholders that are required to be paid in order for MAA to maintain its qualification as a REIT. MAA currently intends to limit its total debt to a range of approximately 40% to 55% of the undepreciated book value of its assets. MAA’s charter and bylaws do not limit its debt levels and MAA’s Board of Directors can modify this policy at any time, which could allow MAA to become more highly leveraged. MAA may also issue new equity to maintain its debt within the target range. Covenants in MAA’s credit facilities limit its net-debt (total debt less cash on hand) to undepreciated book value to 60%. As of March 31, 2013, MAA’s ratio of net-debt to undepreciated book value was approximately 44% and MAA LP’s ratio of net-debt to undepreciated book value was approximately 48%. In addition, MAA must repay its debt upon maturity, and the inability to access debt or equity capital at attractive rates could adversely affect its financial condition and/or funds from operations. MAA relies on its lenders for debt financing and has agreements with the lenders that require it to comply with certain covenants, including maintaining adequate collateral that is subject to revaluation annually. The breach of any one of these covenants would place MAA in default with its lenders and may have serious consequences on MAA LP’s operations.

Interest rate hedging may not be effective

MAA and MAA LP rely on the financial markets to refinance debt maturities, and also are heavily reliant on the Agencies, which provided credit or credit enhancement for the majority of MAA LP’s outstanding debt as of March 31, 2013. The debt is provided under the terms of credit facilities with Prudential Mortgage Capital (credit-enhanced by FNMA) and Financial Federal (credit-enhanced by Freddie Mac). MAA and MAA LP pay fees to the credit facility providers and the Agencies plus interest, which is based on the FNMA DMBS rate and the Freddie Mac Reference Bill Rate.

The interest rate market for the FNMA DMBS rate and the Freddie Mac Reference Bill Rate, both of which have been highly correlated with LIBOR interest rates, are also an important component of MAA LP’s liquidity and interest rate swap and cap effectiveness. In MAA LP’s experience, the FNMA DMBS rate has historically averaged 17 basis points below three-month LIBOR, and the Freddie Mac Reference Bill rate has averaged 31 basis points below the associated LIBOR rate, but in the past four years the spreads increased significantly and have been more volatile than MAA and MAA LP have historically seen. MAA and MAA LP cannot forecast when or if the uncertainty and volatility in the market may change. Continued unusual volatility over a period of time could cause MAA LP to lose hedge accounting treatment for MAA LP’s interest rate swaps and caps, resulting in material changes to MAA LP’s consolidated statements of operations and balance sheet, and potentially cause a breach with one of MAA LP’s debt covenants.

Fluctuations in interest rate spreads between the DMBS and Reference Bill rates and three-month LIBOR causes ineffectiveness to flow through interest expense in the current period if MAA and MAA LP are in an overhedged position, and together with the unrecognized ineffectiveness, reduces the effectiveness of the swaps and caps.

MAA and MAA LP also rely on the credit of the counterparties that provide swaps and caps to hedge the interest rate risk on MAA LP’s credit facilities. MAA LP uses four major banks to provide approximately 94% of MAA LP’s derivative fair value, all of which have investment grade ratings from Moody’s and S&P. In the event that one of MAA LP’s derivative providers should suffer a significant downgrade of its credit rating or fail, MAA LP’s swaps or caps may become not effective, in which case all or a portion of the fair value of the swap or cap would be recorded to earnings, possibly causing a substantial loss sufficient to cause a breach of MAA LP’s debt covenants.

One or more interest rate swap or cap counterparties could default, causing MAA and MAA LP significant financial exposure

MAA and MAA LP enter into interest rate swap and interest rate cap agreements only with counterparties that are highly rated (A or above by Standard & Poor’s, or Aa3 or above by Moody’s). MAA and MAA LP also try to diversify its risk amongst several counterparties. In the event one or more of these counterparties were to go into liquidation or to experience a significant rating downgrade, this could cause MAA and MAA LP to liquidate the interest rate swap or to lose the interest rate protection of an interest rate cap. Liquidation of an interest rate swap could cause MAA and MAA LP to be required to pay the swap counterparty the net present value of the swap, which may represent a significant current period cash charge, possibly sufficient to cause MAA and MAA LP to breach their debt covenants.

Variable interest rates may adversely affect funds from operations

At March 31, 2013, effectively $173.0 million of MAA LP’s debt bore interest at a variable rate and was not hedged by interest rate swaps or caps. MAA and MAA LP may incur additional debt in the future that also bears interest at variable rates. Variable rate debt creates higher debt service requirements if market interest rates increase, which would adversely affect MAA LP’s funds from operations and the amount of cash available to service MAA LP’s debt and to pay distributions. MAA LP’s $863.7 million in secured credit facilities with Prudential Mortgage Capital, credit enhanced by FNMA, are predominately floating rate facilities. MAA and MAA LP also have a credit facility with Freddie Mac totaling $200.0 million that is a variable rate facility. At March 31, 2013, a total of $707.8 million was outstanding under these facilities. These facilities represent the majority of the variable interest rates MAA and MAA LP were exposed to at March 31, 2013. Large portions of the interest rates on these facilities have been hedged by means of a number of interest rate swaps and caps. Upon the termination of these swaps and caps, MAA and MAA LP will be exposed to the risks of varying interest rates unless acceptable replacement swaps or caps are obtainable.

Issuances of additional debt or equity may adversely impact MAA LP’s financial condition

MAA LP’s capital requirements depend on numerous factors, including the occupancy and turnover rates of MAA LP’s apartment communities, development and capital expenditures, costs of operations and potential acquisitions. MAA and MAA LP cannot accurately predict the timing and amount of MAA LP’s capital requirements. If MAA LP’s capital requirements vary materially from MAA LP’s plans, MAA and MAA LP may require additional financing sooner than anticipated. Accordingly, MAA and MAA LP could become more leveraged, resulting in increased risk of default on MAA LP’s obligations and in an increase in MAA LP’s debt service requirements, both of which could adversely affect MAA LP’s financial condition and ability to access debt and equity capital markets in the future. If MAA issues additional equity securities to obtain additional financing, the interest of the existing MAA LP unitholders could be diluted.

Risks Related to MAA’s and MAA LP’s Organization and Ownership of MAA LP units

The existing MAA LP unitholders have limited approval rights, which may prevent MAA LP’s sole general partner, MAA, from completing a change of control transaction that may be in the best interests of all MAA LP unitholders and of all the shareholders of MAA

MAA may not engage in a sale or other disposition of all or substantially all of the assets of MAA LP, dissolve MAA LP or, upon the occurrence of certain triggering events, take any action that would result in any MAA LP unitholder realizing taxable gain, without the approval of the holders of a majority of the outstanding Class A Common Units. The right of the holders of MAA LP’s Class A Common Units to vote on these transactions could limit MAA’s ability to complete a change of control transaction that might otherwise be in the best interest of all MAA LP unitholders and all shareholders of MAA.

In certain circumstances, the MAA LP unitholders must approve the sale of certain properties contributed by the MAA LP unitholders

In certain circumstances as detailed in the existing partnership agreement of MAA LP, MAA LP may not sell or otherwise transfer certain properties unless each person who was a partner in the limited partnership holding such properties at the time of its merger into MAA LP approves such sale or transfer. The exercise of these approval rights by MAA LP unitholders could delay or prevent MAA LP from completing a transaction that may be in the best interest of all MAA LP unitholders and all shareholders of MAA.

MAA and its officers and directors have substantial influence over MAA LP’s affairs.

MAA, as MAA LP’s sole general partner and acting through its officers and directors, has a substantial influence on MAA LP’s affairs. MAA and its officers and directors could exercise their influence in a manner that is not in the best interest of the MAA LP unitholders. Also, MAA owns approximately 95.9% of the MAA LP units and as such, will have substantial influence on the outcome of any matters submitted to MAA LP unitholders for approval.

MAA’s ownership limit restricts the transferability of its capital stock

MAA’s charter limits ownership of its capital stock by any single shareholder to 9.9% of all outstanding shares of its capital stock, both common and preferred, unless approved by the Board of Directors. The charter also prohibits anyone from buying shares if the purchase would result in MAA losing REIT status. This could happen if a share transaction results in fewer than 100 persons owning all of MAA’s shares or in five or fewer persons, applying certain broad attribution rules of the Code, owning 50% or more of MAA’s shares (by value). If you acquire shares of MAA’s common stock in excess of the ownership limit or in violation of the ownership requirements of the Code for REITs, MAA:

•	will consider the transfer to be null and void;

•	will not reflect the transaction on MAA’s books;

•	may institute legal action to enjoin the transaction;

•	will not pay dividends or other distributions with respect to those shares;

•	will not recognize any voting rights for those shares;

•	will consider the shares held in trust for MAA’s benefit; and

•	will either direct you to sell the shares and turn over any profit to MAA, or MAA will redeem the shares. If MAA redeems the shares, you will be paid a price equal to the lesser of:

•	the principal price paid for the shares by the holder,

•	a price per share equal to the market price (as determined in the manner set forth in MAA’s charter) of the applicable capital stock,

•	the market price (as so determined) on the date such holder would, but for the restrictions on transfers set forth in MAA’s charter, be deemed to have acquired ownership of the shares and

•

the maximum price allowed under Tennessee Greenmail Act (such price being the average of the highest and lowest closing market price for the shares during the 30 trading days preceding the purchase of such shares or, if the holder of such shares has commenced a tender offer or has announced an intention to seek control of MAA, during the 30 trading days preceding the commencement of such tender offer or the making of such announcement).

The redemption price may be paid, at MAA’s option, by delivering one common unit (subject to adjustment from time to time in the event of, among other things, stock splits, stock dividends, or recapitalizations affecting MAA’s common stock or certain mergers, consolidations or asset transfers by MAA) issued by MAA LP for each Excess Share being redeemed.

Provisions of MAA’s charter and Tennessee law may limit the ability of a third party to acquire control of MAA in a transaction beneficial to the MAA LP unitholders

Ownership Limit

While the 9.9% ownership limit discussed above helps preserve MAA’s status as a REIT, it could also delay or prevent any person or small group of persons from acquiring, or attempting to acquire control of MAA and its subsidiaries, including MAA LP, in a transaction beneficial to the MAA LP unitholders.

Preferred Stock

MAA’s charter authorizes the Board of Directors to issue up to 20,000,000 shares of preferred stock. The Board of Directors may establish the preferences and rights of any preferred shares issued. The issuance of preferred stock could also have the effect of delaying or preventing someone from taking control of MAA even if a change in control were in the MAA LP unitholders’ best interests. As of March 31, 2013, no shares of preferred stock were issued and outstanding. When MAA issues preferred stock, generally the proceeds are contributed to MAA LP in exchange for a number of MAA LP units with the same terms equal to the number of preferred shares issued by MAA.

MAA LP’s investments in joint ventures may involve risks

Investments in joint ventures may involve risks that may not otherwise be present in MAA LP’s direct investments such as:

•	the potential inability of MAA LP’s joint venture partner to perform;

•	the joint venture partner may have economic or business interests or goals which are inconsistent with or adverse to ours;

•	the joint venture partner may take actions contrary to MAA LP’s requests or instructions or contrary to MAA LP’s objectives or policies; and

•	the joint venturers may not be able to agree on matters relating to the property they jointly own.

Although each joint owner will have a right of first refusal to purchase the other owner’s interest, in the event a sale is desired, the joint owner may not have sufficient resources to exercise such right of first refusal.

The number of shares of MAA’s common stock available for future sale could adversely affect the market price of MAA’s publicly traded securities

MAA LP has issued MAA LP units in exchange for properties or interests in properties, and, from time to time, MAA LP may issue additional MAA LP units in connection with acquisitions of properties or otherwise. MAA is the sole general partner of MAA LP, and, as of March 31, 2013, MAA owned 40,088,385 MAA LP units, representing a 95.9% interest in MAA LP, while the remaining 1,707,660 outstanding MAA LP units were held by limited partners of MAA LP. The MAA LP unitholders (other than MAA and its affiliates) may require MAA to redeem their MAA LP units from time to time, in which case MAA may, at its option, pay the redemption price either in cash (in an amount per MAA LP unit equal, in general, to the average closing price of MAA’s common stock on the NYSE over a specified period prior to the redemption date) or by delivering one share of MAA’s common stock (subject to adjustment under specified circumstances) for each MAA LP unit so redeemed. In addition, MAA LP has registered all of the 1,707,660 shares of MAA’s common stock which, as of March 31, 2013, were issuable upon redemption of MAA LP units held by MAA LP’s limited partners under the Securities Act of 1933, as amended, so that those shares can be sold freely in the public markets. To the extent that additional MAA LP units are issued to limited partners of MAA LP, MAA will likely register the additional shares of MAA common stock issuable upon redemption of those MAA LP units under the Securities Act of 1933, as amended, so that those shares can also be sold in the public markets. If MAA issues shares of its common stock upon the redemption of MAA LP units in MAA LP, sales of substantial amounts of such shares of MAA’s common stock, or the perception that these sales could occur, may adversely affect prevailing market prices for MAA’s common stock or may impair MAA’s ability to raise capital through the sale of its common stock or other equity securities.

Market interest rates and low trading volume may have an adverse effect on the market value of MAA’s common stock, which would affect the redemption price of the MAA LP units

The market price of shares of a REIT may be affected by the distribution rate on those shares, as a percentage of the price of the shares, relative to market interest rates. If market interest rates increase, prospective purchasers of MAA’s shares may expect a higher annual distribution rate. Higher interest rates would not, however, result in more funds for MAA to distribute and, in fact, would likely increase MAA’s borrowing costs and potentially decrease funds available for distribution. This could cause the market price of MAA’s common stock to go down, which would reduce the price received upon redemption of any of the MAA LP units, or if MAA so elects, the value of MAA’s common stock received in lieu of cash upon redemption of such MAA LP units. In addition, although MAA’s stock is listed on the NYSE, the daily trading volume of MAA’s shares may be lower than the trading volume for companies in other industries. As a result, MAA’s investors who desire to liquidate substantial holdings may find that they are unable to dispose of their shares in the market without causing a substantial decline in the market value of the shares.

Changes in market conditions or a failure to meet the market’s expectations with regard to MAA’s results of operations and cash distributions could adversely affect the market price of MAA’s common stock, which may reduce the amount of cash available to MAA LP to meet its obligations

MAA and MAA LP believe that the market value of a REIT’s equity securities is based primarily upon the market’s perception of the REIT’s growth potential and its current and potential future cash distributions, and is secondarily based upon the real estate market value of the underlying assets. For that reason, MAA’s common stock may trade at prices that are higher or lower than the net asset value per share. To the extent MAA retains operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of MAA’s underlying assets, may not correspondingly increase the market price of MAA’s common stock. In addition, MAA and MAA LP are subject to the risk that MAA LP’s cash flow will be insufficient to service its debt and to pay distributions to MAA LP unitholders, which may cause MAA to not have the funds to service its debt or to pay dividends to MAA shareholders. MAA’s failure to meet the market’s expectations with regard to future results of operations and cash distributions would likely adversely affect the market price of its shares and thus potentially reduce MAA’s ability to contribute funds from issuances down to MAA LP, resulting in lower level of cash available for investment or to service MAA LP’s debt or to make distributions to MAA LP unitholders.

The stock markets, including the NYSE, on which MAA lists its common stock, have experienced significant price and volume fluctuations. As a result, the market price of MAA’s common stock could be similarly volatile, and investors may experience a decrease in the value of their shares, including decreases unrelated to MAA’s operating performance or prospects. Among the market conditions that may affect the market price of MAA and MAA LP’s securities are the following:

•	MAA LP’s financial condition and operating performance and the performance of other similar companies;

•	actual or anticipated differences in MAA LP’s quarterly and annual operating results;

•	changes in MAA LP’s revenues or earnings estimates or recommendations by securities analysts;

•	publication of research reports about MAA and its industry by securities analysts;

•	additions and departures of key personnel;

•	inability to access the capital markets;

•	strategic decisions by MAA and its competitors, such as acquisitions, dispositions, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	the issuance or sale of additional shares of MAA’s common stock, or the perception that such sales may occur, including under the at-the-market controlled equity offering programs;

•	the reputation of REITs generally and the reputation of REITs with portfolios similar to ours;

•	the attractiveness of the securities of REITs in comparison to securities issued by other entities, including securities issued by other real estate companies;

•	an increase in market interest rates, which may lead prospective investors to demand a higher distribution rate in relation to the price paid for shares of MAA’s common stock;

•	the passage of legislation or other regulatory developments that adversely affect MAA or its industry;

•	speculation in the press or investment community;

•	actions by institutional shareholders or hedge funds;

•	changes in accounting principles;

•	terrorist acts; and

•	general market conditions, including factors unrelated to MAA LP’s performance.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert MAA’s management’s attention and resources.

Risks Related to Tax Laws

Failure to qualify as a REIT would cause MAA to be taxed as a corporation, which would substantially reduce MAA LP’s funds available for payment of distributions to MAA LP unitholders

If MAA failed to qualify as a REIT for federal income tax purposes, MAA would be taxed as a corporation. The Internal Revenue Service may challenge MAA’s qualification as a REIT for prior years, and new legislation, regulations, administrative interpretations or court decisions may change the tax laws with respect to qualification as a REIT or the federal tax consequences of such qualification. For any taxable year that MAA fails to qualify as a REIT, MAA, on a consolidated basis, would be subject to federal income tax on its taxable income at corporate rates, plus any applicable alternative minimum tax. In addition, unless entitled to relief under applicable statutory provisions, MAA would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce MAA’s and MAA LP’s cash available for investment, to service MAA’s and MAA LP’s debt or to make distributions to the MAA LP unitholders and for MAA to make distributions to its shareholders because of the additional tax liability for the year or years involved. This would likely adversely affect the value of your investment in MAA. MAA and MAA LP might be required to borrow funds or to liquidate some of their investments to pay any applicable tax resulting from MAA’s failure to qualify as a REIT. In addition, MAA’s distributions would no longer qualify for the dividends paid deduction nor be required to be made in order to preserve REIT status, reducing the incentive to make such distributions on MAA LP units and MAA’s common and preferred stock.

Failure to make required distributions to MAA’s shareholders would subject MAA to income taxation, which would reduce MAA LP’s funds available for payment of distributions to MAA LP unitholders

In order to qualify as a REIT, each year MAA must distribute to its shareholders at least 90% of taxable income (determined without regard to the dividend paid deduction and by excluding net capital gains). To the extent that MAA satisfies the distribution requirement, but distributes less than 100% of taxable income, MAA will be subject to federal corporate income tax on the undistributed income. In addition, MAA would incur a 4% nondeductible excise tax on the amount, if any, by which its distributions in any year are less than the sum of:

•	85% of ordinary income for that year;

•	95% of capital gain net income for that year; and

•	100% of undistributed taxable income from prior years.

Differences in timing between the recognition of income and the related cash receipts or the effect of required debt amortization payments could require MAA LP to borrow money or sell assets to pay out enough distributions to MAA as a MAA LP unitholder so that it can pay out enough of its taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in a particular year.

Unregistered Sales of Equity Securities and Use of Proceeds.

None.

Defaults Upon Senior Securities.

None.

Mine Safety Disclosures.

Not applicable.

Other Information.

None.

Annex G

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2012

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission File Number 1-12358 (Colonial Properties Trust)

Commission File Number 0-20707 (Colonial Realty Limited Partnership)

COLONIAL PROPERTIES TRUST

COLONIAL REALTY LIMITED PARTNERSHIP

(Exact name of registrant as specified in its charter)

Alabama (Colonial Properties Trust)	59-7007599
Delaware (Colonial Realty Limited Partnership)	63-1098468
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

2101 Sixth Avenue North, Suite 750, Birmingham, Alabama 35203

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (205) 250-8700

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Name of each exchange on which registered
Common Shares of Beneficial Interest of Colonial Properties Trust, $.01 par value per share	New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act: Class A Units of Limited Partnership Interest of Colonial Realty Limited Partnership

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.

Colonial Properties Trust	YES	☒	No	☐
Colonial Realty Limited Partnership	YES	☐	No	☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.

Colonial Properties Trust	YES	☐	No	☒
Colonial Realty Limited Partnership	YES	☐	No	☒

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Colonial Properties Trust	YES	☒	No	☐
Colonial Realty Limited Partnership	YES	☒	No	☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

Colonial Properties Trust	YES	☒	No	☐
Colonial Realty Limited Partnership	YES	☒	No	☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Colonial Properties Trust
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
Colonial Realty Limited Partnership
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

Colonial Properties Trust	YES	☐	No	☒
Colonial Realty Limited Partnership	YES	☐	No	☒

The aggregate market value of the 83,013,686 Common Shares of Beneficial Interest held by non-affiliates of Colonial Properties Trust was approximately $1,819,024,821 based on the closing price of $22.14 as reported on the New York Stock Exchange for such Common Shares of Beneficial Interest on June 30, 2012. The aggregate market value of the 3,260,403 common units of partnership interest held by non-affiliates of Colonial Realty Limited Partnership was approximately $72,185,322 based on the closing price of $22.14 of the Common Shares of Beneficial Interest of Colonial Properties Trust into which the common units are exchangeable, as reported on the New York Stock Exchange on June 30, 2012. Number of Colonial Properties Trust’s Common Shares of Beneficial Interest outstanding as of February 25, 2013: 88,449,934.

Documents Incorporated by Reference

Portions of the proxy statement for the annual shareholders meeting to be held on April 24, 2013 are incorporated by reference into Part III of this report. We expect to file our proxy statement within 120 days after December 31, 2012.

COLONIAL PROPERTIES TRUST

COLONIAL REALTY LIMITED PARTNERSHIP

Explanatory Note

This report combines the annual reports on Form 10-K for the year ended December 31, 2012 of Colonial Properties Trust and Colonial Realty Limited Partnership. References to “the Trust” or “Colonial” mean to Colonial Properties Trust, an Alabama real estate investment trust (“REIT”), and its consolidated subsidiaries, and references to “CRLP” mean Colonial Realty Limited Partnership, a Delaware limited partnership, and its consolidated subsidiaries. The term “the Company” refers to the Trust and CRLP, collectively.

The Trust is the sole general partner of, and, as of December 31, 2012, owned a 92.5% limited partner interest in, CRLP. The remaining limited partner interests are held by persons (including certain officers and trustees of the Trust) who, at the time of the Trust’s initial public offering, elected to hold all or a portion of their interest in the form of units rather than receiving common shares of the Trust, or individuals from whom CRLP acquired certain properties and who received units in exchange for such properties. The Trust conducts all of its business and owns all of its properties through CRLP and CRLP’s various subsidiaries and, as the sole general partner of CRLP, is vested with managerial control and authority over the business and affairs of CRLP.

The Company believes combining the annual reports on Form 10-K of the Trust and CRLP, including the notes to the consolidated financial statements, into this single report results in the following benefits:

•	enhances investors’ understanding of the Trust and CRLP by enabling investors to view the business as a whole in the same manner that management views and operates the business;

•	eliminates duplicative disclosure and provides a more streamlined and readable presentation since a substantial portion of the disclosure in this report applies to both the Trust and CRLP; and

•	creates time and cost efficiencies through the preparation of one combined report instead of two separate reports.

The Company believes it is important to understand the few differences between the Trust and CRLP in the context of how the Trust and CRLP operate as a consolidated company. The Trust and CRLP are structured as an “umbrella partnership REIT,” or UPREIT. The Trust’s interest in CRLP entitles the Trust to share in cash distributions from, and in the profits and losses of, CRLP in proportion to the Trust’s percentage interest therein and entitles the Trust to vote on all matters requiring a vote of the limited partners. The Trust’s only material asset is its ownership of limited partner interests in CRLP; therefore, the Trust does not conduct business itself, other than acting as the sole general partner of CRLP, issuing public equity from time to time and guaranteeing certain debt of CRLP. The Trust itself is not directly obligated under any indebtedness, but guarantees some of the debt of CRLP. CRLP holds all the real estate assets of the Company. Except for net proceeds from public equity issuances by the Trust, which are contributed to CRLP in exchange for limited partner interests, CRLP generates the capital required by the Company’s business through CRLP’s operations, direct or indirect incurrence of indebtedness and issuance of partnership units.

The presentation of the Trust’s shareholders’ equity and CRLP’s equity are the principal areas of difference between the consolidated financial statements of the Trust and those of CRLP. The Trust’s shareholders’ equity includes preferred shares, common shares, additional paid-in capital, cumulative earnings, cumulative distributions, noncontrolling interest, preferred units, treasury shares, accumulated other comprehensive loss and redeemable common units. CRLP’s equity includes common equity and preferred equity of the general partner (the Trust), limited partners’ preferred equity, limited partners’ noncontrolling interest, accumulated other comprehensive loss and redeemable common units. Redeemable common units represent the number of outstanding limited partnership units as of the date of the applicable balance sheet, valued at the greater of the closing market price of the Trust’s common shares or the aggregate value of the individual partners’ capital balances. Each redeemable unit may be redeemed by the holder thereof for either cash equal to the fair market value of one common share of the Trust at the time of such redemption or, at the option of the Trust, one common share of the Trust.

In order to highlight the material differences between the Trust and CRLP, this report includes sections that separately present and discuss areas that are materially different between the Trust and CRLP, including:

•	the selected financial data in Item 6 of this report;

•	the consolidated financial statements in Item 8 of this report;

•

certain accompanying notes to the financial statements, including Note 6 - Net Loss Per Share of the Trust and Note 7 - Net Loss Per Unit of CRLP; Note 8 - Equity of the Trust and Note 9 - Capital Structure of CRLP; Note 10 - Redeemable Noncontrolling Interests of the Trust and Note 11 - Redeemable Partnership Units of CRLP; and Note 23 - Quarterly Financial Information for the Trust (Unaudited) and Note 24 - Quarterly Financial Information for CRLP (Unaudited);

•	the controls and procedures in Item 9A of this report; and

•	the certifications of the Chief Executive Officer and Interim Chief Financial Officer included as Exhibits 31 and 32 to this report.

In the sections that combine disclosure for the Trust and CRLP, this report refers to actions or holdings as being actions or holdings of the Company. Although CRLP (directly or indirectly through one of its subsidiaries) is generally the entity that enters into contracts, holds assets and issues debt, management believes this presentation is appropriate for the reasons set forth above and because the business is one enterprise and the Company operates the business through CRLP.

PART I

This annual report on Form 10-K contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “estimates,” “predicts,” “potential,” or the negative of these terms or comparable terminology. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our and our affiliates, or the industry’s actual results, performance, achievements or transactions to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements including, but not limited to, the risks described herein. Such factors include, among others, the following:

•

changes in national, regional and local economic conditions, which may be negatively impacted by concerns about inflation, deflation, government deficits (including the European sovereign debt crisis), high unemployment rates, decreased consumer confidence and liquidity concerns, particularly in markets in which we have a high concentration of properties;

•

adverse changes in real estate markets, including, but not limited to, the extent of tenant bankruptcies, financial difficulties and defaults, the extent of future demand for multifamily units and commercial space in our primary markets and barriers of entry into new markets which we may seek to enter in the future, the extent of decreases in rental rates, competition, our ability to identify and consummate attractive acquisitions on favorable terms, our ability to consummate any planned dispositions in a timely manner on acceptable terms, and our ability to reinvest sale proceeds in a manner that generates favorable returns;

•	exposure, as a multifamily focused real estate investment trust (“REIT”), to risks inherent in investments in a single industry;

•	risks associated with having to perform under various financial guarantees that we have provided with respect to certain of our joint ventures and developments;

•	ability to obtain financing at favorable rates, if at all, and refinance existing debt as it matures;

•	actions, strategies and performance of affiliates that we may not control or companies, including joint ventures, in which we have made investments;

•	changes in operating costs, including real estate taxes, utilities, and insurance;

•	higher than expected construction costs;

•	uncertainties associated with our ability to sell our existing inventory of condominium and for-sale residential assets, including timing, volume and terms of sales;

•	uncertainties associated with the timing and amount of real estate dispositions and the resulting gains/losses associated with such dispositions;

•

legislative or other regulatory decisions, including tax legislation, government approvals, actions and initiatives, including the need for compliance with environmental and safety requirements, and changes in laws and regulations or the interpretation thereof;

•

the Trust’s ability to continue to satisfy complex rules in order for it to maintain its status as a REIT for federal income tax purposes, the ability of CRLP to satisfy the rules to maintain its status as a partnership for federal income tax purposes, the ability of Colonial Properties Services, Inc. to maintain its status as a taxable REIT subsidiary for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

•	price volatility, dislocations and liquidity disruptions in the financial markets and the resulting impact on availability of financing;

•	effect of any rating agency actions on the cost and availability of new debt financing;

•	level and volatility of interest or capitalization rates or capital market conditions;

•	effect of any terrorist activity or other heightened geopolitical crisis; and

•

other risks identified in this annual report on Form 10-K and, from time to time, in other reports we file with the Securities and Exchange Commission (the “SEC”) or in other documents that we publicly disseminate.

We undertake no obligation to publicly update or revise these forward-looking statements to reflect events, circumstances or changes in expectations after the date of this report.

Item 1.	Business.

As used herein, the term the “Trust” refers to Colonial Properties Trust, and the term “CRLP” refers to Colonial Realty Limited Partnership, of which the Trust is the sole general partner and in which the Trust owned a 92.5% limited partner interest as of December 31, 2012. The Trust conducts all of its business and owns all of its properties through CRLP and CRLP’s various subsidiaries. Except as otherwise required by the context, the “Company,” “Colonial,” “we,” “us” and “our” refer to the Trust and CRLP together, as well as CRLP’s subsidiaries, including Colonial Properties Services Limited Partnership (“CPSLP”) and Colonial Properties Services, Inc. (“CPSI”).

We are a multifamily-focused self-administered equity REIT that owns, operates and develops multifamily apartment communities primarily located in the Sunbelt region of the United States. Also, we create additional value for our shareholders from investments in commercial assets and by pursuing development opportunities. We are a fully-integrated real estate company, which means that we are engaged in the acquisition, development, ownership, management and leasing of multifamily apartment communities and other commercial real estate properties. Our activities include full or partial ownership and operation of 125 properties as of December 31, 2012, located in Alabama, Arizona, Florida, Georgia, Louisiana, Nevada, North Carolina, South Carolina, Tennessee, Texas and Virginia, the development of new properties, acquisition of existing properties, build-to-suit development and the provision of management, leasing and brokerage services for commercial real estate.

As of December 31, 2012, we owned or maintained a partial ownership in the following properties:

	Consolidated Properties		Units/Sq. Feet (1)	Unconsolidated Properties	Units/Sq. Feet (1)	Total Properties	Total Units/ Sq. Feet (1)
Multifamily apartment communities	112	(2)	33,851	2	646	114	34,497
Commercial properties	8		2,167,000	3	350,000	11	2,517,000

(1)	Units refer to multifamily apartment units. Square feet refers to commercial space and excludes space owned by anchor tenants.
(2)	Includes one property partially-owned through a joint venture entity.

In addition, we own certain parcels of land adjacent to or near certain of these properties (the “land”). The multifamily apartment communities, commercial properties and the land are referred to herein collectively as the “properties.” As of December 31, 2012, consolidated multifamily apartment communities and commercial properties that were no longer in lease-up were 95.8% and 92.3% leased, respectively. We generally consider a property to be in lease-up until it first attains physical occupancy of at least 93%.

The Trust is the direct general partner of CRLP, and as of December 31, 2012, held approximately 92.5% of the interests in CRLP. We conduct all of our business through CRLP, CPSLP, which provides management services for our properties, and CPSI, which provides management services for properties owned by third parties, including unconsolidated joint venture entities. We perform all of our for-sale residential activities through CPSI.

As a lessor, the majority of our revenue is derived from residents and tenants under existing leases at our properties. Therefore, our operating cash flow is dependent upon the rents that we are able to charge to our residents and tenants, and the ability of these residents and tenants to make their rental payments. We also receive management fees generated from third-party management agreements related to management of properties held in joint ventures.

The Trust was formed in Maryland on July 9, 1993. The Trust was reorganized as an Alabama real estate investment trust in 1995. Our executive offices are located at 2101 Sixth Avenue North, Suite 750, Birmingham, Alabama, 35203 and our telephone number is (205) 250-8700.

Business Strategy

Our general business objectives as a multifamily-focused REIT are to generate increasing cash flow that will fund our future dividend payments and to create shareholder value by growing in a disciplined manner through a strategy of:

•	realizing growth in income from our existing portfolio of properties;

•

selectively acquiring and developing primarily multifamily apartment communities to grow our portfolio and improve the age and quality of our multifamily apartment portfolio in growth markets located in the Sunbelt region of the United States;

•

employing a comprehensive capital maintenance program to maintain properties in first-class condition, including recycling capital by selectively disposing of assets and reinvesting the proceeds into opportunities with more perceived growth potential;

•	managing our own properties, which enables us to better control our operating expenses and establish and maintain long-term relationships with our residents and tenants; and

•	executing our asset recycling plan for our multifamily portfolio and our plan to dispose of select commercial assets and land held for future sale.

During 2012, our primary business directives were to grow the company, improve our portfolio and continue efforts to maintain a strong balance sheet and improve margins to help re-establish an investment grade rating.

We made significant progress on each of these directives as outlined below.

Grow the Company

We continued to grow the Company by:

•

producing a 7.6% increase in multifamily same-property net operating income from continuing operations when compared with the year ended December 31, 2011 (see Note 12 to the Trust’s and CRLP’s Consolidated Finanical Statements — “Segment Information”); and

•	developing multifamily apartment communities on land that we already own.

We achieved a 7.6% increase in multifamily same-property net operating income through continued increases in lease rates while maintaining a high level of occupancy. Average monthly rent per unit for our multifamily same-property communities increased to $787 per unit for the year ended December 31, 2012 compared to $749 per unit for the same period in 2011. Average occupancy for our multifamily same-property communities was 95.5% for the year ended December 31, 2012 compared to 95.4% for the same period in 2011.

We added 718 units through the completion of two developments: Colonial Grand at Hampton Preserve, located in Tampa, Florida, and Colonial Grand at Lake Mary (Phase I), located in Orlando, Florida. In addition, we continued the development of Colonial Grand at Double Creek, located in Austin, Texas and started construction on four additional apartment community developments: Colonial Grand at Ayrsley (Phase II) and Colonial Reserve at South End, located in Charlotte, North Carolina, and Colonial Grand at Lake Mary (Phase II) and Colonial Grand at Randal Lakes, located in Orlando, Florida. The five active developments are expected to add 1,300 units once completed. We also started construction of Colonial Brookwood West, a commercial asset located in Birmingham, Alabama, that is expected to add approximately 41,300 square-feet once completed.

Improve our portfolio

We improved our portfolio by:

•	increasing the percentage of net operating income from our multifamily portfolio through disposition of investments in certain commercial properties;

•	recycling older multifamily apartment communities; and

•	selectively acquiring newer multifamily apartment communities attractively priced in our higher growth Sunbelt markets.

During 2012, we sold one wholly-owned commercial asset, representing approximately 219,000 square-feet (excluding anchor-owned square-feet) for $37.4 million and exited our interest in three commercial joint ventures, comprised of 28 commercial properties. For the full year, the percentage of net operating income from the multifamily portfolio to total net operating income was 85% compared to 79% for 2011 while 87% of our net operating income in the fourth quarter was generated from our multifamily portfolio.

We also sold four wholly-owned multifamily apartment communities for $95.5 million, representing 1,380 units with an average age of 31 years and average monthly rent of $695 per unit. We reinvested proceeds from the multifamily and commercial dispositions into five multifamily apartment communities located in Austin and Dallas, Texas, and Raleigh, North Carolina. These five acquisitions added 1,554 units with an average age of six years and average monthly rent of $1,076 per unit.

Maintain a strong balance sheet and achieve an investment grade rating

During 2012, we continued to reduce our leverage by selectively disposing of non-income producing assets and extended our debt maturities primarily through a new $500.0 million unsecured revolving credit facility and a new $150.0 million senior unsecured term loan. Also, in February 2012, Standard & Poors upgraded our senior unsecured debt rating to BBB- and, in September 2012, Moody’s Investment Services upgraded our senior unsecured debt rating to Baa3. In addition, we reduced our exposure with respect to joint venture indebtedness by unwinding certain joint venture arrangements, eliminating approximately $127.1 million of unconsolidated debt, which represented our pro rata share of the mortgage debt of these various joint ventures.

We also simplified our portfolio, as well as our organizational structure, by unwinding certain joint venture arrangements. During 2012, we completed the following transactions:

•	redeemed our 15% noncontrolling interest in the 18-asset DRA/CLP joint venture; representing approximately 5.2 million commercial square-feet;

•	sold our 10% noncontrolling interest in the nine-asset Bluerock office portfolio, representing approximately 1.7 million commercial square-feet

•	sold our 25% noncontrolling interest in Colonial Promenade Madison, representing approximately 111,000 commercial square-feet; and

•

purchased Colonial Grand at Research Park, a 370-unit multifamily apartment community (prior to the acquisition of Colonial Grand at Research Park, we owned a 20% noncontrolling interest in this joint venture).

Simplified and stronger, our business directives for 2013 are to further grow the Company, fortify our balance sheet and enhance our portfolio. We intend to grow the Company’s multifamily business by completing the projects we have in our development pipeline as well as initiating the development of several additional multifamily communities in 2013 on land we already own. We also intend to grow the Company through continued expansion of our core operations with the focus on quality of earnings from our multifamily product, which we are continually improving. We intend to fortify our balance sheet by continuing to lower our overall debt levels, primarily through the sale of commercial assets, and improving our financial ratios through improved earnings. We intend to enhance our portfolio by reducing the average age of our assets, increasing average rents and lowering our capital expenditure requirements, each through our multifamily asset recycling program, and by bringing new developments successfully on-line, within budget and on schedule. In addition, we intend to further enhance our portfolio by continuing to reduce our commercial asset exposure.

Operating Strategy

Our primary operating objective is to maximize our return on invested capital in each property and our portfolio by increasing revenues, controlling operating expenses, maintaining optimal occupancy levels and reinvesting as appropriate. The steps taken to meet these objectives include:

•	diversifying portfolio investments in the Sunbelt markets, with a target of no more than 10% of our net operating income coming from one market;

•	utilizing systems to enhance property managers’ ability to optimize revenue by adjusting rents in response to local market conditions and individual unit amenities;

•	aggressively managing lease expirations to align with peak leasing traffic patterns and to maximize productivity of property staff;

•	developing ancillary income programs aimed at offering services to residents and tenants, on which we generate revenue;

•

implementing programs to control expenses through investment and cost-saving initiatives, including measuring and passing on to residents and tenants the cost of various expenses, including cable, water and other utility costs;

•	maintaining the physical condition of each property in first class condition;

•	allocating additional capital, including capital for selective interior and exterior improvements, where the investment will generate the highest returns;

•	compensating employees through performance-based compensation and stock ownership programs; and

•	repurchasing and issuing common or preferred shares when cost of capital and asset values are favorable.

Financing Strategy

We seek to maintain a well-balanced, conservative and flexible capital structure by:

•	pursuing long-term debt financings and refinancings on an unsecured or secured basis subject to market conditions;

•	borrowing primarily at fixed rates;

•	extending and sequencing the maturity dates of our debt; and

•	targeting appropriate debt service and fixed charge coverage.

We believe these strategies have enabled, and should continue to enable, us to access the debt and equity capital markets to fund debt refinancings and the development and acquisition of additional properties consistent with our 2013 business objectives. As further discussed under “Liquidity and Capital Resources” in Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this Form 10-K, we expect that cash generated from operations, proceeds from asset dispositions and additional borrowings will provide sufficient liquidity to execute our business plan. This liquidity, along with our projected asset sales, is expected to allow us to execute our plan in the short-term. See Item 1A — “Risk Factors – Risks Associated with Our Indebtedness and Financing Activities — A downgrade in our credit ratings could have a material adverse effect on our business, financial condition and results of operations.”

We may modify our borrowing policy and may increase or decrease our ratio of debt to gross asset value in the future. To the extent that the Trust’s Board of Trustees determines to seek additional capital, we may raise such capital through additional asset dispositions, equity offerings, secured financings, debt financings or retention of cash flow (subject to provisions in the Internal Revenue Code of 1986, as amended (the “Code”), requiring the distribution by a REIT of a certain percentage of taxable income and taking into account taxes that would be imposed on undistributed taxable income) or a combination of these methods.

Property Management

We are experienced in managing and leasing multifamily and commercial properties and believe that managing and leasing our own portfolio have helped maintain consistent income growth and have resulted in reduced operating expenses from the properties.

Operational Structure and Segments

We manage our business based on the performance of two operating segments: multifamily and commercial. See Note 12—“Segment Information” in the Notes to Consolidated Financial Statements of the Trust and CRLP contained in Item 8 of this Form 10-K, and incorporated by reference herein, for information on our segments and the reconciliation of total segment revenues to total revenues, total segment net operating income to income/loss from continuing operations before noncontrolling interest for the years ended December 31, 2012, 2011 and 2010, and total segment capitalized expenditures to total capitalized expenditures and total segment assets to total assets as of December 31, 2012, and 2011.

Additional information with respect to each operating segment as of December 31, 2012, is set forth below:

Multifamily Operations — Multifamily management is responsible for all aspects of multifamily operations, including day-to-day management and leasing of our 114 multifamily apartment communities (including two properties partially-owned through unconsolidated joint ventures). Multifamily management is also responsible for all aspects of our for-sale residential disposition activities. As of December 31, 2012, we had two for-sale properties remaining, one residential development located in Charlotte, North Carolina, and one lot development located in Mobile, Alabama.

Commercial Operations — Commercial management is responsible for all aspects of our commercial property operations, including management and leasing services as well as third-party management services for one commercial property in which we do not have an ownership interest. Of the 11 commercial properties that we have a full or partial ownership interest in, four are office properties and seven are retail properties.

Completed Developments

The following table summarizes our developments that were completed in 2012. Throughout this Form 10-K, multifamily properties are measured by the number of units and commercial properties are measured in square feet. Project development costs, including land acquisition costs, were funded through commercial asset dispositions and borrowings on our unsecured credit facility.

	Location	Total Units/ Square Feet (1)	Total Cost
($ in thousands)		(unaudited)
Multifamily Projects:
Colonial Grand at Hampton Preserve	Tampa, FL	486	$52,244
Colonial Grand at Lake Mary (Phase I)	Orlando, FL	232	25,702

		718	$77,946

Commercial Project:
Colonial Promenade Huntsville (Phase I) (2)	Huntsville, AL	—	$4,116

Total Completed Developments			$82,062

(1)	Units refer to multifamily apartment units. Square feet refers to commercial space and excludes space owned by anchor tenants.
(2)	Development costs for this project are net of reimbursements received from the shadow-anchor.

Ongoing Development Activity

As of December 31, 2012, we had six development projects under construction — five multifamily projects and one commercial project. These developments are expected to be funded through our unsecured credit facility (discussed in this Form 10-K below under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources”).

	Location	Total Units/Square Feet (1)	Expected Completion Date	Expected Project Costs	Costs Capitalized to Date
($ in thousands)		(unaudited)
Multifamily Projects:
Colonial Grand at Ayrsley (Phase II)	Charlotte, NC	81	2Q13	$9,146	$3,454
Colonial Grand at Double Creek	Austin, TX	296	1Q13	31,668	27,297
Colonial Grand at Lake Mary (Phase II)	Orlando, FL	108	1Q13	13,981	11,382
Colonial Grand at Randal Lakes	Orlando, FL	462	1Q14	57,000	19,579
Colonial Reserve at South End	Charlotte, NC	353	4Q13	59,333	26,133

		1,300		$171,128	$87,845

Commercial Project:
Brookwood West Retail	Birmingham, AL	41,300	3Q13	$8,272	$914

Total Active Developments				$179,400	$88,759

(1)	Units refer to multifamily apartment units. Square feet refers to commercial space and excludes space owned by anchor tenants.

Future Development Activity

Of the future developments listed below, we expect to initiate development of at least four multifamily apartment communities in 2013. Although we believe that it is probable that we will develop certain of the other projects in the future as market conditions dictate, there can be no assurance that we will pursue any of these particular future development projects.

	Location	Total Units/ Square Feet (1)	Costs Capitalized to Date
($ in thousands)		(unaudited)
Multifamily:
Colonial Grand at Bellevue (Phase II)	Nashville, TN	220	$3,701
Colonial Grand at Lake Mary (Phase III)	Orlando, FL	132	1,851
Colonial Grand at Randal Park	Orlando, FL	314	6,232
Colonial Grand at Thunderbird	Phoenix, AZ	244	8,042
Colonial Grand at Sweetwater	Phoenix, AZ	195	7,240
Colonial Grand at Azure	Las Vegas, NV	438	10,575

		1,543	$37,641

Commercial:
Colonial Promenade Huntsville (Phase II)	Huntsville, AL	—	$5,215
Colonial Promenade Nord du Lac (2)	Covington, LA	236,000	25,634
Randal Park	Orlando, FL	—	10,996

		236,000	$41,845

Other Undeveloped Land:
Multifamily			$1,496
Commercial			42,095
Commercial Outparcels/Pads			17,629
For-Sale Residential Land (3)			66,688

			$127,908

Consolidated Construction in Progress			$207,394

(1)	Units refer to multifamily apartment units. Square feet refers to commercial space and excludes space owned by anchor tenants.
(2)	The Company intends to develop this project in phases over time. Costs capitalized to date for this development are presented net of an aggregate $18.1 million of non-cash impairment charges recorded during 2009 and 2008.
(3)	These costs are presented net of $27.9 million of non-cash impairment charges recorded on two of the projects in 2012, 2009, 2008 and 2007. Of these charges $3.3 million were recorded during 2012.

Acquisitions

During 2012, we acquired the following five multifamily apartment communities:

Acquisitions	Location	Units	Effective Acquisition Date	Purchase Price
				($ in millions)
Colonial Grand at Brier Falls	Raleigh, NC	350	January 10, 2012	$45.0
Colonial Grand at Fairview	Dallas, TX	256	May 30, 2012	29.8
Colonial Grand at Research Park (1)	Raleigh, NC	370	October 1, 2012	38.0
Colonial Grand at Canyon Ranch	Austin, TX	272	November 13, 2012	24.5
Colonial Reserve at Las Colinas	Dallas, TX	306	November 20, 2012	42.8

Total		1,554		$180.1

(1)	Prior to the acquisition, the Company owned a 20% noncontrolling interest in the joint venture that owned the property.

Dispositions

During 2012, we disposed of the following properties:

Dispositions	Location	Units/ Sq. Feet (1)	Effective Disposal Date	Sales Price
				($ in millions)
Multifamily Properties:
Autumn Hill	Charlottesville, VA	425	December 20, 2012	$32.0
Colonial Village at Canyon Hills	Austin, TX	229	December 20, 2012	16.9
Colonial Village at Highland Hills	Raleigh, NC	250	December 20, 2012	17.8
Heatherwood	Charlotte, NC	476	December 20, 2012	28.8

		1,380		$95.5

Commercial Property:
Colonial Promenade Alabaster	Birmingham, AL	219,000	October 24, 2012	$37.4

		219,000		$37.4

Total				$132.9

(1)	Units refer to multifamily apartment units. Square feet refers to commercial space and excludes space owned by anchor tenants.

Additionally, in 2012, we sold 53,000 square feet at Colonial Promenade Tannehill, a 234,000 square-foot (excluding anchor-owned square footage) commercial asset located in Birmingham, Alabama, for a sales price of $5.6 million. The Company also sold various consolidated parcels of land for an aggregate sales price of $4.3 million. The net proceeds from the sale of these assets were used to partially fund the acquisition of multifamily apartment communities discussed above, as well as to repay a portion of the borrowings under our unsecured credit facility.

For-Sale

During 2012, we sold eight residential units at Metropolitan Midtown, located in Charlotte, North Carolina, and one residential lot at Whitehouse Creek, located in Mobile, Alabama, for total sales proceeds of $4.9 million. Our portion of the proceeds from the sales was used to repay a portion of the outstanding borrowings on our unsecured credit facility.

For cash flow statement purposes, we classify capital expenditures for newly developed for-sale residential communities in investing activities. Likewise, the proceeds from the sales of condominium units and other residential sales are also included in investing activities.

Impairment, Legal Contingencies and Other Losses

During 2012, we recorded impairment charges, legal contingencies and other losses totaling $26.0 million. Of the charges recorded, $7.0 million was non-cash impairment charges on various properties, $17.6 million was for loss contingencies related to certain ongoing litigation, $0.9 million was the result of warranty claims on units previously sold at two of the Company’s for-sale residential projects and $0.5 million was related to a fire at one of the Company’s multifamily properties. See Note 3—“Real Estate Activity—Impairment, Legal Contingencies and Other Losses” and Note 20—“Legal Proceedings” for additional detail regarding these charges.

Recent Events

Dispositions

On February 1, 2013, we sold Metropolitan Midtown, a commercial asset located in Charlotte, North Carolina, comprised of 170,000 square-feet of office space and 172,000 square-feet of retail space, for an aggregate sales price of $94.4 million. We intend to use the proceeds from the sale to fund our multifamily development pipeline and to repay a portion of the outstanding balance on our unsecured credit facility.

On January 14, 2013, we sold our 10% noncontrolling interest in Colonial Promenade Hoover, a 172,000 square-foot (excluding anchor-owned square-footage) retail asset located in Birmingham, Alabama. We received $0.5 million in cash and no longer have responsibility for $1.5 million of associated mortgage debt, which represented our pro-rata share of such debt. The remaining proceeds from the sale were used to repay a portion of the outstanding balance on our unsecured credit facility.

Distribution

On January 23, 2013, the Trust’s Board of Trustees declared a cash distribution to shareholders of the Trust in the amount of $0.21 per common share and to partners of CRLP in the amount of $0.21 per partnership unit totaling approximately $20.1 million. The $0.21 per common share and per common unit distribution represents a 16.7% increase ($0.03 per share/unit) when compared to the previous distribution. The distributions were declared to shareholders and partners of record as of February 4, 2013 and paid on February 11, 2013.

Competition

The business of owning, developing, operating and leasing of multifamily and commercial properties is highly competitive. We compete with domestic and foreign financial institutions, other REITs, life insurance companies, pension trusts, trust funds, partnerships and individual investors for the acquisition of properties. See Item 1A — “Risk Factors – Risks Associated with Our Operations – We may not be able to complete acquisitions and, even if we complete acquisitions, we may not achieve the anticipated financial and operating results from our acquisitions, which would adversely affect our results of operations” in this Form 10-K for further discussion. With respect to our multifamily business, we also compete with other quality apartment and for-sale (condominium) projects owned by public and private companies. The number of competitive multifamily apartment communities in a particular market could adversely affect our ability to lease our multifamily apartment communities, to develop and lease new properties or sell existing properties, as well as the rents we are able to charge. In addition, other forms of residential properties, including single family housing and town homes, provide housing alternatives to potential residents of quality apartment communities or potential purchasers of for-sale (condominium) units. With respect to the multifamily business, we compete for residents in our apartment communities based on our high level of resident service, the quality of our apartment communities (including our landscaping and amenity offerings) and the desirability of our locations. Resident leases at our apartment communities are priced competitively based on market conditions, supply and demand characteristics, and the quality and resident service offerings of the communities. In addition, we compete for tenants in our markets primarily on the basis of property location, rent charged, services provided and the design and condition of the properties.

Environmental Matters

We believe that our properties are in compliance in all material respects with all federal, state and local ordinances and regulations regarding hazardous or toxic substances. We are not aware of any environmental condition that we believe would have a material adverse effect on our capital expenditures, earnings or competitive position (before consideration of any potential insurance coverage). Nevertheless, it is possible that there are material environmental conditions and liabilities of which we are unaware. Moreover, no assurances can be given that (i) future laws, ordinances or regulations or future interpretations of existing requirements will not impose any material environmental liability or (ii) the current environmental condition of our properties has not been or will not be affected by tenants and occupants of our properties, by the condition of properties in the vicinity of our properties or by third parties. See Item 1A—“Risk Factors—Risks Associated with Our Operations – We could incur significant costs related to environmental issues which could adversely affect our results of operations through increased compliance costs or our financial condition if we become subject to a significant liability,” “Costs associated with addressing indoor air quality issues, moisture infiltration and/or resulting mold remediation may be costly,” and “As the owner or operator of real property, we could become subject to liability for asbestos-containing building materials or other hazardous materials in the building components on our properties” in this Form 10-K for further discussion.

Insurance

We carry comprehensive liability, fire, extended coverage and rental loss insurance on all of our majority-owned properties. We believe the policy specifications, insured limits of these policies and self insurance reserves are adequate and appropriate. There are, however, certain types of losses, such as lease and other contract claims, which generally are not insured. We anticipate that we will review our insurance coverage and policies from time to time to determine the appropriate levels of coverage, but we cannot predict at this time if we will be able to obtain or maintain full coverage at reasonable costs in the future. In addition, as of December 31, 2012, we are self-insured up to $0.8 million, $0.9 million and $1.8 million for general liability, workers’ compensation and property insurance, respectively. We are also self-insured for health insurance and responsible for amounts up to $135,000 per claim and up to $2.0 million per person. Our policy for all self-insured risk is to accrue for expected losses on reported claims and for estimated losses related to claims incurred but not reported as of the end of the reporting period. See Item 1A—“Risk Factors — Risks Associated with Our Operations — Uninsured losses or losses in excess of insurance coverage could adversely affect our financial condition.”

Employees

As of December 31, 2012, CRLP employed 911 persons, including on-site property employees who provide services for the properties that we own and/or manage. The Trust employs all employees through CRLP and its subsidiaries.

Tax Status

The Trust is considered a corporation for federal income tax purposes. The Trust qualifies as a REIT and generally will not be subject to federal income tax to the extent it distributes its REIT taxable income to its shareholders. REITs are subject to a number of organizational and operational requirements. If the Trust fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate rates. The Trust may be subject to certain state and local taxes on its income and property. Distributions to shareholders are generally partially taxable as ordinary income and long-term capital gains, and partially non-taxable as return of capital. During 2012, total common distributions had the following overall characteristics:

Quarter	Distribution Per Share	Ordinary Income	Return of Capital	Capital Gain	Unrecaptured §1250 Gain
1st	$0.18	65.57%	22.86%	5.67%	5.90%
2nd	$0.18	65.57%	22.86%	5.67%	5.90%
3rd	$0.18	65.57%	22.86%	5.67%	5.90%
4th	$0.18	65.57%	22.86%	5.67%	5.90%

The Company’s financial statements include the operations of a taxable REIT subsidiary, CPSI, which is not entitled to a dividends paid deduction and is subject to federal, state and local income taxes. CPSI provides property management, construction management and development services for joint ventures and third party owned properties and administrative services to us. All of the Company’s for-sale residential activities are performed through CPSI. The Trust generally reimburses CPSI for payroll and other costs incurred in providing services to the Trust. All inter-company transactions are eliminated in the accompanying consolidated financial statements. During the years ended December 31, 2012, 2011 and 2010, we did not recognize an income tax expense/(benefit) related to the taxable income of CPSI. See Note 17—“Income Taxes” in the Notes to Consolidated Financial Statements of the Trust and CRLP included in Item 8 of this Form 10-K.

Available Information

Our website address is www.colonialprop.com. The information contained on our website is not incorporated by reference into this report and such information should not be considered a part of this report. You can obtain on our website in the “Investors” section, free of charge, a copy of our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Also available on our website, free of charge, are our corporate governance guidelines, the charters of the governance, audit and executive compensation committees of the Trust’s Board of Trustees and our code of ethics (which applies to all trustees and employees, including our principal executive officer, principal financial officer and principal accounting officer). If you are not able to access our website, the information is available in print form to any shareholder who should request the information directly from us at 1-800-645-3917.

Executive Officers of the Company

The following is a biographical summary of our executive officers:

Thomas H. Lowder, 63, was re-appointed Chief Executive Officer effective December 30, 2008. Mr. Lowder has served as Chairman of the Trust’s Board of Trustees since the Company’s formation in July 1993. Additionally he served as President and Chief Executive Officer from July 1993 until April 2006. Mr. Lowder became President and Chief Executive Officer of Colonial Properties, Inc., the Company’s predecessor, in 1976, and has been actively engaged in the acquisition, development, management, leasing and sale of multifamily, office and retail properties for the Company and its predecessors. He presently serves as a member of the Board of the following organizations: Children’s Hospital of Alabama, Crippled Children’s Foundation, the National Association of Real Estate Investment Trusts (“NAREIT”), the University of Alabama Health System Board and the University of Alabama Health Services Foundation. Mr. Lowder is a past board member of Birmingham-Southern College, and The Community Foundation of Greater Birmingham, past chairman of the Birmingham Area Chapter of the American Red Cross, past chairman of Children’s Hospital of Alabama and he served as chairman of the 2001 United Way Campaign for Central Alabama and Chairman of the Board in 2007. He graduated with honors from Auburn University with a Bachelor of Science Degree. Mr. Lowder holds an honorary Doctorate of Humanities from University of Alabama at Birmingham and a honorary Doctorate of Law from Birmingham Southern College. Mr. Lowder is the brother of James K. Lowder, one of the Company’s trustees.

C. Reynolds Thompson, III, 49, served as President and Chief Financial Officer from December 30, 2008 to December 31, 2012. Mr. Thompson previously served in the following additional positions within the Company since being hired in February 1997: Chief Executive Officer; Chief Operating Officer; Chief Investment Officer; Executive Vice President, Office Division; Senior Vice President, Office Acquisitions; and Trustee. Responsibilities within these positions included overseeing management, leasing acquisitions and development within operating divisions; investment strategies; market research; due diligence; merger and acquisitions; joint venture development and cross-divisional acquisitions. Prior to joining the Company, Mr. Thompson worked for CarrAmerica Realty Corporation, a then publicly traded office REIT, in office building acquisitions and due diligence. Mr. Thompson serves on the Board of Directors of Birmingham Business Alliance and the Board of Directors of United Way of Central Alabama. Mr. Thompson holds a Bachelor of Science Degree from Washington and Lee University.

Paul F. Earle, 55, has been our Chief Operating Officer since January 2008 and is responsible for all operations of the properties owned and/or managed by the Company. From May 1997 to January 2008, Mr. Earle served as Executive Vice President-Multifamily Division and was responsible for management of all multifamily properties owned and/or managed by us. He joined the Company in 1991 and has previously served as Vice President—Acquisitions, as well as Senior Vice President - Multifamily Division. Mr. Earle is past Chairman of the Alabama Multifamily Council and is an active member of the National Apartment Association. He also is a board member and is on the Executive Committee of the National Multifamily Housing Council. He is past President and current Board member of Big Brothers/Big Sisters and is a current member of the American Red Cross Board of Directors-Mid-Alabama Region and Chair of the Blood Services Committee. Before joining the Company, Mr. Earle was the President and Chief Operating Officer of American Residential Management, Inc., Executive Vice President of Great Atlantic Management, Inc. and Senior Vice President of Balcor Property Management, Inc.

John P. Rigrish, 64, has been our Chief Administrative Officer and Corporate Secretary since August 1998 and is responsible for the supervision of Corporate Governance, Information Technology, Human Resources and Employee Services. Prior to joining the Company, Mr. Rigrish worked for BellSouth Corporation in Corporate Administration and Services. Mr. Rigrish holds a Bachelor’s degree from Samford University and did his postgraduate study at Birmingham-Southern College. He previously served on the Board of Directors of Senior Citizens, Inc. in Nashville, Tennessee. Mr. Rigrish is a current member and previous Chairman of the American Red Cross Board of Directors-Alabama Chapter. He also serves on the City of Hoover Veterans Committee, John Carroll Educational Foundation Board of Directors, the Edward Lee Norton Board of Advisors at Birmingham-Southern College and the Finance Committee of the Birmingham Diocese.

Jerry A. Brewer, 41, has been our Executive Vice President, Finance since January 2008, and is responsible for all Corporate Finance and Investor Relations activities of the Company. Mr. Brewer previously served as our Senior Vice President — Corporate Treasury since September 2004. Mr. Brewer joined the Company in February 1999 and served as Vice President of Financial Reporting for the Company until September 2004 and was responsible for overseeing all of the Company’s filings with the Securities and Exchange Commission, and internal and external consolidated financial reporting. Prior to joining the Company, Mr. Brewer worked for Arthur Andersen LLP, serving on independent audits of public and private entity financial statements, mergers and acquisitions due diligence, business risk assessment and registration statement work for public debt and stock offerings. Mr. Brewer is a member of the American Institute of Certified Public Accountants, the Alabama State Board of Public Accountancy and Auburn University School of Accountancy Advisory Council. He is a Certified Public Accountant, and holds a Bachelor of Science degree in Accounting from Auburn University and a Masters of Business Administration from the University of Alabama at Birmingham.

Bradley P. Sandidge, 43, has been our Executive Vice President, Accounting since January 2009, and our interim Chief Financial Officer since January 1, 2013, and is responsible for all accounting operations of the Company to include Internal Control functions, compliance with generally accepted accounting principles, SEC financial reporting, regulatory agency compliance and reporting and management reporting. As interim Chief Financial Officer, Mr. Sandidge is also responsible for financial planning and analysis, investment strategy and underwriting, capital allocation and market research. Mr. Sandidge previously served as our Senior Vice President, Multifamily Accounting and Finance, since joining the Company in 2004, and was responsible for overseeing the accounting operations of the Company’s multifamily operations. Mr. Sandidge is a Certified Public Accountant with over 15 years of real estate experience. Prior to joining the Company, Mr. Sandidge served as Tax Manager for the North American and Asian portfolios of Archon Group, L.P. / Goldman Sachs from January 2001 through June 2004, and worked in the tax real estate practice of Deloitte & Touche LLP from January 1994 through October 1999. Mr. Sandidge holds a Bachelor’s degree in accounting and a Master’s degree in tax accounting from the University of Alabama. Mr. Sandidge is a board member of the Birmingham Business Alliance.

Item 1A.	Risk Factors.

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, set forth below are cautionary statements identifying important factors that could cause actual events or results to differ materially from any forward-looking statements made by or on behalf of us, whether oral or written. We wish to ensure that any forward-looking statements are accompanied by meaningful cautionary statements in order to maximize to the fullest extent possible the protections of the safe harbor established in the Private Securities Litigation Reform Act of 1995. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors that could cause actual events or results to differ materially from our forward-looking statements. If any of the following risks actually occur, our business, financial condition, results of operations, cash flows and ability to make distributions to the Trust’s shareholders could be materially and adversely affected, and the trading price of the Trust’s common shares could decline.

These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. There may be additional risks and uncertainties not presently known to us or that we currently deem immaterial that also may impair our business operations. You should not consider this list to be a complete statement of all potential risks or uncertainties.

Risks Associated with Real Estate

We face numerous risks associated with the real estate industry that could adversely affect our results of operations through decreased revenues or increased costs.

As a real estate company, we are subject to various changes in real estate conditions, particularly in the Sunbelt region where our properties are concentrated, and any negative trends in such real estate conditions may adversely affect our results of operations through decreased revenues or increased costs. These conditions include:

•

changes in national, regional and local economic conditions, which may be negatively impacted by concerns about inflation, deflation, government deficits (including the European sovereign debt crisis), high unemployment rates, decreased consumer confidence and liquidity concerns, particularly in markets in which we have a high concentration of properties;

•	fluctuations in interest rates, which could adversely affect our ability to obtain financing on favorable terms or at all;

•	the inability of residents and tenants to pay rent;

•

the existence and quality of the competition, such as the attractiveness of our properties as compared to our competitors’ properties based on considerations such as convenience of location, rental rates, amenities and safety record;

•	increased operating costs, including increased real property taxes, maintenance, insurance and utilities costs;

•	weather conditions that may increase or decrease energy costs and other weather-related expenses;

•	oversupply of multifamily, commercial space or single-family housing or a reduction in demand for real estate in the markets in which our properties are located;

•	a favorable interest rate environment that may result in a significant number of potential residents of our multifamily apartment communities deciding to purchase homes instead of renting;

•	changes in, or increased costs of compliance with, laws and/or governmental regulations, including those governing usage, zoning, the environment and taxes;

•	rent control or stabilization laws, or other laws regulating rental housing, which could prevent us from raising rents to offset increases in operating costs; and

•	changing trends in the demand by consumers for merchandise offered by retailers conducting business at our retail properties.

Moreover, other factors may adversely affect our results of operations, including potential liability under environmental and other laws and other unforeseen events, many of which are discussed elsewhere in the following risk factors. Any or all of these factors could materially adversely affect our results of operations through decreased revenues or increased costs.

Increased competition and increased affordability of residential homes could limit our ability to retain our residents, lease apartment homes or increase or maintain rents.

Our multifamily apartment communities compete with numerous housing alternatives in attracting residents, including other multifamily apartment communities and single-family rental homes, as well as owner-occupied single-family and multifamily homes. Competitive housing in a particular area and an increase in the affordability of owner-occupied single-family and multifamily homes due to, among other things, declining housing prices, mortgage interest rates and tax incentives and government programs to promote home ownership, could adversely affect our ability to retain residents, lease apartment homes and increase or maintain rents. As a result, our financial condition, results of operations and cash flows could be adversely affected.

We are subject to significant regulations, which could adversely affect our results of operations through increased costs and/or an inability to pursue business opportunities.

Local zoning and use laws, environmental statutes and other governmental requirements may restrict or increase the costs of our development, expansion, rehabilitation and reconstruction activities and thus may prevent or delay us from taking advantage of business opportunities. Failure to comply with these requirements could result in the imposition of fines, awards to private litigants of damages against us, substantial litigation costs and substantial costs of remediation or compliance. In addition, we cannot predict what requirements may be enacted in the future or that such requirements will not increase our costs of regulatory compliance or prohibit us from pursuing business opportunities that could be profitable to us, which could adversely affect our results of operations.

The illiquidity of real estate investments may significantly impede our ability to respond to changes in economic or market conditions, which could adversely affect our results of operations or financial condition.

Real estate investments are relatively illiquid generally, and may become even more illiquid during periods of economic downturn. As a result, we may not be able to sell a property or properties quickly or on favorable terms in response to changes in the economy or other conditions when it otherwise may be prudent to do so. This inability to respond quickly to changes in the performance of our properties could adversely affect our results of operations if we cannot sell an unprofitable property. Our financial condition could also be adversely affected if we were, for example, unable to sell one or more of our properties in order to meet our debt obligations upon maturity. In addition, the tax laws applicable to REITs require that we hold our properties for investment, rather than primarily for sale in the ordinary course of business, which may cause us to forgo or defer sales of properties that otherwise would be in our best interest. Therefore, we may be unable to vary our portfolio promptly in response to economic, market or other conditions, which could adversely affect our results of operations and financial position.

Compliance or failure to comply with the Americans with Disabilities Act and Fair Housing Act could result in substantial costs.

Under the Americans with Disabilities Act of 1990, its implementing regulations, the Accessibility Guidelines promulgated under the Act, and certain state and local laws related to disability, which we refer to collectively as the ADA, all public accommodations must meet various requirements related to access and use by disabled persons. Our properties must comply with the applicable provisions of the ADA to the extent that such properties are “public accommodations” as defined by the ADA. In September 2010, the Department of Justice published revised regulations that adopted revised, enforceable accessibility standards called the 2010 ADA

Standards for Accessible Design. These standards generally became effective on March 15, 2012. The new standards could cause some of our properties to incur costly measures to become fully compliant. If we are required to make substantial modifications to the properties as a result we could be materially and adversely affected.

Similarly, the Fair Housing Amendment Act of 1988, or FHAA, contains design and construction accessibility provisions for certain new multifamily dwellings developed for first occupancy on or after March 31, 1991. Compliance with the FHAA, its implementing regulations, and any related state or local requirements could involve removal of barriers to access from certain disabled persons’ properties or restrict further renovations of our properties with respect to means of access.

Noncompliance with the ADA, FHAA or related laws or regulations could result in the imposition of fines by government authorities, awards to private litigants of damages, substantial litigation costs and the incurrence of additional costs associated with bringing the properties into compliance, any of which could adversely affect our financial condition, results of operations and cash flows.

Risks Associated with Our Operations

Our revenues are significantly influenced by demand for multifamily properties generally, and a decrease in such demand will likely have a greater adverse effect on our revenues than if we owned a more diversified real estate portfolio.

Our portfolio is focused predominately on multifamily properties. As a result, we are subject to risks inherent in investments in a single industry, and a decrease in the demand for multifamily properties would likely have a greater adverse effect on our rental revenues than if we owned a more diversified real estate portfolio. Resident demand at multifamily properties was adversely affected by the recent U.S. recession, including the reduction in spending, reduced home prices and high unemployment, together with the price volatility, dislocations and liquidity disruptions in the debt and equity markets, as well as the rate of household formation or population growth in our markets, changes in interest rates or changes in supply of, or demand for, similar or competing multifamily properties in an area. If the economic recovery slows or stalls, these conditions could persist and we could experience downward pressure on occupancy and market rents at our multifamily properties, which could cause a decrease in our rental revenue. Any such decrease could impair our ability to satisfy our substantial debt service obligations or make distributions to our shareholders.

Substantially all of our properties are located in the Sunbelt region, and adverse economic, weather and other developments in that region could adversely affect our results of operations and financial condition.

Substantially all of our properties are located in the Sunbelt region of the United States. In particular, we derived approximately 87.6% of our net operating income in 2012 from top quartile cities located in the Sunbelt region. As a result, we are particularly susceptible to adverse economic, market and other conditions in these geographic areas, including increased unemployment, industry slowdowns, business layoffs or downsizing, decreased consumer confidence and relocation of businesses. Additionally, the geographic concentration of our exposure makes us particularly susceptible to adverse weather conditions that threaten southern and coastal states, such as hurricanes and flooding. Although we anticipate and plan for losses, even a single catastrophe or destructive weather event may have a significant negative effect on our financial condition and results of operations because of the concentration of our properties. Any such adverse economic or weather developments in the Sunbelt region — and in particular the areas of or near to Atlanta, GA, Charlotte, NC or Austin and Dallas/Fort Worth, TX — could adversely affect our results of operations and financial condition.

Our inability to dispose of our existing inventory of for-sale residential assets could adversely affect our results of operations.

As of December 31, 2012, we had five for-sale residential units remaining and 39 residential lots for sale, which may expose us to the following risks, many of which could cause us to hold properties for a longer period than is otherwise desirable:

•	local real estate market conditions, such as oversupply or reduction in demand, may result in reduced or fluctuating sales;

•

for-sale properties acquired for development usually generate little or no cash flow until completion of development and sale of a significant number of homes or condominium units and may experience operating deficits after the date of completion and until such homes or condominium units are sold;

•	we may abandon development or conversion opportunities that we have already begun to explore, and we may fail to recover expenses already incurred in connection with exploring any such opportunities;

•	we may be unable to close on sales of individual units under contract;

•	buyers may be unable to qualify for financing;

•	sales prices may be lower than anticipated;

•	competition from other condominiums and other types of residential housing may result in reduced or fluctuating sales;

•	we could be subject to liability claims from condominium associations or others asserting that construction performed was defective, resulting in litigation and/or settlement discussions; and

•	we may be unable to achieve sales prices with respect to our for-sale assets that compensate us for our costs (which may result in impairment charges).

During 2012, 2011, and 2010, we recorded $7.0 million, $0.2 million and $0.3 million, respectively, of non-cash impairment charges primarily related to certain for-sale residential units, a commercial development and certain land parcels. See Note 3 — “Real Estate Activity — Impairment, Legal Contingencies and Other Losses” in the Notes to Consolidated Financial Statements of the Trust and CRLP contained in Item 8 of this Form 10-K for additional information regarding these impairment charges. If market conditions do not improve or if there is further market deterioration, it may impact the number of projects we can sell, the timing of the sales and/or the prices at which we can sell them. If we are unable to sell projects, we may incur additional impairment charges on projects previously impaired as well as on projects not currently impaired but for which indicators of impairment may exist, which would decrease the value of our assets as reflected on our balance sheet and adversely affect our shareholders’ equity. There can be no assurances of the amount or pace of future for-sale residential sales and closings.

We may be unable to lease space at our new properties or renew leases or re-lease space at our existing properties, which could adversely affect our financial condition and results of operations.

We derive the majority of our income from residents and tenants who lease space from us at our properties. A number of factors may adversely affect our ability to attract residents and tenants at favorable rental rates and generate sufficient income, including:

•	local conditions such as an oversupply of, or reduction in demand for, multifamily or commercial properties;

•	the attractiveness of our properties to residents, shoppers and tenants;

•	the availability of low interest mortgages for single-family home buyers;

•	decreases in market rental rates; and

•	our ability to collect rent from our residents and tenants.

The residents at our multifamily properties generally enter into leases with an initial term ranging from six months to one year. Tenants at our office properties generally enter into leases with an initial term ranging from three to ten years and tenants at our retail properties generally enter into leases with an initial term ranging from one to ten years. As leases expire at our existing properties, residents and tenants may elect not to renew them. Even if our residents and tenants do renew or if we can re-lease the space, the terms of renewal or re-leasing, including the cost of required renovations may be less favorable than current lease terms. In addition, for new properties, we may be unable to attract enough residents and tenants, or the occupancy rates and rents may not be sufficient to make the property profitable. Moreover, continued weakness in the economy or a future recession may impede the ability of our residents or tenants to perform their contractual obligations, which could lead to an increase in defaults by residents and tenants. If we are unable to renew the leases or re-lease the space at our existing properties promptly and/or lease the space at our new properties, or if the rental rates upon renewal or re-leasing at existing properties are significantly lower than expected rates, or if there is an increase in tenant defaults, our financial condition and results of operations could be adversely affected.

If recent adverse global market and economic conditions worsen or do not fully recover, our financial condition, results of operations and cash flow may be materially adversely affected.

Overall financial market and economic conditions have been challenging in recent years, beginning with the credit crisis and recession in 2008. Challenging economic conditions persisted throughout 2011, including a worsening European sovereign debt crisis and volatility in the debt and equity markets, and although the U.S. economy has emerged from the recent recession, high levels of unemployment have persisted and residential and commercial real estate markets are slowly recovering. These markets may fail to grow or decline for many reasons, including insufficient consumer demand or confidence, lack of access to credit, the impacts of “sequestration” under the Budget Control Act of 2011 or other changes in the U.S. federal budgetary process, changes in regulatory environments, and other macro-economic factors. If these conditions do not improve or worsen, there could be an increase in defaults by residents at our multifamily properties and tenants at our commercial properties, which could adversely affect our revenues. With regard to our ability to lease our multifamily properties, the increasing rental of excess for-sale condominiums, which increases the supply of multifamily units and housing alternatives, may further reduce our ability to lease our multifamily units and further depress rental rates in certain markets. With regard to for-sale residential properties, the market for our for-sale residential properties depends on an active demand for new for-sale housing and high consumer confidence. Decreased demand, exacerbated by tighter credit standards for home buyers and foreclosures, has further contributed to an oversupply of housing alternatives, adversely affecting the timing of sales and price at which we are able to sell our for-sale residential properties and thereby adversely affecting our profits from for-sale residential properties. We cannot predict how long demand and other factors in the real estate market will remain unfavorable, but if the economic recovery slows or stalls, our ability to lease our properties, our ability to increase or maintain rental rates in certain markets and the pace of condominium sales and closings and/or the related sales prices may weaken in 2013.

Our expenses may remain constant or increase, even if our revenues decrease, causing our results of operations to be adversely affected.

Costs associated with our business, such as mortgage payments, real estate taxes, insurance premiums and maintenance costs, are relatively inflexible and generally do not decrease, and may increase, when a property is not fully occupied, rental rates decrease, a tenant fails to pay rent or other circumstances cause a reduction in property revenues. As a result, if revenues drop, we may not be able to reduce our expenses accordingly, which would adversely affect our financial condition and results of operations.

We may be unable to collect balances due from any tenants in bankruptcy.

We cannot assure you that any tenant that files for bankruptcy protection or becomes subject to bankruptcy proceedings will continue to pay us rent. A bankruptcy filing by or relating to one of our tenants would bar all efforts by us to collect pre-bankruptcy debts from that tenant, or its property, unless we receive an order permitting us to do so from the bankruptcy court. A tenant bankruptcy could delay our efforts to collect past due balances under the relevant leases, and could ultimately preclude collection of these sums. If a lease is rejected by a tenant in bankruptcy, we would have only a general unsecured claim for damages. Any unsecured claim we hold may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims, and there are restrictions under bankruptcy laws that limit the amount of the claim we can make if a lease is rejected. As a result, it is likely that we will recover substantially less than the full value of any unsecured claims we hold which would result in a reduction in our cash flow and in the amount of cash available for distribution to our shareholders.

We could incur significant costs related to environmental issues which could adversely affect our results of operations through increased compliance costs or our financial condition if we become subject to a significant liability.

Under federal, state and local laws and regulations relating to the protection of the environment, a current or previous owner or operator of real property, and parties that generate or transport hazardous substances that are disposed of on real property, may be liable for the costs of investigating and remediating hazardous substances on or under or released from the property and for damages to natural resources. The federal Comprehensive Environmental Response, Compensation & Liability Act, and similar state laws, may impose liability on a joint and several basis, regardless of whether the owner, operator or other responsible party knew of or was at fault for the release or presence of hazardous substances. In connection with the ownership or operation of our properties, we could be liable in the future for costs associated with investigation and remediation of hazardous substances released at or from such properties. The costs of any required remediation and related liability as to any property could be substantial under these laws and could exceed the value of the property and/or our assets. The presence of hazardous substances or the failure to properly remediate those substances may result in our being liable for damages suffered by a third party for personal injury, property damage, cleanup costs, damage to natural resources or otherwise and may adversely affect our ability to sell or rent a property or to borrow funds using the property as collateral. Environmental laws also may create liens on contaminated sites in favor of the government for damages and costs it incurs to address such contamination. Moreover, if contamination is discovered on our properties, environmental laws may impose restrictions on the manner in which that property may be used or how businesses may be operated on that property.

In addition, our properties are subject to various federal, state and local environmental, health and safety laws, including laws governing the management of wastes and underground and aboveground storage tanks. Noncompliance with these environmental, health and safety laws could subject us or our tenants to liability. These environmental liabilities could affect a tenant’s ability to make rental payments to us. Moreover, compliance with these laws may require significant expenditures. Interpretation of these laws and the restrictions themselves may change from time to time, and these changes may result in additional expenditures in order to achieve compliance. We cannot assure you that a material environmental claim or compliance obligation will not arise in the future. The costs of defending against any claims of liability, of remediating a contaminated property, or of complying with future environmental requirements could be substantial and affect our operating results. In addition, if a judgment is obtained against us or we otherwise become subject to a significant environmental liability, our financial condition may be adversely affected.

Costs associated with addressing indoor air quality issues, moisture infiltration and resulting mold remediation may be costly.

As a general matter, the potential for indoor exposure to mold or other air contaminants continues to be a concern as such exposure has been alleged to have a variety of adverse effects on health. As a result, there have been a number of lawsuits in our industry against owners and managers of apartment communities relating to indoor air quality, moisture infiltration and/or resulting mold. The terms of our property and general liability policies generally exclude certain mold-related claims. Should an uninsured loss arise against us, we would be required to use our funds to resolve the issue, including litigation costs. We make no assurance that liabilities resulting from indoor air quality, moisture infiltration and/or the presence of or exposure to mold will not have a future impact on our business, results of operations and financial condition.

As the owner or operator of real property, we could become subject to liability for asbestos-containing building materials or other hazardous materials in the building components on our properties.

Some of our properties may contain asbestos-containing materials or other hazardous materials (e.g., lead-based paint). With respect to asbestos-containing materials, environmental laws typically require that owners or operators of buildings with asbestos-containing building materials properly manage and maintain these materials, adequately inform or train those who may come in contact with asbestos and undertake special precautions, including removal or other abatement, in the event that asbestos is disturbed during building renovation or demolition. Other hazardous materials are subject to similar regulations. In addition, federal law requires owners or operators of certain residential dwellings to disclose the potential presence of lead-based paint to residents. These laws may impose fines and penalties on building owners or operators for failure to comply with these requirements. In addition, third parties may be entitled to seek recovery from owners or operators for personal injury associated with exposure to asbestos-containing building materials or other hazardous materials in building components.

Uninsured losses or losses in excess of insurance coverage could adversely affect our financial condition.

As of December 31, 2012, we are self-insured up to $0.8 million, $0.9 million and $1.8 million for general liability, workers’ compensation and property insurance, respectively. We are also self-insured for health insurance and responsible for amounts up to $135,000 per claim and up to $2.0 million per person, according to plan policy limits. If the actual costs incurred to cover such uninsured claims are significantly greater than our budgeted costs, our financial condition will be adversely affected.

We carry comprehensive liability, fire, extended coverage and rental loss insurance in amounts that we believe are in line with coverage customarily obtained by owners of similar properties and appropriate given the relative risk of loss and the cost of the coverage. There are, however, certain types of losses, such as lease and other contract claims, acts of war or terrorism, acts of God, and in some cases, earthquakes, hurricanes and flooding that generally are not insured because such coverage is not available or it is not available at commercially reasonable rates. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in the damaged property, as well as the anticipated future revenue from the property. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it impractical or undesirable to use insurance proceeds to replace a property after it has been damaged or destroyed. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably damaged. Furthermore, we may not be able to obtain adequate insurance coverage at reasonable costs in the future, as the costs associated with property and casualty renewals may be higher than anticipated.

We may be unable to develop new properties or redevelop existing properties successfully, which could adversely affect our results of operations due to unexpected costs, delays and other contingencies.

As part of our operating strategy, we intend to continue to develop new properties and to expand and/or redevelop existing properties as market conditions warrant. Development activity may be conducted through wholly-owned affiliates or through joint ventures. In addition to the risks associated with real estate investments in general as described above, there are significant risks associated with development activities including the following:

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we may be unable to obtain, or face delays in obtaining, necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations, which could result in increased development costs and/or lower than expected leases;

•

we may incur development costs for a property that exceed original estimates due to increased materials, labor or other costs, changes in development plans or unforeseen environmental conditions, which could make completion of the property more costly or uneconomical;

•	land, insurance and construction costs may be higher than expected in our markets; therefore, we may be unable to attract rents that compensate for these increases in costs;

•	we may abandon development opportunities that we have already begun to explore, and we may fail to recover expenses already incurred in connection with exploring any such opportunities;

•	rental rates and occupancy levels may be lower than anticipated;

•	changes in applicable zoning and land use laws may require us to abandon projects prior to their completion, resulting in the loss of development costs incurred up to the time of abandonment; and

•	possible delays in completion because of construction delays, delays in the receipt of zoning, occupancy and other approvals, or other factors outside of our control.

In addition, if a project is delayed, certain residents and tenants may have the right to terminate their leases. Furthermore, from time to time we may utilize tax-exempt bond financing through the issuance of community development and special assessment district bonds to fund development costs. Under the terms of such bond financings, we may be responsible for paying assessments on the underlying property to meet debt service obligations on the bonds until the underlying property is sold. Accordingly, if we are unable to complete or sell a development property subject to such bond financing and we are forced to hold the property longer than we originally projected, we may be obligated to continue to pay assessments to meet debt service obligations under the bonds. If we are unable to pay the assessments, a default will occur under the bonds and the property could be foreclosed upon. Any one or more of these risks may cause us to incur unexpected development costs, which would negatively affect our results of operations.

Our joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on our joint venture partners’ financial condition, any disputes that may arise between us and our joint venture partners and our exposure to potential losses from the actions of our joint venture partners.

We have in the past and may in the future develop and acquire properties with other persons or entities when we believe circumstances warrant the use of such structures. Our investments in these joint ventures involve risks not customarily associated with our wholly-owned properties, including the following:

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we share decision-making authority with some of our joint venture partners regarding major decisions affecting the ownership or operation of the joint venture and the joint venture properties, such as the acquisition of properties, the sale of the properties or the making of additional capital contributions for the benefit of the properties, which may prevent us from taking actions that are opposed by those joint venture partners;

•

prior consent of our joint venture partners is required for a sale or transfer to a third party of our interests in the joint venture, which restricts our ability to dispose of our interest in the joint venture;

•

our joint venture partners might become bankrupt or fail to fund their share of required capital contributions, which may delay construction or development of a joint venture property or increase our financial commitment to the joint venture;

•

our joint venture partners may have business interests or goals with respect to the joint venture properties that conflict with our business interests and goals, which could increase the likelihood of disputes regarding the ownership, management or disposition of such properties;

•

disputes with our joint venture partners may result in litigation or arbitration that would increase our expenses and distract our officers and/or trustees from focusing their time and effort on our business, and possibly disrupt the day-to-day operations of the property such as by delaying the implementation of important decisions until the conflict or dispute is resolved (see, for example, the discussion under Item 3—“Legal Proceedings” in this Form 10-K);

•

our joint venture partners may be unsuccessful in refinancing or replacing existing mortgage indebtedness, or may choose not to do so, which could adversely affect the value of our joint venture interest;

•	we may suffer losses as a result of the actions of our joint venture partners with respect to our joint venture investments;

•

our joint venture partner may elect to sell or transfer its interests in the joint venture to a third party, which may result in our loss of management and leasing responsibilities and fees that we currently receive from the joint venture properties; and

•

we may, in certain circumstances, be liable for the actions of our joint venture partners, and their activities could adversely affect our ability to qualify as a REIT, even though we do not control the joint venture.

If any of the foregoing were to occur, our financial condition and results of operations could be adversely affected.

We intend to cooperate with our joint venture partners in connection with their efforts to refinance and/or replace any outstanding joint venture indebtedness, which may include property dispositions by the joint venture and/or additional capital contributions by us from time to time. There can be no assurance that our joint ventures will be successful in refinancing and/or replacing such existing debt at maturity or otherwise. The failure to refinance and/or restructure such debt could materially adversely affect the value of our joint venture interests and therefore the value of our joint venture investments, which, in turn, could have a material adverse effect on our financial condition and results of operations.

We may not be able to complete acquisitions and, even if we complete acquisitions, we may not achieve the anticipated financial and operating results from our acquisitions, which would adversely affect our results of operations.

We will acquire multifamily properties only if they meet our criteria and we believe that they will enhance our future financial performance and the value of our portfolio. Our belief, however, is based on certain assumptions regarding the expected future performance of that property and is subject to risks, uncertainties and other factors, many of which are forward-looking and are uncertain in nature or are beyond our control. In particular, our acquisition activities pose the following risks to our ongoing operations:

•

we may be unable to acquire a desired property because of competition from other real estate investors, including other publicly traded REITs, private REITs, domestic and foreign financial institutions, life insurance companies, pension trusts, trust funds, investment banking firms, and private institutional investment funds;

•	even if we are able to acquire a desired property, competition from other potential acquirers may significantly increase the purchase price;

•	we may not achieve the increased occupancy, cost savings and operational efficiencies projected at the time of acquiring a property;

•	management may incur significant costs and expend significant resources evaluating and negotiating potential acquisitions, including those that we subsequently are unable to complete;

•

we may acquire properties or other real estate-related investments that are not initially accretive to our results upon acquisition, and we may not successfully manage and operate those properties to meet our expectations;

•	we may acquire properties outside of our existing markets where we are less familiar with local economic and market conditions;

•	some properties may be worth less or may generate less revenue than, or simply not perform as well as, we believed at the time of the acquisition;

•	we may be unable to obtain financing for acquisitions on favorable terms or at all;

•	we may be unable to reinvest restricted proceeds pending the fulfillment of the exchange requirements of Section 1031 of the Code;

•	we may spend more than budgeted to make necessary improvements or renovations to acquired properties; and

•

we may acquire properties without any recourse, or with only limited recourse, for liabilities, whether known or unknown, such as clean-up of environmental contamination, claims by tenants, vendors or other persons against the former owners of the properties, and claims for indemnification by general partners, trustees, officers, and others indemnified by the former owners of the properties.

If we cannot finance property acquisitions in a timely manner and on favorable terms, or operate acquired properties to meet our financial expectations, our financial condition and results of operations could be adversely affected.

Breaches of our data security could materially harm our business and reputation.

We collect and retain certain personal information provided by our tenants and employees. While we have implemented a variety of security measures to protect the confidentiality of this information and periodically review and improve our security measures, there can be no assurance that we will be able to prevent unauthorized access to this information. Any breach of our data security measures and loss of this information may result in legal liability and costs (including damages and penalties), as well as damage to our reputation, that could materially and adversely affect our business and financial performance.

Risks Associated with Our Indebtedness and Financing Activities

Our substantial indebtedness could adversely affect our financial condition and results of operations.

As of December 31, 2012, the amount of our total debt was approximately $1.9 billion, consisting of $1.8 billion of consolidated debt and $20.7 million of our pro rata share of joint venture debt. We may incur additional indebtedness in the future in connection with, among other things, our acquisition, development and operating activities.

The degree of our leverage creates significant risks, including the following:

•	we may be required to dedicate a substantial portion of our funds from operations to servicing our debt and our cash flow may be insufficient to make required payments of principal and interest;

•	we may not be able to refinance some or all of our indebtedness and any refinancing may not be on terms as favorable as those of our existing indebtedness;

•	to repay indebtedness as it matures, we may be forced to sell one or more properties, possibly on unfavorable terms, or raise additional equity at prices that may be dilutive to existing shareholders;

•	we may be subject to prepayment penalties if we elect to repay our indebtedness prior to the stated maturity date;

•	debt service obligations will reduce funds available for distribution to our shareholders and funds available for acquisitions, development and redevelopment;

•	we may be more vulnerable to economic and industry downturns than our competitors that have less debt;

•	we may be limited in our ability to respond to changing business and economic conditions;

•	we may not be able to obtain additional financing in the future for working capital, capital expenditures, acquisitions, development or other general corporate purposes; and

•	we may default on our indebtedness, which could result in acceleration of those obligations, assignment of rents and leases and loss of properties to foreclosure.

If any one of these events were to occur, our financial condition and results of operations could be materially and adversely affected.

We depend on external sources of capital that are outside of our control, which may affect our ability to pursue strategic opportunities, refinance or repay our indebtedness and make distributions to our shareholders.

To qualify as a REIT, we must distribute to our shareholders each year at least 90% of our REIT taxable income, excluding any net capital gain. Because of these distribution requirements, it is not likely that we will be able to fund all future capital needs from income from operations. As a result, when we engage in the development or acquisition of new properties or expansion or redevelopment of existing properties, we will continue to rely on third-party sources of capital, including lines of credit, collateralized or unsecured debt (both construction financing and permanent debt), and equity issuances. Our access to third-party sources of capital depends on a number of factors, including general market conditions, the market’s view of the quality of our assets, the market’s perception of our growth potential, our current debt levels and our current and expected future earnings. There can be no assurance that we will be able to obtain the financing necessary to fund our current or new developments or project expansions or our acquisition activities on terms favorable to us or at all. If we are unable to obtain a sufficient level of third party financing to fund our capital needs, our results of operations, financial condition and ability to make distributions to our shareholders may be adversely affected.

In addition, although most of our indebtedness does not require significant principal payments prior to maturity, we will need to raise additional equity capital, obtain collateralized or unsecured debt financing, issue private or public debt, or sell some of our assets to either refinance or repay our indebtedness as it matures. If we are not successful in refinancing our debt when it becomes due, we may default under our loan obligations, enter into foreclosure proceedings, or be forced to dispose of properties on disadvantageous terms, any of which could adversely affect our ability to service other debt and to meet our other obligations.

Covenants in our debt agreements could adversely affect our financial condition, results of operations and ability to make distributions to our shareholders.

Our unsecured credit facility and unsecured term loans contain restrictions on the amount of debt we may incur and other restrictions and requirements on our operations, including the following financial ratios:

•	secured debt to total asset value ratio;

•	fixed charge coverage ratio;

•	total liabilities to total asset value ratio;

•	total permitted investments to total asset value ratio; and

•	unencumbered leverage ratio.

The indenture under which our senior unsecured debt is issued also contains financial and operating covenants including coverage ratios and limitations on the amount of debt we may incur. Certain of our mortgage indebtedness also contains customary covenants which, among other things, limit our ability, without the prior consent of the lender, to further mortgage the property, to enter into new leases or materially modify existing leases, and to discontinue insurance coverage.

These restrictions, as well as any additional restrictions which we may become subject to in connection with additional financings or refinancings, could restrict our ability to pursue some business initiatives, effect certain transactions or make other changes to our business that may otherwise be beneficial to our company, which would adversely affect our results of operations. In addition, violations of these covenants could cause the declaration of defaults and acceleration of any related indebtedness, which would result in adverse consequences to our financial condition. Our credit facility and unsecured term loan also contain cross-default provisions that give the lenders the right to declare a default if we are in default under other loans in excess of certain amounts. In the event of a default, we may be required to repay such debt with capital from other sources, which may not be available to us on attractive terms, or at all, which would have a material adverse effect on our financial condition, results of operations and ability to make distributions to our shareholders.

Potential reduction or elimination of the role that Fannie Mae and Freddie Mac play in the multifamily financing sector could materially and adversely affect our financial condition, liquidity and results of operations.

Fannie Mae and Freddie Mac are a major source of financing for secured multifamily real estate in the United States, and we have benefited from our ability to borrow from these entities. In February 2011, as part of the Obama administration’s financial industry recovery proposal, the U.S. Treasury, in consultation with the Department of Housing and Urban Development and other government agencies, issued a report that set forth options to reform the U.S. housing market, all of which involve an eventual phasing out of Fannie Mae and Freddie Mac. In August 2012, the U.S. Treasury and Federal Housing Finance Agency announced further steps to expedite the phasing out of Fannie Mae and Freddie Mac. However, it is not now possible to predict the impact such a phase-out may have on financing for the multifamily sector and thus on our business. If the U.S. government decides to eliminate Fannie Mae or Freddie Mac or reduce government support for apartment mortgage loans, and if other sources of financing do not enter the market to replace Fannie Mae and Freddie Mac, it may adversely affect our ability to obtain financing on favorable terms and thus to acquire or develop new properties. In addition, such a decision by the U.S. government may adversely affect the number of properties we can sell, the timing of the sales and/ or the prices at which we can sell them, as prospective buyers also may experience difficulty in obtaining financing on favorable terms. As a result, our financial condition, liquidity and results of operations could be materially and adversely affected.

Indebtedness secured by our properties exposes us to the possibility of foreclosure, which could result in the loss of the property that secures the indebtedness and any rents to which we would be entitled from leases on that property.

As of December 31, 2012, approximately 37.8% of our consolidated indebtedness was secured by our real estate assets. If a property is mortgaged to secure payment of indebtedness and we are unable to meet mortgage payments, the mortgagee could foreclose upon that property, appoint a receiver and receive an assignment of rents and leases or pursue other remedies. In addition, as a result of cross-collateralization or cross-default provisions contained in certain of our mortgage loans, a default under one mortgage loan could result in a default on other indebtedness and cause us to lose other better performing properties, which could materially and adversely affect our financial condition and results of operations.

For tax purposes, a foreclosure of any nonrecourse mortgage on any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt exceeds our tax basis in the property, we would recognize taxable income on foreclosure but would not receive any cash proceeds from the disposition of the property, which could adversely affect our ability to our ability to make distributions to our shareholders.

Disruptions in the financial markets could adversely affect our ability to obtain sufficient third party financing for our capital needs, including development, expansion, acquisition and other activities, on favorable terms or at all, which could materially and adversely affect us.

Disruptions in the credit markets generally, or relating to the real estate industry specifically, may adversely affect our ability to obtain debt financing at favorable rates or at all. In 2008 and 2009, the U.S. stock and credit markets experienced significant price volatility, dislocations and liquidity disruptions, which caused market prices of many stocks to fluctuate substantially and the spreads on prospective debt financings to widen considerably. Those circumstances materially impacted liquidity in the financial markets, making terms for certain financings less attractive, and in some cases resulted in the unavailability of financing, even for companies that were otherwise qualified to obtain financing. Continued volatility and uncertainty in the stock and credit markets may negatively impact our ability to access additional financing for our capital needs, including development, expansion, acquisition and other activities, on favorable terms or at all, which may negatively affect our business. Additionally, we may be unable to refinance or extend our existing indebtedness or the terms of any refinancing may not be as favorable as the terms of our existing indebtedness. If a dislocation similar to that which occurred in 2008 and 2009 occurs in the future, we may be forced to seek alternative sources of potentially less attractive financing and to adjust our business plan accordingly. Such events also may make it more difficult or costly for us to raise capital through the issuance of the Trust’s common shares, preferred shares or subordinated notes.

Our results of operations could be adversely affected if we are required to perform under various financial guarantees that we have provided with respect to certain of our joint ventures and retail developments.

From time to time, we guarantee portions of the indebtedness of certain of our unconsolidated joint ventures. See Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Guarantees and Other Arrangements” of this Annual Report on Form 10-K, for a description of the guarantees that we have provided with respect to the indebtedness of certain of our joint ventures as of December 31, 2012. From time to time, in connection with certain retail developments, we receive funding from municipalities for infrastructure costs through the issuance of bonds that are repaid primarily from sales tax revenues generated from the tenants at each respective development. In some instances, we guarantee the shortfall, if any, of tax revenues to the debt service requirements on these bonds. If we are required to fund any amounts related to any of these guarantees, our results of operations and cash flows could be adversely affected. In addition, we may not be able to ultimately recover funded amounts.

Due to the amount of our variable rate debt, rising interest rates would adversely affect our results of operation.

As of December 31, 2012, we had approximately $201.1 million of consolidated variable rate debt outstanding. While we have sought to cap our exposure to interest rate fluctuations by using interest rate swap agreements where appropriate, failure to hedge effectively against interest rate changes may adversely affect our results of operations. Furthermore, interest rate swap agreements and other hedging arrangements may expose us to additional risks, including a risk that a counterparty to a hedging arrangement may fail to honor its obligations. Developing an effective interest rate risk strategy is complex and no strategy can completely insulate us from risks associated with interest rate fluctuations. There can be no assurance that our hedging activities will have the desired beneficial impact on our results of operations or financial condition. In addition, as opportunities arise, we may borrow additional money with variable interest rates in the future. As a result, a significant increase in interest rates would adversely affect our results of operations.

Our senior notes do not have an established trading market; therefore, holders of our notes may not be able to sell their notes.

Each series of CRLP’s senior notes is a new issue of securities with no established trading market. We do not intend to apply for listing of any series of notes on any national securities exchange. The underwriters in an offering of senior notes may advise us that they intend to make a market in the notes, but they are not obligated to do so and may discontinue market making at any time without notice. We can give no assurance as to the liquidity of or any trading market for any series of our notes.

A downgrade in our credit ratings could have a material adverse effect on our business, financial condition and results of operations.

We have a significant amount of debt outstanding, consisting mostly of unsecured debt. We are currently assigned corporate credit ratings from Moody’s Investors Service, Inc. and Standard and Poor’s Ratings Group based on their evaluation of our creditworthiness. If our credit ratings are downgraded or other negative action is taken, we could be required to pay additional interest and fees on our outstanding borrowings. In addition, a downgrade may adversely impact our ability to borrow secured and unsecured debt and otherwise limit our access to capital, which could adversely affect our business, financial condition and results of operations.

Risks Associated with Our Organization and Structure

Some of our trustees and officers have conflicts of interest that could conflict with the interests of our shareholders.

Certain of our officers and members of our Board of Trustees own limited partner units in CRLP. These individuals may have personal interests that conflict with the interests of our shareholders with respect to business decisions affecting us and CRLP, such as interests in the timing and pricing of property sales or refinancings in order to obtain favorable tax treatment. As a result, the effect of certain transactions on these unit holders may influence our decisions affecting these properties.

Thomas Lowder and James Lowder each has a 50% ownership interest in The Colonial Company, which owns Colonial Insurance Agency. Colonial Insurance Agency has provided insurance risk management, administrative and brokerage services for the Company. This company is expected to perform similar services for us in the future. As a result, Messrs. Thomas and James Lowder may realize benefits from transactions between this company and us that are not realized by other holders of interests in us.

Pursuant to our charter, our audit committee reviews and discusses with management and our independent registered public accounting firm any such transaction if deemed material and relevant to an understanding of our financial statements. Other than a specific procedure for reviewing and approving related party construction activities, we have not adopted a formal policy for the review and approval of conflict of interest transactions generally. Our policies and practices may not be successful in eliminating the influence of conflicts.

Restrictions on the acquisition and change in control of the Company may have adverse effects on the value of the Trust’s common shares and CRLP’s partnership units.

Various provisions of the Trust’s Declaration of Trust restrict the possibility for acquisition or change in control of us, even if the acquisition or change in control were in the shareholders’ interest. As a result, the value of the Trust’s common shares and CRLP’s partnership units may be less than they would otherwise be in the absence of such restrictions.

The Trust’s Declaration of Trust contains ownership limits and restrictions on transferability. The Trust’s Declaration of Trust contains certain restrictions on the number of common shares and preferred shares that individual shareholders may own, which is intended to ensure that we maintain our qualification as a REIT. In order for us to qualify as a REIT, no more than 50% of the value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year and the shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To help avoid violating these requirements, the Trust’s Declaration of Trust contains provisions restricting the ownership and transfer of shares in certain circumstances. These ownership limitations provide that no person may beneficially own, or be deemed to own by virtue of the attribution provisions of the Code, more than:

•	9.8%, in either number of shares or value (whichever is more restrictive), of any class of our outstanding shares;

•	5% in number or value (whichever is more restrictive), of our outstanding common shares and any outstanding excess shares; and

•	in the case of certain excluded holders related to the Lowder family: 29% by one individual; 34% by two individuals; 39% by three individuals; or 44% by four individuals.

These ownership limitations may be waived by the Trust’s Board of Trustees if it receives representations and undertakings of certain facts for the protection of our REIT status, and if requested, an IRS ruling or opinion of counsel.

The Trust’s Declaration of Trust permits the Trust’s Board of Trustees to issue preferred shares with terms that may discourage a third party from acquiring us. The Trust’s Declaration of Trust permits the Board of Trustees of the Trust to issue up to 20,000,000 preferred shares, having those preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms or conditions of redemption as determined by the Board of Trustees. Thus, the Board of Trustees of the Trust could authorize the issuance of preferred shares with terms and conditions that could have the effect of discouraging a takeover or other transaction in which some or a majority of shareholders might receive a premium for their shares over the then-prevailing market price of shares.

The Trust’s Declaration of Trust and Bylaws contain other possible anti-takeover provisions. The Trust’s Declaration of Trust and Bylaws contain other provisions that may have the effect of delaying, deferring or preventing an acquisition or change in control of the Company, and, as a result could prevent our shareholders from being paid a premium for their common shares over the then-prevailing market prices. These provisions include:

•	a prohibition on shareholder action by written consent;

•

the ability to remove trustees only at a meeting of shareholders called for that purpose, by the affirmative vote of the holders of not less than two-thirds of the shares then outstanding and entitled to vote in the election of trustees;

•

the limitation that a special meeting of shareholders can be called only by the president or chairman of the board or upon the written request of shareholders holding outstanding shares representing at least 25% of all votes entitled to be cast at the special meeting;

•	the advance written notice requirement for shareholders to nominate a trustee or submit other business before a meeting of shareholders; and

•

the requirement that the amendment of certain provisions of the Declaration of Trust relating to the removal of trustees, the termination of the Company and any provision that would have the effect of amending these provisions, require the affirmative vote of the holders of two-thirds of the shares then outstanding.

We may change our business policies in the future, which could adversely affect our financial condition or results of operations.

Our major policies, including our policies with respect to development, acquisitions, financing, growth, operations, debt capitalization and distributions, are determined by the Trust’s Board of Trustees. A change in these policies could adversely affect our financial condition or results of operations, including our ability to service debt. The Trust’s Board of Trustees may amend or revise policies from time to time in the future, and no assurance can be given that additional amendments or revisions to these policies will not result in additional charges or otherwise materially adversely affect our financial condition or results of operations.

Risks Related to the Trust’s Shares

Market interest rates and low trading volume may have an adverse effect on the market value of the Trust’s common shares.

The market price of shares of a REIT may be affected by the distribution rate on those shares, as a percentage of the price of the shares, relative to market interest rates. If market interest rates increase, prospective purchasers of the Trust’s shares may expect a higher annual distribution rate. Higher interest rates would not, however, result in more funds for us to distribute and, in fact, would likely increase our borrowing costs and potentially decrease funds available for distribution. This could cause the market price of the Trust’s common shares to go down. In addition, although the Trust’s common shares are listed on the New York Stock Exchange, the daily trading volume of the Trust’s shares may be lower than the trading volume for other industries. As a result, our investors who desire to liquidate substantial holdings may find that they are unable to dispose of their shares in the market without causing a substantial decline in the market value of the shares.

A large number of shares available for future sale could adversely affect the market price of the Trust’s common shares and may be dilutive to current shareholders.

The sales of a substantial number of our common shares, or the perception that such sales could occur, could adversely affect prevailing market prices for our common shares. As of December 31, 2012 there were 125,000,000 common shares authorized under our Declaration of Trust, as amended, of which 88,212,644 were outstanding as of December 31, 2012. Our Board of Trustees may authorize the issuance of additional authorized but unissued common shares or other authorized but unissued securities at any time, including pursuant to share option and share purchase plans. In addition to issuances of shares pursuant to share option and share purchase plans, as of December 31, 2012, we may issue up to 7,152,752 common shares upon redemption of currently outstanding units of our operating partnership. We also have filed a registration statement with the Securities and Exchange Commission allowing the Trust to offer, from time to time, an unspecified amount of equity securities of the Trust (including common and preferred shares) and allowing CRLP to offer, from time to time, an unspecified amount of debt securities. Our ability to execute our business strategy depends on our access to an appropriate blend of debt financing, including unsecured lines of credit and other forms of secured and unsecured debt, and equity financing, including issuances of common and preferred equity. No prediction can be made about the effect that future distribution or sales of the Trust’s common or preferred shares or CRLP’s debt securities will have on the market price of the Trust’s common shares.

We may change our dividend policy.

The Trust intends to continue to declare quarterly distributions on its common shares. Future distributions will be declared and paid at the discretion of the Trust’s Board of Trustees and the amount and timing of distributions will depend upon cash generated by operating activities, our financial condition, capital requirements, annual distribution requirements under the REIT provisions of the Code, and such other factors as the Trust’s Board of Trustees deem relevant. The Trust’s Board of Trustees reviews the dividend quarterly and there can be no assurance as to the manner in which future dividends will be paid or that the current dividend level will be maintained in future periods.

Changes in market conditions or a failure to meet the market’s expectations with regard to our earnings and cash distributions could adversely affect the market price of the Trust’s common shares.

We believe that the market value of a REIT’s equity securities is based primarily upon the market’s perception of the REIT’s growth potential and its current and potential future cash distributions, and is secondarily based upon the real estate market value of the underlying assets. For that reason, our shares may trade at prices that are higher or lower than the net asset value per share. To the extent we retain operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of the Trust’s common shares. In addition, we are subject to the risk that our cash flow will be insufficient to meet the required payments on our preferred shares and the Operating Partnership’s preferred units. Our failure to meet the market’s expectations with regard to future earnings and cash distributions would likely adversely affect the market price of our shares.

The stock markets, including the New York Stock Exchange, on which the Trust lists its common shares, historically have experienced significant price and volume fluctuations. As a result, the market price of the Trust’s common shares could be similarly volatile, and investors in the Trust’s common shares may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. Among the market conditions that may affect the market price of our publicly traded securities are the following:

•	our financial condition and operating performance and the performance of other similar companies;

•	actual or anticipated differences in our quarterly operating results;

•	changes in our revenues or earnings estimates or recommendations by securities analysts;

•	publication of research reports about us or our industry by securities analysts;

•	additions and departures of key personnel;

•	strategic decisions by us or our competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	the reputation of REITs generally and the reputation of REITs with portfolios similar to ours;

•	the attractiveness of the securities of REITs in comparison to securities issued by other entities (including securities issued by other real estate companies);

•	an increase in market interest rates, which may lead prospective investors to demand a higher distribution rate in relation to the price paid for our shares;

•	the passage of legislation or other regulatory developments that adversely affect us or our industry;

•	speculation in the press or investment community;

•	actions by institutional shareholders or hedge funds;

•	changes in accounting principles;

•	terrorist acts; and

•	general market conditions, including factors unrelated to our performance.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources.

Risks Associated with Income Tax Laws

The Trust’s failure to qualify as a REIT would decrease the funds available for distribution to its shareholders and adversely affect the market price of the Trust’s common shares.

We believe that the Trust has qualified for taxation as a REIT for federal income tax purposes commencing with its taxable year ended December 31, 1993. The Trust intends to continue to meet the requirements for taxation as a REIT, but it cannot assure shareholders that the Trust will qualify as a REIT. The Trust has not requested and does not plan to request a ruling from the IRS that the Trust qualifies as a REIT, and the statements in this Form 10-K are not binding on the IRS or any court. As a REIT, the Trust generally will not be subject to federal income tax on its income that it distributes currently to its shareholders. Many of the REIT requirements are highly technical and complex. The determination that the Trust is a REIT requires an analysis of various factual matters and circumstances that may not be totally within its control. For example, to qualify as a REIT, at least 95% of our gross income must come from sources that are itemized in the REIT tax laws. The Trust generally is prohibited from owning more than 10% of the voting securities or more than 10% of the value of the outstanding securities of any one issuer, subject to certain exceptions, including an exception with respect to certain debt instruments and corporations electing to be “taxable REIT subsidiaries.” The Trust is also required to distribute to its shareholders at least 90% of its REIT taxable income (excluding capital gains). The fact that the Trust holds most of its assets through CRLP further complicates the application of the REIT requirements. Even a technical or inadvertent mistake could jeopardize the Trust’s REIT status. Furthermore, Congress or the Internal Revenue Service might make changes to the tax laws and regulations, or the courts might issue new rulings that make it more difficult, or impossible, for the Trust to remain qualified as a REIT.

If the Trust fails to qualify as a REIT for federal income tax purposes, and is unable to avail itself of certain savings provisions set forth in the Code, the Trust would be subject to federal income tax at regular corporate rates. As a taxable corporation, the Trust would not be allowed to take a deduction for distributions to shareholders in computing its taxable income or pass through long term capital gains to individual shareholders at favorable rates. The Trust also could be subject to the federal alternative minimum tax and possibly increased state and local taxes. The Trust would not be able to elect to be taxed as a REIT for four years following the year it first failed to qualify unless the IRS were to grant it relief under certain statutory provisions. If the Trust failed to qualify as a REIT, it would have to pay significant income taxes, which would reduce its net earnings available for investment or distribution to its shareholders. This likely would have a significant adverse effect on the Trust’s earnings and the value of the Trust’s common shares and CRLP’s partnership units. In addition, the Trust would no longer be required to pay any distributions to shareholders and all distributions to shareholders would be taxable as ordinary C corporation dividends to the extent of the Trust’s current and accumulated earnings and profits. If the Trust fails to qualify as a REIT for federal income tax purposes and is able to avail itself of one or more of the statutory savings provisions in order to maintain its REIT status, the Trust would nevertheless be required to pay penalty taxes of at least $50,000 or more for each such failure. Moreover, the Trust’s failure to qualify as a REIT also would cause an event of default under its credit facility and may adversely affect the Trust’s ability to raise capital and to service its debt.

Even if the Trust qualifies as a REIT, it will be required to pay some taxes (particularly related to the Trust’s taxable REIT subsidiary).

Even if the Trust qualifies as a REIT for federal income tax purposes, the Trust will be required to pay certain federal, state and local taxes on its income and property. For example, the Trust will be subject to income tax to the extent it distributes less than 100% of its REIT taxable income (including capital gains). Moreover, if the Trust has net income from “prohibited transactions,” that income will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business. The determination as to whether a particular sale is a prohibited transaction depends on the facts and circumstances related to that sale. However, the Trust will not be treated as a dealer in real property with respect to a property that it sells for the purposes of the 100% tax if (i) the Trust has held the property for at least two years for the production of rental income prior to the sale, (ii) capitalized expenditures on the property in the two years preceding the sale are less than 30% of the net selling price of the property, and (iii) the Trust either (a) has seven or fewer sales of property (excluding certain property obtained through foreclosure) for the year of sale or (b) the aggregate tax basis of property sold during the year of sale is 10% or less of the aggregate tax basis of all of the Trust’s assets as of the beginning of the taxable year or (c) the fair market value of the property sold during the year of sale is 10% or less of the aggregate fair market value of all of the Trust’s assets as of the beginning of the taxable year and in the case of (b) or (c), substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom the Trust derives no income. The sale of more than one property to one buyer as part of one transaction constitutes one sale for purposes of this “safe harbor”. The Trust intends to hold its properties, and CRLP intends to hold its properties, for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating properties, and to make occasional sales of properties as are consistent with our investment objectives. However, not all of the Trust’s sales will satisfy the “safe harbor” requirements described above. Furthermore, there are certain interpretive issues related to the application of the “safe harbor” that are not free from doubt under the federal income tax law. While the Trust acquires and holds properties with an investment objective and does not believe they constitute dealer property, we cannot provide any assurance that the IRS might not contend that one or more of these sales are subject to the 100% penalty tax or that the IRS would not challenge our interpretation of, or any reliance on, the “safe harbor” provisions.

In addition, any net taxable income earned directly by the Trust’s taxable REIT subsidiaries, or through entities that are disregarded for federal income tax purposes as entities separate from the Trust’s taxable REIT subsidiaries, will be subject to federal and possibly state corporate income tax. The Trust has elected to treat CPSI as a taxable REIT subsidiary, and it may elect to treat other subsidiaries as taxable REIT subsidiaries in the future. In this regard, several provisions of the laws applicable to REITs and their subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to an affiliated REIT. In addition, the REIT has to pay a 100% penalty tax on some payments that it receives or on some deductions taken by the taxable REIT subsidiaries if the economic arrangements between the REIT, the REIT’s tenants, and the taxable REIT subsidiary are not comparable to similar arrangements between unrelated parties. Finally, some state and local jurisdictions may tax some of the Trust’s income even though as a REIT it is not subject to federal income tax on that income because not all states and localities treat REITs the same as they are treated for federal income tax purposes. To the extent that the Trust and its affiliates are required to pay federal, state and local taxes, the Trust will have less cash available for distributions to the Trust’s shareholders.

REIT distribution requirements may increase our indebtedness.

The Trust may be required from time to time, under certain circumstances, to accrue as income for tax purposes interest and rent earned but not yet received. In such event, or upon the Trust’s repayment of principal on debt, it could have taxable income without sufficient cash to enable us to meet the distribution requirements of a REIT. Accordingly, the Trust could be required to borrow funds or liquidate investments on adverse terms in order to meet these distribution requirements.

Tax elections regarding distributions may impact our future liquidity.

Under certain circumstances, the Trust may make a tax election to treat future distributions to shareholders as distributions in the current year. This election may allow the Trust to avoid increasing its dividends or paying additional income taxes in the current year. However, this could result in a constraint on the Trust’s ability to decrease its dividends in future years without creating risk of either violating the REIT distribution requirements or generating additional income tax liability.

Item 1B.	Unresolved Staff Comments.

None.

Item 2.	Properties.

General

As of December 31, 2012, our consolidated real estate portfolio consisted of 120 consolidated operating properties, including one property that was in lease-up as of December 31, 2012. In addition, we maintain non-controlling partial interests ranging from 10% to 50% in five properties held through unconsolidated joint ventures. These 125 properties, including consolidated and unconsolidated properties, are located in 11 states in the Sunbelt region of the United States.

Multifamily Properties

Our multifamily segment is comprised of 114 multifamily apartment communities, including 112 consolidated properties, of which 111 are wholly-owned and one is partially-owned, and two properties held through unconsolidated joint ventures, which properties contain, in the aggregate, a total of 34,497 apartments and range in size from 80 to 586 units. Each of the multifamily properties is established in its local market and provides residents with numerous amenities, which may include a swimming pool, fitness center, clubhouse, internet café, laundry room, tennis court(s) and/or a playground. We manage all of the multifamily properties.

The following table sets forth certain additional information relating to the consolidated multifamily properties as of and for the year ended December 31, 2012.

Consolidated Multifamily Properties

Consolidated Multifamily Property (1)	Location	Year Completed (2)	Number of Units (3)	Approximate Rentable Area (Square Feet)	Percent Occupied	Average Rental Rate Per Unit (4)
Alabama:
CG at Liberty Park	Birmingham	2000	300	349,282	92.7%	$1,049
CG at Riverchase Trails	Birmingham	1996	346	337,803	97.7%	767
CV at Inverness	Birmingham	1986/87/90/97	586	508,472	93.5%	597
CV at Trussville	Birmingham	1996	376	413,664	93.4%	761
CG at Traditions	Gulf Shores	2008	324	324,869	96.0%	635
Cypress Village Rental	Gulf Shores	2008	96	212,508	96.9%	1,233
CG at Edgewater	Huntsville	1990/99	500	552,993	92.0%	710
CG at Madison	Huntsville	1999	336	361,202	96.4%	764
CV at Ashford Place	Mobile	1983	168	148,400	97.0%	568
CV at Huntleigh Woods	Mobile	1978	233	201,532	93.6%	537

Subtotal — Alabama			3,265	3,410,725	94.5%	725

Arizona:
CG at Inverness Commons	Phoenix	2002	300	314,539	97.0%	728
CG at OldTown Scottsdale North	Phoenix	1995	208	209,124	97.1%	857
CG at OldTown Scottsdale South	Phoenix	1994	264	267,868	94.3%	882
CG at Scottsdale	Phoenix	1999	180	207,204	93.3%	954

Subtotal — Arizona			952	998,735	95.6%	842

Florida:
CG at Heather Glen	Orlando	2000	448	532,666	95.1%	1,015
CG at Heathrow	Orlando	1997	312	356,550	93.3%	952
CG at Lake Mary	Orlando	2012	232	242,463	94.0%	1,145
CG at Town Park	Orlando	2002	456	538,909	94.1%	1,036
CG at Town Park Reserve	Orlando	2004	80	89,455	96.3%	1,094
CV at Twin Lakes	Orlando	2004	460	420,586	95.0%	817
CG at Lakewood Ranch	Sarasota	1999	288	309,757	98.6%	1,055
CG at Hampton Preserve	Tampa	2012	486	520,768	95.5%	986
CG at Seven Oaks	Tampa	2004	318	307,280	97.5%	896

Subtotal — Florida			3,080	3,318,434	95.3%	968

Consolidated Multifamily Property (1)	Location	Year Completed (2)	Number of Units (3)	Approximate Rentable Area (Square Feet)	Percent Occupied	Average Rental Rate Per Unit (4)
Georgia:
CG at Barrett Creek	Atlanta	1999	332	312,957	97.3%	774
CG at Berkeley Lake	Atlanta	1998	180	249,438	96.7%	906
CG at McDaniel Farm	Atlanta	1997	425	457,525	97.6%	760
CG at Mount Vernon	Atlanta	1997	213	262,032	97.7%	1,066
CG at Pleasant Hill	Atlanta	1996	502	507,755	98.4%	735
CG at River Oaks	Atlanta	1992	216	282,456	99.1%	861
CG at River Plantation	Atlanta	1994	232	331,351	98.3%	846
CG at Shiloh	Atlanta	2002	498	544,737	94.0%	812
CG at Godley Station	Savannah	2005	312	341,423	95.8%	859
CG at Hammocks	Savannah	1997	308	329,760	96.8%	964
CV at Godley Lake	Savannah	2008	288	273,308	98.3%	819
CV at Greentree	Savannah	1983	194	168,730	94.3%	663
CV at Huntington	Savannah	1986	147	126,267	96.6%	750
CV at Marsh Cove	Savannah	1983	188	202,150	94.7%	781

Subtotal — Georgia			4,035	4,389,889	96.8%	820

Nevada:
CG at Desert Vista	Las Vegas	2008	380	343,710	92.9%	722
CG at Palm Vista	Las Vegas	2007	341	355,321	97.1%	746

Subtotal — Nevada			721	699,031	94.9%	734

North Carolina:
CV at Pinnacle Ridge	Asheville	1948/85	166	150,632	98.2%	733
CG at Ayrsley	Charlotte	2008	368	387,075	98.1%	856
CG at Beverly Crest	Charlotte	1996	300	287,574	93.7%	782
CG at Cornelius	Charlotte	2007	236	256,199	97.5%	868
CG at Huntersville	Charlotte	2008	250	255,937	94.8%	873
CG at Legacy Park	Charlotte	2001	288	306,139	98.3%	775
CG at Mallard Creek	Charlotte	2004	252	242,439	97.2%	807
CG at Mallard Lake	Charlotte	1998	302	306,211	98.7%	824
CG at Matthews Commons	Charlotte	2008	216	206,314	98.6%	893
CG at University Center	Charlotte	2005	156	176,142	97.4%	791
CV at Chancellor Park	Charlotte	1999	340	333,797	96.2%	737
CV at Charleston Place	Charlotte	1986	214	176,107	98.6%	563
CV at Greystone	Charlotte	1998/2000	408	396,810	96.8%	641
CV at Matthews	Charlotte	1990	270	262,326	97.8%	780
CV at South Tryon	Charlotte	2002	216	239,478	97.2%	729
CV at Stone Point	Charlotte	1986	192	175,695	96.9%	678
CV at Timber Crest	Charlotte	1999	282	278,290	97.5%	657
Enclave	Charlotte	2008	85	146,614	96.5%	1,633
CG at Autumn Park	Greensboro	2001/04	402	420,319	93.3%	774
CG at Arringdon	Raleigh	2003	320	315,198	98.1%	836
CV at Beaver Creek	Raleigh	2000/2003	316	315,533	95.9%	810
CG at Brier Creek	Raleigh	2009	364	406,668	98.4%	932
CG at Brier Falls	Raleigh	2008	350	389,508	96.3%	991
CG at Crabtree Valley	Raleigh	1997	210	215,938	93.8%	765
CG at Patterson Place	Raleigh	1997	252	246,482	98.0%	842
CG at Research Park	Raleigh	2002	370	384,512	94.1%	819
CG at Trinity Commons	Raleigh	2000/2002	462	493,836	94.8%	806
CV at Deerfield	Raleigh	1985	204	202,165	95.6%	799
CV at Woodlake	Raleigh	1996	266	259,892	94.7%	718
CG at Wilmington	Wilmington	1998/2002	390	365,272	94.4%	728
CV at Mill Creek	Winston-Salem	1984	220	213,770	90.5%	543
Glen Eagles	Winston-Salem	1990/2000	310	322,390	93.2%	620

Subtotal — North Carolina			8,977	9,135,262	96.2%	785

Consolidated Multifamily Property (1)	Location	Year Completed (2)	Number of Units (3)	Approximate Rentable Area (Square Feet)	Percent Occupied	Average Rental Rate Per Unit (4)
South Carolina:
CG at Commerce Park	Charleston	2008	312	311,420	91.7%	830
CG at Cypress Cove	Charleston	2001	264	308,981	95.8%	950
CG at Quarterdeck	Charleston	1986	230	221,668	99.6%	968
CV at Hampton Pointe	Charleston	1986	304	318,450	96.4%	792
CV at Waters Edge	Charleston	1985	204	190,360	95.1%	693
CV at Westchase	Charleston	1986	352	260,930	97.2%	641
CV at Windsor Place	Charleston	1984	224	216,165	95.5%	691

Subtotal — South Carolina			1,890	1,827,974	95.8%	797

Tennessee:
CG at Bellevue	Nashville	1996	349	356,407	99.1%	945

Subtotal — Tennessee			349	356,407	99.1%	945

Texas:
CG at Ashton Oaks	Austin	2008	362	313,704	95.3%	799
CG at Canyon Creek	Austin	2007	336	358,568	94.0%	874
CG at Canyon Ranch	Austin	2003	272	262,240	98.5%	870
CG at Onion Creek	Austin	2008	300	322,162	95.0%	974
CG at Round Rock	Austin	2007	422	439,723	94.3%	891
CG at Silverado	Austin	2004	238	253,101	95.4%	849
CG at Silverado Reserve	Austin	2006	256	276,469	94.5%	959
CG at Wells Branch	Austin	2007	336	329,027	94.6%	900
CV at Quarry Oaks	Austin	1996	533	468,610	95.3%	764
CV at Sierra Vista	Austin	1999	232	210,251	97.8%	726
CG at Bear Creek	Dallas/Fort Worth	1998	436	411,210	97.5%	826
CG at Fairview(5)	Dallas/Fort Worth	2012	256	258,016	LU	LU
CG at Hebron	Dallas/Fort Worth	2011	312	355,526	98.4%	1,118
CG at Valley Ranch	Dallas/Fort Worth	1995	396	477,088	96.2%	1,088
CR at Las Colinas	Dallas/Fort Worth	2006	306	277,949	91.2%	1,179
CR at Medical District	Dallas/Fort Worth	2007	278	256,824	93.5%	1,059
CV at Grapevine	Dallas/Fort Worth	1985	450	395,202	96.9%	713
CV at Main Park	Dallas/Fort Worth	1984	192	184,030	95.3%	713
CV at North Arlington	Dallas/Fort Worth	1985	240	196,805	92.9%	577
CV at Oakbend	Dallas/Fort Worth	1997	426	400,237	94.8%	767
CV at Shoal Creek	Dallas/Fort Worth	1996	408	389,483	96.6%	796
CV at Vista Ridge	Dallas/Fort Worth	1985	300	242,077	93.7%	619
CV at Willow Creek	Dallas/Fort Worth	1996	478	433,534	97.9%	734
Remington Hills	Dallas/Fort Worth	1985	362	357,160	96.4%	742

Subtotal — Texas			8,127	7,868,996	95.6%	844

Virginia:
CV at Greenbrier	Fredericksburg	1988	258	225,088	96.1%	872
CV at Harbour Club	Norfolk	1988	213	196,942	98.1%	809
CV at Tradewinds	Norfolk	1988	284	282,947	93.7%	805
Ashley Park	Richmond	1988	272	198,103	95.6%	664
CR at West Franklin (6)	Richmond	1964/65	332	180,087	94.9%	690
CV at Chase Gayton	Richmond	1984	328	316,322	92.1%	822
CV at Hampton Glen	Richmond	1986	232	180,749	97.4%	827
CV at Waterford	Richmond	1990	312	295,351	95.5%	835
CV at West End	Richmond	1987	224	159,154	96.4%	751

Subtotal — Virginia			2,455	2,034,743	95.3%	783

TOTAL			33,851	34,040,196	95.8%	$817

Footnotes on following page

(1)	In the listing of multifamily property names, CG has been used as an abbreviation for Colonial Grand, CR as an abbreviation for Colonial Reserve and CV as an abbreviation for Colonial Village.
(2)	Represents year initially completed and, where applicable, year(s) in which additional phases were completed at the property.
(3)	For purposes of this table, units refer to multifamily apartment units. Number of units includes all apartment units occupied or available for occupancy at December 31, 2012.
(4)	Represents weighted average rental rate per unit of the 112 consolidated multifamily properties at December 31, 2012. Average Rental Rate per Unit is calculated based on rental income recognized during the period, which is calculated on a straight-line basis in accordance with accounting principles generally accepted in the United States of America, or GAAP, and, accordingly, free rent and other concessions are factored into the calculation.
(5)	This property is currently in lease-up and is not included in the Percent Occupied and Average Rental Rate per Unit property totals. (6) As of December 31, 2012, this property was classified as held for sale.

The following table sets forth certain additional information relating to the unconsolidated multifamily properties as of and for the year ended December 31, 2012.

Unconsolidated Multifamily Properties

Unconsolidated Multifamily Property (1)	Location	Year Completed (2)	Number of Units (3)	Approximate Rentable Area (Square Feet)	Percent Occupied	Average Rental Rate Per Unit (4)
Georgia:
CG at Huntcliff	Atlanta	1997	358	371,860	96.9%	$829

Subtotal — Georgia			358	371,860	96.9%	829

Texas:
Belterra	Fort Worth	2006	288	278,292	94.4%	904

Subtotal — Texas			288	278,292	94.4%	904

TOTAL			646	650,152	96.2%	$852

(1)	We hold a 10% and 20% noncontrolling interest in the unconsolidated joint venture that owns these properties. In the listing of multifamily property names, CG has been used as an abbreviation for Colonial Grand.
(2)	Represents year initially completed.
(3)	For the purposes of this table, units refer to multifamily apartment units. Number of units includes all apartment units occupied or available for occupancy at December 31, 2012.
(4)	Represents weighted average rental rate per unit of the two unconsolidated multifamily properties at December 31, 2012. Average Rental Rate per Unit is calculated based on rental income recognized during the period, which is calculated on a straight-line basis in accordance with GAAP, and, accordingly, free rent and other concessions are factored into the calculation.

The following table sets forth the total number of multifamily units, percent leased and average base rental rate per unit as of the end of each of the last five years for our consolidated multifamily properties:

Year-End	Number of Units (1)	Percent Leased (2)	Average Rental Rate Per Unit (3)
December 31, 2012	33,851	95.8%	$817
December 31, 2011	33,445	95.6%	770
December 31, 2010	32,229	95.9%	721
December 31, 2009	31,520	94.7%	761
December 31, 2008	30,353	94.1%	784

Footnotes on following page

(1)	For the purposes of this table, units refer to multifamily apartment units. Number of units includes all apartment units occupied or available for occupancy at the end of the respective period.
(2)	Represents weighted average occupancy of the multifamily properties that were not in lease up at the end of the respective period. (3) Represents weighted average rental rate per unit of the consolidated multifamily properties at the end of the respective period.

The following table sets forth the total number of multifamily units, percent leased and average base rental rate per unit as of the end of each of the last five years for our unconsolidated multifamily properties:

Year-End	Number of Units (1)	Percent Leased (2)	Average Rental Rate Per Unit (3)
December 31, 2012	646	96.2%	$852
December 31, 2011	1,016	94.2%	797
December 31, 2010	1,340	94.1%	727
December 31, 2009	2,004	94.0%	762
December 31, 2008	4,246	92.3%	800

(1)	For the purposes of this table, units refer to multifamily apartment units. Number of units includes all apartment units occupied or available for occupancy at the end of the respective period.
(2)	Represents weighted average occupancy of the multifamily properties that were not in lease up at the end of the respective period. (3) Represents weighted average rental rate per unit of the unconsolidated multifamily properties at the end of the respective period.

Commercial Properties

Our commercial segment is comprised of 11 properties, consisting of eight wholly-owned consolidated properties and three properties held through unconsolidated joint ventures, which properties contain a total of approximately 2.5 million net rentable square feet, excluding anchor-owned square-feet. All of the commercial properties are managed by us, except Metropolitan Midtown — Retail, which is managed by an affiliated third party.

The following table sets forth certain additional information relating to our consolidated commercial properties as of and for the year ended December 31, 2012:

Consolidated Commercial Properties

Consolidated Commercial Properties	Location	Year Completed (1)	Net Rentable Area (Square Feet) (2)	Anchor Owned Square Feet (3)	Percent Leased (4)	Total Annualized Base Rent (5)	Average Base Rent Per Leased Square Foot (6)
Alabama:
Colonial Brookwood Village	Birmingham	1973/91/2000	603,950	231,953	88.4%	$4,014,890	$24.44
Colonial Promenade Tannehill	Birmingham	2008	416,493	210,982	92.9%	1,757,353	19.23
Colonial Center Brookwood Village	Birmingham	2007	169,965	—	100.0%	4,959,485	29.18
Craft Farms- Publix	Gulf Shores	2010	67,735	—	85.7%	233,126	18.68

Subtotal-Alabama			1,258,143	442,935	91.8%	10,964,854	25.03

Georgia:
Three Ravinia	Atlanta	1991	813,229	—	92.2%	18,521,034	25.20

Subtotal-Georgia			813,229	—	92.2%	18,521,034	25.20

Louisiana:
Colonial Promenade Nord du Lac Phase I	New Orleans	2010	282,946	87,410	92.5%	913,851	18.23

Subtotal-Louisiana			282,946	87,410	92.5%	913,851	18.23

North Carolina:
Metropolitan Midtown Retail (7)	Charlotte	2008	171,930	—	93.5%	1,291,748	26.73
Metropolitan Midtown Office (7)	Charlotte	2008	170,293	—	93.6%	4,411,188	27.96

Subtotal-North Carolina			342,223	—	93.6%	5,702,936	27.67

TOTAL			2,696,541	530,345	92.3%	$36,102,675	$25.26

(1)	Represents year initially completed and, where applicable, years in which the property was substantially renovated or in which an additional phase of the property was completed.
(2)	Net Rentable Area for retail properties includes leasable area and space owned by anchor tenants.
(3)	Represents space owned by anchor tenants.
(4)	Percent leased excludes anchor-owned space.
(5)	Total Annualized Base Rent includes all base rents at our wholly-owned properties for leases in place at December 31, 2012.
(6)	Average Base Rent per Leased Square Foot excludes retail anchor tenants over 10,000 square feet. Average Base Rent per Leased Square Foot is calculated based on rental income recognized during the period, which is calculated on a straight-line basis in accordance with GAAP, and, accordingly, free rent and other concessions are factored into the calculation.
(7)	As of December 31, 2012, this property was classified as held for sale, and was subsequently sold in February 2013.

The following table sets forth certain additional information relating to the unconsolidated commercial properties as of and for the year ended December 31, 2012:

Unconsolidated Commercial Properties

Unconsolidated Commercial Properties (1)	Location	Year Completed (2)	Net Rentable Area Square Feet (3)	Anchor Owned Square Feet (4)	Percent Leased (5)	Total Annualized Base Rent (6)	Average Base Rent Per Leased Square Foot (7)
Alabama:
Colonial Promenade Hoover (8)	Birmingham	2002	387,431	215,766	84.3%	$961,159	$18.26
Land Title Building	Birmingham	1975	29,971	—	100.0%	410,919	14.79

Subtotal-Alabama			417,402	215,766	86.7%	1,372,078	15.92

Tennessee:
Colonial Promenade Smyrna	Smyrna	2008	415,835	267,502	98.8%	1,410,969	20.64

Subtotal-Tennessee			415,835	267,502	98.8%	1,410,969	20.64

TOTAL			833,237	483,268	91.8%	$2,783,047	$19.30

(1)	We hold between a 10% and 50% noncontrolling interest in the unconsolidated joint ventures that own these properties.
(2)	Represents year initially completed and, where applicable, years in which the property was substantially renovated or in which an additional phase of the property was completed.
(3)	Net Rentable Area for retail properties includes leasable area and space owned by anchor tenants.
(4)	Represents space owned by anchor tenants.
(5)	Percent leased excludes anchor-owned space.
(6)	Total Annualized Base Rent includes all base rents at our partially-owned properties for leases in place at December 31, 2012.
(7)	Average Base Rent per Leased Square Foot excludes retail anchor tenants over 10,000 square feet. Average Base Rent per Leased Square Foot is calculated based on rental income recognized during the period, which is calculated on a straight-line basis in accordance with GAAP, and, accordingly, free rent and other concessions are factored into the calculation.
(8)	In January 2013, we sold our 10% noncontrolling interest in this joint venture.

The following table sets out a schedule of the lease expirations for leases in place as of December 31, 2012, for our consolidated commercial properties:

Year of Lease Expiration	Number of Tenants with Expiring Leases	Net Rentable Area of Expiring Leases (Square Feet) (1)	Annualized Base Rent of Expiring Leases (1) (2)	Percent of Total Annualized Base Rent Represented by Expiring Leases (1)
2013	31	97,971	$1,737,515	4.8%
2014	23	101,037	2,375,855	6.6%
2015	20	126,607	2,418,274	6.7%
2016	18	181,572	1,993,692	5.5%
2017	33	223,998	4,429,309	12.2%
Thereafter	91	1,260,723	23,208,069	64.2%

	216	1,991,908	$36,162,714	100.0%

(1)	Excludes approximately 174,288 square feet of space not leased as of December 31, 2012.
(2)	Annualized base rent is calculated using base rents as of December 31, 2012.

The following table sets out a schedule of the lease expirations for leases in place as of December 31, 2012, for our unconsolidated commercial properties:

Year of Lease Expiration	Number of Tenants with Expiring Leases	Net Rentable Area of Expiring Leases (Square Feet) (1)	Annualized Base Rent of Expiring Leases (1) (2)	Percent of Total Annualized Base Rent Represented by Expiring Leases (1)
2013	14	52,425	$909,099	20.2%
2014	6	18,269	295,547	6.6%
2015	7	66,888	764,676	17.0%
2016	3	5,325	98,832	2.2%
2017	6	61,553	604,698	13.5%
Thereafter	14	111,701	1,820,814	40.5%

	50	316,161	$4,493,666	100.0%

(1)	Excludes approximately 33,808 square feet of space not leased as of December 31, 2012.
(2)	Annualized base rent is calculated using base rents as of December 31, 2012.

The following table sets forth the net rentable area, total percent leased and average base rent per leased square foot for each of the last five years for our consolidated commercial properties:

Year-End	Rentable Area (Square Feet)	Total Percent Leased	Average Base Rent Per Leased Square Foot (1)
December 31, 2012	2,696,541	92.3%	$25.26
December 31, 2011	3,329,366	93.0%	25.00
December 31, 2010	3,471,161	87.8%	25.49
December 31, 2009	3,228,671	89.9%	26.88
December 31, 2008	2,270,880	96.8%	24.87

(1)	Average Base Rent per Leased Square Foot excludes retail anchor tenants over 10,000 square feet. Average Base Rent per Leased Square Foot is calculated based on rental income recognized during the period, which is calculated on a straight-line basis in accordance with GAAP, and, accordingly, free rent and other concessions are factored into the calculation.

The following table sets forth the net rentable area, total percent leased and average base rent per leased square foot for each of the last five years for our unconsolidated commercial properties:

Year-End	Rentable Area (Square Feet)	Total Percent Leased	Average Base Rent Per Leased Square Foot (1)
December 31, 2012	833,237	91.8%	$19.30
December 31, 2011	7,861,839	86.1%	19.08
December 31, 2010	8,918,375	89.5%	19.32
December 31, 2009	9,572,246	89.9%	19.42
December 31, 2008	21,842,150	89.5%	19.82

(1)	Average Base Rent per Leased Square Foot excludes retail anchor tenants over 10,000 square feet. Average Base Rent per Leased Square Foot is calculated based on rental income recognized during the period, which is calculated on a straight-line basis in accordance with GAAP, and, accordingly, free rent and other concessions are factored into the calculation.

Undeveloped Land

We currently own various parcels of land that are held for future developments. Land adjacent to multifamily properties typically would be considered for potential development of another phase of an existing multifamily property if we determine that the particular market can absorb additional apartment units. For expansions at commercial properties, we own parcels both contiguous to the boundaries of the properties, which would accommodate additional office buildings and expansion of shopping centers, and outparcels which are suitable for restaurants, financial institutions, hotels, or free standing retailers. During 2012, as we continued to see strong market fundamentals, we completed the development of two multifamily apartment communities, adding 718 units to our portfolio, and have another five multifamily developments underway, which are expected to add an additional 1,300 units once completed. Of these seven projects, six were built on undeveloped land that we already owned. As we continue to monitor the market fundamentals, we will look for opportunities to continue to grow the company through development efforts on undeveloped land we already own and by disposing of land, including for-sale residential assets, land held for future for-sale and commercial developments and outparcels.

Property Markets

The table below sets forth certain information with respect to the geographic concentration of our consolidated properties as of December 31, 2012.

Geographic Concentration of Consolidated Properties

State	Units (1)	% of Total Units	NRA (2)	% of Total NRA
Alabama	3,265	9.6%	1,258,143	46.6%
Arizona	952	2.8%	—	—
Florida	3,080	9.1%	—	—%
Georgia	4,035	11.9%	813,229	30.2%
Louisiana	—	—	282,946	10.5%
Nevada	721	2.1%	—	—
North Carolina	8,977	26.5%	342,223	12.7%
South Carolina	1,890	5.6%	—	—
Tennessee	349	1.0%	—	—
Texas	8,127	24.0%	—	—
Virginia	2,455	7.3%	—	—

Total	33,851	100.0%	2,696,541	100.0%

(1)	Units (in this table only) refer to multifamily apartment units.
(2)	NRA refers to net rentable area of commercial space, which includes gross leasable area and space owned by anchor tenants.

Our primary markets are Charlotte and Raleigh, North Carolina; Austin and Dallas/Fort Worth, Texas; Atlanta, Georgia; and Orlando, Florida. We believe that our markets in these states are characterized by stable and increasing populations. While supply is increasing in Austin, Charlotte, Dallas and Raleigh, we believe that continued job growth in these markets will provide sufficient demand to absorb the new supply.

Mortgage Financing

As of December 31, 2012, we had approximately $1.8 billion of collateralized and unsecured indebtedness outstanding with a weighted average interest rate of 4.93% and a weighted average maturity of 4.4 years. Of this amount, approximately $1.1 billion was unsecured debt and $691.9 million was collateralized mortgage financing. Our mortgaged indebtedness was collateralized by 36 of our consolidated properties and carried a weighted average interest rate of 5.64% and a weighted average maturity of 6.2 years. The following table sets forth our secured and unsecured indebtedness as of December 31, 2012, in more detail.

($ in thousands) Property (1)	Interest Rate		Principal Balance as of 12/31/2012	Anticipated Annual Debt Service 1/1/2013 12/31/2013	Maturity Date	Balance Due on Maturity
Multifamily Properties
CG at Wilmington	5.380%		$26,509	$1,426	4/1/2015	$26,509
CV at Timber Crest	3.130	%(2)	12,465	390	8/15/2015	12,465
CV at Matthews	5.800%		14,174	822	3/29/2016	14,174
CG at Trinity Commons	5.430%		29,841	1,620	4/1/2018	29,841
CG at Arringdon (3)	6.040%		18,104	1,093	2/27/2019	18,104
CG at Bear Creek (3)	6.040%		22,568	1,363	2/27/2019	22,568
CG at Beverly Crest (3)	6.040%		14,521	877	2/27/2019	14,521
CG at Brier Creek (3)	6.040%		23,888	1,443	2/27/2019	23,888
CG at Crabtree Valley (3)	6.040%		9,869	596	2/27/2019	9,869
CG at Heathrow (3)	6.040%		19,299	1,166	2/27/2019	19,299
CG at Liberty Park (3)	6.040%		16,703	1,009	2/27/2019	16,703
CG at Mallard Creek (3)	6.040%		14,647	885	2/27/2019	14,647
CG at Mallard Lake (3)	6.040%		16,533	999	2/27/2019	16,533
CG at Mount Vernon (3)	6.040%		14,364	868	2/27/2019	14,364
CG at Patterson Place (3)	6.040%		14,396	870	2/27/2019	14,396
CG at Round Rock (3)	6.040%		22,945	1,386	2/27/2019	22,945
CG at Shiloh (3)	6.040%		28,540	1,724	2/27/2019	28,540
CV at Oakbend (3)	6.040%		20,305	1,226	2/27/2019	20,305
CV at Quarry Oaks (3)	6.040%		25,145	1,519	2/27/2019	25,145
CV at Shoal Creek (3)	6.040%		21,373	1,291	2/27/2019	21,373
CV at Sierra Vista (3)	6.040%		10,215	617	2/27/2019	10,215
CV at West End (3)	6.040%		11,818	714	2/27/2019	11,818
CV at Willow Creek (3)	6.040%		24,768	1,496	2/27/2019	24,768
CG at Barrett Creek (4)	5.310%		18,378	976	6/1/2019	18,378
CG at Edgewater (4)	5.310%		26,456	1,405	6/1/2019	26,456
CG at Huntersville (4)	5.310%		14,165	752	6/1/2019	14,165
CG at Madison (4)	5.310%		21,473	1,140	6/1/2019	21,473
CG at River Oaks (4)	5.310%		11,147	592	6/1/2019	11,147
CG at Seven Oaks (4)	5.310%		19,774	1,050	6/1/2019	19,774
CG at Town Park (4)	5.310%		31,434	1,669	6/1/2019	31,434
CV at Greystone (4)	5.310%		13,532	719	6/1/2019	13,532
CG at Canyon Creek	5.640%		14,957	844	9/14/2019	14,957
CG at Bellevue (5)	5.020%		22,274	1,118	7/1/2020	22,274
CG at Valley Ranch (5)	5.020%		25,257	1,268	7/1/2020	25,257
CV at Twin Lakes (5)	5.020%		25,257	1,268	7/1/2020	25,257
CG at Godley Station	5.550%		14,850	824	6/1/2025	14,850
Other debt:
Unsecured Credit Facility	1.610	%(2)	188,631	3,037	3/29/2016	188,631
Senior Unsecured Notes	6.150%		99,504	6,118	4/15/2013	99,504
Senior Unsecured Notes	6.250%		192,051	12,003	6/15/2014	192,051
Senior Unsecured Notes	5.500%		184,690	10,158	10/1/2015	184,690
Senior Unsecured Notes	6.050%		75,172	4,548	9/1/2016	75,172
Senior Unsecured Term Loan (6)	4.550%		250,000	11,375	7/22/2018	250,000
Senior Unsecured Term Loan (7)	2.710%		150,000	4,065	5/11/2017	150,000

TOTAL CONSOLIDATED DEBT	4.930%		$1,831,992	$92,458		$1,831,992

Footnotes on following page

(1)	In the listing of property names, CG has been used as an abbreviation for Colonial Grand and CV as an abbreviation for Colonial Village.
(2)	Represents variable rate debt.
(3)	These properties are cross-collateralized under the same secured credit facility and bear a weighted average interest rate of 6.04%.
(4)	These properties are cross-collateralized under the same secured credit facility and bear a weighted average interest rate of 5.31%.
(5)	These properties are cross-collateralized under the same secured credit facility and bear a fixed interest rate of 5.02%.
(6)	Represents the outstanding balance as of December 31, 2012 of our senior unsecured term loan entered into on July, 22, 2011. We entered into two interest rate swaps to fix the interest rate through maturity at an all-in initial interest rate of 5.00%, based on the initial margin of 245 basis points. See Note 14—“Financing Activities—Senior Unsecured Term Loans” in the Notes to Consolidated Financial Statements of the Trust and CRLP contained in Item 8 of this Form 10-K. During 2012, our senior unsecured debt rating was upgraded to Baa3, therefore reducing the interest rate to 4.550%.
(7)	Represents the outstanding balance as of December 31, 2012 of our senior unsecured term loan entered into on May 11, 2012. We entered into two interest rate swaps to fix the interest rate through maturity at an all-in initial interest rate of 2.71%, based on the initial margin of 160 basis points. See Note 14—“Financing Activities—Senior Unsecured Term Loans” in the Notes to Consolidated Financial Statements of the Trust and CRLP contained in Item 8 of this Form 10-K.

In addition to our consolidated debt, the majority of our unconsolidated joint venture properties are subject to mortgage loans. Under these unconsolidated joint venture non-recourse mortgage loans, we could, under certain circumstances, be responsible for portions of the mortgage indebtedness in connection with certain customary non-recourse carve-out provisions, such as environmental conditions, misuse of funds, and material misrepresentations. Our pro-rata share of such indebtedness as of December 31, 2012, was $20.7 million. We intend to cooperate with our joint venture partners in connection with their efforts to refinance and/or replace other outstanding joint venture indebtedness (which may also include, for example, property dispositions), which cooperation may include additional capital contributions from time to time. See Item 1A — “Risk Factors — Risks Associated with Our Operations — Our joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on our joint venture partners’ financial condition, any disputes that may arise between us and our joint venture partners and our exposure to potential losses from the actions of our joint venture partners.”

Item 3.	Legal Proceedings.

Colonial Grand at Traditions Litigation

As previously disclosed, in early 2007, CRLP and SM Traditions Associates, LLC (“SM”) entered into a joint venture to develop the Colonial Grand at Traditions located in Gulf Shores, Alabama. CRLP and SM formed TA-Colonial Traditions LLC (the “Joint Venture”), in which CRLP owns a 35% interest and SM owns a 65% interest. In April 2007, the Joint Venture entered into a construction loan agreement for $34.1 million with Regions Bank (“Regions”). The Trust and SM each guaranteed up to $3.5 million of the principal amount of the loan, for an aggregate of up to $7.0 million. The construction loan, which had a balance of $35.5 million as of June 17, 2011 (including accrued interest), matured by its terms on April 15, 2010. In October 2010, Regions, as the lender, filed a complaint in the Circuit Court of Baldwin County, Alabama seeking appointment of a receiver for the Colonial Grand at Traditions, demanding payment of the outstanding balance under the loan from the Joint Venture and demanding payment on the guarantees from each of the guarantors, including the Trust, together with outstanding interest and other charges on the loan.

On or about December 13, 2010, MTGLQ Investors, L.P. (“MTGLQ”) purchased the construction loan from Regions. MTGLQ subsequently transferred all of its interest in the construction loan to MLQ-ELD, L.L.C. (“MLQ”). MLQ initiated foreclosure proceedings with respect to the property in January 2011. Pursuant to an order of the Court entered on May 17, 2011, MLQ was also substituted for Regions with respect to the claims of Regions against the Joint Venture and the guarantors. On June 17, 2011, the Company purchased the outstanding note and related loan documents from MLQ for $21.1 million. The Company was substituted as the plaintiff in the action and the claims originally asserted by Regions against the Trust on the guarantee were dismissed. On August 1, 2011, CRLP acquired the Joint Venture’s property through foreclosure.

Separately, in December 2010, SM and the Joint Venture (together, the “JV Parties”) filed cross-claims in the Circuit Court of Baldwin County, Alabama against CRLP, the Trust, CPSI and Colonial Construction Services, LLC (collectively, the “Colonial Parties”), in connection with the development and management of the Colonial Grand at Traditions by the Colonial Parties. The JV Parties asserted several claims relating to the Colonial Parties’ oversight and involvement in the development and construction of the property, including breach of management and development agreements, material misrepresentation, fraudulent concealment and breach of fiduciary duty. The JV Parties also asserted that the Colonial Parties conspired with Regions in connection with the activities alleged; however, in July 2012, the Court dismissed the conspiracy claims. The JV Parties have made a demand for an accounting of the costs of development and construction and claim damages of at least $13.0 million, plus an unspecified amount of attorney’s fees.

On February 1, 2013, a Baldwin County, Alabama jury awarded SM $6.7 million in compensatory damages ($5.0 million for its original investment plus $1.7 million interest) and $6.0 million in punitive damages for a total of $12.7 million. The jury returned a verdict in favor of SM with respect to the Colonial Parties’ claims relating to the guaranty agreement it gave to Regions and in favor of the Joint Venture with respect to the Colonial Parties’ claims relating to the construction loan purchased by the Company. The Company believes the verdicts should be vacated or a new trial ordered, and intends to pursue all available post-trial remedies. However, the Company cannot give any assurance as to the outcome of these efforts. As a result of the jury verdict, the Company recorded an increase to its loss contingency reserve of $12.7 million in the fourth quarter of 2012. The Company has included in its loss contingency an estimate of probable loss in connection with this matter, but currently cannot reasonably estimate any further possible loss, or any range of reasonably possible loss, in connection with this matter.

Mira Vista at James Island Litigation

As previously disclosed, the Trust and CRLP, along with multiple other parties, are named defendants in lawsuits arising out of alleged construction deficiencies with respect to condominium units at Mira Vista at James Island in Charleston, South Carolina. Mira Vista was acquired by certain of the Company’s subsidiaries after the units were constructed and operated as a multifamily rental project. The condominium conversion occurred in 2006 and all 230 units were sold. The lawsuits, one filed on behalf of the condominium homeowners association and one filed by one of the purchasers (purportedly on behalf of all purchasers), were filed in the South Carolina state court, Charleston County, in March 2010, against various parties involved in the development, construction and conversion of the Mira Vista at James Island property, including the contractors, subcontractors, architects, engineers, lenders, the developer, inspectors, product manufacturers and distributors. The plaintiffs are seeking $41.0 million in damages resulting from, among other things, alleged construction deficiencies and misleading sales practices. The lawsuits are currently in discovery. The Company is continuing to investigate the matter and evaluate its options and intends to vigorously defend itself against these claims. No assurance can be given that the matter will be resolved favorably to the Company. The Company has included in its loss contingency an estimate of probable loss in connection with this matter, but currently cannot reasonably estimate any further possible loss, or any range of reasonably possible loss, in connection with this matter.

UCO Litigation

The Company is involved in a contract dispute with a general contractor and three of its officers/managers in connection with construction cost overruns with respect to five for-sale projects which were being developed in a joint venture, CPSI-UCO, LLC. The President of the contractor is affiliated with the Company’s joint venture partner.

In connection with the dispute, in January 2008, the contractor and three managers filed a lawsuit in the Circuit Court of Baldwin County against the Trust, CPSI, CPSI-UCO, LLC, CPSI-UCO Grander, LLC, CPSI-UCO Spanish Oaks, LLC; CPSI-UCO Cypress Village I, LLC; CPSI-UCO Cypress Village II, and CPSI Cypress Village III, LLC alleging, among other things, breach of contract, enforcement of a lien against real property, misrepresentation, conversion, declaratory judgment and an accounting of costs, seeking $10.3 million in damages, plus consequential and punitive damages. In December 2011, following a jury trial, the plaintiffs were awarded compensatory damages of approximately $4.8 million for their claims against all defendants and the defendants were awarded compensatory damages of approximately $0.5 million for their claims against the President of the contractor. The jury also found that the contractor breached its contract. In January 2012, the plaintiffs filed post-trial motions, including a request for an amendment to the judgment to add approximately $4.8 million for attorneys’ fees, interest and costs. The defendants filed a motion for a new trial and opposed the award of attorney’s fees to the plaintiffs. In the fourth quarter 2012, the Company recorded charges of $8.2 million related to a proposed settlement with respect to the UCO litigation. The charges are comprised of an increase in the loss contingency accrual of $4.9 million (in addition to the $3.3 million loss contingency accrual previously recorded with respect to this litigation matter in the fourth quarter 2011) and a $3.3 million non-cash impairment charge on certain for-sale residential lots in the Cypress Village development proposed to be included as part of the settlement. The loss contingency accrual and impairment are reflected in Impairment, Legal Contingencies and Other Losses on the company’s consolidated statement of operations. Settlement negotiations between the parties involving the settlement, including transfer of these tracts of land, are continuing. However, no assurance can be given that the such settlement discussions will be successful, that this matter will be resolved in the Company’s favor or that additional charges will not be taken in future periods.

Grander Litigation

The Trust, CPSI, Marion Uter, UCO Partners, LLC, UCO Development, LLC, UCO Construction, LLC, UCO, LLC, CPSI-UCO Grander, LLC, and CPSI-UCO, LLC (collectively, the “Colonial Entities”) were sued by five individual purchasers of condominium units in The Grander alleging breach of contract, fraud, construction deficiencies and misleading sales practices. In April 2011, an arbitrator awarded rescission rights in favor of the purchasers against CPSI-UCO Grander, LLC. The Company is pursuing post-arbitration appeals, but no prediction of the likelihood or the amount of any resulting loss or recovery can be made at this time, and no assurance can be given that the matter will be resolved favorably. The Company has included in its loss contingency an estimate of probable loss in connection with this matter, but currently cannot reasonably estimate any further possible loss, or any range of reasonably possible loss, in connection with this matter.

In addition, we are involved in various other lawsuits and claims arising in the normal course of business, many of which are expected to be covered by liability insurance. In the opinion of management, although the outcomes of those normal course suits and claims are uncertain, in the aggregate they should not have a material adverse effect on our business, financial condition, and results of operations. See also Note 20—“Legal Proceedings” in the Notes to Consolidated Financial Statements of the Trust and CRLP in Item 8 of this Form 10-K.

Item 4.	Mine Safety Disclosures.

Not applicable.

PART II

Item 5.	Market for Registrant’s Common Equity, Related Shareholder Matters and Issuer Purchases of Equity Securities.

The Trust’s common shares are traded on the NYSE under the symbol “CLP.” The following sets forth the high and low sale prices for the common shares for each quarter in the two-year period ended December 31, 2012, as reported by the New York Stock Exchange Composite Tape, and the distributions paid by us with respect to each such period.

	Calendar Period	High	Low	Distribution
2012
	First Quarter	$21.88	$20.14	$0.18
	Second Quarter	$22.75	$20.48	$0.18
	Third Quarter	$23.64	$20.67	$0.18
	Fourth Quarter	$22.83	$19.66	$0.18
2011
	First Quarter	$20.05	$17.96	$0.15
	Second Quarter	$21.37	$18.60	$0.15
	Third Quarter	$22.00	$16.84	$0.15
	Fourth Quarter	$21.18	$16.24	$0.15

On February 25, 2013, the last reported sales price of the Trust’s common shares on the NYSE was $21.48. On February 15, 2013, the Trust had approximately 2,455 shareholders of record.

There is no established public trading market for CRLP’s common units. The common unitholders of CRLP received quarterly distributions in same amounts as the common shareholders of the Trust (as set forth in the table above) during the two years ended December 31, 2012 and 2011. On February 15, 2013, CRLP had 61 holders of record of common units and 7,152,752 common units outstanding, excluding the 88,450,069 common units owned by the Trust.

Issuance of Unregistered Equity Securities

During the period from October 1, 2012 through December 31, 2012, the Trust did not issue any unregistered common shares or other equity securities. The Trust from time to time issues common shares pursuant to its Direct Investment Program, its Non-Employee Trustee Share Plan, its Trustee Share Option Plan, its 2008 Omnibus Incentive Plan, as amended (the “Omnibus Incentive Plan”), its Employee Share Option and Restricted Share Plan and its Employee Share Purchase Plan, in transactions that are registered under the Securities Act of 1933, as amended (the “Act”). Pursuant to the CRLP Partnership Agreement, each time the Trust issues common shares pursuant to the foregoing plans, CRLP issues to the Trust, its general partner, an equal number of units for the same price at which the common shares were sold, in transactions that are not registered under the Act in reliance on Section 4(2) of the Act due to the fact that units were issued only to the Trust and therefore, did not involve a public offering. During the quarter ended December 31, 2012, CRLP issued 104,624 common units to the Trust for direct investments and other issuances under these plans for an aggregate of approximately $0.4 million.

Dividend Policy

The Trust intends to continue to declare quarterly distributions on the Trust’s common shares. In order to maintain its qualification as a REIT, the Trust must make annual distributions to shareholders of at least 90% of our REIT taxable income. Future distributions will be declared and paid at the discretion of our Board of Trustees of the Trust and the amount and timing of distributions will depend upon cash generated by operating activities, our financial condition, capital requirements, restrictions in any of our financing agreements, annual distribution requirements under the REIT provisions of the Code, our ability to pay dividends under Alabama law and such other factors as our Board of Trustees of the Trust deem relevant. The Board of Trustees of the Trust reviews the dividend quarterly and there can be no assurance as to the manner in which future dividends will be paid or that the current dividend level will be maintained in future periods.

The CRLP partnership agreement requires CRLP to distribute at least quarterly 100% of our available cash (as defined in the CRLP Partnership Agreement) to holders of CRLP partnership units. Consistent with the CRLP Partnership Agreement, we intend to continue to distribute quarterly an amount of our available cash sufficient to enable the Trust to pay quarterly dividends to its shareholders in an amount necessary to satisfy the requirements applicable to REITs under the Code and to eliminate federal income and excise tax liability.

Issuer Purchases of Equity Securities

A summary of our repurchases of the Trust’s common shares for the three months ended December 31, 2012 is as follows:

	Total Number of Shares Purchased (1)	Average Price Paid per Share	Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Number of Shares that may yet be Purchased Under the Plans
October 1 — October 31, 2012	5,975	$21.01	—	—
November 1 — November 30, 2012	566	20.34	—	—
December 1 —December 31, 2012	338	20.61	—	—

Total	6,879	$20.94	—	—

(1)	Represents the number of shares acquired by us from employees as payment of applicable statutory minimum withholding taxes owed upon vesting of restricted stock granted under our Third Amended and Restated Stock Option Plan and Restricted Stock Plan and our Omnibus Incentive Plan. Whenever the Trust purchases or redeems its preferred and common shares, CRLP purchases, redeems or cancels an equivalent number of preferred or common units. Accordingly, during the three months ended December 31, 2012, CRLP acquired an equal number of common units corresponding to the number of common shares listed in the table above.

Item 6.	Selected Financial Data.

The following tables set forth selected financial and operating information on a historical basis for each of the five years ended December 31, 2012, for the Trust and CRLP. The following information should be read together with the consolidated financial statements of the Trust and CRLP and notes thereto included in Item 8 of this Form 10-K.

COLONIAL PROPERTIES TRUST

SELECTED FINANCIAL INFORMATION

($ in thousands, except per share data)	2012	2011	2010	2009	2008
OPERATING DATA (1)
Total revenues	$393,544	$353,389	$324,083	$303,927	$311,612
Expenses:
Depreciation and amortization	127,115	120,921	113,012	103,100	93,761
Impairment, legal contingencies and other losses (2)	26,013	5,736	1,308	10,388	93,116
Other operating	196,974	177,772	167,126	161,732	170,223

Income (loss) from operations	43,442	48,960	42,637	28,707	(45,488)

Interest expense	92,085	86,573	83,091	86,069	71,323
Debt cost amortization	5,697	4,767	4,618	4,941	5,019
Interest income	2,569	1,521	1,580	1,424	2,774
(Loss) gain on sale of property	(4,306)	115	(1,391)	10,421	6,776
Gain on retirement of debt	—	—	1,044	56,427	15,951
Other income, net	30,955	16,625	1,992	7,063	12,080

(Loss) income from continuing operations	(25,122)	(24,119)	(41,847)	13,032	(84,249)

Income from discontinued operations (2)	33,987	30,298	3,304	2,146	33,726
Dividends to preferred shareholders	—	—	5,649	8,142	8,773
Preferred unit repurchase gains	—	2,500	3,000	—	—
Preferred share/unit issuance costs write-off	—	(1,319)	(4,868)	25	(27)
Distributions to preferred unitholders	—	3,586	7,161	7,250	7,251

Net income (loss) available to common shareholders (2)	$8,160	$3,428	$(48,054)	$(509)	$(55,429)

Income (loss) per share — basic:
Continuing Operations	$(0.27)	$(0.30)	$(0.71)	$(0.10)	$(1.79)
Discontinued Operations	0.36	0.34	0.04	0.09	0.60

Net income (loss) per share — basic (3)	$0.09	$0.04	$(0.67)	$(0.01)	$(1.19)

Income (loss) per share — diluted:
Continuing Operations	$(0.27)	$(0.30)	$(0.71)	$(0.10)	$(1.79)
Discontinued Operations	0.36	0.34	0.04	0.09	0.60

Net income (loss) per share — diluted (3)	$0.09	$0.04	$(0.67)	$(0.01)	$(1.19)

Dividends declared per common share	$0.72	$0.60	$0.60	$0.70	$1.75

BALANCE SHEET DATA
Land, buildings and equipment, net	$2,777,810	$2,724,104	$2,706,988	$2,755,644	$2,665,700
Total assets	3,286,208	3,258,605	3,171,134	3,172,632	3,155,169
Total long-term liabilities	1,831,992	1,759,727	1,761,571	1,704,343	1,762,019
Redeemable preferred stock	—	—	—	4	4

OTHER DATA
Funds from operations (4) *	$92,461	$104,712	$81,310	$129,808	$920
Cash flow provided by (used in)
Operating activities	137,108	118,086	109,707	108,594	117,659
Investing activities	(143,612)	(175,639)	(102,287)	(166,466)	(167,497)
Financing activities	11,726	59,051	(7,056)	53,277	(34,010)
Total properties (at end of year)	125	153	156	156	192

Footnotes on following page

(1)	All periods have been adjusted in accordance with ASC 205-20, Discontinued Operations.
(2)	For 2012, 2011, 2010, 2009 and 2008, includes $7.0 million, $0.2 million, $0.3 million, $12.3 million, including $2.1 million presented in Discontinued Operations, and $116.9 million, including $25.5 million presented in Discontinued Operations, respectively, in non-cash impairment charges.
(3)	All periods have been adjusted to reflect the adoption of ASC 260, Earnings per Share.
(4)	Funds from Operations (FFO), as defined by the National Association of Real Estate Investment Trusts (NAREIT), means income (loss) before noncontrolling interest (determined in accordance with GAAP), excluding sales of depreciated property and impairment write-downs of depreciable real estate, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. FFO is presented to assist investors in analyzing our performance. We believe that FFO is useful to investors because it provides an additional indicator of our financial and operating performance. This is because, by excluding the effect of real estate depreciation and amortization, gains (or losses) from sales of properties and impairment write-downs of depreciable real estate (all of which are based on historical costs which may be of limited relevance in evaluating current performance), FFO can facilitate comparison of operating performance among equity REITs. FFO is a widely recognized measure in the company’s industry. We believe that the line on our consolidated statements of operations entitled “net income (loss) available to common shareholders” is the most directly comparable GAAP measure to FFO. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. Thus, NAREIT created FFO as a supplemental measure of REIT operating performance that excludes historical cost depreciation, among other items, from GAAP net income. Management believes that the use of FFO, combined with the required primary GAAP presentations, has been fundamentally beneficial, improving the understanding of operating results of REITs among the investing public and making comparisons of REIT operating results more meaningful. Management uses FFO and FFO per share, along with other measures, to assess performance in connection with evaluating and granting incentive compensation to key employees. Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered (A) as an alternative to net income (determined in accordance with GAAP), (B) as an indicator of financial performance, (C) as cash flow from operating activities (determined in accordance with GAAP) or (D) as a measure of liquidity nor is it indicative of sufficient cash flow to fund all of the company’s needs, including our ability to make distributions.

*	Non-GAAP financial measure. See Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Funds from Operations” for reconciliation.

COLONIAL REALTY LIMITED PARTNERSHIP

SELECTED FINANCIAL INFORMATION

($ in thousands, except per unit data)	2012	2011	2010	2009	2008
OPERATING DATA (1)
Total revenues	$393,544	$353,389	$324,083	$303,927	$311,612
Expenses:
Depreciation and amortization	127,115	120,921	113,012	103,100	93,761
Impairment, legal contingencies and other losses (2)	26,013	5,736	1,308	10,388	93,116
Other operating	196,974	177,772	167,126	161,732	170,223

Income (loss) from operations	43,442	48,960	42,637	28,707	(45,488)

Interest expense	92,085	86,573	83,091	86,069	71,323
Debt cost amortization	5,697	4,767	4,618	4,941	5,019
Interest income	2,569	1,521	1,580	1,424	2,774
(Loss) gain on sale of property	(4,306)	115	(1,391)	10,421	6,776
Gain on retirement of debt	—	—	1,044	56,427	15,951
Other income, net	26,810	16,625	1,992	7,063	12,080

(Loss) income from continuing operations	(29,267)	(24,119)	(41,847)	13,032	(84,249)

Income from discontinued operations (2)	33,987	30,298	3,304	2,146	33,726
Distributions to preferred unitholders	—	(3,586)	(12,810)	(15,392)	(16,024)
Preferred unit repurchase gains	—	2,500	3,000	—	—
Preferred unit issuance costs write-off	—	(1,319)	(4,868)	25	(27)

Net income (loss) available to common unitholders (2)	$4,677	$3,721	$(53,122)	$(591)	$(66,654)

Income (loss) per unit — basic:
Continuing operations	$(0.31)	$(0.30)	$(0.71)	$(0.10)	$(1.79)
Discontinued operations	0.36	0.34	0.04	0.09	0.60

Net income (loss) per unit — basic (3)	$0.05	$0.04	$(0.67)	$(0.01)	$(1.19)

Income (loss) per unit — diluted:
Continuing operations	$(0.31)	$(0.30)	$(0.71)	$(0.10)	$(1.79)
Discontinued operations	0.36	0.34	0.04	0.09	0.60

Net income (loss) per unit — diluted (3)	$0.05	$0.04	$(0.67)	$(0.01)	$(1.19)

Distributions per unit	$0.72	$0.60	$0.60	$0.70	$1.75

BALANCE SHEET DATA
Land, buildings and equipment, net	2,777,810	2,724,104	2,706,987	2,755,643	2,665,698
Total assets	3,286,160	3,258,428	3,170,515	3,171,960	3,154,501
Total long-term liabilities	1,831,992	1,759,727	1,761,571	1,704,343	1,762,019

OTHER DATA
Total properties (at end of year)	125	153	156	156	192

(1)	All periods have been adjusted in accordance with ASC 205-20, Discontinued Operations.
(2)	For 2012, 2011, 2010, 2009 and 2008, includes $7.0 million, $0.2 million, $0.3 million, $12.3 million, including $2.1 million presented in Discontinued Operations, and $116.9 million, including $25.5 million presented in Discontinued Operations, respectively, in non-cash impairment charges.
(3)	All periods have been adjusted to reflect the adoption of ASC 260, Earnings per Share.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion analyzes the financial condition and results of operations of both Colonial Properties Trust (the “Trust”), and Colonial Realty Limited Partnership (“CRLP”), of which the Trust is the sole general partner and in which the Trust owned a 92.5% limited partner interest as of December 31, 2012. The Trust conducts all of its business through CRLP and CRLP’s various subsidiaries. Except as otherwise required by the context, the “Company,” “Colonial,” “we,” “us” and “our” refer to the Trust and CRLP together, as well as CRLP’s subsidiaries, including Colonial Properties Services Limited Partnership (“CPSLP”) and Colonial Properties Services, Inc. (“CPSI”).

The following discussion and analysis of the consolidated financial condition and consolidated results of operations should be read together, except as otherwise noted, with the consolidated financial statements of the Trust and CRLP and the notes thereto contained in Item 8 of this Form 10-K.

General

We are a multifamily-focused self-administered equity REIT that owns, operates and develops multifamily apartment communities primarily located in the Sunbelt region of the United States. Also, we create additional value for our shareholders from investments in commercial assets and by pursuing development opportunities. We are a fully-integrated real estate company, which means that we are engaged in the acquisition, development, ownership, management and leasing of multifamily communities and other commercial real estate properties. Our activities include full or partial ownership and operation of 125 properties as of December 31, 2012, located in Alabama, Arizona, Florida, Georgia, Louisiana, Nevada, North Carolina, South Carolina, Tennessee, Texas and Virginia, development of new properties, acquisition of existing properties, build-to-suit development and the provision of management, leasing and brokerage services for commercial real estate.

As of December 31, 2012, we owned or maintained a partial ownership in:

	Consolidated Properties		Units/Sq. Feet (1)	Unconsolidated Properties	Units/Sq. Feet (1)	Total Properties	Total Units/ Sq. Feet (1)
Multifamily apartment communities	112	(2)	33,851	2	646	114	34,497
Commercial properties	8		2,167,000	3	350,000	11	2,517,000

(1)	Units refer to multifamily apartment units. Square feet refers to commercial space and excludes space owned by anchor tenants.
(2)	Includes one property partially-owned through a joint venture entity.

In addition, we own certain parcels of land adjacent to or near these properties (the “land”). The multifamily apartment communities, the commercial properties and the land are referred to herein collectively as the “properties”. As of December 31, 2012, consolidated multifamily apartment communities and commercial properties that were no longer in lease-up were 95.8% and 92.3% leased, respectively. We generally consider a property to be in lease-up until it first attains physical occupancy of at least 93%.

The Trust is the general partner of CRLP and, as of December 31, 2012, held approximately 92.5% of the interests in CRLP. We conduct all of our business through CRLP, CPSLP, which provides management services for our properties, and CPSI, which provides management services for properties owned by third parties, including unconsolidated joint venture entities. We perform all of our for-sale residential activities through CPSI.

As a lessor, the majority of our revenue is derived from residents and tenants under existing leases at our properties. Therefore, our operating cash flow is dependent upon the rents that we are able to charge our residents and tenants, and the ability of these residents and tenants to make their rental payments. We also receive third-party management fees generated from third-party management agreements related to management of properties held in joint ventures.

The Trust was formed in Maryland on July 9, 1993. The Trust was reorganized as an Alabama real estate investment trust in 1995. Our executive offices are located at 2101 Sixth Avenue North, Suite 750, Birmingham, Alabama, 35203 and our telephone number is (205) 250-8700.

Business Strategy and Outlook

During 2012, our primary business directives were to grow the company, improve our portfolio and continue efforts to maintain a strong balance sheet and improve margins to help re-establish an investment grade rating.

We made significant progress on each of these directives as outlined below.

Grow the Company

We continued to grow the Company by:

•

producing a 7.6% increase in multifamily same-property net operating income from continuing operations when compared with the year ended December 31, 2011 (see Note 12 — “Segment Information” in the Notes to Consolidated Financial Statements of the Trust and CRLP contained in Item 8 of this Form 10-K); and

•	developing multifamily apartment communities on land that we already own.

We achieved a 7.6% increase in multifamily same-property net operating income through continued increases in lease rates while maintaining a high level of occupancy. Average monthly rent per unit for our multifamily same-property communities increased to $787 per unit for the year ended December 31, 2012 compared to $749 per unit for the same period in 2011. Average occupancy for our multifamily same-property communities was 95.5% for the year ended December 31, 2012 compared to 95.4% for the same period in 2011.

We added 718 units through the completion of two developments: Colonial Grand at Hampton Preserve, located in Tampa, Florida, and Colonial Grand at Lake Mary (Phase I), located in Orlando, Florida. In addition, we continued the development of Colonial Grand at Double Creek, located in Austin, Texas and started construction on four additional apartment community developments: Colonial Grand at Ayrsley (Phase II) and Colonial Reserve at South End, located in Charlotte, North Carolina, and Colonial Grand at Lake Mary (Phase II) and Colonial Grand at Randal Lakes, located in Orlando, Florida. The five active developments are expected to add 1,300 units once completed. We also started construction of Colonial Brookwood West, a commercial asset located in Birmingham, Alabama, that is expected to add approximately 41,300 square-feet once completed.

Improve our portfolio

We improved our portfolio by:

•	increasing the percentage of net operating income from our multifamily portfolio through disposition of investments in certain commercial properties;

•	recycling older multifamily apartment communities; and

•	selectively acquiring newer multifamily apartment communities attractively priced in our higher growth Sunbelt markets.

During 2012, we sold one wholly-owned commercial asset, representing approximately 219,000 square-feet (excluding anchor-owned square-feet) for $37.4 million and exited our interest in three commercial joint ventures, comprised of 28 commercial properties. For the full year, the percentage of net operating income from the multifamily portfolio to total net operating income was 85% compared to 79% for 2011 while 87% of our net operating income in the fourth quarter was generated from our multifamily portfolio.

We also sold four wholly-owned multifamily apartment communities for $95.5 million, representing 1,380 units with an average age of 31 years and average monthly rent of $695 per unit. We reinvested proceeds from the multifamily and commercial dispositions into five multifamily apartment communities located in Austin and Dallas, Texas, and Raleigh, North Carolina. These five acquisitions added 1,554 units with an average age of six years and average monthly rent of $1,076 per unit.

Maintain a strong balance sheet and achieve an investment grade rating

During 2012, we continued to reduce our leverage by selectively disposing of non-income producing assets and extended our debt maturities primarily through a new $500.0 million unsecured revolving credit facility and a new $150.0 million senior unsecured term loan. Also, in February 2012, Standard & Poors upgraded our senior unsecured debt rating to BBB- and, in September 2012, Moody’s Investment Services upgraded our senior unsecured debt rating to Baa3. In addition, we reduced our exposure with respect to joint venture indebtedness by unwinding certain joint venture arrangements, eliminating approximately $127.1 million of unconsolidated debt, which represented our pro rata share of the mortgage debt of these various joint ventures.

We also simplified our portfolio, as well as our organizational structure, by unwinding certain joint venture arrangements. During 2012, we completed the following transactions:

•	redeemed our 15% noncontrolling interest in the 18-asset DRA/CLP joint venture; representing approximately 5.2 million commercial square-feet;

•	sold our 10% noncontrolling interest in the nine-asset Bluerock office portfolio, representing approximately 1.7 million commercial square-feet

•	sold our 25% noncontrolling interest in Colonial Promenade Madison, representing approximately 111,000 commercial square-feet; and

•

purchased Colonial Grand at Research Park, a 370-unit multifamily apartment community (prior to the acquisition of Colonial Grand at Research Park, we owned a 20% noncontrolling interest in this joint venture).

Simplified and stronger, our business directives for 2013 are to further grow the Company, fortify our balance sheet and enhance our portfolio. We intend to grow the Company’s multifamily business by completing the projects we have in our development pipeline as well as initiating the development of several additional multifamily communities in 2013 on land we already own. We also intend to grow the Company through continued expansion of our core operations with the focus on quality of earnings from our multifamily product, which we are continually improving. We intend to fortify our balance sheet by continuing to lower our overall debt levels, primarily through the sale of commercial assets, and improving our financial ratios through improved earnings. We intend to enhance our portfolio by reducing the average age of our assets, increasing average rents and lowering our capital expenditure requirements, each through our multifamily asset recycling program, and by bringing new developments successfully on-line, within budget and on schedule. In addition, we intend to further enhance our portfolio by continuing to reduce our commercial asset exposure.

Executive Summary of Results of Operations

The following discussion of results of operations should be read in conjunction with the Consolidated Statements of Operations and Comprehensive Income (Loss) of the Trust and CRLP and related notes thereto included in Item 8 of this Form 10-K.

For the year ended December 31, 2012, the Trust reported net income available to common shareholders of $8.2 million, compared with net income available to common shareholders of $3.4 million for the prior year period. For the year ended December 31, 2012, CRLP reported net income available to common unitholders of $4.7 million, compared with net income available to common unitholders of $3.7 million for the prior year period.

The principal factors that influenced our results from continuing operations for the year ended December 31, 2012 include:

•

a 5.5% increase in multifamily same-property revenue from continuing operations, from $291.5 million for the year ended December 31, 2011 to $307.4 million for the year ended December 31, 2012, primarily as a result of an improvement in both new and renewal lease rates and a consistently high occupancy level during the year ended December 31, 2012. In addition, multifamily same-property expenses from continuing operations increased 2.4%, from $117.7 million for the year ended December 31, 2011 to $120.5 million for the year ended December 31, 2012. Overall, these changes resulted in an 7.6% increase in multifamily same-property net operating income from continuing operations when compared with the year ended December 31, 2011 (same-property results from continuing operations excludes the results of operations from one multifamily same-property apartment community, which is currently classified as held for sale) (see Note 12 — “Segment Information” in the Notes to Consolidated Financial Statements of the Trust and CRLP contained in Item 8 of this Form 10-K);

•

the inclusion of the results of operations from Colonial Grand at Brier Falls, a 350-unit multifamily apartment community located in Raleigh, North Carolina, which we acquired for $45.0 million on January 10, 2012; Colonial Grand at Fairview, a 256-unit multifamily apartment community located in Dallas, Texas, which we acquired for $29.8 million on May 30, 2012; Colonial Grand at Research Park, a 370-unit multifamily apartment community located in Raleigh, North Carolina, which we acquired for $38.0 million on October 1, 2012; Colonial Grand at Canyon Ranch, a 272-unit multifamily apartment community located in Austin, Texas, which we acquired for $24.5 million on November 13, 2012; and Colonial Reserve at Las Colinas, a 306-unit multifamily apartment community located in Dallas, Texas, which we acquired for $42.8 million on November 20, 2012;

•

the inclusion of two multifamily apartment communities resulting from completed construction during 2012: Colonial Grand at Hampton Preserve, a 486-unit community located in Tampa, Florida, which we built for $52.2 million, and Colonial Grand at Lake Mary I, a 232-unit community located in Orlando, Florida, which we built for $25.7 million;

•

the redemption of our remaining 15% noncontrolling interest in the DRA/CLP joint venture, effective as of June 30, 2012, resulting in a gain of approximately $21.9 million, the majority of which had been deferred since the formation of the DRA/CLP joint venture in 2007;

•	the sale of our remaining 10% noncontrolling interest in the Bluerock office portfolio resulting in a gain of approximately $7.4 million;

•

charges of $8.2 million related to a proposed settlement with respect to the UCO litigation, consisting of an increase in our loss contingency accrual of $4.9 million and a $3.3 million non-cash impairment charge related to certain for-sale residential lots;

•	an increase of $12.7 million in our loss contingency accrual following a jury verdict in early 2013 in the Colonial Grand at Traditions’ litigation;

•	non-cash impairment charges of $3.3 million related to a commercial asset;

•

an adjustment to a previously recognized gain on sale of property of approximately $4.2 million in 2012 related to required infrastructure repairs on a retail asset that was originally developed by the Company and sold in the fourth quarter of 2007; and

•

charges of $1.8 million recorded in 2012 related to severance costs associated with the departure of the Company’s President and Chief Financial Officer, as well as departures of other management personnel as a result of additional simplification of our operations.

We define multifamily same-property communities as consolidated multifamily properties continuously owned during the periods presented since January 1 of the prior year. Same-property communities may be adjusted during the year to account for disposition activity.

Comparison of the Years Ended December 31, 2012 and 2011

Property-related revenue

Total property-related revenues, which consist of minimum rent, tenant recoveries and other property related revenue, were $387.8 million for the year ended December 31, 2012, compared to $345.3 million for the same period in 2011. The components of property-related revenues for the years ended December 31, 2012 and 2011 are:

	Year Ended December 31, 2012		Year Ended December 31, 2011		% Change from 2011 to 2012
($ in thousands)	Revenues	% of Total Revenues	Revenues	% of Total Revenues
Minimum rent (1)	$320,489	83%	$287,667	83.3%	11.4%
Tenant recoveries	9,574	2%	9,329	2.7%	2.6%
Other property-related revenue	57,769	15%	48,346	14.0%	19.5%

Total property-related revenues	$387,832	100%	$345,342	100.0%	12.3%

(1)	Includes $0.2 million of rentals from affiliates for the year ended December 31, 2011.

The increase in total property-related revenues of $42.5 million for the year ended December 31, 2012, as compared to the same period in 2011, is primarily attributable to increases in minimum rent resulting from properties acquired during 2011 and 2012 and an increase in rental rates at our multifamily same-property communities. The following table illustrates the change in property-related revenues by property type, with the three components (minimum rent, tenant recoveries and other property-related revenue) presented on an aggregate basis for each property type:

	Years Ended December 31,		Change from 2011 to 2012
($ in thousands)	2012	2011
Multifamily same-property communities (1)	$307,415	$291,482	$15,933
Acquisitions:
Multifamily (2)	34,112	12,944	21,168
Developments:
Multifamily	5,153	89	5,064
Other (3)	41,152	40,827	325

	$387,832	$345,342	$42,490

(1)	Consists of the 94 consolidated multifamily communities, containing 28,611 apartment units, continuously owned since January 1, 2011. Excludes the one consolidated multifamily apartment community, containing 332 apartment units, continuously owned since January 1, 2011, which is classified in discontinued operations.
(2)	Includes 13 multifamily communities acquired during 2011 and 2012.
(3)	Includes all commercial properties and all multifamily communities other than same-property communities and the 13 communities acquired during 2011 and 2012.

Property-related revenues for our multifamily same-property communities classified in continuing operations increased $15.9 million, or 5.5%, for the year ended December 31, 2012 compared to the same period in 2011, primarily due to improvements in new and renewal lease rental rates while maintaining consistently high occupancy levels. During the year, rents increased an average of 1.7% on new move-ins compared to the expiring lease for the same unit and renewal rates increased an average of 6.3% over the expiring lease for the same unit. As a result, average monthly rent per unit for our multifamily same-property communities increased to $787 per unit for the year ended December 31, 2012 compared to $749 per unit for the same period in 2011. Average occupancy for our multifamily same-property communities was 95.5% for the year ended December 31, 2012 compared to 95.4% for the same period in 2011.

Other non-property related revenue

Other non-property related revenues, which consist primarily of management fees, leasing fees and other miscellaneous fees, were $5.7 million for the year December 31, 2012, compared to $8.0 million for the same period in 2011. The $2.3 million decrease is attributable to the loss of third-party management and leasing contracts, since December 31, 2011, related to properties previously held in joint ventures or owned by third-parties.

Property-related expenses

Total property-related expenses were $152.1 million for the year ended December 31, 2012, compared to $138.1 million for the same period in 2011. The components of property-related expenses for the year ended December 31, 2012 and 2011 are:

	Year Ended December 31, 2012		Year Ended December 31, 2011		% Change from 2011 to 2012
($ in thousands)	Expenses	% of Total Expenses	Expenses	% of Total Expenses
Property operating expenses	$107,657	71%	$98,108	71.0%	9.7%
Taxes, licenses and insurance	44,413	29%	40,039	29.0%	10.9%

Total property-related expenses	$152,070	100%	$138,147	100.0%	10.1%

The increase in total property-related expenses of $13.9 million for the year ended December 31, 2012, as compared to the same period in 2011, was primarily attributable to properties acquired during 2011 and 2012. The following table illustrates the change in total property-related expenses by property type, with the two components (property operating expenses and taxes, licenses and insurance) presented on an aggregate basis for each property type:

	Years Ended December 31,		Change from 2011 to 2012
($ in thousands)	2012	2011
Multifamily same-property communities (1)	$120,533	$117,741	$2,792
Acquisitions:
Multifamily (2)	13,733	5,410	8,323
Developments:
Multifamily	2,570	292	2,278
Other (3)	15,234	14,704	530

	$152,070	$138,147	$13,923

(1)	Consists of the 94 consolidated multifamily communities, containing 28,611 apartment units, continuously owned since January 1, 2011. Excludes the one consolidated multifamily apartment community, containing 332 apartment units, continuously owned since January 1, 2011, which is classified in discontinued operations.

(2)	Includes 13 multifamily communities acquired during 2011 and 2012.
(3)	Includes all commercial properties and all multifamily communities other than same-property communities and the 13 communities acquired during 2011 and 2012.

Property management expense

Property management expense consist of regional supervision and accounting costs related to consolidated property operations, primarily consisting of salaries and incentive compensation and property management software costs. Property management expenses were $12.9 million for the year ended December 31, 2012, compared to $9.2 million for the same period in 2011. The $3.7 million increase in expenses was primarily attributable to an increase in salaries and higher incentive compensation expense in 2012.

General and administrative expense

General and administrative expense were $22.6 million for the year ended December 31, 2012, compared to $20.4 million for the same period in 2011. The $2.2 million increase in expenses is primarily attributable to higher incentive compensation and legal expense in 2012.

Management fees and other expenses

Management fees and other expenses consist of property management and other services provided to third parties, primarily consisting of salaries and incentive compensation, leasing commissions and legal expenses. Management fees and other expenses were $6.3 million for the year ended December 31, 2012, compared to $8.1 million for the same period in 2011. The $1.8 million reduction in management fee and other expenses is primarily attributable to the termination of management contracts in connection with the disposition of our interests in certain joint ventures or the termination of other management contracts owned by third parties since December 31, 2011.

Restructuring charges

Restructuring charges were $1.8 million for the year ended December 31, 2012, compared to $0.2 million for the same period in 2011. The $1.6 million increase in restructuring charges is attributable to the departure of our President and Chief Financial Officer and other management personnel as a result of the further streamlining of our operations.

Depreciation

Depreciation expense was $121.0 million for the year ended December 31, 2012, compared to $113.5 million for the same period in 2011. The total increase in depreciation expense of $7.5 million for the year ended December 31, 2012, as compared to the same period in 2011, was primarily attributable to properties acquired since December 31, 2011 as follows:

	Years Ended December 31,		Change from 2011 to 2012
($ in thousands)	2012	2011
Multifamily same-property communities (1)	$90,528	$91,916	$(1,388)
Acquisitions:
Multifamily (2)	13,760	5,192	8,568
Developments:
Multifamily	2,074	27	2,047
Other (3)	14,631	16,340	(1,709)

	$120,993	$113,475	$7,518

(1)	Consists of the 94 consolidated multifamily communities, containing 28,611 apartment units, continuously owned since January 1, 2011. Excludes the one consolidated multifamily apartment community, containing 332 apartment units, continuously owned since January 1, 2011, which is classified in discontinued operations.

(2)	Includes 13 multifamily communities acquired during 2011 and 2012.
(3)	Includes overhead, all commercial properties and all multifamily communities other than same-property communities and the 13 communities acquired during 2011 and 2012.

Impairment, legal contingencies and other losses

Impairment, legal contingencies and other losses were $26.0 million for the year ended December 31, 2012, compared to $5.7 million for the same period in 2011. See Note 3 —“Real Estate Activity — Impairment, Legal Contingencies and Other Losses” in the Notes to Consolidated Financial Statements of the Trust and CRLP contained in Item 8 of this Form 10-K for additional details.

Interest expense

Interest expense was $92.1 million for the year ended December 31, 2012, compared to $86.6 million for the same period in 2011. The $5.5 million increase in expense is primarily the result of higher interest rates on the $250.0 million senior unsecured term loan that was entered into in July 2011 and the $150.0 million senior unsecured term loan that was entered into in May 2012, both of which replaced debt outstanding under our prior and current unsecured credit facilities and extended our weighted-average debt maturity.

Income from partially-owned unconsolidated entities

For the Trust, income from partially-owned unconsolidated entities was $31.9 million for the year ended December 31, 2012 compared to $17.5 million for the same period in 2011. The change is primarily attributable to the gain of approximately $21.9 million recognized on the redemption of our remaining 15% noncontrolling interest in the 18-asset DRA/CLP joint venture, net of a $3.2 million non-cash impairment charge, which represents our pro rata share of an impairment recorded by the joint venture for 2011 but omitted in our annual financial statements for the year ended December 31, 2011. In addition to the net gain recognized on the DRA/CLP joint venture transaction, we recognized a gain of approximately $7.4 million on the sale of our remaining 10% noncontrolling interest in the nine-asset Bluerock office portfolio and a gain of approximately $1.0 million on the sale of our 25% noncontrolling interest in Colonial Promenade Madison, a commercial asset located in Huntsville, Alabama. Income recognized in 2011 is primarily due to the gain of approximately $18.8 million recognized on the sale of our remaining 50% noncontrolling interest in Colonial Pinnacle Turkey Creek in Knoxville, Tennessee, in December 2011, which was partially offset by a reduction in our share of earnings from joint ventures.

For CRLP, income from partially-owned unconsolidated entities was $27.7 million for the year ended December 31, 2012 compared to $17.5 million for the same period in 2011. CRLP recognized a gain of approximately $17.8 million on the redemption of our remaining 15% noncontrolling interest in the DRA/CLP joint venture. The difference in the amount of gain recognized on the transaction compared to the gain recognized by the Trust is due to the Trust being released from a $4.1 million contingent liability as a part of this transaction, which represented the Trust’s pro rata share of a guaranty obligation resulting from a debt guaranty provided by the joint venture.

(Loss) gain on sale of property

(Loss) gain on sale of property, net of income taxes, was a loss of $4.3 million for the year ended December 31, 2012 compared to a gain of $0.1 million for the same period in 2011. The loss in 2012 is the result of a $4.2 million adjustment to a previously recognized gain on sale of a property related to required infrastructure repairs on a retail asset that was originally developed by us and sold in the fourth quarter of 2007.

Gain (loss) on disposal of discontinued operations

Gain (loss) on disposal of discontinued operations was $22.7 million for the year ended December 31, 2012, as a result of the disposition of four multifamily apartment communities and one commercial asset, compared to $23.7 million for the same period in 2011, as a result of the disposition of six multifamily apartment communities and two commercial assets.

Noncontrolling interest in CRLP — preferred unitholders

In December 2011, we repurchased the remaining 1.0 million of the outstanding Series B Preferred Units from the existing holders; therefore, there were no dividends to preferred unitholders for the year ended December 31, 2012, compared to $3.6 million for the year ended December 31, 2011.

Preferred Unit Repurchase Gains

Preferred unit repurchase gains for the year ended December 31, 2011 were $2.5 million. This gain resulted from CRLP’s repurchase of the remaining 1.0 million of the outstanding Series B Preferred Units in December 2011, representing a 5% discount.

Preferred Share/Unit Issuance Costs

Preferred unit issuance costs for the year ended December 31, 2011 were $1.3 million. We wrote off the original preferred unit issuance costs related to the repurchase of CRLP’s remaining Series B Preferred Units.

Comparison of the Years Ended December 31, 2011 and 2010

Property-related revenue

Total property-related revenues, which consist of minimum rent, tenant recoveries and other property-related revenue, were $345.3 million for the year ended December 31, 2011, compared to $312.4 million for the same period in 2010. The following table illustrates the change in property-related revenues by property type, with the three components (minimum rent, tenant recoveries and other property-related revenue) presented on an aggregate basis for each property type:

	Year Ended December 31, 2011		Year Ended December 31, 2010
($ in thousands)	Revenues	% of Total Revenues	Revenues	% of Total Revenues	% Change from 2010 to 2011
Minimum rent (1)	$287,667	83%	$260,838	83.5%	10.3%
Tenant recoveries	9,329	3%	8,627	2.8%	8.1%
Other property-related revenue	48,346	14%	42,925	13.7%	12.6%

Total property-related revenue	$345,342	100%	$312,390	100.0%	10.5%

(1)	Includes $0.2 million of rentals from affiliates for the years ended December 31, 2011 and 2010.

The increase in total property-related revenues of $33.0 million for the year ended December 31, 2011, as compared to the same period in 2010, was primarily attributable to increases in minimum rent resulting from properties acquired during 2010 and 2011 and an increase in rental rates at our multifamily same-property communities. The following table illustrates the change in property-related revenues by property type, with the three components (minimum rent, tenant recoveries and other property-related revenue) presented on an aggregate basis for each property type:

	Years Ended December 31,		Change from 2010 to 2011
($ in thousands)	2011	2010
Multifamily same-property communities (1)	$295,620	$283,115	$12,505
Multifamily same-property community dispositions (2)	(15,434)	(14,639)	(795)
Acquisitions:
Multifamily (3)	20,370	2,333	18,037
Developments:
Multifamily	89	—	89
Commercial	2,742	998	1,744
Other (4)	41,955	40,583	1,372

	$345,342	$312,390	$32,952

(1)	Consists of the 96 consolidated multifamily communities, containing 29,173 apartment units, continuously owned during the periods presented since January 1, 2010.
(2)	Consists of four multifamily same-property communities that were sold during 2012 containing 1,380 apartment units and one multifamily same-property community that was classified as held for sale as of December 31, 2012 containing 332 apartment units. Operations for these properties are reflected in “Income from discontinued operations” in the Consolidated Statements of Operations and Comprehensive Income (Loss).
(3)	Includes 10 multifamily communities acquired during 2010 and 2011.
(4)	Includes all commercial properties and all multifamily communities other than same-property communities and the 10 multifamily communities acquired during 2010 and 2011.

Property-related revenues for our multifamily same-property communities classified in continuing operations increased $11.7 million, or 4.4%, for the year ended December 31, 2011 compared to the same period in 2010, primarily due to improvements in new and renewal lease rental rates while maintaining consistently high occupancy levels. During the year, rents increased an average of 3.5% on new move-ins compared to the expiring lease for the same unit and renewal rates increased an average of 6.3% over the expiring lease for the same unit. As a result, average monthly rent per unit for our multifamily same-property communities increased to $748 per unit for the year ended December 31, 2011 compared to $720 per unit for the same period in 2010. Average occupancy for our multifamily same-property communities was 96.1% for the year ended December 31, 2011 compared to 96.5% for the year ended December 31, 2010.

Other non-property related revenue

Other non-property related revenues, which consist primarily of management fees, leasing fees and other miscellaneous fees, were $8.0 million for the year ended December 31, 2011, compared to $11.7 million for the same period in 2010. The $3.7 million decrease is attributable to the loss, since December 31, 2010, of third-party management and leasing contracts related to properties previously held in joint ventures or owned by third parties.

Property-related expenses

Total property-related expenses were $138.1 million for the year ended December 31, 2011, compared to $129.7 million for the same period in 2010. The components of property-related expenses for the year ended December 31, 2011 and 2010 are:

	Year Ended December 31, 2011		Year Ended December 31, 2010		% Change from 2010 to 2011
($ in thousands)	Expenses	% of Total Expenses	Expenses	% of Total Expenses
Property operating expenses	$98,108	71%	$92,080	71.0%	6.5%
Taxes, licenses and insurance	40,039	29%	37,612	29.0%	6.5%

Total property-related expenses	$138,147	100%	$129,692	100.0%	6.5%

The increase in total property-related expenses of $8.5 million for the year ended December 31, 2011, as compared to the same period in 2010, was primarily attributable to properties acquired during 2010 and 2011. The following table illustrates the change in total property-related expenses by property type, with the two components (property operating expenses and taxes, licenses and insurance) presented on an aggregate basis for each property type:

	Years Ended December 31,		Change from 2010 to 2011
($ in thousands)	2011	2010
Multifamily same-property communities (1)	$120,730	$120,057	$673
Multifamily same-property community dispositions (2)	(7,161)	(7,554)	393
Acquisitions:
Multifamily (3)	8,179	1,022	7,157
Developments:
Multifamily	291	—	291
Commercial	911	415	496
Other (4)	15,197	15,752	(555)

	$138,147	$129,692	$8,455

(1)	Consists of the 96 consolidated multifamily communities, containing 29,173 apartment units, continuously owned during the periods presented since January 1, 2010.
(2)	Consists of four multifamily same-property communities that were sold during 2012 containing 1,380 apartment units and one multifamily same-property community that was classified as held for sale as of December 31, 2012 containing 332 apartment units. Operations for these properties are reflected in “Income from discontinued operations” in the Consolidated Statements of Operations and Comprehensive Income (Loss).
(3)	Includes 10 multifamily communities acquired during 2010 and 2011.
(4)	Includes all commercial properties and all multifamily communities other than same-property communities and the 10 multifamily communities acquired during 2010 and 2011.

Property management expense

Property management expense consist of regional supervision and accounting costs related to consolidated property operations, primarily consisting of salaries and incentive compensation and property management software costs. These expenses were $9.2 million for the year ended December 31, 2011, compared to $8.6 million for the same period in 2010. The $0.6 million increase in expenses was primarily related to a $0.4 million reduction in self-insurance reserves in 2010, which was based on an actuarial study of claims history.

General and administrative expense

General and administrative expense were $20.4 million for the year ended December 31, 2011, compared to $18.6 million for the same period in 2010. The $1.8 million increase in expenses is primarily attributable to a $1.5 million increase in salaries and incentive compensation and the effects of a $2.2 million reduction in self-insurance accruals in 2010 (which reduced general and administrative expense in 2010). These increases were partially offset by a $1.5 million decrease in legal expenses.

Management fees and other expenses

Management fees and other expenses consist of property management and other services provided to third parties, primarily consisting of salaries and incentive compensation, leasing commissions and legal expenses. These expenses were $8.1 million for the year ended December 31, 2011, compared to $9.5 million for the same period in 2010. The $1.4 million reduction in management fee and other expenses was attributable to the termination of management contracts since December 31, 2010.

Depreciation

Depreciation expense was $113.5 million for the year ended December 31, 2011, compared to $106.2 million for the same period in 2010. The total increase in depreciation expense of $7.3 million was primarily attributable to properties acquired during 2010 and 2011, as follows:

	Years Ended December 31,		Change from 2010 to 2011
($ in thousands)	2011	2010
Multifamily same-property communities (1)	$92,485	$92,818	$(333)
Multifamily same-property community dispositions (2)	(5,251)	(5,134)	(117)
Acquisitions:
Multifamily (3)	7,939	769	7,170
Developments:
Multifamily	27	—	27
Commercial	1,158	353	805
Other (4)	17,117	17,399	(282)

	$113,475	$106,205	$7,270

(1)	Consists of the 96 consolidated multifamily communities, containing 29,173 apartment units, continuously owned during the periods presented since January 1, 2010.
(2)	Consists of four multifamily same-property communities that were sold during 2012 containing 1,380 apartment units and one multifamily same-property community that was classified as held for sale as of December 31, 2012 containing 332 apartment units. Operations for these properties are reflected in “Income from discontinued operations” in the Consolidated Statements of Operations and Comprehensive Income (Loss).
(3)	Includes 10 multifamily communities acquired during 2010 and 2011.
(4)	Includes overhead, all commercial properties and all multifamily communities other than same-property communities and the 10 multifamily communities acquired during 2010 and 2011.

Impairment, legal contingencies and other losses

Impairment, legal contingencies and other losses were $5.7 million for the year ended December 31, 2011, compared to $1.3 million for the same period in 2010. See Note 3 — “Real Estate Activity — Impairment, Legal Contingencies and Other Losses” in the Notes to Consolidated Financial Statements of the Trust and CRLP contained in Item 8 of this Form 10-K for additional details.

Interest expense

Interest expense was $86.6 million for the year ended December 31, 2011, compared to $83.1 million for the same period in 2010. The $3.5 million increase in expense is primarily a result of a higher interest rate on the $250.0 million senior unsecured term loan that was entered into in July 2011, which replaced debt outstanding under our prior unsecured credit facility.

Income from partially-owned unconsolidated entities

Income from partially-owned unconsolidated entities was $17.5 million for the year ended December 31, 2011 compared to $3.4 million for the year ended 2010. Income recognized in 2011 is primarily due to the gain of approximately $18.8 million recognized on the sale of our remaining 50% noncontrolling interest in Colonial Pinnacle Turkey Creek in Knoxville, Tennessee, in December 2011, which was partially offset by a reduction in our share of earnings from joint ventures. Income recognized in 2010 is primarily due to the gain of approximately $3.5 million recognized on the sale of our remaining 50% noncontrolling interest in Parkway Place Mall in Huntsville, Alabama, in October 2010.

(Loss) gain on sale of property

(Loss) gain on sale of property, net of income taxes, was a gain of $0.1 million for the year ended December 31, 2011 compared to a loss of $1.4 million for the same period in 2010. The loss in 2010 is the result of mitigation of structural settlement and infrastructure costs related to two commercial assets. Both of these assets were sold by CPSI in previous years, and therefore are expensed as additional development costs in “(Loss) gain on sale of property” in the Consolidated Statements of Operations and Comprehensive Income (Loss) of the Trust and CRLP.

Gain (loss) on disposal of discontinued operations

Gain (loss) on disposal of discontinued operations was $23.7 million for the year ended December 31, 2011, as a result of the gains recognized on the disposition of six multifamily apartment communities and two commercial assets, compared to a $0.4 million loss for the same period in 2010.

Dividends to preferred shareholders

In September 2010, the Trust redeemed all of the outstanding Series D Preferred Depositary Shares (and CRLP repurchased all of the Series D Preferred Units); therefore, there were no dividends to preferred shareholders for the year ended December 31, 2011, compared to $5.6 million for the same period in 2010.

Preferred Unit Repurchase Gains

Preferred unit repurchase gains for the year ended December 31, 2011 were $2.5 million. This gain resulted from CRLP’s repurchase of the remaining 1.0 million of the outstanding Series B Preferred Units in December 2011, representing a 5% discount. Preferred unit repurchase gains for the year ended December 31, 2010 was $3.0 million, which resulted from the repurchase of one-half of CRLP’s outstanding Series B Preferred Units in December 2010 at a 6% discount.

Preferred Share/Unit Issuance Costs

Preferred share/unit issuance costs for year ended December 31, 2011 were $1.3 million. We wrote off the original preferred unit issuance costs related to the repurchase of CRLP’s remaining Series B Preferred Units. Preferred share/unit issuance costs for year ended December 31, 2010 were $4.9 million. We wrote off $3.6 million of the original preferred share issuance costs related to the redemption of the Trust’s Series D Preferred Depositary Shares and $1.3 million of the original preferred unit issuance costs related to the repurchase of one-half of CRLP’s Series B Preferred Units.

Liquidity and Capital Resources

As noted above, except as otherwise required by the context, references to the “Company,” “we,” “us” and “our” refer to the Trust and CRLP together, as well as CRLP’s subsidiaries. Unless otherwise specified below, the following discussion of liquidity and capital resources applies to both the Trust and CRLP.

Short-Term Liquidity Needs

We believe our principal short-term liquidity needs are to fund:

•	operating expenses directly associated with our portfolio of properties (including regular maintenance items);

•	capital expenditures incurred to lease our multifamily apartment communities and commercial space (e.g., tenant improvements and leasing commissions);

•	interest expense and scheduled principal payments on our outstanding debt; and

•	quarterly distributions that we pay to the Trust’s shareholders and holders of partnership units in CRLP.

With $99.5 million of debt maturing in 2013, we believe that cash generated from operations, dispositions of assets and borrowings under our credit facility will be sufficient to allow us to execute our 2013 business directives and meet our short-term liquidity requirements. However, factors described below and elsewhere herein may have a material adverse effect on our future cash flow.

Our cash flows from operations, financing activities and investing activities (including dispositions), as well as general economic and market conditions, are the principal factors affecting our liquidity and capital resources. Changes in cash due to operating, investing and financing activities are as follows:

Operating activities — Net cash provided by operating activities increased to $137.1 million for the year ended December 31, 2012 from $118.1 million for the comparable prior year period. The change was primarily driven by an increase in operating performance at our same-property multifamily communities, the inclusion of the results of operations from properties acquired in 2011 and 2012 and changes attributable to the timing of payments relating to accounts receivable, prepaid expenses and accounts payable. For 2013, we expect cash flows from operating activities to be higher than in 2012 due to acquisitions and developments placed into service in 2012 and acquisitions and developments we expect to place into service in 2013.

Investing activities — Net cash used in investing activities was $143.6 million for the year ended December 31, 2012, compared to $175.6 million for the comparable prior year period. The change is primarily the result of decreased acquisition activity in the year ended December 31, 2012 net of restricted cash used from exchanges under Section 1031 of the Code, when compared to the same period in the prior year, partially offset by an increase in development and capital expenditures for the year ended December 31, 2012 when compared to the same period in the prior year. In addition, the year ended December 31, 2011 includes cash distributions resulting from the sale of our interest in certain joint ventures, partially offset by the cash used for the repurchase of the outstanding mortgage loan secured by Colonial Grand at Traditions. As we continue to explore other growth opportunities through potential acquisitions and developments, we expect our cash flow used in investing activities to be consistent with or slightly lower than 2012.

Financing activities — Net cash provided by financing activities was $11.7 million for the year ended December 31, 2012, compared to $59.1 million for the comparable prior year period. The change was primarily driven by $150.0 million of proceeds from a term loan entered into during the year ended December 31, 2012 compared to $250.0 million of proceeds from a term loan entered into during the year ended December 31, 2011, plus $163.4 million of net cash proceeds from common shares issued pursuant to

“at-the-market” equity offering programs during the year ended December 31, 2011. This increase in proceeds in 2011 was offset by an increase in payments on our prior unsecured credit facility and the use of $47.5 million of funds to repurchase the remaining outstanding Series B preferred units of CRLP during the year ended December 31, 2011. In addition, we made principal debt payments of $82.7 million during the year ended December 31, 2012 compared to $58.9 million for the comparable prior year period.

The majority of our revenue is derived from residents and tenants under existing leases, primarily at our multifamily apartment communities. Therefore, our operating cash flow is dependent upon (i) the number of multifamily apartment communities in our portfolio, (ii) rental rates, (iii) occupancy rates, (iv) operating expenses associated with these apartment communities and (v) the ability of residents to make their rental payments. As a result of continued job growth in our markets, we continue to see strong multifamily fundamentals, such as high occupancy rates, positive new and renewal lease rates over the expiring leases and a lower homeownership rate, which all are positive developments for the multifamily industry.

The Trust made an election to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31,1993. If the Trust maintains its qualification for taxation as a REIT, it generally will not be subject to federal income tax on its distributed net income if it distributes at least 90% of its “REIT taxable income” subject to certain adjustments and excluding net capital gain, to the Trust’s shareholders. Even if the Trust qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property and to federal income and excise taxes on its undistributed income.

Long-Term Liquidity Needs

We believe our principal long-term liquidity needs are to fund:

•	the principal amount of our long-term debt as it matures;

•	significant capital expenditures that need to be made at our properties;

•	development projects that we undertake; and

•	costs associated with acquisitions of properties that we pursue.

Historically, we have satisfied these requirements principally through the most advantageous source of capital at the time, which has included the incurrence of new debt through borrowings by CRLP (through public offerings of unsecured debt and private incurrence of collateralized and unsecured debt), sales of common shares of the Trust (including through “at-the-market” equity offering programs), sales of preferred shares of the Trust, capital raised through the disposition of assets and joint venture capital transactions.

On May 6, 2011, the Trust and CRLP filed a joint universal shelf registration statement with the SEC allowing the Trust to offer, from time to time, an unspecified amount of equity securities of the Trust (including common and preferred shares) and allowing CRLP to offer, from time to time, an unspecified amount of debt securities, each on an as-needed basis subject to the ability of the Trust and CRLP to effect offerings on satisfactory terms based on prevailing conditions. In 2011 (through July 8, 2011), the Trust sold 8,416,846 common shares under its December 2010 and May 2011 continuous “at-the-market” equity offering programs at a weighted average issuance price of $19.80 per share for net proceeds of approximately $163.7 million, net of underwriting discounts and administrative expenses. Pursuant to CRLP’s Fourth Amended and Restated Agreement of Limited Partnership, each time the Trust issues common shares pursuant to the foregoing programs or other equity offerings, CRLP issues to the Trust, its general partner, an equal number of units for the same price at which the common shares were sold and the Trust contributes the net proceeds of such offerings to CRLP. The net proceeds resulting from this program were used to pay down a portion of the outstanding borrowings under CRLP’s unsecured credit facility, to partially fund the acquisition of three multifamily properties and to fund other general corporate purposes. The Trust’s last continuous “at-the-market” equity offering program was fully exhausted in July 2011.

Our ability to raise funds through sales of common shares and preferred shares of the Trust in the future is dependent on, among other things, general market conditions for REIT’s, market perceptions about our company and the current trading price of the Trust’s common shares. We will continue to analyze which source of capital is most advantageous to us at any particular point in time, but the equity and credit markets may not be consistently available on terms that are attractive or at all.

Our ability to incur additional debt (and the cost of incurring additional debt) is dependent upon a number of factors, including our credit ratings, the value of our assets, our degree of leverage and borrowing restrictions imposed by our current lenders. We will continue to monitor the unsecured and secured debt markets, and as market conditions permit, access borrowings that are advantageous to us. During the year ended December 31, 2012, Standard & Poors upgraded our senior unsecured debt rating to BBB- and Moody’s Investment Services upgraded our senior unsecured debt rating to Baa3.

Our ability to generate cash from asset sales is limited by market conditions and certain rules applicable to REITs. We may not be able to sell a property or properties as quickly as we have in the past or on terms as favorable as we have previously received. During the year ended December 31, 2012, we sold assets (or our interests in assets) for aggregate proceeds of approximately $152.5 million ($148.4 million from the sale of consolidated assets and $4.1 million, which is our pro-rata share, from the sale of unconsolidated assets and from dispositions of our joint venture interests in the underlying assets). The proceeds were used to repay a portion of outstanding borrowings under our credit facility.

At December 31, 2012, our total outstanding debt balance was $1.83 billion. The outstanding balance includes fixed-rate debt of $1.63 billion, or 89.0% of the total debt balance, and variable-rate debt of $201.1 million, or 11.0% of the total debt balance. As further discussed below, at December 31, 2012, we had an unsecured revolving credit facility providing for total borrowings of up to $500.0 million and a cash management line providing for borrowings up to $35.0 million. The cash management line was amended and restated in April 2012, as discussed below.

Unsecured Revolving Credit Facility and Cash Management Line

On March 30, 2012, CRLP, with the Trust as guarantor, entered into a $500.0 million unsecured revolving credit facility (the “Credit Facility”) with Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated as joint lead arrangers and Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent for the lenders, and certain other financial institutions party thereto as agents and lenders. The Credit Facility replaced CRLP’s prior $675.0 million credit facility, which would have matured on June 21, 2012. The Credit Facility has a maturity date of March 29, 2016, with a one-year extension option, which may be exercised as long as there is no existing default and upon payment of a 0.20% extension fee. The Credit Facility includes an accordion feature that allows the total commitments to be increased to $700.0 million, subject to certain conditions, including obtaining commitments from any one or more lenders, whether or not currently a lender under the Credit Facility.

The spread over LIBOR for syndicated borrowings under the Credit Facility ranges from 1.00% to 1.80% and the facility fee ranges from 0.15% and 0.40%, each based on the credit ratings of CRLP’s senior unsecured debt from time to time. As of December 31, 2012, the Credit Facility had a stated interest rate of LIBOR plus 1.40% and required the payment of an annual facility fee equal to 0.30% of the aggregate loan commitments. The Credit Facility also includes an uncommitted competitive bid option for up to $250.0 million of the $500.0 million Credit Facility, which can be utilized if CRLP maintains an investment grade credit rating from either Moody’s Investors Services, Inc. or Standard & Poor’s Ratings Services. This option would allow participating banks to bid to provide CRLP loans at a rate that may be lower than the stated rate for syndicated borrowings.

In addition to the Credit Facility, we have a $35.0 million cash management line provided by Wells Fargo which was amended and restated in April 2012. The amended and restated cash management line has a maturity date of March 29, 2016.

The Credit Facility and cash management line, which have been primarily used to finance property acquisitions and developments, had an outstanding balance of $188.6 million, including $170.0 million outstanding on the Credit Facility and $18.6 million outstanding on the cash management line. The weighted average interest rate of the Credit Facility and the cash management line was 1.61% as of December 31, 2012.

The Credit Facility agreement contains various covenants and events of default that are more fully described in Note 14 — “Financing Activities — Unsecured Revolving Credit Facility” in the Notes to Consolidated Financial Statements of the Trust and CRLP, included in Item 8 of this Form 10-K. As of December 31, 2012, we were in compliance with these covenants.

Senior Unsecured Term Loans

On May 11, 2012, CRLP, with the Trust as guarantor, entered into a term loan agreement with U.S. Bank National Association, as administrative agent and a lender, and certain other financial institutions party thereto as lenders, which provides for a $150.0 million senior unsecured term loan. As of December 31, 2012, the term loan had an outstanding balance of $150.0 million. The term loan bears interest at LIBOR plus a margin ranging from 1.10% to 2.05% based on the credit ratings on CRLP’s unsecured debt from time to time. We entered into two interest rate swap agreements that fixed the interest rate of the term loan through maturity at an all-in initial interest rate of 2.71%, based on the initial margin of 1.60%. The term loan matures on May 11, 2017. The term loan agreement contains various covenants and events of default that are more fully described in Note 14 — “Financing Activities — Senior Unsecured Term Loans” in the Notes to Consolidated Financial Statements of the Trust and CRLP included in Item 8 of this Form 10-K. The proceeds from the term loan were used to repay a portion of the outstanding borrowings under the Credit Facility.

On July 22, 2011, CRLP, with the Trust as guarantor, entered into a term loan agreement with Wells Fargo, as administrative agent and a lender, and certain other financial institutions party thereto as lenders, which provides for a $250.0 million senior unsecured term loan. As of December 31, 2012, the term loan had an outstanding balance of $250.0 million. The term loan bears interest at LIBOR plus a margin ranging from 1.65% to 2.90% based on the credit ratings on CRLP’s unsecured debt from time to time. We entered into two interest rate swap agreements that fixed the interest rate of the term loan through maturity at an all-in initial interest rate of 5.00%, based on the initial margin of 245 basis points. During 2012, our senior unsecured debt rating was upgraded to an investment grade rating, therefore reducing the interest rate to 4.55%. The term loan matures on August 1, 2018. The term loan agreement contains various covenants and events of default that are more fully described in Note 14 — “Financing Activities — Senior Unsecured Term Loans” in the Notes to Consolidated Financial Statements of the Trust and CRLP included in Item 8 of this Form 10-K. The proceeds from the term loan were used to repay a portion of the outstanding borrowings under our prior unsecured credit facility.

Unsecured Senior Note Maturities

During August 2012, our outstanding 6.875% senior notes matured and we satisfied our obligation thereunder with an aggregate payment of $82.8 million ($80.0 million of principal and $2.8 million of accrued interest) using borrowings under our Credit Facility.

Capital Investments / Cost Capitalization

The following table summarizes our capital investments and capitalized costs, consisting of costs associated with acquisition of assets, as well as development expenditures and other capitalized expenditures for our consolidated assets, for the years ended December 31, 2012 and 2011:

	Twelve Months Ended December 31,
($ in thousands)	2012	2011
Multifamily Acquisitions	$180,115	$234,845

Developments:
Multifamily	$76,127	$35,862
Commercial	17,494	8,938
For Sale / Other	2,251	747

Total Developments	$95,872	$45,547

Capital Expenditures:
Multifamily Capital Expenditures	$25,065	$22,398
Commercial Capital Expenditures	$728	$435
Commercial Tenant Improvements	$636	$1,383
Commercial Leasing Commissions	$1,161	$513

For the years ended December 31, 2012 and 2011, our multifamily capital expenditures were $745 per unit and $681 per unit, respectively. For 2013, we estimate that capital expenditures per unit for our multifamily apartment communities will be slightly lower than those in 2012, which were approximately $745 per unit.

We capitalize interest, real estate taxes and certain internal personnel and associated costs related to projects under development, construction and rehabilitation. The incremental personnel and associated costs are capitalized to the projects under development and rehabilitation based upon the effort associated with such projects. Prior to the commencement of leasing activities, interest and other construction costs are capitalized and included in construction in progress. We cease the capitalization of such costs as the project becomes substantially complete and available for occupancy. In addition, prior to the completion of the project, we expense, as incurred, substantially all operating expenses (including pre-opening marketing expenses) of such project. Capitalized indirect costs associated with our projects under development or construction were $2.7 million and $1.5 million for the years ended December 31, 2012 and 2011, respectively.

Distributions

We intend to continue to declare quarterly distributions on the Trust’s common shares. In order to maintain its qualification as a REIT, the Trust must make annual distributions to shareholders of at least 90% of its REIT taxable income. Future distributions will be declared and paid at the discretion of our Board of Trustees and the amount and timing of distributions will depend upon cash generated by operating activities, our financial condition, capital requirements, restrictions in any of our financing agreements, annual distribution requirements under the REIT provisions of the Code, the Trust’s ability to pay dividends under Alabama law and such other factors as our Board of Trustees of the Trust deem relevant. The Board of Trustees of the Trust reviews the dividend quarterly and there can be no assurance as to the manner in which future dividends will be paid or that the current dividend level will be maintained in future periods.

Market Risk

In the normal course of business, we are exposed to the effect of interest rate changes that could affect our results of operations and financial condition or cash flow. We limit these risks by following established risk management policies and procedures, including the use of derivative instruments to manage or hedge interest rate risk. However, interest rate swap agreements and other hedging arrangements may expose us to additional risks, including a risk that a counterparty to a hedging arrangement may fail to honor its obligations. Developing an effective interest rate risk strategy is complex and no strategy can completely insulate us from risks associated with interest rate fluctuations. There can be no assurance that our hedging activities will have the desired beneficial impact on our results of operations or financial condition. The table below presents the principal amounts, weighted average interest rates, fair values and other terms required by year of expected maturity to evaluate the expected cash flows and sensitivity to interest rate changes at December 31, 2012.

($ in thousands)	2013	2014	2015	2016	2017	Thereafter	Total	Estimated Fair Value
Fixed Rate Debt	$99,504	$192,051	$211,199	$89,346	$150,000	$888,796	$1,630,896	$1,732,671
Average interest rate at December 31, 2012	6.2%	6.3%	5.5%	6.0%	2.7%	5.4%	5.3%

Variable Rate Debt	$—	$—	$12,465	$188,631 (1)	$—	$—	$201,096	$201,096
Average interest rate at December 31, 2012	—	—	3.1%	1.6%	—	—	1.7%

(1)	Represents amount outstanding under our Credit Facility as of December 31, 2012, which Credit Facility matures on March 29, 2016.

The table incorporates only those exposures that exist as of December 31, 2012. It does not consider those exposures or positions which could arise after that date. Moreover, because firm commitments are not presented in the table above, the information presented therein has limited predictive value. As a result, our ultimate realized gain or loss with respect to interest rate fluctuations will depend on the exposures that arise during the period, our hedging strategies at that time, and interest rates.

As of December 31, 2012, we had approximately $201.1 million of outstanding variable rate debt. We do not believe that the interest rate risk represented by our variable rate debt is material in relation to our $1.8 billion of outstanding total debt and our $3.3 billion of total assets as of December 31, 2012.

If market rates of interest on our variable rate debt increase by 1%, the increase in annual interest expense on our variable rate debt would decrease annual future earnings and cash flows by approximately $2.0 million. If market rates of interest on our variable rate debt decrease by 1%, the decrease in interest expense on our variable rate debt would increase future earnings and cash flows by approximately $2.0 million. This assumes that the amount outstanding under our variable rate debt remains approximately $201.1 million, the balance as of December 31, 2012.

Our objectives in using interest rate derivatives are to add stability to interest expense and to manage our exposure to interest rate movements. To accomplish this objective, we primarily use interest rate swaps and caps as part of our interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for us making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. Interest rate caps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an upfront premium.

On April 11, 2012, we entered into a forward starting interest rate swap agreement. This interest rate swap agreement has a notional amount of $100.0 million, a fixed interest rate of 1.13%, and a maturity date of May 11, 2017. On April 27, 2012, we entered into a forward starting interest rate swap agreement. This interest rate swap agreement has a notional amount of $50.0 million, a fixed interest rate of 1.06%, and a maturity date of May 11, 2017. In accordance with these agreements, the Company will pay the fixed rate and receive a variable rate based on one-month LIBOR. These interest rate swap agreements became effective on May 11, 2012 when we entered into a new $150.0 million term loan, as discussed above.

On June 3, 2011, we entered into a forward starting interest rate swap agreement to hedge the interest rate risk associated with forecasted debt issuance. This interest rate swap agreement has a notional amount of $200.0 million, a fixed interest rate of 2.58%, and a maturity date of August 1, 2018. On July 12, 2011, we entered into a forward starting interest rate swap agreement to hedge the interest rate risk associated with forecasted debt issuance. This interest rate swap agreement has a notional amount of $50.0 million, a fixed interest rate of 2.47%, and a maturity date of August 1, 2018. These interest rate swaps became effective on July 22, 2011 when we entered into a new $250.0 million term loan, as discussed above.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in “Accumulated other comprehensive loss” and is subsequently reclassified into earnings as “Interest expense” as interest payments are made on our variable-rate debt. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings as a “Loss on hedging activities.” We did not classify amounts to “Loss on hedging activities” for the years ended December 31, 2012 and 2011. During the year ended December 31, 2010, we accelerated the reclassification of $0.3 million in “Accumulated other comprehensive loss” to “Loss on hedging activities” related to interest payments on the hedged debt deemed probable not to occur as a result of the repurchases of senior notes of CRLP.

Amounts reported in “Accumulated other comprehensive loss” related to derivatives will be reclassified to “Interest expense” as interest payments are made on our variable-rate debt. The changes in “Accumulated other comprehensive loss” for reclassifications to “Interest expense” tied to interest payments on the hedged debt were $7.2 million, $3.2 million and $0.4 million during the years ended December 31, 2012, 2011 and 2010, respectively. Over the next 12 months, the Company expects to reclassify $7.7 million from “Accumulated other comprehensive loss” as an increase to “Interest expense”.

As of December 31, 2012, the Company had the following outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk ($ in thousands):

Interest Rate Derivative	Number of Instruments	Notional Amount
Interest Rate Swaps	4	$400,000

Further, we have a policy of only entering into contracts with major financial institutions based upon their credit ratings and other factors. When viewed in conjunction with the underlying and offsetting exposure that the derivatives are designed to hedge, we have not sustained a material loss from those instruments nor do we anticipate any material adverse effect on our net income or financial position in the future from the use of derivatives.

Contractual Obligations and Other Commercial Commitments

The following tables summarize the material aspects of our future contractual obligations and commercial commitments as of December 31, 2012:

Contractual Obligations

	Payments Due in Fiscal
($ in thousands)	Total	2013	2014	2015	2016	2017	Thereafter
Long-Term Debt Principal:
Consolidated (1)	$1,831,992	$99,504	$192,051	$223,664	$277,977	$150,000	$888,796
Partially-Owned Entities (2)	20,697	13,715	4,922	137	—	1,923	—
Long-Term Debt Interest: (3)
Consolidated	396,811	85,970	77,665	68,455	55,818	49,219	59,684
Partially-Owned Entities (2)	1,468	983	168	116	115	86	—
Long-Term Debt Principal and Interest:
Consolidated (1)	2,228,803	185,474	269,716	292,119	333,795	199,219	948,480
Partially-Owned Entities (2)	22,165	14,698	5,090	253	115	2,009	—

Total	$2,250,968	$200,172	$274,806	$292,372	$333,910	$201,228	$948,480

(1)	Amounts due in 2016 include the Credit Facility, which matures on March 29, 2016.
(2)	Represents our pro-rata share of principal maturities (excluding net premiums and discounts) and interest, based on our ownership interest in the joint ventures.
(3)	Includes effect of interest rate swaps.

Other Commercial Commitments

($ in thousands)	Total Amounts Committed	2013	2014	2015	2016	2017	Thereafter
Standby Letters of Credit	$5,134	$5,134	$—	$—	$—	$—	$—

Commitments and Contingencies

During the year ended December 31, 2012, we recorded $4.2 million related to required infrastructure repairs on Colonial Promenade Alabaster II. During 2010, we recorded $1.3 million for certain contingent liabilities related to the mitigation of structural settlement at Colonial Promenade Alabaster II and additional infrastructure cost at Colonial Promenade Fultondale. Both of these retail assets were developed and sold by CPSI in previous years, and therefore are expensed as additional development costs in “(Loss) gain on sale of property” in the Consolidated Statements of Operations and Comprehensive Income (Loss) of the Trust and CRLP.

As a result of transactions executed in 2007, we implemented our strategic initiative to become a multifamily focused REIT, which included two significant joint venture transactions whereby the majority of our wholly-owned commercial properties were transferred into separate joint ventures. In December 2009, we disposed of our interest in one of these joint ventures. In connection with the other 2007 joint venture transaction, the DRA/CLP joint venture, the Trust assumed certain contingent liabilities, of which $4.1 million remained outstanding until our remaining 15% noncontrolling interest was redeemed by the joint venture effective June 30, 2012, and in connection therewith, we were released from this contingent liability.

As of December 31, 2012, we are self-insured up to $0.8 million, $0.9 million and $1.8 million for general liability, workers’ compensation and property insurance, respectively. We are also self-insured for health insurance and responsible for amounts up to $135,000 per claim and up to $2.0 million per person.

For a discussion of certain ongoing litigation matters, see Item 3 — “Legal Proceedings”. In addition, we are involved in various other lawsuits and claims arising in the normal course of business, many of which are expected to be covered by liability insurance. In the opinion of management, although the outcomes of those normal course suits and claims are uncertain, in the aggregate they should not have a material adverse effect on our business, financial condition, and results of operations.

Guarantees and Other Arrangements

In connection with the formation of Highway 150 LLC in 2002, we executed a guarantee, pursuant to which we served as a guarantor of $1.0 million of the debt related to the joint venture, which was collateralized by the Colonial Promenade Hoover retail property. At December 31, 2012, the total amount of debt of the joint venture, which matured on January 11, 2013, was approximately $15.1 million. At December 31, 2012, no liability was recorded for the guarantee. Subsequently, on January 14, 2013, we sold our 10% noncontrolling interest in this joint venture and paid off the debt associated with this guarantee. Therefore are no longer liable for this guarantee.

Off Balance Sheet Arrangements

Our pro-rata share of mortgage debt of unconsolidated joint ventures was $20.7 million as of December 31, 2012. The aggregate maturities of this mortgage debt are as follows:

($ in thousands)	As of December 31, 2012
2013	$13,715
2014	4,922
2015	137
2016	—
2017	1,923
Thereafter	—

$20,697

Our pro rata share of mortgage debt of unconsolidated joint ventures has declined from $147.8 million as of December 31, 2011 to $20.7 million as of December 31, 2012, primarily as a result of the redemption of our remaining 15% noncontrolling interest in the DRA/CLP joint venture, which was effective as of June 30, 2012. As a result of the redemption, we no longer have responsibility for $111.3 million of the joint venture’s mortgage debt, which represented our pro rata share of the debt. Of the $13.7 million maturing in 2013, $12.2 million represents our pro rata share of the amount outstanding on the construction note for the Colonial Promenade Smyrna joint venture, which we acquired from the lender in May 2010 (see Note 2 — “Summary of Significant Accounting Policies — Notes Receivable” in the Notes to Consolidated Financial Statements of the Trust and CRLP contained in Item 8 of this Form 10-K) and $1.5 million represents our pro rata share of the outstanding debt on the Colonial Promenade Hoover joint venture, which we exited in January 2013 (see Note 22 — “Subsequent Events” in the Notes to Consolidated Financial Statements of the Trust and CRLP contained in Item 8 of this Form 10-K). We intend to cooperate with our joint venture partners in connection with their efforts to refinance and/or replace debt, which cooperation may include additional capital contributions from time to time in connection therewith.

There can be no assurance that our joint ventures will be successful in refinancing and/or replacing existing debt at maturity or otherwise. If the joint ventures are unable to obtain additional financing, payoff the existing loans that are maturing, or renegotiate suitable terms with the existing lenders, the lenders generally would have the right to foreclose on the properties in question and, accordingly, the joint ventures will lose their interests in the assets. The failure to refinance and/or replace such debt and other factors with respect to our joint venture interests discussed in Item 1A — “Risk Factors” included in this Form 10-K may materially adversely impact the value of our joint venture interests, which, in turn, could have a material adverse effect on our financial condition and results of operations.

Under our various unconsolidated joint venture non-recourse mortgage loans, we could, under certain circumstances, be responsible for portions of the mortgage indebtedness in connection with certain customary non-recourse carve-out provisions, such as environmental conditions, misuse of funds, and material misrepresentations. In addition, as more fully described above, we have made certain guarantees in connection with our investment in unconsolidated joint ventures. We do not have any other off-balance sheet arrangements with any unconsolidated investments or joint ventures that we believe have or are reasonably likely to have a material effect on our financial condition, results of operations, liquidity or capital resources.

Summary of Critical Accounting Policies

We believe our accounting policies are in conformity with GAAP. The preparation of financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied resulting in a different presentation of our financial statements. A comprehensive listing of our significant accounting policies is discussed in Note 2 — “Summary of Significant Accounting Policies” in our Notes to Consolidated Financial Statements of the Trust and CRLP contained in Item 8 of this Form 10-K. We consider the following accounting policies to be critical to our reported operating results:

Principles of Consolidation — We consolidate entities in which we have a controlling interest or entities where we are determined to be the primary beneficiary under ASC 810-20, Control of Partnerships and Similar Entities. Variable interest entities (“VIEs”) are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision-making ability. The primary beneficiary, the entity that directs the most significant business activities of the VIE, is required to consolidate the VIE for financial reporting purposes.

Revenue Recognition — Residential properties are leased under operating leases with terms of generally one year or less. Rental revenues from residential leases are recognized on the straight-line method over the approximate life of the leases, which is generally one year. The recognition of rental revenues from residential leases when earned has historically not been materially different from rental revenues recognized on a straight-line basis.

Under the terms of residential leases, the residents of our residential communities are obligated to reimburse us for certain utility usage (cable, water, electricity and trash), where we are the primary obligor to the public utility entity. These utility reimbursements from residents are included as “Other property-related revenue” in the Consolidated Statements of Operations and Comprehensive Income (Loss) of the Trust and CRLP.

Rental income attributable to commercial leases is recognized on a straight-line basis over the terms of the leases. Certain commercial leases contain provisions for additional rent based on a percentage of tenant sales. Percentage rents are recognized in the period in which sales thresholds are met. Recoveries from tenants for taxes, insurance, and other property operating expenses are recognized in the period the applicable costs are incurred in accordance with the terms of the related lease.

Sales and the associated gains or losses on real estate assets, condominium conversion projects and for-sale residential projects including developed condominiums are recognized in accordance with ASC 360-20, Real Estate Sales. For condominium conversion and for-sale residential projects, sales and the associated gains for individual condominium units are recognized upon the closing of the sale transactions, as all conditions for full profit recognition have been met. We use the relative sales value method to allocate costs and recognize profits from condominium conversion and for-sale residential sales.

Real Estate Assets, Impairment and Depreciation — Land, buildings, and equipment is stated at the lower of cost, less accumulated depreciation, or fair value. Undeveloped land and construction in progress is stated at cost unless such assets are impaired in which case such assets are recorded at fair value. We review our long-lived assets and certain intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the asset’s fair value. Assets classified as held for sale are reported at the lower of their carrying amount or fair value less cost to sell. We determine fair value based on inputs management believes are consistent with those other market participants would use. The fair values of these assets are determined using widely accepted valuation techniques, including (i) discounted cash flow analysis, which considers, among other things, unit sales assumptions, leasing assumptions, cost structure, growth rates, discount rates and terminal capitalization rates, (ii) income capitalization approach, which considers prevailing market capitalization rates and (iii) comparable sales activity. The valuation technique and related inputs vary with the specific facts and circumstances of each project. Estimates are significantly impacted by estimates of sales price, selling velocity, sales incentives, construction costs and other factors. Due to uncertainties in the estimation process, actual results could differ from such estimates. For those assets deemed to be impaired, the impairment to be recognized is to be measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets, as follows:

Useful Lives
Buildings	20 - 40 years
Furniture, fixtures and equipment	3 - 7 years
Land improvements	10 or 15 years
Tenant improvements	Life of lease

Repairs and maintenance costs are charged to expense as incurred. Replacements and improvements are capitalized and depreciated over the estimated remaining useful lives of the assets.

Loss Contingencies — The outcomes of claims, disputes and legal proceedings including those described in Item 3 — Legal Proceedings of this Form 10-K are subject to significant uncertainty. The Company records an accrual for loss contingencies when a loss is probable and the amount of the loss can be reasonably estimated. The Company reviews these accruals quarterly and makes revisions based on changes in facts and circumstances. When a loss contingency is not both probable and reasonably estimable, the Company does not accrue the loss. However, if the loss (or an additional loss in excess of the accrual) is at least a reasonable possibility and material, then the Company discloses a reasonable estimate of the possible loss, or range of loss, if such reasonable estimate can be made. If the Company cannot make a reasonable estimate of the possible loss, or range of loss, then that is disclosed.

The assessment of whether a loss is probable or a reasonable possibility, and whether the loss or range of loss is reasonably estimable, often involve a series of complex judgments about future events. Among the factors that the Company considers in this assessment, including with respect to the matters disclosed in Item 3 — Legal

Proceedings of this Form 10-K, are the nature of existing legal proceedings and claims, the asserted or possible damages or loss contingency (if reasonably estimable), the progress of the matter, existing law and precedent, the opinions or views of legal counsel and other advisers, the Company’s experience in similar matters, the facts available to the Company at the time of assessment, and how the Company intends to respond, or has responded, to the proceeding or claim. The Company’s assessment of these factors may change over time as individual proceedings or claims progress. For matters where the Company is not currently able to reasonably estimate a range of reasonably possible loss, the factors that have contributed to this determination include the following: (i) the damages sought are indeterminate, (ii) the proceedings are in the early stages, (iii) the matters involve novel or unsettled legal theories or a large or uncertain number of actual or potential cases or parties, and/or (iv) discussions with the parties in matters that are expected ultimately to be resolved through negotiation and settlement have not reached the point where the Company believes a reasonable estimate of loss, or range of loss, can be made. In such instances, the Company believes that there is considerable uncertainty regarding the timing or ultimate resolution of such matters, including a possible eventual loss or business impact, if any.

As of December 31, 2012, our loss contingency accrual was $26.8 million in the aggregate, and is reflected as a component of “Accrued expenses” in our accompanying Consolidated Balance Sheet as of December 31, 2012 in Item 8 of this Form 10-K.

Cost Capitalization — Costs incurred during pre-development are capitalized after we have identified a development site, determined that a project is feasible and concluded that it is probable that the project will proceed. While we believe we will recover this capital through the successful development of such projects, it is possible that a write-off of unrecoverable amounts could occur. Once it is no longer probable that a development will be successful, the pre-development costs that have been previously capitalized are expensed.

The capitalization of costs during the development of assets (including interest, property taxes and other costs) begins when an active development commences and ends when the asset, or a portion of an asset, is delivered and is ready for its intended use. Cost capitalization during redevelopment of assets (including interest and other costs) begins when the asset is taken out of service for redevelopment and ends when the asset redevelopment is completed and the asset is placed in-service.

Acquisition of Real Estate Assets — We account for our acquisitions of investments in real estate in accordance with ASC 805-10, Business Combinations, which requires the fair value of the real estate acquired to be allocated to the acquired tangible assets, consisting of land, building and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of other tenant relationships, based in each case on the fair values.

We allocate purchase price to the fair value of the tangible assets of an acquired property (which includes the land and building) determined by valuing the property as if it were vacant. The “as-if-vacant” value is allocated to land and buildings based on management’s determination of the relative fair values of these assets. We also allocate value to tenant improvements based on the estimated costs of similar tenants with similar terms.

We record acquired intangible assets (including above-market leases, customer relationships and in-place leases) and acquired intangible liabilities (including below-market leases) at their estimated fair value separate and apart from goodwill. We amortize identified intangible assets and liabilities that are determined to have finite lives over the period the assets and liabilities are expected to contribute directly or indirectly to the future cash flows of the property or business acquired. Intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. An impairment loss is recognized if the carrying amount of an intangible asset is not recoverable and its carrying amount exceeds its estimated fair value.

Inflation

Leases at our multifamily properties generally provide for an initial term of six months to one year and allow for rent adjustments at the time of renewal. Leases at our office properties typically provide for rent adjustments and the pass-through of certain operating expenses during the term of the lease. Substantially all of the leases at our retail properties provide for the pass-through to tenants of certain operating costs, including real estate taxes, common area maintenance expenses, and insurance. All of these provisions permit us to increase rental rates or other charges to tenants in response to rising prices and, therefore, serve to minimize our exposure to the adverse effects of inflation.

An increase in general price levels may immediately precede, or accompany, an increase in interest rates. At December 31, 2012, our exposure to rising interest rates was mitigated by our high percentage of consolidated fixed rate debt (89.0%). As it relates to the short-term, an increase in interest expense resulting from increasing inflation is anticipated to be less than future increases in income before interest.

Funds From Operations

Funds from Operations (“FFO”), as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), means income (loss) before noncontrolling interest (determined in accordance with GAAP), excluding gains/(losses) from sales of depreciated property and impairment write-downs of depreciable real estate, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. FFO is presented to assist investors in analyzing our performance. We believe that FFO is useful to investors because it provides an additional indicator of our financial and operating performance. This is because, by excluding the effect of real estate depreciation and amortization, gains (or losses) from sales of properties and impairment write-downs of depreciable real estate (all of which are based on historical costs which may be of limited relevance in evaluating current performance), FFO can facilitate comparison of operating performance among equity REITs. FFO is a widely recognized measure in the company’s industry. We believe that the line item on our consolidated statements of operations entitled “Net income (loss) available to common shareholders” is the most directly comparable GAAP measure to FFO. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. Thus, NAREIT created FFO as a supplemental measure of REIT operating performance that excludes historical cost depreciation, among other items, from GAAP net income. Management believes that the use of FFO, combined with the required primary GAAP presentations, has been fundamentally beneficial, improving the understanding of operating results of REITs among the investing public and making comparisons of REIT operating results more meaningful.

In addition to Management evaluating the operating performance of our reportable segments based on FFO results, Management uses FFO and FFO per share, along with other measures, to assess performance in connection with evaluating and granting incentive compensation to key employees. Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered (1) as an alternative to net income (determined in accordance with GAAP), (2) as an indicator of financial performance, (3) as cash flow from operating activities (determined in accordance with GAAP) or (4) as a measure of liquidity nor is it indicative of sufficient cash flow to fund all of the company’s needs, including our ability to make distributions.

The following information is provided to reconcile net income available to common shareholders of the Trust, the most comparable GAAP measure, to FFO, and to show the items included in our FFO for the years ended December 31, 2012, 2011, 2010, 2009 and 2008.

	Years Ended December 31,
(in thousands, except per share and unit data)	2012	2011	2010	2009	2008
Net (loss) income available to common shareholders	$8,160	$3,428	$(48,054)	$(509)	$(55,429)
Adjustments (consolidated):
Noncontrolling interest in CRLP	662	293	(5,068)	(82)	(11,225)
Noncontrolling interest in gain on sale of undepreciated property	—	—	—	992	—
Real estate depreciation	126,222	126,696	120,471	111,220	101,035
Real estate amortization	6,613	8,306	7,248	1,582	1,272
Impairment on depreciable assets	3,251	—	—	958	—
Consolidated (gains) losses from sales of property, net of income tax and noncontrolling interest	(18,423)	(23,849)	1,786	(7,606)	(49,851)
Gains (losses) from sales of undepreciated property, net of income tax and noncontrolling interest	(4,339)	102	(1,720)	4,327	7,335
Adjustments (unconsolidated subsidiaries):
Real estate depreciation	2,699	6,451	8,060	17,927	18,744
Real estate amortization	843	2,822	2,810	6,516	8,699
Gains from sales of property	(32,508)	(18,765)	(3,578)	(4,958)	(18,943)

Funds from operations	$93,180	$105,484	$81,955	$130,367	$1,637

Income allocated to participating securities	(719)	(772)	(645)	(559)	(717)

Funds from operations available to common shareholders and unitholders	$92,461	$104,712	$81,310	$129,808	$920

Funds from operations per share and unit — basic	$0.98	$1.15	$1.02	$2.09	$0.02

Funds from operations per share and unit — diluted	$0.98	$1.15	$1.02	$2.09	$0.02

Weighted average common shares outstanding — basic	87,251	84,142	71,919	53,266	47,231
Weighted average partnership units outstanding — basic (1)	7,159	7,247	7,617	8,519	9,673

Weighted average shares and units outstanding — basic	94,410	91,389	79,536	61,785	56,904

Effect of diluted securities	—	—	—	—	—

Weighted average shares and units outstanding — diluted	94,410	91,389	79,536	61,785	56,904

(1)	Represents the weighted average of outstanding units of noncontrolling interest in Colonial Realty Limited Partnership.

Item 7A.Quantitative and Qualitative Disclosures about Market Risk.

The information required by this item is incorporated by reference from “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Market Risk”.

Item 8.	Financial Statements and Supplementary Schedules.

The following are filed as part of this report:

Financial Statements:

COLONIAL PROPERTIES TRUST

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31, 2012	December 31, 2011
ASSETS
Land, buildings and equipment	$3,489,324	$3,445,455
Undeveloped land and construction in progress	296,153	306,826
Less: Accumulated depreciation	(804,964)	(731,894)
Real estate assets held for sale, net	93,450	10,543

Net real estate assets	3,073,963	3,030,930
Cash and cash equivalents	11,674	6,452
Restricted cash	38,128	43,489
Accounts receivable, net	23,977	26,762
Notes receivable	42,399	43,787
Prepaid expenses	19,460	19,912
Deferred debt and lease costs	23,938	22,408
Investment in partially-owned unconsolidated entities	7,777	12,303
Other assets	44,892	52,562

Total assets	$3,286,208	$3,258,605

LIABILITIES, NONCONTROLLING INTEREST AND SHAREHOLDERS’ EQUITY
Notes and mortgages payable	$1,643,361	$1,575,727
Unsecured credit facility	188,631	184,000

Total debt	1,831,992	1,759,727
Accounts payable	53,545	50,266
Accrued interest	10,209	11,923
Accrued expenses	41,652	15,731
Investment in partially-owned unconsolidated entities	—	31,577
Other liabilities	36,751	25,208

Total liabilities	1,974,149	1,894,432

Commitments and Contingencies (see Notes 19 and 20)	—	—
Redeemable noncontrolling interest:
Common units	162,056	159,582
Equity:
Common shares of beneficial interest, $0.01 par value, 125,000,000 shares authorized; 93,835,794 and 93,096,722 shares issued at December 31, 2012 and 2011, respectively	938	931
Additional paid-in capital	1,973,594	1,964,881
Cumulative earnings	1,276,118	1,267,958
Cumulative distributions	(1,926,167)	(1,862,838)
Noncontrolling interest	695	728
Treasury shares, at cost; 5,623,150 shares at December 31, 2012 and 2011	(150,163)	(150,163)
Accumulated other comprehensive loss	(25,012)	(16,906)

Total shareholders’ equity	1,150,003	1,204,591

Total liabilities, noncontrolling interest and shareholders’ equity	$3,286,208	$3,258,605

The accompanying notes are an integral part of these consolidated financial statements.

COLONIAL PROPERTIES TRUST

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except per share data)

	Years Ended December 31,
	2012	2011	2010
Revenues:
Minimum rent	$320,489	$287,431	$260,635
Rentals from affiliates	—	236	203
Tenant recoveries	9,574	9,329	8,627
Other property related revenue	57,769	48,346	42,925
Other non-property related revenue	5,712	8,047	11,693

Total revenues	393,544	353,389	324,083

Operating expenses:
Property operating expense	107,657	98,108	92,080
Taxes, licenses and insurance	44,413	40,039	37,612
Property management expense	12,858	9,185	8,584
General and administrative expense	22,615	20,439	18,563
Management fees and other expenses	6,298	8,067	9,504
Restructuring charges	1,848	153	361
Investment and development expenses	1,285	1,781	422
Depreciation	120,993	113,475	106,205
Amortization	6,122	7,446	6,807
Impairment, legal contingencies and other losses	26,013	5,736	1,308

Total operating expenses	350,102	304,429	281,446

Income from operations	43,442	48,960	42,637

Other income (expense):
Interest expense	(92,085)	(86,573)	(83,091)
Debt cost amortization	(5,697)	(4,767)	(4,618)
Gain on retirement of debt	—	—	1,044
Interest income	2,569	1,521	1,580
Income from partially-owned unconsolidated entities	31,862	17,497	3,365
Loss on hedging activities	—	—	(289)
(Loss) gain on sale of property, net of income taxes of $ - , $ - and $ 117 for 2012, 2011 and 2010	(4,306)	115	(1,391)
Taxes and other	(907)	(872)	(1,084)

Total other income (expense)	(68,564)	(73,079)	(84,484)

Loss from continuing operations	(25,122)	(24,119)	(41,847)

Income from discontinued operations	11,258	6,565	3,699
Gain (loss) on disposal of discontinued operations	22,729	23,733	(395)

Net income from discontinued operations	33,987	30,298	3,304

Net income (loss)	8,865	6,179	(38,543)

Noncontrolling interest
Continuing operations:
Noncontrolling interest in CRLP — common unitholders	1,893	2,094	5,382
Noncontrolling interest in CRLP — preferred unitholders	—	(3,586)	(7,161)
Noncontrolling interest of limited partners	(43)	(53)	103

	Years Ended December 31,
	2012	2011	2010
Discontinued operations:
Noncontrolling interest in CRLP	(2,555)	(2,387)	(314)
Noncontrolling interest of limited partners	—	—	(4)

Income attributable to noncontrolling interest	(705)	(3,932)	(1,994)

Net income (loss) attributable to parent company	8,160	2,247	(40,537)

Dividends to preferred shareholders	—	—	(5,649)
Preferred unit repurchase gains	—	2,500	3,000
Preferred share/unit issuance costs write-off	—	(1,319)	(4,868)

Net income (loss) available to common shareholders	$8,160	$3,428	$(48,054)

Net income (loss) per common share — basic:
Continuing operations	$(0.27)	$(0.30)	$(0.71)
Discontinued operations	0.36	0.34	0.04

Net income (loss) per common share — basic	$0.09	$0.04	$(0.67)

Net income (loss) per common share — diluted:
Continuing operations	$(0.27)	$(0.30)	$(0.71)
Discontinued operations	0.36	0.34	0.04

Net income (loss) per common share — diluted	$0.09	$0.04	$(0.67)

Weighted average common shares outstanding:
Basic	87,251	84,142	71,919
Diluted	87,251	84,142	71,919

Net income (loss)	$8,865	$6,179	$(38,543)
Other comprehensive income (loss):
Changes in fair value of qualifying hedges	(15,985)	(19,302)	—
Adjust for amounts included in net income (loss)	7,222	3,164	726

Comprehensive income (loss)	$102	$(9,959)	$(37,817)

The accompanying notes are an integral part of these consolidated financial statements.

COLONIAL PROPERTIES TRUST

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in thousands, except per share data)

Years Ended December 31, 2012, 2011 and 2010	Preferred Shares	Common Shares	Additional Paid-In Capital	Cumulative Earnings	Cumulative Distributions	Noncontrolling Interest	Preferred Units	Treasury Shares	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity	Redeemable Common Units
Balance, December 31, 2009	$4	$720	$1,760,362	$1,296,188	$(1,753,015)	$985	$100,000	$(150,163)	$(2,957)	$1,252,124	$133,537
Net income (loss)				(33,376)		(99)				(33,475)	(5,068)
Reclassification adjustment for amounts included in net income (loss)									726	726
Distributions on common shares ($0.60 per share)					(42,875)					(42,875)	(4,541)
Distributions on preferred shares					(5,649)					(5,649)
Distributions on preferred units of CRLP					(7,161)					(7,161)
Issuance of restricted common shares of beneficial interest		4	455							459
Amortization of stock based compensation			4,585							4,585
Redemption of Series D preferred shares of beneficial interest	(4)		(96,565)	(3,550)						(100,119)
Repurchase of Series B preferred shares of beneficial interest			1,318	1,682			(50,000)			(47,000)
Cancellation of vested restricted shares to pay taxes		—	(277)							(277)
Issuance of common shares from options exercised		2	2,659							2,661
Issuance of common shares of beneficial interest through the Company’s dividend reinvestment plan and Employee Stock Purchase Plan		1	1,618							1,619
Issuance of common shares of beneficial interest through conversion of units from Colonial Realty Limited Partnership		9	14,068							14,077	(14,077)
Equity Offering Programs, net of cost		104	155,763							155,867
Change in interest of limited partners						(117)				(117)
Change in redemption value of common units			(35,688)							(35,688)	35,688

Balance, December 31, 2010	$—	$840	$1,808,298	$1,260,944	$(1,808,700)	769	$50,000	$(150,163)	$(2,231)	$1,159,757	$145,539

Net income (loss)				5,833		53				5,886	$293
Reclassification adjustment for amounts included in net income (loss)									3,164	3,164
Changes in fair value of qualifying hedges									(17,839)	(17,839)	(1,463)
Distributions on common shares ($0.60 per share)					(50,552)					(50,552)	(4,345)
Distributions on preferred units of CRLP					(3,586)					(3,586)
Issuance of restricted common shares of beneficial interest		3	492							495
Amortization of stock based compensation			6,013							6,013

Years Ended December 31, 2012, 2011 and 2010	Preferred Shares	Common Shares	Additional Paid-In Capital	Cumulative Earnings	Cumulative Distributions	Noncontrolling Interest	Preferred Units	Treasury Shares	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity	Redeemable Common Units
Repurchase of Series B preferred units of beneficial interest			1,319	1,181			(50,000)			(47,500)
Cancellation of vested restricted shares to pay taxes		(1)	(1,741)							(1,742)
Issuance of common shares from options exercised		1	748							749
Issuance of common shares of beneficial interest through the Company’s dividend reinvestment plan and Employee Stock Purchase Plan		3	5,987							5,990
Issuance of common shares of beneficial interest through conversion of units from Colonial Realty Limited Partnership		1	2,495							2,496	(2,496)
Equity Offering Programs, net of cost		84	163,324							163,408
Change in interest of limited partners						(94)				(94)
Change in redemption value of common units			(22,054)							(22,054)	22,054

Balance, December 31, 2011	$—	$931	$1,964,881	$1,267,958	$(1,862,838)	$728	$—	$(150,163)	$(16,906)	$1,204,591	$159,582

Net income (loss)				8,160		43				8,203	$662
Reclassification adjustment for amounts included in net income (loss)									6,680	6,680	542
Changes in fair value of qualifying hedges									(14,786)	(14,786)	(1,199)
Distributions on common shares ($0.72 per share)					(63,329)					(63,329)	(5,154)
Issuance of restricted common shares of beneficial interest		4	312							316
Amortization of stock based compensation			8,833							8,833
Cancellation of vested restricted shares to pay taxes		(1)	(1,561)							(1,562)
Issuance of common shares from options exercised		—	771							771
Issuance of common shares of beneficial interest through the Company’s dividend reinvestment plan and Employee Stock Purchase Plan		4	7,981							7,985
Issuance of common shares of beneficial interest through conversion of units from Colonial Realty Limited Partnership		—	359							359	(359)
Change in interest of limited partners						(76)				(76)
Change in redemption value of common units			(7,982)							(7,982)	7,982

Balance, December 31, 2012	$—	$938	$1,973,594	$1,276,118	$(1,926,167)	$695	$—	$(150,163)	$(25,012)	$1,150,003	$162,056

The accompanying notes are an integral part of these consolidated financial statements.

COLONIAL PROPERTIES TRUST

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net income (loss)	$8,865	$6,179	$(38,543)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	133,731	136,752	131,539
(Income) loss from partially-owned unconsolidated entities	(31,862)	(17,497)	(3,365)
(Gain) loss from sales of property	(18,423)	(23,848)	1,669
Impairment, legal contingencies and other losses	26,013	5,736	1,448
Gain on retirement of debt	—	—	(1,044)
Distributions of income from partially-owned entities	958	3,737	5,566
Share-based compensation expense	8,833	6,013	4,589
Other, net	341	(3,067)	1,522
Change in:
Restricted cash	(1,126)	1,157	(1,342)
Accounts receivable	4,456	(10,288)	18,073
Prepaid expenses	452	(13,162)	(328)
Other assets	4,090	435	(1,501)
Accounts payable	(7,046)	14,398	4,210
Accrued interest	(1,714)	(79)	(1,131)
Accrued expenses and other	9,540	11,620	(11,655)

Net cash provided by operating activities	137,108	118,086	109,707

Cash flows from investing activities:
Acquisition of properties	(184,727)	(225,885)	(42,635)
Development expenditures paid to non-affiliates	(84,386)	(41,497)	(14,867)
Development expenditures paid to an affiliate	(7,997)	(4,065)	(13,740)
Capital expenditures, tenant improvements and leasing commissions	(27,936)	(25,101)	(42,450)
Proceeds from sale of property, net of selling costs	145,942	146,733	21,194
Restricted cash	6,487	(35,352)	—
Issuance of notes receivable	—	(17,977)	(29,137)
Repayments of notes receivable	2,074	1,485	5,787
Distributions from partially-owned entities	6,985	26,020	19,104
Capital contributions to partially-owned entities	(54)	—	(5,543)

Net cash used in investing activities	(143,612)	(175,639)	(102,287)

	Years Ended December 31,
	2012	2011	2010
Cash flows from financing activities:
Proceeds from additional borrowings	150,000	250,000	73,200
Proceeds from dividend reinvestment plan and exercise of stock options	7,196	5,000	4,003
Proceeds from common share issuance, net of expenses	—	163,408	155,867
Principal reductions of debt	(82,718)	(58,885)	(101,552)
Payment of debt issuance costs	(5,309)	(2,879)	(1,351)
Proceeds from borrowings on revolving credit lines	750,040	1,450,000	945,000
Payments on revolving credit lines and overdrafts	(739,000)	(1,641,610)	(874,878)
Dividends paid to common and preferred shareholders	(63,329)	(54,138)	(55,685)
Distributions to noncontrolling partners in CRLP	(5,154)	(4,345)	(4,541)
Redemption of Preferred Series D shares	—	—	(100,119)
Repurchase of Preferred Series B units	—	(47,500)	(47,000)

Net cash provided by (used in) financing activities	11,726	59,051	(7,056)

Increase in cash and cash equivalents	5,222	1,498	364
Cash and cash equivalents, beginning of period	6,452	4,954	4,590

Cash and cash equivalents, end of period	$11,674	$6,452	$4,954

Supplemental disclosure of cash flow information:
Cash paid during the period for interest, including amounts capitalized	$95,009	$88,184	$86,836
Cash received during the period for income taxes	$—	$(729)	$(17,368)

Supplemental disclosure of non-cash transactions:
Consolidation of Colonial Grand at Traditions joint venture (principally a multifamily property)	—	$17,615	—
Change in accrual of construction expenses and capital expenditures	$(1,906)	$2,331	$(3,100)
Exchange of interest in DRA multifamily joint ventures for acquisition of CG at Riverchase Trails	—	—	$1,637

The accompanying notes are an integral part of these consolidated financial statements.

COLONIAL REALTY LIMITED PARTNERSHIP

CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

	December 31, 2012	December 31, 2011
ASSETS
Land, buildings and equipment	$3,489,322	$3,445,441
Undeveloped land and construction in progress	296,153	306,826
Less: Accumulated depreciation	(804,962)	(731,880)
Real estate assets held for sale, net	93,450	10,543

Net real estate assets	3,073,963	3,030,930
Cash and cash equivalents	11,674	6,452
Restricted cash	38,128	43,489
Accounts receivable, net	23,977	26,762
Notes receivable	42,399	43,787
Prepaid expenses	19,460	19,912
Deferred debt and lease costs	23,938	22,408
Investment in partially-owned unconsolidated entities	7,777	12,303
Other assets	44,844	52,385

Total assets	$3,286,160	$3,258,428

LIABILITIES AND EQUITY
Notes and mortgages payable	$1,643,361	$1,575,727
Unsecured credit facility	188,631	184,000

Total debt	1,831,992	1,759,727
Accounts payable	53,496	50,090
Accrued interest	10,209	11,923
Accrued expenses	41,652	15,731
Investment in partially-owned unconsolidated entities	—	27,432
Other liabilities	36,751	25,174

Total liabilities	1,974,100	1,890,077

Commitments and Contingencies (see Notes 19 and 20)	—	—
Redeemable units, at redemption value - 7,152,752 and 7,169,388 units outstanding at December 31, 2012 and 2011, respectively	162,056	159,582
General partner —
Common equity - 88,212,644 and 87,473,572 units outstanding at December 31, 2012 and 2011, respectively	1,174,321	1,224,947
Limited partners’ noncontrolling interest in consolidated partnership	695	728
Accumulated other comprehensive loss	(25,012)	(16,906)

Total equity	1,150,004	1,208,769

Total liabilities and equity	$3,286,160	$3,258,428

The accompanying notes are an integral part of these consolidated financial statements.

COLONIAL REALTY LIMITED PARTNERSHIP

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except per unit data)

	Years Ended December 31,
	2012	2011	2010
Revenues:
Minimum rent	$320,489	$287,431	$260,635
Rentals from affiliates	—	236	203
Tenant recoveries	9,574	9,329	8,627
Other property related revenue	57,769	48,346	42,925
Other non-property related revenue	5,712	8,047	11,693

Total revenues	393,544	353,389	324,083

Operating expenses:
Property operating expense	107,657	98,108	92,080
Taxes, licenses and insurance	44,413	40,039	37,612
Property management expense	12,858	9,185	8,584
General and administrative expense	22,615	20,439	18,563
Management fees and other expenses	6,298	8,067	9,504
Restructuring charges	1,848	153	361
Investment and development expenses	1,285	1,781	422
Depreciation	120,993	113,475	106,205
Amortization	6,122	7,446	6,807
Impairment, legal contingencies and other losses	26,013	5,736	1,308

Total operating expenses	350,102	304,429	281,446

Income from operations	43,442	48,960	42,637

Other income (expense):
Interest expense	(92,085)	(86,573)	(83,091)
Debt cost amortization	(5,697)	(4,767)	(4,618)
Gain on retirement of debt	—	—	1,044
Interest income	2,569	1,521	1,580
Income from partially-owned unconsolidated entities	27,717	17,497	3,365
Loss on hedging activities	—	—	(289)
(Loss) gain on sale of property, net of income taxes of $ - , $ - and $117 for 2012, 2011 and 2010	(4,306)	115	(1,391)
Taxes and other	(907)	(872)	(1,084)

Total other income (expense)	(72,709)	(73,079)	(84,484)

Loss from continuing operations	(29,267)	(24,119)	(41,847)

Income from discontinued operations	11,258	6,565	3,699
Gain (loss) on disposal of discontinued operations	22,729	23,733	(395)

Net income from discontinued operations	33,987	30,298	3,304

Net income (loss)	4,720	6,179	(38,543)

Noncontrolling interest of limited partners — continuing operations	(43)	(53)	103
Noncontrolling interest of limited partners — discontinued operations	—	—	(4)

(Income) loss attributable to noncontrolling interest	(43)	(53)	99

Net income (loss) attributable to CRLP	4,677	6,126	(38,444)

	Years Ended December 31,
	2012	2011	2010
Distributions to limited partner preferred unitholders	—	(3,586)	(7,161)
Distributions to general partner preferred unitholders	—	—	(5,649)
Preferred unit repurchase gains	—	2,500	3,000
Preferred unit issuance costs write-off	—	(1,319)	(4,868)

Net income (loss) available to common unitholders	$4,677	$3,721	$(53,122)

Net loss available to common unitholders allocated to limited partners — continuing operations	1,893	2,094	5,382
Net income available to common unitholders allocated to limited partners — discontinued operations	(2,555)	(2,387)	(314)

Net income (loss) available to common unitholders allocated to general partner	$4,015	$3,428	$(48,054)

Net income (loss) per common unit — basic:
Continuing operations	$(0.31)	$(0.30)	$(0.71)
Discontinued operations	0.36	0.34	0.04

Net income (loss) per common unit — basic	$0.05	$0.04	$(0.67)

Net income (loss) per common unit — diluted:
Continuing operations	$(0.31)	$(0.30)	$(0.71)
Discontinued operations	0.36	0.34	0.04

Net income (loss) per common unit — diluted	$0.05	$0.04	$(0.67)

Weighted average common units outstanding:
Basic	94,410	91,389	79,536
Diluted	94,410	91,389	79,536

Net income (loss)	$4,720	$6,126	$(38,444)
Other comprehensive income (loss):
Changes in fair value of qualifying hedges	(15,985)	(19,302)	—
Adjust for amounts included in net income (loss)	7,222	3,164	726

Comprehensive income (loss)	$(4,043)	$(10,012)	$(37,718)

The accompanying notes are an integral part of these consolidated financial statements.

COLONIAL REALTY LIMITED PARTNERSHIP

CONSOLIDATED STATEMENTS OF EQUITY

(in thousands)

	General Partner
Years Ended December 31, 2012, 2011 and 2010	Common Equity	Preferred Equity	Limited Partners’ Preferred Equity	Limited Partners’ Noncontrolling Interest	Accumulated Other Comprehensive Loss	Total	Redeemable Common Units
Balance, December 31, 2009	$1,066,390	$96,550	$97,406	$985	$(2,957)	$1,258,374	$133,537
Net income (loss)	(46,186)	5,649	7,161	(99)		(33,475)	(5,068)
Reclassification adjustment for amounts included in net income (loss)					726	726
Distributions to common unitholders	(42,875)					(42,875)	(4,541)
Distributions to preferred unitholders		(5,649)	(7,161)			(12,810)
Change in interest of limited partners				(117)		(117)
Contributions from partners and the Company related to employee stock purchase and dividend reinvestment plans	164,245					164,245
Redemption of preferred units	(1,868)	(96,568)	(48,682)			(147,118)
Redemption of partnership units for shares	14,068					14,068	(14,077)
Change in redeemable noncontrolling interest	(35,688)					(35,688)	35,688
Other		18				18

Balance, December 31, 2010	$1,118,086	$—	$48,724	$769	$(2,231)	$1,165,348	$145,539

Net income (loss)	2,247		3,586	53		5,886	293
Reclassification adjustment for amounts included in net income (loss)					3,164	3,164
Changes in fair value of qualifying hedges					(17,839)	(17,839)	(1,463)
Distributions to common unitholders	(50,552)					(50,552)	(4,345)
Distributions to preferred unitholders			(3,586)			(3,586)
Change in interest of limited partners				(94)		(94)
Contributions from partners and the Company related to employee stock purchase, dividend reinvestment plans and equity offerings	173,543					173,543
Redemption of preferred units	1,181		(48,724)			(47,543)
Redemption of partnership units for shares	2,496					2,496	(2,496)
Change in redeemable noncontrolling interest	(22,054)					(22,054)	22,054

Balance, December 31, 2011	$1,224,947	$—	$—	$728	$(16,906)	$1,208,769	$159,582

	General Partner
Years Ended December 31, 2012, 2011 and 2010	Common Equity	Preferred Equity	Limited Partners’ Preferred Equity	Limited Partners’ Noncontrolling Interest	Accumulated Other Comprehensive Loss	Total	Redeemable Common Units
Net income (loss)	4,015			43		4,058	662
Reclassification adjustment for amounts included in net loss					6,680	6,680	542
Changes in fair value of qualifying hedges					(14,786)	(14,786)	(1,199)
Distributions to common unitholders	(63,329)					(63,329)	(5,154)
Change in interest of limited partners				(76)		(76)
Contributions from partners and the Company related to employee stock purchase, dividend reinvestment plans and equity offerings	16,311					16,311
Redemption of partnership units for shares	359					359	(359)
Change in redeemable noncontrolling interest	(7,982)					(7,982)	7,982

Balance, December 31, 2012	$1,174,321	—	$—	$695	$(25,012)	$1,150,004	$162,056

The accompanying notes are an integral part of these consolidated financial statements.

COLONIAL REALTY LIMITED PARTNERSHIP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net income (loss)	$4,720	$6,179	$(38,543)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	133,731	136,752	131,539
(Income) loss from partially-owned unconsolidated entities	(27,717)	(17,497)	(3,365)
(Gain) loss from sales of property	(18,423)	(23,848)	1,669
Impairment, legal contingencies and other losses	26,013	5,736	1,448
Gain on retirement of debt	—	—	(1,044)
Distributions of income from partially-owned entities	958	3,737	5,566
Share-based compensation expense	8,833	6,013	4,589
Other, net	341	(3,067)	1,522
Change in:
Restricted cash	(1,126)	1,157	(1,342)
Accounts receivable	4,456	(10,288)	18,073
Prepaid expenses	452	(13,162)	(328)
Other assets	4,090	435	(1,501)
Accounts payable	(7,046)	14,398	4,210
Accrued interest	(1,714)	(79)	(1,131)
Accrued expenses and other	9,540	11,620	(11,655)

Net cash provided by operating activities	137,108	118,086	109,707

Cash flows from investing activities:
Acquisition of properties	(184,727)	(225,885)	(42,635)
Development expenditures paid to non-affiliates	(84,386)	(41,497)	(14,867)
Development expenditures paid to an affiliate	(7,997)	(4,065)	(13,740)
Capital expenditures, tenant improvements and leasing commissions	(27,936)	(25,101)	(42,450)
Proceeds from sales of property, net of selling costs	145,942	146,733	21,194
Restricted Cash	6,487	(35,352)	—
Issuance of notes receivable	—	(17,977)	(29,137)
Repayments of notes receivable	2,074	1,485	5,787
Distributions from partially-owned entities	6,985	26,020	19,104
Capital contributions to partially-owned entities	(54)	—	(5,543)

Net cash used in investing activities	(143,612)	(175,639)	(102,287)

	Years Ended December 31,
	2012	2011	2010
Cash flows from financing activities:
Proceeds from additional borrowings	150,000	250,000	73,200
Proceeds from dividend reinvestment plan and exercise of stock options	7,196	5,000	4,003
Proceeds from issuance of common units	—	163,408	155,867
Principal reductions of debt	(82,718)	(58,885)	(101,552)
Payment of debt issuance costs	(5,309)	(2,879)	(1,351)
Proceeds from borrowings on revolving credit lines	750,040	1,450,000	945,000
Payments on revolving credit lines and overdrafts	(739,000)	(1,641,610)	(874,878)
Dividends paid to common and preferred shareholders	(63,329)	(54,138)	(55,685)
Distributions to noncontrolling partners in CRLP	(5,154)	(4,345)	(4,541)
Redemption of preferred units	—	(47,500)	(147,119)

Net cash provided by (used in) financing activities	11,726	59,051	(7,056)

Increase in cash and cash equivalents	5,222	1,498	364
Cash and cash equivalents, beginning of period	6,452	4,954	4,590

Cash and cash equivalents, end of period	$11,674	$6,452	$4,954

Supplemental disclosure of cash flow information:
Cash paid during the period for interest, including amounts capitalized	$95,009	$88,184	$86,836
Cash received during the period for income taxes	$—	$(729)	$(17,368)

Supplemental disclosure of non-cash transactions:
Consolidation of Colonial Grand at Traditions joint venture (principally a multifamily property)	$—	17,615	—
Change in accrual of construction expenses and capital expenditures	$(1,906)	$2,331	$(3,100)
Exchange of interest in DRA multifamily joint ventures for acquisition of CG at Riverchase Trails	—	$—	1,637

The accompanying notes are an integral part of these consolidated financial statements.

COLONIAL PROPERTIES TRUST AND COLONIAL REALTY LIMITED PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

Note 1 — Organization and Business

As used herein, “Colonial” or the “Trust” means Colonial Properties Trust, an Alabama real estate investment trust (“REIT”), together with its subsidiaries, including Colonial Realty Limited Partnership, a Delaware limited partnership (“CRLP”), Colonial Properties Services, Inc. (“CPSI”) and Colonial Properties Services Limited Partnership (“CPSLP”). The term “the Company” refers to the Trust and CRLP, collectively. The Trust was originally formed as a Maryland REIT on July 9, 1993 and reorganized as an Alabama REIT under a new Alabama REIT statute on August 21, 1995. The Trust is the sole general partner of, and, as of December 31, 2012 owned 92.5% of the limited partner interests in CRLP. The Trust and CRLP are structured as an “umbrella partnership REIT”, or UPREIT, and the Trust’s only material asset is its ownership of limited partnership interests in CRLP. The Trust conducts all of its business and owns all of its properties through CRLP and CRLP’s various subsidiaries and, as the sole general partner of CRLP, is vested with managerial control and authority over the business and affairs of CRLP.

The Trust is a multifamily-focused self-administered and self-managed equity REIT, which means that it is engaged in the acquisition, development, ownership, management and leasing of multifamily apartment communities and other commercial real estate properties. The Company’s activities include full or partial ownership and operation of a portfolio of 125 properties, consisting of multifamily and commercial properties located in 11 states (Alabama, Arizona, Florida, Georgia, Louisiana, Nevada, North Carolina, South Carolina, Tennessee, Texas and Virginia).

As of December 31, 2012, the Company owned or maintained a partial ownership in:

	Consolidated Properties		Units/Sq. Feet (1)	Unconsolidated Properties	Units/Sq. Feet (1)	Total Properties	Total Units/Sq. Feet (1)
Multifamily apartment communities	112	(2)	33,851	2	646	114	34,497
Commercial properties	8		2,167,000	3	350,000	11	2,517,000

(1)	Units refer to multifamily apartment units. Square feet refers to commercial space and excludes space owned by anchor tenants.
(2)	Includes one property partially-owned through a joint venture entity.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation — The notes included in this Form 10-K apply to both the Trust and CRLP, unless specifically noted otherwise. Specifically Note 6 - “Net Loss Per Share of the Trust”, Note 8 - “Equity of the Trust”, Note 10 - “Redeemable Noncontrolling Interests of the Trust” and Note 23 - “Quarterly Financial Information for the Trust (Unaudited)” pertain only to the Trust. Note 7 - “Net Loss Per Unit of CRLP”, Note 9 - “Capital Structure of CRLP”, Note 11 - “Redeemable Partnership Units of CRLP” and Note 24 - “Quarterly Financial Information for CRLP (Unaudited)” pertain only to CRLP.

Due to the Trust’s ability as general partner to control CRLP and various other subsidiaries, each such entity has been consolidated for financial reporting purposes. CRLP, an SEC registrant, files separate financial statements under the Securities and Exchange Act of 1934, as amended. The Trust allocates income to the noncontrolling interest in CRLP based on the weighted average noncontrolling ownership percentage for the periods presented in the Consolidated Statements of Operations and Comprehensive Income (Loss) of the Trust. At the end of each period, the Trust adjusts the Consolidated Balance Sheet for CRLP’s noncontrolling interest balance based on the noncontrolling ownership percentage at the end of the period.

The Company also consolidates other entities in which it has a controlling interest or entities where it is determined to be the primary beneficiary under Accounting Standards Codification “ASC” 810-20, Control of Partnerships and Similar Entities. Under ASC 810-20, variable interest entities (“VIEs”) are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision-making ability. The primary beneficiary, as determined primarily based on a qualitative evaluation of the entity with the ability to direct the most significant business activities of the VIE, is required to consolidate the VIE for financial reporting purposes. The application of ASC 810-20 requires management to make significant estimates and judgments about the Company’s and its other partners’ rights, obligations and economic interests in such entities. Where the Company has less than a controlling financial interest in an entity or the Company is not the primary beneficiary of the entity, the entity is accounted for on the equity method of accounting. Accordingly, the Company’s share of net earnings or losses of these entities is included in consolidated net income (loss). A description of the Company’s investments accounted for using the equity method of accounting is included in Note 13 - “Investment in Partially-Owned Entities”. All intercompany accounts and transactions have been eliminated in consolidation.

Federal Income Tax Status — The Trust, which is considered a corporation for federal income tax purposes, qualifies as a REIT and generally will not be subject to federal income tax to the extent it distributes its REIT taxable income to its shareholders. REITs are subject to a number of organizational and operational requirements. If the Trust fails to qualify as a REIT in any taxable year, the Trust will be subject to federal income tax on its taxable income at regular corporate rates. Even if the Trust does qualify as a REIT, the Trust may be subject to certain federal, state and local taxes on its income and property and to federal income and excise taxes on its undistributed income. For example, the Trust will be subject to federal income tax to the extent it distributes less than 100% of its REIT taxable income (including undistributed net capital gains) and the Trust has certain gains that, if recognized, will be subject to corporate tax because it acquired the assets in tax-free acquisitions of non-REIT corporations.

CRLP is a partnership for federal income tax purposes. As a partnership, CRLP is not subject to federal income tax on its income. Instead, each of CRLP’s partners, including the Trust, is responsible for paying tax on such partner’s allocable share of income.

The Company’s consolidated financial statements include the operations of a taxable REIT subsidiary, CPSI, which is not entitled to a dividends paid deduction and is subject to federal, state and local income taxes. CPSI uses the liability method of accounting for income taxes. Deferred income tax assets and liabilities result from temporary differences. Temporary differences are differences between tax bases of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future periods. CPSI provides property development, construction services, leasing and management services for joint venture and third-party owned properties and administrative services to the Company and engages in for-sale development activity. The Company generally reimburses CPSI for payroll and other costs incurred in providing services to the Company. All inter-company transactions are eliminated in the accompanying Consolidated Financial Statements. During the years ended December 31, 2012, 2011 and 2010, CPSI recognized no income tax expense (benefit). CPSI’s effective income tax rates were zero for the years ended December 31, 2012, 2011 and 2010. As of December 31, 2012 and 2011, the Company had no net deferred tax asset after the effect of the valuation allowance.

Tax years 2005 through 2007 and tax years 2009 through 2011 are subject to examination by the federal taxing authorities. Generally, tax years 2009 through 2011 are subject to examination by state taxing authorities. There are no state tax examinations currently in process.

On November 6, 2009, the Worker, Homeownership and Business Assistance Act of 2009 was signed into law, which expanded the net operating loss (“NOL”) carryback rules to allow businesses to carry back NOLs incurred in either 2008 or 2009 up to five years. As a result of the new legislation, CPSI was able to carry back tax losses that occurred in the year ended December 31, 2009 against income that was recognized in 2005 and 2006. The Company received no tax refunds during 2012. The Company received $0.7 million of tax refunds during the year ended December 31, 2011.

The Company may from time to time be assessed interest or penalties by federal and state tax jurisdictions, although any such assessments historically have been minimal and immaterial to the Company’s financial results. When the Company has received an assessment for interest and/or penalties, it has been classified in the financial statements as “Taxes and other”.

Real Estate Assets, Impairment and Depreciation — Land, buildings, and equipment is stated at the lower of cost, less accumulated depreciation, or fair value. Undeveloped land and construction in progress is stated at cost unless such assets are impaired in which case such assets are recorded at fair value. The Company reviews its long-lived assets and all intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. Assets classified as held for sale are reported at the lower of their carrying amount or fair value less cost to sell. The Company’s determination of fair value is based on inputs management believes are consistent with those that market participants would use (See - “Assets and Liabilities Measured at Fair Value”). Estimates are significantly impacted by estimates of sales price, selling velocity, sales incentives, construction costs and other factors. Due to uncertainties in the estimation process, actual results could differ from such estimates. For those assets deemed to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Depreciation is computed using the straight-line method over the estimated useful lives of the assets, as follows:

Useful Lives
Buildings	20 - 40 years
Furniture, fixtures and equipment	3 - 7 years
Land improvements	10 or 15 years
Tenant improvements	Life of lease

Repairs and maintenance are charged to expense as incurred. Replacements and improvements are capitalized and depreciated over the estimated remaining useful lives of the assets.

Acquisition of Real Estate Assets — The Company accounts for its acquisitions of investments in real estate in accordance with ASC 805-10, Business Combinations, which requires the fair value of the real estate acquired to be allocated to the acquired tangible assets, consisting of land, building and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases and value of other tenant relationships, based in each case on the fair values.

The Company allocates purchase price to the fair value of the tangible assets of an acquired property (which includes the land and building) determined by valuing the property as if it were vacant. The “as-if-vacant” value is allocated to land and buildings based on management’s determination of the relative fair values of these assets. The Company also allocates value to tenant improvements based on the estimated costs of similar tenants with similar terms.

The Company records acquired intangible assets (including above-market leases, customer relationships and in-place leases) and acquired liabilities (including below-market leases) at their estimated fair value separate and apart from goodwill. The Company amortizes identified intangible assets and liabilities that are determined to have finite lives over the period the assets and liabilities are expected to contribute directly or indirectly to the future cash flows of the property or business acquired. Intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. An impairment loss is recognized if the carrying amount of an intangible asset is not recoverable and its carrying amount exceeds its estimated fair value.

As of December 31, 2012, the Company had $6.7 million, $0.6 million and $7.3 million of unamortized in-place lease intangible assets, net market lease intangibles and intangibles related to relationships with customers, respectively, which is reflected as a component of “Other assets” in the accompanying Consolidated Balance Sheets of the Trust and CRLP. The aggregate amortization expense for in-place lease intangible assets recorded during 2012, 2011 and 2010 was $4.8 million, $6.0 million and $5.2 million, respectively.

Cost Capitalization — Costs incurred during predevelopment are capitalized after the Company has identified a development site, determined that a project is feasible and concluded that it is probable that the project will proceed. While the Company believes it will recover this capital through the successful development of such projects, it is possible that a write-off of unrecoverable amounts could occur. Once it is no longer probable that a development will be successful, the predevelopment costs that have been previously capitalized are expensed.

The capitalization of costs during the development of assets (including interest, property taxes and other costs) begins when an active development commences and ends when the asset, or a portion of an asset, is completed and is ready for its intended use. Cost capitalization during redevelopment of assets (including interest and other costs) begins when the asset is taken out-of-service for redevelopment and ends when the asset redevelopment is completed and the asset is transferred back into service.

Cash and Equivalents — The Company includes highly liquid marketable securities and debt instruments purchased with a maturity of three months or less in cash equivalents. The majority of the Company’s cash and equivalents are held at major commercial banks.

The Company has included in accounts payable book overdrafts representing outstanding checks in excess of funds on deposit of $15.4 million and $9.0 million as of December 31, 2012 and 2011, respectively.

Restricted Cash — Restricted cash is comprised of cash balances which are legally restricted as to use and consists of resident and tenant deposits, deposits on for-sale residential lots and units and cash in escrow for self insurance retention.

During 2012 and 2011, the Company used multifamily and commercial asset disposition proceeds to fund investment activities through tax-deferred exchanges under Section 1031 of the Internal Revenue Code. As of December 31, 2012 and 2011, $28.9 million and $35.4 million of the proceeds remained in temporary cash accounts, classified as restricted cash, pending the fulfillment of Section 1031 exchange requirements. (see Note 3 - “Real Estate Activity”)

Valuation of Receivables — Due to the short-term nature of the leases at the Company’s multifamily properties, generally six months to one year, the Company’s exposure to resident defaults and bankruptcies is minimized. The Company’s policy is to record allowances for all outstanding receivables greater than 30 days past due at its multifamily properties.

The Company is subject to tenant defaults and bankruptcies at its commercial properties that could affect the collection of outstanding receivables. In order to mitigate these risks, the Company performs a credit review and analysis on commercial tenants and significant leases before they are executed. The Company evaluates the collectability of outstanding receivables and records allowances as appropriate. The Company’s policy is to record allowances for all outstanding invoices greater than 60 days past due at its commercial properties.

The Company had an allowance for doubtful accounts of $0.8 million and $1.1 million as of December 31, 2012 and 2011.

Notes Receivable — Notes receivable consists primarily of promissory notes representing loans by the Company to third parties. The Company records notes receivable at cost. The Company evaluates the collectability of both interest and principal for each of its notes to determine whether they are impaired. A note is considered to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the existing contractual terms. When a note is considered to be impaired, the amount of the allowance is calculated by comparing the recorded investment to either the value determined by discounting the expected future cash flows at the note’s effective interest rate or to the value of the collateral if the note is collateral-dependent. As of December 31, 2012, the Company did not have any impaired notes receivable.

As of December 31, 2012, the Company had notes receivable of $42.4 million consisting primarily of:

•

$24.4 million outstanding on the construction note, which is secured by the property, for the Colonial Promenade Smyrna joint venture, which the Company acquired from the lender in May 2010. On January 31, 2012, the Company and the joint venture amended the note and related loan documents to extend the maturity date to December 2012, fix the annual interest rate at 5.25%, provided for two additional one-year extension options and reduce the joint venture partner’s guarantee to $1.3 million. In December 2012, the joint venture opted to extend the maturity date to December 2013 with a fixed interest rate of 5.38%. See Note 14 - “Financing Activities — Unconsolidated Joint Venture Financing Activity”; and

•	$16.9 million outstanding on a seller-financing note with a five year term at an annual interest rate of 5.60% associated with the disposition of Colonial Promenade at Fultondale in February 2009.

The Company had accrued interest related to its outstanding notes receivable of $0.3 million as of December 31, 2012 and 2011, respectively. As of December 31, 2012 and 2011, the Company had no reserve recorded against its outstanding notes receivable. The weighted average interest rate on the notes receivable outstanding at December 31, 2012 and December 31, 2011 was approximately 5.5% and 4.9%, respectively. Interest income is recognized on an accrual basis.

The Company received principal payments of $2.1 million and $1.5 million on these and other outstanding subordinated loans during 2012 and 2011, respectively. As of December 31, 2012 and 2011, the Company had outstanding notes receivable balances, net of reserves, of $42.4 million and $43.8 million, respectively.

Deferred Debt and Lease Costs — Deferred debt costs consist of loan fees and related expenses which are amortized on a straight-line basis, which approximates the effective interest method, over the terms of the related debt. Deferred lease costs include leasing charges, direct salaries and other costs incurred by the Company to originate a lease, which are amortized on a straight-line basis over the terms of the related leases.

Derivative Instruments — All derivative instruments are recognized on the balance sheet and measured at fair value. Derivatives that do not qualify for hedge treatment must be recorded at fair value with gains or losses recognized in earnings in the period of change. The Company enters into derivative financial instruments from time to time, but does not use them for trading or speculative purposes. Interest rate cap agreements and interest rate swap agreements are used to reduce the potential impact of increases in interest rates on variable-rate debt.

The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking the hedge (see Note 15 - “Derivatives and Hedging”). This process includes specific identification of the hedging instrument and the hedged transaction, the nature of the risk being hedged and how the hedging instrument’s effectiveness in hedging the exposure to the hedged transaction’s variability in cash flows attributable to the hedged risk will be assessed. Both at the inception of the hedge and on an ongoing basis, the Company assesses whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows or fair values of hedged items. The Company discontinues hedge accounting if a derivative is not determined to be highly effective as a hedge or has ceased to be a highly effective hedge.

Share-Based Compensation — The Company currently sponsors share option plans and restricted share award plans (see Note 16 - “Share-Based Compensation”). The Company accounts for share based compensation in accordance with ASC 718, Stock Compensation, which requires compensation costs related to share-based payment transactions to be recognized in the consolidated statements of operations when earned.

Revenue Recognition — Residential properties are leased under operating leases with terms of generally one year or less. Rental revenues from residential leases are recognized on the straight-line method over the life of the leases, which is generally one year. The recognition of rental revenues from residential leases when earned has historically not been materially different from rental revenues recognized on a straight-line basis.

Under the terms of residential leases, the residents of the Company’s communities are obligated to reimburse the Company for certain utility usage, cable, water, electricity and trash, where the Company is the primary obligor to the utility entities. These utility reimbursements from residents are included as “Other property-related revenue” in the Consolidated Statements of Operations and Comprehensive Income (Loss) of the Trust and CRLP.

Rental income attributable to commercial leases is recognized on a straight-line basis over the terms of the leases. Certain commercial leases contain provisions for additional rent based on a percentage of tenant sales. Percentage rents are recognized in the period in which sales thresholds are met. Recoveries from tenants for taxes, insurance, and other property operating expenses are recognized in the period the applicable costs are incurred in accordance with the terms of the related lease.

Sales and the associated gains or losses on real estate assets, condominium conversion projects and for-sale residential projects including developed condominiums are recognized in accordance with ASC 360-20, Real Estate Sales. For condominium conversion and for-sale residential projects, sales and the associated gains for individual condominium units are recognized upon the closing of the sale transactions, as all conditions for full profit recognition have been met. The Company uses the relative sales value method to allocate costs and recognize profits from condominium conversion and for-sale residential sales.

Other income received from long-term contracts signed in the normal course of business, including property management and development fee income, is recognized when earned for services provided to third parties, including joint ventures in which the Company owns a noncontrolling interest.

Warranty Reserves — Warranty reserves are included in “Accrued expenses” on the accompanying Consolidated Balance Sheets of the Trust and CRLP. Estimated future warranty costs on condominium conversion and for-sale residential sales are charged to cost of sales in the period when the revenues from such sales are recognized. Such estimated warranty costs are approximately 0.5% of total revenue. As necessary, additional warranty costs are charged to costs of sales based on management’s estimate of the costs to remediate existing claims. While the Company believes the warranty reserve is adequate as of December 31, 2012, historical data and trends may not accurately predict actual warranty costs, or future development could lead to a significant change in the reserve. The Company’s warranty reserves are as follows:

	Years Ended December 31,
($ in thousands)	2012	2011	2010
Balance at beginning of period	$704	$960	$871
Accruals for warranties issued	899	63	109
Payments made	(313)	(319)	(20)

Balance at end of period	$1,290	$704	$960

Net Income (Loss) Per Share — Basic net income (loss) per common share is computed under the “two class method” as described in ASC 260, Earnings per Share. The two-class method is an earnings allocation formula that determines earnings per share for each class of common stock and participating security according to dividends declared and participation rights in undistributed earnings or losses. According to the guidance, the Company has included share-based payment awards that have non-forfeitable rights to dividends prior to vesting as participating securities. Diluted net income (loss) per common share is computed by dividing the net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period, the dilutive effect of restricted shares issued, and the assumed conversion of all potentially dilutive outstanding share options.

Self Insurance Accruals — The Company is self-insured up to certain limits for general liability claims, workers’ compensation claims, property claims and health insurance claims. Amounts are accrued currently for the estimated cost of claims incurred, both reported and unreported.

Loss Contingencies — The Company is subject to various claims, disputes and legal proceedings, including those described under Note 20 - “Legal Proceedings”, the outcomes of which are subject to significant uncertainty. The Company records an accrual for loss contingencies when a loss is probable and the amount of the loss can be reasonably estimated. The Company reviews these accruals quarterly and makes revisions based on changes in facts and circumstances. The Company expenses legal defense costs as incurred. As of December 31, 2012, the Company’s loss contingency accrual was $26.8 million in the aggregate, and is reflected as a component of “Accrued expenses” in the accompanying Consolidated Balance Sheet as of December 31, 2012.

Restructuring Charges — Restructuring charges reflected in the accompanying Consolidated Statements of Operations and Comprehensive Income (Loss) relate primarily to one-time termination benefits. The Company recognizes these severance charges when the requirements of ASC 420 have been met regarding a plan of termination and when communication has been made to employees. During 2012, the Company recorded $1.8 million of restructuring charges related to severance costs associated with the departure of the Company’s President and Chief Financial Officer, as well as departures of other management personnel as a result of additional simplification of the Company’s operations. During 2011 and 2010, the Company recorded $0.2 million and $0.4 million in restructuring charges, respectively.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Segment Reporting — The Company reports on its segments in accordance with ASC 280, Segment Reporting, which defines an operating segment as a component of an enterprise that engages in business activities that generate revenues and incur expenses, which operating results are reviewed by the chief operating decision maker in the determination of resource allocation and performance and for which discrete financial information is available. The Company manages its business based on the performance of two separate operating segments: multifamily and commercial.

Noncontrolling Interests and Redeemable Common Units — Amounts reported as limited partners’ interest in consolidated partnerships on the Consolidated Balance Sheets are presented as noncontrolling interests within equity. Additionally, amounts reported as preferred units in CRLP are presented as noncontrolling interests within equity. Noncontrolling interests in common units of CRLP are included in the temporary equity section (between liabilities and equity) of the Consolidated Balance Sheets because of the redemption feature of these units. Each common unit is redeemable at the option of the holder for cash equal to the fair market value of one common share at the time of redemption or, at the option of the Trust, one common share. Based on the requirements of ASC 480-10-S99, the measurement of noncontrolling interests is presented at “redemption value” — i.e., the fair value of the units (or limited partners’ interests) as of the balance sheet date (based on the Trust’s share price multiplied by the number of outstanding units), or the aggregate value of the individual partner’s capital balances, whichever is greater. See the Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2012, 2011 and 2010 for the presentation and related activity of the noncontrolling interests and redeemable common units.

Investments in Joint Ventures — To the extent that the Company contributes assets to a joint venture, the Company’s investment in the joint venture is recorded at the Company’s cost basis in the assets that were contributed to the joint venture. To the extent that the Company’s cost basis is different from the basis reflected at the joint venture level, the basis difference is amortized over the life of the related assets and included in the

Company’s share of equity in net income of the joint venture. In accordance ASC 323, Investments — Equity Method and Joint Ventures, the Company recognizes gains on the contribution of real estate to joint ventures, relating solely to the outside partner’s interest, to the extent the economic substance of the transaction is a sale. On a periodic basis, management assesses whether there are any indicators that the value of the Company’s investments in unconsolidated joint ventures may be impaired. An investment’s value is impaired only if management’s estimate of the fair value of the investment is less than the carrying value of the investment and such difference is deemed to be other than temporary. To the extent an other than temporary impairment has occurred, the loss shall be measured as the excess of the carrying amount of the investment over the estimated fair value of the investment. During 2012, the Company determined that its 40% noncontrolling joint venture interest in Regents Park (Phase II) was impaired and that this impairment was other than temporary. As a result, the Company recognized a non-cash impairment charge of $0.4 million during 2012. Other than Regents Park (Phase II) charge in 2012, the Company has determined that these investments were not other than temporarily impaired as of December 31, 2012, 2011 and 2010.

Investment and Development Expenses — Investment and development expenses consist primarily of costs related to potential mergers, acquisitions, and abandoned development pursuits. Abandoned development costs are costs incurred prior to land acquisition including contract deposits, as well as legal, engineering and other external professional fees related to evaluating the feasibility of such developments. If the Company determines that it is probable that it will not develop a particular project, any related pre-development costs previously incurred are immediately expensed. The Company recorded $1.3 million, $1.8 million and $0.4 million in investment and development expenses in 2012, 2011 and 2010, respectively.

Assets and Liabilities Measured at Fair Value — The Company applies ASC 820, Fair Value Measurements and Disclosures, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in a transaction between willing market participants. Additional disclosures focusing on the methods used to determine fair value are also required using the following hierarchy:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date.

•	Level 2 — Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly.

•	Level 3 — Unobservable inputs for the assets or liability.

The Company applies ASC 820 in relation to the valuation of real estate assets recorded at fair value, to its impairment valuation analysis of real estate assets (see Note 3 - “Real Estate Activity”), to its disclosure of the fair value of financial instruments, which principally consists of indebtedness (see Note 14 - “Financing Activities”), to its disclosure of fair value of derivative financial instruments (see Note 15 - “Derivatives and Hedging”) and to notes receivable (see below). The following table presents the Company’s real estate assets and derivative financial instruments reported at fair market value and the related level in the fair value hierarchy as defined by ASC 820 used to measure those assets, liabilities and disclosures:

	Fair value measurements as of
($ in thousands)	December 31, 2012
Assets (Liabilities)	Total	Level 1	Level 2	Level 3
Real estate assets, including assets held for sale	$43,291	$—	$—	$43,291
Investment in partially-owned entities	$2,460	$—	$—	$2,460
Derivative financial instruments	$(25,862)	$—	$(25,862)	$—

Real estate assets and investments in partially-owned entities

Real estate assets, including assets held for sale, and investments in partially-owned entities were valued using sales activity for similar assets, current contracts and using inputs management believes are consistent with those that market participants would use. The fair values of these assets are determined using widely accepted valuation techniques, including (i) discounted cash flow analysis, which considers, among other things, units sales assumptions, leasing assumptions, cost structure, growth rates, discount rates and terminal capitalization rates (ii) income capitalization approach, which considers prevailing market capitalization rates and (iii) comparable sales activity, including current offers. The valuation technique and related inputs vary with the specific facts and circumstances of each project.

Derivative financial instruments

Currently, the Company uses interest rate swaps to manage its interest rate risk. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, foreign exchange rates, and implied volatilities. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.

To comply with the provisions of ASC 820, the Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Company, in conjunction with the FASB’s fair value measurement guidance, made an accounting policy election to measure the credit risk of its derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio.

Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, as of December 31, 2012, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of its derivatives. As a result, the Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

Indebtedness

At December 31, 2012, the estimated fair value of fixed rate debt was approximately $1.73 billion (carrying value of $1.63 billion) and the estimated fair value of the Company’s variable rate debt, including the Company’s unsecured credit facility, is consistent with the carrying value of $201.1 million. The Company has determined that the fair value of its fixed and variable rate debt is classified as Level 2 of the fair value hierarchy.

Notes receivable

The estimated fair value of the Company’s notes receivable at December 31, 2012 and December 31, 2011 was consistent with the carrying values of approximately $42.4 million and $43.8 million, respectively, based on market rates and similar financing arrangements after giving consideration to the credit standing of the borrowers. The Company has determined that the fair value of its notes receivable is classified as Level 3 of the fair value hierarchy.

The disclosure of estimated fair values was determined by management using available market information, considering market participant assumptions and appropriate valuation methodologies available to management at December 31, 2012. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, there can be no assurance that the estimates presented above are indicative of the amounts the Company could realize on disposition of the real estate assets or financial instruments. The use of different market assumptions and/or estimation methodologies could have material effect on the estimated fair value amounts.

Accounting Pronouncements Not Yet Adopted — In February 2013, the FASB issued ASU 2013-02, and update to ASC 220, Comprehensive Income. ASU 2013-02 was issued to improve the reporting of reclassifications out of accumulated other comprehensive income. The amendments in this update seek to attain that objective by requiring an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. generally accepted accounting principles “GAAP” to be reclassified in its entirety to net income. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under U.S. GAAP that provide additional detail about those amounts. This would be the case when a portion of the amount reclassified out of accumulated other comprehensive income is reclassified to a balance sheet account instead of directly to income or expense in the same reporting period. ASU 2013-02 will become effective for the fiscal years beginning after December 15, 2012. The Company does not foresee the adoption of ASU 2013-02 to have a material impact on the Company’s consolidated financial statements.

Note 3 — Real Estate Activity

Acquisition Activity

During 2012, 2011 and 2010, the Company acquired the following multifamily apartment communities:

			Effective
Acquisitions	Location	Units	Acquisition Date	Purchase Price
				(in millions)
Colonial Reserve at Las Colinas	Dallas, TX	306	November 20, 2012	$42.8
Colonial Grand at Canyon Ranch	Austin, TX	272	November 13, 2012	24.5
Colonial Grand at Research Park (1)	Raleigh, NC	370	October 1, 2012	38.0
Colonial Grand at Fairview	Dallas, TX	256	May 30, 2012	29.8
Colonial Grand at Brier Falls	Raleigh, NC	350	January 10, 2012	45.0
Colonial Grand at Hebron	Dallas, TX	312	November 8, 2011	34.1
Colonial Grand at Commerce Park	Charleston, SC	312	September 20, 2011	30.9
Colonial Reserve at Medical District	Dallas, TX	278	September 1, 2011	33.0
Colonial Village at Beaver Creek	Raleigh, NC	316	August 2, 2011	26.4
Colonial Grand at Traditions (2)	Gulf Shores, AL	324	June 17, 2011	17.6
Colonial Grand at Palm Vista	Las Vegas, NV	341	March 14, 2011	40.9
Colonial Grand at Cornelius	Charlotte, NC	236	February 28, 2011	23.6
Colonial Grand at Wells Branch	Austin, TX	336	February 24, 2011	28.4
Colonial Grand at Brier Creek	Raleigh, NC	364	October 22, 2010	37.9
Colonial Grand at Riverchase Trails (3)	Birmingham, AL	345	June 30, 2010	24.6

Total		4,718		$477.5

(1)	Prior to the acquisition, the Company owned a 20% noncontrolling interest in the joint venture that owned the property. See Note 13 - “Investment in Partially-Owned Entities”.
(2)	The Company acquired the property through foreclosure on August 1, 2011. For additional information regarding the status of ongoing litigation between the Company and its joint venture partner involving this property, see Note 20 - “Legal Proceedings”.
(3)	The Company acquired ownership in this asset through a joint venture transaction. See Note 13 - “Investment in Partially-Owned Entities” for additional details regarding this transaction.

The results of operations of the above mentioned acquisitions have been included in the consolidated financial statements since each date of acquisition or, in the case of Colonial Grand at Traditions, since the date of consolidation. These transactions were funded by proceeds received from shares issued under the Trust’s “at-the-market” continuous equity offering programs, proceeds received from asset dispositions, as discussed below, and borrowings on the Company’s unsecured credit facility. The cash paid to acquire these properties is included in the Consolidated Statements of Cash Flows of the Trust and CRLP. For properties acquired, assets were recorded at fair value based on an independent third party appraisal or internal models using assumptions consistent with those made by other market participants. The property acquisitions during 2012, 2011 and 2010 are comprised of the following:

($ in thousands)	2012	2011	2010
Assets purchased:
Land, buildings and equipment	$177,505	$230,823	$61,285
In-place lease intangibles	2,610	3,954	1,059

Total assets purchased	180,115	234,777	62,344
Notes and mortgages assumed	—	—	(19,300	) (1)

Total consideration	$180,115	$234,777	$43,044

(1)	See Note 13 - “Investment in Partially-Owned Entities” regarding additional details for this transaction.

The following unaudited pro forma financial information for the years ended December 31, 2012, 2011 and 2010, gives effect to the above operating property acquisitions, including the consolidation of Colonial Grand at Traditions, as if they had occurred at the beginning of the periods presented. The information for the year in which a property was acquired/consolidated includes pro forma results for the portion of the period prior to the acquisition/consolidation date and actual results from the date of acquisition/consolidation through the end of the year. The pro forma results are not intended to be indicative of the results of future operations.

	** Pro Forma (Unaudited) **
	Years Ended December 31,
($ in thousands, except per share data)	2012	2011	2010
Total revenue	$403,768	$382,417	$353,175
Net income (loss) available to common shareholders	$6,935	$1,105	$(49,379)
Net income (loss) per common share — dilutive	$0.07	$0.01	$(0.69)

Disposition Activity - Continuing Operations

In July 2012, the Company sold 53,000 square feet at Colonial Promenade Tannehill, a 234,000 square-foot (excluding anchor-owned square footage) commercial asset located in Birmingham, Alabama, for a sales price of $5.6 million.

During 2012, 2011 and 2010, the Company sold various consolidated parcels of land for an aggregate sales price of $4.3 million, $6.0 million, and $17.2 million, respectively, which were used to repay a portion of the borrowings under the Company’s unsecured credit facility and for general corporate purposes.

During 2012, 2011 and 2010 the Company also sold its interest in various multifamily and commercial joint ventures. See Note 13 - “Investment in Partially-Owned Entities” for additional details regarding these transactions.

Disposition Activity - Discontinued Operations

Net income/(loss) and gain/(loss) on disposition of real estate for properties sold in which the Company does not maintain continuing involvement are reflected in the Consolidated Statements of Operations and Comprehensive Income (Loss) of the Trust and CRLP as “Discontinued Operations” for the years ended December 31, 2012, 2011 and 2010. Following is a listing of the properties the Company disposed of in 2012, 2011 and 2010, which are classified as discontinued operations:

		Units/	Effective
Dispositions	Location	Sq. Feet (1)	Disposal Date	Sales Price
				(in millions)
Multifamily Properties
Autumn Hill	Charlottesville, VA	425	December 20, 2012	$32.0
Colonial Village at Canyon Hills	Austin, TX	229	December 20, 2012	16.9
Colonial Village at Highland Hills	Raleigh, NC	250	December 20, 2012	17.8
Heatherwood	Charlotte, NC	476	December 20, 2012	28.8
Brookfield	Dallas/Ft. Worth, TX	232	September 27, 2011	9.5
Colonial Grand at McGinnis Ferry	Atlanta, GA	434	September 27, 2011	39.0
Colonial Grand at Sugarloaf	Atlanta, GA	250	September 27, 2011	22.5
Colonial Village at Meadow Creek	Charlotte, NC	250	September 27, 2011	13.6
Paces Cove	Dallas/Ft. Worth, TX	328	September 27, 2011	12.5
Summer Tree	Dallas/Ft. Worth, TX	232	September 27, 2011	8.7

Commercial Properties
Colonial Promenade Alabaster	Birmingham, AL	219,000	October 24, 2012	37.4
Colonial Center Town Park 400	Orlando, FL	176,000	November 10, 2011	23.9
Brookwood Village Center	Birmingham, AL	88,000	September 23, 2011	8.0

Total				$270.6

(1)	Units refer to multifamily apartment units. Square feet refers to commercial space and excludes space owned by anchor tenants.

The proceeds from the sales of these assets were used to fund the acquisitions of multifamily apartment communities discussed above, as well as to repay a portion of the borrowings under the Company’s unsecured credit facility. In some cases, the Company uses disposition proceeds to fund investment activities through tax-deferred exchanges under Section 1031 of the Internal Revenue Code. Of the proceeds received from the sale of assets described above, $28.9 million remains in temporary restricted cash accounts pending the fulfillment of Section 1031 exchange requirements.

Below is a summary of the operations of the properties classified as discontinued operations during the years ended December 31, 2012, 2011 and 2010:

	Years Ended December 31,
($ in thousands)	2012	2011	2010
Property revenues:
Minimum rent	$23,614	$32,915	$35,495
Tenant recoveries	1,749	1,608	1,605
Other revenue	3,288	5,650	5,826

Total revenues	28,651	40,173	42,926

Property expenses:
Property operating and administrative expense	11,140	17,051	19,733
Depreciation	5,930	14,314	15,898
Amortization	335	1,112	2,124

Total operating expenses	17,405	32,477	37,755

Interest income (expense), net	12	(1,111)	(1,445)
Debt cost amortization	—	(20)	(27)

Income from discontinued operations before net gain (loss) on disposition of discontinued operations	11,258	6,565	3,699
Net gain (loss) on disposition of discontinued operations, net of income taxes	22,729	23,733	(395)
Noncontrolling interest in CRLP from discontinued operations	(2,555)	(2,387)	(314)
Noncontrolling interest to limited partners	—	—	(4)

Income from discontinued operations attributable to parent company	$31,432	$27,911	$2,986

Held for Sale

The Company classifies real estate assets as held for sale only after the Company has received approval by the Board of Trustees’ investment committee, has commenced an active program to sell the assets, does not intend to retain a continuing interest in the property and in the opinion of the Company’s management, it is probable the assets will sell within the next 12 months.

As of December 31, 2012, the Company had classified one multifamily apartment community, two commercial assets, two for-sale developments and three outparcels/pads as held for sale. These real estate assets are reflected in the accompanying Consolidated Balance Sheets of the Trust and CRLP at $93.5 million as of December 31, 2012, which represents the lower of depreciated cost or fair value less costs to sell. There was no mortgage debt associated with these properties as of December 31, 2012.

As of December 31, 2011, the Company had two for-sale developments classified as held for sale. These real estate assets are reflected in the accompanying Consolidated Balance Sheets of the Trust and CRLP at $10.5 million at December 31, 2011, which represents the lower of depreciated cost or fair value less costs to sell. There was no mortgage debt associated with these properties as of December 31, 2011. As of December 31, 2011, there were no operating properties classified as held for sale.

For-Sale Activities

The total number of units sold for condominium conversion properties, for-sale residential units and lots for the years ended December 31, 2012, 2011 and 2010 are as follows:

	2012	2011	2010
For-sale residential units	8	11	28
Residential lots	1	—	—

During 2012, 2011 and 2010, the Company received total proceeds of $4.9 million, $5.1 million and $9.3 million, respectively, related to the sale of for-sale residential units and lots. These dispositions eliminate the operating expenses and costs to carry the associated units/lots. The Company’s portion of the proceeds from the sales was used to repay a portion of the outstanding borrowings on the Company’s unsecured credit facility. The Company recognized immaterial gains/losses on for sale residential sales in 2012, 2011 and 2010.

As of December 31, 2012, the Company had five for-sale residential units and 39 single-family lots remaining. These units/lots, valued at $5.9 million in the aggregate, are reflected in “Real estate assets held for sale, net” on the Consolidated Balance Sheets of the Trust and CRLP at December 31, 2012. As of December 31, 2011, the Company had $10.1 million of completed for-sale residential projects classified as held for sale.

For cash flow statement purposes, the Company classifies capital expenditures for newly developed for-sale residential communities in investing activities. Likewise, the proceeds from the sales of condominium units and other residential sales are also included in investing activities.

Impairment, Legal Contingencies and Other Losses

During 2012, the Company recorded impairment charges, legal contingencies and other losses totaling $26.0 million. Included in the $26.0 million is a $12.7 million charge related to certain ongoing litigation regarding Colonial Grand at Traditions (see Note 20 - “Legal Proceedings”) and $8.2 million of charges (a $4.9 million increase in loss contingency accrual and a $3.3 million non-cash impairment charge on for-sale residential lots) related to a proposed settlement with respect to the UCO litigation (see Note 20 - “Legal Proceedings”). In addition, the Company recorded a $3.3 million non-cash impairment charge on one of its commercial assets, a $0.9 million charge related to warranty claims on for-sale residential units previously sold, a $0.4 million non-cash impairment charge related to a joint venture investment consisting of undeveloped land and a $0.5 million casualty loss due to property damage caused by a fire at one of the Company’s multifamily apartment communities.

During 2011, the Company recorded impairment charges, legal contingencies and other losses totaling $5.7 million. The $5.7 million was comprised of $4.8 million in loss contingencies related to certain on-going litigation (see Note 20 - “Legal Proceedings”), $0.7 million of casualty losses and $0.2 million of other non-cash impairment charges. The $0.7 million of casualty losses were due to fire and weather-related structural damage at eight of the Company’s multifamily apartment communities. Of the other non-cash impairment charges, $0.1 million was related to sales of various for-sale residential units and $0.1 million was related to the sale of land outparcels. These charges are included in “Impairment, legal contingencies and other losses” in the Consolidated Statements of Operations and Comprehensive Income (Loss) of the Trust and CRLP for the years ended December 31, 2011.

During 2010, the Company recorded non-cash impairment charges totaling $1.3 million. Of the $1.3 million, $1.0 million relates to casualty losses resulting from fire and weather-related structural damage at four of the Company’s multifamily apartment communities and the remaining $0.3 million relates to sales of various for-sale residential units. These charges are included in “Impairment, legal contingencies and other losses” in the Consolidated Statements of Operations and Comprehensive Income (Loss) of the Trust and CRLP for the years ended December 31, 2010.

The Company’s determination of fair value is based on inputs management believes are consistent with those that market participants would use. The Company estimates the fair value of each property and development project evaluated for impairment based on current market conditions and assumptions made by management, which may differ materially from actual results if market conditions continue to deteriorate or improve. The fair value of these assets are determined using widely accepted valuation techniques, including (i) discounted cash flow analysis, which considers, among other things, unit sales assumptions, leasing assumptions, cost structure, growth rates, discount rates and terminal capitalization rates, (ii) income capitalization approach, which considers prevailing market capitalization rates and (iii) comparable sales activity. The Company will continue to monitor the specific facts and circumstances at the Company’s for-sale properties and development projects. Existing economic and market uncertainties may impact the number of projects the Company can sell, the timing of the sales and/or the prices at which the Company can sell them in future periods, and may result in additional impairment charges in connection with sales. If the Company is unable to sell projects, the Company may incur additional impairment charges on projects previously impaired as well as on projects not currently impaired but for which indicators of impairment may exist, which would decrease the value of the Company’s assets as reflected on the balance sheet and adversely affect net income and equity. There can be no assurances of the amount or pace of future property sales and closings, particularly given current economic and market conditions.

Note 4 — Land, Buildings and Equipment

Land, buildings and equipment consisted of the following at December 31, 2012 and 2011:

($ in thousands)	2012	2011
Land	$437,094	$417,463
Depreciable property:
Buildings and improvements	2,855,123	2,849,427
Furniture, fixtures and equipment	197,107	178,565
Undeveloped land and construction in progress	296,153	306,826

	3,785,477	3,752,281
Accumulated depreciation	(804,964)	(731,894)

	2,980,513	3,020,387
Real estate assets held for sale, net	93,450	10,543

Net real estate assets	$3,073,963	$3,030,930

Note 5 — Undeveloped Land and Construction in Progress

During 2012, the Company completed the development of Colonial Grand at Hampton Preserve and Colonial Grand at Lake Mary (Phase I), adding 718 apartment units to the Company’s multifamily portfolio. Additionally, the Company completed the infrastructure of Colonial Promenade Huntsville, a commercial development located in Huntsville, Alabama. Project development costs for these completed developments (as outlined in the table below) were funded primarily through borrowings on the Company’s unsecured credit facility and sales of certain commercial properties. At December 31, 2012, the Company had six active development projects, as outlined in the table below. In addition, the Company owns approximately $207.4 million of undeveloped land parcels that are held for future developments. Of the future developments listed below, the Company expects to initiate development of at least four multifamily apartment communities during 2013. Although the Company believes that it is probable that it will develop certain of the other projects in the future as market conditions dictate, there can be no assurance that the Company will pursue any of these particular future development projects.

		Total Units/	Costs Capitalized
	Location	Square Feet (1)	to Date
($ in thousands)		(unaudited)
Completed Developments:
Multifamily:
Colonial Grand at Hampton Preserve	Tampa, FL	486	$52,244
Colonial Grand at Lake Mary (Phase I)	Orlando, FL	232	25,702

		718	77,946

Commercial:
Colonial Promenade Huntsville (Phase I) (2)	Huntsville, AL	—	$4,116

Total Completed Developments			$82,062

Active Developments:
Multifamily:
Colonial Grand at Ayrsley (Phase II)	Charlotte, NC	81	$3,454
Colonial Grand at Double Creek	Austin, TX	296	27,297
Colonial Grand at Lake Mary (Phase II)	Orlando, FL	108	11,382
Colonial Grand at Randal Lakes	Orlando, FL	462	19,579
Colonial Reserve at South End	Charlotte, NC	353	26,133

		1,300	$87,845

Commercial:
Brookwood West Retail	Birmingham, AL	41,300	$914

Total Active Developments			$88,759

Future Developments:
Multifamily:
Colonial Grand at Bellevue (Phase II)	Nashville, TN	220	$3,701
Colonial Grand at Lake Mary (Phase III)	Orlando, FL	132	1,851
Colonial Grand at Randal Park	Orlando, FL	314	6,232
Colonial Grand at Thunderbird	Phoenix, AZ	244	8,042
Colonial Grand at Sweetwater	Phoenix, AZ	195	7,240
Colonial Grand at Azure	Las Vegas, NV	438	10,575

		1,543	$37,641

Commercial:
Colonial Promenade Huntsville (Phase II)	Huntsville, AL	—	$5,215
Colonial Promenade Nord du Lac (3)	Covington, LA	236,000	25,634
Randal Park	Orlando, FL	—	10,996

		236,000	$41,845

Other Undeveloped Land:
Multifamily			$1,496
Commercial			42,095
Commercial Outparcels/Pads			17,629
For-Sale Residential Land (4)			66,688

			$127,908

Total Future Developments			$207,394

Consolidated Undeveloped Land and Construction in Progress			$296,153

(1)	Units refer to multifamily apartment units. Square feet refers to commercial space and excludes space owned by anchor tenants.
(2)	Development costs for this project are net of reimbursements received from the shadow-anchor.
(3)	The Company intends to develop this project in phases over time. Costs capitalized to date for this development are presented net of an aggregate $18.1 million of non-cash impairment charges recorded during 2009 and 2008.
(4)	These costs are presented net of $27.9 million of non-cash impairment charges recorded on two of the projects in 2012, 2009, 2008 and 2007. Of these charges $3.3 million were recorded during 2012.

Interest capitalized on construction in progress during 2012, 2011 and 2010 was $1.2 million, $0.4 million and $1.2 million, respectively.

Note 6 — Net Loss Per Share of the Trust

For the years ended 2012, 2011 and 2010, a reconciliation of the numerator and denominator used in the basic and diluted loss from continuing operations per common share of the Trust is as follows:

	Years Ended December 31,
(in thousands)	2012	2011	2010
Numerator:
Net income (loss) attributable to parent company	$8,160	$2,247	$(40,537)
Adjusted by:
Preferred stock dividends	—	—	(5,649)
Income from discontinued operations	(31,432)	(27,911)	(2,986)
Income allocated to participating securities	(529)	(402)	(373)
Preferred unit repurchase gains	—	2,500	3,000
Preferred share/unit issuance costs write-off	—	(1,319)	(4,868)

Loss from continuing operations available to common shareholders	$(23,801)	$(24,885)	$(51,413)

Denominator:
Denominator for basic net loss per share — weighted average common shares	87,251	84,142	71,919
Effect of dilutive securities	—	—	—

Denominator for diluted net loss per share — adjusted weighted average common shares	87,251	84,142	71,919

For the years ended December 31, 2012, 2011 and 2010, the Trust reported a net loss from continuing operations (after preferred dividends), and as such, dilutive share equivalents have been excluded from per share computations because including such shares would be anti-dilutive. For the years ended December 31, 2012, 2011 and 2011, 285,064, 225,163 and 55,802 dilutive share equivalents, respectively, were excluded from the computation of diluted net loss per share. For the years ended December 31, 2012, 2011 and 2010, 696,749, 994,118 and 1,001,237 outstanding share options, respectively, were excluded from the computation of diluted net loss per share because the grant date prices were greater than the average market price of the common shares and, therefore, the effect would be anti-dilutive.

Note 7 — Net Loss Per Unit of CRLP

For the years ended 2012, 2011 and 2010, a reconciliation of the numerator and denominator used in the basic and diluted loss from continuing operations per common unit of CRLP is as follows:

	Years Ended December 31,
(in thousands)	2012	2011	2010
Numerator:
Loss from continuing operations	$(29,267)	$(24,119)	$(41,847)
Adjusted by:
Income allocated to participating securities	(529)	(402)	(373)
Noncontrolling interest of limited partners - continuing operations	(43)	(53)	103
Distributions to limited partner preferred unitholders	—	(3,586)	(7,161)
Distributions to general partner preferred unitholders	—	—	(5,649)
Preferred unit repurchase gains	—	2,500	3,000
Preferred unit issuance costs	—	(1,319)	(4,868)

Loss from continuing operations available to common unitholders	$(29,839)	$(26,979)	$(56,795)

Denominator:
Denominator for basic net loss per unit — weighted average common units	94,410	91,389	79,536
Effect of dilutive securities	—	—	—

Denominator for diluted net loss per unit — adjusted weighted average common units	94,410	91,389	79,536

For the years ended December 31, 2012, 2011 and 2010, CRLP reported a net loss from continuing operations (after preferred dividends), and as such, dilutive unit equivalents have been excluded from per unit computations because including such units would be anti-dilutive. For the years ended December 31, 2012, 2011 and 2010, 285,064, 225,163 and 55,802 dilutive unit equivalents, respectively, were excluded from the computation of diluted net loss per unit. For the years ended December 31, 2012, 2011 and 2010, 696,749, 994,118 and 1,001,237 outstanding unit options, respectively, were excluded from the computation of diluted net loss per unit because the grant date prices were greater than the average market price of the common shares/units and, therefore, the effect would be anti-dilutive.

Note 8 — Equity of the Trust

Ownership of the Trust is maintained through common shares of beneficial interest (the “common shares”), preferred shares of beneficial interest (the “preferred shares”) and noncontrolling interest in CRLP (the “units”). Common shareholders represent public equity owners and common unitholders represent noncontrolling interest owners. Each unit may be redeemed for either one common share or, at the option of the Trust, cash equal to the fair market value of a common share at the time of redemption. When a common unitholder redeems a unit for a common share or cash, noncontrolling interest is reduced. In addition, the Company has acquired properties since its formation by issuing distribution paying and non-distribution paying units. The non-distribution paying units convert to distribution paying units at various dates subsequent to their original issuance. At December 31, 2012 and 2011, 7,152,752 and 7,169,388 units of CRLP were outstanding, respectively, excluding units held by the Trust, all of which were distribution paying units.

The following table presents the changes in the issued common shares of beneficial interest of the Trust since December 31, 2011 (but excluding 7,152,752 and 7,169,388 units of CRLP at December 31, 2012 and December 31, 2011, respectively, each of which is redeemable for either cash equal to the fair market value of a common share at the time of redemption or, at the option of the Trust, one common share):

Issued at December 31, 2011 (1)	93,096,722
Common shares issued through dividend reinvestments	341,131
Restricted shares issued (cancelled), net	273,628
Redemption of CRLP units for common shares	16,636
Issuances under other employee and nonemployee share plans	107,677

Issued at December 31, 2012 (1)	93,835,794

(1)	Includes 5,623,150 treasury shares.

Equity Offerings

In 2010 and 2011, the Trust completed the following offerings of its common shares under four separate continuous “at-the-market” equity offering programs, each of which was fully exhausted as of December 31, 2011:

($ in thousands, except per share amounts)

	Issuance Authorized	Amount Authorized	Shares Issued	Weighted Avg Issuance Price Per Share	Net Proceeds (1)
2010	February 2010	$50,000	3,602,348	$13.88	$48,999
	July 2010	100,000	6,329,026	15.80	98,990
	December 2010	100,000	462,500	18.06	8,185

	2010 Total		10,393,874	$15.24	$156,174

2011	December 2010	$100,000	4,788,525	$19.14	$89,813
	May 2011	75,000	3,628,321	20.67	73,873

	2011 Total		8,416,846	$19.80	$163,686

(1)	Amounts are shown net of underwriting discounts, but excludes $0.3 million of one-time administrative expenses paid by the Company during each of the years ended December 31, 2011 and 2010.

The net proceeds resulting from the equity offerings were used to redeem all of the Trust’s outstanding Series D Preferred Depositary Shares and to repurchase one-half of CRLP’s outstanding Series B Preferred Units during 2010; to partially fund three of the multifamily property acquisitions and the purchase of the Colonial Grand at Traditions joint venture mortgage loan during 2011 (see Note 3 - “Real Estate Activity - Acquisition Activity”); to pay down a portion of the outstanding borrowings under the Company’s unsecured credit facility and to fund other general corporate purposes.

Repurchases/Redemption of Series D Preferred Depositary Shares

In April 2003, the Trust issued 5,000,000 depositary shares (the “Series D Preferred Depositary Shares”), each representing 1/10 of a share of 8.125% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share. During 2010, the Trust redeemed all of the remaining outstanding 4,004,735

Series D Preferred Depositary Shares, plus any accrued and unpaid dividends, in open market (or privately negotiated) transactions for an aggregate redemption price per share of $25.2257, or $100.1 million in the aggregate. As a result of this redemption, the Company recorded a charge of approximately $3.6 million related to the original preferred share issuance costs.

Partially-Owned Properties

The Company reflects noncontrolling interests in partially-owned properties on the balance sheet as a component of equity for the portion of properties consolidated by the Company that are not wholly-owned by the Company. The earnings or losses from those properties attributable to the noncontrolling interests are reflected as “Noncontrolling interest of limited partners” in the Consolidated Statements of Operations and Comprehensive Income (Loss). Allocation of income or loss for these properties vary depending on the underlying operating agreements of the joint venture.

Note 9 — Capital Structure of CRLP

Issuances of Common Units

Pursuant to the CRLP partnership agreement, each time the Trust issues common shares, CRLP issues to the Trust an equal number of units for the same price at which the common shares were sold. As described in Note 8 - “Equity of the Trust”, during the year ended December 31, 2011, the Trust issued 8,416,846 common shares, generating proceeds of approximately $163.7 million, net of underwriting discounts, at an average price of $19.80 per share, under its continuous “at-the-market” equity offering programs. During the year ended December 31, 2010, the Trust issued 10,393,874 common shares, generating proceeds of approximately $156.2 million, net of underwriting discounts, at an average price of $15.24 per share, under its continuous “at-the-market” equity offering programs. Accordingly, CRLP issued 8,416,846 common units, at a weighted average issue price of $19.80 per unit, to the Trust during 2011 and 10,393,874 common units, at a weighted average issue price of $15.24 per unit, to the Trust during 2010.

Repurchase of Series B Preferred Units

In February 1999, CRLP issued 2.0 million units of $50 par value 8.875% Series B Cumulative Redeemable Preferred Units (the “Series B Preferred Units”), valued at $100.0 million in a private placement, net of offering costs of $2.6 million. On February 18, 2004, CRLP modified the terms of the Series B Preferred Units. Under the modified terms, the Series B Preferred Units bore a distribution rate of 7.25% and were redeemable at the option of CRLP, in whole or in part, after February 24, 2009, at the cost of the original capital contribution plus the cumulative priority return, whether or not declared. The terms of the Series B Preferred Units were further modified on March 14, 2005 to extend the redemption date from February 24, 2009 to August 24, 2009. The Series B Preferred Units were exchangeable for 7.25% Series B Preferred Shares of the Trust, in whole or in part at anytime on or after January 1, 2014, at the option of the holders.

During December 2010, CRLP repurchased 1.0 million of its outstanding 7.25% Series B Cumulative Redeemable Preferred Units (the “Series B Preferred Units”) from the existing holders for $47.0 million, plus accrued but unpaid dividends, which represented a 6% discount to the original issuance price and resulted in a gain of $3.0 million. The Series B Preferred Units were originally issued in a private placement in February 1999. As a result of the repurchase, during 2010, CRLP wrote off $1.3 million related to the original preferred unit issuance costs. During December 2011, CRLP repurchased the remaining 1.0 million of the outstanding Series B Preferred Units from the existing holders for $47.5 million, plus accrued but unpaid dividends, which represented a 5% discount to the original issuance price and resulted in a gain of $2.5 million. As a result of the repurchase, during 2011, CRLP wrote off $1.3 million related to the original preferred unit issuance costs.

Repurchases/Redemption of Series D Preferred Units

During 2010, in connection with the Trust’s redemption of all of the outstanding 4,004,735 Series D Preferred Shares, CRLP repurchased from the Trust all of the corresponding Series D Preferred Units of CRLP for the same price at which the Trust redeemed the Series D Preferred Shares, $25.2257 per Series D Preferred Depositary Unit, or $100.1 million in the aggregate.

Note 10 — Redeemable Noncontrolling Interests of the Trust

Redeemable noncontrolling interests – Common units, as presented on the Trust’s consolidated balance sheets, represent the limited partner interests in CRLP held by individuals and entities other than the Trust, at the greater of the closing market price of the Trust’s common shares or the aggregate value of the individual partners’ capital balances, as of the applicable date. At December 31, 2012 and December 31, 2011, the value of these redeemable noncontrolling interests was $162.1 million and $159.6 million, respectively, based on the closing price of the Trust’s common shares of $21.37 and $20.86, respectively, on those dates.

Each common unit may be redeemed by the holder thereof for either cash equal to the fair market value of one common share of the Trust at the time of such redemption or, at the option of the Trust, one common share of the Trust. During the years ended December 31, 2012 and 2011, holders redeemed 16,636 and 130,142 units, respectively, in exchange for an equal number of the Trust’s common shares.

Note 11 — Redeemable Partnership Units of CRLP

Redeemable units, as presented on CRLP’s consolidated balance sheets, represent the limited partner interests in CRLP held by individuals and entities other than the Trust, valued at the greater of the closing market price of the Trust’s common shares or the aggregate value of the individual partners’ capital balances, as of the applicable date. At December 31, 2012 and December 31, 2011, the value of the redeemable units was $162.1 million and $159.6 million, respectively, based on the closing price of the Trust’s common shares of $21.37 and $20.86, respectively, on those dates.

Holders of common units are entitled to receive distributions in a per unit amount equal to the per share dividends made with respect to each share of the Trust’s common shares, if and when the Board of Trustees of the Trust declares such a dividend. Each common unit may be redeemed by the holder thereof for either cash equal to the fair market value of one common share of the Trust at the time of such redemption or, at the option of the Trust, one common share of the Trust. During the years ended December 31, 2012 and 2011, holders redeemed 16,636 and 130,142 units, respectively, in exchange for an equal number of the Trust’s common shares.

Operating Partnership

Net income is allocated to noncontrolling interests based on their respective ownership percentage of the Operating Partnership. The ownership percentage is calculated by dividing the number of operating partnership units held by the noncontrolling interests by the total operating partnership units held by the noncontrolling interests and the Trust. Issuance of additional Common Shares changes the ownership interests of both the noncontrolling interests and the Trust.

Note 12 — Segment Information

The Company currently manages its business based on the performance of two operating segments: multifamily and commercial. The multifamily and commercial segments have separate management teams that are responsible for acquiring, developing, managing and leasing properties within each respective segment.

Multifamily management is responsible for all aspects of the Company’s multifamily property operations, including the management and leasing services for 114 multifamily apartment communities, as well as third-party management services for multifamily apartment communities in which the Company does not have an ownership interest. Additionally, the multifamily management team is responsible for all aspects of for-sale developments, including disposition activities. The multifamily segment includes the operations and assets of the for-sale developments due to the insignificance of these operations in the periods presented. Commercial management is responsible for all aspects of the Company’s commercial property operations, including the management and leasing services for 11 commercial properties, as well as third-party management services for a commercial property in which the Company does not have an ownership interest and for brokerage services in other commercial property transactions.

The pro-rata portion of the revenues and net operating income (“NOI”) of the partially-owned unconsolidated entities in which the Company has an interest are included in the applicable segment information. Additionally, the revenues and NOI of properties sold that are classified as discontinued operations are also included in the applicable segment information. In reconciling the segment information presented below to total revenues, income/loss from continuing operations and total assets, investments in partially-owned unconsolidated entities are eliminated as equity investments and discontinued operations are reported separately. Management evaluates the performance of its multifamily and commercial segments and allocates resources to them based on segment NOI. Segment NOI is defined as total property revenues (including minimum rent and other property-related revenue) less total property operating expenses (including such items as general and administrative expenses, on-site payroll, repairs and maintenance, real estate taxes, insurance and advertising) and includes revenues/expenses from unconsolidated partnerships and joint ventures.

Presented below is segment information for the multifamily and commercial segments including the reconciliation of total segment revenues to total revenues and total segment NOI to income/loss from continuing operations before noncontrolling interest for the years ended December 31, 2012 and 2011. For purposes of the following table, “Multifamily - Same-Property” includes all consolidated multifamily properties continuously owned since January 1, 2011. Same-property communities may be adjusted during the year to account for disposition activity.

	Years Ended December 31,
($ in thousands)	2012	2011
Revenues:
Segment revenues:
Multifamily - Same Property (1)	$310,859	$294,800
Multifamily - Other (2)	56,771	41,247

Total multifamily	367,630	336,047
Commercial	62,084	77,850

Total segment revenues	429,714	413,897

Partially-owned unconsolidated entities — Multifamily	(1,731)	(2,336)
Partially-owned unconsolidated entities — Commercial	(11,500)	(26,046)
Other non-property related revenue	5,712	8,047
Discontinued operations property revenue	(28,651)	(40,173)

Total consolidated revenues	$393,544	$353,389

	Years Ended December 31,
($ in thousands)	2012	2011

NOI:
Segment NOI:
Multifamily - Same Property (1)	$188,869	$175,553
Multifamily - Other (2)	31,067	20,491

Total multifamily	219,936	196,044
Commercial	41,601	52,774

Total segment NOI	261,537	248,818

Partially-owned unconsolidated entities — Multifamily	(924)	(1,183)
Partially-owned unconsolidated entities — Commercial	(7,340)	(17,318)
Other non-property related revenue	5,712	8,047
Discontinued operations property NOI	(17,511)	(23,122)
Property management expense	(12,858)	(9,185)
General and administrative expense	(22,615)	(20,439)
Management fees and other expenses	(6,298)	(8,067)
Restructuring charges	(1,848)	(153)
Investment and development expenses (3)	(1,285)	(1,781)
Depreciation	(120,993)	(113,475)
Amortization	(6,122)	(7,446)
Impairment, legal contingencies and other losses (4)	(26,013)	(5,736)

Income from operations	43,442	48,960

Total other income (expense), net (5)	(68,564)	(73,079)

Loss from continuing operations	$(25,122)	$(24,119)

(1)	Consists of the 95 consolidated multifamily communities, containing 28,943 apartment units, continuously owned since January 1, 2011.
(2)	Includes all multifamily communities other than same-property communities and operations from the for-sale portfolio.
(3)	Reflects costs incurred related to acquisitions and abandoned pursuits. These costs are volatile and, therefore, may vary between periods.
(4)	See Note 3 - “Real Estate Activity - Impairment, Legal Contingencies and Other Losses” for a description of the charges.
(5)	For-sale residential activities, including net gain on sales and income tax expense (benefit), are included in the line item “Total other income (expense)”. See Note 3 - “Real Estate Activity - For-Sale Activities”.

Presented below is segment information, for the multifamily and commercial segments, including the reconciliation of total segment revenues to total revenues and total segment NOI to income/loss from continuing operations before noncontrolling interest for the years ended December 31, 2011 and 2010. For the purposes of the following table, “Multifamily - Same-Property” includes all consolidated multifamily properties continuously owned during the periods presented since January 1, 2010. Same-property communities may be adjusted during the year to account for disposition activity.

	Years Ended December 31,
($ in thousands)	2011	2010
Revenues:
Segment revenues:
Multifamily - Same Property (1)	$295,620	$283,115
Multifamily - Other (2)	40,427	26,279

Total multifamily	336,047	309,394
Commercial	77,850	80,015

Total segment revenues	413,897	389,409

Partially-owned unconsolidated entities — Multifamily	(2,336)	(3,106)
Partially-owned unconsolidated entities — Commercial	(26,046)	(30,987)
Other non-property related revenue	8,047	11,693
Discontinued operations property revenue	(40,173)	(42,926)

Total consolidated revenues	$353,389	$324,083

NOI:
Segment NOI:
Multifamily - Same Property (1)	$174,890	$163,058
Multifamily - Other (2)	21,154	11,134

Total multifamily	196,044	174,192
Commercial	52,774	54,006

Total segment NOI	248,818	228,198

Partially-owned unconsolidated entities — Multifamily	(1,183)	(1,468)
Partially-owned unconsolidated entities — Commercial	(17,318)	(20,839)
Other non-property related revenue	8,047	11,693
Discontinued operations property NOI	(23,122)	(23,193)
Property management expense	(9,185)	(8,584)
General and administrative expense	(20,439)	(18,563)
Management fees and other expenses	(8,067)	(9,504)
Restructuring charges	(153)	(361)
Investment and development expenses (3)	(1,781)	(422)
Depreciation	(113,475)	(106,205)
Amortization	(7,446)	(6,807)
Impairment, legal contingencies and other losses (4)	(5,736)	(1,308)

Income from operations	48,960	42,637

Total other income (expense), net (5)	(73,079)	(84,484)

Loss from continuing operations	$(24,119)	$(41,847)

(1)	Consists of the 96 consolidated multifamily communities, containing 29,233 apartment units, continuously owned during the periods presented since January 1, 2010.
(2)	Includes all multifamily communities other than same-property communities and operations from the for-sale portfolio.
(3)	Reflects costs incurred related to acquisitions and abandoned pursuits. These costs are volatile and, therefore, may vary between periods.
(4)	See Note 3 - “Real Estate Activity - Impairment, Legal Contingencies and Other Losses” for a description of the charges.
(5)	For-sale residential activities, including net gain on sales and income tax expense (benefit), are included in the line item “Total other income (expense)”. See Note 3 - “Real Estate Activity - For-Sale Activities”.

Additionally, the Company’s total segment capitalized expenditures to total capitalized expenditures and total segment assets to total assets as of December 31, 2012 and 2011 are presented below.

	As of December 31,
($ in thousands)	2012	2011
Development and Capitalized Expenditures:
Multifamily	$103,444	$59,007
Commercial	18,857	10,756
Corporate	346	373

Total consolidated development and capitalized expenditures	$122,647	$70,136

Assets:
Segment assets:
Multifamily	$2,669,843	$2,584,769
Commercial	450,582	514,810

Total segment assets	3,120,425	3,099,579

Unallocated corporate assets (1)	165,783	159,026

Colonial Properties Trust	$3,286,208	$3,258,605

Corporate assets specific to Colonial Properties Trust	(48)	(177)

Colonial Realty Limited Partnership	$3,286,160	$3,258,428

(1)	Includes the Company’s investment in partially-owned entities of $7.8 million and $12.3 million as of December 31, 2012 and December 31, 2011, respectively.

Note 13 — Investment in Partially-Owned Entities

The Company evaluates all transactions and relationships with variable interest entities (VIEs) to determine whether the Company is the primary beneficiary.

Consolidated Investments in Variable Interest Entities

Based on the Company’s evaluation, as of December 31, 2012, the Company has one consolidated VIE — CMS/Colonial Canyon Creek — which the Company began consolidating in September 2009 as a result of a preferred equity contribution of $11.5 million made by the Company to the joint venture in connection with a construction loan refinancing. This joint venture is a variable interest entity and the Company’s $11.5 million preferred equity contribution constituted a reconsideration event.

In assessing whether the Company was the primary beneficiary under FASB ASU 2009-17, the Company considered the significant economic activities of this variable interest entity to consist of:

(1)	the sale of the single apartment community owned by the partnership,

(2)	the financing arrangements with banks or other creditors,

(3)	the capital improvements or significant repairs, and

(4)	the pricing of apartment units for rent.

The Company concluded that it has the power to direct the activities of this joint venture and that the Company has the obligation to absorb losses and the right to receive benefits from this joint venture that could be significant to the joint venture. Therefore, the Company consolidates the CMS/Canyon Creek joint venture.

Investments in Unconsolidated Partially-Owned Entities

Investments in unconsolidated partially-owned entities at December 31, 2012 and 2011 consisted of the following:

	Percent	As of December 31,
($ in thousands)	Owned	2012	2011
Multifamily:
Belterra, Ft. Worth, TX	10%	$300	$365
Colonial Grand at Huntcliff, Atlanta, GA	20%	1,195	1,382
Colonial Grand at McKinney, Dallas, TX (1)	25%	1,715	1,721
Colonial Grand at Research Park, Raleigh, NC (2)	—%	—	660
Regents Park (Phase II), Atlanta, GA (1)	40%	2,460	3,341

Total Multifamily		$5,670	$7,469

Commercial:
600 Building Partnership, Birmingham, AL	33%	357	331
Bluerock, Huntsville, AL (3)	—%	—	(6,426)
Colonial Promenade Madison, Huntsville, AL (4)	—%	—	2,062
Colonial Promenade Smyrna, Smyrna, TN	50%	1,683	2,259
DRA/CLP JV (5)	—%	—	(25,152)
Highway 150, LLC, Birmingham, AL (6)	10%	50	43
Parkside Drive LLC II, Knoxville, TN (7)	—%	—	112

Total Commercial		$2,090	$(26,771)

Other:
Colonial/Polar-BEK Management Company, Birmingham, AL	50%	17	28

Total Other		$17	$28

Net investment in partially-owned entities (8)		$7,777	$(19,274)

(1)	These joint ventures consist of undeveloped land.
(2)	In October 2012, the Company acquired the property held by the joint venture (see below).
(3)	Effective December 31, 2012, the Company sold its 10% noncontrolling interest (see below). This equity interest is presented under “Liabilities” on the Company’s Consolidated Balance Sheet as of December 31, 2011.
(4)	In February 2012, the Company sold its 25% noncontrolling joint venture interest (see below).
(5)	Effective June 30, 2012, the Company redeemed its 15% noncontrolling joint venture interest (see below).

(6)	In January 2013, the Company sold its 10% noncontrolling joint venture interest (see Note 22 - “Subsequent Events”).
(7)	In December 2011, the Company sold its 50% noncontrolling interest in this joint venture (see below).
(8)	Net investment in partially-owned entities as of December 31, 2011 includes the Trust’s $4.1 million contingent obligation related to the DRA/CLP JV. CRLP’s net investment in partially owned entities was $(15.1) million as of December 31, 2011.

Effective December 31, 2012, the Company disposed of its 10% noncontrolling interest in the Bluerock office portfolio, which consisted of nine office assets comprising 1.7 million square feet located in Huntsville, Alabama. As a result of the transaction, the Company recognized a gain of approximately $7.4 million (presented in “Income from partially-owned unconsolidated entities” on the Company’s Consolidated Statements of Operations and Comprehensive Income (Loss)), the majority of which had been deferred since the formation of the Bluerock entity in 2007. Pursuant to the transaction, the Company received $2.0 million in cash, of which $1.3 million was related to the management agreement buyout and $0.7 million was related to the purchase of the Company’s equity interest in the portfolio. Also, as a result of the transaction, the Company no longer has responsibility for $10.7 million of associated mortgage debt and $7.9 million of other liabilities, which represents the Company’s pro-rata share. The Company transitioned management and leasing responsibilities as of January 31, 2013. As a result of this transaction, the Company no longer has an equity interest in this portfolio.

In October 2012, the Company purchased Colonial Grand at Research Park, a 370-unit multifamily apartment community located in Raleigh, North Carolina, for $38.0 million, of which $21.3 million was used to repay existing property specific debt at closing. Prior to the acquisition, the Company owned a 20% noncontrolling interest in the joint venture that owned the property. In accordance with ASC 805, the Company remeasured its former noncontrolling interest to fair value and recognized a gain of $2.8 million on the transaction (presented in “Income from partially-owned unconsolidated entities” on the Company’s Consolidated Statements of Operations and Comprehensive Income (Loss)). As a result of the transaction, the Company began presenting Colonial Grand at Research Park in the Company’s consolidated financial statements beginning October 1, 2012. This acquisition was funded with proceeds from asset dispositions and borrowings on the Company’s unsecured credit facility.

In September 2012, the Company recorded a $0.5 million non-cash impairment charge, which represents the Company’s pro-rata share of the charge, related to a for-sale residential parcel of land held in a joint venture. This charge is presented in “Income from partially-owned unconsolidated entities” in the Consolidated Statements of Operations and Comprehensive Income (Loss) of the Trust and CRLP.

Effective June 30, 2012, the Company’s remaining 15% noncontrolling interest in the 18-asset DRA/CLP joint venture was redeemed by the joint venture in exchange for $2.0 million, and the Company is no longer responsible for approximately $111.3 million of mortgage debt, which represented the Company’s pro rata share of the joint venture’s mortgage debt. The $2.0 million contingent consideration is payable to the Company following the occurrence of one or more capital events and after certain returns have been achieved with respect to additional capital expected to be invested in the joint venture by other members of the joint venture. However, the Company has assigned no value to this consideration. In addition, the Trust was released from a $4.1 million contingent liability, which represented the Trust’s pro rata share of a guaranty obligation resulting from a debt guaranty provided by the joint venture. As a result of the transaction, during the second quarter of 2012, the Company recognized a gain of approximately $21.9 million (presented in “Income from partially-owned unconsolidated entities” on the Company’s Consolidated Statements of Operations and Comprehensive Income (Loss)), the majority of which had been deferred since the formation of the DRA/CLP joint venture in 2007. The gain is net of a $3.2 million non-cash impairment charge, which represents the Company’s pro-rata share of an impairment recorded by the joint venture for 2011, but omitted in the Company’s annual financial statements for the year ended December 31, 2011. Along with the redemption of its interest in the DRA/CLP joint venture the Company has reduced its workforce in the commercial segment by a total of 27 employees through the elimination of certain positions. As a result, approximately $1.4 million in termination benefits and severance-

related charges, are included in “Income from partially-owned unconsolidated entities” on the Company’s Consolidated Statements of Operations and Comprehensive Income (Loss) for the year ended December 31, 2012. Of the $1.4 million in charges, $0.7 million is unpaid and reflected in “Accrued expenses” on the Company’s Consolidated Balance Sheets of the Trust and CRLP as of December 31, 2012. The Company transitioned the management of the properties and certain leasing responsibilities to a third party as of September 30, 2012. As a result of this transaction, the Company no longer has an interest in this joint venture.

In February 2012, the Company sold its 25% noncontrolling joint venture interest in Colonial Promenade Madison, a 111,000 square-foot retail center located in Huntsville, Alabama, to a minority partner for total consideration of $3.0 million. The Company recognized a gain of approximately $1.0 million on this transaction. Proceeds from the sale were used to repay a portion of the outstanding balance on the Company’s unsecured credit facility. As a result of this transaction, the Company no longer has an interest in this joint venture.

In December 2011, the Company, Parkside Drive LLC I and Parkside Drive LLC II sold Colonial Pinnacle at Turkey Creek, a 659,000-square-foot retail center located in Knoxville, Tennessee, for total consideration of $131.7 million. The Company held a 50% noncontrolling interest in this asset and received cash proceeds of $25.6 million in connection with the sale, which is presented in “Distributions from partially-owned entities” on the Consolidated Statements of Cash Flows of the Trust and CRLP. These proceeds were used to repay a portion of the outstanding balance on the Company’s unsecured credit facility and fund the acquisition of multifamily apartment communities (see Note 3 - “Real Estate Activity - Acquisition Activity”). The Company recognized an $18.8 million gain on this transaction.

In November 2011, the Company sold its remaining 5% noncontrolling joint venture interest in Colonial Promenade Alabaster II/Tutwiler II, LLC, a 420,000-square-foot retail center located in Birmingham, Alabama, to the majority partner. The company’s interest was sold for total consideration of $2.4 million, comprised of $0.4 million in cash and the joint venture partner’s assumption of the Company’s $2.0 million share of the existing loan secured by the property. Proceeds from the sale were used to repay a portion of the outstanding balance on the Company’s unsecured credit facility. As a result of this transaction, the Company no longer has an interest in this joint venture.

In July 2011, the Company purchased the remaining 50% interest in Laneboro at Heathrow, LLC for $1.3 million. This site is currently under active construction and is scheduled to be completed in the first quarter of 2013 (see Note 5 - “Undeveloped Land and Construction in Progress”). The property under construction, Colonial Grand at Lake Mary (Phase II), is adjacent to the Colonial Grand at Lake Mary (Phase I) multifamily property that was placed into service in the fourth quarter 2012.

In October 2010, the Company sold its remaining 50% noncontrolling interest in the Parkway Place Mall in Huntsville, Alabama, to joint venture partner CBL & Associates Properties, Inc. The Company’s interest was sold for total consideration of $38.8 million, comprised of $17.9 million in cash (presented as a component of “Distributions from partially-owned unconsolidated entities” in the Consolidated Statement of Cash Flows of the Trust and CRLP) and CBL’s assumption of the Company’s $20.9 million share of the existing loan secured by the property. Proceeds from the sale were used to repay a portion of the outstanding balance of the Company’s unsecured credit facility. The Company recognized a $3.5 million gain on this transaction.

In June 2010, the Company exited two single-asset multifamily joint ventures with DRA Advisors LLC (“DRA”) totaling 664 units, in each of which the Company had a 20% ownership interest. Pursuant to the transaction, the Company transferred its 20% ownership interest in Colonial Village at Cary to DRA and made a net cash payment of $2.7 million in exchange for DRA’s 80% ownership in the 345-unit Colonial Grand at Riverchase Trails located in Birmingham, Alabama. Additionally, the Company assumed and subsequently repaid the $19.3 million loan securing Colonial Grand at Riverchase Trails, which was set to mature on October 1, 2010. The Company now owns 100% of Colonial Grand at Riverchase Trails and DRA now owns 100% of Colonial Village at Cary, with respect to which DRA assumed the existing secured mortgage. The

Company continued to manage Colonial Village at Cary through September 30, 2010, pursuant to an existing management agreement. The transaction was funded by borrowings from the Company’s unsecured credit facility and proceeds from issuances of common shares through the Company’s “at-the-market” equity program.

Combined financial information for the Company’s investments in unconsolidated partially-owned entities since the respective dates of the Company’s acquisitions is as follows:

	As of December 31,
($ in thousands)	2012	2011 (1)
Balance Sheet
Assets
Land, building and equipment, net	$92,366	$1,044,266
Construction in progress	12,701	13,841
Other assets	10,347	78,564

Total assets	$115,414	$1,136,671

Liabilities and partners’ equity
Notes payable (2)	$83,738	$957,068
Other liabilities	2,238	106,068
Partners’ equity	29,438	73,535

Total liabilities and partners’ equity	$115,414	$1,136,671

(1)	“Land, building and equipment, net” has been revised from the amount previously reported to appropriately reflect an asset impairment of $34.5 million recorded by the DRA/CLP joint venture during 2011.
(2)	The Company’s pro-rata share of indebtedness, as calculated based on ownership percentage, at December 31, 2012 and 2011 was $20.7 million and $147.8 million, respectively.

	Years Ended December 31,
($ in thousands)	2012	2011 (1)	2010
Statement of Operations
Revenues	$88,790	$162,474	$179,506
Operating expenses	(34,754)	(93,707)	(64,478)
Interest expense	(39,899)	(67,930)	(71,524)
Depreciation, amortization and other	(18,409)	(23,963)	(74,006)

Net loss (2)	$(4,272)	$(23,126)	$(30,502)

(1)	“Operating expenses” has been revised from amount previously reported to appropriately reflect an impairment charge of $34.5 million recorded by the DRA/CLP joint venture during 2011.
(2)	In addition to including the Company’s pro-rata share of income (loss) from partially-owned unconsolidated entities of $0.2 million, $12.3 million and $(3.7) million for the years ended December 31, 2012, 2011, and 2010, respectively, “Income from partially-owned unconsolidated entities” on the Company’s Consolidated Statements of Operations and Comprehensive Income (Loss) includes gains (losses) on the Company’s dispositions of joint-venture interests and amortization of basis differences which are not reflected in the table above.

Note 14 — Financing Activities

Notes and mortgages payable at December 31, 2012 and 2011 consist of the following:

	Years Ended December 31,
($ in thousands)	2012	2011
Unsecured credit facility	$188,631	$184,000
Unsecured term loans	400,000	250,000
Mortgages and other notes:
3.13% to 6.00%	526,634	529,243
6.01% to 6.88%	716,727	796,484

	$1,831,992	$1,759,727

Unsecured Revolving Credit Facility and Cash Management Line

On March 30, 2012, CRLP, with the Trust as guarantor, entered into a $500.0 million unsecured revolving credit facility (the “Credit Facility”) with Wells Fargo Securities, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated as joint lead arrangers and Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent for the lenders, and certain other financial institutions party thereto as agents and lenders. The Credit Facility replaced CRLP’s prior $675.0 million credit facility, which matured on June 21, 2012. The Credit Facility has a maturity date of March 29, 2016, with a one-year extension option, which may be exercised as long as there is no existing default and upon payment of a 0.20% extension fee. The Credit Facility includes an accordion feature that allows the total commitments to be increased to $700.0 million, subject to certain conditions, including obtaining commitments from any one or more lenders, whether or not currently a lender under the Credit Facility.

The spread over LIBOR for syndicated borrowings under the Credit Facility ranges from 1.00% to 1.80% and the facility fee ranges from 0.15% and 0.40%, each based on the credit ratings of CRLP’s senior unsecured debt from time to time. As of December 31, 2012, the Credit Facility had a stated interest rate of LIBOR plus 1.40% and required the payment of an annual facility fee equal to 0.30% of the aggregate loan commitments. The Credit Facility also includes an uncommitted competitive bid option for up to $250.0 million of the $500.0 million Credit Facility, which can be utilized if CRLP maintains an investment grade credit rating from either Moody’s Investors Services, Inc., or Standard & Poor’s Ratings Services. This option would allow participating banks to bid to provide CRLP loans at a rate that may be lower than the stated rate for syndicated borrowings.

The Credit Facility includes certain events of default including, but not limited to, nonpayment of principal, interest, fees or other amounts, failure to perform certain covenants, an event of default under any other indebtedness in the aggregate greater than or equal to $25.0 million, an event of default under CRLP’s unsecured term loan, and bankruptcy of other insolvency events. The occurrence of an event of default, following any applicable cure period, would permit the lenders to, among other things, declare the principal, accrued interest and other obligations of CRLP under the Credit Facility to be immediately due and payable.

Both the Credit Facility and term loan agreements (described below) under “Senior Unsecured Term Loans” require that CRLP satisfy similar financial and operational covenants, including the following:

	As of December 31, 2012	Requirements:
Fixed Charge Ratio	2.2x	>1.5x
Debt to Total Asset Value Ratio	45%	<60.0%
Secured Debt to Total Asset Value Ratio	17%	<40.0%
Unencumbered Leverage Ratio	45%	<62.5%
Permitted Investments Ratio	11%	<30.0%
Tangible Net Worth ($ in billions)	$2.1	$1.0

At December 31, 2012, the Company was in compliance with these covenants.

In addition to the Credit Facility, the Company has a $35.0 million cash management line provided by Wells Fargo, which was amended and restated in April 2012. The amended and restated cash management line has a maturity date of March 29, 2016.

The Credit Facility and the cash management line, which primarily are used by the Company to finance property acquisitions and developments, had an outstanding balance at December 31, 2012 of $188.6 million, including $170.0 million outstanding on the Credit Facility and $18.6 million outstanding on the cash management line. The weighted average interest rate of the Credit Facility and the cash management line was 1.61% and 1.35% as of December 31, 2012 and 2011, respectively.

CRLP intends to use future borrowings under the Credit Facility and the cash management line for general corporate purposes, including, without limitation, the repayment of outstanding indebtedness, the future development of properties, the acquisition of additional properties and other acquisition transactions as suitable opportunities arise, capital expenditures, and redevelopment and/or improvements to certain existing properties.

Senior Unsecured Term Loans

On May 11, 2012, CRLP, with the Trust as guarantor, entered into a term loan agreement with U.S. Bank National Association, as administrative agent and a lender, and certain other financial institutions party thereto as lenders, which provides for a $150.0 million senior unsecured term loan. As of December 31, 2012, the term loan had an outstanding balance of $150.0 million. The term loan bears interest at LIBOR plus a margin ranging from 1.10% to 2.05% based on the credit ratings on CRLP’s unsecured debt from time to time. The Company entered into two interest rate swaps (see Note 15 - “Derivatives and Hedging”) to fix the interest rate through maturity at an all-in initial rate of 2.71%, based on an initial margin of 1.60%. The term loan matures on May 11, 2017 and may be prepaid, in whole or in part, at any time, without premium or penalty. The proceeds from the term loan were used to repay a portion of the outstanding borrowings under the Credit Facility. In connection with this new term loan agreement, the Company amended the 2011 term loan agreement described below, as well as the Company’s March 2012 credit agreement, to conform certain defined terms and the language in certain covenants among the three loans and to reflect the new May 2012 term loan.

On July 22, 2011, CRLP, with the Trust as guarantor, entered into a term loan agreement (the “Term Loan Agreement”) with Wells Fargo, as administrative agent and a lender, and certain other financial institutions party thereto as lenders, for a $250.0 million senior unsecured term loan. As of December 31, 2012, the term loan had an outstanding balance of $250.0 million. The term loan bears interest at LIBOR plus a margin ranging from 1.65% to 2.90% based on the credit ratings on CRLP’s unsecured debt from time to time. The Company entered into two interest rate swaps (see Note 15 - “Derivatives and Hedging”) to fix the interest rate through maturity at an all-in initial interest rate of 5.00%, based on the initial margin of 2.45%. During 2012, CRLP’s senior unsecured debt rating was upgraded to Baa3, therefore reducing the interest rate to 4.55%. The term loan matures on August 1, 2018 and may be prepaid, in whole or in part, at any time, subject to a prepayment premium of 2% for amounts prepaid on or prior to July 22, 2013 and 1% for amounts prepaid after July 22, 2013 but prior to July 23, 2014. There is no prepayment premium for amounts prepaid after July 22, 2014. The proceeds from the term loan were used to repay a portion of the outstanding borrowings under the Credit Facility.

Both term loan agreements discussed above contain various restrictive covenants, including with respect to liens, indebtedness, distributions, mergers and asset sales, and also limits the percentage of CRLP’s total asset value that may be invested in unimproved land, mortgage receivables, unconsolidated joint ventures, residential units for sale and construction. As described above, the term loan agreements require that CRLP satisfy certain financial and operational covenants. The term loan agreements include certain events of default including, but not limited to, nonpayment of principal, interest, fees or other amounts, failure to perform certain covenants, an event of default under any other indebtedness in the aggregate greater than or equal to $20.0 million for the term loan entered into in June 2011 and greater than or equal to $25.0 million for the term loan entered into in May 2012, an event of default under the Credit Facility, and bankruptcy or other insolvency events. The occurrence of an event of default, following any applicable cure period, would permit the lenders to, among other things, declare the principal, accrued interest and other obligations of CRLP under the term loan agreements to be immediately due and payable.

Secured and Unsecured Indebtedness

At December 31, 2012, the Company had $1.1 billion in unsecured indebtedness including balances outstanding under its Credit Facility and certain other notes payable. The remainder of the Company’s notes and mortgages payable are collateralized by the assignment of rents and leases of certain properties and assets with an aggregate net book value of approximately $691.9 million at December 31, 2012.

The aggregate maturities of notes and mortgages payable, including the Company’s Credit Facility as of December 31, 2012, were as follows:

($ in thousands)	As of December 31, 2012
2013	$99,504
2014	192,051
2015	223,664
2016 (1)	277,977
2017	150,000
Thereafter	888,796

$1,831,992

(1)	Includes $188.6 million outstanding on the Company’s Credit Facility as of December 31, 2012, which matures in March 2016.

Collateralized Credit Facilities

In the second quarter of 2010, the Company closed on $73.2 million of secured financing originated by Berkadia Commercial Mortgage LLC for repurchase by Fannie Mae. The financing has a 10 year term, carries a fixed interest rate of 5.02% and is secured by three multifamily properties. The proceeds from this financing were used to repay a portion of the outstanding balance on the Company’s Credit Facility.

Unsecured Senior Notes Repurchases

During 2010, under a note repurchase program approved by the Trust’s Board of Trustees in January 2010, CRLP repurchased $37.7 million of its outstanding unsecured senior notes, at an average discount of 3.5%, representing an average yield-to-maturity of 6.7%. The Company recognized a gain of approximately $1.0 million in 2010 related to these note repurchases, which is included in “Gains on retirement of debt” on the Consolidated Statement of Operations and Comprehensive Income (Loss) of the Trust and CRLP. The gains are presented gross of the loss on hedging activities of $0.3 million, which loss is the result of a reclassification of amounts in “Accumulated Other Comprehensive Loss” in connection with the Company’s conclusion that it is probable that the Company will not make interest payments associated with previously hedged debt as a result of these note repurchases. This repurchase program expired on December 31, 2010.

Unsecured Senior Note Maturities

During August 2012, the Company’s outstanding 6.875% senior note matured, which the Company satisfied with an aggregate payment of $82.8 million ($80.0 million of principal and $2.8 million of accrued interest) using borrowings under the Company’s Credit Facility.

During April 2011, the Company’s 4.80% senior note matured, which the Company satisfied with a gross payment of $58.3 million ($56.9 million of principal and $1.4 million of accrued interest) using proceeds from the the Company’s “at-the-market” equity offering programs and borrowings under the Credit Facility.

In December 2010, the Company had a $10.0 million 8.08% medium-term note and a $10.0 million 8.05% medium-term note mature. Both notes were satisfied by a gross payment of $20.5 million ($20.0 million of principal and $0.5 million of accrued interest), using proceeds from the December 2010 “at-the-market” equity offering program and borrowings under the Credit Facility.

Unconsolidated Joint Venture Financing Activity

In May 2010, the Company acquired from the lender at par the outstanding construction loan originally obtained by the Colonial Promenade Smyrna joint venture, a joint venture in which the Company has a 50% ownership interest. This note, which had an original principal amount of $34.6 million and matured by its terms in December 2009, had not been repaid and had an outstanding balance of $28.3 million and an interest rate of one-month LIBOR plus 1.20% as of the date of purchase. The Company and its joint venture partner agreed to several extensions of the maturity date through December 2011. In January 2012, the note and the related loan documents were amended to extend the maturity date to December 2012, fix the interest rate at 5.25%, provide for two additional one-year extension options and reduce the joint venture partner’s guarantee to $1.3 million. In December 2012, the joint venture opted to exercise its second one year option, extending the maturity date to December 2013 with a fixed interest rate of 5.38%. As of December 31, 2012, the note had an outstanding balance of $24.4 million.

There can be no assurance that the Company’s joint ventures will be successful in refinancing and/or replacing existing debt at maturity or otherwise. If the joint ventures are unable to obtain additional financing, payoff the existing loans that are maturing, or renegotiate suitable terms with the existing lenders, the lenders generally would have the right to foreclose on the properties in question and, accordingly, the joint ventures will lose their interests in the assets. The failure to refinance and/or replace such debt and other factors with respect to the Company’s joint venture interests may materially adversely impact the value of the Company’s joint venture interests, which, in turn, could have a material adverse effect on the Company’s financial condition and results of operations.

Note 15 — Derivatives and Hedging

Risk Management Objective and Using Derivatives

The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity and credit risk primarily by managing the amount, sources and duration of its debt funding and the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which is determined by interest rates. The Company’s derivative financial instruments are used to manage differences in the amount, timing and duration of the Company’s known or expected cash receipts and its known or expected cash payments principally related to the Company’s investments and borrowings.

Cash Flow Hedges of Interest Rate Risk

The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps and caps as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. Interest rate caps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an upfront premium.

On April 11, 2012, the Company entered into a forward starting interest rate swap agreement. This interest rate swap agreement has a notional amount of $100.0 million, a fixed interest rate of 1.13%, and a maturity date of May 11, 2017. On April 27, 2012, the Company entered into a forward starting interest rate swap agreement. This interest rate swap agreement has a notional amount of $50.0 million, a fixed interest rate of 1.06%, and a maturity date of May 11, 2017. In accordance with these agreements, the Company will pay the fixed rate and receive a variable rate based on one-month LIBOR. These interest rate swap agreements became effective on May 11, 2012 upon the execution of a term loan agreement (see Note 14 — “Financing Activities — Senior Unsecured Term Loans”).

On June 3, 2011, the Company entered into a forward starting interest rate swap agreement. This interest rate swap agreement has a notional amount of $200.0 million, a fixed interest rate of 2.58%, and a maturity date of August 1, 2018. On July 12, 2011, the Company entered into a forward starting interest rate swap agreement. This interest rate swap agreement has a notional amount of $50.0 million, a fixed interest rate of 2.47%, and a maturity date of August 1, 2018. In accordance with these agreements, the Company will pay the fixed rate and receive a variable rate based on one-month LIBOR. These interest rate swap agreements became effective on July 22, 2011 upon the execution of the Term Loan Agreement (see Note 14 — “Financing Activities — Senior Unsecured Term Loans”).

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in “Accumulated other comprehensive loss” and is subsequently reclassified into earnings as “Interest expense” as interest payments are made on the Company’s variable-rate debt. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings as a “Loss on hedging activities.” The Company reclassified no amounts to “Loss on hedging activities” for the years ended December 31, 2012 and 2011. During the year ended December 31, 2010, the Company accelerated the reclassification of amounts in “Accumulated other comprehensive loss” to “Loss on hedging activities” related to interest payments on the hedged debt were deemed probable not to occur as a result of the repurchases of senior notes of CRLP. The accelerated amount was a loss of $0.3 million for the year ended December 31, 2010.

Amounts reported in “Accumulated other comprehensive loss” related to derivatives will be reclassified to “Interest expense” as interest payments are made on the Company’s variable-rate debt. Over the next 12 months, the Company expects to reclassify $7.7 million from “Accumulated other comprehensive loss” as an increase to “Interest expense”.

As of December 31, 2012, the Company had the following outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk ($ in thousands):

Interest Rate Derivative	Number of Instruments	Notional Amount
Interest Rate Swaps	4	$400,000

The table below presents the fair value of the Company’s derivative financial instruments as well as their classification on the Consolidated Balance Sheets of the Trust and CRLP as of December 31, 2012 and 2011, respectively.

Fair Value of Derivative Instruments
	Asset Derivatives			Liability Derivatives
	Balance	Fair Value at		Balance	Fair Value at
($ in thousands)	Sheet Location	12/31/2012	12/31/2011	Sheet Location	12/31/2012	12/31/2011

Interest Rate Swap	Other Assets	$—	$—	Other Liabilities	$(25,862)	$(16,619)

The tables below present the effect of the Company’s derivative financial instruments on the Consolidated Statements of Operations and Comprehensive Income (Loss) of the Trust and CRLP for the years ended December 31, 2012, 2011 and 2010, respectively.

($ in thousands)	Amount of Gain (Loss) Recognized in OCI on Derivative (Effective Portion)				Amount of Gain (Loss) Reclassified Reclassified from OCI into Income (Effective Portion)
Derivatives in ASC 815 Cash Flow Hedging Relationships	Years Ended			Location of Gain (Loss) Reclassified from Accumulated OCI into Income	Years Ended
	12/31/2012	12/31/2011	12/31/2010	(Effective Portion)	12/31/2012	12/31/2011	12/31/2010

Interest Rate Swaps	$(15,985)	$(19,302)	$—	Interest Expense	$(7,222)	$(3,164)	$(437)
				Loss on Hedging Activities	—	—	(289)

					$(7,222)	$(3,164)	$(726)

Credit-Risk-Related Contingent Features

The Company has an agreement with its derivatives counterparty that contains a provision whereby if the Company defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the Company could also be declared in default on its derivative obligations.

As of December 31, 2012 the fair value of the derivatives in a net liability position, which includes accrued interest, but excludes any adjustment for nonperformance risk related to this agreement was $27.3 million. As of December 31, 2012, the Company has not posted any collateral related to this agreement. If the Company had breached any of its provisions at December 31, 2012, it could have been required to settle its obligations under the agreement at its termination value of $27.3 million.

Note 16 — Share-Based Compensation

Incentive Share Plans

The Board of Trustees of the Trust approved the 2008 Omnibus Incentive Plan on March 7, 2008 and certain amendments thereto (the “Amendments”) on March 1, 2011 (as amended, the “Omnibus Plan”). The 2008 Plan and those Amendments requiring shareholder approval were approved by the Trust’s shareholders on April 23, 2008 and April 27, 2011, respectively. The Third Amended and Restated Employee Share Option and Restricted Share Plan (the “Prior Plan”) expired by its terms in 2008. The Omnibus Plan provides the Trust with the opportunity to grant long-term incentive awards to employees and non-employee trustees, as well independent contractors, as appropriate. The Omnibus Plan authorizes the grant of seven types of share-based awards — share options, restricted shares, unrestricted shares, share units, share appreciation rights, performance shares and performance units. At December 31, 2012, 4,415,964 shares were available for issuance under the Omnibus Plan.

In connection with the grant of options under the Omnibus Plan, the Executive Compensation Committee of the Board of Trustees determines the option exercise period and any vesting requirements. All outstanding options granted under the Omnibus Plan prior to April 27, 2011 and under the Prior Plan have a term of ten years. All outstanding options granted under the Omnibus Plan since April 27, 2011 have a term of seven years. All options and restricted shares vest over periods ranging from one to five years.

Compensation costs for share options have been valued on the grant date using the Black-Scholes option-pricing method. The weighted average assumptions used in the Black-Scholes option pricing model were as follows:

	Years Ended December 31,
	2012	2011	2010
Dividend yield	3.11%	3.94%	8.41%
Expected volatility	65.37%	64.14%	83.83%
Risk-free interest rate	1.08%	2.23%	1.71%
Expected option term (years)	5.8	5.8	3.1

For this calculation, the expected dividend yield reflects the Trust’s historical yield. Expected volatility was based on the historical volatility of the Trust’s common shares. The risk-free interest rate for the expected life of the options was based on the implied yields on the U.S Treasury yield curve. The weighted average expected option term was based on the Trust’s historical data for prior period share option exercises and forfeiture activity.

During the year ended December 31, 2012, the Trust granted share options to purchase 251,495 common shares to the Company’s employees and trustees. For the years ended December 31, 2012, 2011 and 2010, the Company recognized compensation expense related to share options of $2.8 million ($0.2 million of compensation expense related to share options was accelerated due to the Company’s restructuring), $1.8 million and $1.0 million, respectively. Upon the exercise of share options, the Trust issues common shares from authorized but unissued common shares. Total cash proceeds from exercise of stock options were $0.8 million, $0.7 million and $2.7 million for the years ended December 31, 2012, 2011 and 2010, respectively.

The following table presents a summary of share option activity under all plans for the year ended December 31, 2012:

	Options Outstanding
	Shares	Weighted Average Exercise Price
Options outstanding, beginning of period	2,008,632	$19.76
Granted	251,495	20.98
Exercised	(52,317)	14.74
Forfeited	(297,369)	23.20

Options outstanding, end of period	1,910,441	$19.52

The weighted average grant date fair value of options granted in 2012, 2011 and 2010 was $9.52 per share, $8.13 per share and $4.19 per share, respectively. The total intrinsic value of options exercised during 2012, 2011 and 2010 was $0.3 million, $0.3 million and $0.4 million, respectively.

As of December 31, 2012, the Trust had approximately 1.9 million share options outstanding with a weighted average exercise price of $19.52 and a weighted average remaining contractual life of 5.5 years. The intrinsic value for the share options outstanding as of December 31, 2012 was $7.5 million. The total number of exercisable options at December 31, 2012 was approximately 0.7 million. As of December 31, 2012, the weighted average exercise price of exercisable options was $25.75 and the weighted average remaining contractual life was 2.8 years for these exercisable options. The intrinsic value for the share options exercisable as of December 31, 2012 was $0.6 million. As of December 31, 2012, the total number of options expected to vest is approximately 1.1 million. The weighted average exercise price of options expected to vest is $15.50 and the weighted average remaining contractual life is 7.1 years. The options expected to vest have an aggregate intrinsic value at December 31, 2012 of $6.8 million. At December 31, 2012, there was $2.4 million of unrecognized compensation cost related to unvested share options, which is expected to be recognized over a weighted average period of 1.5 years.

The following table presents the change in nonvested restricted share awards:

	Year Ended December 31, 2012	Weighted Average Grant Date Fair Value
Nonvested Restricted Shares, December 31, 2011	634,170	$15.95
Granted	389,550	20.73
Vested	(299,260)	16.68
Cancelled/Forfeited	(25,778)	17.06

Nonvested Restricted Shares, December 31, 2012	698,682	$18.26

The weighted average grant date fair value of restricted share awards issued during 2012, 2011 and 2010 was $20.73, $19.18 and $11.29, respectively. For the years ended December 31, 2012, 2011 and 2010, the Company recognized compensation expense related to restricted share awards of $6.0 million ($0.7 million of compensation expense related to restricted share awards was accelerated and $0.1 million was reversed due to the Company’s restructuring), $4.2 million and $3.6 million, respectively. For the years ended December 31, 2012, 2011 and 2010, the Company separately capitalized $0.3 million, $0.5 million and $0.1 million, respectively, for restricted share awards granted in connection with certain real estate developments. The total fair value for restricted share awards that vested during 2012, 2011 and 2010 was $5.0 million, $8.1 million and $1.2 million, respectively. At December 31, 2012, the unrecognized compensation cost related to nonvested restricted share awards is $7.1 million, which is expected to be recognized over a weighted average period of 1.6 years.

Employee Share Purchase Plan

The Company maintains an Employee Share Purchase Plan (the “Purchase Plan”). The Purchase Plan permits eligible employees of the Company, through payroll deductions, to purchase common shares at market price. The Purchase Plan has no limit on the number of common shares that may be issued under the plan. The Trust issued 3,568, 3,943 and 6,293 common shares pursuant to the Purchase Plan during 2012, 2011 and 2010, respectively.

Note 17 — Income Taxes

The Trust, which is considered a corporation for federal income tax purposes, has elected to be taxed and qualifies to be taxed as a REIT and generally will not be subject to federal income tax to the extent it distributes its REIT taxable income to its shareholders. REITs are subject to a number of organizational and operational requirements. If the Trust fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate rates and may not be able to qualify as a REIT for four subsequent taxable years. The Trust may also be subject to certain federal, state and local taxes on its income and property and to federal income and excise taxes on its undistributed taxable income even if it does qualify as a REIT. For example, the Trust will be subject to income tax to the extent it distributes less than 100% of its REIT taxable income (including capital gains) and the Trust has certain gains that, if recognized, will be subject to corporate tax because it acquired the assets in tax-free acquisitions of non-REIT corporations.

In the preparation of income tax returns in federal and state jurisdictions, the Company and its taxable REIT subsidiary assert certain tax positions based on their understanding and interpretation of the income tax law. The taxing authorities may challenge such positions, and the resolution of such matters could result in additional income tax expense, interest or penalties. Although any such assessments historically have been minimal and immaterial to the Company’s financial results, when the Company has received an assessment for interest and/or penalties, it has been classified in the financial statements as income tax expense. Management believes it has used reasonable judgments and conclusions in the preparation of its income tax returns.

Taxable REIT Subsidiary

The Company’s consolidated financial statements include the operations of a taxable REIT subsidiary, CPSI, which is not entitled to a dividends paid deduction and is subject to federal, state and local income taxes. CPSI uses the liability method of accounting for income taxes. Deferred income tax assets and liabilities result from temporary differences. Temporary differences are differences between tax bases of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future periods. CPSI provides property development, construction services, leasing and management services for joint venture and third-party owned properties and administrative services to the Company and engages in for-sale development activity. The Company generally reimburses CPSI for payroll and other costs incurred in providing services to the Company. All inter-company transactions are eliminated in the accompanying consolidated financial statements. During the years ended December 31, 2012, 2011 and 2010, CPSI recognized no income tax expense/(benefit). Significant deferred tax assets and liabilities and a reconciliation of CPSI’s income tax expense to the statutory federal rate are reflected in the tables below.

The components of CPSI’s deferred income tax assets and liabilities were as follows:

	Years Ended December 31,
($ in thousands)	2012	2011
Deferred tax assets:
Real estate asset basis differences	$6,099	$270
Impairments	11,875	11,944
Deferred revenue	1,008	1,116
Deferred expenses	16,846	14,863
Net operating loss carryforward	15,979	14,298
Accrued liabilities	6,012	2,297

	57,819	44,788

Deferred tax liabilities:
Real estate asset basis differences	—	—

Net deferred tax assets, before valuation allowance	57,819	44,788

Valuation allowance	(57,819)	(44,788)

Net deferred tax assets, included in other assets	$—	$—

Reconciliations of the effective tax rates of CPSI to the federal statutory rate are detailed below.

	Years Ended December 31,
	2012	2011	2010
Federal tax rate	35.00%	35.00%	35.00%
Valuation reserve	(34.99)%	(34.99)%	(34.99)%
State income tax, net of federal income tax benefit	—	—	—
Other	(0.01)%	(0.01)%	(0.01)%

CPSI provision for income taxes	—%	—%	—%

For the years ended December 31, 2012, 2011 and 2010, other expenses include estimated state franchise and other taxes, including franchise taxes in North Carolina and Tennessee and the margin-based tax in Texas.

Tax years 2005 through 2007 and tax years 2009 through 2011 are subject to examination by the federal taxing authorities. Generally, tax years 2009 through 2011 are subject to examination by state taxing authorities. There are no state tax examinations currently in process.

On November 6, 2009, the Worker, Homeownership and Business Assistance Act of 2009 was signed into law, which expanded the net operating loss (“NOL”) carryback rules to allow businesses to carryback NOLs incurred in either 2008 or 2009 up to five years. As a result of the new legislation, CPSI was able to carry back tax losses that occurred in the year ended December 31, 2009 against income that was recognized in 2005 and 2006. The Company received no tax refunds during 2012. The Company received $0.7 million of tax refunds during the year ended December 31, 2011.

Note 18 — Leasing Operations

The Company’s business includes leasing and management of multifamily and commercial properties. For commercial properties owned by the Company, minimum rentals due in future periods under noncancelable operating leases extending beyond one year are as follows:

($ in thousands)	As of December 31,
2013	$26,950
2014	26,211
2015	23,924
2016	21,983
2017	19,263
Thereafter	91,874

	$210,205	(1)

(1)	Due to the sale of Metropolitan Midtown on February 1, 2013 (see Note 22 — “Subsequent Events”), all associated retail and office operating leases have been excluded.

The noncancelable leases are with tenants engaged in commercial operations in Alabama, Georgia, Louisiana and North Carolina. Performance in accordance with the lease terms is in part dependent upon the economic conditions of the respective areas. No additional credit risk exposure relating to the leasing arrangements exists beyond the accounts receivable amounts shown in the December 31, 2012 balance sheet. However, financial difficulties of tenants could impact their ability to make lease payments on a timely basis which could result in actual lease payments being less than amounts shown above. Leases with residents in multifamily properties are generally for one year or less and are thus excluded from the above table. Substantially all of the Company’s land, buildings, and equipment represent property leased under the above and other short-term leasing arrangements.

Rental income from continuing operations for 2012, 2011 and 2010 includes percentage rent of $0.3 million, $0.3 million and $0.5 million, respectively. This rental income was earned when certain retail tenants attained sales volumes specified in their respective lease agreements.

Note 19 — Contingencies, Guarantees and Other Arrangements

Contingencies

As a result of transactions executed in 2007, the Company implemented a strategic initiative to become a multifamily focused REIT, which included two significant joint venture transactions whereby the majority of the Company’s wholly-owned commercial properties were transferred into separate joint ventures. In December 2009, the Company disposed of its interest in one of these joint ventures. In connection with the other 2007 joint venture transaction, the DRA/CLP joint venture, the Trust assumed certain contingent liabilities, of which $4.1 million remained outstanding until the Company’s remaining 15% noncontrolling interest was redeemed by the joint venture effective June 30, 2012, and in connection therewith the Company was released from this contingent liability. The liabilities were the direct obligation of the Trust and thus, prior to the redemption of its interest, were not reflected in the Consolidated Balance Sheet of CRLP as of December 31, 2011. See Note 13 — “Investment in Partially-Owned Entities” for more detail regarding this transaction.

During 2012, the Company recorded $4.2 million related to required infrastructure repairs on Colonial Promenade Alabaster II. During 2010, the Company recorded $1.3 million for certain contingent liabilities related to the mitigation of structural settlement at Colonial Promenade Alabaster II and additional infrastructure cost at Colonial Promenade Fultondale. Both of these retail assets were developed and sold by CPSI in previous years, and therefore are expensed as additional development costs in “(Loss) gain on sale of property” in the Consolidated Statements of Operations and Comprehensive Income (Loss) of the Trust and CRLP.

As of December 31, 2012, the Company is self-insured up to $0.8 million, $0.9 million and $1.8 million for general liability, workers’ compensation and property insurance, respectively. The Company is also self-insured for health insurance and responsible for amounts up to $135,000 per claim and up to $2.0 million per person.

Guarantees and Other Arrangements

In connection with the formation of Highway 150 LLC in 2002, the Company executed a guarantee, pursuant to which the Company served as a guarantor of $1.0 million of the debt related to the joint venture, which was collateralized by the Colonial Promenade Hoover retail property. At December 31, 2012, the total amount of debt of the joint venture, which matured on January 11, 2013, was approximately $15.1 million. As of December 31, 2012, no liability was recorded for the guarantee. Subsequently, on January 14, 2013, the Company sold its 10% noncontrolling interest in this joint venture and paid off the debt associated with this guarantee. Therefore is no longer liable for this guarantee. See Note 22 — “Subsequent Events” for additional details regarding this transaction.

In connection with certain retail developments, the Company has received funding from municipalities for infrastructure costs. In most cases, the municipalities issue bonds that are repaid primarily from sales tax revenues generated from the tenants at each respective development. The Company previously guaranteed the shortfall, if any, of tax revenues to the debt service requirements on the bonds issued for the Colonial Promenade Tannehill development. As of December 31, 2011, the Company had satisfied the minimum debt service coverage ratio necessary to cancel the guarantee and, in February 2012, received confirmation of the cancellation from the bondholders.

Note 20 — Legal Proceedings

Colonial Grand at Traditions Litigation

As previously disclosed, in early 2007, CRLP and SM Traditions Associates, LLC (“SM”) entered into a joint venture to develop the Colonial Grand at Traditions located in Gulf Shores, Alabama. CRLP and SM formed TA-Colonial Traditions LLC (the “Joint Venture”), in which CRLP owns a 35% interest and SM owns a 65% interest. In April 2007, the Joint Venture entered into a construction loan agreement for $34.1 million with Regions Bank (“Regions”). The Trust and SM each guaranteed up to $3.5 million of the principal amount of the loan, for an aggregate of up to $7.0 million. The construction loan, which had a balance of $35.5 million as of June 17, 2011 (including accrued interest), matured by its terms on April 15, 2010. In October 2010, Regions, as the lender, filed a complaint in the Circuit Court of Baldwin County, Alabama seeking appointment of a receiver for the Colonial Grand at Traditions, demanding payment of the outstanding balance under the loan from the Joint Venture and demanding payment on the guarantees from each of the guarantors, including the Trust, together with outstanding interest and other charges on the loan.

On or about December 13, 2010, MTGLQ Investors, L.P. (“MTGLQ”) purchased the construction loan from Regions. MTGLQ subsequently transferred all of its interest in the construction loan to MLQ-ELD, L.L.C. (“MLQ”). MLQ initiated foreclosure proceedings with respect to the property in January 2011. Pursuant to an order of the Court entered on May 17, 2011, MLQ was also substituted for Regions with respect to the claims of Regions against the Joint Venture and the guarantors. On June 17, 2011, the Company purchased the outstanding note and related loan documents from MLQ for $21.1 million. The Company was substituted as the plaintiff in the action and the claims originally asserted by Regions against the Trust on the guarantee were dismissed. On August 1, 2011, CRLP acquired the Joint Venture’s property through foreclosure.

Separately, in December 2010, SM and the Joint Venture (together, the “JV Parties”) filed cross-claims in the Circuit Court of Baldwin County, Alabama against CRLP, the Trust, CPSI and Colonial Construction Services, LLC (collectively, the “Colonial Parties”), in connection with the development and management of the Colonial Grand at Traditions by the Colonial Parties. The JV Parties asserted several claims relating to the Colonial Parties’ oversight and involvement in the development and construction of the property, including breach of management and development agreements, material misrepresentation, fraudulent concealment and breach of fiduciary duty. The JV Parties also asserted that the Colonial Parties conspired with Regions in connection with the activities alleged; however, in July 2012, the Court dismissed the conspiracy claims. The JV Parties have made a demand for an accounting of the costs of development and construction and claim damages of at least $13.0 million, plus an unspecified amount of attorney’s fees.

On February 1, 2013, a Baldwin County, Alabama jury awarded SM $6.7 million in compensatory damages ($5.0 million for its original investment plus $1.7 million interest) and $6.0 million in punitive damages for a total of $12.7 million. The jury returned a verdict in favor of SM with respect to the Colonial Parties’ claims relating to the guaranty agreement it gave to Regions and in favor of the Joint Venture with respect to the Colonial Parties’ claims relating to the construction loan purchased by the Company. The Company believes the verdicts should be vacated or a new trial ordered, and intends to pursue all available post-trial remedies. However, the Company cannot give any assurance as to the outcome of these efforts. As a result of the jury verdict, the Company recorded an increase to its loss contingency reserve of $12.7 million in the fourth quarter of 2012. The Company has included in its loss contingency an estimate of probable loss in connection with this matter, but currently cannot reasonably estimate any further possible loss, or any range of reasonably possible loss, in connection with this matter.

Mira Vista at James Island Litigation

As previously disclosed, the Trust and CRLP, along with multiple other parties, are named defendants in lawsuits arising out of alleged construction deficiencies with respect to condominium units at Mira Vista at James Island in Charleston, South Carolina. Mira Vista was acquired by certain of the Company’s subsidiaries after the units were constructed and operated as a multifamily rental project. The condominium conversion occurred in 2006 and all 230 units were sold. The lawsuits, one filed on behalf of the condominium homeowners association and one filed by one of the purchasers (purportedly on behalf of all purchasers), were filed in the South Carolina state court, Charleston County, in March 2010, against various parties involved in the development, construction and conversion of the Mira Vista at James Island property, including the contractors, subcontractors, architects, engineers, lenders, the developer, inspectors, product manufacturers and distributors. The plaintiffs are seeking $41.0 million in damages resulting from, among other things, alleged construction deficiencies and misleading sales practices. The lawsuits are currently in discovery. The Company is continuing to investigate the matter and evaluate its options and intends to vigorously defend itself against these claims. No assurance can be given that the matter will be resolved favorably to the Company. The Company has included in its loss contingency an estimate of probable loss in connection with this matter, but currently cannot reasonably estimate any further possible loss, or any range of reasonably possible loss, in connection with this matter.

UCO Litigation

The Company is involved in a contract dispute with a general contractor and three of its officers/managers in connection with construction cost overruns with respect to five for-sale projects which were being developed in a joint venture, CPSI-UCO, LLC. The President of the contractor is affiliated with the Company’s joint venture partner.

In connection with the dispute, in January 2008, the contractor and three managers filed a lawsuit in the Circuit Court of Baldwin County against the Trust, CPSI, CPSI-UCO, LLC, CPSI-UCO Grander, LLC, CPSI-UCO Spanish Oaks, LLC; CPSI-UCO Cypress Village I, LLC; CPSI-UCO Cypress Village II, and CPSI Cypress Village III, LLC alleging, among other things, breach of contract, enforcement of a lien against real property, misrepresentation, conversion, declaratory judgment and an accounting of costs, seeking $10.3 million in damages, plus consequential and punitive damages. In December 2011, following a jury trial, the plaintiffs were awarded compensatory damages of approximately $4.8 million for their claims against all defendants and the defendants were awarded compensatory damages of approximately $0.5 million for their claims against the President of the contractor. The jury also found that the contractor breached its contract. In January 2012, the plaintiffs filed post-trial motions, including a request for an amendment to the judgment to add approximately $4.8 million for attorneys’ fees, interest and costs. The defendants filed a motion for a new trial and opposed the award of attorney’s fees to the plaintiffs. In the fourth quarter 2012, the Company recorded charges of $8.2 million related to a proposed settlement with respect to the UCO litigation. The charges are comprised of an increase in the loss contingency accrual of $4.9 million (in addition to the $3.3 million loss contingency accrual previously recorded with respect to this litigation matter in the fourth quarter 2011) and a $3.3 million non-cash impairment charge on certain for-sale residential lots in the Cypress Village development proposed to be included as part of the settlement. The loss contingency accrual and impairment are reflected in “Impairment, Legal Contingencies and Other Losses” on the Company’s Consolidated Statement of Operations and Other Comprehensive Income (Loss). Settlement negotiations between the parties involving the settlement, including transfer of these tracts of land, are continuing. However, no assurance can be given that the such settlement discussions will be successful, that this matter will be resolved in the Company’s favor or that additional charges will not be taken in future periods.

Grander Litigation

The Trust, CPSI, Marion Uter, UCO Partners, LLC, UCO Development, LLC, UCO Construction, LLC, UCO, LLC, CPSI-UCO Grander, LLC, and CPSI-UCO, LLC (collectively, the “Colonial Entities”) were sued by five individual purchasers of condominium units in The Grander alleging breach of contract, fraud, construction deficiencies and misleading sales practices. In April 2011, an arbitrator awarded rescission rights in favor of the purchasers against CPSI-UCO Grander, LLC. The Company is pursuing post-arbitration appeals, but no prediction of the likelihood or the amount of any resulting loss or recovery can be made at this time, and no assurance can be given that the matter will be resolved favorably. The Company has included in its loss contingency an estimate of probable loss in connection with this matter, but currently cannot reasonably estimate any further possible loss, or any range of reasonably possible loss, in connection with this matter.

Loss Contingencies

The outcomes of the claims, disputes and legal proceedings described or referenced above are subject to significant uncertainty. The Company records an accrual for loss contingencies when a loss is probable and the amount of the loss can be reasonably estimated. The Company reviews these accruals quarterly and makes revisions based on changes in facts and circumstances. When a loss contingency is not both probable and reasonably estimable, the Company does not accrue the loss. However, if the loss (or an additional loss in excess of the accrual) is at least a reasonable possibility and material, then the Company discloses a reasonable estimate of the possible loss, or range of loss, if such reasonable estimate can be made. If the Company cannot make a reasonable estimate of the possible loss, or range of loss, then that is disclosed.

The assessment of whether a loss is probable or a reasonable possibility, and whether the loss or range of loss is reasonably estimable, often involve a series of complex judgments about future events. Among the factors that the Company considers in this assessment, including with respect to the matters disclosed in this Note 20, are the nature of existing legal proceedings and claims, the asserted or possible damages or loss contingency (if reasonably estimable), the progress of the matter, existing law and precedent, the opinions or views of legal counsel and other advisers, the Company’s experience in similar matters, the facts available to the Company at the time of assessment, and how the Company intends to respond, or has responded, to the proceeding or claim. The Company’s assessment of these factors may change over time as individual proceedings or claims progress. For matters where the Company is not currently able to reasonably estimate a range of reasonably possible loss, the factors that have contributed to this determination include the following: (i) the damages sought are indeterminate, (ii) the proceedings are in the early stages, (iii) the matters involve novel or unsettled legal theories or a large or uncertain number of actual or potential cases or parties, and/or (iv) discussions with the parties in matters that are expected ultimately to be resolved through negotiation and settlement have not reached the point where the Company believes a reasonable estimate of loss, or range of loss, can be made. In such instances, the Company believes that there is considerable uncertainty regarding the timing or ultimate resolution of such matters, including a possible eventual loss or business impact, if any.

As of December 31, 2012 and December 31, 2011, the Company’s accrual for loss contingencies was $26.8 million and $8.8 million in the aggregate, respectively.

Note 21 — Related Party Transactions

The Company has implemented a specific procedure for reviewing and approving related party construction activities. The Company historically has used Brasfield & Gorrie, LLC, a commercial construction company controlled by Mr. M. Miller Gorrie (a trustee of the Company), to manage and oversee certain of its development, redevelopment and expansion projects. This construction company is headquartered in Alabama and has completed numerous projects within the Sunbelt region of the United States. Through the use of market survey data and in-house development expertise, the Company negotiates the fees and contract prices of each development, redevelopment or expansion project with this company in compliance with the Company’s “Policy on Hiring Architects, Contractors, Engineers, and Consultants”, which policy was developed to allow the selection of certain preferred vendors that have demonstrated an ability to consistently deliver a quality product at a competitive price and in a timely manner. Additionally, this company outsources all significant subcontractor work through a competitive bid process. Upon approval by the Management Committee, the Management Committee (a non-board level committee composed of various members of management of the Company) presents each project to the independent members of the Investment Committee (or, prior to April 2011, the Executive Committee) for final approval.

The Company paid $8.0 million, $4.1 million and $13.7 million for property construction and tenant improvement costs to Brasfield & Gorrie, LLC during the years ended December 31, 2012, 2011 and 2010, respectively. In addition, the Company had $1.6 million, $2.4 million and $1.9 million in outstanding construction invoices or retainage payable to this construction company at December 31, 2012, 2011 and 2010, respectively. Of these amounts, $6.9 million, $4.5 million and $13.1 million were then paid to unaffiliated subcontractors for the construction of these development projects during 2012, 2011 and 2010, respectively. Mr. Gorrie has a 2.35% economic interest in Brasfield & Gorrie, LLC. These transactions were unanimously approved by the independent members of the Investment Committee or the Executive Committee, as applicable, consistent with the procedure described above.

The Company also leases space to Brasfield & Gorrie, LLC, pursuant to a lease originally entered into in 2003. The original lease, which ran through October 31, 2008, was amended in 2007 to extend the term of the lease through October 31, 2013. The underlying property was contributed to a joint venture during 2007 in which the Company retained a 15% noncontrolling interest. Effective June 30, 2012, the Company sold its 15% noncontrolling interest in the underlying property. The aggregate amount of rent paid in 2012 through the date of disposition was approximately $0.4 million. During 2011 and 2010, the aggregate amount of rent paid was $0.7 million and $0.6 million, respectively.

Since 1993, Colonial Insurance Agency, a corporation wholly-owned by The Colonial Company (in which Thomas Lowder and James Lowder each has a 50% ownership interest), has provided insurance risk management, administration and brokerage services for the Company. As part of this service, the Company placed insurance coverage with unaffiliated insurance brokers and agents, including Willis of Alabama and Colonial Insurance Agency, through a competitive bidding process. The premiums paid to these unaffiliated insurance brokers and agents (as they deducted their commissions prior to paying the carriers) totaled $7.2 million, $5.9 million and $5.8 million for 2012, 2011 and 2010, respectively. The aggregate amounts paid by the

Company to Colonial Insurance Agency, Inc., either directly or indirectly, for these services during the years ended December 31, 2012 and 2011 were $0.6 million. The aggregate amounts paid by the Company to Colonial Insurance Agency, Inc., either directly or indirectly during 2010 were $0.7 million. In addition, in 2010, the Company entered into an arrangement with an insurance carrier to advertise for its renter’s insurance program at the Company’s multifamily apartment communities. Pursuant to this arrangement, Colonial Insurance Agency, which serves as the insurance carrier’s broker, paid the Company $0.3 million in 2012 and 2011, in advertising fees. In 2010 the Company was paid $0.2 million in advertising fees. Neither Mr. T. Lowder nor Mr. J. Lowder has an interest in these premiums.

Other than a specific procedure for reviewing and approving related party construction activities, the Company has not adopted a formal policy for the review and approval of related persons’ transactions generally. Pursuant to its charter, our audit committee reviews and discusses with management any such transaction if deemed material and relevant to an understanding of the Company’s financial statements. Our policies and practices may not be successful in eliminating the influence of conflicts.

Note 22 — Subsequent Events

Dispositions

On February 1, 2013, the Company sold Metropolitan Midtown, a commercial asset located in Charlotte, North Carolina, comprised of 170,000 square-feet of office space and 172,000 square-feet of retail space, for an aggregate sales price of $94.4 million. The Company intends to use the proceeds from the sale to fund the multifamily development pipeline and to repay a portion of the outstanding balance on the Company’s unsecured credit facility.

On January 14, 2013, the Company sold its 10% noncontrolling interest in Colonial Promenade Hoover (Highway 150, LLC), a 172,000 square-foot (excluding anchor-owned square feet) retail asset located in Birmingham, Alabama. The Company received $0.5 million in cash and was released from its pro-rata share of the mortgage debt, which was $1.5 million. The remaining proceeds from the sale were used to repay a portion of the outstanding balance on the Company’s unsecured credit facility.

Distributions

On January 23, 2013, a cash distribution was declared to shareholders of the Trust in the amount of $0.21 per common share and to partners of CRLP in the amount of $0.21 per common unit, totaling approximately $20.1 million. The $0.21 per common share and per common unit distribution represents a 16.7% increase ($0.03 per share/unit) when compared to the previous distribution. The distributions were declared to shareholders and partners of record as of February 4, 2013 and was paid on February 11, 2013.

Note 23 — Quarterly Financial Information for the Trust (Unaudited)

The following is a summary of the unaudited quarterly financial information for the years ended December 31, 2012 and 2011. The information provided herein has been reclassified in accordance with ASC 205-20, Discontinued Operations, and adjusted to reflect ASC 260, Earnings per Share, for all periods presented.

2012
(in thousands, except per share data)
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$94,390	$97,029	$99,114	$103,011
(Loss) income from continuing operations	(7,572)	14,164	(9,426)	(20,438)
Income from discontinued operations	1,598	2,213	2,976	24,645

Net (loss) income available to common shareholders	$(5,974)	$16,377	$(6,450)	$4,207

Net (loss) income per share:
Basic	$(0.07)	$0.19	$(0.08)	$0.05
Diluted	$(0.07)	$0.19	$(0.08)	$0.05
Weighted average common shares outstanding:
Basic	87,012	87,201	87,325	87,454
Diluted	87,012	87,490	87,325	87,454

The increase in Revenues from quarter to quarter is attributable to the acquisition of five multifamily apartment communities during 2012 (one property in the first quarter, one property in the second quarter and three properties in the fourth quarter). In addition, the Company completed the development of two multifamily apartment communities during 2012.

In the second quarter 2012, the increase in (Loss) income from continuing operations is primarily attributable to the $21.9 million gain that the Company recognized when it redeemed its 15% noncontrolling interest in the DRA/CLP joint venture.

In the third quarter of 2012, the decrease in (Loss) income from continuing operations is primarily attributable to a $3.3 million non-cash impairment charge recorded on a commercial asset.

In the fourth quarter 2012, the decrease in (Loss) income from continuing operations is primarily attributable to $17.6 million in charges for loss contingencies related to certain ongoing litigation, $4.2 million related to required infrastructure repairs on Colonial Promenade Alabaster and $3.3 million of non-cash impairment charges recorded on certain for-sale residential lots. These charges were partially offset by the $7.4 million gain recognized on the disposition of the Company’s 10% noncontrolling interest in the Bluerock office portfolio and the $2.8 million gain recognized on the Company’s purchase of Colonial Grand at Research Park. The increase in Income from discontinued operations for the fourth quarter 2012 is attributable to gains recognized on the disposition of four multifamily apartment communities and one commercial asset.

2011
(in thousands, except per share data)
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$83,115	$87,142	$89,812	$93,320
(Loss) income from continuing operations	(13,267)	(8,095)	(11,119)	6,819
Income from discontinued operations	1,656	1,658	23,506	1,089

Net (loss) income attributable to parent company	(11,611)	(6,437)	12,387	7,908

Preferred unit repurchase gains	—	—	—	2,500
Preferred unit issuance costs write-off	—	—	—	(1,319)

Net (loss) income available to common shareholders	$(11,611)	$(6,437)	$12,387	$9,089

Net (loss) income per share:
Basic	$(0.15)	$(0.08)	$0.14	$0.10
Diluted	$(0.15)	$(0.08)	$0.14	$0.10
Weighted average common shares outstanding:
Basic	79,512	83,588	86,573	86,769
Diluted	79,512	83,588	86,573	87,010

The increase in Revenues from quarter to quarter is attributable to the acquisition of eight multifamily apartment communities during 2011 (three properties in the first quarter, one property in the second quarter, three properties in the third quarter and one property in the fourth quarter).

The increase in Income from discontinued operations for the third quarter 2011 is attributable to gains recognized on the disposition of six multifamily apartment communities.

In the fourth quarter 2011, the increase in (Loss) income from continuing operations is primarily attributable to the $18.8 million gain that the Company recognized on the sale of its 50% noncontrolling joint venture interest in Colonial Pinnacle at Turkey Creek.

Note 24 — Quarterly Financial Information for CRLP (Unaudited)

The following is a summary of the unaudited quarterly financial information for the years ended December 31, 2012 and 2011. The information provided herein has been reclassified in accordance with ASC 205-20, Discontinued Operations, and adjusted to reflect ASC 260, Earnings per Unit, for all periods presented.

2012
(in thousands, except per unit data)
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$94,390	$97,029	$99,114	$103,011
(Loss) income from continuing operations	(8,191)	11,173	(10,196)	(22,096)
Income from discontinued operations	1,729	2,393	3,222	26,643

Net (loss) income available to common unitholders	$(6,462)	$13,566	$(6,974)	$4,547

Net (loss) income per unit:
Basic	$(0.07)	$0.15	$(0.08)	$0.05
Diluted	$(0.07)	$0.15	$(0.08)	$0.05
Weighted average common units outstanding:
Basic	94,181	94,363	94,478	94,607
Diluted	94,181	94,652	94,478	94,607

The increase in Revenues from quarter to quarter is attributable to the acquisition of five multifamily apartment communities during 2012 (one property in the first quarter, one property in the second quarter and three properties in the fourth quarter). In addition, the Company completed the development of two multifamily apartment communities during 2012.

In the second quarter 2012, the increase in (Loss) income from continuing operations is primarily attributable to the $21.9 million gain that the Company recognized when it redeemed its 15% noncontrolling interest in the DRA/CLP joint venture.

In the third quarter of 2012, the decrease in (Loss) income from continuing operations is primarily attributable to a $3.3 million non-cash impairment charge recorded on a commercial asset.

In the fourth quarter 2012, the decrease in (Loss) income from continuing operations is primarily attributable to $17.6 million in charges for loss contingencies related to certain ongoing litigation, $4.2 million related to required infrastructure repairs on Colonial Promenade Alabaster and $3.3 million of non-cash impairment charges recorded on certain for-sale residential lots. These charges were partially offset by the $7.4 million gain recognized on the disposition of the Company’s 10% noncontrolling interest in the Bluerock office portfolio and the $2.8 million gain recognized on the Company’s purchase of Colonial Grand at Research Park. The increase in Income from discontinued operations for the fourth quarter 2012 is attributable to gains recognized on the disposition of four multifamily apartment communities and one commercial asset.

2011
(in thousands, except per unit data)
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$83,115	$87,142	$89,812	$93,320
(Loss) income from continuing operations	(13,565)	(7,885)	(11,064)	8,342
Income from discontinued operations	1,806	1,800	25,509	1,181

Net (loss) income attributable to CRLP	(11,759)	(6,085)	14,445	9,523

Distributions to preferred unitholders	(906)	(906)	(906)	(867)
Preferred unit repurchase gains	—	—	—	2,500
Preferred unit issuance costs write-off	—	—	—	(1,319)

Net (loss) income available to common unitholders	$(12,665)	$(6,991)	$13,539	$9,837

Net (loss) income per unit:
Basic	$(0.15)	$(0.08)	$0.14	$0.10
Diluted	$(0.15)	$(0.08)	$0.14	$0.10
Weighted average common units outstanding:
Basic	86,796	90,847	93,826	93,960
Diluted	86,796	90,847	93,826	94,201

The increase in Revenues from quarter to quarter is attributable to the acquisition of eight multifamily apartment communities during 2011 (three properties in the first quarter, one property in the second quarter, three properties in the third quarter and one property in the fourth quarter).

The increase in Income from discontinued operations for the third quarter 2011 is attributable to gains recognized on the disposition of six multifamily apartment communities.

In the fourth quarter 2011, the increase in (Loss) income from continuing operations is primarily attributable to the $18.8 million gain that the Company recognized on the sale of its 50% noncontrolling joint venture interest in Colonial Pinnacle at Turkey Creek.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of Colonial Properties Trust

Birmingham, Alabama

We have audited the accompanying consolidated balance sheets of Colonial Properties Trust and subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2012. Our audits also included the financial statement schedules as of December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012, listed in the Index at Item 15. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Colonial Properties Trust and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2012, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2013 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP

Birmingham, Alabama
February 28, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees of Colonial Properties Trust and Partners of Colonial Realty Limited Partnership

Birmingham, Alabama

We have audited the accompanying consolidated balance sheets of Colonial Realty Limited Partnership and subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive income (loss), equity, and cash flows for each of the three years in the period ended December 31, 2012. Our audits also included the financial statement schedules as of December 31, 2012 and 2011, and for each of the three years in the period ended December 31, 2012, listed in the Index at Item 15. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Colonial Realty Limited Partnership and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

Birmingham, Alabama
February 28, 2013

Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 9A.	Controls and Procedures.

Controls and Procedures with respect to the Trust

Evaluation of Disclosure Controls and Procedure

The Trust has evaluated the effectiveness of the design and operation of its disclosure controls and procedures as of the end of the period covered by this report. An evaluation was performed under the supervision and with the participation of management, including the Trust’s Chief Executive Officer and the Interim Chief Financial Officer, of the effectiveness as of December 31, 2012 of the design and operation of the Trust’s disclosure controls and procedures as defined in Exchange Act Rule 13a-15. Based on this evaluation, the Trust’s Chief Executive Officer and the Interim Chief Financial Officer concluded that the design and operation of these disclosure controls and procedures were effective as of the end of the period covered by this report.

Changes in Internal Control Over Financial Reporting

In the ordinary course of business, the Trust reviews its system of internal control over financial reporting to evaluate whether to implement any changes to its systems and processes to improve such controls and increase efficiency, while ensuring that we maintain an effective internal control environment. During the year ended December 31, 2012, the Trust implemented a new system for financial reporting and accumulation of financial data. The new financial system is a significant component of the Trust’s internal control over financial reporting, but was not made in response to any deficiency in our internal controls.

Other than the implementation of the new financial system described above, no changes in the Trust’s internal control over financial reporting (as defined in Exchange Act Rule 13a-15) occurred during the year ended December 31, 2012 that have materially affected, or are reasonably likely to materially affect, the Trust’s internal control over financial reporting.

Management’s Report on Internal Control Over Financial Reporting

Management of Colonial Properties Trust is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Exchange Act Rule 13a-15(f). The Trust’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Because of inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In connection with the preparation of the Trust’s annual financial statements, management has undertaken an assessment of the effectiveness of the Trust’s internal control over financial reporting as of December 31, 2012. The assessment was based upon the framework described in “Integrated Control-Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Management’s assessment included an evaluation of the design of internal control over financial reporting and testing of the operational effectiveness of internal control over financial reporting. We have reviewed the results of the assessment with the Audit Committee of the Trust’s Board of Trustees.

Based on our assessment under the criteria set forth in COSO, management has concluded that, as of December 31, 2012, the Trust maintained effective internal control over financial reporting.

The effectiveness of the Trust’s internal control over financial reporting as of December 31, 2012 has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which appears herein.

Controls and Procedures with respect to CRLP

Evaluation of Disclosure Controls and Procedure

CRLP has evaluated the effectiveness of the design and operation of its disclosure controls and procedures as of the end of the period covered by this report. An evaluation was performed under the supervision and with the participation of management, including the Trust’s Chief Executive Officer and the Interim Chief Financial Officer, on behalf of the Trust in its capacity as the general partner of CRLP, of the effectiveness as of December 31, 2012 of the design and operation of CRLP’s disclosure controls and procedures as defined in Exchange Act Rule 13a-15. Based on this evaluation, the Trust’s Chief Executive Officer and the Interim Chief Financial Officer, on behalf of the Trust in its capacity as the general partner of CRLP, concluded that the design and operation of CRLP’s disclosure controls and procedures were effective as of the end of the period covered by this report.

Changes in Internal Control Over Financial Reporting

In the ordinary course of business, CRLP reviews its system of internal control over financial reporting to evaluate whether to implement any changes to its systems and processes to improve such controls and increase efficiency, while ensuring that we maintain an effective internal control environment. During the year ended December 31, 2012, CRLP implemented a new system for financial reporting and accumulation of financial data. The new financial system is a significant component of CRLP’s internal control over financial reporting, but was not made in response to any deficiency in our internal controls.

Other than the implementation of the new financial system described above, no changes in CRLP’s internal control over financial reporting (as defined in Exchange Act Rule 13a-15) occurred during the year ended December 31, 2012 that have materially affected, or are reasonably likely to materially affect, CRLP’s internal control over financial reporting.

Management’s Report on Internal Control Over Financial Reporting

Management of Colonial Properties Trust, acting on behalf of the Trust in its capacity as the general partner of CRLP, is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) of the Securities Exchange Act of 1934, as amended. CRLP’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Because of inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In connection with the preparation of CRLP’s annual financial statements, management has undertaken an assessment of the effectiveness of CRLP’s internal control over financial reporting as of December 31, 2012. The assessment was based upon the framework described in “Integrated Control-Integrated Framework” issued by COSO. Management’s assessment included an evaluation of the design of internal control over financial reporting and testing of the operational effectiveness of internal control over financial reporting. We have reviewed the results of the assessment with the Audit Committee of the Trust’s Board of Trustees.

Based on our assessment under the criteria set forth in COSO, management has concluded that, as of December 31, 2012, CRLP maintained effective internal control over financial reporting.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of Colonial Properties Trust

Birmingham, Alabama

We have audited the internal control over financial reporting of Colonial Properties Trust and subsidiaries (the “Company”) as of December 31, 2012, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedules as of and for the year ended December 31, 2012 of the Company and our report dated February 28, 2013 expressed an unqualified opinion on those consolidated financial statements and financial statement schedules.

/s/ Deloitte & Touche LLP

Birmingham, Alabama
February 28, 2013

Item 9B.	Other Information.

None.

PART III

Item 10.	Trustees, Executive Officers and Corporate Governance.

The information required by this item with respect to trustees, compliance with the Section 16(a) reporting requirements, procedures relating to trustee nominations, the audit committee and the audit committee financial expert is hereby incorporated by reference from the material appearing in our definitive proxy statement for the annual meeting of shareholders to be held in 2013 (the “Proxy Statement”) under the captions “Election of Trustees — Nominees for Election,” “Section 16(a) Beneficial Ownership Reporting Compliance” and “Information Regarding Trustees and Corporate Governance — Committees of the Board of Trustees — Audit Committee,” “Information Regarding Trustees and Corporate Governance — Committee Membership,” respectively. Information required by this item with respect to executive officers is provided in Item 1 of this Form 10-K. See “Executive Officers of the Company.” Information required by this item with respect to the availability of our code of ethics is provided in Item 1 of this Form 10-K. See “Item 1-Available Information.”

We intend to disclose any amendment to, or waiver from, our code of ethics on our website within four business days following the date of the amendment or waiver.

Item 11.	Executive Compensation.

The information required by this item is hereby incorporated by reference from the material appearing in the Proxy Statement under the captions “Compensation Discussion and Analysis”, “Compensation of Trustees and Executive Officers”, “Compensation Committee Interlocks and Insider Participation” and “Compensation Committee Report”.

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters.

The information with respect to the Trust pertaining to security ownership of certain beneficial owners and management required by this item is hereby incorporated by reference from the material appearing in the Proxy Statement under the caption “Voting Securities Held by Principal Shareholders and Management.”

The following table sets forth information regarding the beneficial ownership of CRLP units as of February 15, 2013 for:

(1)	each person known by CRLP to be the beneficial owner of more than five percent of CRLP’s outstanding units;

(2)	each trustee of the Trust and each named executive officer of the Trust; and

(3)	the trustees and executive officers of the Trust as a group.

Each person named in the table has sole voting and investment power with respect to all units shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. References in the table to “units” are to units of limited partnership interest in CRLP. Unless otherwise provided in the table, the address of each beneficial owner is Colonial Plaza, Suite 750, 2101 Sixth Avenue North, Birmingham, Alabama 35203.

Name of Beneficial Owner	Number of Units		Percent of Units (1)
Colonial Properties Trust	88,450,069		93.2%
Thomas H. Lowder	724,765	(2)	0.8%
James K. Lowder	724,636	(3)	0.8%
Carl F. Bailey	—		*
Edwin M. Crawford	—		*
M. Miller Gorrie	266,523	(4)	*
William M. Johnson	210,200		*
Herbert A. Meisler	17,595		*
Claude B. Nielsen	5,865		*
Harold W. Ripps	1,925,975		2.0%
John W. Spiegel	—		*
C. Reynolds Thompson, III	—		*
Paul F. Earle	—		*
John P. Rigrish	17,595	(5)	*
Bradley P. Sandidge	—		*
All executive officers and trustees as a group (15 persons)	3,893,154		4.1%

*	Less than 1%
(1)	The number of units outstanding as of February 15, 2013 was 95,602,821.
(2)	Includes 89,415 units owned by Thomas H. Lowder Investments, LLC, and 635,350 units directly owned by Thomas H. Lowder.
(3)	Includes 89,285 units owned by James K. Lowder Investments, LLC and 635,351 units directly owned by James K. Lowder, of which 635,351 are pledged to bank loans.
(4)	Includes 157,140 units owned by MJE, LLC, and 109,383 units directly owned by Mr. Gorrie.
(5)	Includes 17,595 units owned directly by Mr. Rigrish, which are pledged to a bank loan.

The following table summarizes information, as of December 31, 2012, relating to the Trust’s equity compensation plans pursuant to which options to purchase common shares and restricted common shares may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	2,609,098	(2)	$19.52	4,415,964
Equity compensation plans not approved by security holders	—		—	—

Total	2,609,098		$19.52	4,415,964

(1)	These plans include the Trust’s 2008 Omnibus Incentive Plan, as amended in 2011, Third Amended and Restated Employee Share Option and Restricted Share Plan, as amended in 1998 and 2006, and Trustee Share Option Plan, as amended in 1997.
(2)	Includes 698,682 restricted shares that had not vested as of December 31, 2012.

Item 13.	Certain Relationships and Related Transactions, and Trustee Independence.

The information required by this item is hereby incorporated by reference from the material appearing in the Proxy Statement under the captions “Certain Relationships and Related Transactions” and “Information Regarding Trustees and Corporate Governance — Board of Trustees Assessment of Independence.”

Item 14.	Principal Accounting Fees and Services.

The information required by this item is hereby incorporated by reference from the material appearing in the Proxy Statement under the captions “Ratification of Appointment of Independent Registered Public Accounting Firm — Summary of Audit Fees” and “Ratification of Appointment of Independent Registered Public Accounting Firm — Pre-Approval Policy for Services by Auditor.”

Part IV

Item 15.	Exhibits and Financial Statement Schedules.

15(a)(1) Financial Statements

The following financial statements of the Trust are included in Part II, Item 8 of this report:

Consolidated Balance Sheets as of December 31, 2012 and 2011

Consolidated Statements of Operations and Comprehensive Income (Loss) for the years ended December 31, 2012, 2011 and 2010

Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2012, 2011 and 2010

Consolidated Statements of Cash Flows for the years ended December 31, 2012, 2011 and 2010

The following financial statements of CRLP are included in Part II, Item 8 of this report:

Consolidated Balance Sheets as of December 31, 2012 and 2011

Consolidated Statements of Operations and Comprehensive Income (Loss) for the years ended December 31, 2012, 2011 and 2010

Consolidated Statements of Equity for the years ended December 31, 2012, 2011 and 2010

Consolidated Statements of Cash Flows for the years ended December 31, 2012, 2011 and 2010

Notes to Consolidated Financial Statements, included in Part II, Item 8 of this report

Reports of Independent Registered Public Accounting Firm, included in Part II, Item 8 of this report

15(a)(2) Financial Statement Schedules

Financial statement schedules for the Trust and CRLP are listed on the financial statement schedule index at the end of this report.

All other schedules have been omitted because the required information of such other schedules is not present in amounts sufficient to require submission of the schedule or because the required information is included in the consolidated financial statements.

15(a)(3) Exhibits

Exhibit No.	Exhibit	Reference

3.1	Declaration of Trust of the Trust, as amended	Incorporated by reference to Exhibit 3.1 to the Trust’s Quarterly Report on Form 10-Q for the period ended September 30, 2010

3.2	Bylaws of the Trust, as amended	Incorporated by reference to Exhibit 3.1 to the Trust’s Current Report on Form 8-K filed with the SEC on January 31, 2012

4.1	Indenture dated as of July 22, 1996, by and between CRLP and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)	Incorporated by reference to Exhibit 4.1 to CRLP’s Annual Report on Form 10-K/A filed with the SEC on October 10, 2003

4.2	First Supplemental Indenture dated as of December 31, 1998, by and between CRLP and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)	Incorporated by reference to Exhibit 10.13.1 to the Trust’s Annual Report on Form 10-K for the period ending December 31, 1998 (which document may be found and reviewed in the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549, in the files therein relating to the Trust, whose file number is 1-12358)

10.1	Fourth Amended and Restated Agreement of Limited Partnership of CRLP	Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on January 31, 2012

10.2	Registration Rights and Lock-Up Agreement dated September 29, 1993, among the Trust and the persons named therein	Incorporated by reference to Exhibit 10.2 to the Trust’s Registration Statement on Form S-11/A, No. 33-65954, filed with the SEC on September 21, 1993

10.3	Registration Rights and Lock-Up Agreement dated March 25, 1997, among the Trust and the persons named therein	Incorporated by reference to Exhibit 10.2.2 to the Trust’s Annual Report on Form 10-K for the period ending December 31, 1997 (which document may be found and reviewed in the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549, in the files therein relating to the Trust, whose file number is 1-12358)

10.4	Registration Rights and Lock-Up Agreement dated November 4, 1994, among the Trust and the persons named therein	Incorporated by reference to Exhibit 10.2.3 to the Trust’s Annual Report on Form 10-K for the period ending December 31, 1997 (which document may be found and reviewed in the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549, in the files therein relating to the Trust, whose file number is 1-12358)

Exhibit No.	Exhibit	Reference

10.5	Supplemental Registration Rights and Lock-Up Agreement dated August 20, 1997, among the Trust and the persons named therein	Incorporated by reference to Exhibit 10.2.4 to the Trust’s Annual Report on Form 10-K for the period ending December 31, 1997 (which document may be found and reviewed in the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549, in the files therein relating to the Trust, whose file number is 1-12358)

10.6	Supplemental Registration Rights and Lock-Up Agreement dated November 1, 1997, among the Trust, CRLP and B&G Properties Company LLP	Incorporated by reference to Exhibit 10.2.5 to the Trust’s Annual Report on Form 10-K for the period ending December 31, 1997 (which document may be found and reviewed in the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549, in the files therein relating to the Trust, whose file number is 1-12358)

10.7	Supplemental Registration Rights and Lock-Up Agreement dated July 1, 1997, among the Trust, CRLP and Colonial Commercial Investments, Inc.	Incorporated by reference to Exhibit 10.2.6 to the Trust’s Annual Report on Form 10-K for the period ending December 31, 1997 (which document may be found and reviewed in the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549, in the files therein relating to the Trust, whose file number is 1-12358)

10.8	Supplemental Registration Rights and Lock-Up Agreement dated July 1, 1996, among the Trust and the persons named therein	Incorporated by reference to Exhibit 10.2.7 to the Trust’s Annual Report on Form 10-K for the period ending December 31, 1997 (which document may be found and reviewed in the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549, in the files therein relating to the Trust, whose file number is 1-12358)

10.9	Form of Indemnification Agreement between the Trust, CRLP and each of the Trust’s executive officers and trustees †	Incorporated by reference to Exhibit 10.9 to the Trust’s Annual Report on Form 10-K for the period ending December 31, 2011

10.10	Registration Rights and Lock-Up Agreement dated July 1, 1998, among the Trust and the persons named therein	Incorporated by reference to Exhibit 10.2.9 to the Trust’s Annual Report on Form 10-K for the period ending December 31, 1998 (which document may be found and reviewed in the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549, in the files therein relating to the Trust, whose file number is 1-12358)

Exhibit No.	Exhibit	Reference

10.11	Registration Rights and Lock-Up Agreement dated July 31, 1997, among the Trust and the persons named therein	Incorporated by reference to Exhibit 10.2.10 to the Trust’s Annual Report on Form 10-K for the period ending December 31, 1998 (which document may be found and reviewed in the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549, in the files therein relating to the Trust, whose file number is 1-12358)

10.12	Supplemental Registration Rights and Lock-Up Agreement dated November 18, 1998, among the Trust, CRLP and Colonial Commercial Investments, Inc.	Incorporated by reference to Exhibit 10.2.11 to the Trust’s Annual Report on Form 10-K for the period ending December 31, 1998 (which document may be found and reviewed in the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549, in the files therein relating to the Trust, whose file number is 1-12358)

10.13	Registration Rights and Lock-Up Agreement dated April 30, 1999, among the Trust, CRLP and MJE, L.L.C.	Incorporated by reference to Exhibit 10.2.13 to the Trust’s Annual Report on Form 10-K for the period ending December 31, 1999 (which document may be found and reviewed in the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549, in the files therein relating to the Trust, whose file number is 1-12358)

10.14.1	Form of Employee Share Option and Restricted Share Plan Agreement — 2 Year Vesting †	Incorporated by reference to Exhibit 10.18.1 to the Trust’s Quarterly Report on Form 10-Q for the period ending September 30, 2004

10.14.2	Form of Employee Share Option and Restricted Shares Plan Agreement — 3 Year Vesting †	Incorporated by reference to Exhibit 10.18.2 to the Trust’s Quarterly Report on Form 10-Q for the period ending September 30, 2004

10.14.3	Form of Employee Share Option and Restricted Shares Plan Agreement — 5 Year Vesting †	Incorporated by reference to Exhibit 10.18.3 to the Trust’s Quarterly Report on Form 10-Q for the period ending September 30, 2004

10.14.4	Form of Employee Share Option and Restricted Shares Plan Agreement — 8 Year Vesting †	Incorporated by reference to Exhibit 10.18.4 to the Trust’s Quarterly Report on Form 10-Q for the period ending September 30, 2004

10.14.5	Amended and Restated Trustee Restricted Share Agreement — 1 Year Vesting †	Incorporated by reference to Exhibit 10.18.5 to the Trust’s Quarterly Report on Form 10-Q for the period ending September 30, 2004

10.14.6	Amended and Restated Trustee Non-Incentive Share Option Agreement †	Incorporated by reference to Exhibit 10.18.6 to the Trust’s Quarterly Report on Form 10-Q for the period ending September 30, 2004

Exhibit No.	Exhibit	Reference

10.15	Non-employee Trustee Share Option Plan †	Incorporated by reference to the Trust’s Registration Statement on Form S-8, No. 333-27203, filed with the SEC on May 15, 1997 (which document may be found and reviewed in the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549, in the files therein relating to the Trust, whose file number is 1-12358)

10.16	Employee Share Purchase Plan †	Incorporated by reference to Exhibit 10.21 to the Trust’s Annual Report on Form 10-K for the period ending December 31, 2003

10.16.1	Amendment to Employee Share Purchase Plan †	Incorporated by reference to Exhibit 10.21.1 to the Trust’s Annual Report on Form 10-K for the period ending December 31, 2006

10.17	Annual Incentive Plan †	Incorporated by reference to Exhibit 10.16 to the Trust’s Registration Statement on Form S-11/A, No. 33-65954, filed with the SEC on September 3, 1993 (which document may be found and reviewed in the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549, in the files therein relating to the Trust, whose file number is 1-12358)

10.18	Executive Unit Purchase Program — Program Summary †	Incorporated by reference to Exhibit 10.15 to the Trust’s Annual Report on Form 10-K for the period ending December 31, 1999 (which document may be found and reviewed in the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549, in the files therein relating to the Trust, whose file number is 1-12358)

10.19	Non-employee Trustee Option Agreement †	Incorporated by reference to Exhibit 10.5 to the Trust’s Registration Statement on Form S-11/A, No. 33-65954, filed with the SEC on September 3, 1993

10.20	Non-Competition Agreement, dated May 4, 2007, among Colonial Realty Limited Partnership, Colonial Properties Trust and Thomas H. Lowder †	Incorporated by reference to Exhibit 10.1 to the Trust’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007

Exhibit No.	Exhibit	Reference

10.21	Officers and Trustees Indemnification Agreement †	Incorporated by reference to Exhibit 10.7 to the Trust’s Registration Statement on Form S-11/A, No. 33-65954, filed with the SEC on September 21, 1993 (which document may be found and reviewed in the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549, in the files therein relating to the Trust, whose file number is 1-12358)

10.22	Partnership Agreement of CPSLP	Incorporated by reference to Exhibit 10.8 to the Trust’s Registration Statement on Form S-11/A, No. 33-65954, filed September 21, 1993 (which document may be found and reviewed in the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549, in the files therein relating to the Trust, whose file number is 1-12358)

10.23	First Amendment to Partnership Agreement of CPSLP	Incorporated by reference to Exhibit 10.28.1 to the Trust’s Annual Report on Form 10-K for the period ended December 31, 2005

10.24	Articles of Incorporation of Colonial Real Estate Services, Inc., predecessor of CPSI, as amended	Incorporated by reference to Exhibit 10.9 to the Trust’s Annual Report on Form 10-K for the period ending December 31, 1994 (which document may be found and reviewed in the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549, in the files therein relating to the Trust, whose file number is 1-12358)

10.25	Bylaws of predecessor of Colonial Real Estate Services, Inc., predecessor of CPSI	Incorporated by reference to Exhibit 10.10 to the Trust’s Registration Statement on Form S-11/A, No. 33-65954, filed September 3, 1993 (which document may be found and reviewed in the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, D.C. 20549, in the files therein relating to the Trust, whose file number is 1-12358)

10.26	Credit Agreement dated as of March 22, 2005, by and among CRLP, as Borrower, Colonial Properties Trust, as Guarantor, Wachovia Bank, as Agent for the Lenders, and the Lenders named therein	Incorporated by reference to Exhibit 10.38 to the Trust’s Current Report on Form 8-K filed with the SEC on March 25, 2005

10.27	First Amendment to Credit Agreement, dated June 2, 2006, among CRLP, the Trust, Wachovia Bank, National Association as Agent for the Lenders and the Lenders named therein	Incorporated by reference to Exhibit 10.2 to the Trust’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007

Exhibit No.	Exhibit	Reference

10.28	Second Amendment to Credit Agreement, dated June 21, 2007, among CRLP, the Trust, Wachovia Bank, National Association as Agent for the Lenders and the Lenders named therein	Incorporated by reference to Exhibit 10.1 to the Trust’s Current Report on Form 8-K filed with the SEC on July 24, 2007

10.29	Form of Restricted Share Agreement (20% per year vesting) †	Incorporated by reference to Exhibit 10.1 to the Trust’s Current Report on Form 8-K filed with the SEC on May 3, 2005

10.30	Form of Restricted Share Agreement (50%/25%/25% vesting) †	Incorporated by reference to Exhibit 10.2 to the Trust’s Current Report on Form 8-K filed with the SEC on May 3, 2005

10.31	Form of Restricted Share Agreement (33 1/3% per year vesting) †	Incorporated by reference to Exhibit 10.3 to the Trust’s Current Report on Form 8-K filed with the SEC on May 3, 2005

10.32	Form of Restricted Share Agreement (60%/40% vesting) †	Incorporated by reference to Exhibit 10.4 to the Trust’s Current Report on Form 8-K filed with the SEC on May 3, 2005

10.33	Form of Restricted Share Agreement (eighth anniversary vesting) †	Incorporated by reference to Exhibit 10.5 to the Trust’s Current Report on Form 8-K filed with the SEC on May 3, 2005

10.34	Form of Share Option Agreement (20% per year vesting) †	Incorporated by reference to Exhibit 10.6 to the Trust’s Current Report on Form 8-K filed with the SEC on May 3, 2005

10.35	Colonial Properties Trust Third Amended and Restated Employee Share Option and Restricted Share Plan, as amended †	Incorporated by reference to Exhibit 10.1 to the Trust’s Quarterly Report on Form 10-Q for the period ended June 30, 2006

10.36	Form of Colonial Properties Trust Third Amended and Restated Employee Share Option and Restricted Share Plan Restricted Share Agreement †	Incorporated by reference to Exhibit 10.2 to the Trust’s Quarterly Report on Form 10-Q for the period ended June 30, 2006

10.37	Form of Colonial Properties Trust Third Amended and Restated Employee Share Option and Restricted Share Plan Performance Share Agreement †	Incorporated by reference to Exhibit 10.3 to the Trust’s Quarterly Report on Form 10-Q for the period ended June 30, 2006

10.38	Form of Colonial Properties Trust Third Amended and Restated Employee Share Option and Restricted Share Plan Restricted Share Agreement †	Incorporated by reference to Exhibit 10.4 to the Trust’s Quarterly Report on Form 10-Q for the period ended June 30, 2006

10.39	Form of Colonial Properties Trust Third Amended and Restated Employee Share Option and Restricted Share Plan Share Option Agreement †	Incorporated by reference to Exhibit 10.5 to the Trust’s Quarterly Report on Form 10-Q for the period ended June 30, 2006

Exhibit No.	Exhibit	Reference

10.40	2008 Omnibus Incentive Plan, as amended	Incorporated by reference to Appendix A to the Trust’s Definitive Proxy Statement, filed with the SEC on March 11, 2011

10.40.1	Summary of the 2011 Annual Incentive Plan of the Trust	Incorporated by reference to Exhibit 10.1 of the Trust’s Quarterly Report on Form 10-Q for the period ended March 31, 2011

10.40.2	Form of Colonial Properties Trust Non-Qualified Share Option Agreement (Employee Form) †	Incorporated by reference to Exhibit 10.41.4 to the Trust’s Annual Report on Form 10-K for the period ending December 31, 2011

10.40.3	Form of Colonial Properties Trust Non-Qualified Share Option Agreement (Trustee Form) †	Incorporated by reference to Exhibit 10.41.5 to the Trust’s Annual Report on Form 10-K for the period ending December 31, 2011

10.40.4	Form of Colonial Properties Trust Restricted Share Agreement (Employee Form) †	Incorporated by reference to Exhibit 10.3 to the Trust’s Current Report on Form 8-K filed with the SEC on April 29, 2008

10.40.5	Form of Colonial Properties Trust Restricted Share Agreement (Trustee Form) †	Incorporated by reference to Exhibit 10.4 to the Trust’s Current Report on Form 8-K filed with the SEC on April 29, 2008

10.41	Master Credit Facility Agreement by and between CMF 15 Portfolio LLC, as Borrower, CRLP, as Guarantor, and PMC ARCS LLC, as Lender	Incorporated by reference to Exhibit 10.1 to the Trust’s Current Report on Form 8-K filed with the SEC on March 5, 2009

10.42	Fixed Facility Note (Standard Maturity) dated February 27, 2009, in the original principal amount of $259 million made by CMF 15 Portfolio LLC to the order of PNC ARCS LLC	Incorporated by reference to Exhibit 10.2 to the Trust’s Current Report on Form 8-K filed with the SEC on March 5, 2009

10.43	Fixed Facility Note (Standard Maturity) dated February 27, 2009, in the original principal amount of $91 million made by CMF 15 Portfolio LLC to the order of PNC ARCS LLC	Incorporated by reference to Exhibit 10.3 to the Trust’s Current Report on Form 8-K filed with the SEC on March 5, 2009

10.44	Master Credit Facility Agreement by and between CMF 7 Portfolio LLC, as Borrower, CRLP, as Guarantor, and Grandbridge Real Estate Capital LLC, as Lender.	Incorporated by reference to Exhibit 10.1 to the Trust’s Current Report on Form 8-K filed with the SEC on June 1, 2009

10.45	Fixed Facility Note (Standard Maturity) dated May 29, 2009, in the original principal amount of $145.2 million made by CMF 7 Portfolio LLC to the order of Grandbridge Real Estate Capital LLC.	Incorporated by reference to Exhibit 10.2 to the Trust’s Current Report on Form 8-K filed with the SEC on June 1, 2009

10.46	Fixed Facility Note (Standard Maturity) dated May 29, 2009, in the original principal amount of $11.2 million made by CMF 7 Portfolio LLC to the order of Grandbridge Real Estate Capital LLC.	Incorporated by reference to Exhibit 10.3 to the Trust’s Current Report on Form 8-K filed with the SEC on June 1, 2009

Exhibit No.	Exhibit	Reference

10.47	Agreement for Purchase of Membership Interests, dated November 25, 2009, by and among CRTP OP, LLC, ACP Fitness Center LLC, Colonial Office JV LLC and CPSI.	Incorporated by reference to Exhibit 10.56 to the Trust’s Annual Report on Form 10-K for the period ending December 31, 2009

10.48	Equity Distribution Agreement, dated May 10, 2011, by and among the Trust, CRLP and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Agent	Incorporated by reference to Exhibit 1.1 to the Trust’s Current Report on Form 8-K filed with the SEC on May 10, 2011

10.49	Equity Distribution Agreement, dated May 10, 2011, by and among the Trust, CRLP and Wells Fargo Securities LLC, as Agent	Incorporated by reference to Exhibit 1.1 to the Trust’s Current Report on Form 8-K filed with the SEC on May 10, 2011

10.50	Term Loan Agreement, dated as of July 22, 2011, by and among CRLP and Wells Fargo Bank, National Association, as administrative agent and lender, and the other agents and lenders party thereto	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 28, 2011

10.51	Guaranty, dated as of July 22, 2011, by the Trust in favor of the agent and the lenders party to the Term Loan Agreement, dated as of July 22, 2011	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on July 28, 2011

10.52	Credit Agreement, dated March 30, 2012, by and among CRLP and Wells Fargo Bank, National Association, as administrative agent and lender, and the other agents and lenders party thereto	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 5, 2012

10.53	First Amendment, dated as of May 11, 2012, to Credit Agreement dated March 30, 2012, by and among CRLP, as Borrower, the Trust, as Guarantor, Wells Fargo Bank, National Association, as Agent for the lenders, and the lenders named therein	Incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2012

10.54	Guaranty, dated as of March 30, 2012, by the Trust in favor of the agent and the lenders party to the Credit Agreement, dated as of March 30, 2012	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 5, 2012

10.55	Term Loan Arrangement, dated as of May 11, 2012, by and among CRLP, U.S. Bank National Association and PNC Capital Markets LLC as joint lead arrangers, and other agents and lenders party thereto	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 16, 2012

10.56	Guaranty, dated as of May 11, 2012, by the Trust in favor of the agent and the lenders party to the Term Loan Agreement, dated as of May 11, 2012	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on May 16, 2012

Exhibit No.	Exhibit	Reference

10.57	First Amendment, dated as of March 30, 2012, to Term Loan Agreement dated July 22, 2011, by and among CRLP, as Borrower, the Trust, as Guarantor, Wells Fargo Bank, National Association, as Agent for the lenders, and the lenders named therein	Incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2012

10.58	Second Amendment, dated as of May 11, 2012, to Term Loan Agreement dated July 22, 2011, by and among CRLP, as Borrower, Colonial Properties Trust, as Guarantor, Wells Fargo Bank, National Association, as Agent for the lenders, and the lenders named therein	Incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2012

12.1	Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Share Distributions	Filed herewith

12.2	Ratio of Earnings to Fixed Charges for CRLP	Filed herewith

21.1	List of Subsidiaries	Filed herewith

23.1	Consent of Deloitte & Touche LLP	Filed herewith

31.1	Trust CEO Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002	Filed herewith

31.2	Trust CFO Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002	Filed herewith

31.3	CRLP CEO Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002	Filed herewith

31.4	CRLP CFO Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002	Filed herewith

32.1	Trust CEO Certification pursuant to Section 906 of the Sarbanes-Oxley Act of 2002	Filed herewith

32.2	Trust CFO Certification pursuant to Section 906 of the Sarbanes-Oxley Act of 2002	Filed herewith

32.3	CRLP CEO Certification pursuant to Section 906 of the Sarbanes-Oxley Act of 2002	Filed herewith

32.4	CRLP CFO Certification pursuant to Section 906 of the Sarbanes-Oxley Act of 2002	Filed herewith

Exhibit No.	Exhibit	Reference

101	XBRL (Extensible Business Reporting Language). The following materials from the Trust’s and CRLP’s Annual Report on Form 10-K for the period ended December 31, 2012, formatted in XBRL: (i) Consolidated Balance Sheets as of December 31, 2012 and 2011 (audited); (ii) Consolidated Statements of Operations and Comprehensive Income (Loss) for the twelve months ended December 31, 2012, 2011 and 2010 (audited); (iii) Consolidated Statements of Cash Flows for the twelve months ended December 31, 2012, 2011 and 2010 (audited); (iv) Consolidated Statements Shareholders’ Equity (Trust) and Equity (CRLP) for the twelve months ended December 31, 2012, 2011 and 2010 (audited); and (v) Notes to Consolidated Financial Statements (unaudited). As provided in Rule 406T of Regulation S-T, this information is furnished and not filed for purpose of Sections 11 and 12 of the Securities Act and Section 18 of the Exchange Act.	Filed herewith

†	Denotes a management contract or compensatory plan, contract or arrangement.

15(b)	Exhibits

The list of Exhibits filed with this report is set forth in response to Item 15(a)(3). The required exhibit index has been filed with the exhibits.

15(c)	Financial Statements

The Trust and CRLP file as part of this report the financial statement schedules listed on the financial statement schedule index at the end of this report.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on February 28, 2013.

Colonial Properties Trust

By:	/s/ Thomas H. Lowder
Thomas H. Lowder

Chairman of the Board and
Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this report has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on February 28, 2013.

Signature

/s/ Thomas H. Lowder	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
Thomas H. Lowder

/s/ Bradley P. Sandidge	Executive Vice President — Accounting and Interim Chief Financial Officer (Principal Financial and Principal Accounting Officer)
Bradley P. Sandidge

/s/ Carl F. Baily
Carl F. Bailey	Trustee

/s/ Edwin M. Crawford
Edwin M. Crawford	Trustee

/s/ M. Miller Gorrie
M. Miller Gorrie	Trustee

/s/ William M. Johnson
William M. Johnson	Trustee

/s/ James K. Lowder
James K. Lowder	Trustee

/s/ Herbert A. Meisler
Herbert A. Meisler	Trustee

/s/ Claude B. Nielsen
Claude B. Nielsen	Trustee

/s/ Harold W. Ripps
Harold W. Ripps	Trustee

/s/ John W. Spiegel
John W. Spiegel	Trustee

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on February 28, 2013.

COLONIAL REALTY LIMITED PARTNERSHIP

a Delaware limited partnership

By:	Colonial Properties Trust, its general partner

By:	/s/ Thomas H. Lowder
Thomas H. Lowder

Chairman of the Board and
Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this report has been signed below by the following persons on behalf of the Registrant and in the capacities with Colonial Properties Trust indicated on February 28, 2013.

Signature

/s/ Thomas H. Lowder	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
Thomas H. Lowder

/s/ Bradley P. Sandidge	Executive Vice President — Accounting and Interim Chief Financial Officer (Principal Financial and Principal Accounting Officer)
Bradley P. Sandidge

/s/ Carl F. Bailey
Carl F. Bailey	Trustee

/s/ Edwin M. Crawford
Edwin M. Crawford	Trustee

/s/ M. Miller Gorrie
M. Miller Gorrie	Trustee

/s/ William M. Johnson
William M. Johnson	Trustee

/s/ James K. Lowder
James K. Lowder	Trustee

/s/ Herbert A. Meisler
Herbert A. Meisler	Trustee

/s/ Claude B. Nielsen
Claude B. Nielsen	Trustee

/s/ Harold W. Ripps
Harold W. Ripps	Trustee

/s/ John W. Spiegel
John W. Spiegel	Trustee

Colonial Properties Trust

Index to Financial Statement Schedules

S-1 Schedule II — Valuation and Qualifying Accounts and Reserves

S-2 Schedule III — Real Estate and Accumulated Depreciation

Appendix S-1

SCHEDULE II

COLONIAL PROPERTIES TRUST

COLONIAL REALTY LIMITED PARTNERSHIP

VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

($ in thousands)

Description	Beginning Balance of Period	Charged to Expense	Charged to Other Accounts		Deductions		Balance End of Period
Allowance for uncollectable accounts deducted from accounts receivable in the balance sheet
December 31, 2012	$1,136	458	—		(786	) (1)	$808
December 31, 2011	$1,688	485	—		(1,037	) (1)	$1,136
December 31, 2010	$1,688	499	—		(499	) (1)	$1,688
Allowance for uncollectable accounts deducted from notes receivable in the balance sheet
December 31, 2012	$—	—	—		—		$—
December 31, 2011	$249	—	—		(249	) (1)	$—
December 31, 2010	$1,850	—	—		(1,601	) (1)	$249
Allowance for straight line rent deducted from other assets in the balance sheet
December 31, 2012	$926	—	201	(2)	(54	) (1)	$1,073
December 31, 2011	$801	—	145	(2)	(20	) (1)	$926
December 31, 2010	$830	—	133	(2)	(162	) (1)	$801
Valuation allowance deducted from deferred tax assets on the balance sheet
December 31, 2012	$44,788	13,031	—		—		$57,819
December 31, 2011	$38,492	6,296	—		—		$44,788
December 31, 2010	$32,600	5,892	—		—		$38,492

(1)	Uncollectable accounts written off, and payments received on previously written-off accounts.
(2)	Amounts netted against “Minimum rent” in the Consolidated Statements of Operations and Comprehensive Income (Loss).

G-S-1

Appendix S-2

SCHEDULE III

COLONIAL PROPERTIES TRUST

COLONIAL REALTY LIMITED PARTNERSHIP

REAL ESTATE INVESTMENTS AND ACCUMULATED DEPRECIATION

DECEMBER 31, 2012

		Initial Cost to Company			Gross Amount at which Carried at Close of Period
Description	Encumbrances (1)	Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition	Land	Buildings and Improvements	Total (2)	Accumulated Depreciation	Date Completed/ Placed in Service	Date Acquired	Depreciable Lives-Years
Multifamily:
Ashley Park	—	3,702,098	15,332,923	2,269,537	3,702,098	17,602,460	21,304,558	(6,568,169)	1988	2005	3-40 Years
Autumn Park	—	4,407,166	35,387,619	1,741,246	4,407,166	37,128,865	41,536,031	(7,922,791)	2001/04	2005	3-40 Years
Colonial Grand at Arringdon	18,104,424	3,016,358	23,295,172	1,624,392	3,016,358	24,919,564	27,935,922	(8,086,596)	2003	2004	3-40 Years
Coloinal Grand at Ashton Oaks	—	3,659,400	—	30,627,676	5,280,860	29,006,216	34,287,076	(5,923,919)	2009	2007	3-40 Years
Colonial Grand at Ayrsley	—	4,261,351	—	32,033,939	6,970,497	29,324,793	36,295,290	(7,726,366)	2008	2006	3-40 Years
Colonial Grand at Barrett Creek	18,378,000	3,320,000	27,237,381	1,246,602	3,320,000	28,483,983	31,803,983	(8,280,487)	1999	2005	3-40 Years
Colonial Grand at Bear Creek	22,567,667	4,360,000	32,029,388	2,223,536	4,360,000	34,252,924	38,612,924	(10,205,934)	1998	2005	3-40 Years
Colonial Grand at Bellevue	22,274,152	3,490,000	31,544,370	2,590,015	3,490,986	34,133,399	37,624,385	(9,822,229)	1996	2005	3-40 Years
Colonial Grand at Berkeley Lake	—	1,800,000	16,551,734	1,120,351	1,800,000	17,672,085	19,472,085	(5,711,301)	1998	2004	3-40 Years
Colonial Grand at Beverly Crest	14,521,257	2,400,000	20,718,143	3,117,535	2,400,000	23,835,678	26,235,678	(7,672,458)	1996	2004	3-40 Years
Colonial Grand at Brier Creek	23,887,781	3,640,000	33,742,241	959,981	3,640,000	34,702,222	38,342,222	(3,691,405)	2010	2010	3-40 Years
Colonial Grand at Brier Falls	—	4,200,000	40,048,964	771,597	4,200,000	40,820,561	45,020,561	(1,978,706)	2012	2012	3-40 Years
Colonial Grand at Canyon Creek	14,956,652	4,032,000	24,272,721	153,300	4,032,000	24,426,021	28,458,021	(6,271,767)	2008	2005	3-40 Years
Colonial Grand at Canyon Ranch	—	3,264,000	20,813,448	70,471	3,264,000	20,883,919	24,147,919	(136,566)	2012	2012	3-40 Years
Colonial Grand at Commerce Park	—	3,120,000	27,230,728	965,859	3,120,000	28,196,587	31,316,587	(1,726,759)	2008	2011	3-40 Years
Colonial Grand at Cornelius	—	1,888,000	21,258,880	903,910	1,888,000	22,162,790	24,050,790	(2,023,908)	2009	2011	3-40 Years
Colonial Grand at Crabtree Valley	9,869,425	2,100,000	15,272,196	1,631,222	2,100,000	16,903,418	19,003,418	(4,816,465)	1997	2005	3-40 Years
Colonial Grand at Cypress Cove	—	3,960,000	24,721,680	2,323,383	3,960,000	27,045,063	31,005,063	(6,909,246)	2001	2006	3-40 Years

G-S-2

		Initial Cost to Company			Gross Amount at which Carried at Close of Period
Description	Encumbrances (1)	Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition	Land	Buildings and Improvements	Total (2)	Accumulated Depreciation	Date Completed/ Placed in Service	Date Acquired	Depreciable Lives-Years
Colonial Grand at Desert Vista	—	12,000,000	—	40,157,684	13,586,197	38,571,487	52,157,684	(7,155,393)	2009	2007	3-40 Years
Colonial Grand at Edgewater	26,456,000	1,540,000	12,671,606	18,280,680	2,602,325	29,889,961	32,492,286	(15,679,258)	1990	1994	3-40 Years
Colonial Grand at Fairview	—	3,840,000	25,831,344	194,452	3,840,000	26,025,796	29,865,796	(621,422)	2012	2012	3-40 Years
Colonial Grand at Godley Station	14,850,334	1,594,008	27,057,678	1,355,725	1,894,008	28,113,403	30,007,411	(6,799,964)	2001	2006	3-40 Years
Colonial Grand at Hammocks	—	3,437,247	26,514,000	2,585,419	3,437,247	29,099,419	32,536,666	(8,009,272)	1997	2005	3-40 Years
Colonial Grand at Hampton Preserve	—	10,500,000	—	41,927,132	10,914,151	41,512,981	52,427,132	(1,405,988)	2012	2007	3-40 Years
Colonial Grand at Heather Glen	—	3,800,000	—	36,574,837	4,134,235	36,240,602	40,374,837	(16,082,321)	2000	1998	3-40 Years
Colonial Grand at Heathrow	19,298,813	2,560,661	17,612,990	2,880,480	2,674,133	20,379,998	23,054,131	(10,354,397)	1997	1994/97	3-40 Years
Colonial Grand at Hebron	—	3,900,000	29,680,352	510,686	3,900,000	30,191,038	34,091,038	(1,706,494)	2011	2011	3-40 Years
Colonial Grand at Huntersville	14,165,000	3,593,366	—	22,993,752	5,439,551	21,147,567	26,587,118	(5,393,937)	2008	2006	3-40 Years
Colonial Grand at Inverness Commons	—	6,976,500	33,892,731	922,295	6,976,500	34,815,026	41,791,526	(8,277,779)	2001	2006	3-40 Years
Colonial Grand at Lake Mary	—	2,808,780	—	22,929,352	3,687,514	22,050,618	25,738,132	(430,031)	2012	2002	3-40 Years
Colonial Grand at Lakewood Ranch	—	2,320,442	—	24,885,314	2,359,875	24,845,881	27,205,756	(10,735,083)	1999	1997	3-40 Years
Colonial Grand at Legacy Park	—	2,212,005	23,076,117	1,795,815	2,212,005	24,871,932	27,083,937	(6,179,458)	2001	2005	3-40 Years
Colonial Grand at Liberty Park	16,702,589	2,296,019	—	27,343,868	2,296,019	27,343,868	29,639,887	(12,406,011)	2000	1998	3-40 Years
Colonial Grand at Madison	21,473,000	1,689,400	—	23,392,292	1,831,550	23,250,142	25,081,692	(10,529,661)	2000	1998	3-40 Years
Colonial Grand at Mallard Creek	14,646,982	2,911,443	1,277,575	16,892,253	3,320,438	17,760,833	21,081,271	(5,199,504)	2005	2003	3-40 Years
Colonial Grand at Mallard Lake	16,532,859	3,020,000	24,070,350	2,495,694	3,020,000	26,566,044	29,586,044	(7,754,694)	1998	2005	3-40 Years
Colonial Grand at Matthews Commons	—	2,026,288	—	19,440,073	3,002,207	18,464,154	21,466,361	(4,250,914)	2008	2007	3-40 Years
Colonial Grand at McDaniel Farm	—	4,240,000	36,239,339	2,706,978	4,240,000	38,946,317	43,186,317	(10,493,387)	1997	2006	3-40 Years
Colonial Grand at Mount Vernon	14,364,100	2,130,000	24,943,402	1,718,251	2,130,000	26,661,653	28,791,653	(8,620,248)	1997	2004	3-40 Years

G-S-3

		Initial Cost to Company			Gross Amount at which Carried at Close of Period
Description	Encumbrances (1)	Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition	Land	Buildings and Improvements	Total (2)	Accumulated Depreciation	Date Completed/ Placed in Service	Date Acquired	Depreciable Lives-Years
Colonial Grand at OldTown Scottsdale North	—	4,837,040	5,271,474	24,238,804	4,837,040	29,510,278	34,347,318	(7,113,230)	2001	2006	3-40 Years
Colonial Grand at OldTown Scottsdale South	—	6,139,320	6,558,703	30,665,496	6,139,320	37,224,199	43,363,519	(9,099,540)	2001	2006	3-40 Years
Colonial Grand at Onion Creek	—	3,505,449	—	29,043,225	5,127,405	27,421,269	32,548,674	(7,006,165)	2009	2005	3-40 Years
Colonial Grand at Palm Vista	—	4,262,500	36,101,294	615,571	4,262,500	36,716,865	40,979,365	(3,236,221)	2007	2011	3-40 Years
Colonial Grand at Patterson Place	14,395,531	2,016,000	19,060,725	2,489,850	2,016,000	21,550,575	23,566,575	(6,848,304)	1997	2004	3-40 Years
Colonial Grand at Pleasant Hill	—	6,024,000	38,454,690	3,144,803	6,006,978	41,616,515	47,623,493	(10,704,556)	1996	2006	3-40 Years
Colonial Grand at Quarterdeck	—	9,123,452	12,297,699	1,785,499	9,123,452	14,083,198	23,206,650	(4,493,349)	1987	2005	3-40 Years
Colonial Grand at Research Park	—	5,550,000	31,811,328	204,854	5,550,000	32,016,182	37,566,182	(379,329)	2012	2012	3-40 Years
Colonial Grand at River Oaks	11,147,000	2,160,000	17,424,336	2,731,453	2,160,000	20,155,789	22,315,789	(6,734,278)	1992	2004	3-40 Years
Colonial Grand at River Plantation	—	2,320,000	19,669,298	2,740,008	2,320,000	22,409,306	24,729,306	(7,371,906)	1994	2004	3-40 Years
Colonial Grand at Riverchase Trails	—	3,450,000	20,655,764	1,156,007	3,450,000	21,811,771	25,261,771	(2,656,705)	2010	2010	3-40 Years
Colonial Grand at Round Rock	22,944,843	2,647,588	—	32,666,911	2,700,769	32,613,730	35,314,499	(8,928,066)	1997	2004	3-40 Years
Colonial Grand at Scottsdale	—	3,780,000	25,444,988	734,290	3,780,000	26,179,278	29,959,278	(6,768,880)	1999	2006	3-40 Years
Colonial Grand at Seven Oaks	19,774,000	3,439,125	19,943,544	1,938,104	3,439,125	21,881,648	25,320,773	(7,903,248)	2004	2004	3-40 Years
Colonial Grand at Shiloh	28,539,612	5,976,000	43,556,770	1,976,134	5,976,000	45,532,904	51,508,904	(11,685,647)	2002	2006	3-40 Years
Colonial Grand at Silverado	—	2,375,425	17,744,643	906,459	2,375,425	18,651,102	21,026,527	(6,049,984)	2005	2003	3-40 Years
Colonial Grand at Silverado Reserve	—	2,392,000	—	22,255,377	2,726,325	21,921,052	24,647,377	(5,947,679)	2005	2003	3-40 Years
Colonial Grand at Town Park	31,434,000	2,647,374	—	38,209,848	3,110,118	37,747,104	40,857,222	(17,169,535)	2005	2004	3-40 Years
Colonial Grand at Town Park Reserve	—	867,929	—	9,238,233	957,784	9,148,378	10,106,162	(2,733,106)	2004	2004	3-40 Years
Colonial Grand at Traditions	—	2,430,000	14,826,848	371,871	2,430,000	15,198,719	17,628,719	(1,085,561)	2007	2011	3-40 Years
Colonial Grand at Trinity Commons	29,841,176	5,333,807	35,815,269	2,409,407	5,333,807	38,224,676	43,558,483	(8,747,972)	2000/02	2005	3-40 Years
Colonial Grand at University Center	—	1,872,000	12,166,656	830,107	1,872,000	12,996,763	14,868,763	(3,328,294)	2005	2006	3-40 Years
Colonial Grand at Valley Ranch	25,257,297	2,805,241	38,037,251	4,229,401	2,805,241	42,266,652	45,071,893	(10,298,012)	1997	2005	3-40 Years
Colonial Grand at Wells Branch	—	4,032,000	23,738,360	625,034	4,032,000	24,363,394	28,395,394	(2,176,091)	2008	2011	3-40 Years

G-S-4

		Initial Cost to Company			Gross Amount at which Carried at Close of Period
Description	Encumbrances (1)	Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition	Land	Buildings and Improvements	Total (2)	Accumulated Depreciation	Date Completed/ Placed in Service	Date Acquired	Depreciable Lives-Years
Colonial Grand at Wilmington	26,508,549	3,344,408	30,554,367	2,767,545	3,344,408	33,321,912	36,666,320	(8,174,382)	1998/2002	2005	3-40 Years
Colonial Reserve at Las Colinas	—	6,732,000	34,584,708	184,891	6,732,000	34,769,599	41,501,599	(208,172)	2012	2012	3-40 Years
Colonial Reserve at Medical District	—	5,560,000	26,932,350	1,630,660	5,560,000	28,563,010	34,123,010	(1,948,564)	2007	2011	3-40 Years
Colonial Reserve at West Franklin (3)	—	4,743,279	14,416,319	7,619,617	4,743,279	22,035,936	26,779,215	(7,696,110)	1964/65	2005	3-40 Years
Colonial Village at Ashford Place	—	537,600	5,839,838	1,656,303	537,600	7,496,141	8,033,741	(3,503,807)	1983	1996	3-40 Years
Colonial Village at Beaver Creek	—	3,160,000	22,702,636	1,592,558	3,160,000	24,295,194	27,455,194	(1,723,716)	2007	2011	3-40 Years
Colonial Village at Chancellor Park	—	4,080,000	23,213,840	2,212,837	4,080,000	25,426,677	29,506,677	(6,881,806)	1999	2006	3-40 Years
Colonial Village at Charleston Place	—	1,124,924	7,367,718	1,904,378	1,124,924	9,272,096	10,397,020	(3,266,888)	1986	2005	3-40 Years
Colonial Village at Chase Gayton	—	3,270,754	26,910,024	2,043,720	3,270,754	28,953,744	32,224,498	(11,651,847)	1984	2005	3-40 Years
Colonial Village at Cypress Village (7) (8)	—	5,839,590	—	20,260,497	3,448,450	22,651,637	26,100,087	(3,653,932)	2008	2006	3-40 Years
Colonial Village at Deerfield	—	2,032,054	14,584,057	2,137,674	2,032,054	16,721,731	18,753,785	(4,978,616)	1985	2005	3-40 Years
Colonial Village at Godley Lake	—	1,053,307	—	25,961,515	2,958,793	24,056,029	27,014,822	(5,833,613)	2008	2007	3-40 Years
Colonial Village at Grapevine	—	6,221,164	24,463,050	3,464,121	6,221,164	27,927,171	34,148,335	(8,133,310)	1985/86	2005	3-40 Years
Colonial Village at Greenbrier	—	2,620,216	25,498,161	1,816,346	2,620,216	27,314,507	29,934,723	(6,786,616)	1980	2005	3-40 Years
Colonial Village at Greentree	—	1,920,436	10,288,950	1,556,612	1,878,186	11,887,812	13,765,998	(3,584,967)	1984	2005	3-40 Years
Colonial Village at Greystone	13,532,000	3,155,483	28,875,949	3,040,447	3,155,483	31,916,396	35,071,879	(7,692,422)	1998/2000	2005	3-40 Years
Colonial Village at Hampton Glen	—	3,428,098	17,966,469	1,997,868	3,428,098	19,964,337	23,392,435	(6,080,497)	1986	2005	3-40 Years
Colonial Village at Hampton Pointe	—	8,875,840	15,359,217	2,343,228	8,875,840	17,702,445	26,578,285	(5,545,138)	1986	2005	3-40 Years
Colonial Village at Harbour Club	—	3,209,585	20,094,356	1,910,343	3,209,585	22,004,699	25,214,284	(6,117,400)	1988	2005	3-40 Years
Colonial Village at Huntington	—	1,315,930	7,605,360	1,683,713	1,315,930	9,289,073	10,605,003	(2,873,038)	1986	2005	3-40 Years
Colonial Village at Huntleigh Woods	—	745,600	4,908,990	2,451,289	730,688	7,375,191	8,105,879	(3,960,133)	1978	1994	3-40 Years

G-S-5

		Initial Cost to Company			Gross Amount at which Carried at Close of Period
Description	Encumbrances (1)	Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition	Land	Buildings and Improvements	Total (2)	Accumulated Depreciation	Date Completed/ Placed in Service	Date Acquired	Depreciable Lives-Years
Colonial Village at Inverness	—	2,349,487	16,279,416	16,415,382	2,936,991	32,107,294	35,044,285	(17,850,643)	1986/87/90/ 97	1986/87/ 90/97	3-40 Years
Colonial Village at Main Park	—	1,208,434	10,235,978	1,564,595	1,208,434	11,800,573	13,009,007	(3,815,577)	1984	2005	3-40 Years
Colonial Village at Marsh Cove	—	2,023,460	11,095,073	2,125,358	2,023,460	13,220,431	15,243,891	(4,470,277)	1983	2005	3-40 Years
Colonial Village at Matthews	14,174,088	2,700,000	20,295,989	1,283,722	2,700,000	21,579,711	24,279,711	(4,799,641)	2008	2008	3-40 Years
Colonial Village at Mill Creek	—	2,153,567	9,331,910	1,354,233	2,153,567	10,686,143	12,839,710	(5,049,289)	1984	2005	3-40 Years
Colonial Village at North Arlington	—	2,439,102	10,804,027	1,469,397	2,439,102	12,273,424	14,712,526	(3,971,855)	1985	2005	3-40 Years
Colonial Village at Oakbend	20,304,614	5,100,000	26,260,164	2,399,821	5,100,000	28,659,985	33,759,985	(7,432,144)	1997	2006	3-40 Years
Colonial Village at Pinnacle Ridge	—	1,212,917	8,499,638	1,466,317	1,212,917	9,965,955	11,178,872	(3,223,480)	1951/85	2005	3-40 Years
Colonial Village at Quarry Oaks	25,145,033	5,063,500	27,767,505	2,768,738	5,063,500	30,536,243	35,599,743	(8,337,938)	1996	2003	3-40 Years
Colonial Village at Shoal Creek	21,373,278	4,080,000	29,214,707	2,905,144	4,080,000	32,119,851	36,199,851	(8,934,274)	1996	2006	3-40 Years
Colonial Village at Sierra Vista	10,215,170	2,320,000	11,370,600	1,365,332	2,308,949	12,746,983	15,055,932	(4,436,335)	1999	2004	3-40 Years
Colonial Village at South Tryon	—	1,510,535	14,696,088	936,537	1,510,535	15,632,625	17,143,160	(3,863,627)	2002	2005	3-40 Years
Colonial Village at Stone Point	—	1,417,658	9,291,464	1,785,793	1,417,658	11,077,257	12,494,915	(4,111,059)	1986	2005	3-40 Years
Colonial Village at Timber Crest	12,465,221	2,284,812	19,010,168	1,990,047	2,284,812	21,000,215	23,285,027	(5,172,324)	2000	2005	3-40 Years
Colonial Village at Tradewinds	—	5,220,717	22,479,977	2,643,760	5,220,717	25,123,737	30,344,454	(6,573,824)	1988	2005	3-40 Years
Colonial Village at Trussville	—	1,504,000	18,800,253	3,670,429	1,510,409	22,464,273	23,974,682	(11,087,477)	1996/97	1997	3-40 Years
Colonial Village at Twin Lakes	25,257,297	4,966,922	29,925,363	1,985,628	5,624,063	31,253,850	36,877,913	(10,316,527)	2005	2001	3-40 Years
Colonial Village at Vista Ridge	—	2,003,172	11,186,878	1,869,661	2,003,172	13,056,539	15,059,711	(4,486,335)	1985	2005	3-40 Years
Colonial Village at Waterford	—	3,321,325	26,345,195	2,452,638	3,321,325	28,797,833	32,119,158	(8,914,750)	1989	2005	3-40 Years
Colonial Village at Waters Edge	—	888,386	13,215,381	2,218,298	888,386	15,433,679	16,322,065	(5,771,060)	1985	2005	3-40 Years

G-S-6

		Initial Cost to Company			Gross Amount at which Carried at Close of Period
Description	Encumbrances (1)	Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition	Land	Buildings and Improvements	Total (2)	Accumulated Depreciation	Date Completed/ Placed in Service	Date Acquired	Depreciable Lives-Years
Colonial Village at West End	11,818,165	2,436,588	14,800,444	2,040,570	2,436,588	16,841,014	19,277,602	(5,403,069)	1987	2005	3-40 Years
Colonial Village at Westchase	—	10,418,496	10,348,047	2,166,409	10,418,496	12,514,456	22,932,952	(5,558,713)	1985	2005	3-40 Years
Colonial Village at Willow Creek	24,767,857	4,780,000	34,143,179	2,897,528	4,780,000	37,040,707	41,820,707	(9,978,528)	1996	2006	3-40 Years
Colonial Village at Windsor Place	—	1,274,885	15,017,745	1,961,528	1,274,885	16,979,273	18,254,158	(5,990,757)	1985	2005	3-40 Years
Colonial Village at Woodlake	—	2,781,279	17,694,376	1,364,690	2,781,279	19,059,066	21,840,345	(5,191,706)	1996	2005	3-40 Years
Enclave (8)	—	4,074,823	—	22,800,687	3,144,405	23,731,105	26,875,510	(4,731,551)	2008	2005	3-40 Years
Glen Eagles	—	2,028,204	17,424,915	1,998,005	2,028,204	19,422,920	21,451,124	(5,820,701)	1990/2000	2005	3-40 Years
Remington Hills	—	2,520,011	22,451,151	5,072,900	2,520,011	27,524,051	30,044,062	(7,763,785)	1984	2005	3-40 Years
Metropolitan Midtown — Condominiums (3) (6) (7)	—	—	—	3,543,643	—	3,543,643	3,543,643	—	2008	2006	N/A
Whitehouse Creek (3)	—	451,391	—	1,859,133	—	2,310,524	2,310,524	—	2008	2006	N/A
Commercial:
Colonial Center Brookwood Village	—	1,285,379	—	42,305,129	1,285,379	42,305,129	43,590,508	(8,669,567)	2007	2007	3-40 Years
Colonial Center Ravinia	—	9,007,010	112,741,447	4,745,408	9,007,010	117,486,855	126,493,865	(12,887,412)	1991	2009	3-40 Years
Metropolitan Midtown — Office (3)	—	2,088,796	—	34,868,761	1,844,718	35,112,839	36,957,557	(7,126,674)	2008	2006	3-40 Years
Colonial Brookwood Village	—	6,851,321	24,435,002	61,124,353	5,126,504	87,284,172	92,410,676	(51,371,031)	1973/91/00	1997	3-40 Years
Colonial Pinnacle Tannehill (4)	—	19,097,386	—	24,704,690	9,347,649	34,454,427	43,802,076	(5,472,943)	2008	2006	3-40 Years
Metropolitan Midtown — Retail (3)	—	3,481,826	—	42,675,029	3,320,592	42,836,263	46,156,855	(5,495,365)	2008	2006	3-40 Years
Colonial Promenade Craft Farms	—	1,315,616	—	6,982,727	1,315,616	6,982,727	8,298,343	(953,591)	2010	2005	3-40 Years
Colonial Promenade Nord du Lac (6) (7)	—	2,318,878	—	23,969,448	4,798,750	21,489,576	26,288,326	(1,757,269)	2010	2008	3-40 Years
Active Development Projects:
Brookwood West —Retail	—	839,225	—	74,704	839,225	74,704	913,929	—	N/A	1997	N/A
Colonial Grand at Ayrsley (Phase II)	—	1,179,278	—	2,279,211	1,179,278	2,279,211	3,458,489	—	N/A	2012	N/A

G-S-7

		Initial Cost to Company			Gross Amount at which Carried at Close of Period
Description	Encumbrances (1)	Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition	Land	Buildings and Improvements	Total (2)	Accumulated Depreciation	Date Completed/ Placed in Service	Date Acquired	Depreciable Lives-Years
Colonial Grand at Double Creek (formerly CG at Cityway)	—	3,656,250	—	23,671,891	3,656,250	23,671,891	27,328,141	(248,937)	N/A	2006	N/A
Colonial Grand at Lake Mary (Phase II)	—	3,339,623	—	8,042,742	3,339,623	8,042,742	11,382,365	(16,947)	N/A	2011	N/A
Colonial Grand at Randal Lakes	—	7,200,000	—	12,379,095	7,200,000	12,379,095	19,579,095	—	N/A	2006	N/A
Colonial Grand at South End	—	8,839,934	—	17,382,076	8,839,934	17,382,076	26,222,010	—	N/A	2007	N/A
Future Development Projects:
Colonial Grand at Azure	—	8,463,640	—	2,110,897	8,463,640	2,110,897	10,574,537	—	N/A	2007	N/A
Colonial Grand at Bellevue (Phase II)	—	2,422,729	—	1,277,788	2,422,729	1,277,788	3,700,517	—	N/A	2005	N/A
Colonial Grand at Lake Mary (Phase III)	—	1,641,913	—	209,380	1,641,913	209,380	1,851,293	—	N/A	2011	N/A
Colonial Grand at Sweetwater	—	5,238,000	—	2,002,164	5,238,000	2,002,164	7,240,164	—	N/A	2006	N/A
Colonial Grand at Thunderbird	—	6,500,500	—	1,541,219	6,500,500	1,541,219	8,041,719	—	N/A	2007	N/A
Colonial Promenade Huntsville	—	7,014,849	—	970,001	7,014,849	970,001	7,984,850	—	N/A	2007	N/A
Colonial Promenade Nord du Lac (6) (7)	—	18,027,122	—	11,994,647	18,027,122	11,994,647	30,021,769	—	N/A	2008	N/A
Colonial Grand at Randal Park (7)	—	5,757,450	—	474,278	5,757,450	474,278	6,231,728	—	N/A	2006	N/A
Randal Park (7)	—	10,316,859	—	679,363	10,316,859	679,363	10,996,222	—	N/A	2006	N/A
Unimproved Land:
Breland Land	—	9,400,000	—	1,264,333	9,400,000	1,264,333	10,664,333	—	N/A	2005	N/A
Canal Place and Infrastructure	—	10,951,968	—	6,302,481	10,951,968	6,302,481	17,254,449	—	N/A	2005	N/A
Colonial Pinnacle Tutwiler Farm II	—	4,682,430	—	1,293,501	4,682,430	1,293,501	5,975,931	—	N/A	2005	N/A
Craft Farms Mixed Use (7)	—	4,400,000	—	(123,750)	4,400,000	(123,750)	4,276,250	—	N/A	2004	N/A
Cypress Village — Lot Development (4) (7) (8)	—	12,488,672	—	(4,167,903)	9,288,672	(967,903)	8,320,769	—	N/A	2006	N/A
Heathrow Land and Infrastructure	—	6,903,168	—	1,615,887	6,903,168	1,615,887	8,519,055	—	N/A	2002	N/A
Lakewood Ranch	—	479,900	—	874,511	479,900	874,511	1,354,411	—	N/A	1999	N/A
Town Park Land and Infrastructure	—	9,503,795	—	2,165,908	9,503,795	2,165,908	11,669,703	—	N/A	1999	N/A

G-S-8

		Initial Cost to Company			Gross Amount at which Carried at Close of Period
Description	Encumbrances (1)	Land	Buildings and Improvements	Cost Capitalized Subsequent to Acquisition	Land	Buildings and Improvements	Total (2)	Accumulated Depreciation	Date Completed/ Placed in Service	Date Acquired	Depreciable Lives-Years
Whitehouse Creek — Lot Development and Infrastructure	—	4,498,609	—	9,624,770	4,498,609	9,624,770	14,123,379	—	N/A	2006	N/A
Woodlands — Craft Farms Residential	—	15,300,000	—	7,413,650	15,300,000	7,413,650	22,713,650	—	N/A	2004	N/A
Other Miscellaneous Projects	—	12,089,128	—	612,588	12,089,128	612,588	12,701,716	—	N/A	N/A	N/A
Corporate Assets:	—	—	—	18,837,220	—	18,837,220	18,837,220	(15,334,445)	N/A	N/A	3-7 Years

COLONIAL PROPERTIES TRUST	691,943,766	614,087,975	2,108,233,151	1,176,354,612	615,781,786	3,282,893,952	3,898,675,738	(824,712,347)

Corporate Assets Specific to Colonial Properties Trust				(2,213)		(2,213)	(2,213)	2,213

COLONIAL REALTY LIMITED PARTNERSHIP	691,943,766	614,087,975	2,108,233,151	1,176,352,399	615,781,786	3,282,891,739	3,898,673,525	(824,710,134)

G-S-9

NOTES TO SCHEDULE III

DECEMBER 31, 2012

(1)	See description of mortgage notes payable in Note 14 of Notes to Consolidated Financial Statements.
(2)	The cost, net of accumulated depreciation, for Federal Income Tax purposes as of December 31, 2012 was approximately $2.5 billion.
(3)	Amounts include real estate assets classified as held for sale at December 31, 2012.
(4)	These projects are net of an impairment charge of approximately $6.2 million recorded during 2012.
(5)	These projects are net of an impairment charge of approximately $0.3 million recorded during 2010.
(6)	These projects are net of an impairment charge of approximately $12.3 million recorded during 2009.
(7)	These projects are net of an impairment charge of approximately $116.9 million recorded during 2008.
(8)	These projects are net of an impairment charge of approximately $46.6 million recorded during 2007.
(9)	The following is a reconciliation of real estate to balances reported at the beginning of the year:

COLONIAL PROPERTIES TRUST

Reconciliation of Real Estate

	2012	2011	2010
Real estate investments:
Balance at beginning of year	$3,762,823,764	$3,609,924,063	$3,512,471,980
Acquisitions of new property	176,675,792	235,379,798	61,569,807
Improvements and development	93,958,779	65,870,112	44,016,506
Dispositions of property	(134,782,597)	(148,350,209)	(8,134,230)

Balance at end of year	$3,898,675,738	$3,762,823,764	$3,609,924,063

Reconciliation of Accumulated Depreciation

	2012	2011	2010
Accumulated depreciation:
Balance at beginning of year	$731,893,837	$640,980,472	$519,728,050
Depreciation	120,760,424	126,391,237	121,638,821
Depreciation of disposition of property	(27,941,914)	(35,477,872)	(386,399)

Balance at end of year	$824,712,347	$731,893,837	$640,980,472

COLONIAL REALTY LIMITED PARTNERSHIP

Reconciliation of Real Estate

	2012	2011	2010
Real estate investments:
Balance at beginning of year	$3,762,809,887	$3,609,909,186	$3,512,458,103
Acquisitions of new property	176,675,792	235,379,798	61,569,807
Improvements and development	93,969,443	65,870,112	44,015,506
Dispositions of property	(134,781,597)	(148,349,209)	(8,134,230)

Balance at end of year	$3,898,673,525	$3,762,809,887	$3,609,909,186

G-S-10

Reconciliation of Accumulated Depreciation

	2012	2011	2010
Accumulated depreciation:
Balance at beginning of year	$731,880,145	$640,967,411	$519,715,041
Depreciation	120,771,903	126,518,087	121,638,769
Depreciation of disposition of property	(27,941,914)	(35,605,353)	(386,399)

Balance at end of year	$824,710,134	$731,880,145	$640,967,411

G-S-11

Annex H

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended: March 31, 2013

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission File Number:

1-12358 (Colonial Properties Trust)

0-20707 (Colonial Realty Limited Partnership)

COLONIAL PROPERTIES TRUST

COLONIAL REALTY LIMITED PARTNERSHIP

(Exact name of registrant as specified in its charter)

Alabama (Colonial Properties Trust)	59-7007599
Delaware (Colonial Realty Limited Partnership)	63-1098468
(State or other jurisdiction	(IRS Employer
of incorporation or organization)	Identification Number)

2101 Sixth Avenue North, Suite 750, Birmingham, Alabama 35203

(Address of principal executive offices) (Zip code)

(205) 250-8700

(Registrant’s telephone number, including area code)

Not applicable

(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.

Colonial Properties Trust	YES ☒ NO ☐
Colonial Realty Limited Partnership	YES ☒ NO ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

Colonial Properties Trust	YES ☒ NO ☐
Colonial Realty Limited Partnership	YES ☒ NO ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Colonial Properties Trust
Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if smaller reporting company)	Smaller reporting company	☐

Colonial Realty Limited Partnership
Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☒	(Do not check if smaller reporting company)	Smaller reporting company	☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

Colonial Properties Trust	YES ☐ NO ☒
Colonial Realty Limited Partnership	YES ☐ NO ☒

As of May 6, 2013, Colonial Properties Trust had 88,629,094 Common Shares of Beneficial Interest outstanding.

COLONIAL PROPERTIES TRUST

COLONIAL REALTY LIMITED PARTNERSHIP

Explanatory Note

This report combines the quarterly reports on Form 10-Q for the quarter ended March 31, 2013 of Colonial Properties Trust and Colonial Realty Limited Partnership. References to “the Trust” or “Colonial” mean to Colonial Properties Trust, an Alabama real estate investment trust (“REIT”), and its consolidated subsidiaries, and references to “CRLP” mean Colonial Realty Limited Partnership, a Delaware limited partnership, and its consolidated subsidiaries. The term “the Company” refers to the Trust and CRLP, collectively.

The Trust is the sole general partner of, and, as of March 31, 2013, owned a 92.5% limited partner interest in, CRLP. The remaining limited partner interests are held by persons (including certain officers and trustees of the Trust) who, at the time of the Trust’s initial public offering, elected to hold all or a portion of their interest in the form of units rather than receiving common shares of the Trust, or individuals from whom CRLP acquired certain properties and who received units in exchange for such properties. The Trust conducts all of its business and owns all of its properties through CRLP and CRLP’s various subsidiaries and, as the sole general partner of CRLP, is vested with managerial control and authority over the business and affairs of CRLP.

The Company believes combining the quarterly reports on Form 10-Q of the Trust and CRLP, including the notes to the consolidated condensed financial statements, into this single report results in the following benefits:

•	enhances investors’ understanding of the Trust and CRLP by enabling investors to view the business as a whole in the same manner that management views and operates the business;

•	eliminates duplicative disclosure and provides a more streamlined and readable presentation since a substantial portion of the disclosure in this report applies to both the Trust and CRLP; and

•	creates time and cost efficiencies through the preparation of one combined report instead of two separate reports.

The Company believes it is important to understand the few differences between the Trust and CRLP in the context of how the Trust and CRLP operate as a consolidated company. The Trust and CRLP are structured as an “umbrella partnership REIT,” or UPREIT. The Trust’s interest in CRLP entitles the Trust to share in cash distributions from, and in the profits and losses of, CRLP in proportion to the Trust’s percentage interest therein and entitles the Trust to vote on all matters requiring a vote of the limited partners. The Trust’s only material asset is its ownership of limited partner interests in CRLP; therefore, the Trust does not conduct business itself, other than acting as the sole general partner of CRLP, issuing public equity from time to time and guaranteeing certain debt of CRLP. The Trust itself is not directly obligated under any indebtedness, but guarantees some of the debt of CRLP. CRLP holds all the real estate assets of the Company. Except for net proceeds from public equity issuances by the Trust, which are contributed to CRLP in exchange for limited partner interests, CRLP generates the capital required by the Company’s business through CRLP’s operations, direct or indirect incurrence of indebtedness and issuance of partnership units.

The presentation of the Trust’s shareholders’ equity and CRLP’s equity are the principal areas of difference between the consolidated financial statements of the Trust and those of CRLP. The Trust’s shareholders’ equity includes common shares, additional paid-in capital, cumulative earnings, cumulative distributions, noncontrolling interest, treasury shares, accumulated other comprehensive loss and redeemable common units. CRLP’s equity includes common equity of the general partner (the Trust), limited partners’ noncontrolling interest, accumulated other comprehensive income (loss) and redeemable common units. Redeemable common units represent the number of outstanding limited partnership units as of the date of the applicable balance sheet, valued at the greater of the closing market price of the Trust’s common shares or the aggregate value of the individual partners’ capital balances. Each redeemable unit may be redeemed by the holder thereof for either cash equal to the fair market value of one common share of the Trust at the time of such redemption or, at the option of the Trust, one common share of the Trust.

In order to highlight the material differences between the Trust and CRLP, this report includes sections that separately present and discuss areas that are materially different between the Trust and CRLP, including:

•	the consolidated condensed financial statements in Item 1 of this report;

•

certain accompanying notes to the financial statements, including Note 5 — Net Loss Per Share of the Trust and Note 6 — Net Loss Per Unit of CRLP; Note 7 — Equity of the Trust; and Note 8 —Redeemable Noncontrolling Interests of the Trust and Note 9 — Redeemable Partnership Units of CRLP;

•	the controls and procedures in Item 4 of this report; and

•	the certifications of the Chief Executive Officer and Interim Chief Financial Officer included as Exhibits 31 and 32 to this report.

In the sections that combine disclosure for the Trust and CRLP, this report refers to actions or holdings as being actions or holdings of the Company. Although CRLP (directly or indirectly through one of its subsidiaries) is generally the entity that enters into contracts, holds assets and issues debt, management believes this presentation is appropriate for the reasons set forth above and because the business is one enterprise and the Company operates the business through CRLP.

COLONIAL PROPERTIES TRUST

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands, except share data)

	(unaudited) March 31, 2013	(audited) December 31, 2012
ASSETS
Land, buildings & equipment	$3,563,090	$3,489,324
Undeveloped land and construction in progress	268,910	296,153
Less: Accumulated depreciation	(832,881)	(804,964)
Real estate assets held for sale, net	35,498	93,450

Net real estate assets	3,034,617	3,073,963
Cash and cash equivalents	8,661	11,674
Restricted cash	8,892	38,128
Accounts receivable, net	23,449	23,977
Notes receivable	42,107	42,399
Prepaid expenses	13,448	19,460
Deferred debt and lease costs	20,521	23,938
Investment in partially-owned entities	7,702	7,777
Other assets	33,695	44,892

Total assets	$3,193,092	$3,286,208

LIABILITIES, NONCONTROLLING INTEREST AND SHAREHOLDERS’ EQUITY
Notes and mortgages payable	$1,642,607	$1,643,361
Unsecured credit facility	116,173	188,631

Total debt	1,758,780	1,831,992
Accounts payable	34,959	53,545
Accrued interest	16,161	10,209
Accrued expenses	47,143	41,652
Other liabilities	33,065	36,751

Total liabilities	1,890,108	1,974,149

Redeemable noncontrolling interest:
Common units	169,894	162,056
Equity:
Common shares of beneficial interest, $0.01 par value, 125,000,000 shares authorized; 94,142,940 and 93,835,794 shares issued at March 31, 2013 and December 31, 2012, respectively	941	938
Additional paid-in capital	1,968,397	1,973,594
Cumulative earnings	1,281,694	1,276,118
Cumulative distributions	(1,944,721)	(1,926,167)
Noncontrolling interest	104	695
Treasury shares, at cost; 5,623,150 shares at March 31, 2013 and December 31, 2012	(150,163)	(150,163)
Accumulated other comprehensive loss	(23,162)	(25,012)

Total shareholders’ equity	1,133,090	1,150,003

Total liabilities, noncontrolling interest and shareholders’ equity	$3,193,092	$3,286,208

The accompanying notes are an integral part of these consolidated financial statements.

COLONIAL PROPERTIES TRUST

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2013	2012
Revenues:
Minimum rent	$84,843	$77,240
Tenant recoveries	2,495	2,566
Other property related revenue	16,370	12,847
Other non-property related revenue	178	1,344

Total revenues	103,886	93,997

Operating expenses:
Property operating expense	27,340	25,271
Taxes, licenses and insurance	13,031	10,875
Property management expense	4,416	2,846
General and administrative expense	4,787	5,767
Management fees and other expenses	250	2,045
Investment and development expenses	400	387
Depreciation	31,626	29,551
Amortization	1,775	1,872
Impairment and other losses	90	500

Total operating expenses	83,715	79,114

Income from operations	20,171	14,883

Other income (expense):
Interest expense	(22,195)	(23,053)
Debt cost amortization	(1,377)	(1,433)
Interest income	761	1,028
Income from partially-owned unconsolidated entities	670	673
Gain (loss) on sale of property	10	(227)
Taxes and other	(188)	(188)

Total other income (expense)	(22,319)	(23,200)

Loss from continuing operations	(2,148)	(8,317)

Income from discontinued operations	1,115	1,866
Gain (loss) on disposal of discontinued operations	7,184	(2)

Net income from discontinued operations	8,299	1,864

Net income (loss)	6,151	(6,453)

Noncontrolling interest
Continuing operations:
Noncontrolling interest in CRLP — common unitholders	169	630
Noncontrolling interest of limited partners	(123)	(9)
Discontinued operations:
Noncontrolling interest in CRLP	(621)	(142)

(Income) loss attributable to noncontrolling interest	(575)	479

Net income (loss) available to common shareholders	$5,576	$(5,974)

Net income (loss) per common share — basic:
Continuing operations	$(0.03)	$(0.09)
Discontinued operations	0.09	0.02

Net income (loss) per common share — basic	$0.06	$(0.07)

Net income (loss) per common share — diluted:
Continuing operations	$(0.03)	$(0.09)
Discontinued operations	0.09	0.02

Net income (loss) per common share — diluted	$0.06	$(0.07)

Weighted average common shares outstanding:
Basic	87,791	87,012
Diluted	87,791	87,012

Net income (loss)	$6,151	$(6,453)
Other comprehensive income (loss):
Changes in fair value of qualifying hedges	72	165
Reclassification adjustment for amounts included in net income (loss)	1,927	1,532

Comprehensive income (loss)	$8,150	$(4,756)

The accompanying notes are an integral part of these consolidated financial statements.

COLONIAL PROPERTIES TRUST

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$6,151	$(6,453)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	33,549	34,358
Income from partially-owned unconsolidated entities	(670)	(673)
(Gain) loss on sale of property	(7,194)	229
Impairment and other losses	90	500
Distributions of income from partially-owned unconsolidated entities	146	286
Share-based compensation expense	2,588	2,079
Other, net	146	835
Change in:
Restricted cash	371	(292)
Accounts receivable	403	483
Prepaid expenses	6,012	4,793
Other assets	(59)	1,956
Accounts payable	(7,626)	(16,568)
Accrued interest	5,952	4,523
Accrued expenses and other	4,667	7,246

Net cash provided by operating activities	44,526	33,302

Cash flows from investing activities:
Acquisition of properties	(43,764)	(47,534)
Development expenditures	(19,199)	(15,821)
Capital expenditures, tenant improvements and leasing commissions	(6,199)	(3,450)
Proceeds from sale of property, net of selling costs	96,415	769
Restricted cash	28,865	11,781
Issuance of notes receivable	—	(577)
Repayments of notes receivable	292	922
Distributions from partially-owned unconsolidated entities	450	3,029
Capital contributions to partially-owned unconsolidated entities	—	(54)

Net cash provided by (used in) investing activities	56,860	(50,935)

Cash flows from financing activities:
Proceeds from dividend reinvestment plan and exercise of stock options	957	1,695
Principal reductions of debt	(811)	(572)
Payment of debt issuance costs	—	(3,991)
Proceeds from borrowings on revolving credit lines	20,000	210,000
Payments on revolving credit lines and overdrafts	(104,489)	(173,434)
Dividends paid to common shareholders	(18,554)	(15,797)
Distributions to noncontrolling partners in CRLP	(1,502)	(1,290)

Net cash (used in) provided by financing activities	(104,399)	16,611

Decrease in cash and cash equivalents	(3,013)	(1,022)
Cash and cash equivalents, beginning of period	11,674	6,452

Cash and cash equivalents, end of period	$8,661	$5,430

Supplemental disclosure of cash flow information:
Cash paid during the period for interest, including amounts capitalized	$16,449	$18,715
Supplemental disclosure of non-cash transactions:
Change in accrual of construction expenses and capital expenditures	$(1,984)	$(2,063)

The accompanying notes are an integral part of these consolidated financial statements.

COLONIAL PROPERTIES TRUST

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Unaudited)

(in thousands, except per share data)

Three months ended March 31, 2013 and 2012	Common Shares	Additional Paid-In Capital	Cumulative Earnings	Cumulative Distributions	Noncontrolling Interest	Treasury Shares	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity	Redeemable Common Units
Balance, December 31, 2011	$931	$1,964,881	$1,267,958	$(1,862,838)	$728	$(150,163)	$(16,906)	$1,204,591	$159,582

Net income (loss)			(5,974)		9			(5,965)	$(488)
Reclassification adjustment for amounts included in net income (loss)							1,532	1,532
Changes in fair value of qualifying hedges							153	153	12
Distributions on common shares ($0.18 per share)				(15,797)				(15,797)	(1,290)
Issuance of restricted common shares of beneficial interest	3	—						3
Amortization of stock based compensation		2,079						2,079
Cancellation of vested restricted shares to pay taxes	—	(1,051)						(1,051)
Issuance of common shares from options exercised	—	771						771
Issuance of common shares of beneficial interest through the Company’s dividend reinvestment plan and Employee Stock Purchase Plan	1	1,971						1,972
Issuance of common shares of beneficial interest through conversion of units from Colonial Realty Limited Partnership	—	21						21	(21)
Change in interest of limited partners					(14)			(14)
Change in redemption value of common units		(7,190)						(7,190)	7,190

Balance, March 31, 2012	$935	$1,961,482	$1,261,984	$(1,878,635)	$723	$(150,163)	$(15,221)	$1,181,105	$164,985

Balance, December 31, 2012	$938	$1,973,594	$1,276,118	$(1,926,167)	$695	$(150,163)	$(25,012)	$1,150,003	$162,056

Net income (loss)			5,576		123			5,699	$452
Reclassification adjustment for amounts included in net income (loss)							1,783	1,783	144
Changes in fair value of qualifying hedges							67	67	5
Distributions on common shares ($0.21 per share)				(18,554)				(18,554)	(1,502)
Issuance of restricted common shares of beneficial interest	2	3						5
Amortization of stock based compensation		2,588						2,588
Cancellation of vested restricted shares to pay taxes	(1)	(3,043)						(3,044)
Issuance of common shares from options exercised	1	1,690						1,691
Issuance of common shares of beneficial interest through the Company’s dividend reinvestment plan and Employee Stock Purchase Plan	1	2,304						2,305
Issuance of common shares of beneficial interest through conversion of units from Colonial Realty
Limited Partnership	—	22						22	(22)
Change in interest of limited partners					(714)			(714)
Change in redemption value of common units		(8,761)						(8,761)	8,761

Balance, March 31, 2013	$941	$1,968,397	$1,281,694	$(1,944,721)	$104	$(150,163)	$(23,162)	$1,133,090	$169,894

The accompanying notes are an integral part of these consolidated financial statements.

COLONIAL REALTY LIMITED PARTNERSHIP

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands, except unit data)

	(unaudited) March 31, 2013	(audited) December 31, 2012
ASSETS
Land, buildings & equipment	$3,563,087	$3,489,322
Undeveloped land and construction in progress	268,910	296,153
Less: Accumulated depreciation	(832,879)	(804,962)
Real estate assets held for sale, net	35,498	93,450

Net real estate assets	3,034,616	3,073,963
Cash and cash equivalents	8,661	11,674
Restricted cash	8,892	38,128
Accounts receivable, net	23,449	23,977
Notes receivable	42,107	42,399
Prepaid expenses	13,448	19,460
Deferred debt and lease costs	20,521	23,938
Investment in partially-owned entities	7,702	7,777
Other assets	33,586	44,844

Total assets	$3,192,982	$3,286,160

LIABILITIES AND EQUITY
Notes and mortgages payable	$1,642,607	$1,643,361
Unsecured credit facility	116,173	188,631

Total debt	1,758,780	1,831,992
Accounts payable	34,803	53,496
Accrued interest	16,161	10,209
Accrued expenses	47,143	41,652
Other liabilities	33,110	36,751

Total liabilities	1,889,997	1,974,100

Redeemable units, at redemption value — 7,151,752 and 7,152,752 units outstanding at March 31, 2013 and December 31, 2012, respectively	169,894	162,056
General partner —
Common equity — 88,519,790 and 88,212,644 units outstanding at March 31, 2013 and December 31, 2012, respectively	1,156,149	1,174,321
Limited partners’ noncontrolling interest in consolidated partnership	104	695
Accumulated other comprehensive loss	(23,162)	(25,012)

Total equity	1,133,091	1,150,004

Total liabilities and equity	$3,192,982	$3,286,160

The accompanying notes are an integral part of these consolidated financial statements.

COLONIAL REALTY LIMITED PARTNERSHIP

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(in thousands, except per unit data)

	Three Months Ended March 31,
	2013	2012
Revenues:
Minimum rent	$84,843	$77,240
Tenant recoveries	2,495	2,566
Other property related revenue	16,370	12,847
Other non-property related revenue	178	1,344

Total revenues	103,886	93,997

Operating expenses:
Property operating expense	27,340	25,271
Taxes, licenses and insurance	13,031	10,875
Property management expense	4,416	2,846
General and administrative expense	4,787	5,767
Management fees and other expenses	250	2,045
Investment and development expenses	400	387
Depreciation	31,626	29,551
Amortization	1,775	1,872
Impairment and other losses	90	500

Total operating expenses	83,715	79,114

Income from operations	20,171	14,883

Other income (expense):
Interest expense	(22,195)	(23,053)
Debt cost amortization	(1,377)	(1,433)
Interest income	761	1,028
Income from partially-owned unconsolidated entities	670	673
Gain (loss) on sale of property	10	(227)
Taxes and other	(188)	(188)

Total other income (expense)	(22,319)	(23,200)

Loss from continuing operations	(2,148)	(8,317)

Income from discontinued operations	1,115	1,866
Gain (loss) on disposal of discontinued operations	7,184	(2)

Net income from discontinued operations	8,299	1,864

Net income (loss)	6,151	(6,453)

Noncontrolling interest of limited partners — continuing operations	(123)	(9)

Net income (loss) available to common unitholders	6,028	(6,462)

Net loss available to common unitholders allocated to limited partners — continuing operations	169	630
Net income available to common unitholders allocated to limited partners — discontinued operations	(621)	(142)

Net income (loss) available to common unitholders allocated to general partner	$5,576	$(5,974)

Net income (loss) per common unit — basic:
Continuing operations	$(0.03)	$(0.09)
Discontinued operations	0.09	0.02

Net income (loss) per common unit — basic	$0.06	$(0.07)

Net income (loss) per common unit — diluted:
Continuing operations	$(0.03)	$(0.09)
Discontinued operations	0.09	0.02

Net income (loss) per common unit — diluted	$0.06	$(0.07)

Weighted average common units outstanding:
Basic	94,944	94,181
Diluted	94,944	94,181

Net income (loss) attributable to CRLP	$6,151	$(6,453)
Other comprehensive income (loss):
Changes in fair value of qualifying hedges	72	165
Reclassification adjustment for amounts included in net income (loss)	1,927	1,532

Comprehensive income (loss)	$8,150	$(4,756)

The accompanying notes are an integral part of these consolidated financial statements.

COLONIAL REALTY LIMITED PARTNERSHIP

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$6,151	$(6,453)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	33,549	34,358
Income from partially-owned unconsolidated entities	(670)	(673)
(Gain) loss on sale of property	(7,194)	229
Impairment and other losses	90	500
Distributions of income from partially-owned unconsolidated entities	146	286
Share-based compensation expense	2,588	2,079
Other, net	146	835
Change in:
Restricted cash	371	(292)
Accounts receivable	403	483
Prepaid expenses	6,012	4,793
Other assets	(59)	1,956
Accounts payable	(7,626)	(16,568)
Accrued interest	5,952	4,523
Accrued expenses and other	4,667	7,246

Net cash provided by operating activities	44,526	33,302

Cash flows from investing activities:
Acquisition of properties	(43,764)	(47,534)
Development expenditures	(19,199)	(15,821)
Capital expenditures, tenant improvements and leasing commissions	(6,199)	(3,450)
Proceeds from sales of property, net of selling costs	96,415	769
Restricted cash	28,865	11,781
Issuance of notes receivable	—	(577)
Repayments of notes receivable	292	922
Distributions from partially-owned unconsolidated entities	450	3,029
Capital contributions to partially-owned unconsolidated entities	—	(54)

Net cash provided by (used in) investing activities	56,860	(50,935)

Cash flows from financing activities:
Proceeds from dividend reinvestment plan and exercise of stock options	957	1,695
Principal reductions of debt	(811)	(572)
Payment of debt issuance costs	—	(3,991)
Proceeds from borrowings on revolving credit lines	20,000	210,000
Payments on revolving credit lines and overdrafts	(104,489)	(173,434)
Dividends paid to common shareholders	(18,554)	(15,797)
Distributions to noncontrolling partners in CRLP	(1,502)	(1,290)

Net cash (used in) provided by financing activities	(104,399)	16,611

Decrease in cash and cash equivalents	(3,013)	(1,022)
Cash and cash equivalents, beginning of period	11,674	6,452

Cash and cash equivalents, end of period	$8,661	$5,430

Supplemental disclosure of cash flow information:
Cash paid during the period for interest, including amounts capitalized	$16,449	$18,715

Supplemental disclosure of non-cash transactions:
Change in accrual of construction expenses and capital expenditures	$(1,984)	$(2,063)

The accompanying notes are an integral part of these consolidated financial statements.

COLONIAL REALTY LIMITED PARTNERSHIP

CONSOLIDATED STATEMENTS OF EQUITY

(Unaudited)

(in thousands)

For the three months ended March 31, 2013 and 2012	General Partner Common Equity	Limited Partners’ Noncontrolling Interest	Accumulated Other Comprehensive Loss	Total	Redeemable Common Units
Balance, December 31, 2011	$1,224,947	$728	$(16,906)	$1,208,769	$159,582

Net income (loss)	(5,974)	9		(5,965)	(488)
Reclassification adjustment for amounts included in net income (loss)			1,532	1,532
Changes in fair value of qualifying hedges			153	153	12
Distributions to common unitholders	(15,797)			(15,797)	(1,290)
Change in interest of limited partners		(14)		(14)
Contributions from partners and the Company related to employee stock purchase, dividend reinvestment plans and equity offerings	3,739			3,739
Redemption of partnership units for shares	21			21	(21)
Change in redeemable noncontrolling interest	(7,190)			(7,190)	7,190

Balance, March 31, 2012	$1,199,746	$723	$(15,221)	$1,185,248	$164,985

Balance, December 31, 2012	$1,174,321	$695	$(25,012)	$1,150,004	$162,056

Net income (loss)	5,576	123		5,699	452
Reclassification adjustment for amounts included in net income (loss)			1,783	1,783	144
Changes in fair value of qualifying hedges			67	67	5
Distributions to common unitholders	(18,554)			(18,554)	(1,502)
Change in interest of limited partners		(714)		(714)
Contributions from partners and the Company related to employee stock purchase and dividend reinvestment plans	3,545			3,545
Redemption of partnership units for shares	22			22	(22)
Change in redeemable noncontrolling interest	(8,761)			(8,761)	8,761

Balance, March 31, 2013	$1,156,149	$104	$(23,162)	$1,133,091	$169,894

The accompanying notes are an integral part of these consolidated financial statements.

COLONIAL PROPERTIES TRUST AND COLONIAL REALTY LIMITED PARTNERSHIP

NOTES TO

CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

March 31, 2013

(Unaudited)

The consolidated condensed financial statements of Colonial Properties Trust (the “Trust”) and Colonial Realty Limited Partnership (“CRLP”) have been prepared pursuant to the Securities and Exchange Commission (“SEC”) rules and regulations. The following notes, which represent interim disclosures as required by the SEC, highlight significant changes to the notes included in the December 31, 2012 audited consolidated financial statements of Colonial Properties Trust and Colonial Realty Limited Partnership and should be read together with the consolidated financial statements and notes thereto included in the Colonial Properties Trust and Colonial Realty Limited Partnership 2012 Annual Report on Form 10-K.

Note 1 — Organization and Business

As used herein, “Colonial” or the “Trust” means Colonial Properties Trust, an Alabama real estate investment trust (“REIT”), together with its subsidiaries, including Colonial Realty Limited Partnership, a Delaware limited partnership (“CRLP”), Colonial Properties Services, Inc. (“CPSI”) and Colonial Properties Services Limited Partnership (“CPSLP”). The term “the Company” refers to the Trust and CRLP, collectively. The Trust was originally formed as a Maryland REIT on July 9, 1993 and reorganized as an Alabama REIT under a new Alabama REIT statute on August 21, 1995. The Trust is the sole general partner of, and, as of March 31, 2013, owned a 92.5% limited partner interest in CRLP. The Trust and CRLP are structured as an “umbrella partnership REIT”, or UPREIT, and the Trust’s only material asset is its ownership of limited partnership interests in CRLP. The Trust conducts all of its business and owns all of its properties through CRLP and CRLP’s various subsidiaries and, as the sole general partner of CRLP, is vested with managerial control and authority over the business and affairs of CRLP.

The Trust is a multifamily-focused self-administered and self-managed equity REIT, which means that it is engaged in the acquisition, development, ownership, management and leasing of multifamily apartment communities and other commercial real estate properties. The Company’s activities include full or partial ownership and operation of a portfolio of 125 properties, consisting of multifamily and commercial properties located in 11 states (Alabama, Arizona, Florida, Georgia, Louisiana, Nevada, North Carolina, South Carolina, Tennessee, Texas and Virginia).

As of March 31, 2013, the Company owned or maintained a partial ownership in:

	Consolidated Properties		Units/Sq. Feet (1)	Unconsolidated Properties	Units/Sq. Feet (1)	Total Properties	Total Units/Sq. Feet (1)
Multifamily apartment communities	115	(2)	34,535	2	646	117	35,181
Commercial properties	6		1,830,000	2	178,000	8	2,008,000

(1)	Units refer to multifamily apartment units. Square feet refers to commercial space and excludes spaced owned by anchor tenants.
(2)	Includes one property partially-owned through a joint venture entity.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The notes included in this Form 10-Q apply to both the Trust and CRLP, unless specifically noted otherwise. Specifically Note 5 — “Net Income (Loss) Per Share of the Trust”, Note 7 — “Equity of the Trust” and Note 8 — “Redeemable Noncontrolling Interests of the Trust” pertain only to the Trust. Note 6 — “Net Income (Loss) Per Unit of CRLP” and Note 9 — “Redeemable Partnership Units of CRLP” pertain only to CRLP.

Unaudited Interim Consolidated Condensed Financial Statements

The accompanying unaudited interim consolidated condensed financial statements of the Trust and CRLP have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial information, including rules and regulations of the SEC. Accordingly, the interim financial statements do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2013 are not necessarily indicative of the results that may be expected for the year ending December 31, 2013. The Consolidated Condensed Balance Sheets at December 31, 2012 of the Trust and CRLP have been derived from the respective audited financial statements at that date, but do not include all of the information and footnotes required by U.S. GAAP for complete financial statements.

Notes Receivable

Notes receivable consists primarily of promissory notes representing loans by the Company to third parties. The Company records notes receivable at cost. The Company evaluates the collectability of both interest and principal for each of its notes to determine whether they are impaired. A note is considered to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the existing contractual terms. When a note is considered to be impaired, the amount of the allowance is calculated by comparing the recorded investment to either the value determined by discounting the expected future cash flows at the note’s effective interest rate or to the value of the collateral if the note is collateral-dependent. As of March 31, 2013, the Company did not have any impaired notes receivable.

As of March 31, 2013, the Company had notes receivable of $42.1 million consisting primarily of:

•

$24.2 million outstanding on the construction note, which is secured by the property, for the Colonial Promenade Smyrna joint venture, which the Company acquired from the lender in May 2010. On January 31, 2012, the Company and the joint venture amended the note and related loan documents to extend the maturity date to December 2012, fix the annual interest rate at 5.25%, provide for two additional one-year extension options and reduce the joint venture partner’s guarantee to $1.3 million. In December 2012, the joint venture opted to extend the maturity date to December 2013 with a fixed interest rate of 5.38%.

•	$16.9 million outstanding on a seller-financing note with a five-year term at an annual interest rate of 5.60% associated with the disposition of Colonial Promenade at Fultondale in February 2009.

The Company had accrued interest related to its outstanding notes receivable of $0.4 million and $0.3 million as of March 31, 2013 and December 31, 2012, respectively. As of March 31, 2013 and December 31, 2012, the Company had no reserve recorded against its outstanding notes receivable. The weighted average interest rate on the notes receivable outstanding at March 31, 2013 and December 31, 2012 was approximately 5.5%. Interest income is recognized on an accrual basis.

Fair Value Measures

The Company applies the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in a transaction between willing market participants. Additional disclosures focusing on the methods used to determine fair value are also required using the following hierarchy:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date.

•	Level 2 — Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly.

•	Level 3 — Unobservable inputs for the assets or liability.

The Company applies ASC 820 in relation to the valuation of real estate assets recorded at fair value, to its impairment valuation analysis of real estate assets (see Note 3 — “Real Estate Activity”), to its disclosure of the fair value of financial instruments, which principally consists of indebtedness (see Note 12 — “Financing Activities”), to its disclosure of fair value of derivative financial instruments (see Note 13 — “Derivatives and Hedging”) and to notes receivable (see below). The following table presents the Company’s real estate assets (non-recurring measures) and derivative financial instruments (recurring measures) reported at fair market value and the related level in the fair value hierarchy as defined by ASC 820 used to measure those assets, liabilities and disclosures:

($ in thousands)	Fair value measurements as of March 31, 2013
Assets (Liabilities)	Total	Level 1	Level 2	Level 3
Real estate assets, including assets held for sale	$2,895	$—	$—	$2,895
Derivative financial instruments	$(23,983)	$—	$(23,983)	$—

Real estate assets

Real estate assets, including assets held for sale, were valued using sales activity for similar assets, current contracts and using inputs management believes are consistent with those that market participants would use. The fair values of these assets are determined using widely accepted valuation techniques, including (i) discounted cash flow analysis, which considers, among other things, units sales assumptions, cost structure and discount rates and (ii) comparable sales activity, including current offers. The valuation technique and related inputs vary with the specific facts and circumstances of each project.

Derivative financial instruments

Currently, the Company uses interest rate swaps to manage its interest rate risk. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.

To comply with the provisions of ASC 820, the Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Company, in conjunction with the FASB’s fair value measurement guidance, made an accounting policy election to measure the credit risk of its derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio.

Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, as of March 31, 2013, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of its derivatives. As a result, the Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

Indebtedness

At March 31, 2013, the estimated fair value of fixed rate debt was approximately $1.86 billion (carrying value of $1.63 billion) and the estimated fair value of the Company’s variable rate debt, including the Company’s unsecured credit facility, is consistent with the carrying value of $128.6 million (the “Credit Facility,” see Note 12 — Financing Activities — Unsecured Revolving Credit Facility). The Company has determined that the fair value of its fixed and variable rate debt is classified as Level 2 of the fair value hierarchy.

Notes Receivable

The estimated fair value of the Company’s notes receivable at March 31, 2013 and December 31, 2012 was consistent with the carrying values of approximately $42.1 million and $42.4 million, respectively, based on market rates and similar financing arrangements after giving consideration to the credit standing of the borrowers. The Company has determined that the fair value of its notes receivable is classified as Level 3 of the fair value hierarchy.

The disclosure of estimated fair values was determined by management using available market information, considering market participant assumptions and appropriate valuation methodologies available to management at March 31, 2013. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, there can be no assurance that the estimates presented above are indicative of the amounts the Company could realize on disposition of the real estate assets or financial instruments. The use of different market assumptions and/or estimation methodologies could have material effect on the estimated fair value amounts.

Accounting Pronouncements Recently Adopted

In February 2013, the FASB issued ASU 2013-02, an update to ASC 220, Comprehensive Income. ASU 2013-02 was issued to improve the reporting of reclassifications out of accumulated other comprehensive income. The amendments in this update seek to attain that objective by requiring an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. GAAP to be reclassified in its entirety to net income. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under U.S. GAAP that provide additional detail about those amounts. This would be the case when a portion of the amount reclassified out of accumulated other comprehensive income is reclassified to a balance sheet account instead of directly to income or expense in the same reporting period. ASU 2013-02 was adopted by the Company for the fiscal years beginning after December 15, 2012. The adoption of ASU 2013-02 did not have a material impact on the Company’s consolidated financial statements.

Note 3 — Real Estate Activity

Acquisition Activity

During the three months ended March 31, 2013, the Company acquired the following multifamily apartment community:

Acquisition	Location	Units	Effective Acquisition Date	Purchase Price
				(in millions)
Colonial Grand at Windermere	Orlando, FL	280	March 1, 2013	$43.0

The results of operations of the above mentioned acquisition has been included in the consolidated financial statements since the date of acquisition. This acquisition was funded with proceeds from 2012 asset dispositions and borrowings on the Company’s Credit Facility.

The following unaudited pro forma financial information for the three months ended March 31, 2013 and 2012, gives effect to the above operating property acquisition as if it had occurred at the beginning of the period presented. The information for the three months ended March 31, 2013, includes pro forma results for the portion of the period prior to the acquisition date and actual results from the date of acquisition through the end of the period. The information for the three months ended March 31, 2012, also includes pro forma results for five acquisitions completed in 2012 as if they had occurred at the beginning of this period. The pro forma results are not intended to be indicative of the results of future operations.

	** Pro Forma (Unaudited) **
	Three Months Ended March 31,
($ in thousands, except per share data)	2013	2012
Total revenue	$104,486	$98,222
Net income (loss) available to common shareholders	$5,507	$(6,492)
Net income (loss) per common share — dilutive	$0.06	$(0.07)

Disposition Activity

On February 1, 2013, the Company sold Metropolitan Midtown, a commercial asset located in Charlotte, North Carolina, comprised of 170,000 square-feet of office space and 172,000 square-feet of retail space, for an aggregate sales price of $94.4 million. The proceeds from the sale were used to repay a portion of the outstanding balance on the Company’s Credit Facility, which is used to fund the Company’s multifamily development pipeline.

In addition, during the three months ended March 31, 2013, the Company sold a consolidated parcel of land for an aggregate sales price of $4.9 million. The proceeds from the sale were used to repay a portion of the borrowings under the Company’s Credit Facility.

Net income/(loss) and gain/(loss) on disposition of real estate for properties sold in which the Company does not maintain continuing involvement are reflected in the Consolidated Condensed Statements of Operations and Comprehensive Income (Loss) of the Trust and CRLP as discontinued operations for all periods presented.

Additionally, the Company classifies real estate assets as held for sale only after the Company has received approval by the Board of Trustees’ investment committee, has commenced an active program to sell the assets, does not intend to retain a continuing interest in the property and in the opinion of the Company’s management, it is probable the assets will sell within the next 12 months. As of March 31, 2013, the Company had classified two multifamily apartment communities, two for-sale developments and three outparcels/pads as held for sale. These real estate assets are reflected in the accompanying Consolidated Condensed Balance Sheets of the Trust and CRLP at $35.5 million as of March 31, 2013, which represents the lower of depreciated cost or fair value less costs to sell. There was no mortgage debt associated with these assets as of March 31, 2013. The operations of the two multifamily apartment communities that are classified as held for sale are reflected in the Consolidated Condensed Statements of Operations and Comprehensive Income (Loss) of the Trust and CRLP as discontinued operations for all periods presented.

Below is a summary of the operations of the properties classified as discontinued operations during the three months ended March 31, 2013 and 2012:

	Three Months Ended March 31,
($ in thousands)	2013	2012
Property revenues:
Minimum rent	$1,679	$6,403
Tenant recoveries	87	438
Other revenue	294	799

Total revenues	2,060	7,640
Property expenses:
Property operating and administrative expense	856	2,943
Depreciation	92	2,626
Amortization	—	208

Total operating expenses	948	5,777

Interest income (expense), net	3	3
Income from discontinued operations before net loss on disposition of discontinued operations	1,115	1,866
Net gain (loss) on disposition of discontinued operations	7,184	(2)
Noncontrolling interest in CRLP from discontinued operations	(621)	(142)

Income from discontinued operations attributable to parent company	$7,678	$1,722

For-Sale Activities

During the three months ended March 31, 2013 and 2012, the Company sold one and two for-sale residential units, respectively, for total sales proceeds of $0.7 million and $1.1 million, respectively. These dispositions eliminate the operating expenses and costs to carry the associated units. The Company’s portion of the proceeds from the sales was used to repay a portion of the outstanding borrowings on the Company’s Credit Facility.

As of March 31, 2013, the Company had four for-sale residential units and 39 lots remaining. These units/lots, valued at a total of $5.3 million, are reflected in “Real estate assets held for sale, net” on the Consolidated Condensed Balance Sheets of the Trust and CRLP at March 31, 2013.

For cash flow statement purposes, the Company classifies capital expenditures for newly developed for-sale residential communities in investing activities. Likewise, the proceeds from the sales of condominium units and other residential sales are also included in investing activities.

Note 4 — Undeveloped Land and Construction in Progress

The Company currently has five active development projects, as set forth in the table below. In addition, the Company owns approximately $203.2 million of undeveloped land parcels that are held for future developments. During the three months ended March 31, 2013, the Company initiated the development of a multifamily apartment community, Colonial Grand at Lake Mary (Phase III). In addition, during the three months ended March 31, 2013, the Company completed the construction of two multifamily apartment community developments: Colonial Grand at Double Creek, a 296-unit multifamily apartment community located in Austin, Texas, at a total cost of $28.3 million; and Colonial Grand at Lake Mary (Phase II), a 108-unit multifamily apartment community located in Orlando, Florida, at a total cost of $12.0 million. Of the future developments listed below, the Company expects to initiate development of at least four additional multifamily apartment communities during 2013. Although the Company believes that it is probable that it will develop certain of the other projects in the future as market conditions dictate, there can be no assurance that the Company will pursue any of these particular or any other future development projects.

	Location	Total Units/ Square Feet (1)	Costs Capitalized to Date
($ in thousands)		(unaudited)
Active Developments:
Multifamily:
Colonial Grand at Ayrsley (Phase II)	Charlotte, NC	81	$5,363
Colonial Grand at Lake Mary (Phase III)	Orlando, FL	132	2,461
Colonial Grand at Randal Lakes	Orlando, FL	462	24,250
Colonial Reserve at South End	Charlotte, NC	353	31,656

		1,028	$63,730

Commercial:
Brookwood West Retail	Birmingham, AL	41,300	$1,943

Total Active Developments			$65,673

Future Developments:
Multifamily:
Colonial Grand at Bellevue (Phase II)	Nashville, TN	220	3,878
Colonial Grand at Randal Park	Orlando, FL	314	6,538
Colonial Grand at Thunderbird	Phoenix, AZ	244	8,042
Colonial Grand at Sweetwater	Phoenix, AZ	195	7,240
Colonial Grand at Azure	Las Vegas, NV	438	11,520

		1,411	$37,218

Commercial:
Colonial Promenade Huntsville	Huntsville, AL	—	$5,483
Colonial Promenade Nord du Lac (2)	Covington, LA	236,000	25,974
Randal Park		—	10,996

		236,000	$42,453

Other Undeveloped Land:
Multifamily			$1,500
Commercial			37,747
Commercial Outparcels/Pads			17,629
For-Sale Residential Land (3)			66,690

			$123,566

Total Future Developments			$203,237

Consolidated Undeveloped Land and Construction in Progress			$268,910

(1)	Units refer to multifamily apartment units. Square feet refers to commercial space and excludes space owned by anchor tenants.
(2)	The Company intends to develop this project in phases over time. Costs capitalized to date for this development are presented net of an aggregate of $18.1 million of non-cash impairment charges recorded during 2009 and 2008.
(3)	These costs are presented net of $27.9 million of non-cash impairment charges recorded on two of the projects in prior years.

Interest capitalized on construction in progress during the three months ended March 31, 2013 and 2012 was $0.2 million.

Note 5 — Net Loss Per Share of the Trust

For the three months ended March 31, 2013 and 2012, a reconciliation of the numerator and denominator used in the basic and diluted loss from continuing operations per common share of the Trust is as follows:

	Three Months Ended March 31,
(in thousands)	2013	2012
Numerator:
Net income (loss) available to common shareholders	$5,576	$(5,974)
Adjusted by:
Income from discontinued operations	(7,678)	(1,722)
Income allocated to participating securities	(123)	(132)

Loss from continuing operations available to common shareholders	$(2,225)	$(7,828)

Denominator:
Denominator for basic net loss per share — weighted average common shares	87,791	87,012
Effect of dilutive securities	—	—

Denominator for diluted net loss per share — adjusted weighted average common shares	87,791	87,012

For the three months ended March 31, 2013 and 2012, the Trust reported a net loss from continuing operations, and as such, 235,624 and 266,012 dilutive share equivalents, respectively, have been excluded from the computation of diluted net loss per share because including such shares would be anti-dilutive. For the three months ended March 31, 2013 and 2012, 557,149 and 716,865 outstanding share options, respectively, were excluded from the computation of diluted net loss per share because the grant date prices were greater than the average market price of the common shares and, therefore, the effect would be anti-dilutive.

Note 6 — Net Loss Per Unit of CRLP

For the three months ended March 31, 2013 and 2012, a reconciliation of the numerator and denominator used in the basic and diluted loss from continuing operations per common unit of CRLP is as follows:

	Three Months Ended March 31,
(in thousands)	2013	2012
Numerator:
Loss from continuing operations	$(2,148)	$(8,317)
Adjusted by:
Income allocated to participating securities	(123)	(132)
Noncontrolling interest of limited partners — continuing operations	(123)	(9)

Loss from continuing operations available to common unitholders	$(2,394)	$(8,458)

Denominator:
Denominator for basic net loss per unit — weighted average common units	94,944	94,181
Effect of dilutive securities	—	—

Denominator for diluted net loss per unit — adjusted weighted average common units	94,944	94,181

For the three months ended March 31, 2013 and 2012, CRLP reported a net loss from continuing operations, and as such, 235,624 and 266,012 dilutive unit equivalents, respectively, have been excluded from the computation of diluted net loss per unit because including such units would be anti-dilutive. For the three months ended March 31, 2013 and 2012, 557,149 and 716,865 outstanding share options (and a corresponding number of units), respectively, were excluded from the computation of diluted net loss per unit because the grant date prices were greater than the average market price of the common shares/units and, therefore, the effect would be anti-dilutive.

Note 7 — Equity of the Trust

The following table presents the changes in the issued common shares of beneficial interest of the Trust since December 31, 2012 (but excludes 7,151,752 and 7,152,752 units of CRLP at March 31, 2013 and December 31, 2012, respectively, each of which is redeemable for either cash equal to the fair market value of a common share at the time of redemption or, at the option of the Trust, one common share):

Issued at December 31, 2012 (1)	93,835,794
Common shares issued through dividend reinvestments	98,663
Restricted shares issued (cancelled), net	47,574
Redemption of CRLP units for common shares	1,000
Issuances under other employee and nonemployee share plans	159,909

Issued at March 31, 2013 (1)	94,142,940

(1)	Includes 5,623,150 treasury shares.

Note 8 — Redeemable Noncontrolling Interests of the Trust

Redeemable noncontrolling interests — Common units, as presented on the Trust’s consolidated condensed balance sheets, represent the limited partner interests in CRLP held by individuals and entities other than the Trust, at the greater of the closing market price of the Trust’s common shares or the aggregate value of the individual partners’ capital balances, as of the applicable date. At March 31, 2013 and December 31, 2012, the value of these redeemable noncontrolling interests was $169.9 million and $162.1 million, respectively, based on the closing price of the Trust’s common shares of $22.61 per share and $21.37 per share, respectively, on those dates.

Each common unit may be redeemed by the holder thereof for either cash equal to the fair market value of one common share of the Trust at the time of such redemption or, at the option of the Trust, one common share of the Trust. During the three months ended March 31, 2013, holders redeemed 1,000 units in exchange for an equal number of the Trust’s common shares.

Note 9 — Redeemable Partnership Units of CRLP

Redeemable units, as presented on CRLP’s consolidated condensed balance sheets, represent the limited partner interests in CRLP held by individuals and entities other than the Trust, valued at the greater of the closing market price of the Trust’s common shares or the aggregate value of the individual partners’ capital balances, as of the applicable date. At March 31, 2013 and December 31, 2012, the value of the redeemable units was $169.9 million and $162.1 million, respectively, based on the closing price of the Trust’s common shares of $22.61 per share and $21.37 per share, respectively, on those dates.

Holders of common units are entitled to receive distributions in a per unit amount equal to the per share dividends made with respect to each share of the Trust’s common shares, if and when the Board of Trustees of the Trust declares such a dividend. Each common unit may be redeemed by the holder thereof for either cash equal to the fair market value of one common share of the Trust at the time of such redemption or, at the option of the Trust, one common share of the Trust. During the three months ended March 31, 2013, holders redeemed 1,000 units in exchange for an equal number of the Trust’s common shares.

Note 10 — Segment Information

The Company currently manages its business based on the performance of two operating segments: multifamily and commercial. The multifamily and commercial segments have separate management teams that are responsible for acquiring, developing, managing and leasing properties within each respective segment.

Multifamily management is responsible for all aspects of the Company’s multifamily property operations, including the management and leasing services for 117 multifamily apartment communities, as well as third-party management services for multifamily apartment communities in which the Company does not have an ownership interest. Additionally, the multifamily management team is responsible for all aspects of for-sale developments, including disposition activities. The multifamily segment includes the operations and assets of the for-sale developments due to the insignificance of these operations in the periods presented. Commercial management is responsible for all aspects of the Company’s commercial property operations, including the management and leasing services for eight commercial properties, as well as third-party management services for commercial properties in which the Company does not have an ownership interest, and for brokerage services in other commercial property transactions.

The pro-rata portion of the revenues and net operating income (“NOI”) of the partially-owned unconsolidated entities in which the Company has an interest are included in the applicable segment information. Additionally, the revenues and NOI of properties sold that are classified as discontinued operations are also included in the applicable segment information. In reconciling the segment information presented below to total revenues, income/loss from continuing operations and total assets, investments in partially-owned unconsolidated entities are eliminated as equity investments, and discontinued operations are reported separately. Management evaluates the performance of its multifamily and commercial segments and allocates resources to them based on segment NOI. Segment NOI is defined as total property revenues (including minimum rent and other property-related revenue) less total property operating expenses (including such items as general and administrative expenses, on-site payroll, repairs and maintenance, real estate taxes, insurance and advertising), and includes revenues/ expenses from unconsolidated partnerships and joint ventures. Same-property NOI is defined as property revenues (including minimum rent and other property-related revenue) less property operating expenses (including such items as general and administrative expenses, on-site payroll, repairs and maintenance, real estate taxes, insurance and advertising) for the Company’s consolidated multifamily apartment communities owned for the entirety of the periods presented. Same-property communities may be adjusted during the year to account for properties that have been sold. Presented below is segment information, for the multifamily and commercial segments, including the reconciliation of total segment revenues to total revenues and total segment NOI to income/loss from continuing operations before noncontrolling interest for the three months ended March 31, 2013 and 2012, total segment capitalized expenditures to total capitalized expenditures and total segment assets to total assets as of March 31, 2013 and December 31, 2012.

	Three Months Ended March 31,
($ in thousands)	2013	2012
Revenues:
Segment revenues:
Multifamily — Same Property (1)	$86,613	$82,293
Multifamily — Other (2)	9,158	5,548

Total multifamily	95,771	87,841
Commercial	10,746	17,717

Total segment revenues	106,517	105,558

Partially-owned unconsolidated entities — Multifamily	(292)	(471)
Partially-owned unconsolidated entities — Commercial	(457)	(4,794)
Other non-property related revenue	178	1,344
Discontinued operations property revenue	(2,060)	(7,640)

Total consolidated revenues	$103,886	$93,997

	Three Months Ended March 31,
($ in thousands)	2013	2012
NOI:
Segment NOI:
Multifamily — Same Property (1)	$53,393	$49,987
Multifamily — Other (2)	4,559	2,572

Total multifamily	57,952	52,559
Commercial	7,088	11,986

Total segment NOI	65,040	64,545

Partially-owned unconsolidated entities — Multifamily	(156)	(254)
Partially-owned unconsolidated entities — Commercial	(343)	(3,087)
Other non-property related revenue	178	1,344
Discontinued operations property NOI	(1,204)	(4,697)
Property management expense	(4,416)	(2,846)
General and administrative expense	(4,787)	(5,767)
Management fees and other expenses	(250)	(2,045)
Investment and development expenses (3)	(400)	(387)
Depreciation	(31,626)	(29,551)
Amortization	(1,775)	(1,872)
Impairment and other losses	(90)	(500)

Income from operations	20,171	14,883

Total other income (expense), net	(22,319)	(23,200)

Loss from continuing operations	$(2,148)	$(8,317)

	Three Months Ended March 31,
($ in thousands)	2013	2012
Development and Capitalized Expenditures:
Multifamily	$22,228	$17,678
Commercial	3,261	1,384
Corporate	33	104

Total consolidated development and capitalized expenditures	$25,522	$19,166

	As of
($ in thousands)	March 31, 2013	December 31, 2012
Assets:
Segment assets:
Multifamily	$2,698,294	$2,669,843
Commercial	365,608	450,582

Total segment assets	3,063,902	3,120,425

Unallocated corporate assets (4)	129,190	165,783

Colonial Properties Trust	$3,193,092	$3,286,208

Corporate assets specific to Colonial Properties Trust	(110)	(48)

Colonial Realty Limited Partnership	$3,192,982	$3,286,160

(1)	Consists of 103 consolidated multifamily communities, containing 31,436 apartment units, continuously owned since January 1, 2012.

(2)	Includes all multifamily communities other than same-property communities and operations from the for-sale portfolio.
(3)	Reflects costs incurred related to acquisitions and abandoned pursuits. These costs are volatile and, therefore, may vary between periods.
(4)	Includes the Company’s investment in partially-owned entities of $7.7 million and $7.8 million as of March 31, 2013 and December 31, 2012, respectively.

Note 11 — Investment in Partially-Owned Entities

Investments in unconsolidated partially-owned entities at March 31, 2013 and December 31, 2012 consisted of the following:

		As of
($ in thousands)	Percent Owned	March 31, 2013	December 31, 2012
Multifamily:
Belterra, Ft. Worth, TX	10%	$212	$300
CG at Huntcliff, Atlanta, GA	20%	1,158	1,195
CG at McKinney, Dallas, TX (1)	25%	1,715	1,715
Regents Park (Phase II), Atlanta, GA (1)	40%	2,455	2,460

Total Multifamily		$5,540	$5,670
Commercial:
600 Building Partnership, Birmingham, AL	33%	345	357
Colonial Promenade Smyrna, Smyrna, TN	50%	1,801	1,683
Highway 150, LLC, Birmingham, AL	—%	—	50

Total Commercial		$2,146	$2,090
Other:
Colonial/Polar-BEK Management Company, Birmingham, AL	50%	16	17

Total Other		$16	$17

Net investment in partially-owned entities		$7,702	$7,777

(1)	These joint ventures consist of undeveloped land.

In January 2013, the Company sold its 10% noncontrolling interest in Colonial Promenade Hoover (Highway 150, LLC), a 172,000 square-foot (excluding anchor-owned square feet) retail asset located in Birmingham, Alabama. The Company received $0.5 million in cash and was released from its pro-rata share of the mortgage debt, which was $1.5 million. The proceeds from the sale were used to repay a portion of the outstanding balance on the Company’s Credit Facility. As a result of this transaction, the Company is no longer liable for the guarantee, pursuant to which the Company served as a guarantor of $1.0 million of debt related to the joint venture.

Effective December 31, 2012, the Company disposed of its 10% noncontrolling interest in the Bluerock office portfolio, which consisted of nine office assets comprising 1.7 million square feet located in Huntsville, Alabama. As a result of the transaction, the Company recognized a gain of approximately $7.4 million (presented in “Income from partially-owned unconsolidated entities” on the Company’s Consolidated Statements of Operations and Comprehensive Income (Loss)), the majority of which had been deferred since the formation of the Bluerock entity in 2007. Pursuant to the transaction, the Company received $2.0 million in cash, of which $1.3 million was related to the management agreement buyout and $0.7 million was related to the purchase of the Company’s equity interest in the portfolio. Also, as a result of the transaction, the Company no longer has responsibility for $10.7 million of associated mortgage debt and $7.9 million of other liabilities, which represents the Company’s pro-rata share of these items. The Company transitioned management and leasing responsibilities as of January 31, 2013. As a result of this transaction, the Company no longer has an equity interest in this portfolio.

In October 2012, the Company purchased Colonial Grand at Research Park, a 370-unit multifamily apartment community located in Raleigh, North Carolina, for $38.0 million, of which $21.3 million was used to repay existing property specific debt at closing. Prior to the acquisition, the Company owned a 20% noncontrolling interest in the joint venture that owned the property. In accordance with ASC 805, the Company re-measured its former noncontrolling interest to fair value and recognized a gain of $2.8 million on the transaction (presented in “Income from partially-owned unconsolidated entities” on the Company’s Consolidated Statements of Operations and Comprehensive Income (Loss)). As a result of the transaction, the Company began presenting Colonial Grand at Research Park in the Company’s consolidated financial statements beginning October 1, 2012. This acquisition was funded with proceeds from asset dispositions and borrowings on the Company’s Credit Facility.

In September 2012, the Company recorded a $0.5 million non-cash impairment charge, which represents the Company’s pro-rata share of the charge, related to a for-sale residential parcel of land held in a joint venture. This charge is presented in “Income from partially-owned unconsolidated entities” in the Consolidated Statements of Operations and Comprehensive Income (Loss) of the Trust and CRLP.

Effective June 30, 2012, the Company’s remaining 15% noncontrolling interest in the 18-asset DRA/CLP joint venture was redeemed by the joint venture in exchange for $2.0 million, and the Company is no longer responsible for approximately $111.3 million of mortgage debt, which represented the Company’s pro rata share of the joint venture’s mortgage debt. The $2.0 million contingent consideration is payable to the Company following the occurrence of one or more capital events and after certain returns have been achieved with respect to additional capital expected to be invested in the joint venture by other members of the joint venture. However, the Company has assigned no value to this consideration. In addition, the Trust was released from a $4.1 million contingent liability, which represented the Trust’s pro rata share of a guaranty obligation resulting from a debt guaranty provided by the joint venture. As a result of the transaction, during the second quarter of 2012, the Company recognized a gain of approximately $21.9 million (presented in “Income from partially-owned unconsolidated entities” on the Company’s Consolidated Statements of Operations and Comprehensive Income (Loss)), the majority of which had been deferred since the formation of the DRA/CLP joint venture in 2007. The gain is net of a $3.2 million non-cash impairment charge, which represents the Company’s pro-rata share of an impairment recorded by the joint venture. Along with the redemption of its interest in the DRA/CLP joint venture, the Company has reduced its workforce in the commercial segment by a total of 27 employees through the elimination of certain positions. As a result, approximately $1.4 million in termination benefits and severance-related charges are included in “Income from partially-owned unconsolidated entities” on the Company’s Consolidated Statements of Operations and Comprehensive Income (Loss) for the year ended December 31, 2012. Of the $1.4 million in charges, $0.2 million is unpaid and reflected in “Accrued expenses” on the Company’s Consolidated Balance Sheets of the Trust and CRLP as of March 31, 2013. The Company transitioned the management of the properties and certain leasing responsibilities to a third party as of September 30, 2012. As a result of this transaction, the Company no longer has an interest in this joint venture.

In February 2012, the Company sold its 25% noncontrolling joint venture interest in Colonial Promenade Madison, a 111,000 square-foot retail center located in Huntsville, Alabama, to a minority partner for total consideration of $3.0 million. The Company recognized a gain of approximately $1.0 million on this transaction. Proceeds from the sale were used to repay a portion of the outstanding balance on the Company’s Credit Facility. As a result of this transaction, the Company no longer has an interest in this joint venture.

Combined financial information for the Company’s investments in unconsolidated partially-owned entities since the respective dates of the Company’s acquisitions is as follows:

	As of
($ in thousands)	March 31, 2013	December 31, 2012
Balance Sheet
Assets
Land, building and equipment, net	$75,503	$92,366
Construction in progress	17,386	12,701
Other assets	3,273	10,347

Total assets	$96,162	$115,414

Liabilities and partners’ equity
Notes payable (1)	$68,251	$83,738
Other liabilities	1,883	2,238
Partners’ equity	26,028	29,438

Total liabilities and partners’ equity	$96,162	$115,414

(1)	The Company’s pro-rata share of indebtedness, as calculated based on ownership percentage, at March 31, 2013 and December 31, 2012, was $19.1 million and $20.7 million, respectively.

	Three Months Ended March 31,
($ in thousands)	2013	2012
Statement of Operations
Revenues	$2,981	$35,136
Operating expenses	(1,142)	(12,865)
Interest expense	(888)	(15,362)
Depreciation, amortization and other	(714)	(12,100)

Net income (loss) (1)	$237	$(5,191)

(1)	In addition to including the Company’s pro-rata share of income (loss) from partially-owned unconsolidated entities, “Income from partially-owned unconsolidated entities” of $0.7 million for each of the three months ended March 31, 2013 and 2012, respectively, includes gains on the Company’s dispositions of joint-venture interests and amortization of basis differences which are not reflected in the table above.

Note 12 — Financing Activities

Unsecured Revolving Credit Facility

On March 30, 2012, CRLP, with the Trust as guarantor, entered into a $500.0 million unsecured revolving Credit Facility with Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent for the lenders, and certain other financial institutions party thereto as agents and lenders. The Credit Facility has a maturity date of March 29, 2016, with a one-year extension option, which may be exercised as long as there is no existing default and upon payment of a 0.20% extension fee. The Credit Facility includes an accordion feature that allows the total commitments to be increased to $700.0 million, subject to certain conditions, including obtaining commitments from any one or more lenders, whether or not currently a lender under the Credit Facility.

The spread over LIBOR for syndicated borrowings under the Credit Facility ranges from 1.00% to 1.80% and the facility fee ranges from 0.15% and 0.40%, each based on the credit ratings of CRLP’s senior unsecured debt from time to time. As of March 31, 2013, the Credit Facility had a stated interest rate of LIBOR plus 1.40% and required the payment of an annual facility fee equal to 0.30% of the aggregate loan commitments. The Credit Facility also includes an uncommitted competitive bid option for up to $250.0 million of the $500.0 million Credit Facility, which can be utilized if CRLP maintains an investment grade credit rating from either Moody’s Investors Services, Inc., or Standard & Poor’s Ratings Services. This option would allow participating banks to bid to provide CRLP loans at a rate that may be lower than the stated rate for syndicated borrowings.

The Credit Facility includes certain events of default including, but not limited to, nonpayment of principal, interest, fees or other amounts, failure to perform certain covenants, an event of default under any other indebtedness in the aggregate greater than or equal to $25.0 million, an event of default under CRLP’s unsecured term loan, and bankruptcy of other insolvency events. The occurrence of an event of default, following any applicable cure period, would permit the lenders to, among other things, declare the principal, accrued interest and other obligations of CRLP under the Credit Facility to be immediately due and payable.

Both the Credit Facility and term loan agreements (described below) under “Senior Unsecured Term Loans” require that CRLP satisfy similar financial and operational covenants, including the following:

	As of March 31, 2013		Requirements:
Fixed Charge Ratio	2.4	x	>1.5	x
Debt to Total Asset Value Ratio	43%		<60.0%
Secured Debt to Total Asset Value Ratio	17%		<40.0%
Unencumbered Leverage Ratio	42%		<62.5%
Permitted Investments Ratio	10%		<30.0%
Tangible Net Worth ($ in billions)	$2.1		$1.0

At March 31, 2013, the Company was in compliance with these covenants.

In addition to the Credit Facility, the Company has a $35.0 million cash management line provided by Wells Fargo, which was amended and restated in April 2012 (the “Cash Management Line”). As amended, the Cash Management Line has a maturity date of March 29, 2016.

The Credit Facility and the cash management line had an outstanding balance at March 31, 2013 of $116.2 million, including $110.0 million outstanding on the Credit Facility and $6.2 million outstanding on the cash management line. The weighted average interest rate of the Credit Facility and the Cash Management Line was 1.60% and 1.64% as of March 31, 2013 and 2012, respectively.

CRLP intends to use future borrowings under the Credit Facility and the Cash Management Line for general corporate purposes, including, without limitation, the repayment of outstanding indebtedness, the future development of properties, the acquisition of additional properties and other acquisition transactions as suitable opportunities arise, capital expenditures, and redevelopment and/or improvements to certain existing properties.

Senior Unsecured Term Loans

On May 11, 2012, CRLP, with the Trust as guarantor, entered into a term loan agreement with U.S. Bank National Association, as administrative agent and a lender, and certain other financial institutions party thereto as lenders, which provides for a $150.0 million senior unsecured term loan. As of March 31, 2013, the term loan had an outstanding balance of $150.0 million. The term loan bears interest at LIBOR plus a margin ranging from 1.10% to 2.05% based on the credit ratings on CRLP’s unsecured debt from time to time. The Company entered into two interest rate swaps (see Note 13 — “Derivatives and Hedging”) to fix the interest rate through maturity at an all-in initial rate of 2.71%, based on an initial margin of 1.60%. The term loan matures on May 11, 2017 and may be prepaid, in whole or in part, at any time, without premium or penalty. The proceeds from the term loan were used to repay a portion of the outstanding borrowings under the Credit Facility. In connection with this new term loan agreement, the Company amended the 2011 term loan agreement described below, as well as the Company’s March 2012 credit agreement, to conform certain defined terms and the language in certain covenants among the three loans and to reflect the new May 2012 term loan.

On July 22, 2011, CRLP, with the Trust as guarantor, entered into a term loan agreement with Wells Fargo, as administrative agent and a lender, and certain other financial institutions party thereto as lenders, which provides for a $250.0 million senior unsecured term loan. As of March 31, 2013, the term loan had an outstanding balance of $250.0 million. The term loan bears interest at LIBOR plus a margin ranging from 1.65% to 2.90% based on the credit ratings on CRLP’s unsecured debt from time to time. The Company entered into two interest rate swaps (see Note 13 — “Derivatives and Hedging”) to fix the interest rate through maturity at an all-in initial interest rate of 5.00%, based on the initial margin of 2.45%. During 2012, CRLP’s senior unsecured debt rating was upgraded to Baa3, therefore reducing the interest rate to 4.55%. The term loan matures on August 1, 2018 and may be prepaid, in whole or in part, at any time, subject to a prepayment premium of 2% for amounts prepaid on or prior to July 22, 2013 and 1% for amounts prepaid after July 22, 2013 but prior to July 23, 2014. There is no prepayment premium for amounts prepaid after July 22, 2014. The proceeds from the term loan were used to repay a portion of the outstanding borrowings under the Credit Facility.

Both term loan agreements discussed above contain various restrictive covenants, including with respect to liens, indebtedness, distributions, mergers and asset sales, and also limits the percentage of CRLP’s total asset value that may be invested in unimproved land, mortgage receivables, unconsolidated joint ventures, residential units for sale and construction. As described above, the term loan agreements require that CRLP satisfy certain financial and operational covenants. The term loan agreements include certain events of default including, but not limited to, nonpayment of principal, interest, fees or other amounts, failure to perform certain covenants, an event of default under any other indebtedness in the aggregate greater than or equal to $20.0 million for the term loan entered into in June 2011 and greater than or equal to $25.0 million for the term loan entered into in May 2012, an event of default under the Credit Facility, and bankruptcy or other insolvency events. The occurrence of an event of default, following any applicable cure period, would permit the lenders to, among other things, declare the principal, accrued interest and other obligations of CRLP under the term loan agreements to be immediately due and payable.

Unsecured Senior Note Maturity

During August 2012, the Company’s outstanding 6.875% senior notes matured, which the Company satisfied with an aggregate payment of $82.8 million ($80.0 million of principal and $2.8 million of accrued interest) using borrowings under the Company’s Credit Facility.

Note 13 — Derivatives and Hedging

Risk Management Objective and Using Derivatives

The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity and credit risk primarily by managing the amount, sources and duration of its debt funding and the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which is determined by interest rates. The Company’s derivative financial instruments are used to manage differences in the amount, timing and duration of the Company’s known or expected cash receipts and its known or expected cash payments principally related to the Company’s investments and borrowings.

Cash Flow Hedges and Interest Rate Risk

The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps and caps as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Company making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. Interest rate caps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an upfront premium.

Amounts reported in “Accumulated other comprehensive loss” related to derivatives will be reclassified to “Interest expense” as interest payments are made on the Company’s variable-rate debt. Over the next 12 months, the Company expects to reclassify $7.7 million from “Accumulated other comprehensive loss” as an increase to “Interest expense”.

As of March 31, 2013, the Company had the following outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk ($ in thousands):

Interest Rate Derivative	Number of Instruments	Notional Amount
Interest Rate Swaps	4	$400,000

The table below presents the fair value of the Company’s derivative financial instruments as well as their classification on the Consolidated Balance Sheets of the Trust and CRLP as of March 31, 2013 and December 31, 2012, respectively.

Fair Value of Derivative Instruments
	Asset Derivatives			Liability Derivatives
	Balance Sheet Location	Fair Value at		Balance Sheet Location	Fair Value at
($ in thousands)		3/31/2013	12/31/2012		3/31/2013	12/31/2012
Interest Rate Swap	Other Assets	$—	$—	Other Liabilities	$(23,983)	$(25,862)

The table below presents the effect of the Company’s derivative financial instruments on the Consolidated Statements of Operations and Comprehensive Income (Loss) of the Trust and CRLP for the three months ended March 31, 2013 and 2012, respectively.

($ in thousands)	Amount of Gain/ (Loss) Recognized in OCI on Derivative (Effective Portion)		Location of Gain/ (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain/ (Loss) Reclassified from OCI into Income (Effective Portion)
Derivatives in ASC 815 Cash Flow Hedging Relationships	Three Months Ended			Three Months Ended
	3/31/2013	3/31/2012		3/31/2013	3/31/2012
Interest Rate Swaps	$72	$165	Interest Expense	$(1,927)	$(1,532)

Credit-Risk-Related Contingent Features

The Company has an agreement with its derivatives counterparty that contains a provision whereby if the Company defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the Company could also be declared in default on its derivative obligations.

As of March 31, 2013, the fair value of the derivatives in a net liability position, which includes accrued interest, but excludes any adjustment for nonperformance risk related to this agreement, was $25.5 million. As of

March 31, 2013, the Company has not posted any collateral related to this agreement. If the Company had breached any of its provisions at March 31, 2013, it could have been required to settle its obligations under the agreement at its termination value of $25.5 million.

Note 14 — Contingencies and Other Arrangements

During the fourth quarter 2012, the Company recorded $4.2 million related to required infrastructure repairs on Colonial Promenade Alabaster II. This retail asset was developed and sold by CPSI, and therefore was expensed as additional development costs in “(Loss) gain on sale of property” in the Consolidated Statements of Operations and Comprehensive Income (Loss) of the Trust and CRLP.

As of March 31, 2013, the Company is self-insured up to $0.8 million, $0.9 million and $1.8 million for general liability, workers’ compensation and property insurance, respectively. The Company is also self-insured for health insurance and responsible for amounts up to $135,000 per claim and up to $2.0 million per person.

Note 15 — Legal Proceedings

Colonial Grand at Traditions Litigation

As previously disclosed, CRLP and SM Traditions Associates, LLC (“SM”) formed TA-Colonial Traditions LLC (“TA”) to develop the Colonial Grand at Traditions located in Gulf Shores, Alabama. Thereafter, TA entered into a construction loan agreement for $34.1 million with Regions Bank (“Regions”). The Trust and SM each guaranteed up to $3.5 million of the principal amount of the loan, for an aggregate of up to $7.0 million of the construction loan obtained by TA. In October 2010, Regions, as the lender, filed a complaint in the Circuit Court of Baldwin County, Alabama seeking appointment of a receiver for the Colonial Grand at Traditions, demanding payment of the outstanding balance under the loan from TA and demanding payment on the guarantees from the Trust and SM.

In June 2011, CRLP, the Trust, Colonial Properties Services, Inc. and Colonial Construction Services, LLC (collectively, the “Colonial Companies”) purchased the outstanding note and related loan documents from a successor of Regions. The Colonial Companies were substituted as the plaintiffs in the action. In August 2011, CRLP foreclosed the mortgage securing repayment of the note and CRLP acquired title to the property. Separately, SM filed claims against the Colonial Companies relating to the development and construction of the Colonial Grand at Traditions, including breach of the management and development agreements, material misrepresentation, fraudulent concealment and breach of fiduciary duties. On February 1, 2013, a Baldwin County, Alabama, jury awarded SM $6.7 million in compensatory damages and $6.0 million in punitive damages for a total of $12.7 million. The jury also returned verdicts in favor of SM and TA with respect to the Colonial Companies’ claims on the note and guaranty. Subsequent to the entry of the verdicts, the Colonial Companies filed post-trial motions requesting that the Court enter judgments in their favor and against TA on the note and against SM on the guaranty. The Colonial Companies also requested that the court vacate the verdict in favor of SM and entered judgments as a matter of law in favor of the Colonial Companies on all of SM’s claims or, in the alternative, grant the Colonial Companies a new trial. The Colonial Companies, SM and TA have each requested the Court award them attorney’s fees and costs pursuant to various agreements, and each party has filed oppositions to the other’s request for an award of such fees and expenses. The parties are awaiting the Court’s ruling.

The Company believes the verdicts should be vacated or a new trial ordered, and intends to pursue all available post-trial remedies. However, the Company cannot give any assurance as to the outcome of these efforts. As a result of the jury verdict, the Company recorded an increase to its loss contingency reserve of $12.7 million in the fourth quarter of 2012. The Company has included in its loss contingency an estimate of probable loss in connection with this matter, but currently cannot reasonably estimate any further possible loss, or any range of reasonably possible loss, in connection with this matter.

Mira Vista at James Island Litigation

As previously disclosed, the Trust and CRLP, along with multiple other parties, are named defendants in lawsuits arising out of alleged construction deficiencies with respect to condominium units at Mira Vista at James Island in Charleston, South Carolina. Mira Vista was acquired by certain of the Company’s subsidiaries after the units were constructed and operated as a multifamily rental project. The condominium conversion occurred in 2006 and all 230 units were sold. The lawsuits, one filed on behalf of the condominium homeowners association and one filed by one of the purchasers (purportedly on behalf of all purchasers), were filed in the South Carolina state court, Charleston County, in March 2010, against various parties involved in the development, construction and conversion of the Mira Vista at James Island property, including the contractors, subcontractors, architects, engineers, lenders, the developer, inspectors, product manufacturers and distributors. The plaintiffs are seeking $41.0 million of damages resulting from, among other things, alleged construction deficiencies and misleading sales practices. The lawsuits are currently in discovery. The Company is continuing to investigate the matter and evaluate its options and intends to vigorously defend itself against these claims. No assurance can be given that the matter will be resolved favorably to the Company. The Company has included in its loss contingency an estimate of probable loss in connection with this matter, but currently cannot reasonably estimate any further possible loss, or any range of reasonably possible loss, in connection with this matter.

UCO Litigation

The Company is involved in a contract dispute with a general contractor and three of its officers/managers in connection with construction cost overruns with respect to five for-sale projects which were being developed in a joint venture, CPSI-UCO, LLC. The President of the contractor is affiliated with the Company’s joint venture partner.

In connection with the dispute, in January 2008, the contractor and three managers filed a lawsuit in the Circuit Court of Baldwin County against the Trust, Colonial Properties Services, Inc., CPSI-UCO, LLC, CPSI-UCO Grander, LLC, CPSI-UCO Spanish Oaks, LLC; CPSI-UCO Cypress Village I, LLC; CPSI-UCO Cypress Village II, and CPSI Cypress Village III, LLC alleging, among other things, breach of contract, enforcement of a lien against real property, misrepresentation, conversion, declaratory judgment and an accounting of costs, seeking $10.3 million in damages, plus consequential and punitive damages. In December 2011, following a jury trial, the plaintiffs were awarded compensatory damages of approximately $4.8 million for their claims against all defendants and the defendants were awarded compensatory damages of approximately $0.5 million for their claims against the President of the contractor. The jury also found that the contractor breached its contract. In January 2012, the plaintiffs filed post-trial motions, including a request for an amendment to the judgment to add approximately $4.8 million for attorneys’ fees, interest and costs. The defendants filed a motion for a new trial and opposed the award of attorney’s fees to the plaintiffs. In the fourth quarter 2012, the Company recorded charges of $8.2 million related to a proposed settlement with respect to the UCO litigation. The charges were comprised of an increase in the loss contingency accrual of $4.9 million (in addition to the $3.3 million loss contingency accrual previously recorded with respect to this litigation matter in the fourth quarter 2011) and a $3.3 million non-cash impairment charge on certain for-sale residential lots in the Cypress Village development proposed to be included as part of the settlement. Settlement negotiations between the parties involving the settlement, including transfer of these tracts of land, are continuing. However, no assurance can be given that such settlement discussions will be successful, that this matter will be resolved in the Company’s favor or that additional charges will not be taken in future periods.

Grander Litigation

The Trust, Colonial Properties Services, Inc., Marion Uter, UCO Partners, LLC, UCO Development, LLC, UCO Construction, LLC, UCO, LLC, CPSI-UCO Grander, LLC, and CPSI-UCO, LLC were sued by five individual purchasers of condominium units in The Grander alleging breach of contract, fraud, construction deficiencies and misleading sales practices. In April 2011, an arbitrator awarded rescission rights in favor of the purchasers against CPSI-UCO Grander, LLC. The purchasers originally filed suit in state court against, among others, the Trust and Colonial Properties Services, Inc. After the arbitration award, the purchasers filed a motion seeking to enforce the arbitration award against the Trust and Colonial Properties Services, Inc. under a side letter agreement that was not considered by the arbitrator. The court granted the motion against the Trust and Colonial Properties Services, Inc. Post-arbitration appeals are being pursued by the parties, but no prediction of the likelihood or the amount of any resulting loss or recovery can be made at this time, and no assurance can be given that the matter will be resolved favorably. The Company has included in its loss contingency an estimate of probable loss in connection with this matter, but currently cannot reasonably estimate any further possible loss, or any range of reasonably possible loss, in connection with this matter.

Loss Contingencies

The outcomes of the claims, disputes and legal proceedings described or referenced above are subject to significant uncertainty. The Company records an accrual for loss contingencies when a loss is probable and the amount of the loss can be reasonably estimated. The Company reviews these accruals quarterly and makes revisions based on changes in facts and circumstances. When a loss contingency is not both probable and reasonably estimable, the Company does not accrue the loss. However, if the loss (or an additional loss in excess of the accrual) is at least a reasonable possibility and material, then the Company discloses a reasonable estimate of the possible loss, or range of loss, if such reasonable estimate can be made. If the Company cannot make a reasonable estimate of the possible loss, or range of loss, then that is disclosed.

The assessment of whether a loss is probable or a reasonable possibility, and whether the loss or range of loss is reasonably estimable, often involve a series of complex judgments about future events. Among the factors that the Company considers in this assessment, including with respect to the matters disclosed in this Note 15, are the nature of existing legal proceedings and claims, the asserted or possible damages or loss contingency (if reasonably estimable), the progress of the matter, existing law and precedent, the opinions or views of legal counsel and other advisers, the Company’s experience in similar matters, the facts available to the Company at the time of assessment, and how the Company intends to respond, or has responded, to the proceeding or claim. The Company’s assessment of these factors may change over time as individual proceedings or claims progress. For matters where the Company is not currently able to reasonably estimate a range of reasonably possible loss, the factors that have contributed to this determination include the following: (i) the damages sought are indeterminate, (ii) the proceedings are in the early stages, (iii) the matters involve novel or unsettled legal theories or a large or uncertain number of actual or potential cases or parties, and/or (iv) discussions with the parties in matters that are expected ultimately to be resolved through negotiation and settlement have not reached the point where the Company believes a reasonable estimate of loss, or range of loss, can be made. In such instances, the Company believes that there is considerable uncertainty regarding the timing or ultimate resolution of such matters, including a possible eventual loss or business impact, if any.

As of March 31, 2013 and December 31, 2012, the Company’s accrual for loss contingencies was $27.2 million and $26.8 million in the aggregate, respectively.

Note 16 — Subsequent Events

Disposition

On April 17, 2013, the Company sold Colonial Reserve at West Franklin, a 332-unit multifamily apartment community located in Richmond, Virginia, for $23.8 million. The Company intends to use the proceeds from the sale to fund future investment activities through tax-deferred exchanges under Section 1031 of the Internal Revenue Code, as amended, (the “Code”) as part of its multifamily recycling strategy.

Financing

On April 15, 2013, the Company’s outstanding 6.150% senior note matured, which the Company satisfied with an aggregate payment of $102.6 million ($99.5 million of principal and $3.1 million of accrued interest) using borrowings under the Company’s Credit Facility.

Distributions

On April 24, 2013, the Board of Trustees of the Trust declared a cash distribution to shareholders of the Trust in the amount of $0.21 per common share and to partners of CRLP in the amount of $0.21 per common unit, totaling approximately $20.1 million. The distributions were declared to shareholders and partners of record as of May 6, 2013 and will be paid on May 13, 2013.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion analyzes the financial condition and results of operations of both Colonial Properties Trust (the “Trust”), and Colonial Realty Limited Partnership (“CRLP”), of which the Trust is the sole general partner and in which the Trust owned a 92.5% limited partner interest as of March 31, 2013. The Trust conducts all of its business and owns all of its properties through CRLP and CRLP’s various subsidiaries. Except as otherwise required by the context, the “Company,” “Colonial,” “we,” “us” and “our” refer to the Trust and CRLP together, as well as CRLP’s subsidiaries, including Colonial Properties Services Limited Partnership (“CPSLP”) and Colonial Properties Services, Inc. (“CPSI”).

The following discussion and analysis of the consolidated condensed financial condition and consolidated condensed results of operations should be read together with the consolidated financial statements of the Trust and CRLP and the notes thereto contained in this Form 10-Q. This Quarterly Report on Form 10-Q contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “estimates,” “predicts,” “potential,” or the negative of these terms or comparable terminology. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our and our affiliates’, or the industry’s actual results, performance, achievements or transactions to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements including, but not limited to, the risks described under the caption “Risk Factors” in the Trust’s and CRLP’s Annual Report on Form 10-K for the year ended December 31, 2012 (the “2012 Form 10-K”). Such factors include, among others, the following:

•

changes in national, regional and local economic conditions, which may be negatively impacted by concerns about inflation, deflation, government deficits (including the European sovereign debt crisis), high unemployment rates, decreased consumer confidence and liquidity concerns, particularly in markets in which we have a high concentration of properties;

•

adverse changes in real estate markets, including, but not limited to, the extent of tenant bankruptcies, financial difficulties and defaults, the extent of future demand for multifamily units and commercial space in our primary markets and barriers of entry into new markets which we may seek to enter in the future, the extent of decreases in rental rates, competition, our ability to identify and consummate attractive acquisitions on favorable terms, our ability to consummate any planned dispositions in a timely manner on acceptable terms, and our ability to reinvest sale proceeds in a manner that generates favorable returns;

•	exposure, as a multifamily focused real estate investment trust (“REIT”), to risks inherent in investments in a single industry;

•	risks associated with having to perform under various financial guarantees that we have provided with respect to certain of our joint ventures and developments;

•	ability to obtain financing at favorable rates, if at all, and refinance existing debt as it matures;

•	actions, strategies and performance of affiliates that we may not control or companies, including joint ventures, in which we have made investments;

•	changes in operating costs, including real estate taxes, utilities, and insurance;

•	higher than expected construction costs;

•	uncertainties associated with our ability to sell our existing inventory of condominium and for-sale residential assets, including timing, volume and terms of sales;

•	uncertainties associated with the timing and amount of real estate dispositions and the resulting gains/losses associated with such dispositions;

•

legislative or other regulatory decisions, including tax legislation, government approvals, actions and initiatives, including the need for compliance with environmental and safety requirements, and changes in laws and regulations or the interpretation thereof;

•

the Trust’s ability to continue to satisfy complex rules in order for it to maintain its status as a REIT for federal income tax purposes, the ability of CRLP to satisfy the rules to maintain its status as a partnership for federal income tax purposes, the ability of Colonial Properties Services, Inc. to maintain its status as a taxable REIT subsidiary for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

•	price volatility, dislocations and liquidity disruptions in the financial markets and the resulting impact on availability of financing;

•	effect of any rating agency actions on the cost and availability of new debt financing;

•	level and volatility of interest or capitalization rates or capital market conditions;

•	effect of any terrorist activity or other heightened geopolitical crisis; and

•

other risks identified in the 2012 Form 10-K and, from time to time, in other reports we file with the Securities and Exchange Commission (the “SEC”) or in other documents that we publicly disseminate.

We undertake no obligation to publicly update or revise these forward-looking statements to reflect events, circumstances or changes in expectations after the date of this report.

General

We are a multifamily-focused self-administered equity REIT that owns, operates and develops multifamily apartment communities primarily located in the Sunbelt region of the United States. Also, we create additional value for our shareholders from investments in commercial assets and by pursuing development opportunities. We are a fully-integrated real estate company, which means that we are engaged in the acquisition, development, ownership, management and leasing of multifamily apartment communities and other commercial real estate properties. Our activities include full or partial ownership and operation of 125 properties as of March 31, 2013, located in Alabama, Arizona, Florida, Georgia, Louisiana, Nevada, North Carolina, South Carolina, Tennessee, Texas and Virginia, development of new properties, acquisition of existing properties, build-to-suit development and the provision of management, leasing and brokerage services for commercial real estate.

As of March 31, 2013, we owned or maintained a partial ownership in:

	Consolidated Properties		Units/Sq. Feet (1)	Unconsolidated Properties	Units/Sq. Feet (1)	Total Properties	Total Units/ Sq. Feet (1)
Multifamily apartment communities	115	(2)	34,535	2	646	117	35,181
Commercial properties	6		1,830,000	2	178,000	8	2,008,000

(1)	Units refer to multifamily apartment units. Square feet refers to commercial space and excludes space owned by anchor tenants.
(2)	Includes one property partially-owned through a joint venture entity.

In addition, we own certain parcels of land adjacent to or near these properties (the “land”). The multifamily apartment communities, the commercial properties and the land are referred to herein collectively as the “properties”. As of March 31, 2013, consolidated multifamily apartment communities and commercial properties that were no longer in lease-up were 96.0% and 91.2% occupied, respectively. We generally consider a property to be in lease-up until it first attains physical occupancy of at least 93%.

The Trust is the general partner of CRLP and, as of March 31, 2013, held approximately 92.5% of the interests in CRLP. We conduct all of our business through CRLP, CPSLP, which provides management services for our properties, and CPSI, which provides management services for properties owned by third parties, including unconsolidated joint venture entities. We perform all of our for-sale residential activities through CPSI.

As a lessor, the majority of our revenue is derived from residents and tenants under existing leases at our properties. Therefore, our operating cash flow is dependent upon the rents that we are able to charge our residents and tenants, and the ability of these residents and tenants to make their rental payments. We also receive third-party management fees generated from third-party management agreements related to management of properties held in joint ventures.

The Trust was formed in Maryland on July 9, 1993. The Trust was reorganized as an Alabama real estate investment trust in 1995. Our executive offices are located at 2101 Sixth Avenue North, Suite 750, Birmingham, Alabama, 35203 and our telephone number is (205) 250-8700.

Business Strategy and Outlook

As previously disclosed, our business directives for 2013 are to advance the Company, fortify our balance sheet and enhance our portfolio. We intend to advance the Company’s multifamily business by completing the projects we have in our development pipeline as well as initiating the development of several additional multifamily communities in 2013 on land we already own. We also intend to advance the Company through continued expansion of our core operations with the focus on quality of earnings from our multifamily product, which we are continually improving. We intend to fortify our balance sheet by continuing to reduce our overall debt levels, primarily through the sale of commercial assets, and improving our financial ratios through improved earnings. We intend to enhance our portfolio by reducing the average age of our assets, increasing average rents and reducing our capital expenditures, each through our multifamily asset recycling program, and by bringing new developments on-line, successfully within budget and on schedule. In addition, we intend to further focus our portfolio by continuing to reduce our commercial asset exposure.

Executive Summary of Results of Operations

The following discussion of results of operations for the three months ended March 31, 2013 and 2012 should be read in conjunction with the Consolidated Condensed Statements of Operations and Comprehensive Income (Loss) of the Trust and CRLP and related notes thereto included in Item 1 of this Form 10-Q.

For the three months ended March 31, 2013, the Trust reported net income available to common shareholders of $5.6 million, compared with a net loss available to common shareholders of $6.0 million for the comparable prior year period. For the three months ended March 31, 2013, CRLP reported net income available to common unitholders of $6.0 million, compared with a net loss available to common unitholders of $6.5 million for the comparable prior year period.

The principal factors that influenced our results from continuing operations for the three months ended March 31, 2013 include:

•

a 5.3% increase in multifamily same-property revenue from continuing operations, from $81.0 million for the three months ended March 31, 2012 to $85.3 million for the three months ended March 31, 2013, primarily as a result of an improvement in lease rates and a consistently high occupancy level. In addition, multifamily same-property expenses from continuing operations increased 2.7%, from $31.8 million for the three months ended March 31, 2012 to $32.7 million for the three months ended March 31, 2013. Overall, these changes resulted in an 6.9% increase in multifamily same-property net operating income from continuing operations when compared with the first quarter of 2012 (same-property results from continuing operations excludes the results of operations from two multifamily same-property apartment communities, which are currently classified as held for sale) (see Note 10 to the Trust’s and CRLP’s Consolidated Condensed Financial Statements —“Segment Information”);

•

the inclusion of the results of operations from Colonial Grand at Windermere, a 280-unit multifamily apartment community located in Orlando, Florida. This acquisition was completed during the three months ended March 31, 2013; and

•

the inclusion of the results of operations from Colonial Grand at Double Creek, a 296-unit multifamily apartment community located in Austin, Texas, and Colonial Grand at Lake Mary (Phase II), a 108-unit multifamily apartment community located in Orlando, Florida. Construction was completed for these developments during the three months ended March 31, 2013.

Results of Operations

Comparison of the Three Months Ended March 31, 2013 and 2012

Property-related revenue

Total property-related revenues, which consist of minimum rent, tenant recoveries and other property related revenue, were $103.7 million for the three months ended March 31, 2013, compared to $92.7 million for the same period in 2012. The components of property-related revenues for the three months ended March 31, 2013 and 2012 are:

	Three Months Ended March 31, 2013		Three Months Ended March 31, 2012		% Change from 2012 to 2013
($ in thousands)	Revenues	% of Total Revenues	Revenues	% of Total Revenues
Minimum rent	$84,843	82%	$77,240	83%	10%
Tenant recoveries	2,495	2%	2,566	3%	(3)%
Other property-related revenue	16,370	16%	12,847	14%	27%

Total property-related revenues	$103,708	100%	$92,653	100%	12%

The increase in total property-related revenues of $11.1 million for the three months ended March 31, 2013, as compared to the same period in 2012, is primarily attributable to an increase in rental rates at our multifamily same-property apartment communities and an increase in minimum rent resulting from properties acquired and properties developed and placed into service since January 1, 2012. The following table illustrates the change in property-related revenues by property type, with the three components (minimum rent, tenant recoveries and other property-related revenue) presented on an aggregate basis for each property type:

	Three Months Ended March 31		Change from 2012 to 2013
($ in thousands)	2013	2012
Multifamily:
Same-property communities (1)	85,330	81,041	4,289
Acquisitions (2)	3,869	—	3,869
Developments	3,060	362	2,698
Other (3)	11,449	11,250	199

	$103,708	$92,653	$11,055

(1)	Consists of the 101 consolidated multifamily communities, containing 30,938 apartment units, continuously owned since January 1, 2012, which are classified in continuing operations. Excludes two consolidated multifamily communities, containing 498 apartment units, continuously owned since January 1, 2012, which are classified in discontinued operations.
(2)	Includes five multifamily communities acquired since January 1, 2012.
(3)	Includes all commercial properties and all multifamily communities other than same-property communities and the five multifamily communities acquired since January 1, 2012.

Property-related revenues for our multifamily same-property communities classified in continuing operations increased $4.3 million, or 5.3%, for the three months ended March 31, 2013 compared to the same period in 2012, primarily due to improvements in lease rental rates while maintaining consistently high occupancy levels. During the quarter, rents decreased an average of 0.4% on new move-ins compared to the expiring lease for the same unit and renewal rates increased an average of 7.0% over the expiring lease for the same unit. As a result, average monthly revenue per unit for our multifamily same-property communities increased to $959 per unit for the three months ended March 31, 2013 compared to $917 per unit for the same period in 2012. Average occupancy for our multifamily same-property communities was 95.7% for the three months ended March 31, 2013 compared to 95.2% for the three months ended March 31, 2012.

Other non-property-related revenue

Other non-property-related revenues, which consist primarily of management fees, leasing fees and other miscellaneous fees, were $0.2 million for the three months ended March 31, 2013, compared to $1.3 million for the same period in 2012. The $1.1 million decrease is attributable to the loss, since March 31, 2012, of third-party management and leasing contracts related to properties previously held in joint ventures or owned by third-parties.

Property-related expenses

Total property-related expenses were $40.4 million for the three months ended March 31, 2013, compared to $36.1 million for the same period in 2012. The components of property-related expenses for the three months ended March 31, 2013 and 2012 are:

	Three Months Ended March 31, 2013		Three Months Ended March 31, 2012		% Change from 2012 to 2013

		% of Total Expenses		% of Total Expenses
($ in thousands)	Expenses		Expenses
Property operating expenses	$27,340	68%	$25,271	70%	8%
Taxes, licenses and insurance	13,031	32%	10,875	30%	20%

Total property-related expenses	$40,371	100%	$36,146	100%	12%

The increase in total property-related expenses of $4.2 million for the three months ended March 31, 2013, as compared to the same period in 2012, is primarily attributable to operating expenses associated with properties acquired and properties developed and placed into service since January 1, 2012. The increase in expenses at our same-property apartment communities is primarily due to an increase in property taxes. The following table illustrates the change in total property-related expenses by property type, with the two components (property operating expenses and taxes, licenses and insurance) presented on an aggregate basis for each property type:

	Three Months Ended March 31,		Change from 2012 to 2013

($ in thousands)	2013	2012
Multifamily:
Same-property communities (1)	32,662	31,795	867
Acquisitions (2)	1,651	—	1,651
Developments	1,643	300	1,343
Other (3)	4,415	4,051	364

	$40,371	$36,146	$4,225

(1)	Consists of the 101 consolidated multifamily communities, containing 30,938 apartment units, continuously owned since January 1, 2012, which are classified in continuing operations. Excludes two consolidated multifamily communities, containing 498 apartment units, continuously owned since January 1, 2012, which are classified in discontinued operations.

(2)	Includes five multifamily communities acquired since January 1, 2012.
(3)	Includes all commercial properties and all multifamily communities other than same-property communities and the five multifamily communities acquired since January 1, 2012.

Property management expense

Property management expenses consist of regional supervision and accounting costs related to consolidated property operations, primarily consisting of salaries and incentive compensation and property management software costs. Property management expenses were $4.4 million for the three months ended March 31, 2013, compared to $2.8 million for the same period in 2012. The $1.6 million increase in expenses is primarily attributable to a reallocation of management salaries and software costs from management fee expenses as a result of the disposition of our interests in certain joint ventures.

General and administrative expense

General and administrative expenses were $4.8 million for the three months ended March 31, 2013, compared to $5.8 million for the same period in 2012. The $1.0 million decrease in expenses in 2013 is primarily attributable to a decrease in salaries and incentive compensation expense.

Management fees and other expenses

Management fees and other expenses consist of property management and other services provided to third parties, primarily consisting of salaries and incentive compensation, leasing commissions and legal expenses. Management fees and other expenses were $0.3 million for the three months ended March 31, 2013, compared to $2.0 million for the same period in 2012. The $1.7 million decrease in expenses is primarily attributable to the termination of management contracts in connection with the disposition of our interests in certain joint ventures or the termination of other management contracts owned by third-parties since March 31, 2012.

Depreciation

Depreciation was $31.6 million for the three months ended March 31, 2013, compared to $29.6 million for the same period in 2012. The increase in depreciation expense of $2.1 million was primarily attributable to expenses associated with properties acquired and properties developed and placed into service since January 1, 2012, as follows:

	Three Months Ended March 31,		Change from 2012 to 2013
($ in thousands)	2013	2012
Multifamily:
Same-property communities (1)	25,068	25,214	(146)
Acquisitions (2)	1,594	—	1,594
Developments	1,309	127	1,182
Other (3)	3,655	4,210	(555)

	$31,626	$29,551	2,075

(1)	Consists of the 101 consolidated multifamily communities, containing 30,938 apartment units, continuously owned since January 1, 2012, which are classified in continuing operations. Excludes two consolidated multifamily communities, containing 498 apartment units, continuously owned since January 1, 2012, which are classified in discontinued operations.
(2)	Includes five multifamily communities acquired since January 1, 2012.
(3)	Includes overhead, all commercial properties and all multifamily communities other than same-property communities and the five multifamily communities acquired since January 1, 2012.

Interest expense

Interest expense was $22.2 million for the three months ended March 31, 2013, compared to $23.1 million for the same period in 2012. The $0.9 million decrease in expense is primarily attributable to the pay-off of an $80.0 million 6.875% unsecured senior note in August 2012, net of the issuance of a $150.0 term loan at an all-in interest rate of 2.71% in May 2012.

Net income from discontinued operations

Income from discontinued operations includes the operations of two multifamily apartment communities currently classified as held for sale. In addition, it includes the operations from all assets disposed of in 2013 and 2012. Gain on disposal of discontinued operations for the three months ended March 31, 2013 is primarily attributable to the approximate $7.2 million gain recognized on the sale of Metropolitan Midtown, a commercial asset located in Charlotte, North Carolina.

Liquidity and Capital Resources

As noted above, except as otherwise required by the context, references to the “Company,” “we,” “us” and “our” refer to the Trust and CRLP together, as well as CRLP’s subsidiaries. Unless otherwise specified below, the following discussion of liquidity and capital resources applies to both the Trust and CRLP.

Short-Term Liquidity Needs

We believe our principal short-term liquidity needs are to fund:

•	operating expenses directly associated with our portfolio of properties (including regular maintenance items);

•	capital expenditures incurred to lease our multifamily apartment communities and commercial space (e.g., tenant improvements and leasing commissions);

•	interest expense and scheduled principal payments on our outstanding debt; and

•	quarterly distributions that we pay to the Trust’s shareholders and holders of partnership units in CRLP.

With $99.5 million of debt maturing in 2013 (which was repaid on April 15, 2013 subsequent to quarter end), we believe that cash generated from operations, dispositions of assets and borrowings under our credit facility (the “Credit Facility”, discussed below under — Liquidity and Capital Resources — Unsecured Revolving Credit Facility and Cash Management Line) will be sufficient to allow us to execute our 2013 business directives and meet our short-term liquidity requirements. However, factors described below and elsewhere herein may have a material adverse effect on our future cash flow.

Our cash flows from operations, financing activities and investing activities (including dispositions), as well as general economic and market conditions, are the principal factors affecting our liquidity and capital resources. Changes in cash due to operating, investing and financing activities are as follows:

Operating activities — Net cash provided by operating activities increased to $44.5 million for the three months ended March 31, 2013 from $33.3 million for the comparable prior year period. The change was primarily driven by an increase in operating performance at our same-property multifamily apartment communities, the inclusion of the results of operations from properties acquired and developments placed into service since January 1, 2012 and by changes attributable to the timing of payments relating to accrued expenses and accounts payable. For the remainder of 2013, we expect cash flows from operating activities to be higher than in 2012 due to acquisitions and developments placed into service in 2012 and acquisitions and developments we expect to place into service in 2013.

Investing activities — Net cash provided by investing activities was $56.9 million for the three months ended March 31, 2013, compared to net cash used in investing activities of $50.9 million for the comparable prior year period. The change is primarily the result of increased disposition activity in the three months ended March 31, 2013 when compared to the same period in the prior year, which is largely attributable to the sale of Metropolitan Midtown, which generated proceeds of $94.4 million. In addition, we had decreased acquisition activity in the three months ended March 31, 2013, net of restricted cash used from a tax-deferred exchange under Section 1031 of the Code, when compared to the same period in the prior year. As we continue to explore growth through potential acquisitions and developments, we expect our cash flow used in investing activities to be consistent with or slightly lower than 2012.

Financing activities — Net cash used in financing activities was $104.4 million for the three months ended March 31, 2013, compared to net cash provided by financing activities of $16.6 million for the comparable prior year period. The change was primarily driven by a reduction in borrowings and payments on our revolving credit lines.

The majority of our revenue is derived from residents and tenants under existing leases, primarily at our multifamily apartment communities. Therefore, our operating cash flow is dependent upon (i) the number of multifamily apartment communities in our portfolio, (ii) rental rates, (iii) occupancy rates, (iv) operating expenses associated with these apartment communities and (v) the ability of residents to make their rental payments. We continue to see strong multifamily fundamentals, such as high occupancy rates, positive lease rates over the expiring leases and a lower homeownership rate, which all are positive developments for the multifamily industry.

The Trust made an election to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31,1993. If the Trust maintains its qualification for taxation as a REIT, it generally will not be subject to federal income tax on its distributed net income if it distributes at least 90% of its “REIT taxable income” subject to certain adjustments and excluding net capital gain, to the Trust’s shareholders. Even if the Trust qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property and to federal income and excise taxes on its undistributed income.

Long-Term Liquidity Needs

We believe our principal long-term liquidity needs are to fund:

•	the principal amount of our long-term debt as it matures;

•	significant capital expenditures that need to be made at our properties;

•	development projects that we undertake; and

•	costs associated with acquisitions of properties that we pursue.

Historically, we have satisfied these requirements principally through the most advantageous source of capital at the time, which has included the incurrence of new debt through borrowings by CRLP (through public offerings of unsecured debt and private incurrence of collateralized and unsecured debt), sales of common shares of the Trust (including through “at-the-market” equity offering programs), sales of preferred shares of the Trust, capital raised through the disposition of assets and joint venture capital transactions.

Our ability to raise funds through sales of common shares and preferred shares of the Trust in the future is dependent on, among other things, general market conditions for REITs, market perceptions about our Company and the current trading price of the Trust’s common shares. We will continue to analyze which source of capital is most advantageous to us at any particular point in time, but the equity and credit markets may not be consistently available on terms that are attractive or at all.

Our ability to incur additional debt (and the cost of incurring additional debt) is dependent upon a number of factors, including our credit ratings, the value of our assets, our degree of leverage and borrowing restrictions imposed by our current lenders. We will continue to monitor the unsecured and secured debt markets, and as market conditions permit, access borrowings that are advantageous to us.

Our ability to generate cash from asset sales is limited by market conditions and certain rules applicable to REITs. We may not be able to sell a property or properties as quickly as we have in the past or on terms as favorable as we have previously received. During the three months ended March 31, 2013, we sold assets (or our interests in assets) for aggregate proceeds of approximately $100.4 million ($100.0 million from the sale of consolidated assets and $0.4 million, which is our pro-rata share, from the sale of unconsolidated assets and from dispositions of our joint venture interests in the underlying assets). The proceeds were used to repay a portion of outstanding borrowings under our credit facility.

At March 31, 2013, our total outstanding debt balance was $1.76 billion. The outstanding balance includes fixed-rate debt of $1.63 billion, or 92.7% of the total debt balance, and variable-rate debt of $128.6 million, or 7.3% of the total debt balance. As further discussed below, at March 31, 2013, we had an unsecured revolving Credit Facility providing for total borrowings of up to $500.0 million and the Cash Management Line providing for borrowings up to $35.0 million. The Cash Management Line was amended and restated in April 2012, as discussed below.

Unsecured Revolving Credit Facility and Cash Management Line

On March 30, 2012, CRLP, with the Trust as guarantor, entered into a $500.0 million unsecured revolving Credit Facility with Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent for the lenders, and certain other financial institutions party thereto as agents and lenders. The Credit Facility has a maturity date of March 29, 2016, with a one-year extension option, which may be exercised as long as there is no existing default and upon payment of a 0.20% extension fee. The Credit Facility includes an accordion feature that allows the total commitments to be increased to $700.0 million, subject to certain conditions, including obtaining commitments from any one or more lenders, whether or not currently a lender under the Credit Facility.

The spread over LIBOR for syndicated borrowings under the Credit Facility ranges from 1.00% to 1.80% and the facility fee ranges from 0.15% and 0.40%, each based on the credit ratings of CRLP’s senior unsecured debt from time to time. As of March 31, 2013, the Credit Facility had a stated interest rate of LIBOR plus 1.40% and required the payment of an annual facility fee equal to 0.30% of the aggregate loan commitments. The Credit Facility also includes an uncommitted competitive bid option for up to $250.0 million of the $500.0 million Credit Facility, which can be utilized if CRLP maintains an investment grade credit rating from either Moody’s Investors Services, Inc. or Standard & Poor’s Ratings Services. This option would allow participating banks to bid to provide CRLP loans at a rate that may be lower than the stated rate for syndicated borrowings.

In addition to the Credit Facility, we have a $35.0 million Cash Management Line provided by Wells Fargo which was amended and restated in April 2012. The amended and restated Cash Management Line has a maturity date of March 29, 2016.

The Credit Facility and the Cash Management Line had an outstanding balance at March 31, 2013 of $116.2 million, including $110.0 million outstanding on the Credit Facility and $6.2 million outstanding on the Cash Management Line. The weighted average interest rate of the Credit Facility and the Cash Management Line was 1.60% and 1.64% as of March 31, 2013 and March 31, 2012, respectively.

We intend to use future borrowings under the Credit Facility and the Cash Management Line for general corporate purposes, including, without limitation, the repayment of outstanding indebtedness, the future development of properties, the acquisition of additional properties and other acquisition transactions as suitable opportunities arise, capital expenditures, and redevelopment and/or improvements to certain existing properties.

The Credit Facility contains various ratios and covenants that are more fully described in Note 12 —“Financing Activities” in the Notes to Consolidated Condensed Financial Statements of the Trust and CRLP included in this Form 10-Q. As of March 31, 2013, we were in compliance with these covenants.

Senior Unsecured Term Loans

On May 11, 2012, CRLP, with the Trust as guarantor, entered into a term loan agreement (the “2012 Term Loan Agreement”) with U.S. Bank National Association, as administrative agent and a lender, and certain other financial institutions party thereto as lenders, which provides for a $150.0 million senior unsecured term loan. As of March 31, 2013, the term loan had an outstanding balance of $150.0 million. The term loan bears interest at LIBOR plus a margin ranging from 1.10% to 2.05% based on the credit ratings on CRLP’s unsecured debt from time to time. The interest rate of the term loan is fixed through maturity at an all-in initial interest rate of 2.71%, based on the initial margin of 1.60% pursuant to two interest rate swaps. The term loan matures on May 11, 2017. The 2012 Term Loan Agreement contains various covenants and events of default that are more fully described in Note 12 —“Financing Activities” in the Notes to Consolidated Condensed Financial Statements of the Trust and CRLP included in this Form 10-Q. The proceeds from the term loan were used to repay a portion of the outstanding borrowings under our Credit Facility.

On July 22, 2011, CRLP, with the Trust as guarantor, entered into a term loan agreement (the “2011 Term Loan Agreement”) with Wells Fargo, as administrative agent and a lender, and certain other financial institutions party thereto as lenders, which provides for a $250.0 million senior unsecured term loan. As of March 31, 2013, the term loan had an outstanding balance of $250.0 million. The term loan bears interest at LIBOR plus a margin ranging from 1.65% to 2.90% based on the credit ratings on CRLP’s unsecured debt from time to time. We entered into two interest rate swaps to fix the interest rate through maturity at an all-in initial interest rate of 5.00%, based on the initial margin of 2.45%. During 2012, CRLP’s senior unsecured debt rating was upgraded to Baa3, therefore reducing the interest rate to 4.55%. The term loan matures on August 1, 2018. The 2011 Term Loan Agreement contains various covenants and events of default that are more fully described in Note 12 —“Financing Activities” in the Notes to Consolidated Condensed Financial Statements of the Trust and CRLP included in this Form 10-Q. The proceeds from the term loan were used to repay a portion of the outstanding borrowings under our Credit Facility.

Capital Investments / Cost Capitalization

The following table summarizes our capital investments and capitalized costs, consisting of costs associated with acquisition of assets, as well as development expenditures and other capitalized expenditures for our consolidated assets, for the three months ended March 31, 2013 and 2012:

($ in thousands)	Three Months Ended March 31,
	2013	2012
Multifamily Acquisitions	$43,000	$45,000

Developments:
Multifamily	$16,825	$13,865
Commercial	2,386	1,265
For Sale / Other	111	710

Total Developments	$19,322	$15,840

Capital Expenditures:
Multifamily Capital Expenditures	$5,292	$3,103
Commercial Capital Expenditures	$875	$119
For the three months ended March 31, 2013 and 2012, our multifamily capital expenditures were $154 per unit and $90 per unit, respectively. For 2013, we estimate that capital expenditures per unit for our multifamily apartment communities will be slightly lower than those in 2012, which were approximately $745 per unit.

We capitalize interest, real estate taxes and certain internal personnel and associated costs related to projects under development, construction and rehabilitation. The incremental personnel and associated costs are capitalized to the projects under development and rehabilitation based upon the effort associated with such projects. Prior to the commencement of leasing activities, interest and other construction costs are capitalized and included in construction in progress. We cease the capitalization of such costs as the project becomes substantially complete and available for occupancy. In addition, prior to the completion of the project, we expense, as incurred, substantially all operating expenses (including pre-opening marketing expenses) of such project. Capitalized indirect costs associated with our projects under development or construction were $0.6 million and $0.5 million for the three months ended March 31, 2013 and 2012, respectively.

Distributions

On January 23, 2013, a cash distribution was declared to shareholders of the Company and partners of CRLP in the amount of $0.21 per common share and per unit, totaling approximately $20.1 million. The $0.21 per common share and per unit distribution represented a 16.7% increase ($0.03 per share/unit) when compared to the previous distribution. The distributions were declared to shareholders and partners of record as of February 4, 2013 and was paid on February 11, 2013.

On April 24, 2013, a cash distribution was declared to shareholders of the Company and partners of CRLP in the amount of $0.21 per common share and per unit, totaling approximately $20.1 million. The distribution was declared to shareholders and partners of record as of May 6, 2013 and will be paid on May 13, 2013. The maintenance of these distributions is subject to various factors, including the discretion of the Trust’s Board of Trustees, the Trust’s ability to pay dividends under Alabama law, the availability of cash to make the necessary dividend payments and the effect of REIT distribution requirements, which require at least 90% of the Trust’s “REIT taxable income,” subject to certain adjustments and excluding net capital gains, to be distributed to the Trust’s shareholders.

Commitments and Contingencies

During the fourth quarter 2012, we recorded $4.2 million related to required infrastructure repairs on Colonial Promenade Alabaster II. This retail asset was developed and sold by CPSI, and therefore was expensed as additional development costs in “(Loss) gain on sale of property” in the Consolidated Statements of Operations and Comprehensive Income (Loss) of the Trust and CRLP.

As of March 31, 2013, we are self-insured up to $0.8 million, $0.9 million and $1.8 million for general liability, workers’ compensation and property insurance, respectively. We are also self-insured for health insurance and responsible for amounts up to $135,000 per claim and up to $2.0 million per person.

For a discussion of certain ongoing litigation matters, see Note 15 —“Legal Proceedings” in the Notes to Consolidated Condensed Financial Statements of the Trust and CRLP included in this Form 10-Q. In addition, we are involved in various other lawsuits and claims arising in the normal course of business, many of which are expected to be covered by liability insurance. In the opinion of management, although the outcomes of those normal course suits and claims are uncertain, in the aggregate they should not have a material adverse effect on our business, financial condition, and results of operations.

Off-Balance Sheet Arrangements

At March 31, 2013, our pro-rata share of mortgage debt of unconsolidated joint ventures was $19.1 million. The aggregate maturities of this mortgage debt are as follows:

($ in thousands)
2013	$12,114
2014	4,901
2015	123
2016	—
2017	1,915
Thereafter	—

$19,053

Of the $19.1 million outstanding, the $12.1 million maturing in 2013 represents our pro-rata portion of the amount outstanding on the construction note for the Colonial Promenade Smyrna joint venture, which we acquired from the lender in May 2010 (see Note 2 —“Summary of Significant Accounting Policies — Notes Receivable” in our Notes to Consolidated Condensed Financial Statements of the Trust and CRLP included in this Form 10-Q). We intend to cooperate with our joint venture partners in connection with their efforts to refinance and/or replace debt, which cooperation may include additional capital contributions from time to time in connection therewith.

There can be no assurance that our joint ventures will be successful in refinancing and/or replacing existing debt at maturity or otherwise. If the joint ventures are unable to obtain additional financing, payoff the existing loans that are maturing, or renegotiate suitable terms with the existing lenders, the lenders generally would have the right to foreclose on the properties in question and, accordingly, the joint ventures will lose their interests in the assets. The failure to refinance and/or replace such debt and other factors with respect to our joint venture interests discussed in “Item 1A: Risk Factors” included in the 2012 Form 10-K may have a material adverse impact on the value of our joint venture interests, which, in turn, could have a material adverse effect on our financial condition and results of operations.

Under our various unconsolidated joint venture non-recourse mortgage loans, we could, under certain circumstances, be responsible for portions of the mortgage indebtedness in connection with the certain customary non-recourse carve-out provisions, such as environmental conditions, misuse of funds, and material misrepresentations. In addition, as more fully described above, we have made certain guarantees in connection with our investment in unconsolidated joint ventures. We do not have any other off-balance sheet arrangements with any unconsolidated investments or joint ventures that we believe have or are reasonably likely to have a material effect on our financial condition, results of operations, liquidity or capital resources.

Critical Accounting Policies and Estimates

Please refer to the 2012 Form 10-K for discussions of the Trust’s and CRLP’s critical accounting policies. During the three months ended March 31, 2013, there were no material changes to these policies.

The Company is subject to various claims, disputes and legal proceedings, including those described under “Liquidity and Capital Resources — Contingencies” and “Off-Balance Sheet Arrangements”, and Note 15 —“Legal Proceedings” in our Notes to Consolidated Condensed Financial Statements of the Trust and CRLP included in this Form 10-Q, the outcomes of which are subject to significant uncertainty. The Company records an accrual for loss contingencies when a loss is probable and the amount of the loss can be reasonably estimated. The Company reviews these accruals quarterly and makes revisions based on changes in facts and circumstances.

Derivatives and Hedging

Our objectives in using interest rate derivatives are to add stability to interest expense and to manage our exposure to interest rate movements. To accomplish this objective, we primarily use interest rate swaps and caps as part of our interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for us making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. Interest rate caps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an upfront premium.

Amounts reported in “Accumulated other comprehensive income (loss)” related to derivatives will be reclassified to “Interest expense” as interest payments are made on our variable-rate debt. The changes in “Accumulated other comprehensive income (loss)” for reclassifications to “Interest expense” tied to interest payments on the hedged debt were $1.9 million and $1.5 million during the three months ended March 31, 2013 and 2012, respectively. Over the next 12 months, the Company expects to reclassify $7.7 million from “Accumulated other comprehensive income (loss)” as an increase to “Interest expense”.

As of March 31, 2013, the Company had the following outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk:

Interest Rate Derivative	Number of Instruments	Notional Amount (in thousands)
Interest Rate Swaps	4	$400,000

In addition, we have a policy of only entering into contracts with major financial institutions based upon their credit ratings and other factors. When viewed in conjunction with the underlying and offsetting exposure that the derivatives are designed to hedge, we have not sustained a material loss from those instruments, nor do we anticipate any material adverse effect on our net income or financial position in the future from the use of derivatives.

Inflation

Leases at the multifamily apartment communities generally provide for an initial term of six months to one year and allow for rent adjustments at the time of renewal. Leases at the office properties typically provide for rent adjustments and the pass-through of certain operating expenses during the term of the lease. Substantially all of the leases at the retail properties provide for the pass-through to tenants of certain operating costs, including real estate taxes, common area maintenance expenses, and insurance. All of these provisions permit us to increase rental rates or other charges to tenants in response to rising prices and, therefore, serve to minimize our exposure to the adverse effects of inflation.

An increase in general price levels may immediately precede, or accompany, an increase in interest rates. At March 31, 2013, our exposure to rising interest rates was mitigated by our high percentage of consolidated fixed rate debt of 92.7%. As it relates to the short-term, an increase in interest expense resulting from increasing inflation is anticipated to be less than future increases in income before interest.

Funds From Operations

Funds from Operations (“FFO”), as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), means income (loss) before noncontrolling interest (determined in accordance with U.S. GAAP), excluding sales of depreciated property and impairment write-downs of depreciable real estate, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. FFO is presented to assist investors in analyzing our performance. We believe that FFO is useful to investors because it provides an additional indicator of our financial and operating performance. This is because, by excluding the effect of real estate depreciation and amortization, gains (or losses) from sales of properties and impairment write-downs of depreciable real estate (all of which are based on historical costs which may be of limited relevance in evaluating current performance), FFO can facilitate comparison of operating performance among equity REITs. FFO is a widely recognized measure in the company’s industry. We believe that the line item on our consolidated statements of operations entitled “Net income (loss) available to common shareholders” is the most directly comparable U.S. GAAP measure to FFO. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. Thus, NAREIT created FFO as a supplemental measure of REIT operating performance that excludes historical cost depreciation, among other items, from U.S. GAAP net income. Management believes that the use of FFO, combined with the required primary U.S. GAAP presentations, has been fundamentally beneficial, improving the understanding of operating results of REITs among the investing public and making comparisons of REIT operating results more meaningful.

Our method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered (1) as an alternative to net income (determined in accordance with U.S. GAAP), (2) as an indicator of financial performance, (3) as cash flow from operating activities (determined in accordance with U.S. GAAP) or (4) as a measure of liquidity nor is it indicative of sufficient cash flow to fund all of the Company’s needs, including our ability to make distributions.

The following information is provided to reconcile net income available to common shareholders of the Trust, the most comparable U.S. GAAP measure, to FFO, and to show the items included in our FFO for the periods indicated.

	Three Months Ended March 31,
($ in thousands, except per share and unit data)	2013	2012
Net income (loss) available to common shareholders	$5,576	$(5,974)
Noncontrolling interest in CRLP	452	(488)

Total	$6,028	$(6,462)
Adjustments (consolidated):
Real estate depreciation	31,597	31,961
Real estate amortization	1,817	2,118
Remove: Total (gain)/loss on sale of property, net of income tax and noncontrolling interest	(7,194)	229
Include: Gain/(loss) on sale of undepreciated property, net of income tax and noncontrolling interest	7	(261)
Adjustments (unconsolidated subsidiaries):
Real estate depreciation	95	1,117
Real estate amortization	2	367
Gain on sale of property	(344)	(803)

Funds from operations	$32,008	$28,266
Income allocated to participating securities	(197)	(219)

Funds from operations available to common shareholders and unitholders	$31,811	$28,047

FFO per share:
Basic	$0.34	$0.30
Diluted	$0.34	$0.30

Weighted average common shares outstanding — basic	87,791	87,012
Weighted average partnership units outstanding — basic (1)	7,153	7,169

Weighted average shares and units outstanding — basic	94,944	94,181
Effect of diluted securities	—	—

Weighted average shares and units outstanding — diluted	94,944	94,181

(1)	Represents the weighted average of outstanding units of noncontrolling interest in Colonial Realty Limited Partnership.

Item 3.	Quantitative and Qualitative Disclosures about Market Risk

At March 31, 2013, we had approximately $128.6 million of outstanding variable rate debt. We do not believe that the interest rate risk represented by our variable rate debt is material in relation to our $1.8 billion of outstanding total debt and our $3.2 billion of total assets at March 31, 2013.

If market rates of interest on our variable rate debt increase by 1%, the increase in annual interest expense on our variable rate debt would decrease annual future earnings and cash flows by approximately $1.3 million. If market rates of interest on our variable rate debt decrease by 1%, the decrease in interest expense on our variable rate debt would increase future earnings and cash flows by approximately $1.3 million. This assumes that the amount outstanding under our variable rate debt remains approximately $128.6 million, which was the outstanding principal balance at March 31, 2013.

At March 31, 2013, we had no material exposure to market risk (including foreign currency exchange risk, commodity price risk or equity price risk).

Item 4.	Controls and Procedures

Controls and Procedures with respect to the Trust

(a) Disclosure controls and procedures.

The Trust has evaluated the effectiveness of the design and operation of its disclosure controls and procedures as of the end of the period covered by this quarterly report on Form 10-Q. An evaluation was performed under the supervision and with the participation of management, including the Trust’s chief executive officer and interim chief financial officer, of the effectiveness as of March 31, 2013 of the design and operation of the Trust’s disclosure controls and procedures as defined in Exchange Act Rule 13a-15. Based on the evaluation, the Trust’s chief executive officer and the Trust’s interim chief financial officer concluded that the design and operation of these disclosure controls and procedures were effective as of the end of the period covered by this report.

(b) Changes in internal control over financial reporting.

There were no changes in the Trust’s internal control over financial reporting (as defined in Exchange Act Rule 13a-15) that occurred during the quarter ended March 31, 2013 that have materially affected, or are reasonably likely to materially affect, the Trust’s internal control over financial reporting.

Controls and Procedures with respect to CRLP

(a) Disclosure controls and procedures.

CRLP has evaluated the effectiveness of the design and operation of its disclosure controls and procedures as of the end of the period covered by this quarterly report on Form 10-Q. An evaluation was performed under the supervision and with the participation of management, including the Trust’s chief executive officer and interim chief financial officer, on behalf of the Trust in its capacity as the general partner of CRLP, of the effectiveness as of March 31, 2013 of the design and operation of CRLP’s disclosure controls and procedures as defined in Exchange Act Rule 13a-15. Based on the evaluation, the Trust’s chief executive officer and interim chief financial officer, on behalf of the Trust in its capacity as the general partner of CRLP, concluded that the design and operation of CRLP’s disclosure controls and procedures were effective as of the end of the period covered by this report.

(b) Changes in internal control over financial reporting.

There were no changes in CRLP’s internal control over financial reporting (as defined in Exchange Act Rule 13a-15) that occurred during the quarter ended March 31, 2013 that have materially affected, or are reasonably likely to materially affect, CRLP’s internal control over financial reporting.

PART II — OTHER INFORMATION

Item 1.	Legal Proceedings

Information regarding legal proceedings included in this Quarterly Report on Form 10-Q is contained in Note 15 —“Legal Proceedings” to the Consolidated Condensed Financial Statements of the Trust and CRLP and is incorporated herein by reference.

Item 1A.	Risk Factors

You should carefully consider the risk factors contained in the 2012 Form 10-K and the descriptions included in our consolidated condensed financial statements and accompanying notes before making an investment decision regarding our Company. The risks and uncertainties described herein and in the 2012 Form 10-K are not the only ones facing us and there may be additional risks that we do not presently know of or that we currently consider not likely to have a significant impact. All of these risks could adversely affect our business, financial condition, results of operations and cash flows.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds

A summary of repurchases by the Trust of common shares of the Trust for the three months ended March 31, 2013 is as follows:

	Total Number of Shares Purchased (1)	Average Price Paid per Share	Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Number of Shares that may yet be Purchased Under the Plans
January 1 — January 31, 2013	101,576	$22.47	—	—
February 1 — February 28, 2013	34,307	21.91	—	—
March 1 — March 31, 2013	908	22.33	—	—

Total	136,791	$22.33	—	—

(1)	Represents the number of shares acquired by us from employees as payment of applicable statutory minimum withholding taxes owed upon vesting of restricted stock granted under our Third Amended and Restated Share Option and Restricted Share Plan or our 2008 Omnibus Incentive Plan, as amended. Whenever the Trust purchases or redeems its preferred and common shares, CRLP purchases, redeems or cancels an equivalent number of preferred or common units. Accordingly, during the three months ended March 31, 2013, CRLP acquired an equal number of common units corresponding to the number of common shares listed in the table above.

During the period from January 1, 2013 through March 31, 2013, the Trust issued the following common shares in exchange for common units of CRLP:

Date	Units Exchanged / Shares Issued
March 19, 2013	1,000

The units were tendered for redemption by a limited partner of CRLP in accordance with the terms of the Fourth Amended and Restated Agreement of Limited Partnership (the “CRLP Partnership Agreement”). All of the 1,000 common shares were issued to a limited partner of CRLP in a private placement transaction exempt from registration pursuant to Section 4(a)(2) of the Securities Act, and the rules and regulations promulgated thereunder, based on an exchange ratio of one common share for each common unit of CRLP.

The Trust from time to time issues common shares pursuant to its Direct Investment Program, its Non-Employee Trustee Share Option Plan, its Non-Employee Trustee Share Plan, its Employee Share Option and Restricted Share Plan, and its 2008 Omnibus Incentive Plan, as amended, in transactions that are registered under the Securities Act, as amended (the “Act”). CRLP issued to the Trust, its general partner, an equal number of units for the same price at which the common shares were sold in accordance with the terms of the CRLP Partnership Agreement, in transactions that are not registered under the Act in reliance on Section 4(a)(2) of the Act due to the fact that units were issued only to the Trust and therefore, did not involve a public offering. During the three months ended March 31, 2013, CRLP issued 442,937 common units to the Trust for direct investments and other issuances under employee and nonemployee plans for an aggregate of approximately $1.9 million.

Item 6.	Exhibits

The exhibits required by this Item are set forth on the Index of Exhibits attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COLONIAL PROPERTIES TRUST

May 9, 2013	By:	/s/ Bradley P. Sandidge
Bradley P. Sandidge
Executive Vice President — Accounting and Interim Chief Financial Officer

May 9, 2013	By:	/s/ Bradley P. Sandidge
Bradley P. Sandidge
Executive Vice President — Accounting and Interim Chief Financial Officer

COLONIAL REALTY LIMITED PARTNERSHIP,
A Delaware limited partnership

By: Colonial Properties Trust
Its General Partner

May 9, 2013	By:	/s/ Bradley P. Sandidge
Bradley P. Sandidge
Executive Vice President — Accounting and Interim Chief Financial Officer

May 9, 2013	By:	/s/ Bradley P. Sandidge
Bradley P. Sandidge
Executive Vice President — Accounting and Interim Chief Financial Officer

Index of Exhibits

10.1	Settlement Agreement and General Release dated as of January 29, 2013 between the Company and C.Reynolds Thompson, III	Filed herewith

10.2	Summary of 2013 Annual Incentive Plan of the Trust	Filed herewith

12.1	Computation of Ratio of Earnings to Fixed Charges for the Trust	Filed herewith

12.2	Computation of Ratio of Earnings to Fixed Charges for CRLP	Filed herewith

31.1	Certification of the Chief Executive Officer of the Trust required by Rule 13a-14(a) under the Securities Exchange Act of 1934	Filed herewith

31.2	Certification of the Chief Financial Officer of the Trust required by Rule 13a-14(a) under the Securities Exchange Act of 1934	Filed herewith

31.3	Certification of the Chief Executive Officer of the Trust, in its capacity as general partner of CRLP, required by Rule 13a-14(a) under the Securities Exchange Act of 1934	Filed herewith

31.4	Certification of the Chief Financial Officer of the Trust, in its capacity as general partner of CRLP, required by Rule 13a-14(a) under the Securities Exchange Act of 1934	Filed herewith

32.1	Certification of the Chief Executive Officer of the Trust required by Rule 13a-14(b) under the Securities Exchange Act of 1934 and 18 U.S.C. Section 1350	Filed herewith

32.2	Certification of the Chief Financial Officer of the Trust required by Rule 13a-14(b) under the Securities Exchange Act of 1934 and 18 U.S.C. Section 1350	Filed herewith

32.3	Certification of the Chief Executive Officer of the Trust, in its capacity as general partner of CRLP, required by Rule 13a-14(b) under the Securities Exchange Act of 1934 and 18 U.S.C. Section 1350	Filed herewith

32.4	Certification of the Chief Financial Officer of the Trust, in its capacity as general partner of CRLP, required by Rule 13a-14(b) under the Securities Exchange Act of 1934 and 18 U.S.C. Section 1350	Filed herewith

101	XBRL (Extensible Business Reporting Language). The following materials from the Trust’s and CRLP’s Quarterly Report on Form 10-Q for the period ended March 31, 2013, formatted in XBRL: (i) Consolidated Condensed Balance Sheets as of March 31, 2013 (unaudited) and December 31, 2012 (audited); (ii) Consolidated Condensed Statements of Operations and Comprehensive Income (Loss) for the three months ended March 31, 2013 and 2012 (unaudited); (iii) Consolidated Condensed Statements of Cash Flows for the three months ended March 31, 2013 and 2012 (unaudited); (iv) Consolidated Statements Shareholders’ Equity (Trust) and Partners’ Equity (CRLP) for the three months ended March 31, 2013 and 2012 (unaudited); and (v) Notes to Consolidated Condensed Financial Statements (unaudited). As provided in Rule 406T of Regulation S-T, this information is furnished and not filed for purpose of Sections 11 and 12 of the Securities Act and Section 18 of the Exchange Act.	Filed herewith

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors

MAA

The Tennessee Business Corporation Act, or the TBCA, sets forth in Sections 48-18-502 through 48-18-508 the circumstances governing the indemnification of directors, officers, employees and agents of a corporation against liability incurred in the course of their official capacities. Section 48-18-502 of the TBCA provides that a corporation may indemnify any director against liability incurred in connection with a proceeding if (i) the director acted in good faith, (ii) the director reasonably believed, in the case of conduct in his or her official capacity with the corporation, that such conduct was in the corporation’s best interest, or, in all other cases, that his or her conduct was not opposed to the best interests of the corporation and (iii) in connection with any criminal proceeding, the director had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer is adjudged to be liable to the corporation. Similarly, the TBCA prohibits indemnification in connection with any proceeding charging improper personal benefit to a director, if such director is adjudged liable on the basis that a personal benefit was improperly received. In cases where the director is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director of a corporation, Section 48-18-503 of the TBCA mandates that the corporation indemnify the director against reasonable expenses incurred in the proceeding. Notwithstanding the foregoing, Section 48-18-505 of the TBCA provides that a court of competent jurisdiction, upon application, may order that a director or officer be indemnified for reasonable expense if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met. Officers, employees and agents who are not directors are entitled, through the provisions of Section 48-18-507 of the TBCA to the same degree of indemnification afforded to directors under Sections 48-18-503 and 48-18-505.

MAA’s charter provides that the MAA directors shall not be liable to MAA or its shareholders for monetary damages for breach of fiduciary duty, except for: (1) any breach of the director’s duty of loyalty; (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; or (3) unlawful distributions under Tennessee law. MAA’s charter provides further that MAA shall indemnify and advance expenses to a director, officer, employee or agent to the fullest extent permitted under Tennessee law.

The indemnification provisions in the MAA charter and bylaws specifically provide that MAA may purchase and maintain insurance on behalf of any MAA director or officer against any liability asserted against and incurred by him in his capacity as a director, officer, employee or agent whether or not MAA would have had the power to indemnify against such liability.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to the MAA directors and officers pursuant to the foregoing provisions or otherwise, MAA has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

MAA LP

Pursuant to its Second Amended and Restated Agreement of Limited Partnership, MAA LP is obligated to indemnify any person or entity made a party to a proceeding by reason of its status as a general partner of MAA LP or a director or officer of the general partner and such other persons or entities as the general partner may designate from time to time in its sole discretion (each “Indemnitee”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, settlements and other amounts arising from or in connection with any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of MAA LP as set forth in the partnership agreement in which any such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise. MAA LP may reimburse an Indemnitee for reasonable expenses incurred in advance of the final disposition of a proceeding upon receipt of (a) a written affirmation of the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary to entitle it to indemnification has been met and (b) a written undertaking of the Indemnitee that it will repay any such advances if it shall be ultimately determined that it did not meet such standard of conduct. The foregoing indemnification rights are in addition to any other rights afforded to an Indemnitee under any other agreement, by vote of the partners, under applicable law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity. MAA LP is authorized to purchase and maintain insurance on behalf of the Indemnitees with respect to the foregoing matters, regardless of whether MAA LP would have the power to indemnify such person against such liability under the provisions of the partnership agreement. MAA LP shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to MAA LP also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines; and actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of MAA LP. An Indemnitee shall not be denied indemnification in whole or in part because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of the partnership agreement.

Item 21. Exhibits

A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 22. Undertakings

MAA and MAA LP, as applicable, hereby undertake as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The Registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on July 19, 2013.

Mid-America Apartment Communities, Inc.

By:	/s/ H. Eric Bolton, Jr.
H. Eric Bolton, Jr.
Chairman of the Board of Directors, President and Chief Executive Officer
(Principal Executive Officer)

Each person whose signature appears below hereby constitutes and appoints H. Eric Bolton, Jr. and Albert M. Campbell, III, each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and for his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as they, he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their respective substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on July 19, 2013. Each person listed below has signed this registration statement as an officer or director of Mid-America Apartment Communities, Inc.

Signature	Title	Date

/s/ H. Eric Bolton, Jr. H. Eric Bolton, Jr.	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	July 19, 2013

/s/ Albert M. Campbell, III Albert M. Campbell, III	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 19, 2013

/s/ Alan B. Graf, Jr. Alan B. Graf, Jr.	Director	July 19, 2013

/s/ Ralph Horn Ralph Horn	Director	July 19, 2013

/s/ Philip W. Norwood Philip W. Norwood	Director	July 19, 2013

/s/ W. Reid Sanders W. Reid Sanders	Director	July 19, 2013

/s/ William B. Sansom William B. Sansom	Director	July 19, 2013

/s/ Gary Shorb Gary Shorb	Director	July 19, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on July 19, 2013.

Mid-America Apartments, L.P.
By:	Mid-America Apartment Communities, Inc., its general partner

By:	/s/ H. Eric Bolton, Jr.
H. Eric Bolton, Jr. Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)

Each person whose signature appears below hereby constitutes and appoints H. Eric Bolton, Jr. and Albert M. Campbell, III, each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and for his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as they, he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their respective substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on July 19, 2013. Each person listed below has signed this registration statement as an officer or director of Mid-America Apartment Communities, Inc. in its capacity as the sole general partner of Mid-America Apartments, L.P.

Signature	Title	Date

/s/ H. Eric Bolton, Jr. H. Eric Bolton, Jr.	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	July 19, 2013

/s/ Albert M. Campbell, III Albert M. Campbell, III	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 19, 2013

/s/ Alan B. Graf, Jr. Alan B. Graf, Jr.	Director	July 19, 2013

/s/ Ralph Horn Ralph Horn	Director	July 19, 2013

/s/ Philip W. Norwood Philip W. Norwood	Director	July 19, 2013

/s/ W. Reid Sanders W. Reid Sanders	Director	July 19, 2013

Signature	Title	Date

/s/ William B. Sansom William B. Sansom	Director	July 19, 2013

/s/ Gary Shorb Gary Shorb	Director	July 19, 2013

EXHIBIT INDEX

Exhibit Index	Description of Document

2.1	Agreement and Plan of Merger, dated as of June 3, 2013, by and among Mid-America Apartment Communities, Inc., Mid-America Apartments, L.P., Martha Merger Sub, LP, Colonial Properties Trust and Colonial Realty Limited Partnership (attached as Annex A to the joint consent solicitation/prospectus included in this registration statement).

3.1	Amended and Restated Charter of Mid-America Apartment Communities, Inc. dated as of January 10, 1994, as filed with the Tennessee Secretary of State on January 25, 1994 (Filed as Exhibit 3.1 to MAA’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference).

3.2	Articles of Amendment to the Charter of Mid-America Apartment Communities, Inc. dated as of January 28, 1994, as filed with the Tennessee Secretary of State on January 28, 1994 (Filed as Exhibit 3.2 to MAA’s Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and incorporated herein by reference).

3.3	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Preferred Stock dated as of October 9, 1996, as filed with the Tennessee Secretary of State on October 10, 1996 (Filed as Exhibit 1 to MAA’s Registration Statement on Form 8-A filed with the Commission on October 11, 1996 and incorporated herein by reference).

3.4	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter dated November 17, 1997, as filed with the Tennessee Secretary of State on November 18, 1997 (Filed as Exhibit 3.6 to MAA’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference).

3.5	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock dated as of November 17, 1997, as filed with the Tennessee Secretary of State on November 18, 1997 (Filed as Exhibit 4.1 to MAA’s Registration Statement on Form 8-A/A filed with the Commission on November 19, 1997 and incorporated herein by reference).

3.6	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock dated as of June 25, 1998, as filed with the Tennessee Secretary of State on June 30, 1998 (Filed as Exhibit 4.3 to MAA’s Registration Statement on Form 8-A/A filed with the Commission on June 26, 1998 and incorporated herein by reference).

3.7	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock dated as of December 24, 1998, as filed with the Tennessee Secretary of State on December 30, 1998 (Filed as Exhibit 3.7 to MAA’s Registration Statement on Form S-3/A (File Number 333-112469) and incorporated herein by reference).

3.8	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock dated as of October 11, 2002, as filed with the Tennessee Secretary of State on October 14, 2002 (Filed as Exhibit 4.3 to MAA’s Registration Statement on Form 8-A/A filed with the Commission on October 11, 2002 and incorporated herein by reference).

3.9	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock dated as of October 28, 2002, as filed with the Tennessee Secretary of State on October 28, 2002 (Filed as Exhibit 3.9 to MAA’s Registration Statement on Form S-3/A (File Number 333-112469) and incorporated herein by reference).

Exhibit Index	Description of Document

3.10	Mid-America Apartment Communities, Inc. Articles of Amendment to the Amended and Restated Charter Designating and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock dated as of August 7, 2003, as filed with the Tennessee Secretary of State on August 7, 2003 (Filed as Exhibit 3.10 to MAA’s Registration Statement on Form S-3/A (File Number 333-112469) and incorporated herein by reference).

3.11	Articles of Amendment to the Charter of Mid-America Apartment Communities, Inc. dated as of May 20, 2008, as filed with the Tennessee Secretary of State on June 2, 2008 (Filed as Exhibit 99.A to MAA’s Proxy Statement filed on March 31, 2008 and incorporated herein by reference).

3.12	Articles of Amendment to the Charter of Mid-America Apartment Communities, Inc. dated as of May 24, 2012, as filed with the Tennessee Secretary of State on May 25, 2012 (Filed as Exhibit 3.1 to the Current Report on Form 8-K filed on May 25, 2012 and incorporated herein by reference).

3.13	Amended and Restated Bylaws of Mid-America Apartment Communities, Inc. (Filed as an Exhibit 3.2 to MAA’s Current Report on Form 8-K filed on May 21, 2008 and incorporated herein by reference).

3.14	Second Amended and Restated Agreement of Limited Partnership of Mid-America Apartments, L.P., a Tennessee limited partnership (Filed as Exhibit 10.1 to MAA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and incorporated herein by reference)

4.1**	Specimen Form of Common Share Certificate of MAA (Filed as Exhibit 4.1 to MAA’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference).

5.1**	Opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC as to the legality of the securities.

8.1**	Tax Opinion of Goodwin Procter LLP.

8.2**	Tax Opinion of Hogan Lovells US LLP.

9.1	Form of Voting Agreement, dated as of June 3, 2013, by and among Colonial Properties Trust, Colonial Realty Limited Partnership and certain shareholders of Mid-America Apartment Communities, Inc. (attached as Annex C to the joint consent solicitation/prospectus included in this registration statement).

9.2	Form of Voting Agreement, dated as of June 3, 2013, by and among Mid-America Apartment Communities, Inc., Mid-America Apartments, L.P. and certain shareholders of Colonial Properties Trust (attached as Annex D to the joint consent solicitation/prospectus included in this registration statement).

10.1	Form of Third Amended and Restated Agreement of Limited Partnership of Mid-America Apartments, L.P., a Tennessee limited partnership (incorporated by reference to Annex B to this joint consent solicitation/prospectus included in this registration statement)

21.1	List of Subsidiaries of Mid-America Apartment Communities, Inc. (incorporated by reference to Exhibit 21 to MAA’s Annual Report on Form 10-K for the year ended December 31, 2012).

23.1**	Consent of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC as to the legality of the securities (included as part of the opinion filed as Exhibit 5.1 hereto and incorporated herein by reference).

23.2**	Consent of Goodwin Procter LLP as to tax issues (included as part of the opinion filed as Exhibit 8.1 hereto and incorporated herein by reference).

Exhibit Index	Description of Document

23.3**	Consent of Hogan Lovells US LLP as to tax issues (included as part of the opinion filed as Exhibit 8.2 hereto and incorporated herein by reference).

23.4*	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.5*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.6*	Consent of Watkins Uiberall, PLLC, independent registered public accounting firm.

24.1*	Powers of Attorney (included on the signature pages of this Registration Statement).

99.3**	Form of Consent solicited by the Board of Directors of Mid-America Apartment Communities, Inc., as general partner of Mid-America Apartments, L.P.

99.4**	Form of Consent solicited by the Board of Trustees of Colonial Properties Trust, as general partner of Colonial Realty Limited Partnership

*	Filed herewith.
**	To be filed by amendment.